Form 10-K, Exhibit 13
period 1993-12-31
CHEMED CORP
filed 1994-03-29
CIK 19584

                                                                Exhibit 13
FINANCIAL REVIEW





CONTENTS
==================================================================
Statement of Accounting Policies                                18
Consolidated Statement of Income                                19
Consolidated Balance Sheet                                      20
Consolidated Statement of Cash Flows                            21
Consolidated Statement of Changes
  in Stockholders' Equity                                       22
Notes to Financial Statements                                   23
Unaudited Summary of Quarterly Results                          31
Sales and Profit Statistics by Business Segment                 32
Selected Financial Data                                         34
Additional Segment Data                                         36
Management's Discussion and Analysis of Financial
  Condition and Results of Operations                           37

PRICE WATERHOUSE

REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Chemed Corporation

  In our opinion, the consolidated financial statements appearing on pages 18 through 30 and pages 32, 33 and 36 of this report present fairly, in all material respects, the financial position of Chemed Corporation and its subsidiaries at December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

  As discussed in the Statement of Accounting Policies and Note 6 of the Notes to Financial Statements, the Company changed its method of accounting for income taxes in 1993.

/s/ PRICE WATERHOUSE

Cincinnati, Ohio
February 1, 1994

STATEMENT OF ACCOUNTING POLICIES



PRINCIPLES OF CONSOLIDATION
   The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All significant intercompany transactions have been eliminated. Long-term investments in affiliated companies representing ownership interests of 20% to 50% are accounted for using the equity method.

CASH EQUIVALENTS
   Cash equivalents comprise short-term, highly liquid investments that have been purchased within three months of their date of maturity.

INVENTORIES
   Inventories are stated at the lower of cost or market. The average cost or the first-in, first-out ("FIFO") method is used for determining the value of inventories.

DEPRECIATION AND PROPERTIES AND EQUIPMENT
   Depreciation of properties and equipment is computed using the straight-line method over the estimated useful lives of the assets. Expenditures for maintenance, repairs, renewals and betterments that do not materially prolong the useful lives of the assets are expensed. The cost of property retired or sold and the related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected currently in income.

GOODWILL AND IDENTIFIABLE INTANGIBLE ASSETS
   Goodwill and identifiable intangible assets arise from business combinations accounted for as purchase transactions and are amortized using the straight-line method over the estimated useful lives but not in excess of 40 years.
   The Company periodically makes an estimation and valuation of the future benefits of its intangible assets based on key financial indicators. If the projected undiscounted cash flows of a major business unit indicate that goodwill or identifiable intangible assets have been impaired, a write-down to fair value is made.

REVENUE RECOGNITION
   Revenues received under prepaid contractual service agreements are recognized on a straight-line basis over the life of the contract. All other sales and service revenues are recognized when the products are delivered or the services are provided.

INCOME TAXES
   Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." For the years 1988 through 1992, income taxes were accounted for under rules specified in SFAS No. 96, "Accounting for Income Taxes."

COMPUTATION OF EARNINGS PER SHARE
   Earnings per common share are computed using the weighted average number of shares of capital stock outstanding and exclude the dilutive effect of outstanding stock options as it is not material.

PENSIONS AND RETIREMENT PLANS
   The Company's major pension and retirement plans and other similar employee benefit plans are defined contribution plans. Contributions are based on employees' compensation and are funded currently.

EMPLOYEE STOCK OWNERSHIP PLANS ("ESOPs")
   Contributions to the Company's ESOPs are based on established debt repayment schedules and approximate contributions previously made to other employee benefit plans. The Company's policy is to record its ESOP expense by applying the transition rule under the level principal amortization concept.

RECLASSIFICATIONS
   Certain amounts in the 1992 and 1991 financial statements have been reclassified to conform with the 1993 presentation.


CONSOLIDATED STATEMENT OF INCOME





Chemed Corporation and Subsidiary Companies
- --------------------------------------------------------------------------------------------------------------------------
(in thousands, except per share data)
For the Years Ended December 31,                                                       1993           1992          1991
- --------------------------------------------------------------------------------------------------------------------------
CONTINUING OPERATIONS
         Sales  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $401,372       $305,301      $274,416
         Service revenues   . . . . . . . . . . . . . . . . . . . . . . . . . .     123,721         95,661        77,866
                                                                                   --------       --------      --------
            Total sales and service revenues  . . . . . . . . . . . . . . . . .     525,093        400,962       352,282
                                                                                   --------       --------      --------
         Cost of goods sold   . . . . . . . . . . . . . . . . . . . . . . . . .     269,284        208,679       187,777
         Cost of services provided  . . . . . . . . . . . . . . . . . . . . . .      79,909         53,766        41,428
         Selling and marketing expenses   . . . . . . . . . . . . . . . . . . .      89,784         71,800        64,438
         General and administrative expenses  . . . . . . . . . . . . . . . . .      54,136         45,189        43,240
         Depreciation   . . . . . . . . . . . . . . . . . . . . . . . . . . . .       8,817          6,348         5,899
                                                                                   --------       --------      --------
            Total costs and expenses  . . . . . . . . . . . . . . . . . . . . .     501,930        385,782       342,782
                                                                                   --------       --------      --------
         Income from operations   . . . . . . . . . . . . . . . . . . . . . . .      23,163         15,180         9,500
         Interest expense   . . . . . . . . . . . . . . . . . . . . . . . . . .      (8,889)        (5,732)       (5,731)
         Other income--net (Note 5)   . . . . . . . . . . . . . . . . . . . . .      13,656         12,736        14,253
                                                                                   --------       --------      --------
            Income before income taxes, equity earnings
              and minority interest   . . . . . . . . . . . . . . . . . . . . .      27,930         22,184        18,022
         Income taxes (Note 6)  . . . . . . . . . . . . . . . . . . . . . . . .      (9,278)        (6,531)       (5,405)
         Equity in earnings of affiliate (Note 3)   . . . . . . . . . . . . . .       2,299          1,745         1,179
         Minority interest in earnings of subsidiaries (Note 1)   . . . . . . .      (3,809)        (3,147)       (2,759)
                                                                                   --------       --------      --------
            Income from continuing operations   . . . . . . . . . . . . . . . .      17,142         14,251        11,037
DISCONTINUED OPERATIONS (NOTE 4)  . . . . . . . . . . . . . . . . . . . . . . .         687          1,400        41,930
                                                                                   --------       --------      --------
Income before cumulative effect of a change in accounting principle . . . . . .      17,829         15,651        52,967
Cumulative effect of a change in accounting principle (Note 6)  . . . . . . . .       1,651             --            --
                                                                                   --------       --------      --------
NET INCOME      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $ 19,480       $ 15,651      $ 52,967
                                                                                   --------       --------      --------
                                                                                   --------       --------      --------
EARNINGS PER COMMON SHARE
         Income from continuing operations  . . . . . . . . . . . . . . . . . .    $   1.75       $   1.45      $   1.10
                                                                                   --------       --------      --------
                                                                                   --------       --------      --------
         Income before cumulative effect of a change in
            accounting principle  . . . . . . . . . . . . . . . . . . . . . . .    $   1.82       $   1.60      $   5.27
                                                                                   --------       --------      --------
                                                                                   --------       --------      --------
         Net income   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $   1.99       $   1.60      $   5.27
                                                                                   --------       --------      --------
                                                                                   --------       --------      --------
         Average number of shares outstanding   . . . . . . . . . . . . . . . .       9,778          9,803        10,059
                                                                                   --------       --------      --------
                                                                                   --------       --------      --------

The Statement of Accounting Policies and the accompanying Notes to Financial Statements are integral parts of this statement.



CONSOLIDATED BALANCE SHEET




Chemed Corporation and Subsidiary Companies
- ------------------------------------------------------------------------------------------------------------------------
(in thousands, except share and per share data)
December 31,                                                                                      1993            1992
- ------------------------------------------------------------------------------------------------------------------------
ASSETS
          Current assets
            Cash and cash equivalents (Note 7)  . . . . . . . . . . . . . . . . . . . . .     $ 14,615        $ 14,527
            Marketable securities, at cost which approximates market (Note 7)   . . . . .        1,200          33,177
            Accounts receivable less allowances of $2,391 (1992--$1,837)  . . . . . . . .       58,350          54,051
            Current portion of note receivable (Note 8)   . . . . . . . . . . . . . . . .        5,627           5,525
            Inventories (Note 9)  . . . . . . . . . . . . . . . . . . . . . . . . . . . .       54,745          47,581
            Other current assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . .       10,677           7,025
                                                                                              --------        --------
              Total current assets  . . . . . . . . . . . . . . . . . . . . . . . . . . .      145,214         161,886

          Investment in affiliate (Note 3)  . . . . . . . . . . . . . . . . . . . . . .         30,656          28,501
          Other investments, at cost (Note 14)  . . . . . . . . . . . . . . . . . . . .         37,657          35,503
          Properties and equipment, at cost less accumulated depreciation (Note 10)   .         70,758          62,872
          Note receivable (Note 8)  . . . . . . . . . . . . . . . . . . . . . . . . . .         10,413          14,921
          Identifiable intangible assets less accumulated amortization of $884
            (1992--$244)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         22,166          11,551
          Goodwill less accumulated amortization of $14,073 (1992--$11,573)   . . . . .         94,867          78,390
          Other assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         18,522          11,320
                                                                                              --------        --------
                     Total Assets   . . . . . . . . . . . . . . . . . . . . . . . . . .       $430,253        $404,944
                                                                                              --------        --------
                                                                                              --------        --------
LIABILITIES
          Current liabilities
            Accounts payable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $ 24,124        $ 22,019
            Bank notes and loans payable (Note 11)  . . . . . . . . . . . . . . . . . . .       25,000              --
            Current portion of long-term debt (Note 12)   . . . . . . . . . . . . . . . .        5,688          25,250
            Income taxes (Note 6)   . . . . . . . . . . . . . . . . . . . . . . . . . . .       20,448          22,361
            Deferred contract revenue (Note 2)  . . . . . . . . . . . . . . . . . . . . .       23,783           9,060
            Other current liabilities (Note 13)   . . . . . . . . . . . . . . . . . . . .       28,606          25,267
                                                                                              --------        --------
              Total current liabilities   . . . . . . . . . . . . . . . . . . . . . . . .      127,649         103,957
                                                                                              --------        --------

          Long-term debt (Note 12)  . . . . . . . . . . . . . . . . . . . . . . . . . .         98,059         103,778
          Other liabilities and deferred income (Note 13)   . . . . . . . . . . . . . .         35,383          34,949
          Minority interest (Note 1)  . . . . . . . . . . . . . . . . . . . . . . . . .         32,011          28,749
                                                                                              --------        --------
                     Total Liabilities  . . . . . . . . . . . . . . . . . . . . . . . .        293,102         271,433
                                                                                              --------        --------
STOCKHOLDERS' EQUITY
          Capital stock--authorized 15,000,000 shares $1 par;
            issued 12,087,894 (1992--11,922,189) shares   . . . . . . . . . . . . . . . .       12,088          11,922
          Paid-in capital   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      132,095         128,442
          Retained earnings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       99,851         100,030
          Treasury stock--2,289,120 (1992--2,163,733) shares, at cost   . . . . . . . . .      (63,914)        (60,077)
          Unearned compensation--ESOPs (Note 12)  . . . . . . . . . . . . . . . . . . . .      (42,969)        (46,806)
                                                                                              --------        --------
                     Total Stockholders' Equity   . . . . . . . . . . . . . . . . . . .        137,151         133,511
                                                                                              --------        --------
          Commitments and contingencies (Notes 2, 13, 16 and 18)
                     Total Liabilities and Stockholders' Equity   . . . . . . . . . . .       $430,253        $404,944
                                                                                              --------        --------
                                                                                              --------        --------

The Statement of Accounting Policies and the accompanying Notes to Financial Statements are integral parts of this statement.



CONSOLIDATED STATEMENT OF CASH FLOWS



Chemed Corporation and Subsidiary Companies
- ------------------------------------------------------------------------------------------------------------------------------
(in thousands)
For the Years Ended December 31,                                                       1993            1992             1991
- ------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
         Net income   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $ 19,480        $ 15,651      $    52,967
         Adjustments to reconcile net income to net cash
           provided by operations:
              Depreciation and amortization   . . . . . . . . . . . . . . . . .      13,123           9,234            8,101
              Gain on sale of investments   . . . . . . . . . . . . . . . . . .      (6,695)         (2,877)          (4,009)
              Minority interest in earnings of subsidiaries (Note 1)  . . . . .       3,809           3,147            2,759
              Provision for uncollectible accounts receivable   . . . . . . . .       2,018           1,616            1,774
              Cumulative effect of a change in accounting principle
                (Note 6)  . . . . . . . . . . . . . . . . . . . . . . . . . . .      (1,651)             --               --
              Provision for deferred income taxes (Note 6)  . . . . . . . . . .       1,328          (1,583)            (698)
              Discontinued operations (Note 4)  . . . . . . . . . . . . . . . .        (687)         (1,400)         (41,930)
              Changes in operating assets and liabilities, excluding
                amounts acquired in business combinations:
                  Increase in accounts receivable   . . . . . . . . . . . . . .      (4,588)         (4,896)          (3,851)
                  (Increase)/decrease in inventories and other
                    current assets  . . . . . . . . . . . . . . . . . . . . . .      (4,932)            831             (400)
                  Increase in accounts payable, deferred contract
                    revenue and other current liabilities   . . . . . . . . . .       3,397           1,986            4,502
                  Increase/(decrease) in income taxes (Note 6)  . . . . . . . .      (1,828)           (187)             863
              Other--net  . . . . . . . . . . . . . . . . . . . . . . . . . . .      (5,088)         (5,602)            (200)
                                                                                   --------        --------      -----------
              Net cash provided by continuing operations  . . . . . . . . . . .      17,686          15,920           19,878
              Net cash provided by discontinued operations  . . . . . . . . . .          --              --              306
                                                                                   --------        --------      -----------
                    Net cash provided by operating activities   . . . . . . . .      17,686          15,920           20,184
                                                                                   --------        --------      -----------
CASH FLOWS FROM INVESTING ACTIVITIES
         Proceeds from sale of marketable securities (Note 7)   . . . . . . . .      78,858         239,820        1,324,241
         Purchases of marketable securities (Note 7)  . . . . . . . . . . . . .     (47,114)       (195,800)      (1,397,255)
         Business combinations, net of cash acquired (Note 2)   . . . . . . . .     (25,762)        (68,247)         (21,052)
         Capital expenditures   . . . . . . . . . . . . . . . . . . . . . . . .     (13,851)         (8,232)         (11,416)
         Proceeds from sale of other investments  . . . . . . . . . . . . . . .       9,193           2,133               --
         Purchase of other investments (Note 14)  . . . . . . . . . . . . . . .      (4,396)           (903)         (29,019)
         Net proceeds from sale of discontinued operations (Note 4)   . . . . .       1,468           1,366          155,739
         Other--net   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         834           2,399           (2,268)
                                                                                   --------        --------      -----------
                  Net cash provided/(used) by investing activities  . . . . . .        (770)        (27,464)          18,970
                                                                                   --------        --------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES
         Increase/(decrease) in bank notes and loans payable
           (Note 11)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      25,000          (5,000)          (7,200)
         Repayment of long-term debt (Note 12)  . . . . . . . . . . . . . . . .     (21,452)         (1,644)          (1,239)
         Dividends paid   . . . . . . . . . . . . . . . . . . . . . . . . . . .     (19,659)        (19,603)         (19,820)
         Issuance of capital stock (Note 17)  . . . . . . . . . . . . . . . . .       4,263           2,345              969
         Purchases of treasury stock  . . . . . . . . . . . . . . . . . . . . .      (3,837)         (6,433)          (7,841)
         Proceeds from issuance of long-term debt (Note 12)   . . . . . . . . .          --          50,825               --
         Other--net   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      (1,143)           (278)           1,061
                                                                                   --------        --------      -----------
                  Net cash provided/(used) by financing activities  . . . . . .     (16,828)         20,212          (34,070)
                                                                                   --------        --------      -----------
INCREASE IN CASH AND CASH EQUIVALENTS . . . . . . . . . . . . . . . . . . . . .          88           8,668            5,084
Cash and cash equivalents at beginning of year  . . . . . . . . . . . . . . . .      14,527           5,859              775
                                                                                   --------        --------      -----------
Cash and cash equivalents at end of year  . . . . . . . . . . . . . . . . . . .    $ 14,615        $ 14,527      $     5,859
                                                                                   --------        --------      -----------
                                                                                   --------        --------      -----------

The Statement of Accounting Policies and the accompanying Notes to Financial Statements are integral parts of this statement.



CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

Chemed Corporation and Subsidiary Companies
- ------------------------------------------------------------------------------------------------------------------------
(in thousands, except per share data)
                                                                                                   Unearned
                                                                                       Treasury     Compen-
                                                    Capital    Paid-in     Retained     Stock--    sation--
                                                      Stock    Capital     Earnings     at Cost       ESOPs        Total
- ------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1990  . . . . . . . . .    $ 11,735  $ 124,320    $  70,835  $  (45,803)  $ (51,583)   $ 109,504
Net income  . . . . . . . . . . . . . . . . . .          --         --       52,967          --          --       52,967
Dividends paid ($1.97 per share)  . . . . . . .          --         --      (19,820)         --          --      (19,820)
Purchases of treasury stock . . . . . . . . . .          --         --           --      (7,841)         --       (7,841)
Decrease in unearned compensation
  --ESOPs (Note 12) . . . . . . . . . . . . . .          --         --           --          --       2,613        2,613
Issuance of capital stock (Note 17) . . . . . .          95      1,982           --          --          --        2,077
Other . . . . . . . . . . . . . . . . . . . . .          --        (93)          --          --          --          (93)
                                                   --------  ---------    ---------  ----------   ---------    ---------
  Balance at December 31, 1991  . . . . . . . .      11,830    126,209      103,982     (53,644)    (48,970)     139,407
Net income  . . . . . . . . . . . . . . . . . .          --         --       15,651          --          --       15,651
Dividends paid ($2.00 per share)  . . . . . . .          --         --      (19,603)         --          --      (19,603)
Purchases of treasury stock . . . . . . . . . .          --         --           --      (6,433)         --       (6,433)
Stock awards and exercise of stock options
  (Note 17) . . . . . . . . . . . . . . . . . .          92      2,253           --          --          --        2,345
Decrease in unearned compensation
  --ESOPs (Note 12) . . . . . . . . . . . . . .          --         --           --          --       2,164        2,164
Other . . . . . . . . . . . . . . . . . . . . .          --        (20)          --          --          --          (20)
                                                   --------  ---------    ---------  ----------   ---------    ---------
  Balance at December 31, 1992  . . . . . . . .      11,922    128,442      100,030     (60,077)    (46,806)     133,511
Net income  . . . . . . . . . . . . . . . . . .          --         --       19,480          --          --       19,480
Dividends paid ($2.01 per share)  . . . . . . .          --         --      (19,659)         --          --      (19,659)
Stock awards and exercise of stock
  options (Note 17) . . . . . . . . . . . . . .         166      4,097           --          --          --        4,263
Purchases of treasury stock . . . . . . . . . .          --         --           --      (3,837)         --       (3,837)
Decrease in unearned compensation
  --ESOPs (Note 12) . . . . . . . . . . . . . .          --         --           --          --       3,837        3,837
Other . . . . . . . . . . . . . . . . . . . . .          --       (444)          --          --          --         (444)
                                                   --------  ---------    ---------  ----------   ---------    ---------
  Balance at December 31, 1993  . . . . . . . .    $ 12,088  $ 132,095    $  99,851  $  (63,914)  $ (42,969)   $ 137,151
                                                   --------  ---------    ---------  ----------   ---------    ---------
                                                   --------  ---------    ---------  ----------   ---------    ---------

The Statement of Accounting Policies and the accompanying Notes to Financial Statements are integral parts of this statement.


NOTES TO FINANCIAL STATEMENTS

1. SEGMENTS OF THE BUSINESS
    The continuing operations of the Company are classified in the following business segments, the definitions of which are based primarily on the operating structure of the Company:
    --The National Sanitary Supply segment includes the consolidated operations of National Sanitary Supply Company ("National Sanitary Supply"), an 87%-owned subsidiary, which sells and distributes sanitary maintenance and paper supplies including cleaners, floor finishes, hand soaps, paper towels and tissues, cleaning equipment, packaging supplies, business paper and general maintenance products used by commercial, institutional and industrial businesses.
    --The Roto-Rooter segment includes the consolidated operations of Roto-Rooter Inc. ("Roto-Rooter"), a 59%-owned subsidiary, which provides repair and maintenance services to residential and commercial accounts. Such services include sewer, drain and pipe cleaning, plumbing services and appliance repair and maintenance services and are delivered through both company-owned and franchised locations. Roto-Rooter also manufactures and sells certain products and equipment used to provide such services.
    --The Veratex segment includes the combined operations of the businesses comprising the Company's Veratex Group, which manufactures and distributes medical, dental and veterinary supplies to office-based physicians, dentists and veterinarians and to medical and dental dealers throughout the United States. Products include disposable paper, cotton and gauze proprietary products and various other dental, medical, veterinary and pharmaceutical products.
    Financial data by business segment are shown on pages 32, 33 and 36 of this annual report. The segment data for 1993, 1992 and 1991 are an integral part of these financial statements.
    Substantially all of the Company's sales and service revenues from continuing operations are generated from business within the United States.

2. BUSINESS COMBINATIONS
    On July 16, 1993, Convenient Home Services Inc. ("Convenient") (30% owned by the Company and 70% owned by Roto-Rooter) completed the acquisition of 100% of the outstanding common shares of Encore Service Systems Inc. ("Encore"). Encore principally provides residential air conditioning and appliance repair services through service warranty contracts in Florida and Arizona.
    The purchase price paid by Convenient was $17,000,000 in cash at closing, plus contingent payments based upon achievement of certain sales and earnings objectives during the 36-month period following closing of the transaction (up to a maximum of $8,800,000). In addition, Convenient also granted the seller a four-year warrant exercisable between 36 and 48 months after the date of close to purchase 15% of the outstanding stock of Convenient on a fully diluted basis. This warrant is exercisable only if the seller elects not to take the contingent payments discussed above.
    Also during 1993, nine other business combinations were completed within the Roto-Rooter, National Sanitary and Veratex segments for an aggregate purchase price of $8,762,000 in cash.
    Effective December 1, 1992, the Company acquired The Veratex Corporation and related businesses ("Veratex") from Omnicare Inc. ("Omnicare"), a publicly traded affiliate in which Chemed maintains a 27%-ownership interest. The purchase price was $62,120,000 in cash paid at closing, plus a post-closing payment of $1,514,000 (paid in April 1993) based on the net assets of Veratex. Also in 1992, Roto-Rooter acquired four independently owned franchises, engaged primarily in the sewer-, drain- and pipe-cleaning services business, and National Sanitary Supply acquired four janitorial supply businesses.
    During 1991, Chemed completed a merger agreement with Convenient, whereby Roto-Rooter and the Company acquired 70%- and 30%-ownership interests in Convenient, respectively, for approximately $20,550,000 in cash. Convenient provides appliance maintenance and repair services through prepaid contractual agreements for periods generally not in excess of one year. In addition, Roto-Rooter acquired six independently owned franchises, engaged primarily in the sewer-, drain- and pipe-cleaning services business, and National Sanitary Supply acquired two janitorial supply businesses.

    Unaudited pro forma financial data, which assume that the above-mentioned business combinations were completed at the beginning of the year preceding the year of acquisition, are summarized as follows (in thousands, except per share data):

                          For the Years Ended December 31,
                         ---------------------------------
                           1993        1992         1991
                         --------    --------     --------
Total sales
  and service
  revenues               $556,752    $532,351     $455,212
Income from
  continuing
  operations               17,240      15,657       10,776
Earnings per
  share--income
  from continuing
  operations                 1.76        1.60         1.07

    The excess of the purchase price over the fair value of the net assets acquired in business combinations is classified as goodwill. A summary of net assets acquired in business combinations follows (in thousands):

                                           December 31,
                                --------------------------------
                                   1993      1992         1991
                                --------   --------     --------
Working capital                 $(13,370)  $ 25,300     $ (3,928)
Properties and equipment           3,633     18,454        2,899
Identifiable intangible
  assets                          11,100      7,994        3,800
Goodwill                          19,700     16,869       17,857
Other assets and
  liabilities, net                 5,405       (370)       3,343
                                --------   --------     --------
     Total net assets             26,468     68,247       23,971
Less--cash and cash
  equivalents acquired              (706)        --       (2,919)
                                --------   --------     --------
     Net cash used              $ 25,762   $ 68,247     $ 21,052
                                --------   --------     --------
                                --------   --------     --------

3. EQUITY INTEREST IN AFFILIATE (OMNICARE)
    The Company holds a 27% interest in Omnicare Inc., a public company operating in the healthcare industry whose stock is traded on the New York Stock Exchange. At December 31, 1993, the Company's investment in Omnicare of $30,656,000 was $3,451,000 in excess of its equity interest. The market value of the Company's investment at December 31, 1993, based on that day's closing market price of $32, was $81,293,000. Chemed received cash dividends from Omnicare totaling $407,000 during 1993 (1992--$357,000; 1991--$306,000).

    Summarized financial data for Omnicare follow (in thousands):

                                For the Years Ended December 31,
                              ----------------------------------
                                1993        1992          1991
                              --------    --------      --------
Sales and service
  revenues                    $159,574    $102,994      $ 38,317
Gross profit                    44,866      30,328        10,656
Income from
  continuing
  operations                     8,734       3,448         1,182
Net income                       9,014(a)   12,158(b)      4,420


                                    December 31,
                              -----------------------
                                 1993          1992
                              --------       --------
Current assets                $111,242       $ 52,165
Noncurrent assets              107,553         79,228
                              --------       --------
     Total assets             $218,795       $131,393
                              --------       --------
                              --------       --------
Current liabilities           $ 34,165       $ 31,625
Noncurrent liabilities          88,046         11,019
                              --------       --------
     Total liabilities        $122,211       $ 42,644
                              --------       --------
                              --------       --------

- ---------------

(a) Amount includes $280,000 from the cumulative effect of adopting SFAS No. 109, effective January 1, 1993.
(b) Amount includes a gain of $5,198,000 from the sale of Veratex to the Company in December 1992. For the purpose of computing the Company's share of Omnicare's earnings for 1992, this gain was excluded from Omnicare's net income. Accordingly, the Company's share of this gain ($1,423,000) was recorded as a reduction of the excess of the Company's investment over its share of Omnicare's book value at December 31, 1992.

4. DISCONTINUED OPERATIONS
    On April 2, 1991, the Company completed the sale of its DuBois Chemicals Inc. ("DuBois") subsidiary to Diversey Corporation ("Diversey"), a subsidiary of The Molson Companies Limited. In exchange for its equity interest, the Company will receive net cash payments aggregating approximately $216,131,000, including deferred payments with a present value of $25,177,000 at the sale date. A $43,699,000 gain (net of income taxes totaling $44,609,000) on the sale of DuBois was recorded in the second quarter of 1991.
    During the first quarter of 1991, DuBois recorded sales and service revenues of $68,729,000, a loss before income taxes of $1,028,000 and a net aftertax loss of $594,000.

    Discontinued operations, as shown on the accompanying consolidated statement of income, comprise the following (in thousands):

                                  For the Years Ended
                                      December 31,
                            ------------------------------
                             1993        1992       1991
                            -------    -------     -------
Adjustment to the
  expense accruals
  related to the gain
  on the sale of DuBois     $   687    $    --     $    --
Adjustment to the
  tax provision on
  the gain on the
  sale of DuBois                 --      1,400          --
Gain on the sale
  of DuBois                      --         --      43,699
Adjustments for losses
  incurred on operations
  discontinued in 1986           --         --      (1,175)
Operating results
  of DuBois                      --         --        (594)
                            -------    -------     -------
     Total discontinued
       operations           $   687    $ 1,400     $41,930
                            -------    -------     -------
                            -------    -------     -------

5. OTHER INCOME--NET

     Other income--net comprises the following
(in thousands):
                                  For the Years Ended
                                      December 31,
                             ---------------------------
                             1993       1992        1991
                             ----       ----        ----
Gain on sales of
  investments               $ 6,695    $ 2,877     $ 4,009
Interest income               3,763      5,882       9,616
Dividend income               3,113      3,457         192
Other--net                       85        520         436
                            -------    -------     -------
     Total other income
       --net                $13,656    $12,736     $14,253
                            -------    -------     -------
                            -------    -------     -------


6. INCOME TAXES

        The provision for income taxes comprises the following (in thousands):

                                For the Years Ended
                                    December 31,
                             ---------------------------
                             1993       1992        1991
                             ----       ----        ----
Continuing Operations:
  Current
    U.S. federal           $ 6,243     $ 7,278    $ 5,791
    U.S. state and local     1,664         790        312
    Foreign                     44          46         --
  Deferred
    U.S. federal             1,327      (1,535)      (673)
    U.S. state and local        --         (48)       (25)
                           -------     -------    -------
  Total                    $ 9,278     $ 6,531    $ 5,405
                           -------     -------    -------
                           -------     -------    -------
Discontinued Operations:
  Current
    U.S. federal           $   170    $   (678)   $34,103
    U.S. state and local        --          --     12,199
    Foreign                     --          --        281
  Deferred
    U.S. federal               183        (722)    (2,611)
    U.S. state and local        --          --       (389)
                           -------    --------    -------
  Total                    $   353    $ (1,400)   $43,583
                           -------    --------    -------
                           -------    --------    -------


         A summary of the significant temporary differences that give rise to deferred income tax assets/(liabilities) follows (in thousands):
                                           December 31,
                                         ---------------
                                         1993       1992
                                         ----       ----
Accrued insurance expense              $ 5,006    $ 4,618
Payments related to
  discontinued operations                4,773      3,348
Employee benefit accruals                  882        380
Bad debt allowances                        871        753
Deferred compensation                      765        586
Purchase accounting adjustments             --        937
Other                                    3,629      2,873
                                         -----      -----
  Gross deferred income tax assets      15,926     13,495
                                        ------     ------
Accelerated tax depreciation            (5,505)    (4,917)
Amortization of intangible assets       (1,246)    (1,024)
Cash to accrual adjustments               (869)      (819)
Equity earnings of affiliate              (799)      (661)
Gain on subsidiary's sale of stock        (659)      (659)
Other                                   (1,906)    (1,721)
                                       -------    -------
  Gross deferred income
    tax liabilities                    (10,984)    (9,801)
                                       -------    -------
  Net deferred income tax assets       $ 4,942    $ 3,694
                                       -------    -------
                                       -------    -------

     The deferred income taxes were included in the following accounts in the Company's consolidated balance sheet (in thousands):
                                                   December 31,
                                                 ---------------
                                                 1993       1992
                                                 ----       ----
Other current assets                            $5,316      $2,539
Other assets                                        --       1,155
Other liabilities and deferred income             (374)         --
                                                ------      ------
  Net deferred income tax assets                $4,942      $3,694
                                                ------      ------
                                                ------      ------

     Based on the Company's history of prior operating earnings and its expectations for the future, management has determined that the operating income of the Company will more likely than not be sufficient to ensure the full realization of these net deferred tax assets.

     The difference between the effective tax rate for continuing operations and the statutory U.S. federal income tax rate is explained as follows:
                                  For the Years Ended
                                      December 31,
                                -------------------------
                                1993       1992      1991
                                ----       ----      ----
Statutory U.S. federal
  income tax rate                34.0%     34.0%     34.0%
State and local income taxes,
  less federal income tax
  benefit                         3.9       2.4       1.0
Tax benefit on dividends
  paid to ESOPs                  (3.4)     (4.3)     (5.8)
Goodwill amortization             3.1       3.0       2.9
Favorable tax adjustments        (2.5)     (3.6)     (3.0)
Domestic dividend exclusion      (2.4)     (3.1)       --
Other--net                         .5       1.0        .9
                                 ----      ----      ----
  Effective tax rate             33.2%     29.4%     30.0%
                                 ----      ----      ----
                                 ----      ----      ----

     Effective January 1, 1993, the Company adopted SFAS No. 109 and realized a gain from the cumulative effect of a change in accounting principle in the amount of $1,651,000 ($.17 per share) during the first quarter of 1993.
     Substantially all of the taxable income from continuing operations relates to domestic operations.
     Provision has not been made for additional taxes on $22,760,000 of undistributed consolidated earnings of Roto-Rooter Inc. (a 59%-owned domestic subsidiary), including $19,601,000 relating to periods prior to 1993.
Those earnings have been and will continue to be reinvested. Should Chemed elect to sell its interest in Roto-Rooter rather than to effect a tax-free liquidation, additional taxes amounting to $7,966,000 would be incurred at current income tax rates.
     The total amount of income taxes paid during the year ended December
31, 1993, was $9,913,000 (1992-- $10,970,000; 1991--$36,668,000).

7. CASH EQUIVALENTS AND MARKETABLE SECURITIES
     Included in cash and cash equivalents at December 31, 1993, are cash equivalents in the amount of $14,538,000 (1992--$14,331,000). The cash equivalents at both dates consist of investments in various money market funds and repurchase agreements yielding interest at a weighted average rate of 3.6% in 1993 and 3.2% in 1992.
     From time to time throughout the year, the Company invests its excess cash in repurchase agreements directly with major commercial banks. Although the collateral is not physically held by the Company, the term of such repurchase agreements is less than 10 days. Investments of significant amounts are spread among a number of banks and the amounts invested in each bank are varied constantly.

     A summary of marketable securities follows (in thousands):
                                           December 31,
                                          --------------
                                          1993      1992
                                          ----      ----
Various adjustable-rate securities
  funds, with a weighted average
  yield of 6.8% (1992--5.3%)            $ 1,000    $12,000
U.S. Treasury Notes, maturing
  between January 1995 and
  December 1996, with a
  weighted average yield of 4.7%             --     20,976
All other                                   200        201
                                        -------    -------
    Total marketable securities         $ 1,200    $33,177
                                        -------    -------
                                        -------    -------

8. NOTE RECEIVABLE

     As a part of the agreement to purchase DuBois, Diversey issued a note to the Company in the gross amount of $30,000,000, payments for which began on April 2, 1992, in five annual installments of $6,000,000 each. As no rate of interest was specified in the note, interest has been imputed at 10% per annum.
The balance of the note receivable comprises the following (in thousands):

                                           December 31,
                                          --------------
                                          1993      1992
                                          ----      ----
Gross amount of note
  receivable outstanding                $18,000    $24,000
Less amount representing imputed
  interest                               (1,960)    (3,554)
                                         ------     ------
    Present value of note receivable     16,040     20,446
Less current portion                     (5,627)    (5,525)
                                         ------     ------
    Note receivable, less current
      portion                           $10,413    $14,921
                                        -------    -------
                                        -------    -------

9. INVENTORIES

     A summary of inventories follows (in thousands):

                                           December 31,
                                          --------------
                                          1993      1992
                                          ----      ----
Raw materials                           $ 6,977    $ 6,395
Finished goods and general
  merchandise                            47,768     41,186
                                        -------    -------
    Total inventories                   $54,745    $47,581
                                        -------    -------
                                        -------    -------

10. PROPERTIES AND EQUIPMENT

     A summary of properties and equipment follows (in thousands):
                                           December 31,
                                         --------------
                                         1993      1992
                                         ----      ----
Land                                   $  6,340   $  6,340
Buildings                                25,560     24,726
Machinery                                47,209     38,342
Transportation equipment                 23,598     18,786
Projects under construction               2,003      1,532
                                          -----      -----
    Total properties and equipment      104,710     89,726
Less accumulated depreciation           (33,952)   (26,854)
                                        -------    -------
    Net properties and equipment       $ 70,758   $ 62,872
                                       --------   --------
                                       --------   --------

11. BANK NOTES AND LOANS PAYABLE
     In December 1993, the Company entered into a revolving credit/term loan agreement ("RT Agreement") with PNC Bank, Ohio, National Association to borrow up to $20,000,000 at any time during the three-year period ending December 31, 1996. At that date, the outstanding borrowings must either be repaid or converted to a term loan repayable in four equal semiannual installments. Borrowing under the RT Agreement is subject to maintaining certain financial covenants, and the interest rate is based on various stipulated market rates of interest.
     During 1990, the Company entered into a revolving credit agreement ("Credit Agreement") with Bank of America to borrow up to $25,000,000 at any time during the five-year period ending August 23, 1995. Borrowing under the Credit Agreement is subject to maintaining certain financial covenants, and the interest rate is based on various stipulated market rates of interest.

     At December 31, 1993, the Company had $25,000,000 of borrowings outstanding under the Credit Agreement and none under the RT Agreement. In addition to these agreements, the Company had $34,250,000 of unused lines of credit with various banks at December 31, 1993.

     The Company's short-term borrowings provide temporary capital for operations. There are no restrictions on any cash balances maintained at the banks. Information relating to short-term borrowings is summarized below (in thousands, except percentages):
                                          For the Years Ended
                                             December 31,
                                     ----------------------------
                                       1993      1992      1991
                                     -------   -------    -------
Aggregate borrowings
   outstanding:
     Average month-
       end balance                   $ 4,583   $ 7,392    $ 9,371
     Maximum month-
       end balance                    25,000    10,000     28,150
Weighted average
   interest rate:
     On average
       borrowings(a)                     3.4%      5.3%       6.5%
     On year-end
       borrowings                        3.8      n.a.        4.6

(a) Calculated by dividing the actual interest expense by the average month-end balance.

12. LONG-TERM DEBT

     A summary of the Company's long-term debt follows (in thousands):
                                       December 31,
                                    -------------------
                                      1993       1992
                                    --------   --------
Senior Notes:
   8.15%, due 2004                  $ 50,000   $ 50,000
   Series A--10.07%, due 1993             --     20,000
   Series B--10.67%, due
     1993 - 2003                      10,000     11,000
Employee Stock Ownership
   Plans Loan Guarantees:
     6.57% (1992--6.67%),
     due 1993 - 2000                  42,969     46,806
Other                                    778      1,222
                                    --------   --------
   Subtotal                          103,747    129,028
Less current portion                  (5,688)   (25,250)
                                    --------   --------
     Long-term debt less
       current portion              $ 98,059   $103,778
                                    --------   --------
                                    --------   --------

SENIOR NOTES
     On December 22, 1992, the Company borrowed $50,000,000 from several insurance companies. Principal is repayable in five annual installments of $10,000,000 beginning on December 15, 2000, and bears interest at the rate of 8.15% per annum. Interest is payable on June 15 and December 15 of each year.
     On November 10, 1988, the Company borrowed $31,000,000 from a consortium of insurance companies. Of this amount, $21,000,000 was due and paid on November 1, 1993. The remaining $10,000,000 bears interest at the rate of 10.67% with remaining annual principal payments of $1,000,000 due on November 1, 1994 through 2003. Interest on both series of notes is payable on May 1 and November 1 of each year.

EMPLOYEE STOCK OWNERSHIP PLANS ("ESOPs") LOAN
GUARANTEES
     In connection with the adoption and subsequent modification of two
ESOPs during the years 1987 through 1990, the Company guaranteed loans from The Fifth Third Bank (Cincinnati, Ohio) to the ESOPs. In January 1992, the Company refinanced $44,157,000 of these loans with various institutional lenders at reduced interest rates. Payments by the ESOPs, including both principal and interest, are to be made in quarterly installments over the next seven years, the final payments being due on June 30, 2000. The loans, secured in part by the unallocated shares of the Company's capital stock held by the ESOP trusts, currently bear interest at an average annual rate of 6.57% (1992--6.67%). Such rates are subject to adjustments for changes in interest rates of specified U.S. Treasury obligations, U.S. federal statutory income tax rates and certain federal tax law changes.
     The market value of the unallocated shares of the Company's capital stock held by the ESOPs at December 31, 1993, based on that day's closing price of $30.50 was $32,101,000 as compared with aggregate loan guarantees of $42,969,000.

OTHER
     Other long-term debt has arisen from the assumption of loans in connection with various acquisitions. Interest rates range from 5% to 15%, and the obligations are due on various dates through 1999.

     The following is a schedule by year of required long-term debt payments as of December 31, 1993 (in thousands):

        1994                       $   5,688
        1995                           6,346
        1996                           7,023
        1997                          12,432
        1998                          10,521
        After 1998                    61,737
                                   ---------
          Total long-term debt     $ 103,747
                                   ---------
                                   ---------


     The various loan agreements contain certain covenants which could restrict the amount of cash dividend payments, treasury stock purchases and certain other transactions of the Company. The Company does not anticipate that the restrictions imposed by the agreements will materially restrict its future operations or ability to pay dividends.
     The total amount of interest paid during the year ended December 31, 1993, was $8,893,000 (1992--$5,371,000; 1991--$7,020,000).

13. OTHER LIABILITIES
     At December 31, 1993, other current liabilities included accrued insurance liabilities of $10,929,000 (1992--$8,617,000).

     Liabilities for estimated expenses related to the sale of DuBois during 1991 are included in the following accounts on the consolidated balance sheet
(in thousands):

                                         December 31,
                                     ---------------------
                                       1993         1992
                                     --------     --------
Other current liabilities            $  4,195     $  5,326
Other liabilities and deferred
  income                               26,895       27,297
                                     --------     --------
    Total                            $ 31,090     $ 32,623
                                     --------     --------
                                     --------     --------

Included in other liabilities and deferred income at December 31, 1993 and 1992, is an accrual of $14,723,000 for the Company's estimated liability for potential environmental cleanup and related costs arising from the sale of DuBois. The Company is contingently liable for additional DuBois-related environmental cleanup and related costs up to a maximum of $10,000,000, for which no provision has been accrued.

14. FINANCIAL INSTRUMENTS
     The following methods and assumptions are used in estimating the fair value of each class of the Company's financial instruments:
     -- For cash and cash equivalents, accounts receivable and accounts payable, the carrying amount is a reasonable estimate of fair value because of the liquidity and short-term nature of these instruments.
     -- For marketable securities, fair value is based upon quoted market prices.
     -- For other investments and other assets, fair value is based upon quoted market prices for these or similar securities, if available. Included in other investments is the Company's investment in privately held Vitas Healthcare Corporation ("Vitas") which provides noncurative care to chronically ill patients. At December 31, 1992, a reasonable estimate of fair value could not be made without commissioning a costly outside appraisal. During 1993, Vitas obtained additional outside financing and recently obtained a valuation of its common stock from an independent investment banking firm. The market value of the Common Stock Purchase Warrants at December 31, 1993, is based on the difference between that appraisal and Chemed's exercise price. The value of the 9% Cumulative Preferred Stock is based on the present value of the mandatory redemption payments, using an interest rate of 7.5%, a rate which management believes is reasonable in view of Vitas' improving financial performance and current market conditions.
     -- For the note receivable from Diversey, the fair value is determined by discounting the remaining future installment payments using a rate of 6% (1992--8%), a rate considered by management to reflect current market conditions.
     -- The fair value of the Company's long-term debt is estimated by discounting the future cash outlays associated with each debt instrument using interest rates currently available to the Company for debt issues with similar terms and remaining maturities.

     The estimated fair values of the Company's financial instruments are as follows (in thousands):
                                           December 31, 1993                    December 31, 1992
                                        ----------------------              -------------------------
                                        Carrying         Fair               Carrying            Fair
                                         Amount          Value               Amount             Value
                                        --------       -------              --------            -----
Marketable
   securities                           $ 1,200        $ 1,193              $ 33,177         $ 32,871
Other invest-
   ments:
   Vitas--
       Preferred
          Stock                          26,020         28,195                25,744             n.a.
       Warrants                           1,500          4,730                 1,500             n.a.
   EXEL Ltd.                              4,160         18,460                 5,000           26,419
   All other                              5,977          9,686                 3,259            4,620
Restricted de-
   posits
   included in
   other assets                          13,176         13,176                 4,523            4,523
Note receivable:
   Current
       portion                            5,627          5,910                 5,525            5,882
   Noncurrent
       portion                           10,413         10,836                14,921           15,158
Long-term debt:
   Current
       portion                            5,688          5,464                25,250           33,944
   Noncurrent
       portion                           98,059         99,710               103,778           94,454

15. PENSION AND RETIREMENT PLANS
     Retirement obligations under various plans cover substantially all full-time employees who meet age and/or service eligibility requirements. The major plans providing retirement benefits to the Company's employees are defined contribution plans.
     The Company has established two ESOPs which purchased a total of $56,000,000 of the Company's capital stock. As a result of the sale of DuBois in 1991, the ESOPs, which formerly covered substantially all Chemed headquarters and DuBois employees not covered by collective bargaining agreements, covered only Chemed headquarters employees during the last nine months of 1991. In 1992, substantially all employees of National Sanitary Supply not covered by collective bargaining agreements became participants in one of the ESOPs. Similarly, in 1993, qualifying employees of Veratex became participants in the Company's ESOPs. A portion of the excess cost of the ESOPs, which arose due to the withdrawal of the DuBois employees from the ESOPs, was charged against the gain on the sale of discontinued operations.

     Expenses charged to continuing operations for the Company's pension and profit-sharing plans, ESOPs (including amounts classified as interest expense) and other similar plans comprise the following (in thousands):
                                                        For the Years Ended
                                                            December 31,
                                          -----------------------------------------------
                                           1993                  1992               1991
                                          -------              -------            -------
ESOPs:

  Principal payments                      $ 3,837               $ 2,164            $ 2,612
  Interest payments                         2,968                 3,255              4,328
  Dividends received
    by the ESOP
    trusts                                 (2,819)               (2,818)            (3,055)
  Interest income
    earned by the
    ESOP trusts                                (4)                   (5)                (5)
                                          -------               -------            -------
             Subtotal                       3,982                 2,596              3,880
Less ESOP costs
  allocated to
  discontinued
  operations                                 (350)                   --             (2,055)
Pension, profit
  sharing and other
  similar plans                             1,813                 2,221              2,249
                                          -------               -------            -------
             Total                        $ 5,445               $ 4,817            $ 4,074
                                          -------               -------            -------
                                          -------               -------            -------

Interest expense on ESOP debt allocated to discontinued operations totaled $244,000 in 1993 and $1,209,000 in 1991.

16. LEASE ARRANGEMENTS
     The Company, as lessee, has operating leases which cover its corporate office headquarters; various plant, warehouse and office facilities; office equipment; and plant and transportation equipment. The remaining terms of these leases range from one year to 13 years, and in most cases, management expects that these leases will be renewed or replaced by other leases in the normal course of business. All major plants and warehouses and substantially all equipment are either owned by the Company or covered by an option to purchase at a fixed price.

     The following is a summary of future minimum rental payments and sublease rentals to be received under operating leases that have initial or remaining noncancelable terms in excess of one year at December 31, 1993 (in thousands):

         1994                                       $  9,136
         1995                                          7,930
         1996                                          7,205
         1997                                          5,534
         1998                                          4,053
         After 1998                                   27,873
                                                    --------
           Total minimum rental payments              61,731
         Less minimum sublease rentals               (22,513)
                                                    --------
           Net minimum rental payments              $ 39,218
                                                    --------
                                                    --------



     Total rental expense incurred under operating leases follows (in thousands):
                                                          For the Years Ended
                                                              December 31,
                                           ------------------------------------------------
                                             1993                 1992               1991
                                           -------             ---------          ---------
    Total rental payments                 $ 9,216              $  7,057           $  5,545
    Less sublease rentals                  (3,440)               (3,268)            (2,064)
                                          -------              --------           --------
         Net rental expense               $ 5,776              $  3,789           $  3,481
                                          -------              --------           --------
                                          -------              --------           --------

17. STOCK INCENTIVE PLANS
     The Company has six Stock Incentive Plans under which 2,150,000 shares of Chemed Capital Stock may be or have been issued to key employees pursuant to the grant of stock awards and/or options to purchase such shares. Options to purchase 628,967 shares were outstanding at December 31, 1993, and options or other stock incentives covering 300,827 shares were then available for issuance. All options granted under these plans provide for a purchase price equal to the market value of the stock at the date of grant. The latest plan, covering 250,000 shares, was adopted in May 1993.
     Under the plan adopted in 1983, both nonstatutory and incentive stock options have been granted. Incentive stock options granted under the 1983 plan become exercisable in full six months following the date of the grant; nonstatutory options granted under the 1983 plan become exercisable in four annual installments commencing six months after the date of grant.
     The other plans are not qualified, restricted or incentive stock option plans under the Internal Revenue Code. Additional options may not be granted under the plans adopted in 1978, 1981 and 1983 covering a total of 1,150,000 shares, but a number of options granted under those plans remains outstanding. Options granted under the 1986, 1988 and 1993 plans become exercisable six months following the date of grant in either three or four equal annual installments.

         The changes in outstanding stock options and other data follow:
                                    1993                             1992
                         ------------------------        --------------------------
                         Number                          Number
                           of             Average          of               Average
                         Shares            Price         Shares              Price
                         ------           -------        ------             -------
Options out-
  standing at
  January 1               573,474          $ 25.57         440,548           $ 26.15
Options
  granted                 250,950            28.56         268,950             25.38
Options
  exercised              (165,055)           23.34         (74,069)            23.20
Options ter-
  minated
  or
  canceled                (30,402)           31.90         (61,955)            31.69
                          -------                          -------

Options out-
  standing at
  Decem-
  ber 31                  628,967            27.04         573,474             25.57
                          -------                          -------
                          -------                          -------

Options exer-
  cisable at
  Decem-
  ber 31                  332,978                          253,138
                          -------                          -------
                          -------                          -------


Shares
  available
  for grant
  of stock
  awards
  and stock
  options                 300,827                          301,804
                          -------                          -------
                          -------                          -------

         During 1993, the Company granted stock awards covering 650 (1992--18,441) shares under its Stock Incentive Plans. The shares of capital stock were issued to directors and key employees at no cost and generally are restricted as to the transfer of ownership. Restrictions covering either one-fourth or one-third of each holder's shares lapse annually commencing one year after the date of grant.


18. SUBSEQUENT EVENT
         Effective January 1, 1994, Chemed acquired all of the capital stock of Patient Care Inc. ("Patient Care") for cash payments aggregating $20,582,000, including deferred payments with a present value of $6,582,000, plus 17,500 shares of Chemed Capital Stock. Additional cash payments of up to $10,400,000 may be made, the amount being contingent upon the earnings of Patient Care during the three-year period ended December 31, 1995. In conjunction with the purchase of Patient Care, an application for the transfer of ownership of one region of Patient Care was made with a state regulatory agency and is expected to be approved in 1994.
         With 1993 revenue of approximately $53,000,000, Patient Care emphasizes personal care in the home, with services including skilled nursing; medical social-work; nutrition; and other specialized services.


UNAUDITED SUMMARY OF QUARTERLY RESULTS

Chemed Corporation and Subsidiary Companies
- --------------------------------------------------------------------------------------------------------------
(in thousands, except per share data)                First       Second       Third        Fourth        Total
1993                                               Quarter      Quarter     Quarter       Quarter         Year
- --------------------------------------------------------------------------------------------------------------
Continuing Operations
  Total sales and service revenues  . . . . . .   $120,519     $127,241     $139,824     $137,509     $525,093
                                                  --------     --------     --------     --------     --------
                                                  --------     --------     --------     --------     --------
  Gross profit  . . . . . . . . . . . . . . . .   $ 41,009     $ 43,143     $ 45,718     $ 46,030     $175,900
                                                  --------     --------     --------     --------     --------
                                                  --------     --------     --------     --------     --------
  Income from operations  . . . . . . . . . . .   $  3,892     $  5,300     $  7,086     $  6,885     $ 23,163
  Interest expense  . . . . . . . . . . . . . .     (2,273)      (2,258)      (2,311)      (2,047)      (8,889)
  Other income--net . . . . . . . . . . . . . .      4,670        4,979        1,974        2,033       13,656
                                                  --------     --------     --------     --------     --------

    Income before income taxes, equity in
      earnings of affiliate and minority
      interest  . . . . . . . . . . . . . . . .      6,289        8,021        6,749        6,871       27,930
  Income taxes  . . . . . . . . . . . . . . . .     (1,964)      (2,762)      (2,230)      (2,322)      (9,278)
  Equity in earnings of affiliate . . . . . . .        479          478          689          653        2,299
  Minority interest in earnings of subsidiaries       (726)        (873)      (1,050)      (1,160)      (3,809)
                                                  --------     --------     --------     --------     --------
    Income from continuing operations . . . . .      4,078        4,864        4,158        4,042       17,142
Discontinued Operations . . . . . . . . . . .           --          687           --           --          687
                                                  --------     --------     --------     --------     --------
Income before cumulative effect of
  a change in accounting principle  . . . . . .      4,078        5,551        4,158        4,042       17,829
Cumulative effect of a change
  in accounting principle . . . . . . . . . . .      1,651           --           --           --        1,651
                                                  --------     --------     --------     --------     --------
Net Income  . . . . . . . . . . . . . . . . . .   $  5,729     $  5,551     $  4,158     $  4,042     $ 19,480
                                                  --------     --------     --------     --------     --------
                                                  --------     --------     --------     --------     --------
Earnings Per Common Share
  Income from continuing operations               $    .42     $    .50     $    .43     $    .41     $   1.75
                                                  --------     --------     --------     --------     --------
                                                  --------     --------     --------     --------     --------
  Income before cumulative effect of
    a change in accounting principle  . . . . .   $    .42     $    .57     $    .43     $    .41     $   1.82
                                                  --------     --------     --------     --------     --------
                                                  --------     --------     --------     --------     --------

  Net income  . . . . . . . . . . . . . . . . .   $    .59     $    .57     $    .43     $    .41     $   1.99
                                                  --------     --------     --------     --------     --------
                                                  --------     --------     --------     --------     --------

  Average number of shares outstanding  . . . .      9,766        9,770        9,781        9,794        9,778
                                                  --------     --------     --------     --------     --------
                                                  --------     --------     --------     --------     --------

1992
- --------------------------------------------------------------------------------------------------------------
Continuing Operations
  Total sales and service revenues  . . . . . .   $ 92,458     $ 98,258     $102,670     $107,576     $400,962
                                                  --------     --------     --------     --------     --------
                                                  --------     --------     --------     --------     --------
  Gross profit  . . . . . . . . . . . . . . . .   $ 31,636     $ 33,599     $ 35,260     $ 38,022     $138,517
                                                  --------     --------     --------     --------     --------
                                                  --------     --------     --------     --------     --------
  Income from operations  . . . . . . . . . . .   $  2,826     $  3,329     $  4,171     $  4,854     $ 15,180
  Interest expense  . . . . . . . . . . . . . .     (1,387)      (1,365)      (1,371)      (1,609)      (5,732)
  Other income--net . . . . . . . . . . . . . .      3,315        4,643        2,654        2,124       12,736
                                                  --------     --------     --------     --------     --------

    Income before income taxes, equity in
      earnings of affiliate and minority interest    4,754        6,607        5,454        5,369       22,184
  Income taxes  . . . . . . . . . . . . . . . .     (1,354)      (1,986)      (1,530)      (1,661)      (6,531)
  Equity in earnings of affiliate . . . . . . .        403          453          495          394        1,745
  Minority interest in earnings of subsidiaries       (667)        (726)        (834)        (920)      (3,147)
                                                  --------     --------     --------     --------     --------
    Income from continuing operations . . . . .      3,136        4,348        3,585        3,182       14,251
Discontinued Operations . . . . . . . . . . . .         --           --        1,400           --        1,400
                                                  --------     --------     --------     --------     --------
Net Income  . . . . . . . . . . . . . . . . . .   $  3,136     $  4,348     $  4,985     $  3,182     $ 15,651
                                                  --------     --------     --------     --------     --------
                                                  --------     --------     --------     --------     --------
Earnings Per Common Share
  Income from continuing operations . . . . . .   $    .32     $    .44     $    .37     $    .33     $   1.45
                                                  --------     --------     --------     --------     --------
                                                  --------     --------     --------     --------     --------
  Net income  . . . . . . . . . . . . . . . . .   $    .32     $    .44     $    .51     $    .33     $   1.60
                                                  --------     --------     --------     --------     --------
                                                  --------     --------     --------     --------     --------
  Average number of shares outstanding  . . . .      9,852        9,815        9,794        9,752        9,803
                                                  --------     --------     --------     --------     --------
                                                  --------     --------     --------     --------     --------

SALES AND PROFIT STATISTICS BY BUSINESS SEGMENT (a)




Chemed Corporation and Subsidiary Companies
- ------------------------------------------------------------------------------------------------------------------------------------
(in thousands, except percentages and footnote data)

                                                                                 % of        % of
                                                                                Total       Total
                                                                                 1993        1984            1993             1992
- -----------------------------------------------------------------------------------------------------------------------------------
SALES AND SERVICE REVENUES FROM CONTINUING OPERATIONS (b)
                    National Sanitary Supply  . . . . . . . . . . . . . . .       57%         67%        $296,865        $288,731
                    Roto-Rooter   . . . . . . . . . . . . . . . . . . . . .        26          33         136,428(d)      104,688
                    Veratex   . . . . . . . . . . . . . . . . . . . . . . .        17          --          91,800           7,543(d)
                                                                                 ----        ----        --------        --------
                       Total  . . . . . . . . . . . . . . . . . . . . . . .       100%        100%       $525,093        $400,962
                                                                                 ----        ----        --------        --------
                                                                                 ----        ----        --------        --------
OPERATING PROFIT FROM CONTINUING OPERATIONS (c)
                    National Sanitary Supply  . . . . . . . . . . . . . . .        31%         53%       $  9,093        $  9,171
                    Roto-Rooter   . . . . . . . . . . . . . . . . . . . . .        49          47          14,371(d)       11,253
                    Veratex   . . . . . . . . . . . . . . . . . . . . . . .        20          --           5,660             607(d)
                                                                                 ----        ----        --------        --------
                       Total  . . . . . . . . . . . . . . . . . . . . . . .       100%        100%       $ 29,124        $ 21,031
                                                                                 ----        ----        --------        --------
                                                                                 ----        ----        --------        --------

(a) The data are presented on a continuing operations basis, thus excluding DuBois Chemicals Inc., sold in April 1991, and Vestal Laboratories Inc., sold in December 1986. The data for 1993, 1992 and 1991 are covered by the report of independent accountants.

(b) Intersegment sales are not material. Total sales by segment consist of sales and services to unaffiliated companies. The Company does not derive 10% or more of its sales and service revenues from any one customer.

(c) Operating profit is total sales and service revenues less operating expenses and includes 100% of all consolidated operations. In computing operating profit, none of the following items has been added or deducted: general corporate expenses; interest expense; other income--net; income taxes; equity in earnings of affiliate; minority interest in earnings of subsidiaries; discontinued operations; extraordinary items; and cumulative effect of changes in accounting principles.



- --------------------------------------------------------------------------------------------------------------------------


       1991             1990           1989          1988          1987            1986            1985          1984
- --------------------------------------------------------------------------------------------------------------------------
   $267,508         $265,424       $262,351      $179,191(d)   $ 92,618        $ 80,010(d)     $ 63,777      $ 56,509
     84,774(d)        75,230         66,842        62,255        55,233          45,292          36,306        28,368(d)
         --               --             --            --            --              --              --            --
   --------         --------       --------      --------      --------        --------        --------      --------
   $352,282         $340,654       $329,193      $241,446      $147,851        $125,302        $100,083      $ 84,877
   --------         --------       --------      --------      --------        --------        --------      --------
   --------         --------       --------      --------      --------        --------        --------      --------

   $  8,504         $ 10,165       $ 10,762      $  8,507(d)   $  6,157        $  5,966(d)     $  5,665      $  4,922
      8,499(d)         8,049          7,762         8,267         7,573           6,849           5,581         4,428(d)
         --               --             --            --            --              --              --            --
   --------         --------       --------      --------      --------        --------        --------      --------
   $ 17,003         $ 18,214       $ 18,524      $ 16,774      $ 13,730        $ 12,815        $ 11,246      $  9,350
   --------         --------       --------      --------      --------        --------        --------      --------
   --------         --------       --------      --------      --------        --------        --------      --------

(d) The following significant business combinations, all in the United States, have been accounted for as purchase transactions:


                                                                                                    Amounts Reported
                                                                                                    in Year Acquired
                                                                                        ----------------------------------------
                                Business                            Effective Date                 Sales and           Operating
Name                            Segment                             of Acquisition          Service Revenues              Profit
- ------------------------        -------------------------      -------------------      --------------------         -----------
Encore Service
  Systems Inc.                  Roto-Rooter                              July 1993               $18,576,000            $784,000
Veratex Group                   Veratex                              December 1992                 7,543,000             607,000
Convenient Home
  Services Inc.                 Roto-Rooter                            August 1991                 5,557,000             773,000
Century Papers Inc.             National Sanitary Supply                 July 1988                71,650,000                 --*
National Sanitary Supply
  acquisitions                  National Sanitary Supply              Various 1986                 9,778,000                 --*
Roto-Rooter franchises          Roto-Rooter                           Various 1984                 3,153,000             139,000

*Operations were integrated into existing operations and amounts are not determinable.

SELECTED FINANCIAL DATA

Chemed Corporation and Subsidiary Companies
- -------------------------------------------
(in thousands, except per share data, employee numbers, footnote data, ratios and percentages)
                                                                     1993         1992         1991
- ------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
        Continuing operations
          Total sales and service revenues  . . . . . . . . . . $ 525,093   $  400,962    $ 352,282
          Gross profit  . . . . . . . . . . . . . . . . . . . .   175,900      138,517      123,077
          Depreciation  . . . . . . . . . . . . . . . . . . . .     8,817        6,348        5,899
          Income from operations  . . . . . . . . . . . . . . .    23,163       15,180        9,500
          Income/(loss) from continuing operations  . . . . . .    17,142       14,251       11,037
        Discontinued operations(a)  . . . . . . . . . . . . . .       687        1,400       41,930
        Extraordinary gain  . . . . . . . . . . . . . . . . . .        --           --           --
        Cumulative effect of changes in accounting principles .     1,651           --           --
        Net income  . . . . . . . . . . . . . . . . . . . . . .    19,480       15,651       52,967
        Earnings per common share:
          Assuming full dilution--
            Income/(loss) from continuing operations(b)   . . .      1.75         1.45         1.10
            Net income  . . . . . . . . . . . . . . . . . . . .      1.99         1.60         5.27
          Primary--
            Income/(loss) from continuing operations(b)   . . .      1.75         1.45         1.10
            Net income  . . . . . . . . . . . . . . . . . . . .      1.99         1.60         5.27
        Average number of shares outstanding:
          Assuming full dilution  . . . . . . . . . . . . . . .     9,778        9,803       10,059
          Primary . . . . . . . . . . . . . . . . . . . . . . .     9,778        9,803       10,059
        Dividends per share . . . . . . . . . . . . . . . . . . $    2.01   $     2.00    $    1.97

FINANCIAL POSITION--YEAR-END
        Cash, cash equivalents and marketable securities  . . . $  15,815   $   47,704    $  83,044
        Working capital . . . . . . . . . . . . . . . . . . . .    17,565       57,929       78,663
        Properties and equipment, at cost less accumulated
          depreciation  . . . . . . . . . . . . . . . . . . . .    70,758       62,872       44,391
        Total assets  . . . . . . . . . . . . . . . . . . . . .   430,253      404,944      364,335
        Long-term debt  . . . . . . . . . . . . . . . . . . . .    98,059      103,778       77,928
        Stockholders' equity  . . . . . . . . . . . . . . . . .   137,151      133,511      139,407
        Book value per share:
          Assuming full dilution  . . . . . . . . . . . . . . .     14.00        13.68        14.08
          Primary . . . . . . . . . . . . . . . . . . . . . . .     14.00        13.68        14.08

OTHER STATISTICS--CONTINUING OPERATIONS
        Net cash provided/(used) by continuing operations . . . $  17,686   $   15,920    $  19,878
        Capital expenditures  . . . . . . . . . . . . . . . . .    13,851        8,232       11,416
        Number of employees . . . . . . . . . . . . . . . . . .     4,834        3,856        3,325
        Number of sales and service representatives . . . . . .     2,552        1,790        1,665
        Dividend payout ratio(d)  . . . . . . . . . . . . . . .     101.0%       125.0%        37.4%
        Debt to total capital ratio:
          Total debt basis  . . . . . . . . . . . . . . . . . .      43.2         44.3         34.5
          Senior debt basis . . . . . . . . . . . . . . . . . .      43.2         44.3         34.5
        Return on average equity(d) . . . . . . . . . . . . . .      14.3         11.6         42.5
        Return on average total capital employed(d) . . . . . .       9.7          8.7         24.4
        Current ratio . . . . . . . . . . . . . . . . . . . . .      1.14         1.56         1.93

(a) Discontinued operations data include accrual adjustments in 1992 and 1993 related to the gain on the sale of DuBois Chemicals Inc. ("DuBois"); DuBois, sold in April 1991; adjustments to accruals in 1991 and 1988 related to operations discontinued in 1986; and Vestal Laboratories Inc., sold in December 1986.
(b) Earnings per share assuming full dilution from continuing operations for years prior to 1989 are greater than the corresponding primary amounts due to the antidilutive impact of the convertible debt on earnings per common share from continuing operations.

     1990         1989          1988       1987         1986          1985         1984
- ---------------------------------------------------------------------------------------
$ 340,654    $ 329,193     $ 241,446  $ 147,851   $  125,302     $ 100,083     $ 84,877
  118,235      110,618        87,071     65,577       57,145        45,267       38,702
    5,413        4,811         3,738      3,049        2,484         1,958        1,477
   11,147       11,281         9,529      7,636        6,259         5,928        5,029
    3,737        4,024         1,142      1,049       (4,893)(c)     2,701        1,600
   12,817       22,158        22,246     19,313       42,314        19,157       18,510
       --           --            --         --          212            --           --
       --           --           732         --           --            --           --
   16,554       26,182        24,120     20,362       37,633(c)     21,858       20,110


      .36          .40           .36        .39         (.18)(c)       .52          .43
     1.60         2.61          2.47       2.15         3.68(c)       2.27         2.11

      .36          .40           .12        .12         (.55)(c)       .31          .18
     1.60         2.61          2.60       2.28         4.21(c)       2.49         2.29

   10,371       10,042        10,879     11,006       11,008        10,946       11,004
   10,371       10,042         9,280      8,939        8,946         8,787        8,793
$    1.96    $    1.84     $    1.72  $    1.60   $     1.56      $   1.52     $   1.48


$     775    $   5,346     $   4,033  $   4,387   $   26,165     $   5,845     $  1,193
   14,377       28,236        24,740     10,064       22,108        16,264       12,131

   36,802       38,574        36,335     25,034       22,882        18,160       16,592
  277,169      285,600       276,276    218,314      234,984       195,932      176,801
   82,151       85,834        90,405     46,504       47,328        57,373       70,483
  109,504      119,121       109,276    111,754      120,392        93,540       82,020

    10.75        11.61         13.19      14.69        15.22         12.90        12.12
    10.75        11.61         11.65      12.71        13.41         10.56         9.42


$  13,760    $   9,537     $   7,589  $  (6,335)  $   (4,817)    $     737     $    453
    7,128        7,723        10,259      5,597        6,475         4,476        5,042
    2,965        2,851         2,633      1,796        1,657         1,221        1,160
    1,409        1,356         1,223        967          853           626          625
    122.5%        70.5%         66.2%      70.2%        37.1%         61.0%        64.6%

     42.4         40.3          43.5       29.3         26.5          37.1         45.4
     42.4         34.9          29.2        3.8          1.5           8.6         13.5
     13.8         22.3          20.6       17.0         38.7          26.0         25.4
      9.8         14.0          14.9       13.5         24.1          17.1         16.5
     1.27         1.61          1.55       1.32         1.56          1.60         1.69

(c) Included in income from continuing operations, net income and the corresponding earnings per share amounts for 1986 is an aftertax loss of $3,635,000 for the cost of terminating interest rate exchange arrangements.
(d) These computations are based on the net income and, with respect to return on average capital employed, various related adjustments.



ADDITIONAL SEGMENT DATA(a)

Chemed Corporation and Subsidiary Companies
- ------------------------------------------------------------------------------------------------------------------
(in thousands)
For the Years Ended December 31,                                            1993             1992             1991
- ------------------------------------------------------------------------------------------------------------------
IDENTIFIABLE ASSETS
        National Sanitary Supply  . . . . . . . . . . . . . . . . .     $109,952         $110,337         $106,223
        Roto-Rooter   . . . . . . . . . . . . . . . . . . . . . . .      125,280           79,997           75,398
        Veratex   . . . . . . . . . . . . . . . . . . . . . . . . .       78,468           67,770               --
                                                                        --------         --------         --------
           Total identifiable assets  . . . . . . . . . . . . . . .      313,700          258,104          181,621
        Corporate assets(b)   . . . . . . . . . . . . . . . . . . .      116,553          146,840          182,714
                                                                        --------         --------         --------
             Total assets   . . . . . . . . . . . . . . . . . . . .     $430,253         $404,944         $364,335
                                                                        --------         --------         --------
                                                                        --------         --------         --------
CAPITAL EXPENDITURES
        National Sanitary Supply  . . . . . . . . . . . . . . . . .     $  2,688         $  3,949         $  4,408
        Roto-Rooter   . . . . . . . . . . . . . . . . . . . . . . .        6,885            3,698            3,533
        Veratex   . . . . . . . . . . . . . . . . . . . . . . . . .        3,743              448               --
                                                                        --------         --------         --------
          Subtotal  . . . . . . . . . . . . . . . . . . . . . . . .       13,316            8,095            7,941
        Corporate assets  . . . . . . . . . . . . . . . . . . . . .          535              137            3,475
                                                                        --------         --------         --------
             Total capital expenditures   . . . . . . . . . . . . .     $ 13,851         $  8,232         $ 11,416
                                                                        --------         --------         --------
                                                                        --------         --------         --------
DEPRECIATION AND AMORTIZATION(c)
        National Sanitary Supply  . . . . . . . . . . . . . . . . .     $  4,752         $  4,716         $  4,150
        Roto-Rooter   . . . . . . . . . . . . . . . . . . . . . . .        5,169            3,831            3,131
        Veratex   . . . . . . . . . . . . . . . . . . . . . . . . .        2,113              162               --
                                                                        --------         --------         --------
          Subtotal  . . . . . . . . . . . . . . . . . . . . . . . .       12,034            8,709            7,281
        Corporate assets  . . . . . . . . . . . . . . . . . . . . .        1,089              525              820
                                                                        --------         --------         --------
             Total depreciation and amortization  . . . . . . . . .     $ 13,123         $  9,234         $  8,101
                                                                        --------         --------         --------
                                                                        --------         --------         --------
RECONCILIATION OF OPERATING PROFIT TO INCOME
  BEFORE INCOME TAXES, EQUITY EARNINGS AND MINORITY INTEREST
        Total operating profit  . . . . . . . . . . . . . . . . . .     $ 29,124         $ 21,031         $ 17,003
        Interest expense  . . . . . . . . . . . . . . . . . . . . .       (8,889)          (5,732)          (5,731)
        Corporate expenses, net of investment income(d)   . . . . .        7,695            6,885            6,750
                                                                        --------         --------         --------
             Income before income taxes, equity earnings and
               minority interest  . . . . . . . . . . . . . . . . .     $ 27,930         $ 22,184         $ 18,022
                                                                        --------         --------         --------
                                                                        --------         --------         --------

(a) The Additional Segment Data are covered by the report of independent accountants.
(b) Corporate assets consist primarily of cash and cash equivalents, marketable securities, properties and equipment, investment in affiliate and other investments.
(c) Depreciation and amortization include amortization of identifiable intangible assets, goodwill and other assets.
(d) Amounts are not allocable to segments and are included in various categories in the Consolidated Statement of Income.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS


FINANCIAL CONDITION

LIQUIDITY AND CAPITAL RESOURCES
    Significant transactions impacting the Company's consolidated cash flows and financial position during 1993 and at December 31, 1993, include the following:
    --During 1993, the Company completed the acquisition of Encore Service
      Systems Inc. ("Encore") and nine other purchase business combinations for cash outlays aggregating $25.8 million;
    --In November 1993, the Company repaid $21 million of its Series A and
      Series B Senior Notes due 1993; and,
    --During 1993, the Company increased its short-term borrowings by $25.0 million.

    As a result of deploying a significant portion of its excess cash and incurring additional short-term borrowings, the Company's current ratio was 1.1:1 at December 31, 1993, as compared with 1.6:1 at the end of 1992. Additionally, the ratio of total debt to total capital declined from 44% at December 31, 1992, to 43% at the end of 1993. Excluding the debt guarantees of the ESOPs, the total debt to total capital ratios were 29% and 28%, respectively, at December 31, 1993 and 1992.
    Including the unused portion of its committed credit lines with Bank of America and PNC Bank, the Company had $34.3 million of unused lines of short-term credit with various banks at December 31, 1993.
    At December 31, 1993, the Company had authority from the Board of Directors to purchase shares of the Company's capital stock up to a cost of approximately $11.8 million. Should the market price of the stock be such that it represents an attractive investment for the Company, additional shares may be purchased under such authority. National Sanitary Supply and Roto-Rooter have combined unused authorities totaling $3.8 million at December 31, 1993, to repurchase shares of their own common stocks.

CASH FLOW

    The Company's cash flows for 1993 and 1992 may be summarized as follows (in millions):
                                              For the Years Ended
                                                  December 31,
                                             --------------------
                                              1993          1992
                                             ------        ------
Cash provided by operating activities        $ 17.7        $ 15.9
Capital expenditures                          (13.9)         (8.2)
                                             ------        ------
  Cash available for dividends
    before other financing and
    investing activities                        3.8           7.7
Cash dividends                                (19.7)        (19.6)
Net other investing/financing
  activities                                   16.0          20.6
                                             ------        ------
  Increase in cash and
    cash equivalents                         $   .1        $  8.7
                                             ------        ------
                                             ------        ------

The increase in cash provided by operating activities from $15.9 million in 1992 to $17.7 million in 1993 is largely attributable to The Veratex Group ("Veratex"), acquired in December 1992. Veratex and Roto-Rooter accounted for the major portion of the increase in capital expenditures for 1993.
    Cash flow from operating activities is expected to continue to grow in 1994 and later years, while the increase in capital expenditures is expected to moderate. During 1993, the Company supplemented its operating cash flow with gains from the sale of investments aggregating $4.3 million after taxes. Management continues to view the Company's investment portfolio, along with its 27% equity interest in Omnicare Inc. ("Omnicare"), as potential sources of cash during the interim period in which the Company's dividend payout ratio exceeds 100%. Should favorable market conditions continue, it is anticipated that additional sales of investments will be made in 1994.
    Consistent with management's long-term strategy of increasing dividends at a lesser rate than earnings to reduce its payout ratio, the Board of Directors declared a quarterly dividend of $.51 per share of capital stock in February 1994, payable in March 1994 (versus $.50 per share paid in March 1993). Nonetheless, the dividend rate is set each quarter with a long-term perspective taking into consideration the Company's financial position, earnings and cash flow, as well as interest rates, market conditions and other economic factors.

COMMITMENTS
    The Company's lease for corporate and general office facilities covers the period from April 1991 to April 2006 and includes space which has been subleased to the Company's former DuBois Chemicals Inc. subsidiary ("DuBois") for varying terms expiring in the years 1998 through 2003. As a result, the Company had net lease commitments aggregating $39.2 million at December 31, 1993.
     Because Company contributions previously made to other benefit or retirement plans have been used to fund the ESOP debt requirements, the loss of DuBois' contributions to the ESOPs initially had a significant impact on the funding of the ESOPs. During 1992, however, the employees of National Sanitary Supply became participants in one of the Company's ESOPs, and a major portion of the ESOP loans was refinanced in January 1992 at lower interest rates. Furthermore, in 1993, qualifying employees of Veratex became participants in the ESOPs. Therefore, on both a short- and long-term basis, it is not anticipated that the funding of ESOP contributions will have a significant impact on the Company's ability to satisfy its long-term obligations.
    As a part of the DuBois sale agreement, the Company agreed to reimburse the purchaser for a specified portion of the liability for estimated environmental cleanup and related costs arising from the operations of DuBois prior to the sale date. The Company accrued $15.5 million in 1991 for its estimated share of these costs and is contingently liable for additional cleanup and related costs up to a maximum of $10.0 million, for which no provision has been accrued. Through December 31, 1993, the Company has reimbursed the purchaser of DuBois $777,000 for prior years' environmental and related costs of DuBois.
    Effective January 1, 1994, Chemed acquired all of the capital stock of Patient Care Inc. ("Patient Care") for cash payments aggregating $20,582,000, including deferred payments with a present value of $6,582,000, plus 17,500 shares of Chemed Capital Stock. Additional cash payments of up to $10,400,000 may be made, the amount being contingent upon Patient Care's earnings during the three-year period ended December 31, 1995. The acquisition was funded with the Company's excess cash and marketable securities and short-term borrowings.
    The above obligations and contingencies notwithstanding, it is management's opinion that the Company has no long-range commitments which would have a significant impact on its liquidity, financial condition or the results of its operations. The Company's various loan agreements and guarantees of indebtedness contain certain restrictive covenants; however, management believes that such covenants will not adversely affect the operations of the Company.

RESULTS OF OPERATIONS
    Set forth below by business segment are data relating to growth in sales and service revenues and operating profit margin:
                                    Percent Increase in Sales
                                      and Service Revenues
                                    -------------------------
                                        1993          1992
                                    vs. 1992      vs. 1991
                                    --------      --------
National Sanitary Supply                   3%            8%
Roto-Rooter                               30            23
Veratex                                 n.a.          n.a.
     Total                                31            14

                                     Operating Profit
                                   as a Percent of Sales
                                   and Service Revenues
                                    (Operating Margin)
                                  ----------------------
                                  1993    1992     1991
                                  ----    ----     ----
National Sanitary Supply           3.1%    3.2%     3.2%
Roto-Rooter                       10.5    10.7     10.0
Veratex                            6.2     8.0     n.a.
     Total                         5.5     5.2      4.8

1993 VERSUS 1992
    Sales of the National Sanitary Supply segment increased 3% to $296,865,000 in 1993. This sales growth was achieved by a unit volume increase of 5%, offset in part by industry-wide deflationary pricing. As a result of tight expense controls over personnel costs and bad debt expenses, the operating margin of this segment declined only slightly during 1993.
    A prolonged period of deflationary pricing coupled with continuing weak economic conditions could have an unfavorable impact on the profitability of the National Sanitary Supply segment. Management expects to mitigate these economic factors with more efficient operations, by promoting higher-margin products, and through periodic price increases, when possible.
    Sales and services revenues of the Roto-Rooter segment for 1993 totaled $136,428,000, an increase of 30% over the revenues recorded in 1992. Excluding Encore, acquired by Roto-Rooter's and Chemed's jointly owned Convenient Home Services Inc. ("Convenient") subsidiary, total revenues of this segment for 1993 increased 13% over revenues recorded in 1992. Also during 1993, plumbing revenues rose 21% to $30,749,000 and drain-cleaning revenues grew 10% to $48,384,000 as compared with revenues recorded in 1992.

The operating margin of the Roto-Rooter segment declined slightly from 10.7% during 1992 to 10.5% in 1993, primarily due to the acquisition of Encore, which has lower operating margins than Roto-Rooter's other businesses. Roto-Rooter management expects that changes being made in operating methods and procedures will result in raising Encore's operating margins to levels equivalent to those of Roto-Rooter's other lines of business over the next several years.
     Sales of the Veratex segment, acquired effective December 1, 1992, for 1993 totaled $91,800,000, an increase of 8% over full-year sales for 1992. During 1993, Veratex contributed $5,660,000 to the Company's operating profit as compared with $607,000 for the month of December 1992. The operating margin of 8.0% recorded in December 1992 was unusually high due to three extra selling days falling in that month. The 6.2% margin recorded in 1993 is more indicative of Veratex's ongoing operating performance.
     Consolidated sales and service revenues for 1993 totaled $525,093,000, an increase of 31% over revenues recorded in 1992. Excluding the sales of Veratex and Encore, total sales and service revenues for 1993 increased 5% over revenues recorded in 1992. The improvement of the total operating margin from 5.2% in 1992 to 5.5% in 1993 was largely attributable to the acquisition of Veratex late in 1992.
     Income from operations increased 53% from $15,180,000 in 1992 to $23,163,000 in 1993, primarily as a result of the acquisitions of Veratex and Encore.
     Interest expense increased by $3,157,000, from $5,732,000 in 1992 to $8,889,000 in 1993, largely as a result of the issuance in December 1992 of the $50,000,000 8.15% Senior Notes, due 2004. Lower interest expense on the ESOP debt, coupled with the scheduled repayment of $21,000,000 of Series A and B Senior Notes (which carried interest rates slightly in excess of 10% per annum), partially offset the increased interest expense of the 8.15% Senior Notes.
     Other income--net for 1993 totaled $13,656,000 as compared with $12,736,000 for 1992, an increase of $920,000. This increase was attributable to larger gains on the sales of investments ($6,695,000 in 1993 versus $2,877,000 in 1992), partially offset by lower interest income in 1993. The decline in interest income primarily was due to lower interest rates on cash equivalents and marketable securities in 1993.
     For 1993, the Company's effective tax rate was 33.2% as compared with 29.4% in 1992, primarily due to a higher effective state and local tax rate in 1993. In addition, a lower ESOP dividend tax credit and a lower domestic dividend exclusion as a percent of pretax income in 1993 contributed to the higher effective rate.
     Chemed's equity in the earnings of Omnicare increased 32% from $1,745,000 in 1992 to $2,299,000 in 1993 primarily as a result of the continuing growth of Omnicare's pharmacy services business which serves the long-term-care market. Omnicare's sales and income from continuing operations for 1993 increased 55% and 153%, respectively, over amounts recorded in 1992.
     Income from continuing operations increased 20% from $14,251,000 ($1.45 per share) in 1992 to $17,142,000 ($1.75 per share) in 1993, as a result of the earnings contribution of Veratex, the significant earnings growth recorded by Roto-Rooter, and the higher level of investment gains in 1993 ($4,274,000 after taxes, or $.44 per share, in 1993 versus $1,899,000 after taxes, or $.19 per share, in 1992). In addition, earnings for 1993 were reduced by $.10 per share, due to the negative carry on the Company's 8.15% Senior Notes (versus the lower rate of earnings on the Company's short-term investments). It is anticipated that the acquisition of Patient Care effective January 1, 1994, will eliminate the impact of the negative carry.
     Net income for 1993 increased 24% to $19,480,000 ($1.99 per share) from $15,651,000 ($1.60 per share). Earnings for 1993 included $1,651,000 ($.17 per share) from the cumulative effect of adopting Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes" and $687,000 ($.07 per share) from the favorable adjustment of accruals related to the 1991 sale of DuBois. For 1992, earnings included $1,400,000 ($.15 per share) relating to an adjustment of income taxes on the sale of DuBois.

1992 VERSUS 1991
     The National Sanitary Supply segment reported sales of $288,731,000 during 1992, an increase of 8% over amounts recorded in 1991. Excluding the impact of acquisitions, this segment's sales for 1992 increased by 4% over sales for 1991. The operating margin for National Sanitary Supply was 3.2% for both 1991 and 1992.
     The Roto-Rooter segment reported sales and service revenues of $104,688,000 during 1992, an increase of 23% over amounts recorded in 1991. Excluding the impact of acquisitions (primarily Convenient), this segment's sales for 1992 increased 8% over sales for 1991. Plumbing revenues for 1992, which account for approximately one-fourth of total revenues, increased 20% over amounts recorded during 1991. The operating margin for Roto-Rooter improved from 10.0% in 1991 to 10.7% in 1992, largely as a result of favorable sales growth in company-owned operations, particularly from repair and maintenance plumbing services, coupled with continued effective cost management.
     Veratex, acquired effective December 1, 1992, contributed $7,543,000 and $607,000, respectively, to the

Company's sales and service revenues and operating profit in 1992. Excluding Veratex and other businesses acquired in 1991 and 1992, the consolidated sales and service revenues of the Company increased by 5% in 1992 as compared with revenues for 1991.
     Income from operations increased by $5,680,000, from $9,500,000 in 1991 to $15,180,000 in 1992, primarily as a result of: (a) a full year's profit contribution in 1992 by Convenient versus four months' contribution in 1991;
(b) growth in sales and service revenues of Roto-Rooter's and National Sanitary Supply's basic businesses; (c) the lack of the expense of a Company contribution to the Chemed Foundation in 1992; (d) the acquisition of Veratex in December 1992; and, (e) the improved operating margin of the Roto-Rooter segment.
     Other income--net decreased from $14,253,000 to $12,736,000 as a result of a decline in gains on the sales of marketable securities and other investments in 1992 as compared with 1991.
     Chemed's share of the earnings of Omnicare increased from $1,179,000 in 1991 to $1,745,000 in 1992 primarily as a result of the growth of Omnicare's pharmacy services business. Omnicare's income from continuing operations (which excludes earnings from Veratex) increased 192% from $1,182,000 in 1991 to $3,448,000 in 1992. Omnicare recorded a gain of $5,198,000 on its sale of Veratex to the Company in December 1992. For the purpose of computing the Company's share of Omnicare's earnings in 1992, this gain was excluded from Omnicare's net income.
     Chemed's income from continuing operations increased 29% from $11,037,000 ($1.10 per share) in 1991 to $14,251,000 ($1.45 per share) in 1992 largely as a result of strong performances by Roto-Rooter, National Sanitary Supply and Omnicare in 1992.
     Net income, which in 1991 included a net gain of $41,930,000 from discontinued operations (primarily from the sale of DuBois), declined from $52,967,000 ($5.27 per share) in 1991 to $15,651,000 ($1.60 per share) in 1992.

IMPACT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

ACCOUNTING FOR POSTEMPLOYMENT BENEFITS
     In November 1992, the Financial Accounting Standards Board ("FASB") issued SFAS No. 112, "Employers' Accounting for Postemployment Benefits," effective for fiscal years commencing after December 15, 1993. SFAS No. 112 requires companies to account for postemployment benefits (benefits after employment ceases but before retirement begins) on an accrual basis, as is presently required for pension benefits. Generally, the cost of postemployment benefits provided by the Company is either paid for by the employee or is accrued in the period in which the benefits are earned. Consequently, the implementation of the provisions of SFAS No. 112 in the first quarter of 1994 will not have a material impact on the Company's financial position or results of operations.

ACCOUNTING FOR DEBT AND EQUITY INVESTMENTS
     In May 1993, the FASB issued SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," effective for fiscal years commencing after December 15, 1993. Generally, SFAS No. 115 requires most investments in debt and equity securities to be recorded at their fair value, unless it is the intent of the company to hold the security until maturity. Unrealized gains and losses on "trading" securities are charged or credited to earnings, while such gains and losses on securities classified as "available for sale" are recorded in a separate component of equity.
     Effective January 1, 1994, the Company is required to adopt SFAS No. 115 and will recognize an increase in its stockholders' equity balance of approximately $13 million, representing the aftertax unrealized gain on its debt and equity securities classified as "available for sale." Since its "trading" securities have a book value that is essentially the same as market value, adoption of SFAS No. 115 will have little impact on the Company's results of operations.

EMPLOYERS' ACCOUNTING FOR EMPLOYEE STOCK
OWNERSHIP PLANS
     In November 1993, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position ("SOP") No. 93-6, "Employers' Accounting for Employee Stock Ownership Plans." Adoption of this statement in 1994 is required for ESOP shares purchased after December 31, 1992. Since all of the Company's ESOP shares were purchased prior to 1993, adoption of SOP No. 93-6 is optional. Presently, it is not anticipated that the Company will adopt the provisions of SOP No. 93-6 in 1994.

REPORTING ON ADVERTISING COSTS
     In December 1993, AcSEC issued SOP No. 93-7, "Reporting on Advertising Costs," which requires that advertising costs, except costs of direct response advertising, be expensed no later than the first time the advertising has taken place. Adoption of this statement is required for fiscal years beginning after June 15, 1994.
     Because substantially all of the Company's advertising costs relate to either direct response advertising or are expensed within the 12-month period in which they are incurred, adoption of SOP No. 93-7 in 1995 will not materially impact the Company's results of operations or financial position.

40