Form 10-K405, Exhibit 13
period 1994-12-31
CHEMED CORP
filed 1995-03-28
CIK 19584

                                                                Exhibit 13

FINANCIAL REVIEW

CONTENTS


18        Statement of Accounting Policies
- ------------------------------------------
19        Consolidated Statement of Income
- ------------------------------------------
20              Consolidated Balance Sheet
- ------------------------------------------
21    Consolidated Statement of Cash Flows
- ------------------------------------------
22       Consolidated Statement of Changes
                   in Stockholders' Equity
- ------------------------------------------
23           Notes to Financial Statements
- ------------------------------------------
31  Unaudited Summary of Quarterly Results
- ------------------------------------------
32             Sales and Profit Statistics
                       by Business Segment
- ------------------------------------------
34                 Selected Financial Data
- ------------------------------------------
36                 Additional Segment Data
- ------------------------------------------
37             Management's Discussion and
           Analysis of Financial Condition
                 and Results of Operations

PRICE WATERHOUSE LLP            [Price Waterhouse Logo]

REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Chemed Corporation

   In our opinion, the consolidated financial statements appearing on pages 18 through 30 and pages 32, 33 and 36 of this report present fairly, in all material respects, the financial position of Chemed Corporation and its subsidiaries ("the Company") at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

   As discussed in the Statement of Accounting Policies and Note 6 of the Notes to Financial Statements, the Company changed its method of accounting for income taxes in 1993.


/s/ Price Waterhouse LLP

Cincinnati, Ohio
February 1, 1995

STATEMENT OF ACCOUNTING POLICIES

Chemed Corporation and Subsidiary Companies

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

MARKETABLE SECURITIES AND OTHER INVESTMENTS
   Marketable securities and other investments at December 31, 1994, are recorded at their estimated fair value in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which was adopted effective January 1, 1994. Prior to 1994, such investments were recorded at the lower of cost or market.
   In calculating realized gains and losses on the sales of investments, the specific identification method is used to determine the cost of investments sold.

INVENTORIES
   Inventories are stated at the lower of cost or market. For determining the value of inventories, the average cost method is used by the National Sanitary Supply segment, and the first-in, first-out ("FIFO") method is used by the Roto-Rooter and Veratex segments.

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

   The lives of the Company's intangible assets at December 31, 1994, are as follows (in thousands):

 1 - 10 years                    $  1,426

11 - 20 years                       1,980
21 - 30 years                       7,454
31 - 40 years                     123,749

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

INCOME TAXES
   Effective January 1, 1993, the Company adopted SFAS No. 109, "Accounting for Income Taxes." For 1992, income taxes were accounted for under rules specified in SFAS No. 96, "Accounting for Income Taxes."

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

RECLASSIFICATIONS
   Certain amounts in the 1993 and 1992 financial statements have been reclassified to conform with the 1994 presentation.


CONSOLIDATED STATEMENT OF INCOME

Chemed Corporation and Subsidiary Companies

(in thousands, except per share data)
For the Years Ended December 31,                                                      1994             1993            1992
                                                                                   ----------       ----------     ----------
Continuing Operations
       Sales                                                                         $415,807         $401,372       $305,301
       Service revenues                                                               229,220          123,721         95,661
                                                                                     --------         --------       --------
          Total sales and service revenues                                            645,027          525,093        400,962
                                                                                     --------         --------       --------
       Cost of goods sold                                                             284,973          269,284        208,679
       Cost of services provided                                                      142,696           79,909         53,766
       Selling and marketing expenses                                                  96,144           89,784         71,800
       General and administrative expenses                                             81,417           54,136         45,189
       Depreciation                                                                    10,686            8,817          6,348
       Nonrecurring expenses (Note 3)                                                   1,705               --             --
                                                                                     --------         --------       --------
          Total costs and expenses                                                    617,621          501,930        385,782
                                                                                     --------         --------       --------
       Income from operations                                                          27,406           23,163         15,180
       Interest expense                                                                (8,807)          (8,889)        (5,732)
       Other income--net (Note 5)                                                      11,175           13,656         12,736
                                                                                     --------         --------       --------
          Income before income taxes and minority interest                             29,774           27,930         22,184
       Income taxes (Note 6)                                                          (10,954)          (9,278)        (6,531)
       Minority interest in earnings of subsidiaries (Note 1)                          (4,288)          (3,809)        (3,147)
                                                                                     --------         --------       --------
       Income from continuing operations                                               14,532           14,843         12,506
Discontinued Operations (Note 4)                                                       29,390            2,986          3,145
                                                                                     --------         --------       --------
Income before cumulative effect of a change in accounting principle                    43,922           17,829         15,651
Cumulative effect of a change in accounting principle (Note 6)                             --            1,651             --
                                                                                     --------         --------       --------
Net Income                                                                           $ 43,922         $ 19,480       $ 15,651
                                                                                     ========         ========       ========
Earnings Per Common Share
       Income from continuing operations                                             $   1.47         $   1.52      $   1 .28
                                                                                     ========         ========       ========
       Income before cumulative effect of a change
         in accounting principle                                                     $   4.46         $   1.82       $   1.60
                                                                                     ========         ========       ========
       Net income                                                                    $   4.46         $   1.99       $   1.60
                                                                                     ========         ========       ========
       Average number of shares outstanding                                             9,856            9,778          9,803
                                                                                     ========         ========       ========

The Statement of Accounting Policies and the accompanying Notes to Financial Statements are integral parts of this statement.


CONSOLIDATED BALANCE SHEET

Chemed Corporation and Subsidiary Companies

(in thousands, except share and per share data)
December 31,                                                                                        1994             1993
                                                                                                 ----------       ----------
Assets
       Current assets
          Cash and cash equivalents (Note 7)                                                      $  4,722         $ 14,615
          Marketable securities (Note 7)                                                            19,517            1,200
          Accounts receivable less allowances of $2,974 (1993--$2,391)                              81,822           58,350
          Current portion of note receivable (Note 8)                                                5,740            5,627
          Inventories (Note 9)                                                                      60,273           54,745
          Other current assets                                                                      11,245           10,677
                                                                                                  --------         --------
             Total current assets                                                                  183,319          145,214

       Investment in affiliate (Note 4)                                                                 --           30,656
       Other investments (Note 16)                                                                  85,073           37,657
       Properties and equipment, at cost less accumulated depreciation (Note 10)                    77,116           70,758
       Note receivable (Note 8)                                                                      5,455           10,413
       Identifiable intangible assets less accumulated amortization of $1,928
         (1993--$884)                                                                               21,192           22,166
       Goodwill less accumulated amortization of $17,346 (1993--$14,073)                           113,417           94,867
       Other assets                                                                                 19,911           18,522
                                                                                                  --------         --------
                  Total Assets                                                                    $505,483         $430,253
                                                                                                  ========         ========
Liabilities
       Current liabilities
          Accounts payable                                                                        $ 31,386         $ 24,124
          Bank notes and loans payable (Note 11)                                                    25,000           25,000
          Current portion of long-term debt (Note 12)                                                6,391            5,688
          Income taxes (Note 6)                                                                     17,233           20,448
          Deferred contract revenue                                                                 22,630           23,783
          Other current liabilities (Note 13)                                                       40,026           28,606
                                                                                                  --------         --------
             Total current liabilities                                                             142,666          127,649

       Deferred income taxes (Note 6)                                                                7,606              374
       Long-term debt (Note 12)                                                                     92,133           98,059
       Other liabilities and deferred income (Note 13)                                              40,564           35,009
       Minority interest (Note 1)                                                                   36,194           32,011
                                                                                                  --------         --------
                  Total Liabilities                                                                319,163          293,102
                                                                                                  --------         --------
Stockholders' Equity
       Capital stock--authorized 15,000,000 shares $1 par;
       issued 12,369,212 shares (1993--12,087,894 shares)                                           12,369           12,088
       Paid-in capital                                                                             138,733          132,095
       Retained earnings                                                                           123,993           99,851
       Treasury stock, at cost--2,504,641 shares (1993--2,289,120 shares)                          (71,230)         (63,914)
       Unearned compensation--ESOPs (Note 14)                                                      (38,486)         (42,969)
       Unrealized appreciation on investments (Note 16)                                             20,941               --
                                                                                                  --------         --------
                  Total Stockholders' Equity                                                       186,320          137,151
                                                                                                  --------         --------
       Commitments and contingencies (Notes 2, 13 and 15)
                  Total Liabilities and Stockholders' Equity                                      $505,483         $430,253
                                                                                                  ========         ========


The Statement of Accounting Policies and the accompanying Notes to Financial Statements are integral parts of this statement.



CONSOLIDATED STATEMENT OF CASH FLOWS

Chemed Corporation and Subsidiary Companies

(in thousands)
For the Years Ended December 31,                                                            1994           1993            1992
                                                                                          --------       --------        --------
Cash Flows from Operating Activities
       Net income                                                                         $ 43,922       $ 19,480        $ 15,651
       Adjustments to reconcile net income to net cash
         provided by operations:
             Depreciation and amortization                                                  15,807         13,123           9,234
             Gains on sales of investments (Note 5)                                         (5,471)        (6,695)         (2,877)
             Minority interest in earnings of subsidiaries (Note 1)                          4,288          3,809           3,147
             Proceeds from sales of trading securities                                       2,984             --              --
             Purchases of trading securities                                                (2,000)            --              --
             Provision for uncollectible accounts receivable                                 1,855          2,018           1,616
             Provision for deferred income taxes (Note 6)                                    1,101          1,327          (1,583)
             Discontinued operations (Note 4)                                              (29,390)        (2,986)         (3,145)
             Cumulative effect of a change in accounting
               principle (Note 6)                                                               --         (1,651)             --
             Changes in operating assets and liabilities, excluding
               amounts acquired in business combinations:
                  Increase in accounts receivable                                          (13,300)        (4,588)         (4,896)
                  (Increase)/decrease in inventories and other
                    current assets                                                          (6,610)        (4,932)            831
                  Increase in accounts payable, deferred contract
                    revenue and other current liabilities                                   12,219          3,397           1,986
                  Decrease in income taxes (Note 6)                                         (1,037)        (1,828)           (187)
             Other--net                                                                     (1,686)        (3,195)         (4,214)
                                                                                           -------        -------         -------
          Net cash provided by continuing operations                                        22,682         17,279          15,563
          Net cash provided by discontinued operations                                         428            407             357
                                                                                           -------        -------         -------
             Net cash provided by operating activities                                      23,110         17,686          15,920
                                                                                           -------        -------         -------

Cash Flows from Investing Activities
       Net proceeds from sale of discontinued operations (Note 4)                           49,496          1,468           1,366
       Purchases of investments                                                            (29,788)        (4,396)           (903)
       Capital expenditures                                                                (18,400)       (13,851)         (8,232)
       Business combinations, net of cash acquired (Note 2)                                (18,383)       (25,762)        (68,247)
       Proceeds from sales of investments                                                    9,196          9,193           2,133
       Proceeds from sales of marketable securities                                             --         78,858         239,820
       Purchases of marketable securities                                                       --        (47,114)       (195,800)
       Other--net                                                                            2,449            834           2,399
                                                                                           -------        -------         -------
             Net cash used by investing activities                                          (5,430)          (770)        (27,464)
                                                                                           -------        -------         -------

Cash Flows from Financing Activities
       Dividends paid                                                                      (20,114)       (19,659)        (19,603)
       Repayment of long-term debt (Note 12)                                               (18,232)       (21,452)         (1,644)
       Proceeds from issuance of long-term debt (Note 12)                                   10,000             --          50,825
       Issuances of capital stock (Note 17)                                                  7,592          4,263           2,345
       Purchases of treasury stock                                                          (7,316)        (3,837)         (6,433)
       Increase/(decrease) in bank notes and loans payable
         (Note 11)                                                                              --         25,000          (5,000)
       Other--net                                                                              497         (1,143)           (278)
                                                                                           -------        -------         -------
                Net cash provided/(used) by financing activities                           (27,573)       (16,828)         20,212
                                                                                           -------        -------         -------
Increase/(decrease) in cash and cash equivalents                                            (9,893)            88           8,668
Cash and cash equivalents at beginning of year                                              14,615         14,527           5,859
                                                                                           -------        -------         -------
Cash and cash equivalents at end of year                                                   $ 4,722       $ 14,615        $ 14,527
                                                                                           =======        =======         =======

The Statement of Accounting Policies and the accompanying Notes to Financial Statements are integral parts of this statement.




CONSOLIDATED STATEMENT OF CHANGES
IN STOCKHOLDERS' EQUITY

Chemed Corporation and Subsidiary Companies

(in thousands, except per share data)
                                                                                                      Unrealized
                                                                                         Unearned      Appreci-
                                                                           Treasury       Compen-      ation on
                                      Capital     Paid-in     Retained      Stock--       sation--      Invest-
                                       Stock      Capital     Earnings      at Cost        ESOPs         ments        Total
                                      -------    --------     --------     ---------     ---------    ----------     --------
Balance at December 31, 1991          $11,830    $126,209     $103,982     $(53,644)     $(48,970)      $    --      $139,407
Net income                                 --          --       15,651           --            --            --        15,651
Dividends paid ($2.00 per share)           --          --      (19,603)          --            --            --       (19,603)
Purchases of treasury stock                --          --           --       (6,433)           --            --        (6,433)
Stock awards and exercise of
  stock options (Note 17)                  92       2,253           --           --            --            --         2,345
Decrease in unearned compensation
  --ESOPs (Note 14)                        --          --           --           --         2,164            --         2,164
Other                                      --         (20)          --           --            --            --           (20)
                                      -------    --------     --------     --------      --------       -------      --------
  Balance at December 31, 1992         11,922     128,442      100,030      (60,077)      (46,806)           --       133,511
Net income                                 --          --       19,480           --            --            --        19,480
Dividends paid ($2.01 per share)           --          --      (19,659)          --            --            --       (19,659)
Stock awards and exercise of
  stock options (Note 17)                 166       4,097           --           --            --            --         4,263
Purchases of treasury stock                --          --           --       (3,837)           --            --        (3,837)
Decrease in unearned compensation
  --ESOPs (Note 14)                        --          --           --           --         3,837            --         3,837
Other                                      --        (444)          --           --            --            --          (444)
                                      -------    --------     --------     --------      --------       -------      --------
  Balance at December 31, 1993         12,088     132,095       99,851      (63,914)      (42,969)           --       137,151
Net income                                 --          --       43,922           --            --            --        43,922
Dividends paid ($2.04 per share)           --          --      (20,114)          --            --            --       (20,114)
Stock awards and exercise of
  stock options (Note 17)                 263       7,329           --           --            --            --         7,592
Purchases of treasury stock                --          --           --       (7,316)           --            --        (7,316)
Decrease in unearned compensation
  --ESOPs (Note 14)                        --          --           --           --         4,483            --         4,483
Increase in unrealized
  appreciation on
  investments (Note 16)                    --          --           --           --            --        20,941        20,941
Other                                      18        (691)         334           --            --            --          (339)
                                      -------    --------     --------     --------      --------       -------      --------
  Balance at December 31, 1994        $12,369    $138,733     $123,993     $(71,230)    $ (38,486)      $20,941      $186,320
                                      =======    ========     ========     ========      ========       =======      ========

The Statement of Accounting Policies and the accompanying Notes to Financial Statements are integral parts of this statement.


NOTES TO FINANCIAL STATEMENTS

Chemed Corporation and Subsidiary Companies


1. SEGMENTS OF THE BUSINESS
   The continuing operations of the Company are classified in the following business segments, the definitions of which are based primarily on the operating structure of the Company:

   --The National Sanitary Supply segment includes the consolidated operations of National Sanitary Supply Company ("National Sanitary Supply"), an 85%-owned subsidiary, which sells and distributes sanitary maintenance and paper supplies including cleaners, floor finishes, hand soaps, paper towels and tissues, cleaning equipment, packaging supplies, business paper and general maintenance products used by commercial, institutional and industrial businesses.
   --The Roto-Rooter segment includes the consolidated operations of Roto-Rooter Inc. ("Roto-Rooter"), a 59%-owned subsidiary, which provides repair and maintenance services to residential and commercial accounts. Such services include sewer, drain and pipe cleaning, plumbing services and appliance repair and maintenance and are delivered through both company-owned and franchised locations. Roto-Rooter also manufactures and sells certain products and equipment used to provide such services.
   --The Veratex segment includes the combined operations of the businesses comprising the Company's Veratex Group, which manufactures and distributes medical, dental and veterinary supplies to office-based physicians, dentists and veterinarians and to medical and dental dealers. Products include disposable paper, cotton and gauze proprietary products and various other dental, medical, veterinary and pharmaceutical products.
   --The Patient Care segment includes the consolidated operations of the businesses comprising the Company's Patient Care Group, which offers complete, professional home healthcare services, currently in the New York-New Jersey-Connecticut area. Services provided to patients at home include skilled nursing; home health aides; speech, physical and occupational therapies; medical social work; nutrition; and other specialized services.
   Financial data by business segment are shown on pages 32, 33 and 36 of this annual report. The segment data for 1994, 1993 and 1992 are an integral part of these financial statements.
   Substantially all of the Company's sales and service revenues from continuing operations are generated from business within the United States. The Company's risk to credit loss is well-spread based on the diversity of the Company's customer base and the geographic areas which the Company serves. Nevertheless, management establishes policies regarding the extension of credit and monitors compliance therewith.

2. BUSINESS COMBINATIONS
   Effective January 1, 1994, Chemed acquired all of the capital stock of Patient Care Inc. ("Patient Care") for cash payments aggregating $20,582,000, including deferred payments with a present value of $6,271,000, plus 17,500 shares of Chemed Capital Stock. Additional cash payments of up to $2,000,000 may be made, the amount being contingent upon the earnings of Patient Care for the period ending December 31, 1995.
   Also during 1994, five other business combinations were completed within the Roto-Rooter and National Sanitary segments for aggregate purchase prices of $1,795,000 in cash.
   On July 16, 1993, Service America Systems Inc. ("Service America"--formerly Convenient Home Services Inc.) (30%-owned by the Company and 70%-owned by Roto-Rooter) completed the acquisition of 100% of the outstanding common shares of Encore Services Systems Inc.("Encore"). Encore principally provides residential air conditioning and appliance repair services through service warranty contracts in Florida and Arizona.
   The purchase price paid by Service America was $17,000,000 in cash at closing, plus contingent payments based upon achievement of certain sales and earnings objectives during the 36-month period following the closing of the transaction (up to a maximum of $8,800,000). During 1994, the Company recorded an adjustment to the purchase price of Encore to recognize the accrual of the entire sales-based contingent payment due in 1996. The present value of this $3,800,000 payment, $3,315,000, was recorded as increases to goodwill and other noncurrent liabilities.
   Also during 1993, nine other business combinations were completed within the Roto-Rooter, National Sanitary and Veratex segments for aggregate purchase prices of $8,762,000 in cash.
   Effective December 1, 1992, the Company acquired The Veratex Corporation and seven related businesses ("Veratex") from Omnicare Inc. ("Omnicare") for $63,634,000 in cash. Also in 1992, Roto-Rooter acquired four independently owned franchises, engaged primarily in the sewer-, drain- and pipe-cleaning services business, and National Sanitary Supply acquired four janitorial supply businesses.

   Unaudited pro forma financial data, which assume that the above-mentioned business combinations were completed at the beginning of the year preceding the year of acquisition, are summarized as follows (in thousands, except per share data):

                                            For the Years Ended December 31,
                                       -----------------------------------------
                                           1994            1993           1992
                                       ----------      ----------     ----------
Total sales and
  service revenues                       $647,168        $610,268       $532,351
Income from
  continuing
  operations                               14,579          15,809         13,912
Earnings per
  share--income
  from continuing
  operations                                 1.48            1.61           1.42

   The excess of the purchase price over the fair value of the net assets acquired in business combinations is classified as goodwill. A summary of the fair values of net assets acquired in business combinations, all of which have been recorded under purchase accounting rules, follows (in thousands):
                                                       December 31,
                                       -----------------------------------------
                                           1994            1993           1992
                                       ----------      ----------     ----------
Working capital                           $8,646        $(13,767)       $24,363
Properties and
  equipment                                  451           3,633         18,454
Identifiable intangible
  assets                                      --          11,100          7,994
Goodwill                                  22,051          19,700         16,869
Deferred income taxes                      3,649            (412)           937
Long-term debt                            (7,492)             --             --
Other--net                                  (507)          6,214           (370)
                                         -------         -------        -------
  Total net assets                        26,798          26,468         68,247
Less--cash and
  cash equivalents
  acquired                                  (182)           (706)            --
  --capital stock
  issued                                    (500)             --             --
  --deferred
  payments                                (7,733)             --             --
                                         -------         -------        -------
   Net cash used                         $18,383         $25,762        $68,247
                                         =======         =======        =======


3. NONRECURRING EXPENSES
   Nonrecurring expenses of $1,705,000 ($1,107,000 aftertax or $.12 per share) were recorded in the third quarter of 1994 as the result of downsizing staffs at various locations and refocusing marketing efforts at Veratex.

4. DISCONTINUED OPERATIONS
   On November 30, 1994, the Company sold 1,570,000 shares of the capital stock of Omnicare Inc. ("Omnicare"), a publicly traded affiliate in which Chemed previously had maintained an equity interest, by participating in a public offering. Also, during the first six months of 1994, the Company sold a total of 239,900 shares of Omnicare stock. As a result, the Company recorded gains aggregating $23,358,000 (net of income taxes of $20,248,000) during 1994. These gains and the equity earnings in Omnicare prior to December 1, 1994, have been classified as discontinued operations. The Company continues to hold 722,000 shares, or 6%, of the Omnicare capital stock. During 1994, this investment was reclassified to "other investments" and is accounted for using the cost basis of accounting.
   Following the resolution of various issues pertaining to the Company's accruals for tax and other liabilities relative to the sale of DuBois Chemicals Inc. ("DuBois") in April 1991, the Company recorded adjustments to discontinued operations in 1992, 1993 and 1994.

   Discontinued operations, as shown on the accompanying consolidated statement of income, comprise the following (in thousands):
                                            For the Years Ended December 31,
                                       -----------------------------------------
                                           1994            1993           1992
                                       ----------      ----------     ----------
Gains on sales of
  Omnicare stock                         $23,358              --             --
Equity earnings in
  Omnicare prior to
  December 1, 1994                         2,225           2,299          1,745
Adjustment to the
  tax provision on
  the gain on the
  sale of DuBois                           3,236              --          1,400
Adjustment to the
  expense accruals
  related to the gain
  on the sale of DuBois                      571             687             --
                                         -------         -------        -------
    Total discontinued
      operations                         $29,390         $ 2,986        $ 3,145
                                         =======         =======        =======


5. OTHER INCOME--NET
   Other income--net comprises the following (in thousands):

                                            For the Years Ended December 31,
                                       -----------------------------------------
                                           1994            1993           1992
                                       ----------      ----------     ----------
Gain on sales of
  investments                            $ 5,471         $ 6,695        $ 2,877
Interest income                            2,739           3,763          5,882
Dividend income                            3,057           3,113          3,457
Other--net                                   (92)             85            520
                                         -------         -------        -------
  Total other income
    --net                                $11,175         $13,656        $12,736
                                         =======         =======        =======

6. INCOME TAXES
   The provision for income taxes comprises the following (in thousands):

                                            For the Years Ended December 31,
                                       -----------------------------------------
                                           1994            1993           1992
                                       ----------      ----------     ----------
Continuing Operations:
  Current
    U.S. federal                         $ 7,517         $ 6,243        $ 7,278
    U.S. state and local                   2,336           1,708            836
  Deferred U.S. federal                    1,101           1,327         (1,583)
                                         -------         -------        -------
     Total                               $10,954         $ 9,278        $ 6,531
                                         =======         =======        =======
Discontinued Operations:
  Current
    U.S. federal                         $19,820         $   170        $  (678)
    U.S. state and local                  (2,850)             --             --
  Deferred U.S. federal                     (323)            183           (722)
                                         -------         -------        -------
     Total                               $16,647         $   353        $(1,400)
                                         =======         =======        =======


   A summary of the significant temporary differences that give rise to deferred income tax assets/(liabilities) follows (in thousands):
                                               December 31,
                                       --------------------------
                                          1994            1993
                                       ----------      ----------
Payments related to
  discontinued operations                $ 5,359         $ 4,773
Accrued insurance expense                  4,733           5,006
Bad debt allowances                        1,139             871
Employee benefit accruals                  1,134             882
Deferred compensation                        877             765
Amortization of intangible assets            689              --
Other                                      4,473           3,629
                                         -------         -------
  Gross deferred income tax assets        18,404          15,926
                                         -------         -------
Market valuation of investments          (10,788)             --
Accelerated tax depreciation              (5,387)         (5,505)
Unremitted earnings of affiliate          (1,342)           (799)
Cash to accrual adjustments               (1,014)           (869)
Gain on subsidiary's sale of stock          (659)           (659)
Amortization of intangible assets             --          (1,246)
Other                                     (2,243)         (1,906)
                                         -------         -------
  Gross deferred income
    tax liabilities                      (21,433)        (10,984)
                                         -------         -------
  Net deferred income tax
    assets/(liabilities)                 $(3,029)        $ 4,942
                                         =======         =======

   Based on the Company's history of prior operating earnings and its expectations for future growth, management has determined that the operating income of the Company will more likely than not be sufficient to ensure the full realization of the gross deferred tax assets.

   Included in other current assets at December 31, 1994, are deferred income tax assets of $4,577,000 (December 31, 1993--$5,316,000).


   The difference  between the effective tax rate for continuing operations and the statutory U.S. federal income tax rate is explained as follows:
                                            For the Years Ended December 31,
                                       -----------------------------------------
                                          1994            1993           1992
                                       ----------      ----------     ----------
Statutory U.S. federal
  income tax rate                         34.0%           34.0%          34.0%
State and local income taxes,
  less federal income tax
  benefit                                  5.2             3.9            2.4
Nondeductible amortization
  of goodwill                              3.1             3.1            3.0
Domestic dividend exclusion               (2.3)           (2.4)          (3.1)
Tax benefit on dividends
  paid to ESOPs                           (2.1)           (3.4)          (4.3)
Favorable tax adjustments                 (1.0)           (2.5)          (3.6)
Other--net                                (0.1)            0.5            1.0
                                          ----            ----           ----
  Effective tax rate                      36.8%           33.2%          29.4%
                                          ====            ====           ====

   Effective January 1, 1993, the Company adopted SFAS No. 109 and realized a gain from the cumulative effect of a change in accounting principle in the amount of $1,651,000 ($.17 per share) during the first quarter of 1993.
   Provision has not been made for additional taxes on $26,252,000 of undistributed consolidated earnings of Roto-Rooter Inc. (a 59%-owned domestic subsidiary), including $19,601,000 relating to periods prior to 1993. Those earnings have been and will continue to be reinvested. Should Chemed elect to sell its interest in Roto-Rooter rather than to effect a tax-free liquidation, additional taxes amounting to $9,188,000 would be incurred based on current income tax rates.
   The total amount of income taxes paid during the year ended December 31, 1994, was $28,533,000 (1993--$9,913,000; 1992--$10,970,000).

7. CASH EQUIVALENTS AND MARKETABLE SECURITIES
   Included in cash and cash equivalents at December 31, 1994, are cash equivalents in the amount of $4,535,000 (1993--$14,538,000). The cash equivalents at both dates consist of investments in various money market funds and repurchase agreements yielding interest at a weighted average rate of 6.2% in 1994 and 3.6% in 1993.

   From time to time throughout the year, the Company invests its excess cash in repurchase agreements directly with major commercial banks. Although the collateral is not physically held by the Company, the term of such repurchase agreements is less than 10 days. Investments of significant amounts are spread among a number of banks and the amounts invested in each bank are varied constantly.

   A summary of marketable securities follows (in thousands):

                                               December 31,
                                       --------------------------
                                          1994            1993
                                       ----------      ----------
U.S. Treasury Notes, maturing
  in 1995, with a weighted
  average yield of 7.0%                  $19,417         $    --
Various adjustable-rate securities
  funds, with a weighted
  average yield of 6.8%                       --           1,000
All other                                    100             200
                                         -------         -------
  Total marketable securities            $19,517         $ 1,200
                                         =======         =======


8. NOTE RECEIVABLE

   As a part of the agreement to sell DuBois in 1991, the Company recorded a note receivable from the buyer in the gross amount of $30,000,000, payments for which began on April 2, 1992, in five annual installments of $6,000,000 each.
As no rate of interest was specified in the note, interest has been imputed at 10% per annum. The balance of the note receivable comprises the following (in thousands):

                                               December 31,
                                       --------------------------
                                          1994            1993
                                       ----------      ----------
Gross amount of note
  receivable outstanding                 $12,000         $18,000
Less amount representing
  imputed interest                          (805)         (1,960)
                                         -------         -------
    Present value of note receivable      11,195          16,040
Less current portion                      (5,740)         (5,627)
                                         -------         -------
    Note receivable,
      less current portion               $ 5,455         $10,413
                                         =======         =======


9. INVENTORIES

   A summary of inventories follows (in thousands):

                                               December 31,
                                       --------------------------
                                          1994            1993
                                       ----------      ----------
Raw materials                            $ 8,086         $ 6,977
Finished goods and general
  merchandise                             52,187          47,768
                                         -------         -------
    Total inventories                    $60,273         $54,745
                                         =======         =======


10. PROPERTIES AND EQUIPMENT

   A summary of properties and equipment follows (in thousands):

                                               December 31,
                                       --------------------------
                                          1994            1993
                                       ----------      ----------
Land                                    $  8,072        $  6,340
Buildings                                 29,963          25,560
Furniture and fixtures                    25,666          22,552
Machinery and equipment                   27,911          24,657
Transportation equipment                  23,340          23,598
Projects under construction                2,539           2,003
                                        --------        --------
  Total properties
    and equipment                        117,491         104,710
Less accumulated depreciation            (40,375)        (33,952)
                                        --------        --------
  Net properties
    and equipment                       $ 77,116        $ 70,758
                                         =======         =======


11. BANK NOTES AND LOANS PAYABLE
   In December 1993, the Company entered into a revolving credit/term loan agreement ("RT Agreement") with PNC Bank, Ohio, National Association to borrow up to $20,000,000 at any time during the three- year period ending December 31, 1996. At that date, the outstanding borrowings must be either repaid or converted to a term loan repayable in four equal semiannual installments. The interest rate is based on various stipulated market rates of interest.
   During 1990, the Company entered into a revolving credit agreement ("Credit Agreement") with Bank of America to borrow up to $25,000,000 at any time during the five-year period ending August 23, 1995. The interest rate is based on various stipulated market rates of interest.
   At December 31, 1994, the Company had $15,000,000 (1993--$25,000,000) of
borrowings outstanding under the Credit Agreement and $10,000,000 (1993--none) under the RT Agreement. In addition to these agreements, the Company had $14,250,000 of unused lines of credit with various banks at December 31, 1994.
   The Company's short-term borrowings provide temporary capital for operations. Borrowings under the RT and Credit Agreements are subject to maintaining certain financial covenants, with which the Company has complied. There are no restrictions on any cash balances maintained at the banks. The weighted average interest rate on short-term borrowings at December 31, 1994, was 6.6% (December 31, 1993--3.8%).

12. LONG-TERM DEBT

   A summary of the Company's long-term debt follows (in thousands):

                                               December 31,
                                       --------------------------
                                          1994            1993
                                       ----------      ----------
Senior Notes:
  8.15%, due 2000 - 2004                $ 50,000         $ 50,000
  Series B--10.67%, due
    1994 - 2003                            9,000           10,000
Employee Stock Ownership
  Plans Loan Guarantees:
    6.71% (1993--6.65%),
    due 1994 - 2000                       38,486           42,969
Other                                      1,038              778
                                        --------         --------
  Subtotal                                98,524          103,747
Less current portion                      (6,391)          (5,688)
                                        --------         --------
    Long-term debt, less
      current portion                   $ 92,133         $ 98,059
                                        ========         ========

SENIOR NOTES
   On December 22, 1992, the Company borrowed $50,000,000 from several insurance companies. Principal is repayable in five annual installments of $10,000,000 beginning on December 15, 2000, and bears interest at the rate of 8.15% per annum. Interest is payable on June 15 and December 15 of each year.
   On November 10, 1988, the Company borrowed $31,000,000 from a consortium of insurance companies. Of this amount, $21,000,000 was due and paid on November 1, 1993, and $1,000,000 was due and paid on November 1, 1994. The remaining $9,000,000 bears interest at the rate of 10.67% with annual principal payments of $1,000,000 due on November 1, 1995 through 2003. Interest on both series of notes is payable on May 1 and November 1 of each year.

EMPLOYEE STOCK OWNERSHIP PLANS ("ESOPs") LOAN GUARANTEES
   In connection with the adoption and subsequent modification of two ESOPs during the years 1987 through 1990, the Company guaranteed loans from The Fifth Third Bank (Cincinnati, Ohio) to the ESOPs. In January 1992, the Company refinanced $44,157,000 of these loans with various institutional lenders at reduced interest rates. Payments by the ESOPs, including both principal and interest, are to be made in quarterly installments over the next six years, the final payments being due on June 30, 2000. The loans, secured in part by the unallocated shares of the Company's capital stock held by the ESOP trusts, currently bear interest at an average annual rate of 6.71% (1993--6.65%). Such rates are subject to adjustments for changes in interest rates of specified U.S. Treasury obligations, U.S. federal statutory income tax rates and certain federal tax law changes.
   The market value of the unallocated shares of the Company's capital stock held by the ESOPs at December 31, 1994, based on that day's closing price of $33.375 was $30,331,000 as compared with aggregate loan guarantees of $38,486,000.

OTHER
   Other long-term debt has arisen from the assumption of loans in connection with various acquisitions. Interest rates range from 5% to 15%, and the obligations are due on various dates through 2004.

   The following is a schedule by year of required long-term debt payments as of December 31, 1994 (in thousands):

        1995                                   $ 6,391
        1996                                     7,074
        1997                                    12,474
        1998                                    10,575
        1999                                     6,435
        After 1999                              55,575
                                               -------
           Total long-term debt                $98,524
                                               =======

   The various short-term and long-term loan agreements contain certain covenants which could restrict the amount of cash dividend payments, treasury stock purchases and certain other transactions of the Company. Under the most restrictive of these covenants, the Company is limited to incurring additional debt of $91,828,000, cannot permit its net worth to fall below $149,526,000 and is limited to incurring additional annual net rentals under operating leases with terms of three years or more aggregating $7,195,000.
   The total amount of interest paid during the year ended December 31, 1994, was $8,562,000 (1993--$8,893,000; 1992--$5,371,000).

13. OTHER LIABILITIES
   At December 31, 1994, other current liabilities included accrued insurance liabilities of $17,495,000 (1993--$10,929,000).

   Liabilities for estimated expenses related to the sale of DuBois during 1991 are included in the following accounts on the consolidated balance sheet (in thousands):

                                               December 31,
                                       --------------------------
                                          1994            1993
                                       ----------      ----------
Other current liabilities                $ 2,507         $ 4,195
Other liabilities and deferred
  income                                  25,067          26,895
                                         -------         -------
    Total                                $27,574         $31,090
                                         =======         =======

Included in other liabilities and deferred income at December 31, 1994, is an accrual of $14,170,000 (1993--$14,723,000) for the Company's estimated liability for potential environmental cleanup and related costs arising from the sale of DuBois. The Company is contingently liable for additional DuBois-related environmental cleanup and related costs up to a maximum of $10,000,000. On the basis of a continuing evaluation of the Company's potential liability by the

Company's environmental attorney, management believes that it is not probable this additional liability will be paid. Accordingly, no provision for this contingent liability has been recorded.

14. PENSION AND RETIREMENT PLANS
   Retirement obligations under various plans cover substantially all full-time employees who meet age and/or service eligibility requirements. The major plans providing retirement benefits to the Company's employees are defined contribution plans.

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

   Expenses charged to continuing operations for the Company's pension and profit-sharing plans, ESOPs (including amounts classified as interest expense) and other similar plans comprise the following (in thousands):

                                            For the Years Ended December 31,
                                       -----------------------------------------
                                           1994            1993           1992
                                       ----------      ----------     ----------
ESOPs:
  Principal payments                     $ 4,483         $ 3,837        $ 2,164
  Interest payments                        2,682           2,968          3,255
  Dividends received
    by the ESOP
    trusts                                (2,820)         (2,819)        (2,818)
  Interest income
    earned by the
    ESOP trusts                               (5)             (4)            (5)
                                         -------         -------        -------
      Subtotal                             4,340           3,982          2,596
Less ESOP costs
  allocated to
  discontinued
  operations                                (542)           (350)            --
Pension, profit
  sharing and other
  similar plans                            2,518           1,813          2,221
                                         -------         -------        -------
    Total                                $ 6,316         $ 5,445        $ 4,817
                                         -------         -------        -------
ESOP costs classified
  as compensation                        $ 2,476         $ 2,141        $ 1,038
                                         =======         =======        =======

   At December 31, 1994, there were 457,725 allocated shares (December 31, 1993
- --344,347 shares) and 908,796 unallocated shares (December 31, 1993--1,052,499 shares) in the ESOP trusts.

15. LEASE ARRANGEMENTS
   The Company, as lessee, has operating leases which cover its corporate office headquarters; various plant, warehouse and office facilities; office equipment; and plant and transportation equipment. The remaining terms of these leases range from one year to 12 years and, in most cases, management expects that these leases will be renewed or replaced by other leases in the normal course of business. All major plants and warehouses and substantially all equipment are either owned by the Company or covered by an option to purchase at a fixed price.

   The following is a summary of future minimum rental payments and sublease rentals to be received under operating leases that have initial or remaining noncancelable terms in excess of one year at December 31, 1994 (in thousands):

        1995                                        $ 11,145
        1996                                          10,473
        1997                                           7,302
        1998                                           5,592
        1999                                           4,753
        AFTER 1999                                    25,593
                                                    --------
    TOTAL MINIMUM RENTAL PAYMENTS                     64,858
 LESS MINIMUM SUBLEASE RENTALS                       (18,675)
                                                    --------
    NET MINIMUM RENTAL PAYMENTS                     $ 46,183
                                                    ========

   Total rental expense incurred under operating leases follows (in thousands):

                                            For the Years Ended December 31,
                                       -----------------------------------------
                                           1994            1993           1992
                                       ----------      ----------     ----------

Total rental payments                    $12,451         $ 9,216        $ 7,057
Less sublease rentals                     (3,446)         (3,440)        (3,268)
                                         -------         -------        -------
  Net rental expense                     $ 9,005         $ 5,776        $ 3,789
                                         =======         =======        =======

16. FINANCIAL INSTRUMENTS
   The following methods and assumptions are used in estimating the fair value of each class of the Company's financial instruments:
   -- For cash and cash equivalents, accounts receivable and accounts payable, the carrying amount is a reasonable estimate of fair value because of the liquidity and short-term nature of these instruments.
   -- For marketable securities, fair value is based upon quoted market prices. -- For other investments and other assets, fair value is based upon quoted market prices for these or similar securities, if available. Included in other investments is the Company's investment in privately held Vitas Healthcare Corporation ("Vitas"), which provides noncurative care to chronically ill patients. The market values of Vitas Common Stock Purchase Warrants are based on the difference between Chemed's exercise price and an appraisal of the value of the underlying common stock. The value of the Vitas 9% Cumulative Preferred Stock is based on the present value of the mandatory redemption payments, using an interest rate of 10.7% (1993--7.5%), a rate which management believes is reasonable in view of current market conditions.
   -- For the note receivable, the fair value is determined by discounting the remaining future installment payments using a rate of 8.6% (1993--6.0%), a rate considered by management to reflect current market conditions.
   -- The fair value of the Company's long-term debt is estimated by discounting the future cash outlays associated with each debt instrument using interest rates currently available to the Company for debt issues with similar terms and remaining maturities.
   The estimated fair values of the Company's financial instruments are as follows (in thousands):

                                                              DECEMBER 31, 1994           December 31, 1993
                                                            ---------------------       ---------------------
                                                            CARRYING        FAIR        Carrying       Fair
                                                             AMOUNT        VALUE         Amount       Value
                                                            --------     --------       --------     --------
    Marketable securities                                    $19,517      $19,517       $  1,200     $  1,193
    Other investments                                         85,073       88,303         37,657       61,071
    Restricted deposits included in other assets              14,408       14,408         13,176       13,176
    Note receivable:
       Current portion                                         5,740        5,873          5,627        5,910
       Noncurrent portion                                      5,455        5,408         10,413       10,836
    Long-term debt, including current portion                 98,524       95,545        103,747      105,174

   In accordance with current accounting rules, the Company has classified its investments in equity securities and certain debt securities as either trading or available-for-sale. The trading category includes those investments which are held principally for the purpose of selling them in the near term and is included in current assets. All other investments are included in the available-for-sale category and are classified as current or long term based on when they are expected to be realized in cash. There are no investments classified as held-to-maturity. Currently, investments in cash equivalents are considered to be trading securities, while investments included in either marketable securities or other investments are considered to be available-for-sale.

   Disclosures regarding the Company's investments classified as available-for-sale at December 31, 1994, are summarized below (in thousands):

          Aggregate fair value:
            Obligations of the U.S. Treasury                     $29,035
            Equity securities                                     75,455
          Gross unrealized holding gains:
            Obligations of the U.S. Treasury                          --
            Equity securities                                     31,975
          Gross unrealized holding losses:
            Obligations of the U.S. Treasury                        (129)
            Equity securities                                       (117)
          Amortized cost:
            Obligations of the U.S. Treasury                      29,164
            Equity securities                                     43,597

   The chart below summarizes information with respect to available-for-sale securities sold during 1994 (in thousands):

        Proceeds from sale              $  9,196
        Gross realized gains               5,589
        Gross realized losses                 (2)

   Included in marketable securities are two U.S. Treasury Notes--$9,704,000, maturing December 31, 1995, and $9,713,000, maturing November 30, 1995. Included in other investments is a U.S. Treasury Note with a fair value of $9,618,000, maturing January 31, 1996. Also included in other investments is Vitas mandatorily redeemable preferred stock with a fair value of $26,200,000, maturing between 1996 and 1998.

17. STOCK INCENTIVE PLANS
   The Company has six Stock Incentive Plans under which 2,150,000 shares of Chemed Capital Stock may be or have been issued to key employees pursuant to the grant of stock awards and/or options to purchase such shares. Options to purchase 553,472 shares were outstanding at December 31, 1994, and options or other stock incentives covering 109,004 shares were then available for issuance. All options granted under these plans provide for a purchase price equal to the market value of the stock at the date of grant. The latest plan, covering 250,000 shares, was adopted in May 1993.
   Under the plan adopted in 1983, both nonstatutory and incentive stock options have been granted. Incentive stock options granted under the 1983 plan become exercisable in full six months following the date of the grant; nonstatutory options granted under the 1983 plan become exercisable in four annual installments commencing six months after the date of grant.
   The other plans are not qualified, restricted or incentive stock option plans under the Internal Revenue Code. Additional options may not be granted under the plans adopted in 1978, 1981 and 1983 covering a total of 1,150,000 shares, but a number of options granted under those plans remains outstanding. Options granted under the 1986, 1988 and 1993 plans become exercisable six months following the date of grant in either three or four equal annual installments.

   The changes in outstanding stock options and other data follow:

                                                                             1994                         1993
                                                                     -------------------         ----------------------
                                                                     NUMBER                       Number
                                                                       OF        AVERAGE            of         Average
                                                                     SHARES       PRICE           Shares        Price
                                                                    ---------    -------         --------      --------
Options outstanding at January 1                                      628,967     $27.04          573,474       $25.57
Options granted                                                       260,650      32.13          250,950        28.56
Options exercised                                                    (247,845)     26.17         (165,055)       23.34
Options terminated or canceled                                        (88,300)     29.91          (30,402)       31.90
                                                                      -------                     -------
Options outstanding at December 31                                    553,472      29.38          628,967        27.04
                                                                      -------                     -------
Options exercisable at December 31                                    280,193                     332,978
                                                                      -------                     -------
Shares available for grant of stock awards and stock options          109,004                     300,827
                                                                      =======                     =======

   During 1994, the Company granted stock awards covering 15,946
(1993--650) shares under its Stock Incentive Plans. Also during 1994, 973 restricted shares previously awarded were forfeited. The shares of capital stock were issued to directors and key employees at no cost and generally are restricted as to the transfer of ownership. Restrictions covering either one-fourth or one-third of each holder's shares lapse annually commencing one year after the date of grant.

UNAUDITED SUMMARY OF QUARTERLY RESULTS

Chemed Corporation and Subsidiary Companies

(in thousands, except per share data)
                                                             First      Second        Third       Fourth        Total
1994                                                        Quarter     Quarter      Quarter      Quarter        Year
- ----                                                        -------     -------      -------      -------       -------
       Continuing Operations
          Total sales and service revenues                  $152,069    $161,384     $166,089     $165,485      $645,027
                                                            --------    --------     --------     --------      --------
          Gross profit                                        50,911    $ 54,170     $ 55,222     $ 57,055      $217,358
                                                            --------    --------     --------     --------      --------
          Income from operations                              $5,670      $6,579        6,348     $  8,809      $ 27,406
          Interest expense                                    (2,047)     (2,167)      (2,304)      (2,289)       (8,807)
          Other income--net                                    3,129       4,158        2,640        1,248        11,175
                                                            --------    --------     --------     --------      --------
             Income before income taxes
               and minority interest                           6,752       8,570        6,684        7,768        29,774
          Income taxes                                        (2,680)     (3,205)      (2,287)      (2,782)      (10,954)
          Minority interest in earnings
             of subsidiaries                                    (833)       (939)      (1,187)      (1,329)       (4,288)
                                                            --------    --------     --------     --------      --------
                Income from continuing operations              3,239       4,426        3,210        3,657        14,532
       Discontinued Operations                                 2,438       3,591        1,884       21,477        29,390
                                                            --------    --------     --------     --------      --------
       Net Income                                           $  5,677    $  8,017       $5,094     $ 25,134      $ 43,922
                                                            ========    ========     ========     ========      ========
       Earnings Per Common Share
          Income from continuing operations                 $    .33    $    .45       $  .33     $    .37      $   1.47
                                                            ========    ========     ========     ========      ========
          Net income                                        $    .58    $    .81       $  .52     $   2.54      $   4.46
                                                            ========    ========     ========     ========      ========
          Average number of shares outstanding                 9,824       9,847        9,867        9,884         9,856
                                                            ========    ========     ========     ========      ========


1993
- ----
       Continuing Operations
          Total sales and service revenues                  $120,519    $127,241     $139,824     $137,509      $525,093
                                                            --------    --------     --------     --------      --------
          Gross profit                                      $ 41,009    $ 43,143     $ 45,718     $ 46,030      $175,900
                                                            --------    --------     --------     --------      --------
          Income from operations                            $  3,892    $  5,300     $  7,086     $  6,885      $ 23,163
          Interest expense                                    (2,273)     (2,258)      (2,311)      (2,047)       (8,889)
          Other income--net                                    4,670       4,979        1,974        2,033        13,656
                                                            --------    --------     --------     --------      --------
             Income before income taxes
                and minority interest                          6,289       8,021        6,749        6,871        27,930
          Income taxes                                        (1,964)     (2,762)      (2,230)      (2,322)       (9,278)
          Minority interest in earnings
             of subsidiaries                                    (726)       (873)      (1,050)      (1,160)       (3,809)
                                                            --------    --------     --------     --------      --------
                Income from continuing operations              3,599       4,386        3,469        3,389        14,843
       Discontinued Operations                                   479       1,165          689          653         2,986
                                                            --------    --------     --------     --------      --------
       Income before cumulative effect of
          a change in accounting principle                     4,078       5,551        4,158        4,042        17,829
       Cumulative effect of a change
          in accounting principle                              1,651          --           --           --         1,651
                                                            --------    --------     --------     --------      --------
       Net Income                                           $  5,729    $  5,551     $  4,158     $  4,042       $19,480
                                                            ========    ========     ========     ========      ========
       Earnings Per Common Share
          Income from continuing operations                 $    .37    $    .45     $    .35     $    .35      $   1.52
                                                            ========    ========     ========     ========      ========
          Income before cumulative effect of
             a change in accounting principle               $    .42    $    .57     $    .43     $    .41      $   1.82
                                                            ========    ========     ========     ========      ========
          Net income                                        $    .59    $    .57     $    .43     $    .41      $   1.99
                                                            ========    ========     ========     ========      ========
          Average number of shares outstanding                 9,766       9,770        9,781        9,794         9,778
                                                            ========    ========     ========     ========      ========


SALES AND PROFIT STATISTICS BY BUSINESS SEGMENT(a)

Chemed Corporation and Subsidiary Companies

(in thousands, except percentages and footnote data)
                                                                       % Of        % of
                                                                       Total      Total
                                                                       1994       1985         1994         1993
                                                                      ------     ------      --------     --------
Sales and Service Revenues from Continuing Operations(b)
            National Sanitary Supply                                    48%        64%       $308,280     $296,865
            Roto-Rooter                                                 26         36         171,930      136,428(d)
            Veratex                                                     15         --          95,753       91,800
            Patient Care                                                11         --          69,064           --
                                                                       ----       ----       --------     --------
             Total                                                     100%       100%       $645,027     $525,093
                                                                       ====       ====       ========     ========

Operating Profit from Continuing Operations(c)
            National Sanitary Supply                                    30%        50%       $ 10,291     $  9,093
            Roto-Rooter                                                 46         50          15,967       14,371(d)
            Veratex                                                     16         --           5,415(e)     5,660
            Patient Care                                                 8         --           2,790           --
                                                                       ----       ----       --------     --------
             Total                                                     100%       100%       $ 34,463     $ 29,124
                                                                       ====       ====       ========     ========

(a) The data are presented on a continuing operations basis, thus excluding DuBois Chemicals Inc., sold in April 1991, and Vestal Laboratories Inc., sold in December 1986. The data for 1994, 1993 and 1992 are covered by the report of independent accountants.

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









     1992            1991            1990           1989            1988           1987            1986          1985
- ---------------------------------------------------------------------------------------------------------------------

 $288,731        $267,508        $265,424       $262,351        $179,191(d)    $ 92,618        $ 80,010(d)   $ 63,777
  104,688          84,774(d)       75,230         66,842          62,255         55,233          45,292        36,306
    7,543              --              --             --              --             --              --            --
       --              --              --             --              --             --              --            --
 --------        --------        --------       --------        --------       --------        --------      --------
 $400,962        $352,282        $340,654       $329,193        $241,446       $147,851        $125,302      $100,083
 ========        ========        ========       ========        ========       ========        ========      ========


 $  9,171        $  8,504        $ 10,165       $ 10,762        $  8,507(d)    $  6,157        $  5,966(d)   $  5,665
   11,253           8,499(d)        8,049          7,762           8,267          7,573           6,849         5,581
      607              --              --             --              --             --              --            --
       --              --              --             --              --             --              --            --
 --------        --------        --------       --------        --------       --------        --------      --------
 $ 21,031        $ 17,003        $ 18,214       $ 18,524        $ 16,774       $ 13,730        $ 12,815      $ 11,246
 ========        ========        ========       ========        ========       ========        ========      ========


(d) The following significant business combinations, all in the United States, have been accounted for as purchase transactions:

                                                                                       Amounts Reported
                                                                                       in Year Acquired
                                                                             ----------------------------------
                          Business                       Effective Date              Sales and        Operating
Name                      Segment                        of Acquisition       Service Revenues           Profit
- ----------------------    -----------------------    ------------------      -----------------       ----------
Encore Service
   Systems Inc.           Roto-Rooter                         July 1993            $18,576,000         $784,000
Service America
   Systems Inc.           Roto-Rooter                       August 1991              5,557,000          773,000
Century Papers Inc.       National Sanitary Supply            July 1988             71,650,000               --*
National Sanitary Supply
   acquisitions           National Sanitary Supply         Various 1986              9,778,000               --*

*Operations were integrated into existing operations and amounts are not determinable.

(e) Amount includes nonrecurring charges of $648,000 related to the cost of staff reductions and refocusing marketing efforts.



SELECTED FINANCIAL DATA

Chemed Corporation and Subsidiary Companies

(in thousands, except per share data, employee numbers, footnote data, ratios and percentages)


                                                                                     1994             1993             1992
                                                                                   --------         --------         --------
Summary of Operations
       Continuing operations
          Total sales and service revenues                                         $645,027         $525,093         $400,962
          Gross profit                                                              217,358          175,900          138,517
          Depreciation                                                               10,686            8,817            6,348
          Income from operations                                                     27,406           23,163           15,180
          Income/(loss) from continuing operations                                   14,532           14,843           12,506
       Discontinued operations(a)                                                    29,390            2,986            3,145
       Extraordinary gain                                                                --               --               --
       Cumulative effect of changes in accounting principles                             --            1,651               --
       Net income                                                                    43,922           19,480           15,651
       Earnings per common share:
          Assuming full dilution--
             Income/(loss) from continuing operations(b)                               1.47             1.52             1.28
             Net income                                                                4.46             1.99             1.60
          Primary--
             Income/(loss) from continuing operations(b)                               1.47             1.52             1.28
             Net income                                                                4.46             1.99             1.60
       Average number of shares outstanding:
          Assuming full dilution                                                      9,856            9,778            9,803
          Primary                                                                     9,856            9,778            9,803
       Dividends per share                                                         $   2.04         $   2.01         $   2.00

Financial Position--Year-End
       Cash, cash equivalents and marketable securities                            $ 24,239         $ 15,815         $ 47,704
       Working capital                                                               40,653           17,565           57,929
       Properties and equipment, at cost less accumulated
         depreciation                                                                77,116           70,758           62,872
       Total assets                                                                 505,483          430,253          404,944
       Long-term debt                                                                92,133           98,059          103,778
       Stockholders' equity                                                         186,320          137,151          133,511
       Book value per share:
          Assuming full dilution                                                      18.89            14.00            13.68
          Primary                                                                     18.89            14.00            13.68

Other Statistics--Continuing Operations
       Net cash provided/(used) by continuing operations                           $ 22,682         $ 17,279         $ 15,563
       Capital expenditures                                                          18,400           13,851            8,232
       Number of employees                                                            6,602            4,834            3,856
       Number of sales and service representatives                                    3,919            2,552            1,790
       Dividend payout ratio(d)                                                        45.7%           101.0%           125.0%

       Debt to total capital ratio:
          Total debt basis                                                             35.7             43.2             44.3
          Senior debt basis                                                            35.7             43.2             44.3
       Return on average equity(d)                                                     28.4             14.3             11.6
       Return on average total capital employed(d)                                     16.4              9.7              8.7
       Current ratio                                                                   1.28             1.14             1.56


(a) Discontinued operations data include Omnicare Inc., discontinued in 1994; accrual adjustments in 1992, 1993 and 1994 related to the gain on the sale of DuBois Chemicals Inc. ("DuBois"); DuBois, sold in April 1991; adjustments to accruals in 1991 and 1988 related to operations discontinued in 1986; and Vestal Laboratories Inc., sold in December 1986.

(b) Earnings per share assuming full dilution from continuing operations for years prior to 1989 are greater than the corresponding primary amounts due to the antidilutive impact of the convertible debt on earnings per common share from continuing operations.


         1991             1990             1989             1988             1987             1986             1985
- -------------------------------------------------------------------------------------------------------------------


     $352,282         $340,654         $329,193         $241,446         $147,851         $125,302         $100,083
      123,077          118,235          110,618           87,071           65,577           57,145           45,267
        5,899            5,413            4,811            3,738            3,049            2,484            1,958
        9,500           11,147           11,281            9,529            7,636            6,259            5,928
        9,858            3,616            2,908              416              632           (4,930)(c)        2,021
       43,109           12,938           23,274           22,972           19,730           42,351           19,837
           --               --               --               --               --              212               --
           --               --               --              732               --               --               --
       52,967           16,554           26,182           24,120           20,362           37,633(c)        21,858


          .98              .35              .29              .29              .35             (.18)(c)          .46
         5.27             1.60             2.61             2.47             2.15             3.68(c)          2.27

          .98              .35              .29              .04              .07             (.55)(c)          .23
         5.27             1.60             2.61             2.60             2.28             4.21(c)          2.49

       10,059           10,371           10,042           10,879           11,006           11,008           10,946
       10,059           10,371           10,042            9,280            8,939            8,946            8,787
     $   1.97         $   1.96         $   1.84         $   1.72         $   1.60         $   1.56         $   1.52


     $ 83,044         $    775         $  5,346         $  4,033         $  4,387         $ 26,165         $  5,845
       78,663           14,377           28,236           24,740           10,064           22,108           16,264

       44,391           36,802           38,574           36,335           25,034           22,882           18,160
      364,335          277,169          285,600          276,276          218,314          234,984          195,932
       77,928           82,151           85,834           90,405           46,504           47,328           57,373
      139,407          109,504          119,121          109,276          111,754          120,392           93,540

        14.08            10.75            11.61            13.19            14.69            15.22            12.90
        14.08            10.75            11.61            11.65            12.71            13.41            10.56


     $ 19,572         $ 13,505         $  9,333         $  7,589         $ (6,335)        $ (4,817)        $    737
       11,416            7,128            7,723           10,259            5,597            6,475            4,476
        3,325            2,965            2,851            2,633            1,796            1,657            1,221
        1,665            1,409            1,356            1,223              967              853              626
         37.4%           122.5%            70.5%            66.2%            70.2%            37.1%            61.0%


         34.5             42.4             40.3             43.5             29.3             26.5             37.1
         34.5             42.4             34.9             29.2              3.8              1.5              8.6
         42.5             13.8             22.3             20.6             17.0             38.7             26.0
         24.4              9.8             14.0             14.9             13.5             24.1             17.1
         1.93             1.27             1.61             1.55             1.32             1.56             1.60

(c) Included in income from continuing operations, net income and the corresponding earnings per share amounts for 1986 is an aftertax loss of $3,635,000 for the cost of terminating interest rate exchange arrangements.

(d) These computations are based on the net income and, with respect to return on average capital employed, various related adjustments.



ADDITIONAL SEGMENT DATA(a)

Chemed Corporation and Subsidiary Companies

(in thousands)

For the Years Ended December 31,                                              1994             1993             1992
                                                                            --------         --------         --------
Identifiable Assets
       National Sanitary Supply                                             $122,175         $109,952         $110,337
       Roto-Rooter                                                           127,602          125,280           79,997
       Veratex                                                                84,682           78,468           67,770
       Patient Care                                                           38,857               --               --
                                                                            --------         --------         --------
          Total identifiable assets                                          373,316          313,700          258,104
       Corporate assets(b)                                                   132,167          116,553          146,840
                                                                            --------         --------         --------
             Total assets                                                   $505,483         $430,253         $404,944
                                                                            ========         ========         ========
Capital Expenditures
       National Sanitary Supply                                             $  6,715         $  2,688         $  3,949
       Roto-Rooter                                                             6,214            6,885            3,698
       Veratex                                                                 2,079            3,743              448
       Patient Care                                                            2,541               --               --
                                                                            --------         --------         --------
          Subtotal                                                            17,549           13,316            8,095
       Corporate assets                                                          851              535              137
                                                                            --------         --------         --------
             Total capital expenditures                                     $ 18,400         $ 13,851         $  8,232
                                                                            ========         ========         ========
Depreciation and Amortization(c)
       National Sanitary Supply                                             $  4,525         $  4,752         $  4,716
       Roto-Rooter                                                             7,227            5,169            3,831
       Veratex                                                                 2,643            2,113              162
       Patient Care                                                              718               --               --
                                                                            --------         --------         --------
          Subtotal                                                            15,113           12,034            8,709
       Corporate assets                                                          694            1,089              525
                                                                            --------         --------         --------
             Total depreciation and amortization                            $ 15,807         $ 13,123         $  9,234
                                                                            ========         ========         ========
Reconciliation of Operating Profit to Income
Before Income Taxes and Minority Interest
       Total operating profit                                               $ 34,463         $ 29,124         $ 21,031
       Interest expense                                                       (8,807)          (8,889)          (5,732)
       Corporate expenses, net of investment income(d)                         4,118            7,695            6,885
                                                                            --------         --------         --------
             Income before income taxes and minority interest               $ 29,774         $ 27,930         $ 22,184
                                                                            ========         ========         ========

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


MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Chemed Corporation and Subsidiary Companies


FINANCIAL CONDITION

LIQUIDITY AND CAPITAL RESOURCES
   Significant transactions impacting the Company's consolidated cash flows during 1994 and financial position at December 31, 1994, include the following:
   --During 1994, the Company sold a total of 1.81 million shares of the capital stock of Omnicare Inc. ("Omnicare"), a publicly traded affiliate in which Chemed had maintained an equity interest. Aftertax cash proceeds from these sales totaled approximately $47.3 million;
   --During 1994, the Company completed the acquisition of Patient Care Inc.
     ("Patient Care") and five other purchase business combinations for cash outlays aggregating $18.4 million; and
   --During 1994, the Company generated net proceeds of $9.2 million from the sale of various investments.

As a result, the Company's current ratio increased to 1.3:1 at December 31, 1994, as compared with 1.1:1 at the end of 1993. Additionally, the ratio of total debt to total capital declined from 43% at December 31, 1993, to 36% at the end of 1994. Excluding the debt guarantees of the ESOPs, the total debt to total capital ratios were 25% and 29%, respectively, at December 31, 1994 and 1993.
   Including the unused portion of its committed credit lines with Bank of America and PNC Bank, the Company had $34.3 million of unused lines of short-term credit with various banks at December 31, 1994.

CASH FLOW

  The Company's cash flows for 1994 and 1993 may be summarized as follows (in millions):

                                           For the Years Ended
                                               December 31,
                                       --------------------------
                                          1994            1993
                                       ----------      ----------
Cash provided by operating
  activities                             $ 23.1          $ 17.7
Capital expenditures                      (18.4)          (13.9)
                                         ------          ------
  Cash available for dividends
    before other financing and
    investing activities                    4.7             3.8
Cash dividends                            (20.1)          (19.7)
Net other investing/financing
  activities                                5.5            16.0
                                         ------          ------
  Increase/(decrease) in cash
    and cash equivalents                 $ (9.9)         $   .1
                                         ======          ======

The increase in cash provided by operating activities from $17.7 million in 1993 to $23.1 million in 1994 is largely attributable to increased operating cash flow at Roto-Rooter during 1994. The increase in capital expenditures for 1994 was largely attributable to National Sanitary Supply, which exercised an option to purchase its Los Angeles warehouse for $3.3 million. In addition, expenditures for 1994 include $2.5 million of capital outlays by Patient Care, acquired on January 1, 1994.
   Based on recent cash and earnings projections, cash flow from operating activities is expected to continue to grow in 1995 and later years, while the increase in capital expenditures is expected to moderate. Management views the Company's investment portfolio as a potential source of cash during the interim period in which the Company's dividend payout ratio exceeds 100%. Should favorable market conditions continue, it is anticipated that additional sales of investments will be made in 1995. At December 31, 1994, unrealized gains on the Company's available-for-sale investments amounted to $20.9 million aftertax.
   The Board of Directors declared a quarterly dividend of $.51 per share of capital stock in February 1995, payable in March 1995 (the same rate paid in each of the prior five quarters). The dividend rate is set each quarter with a long-term perspective taking into consideration the Company's financial position, earnings and cash flow, as well as interest rates, market conditions and other economic factors.

COMMITMENTS
   The Company's lease for corporate and general office facilities covers the period from April 1991 to April 2006 and includes space which has been subleased to the Company's former DuBois Chemicals Inc. subsidiary ("DuBois") for varying terms expiring in the years 1998 through 2003. The Company had net lease commitments aggregating $46.2 million at December 31, 1994.
   Because Company contributions previously made to other benefit or retirement plans have been used to fund ESOP debt requirements, the loss of DuBois' contributions to the ESOPs initially had a significant impact on the funding of the ESOPs. Since 1991, however, qualifying employees of National Sanitary Supply and Veratex have become participants in the Company's ESOPs, and a major portion of the ESOP loans was refinanced in January 1992 at lower interest rates. Therefore, on both a short- and long-term basis, it is not anticipated that the funding of ESOP contributions will have a significant impact on the Company's ability to satisfy its long-term obligations.

   As a part of the DuBois sale agreement between the Company and Diversey Corporation ("Diversey"), the Company agreed to reimburse Diversey up to a maximum of $25.5 million for environmental cleanup and related costs arising from the operations of DuBois prior to the sale date. At the time of the sale, Chemed's environmental attorney estimated the extent of Chemed's liability under the environmental indemnification sections of the sale agreement with Diversey to be in the range of $9.5 million to $18.5 million. Furthermore, this attorney opined that the single best estimate of Chemed's liability was $15.5 million. Accordingly, the Company accrued $15.5 million in 1991 for its estimated share of these costs and is contingently liable for additional cleanup and related costs up to a maximum of $10.0 million, for which no provision has been recorded. Through December 31, 1994, the Company has reimbursed Diversey $1.3 million for prior years' environmental and related costs of DuBois.

   The Company's various loan agreements and guarantees of indebtedness contain certain restrictive covenants; however, management believes that such covenants will not adversely affect the operations of the Company. Under the most restrictive of these covenants at December 31, 1994, the Company would be limited to incurring additional debt totaling $91,828,000 and could not permit its net worth to fall below $149,526,000 (versus a balance of $186,320,000 at December 31, 1994). Additionally, the Company is limited to incurring net rentals under operating leases with terms of three years or more aggregating $13,974,000 as compared with such rentals totaling $6,779,000 during 1994.

   It is management's opinion that the Company has no long-range commitments which would have a significant impact on its liquidity, financial condition or the results of its operations. Due to the nature of the environmental liabilities, it is not possible to forecast the timing of cash payments relative to these potential liabilities. Based on the Company's available credit lines, sources of borrowing and liquid investments, management believes its sources of capital and liquidity are satisfactory for the Company's needs for the foreseeable future.

RESULTS OF OPERATIONS

   Set forth below by business segment are data relating to growth in sales and service revenues and operating profit margin:

                              Percent Increase in Sales
                                 and Service Revenues
                              -------------------------
                                  1994             1993
                              vs. 1993         vs. 1992
                              --------         --------
National Sanitary Supply          4%               3%
Roto-Rooter                      26               30
Veratex                           4             n.a.
Patient Care                   n.a.             n.a.
    Total                        23               31

                                   Operating Profit
                                as a Percent of Sales
                                 and Service Revenues
                                  (Operating Margin)
                               ------------------------
                               1994      1993      1992
                               ----      ----      ----
National Sanitary Supply        3.3%      3.1%      3.2%
Roto-Rooter                     9.3      10.5      10.7
Veratex                         5.7       6.2       8.0
Patient Care                    4.0      n.a.      n.a.
    Total                       5.3       5.5       5.2

1994 VERSUS 1993
   Sales of the National Sanitary Supply segment increased 4% to $308,280,000 in 1994. This sales increase resulted from stronger sales during the last six months of 1994 due to an improved economic climate, especially in Southern California, and to improved product pricing, particularly in paper and plastic products. As a result of tight expense controls over personnel costs and other operating expenses, the operating margin of this segment improved to 3.3% during 1994 as compared with 3.1% in 1993.
   Sales and service revenues of the Roto-Rooter segment for 1994 totaled $171,930,000, an increase of 26% over the revenues recorded in 1993. Excluding Encore, acquired by Roto-Rooter's and Chemed's jointly owned Service America Systems Inc. ("Service America" -- formerly Convenient Home Services Inc.) subsidiary, total revenues of this segment for 1994 increased 14% over revenues recorded in 1993. Also during 1994, plumbing revenues rose 20% to $37,048,000 and drain cleaning revenues grew 9% to $52,793,000 as compared with revenues recorded in 1993. The operating margin of the Roto-Rooter segment declined from 10.5% during

1993 to 9.3% in 1994. This decline was attributable to lower margins in Roto-Rooter's service contract business primarily due to the Encore acquisition, which, as expected, has lower margins than those achieved in Roto-Rooter's other repair and maintenance businesses. Higher material and labor costs as a percent of sales and revenues also contributed to the lower margins in 1994. Service America is enhancing training programs for new service technicians to reduce material usage on service calls. The higher labor costs resulted from expansion of the service labor force at a faster rate than the growth rate in service contracts. During the last half of 1994, Service America was able to bring the growth rate of the labor force into line with the growth rate in service contracts. The trend of higher labor costs as a percent of sales and service revenues is not expected to continue in 1995. Partially offsetting this margin decline was continued improvement in Roto-Rooter's insurance claims experience which had a favorable impact of 1.5 percentage points on this segment's operating margin.
   Sales of the Veratex segment for 1994 totaled $95,753,000, an increase of 4% over sales for 1993. The operating margin of the Veratex segment declined from 6.2% in 1993 to 5.7% in 1994 primarily due to nonrecurring expenses aggregating $648,000 for the cost of staff reductions and refocusing marketing efforts. Excluding these charges, the operating margin during 1994 was 6.3%. These actions are expected to generate approximately $730,000 of cost savings annually and improve Veratex's profit performance.
   Sales of the Patient Care segment, acquired in January 1994, totaled $69,064,000, an increase of 29% over the revenues Patient Care recorded during 1993. Patient Care contributed $2,790,000 to the Company's operating profit in 1994.
   Consolidated sales and service revenues for 1994 totaled $645,027,000, an increase of 23% over revenues recorded in 1993. Excluding the sales of Patient Care and Encore, total sales and service revenues for 1994 increased 6% over revenues recorded in 1993. The consolidated operating margin for 1994 was 5.3% as compared with 5.5% in 1993.
   Income from operations increased 18% from $23,163,000 in 1993 to $27,406,000 in 1994, primarily as a result of the acquisition of Patient Care and higher levels of operating profits in the Roto-Rooter and National Sanitary Supply segments. Partially offsetting these increases were nonrecurring charges of $1,705,000 in 1994.
   Other income--net for 1994 totaled $11,175,000 as compared with $13,656,000 for 1993, a decline of $2,481,000. This decline was attributable to smaller gains on the sales of investments ($5,471,000 in 1994 versus $6,695,000 in 1993) and lower interest income in 1994 due to a lower average balance in cash and marketable securities.
   For 1994, the Company's effective tax rate was 36.8% as compared with 33.2% in 1993, primarily due to a higher effective state and local tax rate in 1994. In addition, a lower ESOP dividend tax credit and lower favorable tax adjustments (as a percent of pretax income) in 1994 contributed to the higher effective rate.
   Income from continuing operations declined slightly from $14,843,000 ($1.52 per share) in 1993 to $14,532,000 ($1.47 per share) in 1994, largely as a result of the previously mentioned nonrecurring expenses ($1,107,000 aftertax or $.12 per share). Excluding these expenses, income from continuing operations increased 5% from $14,843,000 ($1.52 per share) in 1993 to $15,639,000 ($1.59 per share) in 1994.
   Net income for 1994 increased 125% to $43,922,000 ($4.46 per share) from $19,480,000 ($1.99 per share) in 1993, primarily as the result of the gains on sales of Omnicare stock recorded in 1994 ($23,358,000 or $2.37 per share).


1993 VERSUS 1992
   Sales of the National Sanitary Supply segment increased 3% to $296,865,000 in 1993. This sales advance was achieved by a unit volume increase of 5%, offset in part by industry-wide deflationary pricing. As a result of tight expense controls over personnel costs and bad debt expenses, the operating margin of this segment declined only slightly during 1993.
   Sales and services revenues of the Roto-Rooter segment for 1993 totaled $136,428,000, an increase of 30% over the revenues recorded in 1992. Excluding the Encore acquisition, total revenues of this segment for 1993 increased 13% over revenues recorded in 1992. Also during 1993, plumbing revenues rose 21% to $30,749,000 and drain cleaning revenues increased 10% to $48,384,000 as compared with revenues recorded in 1992. The operating margin of the Roto-Rooter segment declined slightly from 10.7% during 1992 to 10.5% in 1993, primarily due to the acquisition of Encore, which has lower operating margins than Roto-Rooter's other businesses.

   Sales of the Veratex segment, acquired effective December 1, 1992, for 1993 totaled $91,800,000, an increase of 8% over full-year sales for 1992. During 1993, Veratex contributed $5,660,000 to the Company's operating profit as compared with $607,000 for the month of December 1992. The operating margin of 8.0% recorded in December 1992 was unusually high due to three extra selling days falling in that month.
   Consolidated sales and service revenues for 1993 totaled $525,093,000, an increase of 31% over revenues recorded in 1992. Excluding the sales of Veratex and Encore, total sales and service revenues for 1993 increased 5% over revenues recorded in 1992. The improvement of the total operating margin from 5.2% in 1992 to 5.5% in 1993 was largely attributable to the acquisition of Veratex late in 1992.
   Income from operations increased 53% from $15,180,000 in 1992 to $23,163,000 in 1993, primarily as a result of the acquisitions of Veratex and Encore.
   Interest expense increased by $3,157,000 from $5,732,000 in 1992 to $8,889,000 in 1993, largely as a result of the issuance in December 1992 of the $50,000,000 8.15% Senior Notes, due 2004. Lower interest expense on the ESOP debt, coupled with the scheduled repayment of $21,000,000 of Series A and B Senior Notes (which carried interest rates slightly in excess of 10% per annum), partially offset the increased interest expense of the 8.15% Senior Notes.
   Other income--net for 1993 totaled $13,656,000 as compared with $12,736,000 for 1992, an increase of $920,000. This increase was attributable to larger gains on the sales of investments ($6,695,000 in 1993 versus $2,877,000 in 1992), partially offset by lower interest income in 1993. The decline in interest income primarily was due to lower interest rates on cash equivalents and marketable securities in 1993.
   For 1993, the Company's effective tax rate was 33.2% as compared with 29.4% in 1992, primarily due to a higher effective state and local tax rate in 1993. In addition, a lower ESOP dividend tax credit and a lower domestic dividend exclusion (as a percent of pretax income) in 1993 contributed to the higher effective rate.
   Income from continuing operations increased 19% from $12,506,000 ($1.28 per share) in 1992 to $14,843,000 ($1.52 per share) in 1993, as a result of the higher level of investment gains in 1993 ($4,274,000 after taxes or $.44 per share in 1993 versus $1,899,000 after taxes or $.20 per share in 1992).
   Net income for 1993 increased 24% to $19,480,000 ($1.99 per share) from $15,651,000 ($1.60 per share). Earnings for 1993 included $1,651,000 ($.17 per share) from the cumulative effect of adopting Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes."

REPORTING ON ADVERTISING COSTS
   In December 1993, the Accounting Standards Executive Committee issued Statement of Position ("SOP") No. 93-7, "Reporting on Advertising Costs," which requires that advertising costs, except costs of direct response advertising, be expensed no later than the period in which the advertising first takes place. Adoption of this statement is required for fiscal years beginning after June 15, 1994.
   Because substantially all of the Company's advertising costs relate to either direct response advertising or are expensed within the period in which the advertising first appears, adoption of SOP No. 93-7 in 1995 will not materially impact the Company's results of operations or financial position.