Form 10-K405, Exhibit 13
period 1995-12-31
CHEMED CORP
filed 1996-03-28
CIK 19584

FINANCIAL REVIEW

 CONTENTS

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

     In our opinion, the consolidated financial statements appearing on pages 18 through 30 and pages 32, 33 and 36 of this report present fairly, in all material respects, the financial position of Chemed Corporation and its subsidiaries ("the Company") at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in Note 6 of the Notes to Financial Statements, the Company changed its method of accounting for income taxes in 1993.

/s/ Price Waterhouse LLP

Cincinnati, Ohio
February 5, 1996

STATEMENT OF ACCOUNTING POLICIES

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------
PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Chemed Corporation and its majority-owned subsidiaries. All significant intercompany transactions have been eliminated.

CASH EQUIVALENTS

     Cash equivalents comprise short-term, highly liquid investments that have been purchased within three months of their date of maturity.

MARKETABLE SECURITIES AND OTHER INVESTMENTS

     Marketable securities and other investments are recorded at their estimated fair values. In calculating realized gains and losses on the sales of investments, the specific-identification method is used to determine the cost of investments sold.

INVENTORIES

     Inventories are stated at the lower of cost or market. For determining the value of inventories, the average-cost method is used by the National Sanitary Supply segment, and the first-in, first-out ("FIFO") method is used by the Roto-Rooter and Omnia segments.

DEPRECIATION AND PROPERTIES AND EQUIPMENT

     Depreciation of properties and equipment is computed using the straight-line method over the estimated useful lives of the assets. Expenditures for maintenance, repairs, renewals and betterments that do not materially prolong the useful lives of the assets are expensed as incurred. The cost of property retired or sold and the related accumulated depreciation are removed from the accounts, and the resulting gain or loss is reflected currently in income.

INTANGIBLE ASSETS

     Goodwill and identifiable intangible assets arise from purchase business combinations and are amortized using the straight-line method over the estimated useful lives of the assets, but not in excess of 40 years.

     The lives of the Company's gross intangible assets at December 31, 1995, are (in thousands):

                 1 - 10 years          $  2,855
                11 - 20 years             2,370
                21 - 30 years             4,931
                31 - 40 years           151,334

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

COMPUTATION OF EARNINGS PER SHARE

     Earnings per common share are computed using the weighted average number of shares of capital stock outstanding and exclude the dilutive effect of outstanding stock options, as it is not material.

PENSIONS AND RETIREMENT PLANS

     The Company's major pension and retirement plans and other similar employee benefit plans are defined contribution plans. Contributions are based on employees' compensation and are funded currently.

EMPLOYEE STOCK OWNERSHIP PLANS

     Contributions to the Company's Employee Stock Ownership Plans ("ESOPs") are based on established debt repayment schedules. Shares are allocated to participants based on the principal and interest payments made during the period. The Company's policy is to record its ESOP expense by applying the transition rule under the level principal amortization concept.

ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RECLASSIFICATIONS

     Certain amounts in the 1994 and 1993 financial statements have been reclassified to conform with the 1995 presentation.

CONSOLIDATED STATEMENT OF INCOME

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------
(in thousands, except per share data)

For the Years Ended December 31,                                          1995         1994         1993
---------------------------------------------------------------------------------------------------------
CONTINUING OPERATIONS
            Sales....................................................  $ 444,301    $ 415,807    $ 401,372
            Service revenues.........................................    254,864      229,220      123,721
                                                                       ---------    ---------    ---------
               Total sales and service revenues......................    699,165      645,027      525,093
                                                                       ---------    ---------    ---------
            Cost of goods sold.......................................    306,345      284,973      269,284
            Cost of services provided................................    157,461      142,696       79,909
            Selling and marketing expenses...........................     99,162       96,144       89,784
            General and administrative expenses......................     91,416       81,417       54,136
            Depreciation.............................................     11,819       10,686        8,817
            Nonrecurring expenses (Note 3)...........................        538        1,705         --
                                                                       ---------    ---------    ---------
               Total costs and expenses..............................    666,741      617,621      501,930
                                                                       ---------    ---------    ---------
            Income from operations...................................     32,424       27,406       23,163
            Interest expense.........................................     (8,466)      (8,807)      (8,889)
            Other income -- net (Note 5).............................     17,001       11,175       13,656
                                                                       ---------    ---------    ---------
               Income before income taxes and minority interest......     40,959       29,774       27,930
            Income taxes (Note 6)....................................    (15,614)     (10,954)      (9,278)
            Minority interest in earnings of subsidiaries (Note 1)...     (4,906)      (4,288)      (3,809)
                                                                       ---------    ---------    ---------
            Income from continuing operations........................     20,439       14,532       14,843
DISCONTINUED OPERATIONS (Note 4).....................................      2,743       29,390        2,986
                                                                       ---------    ---------    ---------
Income before cumulative effect of a change in accounting principle..     23,182       43,922       17,829
Cumulative effect of a change in accounting principle (Note 6).......       --           --          1,651
                                                                       ---------    ---------    ---------
NET INCOME...........................................................  $  23,182    $  43,922    $  19,480
                                                                       =========    =========    =========
EARNINGS PER COMMON SHARE
            Income from continuing operations........................  $    2.07    $    1.47    $    1.52
                                                                       =========    =========    =========
            Income before cumulative effect of a change
               in accounting principle...............................  $    2.35    $    4.46    $    1.82
                                                                       =========    =========    =========
            Net income...............................................  $    2.35    $    4.46    $    1.99
                                                                       =========    =========    =========
            Average number of shares outstanding.....................      9,861        9,856        9,778
                                                                       =========    =========    =========

The Statement of Accounting Policies and the accompanying Notes to Financial Statements are integral parts of this statement.

CONSOLIDATED BALANCE SHEET

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------
(in thousands, except share and per share data)

December 31,                                                                              1995         1994
-------------------------------------------------------------------------------------------------------------
ASSETS
            Current assets
               Cash and cash equivalents (Note 7) ................................     $  19,187    $   4,722
               Marketable securities (Note 7) ....................................        10,094       19,517
               Accounts receivable less allowances of $3,519 (1994 -- $2,974) ....        87,177       81,822
               Inventories (Note 8) ..............................................        58,251       60,273
               Statutory deposits ................................................        18,943       14,408
               Other current assets (Notes 6 and 15) .............................        25,785       16,985
                                                                                       ---------    ---------
                  Total current assets ...........................................       219,437      197,727

            Other investments (Note 15) ..........................................        90,176       85,073
            Properties and equipment, at cost less accumulated depreciation
               (Note 9) ..........................................................        77,131       77,116
            Identifiable intangible assets less accumulated amortization
                of $2,886 (1994 -- $1,928) .......................................        18,140       21,192
            Goodwill less accumulated amortization of $20,978 (1994 -- $17,346) ..       119,486      113,417
            Other assets .........................................................         7,498       10,958
                                                                                       ---------    ---------
                        Total Assets .............................................     $ 531,868    $ 505,483
                                                                                       =========    =========
LIABILITIES
            Current liabilities
               Accounts payable ..................................................     $  28,411    $  31,386
               Bank notes and loans payable (Note 10) ............................        25,000       25,000
               Current portion of long-term debt (Note 11) .......................         7,089        6,391
               Income taxes (Note 6) .............................................        11,965       17,233
               Deferred contract revenue .........................................        23,512       22,630
               Other current liabilities (Note 12) ...............................        49,027       40,026
                                                                                       ---------    ---------
                  Total current liabilities ......................................       145,004      142,666

            Deferred income taxes (Note 6) .......................................        15,819        7,606
            Long-term debt (Note 11) .............................................        85,368       92,133
            Other liabilities and deferred income (Note 12) ......................        36,030       40,564
            Minority interest (Note 1) ...........................................        40,990       36,194
                                                                                       ---------    ---------
                        Total Liabilities ........................................       323,211      319,163
                                                                                       ---------    ---------
STOCKHOLDERS' EQUITY
            Capital stock -- authorized 15,000,000 shares $1 par;
               issued 12,598,418 shares (1994 -- 12,369,212 shares) .............         12,598       12,369
            Paid-in capital .....................................................        145,290      138,733
            Retained earnings ...................................................        127,141      123,993
            Treasury stock -- 2,748,192 shares (1994 -- 2,504,641 shares),
                at cost .........................................................        (79,996)     (71,230)
            Unearned compensation -- ESOPs (Note 13) ............................        (33,355)     (38,486)
            Unrealized appreciation on investments (Note 15) ....................         36,979       20,941
                                                                                       ---------    ---------
                        Total Stockholders' Equity ..............................        208,657      186,320
                                                                                       ---------    ---------
            Commitments and contingencies (Notes 2, 12 and 14)
                        Total Liabilities and Stockholders' Equity ..............      $ 531,868    $ 505,483
                                                                                       =========    =========

The Statement of Accounting Policies and the accompanying Notes to Financial Statements are integral parts of this statement.

CONSOLIDATED STATEMENT OF CASH FLOWS

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------
(in thousands)

For the Years Ended December 31,                                             1995        1994        1993
-----------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
            Net income  ................................................   $ 23,182    $ 43,922    $ 19,480
            Adjustments to reconcile net income to net cash
               provided by operations:
                  Depreciation and amortization .......................      18,205      15,807      13,123
                  Gains on sales of investments .......................      (9,078)     (5,471)     (6,695)
                  Minority interest in earnings of
                    subsidiaries (Note 1) .............................       4,906       4,288       3,809
                  Proceeds from sales of trading securities ...........        --         2,984        --
                  Purchases of trading securities .....................        --        (2,000)       --
                  Provision for uncollectible accounts receivable .....       2,507       1,855       2,018
                  Provision for deferred income taxes (Note 6) ........        (846)      1,101       1,327
                  Discontinued operations (Note 4) ....................      (2,743)    (29,390)     (2,986)
                  Cumulative effect of a change in accounting
                     principle (Note 6) ...............................        --          --        (1,651)
                  Changes in operating assets and liabilities,
                     excluding amounts acquired in business
                     combinations:
                        Increase in accounts receivable ...............      (6,660)    (13,300)     (4,588)
                        Increase in statutory reserve requirements ....      (4,535)     (1,232)     (2,378)
                        Increase in inventories and other
                          current assets ..............................      (2,237)     (6,610)     (4,932)
                        Increase in accounts payable, deferred contract
                           revenue and other current liabilities ......       1,113      11,679       3,045
                        Decrease in income taxes (Note 6) .............      (2,160)       (426)     (1,447)
                  Other -- net ........................................      (2,818)        165        (410)
                                                                           --------    --------    --------
                  Net cash provided by operating activities ...........      18,836      23,372      17,715
                                                                           --------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES
            Proceeds from sales of investments ........................      32,437       9,196       9,193
            Net proceeds from sale of divested operations (Note 4) ....      14,046        --          --
            Capital expenditures ......................................     (15,413)    (18,400)    (13,851)
            Business combinations, net of cash acquired (Note 2) ......     (11,928)    (18,383)    (25,762)
            Purchases of investments ..................................      (1,948)    (29,788)     (4,396)
            Proceeds from sales of marketable securities ..............        --          --        78,858
            Purchases of marketable securities ........................        --          --       (47,114)
            Net proceeds from sale of discontinued
              operations (Note 4) .....................................       2,401      49,496       1,468
            Other -- net ..............................................         228       2,449         834
                                                                           --------    --------    --------
                  Net cash provided/(used) by investing activities ....      19,823      (5,430)       (770)
                                                                           --------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES
            Dividends paid ............................................     (20,319)    (20,114)    (19,659)
            Purchases of treasury stock ...............................      (2,966)       (771)        (54)
            Repayments of long-term debt (Note 11) ....................      (1,252)    (18,232)    (21,452)
            Proceeds from issuance of long-term debt (Note 11) ........        --        10,000        --
            Issuances of capital stock (Note 16) ......................         868         786         451
            Increase in bank notes and loans payable (Note 10) ........        --          --        25,000
            Other -- net ..............................................        (525)        496      (1,143)
                                                                           --------    --------    --------
                  Net cash used by financing activities  ..............     (24,194)    (27,835)    (16,857)
                                                                           --------    --------    --------
INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS ......................      14,465      (9,893)         88
Cash and cash equivalents at beginning of year ........................       4,722      14,615      14,527
                                                                           --------    --------    --------
Cash and cash equivalents at end of year ..............................    $ 19,187    $  4,722    $ 14,615
                                                                           ========    ========    ========

The Statement of Accounting Policies and the accompanying Notes to Financial Statements are integral parts of this statement.

CONSOLIDATED STATEMENT OF CHANGES
IN STOCKHOLDERS' EQUITY

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------
(in thousands, except per share data)

                                                                                                   Unrealized
                                                                                       Unearned       Appreci-
                                                                           Treasury     Compen-       ation on
                                       Capital     Paid-in     Retained    Stock --    sation--        Invest-
                                         Stock     Capital     Earnings     at Cost       ESOPs          ments       Total
--------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1992.........  $11,922   $ 128,442    $ 100,030    $(60,077)   $(46,806)       $  --     $ 133,511
Net income...........................     --          --         19,480        --          --             --        19,480
Dividends paid ($2.01 per share).....     --          --        (19,659)       --          --             --       (19,659)
Decrease in unearned compensation
    -- ESOPs (Note 13)...............     --          --           --          --         3,837           --         3,837
Stock awards and exercise
   of stock options (Note 16)........      166       4,097         --        (3,783)       --             --           480
Purchases of treasury stock..........     --          --           --           (54)       --             --           (54)
Other................................     --          (444)        --          --          --             --          (444)
                                       -------   ---------    ---------    --------    --------        -----     ---------
      Balance at December 31, 1993...   12,088     132,095       99,851     (63,914)    (42,969)          --       137,151
Net income...........................     --          --         43,922        --          --             --        43,922
Dividends paid ($2.04 per share).....     --          --        (20,114)       --          --             --       (20,114)
Unrealized appreciation
   on investments (Note 15)..........     --          --           --          --          --           20,941      20,941
Decrease in unearned compensation
    -- ESOPs (Note 13)...............     --          --           --          --         4,483           --         4,483
Stock awards and exercise
   of stock options (Note 16)........      263       7,329         --        (6,545)       --             --         1,047
Purchases of treasury stock..........     --          --           --          (771)       --             --          (771)
Other................................       18        (691)         334        --          --             --          (339)
                                       -------   ---------    ---------    --------    --------         ------   ---------
      BALANCE AT DECEMBER 31, 1994...   12,369     138,733      123,993     (71,230)    (38,486)        20,941     186,320
NET INCOME...........................     --          --         23,182        --          --             --        23,182
DIVIDENDS PAID ($2.06 PER SHARE).....     --          --        (20,319)       --          --             --       (20,319)
UNREALIZED APPRECIATION
   ON INVESTMENTS (NOTE 15)..........     --          --           --          --          --           16,038      16,038
DECREASE IN UNEARNED
   COMPENSATION
    -- ESOPS (NOTE 13)...............     --          --           --          --         5,131           --         5,131
PURCHASES OF TREASURY STOCK..........     --          --           --        (2,966)       --             --        (2,966)
STOCK AWARDS AND EXERCISE
   OF STOCK OPTIONS (NOTE 16).........     229       6,972         --        (5,800)       --             --         1,401
OTHER.................................    --          (415)         285        --          --             --          (130)
                                       -------   ---------    ---------    --------    --------        -------   ---------
      BALANCE AT DECEMBER 31, 1995...  $12,598   $ 145,290    $ 127,141    $(79,996)   $(33,355)       $36,979   $ 208,657
                                       =======   =========    =========    ========    ========        =======   =========



The Statement of Accounting Policies and the accompanying Notes to Financial Statements are integral parts of this statement.

NOTES TO FINANCIAL STATEMENTS

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------
1. SEGMENTS AND NATURE OF THE BUSINESS

     Chemed is a diversified public corporation with strategic positions in sanitary-maintenance-product distribution services (National Sanitary Supply); plumbing, drain cleaning, and residential appliance and air-conditioning repair (Roto-Rooter); medical and dental disposable-product supply for the alternate-care and hospital markets (Omnia); and home healthcare services (Patient Care). Relative contributions to operating profit are 31%, 41%, 15% and 13%, respectively. The business segments are defined as follows:

     -- The National Sanitary Supply segment includes the consolidated operations of National Sanitary Supply Company ("National Sanitary Supply"), an 84%-owned subsidiary, which sells and distributes sanitary maintenance and paper supplies including cleaners, floor finishes, hand soaps, paper towels and tissues, cleaning equipment, packaging supplies, business paper and general maintenance products used by commercial, institutional and industrial businesses.

     -- The Roto-Rooter segment includes the consolidated operations of Roto-Rooter Inc. ("Roto-Rooter"), a 58%-owned subsidiary, which provides repair and maintenance services to residential and commercial accounts. Such services include sewer, drain and pipe cleaning, plumbing services and appliance repair and maintenance and are delivered through both company-owned and franchised locations. Roto-Rooter also manufactures and sells certain products and equipment used to provide such services.

     -- The Omnia segment (formerly Veratex) includes the combined operations of the 100%-owned businesses comprising the Company's Omnia Group, which manufactures medical and dental supplies and distributes them to dealers throughout the United States. Products include disposable paper, cotton and gauze proprietary products and various other dental and medical supplies.

     -- The Patient Care segment includes the consolidated operations of the 100%-owned businesses comprising the Company's Patient Care Group, which offers complete, professional home-healthcare services in the New York-New Jersey-Connecticut area. Services provided to patients at home include skilled nursing; home health aides; physical, speech, respiratory and occupational therapies; medical social work; nutrition; and other specialized services.

     Substantially all of the Company's sales and service revenues from continuing operations is generated from business within the United States. The Company's risk of significant credit loss is not concentrated due to the diversity of the Company's customer base and the broad geographic areas the Company serves. Nevertheless, management establishes policies regarding the extension of credit and compliance therewith.

     Financial data by business segment are shown on pages 32, 33 and 36 of this annual report. The segment data for 1995, 1994 and 1993 are an integral part of these financial statements.

2. BUSINESS COMBINATIONS

     During the second quarter of 1995, Omnia acquired the business and assets of the medical division of Central States Diversified Inc. ("CSDM") for $7,650,000 in cash. CSDM manufactures and distributes disposable paper products marketed under the Pro-Tex-Mor brand.

     Also during 1995, five business combinations were completed in the Roto-Rooter segment for aggregate purchase prices of $2,490,000 in cash.

     Effective January 1, 1994, Chemed acquired all of the capital stock of Patient Care Inc. ("Patient Care") for cash payments aggregating $20,582,000, including deferred payments with a present value of $6,271,000, plus 17,500 shares of Chemed Capital Stock. In December 1995, the Company recorded an additional $2,000,000 arising from contingent consideration associated with the purchase transaction. This additional purchase price was recorded as goodwill and is payable in two equal installments, due in March 1996 and 1997.

     Also during 1994, five business combinations were completed within the Roto-Rooter and National Sanitary segments for aggregate purchase prices of $1,795,000 in cash.

     During the third quarter of 1993, Service America Systems Inc. ("Service America") (30% owned by the Company and 70% owned by Roto-Rooter) completed the acquisition of 100% of the outstanding common shares of Encore Service Systems Inc. ("Encore"). Encore principally provides residential air-conditioning and appliance repair services through service contracts in Florida and Arizona.

     The purchase price paid by Service America was $17,000,000 in cash at closing, plus contingent payments based upon achievement of certain sales and earnings objectives during the 36-month period ending in July 1996 (up to a maximum of $8,800,000). During 1994, the Company recorded an adjustment to the purchase price of Encore to recognize the accrual of the entire sales-based contingent payment due in 1996. The present value of the $3,800,000 payment, $3,315,000, was recorded as increases in goodwill and other noncurrent liabilities.

     Also during 1993, nine business combinations were completed within the Roto-Rooter, National Sanitary and Omnia segments for aggregate purchase prices of $8,762,000 in cash.

     The results of business combinations completed in 1995 and 1994 were not material to the Company's results of operations in either 1995 or 1994.

     Unaudited pro forma financial data for 1993, which assume that the 1994 and 1993 business combinations were completed on January 1, 1993, are summarized as follows (in thousands, except per share data):

      Total sales and service revenues              $610,268
      Income from continuing operations               15,809
      Earnings per share -- income
         from continuing operations                     1.61

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------

     The excess of the purchase price over the fair value of the net assets acquired in business combinations is classified as goodwill. A summary of net assets acquired in business combinations, all of which have been recorded under purchase accounting rules, follows (in thousands):

                                                       December 31,
                                         --------------------------------------
                                          1995            1994           1993
                                         --------       --------       --------
Working capital                          $ (1,238)      $  8,646       $(13,767)
Properties and
   equipment                                  621            451          3,633
Identifiable intangible
   assets                                     969           --           11,100
Goodwill                                    9,607         22,051         19,700
Deferred income taxes                        (762)         3,649           (412)
Long-term debt                               (316)        (7,492)          --
Other assets
   and liabilities -- net                   5,150           (507)         6,214
                                         --------       --------       --------
      Total net assets                     14,031         26,798         26,468
Less -- cash and
   cash equivalents
   acquired                                  (103)          (182)          (706)
    -- capital stock
   issued                                    --             (500)          --
    -- present value
   of deferred
   payments                                (2,000)        (7,733)          --
                                         --------       --------       --------
      Net cash used                      $ 11,928       $ 18,383       $ 25,762
                                         ========       ========       ========

3. NONRECURRING EXPENSES

     Nonrecurring expenses amounting to $538,000 pretax ($355,000 aftertax; $208,000 or $.02 per share after minority interest) were incurred by Roto-Rooter in the third quarter of 1995 as a result of discussions related to Chemed's proposal to acquire the 42% minority interest in Roto-Rooter common stock. The discussions were terminated in August 1995.

     In the third quarter of 1994, nonrecurring expenses of $1,705,000 ($1,107,000 aftertax or $.12 per share) were recorded as the result of reducing staff at various locations and refocusing marketing efforts within the Omnia segment.

4. DISCONTINUED AND DIVESTED OPERATIONS

DISCONTINUED OPERATIONS

     On November 30, 1994, the Company sold 3,140,000 shares (adjusted for Omnicare's two-for-one stock split in June 1995) of the capital stock of Omnicare Inc. ("Omnicare"), a publicly traded affiliate in which Chemed previously had maintained an equity interest. Also, during the first six months of 1994, the Company sold a total of 479,800 shares of Omnicare stock. As a result, the Company recorded gains aggregating $23,358,000 (net of income taxes of $20,248,000) during 1994. These gains and the equity earnings in Omnicare prior to December 1, 1994, are classified as discontinued operations. At December 31, 1994, the Company held 1,444,000 shares, or 6%, of the Omnicare capital stock (December 31, 1995 -- 1,110,000 shares, or 4%).

     As a result of settling various issues and periodically reevaluating the adequacy of the Company's accruals for tax and other liabilities relative to the sale of DuBois Chemicals Inc. ("DuBois") in April 1991, the Company recorded favorable adjustments to discontinued operations in 1995, 1994 and 1993.

     Discontinued operations, as shown on the accompanying consolidated statement of income, comprise the following (in thousands):

                                                     For the Years Ended
                                                         December 31,
                                             -----------------------------------
                                              1995           1994          1993
                                             ------        -------        ------
Adjustments to the
   tax provision on
   the gain on the
   sale of DuBois                            $2,743        $ 3,236        $ --
Gains on sales of
   Omnicare stock                              --           23,358          --
Equity earnings in
   Omnicare prior to
   December 1, 1994                            --            2,225         2,299
Adjustment to the
   expense accruals
   related to the gain
   on the sale of DuBois                       --              571           687
                                             ------        -------        ------
      Total discontinued
         operations                          $2,743        $29,390        $2,986
                                             ======        =======        ======

DIVESTED OPERATIONS

     During the third quarter of 1995, The Omnia Group completed the sale of the business and assets of its Veratex Retail division to Henry Schein Inc. ("HSI") for $14,046,000 in cash. An additional payment of up to $2,000,000, contingent upon the combined sales of Veratex Retail and HSI's retail group for the year ended July 7, 1996, may be due from HSI in 1996.

     The sale of Veratex Retail resulted in the recording of an immaterial gain in 1995.

5. OTHER INCOME -- NET

     Other income -- net comprises the following (in thousands):

                                                    For the Years Ended
                                                        December 31,
                                           -------------------------------------
                                             1995           1994           1993
                                           -------       --------        -------
Gains on sales of
   investments                             $ 9,078       $  5,471        $ 6,695
Interest income                              4,203          2,739          3,763
Dividend income                              3,190          3,057          3,113
Other -- net                                   530            (92)            85
                                           -------       --------        -------
      Total other income
          -- net                           $17,001       $ 11,175        $13,656
                                           =======       ========        =======

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------

6. INCOME TAXES

     The provision for income taxes comprises the following (in thousands):

                                                     For the Years Ended
                                                         December 31,
                                            ------------------------------------
                                              1995           1994         1993
                                            --------       --------       ------
Continuing Operations:
   Current
      U.S. federal                          $ 14,272       $  7,517       $6,243
      U.S. state and local                     2,188          2,336        1,708
   Deferred U.S. federal                        (846)         1,101        1,327
                                            --------       --------       ------
         Total                              $ 15,614       $ 10,954       $9,278
                                            ========       ========       ======
Discontinued Operations:
   Current
      U.S. federal                          $  2,461       $ 19,820       $  170
      U.S. state and local                    (4,156)        (2,850)        --
   Deferred U.S. federal                      (1,048)          (323)         183
                                            --------       --------       ------
         Total                              $ (2,743)      $ 16,647       $  353
                                            ========       ========       ======

     A summary of the significant temporary differences that give rise to deferred income tax assets/(liabilities) follows (in thousands):

                                                              December 31,
                                                       ------------------------
                                                         1995            1994
                                                       --------        --------
Accruals related to
   discontinued operations                             $  6,544        $  5,359
Accrued insurance expense                                 5,803           4,733
Employee benefit accruals                                 1,457           1,134
Bad debt allowances                                       1,235           1,139
Deferred compensation                                     1,187             877
Amortization of intangible assets                          --               689
Other                                                     4,910           4,473
                                                       --------        --------
      Gross deferred income tax assets                   21,136          18,404
                                                       --------        --------
Market valuation of investments                         (19,050)        (10,788)
Accelerated tax depreciation                             (6,440)         (5,387)
Cash to accrual adjustments                              (1,209)         (1,014)
Unremitted earnings of affiliate                         (1,032)         (1,342)
Gain on subsidiary's sale of stock                         (659)           (659)
Other                                                    (2,576)         (2,243)
                                                       --------        --------
      Gross deferred income
         tax liabilities                                (30,966)        (21,433)
                                                       --------        --------
      Net deferred income
         tax liabilities                               $ (9,830)       $ (3,029)
                                                       ========        ========

     Based on the Company's history of prior operating earnings and its expectations for future growth, management has determined that the operating income of the Company will, more likely than not, be sufficient to ensure the full realization of the gross deferred income tax assets.

     Included in other current assets at December 31, 1995, are deferred income tax assets of $5,989,000 (December 31, 1994 -- $4,577,000).

     The difference between the effective tax rate for continuing operations and the statutory U.S. federal income tax rate is explained as follows:

                                                      For the Years Ended
                                                           December 31,
                                                  ------------------------------
                                                  1995         1994         1993
                                                  ----         ----         ----
Statutory U.S. federal
   income tax rate                                34.0%        34.0%        34.0%
State and local income taxes,
   less federal income tax
   benefit                                         3.6          5.2          3.9
Nondeductible amortization
   of goodwill                                     2.6          3.1          3.1
Domestic dividend exclusion                       (1.7)        (2.3)        (2.4)
Tax benefit on dividends
   paid to ESOPs                                  (1.6)        (2.1)        (3.4)
Favorable tax adjustments                         (0.1)        (1.0)        (2.5)
Other -- net                                       1.3         (0.1)         0.5
                                                  ----         ----         ----
      Effective tax rate                          38.1%        36.8%        33.2%
                                                  ====         ====         ====

     Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109 ("SFAS 109") and realized a gain from the cumulative effect of a change in accounting principle in the amount of $1,651,000 ($.17 per share) during the first quarter of 1993.

     Provision has not been made for additional taxes on $29,977,000 of undistributed consolidated earnings of Roto-Rooter Inc. (a 58%-owned domestic subsidiary), including $19,601,000 relating to periods prior to the adoption of SFAS 109. Those earnings have been and will continue to be reinvested. Should Chemed elect to sell its interest in Roto-Rooter rather than to effect a tax-free liquidation, additional taxes amounting to $10,492,000 would be incurred based on current income tax rates.

     The total amount of income taxes paid during the year ended December 31, 1995, was $18,253,000 (1994 -- $28,533,000; 1993 -- $9,913,000).

7. CASH EQUIVALENTS AND MARKETABLE SECURITIES

     Included in cash and cash equivalents at December 31, 1995, are cash equivalents in the amount of $8,804,000 (1994 -- $4,535,000). The cash equivalents at both dates consist of investments in various money market funds and repurchase agreements yielding interest at a weighted average rate of 5.4% in 1995 and 6.2% in 1994.

     From time to time throughout the year, the Company invests its excess cash in repurchase agreements directly with major commercial banks. The collateral is not physically held by the Company, but the term of such repurchase agreements is less than 10 days. Investments of significant amounts are spread among a number of banks, and the amounts invested in each bank are varied constantly.

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------

     A summary of marketable securities follows (in thousands):

                                                               December 31,
                                                         -----------------------
                                                           1995            1994
                                                         -------         -------
U.S. Treasury Notes, maturing
   in the subsequent year, with a
   weighted average yield of 7.2%
   (1994 -- 7.0%)                                        $ 9,994         $19,417
All other                                                    100             100
                                                         -------         -------
      Total marketable securities                        $10,094         $19,517
                                                         =======         =======

8. INVENTORIES

     A summary of inventories follows (in thousands):

                                                              December 31,
                                                        ------------------------
                                                          1995             1994
                                                        -------          -------
Raw materials                                           $ 7,921          $ 8,086
Finished goods and general
   merchandise                                           50,330           52,187
                                                        -------          -------
      Total inventories                                 $58,251          $60,273
                                                        =======          =======

9. PROPERTIES AND EQUIPMENT

     A summary of properties and equipment follows (in thousands):

                                                            December 31,
                                                    ---------------------------
                                                       1995              1994
                                                    ---------         ---------
Land                                                $   8,035         $   8,072
Buildings                                              29,567            29,963
Furniture and fixtures                                 26,301            25,666
Machinery and equipment                                30,900            27,911
Transportation equipment                               24,198            23,340
Projects under construction                             5,204             2,539
                                                    ---------         ---------
      Total properties
         and equipment                                124,205           117,491
Less accumulated depreciation                         (47,074)          (40,375)
                                                    ---------         ---------
      Net properties
         and equipment                              $  77,131         $  77,116
                                                    =========         =========

10. BANK NOTES AND LOANS PAYABLE

     In December 1995, the Company entered into a revolving credit agreement ("Credit Agreement") with Bank of America to borrow up to $30,000,000 at any time during the five-year period ending December 15, 2000. The interest rate is based on various stipulated market rates of interest.

     In December 1993, the Company entered into a revolving credit/term loan agreement ("RT Agreement") with PNC Bank, Ohio, N.A., to borrow up to $20,000,000 at any time during the three-year period ending December 31, 1996. At that date, the outstanding borrowings must be either repaid or converted to a term loan repayable in four equal semiannual installments. The interest rate is based on various stipulated market rates of interest.

     At December 31, 1995, the Company had $25,000,000 (1994 -- $15,000,000) of
borrowings outstanding under the Credit Agreement and nil (1994 -- $10,000,000) under the RT Agreement. In addition to these agreements, the Company had approximately $43,100,000 of unused lines of credit with various banks at December 31, 1995.

     The Company's short-term borrowings provide temporary capital for operations. Borrowings under the Credit and RT Agreements are subject to maintaining certain financial covenants, with which the Company has complied. There are no restrictions on any cash balances maintained at the banks. The weighted average interest rate on short-term borrowings at December 31, 1995, was 6.1% (December 31, 1994 -- 6.6%).

11. LONG-TERM DEBT

     A summary of the Company's long-term debt follows (in thousands):

                                                           December 31,
                                                     --------------------------
                                                       1995              1994
                                                     --------          --------
Senior Notes:
   8.15%, due 2000 - 2004                            $ 50,000          $ 50,000
   10.67%, due 1995 - 2003                              8,000             9,000
Employee Stock Ownership
   Plans Loan Guarantees:
      6.80% (1994 -- 6.71%),
      due 1995 - 2000                                  33,355            38,486
Other                                                   1,102             1,038
                                                     --------          --------
   Subtotal                                            92,457            98,524
Less current portion                                   (7,089)           (6,391)
                                                     --------          --------
      Long-term debt, less
         current portion                             $ 85,368          $ 92,133
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

     On November 10, 1988, the Company borrowed $31,000,000 from a consortium of insurance companies. Of this amount, $21,000,000 was due and paid on November 1, 1993, and annual installments of $1,000,000 were due and paid on November 1, 1994 and 1995. The remaining $8,000,000 bears interest at the rate of 10.67% with annual principal payments of $1,000,000 due on November 1, 1996 through 2003. Interest is payable on May 1 and November 1 of each year.

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------

EMPLOYEE STOCK OWNERSHIP PLANS ("ESOPS") LOAN GUARANTEES

     The Company has guaranteed ESOP loans made by various institutional lenders. Payments by the ESOPs, including both principal and interest, are to be made in quarterly installments over the next five years, the final payments being due on June 30, 2000. The loans, secured in part by the unallocated shares of the Company's capital stock held by the ESOP trusts, currently bear interest at an average annual rate of 6.80% (1994 -- 6.71%). Such rates are subject to adjustments for changes in interest rates of specified U.S. Treasury obligations, U.S. federal statutory income tax rates and certain federal tax law changes.

     The market value of the unallocated shares of the Company's capital stock held by the ESOPs at December 31, 1995, based on that day's closing price of $38.875 was $29,445,000 as compared with aggregate loan guarantees of $33,355,000.

OTHER

     Other long-term debt has arisen from the assumption of loans in connection with various acquisitions. Interest rates range from 5% to 15%, and the obligations are due on various dates through 2009.

     The following is a schedule by year of required long-term debt payments as of December 31, 1995 (in thousands):

      1996                                   $ 7,089
      1997                                    12,485
      1998                                    10,592
      1999                                     6,453
      2000                                    12,425
      After 2000                              43,413
                                             -------
         Total long-term debt                $92,457
                                             =======

     The various loan agreements contain certain covenants which could restrict the amount of cash dividend payments, treasury stock purchases and certain other transactions of the Company. Under the most restrictive of these covenants, the Company is limited to incurring additional debt of $99,147,000, cannot permit its net worth to fall below $171,979,000 and is limited to incurring additional annual net rentals under operating leases with terms of three years or more aggregating $7,892,000.

     The total amount of interest paid during the year ended December 31, 1995, was $7,972,000 (1994 -- $8,562,000; 1993 -- $8,893,000).

12. OTHER LIABILITIES

     At December 31, 1995, other current liabilities included accrued insurance liabilities of $19,470,000 (1994 -- $17,495,000).

     Liabilities for estimated expenses related to the sale of DuBois during 1991 are included in the following accounts on the consolidated balance sheet (in thousands):

                                                               December 31,
                                                         -----------------------
                                                           1995            1994
                                                         -------         -------
Amounts included in:
   Other current liabilities                             $ 1,943         $ 2,507
   Other liabilities and
      deferred income                                     23,757          25,067
                                                         -------         -------
         Total                                           $25,700         $27,574
                                                         =======         =======

Included in other liabilities and deferred income at December 31, 1995, is an accrual of $13,670,000 (1994 -- $14,170,000) for the Company's estimated liability for potential environmental cleanup and related costs arising from the sale of DuBois. The Company is contingently liable for additional DuBois-related environmental cleanup and related costs up to a maximum of $10,000,000. On the basis of a continuing evaluation of the Company's potential liability by the Company's environmental adviser, management believes that it is not probable this additional liability will be paid. Accordingly, no provision for this contingent liability has been recorded. Although it is not presently possible to reliably project the timing of payments related to the Company's potential liability for environmental costs, management believes that any adjustments to its recorded liability will not materially adversely affect its financial position or results of operations.

13. PENSION AND RETIREMENT PLANS

     Retirement obligations under various plans cover substantially all full-time employees who meet age and/or service eligibility requirements. The major plans providing retirement benefits to the Company's employees are defined contribution plans.

     The Company has established two ESOPs which have purchased a total of $56,000,000 of the Company's capital stock. Substantially all Chemed headquarters and Omnia employees and substantially all employees of National Sanitary Supply, not covered by collective bargaining agreements, are participants in the ESOPs. Eligible employees of Roto-Rooter and Patient Care are covered by defined contribution plans.

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------

     Expenses charged to continuing operations for the Company's pension and profit-sharing plans, ESOPs and other similar plans comprise the following (in thousands):

                                                    For the Years Ended
                                                         December 31,
                                            ------------------------------------
                                             1995           1994           1993
                                            ------         ------         ------
ESOPs:
   Interest expense                         $1,217         $1,322         $1,491
   Compensation cost                         2,782          2,476          2,141
Pension, profit
   sharing and other
   similar plans                             3,391          2,518          1,813
                                            ------         ------         ------
      Total                                 $7,390         $6,316         $5,445
                                            ======         ======         ======
Dividends on ESOP
   shares used for
   debt service                             $2,758         $2,820         $2,819
                                            ======         ======         ======

     At December 31, 1995, there were 555,687 allocated shares (December 31, 1994 -- 457,725 shares) and 757,437 unallocated shares (December 31, 1994 -- 908,796 shares) in the ESOP trusts.

14. LEASE ARRANGEMENTS

     The Company, as lessee, has operating leases which cover its corporate office headquarters; various plant, warehouse and office facilities; office equipment; and plant and transportation equipment. The remaining terms of these leases range from one year to 11 years, and in most cases, management expects that these leases will be renewed or replaced by other leases in the normal course of business. All major plants and warehouses and substantially all equipment are owned by the Company.

     The following is a summary of future minimum rental payments and sublease rentals to be received under operating leases that have initial or remaining noncancelable terms in excess of one year at December 31, 1995 (in thousands):

      1996                                         $ 12,805
      1997                                            9,945
      1998                                            7,015
      1999                                            5,714
      2000                                            4,983
      After 2000                                     22,369
                                                   --------
         Total minimum rental payments               62,831
      Less minimum sublease rentals                 (15,980)
                                                   --------
         Net minimum rental payments               $ 46,851
                                                   ========

     Total rental expense incurred under operating leases follows (in thousands):

                                                    For the Years Ended
                                                        December 31,
                                          -------------------------------------
                                             1995           1994          1993
                                          --------       --------       -------
Total rental payments                     $ 13,353       $ 12,451       $ 9,216
Less sublease rentals                       (3,591)        (3,446)       (3,440)
                                          --------       --------       -------
      Net rental expense                  $  9,762       $  9,005       $ 5,776
                                          ========       ========       =======

15. FINANCIAL INSTRUMENTS

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

     -- For other investments and other assets, fair value is based upon quoted market prices for these or similar securities, if available. Included in other investments is the Company's investment in privately held Vitas Healthcare Corporation ("Vitas"), which provides noncurative care to chronically ill patients. The market values of Vitas Common Stock Purchase Warrants are based on the difference between Chemed's exercise price and an appraisal of the value of the underlying common stock. The value of the Vitas 9% Cumulative Preferred Stock is based on the present value of the mandatory redemption payments, using an interest rate of 8.2% (1994 -- 10.7%), rates which management believes are reasonable in view of market conditions.

     -- For the note receivable, the fair value is determined by discounting the remaining future installment payments using a rate of 6.1% (1994 -- 8.6%), rates considered by management to reflect current market conditions.

     -- The fair value of the Company's long-term debt is estimated by discounting the future cash outlays associated with each debt instrument using interest rates currently available to the Company for debt issues with similar terms and remaining maturities.

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------

     The estimated fair values of the Company's financial instruments are as follows (in thousands):

                                      December 31, 1995       December 31, 1994
                                    --------------------     -------------------
                                    Carrying      Fair       Carrying     Fair
                                     Amount       Value       Amount      Value
                                    --------    --------     --------    -------
Marketable securities ...........   $10,094     $ 10,094     $19,517     $19,517
Other investments(a) ............    98,438      101,668      85,073      88,303
Statutory deposits ..............    18,943       18,943      14,408      14,408
Note receivable(b) ..............     5,864        5,909      11,195      11,281
Long-term debt ..................    92,457       94,992      98,524      95,545

----------------
(a) Amounts for 1995 include the current portion of Vitas preferred stock ($8,262,000), which is recorded in other current assets on the balance sheet.
(b) The current portion of the note receivable is included in other current assets and the noncurrent portion is included in other assets.

     The Company has classified its investments in equity securities and certain debt securities as either trading or available-for-sale. The trading category includes those investments which are held principally for the purpose of selling them in the near term. All other investments are classified in the available-for-sale category. Investments included in cash equivalents are considered to be trading securities and all other investments are considered to be available-for-sale.

     Disclosures regarding the Company's investments which are classified as available-for-sale are summarized below (in thousands):

                                                              December 31,
                                                         ----------------------
                                                           1995           1994
                                                         -------       --------
Aggregate fair value:
   Obligations of the U.S. Treasury .................    $ 9,994       $ 29,035
   Equity securities ................................     98,438         75,455
Gross unrealized holding gains:
   Obligations of the U.S. Treasury .................         20           --
   Equity securities ................................     56,010         31,975
Gross unrealized holding losses:
   Obligations of the U.S. Treasury .................       --             (129)
   Equity securities ................................       --             (117)
Amortized cost:
   Obligations of the U.S. Treasury .................      9,974         29,164
   Equity securities ................................     42,428         43,597

     The chart below summarizes information with respect to available-for-sale securities sold during the period (in thousands):

                                                        For the Years Ended
                                                            December 31,
                                                    ---------------------------
                                                       1995               1994
                                                    --------            -------
Proceeds from sale .............................    $ 32,437            $ 9,196
Gross realized gains ...........................       9,088              5,589
Gross realized losses ..........................         (10)                (2)

     Included in marketable securities at December 31, 1995, is a Treasury Note with a fair value of $9,994,000, maturing in January 1996 (December 31, 1994 -- $19,417,000, maturing in 1995). Included in other investments is the noncurrent portion of the Company's investment in Vitas mandatorily redeemable preferred stock with a fair value of $19,236,000 at December 31, 1995 (December 31, 1994 -- $26,200,000). Also included in other investments at December 31, 1994, is a U.S. Treasury Note with a fair value of $9,618,000.

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------

16. STOCK INCENTIVE PLANS

     The Company has seven Stock Incentive Plans under which 2,650,000 shares of Chemed Capital Stock may be or have been issued to key employees pursuant to the grant of stock awards and/or options to purchase such shares. All options granted under these plans provide for a purchase price equal to the market value of the stock at the date of grant. The latest plan, covering 500,000 shares, was adopted in May 1995.

     Under the plan adopted in 1983, both nonstatutory and incentive stock options have been granted. Incentive stock options granted under the 1983 plan become exercisable in full six months following the date of the grant; nonstatutory options granted under the 1983 plan become exercisable in four annual installments commencing six months after the date of grant.

     The other plans are not qualified, restricted or incentive stock option plans under the Internal Revenue Code. Additional options may not be granted under the plans adopted in 1978, 1981 and 1983 covering a total of 1,150,000 shares, but a number of options granted under those plans remains outstanding. Options granted under the 1986, 1988, 1993 and 1995 plans become exercisable six months following the date of grant in either three or four equal annual installments.

     The changes in outstanding stock options and other data follow:

                                                                             1995                        1994
                                                                  -----------------------       -----------------------
                                                                    Number                      Number
                                                                      of           Average        of            Average
                                                                    Shares           Price      Shares            Price
                                                                  --------         -------     --------         -------
Options outstanding at January 1 ..............................    553,472          $29.38      628,967          $27.04
Options granted ...............................................    291,650           32.57      260,650           32.13
Options exercised .............................................   (208,668)          28.77     (247,845)          26.17
Options terminated or canceled ................................     (8,788)          30.93      (88,300)          29.91
                                                                   -------                      -------
Options outstanding at December 31 ............................    627,666           31.05      553,472           29.38
                                                                   =======                      =======
Options exercisable at December 31 ............................    325,385                      280,193
                                                                   =======                      =======
Shares available for grant of stock awards and stock options ..    303,359                      109,004
                                                                   =======                      =======

     During 1995, the Company granted stock awards covering 20,538 shares (1994 -- 15,946 shares) under its Stock Incentive Plans. The shares of capital stock were issued to directors and key employees at no cost and generally are restricted as to the transfer of ownership. Restrictions covering between 20% and 33% of each holder's shares lapse annually commencing one year after the date of grant.

UNAUDITED SUMMARY OF QUARTERLY RESULTS

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------
(in thousands, except per share data)

                                                                     First       Second        Third       Fourth      Total
1995                                                               Quarter      Quarter      Quarter      Quarter       Year
--------------------------------------------------------------------------------------------------------------------------------
            Continuing Operations
               Total sales and service revenues ..............    $169,858     $177,344     $177,554     $174,409     $699,165
                                                                  ========     ========     ========     ========     ========
               Gross profit ..................................    $ 57,092     $ 59,302     $ 59,223     $ 59,742     $235,359
                                                                  ========     ========     ========     ========     ========
               Income from operations ........................    $  6,696     $  7,851     $  8,681     $  9,196     $ 32,424
               Interest expense ..............................      (2,103)      (2,119)      (2,117)      (2,127)      (8,466)
               Other income -- net ...........................       5,649        4,727        4,775        1,850       17,001
                                                                  --------     --------     --------     --------     --------

                  Income before income taxes
                     and minority interest ...................      10,242       10,459       11,339        8,919       40,959
               Income taxes ..................................      (3,814)      (4,027)      (4,379)      (3,394)     (15,614)
               Minority interest in earnings
                  of subsidiaries ............................      (1,043)      (1,127)      (1,252)      (1,484)      (4,906)
                                                                  --------      -------      -------      -------     --------
               Income from continuing operations .............       5,385        5,305        5,708        4,041       20,439
            Discontinued Operations ..........................         901          --         1,842          --         2,743
                                                                  --------     --------     --------     --------     --------
            Net Income .......................................    $  6,286     $  5,305     $  7,550     $  4,041     $ 23,182
                                                                  ========     ========     ========     ========     ========

            Earnings Per Common Share
               Income from continuing operations .............    $    .55     $    .54     $    .58     $    .41     $   2.07
                                                                  ========     ========     ========     ========     ========
               Net income ....................................    $    .64     $    .54     $    .77     $    .41     $   2.35
                                                                  ========     ========     ========     ========     ========
               Average number of shares outstanding ..........       9,863        9,869        9,866        9,848        9,861
                                                                  ========     ========     ========     ========     ========


1994
            Continuing Operations
               Total sales and service revenues ..............    $152,069     $161,384     $166,089     $165,485     $645,027
                                                                  ========     ========     ========     ========     ========
               Gross profit ..................................    $ 50,911     $ 54,170     $ 55,222     $ 57,055     $217,358
                                                                  ========     ========     ========     ========     ========
               Income from operations ........................    $  5,670     $  6,579     $  6,348     $  8,809     $ 27,406
               Interest expense ..............................      (2,047)      (2,167)      (2,304)      (2,289)      (8,807)
               Other income -- net ...........................       3,129        4,158        2,640        1,248       11,175
                                                                  --------     --------     --------     --------     --------
                  Income before income taxes
                     and minority interest ...................       6,752        8,570        6,684        7,768       29,774
               Income taxes ..................................      (2,680)      (3,205)      (2,287)      (2,782)     (10,954)
               Minority interest in earnings
                  of subsidiaries ............................        (833)        (939)      (1,187)      (1,329)      (4,288)
                                                                  --------     --------     --------     --------     --------
               Income from continuing operations .............       3,239        4,426        3,210        3,657       14,532
            Discontinued Operations ..........................       2,438        3,591        1,884       21,477       29,390
                                                                  --------     --------     --------     --------     --------
            Net Income .......................................    $  5,677     $  8,017     $  5,094     $ 25,134     $ 43,922
                                                                  ========     ========     ========     ========     ========
            Earnings Per Common Share
               Income from continuing operations .............    $    .33     $    .45     $    .33     $    .37     $   1.47
                                                                  ========     ========     ========     ========     ========
               Net income ....................................    $    .58     $    .81     $    .52     $   2.54     $   4.46
                                                                  ========     ========     ========     ========     ========
               Average number of shares outstanding ..........       9,824        9,847        9,867        9,884        9,856
                                                                  ========     ========     ========     ========     ========

                                                                                                                            31

SALES AND PROFIT STATISTICS BY BUSINESS SEGMENT(a)

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------
(in thousands, except percentages and footnote data)

                                                                               % of        % of
                                                                              Total       Total
                                                                               1995        1986         1995           1994
-------------------------------------------------------------------------------------------------------------------------------
SALES AND SERVICE REVENUES FROM CONTINUING OPERATIONS(B)
                     National Sanitary Supply ............................     49%         64%       $340,913        $308,280
                     Roto-Rooter .........................................     26          36         179,722         171,930
                     Omnia ...............................................     12         --           87,803          95,753
                     Patient Care ........................................     13         --           90,727          69,064
                                                                              ---         ---        --------        --------
                        Total ............................................    100%        100%       $699,165        $645,027
                                                                              ===         ===        ========        ========
OPERATING PROFIT FROM CONTINUING OPERATIONS(C)

                     National Sanitary Supply ............................     31%         47%       $ 11,847        $ 10,291
                     Roto-Rooter .........................................     41          53          15,908(e)       15,967
                     Omnia ...............................................     15         --            5,957           5,415(f)
                     Patient Care ........................................     13         --            4,989           2,790
                                                                              ---         ---        --------        --------
                        Total ............................................    100%        100%       $ 38,701        $ 34,463
                                                                              ===         ===        ========        ========



(a) The data are presented on a continuing operations basis, thus excluding DuBois Chemicals Inc., sold in April 1991, and Vestal Laboratories Inc., sold in December 1986. The data for 1995, 1994 and 1993 are covered by the report of independent accountants.

(b) Intersegment sales are not material. Total sales by segment consist of sales and services to unaffiliated companies. The Company does not derive 10% or more of its sales and service revenues from any one customer.

(c) Operating profit is total sales and service revenues less operating expenses and includes 100% of all consolidated operations. In computing operating profit, none of the following items has been added or deducted: general corporate expenses, interest expense, and other income -- net.

          1993            1992            1991            1990            1989            1988            1987           1986
----------------------------------------------------------------------------------------------------------------------------------
      $296,865        $288,731        $267,508        $265,424        $262,351        $179,191(d)     $ 92,618       $ 80,010(d)
       136,428(d)      104,688          84,774(d)       75,230          66,842          62,255          55,233         45,292
        91,800           7,543             --              --              --              --              --             --
           --              --              --              --              --              --              --             --
      --------        --------        --------        --------        --------        --------        --------       --------
      $525,093        $400,962        $352,282        $340,654        $329,193        $241,446        $147,851       $125,302
      ========        ========        ========        ========        ========        ========        ========       ========



      $  9,093        $  9,171        $  8,504        $ 10,165        $ 10,762        $  8,507(d)     $  6,157       $  5,966(d)
        14,371(d)       11,253           8,499(d)        8,049           7,762           8,267           7,573          6,849
         5,660             607             --              --              --              --              --             --
           --              --              --              --              --              --              --             --
      --------        --------        --------        --------        --------        --------        --------       --------
      $ 29,124        $ 21,031        $ 17,003        $ 18,214        $ 18,524        $ 16,774        $ 13,730       $ 12,815
      ========        ========        ========        ========        ========        ========        ========       ========


(d) The following significant business combinations, all in the United States, have been accounted for as purchase transactions:

                                                                                               Amounts Reported
                                                                                               in Year Acquired
                                                                                       -------------------------------
                                 Business                         Effective Date              Sales and      Operating
      Name                       Segment                          of Acquisition       Service Revenues         Profit
      ------------------------   ------------------------         --------------       ----------------      ---------
      Encore Service
         Systems Inc.            Roto-Rooter                           July 1993            $18,576,000       $784,000
      Service America
         Systems Inc.            Roto-Rooter                         August 1991              5,557,000        773,000
      Century Papers Inc.        National Sanitary Supply              July 1988             71,650,000           -- *
      National Sanitary Supply
         acquisitions            National Sanitary Supply           Various 1986              9,778,000           -- *


      *Operations were integrated into existing operations and amounts are not determinable.

(e) Amount includes nonrecurring charges of $538,000 incurred as a result of discussions related to Chemed's proposal to acquire the 42% minority interest in Roto-Rooter.

(f) Amount includes nonrecurring charges of $648,000 related to the cost of staff reductions and refocusing marketing efforts.

SELECTED FINANCIAL DATA

Chemed Corporation and Subsidiary Companies
------------------------------------------------------------------------------------------------------------------------------
(in thousands, except per share data, employee numbers, footnote data, ratios and percentages)

                                                                                  1995              1994              1993
------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
            Continuing operations
               Total sales and service revenues .............................   $699,165          $645,027          $525,093
               Gross profit .................................................    235,359           217,358           175,900
               Depreciation .................................................     11,819            10,686             8,817
               Income from operations .......................................     32,424            27,406            23,163
               Income/(loss) from continuing operations .....................     20,439            14,532            14,843
            Discontinued operations(a) ......................................      2,743            29,390             2,986
            Extraordinary gain ..............................................        --                --                --
            Cumulative effect of changes in accounting principles ...........        --                --              1,651
            Net income ......................................................     23,182            43,922            19,480
            Earnings per common share:
               Assuming full dilution --
                  Income/(loss) from continuing operations(b) ...............       2.07              1.47              1.52
                  Net income ................................................       2.35              4.46              1.99
               Primary --
                  Income/(loss) from continuing operations(b) ...............       2.07              1.47              1.52
                  Net income ................................................       2.35              4.46              1.99
            Average number of shares outstanding:
               Assuming full dilution .......................................      9,861             9,856             9,778
               Primary ......................................................      9,861             9,856             9,778
            Cash dividends per share ........................................   $   2.06          $   2.04          $   2.01

FINANCIAL POSITION -- YEAR-END
            Cash, cash equivalents and marketable securities ................   $ 29,281          $ 24,239          $ 15,815
            Working capital .................................................     74,433            55,061            30,741
            Properties and equipment, at cost less accumulated
               depreciation .................................................     77,131            77,116            70,758
            Total assets ....................................................    531,868           505,483           430,253
            Long-term debt ..................................................     85,368            92,133            98,059
            Stockholders' equity ............................................    208,657           186,320           137,151
            Book value per share:
               Assuming full dilution .......................................      21.18             18.89             14.00
               Primary ......................................................      21.18             18.89             14.00

OTHER STATISTICS -- CONTINUING OPERATIONS
            Net cash provided/(used) by continuing operations ...............   $ 18,836          $ 23,372          $ 17,715
            Capital expenditures ............................................     15,413            18,400            13,851
            Number of employees .............................................      7,335             6,602             4,834
            Number of sales and service representatives .....................      4,500             3,919             2,552
            Dividend payout ratio(d) ........................................       87.7%             45.7%            101.0%
            Debt to total capital ratio:
               Total debt basis .............................................       32.0              35.7              43.2
               Senior debt basis ............................................       32.0              35.7              43.2
            Return on average equity(d) .....................................       11.9              28.4              14.3
            Return on average total capital employed(d) .....................        9.3              16.4               9.7
            Current ratio ...................................................       1.51              1.39              1.24


(a) Discontinued operations data include Omnicare Inc., discontinued in 1994; accrual adjustments from 1992 through 1995 related to the gain on the sale of DuBois Chemicals Inc. ("DuBois"); DuBois, sold in April 1991; adjustments to accruals in 1991 and 1988 related to operations discontinued in 1986; and Vestal Laboratories Inc., sold in December 1986.

(b) Earnings per share assuming full dilution from continuing operations for years prior to 1989 are greater than the corresponding primary amounts due to the antidilutive impact of the convertible debt on earnings per common share from continuing operations.

--------------------------------------------------------------------------------------------------------------------------------
          1992               1991              1990              1989               1988              1987              1986
--------------------------------------------------------------------------------------------------------------------------------

      $400,962           $352,282          $340,654          $329,193           $241,446          $147,851          $125,302
       138,517            123,077           118,235           110,618             87,071            65,577            57,145
         6,348              5,899             5,413             4,811              3,738             3,049             2,484
        15,180              9,500            11,147            11,281              9,529             7,636             6,259
        12,506              9,858             3,616             2,908                416               632            (4,930)(c)
         3,145             43,109            12,938            23,274             22,972            19,730            42,351
           --                 --                --                --                 --                --                212
           --                 --                --                --                 732               --                --
        15,651             52,967            16,554            26,182             24,120            20,362            37,633(c)


          1.28                .98               .35               .29                .29               .35              (.18)(c)
          1.60               5.27              1.60              2.61               2.47              2.15              3.68(c)

          1.28                .98               .35               .29                .04               .07              (.55)(c)
          1.60               5.27              1.60              2.61               2.60              2.28              4.21(c)

         9,803             10,059            10,371            10,042             10,879            11,006            11,008
         9,803             10,059            10,371            10,042              9,280             8,939             8,946
      $   2.00           $   1.97          $   1.96          $   1.84           $   1.72          $   1.60          $   1.56


      $ 47,704           $ 83,044          $    775          $  5,346           $  4,033          $  4,387          $ 26,165
        62,452             82,675            14,377            28,236             24,740            10,064            22,108

        62,872             44,391            36,802            38,574             36,335            25,034            22,882
       404,944            364,335           277,169           285,600            276,276           218,314           234,984
       103,778             77,928            82,151            85,834             90,405            46,504            47,328
       133,511            139,407           109,504           119,121            109,276           111,754           120,392

         13.68              14.08             10.75             11.61              13.19             14.69             15.22
         13.68              14.08             10.75             11.61              11.65             12.71             13.41


      $ 15,563           $ 19,572          $ 13,505          $  9,333           $  7,589         $  (6,335)        $  (4,817)
         8,232             11,416             7,128             7,723             10,259             5,597             6,475
         3,856              3,325             2,965             2,851              2,633             1,796             1,657
         1,790              1,665             1,409             1,356              1,223               967               853
         125.0%              37.4%            122.5%             70.5%              66.2%             70.2%             37.1%

          44.3               34.5              42.4              40.3               43.5              29.3              26.5
          44.3               34.5              42.4              34.9               29.2               3.8               1.5
          11.6               42.5              13.8              22.3               20.6              17.0              38.7
           8.7               24.4               9.8              14.0               14.9              13.5              24.1
          1.60               1.98              1.27              1.61               1.55              1.32              1.56

(c) Included in income from continuing operations, net income and the corresponding earnings per share amounts for 1986 is an aftertax loss of $3,635,000 for the cost of terminating interest rate exchange arrangements.

(d) These computations are based on the net income and, with respect to return on average capital employed, various related adjustments.

ADDITIONAL SEGMENT DATA(a)

Chemed Corporation and Subsidiary Companies
---------------------------------------------------------------------------------------------------------------------------------
(in thousands)
For the Years Ended December 31,                                                      1995              1994             1993
---------------------------------------------------------------------------------------------------------------------------------
IDENTIFIABLE ASSETS
            National Sanitary Supply ........................................      $121,427          $122,175         $109,952
            Roto-Rooter .....................................................       134,891           127,602          125,280
            Omnia ...........................................................        83,697            84,682           78,468
            Patient Care ....................................................        46,211            38,857              --
                                                                                   --------          --------         --------
               Total identifiable assets ....................................       386,226           373,316          313,700
            Corporate assets(b) .............................................       145,642           132,167          116,553
                                                                                   --------          --------         --------
                  Total assets ..............................................      $531,868          $505,483         $430,253
                                                                                   ========          ========         ========
CAPITAL EXPENDITURES

            National Sanitary Supply ........................................      $  3,393          $  6,715         $  2,688
            Roto-Rooter .....................................................         5,544             6,214            6,885
            Omnia ...........................................................         2,801             2,079            3,743
            Patient Care ....................................................         2,608             2,541              --
                                                                                   --------          --------         --------
               Subtotal .....................................................        14,346            17,549           13,316
            Corporate assets ................................................         1,067               851              535
                                                                                   --------          --------         --------
                  Total capital expenditures ................................      $ 15,413          $ 18,400         $ 13,851
                                                                                   ========          ========         ========
DEPRECIATION AND AMORTIZATION(c)

            National Sanitary Supply ........................................      $  4,848          $  4,525         $  4,752
            Roto-Rooter .....................................................         7,646             7,227            5,169
            Omnia ...........................................................         2,727             2,643            2,113
            Patient Care ....................................................         1,463               718              --
                                                                                   --------          --------         --------
               Subtotal .....................................................        16,684            15,113           12,034
            Corporate assets ................................................         1,521               694            1,089
                                                                                   --------          --------         --------
                  Total depreciation and amortization .......................      $ 18,205          $ 15,807         $ 13,123
                                                                                   ========          ========         ========
RECONCILIATION OF OPERATING PROFIT TO INCOME
   BEFORE INCOME TAXES AND MINORITY INTEREST

            Total operating profit ..........................................      $ 38,701          $ 34,463         $ 29,124
            Interest expense ................................................        (8,466)           (8,807)          (8,889)
            Corporate expenses, net of investment income(d) .................        10,724             4,118            7,695
                                                                                   --------          --------         --------
                  Income before income taxes and minority interest ..........      $ 40,959          $ 29,774         $ 27,930
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

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------
FINANCIAL CONDITION

LIQUIDITY AND CAPITAL RESOURCES

     Significant factors affecting the Company's consolidated cash flows during 1995 and financial position at December 31, 1995, include the following:

      -- Proceeds from sales of investments aggregated $32.4 million;

      -- Cash generated by operations totaled $18.8 million;

      -- The sale of the Veratex Retail division generated cash proceeds of $14.1 million; and

      -- Purchase business combinations completed in 1995 required cash outlays aggregating $11.9 million.

     As a result of the foregoing, the Company's current ratio improved to 1.5 at December 31, 1995, as compared with 1.4 at the end of 1994. Additionally, the ratio of total debt to total capital declined from 36% at December 31, 1994, to 32% at the end of 1995. Excluding the debt guarantees of the Employee Stock Ownership Plans ("ESOPs"), the total debt to total capital ratios were 23% and 25%, respectively, at December 31, 1995 and 1994.

     Including the unused portion of its committed credit lines with Bank of America and PNC Bank, the Company had $43.1 million of unused lines of short-term credit with various banks at December 31, 1995.

CASH FLOW

     The Company's cash flows for 1995 and 1994 may be summarized as follows (in millions):

                                            For the Years Ended
                                                December 31,
                                            --------------------
                                               1995       1994
                                               ----       ----
Proceeds from sale of investments            $ 32.4    $   9.2
Proceeds from sale
   of divested operations                      16.5       49.5
Purchase of investments                        (1.9)     (29.8)
                                             ------    -------
   Net activity from investments               47.0       28.9
Cash from operations                           18.8       23.4
Cash dividends                                (20.3)     (20.1)
Capital expenditures                          (15.4)     (18.4)
Business combinations                         (11.9)     (18.4)
Other -- net                                   (3.7)      (5.3)
                                             ------    -------
   Increase/(decrease) in cash
      and cash equivalents                   $ 14.5    $  (9.9)
                                             ======    =======

     For 1995, net cash generated from the sales of investments and divested operations ($47.0 million), coupled with cash generated by operations ($18.8 million), was more than sufficient to cover the Company's cash dividends, capital expenditures and business combinations (total outlays of $47.6 million).

     Based on recent cash and earnings projections, cash flow from operations is expected to increase in 1996 and later years, and the level of gains generated by sales of investments should decline moderately. Management views the Company's investment portfolio as a potential source of cash during the interim period in which the Company's dividend exceeds its core earnings from continuing operations (i.e., excluding gains on sales of investments). Unrealized aftertax gains on the Company's available-for-sale investments, including $28.3 million relating to the Company's investment in Omnicare, amounted to $37.0 million at December 31, 1995 ($20.9 million at December 31, 1994). In February 1996, the Company sold approximately one-third of its investment in Omnicare, realizing an aftertax gain of approximately $9 million.

     The Board of Directors declared a quarterly dividend of $.52 per share of capital stock in February 1996, payable in March 1996 (the same rate paid in each of the prior two quarters). The dividend rate is set each quarter with a long-term perspective, taking into consideration the Company's financial position, earnings and cash flow, as well as interest rates, market conditions and other economic factors.

COMMITMENTS

     The Company's lease for corporate and general office facilities covers the period from April 1991 to April 2006 and includes space which has been subleased to the Company's former DuBois Chemicals Inc. subsidiary ("DuBois") for varying terms expiring in the years 1998 through 2004. As a result, the Company had net lease commitments aggregating $46.9 million at December 31, 1995.

     As a part of the DuBois sale agreement between the Company and Diversey Corporation ("Diversey"), the Company agreed to reimburse Diversey up to a maximum of $25.5 million for environmental cleanup and related costs arising from the operations of DuBois prior to the sale date. At the time of the sale, Chemed's environmental adviser estimated the extent of Chemed's liability under the environmental indemnification sections of the sale agreement with Diversey to be in the range of $9.5 million to $18.5 million. Furthermore, this adviser opined that the single best estimate of Chemed's liability was $15.5 million. Accordingly, the Company accrued $15.5 million in 1991 for its estimated share of these costs and is contingently liable for additional cleanup and related costs up to a maximum of $10.0 million, for which no provision has been recorded. Through December 31, 1995, the Company has reimbursed Diversey $1.8 million for prior years' environmental and related costs of DuBois.

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------

     The Company's various loan agreements and guarantees of indebtedness contain certain restrictive covenants; however, management believes that such covenants will not adversely affect the operations of the Company. Under the most restrictive of these covenants at December 31, 1995, the Company would be limited to incurring additional debt totaling $99.1 million and could not permit its net worth to fall below $172.0 million (versus a balance of $208.7 million at December 31, 1995). Additionally, the Company is limited to incurring net rentals under operating leases with terms of three years or more aggregating $15.6 million as compared with such rentals totaling $7.8 million during 1995.

     It is management's opinion that the Company has no long-range commitments which would have a significant impact on its liquidity, financial condition or the results of its operations. Due to the nature of the environmental liabilities, it is not possible to forecast the timing of the cash payments relative to these potential liabilities. Based on the Company's available credit lines, sources of borrowing and liquid investments, management believes its sources of capital and liquidity are satisfactory for the Company's needs for the foreseeable future.

RESULTS OF OPERATIONS

     Set forth below by business segment are data relating to growth in sales and service revenues and operating profit margin:

                                 Percent Increase/(Decrease)
                                in Sales and Service Revenues
                                -----------------------------
                                      1995            1994
                                  vs. 1994        vs. 1993
                                  --------        --------
National Sanitary Supply                11%              4%
Roto-Rooter                              5              26
Omnia                                   (8)              4
Patient Care                            31            n.a.
         Total                           8              23

                                      Operating Profit
                                    as a Percent of Sales
                                    and Service Revenues
                                     (Operating Margin)
                                  ------------------------
                                  1995      1994      1993
                                  ----      ----      ----

National Sanitary Supply           3.5%      3.3%      3.1%
Roto-Rooter                        8.9       9.3      10.5
Omnia                              6.8       5.7       6.2
Patient Care                       5.5       4.0      n.a.
         Total                     5.5       5.3       5.5


1995 VERSUS 1994

     Sales of the National Sanitary Supply segment increased 11% from $308,280,000 for 1994 to $340,913,000 for 1995. Most locations throughout the United States experienced sales increases resulting from enhanced sales and marketing efforts such as a full-line product catalog and promotional programs. A substantial portion of the sales growth was achieved through improved product pricing. The operating margin of this segment improved to 3.5% during 1995 from 3.3% during 1994, largely as a result of continued tight expense control during 1995.

     Sales and service revenues of the Roto-Rooter segment for 1995 totaled $179,722,000, an increase of 5% over the $171,930,000 of revenues recorded for 1994. Plumbing revenues increased 17% to $43,209,000 and drain cleaning revenues increased 10% to $58,149,000 in 1995 versus revenues recorded in 1994. Service contract revenues increased .3% to $50,241,000 in 1995, when compared with revenues recorded in 1994. Excluding the revenues of its maintenance and management subsidiary, which was sold effective March 31, 1995, Roto-Rooter's revenues for 1995 were 8% greater than revenues recorded in 1994. The operating margin of the Roto-Rooter segment declined from 9.3% in 1994 to 8.9% in 1995, largely as a result of $538,000 of nonrecurring costs incurred by Roto-Rooter in evaluating Chemed's proposal to acquire the 42% minority interest in Roto-Rooter (the proposal was withdrawn in August 1995). In addition, Roto-Rooter's operating margin was unfavorably impacted by declining margins of Service America, as a result of a higher-than-expected number of service calls in 1995.

     Sales of the Omnia segment (formerly the Veratex segment) declined from $95,753,000 in 1994 to $87,803,000 in 1995, primarily as a result of the sale of the Veratex Retail division in July 1995. Excluding the sales of the retail division and of the medical division of Central States Diversified ("CSDM") (acquired in May 1995), the sales of Omnia for 1995 increased 8% over sales for 1994. The operating margin of this segment increased from 5.7% in 1994 to 6.8% in 1995. Excluding $648,000 of nonrecurring severance and marketing costs, the operating margin would have been 6.3% in 1994. The 1995 operating margin was also favorably impacted by the CSDM acquisition and the higher profit margins of Omnia's core wholesale and manufacturing business.

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------

     Revenues of the Patient Care segment increased 31% from $69,064,000 in 1994 to $90,727,000 in 1995. This revenue increase is attributable to increased referrals from new and existing contracts with freestanding and hospital-based home-healthcare agencies and from government programs. Additionally, 1994 revenues were adversely impacted by the severe winter weather conditions experienced in the northeastern United States. As a result of the significant revenue growth and increased emphasis on higher-margin personal care services, Patient Care was able to improve its operating margin from 4.0% in 1994 to 5.5% in 1995.

     Income from operations increased from $27,406,000 in 1994 to $32,424,000 in 1995, primarily as a result of increases in operating profit by all segments. In addition, the income-from-operations comparison for 1995 versus 1994 was aided by a lower level of nonrecurring expenses in 1995 as compared with such expenses in 1994 ($538,000 versus $1,705,000, respectively).

     Other income increased from $11,175,000 in 1994 to $17,001,000 in 1995, primarily as a result of larger gains on the sales of investments during 1995 as compared with gains recorded in 1994. In addition, increased interest income for 1995, due primarily to higher cash and marketable securities balances, contributed to this growth.

     The effective tax rate for 1995 was 38.1% as compared with 36.8% for 1994. The increase was attributable to lower favorable tax adjustments and ESOP dividend tax credits (as a percentage of pretax income) in 1995.

     Chemed's income from continuing operations increased 41% from $14,532,000 ($1.47 per share) to $20,439,000 ($2.07 per share) in 1995 as a result of 18%
growth in income from operations, coupled with larger gains from the sales of investments in 1995 as compared with 1994. Excluding nonrecurring expenses ($208,000 in 1995 and $1,107,000 in 1994) and realized investment gains ($5,882,000 in 1995 and $3,377,000 in 1994), income from continuing operations increased 20% from $12,262,000 ($1.24 per share) in 1994 to $14,765,000 ($1.50 per share) in 1995.

     Net income for 1995 included discontinued operations of $2,743,000 ($.28 per share) from favorable adjustments to the tax accruals related to the sale of DuBois in 1991. Net income for 1994 included discontinued operations of $29,390,000 ($2.99 per share), largely from the Company's equity investment in Omnicare, which was discontinued in November 1994.

1994 versus 1993

     Sales of the National Sanitary Supply segment increased 4% to $308,280,000 in 1994. This increase resulted from stronger sales during the last six months of 1994 due to an improved economic climate, especially in Southern California, and to improved product pricing, particularly in paper and plastic products. As a result of tight expense controls over personnel costs and other operating expenses, the operating margin of this segment improved to 3.3% during 1994 as compared with 3.1% in 1993.

     Sales and service revenues of the Roto-Rooter segment for 1994 totaled $171,930,000, an increase of 26% over the revenues recorded in 1993. Excluding Encore Service Systems Inc. ("Encore"), acquired by Roto-Rooter's and Chemed's jointly owned Service America subsidiary, total revenues of this segment for 1994 increased 14% as compared with revenues recorded in 1993. Also during 1994, plumbing revenues rose 20% to $37,048,000 and drain cleaning revenues grew 9% to $52,793,000 as compared with revenues recorded in 1993. The operating margin of this segment declined from 10.5% during 1993 to 9.3% in 1994. This decline was attributable to lower margins in Roto-Rooter's service contract business, primarily due to the Encore acquisition, which, as expected, has lower margins than those achieved in Roto-Rooter's other repair and maintenance businesses. Higher material and labor costs as a percent of sales and service revenues also contributed to the lower margins in 1994. The higher labor costs resulted from expansion of the service labor force at a faster rate than the growth rate in service contracts. Partially offsetting this margin decline was continued improvement in Roto-Rooter's insurance claims experience which had a favorable impact of 1.5 percentage points on this segment's operating margin.

     Sales of the Omnia segment for 1994 totaled $95,753,000, an increase of 4% over sales for 1993. The operating margin of the Omnia segment declined from 6.2% in 1993 to 5.7% in 1994, primarily due to nonrecurring expenses aggregating $648,000 for the cost of staff reductions and refocusing marketing efforts. Excluding these charges, the operating margin during 1994 was 6.3%.

     Sales of the Patient Care segment, acquired in January 1994, totaled $69,064,000, an increase of 29% over the revenues Patient Care recorded during 1993. Patient Care contributed $2,790,000 to the Company's operating profit in 1994.

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------

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

     Other income -- net for 1994 totaled $11,175,000 as compared with $13,656,000 for 1993, a decline of $2,481,000. This decline was attributable to smaller gains on the sales of investments ($5,471,000 in 1994 versus $6,695,000 in 1993) and lower interest income in 1994 due to a lower average balance in cash and marketable securities.

     For 1994, the Company's effective tax rate was 36.8% as compared with 33.2% in 1993, primarily due to a higher effective state and local tax rate in 1994. In addition, a lower ESOP dividend tax credit and lower favorable tax adjustments (as a percent of pretax income) in 1994 contributed to the higher effective rate.

     Income from continuing operations declined slightly from $14,843,000 ($1.52 per share) in 1993 to $14,532,000 ($1.47 per share) in 1994, largely as a result of the previously mentioned nonrecurring expenses. Excluding nonrecurring expenses ($1,107,000 in 1994) and realized investment gains ($3,377,000 in 1994 and $4,274,000 in 1993), income from continuing operations increased 16% from $10,569,000 ($1.08 per share) in 1993 to $12,262,000 ($1.24 per share) in 1994.

     Net income for 1994 increased to $43,922,000 ($4.46 per share) from $19,480,000 ($1.99 per share) in 1993. Earnings for 1994 included discontinued operations of $29,390,000 ($2.99 per share), primarily relating to the Company's equity investment in Omnicare, which was discontinued in 1994.

OUTLOOK FOR 1996

     During the fourth quarter of 1995, a major customer of National Sanitary Supply gave notice that it would begin phasing out most of its purchases from National Sanitary during the first half of 1996. Sales to this customer represented approximately 15% of National Sanitary's sales in 1995 and consisted primarily of low-margin paper and promotional items.

     Nonetheless, because the rest of National Sanitary's business has been growing rapidly, management anticipates that earnings of this segment for 1996 will increase as compared with earnings for 1995, albeit at a smaller rate of increase. Plans have been made to accelerate the growth of National Sanitary's field sales through increased geographic expansion via either grass-root start-ups or acquisitions.

ACCOUNTING FOR STOCK-BASED COMPENSATION

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS 123"), Accounting for Stock-Based Compensation. SFAS 123 establishes a fair-value-based method of accounting for stock-based compensation plans and is required to be adopted in 1996 for all stock-based compensation plans other than those that are within the scope of Accounting Principles Board Opinion No. 25 ("APBO 25"), Accounting for Stock Issued to Employees. Adoption of SFAS 123 for employees' stock-based compensation plans is optional.

     Because the Company plans to continue using APBO 25 to account for its stock-based compensation plans, the adoption of the remaining provisions of SFAS 123 in 1996 (primarily increased disclosures) is not anticipated to have a material effect on the Company's financial position or results of operations.

40