Form 10-K, Exhibit 13
period 1996-12-31
CHEMED CORP
filed 1997-03-27
CIK 19584

FINANCIAL REVIEW


CONTENTS

20    STATEMENT OF ACCOUNTING POLICIES

21    CONSOLIDATED STATEMENT OF INCOME

22    CONSOLIDATED BALANCE SHEET

23    CONSOLIDATED STATEMENT OF CASH FLOWS

24    CONSOLIDATED STATEMENT OF CHANGES
      IN STOCKHOLDERS' EQUITY

25    NOTES TO FINANCIAL STATEMENTS

34    SALES AND PROFIT STATISTICS
      BY BUSINESS SEGMENT

36    SELECTED FINANCIAL DATA

38    ADDITIONAL SEGMENT DATA

39    UNAUDITED SUMMARY OF QUARTERLY RESULTS

40    MANAGEMENT'S DISCUSSION AND ANALYSIS
      OF FINANCIAL CONDITION AND RESULTS OF
      OPERATIONS


[PRICE WATERHOUSE LLP LOGO]



REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Chemed Corporation

   In our opinion, the consolidated financial statements appearing on pages 20 through 35 and on page 38 of this report present fairly, in all material respects, the financial position of Chemed Corporation and its subsidiaries ("the Company") at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ Price Waterhouse LLP

Cincinnati, Ohio
February 4, 1997

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

INTANGIBLE ASSETS
   Goodwill and identifiable intangible assets arise from purchase business combinations and are amortized using the straight-line method over the estimated useful lives of the assets, but not in excess of 40 years.
   The lives of the Company's gross intangible assets at December 31, 1996, are (in thousands):

                 1 - 10 years           $ 3,101
                11 - 20 years             2,370
                21 - 30 years             4,931
                31 - 40 years           223,095

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

EMPLOYEE STOCK OWNERSHIP PLANS
   Contributions to the Company's Employee Stock Ownership Plans ("ESOPs") are based on established debt repayment schedules. Shares are allocated to participants based on the principal and interest payments made during the period. The Company's policy is to record its ESOP expense by applying the transition rule under the level-principal amortization concept.

STOCK-BASED COMPENSATION PLANS
   The Company has elected to continue using Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, to account for stock-based compensation plans.

ESTIMATES
   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RECLASSIFICATIONS
   Certain amounts in the 1995 and 1994 financial statements have been reclassified to conform with the 1996 presentation.

CONSOLIDATED STATEMENT OF INCOME

CHEMED CORPORATION AND SUBSIDIARY COMPANIES

---------------------------------------------------------------------------------------------------------------------------
(in thousands, except per share data)
For the Years Ended December 31,                                                 1996              1995              1994
---------------------------------------------------------------------------------------------------------------------------

CONTINUING OPERATIONS
         Sales......................................................          $ 399,776         $ 444,301         $ 415,807
         Service revenues...........................................            284,041           254,864           229,220
                                                                              ---------         ---------         ---------
            Total sales and service revenues........................            683,817           699,165           645,027
                                                                              ---------         ---------         ---------
         Cost of goods sold.........................................            271,885           306,345           284,973
         Cost of services provided..................................            171,397           157,461           142,696
         Selling and marketing expenses.............................             99,038            99,162            96,144
         General and administrative expenses........................             98,155            91,416            81,417
         Depreciation...............................................             11,960            11,819            10,686
         Nonrecurring expenses (Note 3).............................                 --               538             1,705
                                                                              ---------         ---------         ---------
            Total costs and expenses................................            652,435           666,741           617,621
                                                                              ---------         ---------         ---------
         Income from operations.....................................             31,382            32,424            27,406
         Interest expense...........................................             (8,950)           (8,466)           (8,807)
         Other income--net (Note 5).................................             34,953            17,001            11,175
                                                                              ---------         ---------         ---------
            Income before income taxes and minority interest........             57,385            40,959            29,774
         Income taxes (Note 6)......................................            (21,866)          (15,614)          (10,954)
         Minority interest in earnings of subsidiaries (Notes 1 and 2)           (3,791)           (4,906)           (4,288)
                                                                              ---------         ---------         ---------
         Income from continuing operations..........................             31,728            20,439            14,532
DISCONTINUED OPERATIONS (Note 4)....................................                600             2,743            29,390
                                                                              ---------         ---------         ---------
NET INCOME..........................................................          $  32,328         $  23,182         $  43,922
                                                                              =========         =========         =========
EARNINGS PER COMMON SHARE
         Income from continuing operations..........................          $    3.23         $    2.07         $    1.47
                                                                              =========         =========         =========
         Net income.................................................          $    3.29         $    2.35         $    4.46
                                                                              =========         =========         =========
         Average number of shares outstanding.......................              9,836             9,861             9,856
                                                                              =========         =========         =========

The Statement of Accounting Policies and the accompanying Notes to Financial Statements are integral parts of this statement.

CONSOLIDATED BALANCE SHEET

CHEMED CORPORATION AND SUBSIDIARY COMPANIES


------------------------------------------------------------------------------------------------------------------------
(in thousands, except share and per share data)
December 31,                                                                                     1996               1995
------------------------------------------------------------------------------------------------------------------------

ASSETS
            Current assets
               Cash and cash equivalents (Note 7) ..................................        $  11,935         $  19,187
               Marketable securities (Note 7) ......................................               --            10,094
               Accounts receivable less allowances of $2,925 (1995--$3,519) ........           77,622            87,177
               Inventories (Note 8) ................................................           52,388            58,251
               Statutory deposits ..................................................           19,962            18,943
               Other current assets (Notes 6 and 15) ...............................           30,452            25,785
                                                                                            ---------         ---------
                  Total current assets .............................................          192,359           219,437

            Other investments (Note 15) ............................................           62,098            90,176
            Properties and equipment, at cost less accumulated depreciation (Note 9)           83,259            77,131
            Identifiable intangible assets less accumulated amortization of $3,977
                 (1995--$2,886)                                                                17,295            18,140
            Goodwill less accumulated amortization of $25,292 (1995--$20,978) ......          186,933           119,486
            Other assets ...........................................................           17,406             7,498
                                                                                            ---------         ---------
                        Total Assets ...............................................        $ 559,350         $ 531,868
                                                                                            =========         =========
LIABILITIES
            Current liabilities
               Accounts payable ....................................................        $  25,747         $  28,411
               Bank notes and loans payable (Note 10) ..............................            5,000            25,000
               Current portion of long-term debt (Note 11) .........................           12,550             7,089
               Income taxes (Note 6) ...............................................            5,209            11,965
               Deferred contract revenue ...........................................           24,735            23,512
               Other current liabilities (Note 12) .................................           51,307            49,027
                                                                                            ---------         ---------
                  Total current liabilities ........................................          124,548           145,004

            Deferred income taxes (Note 6) .........................................            6,650            15,819
            Long-term debt (Note 11) ...............................................          158,168            85,368
            Other liabilities (Note 12) ............................................           41,273            36,030
            Minority interest (Notes 1 and 2) ......................................           10,820            40,990
                                                                                            ---------         ---------
                        Total Liabilities ..........................................          341,459           323,211
                                                                                            ---------         ---------
STOCKHOLDERS' EQUITY
            Capital stock--authorized 15,000,000 shares $1 par;
               issued 12,767,565 shares (1995--12,598,418 shares) ..................           12,768            12,598
            Paid-in capital ........................................................          150,296           145,290
            Retained earnings ......................................................          139,262           127,141
            Treasury stock--2,815,655 shares (1995--2,748,192 shares), at cost .....          (82,943)          (79,996)
            Unearned compensation--ESOPs (Note 13) .................................          (27,554)          (33,355)
            Unrealized appreciation on investments (Note 15) .......................           26,062            36,979
                                                                                            ---------         ---------
                        Total Stockholders' Equity .................................          217,891           208,657
                                                                                            ---------         ---------
            Commitments and contingencies (Notes 12 and 14)
                        Total Liabilities and Stockholders' Equity .................        $ 559,350         $ 531,868
                                                                                            =========         =========

The Statement of Accounting Policies and the accompanying Notes to Financial Statements are integral parts of this statement.

CONSOLIDATED STATEMENT OF CASH FLOWS


CHEMED CORPORATION AND SUBSIDIARY COMPANIES

--------------------------------------------------------------------------------------------------------------------------------
(in thousands)
For the Years Ended December 31,                                                         1996             1995              1994
--------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
         Net income .........................................................        $ 32,328         $ 23,182         $ 43,922
         Adjustments to reconcile net income to net cash
            provided by operations:
               Gains on sales of investments (Note 5) .......................         (28,166)          (9,078)          (5,471)
               Depreciation and amortization ................................          18,847           18,205           15,807
               Minority interest in earnings
                  of subsidiaries (Notes 1 and 2) ...........................           3,791            4,906            4,288
               Provision for deferred income taxes (Note 6) .................          (2,152)            (846)           1,101
               Provision for uncollectible accounts receivable ..............           1,503            2,507            1,855
               Discontinued operations (Note 4) .............................            (600)          (2,743)         (29,390)
               Changes in operating assets and liabilities, excluding amounts acquired in business combinations:
                     Decrease/(increase) in accounts receivable .............           8,010           (6,660)         (13,300)
                     Increase in statutory reserve requirements .............          (1,019)          (4,535)          (1,232)
                     Decrease/(increase) in inventories and
                        other current assets ................................           5,831           (2,237)          (6,610)
                     Increase in accounts payable, deferred contract
                        revenue and other current liabilities ...............             660            1,113           11,679
                     Decrease in income taxes (Note 6) ......................          (2,199)          (2,160)            (426)
               Other--net ...................................................          (1,069)          (2,818)           1,149
                                                                                     --------         --------         --------
               Net cash provided by operating activities ....................          35,765           18,836           23,372
                                                                                     --------         --------         --------
CASH FLOWS FROM INVESTING ACTIVITIES
         Purchase of Roto-Rooter minority interest ..........................         (96,247)              --               --
         Proceeds from sales of investments (Notes 5 and 15) ................          42,501           32,437            9,196
         Capital expenditures ...............................................         (19,026)         (15,413)         (18,400)
         Business combinations, net of cash acquired (Note 2) ...............          (9,933)         (11,928)         (18,383)
         Net proceeds from sale of discontinued operations (Note 4) .........          (2,140)           2,401           49,496
         Purchases of investments ...........................................              (8)          (1,948)         (29,788)
         Net proceeds from sale of divested operations (Note 4) .............              --           14,046               --
         Other--net .........................................................             469              228            2,449
                                                                                     --------         --------         --------
               Net cash provided/(used) by investing activities .............         (84,384)          19,823           (5,430)
                                                                                     --------         --------         --------
CASH FLOWS FROM FINANCING ACTIVITIES
         Proceeds from issuance of long-term debt (Note 11) .................          85,000               --           10,000
         Dividends paid .....................................................         (20,440)         (20,319)         (20,114)
         Decrease in bank notes and loans payable (Note 10) .................         (20,000)              --               --
         Purchases of treasury stock ........................................          (3,653)          (2,966)            (771)
         Repayment of long-term debt (Note 11) ..............................          (1,288)          (1,252)         (18,232)
         Issuance of capital stock (Note 16) ................................             533              868              786
         Other--net .........................................................           1,215             (525)             496
                                                                                     --------         --------         --------
               Net cash provided/(used) by financing activities .............          41,367          (24,194)         (27,835)
                                                                                     --------         --------         --------
INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS ............................          (7,252)          14,465           (9,893)
Cash and cash equivalents at beginning of year ..............................          19,187            4,722           14,615
                                                                                     --------         --------         --------
Cash and cash equivalents at end of year ....................................        $ 11,935         $ 19,187         $  4,722
                                                                                     ========         ========         ========

The Statement of Accounting Policies and the accompanying Notes to Financial Statements are integral parts of this statement.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

CHEMED CORPORATION AND SUBSIDIARY COMPANIES

-----------------------------------------------------------------------------------------------------------------------------
(in thousands, except per share data)
                                                                                                        Unrealized
                                                                                            Unearned     Appreci-
                                                                              Treasury      Compen-      ation on
                                        Capital     Paid-in     Retained       Stock--      sation--     Invest-
                                          Stock     Capital     Earnings       at Cost       ESOPs       ments        Total
------------------------------------------------------------------------------------------------------------------------------


Balance, December 31, 1993 ........    $12,088    $ 132,095     $  99,851     $(63,914)    $(42,969)    $     --     $ 137,151
Net income ........................         --           --        43,922           --           --           --        43,922
Dividends paid ($2.04 per share) ..         --           --       (20,114)          --           --           --       (20,114)
Increase in unrealized appreciation
   on investments (Note 15) .......         --           --            --           --           --       20,941        20,941
Stock awards and exercise
   of stock options (Note 16) .....        263        7,329            --       (6,545)          --           --         1,047
Purchases of treasury stock .......         --           --            --         (771)          --           --          (771)
Decrease in unearned compensation
  --ESOPs (Note 13) ...............         --           --            --           --        4,483           --         4,483
Other .............................         18         (691)          334           --           --           --          (339)
                                       -------    ---------     ---------     --------     --------     --------     ---------
      Balance, December 31, 1994 ..     12,369      138,733       123,993      (71,230)     (38,486)      20,941       186,320
Net income ........................         --           --        23,182           --           --           --        23,182
Dividends paid ($2.06 per share) ..         --           --       (20,319)          --           --           --       (20,319)
Increase in unrealized appreciation
   on investments (Note 15) .......         --           --            --           --           --       16,038        16,038
Decrease in unearned compensation
  --ESOPs (Note 13) ...............         --           --            --           --        5,131           --         5,131
Purchases of treasury stock .......         --           --            --       (2,966)          --           --        (2,966)
Stock awards and exercise
   of stock options (Note 16) .....        229        6,972            --       (5,800)          --           --         1,401
Other .............................         --         (415)          285           --           --           --          (130)
                                       -------    ---------     ---------     --------     --------     --------     ---------
      BALANCE, DECEMBER 31, 1995 ..     12,598      145,290       127,141      (79,996)     (33,355)      36,979       208,657
NET INCOME ........................         --           --        32,328           --           --           --        32,328
DIVIDENDS PAID ($2.08 PER SHARE) ..         --           --       (20,440)          --           --           --       (20,440)
DECREASE IN UNREALIZED
   APPRECIATION ON INVESTMENTS
   (NOTE 15) ......................         --           --            --           --           --      (10,917)      (10,917)
DECREASE IN UNEARNED
   COMPENSATION--ESOPS (NOTE 13) ..         --           --            --           --        5,801           --         5,801
RECLASSIFICATION OF EMPLOYEE
   BENEFIT TRUST ASSETS (NOTE 13) .         --           --            --        5,085           --           --         5,085
PURCHASES OF TREASURY STOCK .......         --           --            --       (3,653)          --           --        (3,653)
STOCK AWARDS AND EXERCISE
   OF STOCK OPTIONS (NOTE 16) .....        170        5,382            --       (4,379)          --           --         1,173
OTHER .............................         --         (376)          233           --           --           --          (143)
                                       -------    ---------     ---------     --------     --------     --------     ---------
      BALANCE, DECEMBER 31, 1996 ..    $12,768    $ 150,296     $ 139,262     $(82,943)    $(27,554)    $ 26,062     $ 217,891
                                       =======    =========     =========     ========     ========     ========     =========

The Statement of Accounting Policies and the accompanying Notes to Financial Statements are integral parts of this statement.

NOTES TO FINANCIAL STATEMENTS

CHEMED CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

1. SEGMENTS AND NATURE
   OF THE BUSINESS
   Chemed is a diversified public corporation with strategic positions in plumbing, drain cleaning, and residential appliance and air-conditioning repair (Roto-Rooter); sanitary-maintenance-product distribution services (National Sanitary Supply); home healthcare services (Patient Care); and medical and dental disposable-product supply and supportive services for the primary, acute and long-term care markets (Omnia). Relative contributions to operating profit are 50%, 26%, 15% and 9%, respectively. The business segments are defined as follows:
   -The Roto-Rooter segment includes the combined operations of the Roto-Rooter Group ("Roto-Rooter"), a group of 100%-owned businesses, which provide repair and maintenance services to residential and commercial accounts. Such services include sewer, drain and pipe cleaning, plumbing services and appliance repair and maintenance and are delivered through both company-owned and franchised locations. Roto-Rooter also manufactures and sells certain products and equipment used to provide such services.
   -The National Sanitary Supply segment includes the consolidated operations of National Sanitary Supply Company ("National Sanitary Supply"), an 83%-owned subsidiary, which sells and distributes sanitary maintenance and paper supplies including cleaners, floor finishes, hand soaps, paper towels and tissues, cleaning equipment, packaging supplies, business paper and general maintenance products used by commercial, institutional and industrial businesses.
   -The Patient Care segment includes the consolidated operations of the 100%-owned businesses comprising the Company's Patient Care Group ("Patient Care"), which offers complete, professional home-healthcare services primarily in the New York-New Jersey-Connecticut area. Services provided to patients at home include skilled nursing; home health aid; physical, speech, respiratory and occupational therapies; medical social work; nutrition; and other specialized services.
   -The Omnia segment includes the combined operations of the 100%-owned businesses comprising the Company's Omnia Group ("Omnia"), which manufactures medical and dental supplies and distributes them to dealers throughout the United States. Products include disposable paper, cotton and gauze proprietary items and various other dental and medical supplies.
   Substantially all of the Company's sales and service revenues from continuing operations are generated from business within the United States. The Company's risk of significant credit loss is not concentrated due to the diversity of the Company's customer base and the broad geographic areas the Company serves. Nevertheless, management establishes policies regarding the extension of credit and compliance therewith.
   Financial data by business segment are shown on pages 34, 35 and 38 of this annual report. The segment data for 1996, 1995 and 1994 are an integral part of these financial statements.

2. BUSINESS COMBINATIONS
   Effective September 1, 1996, the Company acquired all of the outstanding shares of Roto-Rooter Inc. it did not already own (approximately 2,261,000 shares) for $41 per share in cash. As a result, the Company's ownership interest in Roto-Rooter increased from 58% to 100%. The aggregate estimated purchase price of $102,100,000, including acquisition-related expenses, represents a premium of $67,900,000 (goodwill) over the fair value of the net assets acquired.
   Also during 1996, seven business combinations were completed within the Roto-Rooter, National Sanitary Supply and Patient Care segments for aggregate purchase prices of $9,933,000 in cash. The results of operations of these businesses were not material in relation to the Company's results of operations in either 1996 or 1995.
   During the second quarter of 1995, Omnia acquired the business and assets of the medical division of Central States Diversified Inc. ("CSDM") for $7,650,000 in cash. CSDM manufactures and distributes disposable paper products marketed under the Pro-Tex-Mor brand.
   Also during 1995, five business combinations were completed in the Roto-Rooter segment for aggregate purchase prices of $2,490,000 in cash.
   Effective January 1, 1994, Chemed acquired all of the capital stock of Patient Care Inc. for cash payments aggregating $20,582,000, including deferred payments with a present value of $6,271,000, plus 17,500 shares of Chemed Capital Stock. In December 1995, the Company recorded an additional $2,000,000 arising from contingent consideration associated with the purchase transaction. This additional purchase price was recorded as goodwill. Half of this amount was paid in March 1996 and half is payable in March 1997.
   Also during 1994, five business combinations were completed within the Roto-Rooter and National Sanitary Supply segments for aggregate purchase prices of $1,795,000 in cash.
   The results of business combinations completed in 1995 and 1994 were not material to the Company's results of operations in either 1995 or 1994.

CHEMED CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------
   The following data present the unaudited pro forma consolidated results of the Company, assuming the 42% minority interest in Roto-Rooter had been acquired on January 1 of each period presented (in thousands, except per share data):


                                         For the Years Ended
                                            December 31,
                                          ------------------
                                          1996        1995
                                         --------   --------
Income from continuing operations         $31,781    $19,475
Net income                                 32,381     22,218
Earnings per share:
   Income from
      continuing operations                  3.23       1.97
   Net income                                3.29       2.26

   The excess of the purchase price over the fair value of the net assets acquired in business combinations is classified as goodwill. A summary of net assets acquired in business combinations, all of which have been recorded under purchase accounting rules, follows (in thousands):


                                                        December 31,
                                      -----------------------------------------
                                         1996             1995             1994
                                      ----------    ----------       ----------
Working capital                       $ 4,367         $ (1,238)        $  8,646
Properties and
   equipment                              246              621              451
Identifiable intangible
   assets                                 246              969               --
Goodwill                                4,220            9,607           22,051
Deferred income taxes                    (716)            (762)           3,649
Long-term debt                           (350)            (316)          (7,492)
Other assets and
   liabilities--net                     1,934            5,150             (507)
                                      -------         --------         --------
      Total net assets                  9,947           14,031           26,798
Less--cash and
    cash equivalents
    acquired                              (14)            (103)            (182)
   -capital stock
    issued                                 --               --             (500)
   -present value
    of deferred
    payments                               --           (2,000)          (7,733)
                                      -------         --------         --------
      Net cash used                   $ 9,933         $ 11,928         $ 18,383
                                      =======         ========         ========



3. NONRECURRING EXPENSES
   Nonrecurring expenses amounting to $538,000 pretax ($355,000 aftertax; $208,000, or $.02 per share, after minority interest) were incurred by Roto-Rooter in the third quarter of 1995 as a result of discussions related to Chemed's proposal to acquire the 42% minority interest in Roto-Rooter common stock. The discussions were terminated in August 1995.
   In the third quarter of 1994, nonrecurring expenses of $1,705,000 ($1,107,000 aftertax, or $.12 per share) were recorded as the result of reducing staff at various locations and refocusing marketing efforts within the Omnia segment.


4. DISCONTINUED AND DIVESTED OPERATIONS

DISCONTINUED OPERATIONS
   On November 30, 1994, the Company sold 6,280,000 shares (adjusted for Omnicare's two-for-one stock split in June 1996) of the capital stock of Omnicare Inc. ("Omnicare"), a publicly traded affiliate in which Chemed previously had maintained an equity interest. Also, during the first six months of 1994, the Company sold a total of 959,600 shares of Omnicare stock. As a result, the Company recorded gains aggregating $23,358,000 (net of income taxes of $20,248,000) during 1994. These gains and the equity earnings in Omnicare prior to December 1, 1994, are classified as discontinued operations. At December 31, 1994, the Company held 2,888,000 shares, or 6%, of the Omnicare capital stock. The Company currently holds shares representing less than 1% of the Omnicare capital stock outstanding at December 31, 1996.
   As a result of settling various issues and periodically reevaluating the adequacy of the Company's accruals for tax and other liabilities relative to the sale of DuBois Chemicals Inc. ("DuBois") in April 1991, the Company recorded favorable adjustments to discontinued operations in 1996, 1995 and 1994.
   Discontinued operations, as shown on the accompanying consolidated statement of income, comprise the following (in thousands):


                                   For the Years Ended
                                      December 31,
                       --------------------------------------
                               1996       1995        1994
                           ----------  ----------  ----------
Adjustments to the
   tax provision on
   the gain on the
   sale of DuBois              $  823     $ 2,743     $ 3,236
Gains on sales of
   Omnicare stock                  --          --      23,358
Equity earnings in
   Omnicare prior to
   December 1, 1994                --          --       2,225
Adjustment to the
   expense accruals
   related to the gain
   on the sale of DuBois         (223)         --         571
                           ----------  ----------  ----------
      Total discontinued
         operations         $     600    $  2,743     $29,390
                           ==========  ==========  ==========

CHEMED CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

DIVESTED OPERATIONS

   During the third quarter of 1995, The Omnia Group completed the sale of the business and assets of its Veratex Retail division to Henry Schein Inc. for $14,046,000 in cash. This sale resulted in an immaterial gain which was recorded in 1995.


5. OTHER INCOME--NET
      Other income--net comprises the following (in thousands):


                                   For the Years Ended
                                      December 31,
                       --------------------------------------
                               1996       1995        1994
                           ----------  ----------  ----------
Gain on sales of
   investments                $28,166    $  9,078    $  5,471
Interest income                 3,191       4,203       2,739
Dividend income                 3,110       3,190       3,057
Other--net                        486         530         (92)
                           ----------  ----------  ----------
      Total other income
         -net                 $34,953     $17,001     $11,175
                           ==========  ==========  ==========



6. INCOME TAXES
      The provision for income taxes comprises the following (in thousands):


                                   For the Years Ended
                                      December 31,
                       --------------------------------------
                               1996       1995        1994
                           ----------  ----------  ----------
CONTINUING OPERATIONS:
   Current
      U.S. federal            $21,055     $14,272     $ 7,517
      U.S. state and local      2,963       2,188       2,336
   Deferred U.S. federal       (2,152)       (846)      1,101
                           ----------  ----------  ----------
         Total                $21,866     $15,614     $10,954
                           ==========  ==========  ==========

DISCONTINUED OPERATIONS:
   Current
      U.S. federal            $ 1,000     $ 2,461     $19,820
      U.S. state and local     (1,247)     (4,156)     (2,850)
   Deferred U.S. federal         (691)     (1,048)       (323)
                           ----------  ----------  ----------
         Total                $  (938)    $(2,743)    $16,647
                           ==========  ==========  ==========

      A summary of the significant temporary differences that give rise to deferred income tax assets/(liabilities) follows (in thousands):


                                            December 31,
                                         -------------------
                                            1996      1995
                                         --------   --------
Accruals related to
   discontinued operations               $  7,123   $  6,544
Accrued insurance expense                   6,423      5,803
Deferred compensation                       3,512      1,187
Severance payments                          2,674        285
Employee benefit accruals                   1,544      1,457
Bad debt allowances                         1,015      1,235
Other                                       4,086      4,625
                                         --------   --------
      Gross deferred income
         tax assets                        26,377     21,136
                                         --------   --------
Market valuation of investments           (14,034)   (19,050)
Accelerated tax depreciation               (6,639)    (6,440)
Cash to accrual adjustments                (1,305)    (1,209)
Investment basis difference                (1,132)    (1,691)
Other                                      (1,673)    (2,576)
                                         --------   --------
      Gross deferred income
         tax liabilities                  (24,783)   (30,966)
                                         --------   --------
      Net deferred income
         tax assets/(liabilities)        $  1,594    $(9,830)
                                         ========   ========

   Based on the Company's history of prior operating earnings and its expectations for future growth, management has determined that the operating income of the Company will, more likely than not, be sufficient to ensure the full realization of the gross deferred income tax assets.
   Included in other current assets at December 31, 1996, are deferred income tax assets of $8,244,000 (December 31, 1995--$5,989,000).
   The difference between the effective tax rate for continuing operations and the statutory U.S. federal income tax rate is explained as follows:


                                      For the Years Ended
                                         December 31,
                                ----------------------------
                                  1996      1995      1994
                                ------    ------     ------
Statutory U.S. federal
   income tax rate                35.0%     35.0%     35.0%
State and local income taxes,
   less federal income tax
   benefit                         3.2       3.6       5.2
Nondeductible amortization
   of goodwill                     2.1       2.6       3.1
Domestic dividend exclusion       (1.2)     (1.7)     (2.3)
Tax benefit on dividends
   paid to ESOPs                  (1.2)     (1.6)     (2.1)
Other--net                          .2        .2      (2.1)
                                ------    ------     ------
      Effective tax rate          38.1%     38.1%     36.8%
                                ======    ======     ======

CHEMED CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------
   The total amount of income taxes paid during the year ended December 31, 1996, was $26,513,000 (1995--$18,253,000; 1994--$28,533,000).


7. CASH EQUIVALENTS AND
   MARKETABLE SECURITIES
   Included in cash and cash equivalents at December 31, 1996, are cash equivalents in the amount of $11,122,000 (1995--$8,804,000). The cash equivalents at both dates consist of investments in various money market funds and repurchase agreements yielding interest at a weighted average rate of 5.2% in 1996 and 5.4% in 1995.
   From time to time throughout the year, the Company invests its excess cash in repurchase agreements directly with major commercial banks. The collateral is not physically held by the Company, but the term of such repurchase agreements is less than 10 days. Investments of significant amounts are spread among a number of banks, and the amounts invested in each bank are varied constantly.
   Included in marketable securities at December 31, 1995, was a U.S. Treasury Note with a value of $9,994,000 yielding 7.2%, which matured in 1996.


8. INVENTORIES
     A summary of inventories follows (in thousands):


                                            December 31,
                                          ------------------
                                          1996        1995
                                         --------   --------
Raw materials                            $  6,515   $  7,921
Finished goods and general
   merchandise                             45,873     50,330
                                         --------   --------
      Total inventories                   $52,388    $58,251
                                         ========   ========


9. PROPERTIES AND EQUIPMENT
   A summary of properties and equipment follows (in thousands):


                                           December 31,
                                       ---------------------
                                        1996         1995
                                     ----------   ----------
Land                                 $    8,039   $    8,035
Buildings                                31,273       29,567
Furniture and fixtures                   31,212       26,301
Machinery and equipment                  35,573       30,900
Transportation equipment                 26,915       24,198
Projects under construction               6,900        5,204
                                     ----------   ----------
      Total properties
         and equipment                  139,912      124,205
Less accumulated depreciation           (56,653)     (47,074)
                                     ----------   ----------
      Net properties
         and equipment                $  83,259    $  77,131
                                     ==========   ==========


10. BANK NOTES AND LOANS PAYABLE

   At December 31, 1996, the Company had $5,000,000 of borrowings outstanding under an uncommitted line of credit with Sanwa Bank Ltd. At December 31, 1995, the Company had $25,000,000 of borrowings outstanding under a credit agreement with Bank of America. In addition, the Company had approximately $27,298,000 of unused lines of credit with various banks at December 31, 1996.
   The Company's short-term borrowings provide temporary capital for operations. Borrowings under the credit agreement were subject to maintaining certain financial covenants, with which the Company complied. There are no restrictions on any cash balances maintained at the banks. The weighted average interest rate on short-term borrowings at December 31, 1996, was 6.2% (December 31, 1995--6.1%).


11. LONG-TERM DEBT
   A summary of the Company's long-term debt follows (in thousands):



                                           December 31,
                                       ---------------------
                                        1996         1995
                                     ----------   ----------
Revolving Credit:
   6.00%, due 2001                     $ 85,000    $      --
Senior Notes:
   8.15%, due 2000 - 2004                50,000       50,000
   10.67%, due 1996 - 2003                7,000        8,000
Employee Stock Ownership
   Plans Loan Guarantees:
      6.83% (1995--6.80%),
      due 1996 - 2000                    27,554       33,355
Other                                     1,164        1,102
                                     ----------   ----------
   Subtotal                             170,718       92,457
Less current portion                    (12,550)      (7,089)
                                     ----------   ----------
      Long-term debt, less
         current portion               $158,168    $  85,368
                                     ==========   ==========


REVOLVING CREDIT AGREEMENT
   In June 1996, the Company entered into an amended revolving credit agreement with Bank of America National Trust and Savings Association to borrow up to $85,000,000 at any time during the five-year period ending June 20, 2001. Unpaid principal is due on June 20, 2001. The interest rate is based on various stipulated market rates of interest.

SENIOR NOTES
   On December 22, 1992, the Company borrowed $50,000,000 from several insurance companies. Principal is repayable in five annual installments of $10,000,000 beginning on December 15, 2000, and bears interest at the rate of 8.15% per annum. Interest is payable on June 15 and December 15 of each year.

CHEMED CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

   On November 10, 1988, the Company borrowed $31,000,000 from a consortium of insurance companies. Of this amount, $21,000,000 was due and paid on November 1, 1993, and annual installments of $1,000,000 were due and paid on November 1, 1994, 1995 and 1996. The remaining $7,000,000 bears interest at the rate of 10.67% with annual principal payments of $1,000,000 due on November 1, 1997 through 2003. Interest is payable on May 1 and November 1 of each year.

EMPLOYEE STOCK OWNERSHIP PLANS
("ESOPS") LOAN GUARANTEES
   The Company has guaranteed ESOP loans made by various institutional lenders. Payments by the ESOPs, including both principal and interest, are to be made in quarterly installments over the next four years, the final payments being due on June 30, 2000. The loans, secured in part by the unallocated shares of the Company's capital stock held by the ESOP trusts, currently bear interest at an average annual rate of 6.83% (1995--6.80%). Such rates are subject to adjustments for changes in interest rates of specified U.S. Treasury obligations, U.S. federal statutory income tax rates and certain federal tax law changes.
   The market value of the unallocated shares of the Company's capital stock held by the ESOPs at December 31, 1996, based on that day's closing price of $36.50 was $21,849,000 as compared with aggregate loan guarantees of $27,554,000.

OTHER
   Other long-term debt has arisen from the assumption of loans in connection with various acquisitions. Interest rates range from 5% to 9%, and the obligations are due on various dates through 2009.
   The following is a schedule by year of required long-term debt payments as of December 31, 1996 (in thousands):


      1997                                  $ 12,550
      1998                                    10,653
      1999                                     6,522
      2000                                    12,500
      2001                                    96,157
      After 2001                              32,336
                                         -----------
         Total long-term debt               $170,718
                                         ===========

   The various loan agreements contain certain covenants which could restrict the amount of cash dividend payments, treasury stock purchases and certain other transactions of the Company. Under the most restrictive of these covenants, the Company is limited to incurring additional debt of $77,537,000, cannot permit its net worth to fall below $164,673,000 and is limited to incurring additional annual net rentals under operating leases with terms of three years or more aggregating $7,703,000. Also, the Company must maintain an interest coverage ratio (defined as the ratio of earnings before interest and taxes to interest expense) of at least 3.0. At December 31, 1996, the Company's interest coverage ratio was 4.3.
  The total amount of interest paid during the year ended December 31, 1996, was $10,705,000 (1995--$7,972,000; 1994--$8,562,000).


12. OTHER LIABILITIES
   At December 31, 1996, other current liabilities included accrued insurance liabilities of $19,395,000 and accrued wages of $7,249,000 (1995--$19,470,000 and $6,258,000, respectively).
   Included in other liabilities at December 31, 1996, is an accrual of $7,405,000 for the Company's estimated liability for potential environmental cleanup and related costs arising from the sale of DuBois. The Company is contingently liable for additional DuBois-related environmental cleanup and related costs up to a maximum of $14,665,000. On the basis of a continuing evaluation of the Company's potential liability by the Company's environmental adviser, management believes that it is not probable this additional liability will be paid. Accordingly, no provision for this contingent liability has been recorded. Although it is not presently possible to reliably project the timing of payments related to the Company's potential liability for environmental costs, management believes that any adjustments to its recorded liability will not materially adversely affect its financial position or results of operations.

13. PENSION AND RETIREMENT PLANS
   Retirement obligations under various plans cover substantially all full-time employees who meet age and/or service eligibility requirements. The major plans providing retirement benefits to the Company's employees are defined contribution plans.
   The Company has established two ESOPs which purchased a total of $56,000,000 of the Company's capital stock. Substantially all Chemed headquarters and Omnia employees and substantially all employees of National Sanitary Supply, not covered by collective bargaining agreements, are participants in the ESOPs. Eligible employees of Roto-Rooter and Patient Care are covered by other defined contribution plans.

CHEMED CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------
   Expenses charged to continuing operations for the Company's pension and profit-sharing plans, ESOPs, excess benefit plans and other similar plans comprise the following (in thousands):


                                    For the Years Ended
                                       December 31,
                           ----------------------------------
                               1996        1995        1994
                           ----------  ----------  ----------
ESOPs:
   Interest expense            $  824      $1,217      $1,322
   Compensation cost            2,807       2,782       2,476
Pension, profit-sharing
   and other similar plans      4,112       3,391       2,518
                               ------      ------      ------
      Total                    $7,743      $7,390      $6,316
                               ======      ======      ======
Dividends on ESOP shares
   used for debt service       $2,676      $2,758      $2,820
                               ======      ======      ======

   At December 31, 1996, there were 668,471 allocated shares (December 31, 1995--555,687 shares) and 598,611 unallocated shares (December 31, 1995--757,437 shares) in the ESOP trusts.
   The Company has a directors' deferred compensation plan and an excess benefit plan for key employees whose participation in the ESOPs is limited by ERISA rules. Accrued benefits are payable in shares of the Company's stock. The value of these benefits is invested in shares of the Company's stock, which are held by grantor trusts. The trusts' assets are included in other assets at December 31, 1996, and the corresponding liability is included in other liabilities. Prior to November 1996, the trusts' investments in Company shares were included in treasury stock, since securities laws made it impractical to pay out these benefits in shares of stock. At December 31, 1996, these trusts held 145,453 shares of the Company's stock (December 31, 1995--115,534 shares).

14. LEASE ARRANGEMENTS
   The Company, as lessee, has operating leases which cover its corporate office headquarters; various plant, warehouse and office facilities; office equipment; and plant and transportation equipment. The remaining terms of these leases range from one year to 10 years, and in most cases, management expects that these leases will be renewed or replaced by other leases in the normal course of business. All major plants and warehouses and substantially all equipment are owned by the Company.
   The following is a summary of future minimum rental payments and sublease rentals to be received under operating leases that have initial or remaining noncancelable terms in excess of one year at December 31, 1996 (in thousands):


      1997                                           $12,491
      1998                                             9,586
      1999                                             7,692
      2000                                             6,850
      2001                                             5,870
      After 2001                                      18,113
                                                   ---------
         TOTAL MINIMUM RENTAL PAYMENTS                60,602
      LESS MINIMUM SUBLEASE RENTALS                   (8,940)
                                                   ---------
         NET MINIMUM RENTAL PAYMENTS                 $51,662
                                                   =========

     Total rental expense incurred under operating leases follows (in thousands):

                                   For the Years Ended
                                      December 31,
                           ----------------------------------
                               1996       1995        1994
                           ----------  ----------  ----------
Total rental payments         $14,988     $13,353     $12,451
Less sublease rentals          (3,915)     (3,591)     (3,446)
                           ----------  ----------  ----------
      Net rental expense      $11,073    $  9,762     $ 9,005
                           ==========  ==========  ==========

CHEMED CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------
15. FINANCIAL INSTRUMENTS

   The following methods and assumptions are used in estimating the fair value of each class of the Company's financial instruments:
   -For cash and cash equivalents, accounts receivable, statutory deposits and accounts payable, the carrying amount is a reasonable estimate of fair value because of the liquidity and short-term nature of these instruments.
   -For marketable securities, carrying value and fair value are based upon quoted market prices.
   -For other investments and other assets, fair value is based upon quoted market prices for these or similar securities, if available. Included in other investments is the Company's investment in privately held Vitas Healthcare Corporation ("Vitas"), which provides noncurative care to chronically ill patients. The market value of Vitas Common Stock Purchase Warrants at December 31, 1995, was based on the difference between Chemed's exercise price and an appraisal of the value of the underlying common stock. Since it is not practicable to obtain an updated appraisal, it has been assumed that the market value of the Vitas warrants is equal to book value at December 31, 1996 ($1,500,000). The value of the Vitas 9% Cumulative Preferred Stock is based on the present value of the mandatory redemption payments, using an interest rate of 15.0% (1995--8.2%), rates which management believes are reasonable in view of risk factors attendant to the investment.
   -The fair value of the Company's long-term debt is estimated by discounting the future cash outlays associated with each debt instrument using interest rates currently available to the Company for debt issues with similar terms and remaining maturities.
   The estimated fair values of the Company's financial instruments are as follows (in thousands):


                                                    DECEMBER 31, 1996             December 31, 1995
                                                 ----------------------        ----------------------
                                                  CARRYING       FAIR          Carrying       Fair
                                                   AMOUNT        VALUE          Amount        Value
                                                 -----------  -----------     -----------  -----------
      Other investments(a) .................      $  78,541    $  78,541       $  98,438     $101,668
      Note receivable(b) ...................             --           --           5,864        5,909
      Long-term debt .......................        170,718      172,225          92,457       94,992

      ----------------
      (a) Amounts for 1996 include $16,443,000 representing the current portion of Vitas preferred stock, which is recorded in other current assets on the balance sheet (1995--$8,262,000).
      (b) The note receivable is included in other current assets.

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


                                                                        December 31,
                                                                  ----------------------
                                                                      1996        1995
                                                                   ---------- ----------
        Aggregate fair value:
           Obligations of the U.S. Treasury .....................   $      --   $  9,994
           Equity securities ....................................      78,541     98,438
        Gross unrealized holding gains:
           Obligations of the U.S. Treasury .....................          --         20
           Equity securities ....................................      41,422     56,010
        Gross unrealized holding losses of equity securities ....       1,326         --
        Amortized cost:
           Obligations of the U.S. Treasury .....................          --      9,974
           Equity securities ....................................      38,445     42,428

CHEMED CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------

   The chart below summarizes information with respect to available-for-sale securities sold during the period (in thousands):


                                                               For the Years Ended
                                                                  December 31,
                                                         -------------------------------
                                                          1996        1995        1994
                                                         --------   ---------  ---------
               Proceeds from sale ..................      $42,501     $32,437   $  9,196
               Gross realized gains ................       28,188       9,088      5,589
               Gross realized losses ...............          (22)        (10)        (2)

   Included in marketable securities at December 31, 1995, is a Treasury Note with a fair value of $9,994,000, which matured in January 1996. Included in other investments is the noncurrent portion of the Company's investment in Vitas mandatorily redeemable preferred stock with a fair value of $9,150,000 at December 31, 1996 (December 31, 1995--$19,236,000).

16. STOCK INCENTIVE PLANS
   The Company has seven Stock Incentive Plans under which 2,650,000 shares of Chemed Capital Stock are issued to key employees pursuant to the grant of stock awards and/or options to purchase such shares. All options granted under these plans provide for a purchase price equal to the market value of the stock at the date of grant. The latest plan, covering 500,000 shares, was adopted in May 1995.
   Under the plan adopted in 1983, both nonstatutory and incentive stock options have been granted. Incentive stock options granted under the 1983 plan become exercisable in full six months following the date of the grant; nonstatutory options granted under the 1983 plan become exercisable in four annual installments commencing six months after the date of grant.
   The other plans are not qualified, restricted or incentive stock option plans under the Internal Revenue Code. Additional options may not be granted under the plans adopted in 1978, 1981, 1983 and 1986 covering a total of 1,400,000 shares, but a number of options granted under those plans remains outstanding. Options granted under the 1988, 1993 and 1995 plans become exercisable six months following the date of grant in either three or four equal annual installments.
   Data relating to the Company's stock issued to employees follow:


                                                  1996                 1995                 1994
                                            -----------------    -----------------    -----------------
                                            NUMBER               Number                Number
                                              OF      AVERAGE      of      Average       of      Average
                                            SHARES     PRICE     Shares     Price      Shares     Price
                                           --------  --------   --------  --------    --------  --------
        Stock Options:
           Outstanding at January 1 ...     627,666     $31.05   553,472    $29.38  628,967      $27.04
           Granted ....................     180,900      38.74   291,650     32.57  260,650       32.13
           Exercised ..................    (148,903)     28.61  (208,668)    28.77 (247,845)      26.17
           Forfeited ..................     (14,888)     33.96    (7,738)    30.81  (87,300)      29.92
           Expired ....................        (750)     36.38    (1,050)    31.81   (1,000)      28.94
                                           --------             --------            --------
           Outstanding at December 31 .     644,025      33.70   627,666     31.05  553,472       29.38
                                           ========             ========            ========
           Exercisable at December 31 .     320,467      32.34   325,385     30.03  280,193       28.32
                                           ========             ========            ========
        Stock awards issued ...........      20,791      39.63    20,538     33.55   15,946       30.94
                                           ========             ========            ========

   The weighted average contractual life of options outstanding at December 31, 1996, was 8.1 years. The range of exercise prices for these options was from $21.94 to $38.75. At December 31, 1996, there were 114,923 shares available for granting of stock options and awards.

CHEMED CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------
   Total compensation cost recognized for stock awards, including awards granted by two of the Company's subsidiaries, National Sanitary Supply (83% owned) and Roto-Rooter Inc. (58% owned prior to September 1996), was $1,561,000 in 1996 (1995--$1,316,000; 1994--$1,032,000). The shares of capital stock were issued to key employees and directors at no cost and generally are restricted as to the transfer of ownership. Restrictions covering between 20% and 33% of each holder's shares lapse annually.
   Summarized below are the pro forma results of operations of Chemed assuming the provisions of the fair-value-based method of valuing stock options, described in Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, had been applied to options granted in 1995 and 1996 by the Company and by National Sanitary Supply (in thousands, except per share data):

                                                                     For the Years Ended
                                                                        December 31,
                                                                   ---------------------
                                                                      1996        1995
                                                                   ---------- ----------
       Net income:
          As reported .......................................         $32,328    $23,182
          Pro forma .........................................          31,689     22,798
       Primary earnings per share:
          As reported .......................................            3.29       2.35
          Pro forma .........................................            3.22       2.31
       Per share average fair value of options granted:
          The Company .......................................            6.93       5.31
          National Sanitary Supply ..........................            4.82       4.95

In view of the fact that the fair value method of accounting is applied to option grants issued only during 1995 and 1996, the above pro forma data do not reflect the full impact of applying such fair value method to Chemed's stock options.
   The fair values of employee stock options were estimated using the Black-Scholes option pricing model and following key assumptions:


                                                      For the Years Ended
                                                         December 31,
                                                    ---------------------
                                                       1996        1995
                                                    ---------- ----------
         The Company:
            Average risk-free interest rate ......        6.5%       7.1%
            Expected volatility ..................       22.3       22.5

         National Sanitary Supply:
            Average risk-free interest rate ......        5.9        6.9
            Expected volatility ..................       42.5       42.5

For both the Company's and National Sanitary Supply's options, it has been assumed that the options have an expected life of six years. For the Company's options, it was assumed that the annual dividend was increased $.04 per share per year every other year beginning in 1997. For National Sanitary Supply options, it was assumed that the dividend was increased $.02 per share per year every year. These assumptions should not be construed to be an indication of future dividend amounts to be paid by the Company or by National Sanitary Supply.

SALES AND PROFIT STATISTICS BY BUSINESS SEGMENT(a)

CHEMED CORPORATION AND SUBSIDIARY COMPANIES

-----------------------------------------------------------------------------------------------------
(in thousands, except percentages and footnote data)
                                                             % OF    % of
                                                            TOTAL   Total
                                                             1996    1987          1996         1995
-----------------------------------------------------------------------------------------------------

SALES AND SERVICE REVENUES FROM CONTINUING OPERATIONS(b)
                     Roto-Rooter .......................      29%      37%     $201,648     $179,722
                     National Sanitary Supply ..........      45       63       310,125      340,913
                     Patient Care ......................      15       --        99,565       90,727
                     Omnia .............................      11       --        72,479       87,803
                                                             ---      ---      --------     --------
                        Total ..........................     100%     100%     $683,817     $699,165
                                                             ===      ===      ========     ========
OPERATING PROFIT FROM CONTINUING OPERATIONS(c)
                     Roto-Rooter .......................      50%      55%     $ 19,115     $ 15,908(e)
                     National Sanitary Supply ..........      26       45         9,988       11,847
                     Patient Care ......................      15       --         5,632        4,989
                     Omnia .............................       9       --         3,226        5,957
                                                             ---      ---      --------     --------
                        Total ..........................     100%     100%     $ 37,961     $ 38,701
                                                             ===      ===      ========     ========

(a) The data are presented on a continuing operations basis, thus excluding DuBois Chemicals Inc., sold in April 1991. The data for 1996, 1995 and 1994 are covered by the report of independent accountants.

(b) Intersegment sales are not material. Total sales by segment consist of sales and services to unaffiliated companies. The Company does not derive 10% or more of its sales and service revenues from any one customer.

(c) Operating profit is total sales and service revenues less operating expenses and includes 100%
    of all consolidated operations. In computing operating profit, none of the following items has been added or deducted: general corporate expenses, interest expense, and other income--net.


-----------------------------------------------------------------------------------------------------------------------------




        1994            1993            1992            1991             1990            1989            1988            1987
-----------------------------------------------------------------------------------------------------------------------------


    $171,930        $136,428(d)     $104,688       $  84,774(d)     $  75,230       $  66,842       $  62,255       $  55,233
     308,280         296,865         288,731         267,508          265,424         262,351         179,191(d)       92,618
      69,064              --              --              --               --              --              --              --
      95,753          91,800           7,543              --               --              --              --              --
   ---------       ---------       ---------       ---------        ---------       ---------       ---------       ---------
    $645,027        $525,093        $400,962        $352,282         $340,654        $329,193        $241,446        $147,851
   =========       =========       =========       =========        =========       =========       =========       =========

   $  15,967       $  14,371(d)    $  11,253      $    8,499(d)    $    8,049      $    7,762      $    8,267      $    7,573
      10,291           9,093           9,171           8,504           10,165          10,762           8,507(d)        6,157
       2,790              --              --              --               --              --              --              --
       5,415(f)        5,660             607              --               --              --              --              --
   ---------       ---------       ---------       ---------        ---------       ---------       ---------       ---------
   $  34,463       $  29,124       $  21,031       $  17,003        $  18,214       $  18,524       $  16,774       $  13,730
   =========       =========       =========       =========        =========       =========       =========       =========



(d) The following significant business combinations, all in the United States, have been accounted for as purchase transactions:

                                                                                   Amounts Reported
                                                                                   in Year Acquired
                                                                        ----------------------------------
                               Business                  Effective Date           Sales and      Operating
         Name                  Segment                   of Acquisition    Service Revenues         Profit
         ------------    --------------------       --------------------   -----------------    ----------
         Service America
           Network Inc.        Roto-Rooter                    July 1993         $18,576,000       $784,000
         Service America
           Systems Inc.        Roto-Rooter                  August 1991           5,557,000        773,000
         Century Papers Inc.   National Sanitary Supply       July 1988          71,650,000            --*

         *Operations were integrated into existing operations and amount is not determinable.

(e) Amount includes nonrecurring charges of $538,000 incurred as a result of discussions related to Chemed's proposal to acquire the 42% minority interest in Roto-Rooter.

(f) Amount includes nonrecurring charges of $648,000 related to the cost of staff reductions and refocusing marketing efforts.


SELECTED FINANCIAL DATA

CHEMED CORPORATION AND SUBSIDIARY COMPANIES

-----------------------------------------------------------------------------------------------------------
(in thousands, except per share data, employee numbers,
ratios and percentages)
                                                                          1996          1995          1994
-----------------------------------------------------------------------------------------------------------

SUMMARY OF OPERATIONS
            Continuing operations
               Total sales and service revenues .................     $683,817      $699,165      $645,027
               Gross profit .....................................      240,535       235,359       217,358
               Depreciation .....................................       11,960        11,819        10,686
               Income from operations ...........................       31,382        32,424        27,406
               Income from continuing operations ................       31,728        20,439        14,532
            Discontinued operations(a) ..........................          600         2,743        29,390
            Cumulative effect of changes in accounting principles           --            --            --
            Net income ..........................................       32,328        23,182        43,922
            Earnings per common share:
               Assuming full dilution--
                  Income from continuing operations(b) ..........         3.23          2.07          1.47
                  Net income ....................................         3.29          2.35          4.46
               Primary--
                  Income from continuing operations(b) ..........         3.23          2.07          1.47
                  Net income ....................................         3.29          2.35          4.46
            Average number of shares outstanding:
               Assuming full dilution ...........................        9,836         9,861         9,856
               Primary ..........................................        9,836         9,861         9,856
            Cash dividends per share ............................     $   2.08      $   2.06      $   2.04

FINANCIAL POSITION--YEAR-END
            Cash, cash equivalents and marketable securities ....     $ 11,935      $ 29,281      $ 24,239
            Working capital .....................................       67,811        74,433        55,061
            Properties and equipment, at cost less accumulated
               depreciation .....................................       83,259        77,131        77,116
            Total assets ........................................      559,350       531,868       505,483
            Long-term debt ......................................      158,168        85,368        92,133
            Stockholders' equity ................................      217,891       208,657       186,320
            Book value per share:
               Assuming full dilution ...........................        21.89         21.18         18.89
               Primary ..........................................        21.89         21.18         18.89

OTHER STATISTICS--CONTINUING OPERATIONS
            Net cash provided/(used) by continuing operations ...     $ 35,765      $ 18,836      $ 23,372
            Capital expenditures ................................       19,026        15,413        18,400
            Number of employees .................................        7,886         7,335         6,602
            Number of sales and service representatives .........        4,976         4,500         3,919
            Dividend payout ratio(c) ............................         63.2%         87.7%         45.7%
            Debt to total capital ratio:
               Total debt basis .................................         43.4          32.0          35.7
               Senior debt basis ................................         43.4          32.0          35.7
            Return on average equity(c) .........................         16.5          11.9          28.4
            Return on average total capital employed(c) .........         11.6           9.3          16.4
            Current ratio .......................................         1.54          1.51          1.39

(a) Discontinued operations data include Omnicare Inc., discontinued in 1994; accrual adjustments from 1992 through 1996 related to the gain on the sale of DuBois Chemicals Inc. ("DuBois"); DuBois, sold in April 1991; and adjustments to accruals in 1991 and 1988 related to operations discontinued in 1986.

(b) Earnings per share assuming full dilution from continuing operations for years prior to 1989 are greater than the corresponding primary amounts due to the antidilutive impact of the convertible debt on earnings per common share from continuing operations.


-----------------------------------------------------------------------------------------------
    1993          1992          1991          1990          1989          1988            1987
-----------------------------------------------------------------------------------------------



$525,093      $400,962      $352,282      $340,654      $329,193      $241,446      $ 147,851
 175,900       138,517       123,077       118,235       110,618        87,071         65,577
   8,817         6,348         5,899         5,413         4,811         3,738          3,049
  23,163        15,180         9,500        11,147        11,281         9,529          7,636
  14,843        12,506         9,858         3,616         2,908           416            632
   2,986         3,145        43,109        12,938        23,274        22,972         19,730
   1,651            --            --            --            --           732             --
  19,480        15,651        52,967        16,554        26,182        24,120         20,362


    1.52          1.28           .98           .35           .29           .29            .35
    1.99          1.60          5.27          1.60          2.61          2.47           2.15

    1.52          1.28           .98           .35           .29           .04            .07
    1.99          1.60          5.27          1.60          2.61          2.60           2.28

   9,778         9,803        10,059        10,371        10,042        10,879         11,006
   9,778         9,803        10,059        10,371        10,042         9,280          8,939
$   2.01      $   2.00      $   1.97      $   1.96      $   1.84      $   1.72      $    1.60


$ 15,815      $ 47,704      $ 83,044      $    775      $  5,346      $  4,033      $   4,387
  30,741        62,452        82,675        14,377        28,236        24,740         10,064

  70,758        62,872        44,391        36,802        38,574        36,335         25,034
 430,253       404,944       364,335       277,169       285,600       276,276        218,314
  98,059       103,778        77,928        82,151        85,834        90,405         46,504
 137,151       133,511       139,407       109,504       119,121       109,276        111,754

   14.00         13.68         14.08         10.75         11.61         13.19          14.69
   14.00         13.68         14.08         10.75         11.61         11.65          12.71


$ 17,715      $ 15,563      $ 19,572      $ 13,505      $  9,333      $  7,589      $  (6,335)
  13,851         8,232        11,416         7,128         7,723        10,259          5,597
   4,834         3,856         3,325         2,965         2,851         2,633          1,796
   2,552         1,790         1,665         1,409         1,356         1,223            967
   101.0%        125.0%         37.4%        122.5%         70.5%         66.2%          70.2%

    43.2          44.3          34.5          42.4          40.3          43.5           29.3
    43.2          44.3          34.5          42.4          34.9          29.2            3.8
    14.3          11.6          42.5          13.8          22.3          20.6           17.0
     9.7           8.7          24.4           9.8          14.0          14.9           13.5
    1.24          1.60          1.98          1.27          1.61          1.55           1.32

(c) These computations are based on the net income and, with respect to return on average capital employed, various related adjustments.

ADDITIONAL SEGMENT DATA(a)

CHEMED CORPORATION AND SUBSIDIARY COMPANIES

---------------------------------------------------------------------------------------------------------------
(in thousands)
For the Years Ended December 31,                                            1996           1995           1994
---------------------------------------------------------------------------------------------------------------

IDENTIFIABLE ASSETS
            Roto-Rooter                                                $ 208,345      $ 134,891      $ 127,602
            National Sanitary Supply                                     111,445        121,427        122,175
            Patient Care                                                  47,494         46,211         38,857
            Omnia                                                         78,682         83,697         84,682
                                                                       ---------      ---------      ---------
               Total identifiable assets                                 445,966        386,226        373,316
            Corporate assets(b)                                          113,384        145,642        132,167
                                                                       ---------      ---------      ---------
                  Total assets                                         $ 559,350      $ 531,868      $ 505,483
                                                                       =========      =========      =========
CAPITAL EXPENDITURES
            Roto-Rooter                                                $   6,920      $   5,544      $   6,214
            National Sanitary Supply                                       3,996          3,393          6,715
            Patient Care                                                   2,484          2,608          2,541
            Omnia                                                          4,042          2,801          2,079
                                                                       ---------      ---------      ---------
               Subtotal                                                   17,442         14,346         17,549
            Corporate assets                                               1,584          1,067            851
                                                                       ---------      ---------      ---------
                  Total capital expenditures                           $  19,026      $  15,413      $  18,400
                                                                       =========      =========      =========
DEPRECIATION AND AMORTIZATION(c)
            Roto-Rooter                                                $   8,832      $   7,646      $   7,227
            National Sanitary Supply                                       4,859          4,848          4,525
            Patient Care                                                   1,609          1,463            718
            Omnia                                                          2,210          2,727          2,643
                                                                       ---------      ---------      ---------
               Subtotal                                                   17,510         16,684         15,113
            Corporate assets                                               1,337          1,521            694
                                                                       ---------      ---------      ---------
                  Total depreciation and amortization                  $  18,847      $  18,205      $  15,807
                                                                       =========      =========      =========
RECONCILIATION OF OPERATING PROFIT TO INCOME
   BEFORE INCOME TAXES AND MINORITY INTEREST
            Total operating profit                                     $  37,961      $  38,701      $  34,463
            Interest expense                                              (8,950)        (8,466)        (8,807)
            Investment income, net of corporate expenses(d)               28,374         10,724          4,118
                                                                       ---------      ---------      ---------
                  Income before income taxes and minority interest     $  57,385      $  40,959      $  29,774
                                                                       =========      =========      =========

(a) The Additional Segment Data are covered by the report of independent accountants.

(b) Corporate assets consist primarily of cash and cash equivalents, marketable securities, properties and equipment and other investments.

(c) Depreciation and amortization include amortization of identifiable intangible assets, goodwill and other assets.

(d) Amounts are not allocable to segments and are included in various categories in the Consolidated Statement of
    Income.

UNAUDITED SUMMARY OF QUARTERLY RESULTS

CHEMED CORPORATION AND SUBSIDIARY COMPANIES

-----------------------------------------------------------------------------------------------------------------------
(in thousands, except per share data)
                                                 First          Second           Third          Fourth           Total
1996                                           Quarter         Quarter         Quarter         Quarter            Year
-----------------------------------------------------------------------------------------------------------------------

  CONTINUING OPERATIONS
     TOTAL SALES AND SERVICE REVENUES .      $ 167,461       $ 170,471       $ 173,715       $ 172,170       $ 683,817
                                             =========       =========       =========       =========       =========
     GROSS PROFIT .....................      $  57,758       $  60,095       $  60,378       $  62,304       $ 240,535
                                             =========       =========       =========       =========       =========
     INCOME FROM OPERATIONS ...........      $   7,011       $   8,030       $   8,696       $   7,645       $  31,382
     INTEREST EXPENSE .................         (1,931)         (1,900)         (2,241)         (2,878)         (8,950)
     OTHER INCOME--NET ................         16,298           5,181           1,633          11,841          34,953
                                             ---------       ---------       ---------       ---------       ---------
        INCOME BEFORE INCOME TAXES
           AND MINORITY INTEREST ......         21,378          11,311           8,088          16,608          57,385
     INCOME TAXES .....................         (7,974)         (4,237)         (3,200)         (6,455)        (21,866)
     MINORITY INTEREST IN EARNINGS
        OF SUBSIDIARIES ...............         (1,207)         (1,386)         (1,024)           (174)         (3,791)
                                             ---------       ---------       ---------       ---------       ---------
     INCOME FROM CONTINUING OPERATIONS          12,197           5,688           3,864           9,979          31,728
  DISCONTINUED OPERATIONS .............             --              --             600              --             600
                                             ---------       ---------       ---------       ---------       ---------
  NET INCOME ..........................      $  12,197       $   5,688       $   4,464       $   9,979       $  32,328
                                             =========       =========       =========       =========       =========
  EARNINGS PER COMMON SHARE
     INCOME FROM CONTINUING OPERATIONS       $    1.24       $     .58       $     .39       $    1.01       $    3.23
                                             =========       =========       =========       =========       =========
     NET INCOME .......................      $    1.24       $     .58       $     .46       $    1.01       $    3.29
                                             =========       =========       =========       =========       =========
     AVERAGE NUMBER OF SHARES OUTSTANDING        9,867           9,837           9,790           9,850           9,836
                                             =========       =========       =========       =========       =========

1995
-----------------------------------------------------------------------------------------------------------------------

  Continuing Operations
     Total sales and service revenues .      $ 169,858       $ 177,344       $ 177,554       $ 174,409       $ 699,165
                                             =========       =========       =========       =========       =========
     Gross profit .....................      $  57,092       $  59,302       $  59,223       $  59,742       $ 235,359
                                             =========       =========       =========       =========       =========
     Income from operations ...........      $   6,696       $   7,851       $   8,681       $   9,196       $  32,424
     Interest expense .................         (2,103)         (2,119)         (2,117)         (2,127)         (8,466)
     Other income--net ................          5,649           4,727           4,775           1,850          17,001
                                             ---------       ---------       ---------       ---------       ---------
        Income before income taxes
           and minority interest ......         10,242          10,459          11,339           8,919          40,959
     Income taxes .....................         (3,814)         (4,027)         (4,379)         (3,394)        (15,614)
     Minority interest in earnings
        of subsidiaries ...............         (1,043)         (1,127)         (1,252)         (1,484)         (4,906)
                                             ---------       ---------       ---------       ---------       ---------
     Income from continuing operations           5,385           5,305           5,708           4,041          20,439
  Discontinued Operations .............            901              --           1,842              --           2,743
                                             ---------       ---------       ---------       ---------       ---------
  Net Income ..........................      $   6,286       $   5,305       $   7,550       $   4,041       $  23,182
                                             =========       =========       =========       =========       =========
  Earnings Per Common Share
     Income from continuing operations       $     .55       $     .54       $     .58       $     .41       $    2.07
                                             =========       =========       =========       =========       =========
     Net income .......................      $     .64       $     .54       $     .77       $     .41       $    2.35
                                             =========       =========       =========       =========       =========
     Average number of shares outstanding        9,863           9,869           9,866           9,848           9,861
                                             =========       =========       =========       =========       =========

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

--------------------------------------------------------------------------------
FINANCIAL CONDITION

LIQUIDITY AND CAPITAL RESOURCES
   Significant factors affecting the Company's consolidated cash flows during 1996 and financial position at December 31, 1996, include the following:
   -The Company acquired all of the outstanding shares of Roto-Rooter Inc. that it did not already own, using approximately $96.2 million of cash;
   -The Company increased its borrowings by $63.7 million to finance, in part, the acquisition of the Roto-Rooter minority interest;
   -Proceeds from sales of investments aggregated $42.5 million;
   -Cash generated by operations totaled $35.8 million; and -Purchase business combinations completed in 1996 required cash outlays aggregating $9.9 million.
   As a result of the foregoing, the ratio of total debt to total capital increased from 32% at December 31, 1995, to 43% at the end of 1996. Excluding the debt guarantees of the Employee Stock Ownership Plans ("ESOPs"), the total debt to total capital ratios were 35% and 23%, respectively, at December 31, 1996 and 1995. The Company's current ratio at December 31, 1996, remained at 1.5, the same as at December 31, 1995.
   The Company had $27.3 million of unused lines of short-term credit with various banks at December 31, 1996.

CASH FLOW
   The Company's cash flows for 1996 and 1995 are summarized as follows (in millions):


                                         For the Years Ended
                                            December 31,
                                         -------------------
                                            1996        1995
                                         -------     -------
Proceeds from sale of investments        $  42.5     $  32.4
Cash from operations                        35.8        18.8
Cash dividends                             (20.4)      (20.3)
Capital expenditures                       (19.0)      (15.4)
                                         -------     -------
   Cash excess after capital
      requirements and dividends            38.9        15.5
Purchase of Roto-Rooter
   minority interest                       (96.2)         --
Net change in long- and short-term
   debt (excluding ESOP guarantees)         63.7        (1.3)
Business combinations                       (9.9)      (11.9)
Proceeds from sale
   of divested operations                     --        16.4
Other--net                                  (3.8)       (4.2)
                                         -------     -------
   Increase/(decrease) in cash
      and cash equivalents               $  (7.3)    $  14.5
                                         =======     =======


   For 1996, cash generated by operations, combined with the proceeds from the sales of investments, aggregated $78.3 million as compared with aggregate cash dividends and capital expenditures of $39.4 million. The excess cash after capital expenditures and dividends ($38.9 million), coupled with proceeds from increased borrowings ($63.7 million), provided funding for the purchase of the Roto-Rooter minority interest and other business combinations.
   The increased level of cash generated by operations in 1996 was attributable, in part, to lower balances of accounts receivable and inventories resulting from the loss of a major customer in the National Sanitary Supply segment. Based on recent cash and earnings projections, it is expected that cash flow from operations will continue to be supplemented by sales of investments in 1997 (and to a lesser extent in later years) to fund the dividend and ordinary capital expenditure requirements of the Company's operations. Management views the Company's investment portfolio as a potential source of cash during the interim period in which the Company's dividend exceeds its core earnings from continuing operations (i.e., excluding gains on sales of investments). Unrealized aftertax gains on the Company's available-for-sale investments amounted to $26.0 million at December 31, 1996 ($37.0 million at December 31, 1995).
   In February 1997, the Board of Directors declared a quarterly dividend of $.52 per share of capital stock, payable in March 1997 (the same rate paid in each of the prior six quarters). The dividend rate is set each quarter with a long-term perspective, taking into consideration the Company's financial position, earnings and cash flow, as well as interest rates, market conditions and other economic factors.

COMMITMENTS AND CONTINGENCIES
   The Company's lease for corporate and general office facilities covers the period from April 1991 to April 2006. As a part of the 1991 sale of the Company's former DuBois Chemicals Inc. subsidiary ("DuBois") to Diversey Corporation ("Diversey"), a portion of this space was subleased to DuBois for varying terms expiring in the years 1998 through 2004. At December 31, 1996, the Company had net lease commitments aggregating $51.7 million.
   In connection with the sale of DuBois, the Company provided allowances and reserves relating to several long-term costs associated with DuBois, including income tax matters, lease commitments and environmental costs. In the aggregate, the Company believes these allowances and reserves are adequate as of December 31, 1996.

CHEMED CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------
   Based on an updated assessment of Chemed's environmental-related liability under the DuBois sale agreement, Chemed's adviser has estimated Chemed's liability to be $10.8 million. Accordingly, at December 31, 1996, the Company is contingently liable for additional cleanup and related costs up to a maximum of $14.7 million, for which no provision has been recorded. Through December 31, 1996, the Company has reimbursed Diversey $3.4 million for environmental and related costs of DuBois.
   The Company's various loan agreements and guarantees of indebtedness contain certain restrictive covenants; however, management believes that such covenants will not adversely affect the operations of the Company. Under the most restrictive of these covenants at December 31, 1996, the Company would be limited to incurring additional debt totaling $77.5 million and could not permit its net worth to fall below $164.7 million (versus a balance of $217.9 million at December 31, 1996). Also, the Company must maintain an interest coverage ratio of 3.0, and the Company is limited to incurring net rentals under operating leases with terms of three years or more aggregating $16.3 million. At December 31, 1996, the Company's interest coverage ratio was 4.3, and rentals under operating leases with terms of three or more years totaled $8.6 million for 1996.
   Since 1991, the Company has carried an investment in the mandatorily redeemable preferred stock ($27 million par value) of Vitas Healthcare Corporation ("Vitas"), a privately held provider of hospice services to the terminally ill. Vitas is currently encountering reduced liquidity and is exploring long-term financing alternatives to increase its liquidity. Vitas' debt covenants did not permit the payment of the preferred dividend ($1,215,000) due to Chemed on January 15, 1997. Also, in December 1996, Vitas and the Company agreed to reschedule to June 1997 the mandatory redemption of preferred stock due in December 1996 ($8,262,000).
   Vitas is in the process of restructuring its operations and financial position. On the basis of information currently available, management believes its investment in Vitas is fully recoverable and that no permanent impairment exists.
   It is management's opinion that the Company has no long-range commitments that would have a significant impact on its liquidity, financial condition or the results of its operations. Due to the nature of the environmental liabilities, it is not possible to forecast the timing of the cash payments for these potential liabilities. Based on the Company's available credit lines, sources of borrowing and liquid investments, management believes its sources of capital and liquidity are satisfactory for the Company's needs for the foreseeable future.

RESULTS OF OPERATIONS
   Set forth below by business segment are the growth in sales and service revenues and operating profit margin:


                                Percent Increase/(Decrease)
                               in Sales and Service Revenues
                               -----------------------------
                                     1996             1995
                                 vs. 1995         vs. 1994
                               ----------       ----------
Roto-Rooter                            12%               5%
National Sanitary Supply               (9)              11
Patient Care                           10               31
Omnia                                 (17)              (8)
         Total                         (2)               8


                                     Operating Profit
                                   as a Percent of Sales
                                   and Service Revenues
                                    (Operating Margin)
                               -----------------------------
                                 1996      1995       1994
                                -----      -----     -----
Roto-Rooter                      9.5%       8.9%      9.3%
National Sanitary Supply         3.2        3.5       3.3
Patient Care                     5.7        5.5       4.0
Omnia                            4.5        6.8       5.7
         Total                   5.6        5.5       5.3


1996 VERSUS 1995
   The Roto-Rooter segment recorded sales and service revenues of $201,648,000 during 1996, an increase of 12% versus revenues of $179,722,000 in 1995. This growth was attributable primarily to revenue increases of 20% and 12%, respectively, in Roto-Rooter's plumbing and sewer and drain cleaning businesses for the 1996 period. Plumbing and sewer and drain cleaning revenues account for 26% and 32%, respectively, of this segment's total revenues. Roto-Rooter's operating margin increased from 8.9% in 1995 to 9.5% in 1996, partially as the result of $538,000 of nonrecurring expenses recorded in 1995. Improved profitability of the service contract business in 1996 also contributed to this increase in operating margin.
   The National Sanitary Supply segment recorded sales of $310,125,000 during 1996, a decline of 9% versus sales of $340,913,000 in 1995. Also, National Sanitary Supply's operating margin declined from 3.5% during 1995 to 3.2% during 1996. The sales and margin declines primarily resulted from the loss of a large fast-food customer during the first quarter of 1996.
   Revenues of the Patient Care segment increased
10% from $90,727,000 in 1995 to $99,565,000 in 1996, largely as a result of continued geographic expansion. In addition, the operating margin of this segment increased from 5.5% during 1995 to 5.7% during 1996.

CHEMED CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------
   The Omnia segment recorded sales of $72,479,000 during 1996, a decline of 17% versus sales of $87,803,000 recorded in 1995. Excluding sales of Omnia's retail division (sold in July 1995), this segment's sales for 1996 increased 7% as compared with sales for 1995. The operating margin of this segment declined from 6.8% during 1995 to 4.5% during 1996, due primarily to rapid reductions in paper prices in mid-1996.
   Income from operations declined from $32,424,000 in 1995 to $31,382,000 in 1996, primarily as a result of operating profit declines in the Omnia and National Sanitary Supply segments, partially offset by operating profit increases in the Roto-Rooter and Patient Care segments.
   Interest expense for 1996 totaled $8,950,000, an increase of $484,000 versus expense of $8,466,000 recorded in 1995. This increase was attributable to additional debt incurred to finance the purchase of the Roto-Rooter minority interest in 1996.
   Other income increased from $17,001,000 in 1995 to $34,953,000 in 1996, primarily as a result of larger gains on the sales of investments recorded in 1996.
   The Company's effective income tax rate was 38.1% in both 1996 and 1995. Minority interest in earnings of subsidiaries declined from $4,906,000 in
1995 to $3,791,000 in 1996, largely as the result of the purchase of the Roto-Rooter minority interest in 1996.
   Income from continuing operations increased 55% from $20,439,000 ($2.07 per share) in 1995 to $31,728,000 ($3.23 per share) in 1996. Excluding realized investment gains ($17,731,000 in 1996 and $5,882,000 in 1995) and nonrecurring charges ($208,000 in 1995), income from continuing operations declined 5% from $14,765,000 ($1.50 per share) in 1995 to $13,997,000 ($1.42 per share) in 1996.
   Net income increased from $23,182,000 ($2.35 per share) in 1995 to $32,328,000 ($3.29 per share) in 1996. Net income included adjustments to the accruals related to operations discontinued in 1991 of $600,000 ($.06 per share) in 1996 and $2,743,000 ($.28 per share) in 1995.

1995 VERSUS 1994
   Sales and service revenues of the Roto-Rooter segment for 1995 totaled $179,722,000, an increase of 5% over the $171,930,000 of revenues recorded for 1994. Plumbing revenues increased 17% to $43,209,000 and drain cleaning revenues increased 10% to $58,149,000 in 1995 versus revenues recorded in 1994. Service contract revenues increased .3% to $50,241,000 in 1995, when compared with revenues recorded in 1994. Excluding the revenues of Service America Systems Inc.'s ("Service America") maintenance and management subsidiary, which was sold effective March 31, 1995, Roto-Rooter's revenues for 1995 were 8% greater than revenues recorded in 1994. The operating margin of the Roto-Rooter segment declined from 9.3% in 1994 to 8.9% in 1995, largely as a result of $538,000 of nonrecurring costs incurred by Roto-Rooter in evaluating Chemed's proposal to acquire the 42% minority interest in Roto-Rooter (the proposal was withdrawn in August 1995). In addition, Roto-Rooter's operating margin was unfavorably impacted by declining margins of Service America, as a result of a higher-than-expected number of service calls in 1995.
   Sales of the National Sanitary Supply segment increased 11% from $308,280,000 for 1994 to $340,913,000 for 1995. Most locations throughout the United States experienced sales volume increases resulting from enhanced sales and marketing efforts such as a full-line product catalog and promotional programs. A substantial portion of the sales growth was achieved through improved product pricing. The operating margin of this segment improved to 3.5% during 1995 from 3.3% during 1994, largely as a result of continued tight expense control during 1995.
   Revenues of the Patient Care segment increased 31% from $69,064,000 in 1994 to $90,727,000 in 1995. This is primarily attributable to internal growth resulting from Patient Care's expanded training programs in 1995. As a result of the significant revenue growth, Patient Care was able to leverage its fixed costs and improve its operating margin from 4.0% in 1994 to 5.5% in 1995.

CHEMED CORPORATION AND SUBSIDIARY COMPANIES
--------------------------------------------------------------------------------
   Sales of the Omnia segment declined from $95,753,000 in 1994 to $87,803,000 in 1995, primarily as a result of the sale of the Veratex Retail division in July 1995. Excluding the sales of the retail division and of the medical division of Central States Diversified ("CSDM") (acquired in May 1995), the sales of Omnia for 1995 increased 8% over sales for 1994. The operating margin of this segment increased from 5.7% in 1994 to 6.8% in 1995. Excluding $648,000 of nonrecurring severance and marketing costs in 1994, the operating margin would have been 6.3%. The 1995 operating margin was also favorably impacted by the CSDM acquisition and the higher profit margins of Omnia's core wholesale and manufacturing business.
   Income from operations increased from $27,406,000 in 1994 to $32,424,000 in 1995, primarily as a result of increases in operating profit by all segments. In addition, the income-from-operations comparison for 1995 versus 1994 was aided by a lower level of nonrecurring expenses in 1995 as compared with such expenses in 1994 ($538,000 versus $1,705,000, respectively).
   Other income increased from $11,175,000 in 1994 to $17,001,000 in 1995, primarily as a result of larger gains on the sales of investments during 1995 as compared with gains recorded in 1994. In addition, increased interest income for 1995, due primarily to higher cash and marketable securities balances, contributed to this growth.
   The effective tax rate for 1995 was 38.1% as compared with 36.8% for 1994. The increase was attributable to lower favorable tax adjustments and ESOP dividend tax credits (as a percentage of pretax income) in 1995.
   Chemed's income from continuing operations increased 41% from $14,532,000 ($1.47 per share) to $20,439,000 ($2.07 per share) in 1995 as a result of 18%
growth in income from operations, coupled with larger gains from the sales of investments in 1995 as compared with 1994. Excluding nonrecurring expenses ($208,000 in 1995 and $1,107,000 in 1994) and realized investment gains ($5,882,000 in 1995 and $3,377,000 in 1994), income from continuing operations increased 20% from $12,262,000 ($1.24 per share) in 1994 to $14,765,000 ($1.50 per share) in 1995.
   Net income for 1995 included discontinued operations of $2,743,000 ($.28 per share) from favorable adjustments to the tax accruals related to the sale of DuBois in 1991. Net income for 1994 included discontinued operations of $29,390,000 ($2.99 per share), largely from the Company's equity investment in Omnicare, which was discontinued in November 1994.

ACCOUNTING FOR ENVIRONMENTAL
REMEDIATION LIABILITIES
   In October 1996, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position No. 96-1 ("SOP 96-1"), Environmental Remediation Liabilities. SOP 96-1 is effective for financial statements covering fiscal years commencing after December 31, 1996. Since the Company's accounting policy for recording environmental liabilities substantially complies with SOP 96-1, the adoption of this statement is not expected to materially impact the Company's statement of financial position or results of operations.

OFFICERS AND DIRECTORS

OFFICERS
EDWARD L. HUTTON
Chairman & Chief Executive Officer

KEVIN J. MCNAMARA
President

TIMOTHY S. O'TOOLE
Executive Vice President & Treasurer

PAUL C. VOET
Executive Vice President

SANDRA E. LANEY
Senior Vice President & Chief Administrative Officer

ARTHUR V. TUCKER, JR.
Vice President & Controller

NAOMI C. DALLOB
Vice President & Secretary

JAMES H. DEVLIN
Vice President

LAWRENCE J. GILLIS
Vice President

THOMAS C. HUTTON
Vice President

D. MICHAEL LANEY
Vice President

DAVID J. LOHBECK
Vice President

DAVID G. SPARKS
Vice President

JANELLE M. JESSIE
Assistant Vice President

ANTHONY D. VAMVAS III
Assistant Vice President

PAULA W. KITTNER
Assistant Treasurer

MARK W. STEPHENS
Assistant Treasurer

MARIANNE LAMEY
Assistant Controller

LAURA A. VOLKER
Assistant Controller

JOYCE A. LAWRENCE
Assistant Secretary

DIRECTORS
EDWARD L. HUTTON
Chairman & Chief Executive Officer
of Chemed Corporation

KEVIN J. MCNAMARA
President of Chemed Corporation

JAMES A. CUNNINGHAM
Senior Chemical Adviser, Schroder Wertheim
& Company Inc.

JAMES H. DEVLIN
Vice President of Chemed Corporation; Chairman
& Chief Executive Officer of The Omnia Group

CHARLES H. ERHART, JR.
Former President of W.R. Grace & Co. (retired)

JOEL F. GEMUNDER
President of Omnicare Inc.

LAWRENCE J. GILLIS
Vice President of Chemed Corporation;
President of the Roto-Rooter Group

PATRICK P. GRACE
Consultant and investment adviser

THOMAS C. HUTTON
Vice President of Chemed Corporation

WALTER L. KREBS
Director--Financial Services of DiverseyLever Inc.
(Specialty Chemicals, Detroit, Mich.) (retired)

SANDRA E. LANEY
Senior Vice President & Chief Administrative Officer of Chemed Corporation

JOHN M. MOUNT
Principal, Lynch-Mount Associates
(Management Consulting, Cincinnati, Ohio)

TIMOTHY S. O'TOOLE
Executive Vice President & Treasurer
of Chemed Corporation; Chairman
& Chief Executive Officer of Patient Care Inc.

D. WALTER ROBBINS, JR.
Consultant and former Vice Chairman
of W.R. Grace & Co. (retired)

PAUL C. VOET
Executive Vice President of Chemed Corporation;
President & Chief Executive Officer
of National Sanitary Supply Company

GEORGE J. WALSH III
Corporate & Real Estate Partner, Gould & Wilkie
(Law Firm, New York, N.Y.)

DIRECTORS EMERITI
NEAL GILLIATT
LEON LEVY
HERMAN B. WELLS