Form 10-K, Exhibit 13
period 1997-12-31
CHEMED CORP
filed 1998-03-27
CIK 19584

                                                                      Exhibit 13

FINANCIAL HIGHLIGHTS

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------------------------------------------
For the Years Ended December 31,                                          1997           1996(a)             Change
--------------------------------------------------------------------------------------------------------------------
Continuing Operations
   Sales and Service Revenues ..............................      $341,729,000      $301,213,000                13%
   Income Before Capital Gains .............................        $9,425,000        $7,386,000                28%
   Income from Continuing Operations(b) ....................       $17,077,000       $25,117,000              (32)%

Discontinued Operations ....................................       $13,160,000        $7,211,000                82%
Net Income(b) ..............................................       $30,237,000       $32,328,000               (6)%
Earnings Per Common Share
   Income Before Capital Gains .............................              $.95              $.75                27%
   Income from Continuing Operations(b) ....................             $1.72             $2.56              (33)%
   Net Income(b) ...........................................             $3.04             $3.30               (8)%
   Average Number of Shares Outstanding ....................         9,940,000         9,801,000                 1%

Diluted Earnings Per Common Share
   Income Before Capital Gains .............................              $.94              $.74                27%
   Income from Continuing Operations(b) ....................             $1.71             $2.54              (33)%
   Net Income(b) ...........................................             $3.02             $3.26               (7)%
   Average Number of Shares Outstanding ....................        10,014,000         9,879,000                 1%

Dividends Per Share ........................................             $2.09             $2.08                --%
Number of Shareholders .....................................             5,365             5,685               (6)%
Number of Employees (c).....................................             6,849             5,884                16%
Return on Average Equity ...................................             13.8%             15.3%              (1.5) pts.


(a) Average shares and earnings per share have been restated to conform to accounting rules effective in December 1997.
(b)  Amounts include pretax gains from sales of investments of $12,235,000
     ($7,652,000 aftertax) in 1997 and $28,166,000 ($17,731,000 aftertax)
     in 1996.
(C)  Continuing operations



Revenues from Continuing Operations
(in millions)
                                      91        92        93        94        95        96        97
Average Annual Growth 26%          $84.8     $104.7    $136.4    $241.0    $270.4    $301.2    $341.7

Income
(in millions)
                                      91        92        93        94        95        96        97
Average Annual Growth
Continuing Operations 17%          $53.0     $15.7     $19.5     $43.9     $23.2     $32.3     $30.2
Net Income (9)%                    $36.8     $ 8.7     $ 7.6     $ 7.0     $11.7     $25.1     $17.1


Financial Review

Contents
-  Statement of Accounting Policies ..........................    16

-  Consolidated Statement of Income ..........................    17

-  Consolidated Balance Sheet ................................    18

-  Consolidated Statement of Cash Flows ......................    19

-  Consolidated Statement of Changes
   in Stockholders' Equity ...................................    20

-  Notes to Financial Statements .............................    21

-  Sales and Profit Statistics by Business Segment ...........    30

-  Selected Financial Data ...................................    32

-  Additional Segment Data ...................................    34

-  Unaudited Summary of Quarterly Results ....................    35

-  Management's Discussion and Analysis of
   Financial Condition and Results of Operations .............    36


PRICE WATERHOUSE LLP [LOGO]

Report of Independent Accountants

To the Stockholders and Board of Directors of Chemed Corporation

     In our opinion, the consolidated financial statements appearing on pages 16 through 30 and on page 34 of this report present fairly, in all material respects, the financial position of Chemed Corporation and its subsidiaries ("the Company") at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP


Cincinnati, Ohio
February 2, 1998

STATEMENT OF ACCOUNTING POLICIES

Chemed Corporation and Subsidiary Companies
-------------------------------------------------------------------------------
Principles of Consolidation
     The consolidated financial statements include the accounts of Chemed Corporation and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated.

Cash Equivalents
     Cash equivalents comprise short-term highly liquid investments that have been purchased within three months of their date of maturity.

Other Investments
     Other investments are recorded at their estimated fair values. In calculating realized gains and losses on the sales of investments, the specific-identification method is used to determine the cost of investments sold.

Inventories
     Inventories are stated at the lower of cost or market. For determining the value of inventories, the first-in, first-out ("FIFO") method is used.

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

Intangible Assets
     Goodwill and identifiable intangible assets arise from purchase business combinations and are amortized using the straight-line method over the estimated useful lives of the assets, but not in excess of 40 years.
     The lives of the Company's gross intangible assets at December 31, 1997, are (in thousands):
                 1 - 10 years             $ 3,892
                11 - 30 years               3,077
                31 - 40 years             171,550
     The Company periodically makes an estimation and valuation of the future benefits of its intangible assets based on key financial indicators. If the projected undiscounted cash flows of a major business unit indicate that goodwill or identifiable intangible assets have been impaired, a write-down to fair value is made.

Revenue Recognition
     Revenues received under prepaid contractual service agreements are recognized on a straight-line basis over the life of the contract. All other service revenues and sales are recognized when the services are provided or the products are delivered.

Computation of Earnings Per Share
     Effective December 1997, the Company adopted Statement of Financial Accounting Standards No. 128 ("SFAS 128"), Earnings Per Share. Accordingly, all prior years' average share and per share data have been restated to comply with SFAS 128.
     Earnings per common share are computed using the weighted average number of shares of capital stock outstanding. Diluted earnings per common share reflect the dilutive impact of the Company's outstanding stock options and nonvested stock awards.

Employee Stock Ownership Plans
     Contributions to the Company's Employee Stock Ownership Plans ("ESOP") are based on established debt repayment schedules. Shares are allocated to participants based on the principal and interest payments made during the period. The Company's policy is to record its ESOP expense by applying the transition rule under the level-principal amortization concept.

Stock-Based Compensation Plans
     The Company uses Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, to account for stock-based compensation.

Estimates
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassifications
     In September 1997, the Company sold The Omnia Group (previously 100% owned) and National Sanitary Supply Company (previously 81% owned). These businesses are classified as discontinued operations and prior years' financial statements have been reclassified to reflect their operating results, net assets and cash flows as discontinued operations.

CONSOLIDATED STATEMENT OF INCOME


Chemed Corporation and Subsidiary Companies
------------------------------------------------------------------------------------------------------------------------------
(in thousands, except per share data)
For the Years Ended December 31,                                                       1997              1996             1995
------------------------------------------------------------------------------------------------------------------------------
Continuing Operations
      Sales and service revenues ...........................................       $341,729          $301,213         $270,449
                                                                                 ----------         ---------        ---------
      Cost of goods sold and services provided .............................        212,647           182,773          167,037
      General and administrative expenses ..................................         76,047            70,223           62,268
      Selling and marketing expenses .......................................         24,931            23,383           20,537
      Depreciation .........................................................          8,622             7,353            6,505
                                                                                 ----------         ---------        ---------
         Total costs and expenses ..........................................        322,247           283,732          256,347
                                                                                 ----------         ---------        ---------
      Income from operations ...............................................         19,482            17,481           14,102
      Interest expense .....................................................        (10,552)           (8,267)          (7,895)
      Other income--net (Note 4) ...........................................         18,951            36,069           18,621
                                                                                 ----------         ---------        ---------
         Income before income taxes and minority interest ..................         27,881            45,283           24,828
      Income taxes (Note 5) ................................................        (10,804)          (17,202)          (9,105)
      Minority interest in earnings of subsidiary (Note 1) .................             --            (2,964)          (4,008)
                                                                                 ----------         ---------        ---------
      Income from continuing operations ....................................         17,077            25,117           11,715
Discontinued Operations (Note 3) ...........................................         13,160             7,211           11,467
                                                                                 ----------         ---------        ---------
Net Income .................................................................       $ 30,237          $ 32,328         $ 23,182
                                                                                 ==========         =========        =========
Commencement DateEarnings Per Common Share (Note 14)
      Income from continuing operations ....................................         $ 1.72            $ 2.56           $ 1.19
                                                                                 ==========         =========        =========
      Net income ...........................................................         $ 3.04            $ 3.30           $ 2.36
                                                                                 ==========         =========        =========
      Average number of shares outstanding .................................          9,940             9,801            9,830
                                                                                 ==========         =========        =========
Diluted Earnings Per Common Share (Note 14)
      Income from continuing operations ....................................         $ 1.71            $ 2.54           $ 1.18
                                                                                 ==========         =========        =========
      Net income ...........................................................         $ 3.02            $ 3.26           $ 2.33
                                                                                 ==========         =========        =========
      Average number of shares outstanding .................................         10,014             9,879            9,898
                                                                                 ==========         =========        =========


The Statement of Accounting Policies and the accompanying Notes to Financial
Statements are integral parts of this statement.

                                                                              17


CONSOLIDATED BALANCE SHEET
Chemed Corporation and Subsidiary Companies
------------------------------------------------------------------------------------------------------------------------------
(in thousands, except share and per share data)
December 31,                                                                                             1997             1996
------------------------------------------------------------------------------------------------------------------------------
Assets
      Current assets
         Cash and cash equivalents (Note 6) ............................................             $ 70,958         $ 14,028
         Accounts receivable less allowances of $2,626 (1996--$1,583) ..................               42,142           31,555
         Inventories (Note 7) ..........................................................                8,743            8,350
         Statutory deposits ............................................................               16,137           19,962
         Current portion of redeemable preferred stock (Note 15) .......................               27,136           16,443
         Other current assets (Note 5) .................................................               12,352            9,037
                                                                                                    ---------        ---------
            Total current assets .......................................................              177,468           99,375

      Net assets of discontinued operations (Note 3) ...................................                   --          140,138
      Other investments (Note 15) ......................................................               40,406           62,098
      Properties and equipment, at cost less accumulated depreciation (Note 8) .........               53,089           40,661
      Identifiable intangible assets less accumulated amortization of $4,194
         (1996--$2,851) ................................................................               13,645           12,390
      Goodwill less accumulated amortization of $17,677 (1996--$14,501) ................              143,003          138,203
      Other assets .....................................................................               21,227           16,496
                                                                                                    ---------        ---------
                  Total Assets .........................................................             $448,838         $509,361
                                                                                                    =========        =========
Liabilities
      Current liabilities
         Accounts payable ..............................................................              $ 8,774          $ 8,959
         Bank notes and loans payable (Note 9) .........................................                   --            5,000
         Current portion of long-term debt (Note 10) ...................................                5,313           12,526
         Income taxes (Note 5) .........................................................               12,460            3,333
         Deferred contract revenue .....................................................               25,489           24,735
         Other current liabilities (Note 11) ...........................................               42,329           35,826
                                                                                                    ---------        ---------
            Total current liabilities ..................................................               94,365           90,379

      Deferred income taxes (Note 5) ...................................................                   --            2,974
      Long-term debt (Note 10) .........................................................               83,720          158,140
      Other liabilities (Note 11) ......................................................               42,633           39,977
                                                                                                    ---------        ---------
                  Total Liabilities ....................................................              220,718          291,470
                                                                                                    ---------        ---------
Stockholders' Equity
      Capital stock--authorized 15,000,000 shares $1 par;
         issued 13,019,722 shares (1996--12,767,565 shares) ............................               13,020           12,768
      Paid-in capital ..................................................................              158,485          150,296
      Retained earnings ................................................................              148,680          139,262
      Treasury stock--2,942,205 shares (1996--2,815,655 shares), at cost ...............              (88,063)         (82,943)
      Unearned compensation (Note 12) ..................................................              (23,959)         (27,554)
      Unrealized appreciation on investments (Note 15) .................................               19,957           26,062
                                                                                                    ---------        ---------
                  Total Stockholders' Equity ...........................................              228,120          217,891
                                                                                                    ---------        ---------
      Commitments and contingencies (Notes 11 and 13)
                  Total Liabilities and Stockholders' Equity ...........................             $448,838         $509,361
                                                                                                    =========        =========

The Statement of Accounting Policies and the accompanying Notes to Financial
Statements are integral parts of this statement.



CONSOLIDATED STATEMENT OF CASH FLOWS

Chemed Corporation and Subsidiary Companies
---------------------------------------------------------------------------------------------------------------------------
(in thousands)
For the Years Ended December 31,                                                  1997           1996           1995
---------------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
      Net income .........................................................     $  30,237      $  32,328      $  23,182
      Adjustments to reconcile net income to net cash
         provided by operations:
            Depreciation and amortization ................................        15,163         11,778         10,630
            Discontinued operations (Note 3) .............................       (13,160)        (7,211)       (11,467)
            Gains on sales of investments ................................       (12,235)       (28,166)        (9,078)
            Provision for deferred income taxes (Note 5) .................        (1,820)        (2,707)          (916)
            Provision for uncollectible accounts receivable ..............           702            869            899
            Minority interest in earnings of subsidiaries ................            --          2,964          4,008
            Changes in operating assets and liabilities, excluding amounts acquired in business combinations:
                  Decrease/(increase) in accounts receivable .............        (7,327)           162         (4,977)
                  Decrease/(increase) in statutory reserve requirements ..         3,825         (1,019)        (4,535)
                  Decrease/(increase) in inventories and
                     other current assets ................................          (762)          (914)           103
                  Increase in accounts payable, deferred contract revenue
                     and other current liabilities .......................         2,209          6,327          2,746
                  Increase/(decrease) in income taxes (Note 5) ...........         7,565           (715)        (3,290)
            Other--net ...................................................          (650)          (177)        (1,920)
                                                                               ---------      ---------      ---------
            Net cash provided by continuing operations ...................        23,747         13,519          5,385
            Net cash provided by discontinued operations .................         9,699         23,123         14,040
                                                                               ---------      ---------      ---------
            Net cash provided by operating activities ....................        33,446         36,642         19,425
                                                                               ---------      ---------      ---------
Cash Flows from Investing Activities
      Net proceeds from sales of discontinued operations (Note 3) ........       154,691         (2,140)         2,401
      Capital expenditures ...............................................       (20,117)       (10,988)        (9,219)
      Business combinations, net of cash acquired (Note 2) ...............       (14,669)        (9,668)        (3,957)
      Proceeds from sales of investments .................................        14,060         42,501         32,437
      Investing activities of discontinued operations ....................        (6,792)        (8,148)           125
      Purchase of Roto-Rooter minority interest ..........................        (2,734)       (96,247)            --
      Other--net .........................................................         1,514            306         (1,964)
                                                                               ---------      ---------      ---------
            Net cash provided/(used) by investing activities .............       125,953        (84,384)        19,823
                                                                               ---------      ---------      ---------
Cash Flows from Financing Activities
      Repayment of long-term debt (Note 10) ..............................       (96,487)        (1,240)        (1,204)
      Proceeds from issuance of long-term debt (Note 10) .................        35,000         85,000             --
      Dividends paid .....................................................       (21,000)       (20,440)       (20,319)
      Prepayment of ESOP debt (Note 10) ..................................       (16,201)            --             --
      Decrease in bank notes and loans payable ...........................        (5,000)       (20,000)            --
      Purchases of treasury stock ........................................            --         (3,653)        (2,966)
      Other--net .........................................................         1,219          1,700            295
                                                                               ---------      ---------      ---------
            Net cash provided/(used) by financing activities .............      (102,469)        41,367        (24,194)
                                                                               ---------      ---------      ---------
Increase/(decrease) in cash and cash equivalents .........................        56,930         (6,375)        15,054
Cash and cash equivalents at beginning of year ...........................        14,028         20,403          5,349
                                                                               ---------      ---------      ---------
Cash and cash equivalents at end of year .................................     $  70,958      $  14,028      $  20,403
                                                                               =========      =========      =========

The Statement of Accounting Policies and the accompanying Notes to Financial
Statements are integral parts of this statement.


CONSOLIDATED STATEMENT OF CHANGES
IN STOCKHOLDERS' EQUITY

Chemed Corporation and Subsidiary Companies
---------------------------------------------------------------------------------------------------------------------------
(in thousands, except per share data)
                                                                                                        Unrealized
                                                                                                          Appreci-
                                                                                 Treasury    Unearned     ation on
                                             Capital     Paid-in     Retained      Stock--     Compen-      Invest-
                                               Stock     Capital     Earnings     at Cost      sation        ments       Total
-------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994 ...............  $ 12,369    $138,733     $123,993   $ (71,230)  $ (38,486)    $ 20,941    $186,320
Net income ...............................        --          --       23,182          --          --           --      23,182
Dividends paid ($2.06 per share) .........        --          --      (20,319)         --          --           --     (20,319)
Increase in unrealized appreciation
   on investments (Note 15) ..............        --          --           --          --          --       16,038      16,038
Decrease in unearned compensation
  --ESOPs (Note 12) ......................        --          --           --          --       5,131           --       5,131
Purchases of treasury stock ..............        --          --           --      (2,966)         --           --      (2,966)
Stock awards and exercise
   of stock options (Note 16) ............       229       6,972           --      (5,800)         --           --       1,401
Other ....................................        --        (415)         285          --          --           --        (130)
                                            --------    --------     --------    --------    --------     --------    --------
      Balance, December 31, 1995 .........    12,598     145,290      127,141     (79,996)    (33,355)      36,979     208,657
Net income ...............................        --          --       32,328          --          --           --      32,328
Dividends paid ($2.08 per share) .........        --          --      (20,440)         --          --           --     (20,440)
Decrease in unrealized appreciation
   on investments (Note 15) ..............        --          --           --          --          --      (10,917)    (10,917)
Decrease in unearned compensation
  --ESOPs (Note 12) ......................        --          --           --          --       5,801           --       5,801
Reclassification of employee
   benefit trust assets ..................        --          --           --       5,085          --           --       5,085
Purchases of treasury stock ..............        --          --           --      (3,653)         --           --      (3,653)
Stock awards and exercise
   of stock options (Note 16) ............       170       5,382           --      (4,379)         --           --       1,173
Other                                             --        (376)         233          --          --           --        (143)
                                            --------    --------     --------    --------    --------     --------    --------
      Balance, December 31, 1996 .........    12,768     150,296      139,262     (82,943)    (27,554)      26,062     217,891
Net income ...............................        --          --       30,237          --          --           --      30,237
Dividends paid ($2.09 per share) .........        --          --      (21,000)         --          --           --     (21,000)
Decrease in unrealized appreciation
   on investments (Note 15) ..............        --          --           --          --          --       (6,105)     (6,105)
Decrease in unearned compensation
  --ESOPs (Note 12) ......................        --          --           --          --       5,788           --       5,788
Stock awards and exercise
   of stock options (Note 16) ............       252       8,558           --      (5,120)     (2,193)          --       1,497
Other ....................................        --        (369)         181          --          --           --        (188)
                                            --------    --------     --------    --------    --------     --------    --------
      Balance, December 31, 1997 .........  $ 13,020    $158,485     $148,680    $(88,063)   $(23,959)    $ 19,957    $228,120
                                            ========    ========     ========    ========    ========     ========    ========

The Statement of Accounting Policies and the accompanying Notes to Financial
Statements are integral parts of this statement.


NOTES TO FINANCIAL STATEMENTS

Chemed Corporation and Subsidiary Companies
-------------------------------------------------------------------------------
1. SEGMENTS AND NATURE OF THE BUSINESS
     Chemed is a diversified public corporation with strategic positions in plumbing, drain cleaning, and heating, ventilating and air conditioning ("HVAC") services (Roto-Rooter); home healthcare services (Patient Care); and residential appliance and air conditioning repair services (Service America). Relative contributions to operating profit are 66%, 21%, and 13% in 1997, respectively. During 1997, the Company redefined its reportable segments to present Service America as a separate segment since it is no longer managed as a part of the Roto-Rooter Group. All prior years' segment data have been reclassified to reflect this change.
     The business segments are defined as follows:
     - The Roto-Rooter segment includes the combined operations of the Roto-Rooter Group ("Roto-Rooter"), a group of wholly owned businesses that provide repair and maintenance services to residential and commercial accounts. Such services include sewer, drain and pipe cleaning, plumbing and HVAC services and are delivered through both company-owned and franchised locations. Roto-Rooter also manufactures and sells certain products and equipment used to provide such services.
     - The Patient Care segment includes the consolidated operations of the wholly owned businesses comprising the Company's Patient Care Group ("Patient Care"), which offers complete, professional home-healthcare services primarily in the New York-New Jersey-Connecticut area. Services provided to patients at home include skilled nursing; home health aid; physical, speech, respiratory and occupational therapies; medical social work; nutrition; and other specialized services.
     - The Service America segment includes the consolidated operations of the wholly owned businesses comprising the Company's Service America Systems Group ("Service America"). The group provides HVAC and appliance repair and maintenance services primarily to residential customers through service contracts and retail sales. In addition, Service America sells air conditioning equipment and duct cleaning services.
     Substantially all of the Company's sales and service revenues from continuing operations are generated from business within the United States. Within the Patient Care segment, one customer's balance at December 31, 1997, accounts for approximately 10% of the Company's consolidated accounts receivable balance. In addition, substantially all of that segment's accounts receivable at December 31, 1997 ($27.6 million), are due from customers located in the northeastern United States.
     Management closely monitors accounts receivable balances and has established policies regarding the extension of credit and compliance therewith. The Patient Care segment historically has experienced a relatively low level of losses on the collection of its receivables.
     Approximately 37% of Patient Care's net revenues are derived from services provided directly to patients with coverage under the federal government's Medicare program or under joint federal-and-state-sponsored Medicaid programs. In addition, 45% of Patient Care's revenues arise from contractual arrangements with other certified home-health agencies to provide services to recipients under these entitlement programs.
     Financial data by business segment are shown on pages 30, 31 and 34 of this annual report. The segment data for 1997, 1996 and 1995 are integral parts of these financial statements.

2. BUSINESS COMBINATIONS
     During 1997, 12 business combinations were completed within the Patient Care and Roto-Rooter segments for aggregate purchase prices of $12,698,000 in cash. The Patient Care acquisition is a home healthcare provider and the Roto-Rooter acquisitions are primarily in the business of providing plumbing repair, HVAC and drain cleaning services.
     Effective September 1, 1996, the Company acquired all of the outstanding shares of Roto-Rooter Inc. it did not already own (approximately 2,261,000 shares) for $41 per share in cash. As a result, the Company's ownership interest in Roto-Rooter increased from 58% to 100%. The aggregate estimated purchase price of $102,100,000, including acquisition-related expenses, represents a premium of $67,900,000 (goodwill) over the fair value of the net assets acquired.
     During 1996, six business combinations were completed within the Roto-Rooter and Patient Care segments for aggregate purchase prices of $3,642,000 in cash. Also during 1995, five business combinations were completed in the Roto-Rooter segment for aggregate purchase prices of $2,490,000 in cash.
     Other than the impact on sales and service revenues, the results of businesses acquired in 1997 were not material to the Company's results of operations. Unaudited pro forma sales and service revenues, assuming the businesses acquired in 1997 had been acquired effective January 1, 1996, total $354,484,000 and $331,772,000 for 1997 and 1996, respectively. The results of business combinations completed in 1996 and 1995 were not material to the Company's results of operations.

Chemed Corporation and Subsidiary Companies
-------------------------------------------------------------------------------
     The following data present the unaudited pro forma consolidated results of the Company, assuming the 42% minority interest in Roto-Rooter had been acquired on January 1 of each period presented (in thousands, except per share data):

                                         For the Years Ended
                                             December 31,
                                         -------------------
                                           1996        1995
                                         -------     -------
Income from continuing operations        $25,170     $10,751
Net income                                32,381      22,218
Earnings per share:
   Income from
      continuing operations                 2.57       1.09
   Net income                               3.30       2.26
Diluted earnings per share:
   Income from
      continuing operations                 2.54       1.08
   Net income                               3.27       2.23

     The excess of the purchase price over the fair value of the net assets acquired in business combinations is classified as goodwill. A summary of net assets acquired in business combinations by the Company's continuing operations, all of which have been recorded under purchase accounting rules, follows (in thousands):

                                      December 31,
                             --------------------------------
                               1997        1996        1995
                             --------    --------    --------
Working capital               $ 2,961     $ 4,292    $ (3,366)
Identifiable intangible
   assets                       1,105         246         869
Goodwill                       11,449       3,243       3,864
Other assets and
   liabilities--net              (827)      1,901       4,693
                             --------    --------    --------
      Total net assets         14,688       9,682       6,060
Less--cash and
      cash equivalents
      acquired                    (19)        (14)       (103)
    --present value
      of deferred
      payments                     --          --      (2,000)
                             --------    --------    --------
      Net cash used           $14,669     $ 9,668     $ 3,957
                             ========    ========    ========


3. DISCONTINUED OPERATIONS
     Effective September 20, 1997, the Company sold all of the wholly owned businesses comprising The Omnia Group ("Omnia") to Banta Corporation for $50.7 million in cash plus deferred payments with a present value of $1.5 million. The Company recognized a loss of $19.2 million (net of income tax benefit of $1.2 million) on the sale of Omnia. Significant operating data related to Omnia are presented below (in thousands):

                                   For the Years Ended
                                      December 31,
                             --------------------------------
                               1997       1996        1995
                             --------    --------    --------
Sales and service
   revenues                   $49,754     $72,479     $87,803
                             ========    ========    ========
Income before
   income taxes               $ 2,977     $ 3,460     $ 6,312
Income taxes                   (1,172)     (1,031)     (2,435)
                             --------    --------    --------
Net income                    $ 1,805     $ 2,429     $ 3,877
                             ========    ========    ========

     On September 30, 1997, Chemed's 81%-owned subsidiary, National Sanitary Supply Company ("National"), was merged with TFBD Inc., a wholly owned subsidiary of Unisource Worldwide Inc. ("Unisource"). In exchange for its ownership interest in National, Chemed received $120.2 million in cash. In addition, Unisource repaid approximately $18.1 million of intercompany borrowings owed to Chemed by National. The Company recognized a gain of $28.7 million (net of income tax of $32.4 million) on the sale of National. Significant operating data related to National are presented below (in thousands):

                                 For the Years Ended
                                    December 31,
                        -------------------------------------
                           1997         1996          1995
                        ----------    ---------     ---------
Sales and service
   revenues               $235,301     $310,125      $340,913
                        ==========    =========     =========
Income before
   income taxes            $ 2,542      $ 8,642       $ 9,819
Income taxes                  (997)      (3,633)       (4,074)
Minority interest             (281)        (827)         (898)
                        ----------    ---------     ---------
Net income                 $ 1,264      $ 4,182       $ 4,847
                        ==========    =========     =========

Chemed Corporation and Subsidiary Companies
-------------------------------------------------------------------------------
     Discontinued operations, as shown in the accompanying Consolidated Statement of Income, comprise the following (in thousands):

                                   For the Years Ended
                                      December 31,
                             --------------------------------
                               1997       1996        1995
                             --------    --------    --------
Net gain on sale
   of operations
   discontinued in 1997       $ 9,493     $    --     $    --
Income from operations
   discontinued in 1997         3,069       6,611       8,724
Adjustments relating to
   the settlement of tax
   issues arising from
   the sale of operations
   discontinued in 1994           598          --          --
Accrual adjustments
   relating to operations
   discontinued in 1991            --         600       2,743
                             --------    --------    --------
      Total discontinued
         operations           $13,160     $ 7,211     $11,467
                             ========    ========    ========

     The assets and liabilities of Omnia and National have also been reclassified in the Consolidated Balance Sheet as net assets of discontinued operations. The components of net assets of discontinued operations at December 31, 1996, comprise the following (in thousands):

Current assets                                      $ 95,077
Properties and equipment, at cost
   less accumulated depreciation                      42,597
Goodwill less accumulated amortization                48,730
Other assets                                           5,815
Current liabilities                                  (36,290)
Deferred income taxes                                 (3,675)
Other liabilities                                     (1,296)
Minority interest                                    (10,820)
                                                  ----------
   Net assets of discontinued operations            $140,138
                                                  ==========


4. OTHER INCOME--NET
     Other income--net of continuing operations comprises the following (in thousands):

                                   For the Years Ended
                                      December 31,
                             --------------------------------
                               1997       1996        1995
                             --------    --------    --------
Gain on sales of
   investments                $12,235     $28,166     $ 9,078
Interest income                 3,687       4,505       6,353
Dividend income                 2,920       3,110       3,190
Other--net                        109         288          --
                             --------    --------    --------
      Total other income
        --net                 $18,951     $36,069     $18,621
                             ========    ========    ========


5. INCOME TAXES
     The provision for income taxes comprises the following (in thousands):

                                   For the Years Ended
                                      December 31,
                             --------------------------------
                               1997       1996        1995
                             --------    --------    --------
Continuing operations:
   Current
      U.S. federal            $ 9,752     $17,927     $ 8,873
      U.S. state and local      1,985       1,826       1,165
      Foreign                     245         156         (17)
   Deferred
      U.S. federal               (971)     (2,710)       (940)
      Foreign                    (207)          3          24
                             --------    --------    --------
         Total                $10,804     $17,202     $ 9,105
                             ========    ========    ========

Discontinued operations:
   Current
      U.S. federal            $26,853     $ 4,127     $ 7,860
      U.S. state and local      5,807        (265)     (3,116)
   Deferred U.S. federal          (54)       (136)       (978)
                             --------    --------    --------
         Total                $32,606     $ 3,726     $ 3,766
                             ========    ========    ========

Chemed Corporation and Subsidiary Companies
-------------------------------------------------------------------------------
     A summary of the significant temporary differences that give rise to deferred income tax assets/(liabilities) follows (in thousands):

                                            December 31,
                                         -------------------
                                          1997        1996
                                         --------    -------
Accruals related to
   discontinued operations                $ 8,005    $ 7,123
Accrued insurance expense                   4,903      4,475
Deferred compensation                       4,577      3,758
Amortization of intangibles                 2,441      2,735
Severance payments                          2,123      2,674
Other                                       4,866      4,376
                                         --------    -------
      Gross deferred income
         tax assets                        26,915     25,141
                                         --------    -------
Market valuation of investments           (10,743)   (14,034)
Accelerated tax depreciation               (4,572)    (4,573)
Cash to accrual adjustments                (1,470)    (1,305)
Investment basis difference                  (359)    (1,132)
Other                                      (1,328)    (1,558)
                                         --------    -------
      Gross deferred income
         tax liabilities                  (18,472)   (22,602)
                                         --------    -------
      Net deferred income
         tax assets                       $ 8,443    $ 2,539
                                         ========    =======

     Based on the Company's history of prior operating earnings and its expectations for future growth, management has determined that the operating income of the Company will, more likely than not, be sufficient to ensure the full realization of the deferred income tax assets.
     Included in other current assets at December 31, 1997, are deferred income tax assets of $8,076,000 (December 31, 1996--$5,513,000). Included in other assets at December 31, 1997, are deferred tax assets of $367,000.
     The difference between the effective tax rate for continuing operations and the statutory U.S. federal income tax rate is explained as follows:

                                    For the Years Ended
                                       December 31,
                                 ---------------------------
                                 1997      1996       1995
                                 -----      ----      ----
Statutory U.S. federal
   income tax rate                35.0%     35.0%     35.0%
Nondeductible amortization
   of goodwill                     5.0       2.1       3.2
State and local income taxes,
   less federal income tax
   benefit                         4.6       2.6       3.1
Domestic dividend exclusion       (2.6)     (1.6)     (2.9)
Tax benefit on dividends
   paid to ESOPs                  (2.6)     (1.5)     (2.6)
Other--net                         (.6)      1.4        .9
                                 -----      ----      ----
      Effective tax rate          38.8%     38.0%     36.7%
                                 =====      ====      ====

     The total amount of income taxes paid during the year ended December 31, 1997, was $36,849,000 (1996--$26,513,000; 1995--$18,253,000).

6. CASH EQUIVALENTS
     Included in cash and cash equivalents at December 31, 1997, are cash equivalents in the amount of $69,479,000 (1996--$11,122,000). The cash equivalents at both dates consist of investments in various money market funds and repurchase agreements yielding interest at a weighted average rate of 5.9% in 1997 and 5.2% in 1996.
     From time to time throughout the year, the Company invests its excess cash in repurchase agreements directly with major commercial banks. The collateral is not physically held by the Company, but the term of such repurchase agreements is less than 10 days. Investments of significant amounts are spread among a number of banks, and the amounts invested in each bank are varied constantly.

7. INVENTORIES
     A summary of inventories of continuing operations follows (in thousands):

                                             December 31,
                                          ------------------
                                           1997        1996
                                          -------     ------
Raw materials                              $  709     $  720
Finished goods and general
   merchandise                              8,034      7,630
                                          -------     ------
      Total inventories                    $8,743     $8,350
                                          =======     ======


8. PROPERTIES AND EQUIPMENT
     A summary of properties and equipment of continuing operations follows (in thousands):

                                            December 31,
                                        --------------------
                                          1997        1996
                                        ---------   --------
Land                                      $ 2,449    $ 2,074
Buildings                                  16,033     13,117
Transportation equipment                   25,138     17,784
Machinery and equipment                    20,728     17,168
Furniture and fixtures                     20,248     16,870
Projects under construction                 4,672      2,836
                                        ---------   --------
      Total properties
         and equipment                     89,268     69,849
Less accumulated depreciation             (36,179)   (29,188)
                                        ---------   --------
      Net properties
         and equipment                    $53,089    $40,661
                                        =========   ========

Chemed Corporation and Subsidiary Companies
-------------------------------------------------------------------------------
9. BANK NOTES AND LOANS PAYABLE
     At December 31, 1996, the Company had $5,000,000 of borrowings outstanding under an uncommitted line of credit with Sanwa Bank Ltd. In addition, the Company had approximately $34,153,000 of unused lines of credit with various banks at December 31, 1997.
     The Company's short-term borrowings provide temporary capital for operations. There are no restrictions on any cash balances maintained at the banks. The weighted average interest rate on short-term borrowings at December 31, 1996, was 6.2%.

10. LONG-TERM DEBT
     A summary of the Company's long-term debt follows (in thousands):

                                           December 31,
                                      ----------------------
                                        1997          1996
                                      ---------     --------
Senior notes:
   8.15%, due 2000 - 2004              $ 50,000     $ 50,000
   7.31%, due 2005 - 2009                25,000           --
   10.67%, due 1997 - 2003                6,000        7,000
Revolving credit:
   6.00%, due 2001                           --       85,000
Employee Stock Ownership
   Plans loan guarantees:
      7.17% (1996--6.83%),
      due 1997 - 2000                     5,565       27,554
Other                                     2,468        1,112
                                      ---------     --------
   Subtotal                              89,033      170,666
Less current portion                     (5,313)     (12,526)
                                      ---------     --------
      Long-term debt, less
         current portion               $ 83,720     $158,140
                                      =========     ========


Revolving Credit Agreement
     In June 1996, the Company entered into an amended revolving credit agreement with Bank of America National Trust and Savings Association to borrow up to $85,000,000 at any time during the five-year period ending June 20, 2001. Unpaid principal is due on June 20, 2001. The interest rate is based on various stipulated market rates of interest.

Senior Notes
     In March 1997, the Company borrowed $25,000,000 from several insurance companies. Principal is repayable in five annual installments of $5,000,000 beginning on March 15, 2005, and bears interest at the rate of 7.31% per annum. Interest is payable on March 15 and September 15 of each year.
     In December 1992, the Company borrowed $50,000,000 from several insurance companies. Principal is repayable in five annual installments of $10,000,000 beginning on December 15, 2000, and bears interest at the rate of 8.15% per annum. Interest is payable on June 15 and December 15 of each year.
     In November 1988, the Company borrowed $31,000,000 from a consortium of insurance companies. Of this amount, $21,000,000 was due and paid on November 1, 1993, and annual installments of $1,000,000 were due and paid November 1, 1994 through 1997. The remaining $6,000,000 bears interest at the rate of 10.67% with annual principal payments of $1,000,000 due on November 1, 1998 through 2003. Interest is payable on May 1 and November 1 of each year.

Employee Stock Ownership Plans ("ESOPs")
Loan Guarantees
     The Company has guaranteed ESOP loans made by various institutional lenders. Payments by the ESOPs, including both principal and interest, are to be made in quarterly installments over the next three years, the final payments being due on June 30, 2000. The loans, secured in part by the unallocated shares of the Company's capital stock held by the ESOP trusts, currently bear interest at an average annual rate of 7.17% (1996--6.83%). Such rates are subject to adjustments for changes in interest rates of specified U.S. Treasury obligations, U.S. federal statutory income tax rates and certain federal tax law changes.
     The market value of the unallocated shares of the Company's capital stock held by the ESOPs at December 31, 1997, based on that day's closing price of $41.44 was $18,742,000 as compared with aggregate loan guarantees of $5,565,000.

Other
     Other long-term debt has arisen from debt incurred in connection with various acquisitions. Interest rates range from 6% to 8%, and the obligations are due on various dates through 2009.
     The following is a schedule by year of required long-term debt payments as of December 31, 1997 (in thousands):

      1998                                   $ 5,313
      1999                                     3,344
      2000                                    11,811
      2001                                    11,228
      2002                                    11,080
      After 2002                              46,257
                                            --------
         Total long-term debt                $89,033
                                            ========

Chemed Corporation and Subsidiary Companies
-------------------------------------------------------------------------------
     The various loan agreements contain certain covenants which could restrict the amount of cash dividend payments, treasury stock purchases and certain other transactions of the Company. Under the most restrictive of these covenants (i.e., the interest coverage ratio for the most recent four quarters), the Company estimates that it is limited to taking on additional debt during 1998 ranging from $3.5 million in the first quarter to between $31 and $50 million in the fourth quarter. In addition, the Company cannot permit its net worth to fall below $146.2 million and is limited to incurring additional annual net rentals under operating leases with terms of three years or more aggregating $9.1 million. Also, the Company must maintain an interest coverage ratio of at least
3.0. At December 31, 1997, the Company's interest coverage ratio was 3.0.
     The total amount of interest paid during the year ended December 31, 1997, was $9,949,000 (1996--$10,705,000; 1995--$7,972,000).

11. OTHER LIABILITIES
     At December 31, 1997, other current liabilities of continuing operations included accrued insurance liabilities of $14,143,000 and accrued wages of $6,014,000 (1996--$12,315,000 and $5,082,000, respectively).
     Included in other liabilities at December 31, 1997, is an accrual of $7,242,000 for the Company's estimated liability for potential environmental cleanup and related costs arising from the sale of DuBois Chemicals Inc. ("DuBois") in April 1991. The Company is contingently liable for additional DuBois-related environmental cleanup and related costs up to a maximum of $14,665,000. On the basis of a continuing evaluation of the Company's potential liability by the Company's environmental adviser, management believes that it is not probable this additional liability will be paid. Accordingly, no provision for this contingent liability has been recorded. Although it is not presently possible to reliably project the timing of payments related to the Company's potential liability for environmental costs, management believes that any adjustments to its recorded liability will not materially adversely affect its financial position or results of operations.

12. PENSION AND RETIREMENT PLANS
     Retirement obligations under various plans cover substantially all full-time employees who meet age and/or service eligibility requirements. The major plans providing retirement benefits to the Company's employees are defined contribution plans.
     The Company has established two ESOPs which purchased a total of $56,000,000 of the Company's capital stock. Until December 1997, the ESOPs were financed by loans from banks and insurance companies, and payment was guaranteed by the Company. Due to the sales of Omnia and National in 1997, the Company decided to restructure the ESOPs and internally financed approximately $16.2 million of the $21.8 million ESOP loans outstanding at December 31, 1997. Prior to September 30, 1997, substantially all Chemed headquarters and Omnia employees and substantially all employees of National Sanitary Supply, not covered by collective bargaining agreements, were participants in the ESOPs. Beginning January 1, 1998, eligible employees of Roto-Rooter will participate in the ESOPs with Chemed headquarters employees. During 1997 and prior years, eligible employees of Roto-Rooter and Patient Care were covered by other defined contribution plans.
     Expenses charged to continuing operations for the Company's pension and profit-sharing plans, ESOPs, excess benefit plans and other similar plans comprise the following (in thousands):

                                      For the Years Ended
                                         December 31,
                                 ----------------------------
                                  1997       1996      1995
                                 -------    ------     ------
ESOPs:
   Interest expense               $  336    $  216     $  307
   Compensation cost               1,426     1,527      1,583
Pension, profit-sharing
   and other similar plans         3,152     3,216      2,431
                                  ------    ------     ------
         Total                    $4,914    $4,959     $4,321
                                  ======    ======     ======
Dividends on ESOP shares
   used for debt service          $2,570    $2,676     $2,758
                                  ======    ======     ======

     At December 31, 1997, there were 754,629 allocated shares (December 31, 1996--668,471 shares) and 452,281 unallocated shares (December 31, 1996--598,611 shares) in the ESOP trusts.

Chemed Corporation and Subsidiary Companies
-------------------------------------------------------------------------------
     The Company has a directors' deferred compensation plan and an excess benefit plan for key employees whose participation in the ESOPs is limited by ERISA rules. Benefits are denominated in shares of the Company's stock. The value of these benefits is invested in shares of the Company's stock and in mutual funds, which are held by grantor trusts. The trusts' assets are included in other assets, and the corresponding liability is included in other liabilities. At December 31, 1997, these trusts held 151,489 shares of the Company's stock (December 31, 1996--145,453 shares) and mutual fund investments with a market value of approximately $187,000.

13. LEASE ARRANGEMENTS
     The Company, as lessee, has operating leases which cover its corporate office headquarters; various plant, warehouse and office facilities; office equipment; and transportation equipment. The remaining terms of these leases range from one year to 10 years, and in most cases, management expects that these leases will be renewed or replaced by other leases in the normal course of business. All major plants and warehouses and substantially all equipment are owned by the Company.
     The following is a summary of future minimum rental payments and sublease rentals to be received under operating leases that have initial or remaining noncancelable terms in excess of one year at December 31, 1997 (in thousands):

      1998                                           $ 8,320
      1999                                             7,244
      2000                                             6,319
      2001                                             5,571
      2002                                             4,901
      After 2002                                      16,032
                                                    --------
         Total minimum rental payments                48,387
      Less minimum sublease rentals                   (8,017)
                                                    --------
         Net minimum rental payments                 $40,370
                                                    ========

     Total rental expense incurred under operating leases for continuing operations follows (in thousands):

                                     For the Years Ended
                                        December 31,
                                 ---------------------------
                                  1997      1996       1995
                                 -------   -------   -------
Total rental payments             $9,993    $8,690    $7,563
Less sublease rentals             (2,426)   (3,881)   (3,554)
                                 -------   -------   -------
      Net rental expense          $7,567    $4,809    $4,009
                                 =======   =======   =======


14. EARNINGS PER SHARE
     Diluted earnings per share were calculated as follows (in thousands, except per share data):

                                                  Income from Continuing Operations                     Net Income
                                                -------------------------------------    ---------------------------------------
                                                  Income         Shares       Income       Income         Shares        Income
For the Years Ended December 31,                (Numerator)   (Denominator)  Per Share   (Numerator)   (Denominator)   Per Share
--------------------------------                ----------    -------------  --------    ----------    -------------   ---------
1997
   Earnings per share                             $17,077          9,940        $1.72      $30,237          9,940          $3.04
                                                                               ======                                      =====
   Nonvested stock awards                              --             34                        --             34
   Dilutive stock options                              --             40                        --             40
   Subsidiary stock options                            --             --                       (10)            --
                                                 --------       --------                  --------       --------
      Diluted earnings per share                  $17,077         10,014        $1.71      $30,227         10,014          $3.02
                                                 ========       ========       ======     ========       ========          =====

1996
   Earnings per share                             $25,117          9,801        $2.56      $32,328          9,801          $3.30
                                                                                =====                                      =====
   Nonvested stock awards                              --             19                        --             19
   Dilutive stock options                              --             59                        --             59
   Subsidiary stock options                           (48)            --                       (99)            --
                                                 --------       --------                  --------       --------
      Diluted earnings per share                  $25,069          9,879        $2.54      $32,229          9,879          $3.26
                                                 ========       ========        =====     ========       ========          =====

1995
   Earnings per share                             $11,715          9,830        $1.19      $23,182          9,830          $2.36
                                                                                =====                                      =====
   Nonvested stock awards                              --             18                        --             18
   Dilutive stock options                              --             50                        --             50
   Subsidiary stock options                           (57)            --                      (119)            --
                                                 --------       --------                  --------       --------
      Diluted earnings per share                  $11,658          9,898        $1.18      $23,063          9,898          $2.33
                                                 ========       ========        =====     ========       ========          =====

Chemed Corporation and Subsidiary Companies
-------------------------------------------------------------------------------
     Earnings per share from discontinued operations were $1.32, $.74 and $1.17 in 1997, 1996 and 1995, respectively. Similarly, diluted earnings per share from discontinued operations were $1.31, $.72 and $1.15, respectively.
     During 1995 and 1997, all stock options outstanding were dilutive at some time during the year. Options to purchase shares of capital stock at $38.75 per share were outstanding during the last seven months of 1996, but were excluded from the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the shares. At December 31, 1997, 172,050 of these options were outstanding.

15. FINANCIAL INSTRUMENTS
     The following methods and assumptions are used in estimating the fair value of each class of the Company's financial instruments:
     - For cash and cash equivalents, accounts receivable, statutory deposits and accounts payable, the carrying amount is a reasonable estimate of fair value because of the liquidity and short-term nature of these instruments.
     - For other investments and other assets, fair value is based upon quoted market prices for these or similar securities, if available. Included in other investments is the noncurrent portion of the Company's investment in privately held Vitas Healthcare Corporation ("Vitas"), which provides noncurative care to chronically ill patients. Since it is not considered practicable to obtain an appraisal of the value of Vitas Common Stock Purchase Warrants, it has been assumed that the market value of the Vitas warrants is equal to book value at December 31, 1997, and December 31, 1996 ($1,500,000). The value of the Vitas 9% Cumulative Preferred Stock is based on the present value of the mandatory redemption payments, using an interest rate of 9% (1996--15%), rates which management believes are reasonable in view of risk factors attendant to the investment.
     - The fair value of the Company's long-term debt is estimated by discounting the future cash outlays associated with each debt instrument using interest rates currently available to the Company for debt issues with similar terms and remaining maturities.

     The estimated fair values of the Company's financial instruments are as follows (in thousands):

                                      Carrying       Fair
       December 31,                    Amount        Value
-----------------------------         ---------    ---------
1997
   Other investments(a)                $ 67,542     $ 67,542
   Long-term debt                        89,033       90,880
1996
   Other investments(a)                  78,541       78,541
   Long-term debt                       170,666      172,184

(a) Amounts for 1997 include $27,136,000 representing the current portion of Vitas preferred stock, which is recorded in current assets on the balance sheet (1996--$16,443,000).

     The Company has classified its investments in equity securities and certain debt securities as available-for-sale. Investments included in cash equivalents are considered to be trading securities.
     Disclosures regarding the Company's investments, all of which are equity securities classified as available-for-sale, are summarized below (in thousands):

                                            December 31,
                                        --------------------
                                          1997        1996
                                        ---------   --------
Aggregate fair value                      $67,542    $78,541
Gross unrealized holding gains             30,705     41,422
Gross unrealized holding losses                --      1,326
Amortized cost                             36,837     38,445

     The chart below summarizes information with respect to available-for-sale securities sold during the period (in thousands):

                                   For the Years Ended
                                      December 31,
                             --------------------------------
                               1997       1996        1995
                             --------    --------    --------
Proceeds from sale            $14,060     $42,501     $32,437
Gross realized gains           12,248      28,188       9,088
Gross realized losses              13          22          10

     Included in other investments at December 31, 1996, is the noncurrent portion of the Company's investment in Vitas mandatorily redeemable preferred stock with a fair value of $9,150,000 at December 31, 1996.

16. STOCK INCENTIVE PLANS
     The Company has eight Stock Incentive Plans under which 3,150,000 shares of Chemed Capital Stock are issued to key employees pursuant to the grant of stock awards and/or options to purchase such shares. All options granted under these plans provide for a purchase price equal to the market value of the stock at the date of grant. The latest plan, covering 500,000 shares, was adopted in May 1997.

Chemed Corporation and Subsidiary Companies
-------------------------------------------------------------------------------
     Under the plan adopted in 1983, both nonstatutory and incentive stock options have been granted. Incentive stock options granted under the 1983 plan become exercisable in full six months following the date of the grant; nonstatutory options granted under the 1983 plan become exercisable in four annual installments commencing six months after the date of grant.
     The other plans are not qualified, restricted or incentive stock option plans under the Internal Revenue Code. Options generally become exercisable six months following the date of grant in either three or four equal annual installments.
     Data relating to the Company's stock issued to employees follow:

                                                       1997                   1996                  1995
                                                -------------------    -------------------    -------------------
                                                 Number                Number                 Number
                                                   of      Average       of       Average       of        Average
                                                 Shares     Price      Shares      Price      Shares       Price
                                                -------    --------    -------    --------    -------    --------
               Stock options:
                  Outstanding at January 1 .    644,025    $  33.70    627,666    $  31.05    553,472    $  29.38
                  Granted ..................    212,800       35.94    180,900       38.74    291,650       32.57
                  Exercised ................   (166,712)      31.45   (148,903)      28.61   (208,668)      28.77
                  Forfeited ................    (10,100)      34.94    (14,888)      33.96     (7,738)      30.81
                  Expired ..................         --          --       (750)      36.38     (1,050)      31.81
                                               --------               --------               --------
                  Outstanding at December 31    680,013       34.93    644,025       33.70    627,666       31.05
                                               ========               ========               ========
                  Exercisable at December 31    369,279       34.03    320,467       32.34    325,385       30.03
                                               ========               ========               ========
               Stock awards issued .........     86,149       35.48     20,791       39.63     20,538       33.55
                                               ========               ========               ========

     The weighted average contractual life of options outstanding at December 31, 1997, was 8.0 years. The range of exercise prices for these options was from $21.94 to $38.75. At December 31, 1997, there were 326,778 shares available for granting of stock options and awards.
     Total compensation cost recognized for stock awards for continuing operations, including awards granted by Roto-Rooter Inc. (58% owned prior to September 1996), was $886,000 in 1997 (1996--$1,106,000; 1995--$970,000). The
shares of capital stock were issued to key employees and directors at no cost and generally are restricted as to the transfer of ownership. Restrictions covering between 7% and 33% of each holder's shares lapse annually.
     Summarized below are the pro forma results of operations of Chemed assuming the provisions of the fair-value-based method of valuing stock options, described in Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, had been applied to options granted in 1995, 1996 and 1997 (in thousands, except per share data):

                                   For the Years Ended
                                      December 31,
                             --------------------------------
                               1997       1996        1995
                             --------    --------    --------
Net income                    $29,802     $31,887     $22,931
Earnings per share               3.00        3.25        2.33
Diluted earnings per share       2.98        3.22        2.30
Per share average fair value
   of options granted            5.74        6.93        5.31

     In view of the fact that the fair value method of accounting is applied to option grants issued only during 1995, 1996 and 1997, the preceding pro forma data do not reflect the full impact of applying such fair value method to Chemed's stock options.
     The fair values of employee stock options were estimated using the Black-Scholes option pricing model and following key assumptions:

                                    For the Years Ended
                                       December 31,
                                  --------------------------
                                 1997      1996       1995
                                 -----     ----       ----
Average risk-free interest rate    6.6%      6.5%      7.1%
Expected volatility               21.4      22.3      22.5

     It has been assumed that the options have an expected life of six years. For the 1997 computations, it was assumed that the annual dividend was increased $.01 per share per quarter in the fourth quarter of every other year beginning in 1999. For the 1996 and 1995 computations, it was assumed that the dividend was increased $.01 per share per quarter in the third quarter of every other year beginning in 1997. These assumptions should not be construed to be an indication of future dividend amounts to be paid.

Sales and Profit Statistics by Business Segment(a)

Chemed Corporation and Subsidiary Companies
---------------------------------------------------------------------------------------------------------------------------
(in thousands, except percentages and footnote data)
                                                                                          % of         % of
                                                                                         Total        Total
                                                                                          1997         1991            1997
---------------------------------------------------------------------------------------------------------------------------
Sales and Service Revenues from Continuing Operations(b)
      Roto-Rooter .............................................................           45%          93%        $153,883
      Patient Care ............................................................           35           ---         121,143(d)
      Service America .........................................................           20            7           66,703
                                                                                        -----          ---      ----------
         Total ................................................................          100%         100%        $341,729
                                                                                        =====         ====      ==========
Operating Profit from Continuing Operations(c)
      Roto-Rooter .............................................................           66%          93%        $ 17,989
      Patient Care ............................................................           21           ---           5,580(d)
      Service America .........................................................           13            7            3,643
                                                                                        -----        -----      ----------
         Total ................................................................          100%         100%        $ 27,212
                                                                                        =====        =====      ==========

(a) The data are presented on a continuing operations basis, thus excluding The Omnia Group and National Sanitary Supply Company, both sold in 1997, and DuBois Chemicals Inc., sold in 1991. The data for 1997, 1996 and 1995 are covered by the report of independent accountants.

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




---------------------------------------------------------------------------------------------------------------------------



         1996                   1995                  1994                   1993                   1992              1991
---------------------------------------------------------------------------------------------------------------------------
     $140,163               $121,999              $109,098               $ 95,555               $ 86,185          $ 79,217
       99,565                 90,727                69,064(d)                  --                     --                --
       61,485                 57,723                62,832                 40,873(d)              18,503             5,557(d)
    ---------              ---------             ---------              ---------              ---------         ---------
     $301,213               $270,449              $240,994               $136,428               $104,688          $ 84,774
    =========              =========             =========              =========              =========         =========

     $ 16,387               $ 13,786(e)           $ 12,698               $ 10,463               $  9,220          $  7,918
        5,632                  4,989                 2,790(d)                  --                     --                --
        2,728                  2,122                 3,269                  3,908(d)               2,033               581(d)
    ---------              ---------             ---------              ---------              ---------         ---------
     $ 24,747               $ 20,897              $ 18,757               $ 14,371               $ 11,253          $  8,499
    =========              =========             =========              =========              =========         =========



(d) The following significant business combinations, all in the United States, have been accounted for as purchase transactions:


                                                                                    Amounts Reported
                                                                                    in Year Acquired
                                                                          --------------------------------
                                       Business         Effective Date           Sales and       Operating
         Name                          Segment          of Acquisition    Service Revenues          Profit
         -----------                   --------         --------------    ----------------      ----------
         Priority Care Inc.            Patient Care         April 1997         $16,262,000      $1,269,000
         Patient Care Inc.             Patient Care       January 1994          69,064,000       2,790,000
         Service America Network Inc.  Service America       July 1993          18,576,000         784,000
         Service America Systems Inc.  Service America     August 1991           5,557,000         581,000


(e) Amount includes nonrecurring charges of $538,000 incurred as a result of discussions related to Chemed's proposal to acquire the 42% minority interest in Roto-Rooter.

SELECTED FINANCIAL DATA

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------------------
(in thousands, except per share data, employee numbers,
ratios and percentages)
                                                                            1997        1996
--------------------------------------------------------------------------------------------
Summary of Operations
      Continuing operations
         Total sales and service revenues ...........................   $341,729    $301,213
         Gross profit ...............................................    129,082     118,440
         Depreciation ...............................................      8,622       7,353
         Income from operations .....................................     19,482      17,481
         Income from continuing operations ..........................     17,077      25,117
      Discontinued operations(a) ....................................     13,160       7,211
      Cumulative effect of a change in accounting principle .........         --          --
      Net income ....................................................     30,237      32,328
      Earnings per common share:
         Income from continuing operations ..........................   $   1.72    $   2.56
         Net income .................................................       3.04        3.30
         Average number of shares outstanding .......................      9,940       9,801
      Diluted earnings per common share:
         Income from continuing operations ..........................   $   1.71    $   2.54
         Net income .................................................       3.02        3.26
         Average number of shares outstanding .......................     10,014       9,879
      Cash dividends per share ......................................   $   2.09    $   2.08

Financial Position--Year-End
      Cash, cash equivalents and marketable securities ..............   $ 70,958    $ 14,028
      Working capital ...............................................     83,103       8,996
      Properties and equipment, at cost less accumulated depreciation     53,089      40,661
      Total assets ..................................................    448,838     509,361
      Long-term debt ................................................     83,720     158,140
      Stockholders' equity ..........................................    228,120     217,891
      Book value per share ..........................................   $  22.64    $  21.89
      Book value per share assuming dilution ........................      22.54       21.76

Other Statistics--Continuing Operations
      Net cash provided by continuing operations ....................   $ 23,747    $ 13,519
      Capital expenditures ..........................................     20,117      10,988
      Number of employees(b) ........................................      6,849       5,884
      Number of sales and service representatives ...................      5,101       4,315
      Dividend payout ratio(c) ......................................       68.8%       63.0%
      Debt to total capital ratio ...................................       28.1        44.6
      Return on average equity(c) ...................................       13.8        15.3
      Return on average total capital employed(c) ...................        9.8        10.9
      Current ratio .................................................       1.88        1.10


(a) Discontinued operations include National Sanitary Supply Company and The Omnia Group, discontinued in 1997; accrual adjustments in 1997 related to the gain on the sale of Omnicare Inc. ("Omnicare"); Omnicare, discontinued in 1994; accrual adjustments from 1992 through 1996 related to the gain on the sale of DuBois Chemicals Inc. ("DuBois"); DuBois, sold in 1991; and adjustments to accruals in 1991 related to operations discontinued in 1986.

(b) Numbers reflect full-time-equivalent employees.

(c) These computations are based on net income and, with respect to return on average capital employed, various related adjustments.



------------------------------------------------------------------------------------------------------------------------------


          1995                        1994                        1993                        1992                        1991
------------------------------------------------------------------------------------------------------------------------------
      $270,449                    $240,994                    $136,428                    $104,688                    $ 84,774
       103,412                      90,189                      54,325                      44,750                      39,034
         6,505                       5,833                       3,914                       2,854                       2,811
        14,102                      10,703                       7,388                       4,599                         996
        11,715                       7,027                       7,563                       8,660                       6,788
        11,467                      36,895                      10,266                       6,991                      46,179
            --                          --                       1,651                          --                          --
        23,182                      43,922                      19,480                      15,651                      52,967

      $   1.19                    $    .71                    $    .78                    $    .89                    $    .68
          2.36                        4.47                        2.00                        1.60                        5.27
         9,830                       9,830                       9,756                       9,783                      10,043

      $   1.18                    $    .70                    $    .76                    $    .88                    $    .67
          2.33                        4.42                        1.97                        1.59                        5.27
         9,898                       9,907                       9,824                       9,838                      10,055
      $   2.06                    $   2.04                    $   2.01                    $   2.00                    $   1.97


      $ 30,497                    $ 24,866                    $ 20,133                    $ 51,142                    $ 82,994
         7,159                     (14,573)                    (29,070)                      5,574                      48,991
        37,860                      35,677                      33,873                      26,419                      25,951
       476,732                     453,801                     385,922                     363,960                     330,712
        85,317                      92,033                      97,906                     103,580                      77,007
       208,657                     186,320                     137,151                     133,511                     139,407
      $  21.18                    $  18.89                    $  14.00                    $  13.68                    $  14.08
         21.06                       18.76                       13.91                       13.62                       14.07


      $  5,385                    $ 13,378                    $  6,029                    $  8,583                    $ 10,828
         9,219                       9,606                       7,420                       3,835                       7,008
         5,278                       4,497                       2,711                       1,726                       1,666
         3,835                       3,203                       1,832                       1,090                       1,069
          87.3%                       45.6%                      101.0%                      125.0%                       37.4%
          32.8                        36.6                        44.2                        45.2                        34.8
          11.9                        28.4                        14.3                        11.6                        42.5
           9.3                        16.4                         9.7                         8.7                        24.4
          1.07                         .86                         .68                        1.08                        1.82

ADDITIONAL SEGMENT DATA(A)

Chemed Corporation and Subsidiary Companies
---------------------------------------------------------------------------------------------------------------------------
(in thousands)
For the Years Ended December 31,                                    1997         1996         1995
---------------------------------------------------------------------------------------------------------------------------
Identifiable Assets
      Roto-Rooter ..........................................   $ 148,352    $ 135,437    $  61,920
      Patient Care .........................................      63,154       47,494       46,211
      Service America ......................................      70,266       72,908       72,971
                                                               ---------    ---------    ---------
         Total identifiable assets .........................     281,772      255,839      181,102
      Corporate assets(b) ..................................     167,066      113,384      146,858
      Discontinued operations ..............................          --      140,138      148,772
                                                               ---------    ---------    ---------
            Total assets ...................................   $ 448,838    $ 509,361    $ 476,732
                                                               =========    =========    =========
Capital Expenditures
      Roto-Rooter ..........................................   $   9,257    $   4,764    $   4,785
      Patient Care .........................................       2,566        2,484        2,608
      Service America ......................................       6,032        2,156          759
                                                               ---------    ---------    ---------
         Subtotal ..........................................      17,855        9,404        8,152
      Corporate assets .....................................       2,262        1,584        1,067
                                                               ---------    ---------    ---------
            Total capital expenditures .....................   $  20,117    $  10,988    $   9,219
                                                               =========    =========    =========
Depreciation and Amortization(c)
      Roto-Rooter ..........................................   $   7,387    $   5,299    $   4,168
      Patient Care .........................................       1,951        1,609        1,463
      Service America ......................................       3,775        3,533        3,478
                                                               ---------    ---------    ---------
         Subtotal ..........................................      13,113       10,441        9,109
      Corporate assets .....................................       2,050        1,337        1,521
                                                               ---------    ---------    ---------
            Total depreciation and amortization ............   $  15,163    $  11,778    $  10,630
                                                               =========    =========    =========
Reconciliation of Operating Profit to Income
   Before Income Taxes and Minority Interest
      Total operating profit ...............................   $  27,212    $  24,747    $  20,897
      Interest expense .....................................     (10,552)      (8,267)      (7,895)
      Investment income, net of corporate expenses(d) ......      11,221       28,803       11,826
                                                               ---------    ---------    ---------
            Income before income taxes and minority interest   $  27,881    $  45,283    $  24,828
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

UNAUDITED SUMMARY OF QUARTERLY RESULTS

Chemed Corporation and Subsidiary Companies
---------------------------------------------------------------------------------------------------------------------------------
(in thousands, except per share data)
                                                                    First        Second         Third        Fourth         Total
1997                                                              Quarter       Quarter       Quarter       Quarter          Year
---------------------------------------------------------------------------------------------------------------------------------
Continuing Operations
      Total sales and service revenues .....................   $   77,657    $   86,019    $   87,434    $   90,619    $  341,729
                                                               ==========    ==========    ==========    ==========    ==========
      Gross profit .........................................   $   29,634    $   31,735    $   33,131    $   34,582    $  129,082
                                                               ==========    ==========    ==========    ==========    ==========
      Income from operations ...............................   $    4,217    $    4,617    $    5,226    $    5,422    $   19,482
      Interest expense .....................................       (2,637)       (2,915)       (2,924)       (2,076)      (10,552)
      Other income--net ....................................       10,392         4,482         1,298         2,779        18,951
                                                               ----------    ----------    ----------    ----------    ----------
         Income before income taxes ........................       11,972         6,184         3,600         6,125        27,881
      Income taxes .........................................       (4,595)       (2,240)       (1,494)       (2,475)      (10,804)
                                                               ----------    ----------    ----------    ----------    ----------
      Income from continuing operations ....................        7,377         3,944         2,106         3,650        17,077
Discontinued Operations ....................................        1,110         2,348         9,702            --        13,160
                                                               ----------    ----------    ----------    ----------    ----------
Net Income .................................................   $    8,487    $    6,292    $   11,808    $    3,650    $   30,237
                                                               ==========    ==========    ==========    ==========    ==========
Earnings Per Common Share
      Income from continuing operations ....................   $      .74    $      .40    $      .21    $      .37    $     1.72
                                                               ==========    ==========    ==========    ==========    ==========
      Net income ...........................................   $      .85    $      .63    $     1.19    $      .37    $     3.04
                                                               ==========    ==========    ==========    ==========    ==========
      Average number of shares outstanding .................        9,928         9,930         9,937         9,965         9,940
                                                               ==========    ==========    ==========    ==========    ==========
Diluted Earnings Per Common Share
      Income from continuing operations ....................   $      .74    $      .39    $      .21    $      .36    $     1.71
                                                               ==========    ==========    ==========    ==========    ==========
      Net income ...........................................   $      .85    $      .63    $     1.18    $      .36    $     3.02
                                                               ==========    ==========    ==========    ==========    ==========
      Average number of shares outstanding .................        9,990         9,988        10,023        10,081        10,014
                                                               ==========    ==========    ==========    ==========    ==========

1996
---------------------------------------------------------------------------------------------------------------------------------
Continuing Operations
      Total sales and service revenues .....................   $   71,673    $   74,991    $   75,170    $   79,379    $  301,213
                                                               ==========    ==========    ==========    ==========    ==========
      Gross profit .........................................   $   27,551    $   29,629    $   29,083    $   32,177    $  118,440
                                                               ==========    ==========    ==========    ==========    ==========
      Income from operations ...............................   $    3,458    $    4,388    $    4,645    $    4,990    $   17,481
      Interest expense .....................................       (1,734)       (1,729)       (2,069)       (2,735)       (8,267)
      Other income--net ....................................       16,618         5,480         1,914        12,057        36,069
                                                               ----------    ----------    ----------    ----------    ----------
         Income before income taxes and minority interest ..       18,342         8,139         4,490        14,312        45,283
      Income taxes .........................................       (6,811)       (3,035)       (1,801)       (5,555)      (17,202)
      Minority interest in earnings of subsidiary ..........       (1,072)       (1,171)         (721)           --        (2,964)
                                                               ----------    ----------    ----------    ----------    ----------
      Income from continuing operations ....................       10,459         3,933         1,968         8,757        25,117
Discontinued Operations ....................................        1,738         1,755         2,496         1,222         7,211
                                                               ----------    ----------    ----------    ----------    ----------
Net Income .................................................   $   12,197    $    5,688    $    4,464    $    9,979    $   32,328
                                                               ==========    ==========    ==========    ==========    ==========
Earnings Per Common Share
      Income from continuing operations ....................   $     1.06    $      .40    $      .20    $      .89    $     2.56
                                                               ==========    ==========    ==========    ==========    ==========
      Net income ...........................................   $     1.24    $      .58    $      .46    $     1.02    $     3.30
                                                               ==========    ==========    ==========    ==========    ==========
      Average number of shares outstanding .................        9,834         9,802         9,755         9,815         9,801
                                                               ==========    ==========    ==========    ==========    ==========
Diluted Earnings Per Common Share
      Income from continuing operations ....................   $     1.05    $      .40    $      .20    $      .89    $     2.54
                                                               ==========    ==========    ==========    ==========    ==========
      Net income ...........................................   $     1.23    $      .57    $      .45    $     1.01    $     3.26
                                                               ==========    ==========    ==========    ==========    ==========
      Average number of shares outstanding .................        9,920         9,877         9,833         9,840         9,879
                                                               ==========    ==========    ==========    ==========    ==========

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Chemed Corporation and Subsidiary Companies
-------------------------------------------------------------------------------
Financial Condition

Liquidity and Capital Resources
     Significant factors affecting the Company's consolidated cash flows during 1997 and financial position at December 31, 1997, include the following:

     - The Company generated nearly $155 million in cash from the sales of The Omnia Group ("Omnia") and National Sanitary Supply Company ("National Sanitary");
     - The Company reduced its debt by $66.5 million (excluding debt of the ESOPs);
     -    Operations generated cash of $33.4 million;
     - The Company used $16.2 million of cash to restructure its ESOPs and reduce outside ESOP debt;
     -    Sales of investments generated cash proceeds of $14.1 million; and
     - The Company's continuing operations used $14.7 million of cash to finance business combinations.

     As a result of the foregoing, the ratio of total debt to total capital declined from 45% at December 31, 1996, to 28% at the end of 1997. Excluding the debt guarantees of the Employee Stock Ownership Plans ("ESOPs"), the total debt to total capital ratios were 26% and 38%, respectively, at December 31, 1997 and 1996. The Company's current ratio at December 31, 1997, was 1.9 as compared with
1.1 at December 31, 1996.

     The Company had $119.2 million of unused lines of credit with various banks at December 31, 1997.

Cash Flow
     The Company's cash flows for 1997 and 1996 are summarized as follows (in millions):

                                         For the Years Ended
                                            December 31,
                                          ------------------
                                           1997          1996
                                          -------      -------
Cash from operations                       $ 33.4       $ 36.6
Proceeds from sales of investments           14.1         42.5
Cash dividends                              (21.0)       (20.4)
Capital expenditures                        (20.1)       (11.0)
                                          -------      -------
   Cash excess after capital
      requirements and dividends              6.4         47.7
Net proceeds from sales
   of discontinued operations               154.7         (2.1)
Increase/(decrease) in short- and
   long-term debt (excluding
   ESOP debt obligations)                   (66.5)        63.8
Retirement of ESOP debt                     (16.2)          --
Business combinations                       (14.7)        (9.7)
Net investing and financing
   activities of discontinued
   operations                                (6.2)        (8.0)
Purchase of Roto-Rooter
   minority interest                         (2.7)       (96.2)
Other--net                                    2.1         (1.9)
                                          -------      -------
   Increase/(decrease) in cash
      and cash equivalents                 $ 56.9       $ (6.4)
                                          =======      =======


     For 1997, cash generated by operations, combined with the proceeds from the sales of investments, aggregated $47.5 million as compared with aggregate outlays of $41.1 million for cash dividends and capital expenditures. The sales of Omnia and National Sanitary in 1997 permitted the Company to significantly reduce its debt, restructure its ESOPs and increase its cash by nearly $57 million during the year.
     Although total cash generated by operations in 1997 declined from 1996 levels, the Company's continuing operations generated cash of $23.7 million in 1997 as compared with $13.5 million in 1996. This increase was due largely to the increased profitability of the Company's remaining operations. Based on recent cash flow and earnings projections, it is expected that cash flow from operations will continue to be supplemented by sales of investments in 1998 (and to a lesser extent in later years) to fund the dividend and ordinary capital expenditure requirements of the Company's operations. Management views the Company's investment portfolio as a potential source of cash during the interim period in which the

Chemed Corporation and Subsidiary Companies
-------------------------------------------------------------------------------
Company's dividend exceeds its core earnings from continuing operations (i.e., excluding gains on sales of investments). Unrealized aftertax gains on the Company's available-for-sale investments amounted to $20.0 million at December 31, 1997 ($26.1 million at December 31, 1996). In February 1998, the Board of Directors declared a quarterly dividend of $.53 per share of capital stock, payable in March 1998 (an increase of $.01 per share versus the dividend paid in the first quarter of 1997). The dividend rate is set each quarter with a long-term perspective, taking into consideration the Company's financial position, earnings and cash flow, as well as interest rates, market conditions and other economic factors.

Commitments and Contingencies
     The Company's lease for corporate and general office facilities covers the period from April 1991 to April 2006. As a part of the 1991 sale of the Company's former DuBois Chemicals Inc. subsidiary ("DuBois") to Diversey Corporation ("Diversey"), a portion of this space was subleased to DuBois for varying terms expiring in the years 1998 through 2004. At December 31, 1997, the Company had net lease commitments aggregating $40.4 million.
     In connection with the sale of DuBois, the Company provided allowances and accruals relating to several long-term costs associated with DuBois, including income tax matters, lease commitments and environmental costs. In the aggregate, the Company believes these allowances and accruals are adequate as of December 31, 1997.
     Based on an updated assessment of Chemed's environmental-related liability under the DuBois sale agreement, Chemed's adviser has estimated Chemed's liability to be $10.8 million. Through December 31, 1997, the Company has reimbursed Diversey $3.6 million for environmental and related costs of DuBois. As a result, at December 31, 1997, the accrued liability for these environmental-related costs is $7.2 million and the Company is contingently liable for additional cleanup and related costs up to a maximum of $14.7 million, for which no provision has been recorded.
     The Company's various loan agreements and guarantees of indebtedness contain certain restrictive covenants; however, management believes that such covenants will not adversely affect the operations of the Company. Under the most restrictive of these covenants (i.e., the interest coverage ratio test for the latest four quarters) and based on current interest rates, the Company estimates that its debt leeway (i.e., amount of additional debt that can be incurred) could be as low as $3.5 million during the first two quarters of 1998. Under the same conditions, however, the leeway is projected to range between $19 million and $50 million during the last half of 1998. The low leeway during the first half of 1998 is due to the relatively high levels of debt carried during the first few quarters of 1997. Since the Company has $71 million of cash and cash equivalents at December 31, 1997, management does not believe that the low debt leeway projected for the first half of 1998 will unduly limit the Company's ability to make acquisitions or fund operations and capital projects.
     Under other debt covenants, the Company cannot permit its net worth to fall below $146.2 million (versus a balance of $228.1 million at December 31, 1997). Also, the Company must maintain an interest coverage ratio of 3.0, and the Company is limited to incurring net rentals under operating leases with terms of three years or more aggregating $17.1 million. At December 31, 1997, the Company's interest coverage ratio was 3.0 for the most recent four quarters, and rentals under operating leases with terms of three or more years totaled $8.0 million for 1997. On a pro forma basis, assuming the current rate of interest expense and earnings from continuing operations, the interest coverage ratio would be 3.5.
     Since 1991, the Company has carried an investment in the mandatorily redeemable preferred stock ($27 million par value) of Vitas Healthcare Corporation ("Vitas"), a privately held provider of hospice services to the terminally ill. Vitas' current debt covenants did not permit it to pay the preferred dividends that were due to Chemed on July 15, 1997, and January 15, 1998, totaling $2.4 million. Also in 1997, Vitas and the Company agreed to reschedule to June 1998 the mandatory redemption of preferred stock previously scheduled for June 30, 1997 ($12.3 million), December 31, 1997 ($4.1 million), and June 30, 1998 ($5.4 million). These principal payments are now due October 1, 1998 (total of $21.8 million).
     Vitas has recently recorded increased operating profits and net income and is currently pursuing various long-term financing alternatives. On the basis of information currently available, management believes its investment in Vitas is fully recoverable and that no impairment exists.
     It is management's opinion that the Company has no long-range commitments that would have a significant impact on its liquidity, financial condition or the results of its operations. Due to the nature of the environmental liabilities, it is not possible to forecast the timing of the cash payments for these potential liabilities. Based on the Company's available credit lines, sources of borrowing and liquid investments, management believes its sources of capital and liquidity are satisfactory for the Company's needs for the foreseeable future.

Chemed Corporation and Subsidiary Companies
-------------------------------------------------------------------------------
Results of Operations
     Set forth below by business segment are the growth in sales and service revenues and operating profit margin:

                                      Percent Increase
                                in Sales and Service Revenues
                                -----------------------------
                                    1997              1996
                                vs. 1996          vs. 1995
                                --------          --------
Roto-Rooter                           10%               15%
Patient Care                          22                10
Service America                        8                 7
         Total                        13                11


                                    Operating Profit
                                  as a Percent of Sales
                                  and Service Revenues
                                   (Operating Margin)
                              ----------------------------
                               1997       1996        1995
                              -----      -----       -----
Roto-Rooter                    11.7%      11.7%      11.3%
Patient Care                    4.6        5.7        5.5
Service America                 5.5        4.4        3.7
         Total                  8.0        8.2        7.7


1997 versus 1996
     The Roto-Rooter segment recorded sales and service revenues of $153,883,000 during 1997, an increase of 10% versus revenues of $140,163,000 in 1996. This growth was attributable primarily to revenue increases of 15% and 3%, respectively, in Roto-Rooter's plumbing and sewer and drain cleaning businesses for the 1997 period. Plumbing and sewer and drain cleaning revenues account for 39% and 43%, respectively, of this segment's total revenues. Roto-Rooter's operating margin was 11.7% in 1997 and 1996.
     Revenues of the Patient Care segment increased 22% from $99,565,000 in 1996 to $121,143,000 in 1997. Excluding the sales of Priority Care, acquired effective April 1, 1997, sales for 1997 increased 5% versus sales for 1996. In addition, the operating margin of this segment declined from 5.7% during 1996 to 4.6% during 1997 due to a reduction in gross margins as a result of market pricing pressures.
     The Service America segment recorded sales of $66,703,000 during 1997, an increase of 8% versus sales of $61,485,000 recorded in 1996. The operating margin of this segment increased from 4.4% during 1996 to 5.5% during 1997, largely as the result of improved pricing on service contracts.
     Income from operations increased from $17,481,000 in 1996 to $19,482,000 in 1997, primarily as a result of operating profit increases in the Roto-Rooter and Service America segments.
     Interest expense for 1997 totaled $10,552,000, an increase of $2,285,000 versus expense of $8,267,000 recorded in 1996. This increase was attributable to additional debt incurred to finance the purchase of the Roto-Rooter minority interest in September 1996. Most of this debt was retired in September 1997 with the proceeds from the sales of Omnia and National Sanitary.
     Other income declined from $36,069,000 in 1996 to $18,951,000 in 1997, primarily as a result of lower gains on the sales of investments recorded in 1997.
     The Company's effective income tax rate was 38.8% in 1997 as compared with 38.0% in 1996. The increase is primarily attributable to an increase in nondeductible goodwill amortization and state and local income taxes.
     Minority interest in earnings of the subsidiary declined from $2,964,000 in 1996 to nil in 1997, as the result of the purchase of the Roto-Rooter minority interest in 1996 and the subsequent sale of National Sanitary in 1997 (previously an 81%-owned subsidiary).
     Income from continuing operations declined from $25,117,000 ($2.56 per share) in 1996 to $17,077,000 ($1.72 per share) in 1997. Excluding realized investment gains ($7,652,000 in 1997 and $17,731,000 in 1996), income from continuing operations increased 28% from $7,386,000 in 1996 ($.75 per share) to $9,425,000 ($.95 per share) in 1997.
     Net income for 1997 was $30,237,000 ($3.04 per share) and included discontinued operations of $13,160,000 (primarily the operating results and the net gain on the sales of Omnia and National Sanitary). Net income for 1996 was $32,238,000 ($3.30 per share) and included $7,211,000 from discontinued operations (primarily the operating results of Omnia and National Sanitary).

Chemed Corporation and Subsidiary Companies
-------------------------------------------------------------------------------
1996 versus 1995
     Sales and service revenues of the Roto-Rooter segment for 1996 totaled $140,163,000, an increase of 15% over the $121,999,000 of revenues recorded for 1995. Plumbing revenues and drain cleaning revenues increased 20% and 12%, respectively, versus revenues recorded in 1995. The operating margin of the Roto-Rooter segment increased from 11.3% in 1995 to 11.7% in 1996, partially as a result of $538,000 of nonrecurring costs incurred by Roto-Rooter in 1995 to evaluate Chemed's proposal to acquire the 42% minority interest in Roto-Rooter (the proposal was withdrawn in August 1995).
     Revenues of the Patient Care segment increased 10% from $90,727,000 in 1995 to $99,565,000 in 1996, largely as a result of continued geographic expansion. In addition, the operating margin of this segment increased from 5.5% during 1995 to 5.7% in 1996.
     Revenues of the Service America segment increased 7% from $57,723,000 in 1995 to $61,485,000 in 1996. This segment's operating margin increased from 3.7% in 1995 to 4.4% in 1996, primarily as a result of lower materials usage in 1996 and the sale of an unprofitable division in March 1995.
     Income from operations increased from $14,102,000 in 1995 to $17,481,000 in 1996, primarily as a result of increases in operating profit by all segments.
     Other income increased from $18,621,000 in 1995 to $36,069,000 in 1996, primarily as a result of larger gains on the sales of investments during 1996 as compared with gains recorded in 1995.
     The effective tax rate for 1996 was 38.0% as compared with 36.7% for 1995. The increase was attributable to lower dividend exclusions and ESOP dividend tax credits (as a percentage of pretax income) in 1996.
     Chemed's income from continuing operations increased 114% from $11,715,000 ($1.19 per share) to $25,117,000 ($2.56 per share) in 1996 as a result of 24%
growth in income from operations, coupled with larger gains from the sales of investments in 1996. Excluding realized investment gains ($17,731,000 in 1996 and $5,882,000 in 1995), income from continuing operations increased 27% from $5,833,000 ($.59 per share) in 1995 to $7,386,000 ($.75 per share) in 1996.
     Net income for 1996 included discontinued operations of $7,211,000, primarily from the operations of Omnia and National Sanitary, which were discontinued in 1997. In addition to the operating results of Omnia and National Sanitary, discontinued operations in 1995 included $2,743,000 from favorable adjustments to the tax accruals related to the sale of DuBois in 1991.

Year 2000
     The Company is evaluating the potential impact of the "Year 2000" computer issue. The Company's review of its computer systems has indicated that most of its key operational and financial systems are Year 2000 compliant. Preliminary plans have been made to update the remaining key systems during the current year to make them Year 2000 compliant. The estimated additional costs to be incurred by the Company to update its computer systems for the Year 2000 issue are not material to the Company's financial position or results of operations.
     The Company's Patient Care segment is directly or indirectly dependent upon the electronic processing of Medicare and Medicaid claims (approximately $70 million annual revenues) through fiscal intermediaries of the Health Care Financing Administration. The intermediaries' computer systems are not currently Year 2000 compliant. The intermediaries have orally represented that they are modifying their systems to be Year 2000 compliant in sufficient time to avoid disruption to processing. Should the intermediaries fail to correct this problem in a timely manner, the processing and payment of a significant portion of Patient Care's revenues could be slowed.

Regulatory Environment
     Healthcare reform legislation enacted by Congress challenges healthcare providers to provide quality services while facing mounting pressure to contain costs associated with entitlement programs funded by the federal government. Patient Care is adapting to the demands of this regulatory environment by eliminating certain high-cost programs and by leveraging its existing infrastructure to increase productivity.

CORPORATE OFFICERS AND DIRECTORS

CORPORATE OFFICERS

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

David J. Lohbeck
Vice President

John M. Mount
Vice President

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

James H. Devlin
Vice President of Chemed Corporation

Charles H. Erhart, Jr.
Former President of W.R. Grace & Co. (retired)

Joel F. Gemunder
President of Omnicare Inc.

Lawrence J. Gillis
Vice President of Chemed Corporation;
President & Chief Executive Officer of Roto-Rooter Services Company

Patrick P. Grace
Chief Financial Officer of Compucook Inc.

Thomas C. Hutton
Vice President of Chemed Corporation

Walter L. Krebs
Vice President, Finance, Chief Financial Officer & Treasurer of Service America Systems Inc.

Sandra E. Laney
Senior Vice President & Chief Administrative Officer of Chemed Corporation

John M. Mount
Vice President of Chemed Corporation; President & Chief Executive Officer of Service America Systems Inc.

Timothy S. O'Toole
Executive Vice President & Treasurer of Chemed Corporation;
Chairman & Chief Executive Officer of Patient Care Inc.

D. Walter Robbins, Jr.
Consultant and former Vice Chairman
of W.R. Grace & Co. (retired)

Paul C. Voet
Executive Vice President of Chemed Corporation

George J. Walsh III
Corporate & Real Estate Partner, Gould & Wilkie
(Law Firm, New York, N.Y.)

DIRECTORS EMERITI
Neal Gilliatt
Herman B Wells


40