Form 10-K405, Exhibit 13
period 1998-12-31
CHEMED CORP
filed 1999-03-25
CIK 19584

                                                                     EXHIBIT 13

FINANCIAL HIGHLIGHTS


Chemed Corporation and Subsidiary Companies
-----------------------------------------------------------------------------------------------------
For the Years Ended December 31,                                  1998             1997       Change
-----------------------------------------------------------------------------------------------------
Continuing Operations
     Service Revenues and Sales ............................   $381,283,000    $341,729,000      12 %

     Income Before Capital Gains and Acquisition Expenses ..    $12,459,000      $9,425,000      32 %

     Income Before Acquisition Expenses(a) .................    $20,404,000     $17,077,000      19 %

     Income from Continuing Operations(a,b) ................    $19,909,000     $17,077,000      17 %

Net Income(a,b) ............................................    $19,909,000     $30,237,000(c)  (34)%

Earnings Per Common Share

     Income Before Capital Gains and Acquisition Expenses ..          $1.24            $.95      31 %

     Income Before Acquisition Expenses(a) .................          $2.03           $1.72      18 %

     Income from Continuing Operations(a,b) ................          $1.98           $1.72      15 %

     Net Income(a,b) .......................................          $1.98           $3.04(c)  (35)%

     Average Number of Shares Outstanding ..................     10,058,000       9,940,000       1 %

Dividends Per Share ........................................          $2.12           $2.09       1 %

Number of Shareholders .....................................          5,271           5,365      (2)%

Number of Employees ........................................          7,671           6,849      12 %

Return on Average Equity from Continuing Operations ........            8.9%            7.8%    1.1 pts.


(a) Amounts include aftertax gains from sales of investments of $7,945,000 or $.79 per share in 1998 and $7,652,000 or $.77 per share in 1997.

(b) Amounts for 1998 include aftertax pooling-of-interests expenses of $495,000 or $.05 per share relating to two Roto-Rooter acquisitions.

(c) Amounts for 1997 include income from discontinued operations of $13,160,000 or $1.32 per share.

FINANCIAL REVIEW


CONTENTS

Statement of Accounting Policies .........      12

Consolidated Statement of Income .........      13

Consolidated Balance Sheet ...............      14

Consolidated Statement of Cash Flows .....      15

Consolidated Statement of Changes
   in Stockholders' Equity ...............      16

Consolidated Statement
   of Comprehensive Income ...............      16

Notes to Financial Statements ............      17

Segment Data .............................      26

Selected Financial Data ..................      28

Supplemental Revenue and Profit
   Statistics by Business Segment ........      30

Unaudited Summary
   of Quarterly Results ..................      31

Management's Discussion and
   Analysis of Financial Condition
   and Results of Operations .............      32


[PRICEWATERHOUSECOOPERS LOGO]

REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Chemed Corporation

   In our opinion, the consolidated financial statements appearing on pages 12 through 27 of this report present fairly, in all material respects, the financial position of Chemed Corporation and its subsidiaries ("the Company") at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP
Cincinnati, Ohio
February 2, 1999

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

   The lives of the Company's gross intangible assets at December 31, 1998, were (in thousands):

                 1 - 10 years             $ 4,382
                11 - 30 years               3,077
                31 - 40 years             188,714

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

RECLASSIFICATIONS

   Certain amounts in prior years' financial statements and data have been reclassified to conform to the 1998 presentation.

CONSOLIDATED STATEMENT OF INCOME



Chemed Corporation and Subsidiary Companies
------------------------------------------------------------------------------------------------
(in thousands, except per share data)
For the Years Ended December 31,                                1998          1997       1996
------------------------------------------------------------------------------------------------

CONTINUING OPERATIONS
      Service revenues and sales .........................   $ 381,283    $ 341,729    $ 301,213
                                                             ---------    ---------    ---------
      Cost of services provided and goods sold ...........     237,148      212,647      182,773
      General and administrative expenses ................      80,145       76,047       70,223
      Selling and marketing expenses .....................      33,249       24,931       23,383
      Depreciation .......................................      10,649        8,622        7,353
      Acquisition expenses (Note 2) ......................         752           --           --
                                                             ---------    ---------    ---------
         Total costs and expenses ........................     361,943      322,247      283,732
                                                             ---------    ---------    ---------
      Income from operations .............................      19,340       19,482       17,481
      Interest expense ...................................      (6,793)     (10,552)      (8,267)
      Other income--net (Note 4) .........................      19,578       18,951       36,069
                                                             ---------    ---------    ---------
         Income before income taxes and minority interest       32,125       27,881       45,283
      Income taxes (Note 5) ..............................     (12,216)     (10,804)     (17,202)
      Minority interest in earnings of subsidiary (Note 2)          --           --       (2,964)
                                                             ---------    ---------    ---------
      Income from continuing operations ..................      19,909       17,077       25,117
DISCONTINUED OPERATIONS (Note 3) .........................          --       13,160        7,211
                                                             ---------    ---------    ---------
NET INCOME ...............................................   $  19,909    $  30,237    $  32,328
                                                             =========    ==========   =========
EARNINGS PER COMMON SHARE
      Income from continuing operations ..................   $    1.98    $    1.72    $    2.56
                                                             =========    ==========   =========
      Net income .........................................   $    1.98    $    3.04    $    3.30
                                                             =========    ==========   =========
      Average number of shares outstanding ...............      10,058        9,940        9,801
                                                             =========    ==========   =========
DILUTED EARNINGS PER COMMON SHARE (Note 13)
      Income from continuing operations ..................   $    1.97    $    1.71    $    2.54
                                                             =========    ==========   =========
      Net income .........................................   $    1.97    $    3.02    $    3.26
                                                             =========    ==========   =========
      Average number of shares outstanding ...............      10,100       10,014        9,879
                                                             =========    ==========   =========


------------------------

The Statement of Accounting Policies and the accompanying Notes to Financial Statements are integral parts of this statement.

CONSOLIDATED BALANCE SHEET


Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------------------------------------------
(in thousands, except share and per share data)
December 31,                                                                                     1998         1997
--------------------------------------------------------------------------------------------------------------------

ASSETS
      Current assets
         Cash and cash equivalents (Note 6) ...............................................   $  41,358    $  70,958
         Accounts receivable less allowances of $3,601 (1997--$2,626) .....................      45,260       42,142
         Inventories of general merchandise and finished goods ............................       9,828        8,743
         Statutory deposits ...............................................................      16,698       16,137
         Current portion of redeemable preferred stock (Note 12) ..........................        --         27,136
         Current deferred income taxes (Note 5) ...........................................       6,807        8,076
         Other current assets .............................................................       4,680        4,276
                                                                                              ---------    ---------
            Total current assets ..........................................................     124,631      177,468

      Other investments (Note 12) .........................................................      55,778       40,406
      Properties and equipment, at cost less accumulated depreciation (Note 7) ............      61,721       53,089
      Identifiable intangible assets less accumulated amortization of $5,369 (1997--$4,194)      12,960       13,645
      Goodwill less accumulated amortization of $21,879 (1997--$17,677) ...................     155,965      143,003
      Other assets ........................................................................      18,649       21,227
                                                                                              ---------    ---------
                  Total Assets ............................................................   $ 429,704    $ 448,838
                                                                                              =========    =========
LIABILITIES
      Current liabilities
         Accounts payable .................................................................   $  10,318    $   8,774
         Current portion of long-term debt (Note 8) .......................................       4,393        5,313
         Income taxes (Note 5) ............................................................      12,563       12,460
         Deferred contract revenue ........................................................      26,571       25,489
         Other current liabilities (Note 9) ...............................................      37,253       42,329
                                                                                              ---------    ---------
            Total current liabilities .....................................................      91,098       94,365

      Long-term debt (Note 8) .............................................................      80,407       83,720
      Other liabilities (Note 9) ..........................................................      34,843       42,633
                                                                                              ---------    ---------
                  Total Liabilities .......................................................     206,348      220,718
                                                                                              ---------    ---------
STOCKHOLDERS' EQUITY
      Capital stock--authorized 15,000,000 shares $1 par;
         issued 13,605,481 shares (1997--13,019,722 shares) ...............................      13,605       13,020
      Paid-in capital .....................................................................     162,252      158,485
      Retained earnings ...................................................................     146,961      148,680
      Treasury stock--3,190,757 shares (1997--2,942,205 shares), at cost ..................     (97,237)     (88,063)
      Unearned compensation (Note 10) .....................................................     (20,558)     (23,959)
      Accumulated other comprehensive income ..............................................      13,262       19,957
      Deferred compensation payable in Company stock (Note 10) ............................       5,071           --
                                                                                              ---------    ---------
                  Total Stockholders' Equity ..............................................     223,356      228,120
                                                                                              ---------    ---------
      Commitments and contingencies (Notes 9 and 11)
                  Total Liabilities and Stockholders' Equity ..............................   $ 429,704    $ 448,838
                                                                                              =========    =========


------------------
The Statement of Accounting Policies and the accompanying Notes to Financial Statements are integral parts of this statement.

CONSOLIDATED STATEMENT OF CASH FLOWS


Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------------------------------------------
(in thousands)
For the Years Ended December 31,                                                    1998        1997         1996
--------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
      Net income ............................................................   $  19,909    $  30,237    $  32,328
      Adjustments to reconcile net income to net cash provided by operations:
            Depreciation and amortization ...................................      17,284       15,163       11,778
            Gains on sales of investments ...................................     (12,589)     (12,235)     (28,166)
            Provision for deferred income taxes (Note 5) ....................       3,426       (1,820)      (2,707)
            Provision for uncollectible accounts receivable .................       2,452          702          869
            Discontinued operations (Note 3) ................................          --      (13,160)      (7,211)
            Minority interest in earnings of subsidiaries ...................          --           --        2,964
            Changes in operating assets and liabilities, excluding amounts acquired in business combinations:
                  Decrease/(increase) in accounts receivable ................      (3,848)      (7,327)         162
                  Decrease/(increase) in statutory reserve requirements .....        (561)       3,825       (1,019)
                  Increase in inventories and other current assets ..........        (938)        (762)        (914)
                  Increase/(decrease) in accounts payable, deferred
                     contract revenue and other current liabilities .........      (4,593)       2,209        6,327
                  Increase/(decrease) in income taxes (Note 5) ..............         475        7,565         (715)
            Other--net ......................................................        (239)        (650)        (177)
                                                                                ---------    ---------    ---------
            Net cash provided by continuing operations ......................      20,778       23,747       13,519
            Net cash provided by discontinued operations ....................          --        9,699       23,123
                                                                                ---------    ---------    ---------
            Net cash provided by operating activities .......................      20,778       33,446       36,642
                                                                                ---------    ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES
      Capital expenditures ..................................................     (21,997)     (20,117)     (10,988)
      Proceeds from sales of investments ....................................      14,963       14,060       42,501
      Business combinations, net of cash acquired (Note 2) ..................     (14,843)     (14,669)      (9,668)
      Net proceeds from discontinued operations (Note 3) ....................      (5,607)     154,691       (2,140)
      Purchase of Roto-Rooter minority interest .............................      (1,556)      (2,734)     (96,247)
      Investing activities of discontinued operations .......................          --       (6,792)      (8,148)
      Other--net ............................................................       3,794        1,514          306
                                                                                ---------    ---------    ---------
            Net cash provided/(used) by investing activities ................     (25,246)     125,953      (84,384)
                                                                                ---------    ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES
      Dividends paid ........................................................     (21,674)     (21,000)     (20,440)
      Repayment of long-term debt (Note 8) ..................................      (2,891)     (96,487)      (1,240)
      Purchases of treasury stock ...........................................        (399)          --       (3,653)
      Proceeds from issuance of long-term debt (Note 8) .....................          --       35,000       85,000
      Prepayment of ESOP debt (Note 10) .....................................          --      (16,201)          --
      Decrease in bank notes and loans payable ..............................          --       (5,000)     (20,000)
      Other--net ............................................................        (168)       1,219        1,700
                                                                                ---------    ---------    ---------
            Net cash provided/(used) by financing activities ................     (25,132)    (102,469)      41,367
                                                                                ---------    ---------    ---------
INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS ............................     (29,600)      56,930       (6,375)
Cash and cash equivalents at beginning of year ..............................      70,958       14,028       20,403
                                                                                ---------    ---------    ---------
Cash and cash equivalents at end of year ....................................   $  41,358    $  70,958    $  14,028
                                                                                =========    =========    =========

------------------------
The Statement of Accounting Policies and the accompanying Notes to Financial Statements are integral parts of this statement.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY


Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------------------
(in thousands, except per share data)


                                                                                 Treasury
                                           Capital      Paid-in      Retained     Stock--
                                             Stock      Capital      Earnings     at Cost
--------------------------------------------------------------------------------------------

Balance at December 31, 1995 ..........   $  12,598    $ 145,290    $ 127,141    $ (79,996)
Net income ............................          --           --       32,328           --
Dividends paid ($2.08 per share) ......          --           --      (20,440)          --
Other comprehensive income ............          --           --           --           --
Decrease in unearned
   compensation (Note 10) .............          --           --           --           --
Reclassification of employee
   benefit trust assets ...............          --           --           --        5,085
Purchases of treasury stock ...........          --           --           --       (3,653)
Stock awards and exercise
   of stock options (Note 14) .........         170        5,382           --       (4,379)
Other .................................          --         (376)         233           --
                                          ---------    ---------    ---------    ---------
      Balance at December 31, 1996 ....      12,768      150,296      139,262      (82,943)
Net income ............................          --           --       30,237           --
Dividends paid ($2.09 per share) ......          --           --      (21,000)          --
Other comprehensive income ............          --           --          --            --
Decrease in unearned
   compensation (Note 10) .............          --           --          --            --
Stock awards and exercise
   of stock options (Note 14) .........         252        8,558          --        (5,120)
Other .................................          --         (369)        181            --
                                          ---------    ---------    ---------    ---------
      BALANCE AT DECEMBER 31, 1997 ....      13,020      158,485      148,680      (88,063)
NET INCOME ............................          --           --       19,909           --
DIVIDENDS PAID ($2.12 PER SHARE) ......          --           --      (21,674)          --
OTHER COMPREHENSIVE INCOME ............          --           --           --           --
DECREASE IN UNEARNED
   COMPENSATION (NOTE 10) .............          --           --           --           --
RECLASSIFICATION OF EMPLOYEE BENEFIT
   TRUST LIABILITIES/(ASSETS) (NOTE 10)          --           --           --       (5,345)

STOCK AWARDS AND EXERCISE
   OF STOCK OPTIONS (NOTE 14) .........         118        4,266           --       (3,581)
POOLING OF INTERESTS (NOTE 2) .........         469          200         (104)          --
PURCHASES OF TREASURY STOCK ...........          --           --           --         (399)
OTHER .................................          (2)        (699)         150          151
                                          ---------    ---------    ---------    ---------
      BALANCE AT DECEMBER 31, 1998 ....   $  13,605    $ 162,252    $ 146,961    $ (97,237)
                                          =========    =========    =========    ===========


--------------------------------------------------------------------------------------------
                                                                    Deferred
                                                   Accumulated  Compensation
                                         Unearned   Other Com-    Payable in
                                          Compen-   prehensive       Company
                                           sation       Income         Stock       Total
--------------------------------------------------------------------------------------------

Balance at December 31, 1995 ..........   $ (33,355)  $  36,979    $      --      $ 208,657
Net income ............................          --          --           --         32,328
Dividends paid ($2.08 per share) ......          --          --           --        (20,440)
Other comprehensive income ............          --     (10,917)          --        (10,917)
Decrease in unearned
   compensation (Note 10) .............       5,801          --           --          5,801
Reclassification of employee
   benefit trust assets ...............          --          --           --          5,085
Purchases of treasury stock ...........          --          --           --         (3,653)
Stock awards and exercise
   of stock options (Note 14) .........          --          --           --          1,173
Other .................................          --          --           --           (143)
                                          ---------   ---------    ---------      ---------
      Balance at December 31, 1996 ....     (27,554)     26,062           --        217,891
Net income ............................          --          --           --         30,237
Dividends paid ($2.09 per share) ......          --          --           --        (21,000)
Other comprehensive income ............          --      (6,105)          --         (6,105)
Decrease in unearned
   compensation (Note 10) .............       5,788          --           --          5,788
Stock awards and exercise
   of stock options (Note 14) .........      (2,193)         --           --          1,497
Other .................................          --          --           --           (188)
                                          ---------   ---------    ---------      ---------
      BALANCE AT DECEMBER 31, 1997 ....     (23,959)     19,957           --        228,120
NET INCOME ............................          --          --           --         19,909
DIVIDENDS PAID ($2.12 PER SHARE) ......          --          --           --        (21,674)
OTHER COMPREHENSIVE INCOME ............          --      (6,695)          --         (6,695)
DECREASE IN UNEARNED
   COMPENSATION (NOTE 10) .............       3,934          --           --          3,934
RECLASSIFICATION OF EMPLOYEE BENEFIT
   TRUST LIABILITIES/(ASSETS) (NOTE 10)          --          --        5,345             --

STOCK AWARDS AND EXERCISE
   OF STOCK OPTIONS (NOTE 14) .........        (533)         --           --            270
POOLING OF INTERESTS (NOTE 2) .........          --          --           --            565
PURCHASES OF TREASURY STOCK ...........          --          --           --           (399)
OTHER .................................          --          --         (274)          (674)
                                          ---------   ---------    ---------      ---------
      BALANCE AT DECEMBER 31, 1998 ....   $ (20,558)  $  13,262    $   5,071      $ 223,356
                                          =========    =========    =========    ===========


CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME


Chemed Corporation and Subsidiary Companies
-----------------------------------------------------------------------------------------------------------
(in thousands)
For the Years Ended December 31,                                             1998       1997        1996
-----------------------------------------------------------------------------------------------------------

Net income ............................................................   $ 19,909    $ 30,237    $ 32,328
                                                                          --------    --------    --------
Other comprehensive income net of income tax:
      Unrealized holding gains arising during the period ..............      1,250       1,547       6,814
      Less reclassification adjustment for gains included in net income     (7,945)     (7,652)    (17,731)
                                                                          --------    --------    --------
      Total ...........................................................     (6,695)     (6,105)    (10,917)
                                                                          --------    --------    --------
Comprehensive income ..................................................   $ 13,214    $ 24,132    $ 21,411
                                                                          ========    ========    ========

------------------------
The Statement of Accounting Policies and the accompanying Notes to Financial Statements are integral parts of these statements.

NOTES TO FINANCIAL STATEMENTS

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------

1. SEGMENTS AND NATURE OF THE BUSINESS

   Chemed is a diversified public corporation with strategic positions in plumbing, drain cleaning, and heating, ventilating and air conditioning ("HVAC") services (Roto-Rooter); home healthcare services (Patient Care); and residential appliance and air conditioning repair services (Service America). Relative contributions to aftertax segment earnings were 65%, 21%, and 14% in 1998, respectively.

   The business segments are defined as follows:
   - The Roto-Rooter segment includes the combined operations of the Roto-Rooter Group ("Roto-Rooter"), a group of wholly owned businesses that provide repair and maintenance services to residential and commercial accounts. Such services include plumbing; sewer, drain and pipe cleaning; and HVAC services. They are delivered through company-owned, contractor-operated and franchised locations. Roto-Rooter also manufactures and sells products and equipment used to provide such services.

   - The Patient Care segment includes the consolidated operations of the wholly owned businesses comprising the Patient Care Group ("Patient Care"), which offers complete, professional home-healthcare services primarily in the New York-New Jersey-Connecticut area. Services provided include skilled nursing; home health aid; physical, speech, respiratory and occupational therapies; medical social work; and nutrition.

   - The Service America segment includes the consolidated operations of the wholly owned businesses comprising the Service America Systems Group ("Service America"). The group provides HVAC and appliance repair and maintenance services primarily to residential customers through service contracts and retail sales. In addition, Service America sells air conditioning equipment and duct cleaning services.

   Substantially all of the Company's service revenues and sales from continuing operations are generated from business within the United States. No single customer's balance at December 31, 1998, accounted for more than 10% of the Company's consolidated accounts receivable balance. In addition, substantially all of Patient Care's accounts receivable at December 31, 1998 ($24.6 million), is due from customers located in the northeastern United States.

   Management closely monitors accounts receivable balances and has established policies regarding the extension of credit and compliance therewith. The Patient Care segment historically has experienced a relatively low level of losses on the collection of its receivables.

   Approximately 37% of Patient Care's net revenues are derived from services provided directly to patients with coverage under the federal government's Medicare program or under joint federal-and-state-sponsored Medicaid programs. In addition, 43% of Patient Care's revenues arise from contracts with other certified home-health agencies to provide services to recipients under these entitlement programs.

   Financial data by business segment shown on pages 26 and 27 of this annual report are integral parts of these financial statements.

2. BUSINESS COMBINATIONS

   During 1998, 16 purchase business combinations were completed within the Roto-Rooter, Patient Care and Service America segments for aggregate purchase prices of $18.6 million in cash and deferred payments. In addition, two pooling-of-interests business combinations were completed within the Roto-Rooter segment upon the issuance of 469,560 shares of Chemed Capital Stock.

   During 1997, 12 purchase business combinations were completed within the Patient Care and Roto-Rooter segments for aggregate purchase prices of $12.7 million in cash. Also, during 1996, six purchase business combinations were completed within the Roto-Rooter and Patient Care segments for aggregate purchase prices of $3.6 million in cash.

   All of the aforementioned Roto-Rooter business combinations involved operations primarily in the business of providing plumbing repair, HVAC and drain cleaning services. All of the Patient Care acquisitions involved operations primarily in the business of providing home healthcare services, and the Service America acquisition provides HVAC and appliance repair and maintenance services.

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

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------

   The unaudited pro forma results of operations, assuming purchase business combinations completed in 1997 and 1998 were completed on January 1 of the preceding year, are presented below (in thousands, except per share data):


                                        For the Years Ended
                                             December 31,
                                ----------------------------------
                                   1998        1997        1996
                                ----------  ----------  ----------
Continuing operations:
   Service revenues
      and sales                   $394,130    $383,204    $331,687
   Income from
      continuing operations         20,446      20,197      26,259
   Earnings per share                 2.03        2.03        2.68
   Diluted earnings
      per share                       2.02        2.02        2.65



   The results of business combinations completed in 1996, including the acquisition of the Roto-Rooter minority interest, were not material to the Company's results of operations.

   The excess of the purchase price over the fair value of the net assets acquired in purchase business combinations is classified as goodwill. A summary of net assets acquired in purchase business combinations follows (in thousands):


                                          December 31,
                                -------------------------------
                                 1998        1997        1996
                                --------    --------   --------
Working capital                 $  1,038    $  2,961   $  4,292
Identifiable intangible
   assets                            485       1,105        246
Goodwill                          17,294      11,449      3,243
Other assets and
   liabilities--net                 (307)       (827)     1,901
                                --------    --------   --------
      Total net assets            18,510      14,688      9,682
Less--cash and
      cash equivalents
      acquired                      (767)        (19)       (14)
    --present value
      of deferred
      payments                    (2,900)         --         --
                                --------    --------   --------
   Net cash used                 $14,843     $14,669   $  9,668
                                ========    ========   ========


   The combined impact of the two pooling-of-interests transactions on the Company's historical consolidated financial statements was not material; consequently, prior-period and current-year financial statements have not been restated for these transactions. The results of operations of all business combinations have been included in the Company's consolidated financial statements from the effective date of each combination.

   In connection with the pooling-of-interests transactions, the Company incurred expenses aggregating $752,000 ($495,000 aftertax or $.05 per share).

3. DISCONTINUED OPERATIONS

   Effective September 20, 1997, the Company sold all of the wholly owned businesses comprising The Omnia Group ("Omnia") to Banta Corporation for $50.7 million in cash plus deferred payments with a present value of $1.5 million. The Company recognized a loss of $19.2 million (net of income tax benefit of $1.2 million) on the sale of Omnia.

   On September 30, 1997, Chemed's 81%-owned subsidiary, National Sanitary Supply Company ("National"), was merged with TFBD Inc., a wholly owned subsidiary of Unisource Worldwide Inc. ("Unisource"). In exchange for its ownership interest in National, Chemed received $120.2 million in cash. In addition, Unisource repaid approximately $18.1 million of intercompany borrowings owed to Chemed by National. The Company recognized a gain of $28.7 million (net of income taxes of $32.4 million) on the sale of National.

   Combined operating data related to Omnia and National are presented below (in thousands):


                                              December 31,
                                        -----------------------
                                           1997          1996
                                        ---------     ---------
Service revenues and sales               $285,055      $382,604
                                        =========     =========
Income before income taxes               $  5,519      $ 12,102
Income taxes                               (2,169)       (4,664)
Minority interest                            (281)         (827)
                                        ---------     ---------
Net income                               $  3,069      $  6,611
                                        =========     =========


   Discontinued operations, as shown in the accompanying Consolidated Statement of Income, comprise the following (in thousands):


                                          For the Years Ended
                                             December 31,
                                        -----------------------
                                           1997           1996
                                        ---------     ---------
Net gain on sale of operations
   discontinued in 1997                   $ 9,493     $      --
Income from operations
   discontinued in 1997                     3,069         6,611
Adjustments relating to the
   settlement of tax issues arising
   from the sale of operations
   discontinued in 1994                       598            --
Accrual adjustments
   relating to operations
   discontinued in 1991                        --           600
                                        ---------     ---------
      Total discontinued operations       $13,160      $  7,211
                                        ---------     ---------


Chemed Corporation and Subsidiary Companies
-------------------------------------------------------------------------------

4. OTHER INCOME--NET

   Other income--net comprises the following (in thousands):


                                      For the Years Ended
                                         December 31,
                                   ----------------------------
                                 1998        1997        1996
                                --------    --------   --------
Gain on sales of
   investments                   $12,589     $12,235    $28,166
Interest income                    4,049       3,687      4,505
Dividend income                    2,822       2,920      3,110
Other--net                           118         109        288
                                --------    --------   --------
      Total other income
        --net                    $19,578     $18,951    $36,069
                                ========    ========   ========


5. INCOME TAXES

   The provision for income taxes comprises the following (in thousands):


                                      For the Years Ended
                                         December 31,
                                   ----------------------------
                                 1998        1997        1996
                                --------    --------   --------
Continuing operations:
   Current
      U.S. federal              $  7,457    $  9,752   $ 17,927
      U.S. state and local         1,213       1,985      1,826
      Foreign                        120         245        156
   Deferred
      U.S. federal                 3,432        (971)    (2,710)
      Foreign                         (6)       (207)         3
                                --------    --------   --------
         Total                  $ 12,216    $ 10,804   $ 17,202
                                --------    --------   --------
Discontinued operations:
   Current
      U.S. federal              $    237    $ 26,853   $  4,127
      U.S. state and local            --       5,807       (265)
   Deferred U.S. federal            (237)        (54)      (136)
                                --------    --------   --------
         Total                  $     --    $ 32,606   $  3,726
                                ========    ========   ========

   A summary of the significant temporary differences that give rise to deferred income tax assets/(liabilities) follows (in thousands):



                                             December 31,
                                          ---------------------
                                          1998           1997
                                         --------       -------
Accruals related to
   discontinued operations               $  6,958      $  8,005
Deferred compensation                       4,598         4,577
Accrued insurance expense                   4,491         4,903
Amortization of intangibles                 1,827         2,441
Severance payments                          1,562         2,123
Allowances for uncollectible
   accounts receivable                      1,264           559
Other                                       3,145         4,307
                                         --------       -------
      Gross deferred income
         tax assets                        23,845        26,915
                                         --------       -------
Market valuation of investments            (7,097)      (10,743)
Accelerated tax depreciation               (4,649)       (4,572)
Cash to accrual adjustments                (1,601)       (1,470)
Other                                      (1,756)       (1,687)
                                         --------       -------
      Gross deferred income
         tax liabilities                  (15,103)      (18,472)
                                         --------       -------
      Net deferred income
         tax assets                      $  8,742      $  8,443
                                         ========       =======



   Included in other assets at December 31, 1998, are deferred income tax assets of $1,935,000 (December 31, 1997--$367,000). Based on the Company's history of prior operating earnings and its expectations for future growth, management has determined that the operating income of the Company will, more likely than not, be sufficient to ensure the full realization of the deferred income tax assets.

   The difference between the effective tax rate for continuing operations and the statutory U.S. federal income tax rate is explained as follows:


                                        For the Years Ended
                                           December 31,
                                     -------------------------
                                     1998       1997      1996
                                     -----      ----      ----
Statutory U.S. federal
   income tax rate                   35.0%     35.0%     35.0%
Nondeductible amortization
   of goodwill                        4.2       5.0       2.1
State and local income taxes,
   less federal income tax
   benefit                            2.4       4.6       2.6
Domestic dividend exclusion          (2.2)     (2.6)     (1.6)
Tax benefit on dividends
   paid to ESOPs                     (1.3)     (2.6)     (1.5)
Other--net                            (.1)      (.6)      1.4
                                    -----      ----      ----
      Effective tax rate             38.0%     38.8%     38.0%
                                    =====      ====      ====

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------

   Income taxes included in the components of other comprehensive income are as follows (in thousands):


                                      For the Years Ended
                                         December 31,
                                -------------------------------
                                  1998        1997        1996
                                --------    --------   --------
Unrealized holding gains         $   673    $    833    $ 3,669
Reclassification adjustment       (4,644)     (4,583)   (10,435)



   The total amount of income taxes paid during the year ended December 31, 1998, was $8,069,000 (1997--$36,849,000; 1996--$26,513,000).

6. CASH EQUIVALENTS

   Included in cash and cash equivalents at December 31, 1998, are cash equivalents in the amount of $38,330,000 (1997--$69,479,000). The cash equivalents at both dates consist of investments in various money market funds and repurchase agreements yielding interest at a weighted average rate of 4.8% in 1998 and 5.9% in 1997.

   From time to time throughout the year, the Company invests its excess cash in repurchase agreements directly with major commercial banks. The collateral is not physically held by the Company, but the term of such repurchase agreements is less than 10 days. Investments of significant amounts are spread among a number of banks, and the amounts invested in each bank are varied constantly.

7. PROPERTIES AND EQUIPMENT

   A summary of properties and equipment follows (in thousands):


                                             December 31,
                                          ---------------------
                                          1998           1997
                                        ---------     ---------
Land                                     $  2,243      $  2,449
Buildings                                  16,205        16,033
Transportation equipment                   30,246        25,138
Machinery and equipment                    24,867        20,728
Furniture and fixtures                     30,670        20,248
Projects under construction                 1,940         4,672
                                        ---------     ---------
      Total properties
         and equipment                    106,171        89,268
Less accumulated depreciation             (44,450)      (36,179)
                                        ---------     ---------
      Net properties
         and equipment                   $ 61,721      $ 53,089
                                        =========     =========


8. LONG-TERM DEBT AND LINES OF CREDIT

   A summary of the Company's long-term debt follows (in thousands):


                                              December 31,
                                          ---------------------
                                          1998           1997
                                        ---------      --------
Senior notes:
   8.15%, due 2000 - 2004                 $50,000       $50,000
   7.31%, due 2005 - 2009                  25,000        25,000
   10.67%, due 1998 - 2003                  5,000         6,000
Employee Stock Ownership
   Plans loan guarantees:
      7.50% (1997--7.17%),
      due 1998 - 2000                       2,494         5,565
Other                                       2,306         2,468
                                        ---------      --------
   Subtotal                                84,800        89,033
Less current portion                       (4,393)       (5,313)
                                        ---------      --------
      Long-term debt, less
         current portion                  $80,407       $83,720
                                        ---------      --------


REVOLVING CREDIT AGREEMENT AND LINES OF CREDIT

   In June 1996, the Company entered into an amended revolving credit agreement with Bank of America National Trust and Savings Association to borrow up to $85,000,000 at any time during the five-year period ending June 20, 2001. Unpaid principal is due on June 20, 2001. The interest rate is based on various stipulated market rates of interest.

   In addition, the Company had approximately $21,178,000 of unused short-term lines of credit with various banks at December 31, 1998.

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

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------

   In November 1988, the Company borrowed $31,000,000 from a consortium of insurance companies. Of this amount, $21,000,000 was due and paid on November 1, 1993, and annual installments of $1,000,000 were due and paid November 1, 1994 through 1998. The remaining $5,000,000 bears interest at the rate of 10.67% with annual principal payments of $1,000,000 due on November 1, 1999 through 2003. Interest is payable on May 1 and November 1 of each year.

EMPLOYEE STOCK OWNERSHIP PLANS ("ESOPS")
LOAN GUARANTEES

   The Company has guaranteed ESOP loans made by various institutional lenders. Payments by the ESOPs, including both principal and interest, are to be made in quarterly installments over the next two years, the final payments being due on June 30, 2000. The loans, secured in part by the unallocated shares of the Company's capital stock held by the ESOP trusts, currently bear interest at an average annual rate of 7.50% (1997--7.17%). Such rates are subject to adjustments for changes in interest rates of specified U.S. Treasury obligations, U.S. federal statutory income tax rates and certain federal tax law changes.

   The market value of the unallocated shares of the Company's capital stock held by the ESOPs at December 31, 1998, based on that day's closing price of $33.50, was $12,608,000 as compared with aggregate loan guarantees of $2,494,000.

OTHER

   Other long-term debt has arisen from the assumption of loans in connection with various acquisitions. Interest rates range from 6% to 9%, and the obligations are due on various dates through 2007.

   The following is a schedule by year of required long-term debt payments as of December 31, 1998 (in thousands):


      1999                                       $ 4,393
      2000                                        11,778
      2001                                        11,202
      2002                                        11,056
      2003                                        11,059
      After 2003                                  35,312
                                                --------
         Total long-term debt                    $84,800
                                                ========

   The various loan agreements contain certain covenants which could restrict the amount of cash dividend payments, net rental payments, treasury stock purchases and certain other transactions of the Company. The Company does not anticipate that the restrictions imposed by the agreements will materially restrict its future operations or ability to pay dividends.

   The total amount of interest paid during the year ended December 31, 1998, was $6,994,000 (1997--$9,949,000; 1996--$10,705,000). The total amount of interest capitalized during the year ended December 31, 1998, was $616,000.

9. OTHER LIABILITIES

   At December 31, 1998, other current liabilities included accrued insurance liabilities of $12,600,000 and accrued wages of $5,408,000 (1997--$14,143,000 and $6,014,000, respectively).

   Included in other liabilities at December 31, 1998, is an accrual of $4,157,000 for the Company's estimated liability for potential environmental cleanup and related costs arising from the sale of DuBois Chemicals Inc. ("DuBois"). The Company is contingently liable for additional DuBois-related environmental cleanup and related costs up to a maximum of $16,890,000. On the basis of a continuing evaluation of the Company's potential liability by the Company's environmental adviser, management believes that it is not probable this additional liability will be paid. Accordingly, no provision for this contingent liability has been recorded. Although it is not presently possible to project the timing of payments related to the Company's potential liability for environmental costs, management believes that any adjustments to its recorded liability will not materially adversely affect its financial position or results of operations.

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------


10. PENSION AND RETIREMENT PLANS

   Retirement obligations under various plans cover substantially all full-time employees who meet age and/or service eligibility requirements. The major plans providing retirement benefits to the Company's employees are defined contribution plans.

   The Company has established two ESOPs which purchased a total of $56,000,000 of the Company's capital stock. Until December 1997, the ESOPs were financed by loans from banks and insurance companies, and payment was guaranteed by the Company. Due to the sales of Omnia and National in 1997, the Company restructured the ESOPs and internally financed approximately $16.2 million of the $21.8 million of ESOP loans outstanding at December 31, 1997. Prior to September 30, 1997, substantially all Chemed headquarters and Omnia employees and substantially all employees of National not covered by collective bargaining agreements were participants in the ESOPs. Beginning January 1, 1998, eligible employees of Roto-Rooter began to participate in the ESOPs. Eligible employees of Roto-Rooter and Patient Care are also covered by other defined contribution plans.

   Expenses charged to continuing operations for the Company's pension and profit-sharing plans, ESOPs, excess benefit plans and other similar plans comprise the following (in thousands):


                                       For the Years Ended
                                          December 31,
                                   ----------------------------
                                  1998        1997        1996
                                 -------      ------     ------
ESOPs:
   Interest expense               $  173      $  336     $  216
   Compensation cost               1,038       1,426      1,527
Pension, profit-sharing
   and other similar plans         3,098       3,152      3,216
                                 -------      ------     ------
         Total                    $4,309      $4,914     $4,959
                                 -------      ------     ------
Dividends on ESOP shares
   used for debt service          $1,643      $2,570     $2,676
                                 =======      ======     ======

   At December 31, 1998, there were 356,915 allocated shares (December 31, 1997--754,629 shares) and 376,346 unallocated shares (December 31, 1997--452,281 shares) in the ESOP trusts.

   The Company has an excess benefit plan for key employees whose participation in the ESOPs is limited by ERISA rules. Benefits are determined based on participation in the qualified ESOPs had these ERISA limitations not been in effect. Prior to September 1, 1998, the value of these benefits was invested in shares of the Company's stock and in mutual funds, which were held by grantor trusts. Beginning September 1, 1998, current benefits are invested in only mutual funds and participants are not permitted to diversify accumulated benefits which have been invested in shares of the Company's stock. At December 31, 1998, the trusts' assets invested in shares of the Company's capital stock are included in treasury stock and the corresponding liability is included in a separate component of shareholders' equity. The assets of these excess benefit plans and of Roto-Rooter and Service America excess benefits plans, all of which are invested in various mutual funds, are included in other assets, and the corresponding liabilities are included in other liabilities. At December 31, 1997, assets of the trusts invested in shares of the Company were included in other assets and the corresponding liability was included in other liabilities. At December 31, 1998, these trusts held 147,310 shares of the Company's stock (December 31, 1997--151,489 shares).

11. LEASE ARRANGEMENTS

   The Company, as lessee, has operating leases which cover its corporate office headquarters; various plant, warehouse and office facilities; office equipment; and transportation equipment. The remaining terms of these leases range from one year to nine years, and in most cases, management expects that these leases will be renewed or replaced by other leases in the normal course of business. All major plants and warehouses and substantially all equipment are owned by the Company.

   The following is a summary of future minimum rental payments and sublease rentals to be received under operating leases that have initial or remaining noncancelable terms in excess of one year at December 31, 1998 (in thousands):


      1999                                             $  8,747
      2000                                                7,861
      2001                                                6,547
      2002                                                5,596
      2003                                                5,054
      After 2003                                         11,292
                                                       --------
         Total minimum rental payments                   45,097
      Less minimum sublease rentals                      (6,120)
                                                       --------
         Net minimum rental payments                    $38,977
                                                       ========

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------

   Total rental expense incurred under operating leases for continuing operations follows (in thousands):


                                       For the Years Ended
                                          December 31,
                                   ----------------------------
                                  1998        1997        1996
                                 -------      ------     ------
Total rental payments             $9,540      $9,993     $8,690
Less sublease rentals             (1,602)     (2,426)    (3,881)
                                 -------      ------     ------
      Net rental expense          $7,938      $7,567     $4,809
                                 =======      ======     ======


12. FINANCIAL INSTRUMENTS

   The following methods and assumptions are used in estimating the fair value of each class of the Company's financial instruments:

   - For cash and cash equivalents, accounts receivable, statutory deposits and accounts payable, the carrying amount is a reasonable estimate of fair value because of the liquidity and short-term nature of these instruments.

   - For other investments and other assets, fair value is based upon quoted market prices for these or similar securities, if available. Included in other investments is the Company's investment in privately held Vitas Healthcare Corporation ("Vitas"), which provides noncurative care to chronically ill patients. Since it is not considered practicable to obtain an appraisal of the value of Vitas Common Stock Purchase Warrants ("Warrants"), it has been assumed that the market value of the Warrants is equal to book value at December 31, 1998, and December 31, 1997 ($1,500,000). The value of the Vitas 9% Cumulative Preferred Stock ("Preferred") is based on the present value of the mandatory redemption payments, using an interest rate of 9.0%, a rate which management believes is reasonable in view of risk factors attendant to the investment. During 1998, the Company and Vitas agreed to extend the redemption date of the Preferred to April 1, 2000.

   - The fair value of the Company's long-term debt is estimated by discounting the future cash outlays associated with each debt instrument using interest rates currently available to the Company for debt issues with similar terms and remaining maturities.

   The estimated fair values of the Company's financial instruments are as follows (in thousands):


                                        Carrying         Fair
       December 31,                      Amount          Value
-----------------------                 ---------     ---------
1998
   Other investments(a)                   $55,778       $55,778
   Long-term debt                          84,800        90,058
1997
   Other investments(a)                   $67,542       $67,542
   Long-term debt                          89,033        90,880


(a) Amounts for 1998 include $27,243,000 representing the noncurrent portion of the Preferred, which is recorded in other investments. Amounts for 1997 include $27,136,000, which was classified in current assets on the balance sheet.

   The Company has classified its investments in equity securities and certain debt securities as either trading or available-for-sale. The trading category includes those investments which are held principally for sale in the near term. All other investments are classified in the available-for-sale category. Investments included in cash equivalents are considered to be trading securities, and all other investments are considered to be available-for-sale.

   Disclosures regarding the Company's investments, all of which are equity securities classified as available-for-sale, are summarized below (in thousands):


                                              December 31,
                                          ---------------------
                                           1998           1997
                                         --------       -------
Aggregate fair value                      $55,778       $67,542
Gross unrealized holding gains             20,466        30,705
Gross unrealized holding losses                60            --
Amortized cost                             35,372        36,837


   The chart below summarizes information with respect to available-for-sale securities sold during the period (in thousands):


                                      For the Years Ended
                                         December 31,
                                -------------------------------
                                 1998        1997        1996
                                --------    --------   --------
Proceeds from sale               $14,963     $14,060    $42,501
Gross realized gains              12,857      12,248     28,188
Gross realized losses                268          13         22

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------

13. EARNINGS PER SHARE

   Diluted earnings per share were calculated as follows (in thousands, except per share data):

                                                     Income from Continuing Operations                      Net Income
                                                   --------------------------------------      -------------------------------------
                                                     Income         Shares       Income          Income         Shares       Income
For the Years Ended December 31,                   (Numerator)   (Denominator)  Per Share      (Numerator)   (Denominator) Per Share
--------------------------------                   ----------    -------------  ---------      ----------    -------------  --------
1998
   EARNINGS                                          $19,909         10,058          $1.98       $19,909        10,058         $1.98
                                                                                    ======                                    ======
   NONVESTED STOCK AWARDS                                 --             37                           --            37
   DILUTIVE STOCK OPTIONS                                 --              5                           --             5
                                                    --------       --------                     --------      --------
      DILUTED EARNINGS                               $19,909         10,100          $1.97       $19,909        10,100         $1.97
                                                    ========       ========         ======      ========      ========        ======

1997
   Earnings                                          $17,077          9,940          $1.72       $30,237         9,940         $3.04
                                                                                    ======                                    ======
   Nonvested stock awards                                 --             34                           --            34
   Dilutive stock options                                 --             40                           --            40
   Subsidiary stock options                               --             --                          (10)           --
                                                    --------       --------                     --------      --------
      Diluted earnings                               $17,077         10,014          $1.71       $30,227        10,014         $3.02
                                                    ========       ========         ======      ========      ========        ======

1996
   Earnings                                          $25,117          9,801          $2.56       $32,328         9,801         $3.30
                                                                                    ======                                    ======
   Nonvested stock awards                                 --             19                           --            19
   Dilutive stock options                                 --             59                           --            59
   Subsidiary stock options                              (48)            --                          (99)           --
                                                    --------       --------                     --------      --------
      Diluted earnings                               $25,069          9,879          $2.54       $32,229         9,879         $3.26
                                                    ========       ========         ======      ========      ========        ======


   Earnings per share from discontinued operations were $1.32 and $.74 in 1997 and 1996, respectively. Similarly, diluted earnings per share from discontinued operations were $1.31 and $.72, respectively.

   During 1998, the following options, whose exercise prices were greater than the average market price during the last six months of the year (and therefore excluded from the computation of diluted earnings per share), were outstanding at December 31, 1998:


                                   Number of        Exercise
      Grant Date                    Options          Price
      -----------                  ----------       --------
      May 1997                      196,063          $35.94
      March 1998                    179,600           39.13
      May 1996                      164,150           38.75
      April 1998                     14,000           40.53
      May 1998                        2,000           37.78


   During 1997, all stock options outstanding were dilutive at some time during the year. During the last seven months of 1996 options to purchase shares of capital stock at $38.75 per share were outstanding, but were excluded from the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the shares.

14. STOCK INCENTIVE PLANS

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

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------

   Data relating to the Company's stock issued to employees follow:


                                                    1998                 1997                  1996
                                             -----------------   -------------------  -------------------
                                              Number               Number              Number
                                                of      Average      of       Average    of       Average
                                              Shares     Price     Shares      Price   Shares      Price
                                             -------   -------   --------     ------  --------     ------
 Stock options:
    Outstanding at January 1 .............   680,013    $34.93    644,025     $33.70   627,666     $31.05
    Granted ..............................   199,250     39.23    212,800      35.94   180,900      38.74
    Exercised ............................   (93,599)    32.43   (166,712)     31.45  (148,903)     28.61
    Forfeited ............................   (13,663)    36.87    (10,100)     34.94   (14,888)     33.96
    Expired ..............................        --        --         --         --      (750)     36.38
                                             -------             --------             --------
    Outstanding at December 31 ...........   772,001     36.31    680,013      34.93   644,025      33.70
                                             =======             ========             ========
    Exercisable at December 31 ...........   482,746     35.29    369,279      34.03   320,467      32.34
                                             =======             ========             ========
 Stock awards issued .....................    25,039     39.65     86,149      35.48    20,791      39.63
                                             =======             ========             ========

   The weighted average contractual life of options outstanding at December 31, 1998, was 7.7 years. The range of exercise prices for these options was from $21.94 to $40.53. At December 31, 1998, there were 118,317 shares available for granting of stock options and awards.

   Total compensation cost recognized for stock awards for continuing operations, including awards granted by Roto-Rooter Inc. (58% owned prior to September 1996), was $1,309,000 in 1998 (1997--$886,000; 1996--$1,106,000). The
shares of capital stock were issued to key employees and directors at no cost and generally are restricted as to the transfer of ownership. Restrictions covering between 7% and 33% of each holder's shares lapse annually.

   Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, requires the presentation of pro forma data assuming all options granted after December 31, 1994, are recorded at fair value. Summarized below are pro forma data developed by applying the Black-Scholes valuation method to the Company's stock options (in thousands, except per share data):



                                   For the Years Ended
                                       December 31,
                             ---------------------------------
                                1998        1997         1996
                             --------     --------    --------
Pro forma results:
   Net income                 $19,138      $29,802     $31,887
   Earnings per share            1.90         3.00        3.25
   Diluted earnings
      per share                  1.89         2.98        3.22
   Per share average
      fair value
      of options granted         5.21         5.74        6.93
Assumptions:
   Average risk-free
      interest rate               5.6%         6.6%        6.5%
   Expected volatility           19.0         21.4        22.3
   Expected life of options         6 yrs.       6 yrs.      6 yrs.

   For the 1998 and 1997 computations, it was assumed that the annual dividend will be increased $.01 per share per quarter in the fourth quarter of every other year beginning in 1999. For the 1996 computations, it was assumed that the dividend will be increased $.01 per share per quarter in the third quarter of every other year beginning in 1997. These assumptions should not be construed to be an indication of future dividend amounts to be paid.

   In view of the fact that the fair value method of accounting is applied to option grants only after 1994, the above pro forma data do not reflect the full impact of applying such fair value method to all of Chemed's stock options.


SEGMENT DATA

Chemed Corporation and Subsidiary Companies
-------------------------------------------------------------------------------------------------------------
(in thousands)
For the Years Ended December 31,                                              1998         1997         1996
-------------------------------------------------------------------------------------------------------------
REVENUES BY TYPE OF SERVICE
               Roto-Rooter
                     Plumbing repair and maintenance ..................   $  80,150    $  59,986    $  51,977
                     Sewer and drain cleaning .........................      75,599       66,843       65,153
                     HVAC repair and maintenance ......................      12,164        5,334        2,234
                     Industrial and municipal sewer and drain cleaning       10,527        9,028        8,258
                     Other products and services ......................      13,610       12,692       12,541
                                                                          ---------    ---------    ---------
                           Total Roto-Rooter ..........................     192,050      153,883      140,163
                                                                          ---------    ---------    ---------
               Patient Care
                     Home health aides ................................      85,732       86,038       74,061
                     Registered nurses ................................      16,151       18,114       10,848
                     Live-in aides ....................................       9,618        9,707        8,868
                     Other services ...................................       6,781        7,284        5,788
                                                                          ---------    ---------    ---------
                           Total Patient Care .........................     118,282      121,143       99,565
                                                                          ---------    ---------    ---------
               Service America
                     Repair service contracts .........................      56,753       54,318       53,056
                     Demand repair services ...........................      14,198       12,385        8,429
                                                                          ---------    ---------    ---------
                           Total Service America ......................      70,951       66,703       61,485
                                                                          ---------    ---------    ---------
                                 Total service revenues and sales .....   $ 381,283    $ 341,729    $ 301,213
                                                                          =========    =========    =========

AFTERTAX EARNINGS BY SEGMENT(a)
                     Roto-Rooter ......................................   $  10,530    $   9,491    $   8,002
                     Patient Care .....................................       3,432        3,212        2,881
                     Service America ..................................       2,286        2,196        1,651
                                                                          ---------    ---------    ---------
                           Total segment earnings .....................      16,248       14,899       12,534
                     Corporate
                           Gains on sales of investments ..............       7,945        7,652       17,731
                           Overhead ...................................      (4,955)      (4,794)      (4,682)
                           Net investing and financing income/(expense)       1,408       (1,482)      (1,112)
                           Acquisition expenses .......................        (495)          --           --
                           Discontinued operations ....................          --       13,160        7,211
                           Other ......................................        (242)         802          646
                                                                          ---------    ---------    ---------
                                 Net income ...........................   $  19,909    $  30,237    $  32,328
                                                                          =========    =========    =========

INTEREST INCOME
                     Roto-Rooter ......................................   $     191    $      24    $      64
                     Patient Care .....................................          13           48           --
                     Service America ..................................       1,126        1,029          881
                                                                          ---------    ---------    ---------
                           Subtotal ...................................       1,330        1,101          945
                     Corporate ........................................       2,913        2,687        3,578
                     Intercompany eliminations ........................        (194)        (101)         (18)
                                                                          ---------    ---------    ---------
                                 Total interest income ................   $   4,049    $   3,687    $   4,505
                                                                          =========    =========    =========


SEGMENT DATA (continued)

----------------------------------------------------------------------------------------------------------

                                                                          1998         1997         1996
----------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
                     Roto-Rooter ...................................   $     957    $     145    $     108
                     Patient Care ..................................         536          613          317
                     Service America ...............................          --           --           --
                                                                       ---------    ---------    ---------
                           Subtotal ................................       1,493          758          425
                     Corporate .....................................       6,759       10,351        8,159
                     Intercompany eliminations .....................      (1,459)        (557)        (317)
                                                                       ---------    ---------    ---------
                                 Total interest expense ............   $   6,793    $  10,552    $   8,267
                                                                       =========    =========    =========

INCOME TAX PROVISION
                     Roto-Rooter ...................................   $   8,744    $   7,684    $   6,569
                     Patient Care ..................................       1,144        1,764        2,395
                     Service America ...............................       2,405        2,309        1,752
                                                                       ---------    ---------    ---------
                           Subtotal ................................      12,293       11,757       10,716
                     Corporate .....................................         (77)        (953)       6,486
                                                                       ---------    ---------    ---------
                                 Total income tax provision ........   $  12,216    $  10,804    $  17,202
                                                                       =========    =========    =========

IDENTIFIABLE ASSETS
                     Roto-Rooter ...................................   $ 175,036    $ 148,352    $ 135,437
                     Patient Care ..................................      67,961       63,154       47,494
                     Service America ...............................      71,049       70,266       72,908
                                                                       ---------    ---------    ---------
                           Total identifiable assets ...............     314,046      281,772      255,839
                     Corporate assets(b) ...........................     115,658      167,066      113,384
                     Discontinued operations .......................          --           --      140,138
                                                                       ---------    ---------    ---------
                                 Total assets ......................   $ 429,704    $ 448,838    $ 509,361
                                                                       =========    =========    =========

ADDITIONS TO LONG-LIVED ASSETS(c)
                     Roto-Rooter ...................................   $  27,969    $  16,965    $  74,512
                     Patient Care ..................................       9,744        8,765        4,809
                     Service America ...............................       3,294        6,032        2,156
                                                                       ---------    ---------    ---------
                           Subtotal ................................      41,007       31,762       81,477
                     Corporate assets ..............................         506        2,262        1,584
                                                                       ---------    ---------    ---------
                                 Total additions ...................   $  41,513    $  34,024    $  83,061
                                                                       =========    =========    =========

DEPRECIATION AND AMORTIZATION(d)
                     Roto-Rooter ...................................   $   9,378    $   7,387    $   5,299
                     Patient Care ..................................       2,160        1,951        1,609
                     Service America ...............................       3,726        3,775        3,533
                                                                       ---------    ---------    ---------
                           Subtotal ................................      15,264       13,113       10,441
                     Corporate assets(b) ...........................       2,020        2,050        1,337
                                                                       ---------    ---------    ---------
                                 Total depreciation and amortization   $  17,284    $  15,163    $  11,778
                                                                       =========    =========    =========



(a) Aftertax earnings represent the net income of the businesses, excluding acquisition expenses.

(b) Corporate assets consist primarily of cash and cash equivalents, marketable securities, properties and equipment and other investments.

(c) Long-lived assets include goodwill, identifiable intangible assets and properties and equipment.

(d) Depreciation and amortization include amortization of goodwill, identifiable intangible assets and other assets.

SELECTED FINANCIAL DATA


Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------------------
(in thousands, except per share data, employee numbers,
footnote data, ratios and percentages)                                   1998          1997
--------------------------------------------------------------------------------------------

SUMMARY OF OPERATIONS
      Continuing operations
         Service revenues and sales .................................   $381,283    $341,729
         Gross profit ...............................................    144,135     129,082
         Depreciation ...............................................     10,649       8,622
         Income from operations .....................................     19,340      19,482
         Income from continuing operations ..........................     19,909      17,077
      Discontinued operations(a) ....................................         --      13,160
      Cumulative effect of a change in accounting principle .........         --          --
      Net income ....................................................     19,909      30,237
      Earnings per common share:
         Income from continuing operations ..........................   $   1.98    $   1.72
         Net income .................................................       1.98        3.04
         Average number of shares outstanding .......................     10,058       9,940
      Diluted earnings per common share:
         Income from continuing operations ..........................   $   1.97    $   1.71
         Net income .................................................       1.97        3.02
         Average number of shares outstanding .......................     10,100      10,014
      Cash dividends per share ......................................   $   2.12    $   2.09

FINANCIAL POSITION--YEAR-END
      Cash, cash equivalents and marketable securities ..............   $ 41,358    $ 70,958
      Working capital ...............................................     33,533      83,103
      Properties and equipment, at cost less accumulated depreciation     61,721      53,089
      Total assets ..................................................    429,704     448,838
      Long-term debt ................................................     80,407      83,720
      Stockholders' equity ..........................................    223,356     228,120
      Book value per share ..........................................   $  21.45    $  22.64
      Book value per share assuming dilution ........................      21.36       22.54

OTHER STATISTICS--CONTINUING OPERATIONS
      Net cash provided by continuing operations ....................   $ 20,778    $ 23,747
      Capital expenditures ..........................................     21,997      20,117
      Number of employees(b) ........................................      7,671       6,849
      Number of service and sales representatives ...................      5,759       5,101
      Dividend payout ratio(c) ......................................      107.1%       68.8%
      Debt to total capital ratio ...................................       27.5        28.1
      Return on average equity(c) ...................................        8.9        13.8
      Return on average total capital employed(c) ...................        7.7         9.9
      Current ratio .................................................       1.37        1.88


-----------------------
(a) Discontinued operations include National Sanitary Supply Company and The Omnia Group, discontinued in 1997; accrual adjustments in 1997 related to the gain on the sale of Omnicare Inc. ("Omnicare"); Omnicare, discontinued in 1994; accrual adjustments from 1992 through 1996 related to the gain on the sale of DuBois Chemicals Inc. ("DuBois"); DuBois, sold in 1991; and adjustments to accruals in 1991 related to operations discontinued in 1986.

(b)   Numbers reflect full-time-equivalent employees.

(c) These computations are based on net income and, with respect to return on average capital employed, various related adjustments.


----------------------------------------------------------------------------

    1996         1995        1994           1993         1992        1991
----------------------------------------------------------------------------


$ 301,213    $ 270,449    $ 240,994     $ 136,428     $ 104,688    $  84,774
  118,440      103,412       90,189        54,325        44,750       39,034
    7,353        6,505        5,833         3,914         2,854        2,811
   17,481       14,102       10,703         7,388         4,599          996
   25,117       11,715        7,027         7,563         8,660        6,788
    7,211       11,467       36,895        10,266         6,991       46,179
       --           --           --         1,651            --           --
   32,328       23,182       43,922        19,480        15,651       52,967


$    2.56    $    1.19    $     .71     $     .78     $     .89    $     .68
     3.30         2.36         4.47          2.00          1.60         5.27
    9,801        9,830        9,830         9,756         9,783       10,043


$    2.54    $    1.18    $     .70     $     .76     $     .88    $     .67
     3.26         2.33         4.42          1.97          1.59         5.27
    9,879        9,898        9,907         9,824         9,838       10,055
$    2.08    $    2.06    $    2.04     $    2.01     $    2.00    $    1.97


$  14,028    $  30,497    $  24,866     $  20,133     $  51,142    $  82,994
    8,996        7,159      (14,573)      (29,070)        5,574       48,991
   40,661       37,860       35,677        33,873        26,419       25,951
  509,361      476,732      453,801       385,922       363,960      330,712
  158,140       85,317       92,033        97,906       103,580       77,007
  217,891      208,657      186,320       137,151       133,511      139,407
$   21.89    $   21.18    $   18.89     $   14.00     $   13.68    $   14.08
    21.76        21.06        18.76         13.91         13.62        14.07


$  13,519    $   5,385    $  13,378     $   6,029     $   8,583    $  10,828
   10,988        9,219        9,606         7,420         3,835        7,008
    5,884        5,278        4,497         2,711         1,726        1,666
    4,315        3,835        3,203         1,832         1,090        1,069
     63.0%        87.3%        45.6%        101.0%        125.0%        37.4%
     44.6         32.8         36.6          44.2          45.2         34.8
     15.3         11.9         28.4          14.3          11.6         42.5
     10.9          9.3         16.4           9.7           8.7         24.4
     1.10         1.07          .86           .68          1.08         1.82


SUPPLEMENTAL REVENUE AND PROFIT STATISTICS BY BUSINESS SEGMENT


Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------------------------------------------------------
(in thousands, except percentages and footnote data)
                                                                                           Continuing Operations
--------------------------------------------------------------------------------------------------------------------------------
                                                                       Roto-          Patient           Service
                                                                      Rooter           Care             America           Total
--------------------------------------------------------------------------------------------------------------------------------

SERVICE REVENUES AND SALES
                  1998 ...........................................  $192,050         $118,282         $  70,951         $381,283
                  1997 ...........................................   153,883          121,143            66,703          341,729
                  1996 ...........................................   140,163           99,565            61,485          301,213
                  1995 ...........................................   121,999           90,727            57,723          270,449
                  1994 ...........................................   109,098           69,064            62,832          240,994
                  1993 ...........................................    95,555               --            40,873          136,428
                  1992 ...........................................    86,185               --            18,503          104,688
                  1991 ...........................................    79,217               --             5,557           84,774
            % OF TOTAL
                  1998 ...........................................        50%              31%               19%             100%
                  1991 ...........................................        93               --                 7              100

OPERATING PROFIT(A)
                  1998 ........................................... $  19,244(b)    $    5,104        $    3,491        $  27,839
                  1997 ...........................................    17,256            5,541             3,443           26,240
                  1996 ...........................................    15,707            5,592             2,503           23,802
                  1995 ...........................................    13,134(c)         4,923             1,906           19,963
                  1994 ...........................................    12,071            2,772             3,061           17,904
                  1993 ...........................................     9,854               --             3,708           13,562
                  1992 ...........................................     8,626               --             1,841           10,467
                  1991 ...........................................     7,328               --               581            7,909
            % OF TOTAL
                  1998 ...........................................        69%              18%               13%             100%
                  1991 ...........................................        93               --                 7              100



(a) Operating profit is total service revenues and sales less operating expenses and includes 100% of all consolidated operations. In computing operating profit, none of the following items has been added or deducted: general corporate expenses, interest expense, and other income--net. Data for 1991 through 1997 were restated to reflect a corporate overhead allocation method consistent with the one used in 1998.

(b) Amount includes $752,000 of expenses incurred in connection with pooling-of-interest business combinations in 1998.

(c) Amount includes nonrecurring charges of $538,000 incurred as a result of discussions related to Chemed's proposal to acquire the 42% minority interest in Roto-Rooter.


UNAUDITED SUMMARY OF QUARTERLY RESULTS

Chemed Corporation and Subsidiary Companies
----------------------------------------------------------------------------------------------------------
(in thousands, except per share data)
                                                First      Second       Third        Fourth        Total
1998                                           Quarter     Quarter      Quarter      Quarter       Year
----------------------------------------------------------------------------------------------------------

Total service revenues and sales..........   $  88,412    $  94,943    $  96,517    $ 101,411    $ 381,283
                                             =========    =========    =========    =========    =========
Gross profit .............................   $  32,536    $  36,582    $  36,695    $  38,322    $ 144,135
                                             =========    =========    =========    =========    =========
Income from operations ...................   $   3,745    $   5,246    $   5,891    $   4,458    $  19,340
Interest expense .........................      (1,758)      (1,841)      (1,798)      (1,396)      (6,793)
Other income--net ........................       8,333        5,612        3,691        1,942       19,578
                                             ---------    ---------    ---------    ---------    ---------
   Income before income taxes ............      10,320        9,017        7,784        5,004       32,125
Income taxes .............................      (4,069)      (3,451)      (3,092)      (1,604)     (12,216)
                                             ---------    ---------    ---------    ---------    ---------
Net Income ...............................   $   6,251    $   5,566    $   4,692    $   3,400    $  19,909
                                             =========    =========    =========    =========    =========
Earnings per Common Share
   Net Income ............................   $     .63    $     .56    $     .47    $     .33    $    1.98
                                             =========    =========    =========    =========    =========
   Average Number of Shares Outstanding ..       9,989       10,005       10,003       10,231       10,058
                                             =========    =========    =========    =========    =========
Diluted Earnings per Common Share
   Net Income ............................   $     .62    $     .55    $     .47    $     .33    $    1.97
                                             =========    =========    =========    =========    =========
   Average Number of Shares Outstanding ..      10,090       10,057       10,032       10,274       10,100
                                             =========    =========    =========    =========    =========

1997
----------------------------------------------------------------------------------------------------------
Continuing Operations
      Total service revenues and sales ...   $  77,657    $  86,019    $  87,434    $  90,619    $ 341,729
                                             =========    =========    =========    =========    =========
      Gross profit .......................   $  29,634    $  31,735    $  33,131    $  34,582    $ 129,082
                                             =========    =========    =========    =========    =========
      Income from operations .............   $   4,217    $   4,617    $   5,226    $   5,422    $  19,482
      Interest expense ...................      (2,637)      (2,915)      (2,924)      (2,076)     (10,552)
      Other income--net ..................      10,392        4,482        1,298        2,779       18,951
                                             ---------    ---------    ---------    ---------    ---------
         Income before income taxes ......      11,972        6,184        3,600        6,125       27,881
      Income taxes .......................      (4,595)      (2,240)      (1,494)      (2,475)     (10,804)
                                             ---------    ---------    ---------    ---------    ---------
      Income from continuing operations ..       7,377        3,944        2,106        3,650       17,077
Discontinued Operations ..................       1,110        2,348        9,702           --       13,160
                                             ---------    ---------    ---------    ---------    ---------
Net Income ...............................   $   8,487    $   6,292    $  11,808    $   3,650    $  30,237
                                             =========    =========    =========    =========    =========
Earnings Per Common Share
      Income from continuing operations ..   $     .74    $     .40    $     .21    $     .37    $    1.72
                                             =========    =========    =========    =========    =========
      Net income .........................   $     .85    $     .63    $    1.19    $     .37    $    3.04
                                             =========    =========    =========    =========    =========
      Average number of shares outstanding       9,928        9,930        9,937        9,965        9,940
                                             =========    =========    =========    =========    =========
Diluted Earnings Per Common Share
      Income from continuing operations ..   $     .74    $     .39    $     .21    $     .36    $    1.71
                                             =========    =========    =========    =========    =========
      Net income .........................   $     .85    $     .63    $    1.18    $     .36    $    3.02
                                             =========    =========    =========    =========    =========
      Average number of shares outstanding       9,990        9,988       10,023       10,081       10,014
                                             =========    =========    =========    =========    =========

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------

FINANCIAL CONDITION

LIQUIDITY AND CAPITAL RESOURCES

   Significant factors affecting the Company's consolidated cash flows during 1998 and financial position at December 31, 1998, include the following:

   - Capital expenditures totaled $22.0 million;

   - Operations generated cash of $20.8 million;

   - Sales of investments generated cash proceeds of $15.0 million; and

   - The Company used $14.8 million of cash to finance purchase business combinations.

   The ratio of total debt to total capital was approximately 28% at the end of both 1998 and 1997. The Company's current ratio was 1.4 at December 31, 1998, as compared with 1.9 at December 31, 1997. This decline is attributable primarily to the reclassification of the Company's investment in redeemable preferred stock ($27.1 million) from current assets to noncurrent assets during 1998 and the expenditure of $14.8 million of cash on business combinations during the year.

   The Company had $106.2 million of unused lines of credit with various banks at December 31, 1998.

CASH FLOW

   The Company's cash flows for 1998 and 1997 are summarized as follows (in millions):



                                             For the Years Ended
                                                December 31,
                                            ---------------------
                                             1998           1997
                                            -------       -------
Cash from continuing operations              $ 20.8       $  23.8
Proceeds from sales of investments             15.0          14.1
Cash dividends                                (21.7)        (21.0)
                                            -------       -------
   Cash provided after cash dividends          14.1          16.9
Capital expenditures                          (22.0)        (20.1)
Business combinations                         (14.8)        (14.7)
Net proceeds/(uses) from
   discontinued operations                     (5.6)        154.7
Repayment of long-term debt
   (excluding ESOP debt obligations)           (2.9)        (66.5)
Retirement of ESOP debt                          --         (16.2)
Net operating, investing and
   financing activities of
   discontinued operations                       --           3.5
Other--net                                      1.6           (.7)
                                            -------       -------
   Increase/(decrease) in cash
      and cash equivalents                   $(29.6)      $  56.9
                                            -------       -------

   For 1998, the cash provided by operations and sales of investments, less cash dividend payments, was $14.1 million as compared with $16.9 million in 1997. This excess was available to assist in funding the Company's capital expenditure requirements. The capital expenditures during the past two years have been higher than historical levels, and it is projected that the level of capital expenditures in 1999 and later years will decline into the range of $13 million to $16 million annually. The increase in recent years was due to Service America's purchase of an office/warehouse facility in 1997 and larger-than-normal expenditures on service trucks by Roto-Rooter in 1998.

   Based on recent cash flow and earnings projections, it is expected that cash flow from operations will continue to be supplemented by sales of investments in 1999 (and to a lesser extent in later years) to fund the dividend and ordinary capital expenditure requirements of the Company's operations. Management views the Company's investment portfolio as a potential source of cash during the interim period in which the Company's dividend exceeds its core earnings from continuing operations (i.e., excluding gains on sales of investments). Unrealized aftertax gains on the Company's available-for-sale investments amounted to $13.3 million at December 31, 1998 ($20.0 million at December 31,
1997). In February 1999, the Board of Directors declared a quarterly dividend of $.53 per share of capital stock, payable in March 1999 (the same rate paid in the first quarter of 1998). The dividend rate is set each quarter with a long-term perspective, taking into consideration the Company's financial position, earnings and cash flow, as well as interest rates, market conditions and other economic factors.

COMMITMENTS AND CONTINGENCIES

   In connection with the sale of DuBois Chemicals Inc. ("DuBois"), the Company provided allowances and accruals relating to several long-term costs, including income tax matters, lease commitments and environmental costs. In the aggregate, the Company believes these allowances and accruals are adequate as of December 31, 1998.

   Based on an updated assessment of Chemed's environmental-related liability under the DuBois sale agreement, Chemed's adviser has estimated Chemed's liability to be $4.2 million. As of December 31, 1998, the Company is contingently liable for additional cleanup and related costs up to a maximum of $16.9 million, for which no provision has been recorded.

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------


   The Company's various loan agreements and guarantees of indebtedness contain certain restrictive covenants; however, management believes that such covenants will not adversely affect the operations of the Company. Under the most restrictive of these covenants, the Company projects the amount of additional debt that it can incur will range from $30 million to $70 million during 1999.

   Since 1991, the Company has carried an investment in the mandatorily redeemable preferred stock ($27 million par value) of Vitas Healthcare Corporation ("Vitas"), a privately held provider of hospice services to the terminally ill. During 1998, Vitas and the Company agreed to extend the redemption date on the preferred stock to April 1, 2000, to facilitate Vitas' long-term financing alternatives. Vitas has recorded increased operating profits and net income during its two most recent fiscal years. Also during 1998, Vitas made payments of all preferred dividends in arrears ($1.2 million at December 31, 1997) with the result that, as of December 31, 1998, all preferred dividends due and payable have been paid by Vitas. The preferred dividend due January 15, 1999 ($1.2 million), was paid in January 1999. On the basis of information currently available, management believes its investment in Vitas is fully recoverable and that no impairment exists.

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

RESULTS OF OPERATIONS

   Set forth below by business segment are the growth in service revenues and sales and the aftertax earnings margin:


                                 Percent Increase/(Decrease)
                                in Service Revenues and Sales
                                -----------------------------
                                    1998                 1997
                                vs. 1997             vs. 1996
                                --------             --------
Roto-Rooter                           25%                  10%
Patient Care                          (2)                  22
Service America                        6                    8
         Total                        12                   13



                                     Aftertax Earnings
                                      as a Percent of
                                 Service Revenues and Sales
                                      (Aftertax Margin)
                               ------------------------------
                                1998         1997        1996
                               -----        -----       -----
Roto-Rooter                     5.5%         6.2%        5.7%
Patient Care                    2.9          2.7         2.9
Service America                 3.2          3.3         2.7
         Total                  4.3          4.4         4.2


1998 VERSUS 1997

   The Roto-Rooter segment recorded service revenues and sales of $192,050,000 during 1998, an increase of 25% versus revenues of $153,883,000 in 1997. This growth was attributable primarily to revenue increases of 34% and 13%, respectively, in Roto-Rooter's plumbing and sewer and drain cleaning businesses for 1998. Excluding businesses acquired in 1997 and 1998, this segment's total revenues for 1998 increased 10% versus revenues recorded in 1997. Roto-Rooter recorded an 11% increase in aftertax earnings for 1998 versus 1997, despite a decline in its aftertax margin from 6.2% in 1997 to 5.5% in 1998. This margin decline is due primarily to a lower gross margin in 1998, partially offset by lower general and administrative expenses as a percentage of total revenues. The lower gross margin is due primarily to a shift in product mix to plumbing repair and HVAC services.

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------

   Revenues of the Patient Care segment declined 2% from $121,143,000 in 1997 to $118,282,000 in 1998. Excluding the revenues of businesses acquired in 1997 and 1998, revenues for 1998 declined 8% versus revenues for 1997. These revenue declines were anticipated and were attributable primarily to the implementation of the Medicare provisions of the Balanced Budget Act of 1997. Good expense control nearly offset the decline in Patient Care's gross margin and thus contributed to the 7% increase in Patient Care's aftertax earnings for 1998. In addition, a favorable income tax adjustment relating to the settlement of certain state tax issues in 1998 aided in increasing Patient Care's aftertax margin from 2.7% in 1997 to 2.9% in 1998.

   The Service America segment recorded total revenues of $70,951,000 during 1998, an increase of 6% versus revenues of $66,703,000 recorded in 1997. Aftertax earnings for 1998 increased 4% versus aftertax earnings for 1997. The aftertax margin of this segment was 3.2% in 1998 as compared with 3.3% in 1997.

   Income from operations declined from $19,482,000 in 1997 to $19,340,000 in 1998, primarily as a result of incurring $752,000 of acquisition expenses in connection with pooling-of-interests transactions in 1998.

   Interest expense for 1998 totaled $6,793,000, a decline of $3,759,000 versus expense of $10,552,000 recorded in 1997, largely as a result of the reduction of the Company's long-term debt.

   Other income increased from $18,951,000 in 1997 to $19,578,000 in 1998, primarily as a result of higher gains on the sales of investments combined with higher interest income in 1998.

   The Company's effective income tax rate was 38.0% in 1998 as compared with 38.8% in 1997.

   Income from continuing operations increased from $17,077,000 ($1.72 per share) in 1997 to $19,909,000 ($1.98 per share) in 1998. Excluding acquisition expenses in 1998 ($495,000, or $.05 per share) and realized investment gains ($7,945,000 in 1998 and $7,652,000 in 1997), income from continuing operations increased 32% from $9,425,000 in 1997 ($.95 per share) to $12,459,000 ($1.24 per share) in 1998.

   Net income for 1998 was $19,909,000 ($1.98 per share) and included acquisition expenses of $495,000 ($.05 per share). Net income for 1997 was $30,237,000 ($3.04 per share) and included $13,160,000 ($1.32 per share) from discontinued operations (primarily related to Omnia and National).

1997 VERSUS 1996

   The Roto-Rooter segment recorded service revenues and sales of $153,883,000 during 1997, an increase of 10% versus revenues of $140,163,000 in 1996. This growth was attributable primarily to revenue increases of 15% and 3%, respectively, in Roto-Rooter's plumbing and sewer and drain cleaning businesses for the 1997 period. Aftertax earnings for 1997 increased 19% versus earnings in 1996 as Roto-Rooter's aftertax margin increased from 5.7% in 1996 to 6.2% in 1997. This margin increase was due largely to a decline in general and administrative expenses as a percent of revenues in 1997 versus 1996.

   Revenues of the Patient Care segment increased 22% from $99,565,000 in 1996 to $121,143,000 in 1997. Excluding the revenues of Priority Care, acquired effective April 1, 1997, revenues for 1997 increased 5% versus 1996. Aftertax earnings of Patient Care increased 11% in 1997 versus earnings for 1996. The aftertax margin of this segment declined from 2.9% in 1996 to 2.7% in 1997, primarily due to a reduction in gross margins as a result of market pricing pressures.

   The Service America segment recorded total revenues of $66,703,000 during 1997, an increase of 8% versus revenues of $61,485,000 for 1996. Service America's aftertax earnings increased 33% in 1997 versus 1996, largely as the result of lower general and administrative expenses as a percent of revenues and improved pricing on service contracts.

   Income from operations increased from $17,481,000 in 1996 to $19,482,000 in 1997, primarily as a result of operating profit increases in the Roto-Rooter and Service America segments.

   Interest expense for 1997 totaled $10,552,000, an increase of $2,285,000 versus expense of $8,267,000 recorded in 1996. This increase was attributable to additional debt incurred to finance Chemed's purchase of the Roto-Rooter minority interest in September 1996. Most of this debt was retired in September 1997 with the proceeds from the sales of Omnia and National.

   Other income declined from $36,069,000 in 1996 to $18,951,000 in 1997, primarily as a result of lower gains on the sales of investments in 1997.

   The Company's effective income tax rate was 38.8% in 1997 as compared with 38.0% in 1996. The increase is primarily attributable to an increase in nondeductible goodwill amortization and state and local income taxes.

   Minority interest in earnings of the subsidiary declined from $2,964,000 in 1996 to nil in 1997, as the result of the purchase of the Roto-Rooter minority interest in 1996.

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------


   Income from continuing operations declined from $25,117,000 ($2.56 per share) in 1996 to $17,077,000 ($1.72 per share) in 1997. Excluding realized investment gains ($7,652,000 in 1997 and $17,731,000 in 1996), income from continuing operations increased 28% from $7,386,000 in 1996 ($.75 per share) to $9,425,000 ($.95 per share) in 1997.

   Net income for 1997 was $30,237,000 ($3.04 per share) and included discontinued operations of $13,160,000 (primarily the operating results and the net gain on the sales of Omnia and National). Net income for 1996 was $32,328,000 ($3.30 per share) and included $7,211,000 from discontinued operations (primarily the operating results of Omnia and National).

YEAR 2000

   The Company's Year 2000 ("Y2K") Project ("Project") is addressing the issue of computer systems and hardware being unable to distinguish between the years 1900 and 2000.

   Mission-critical systems of the Roto-Rooter and Service America segments are currently Y2K-ready, as is the majority of Patient Care's internal systems. It is anticipated that the remainder of Patient Care's systems will be Y2K-ready by the end of the third quarter of 1999. Systems currently not Y2K-ready are being upgraded or replaced by software developed in-house and, in some instances, by installing upgrades of off-the-shelf software. Critical systems at the Company's administrative headquarters are believed to be Y2K-ready. Verification of that readiness will be performed during the first half of 1999.

   Through the end of 1998, expenditures for the Project are estimated to have been less than $100,000, and it is anticipated that expenditures for 1999 will be in the range of $100,000 to $200,000.

   As a part of the Project, Patient Care and Service America are contacting major trading partners to ascertain that their systems are Y2K-ready or will be ready within an acceptable time frame. Due to the service-oriented, retail nature of its business, Roto-Rooter is not contacting trading partners, but is responding to its vendors' requests for information regarding Y2K-readiness.

   Patient Care is beginning its evaluation of its trading partners' readiness, and not all significant partners have been contacted or have responded. Approximately 80% of Patient Care's revenues are either directly or indirectly dependent upon the electronic processing of Medicare and Medicaid claims through fiscal intermediaries of the Health Care Financing Administration ("HCFA"). Patient Care and the Medicare intermediaries have modified their systems to be Y2K-ready and those systems are now in use. During 1998, Medicaid intermediaries orally represented to management that their systems will be Y2K-ready prior to January 1, 2000. Medicaid-related revenues accounted for $26.1 million of Patient Care's revenues in 1998.

   Should the Medicaid fiscal intermediaries, HCFA or Patient Care's major customers fail to become Y2K-ready on a timely basis, Patient Care could experience a significant slowing of the processing and payment of a substantial portion of its revenues.

   To date, the Company is in the beginning stages of developing a formalized contingency plan to continue operating should it experience the failure of systems due to Y2K issues or should major trading partners experience such a failure. Contingency plans currently include the manual and/or semi-manual processing of transactions. The need for a more detailed, formalized plan will be evaluated later in the year when an updated evaluation of Y2K-readiness is available.

   While the Company currently anticipates its mission-critical systems will continue to operate after December 31, 1999, there can be no assurance that the failure of systems outside its control or immediate sphere of influence will not materially impact its operations.

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

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 REGARDING FORWARD-LOOKING INFORMATION

   This report contains forward-looking statements subject to certain risks and uncertainties that could cause actual results to differ materially from these statements and trends. Such factors include, but are not limited to: projected capital expenditure levels; sales of investments; contingent environmental liability; the state of Y2K-readiness of the Company and its key trading partners; the ability of the Patient Care operation to successfully implement remaining Y2K changes to its internal systems; and the successful development of a Y2K contingency plan, if needed. Prospective information is based on management's current expectations which can become inaccurate. The Company's ability to deal with the unknown outcomes of these events may affect the reliability of its projections of Y2K-readiness and other financial matters.

CORPORATE OFFICERS AND DIRECTORS

--------------------------------------------------------------------------------
CORPORATE OFFICERS

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

JOHN M. MOUNT
Vice President

DAVID G. SPARKS
Vice President

JANELLE M. JESSIE
Assistant Vice President

ANTHONY D. VAMVAS III
Assistant Vice President

PAULA W. KITTNER
Assistant Treasurer

MARK W. STEPHENS
Assistant Treasurer

MARIANNE LAMEY
Assistant Controller

LAURA A. VOLKER
Assistant Controller

JOYCE A. LAWRENCE
Assistant Secretary

--------------------------------------------------------------------------------
DIRECTORS

EDWARD L. HUTTON
Chairman &
Chief Executive Officer
of Chemed Corporation

KEVIN J. MCNAMARA
President
of Chemed Corporation

JAMES H. DEVLIN
Vice President
of Chemed Corporation

CHARLES H. ERHART, JR.
Former President of
W.R. Grace & Co. (retired)

JOEL F. GEMUNDER
President of Omnicare Inc.

LAWRENCE J. GILLIS
Vice President of Chemed
Corporation; Chairman
of Chemed's Roto-Rooter
Group

PATRICK P. GRACE
President
of MLP Capital Inc.

THOMAS C. HUTTON
Vice President
of Chemed Corporation

WALTER L. KREBS
Senior Vice President
& Chief Financial Officer of
Service America Systems Inc.

SANDRA E. LANEY
Senior Vice President &
Chief Administrative Officer
of Chemed Corporation

JOHN M. MOUNT
Vice President of Chemed
Corporation; President &
Chief Executive Officer of
Service America Systems Inc.

TIMOTHY S. O'TOOLE
Executive Vice President &
Treasurer of Chemed
Corporation; Chairman &
Chief Executive Officer
of Patient Care Inc.

DONALD E. SAUNDERS
President of the DuBois
Division of DiverseyLever Inc.

PAUL C. VOET
Executive Vice President
of Chemed Corporation

GEORGE J. WALSH III
Corporate & Real Estate
Partner, Gould & Wilkie
(Law Firm, New York, N.Y.)


DIRECTORS EMERITI
Neal Gilliatt
Herman B Wells

[PICTURE]
IN MEMORIAM
D. WALTER ROBBINS, JR.
1919 - 1998

   We were deeply saddened by the death on September 8, 1998, of D. Walter Robbins, Jr., who served Chemed as a director since the company was founded in 1971. Additionally, he served as a director of Roto-Rooter Inc. from 1985 to 1996, National Sanitary Supply Company from 1991 to 1997, and Omnicare Inc. since 1981.

   Mr. Robbins played a vital leadership role in the founding of Chemed and its related companies. The Chemed companies lost a major pillar of support and a valuable friend.

   He retired as Vice Chairman of W.R. Grace & Co. (Grace) in 1987 after a long and distinguished career. He was instrumental in building Chemed as a subsidiary within Grace. When Grace spun off Chemed in 1982, Mr. Robbins continued to share his business acumen by providing guidance to Chemed's board as a director.

   Mr. Robbins was, indeed, a great man. His entire life was devoted to his work and his family. He cut a wide swath in his lifetime and helped make the world a better place in which to live. We shall all miss his wise counsel, his good humor, and comradeship.


36