Form 10-K, Exhibit 13
period 1999-12-31
CHEMED CORP
filed 2000-03-29
CIK 19584

                                                                     Exhibit 13



                                                  CHEMED
                                                     ANNUAL REPORT


                                                           1999

PROVIDING ESSENTIAL SERVIES TO HOME OWNERS AND BUSINESSES,
     INDIVIDUALS AND FAMILIES

CHEMED

Chemed Corporation, headquartered in Cincinnati, is publicly traded on the New York Stock Exchange. Through three wholly owned subsidiaries, Roto-Rooter, Inc., Patient Care, Inc., and Service America Systems, Inc., Chemed offers essential services to home owners and businesses, individuals and families.

ROTO-ROOTER(R)

Roto-Rooter provides plumbing and drain cleaning services, through both company operations and franchisees, to residential and commercial customers in the United States, Canada, and six overseas territories.

PATIENT CARE INC.(R)

Patient Care delivers home healthcare services, focusing on personal care provided by its staff of well-trained home health aides.

SERVICE AMERICA(TM)

Service America markets major-appliance and heating, ventilating, and air-conditioning (HVAC) repair through service contracts and provides repair, replacement, and maintenance on a retail basis as well.

FINANCIAL REVIEW


CONTENTS
Statement of Accounting Policies .....................    12

Consolidated Statement of Income .....................    13

Consolidated Balance Sheet ...........................    14

Consolidated Statement of Cash Flows .................    15

Consolidated Statement of Changes
   in Stockholders' Equity ...........................    16

Consolidated Statement
   of Comprehensive Income ...........................    16

Notes to Financial Statements ........................    17

Segment Data .........................................    26

Selected Financial Data ..............................    28

Supplemental Revenue and Profit
   Statistics by Business Segment ....................    30

Unaudited Summary of Quarterly Results ...............    31

Management's Discussion and
   Analysis of Financial Condition
   and Results of Operations .........................    32


[PricewaterhouseCoopers LLP LOGO]

REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Chemed Corporation

   In our opinion, the consolidated financial statements appearing on pages 12 through 27 of this report present fairly, in all material respects, the financial position of Chemed Corporation and its subsidiaries ("the Company") at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP

Cincinnati, Ohio
February 1, 2000

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

INTANGIBLE ASSETS

   Goodwill and identifiable intangible assets arise from purchase business combinations and are amortized using the straight-line method over the estimated useful lives of the assets, but not in excess of 40 years.
   The lives of the Company's gross intangible assets at December 31, 1999, were (in thousands):

                 1 - 10 years            $  5,158
                11 - 20 years               3,077
                31 - 40 years             200,722

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

COMPUTATION OF EARNINGS PER SHARE

   Earnings per share are computed using the weighted average number of shares of capital stock outstanding. Diluted earnings per share reflect the dilutive impact of the Company's outstanding stock options and nonvested stock awards.

EMPLOYEE STOCK OWNERSHIP PLANS

   Contributions to the Company's Employee Stock Ownership Plans ("ESOP") are based on established debt repayment schedules. Shares are allocated to participants based on the principal and interest payments made during the period. The Company's policy is to record its ESOP expense by applying the transition rule under the level-principal amortization concept.

STOCK-BASED COMPENSATION PLANS

   The Company uses Accounting Principles Board Opinion No. 25 ("APB 25"), Accounting for Stock Issued to Employees, to account for stock-based compensation. Since the Company's stock options qualify as fixed options under APB 25 and since the option price equals the market price on the date of grant, there is no compensation cost recorded for stock options. Restricted stock is recorded as compensation cost over the requisite vesting periods based on the market value on the date of grant.

ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RECLASSIFICATIONS

   Certain amounts in prior years' financial statements have been reclassified to conform to the 1999 presentation.

CONSOLIDATED STATEMENT OF INCOME

Chemed Corporation and Subsidiary Companies

   (in thousands, except per share data)
   For the Years Ended December 31,                                   1999                1998                1997
-------------------------------------------------------------------------------------------------------------------
Continuing Operations
      Service revenues and sales .............................    $453,593            $381,283            $341,729
                                                                  --------            --------            --------
      Cost of services provided and goods sold ...............     276,759             237,148             212,647
      General and administrative expenses ....................      95,683              80,145              76,047
      Selling and marketing expenses .........................      41,237              33,249              24,931
      Depreciation ...........................................      13,129              10,649               8,622
      Acquisition expenses (Note 2) ..........................          --                 752                  --
                                                                  --------            --------            --------
         Total costs and expenses ............................     426,808             361,943             322,247
                                                                  --------            --------            --------
      Income from operations .................................      26,785              19,340              19,482
      Interest expense .......................................      (6,858)             (6,793)            (10,552)
      Other income--net (Note 4) .............................      11,026              19,578              18,951
                                                                  --------            --------            --------
         Income before income taxes ..........................      30,953              32,125              27,881
      Income taxes (Note 5) ..................................     (11,257)            (12,216)            (10,804)
                                                                  --------            --------            --------
      Income from continuing operations ......................      19,696              19,909              17,077
Discontinued Operations (Note 3) .............................          --                  --              13,160
                                                                  --------            --------            --------
Net Income ...................................................    $ 19,696            $ 19,909            $ 30,237
                                                                  ========            ========            ========
Earnings Per Share
      Income from continuing operations ......................    $   1.88            $   1.98            $   1.72
                                                                  ========            ========            ========
      Net income .............................................    $   1.88            $   1.98            $   3.04
                                                                  ========            ========            ========
      Average number of shares outstanding ...................      10,470              10,058               9,940
                                                                  ========            ========            ========
Diluted Earnings Per Share (Note 13)
      Income from continuing operations ......................    $   1.87            $   1.97            $   1.71
                                                                  ========            ========            ========
      Net income .............................................    $   1.87            $   1.97            $   3.02
                                                                  ========            ========            ========
      Average number of shares outstanding ...................      10,514              10,100              10,014
                                                                  ========            ========            ========

   The Statement of Accounting Policies and the accompanying Notes to Financial Statements are integral parts of this statement.

CONSOLIDATED BALANCE SHEET

Chemed Corporation and Subsidiary Companies

   (in thousands, except share and per share data)
   December 31,                                                                                              1999            1998
---------------------------------------------------------------------------------------------------------------------------------
Assets
      Current assets
         Cash and cash equivalents (Note 6) .........................................................    $ 17,282        $ 41,358
         Accounts receivable less allowances of $4,554 (1998--$3,601) ...............................      55,889          45,260
         Inventories, primarily general merchandise and finished goods ..............................       9,794           9,828
         Statutory deposits .........................................................................      14,254          16,698
         Current deferred income taxes (Note 5) .....................................................       9,294           6,807
         Other current assets .......................................................................       5,289           4,680
                                                                                                         --------        --------
            Total current assets ....................................................................     111,802         124,631

      Other investments (Note 12) ...................................................................      37,849          55,778
      Properties and equipment, at cost less accumulated depreciation (Note 7) ......................      71,728          61,721
      Identifiable intangible assets less accumulated amortization of $6,558 (1998--$5,369) .........      12,597          12,960
      Goodwill less accumulated amortization of $26,545 (1998--$21,879) .............................     163,257         155,965
      Other assets ..................................................................................      24,070          18,649
                                                                                                         --------        --------
                  Total Assets ......................................................................    $421,303        $429,704
                                                                                                         ========        ========
Liabilities
      Current liabilities
         Accounts payable ...........................................................................    $ 11,246        $ 10,318
         Current portion of long-term debt (Note 8) .................................................      11,719           4,393
         Income taxes (Note 5) ......................................................................       8,714          12,563
         Deferred contract revenue ..................................................................      25,630          26,571
         Other current liabilities (Note 9) .........................................................      41,119          37,253
                                                                                                         --------        --------
            Total current liabilities ...............................................................      98,428          91,098

      Long-term debt (Note 8) .......................................................................      78,580          80,407
      Other liabilities (Note 9) ....................................................................      32,251          34,843
                                                                                                         --------        --------
                  Total Liabilities .................................................................     209,259         206,348
                                                                                                         --------        --------
Stockholders' Equity
      Capital stock--authorized 15,000,000 shares $1 par;
         issued 13,664,892 shares (1998--13,605,481 shares) .........................................      13,665          13,605
      Paid-in capital ...............................................................................     164,549         162,252
      Retained earnings .............................................................................     144,322         146,961
      Treasury stock--3,268,783 shares (1998--3,190,757 shares), at cost ............................     (99,437)        (97,237)
      Unearned compensation (Note 10) ...............................................................     (17,056)        (20,558)
      Deferred compensation payable in Company stock (Note 10) ......................................       5,340           5,071
      Accumulated other comprehensive income ........................................................       3,392          13,262
      Notes receivable for shares sold (Note 14) ....................................................      (2,731)             --
                                                                                                         --------        --------
                  Total Stockholders' Equity ........................................................     212,044         223,356
                                                                                                         --------        --------
      Commitments and contingencies (Notes 9 and 11)
                  Total Liabilities and Stockholders' Equity ........................................    $421,303        $429,704
                                                                                                         ========        ========

   The Statement of Accounting Policies and the accompanying Notes to Financial Statements are integral parts of this statement.

CONSOLIDATED STATEMENT OF CASH FLOWS
Chemed Corporation and Subsidiary Companies

(in thousands)

For the Years Ended December 31,                                                     1999        1998        1997
-------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income ...............................................................   $ 19,696     $19,909    $ 30,237
     Adjustments to reconcile net income to net cash provided by operations:
         Depreciation and amortization ........................................     20,129      17,284      15,163
         Gains on sales of investments ........................................     (4,661)    (12,589)    (12,235)
         Provision for uncollectible accounts receivable ......................      2,235       2,452         702
         Provision for deferred income taxes ..................................        128       3,426      (1,820)
         Discontinued operations ..............................................         --          --     (13,160)
         Changes in operating assets and liabilities, excluding
            amounts acquired in business combinations:
              Increase in accounts receivable .................................    (13,949)     (3,848)     (7,327)
              Decrease/(increase) in statutory reserve requirements ...........      2,444        (561)      3,825
              Increase in inventories and other current assets ................       (541)       (938)       (762)
              Increase/(decrease) in accounts payable, deferred
                 contract revenue and other current liabilities ...............      5,094      (4,593)      2,209
              Increase/(decrease) in income taxes .............................     (3,108)        475       7,565
         Other--net ............................................................        75        (239)       (650)
                                                                                  --------     -------    --------
         Net cash provided by continuing operations ...........................     27,542      20,778      23,747
         Net cash provided by discontinued operations .........................         --          --       9,699
                                                                                  --------     -------    --------
         Net cash provided by operating activities ............................     27,542      20,778      33,446
                                                                                  --------     -------    --------

CASH FLOWS FROM INVESTING ACTIVITIES
     Capital expenditures .....................................................    (22,411)    (21,997)    (20,117)
     Business combinations, net of cash acquired (Note 2)  ....................    (15,518)    (14,843)    (14,669)
     Proceeds from sales of investments .......................................      7,701      14,963      14,060
     Net proceeds from discontinued operations (Note 3)  ......................     (2,533)     (5,607)    154,691
     Investing activities of discontinued operations ..........................         --          --      (6,792)
     Purchase of Roto-Rooter minority interest ................................     (1,708)     (1,556)     (2,734)
     Other--net ................................................................     2,295       3,794       1,514
                                                                                  --------     -------    --------
         Net cash provided/(used) by investing activities .....................    (32,174)    (25,246)    125,953
                                                                                  --------     -------    --------

CASH FLOWS FROM FINANCING ACTIVITIES
     Dividends paid ...........................................................    (22,456)    (21,674)    (21,000)
     Proceeds from issuance of long-term debt (Note 8)  .......................     10,000          --      35,000
     Repayment of long-term debt (Note 8)  ....................................     (2,982)     (2,891)    (96,487)
     Acquisition of shares for stock purchase plan ............................     (2,731)         --          --
     Purchases of treasury stock ..............................................     (1,724)       (399)         --
     Prepayment of ESOP debt (Note 10)  .......................................         --          --     (16,201)
     Decrease in bank notes and loans payable .................................         --          --      (5,000)
     Other-net ................................................................        449        (168)      1,219
                                                                                  --------     -------    --------
         Net cash used by financing activities ................................    (19,444)    (25,132)   (102,469)
                                                                                  --------     -------    --------
INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS ..............................    (24,076)    (29,600)     56,930
Cash and cash equivalents at beginning of year ................................     41,358      70,958      14,028
                                                                                  --------     -------    --------
Cash and cash equivalents at end of year ......................................   $ 17,282    $ 41,358    $ 70,958
                                                                                  ========    ========    ========


The Statement of Accounting Policies and the accompanying Notes to Financial
Statements are integral parts of this statement.

                                                                             15

CONSOLIDATED STATEMENT OF CHANGES
IN STOCKHOLDERS' EQUITY
Chemed Corporation and Subsidiary Companies

(in thousands, except per share data)


                                                                                                  TREASURY
                                                           CAPITAL      PAID-IN     RETAINED       STOCK--
                                                             STOCK      CAPITAL     EARNINGS       AT COST
----------------------------------------------------------------------------------------------------------
Balance at December 31, 1996 .........................   $  12,768    $ 150,296    $ 139,262     $(82,943)
Net income ...........................................          --           --       30,237           --
Dividends paid ($2.09 per share)  ....................          --           --      (21,000)          --
Other comprehensive income ...........................          --           --           --           --
Decrease in unearned
   compensation (Note 10)  ...........................          --           --           --           --
Stock awards and exercise
   of stock options (Note 14)  .......................         252        8,558           --       (5,120)
Other ................................................          --         (369)         181           --
                                                         ---------    ---------    ---------     --------
     Balance at December 31, 1997  ...................      13,020      158,485      148,680      (88,063)
Net income ...........................................          --           --       19,909           --
Dividends paid ($2.12 per share)  ....................          --           --      (21,674)          --
Other comprehensive income ...........................          --           --           --           --
Decrease in unearned
   compensation (Note 10)  ...........................          --           --           --           --
Reclassification of employee benefit
   trust liabilities/(assets)  .......................          --           --           --       (5,345)
Pooling of interests (Note 2)  .......................         469          200         (104)          --
Purchases of treasury stock ..........................          --           --           --         (399)
Stock awards and exercise
   of stock options (Note 14)  .......................         118        4,266           --       (3,581)
Other ................................................          (2)        (699)         150          151
                                                         ---------    ---------    ---------     --------
     BALANCE AT DECEMBER 31, 1998 ....................      13,605      162,252      146,961      (97,237)
NET INCOME ...........................................          --           --       19,696           --
DIVIDENDS PAID ($2.12 PER SHARE) .....................          --           --      (22,456)          --
OTHER COMPREHENSIVE INCOME ...........................          --           --           --           --
DECREASE IN UNEARNED
   COMPENSATION (NOTE 10)  ...........................          --           --           --           --
SALE OF SHARES FOR NOTES .............................          --           --           --        2,731
PURCHASES OF TREASURY STOCK ..........................          --           --           --       (4,455)
STOCK AWARDS (NOTE 14) ...............................          54        1,690           --         (326)
OTHER ................................................           6          607          121         (150)
                                                         ---------    ---------    ---------     --------
     BALANCE AT DECEMBER 31, 1999  ...................   $  13,665    $ 164,549    $ 144,322     $(99,437)
                                                         =========    =========    =========     ========






                                                                        DEFERRED
                                                                    COMPENSATION ACCUMULATED        NOTES
                                                          UNEARNED       PAYABLE  OTHER COM-   RECEIVABLE
                                                           COMPEN-    IN COMPANY  PREHENSIVE          FOR
                                                            SATION         STOCK      INCOME  SHARES SOLD        TOTAL
----------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996 .........................    $(27,554)     $    --    $  26,062      $    --    $ 217,891
Net income ...........................................          --           --           --           --       30,237
Dividends paid ($2.09 per share)  ....................          --           --           --           --      (21,000)
Other comprehensive income ...........................          --           --       (6,105)          --       (6,105)
Decrease in unearned
   compensation (Note 10)  ...........................       5,788           --           --           --        5,788
Stock awards and exercise
   of stock options (Note 14)  .......................      (2,193)          --           --           --        1,497
Other ................................................          --           --           --           --         (188)
                                                         ---------    ---------    ---------     --------    ---------
     Balance at December 31, 1997  ...................     (23,959)          --       19,957           --      228,120
Net income ...........................................          --           --           --           --       19,909
Dividends paid ($2.12 per share)  ....................          --           --           --           --      (21,674)
Other comprehensive income ...........................          --           --       (6,695)          --       (6,695)
Decrease in unearned
   compensation (Note 10)  ...........................       3,934           --           --           --        3,934
Reclassification of employee benefit
   trust liabilities/(assets)  .......................          --        5,345           --           --           --
Pooling of interests (Note 2)  .......................          --           --           --           --          565
Purchases of treasury stock ..........................          --           --           --           --         (399)
Stock awards and exercise
   of stock options (Note 14)  .......................        (533)          --           --           --          270
Other ................................................          --         (274)          --           --         (674)
                                                         ---------    ---------    ---------     --------    ---------
     BALANCE AT DECEMBER 31, 1998 ....................     (20,558)       5,071       13,262           --      223,356
NET INCOME ...........................................          --           --           --           --       19,696
DIVIDENDS PAID ($2.12 PER SHARE) .....................          --           --           --           --      (22,456)
OTHER COMPREHENSIVE INCOME ...........................          --           --       (9,870)          --       (9,870)
DECREASE IN UNEARNED
   COMPENSATION (NOTE 10)  ...........................       4,498           --           --           --        4,498
SALE OF SHARES FOR NOTES .............................          --           --           --       (2,731)          --
PURCHASES OF TREASURY STOCK ..........................          --           --           --           --       (4,455)
STOCK AWARDS (NOTE 14) ...............................        (996)          --           --           --          422
OTHER ................................................          --          269           --           --          853
                                                         ---------    ---------    ---------     --------    ---------
     BALANCE AT DECEMBER 31, 1999  ...................    $(17,056)   $   5,340    $   3,392     $ (2,731)   $ 212,044
                                                         =========    =========    =========     ========    =========


CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
Chemed Corporation and Subsidiary Companies

(in thousands)
For the Years Ended December 31,                                                1999      1998      1997
--------------------------------------------------------------------------------------------------------
Net income ................................................................  $19,696   $19,909   $30,237
                                                                             -------   -------   -------
Other comprehensive income net of income tax:
      Unrealized holding gains/(losses) arising during the period .........   (6,910)    1,250     1,547
      Less reclassification adjustment for gains included in net income ...   (2,960)   (7,945)   (7,652)
                                                                             -------   -------   -------
      Total ...............................................................   (9,870)   (6,695)   (6,105)
                                                                             -------   -------   -------
Comprehensive income ......................................................  $ 9,826   $13,214   $24,132
                                                                             =======   =======   =======

The Statement of Accounting Policies and the accompanying Notes to Financial Statements are integral parts of these statements.

NOTES TO FINANCIAL STATEMENTS

Chemed Corporation and Subsidiary Companies


1. SEGMENTS AND NATURE
   OF THE BUSINESS

   Chemed is a diversified public corporation with strategic positions in plumbing, drain cleaning, and heating, ventilating and air conditioning ("HVAC") services (Roto-Rooter); home healthcare services (Patient Care); and residential appliance and air conditioning repair services (Service America). Relative contributions to aftertax segment earnings were 72%, 16% and 12% in 1999, respectively.

   The business segments are defined as follows:

   o The Roto-Rooter segment includes the combined operations of the Roto-Rooter Group ("Roto-Rooter"), a group of wholly owned businesses that provide repair and maintenance services to residential and commercial accounts. Such services include plumbing; sewer, drain and pipe cleaning; and HVAC services. They are delivered through company-owned, contractor-operated and franchised locations. Roto-Rooter also manufactures and sells products and equipment used to provide such services.

   o The Patient Care segment includes the consolidated operations of the wholly owned businesses comprising the Patient Care Group ("Patient Care"), which offers complete, professional home-healthcare services primarily in the New York-New Jersey-Connecticut area. Services provided include skilled nursing; home health aid; physical, speech, respiratory and occupational therapies; medical social work; and nutrition.

   o The Service America segment includes the consolidated operations of the wholly owned businesses comprising the Service America Systems Group ("Service America"). The group provides HVAC and appliance repair and maintenance services primarily to residential customers through service contracts and retail sales. In addition, Service America sells air conditioning equipment and duct cleaning services.

   Substantially all of the Company's service revenues and sales from continuing operations are generated from business within the United States. Within the Patient Care segment, balances due from the U.S. federal government at December 31, 1999, accounted for approximately 13% of the Company's consolidated accounts receivable balance. No other single customer's balance at December 31, 1999, accounted for more than 10% of the Company's consolidated accounts receivable balance. In addition, substantially all of Patient Care's accounts receivable at December 31, 1999 ($31.8 million), was generated from customers located in the northeastern United States.

   Management closely monitors accounts receivable balances and has established policies regarding the extension of credit and compliance therewith. The Patient Care segment historically has experienced a relatively low level of losses on the collection of its receivables.

   Approximately 36% of Patient Care's net revenues are derived from services provided directly to patients with coverage under the federal government's Medicare program or under joint federal-and-state-sponsored Medicaid programs. In addition, 34% of Patient Care's revenues arise from contracts with other certified home-health agencies to provide services to recipients under these entitlement programs.

   Financial data by business segment shown on pages 26 and 27 of this annual report are integral parts of these financial statements.

2. BUSINESS COMBINATIONS

   During 1999, 10 purchase business combinations were completed within the Roto-Rooter, Patient Care and Service America segments for aggregate purchase prices of $15.5 million in cash.

   During 1998, 16 purchase business combinations were completed within the Roto-Rooter, Patient Care and Service America segments for aggregate purchase prices of $18.6 million in cash. In addition, two pooling-of-interests business combinations were completed within the Roto-Rooter segment upon the issuance of 469,560 shares of Chemed Capital Stock. Also, during 1997, 12 purchase business combinations were completed within the Roto-Rooter and Patient Care segments for aggregate purchase prices of $12.7 million in cash.

   All of the aforementioned Roto-Rooter business combinations involved operations primarily in the business of providing plumbing repair, HVAC and drain cleaning services. All of the Patient Care acquisitions involved operations primarily in the business of providing home healthcare services, and the Service America acquisitions provide HVAC and appliance repair and maintenance services.

   The unaudited pro forma results of operations, assuming purchase business combinations completed in 1999, 1998 and 1997 were completed on January 1 of the preceding year, are presented below (in thousands, except per share data):

                                      For the Years Ended
                                          December 31,
                            --------------------------------------
Continuing Operations          1999          1998           1997
--------------------        ----------    ----------      --------
Service revenues
   and sales                  $458,578      $409,935      $383,203
Income from con-
   tinuing operations           20,017        21,202        19,590
Earnings per share                1.91          2.11          1.97
Diluted earnings
   per share                      1.90          2.10          1.96

   The excess of the purchase price over the fair value of the net assets acquired in purchase business combinations is classified as goodwill. A summary of net assets acquired in purchase business combinations follows (in thousands):

                                       For the Years Ended
                                          December 31,
                             --------------------------------------
                               1999           1998           1997
                             --------       --------       --------
Working capital              $  2,935       $  1,038       $  2,961
Identifiable intangible
   assets                         765            485          1,105
Goodwill                       11,893         17,294         11,449
Other assets and
   liabilities--net               (75)          (307)          (827)
                             --------       --------       --------
      Total net assets         15,518         18,510         14,688
Less--cash and
    cash equivalents
    acquired                       --           (767)           (19)
    --present value
    of deferred
    payments                       --         (2,900)            --
                             --------       --------       --------
   Net cash used             $ 15,518       $ 14,843       $ 14,669
                             ========       ========       ========

   The combined impact of the two pooling-of-interests transactions on the Company's historical consolidated financial statements was not material; consequently, prior-period financial statements were not restated for these transactions. The results of operations of all business combinations have been included in the Company's consolidated financial statements from the effective date of each combination.

   In connection with the pooling-of-interests transactions in 1998, the Company incurred expenses aggregating $752,000 ($495,000 aftertax or $.05 per share).

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

   During 1997, combined revenues, income before income taxes and net income of National and Omnia were $285,055,000, $5,519,000 and $3,069,000, respectively. The Company recorded an aftertax net gain on the sale of National and Omnia of $9,493,000 and accrual adjustments aggregating $598,000 relating to operations discontinued in 1991.

4. OTHER INCOME--NET

   Other income--net comprises the following (in thousands):

                                     For the Years Ended
                                         December 31,
                            ---------------------------------------
                               1999           1998           1997
                             --------       --------       --------
Gain on sales
   of investments              $  4,661      $ 12,589       $ 12,235
Dividend income                   2,626         2,822          2,920
Unrealized gains/(losses)
   on investments                 1,966          (266)            --
Interest income                   1,589         4,049          3,687
Other--net                          184           384            109
                               --------      --------       --------
      Total other income
        --net                  $ 11,026      $ 19,578       $ 18,951
                               ========      ========       ========

5. INCOME TAXES

   The provision for income taxes comprises the following (in thousands):

                                      For the Years Ended
                                          December 31,
                            ---------------------------------------
Continuing Operations         1999            1998           1997
--------------------         --------       --------       --------
Current
   U.S. federal              $  9,024       $  7,457       $  9,752
   U.S. state and local         1,917          1,213          1,985
   Foreign                        188            120            245
Deferred
   U.S. federal                   171          3,432           (971)
   Foreign                        (43)            (6)          (207)
                             --------       --------       --------
      Total                  $ 11,257       $ 12,216       $ 10,804
                             ========       ========       ========

Discontinued Operations
----------------------
Current
   U.S. federal              $   (770)      $    237       $ 26,853
   U.S. state and local            --             --          5,807
Deferred U.S. federal             770           (237)           (54)
                             --------       --------       --------
      Total                  $     --       $     --       $ 32,606
                             ========       ========       ========

   A summary of the significant temporary differences that give rise to deferred income tax assets/(liabilities) follows (in thousands):

                                                December 31,
                                         ---------------------------
                                           1999               1998
                                         --------           --------
Accruals related
   to discontinued operations            $  6,337           $  6,958
Deferred compensation                       5,656              4,598
Accrued insurance expense                   4,667              4,491
Accrued state taxes                         1,932                 --
Allowances for uncollectible
   accounts receivable                      1,601              1,264
Amortization of intangibles                 1,262              1,827
Severance payments                            963              1,562
Other                                       3,519              3,145
                                         --------           --------
      Gross deferred income
         tax assets                        25,937             23,845
                                         --------           --------
Accelerated tax depreciation               (6,045)            (4,649)
Market valuation of investments            (2,259)            (7,097)
Cash to accrual adjustments                (2,123)            (1,601)
Other                                      (1,788)            (1,756)
                                         --------           --------
      Gross deferred income
         tax liabilities                  (12,215)           (15,103)
                                         --------           --------
      Net deferred income
         tax assets                      $ 13,722           $  8,742
                                         ========           ========


   Included in other assets at December 31, 1999, are deferred income tax assets of $4,428,000 (December 31, 1998--$1,935,000). Based on the Company's history of prior operating earnings and its expectations for future growth, management has determined that the operating income of the Company will, more likely than not, be sufficient to ensure the full realization of the deferred income tax assets.

   The difference between the effective tax rate for continuing operations and the statutory U.S. federal income tax rate is explained as follows:

                                        For the Years Ended
                                            December 31,
                                   ------------------------------
                                    1999        1998         1997
                                    -----       ----         ----
Statutory U.S. federal
   income tax rate                   35.0%       35.0%       35.0%
Nondeductible amortization
   of goodwill                        4.5         4.2         5.0
State and local income taxes,
   less federal income tax
   benefit                            4.0         2.4         4.6
Domestic dividend exclusion          (2.3)       (2.2)       (2.6)
Tax adjustments related
   to finalization of
   prior years' audits               (1.7)         --          --
Tax benefit on dividends
   paid to ESOPs                     (1.3)       (1.3)       (2.6)
Other--net                           (1.8)        (.1)        (.6)
                                     ----        ----        ----
      Effective tax rate             36.4%       38.0%       38.8%
                                     ====        ====        ====

   Income taxes included in the components of other comprehensive income are as follows (in thousands):

                               For the Years Ended
                                   December 31,
                        -----------------------------------
                          1999         1998          1997
                        -------       -------       -------
Unrealized holding
   gains/(losses)       $(3,721)      $   673       $   833
Reclassification
   adjustment            (1,701)       (4,644)       (4,583)

   The total amount of income taxes paid during the year ended December 31, 1999, was $13,982,000 (1998--$8,069,000; 1997--$36,849,000).

6. CASH EQUIVALENTS

   Included in cash and cash equivalents at December 31, 1999, are cash equivalents in the amount of $14,514,000 (1998--$38,330,000). The cash equivalents at both dates consist of investments in various money market funds and repurchase agreements yielding interest at a weighted average rate of 2.5% in 1999 and 4.8% in 1998.

   From time to time throughout the year, the Company invests its excess cash in repurchase agreements directly with major commercial banks. The collateral is not physically held by the Company, but the term of such repurchase agreements is less than 10 days. Investments of significant amounts are spread among a number of banks, and the amounts invested in each bank are varied constantly.

7. PROPERTIES AND EQUIPMENT

   A summary of properties and equipment follows (in thousands):

                                           December 31,
                                       ---------------------
                                         1999        1998
                                       ---------    --------
Land                                    $  2,245    $  2,243
Buildings                                 17,822      16,205
Transportation equipment                  37,549      30,246
Machinery and equipment                   28,471      24,867
Furniture and fixtures                    35,116      30,670
Projects under construction                5,935       1,940
                                        --------    --------
      Total properties
         and equipment                   127,138     106,171
Less accumulated depreciation            (55,410)    (44,450)
                                        --------    --------
      Net properties
         and equipment                  $ 71,728    $ 61,721
                                        ========    ========

8. LONG-TERM DEBT AND LINES OF CREDIT

   A summary of the Company's long-term debt follows (in thousands):

                                            December 31,
                                         -------------------
                                          1999        1998
                                         --------    -------
Senior notes:
   8.15%, due 2000 - 2004                $ 50,000    $50,000
   7.31%, due 2005 - 2009                  25,000     25,000
   10.67%, due 1999 - 2003                  4,000      5,000
Revolving Credit Agreement:
   6.33%, due 2001                         10,000         --
Employee Stock Ownership
   Plans loan guarantees:
      8.14% (1998--7.50%),
      due 1999 - 2000                         568      2,494
Other                                         731      2,306
                                         --------    -------
   Subtotal                                90,299     84,800
Less current portion                      (11,719)    (4,393)
                                         --------    -------
      Long-term debt, less
         current portion                 $ 78,580    $80,407
                                         ========    =======


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

   In November 1988, the Company borrowed $11,000,000 from a consortium of insurance companies. Annual installments of $1,000,000 were due and paid November 1, 1993 through 1999. The remaining $4,000,000 bears interest at the rate of 10.67% with annual principal payments of $1,000,000 due on November 1, 2000 through 2003. Interest is payable on May 1 and November 1 of each year.

REVOLVING CREDIT AGREEMENT AND LINES OF CREDIT

   In June 1996, the Company entered into an amended revolving credit agreement with Bank of America National Trust and Savings Association to borrow up to $85,000,000 at any time during the five-year period ending June 20, 2001. Unpaid principal, which amounts to $10,000,000 at December 31, 1999, is due on June 20, 2001. The interest rate is based on various stipulated market rates of interest.

   In addition, the Company had approximately $26,600,000 of unused short-term lines of credit with various banks at December 31, 1999.

EMPLOYEE STOCK OWNERSHIP PLANS ("ESOPs") LOAN GUARANTEES

   The Company has guaranteed ESOP loans made by various institutional lenders. Payments by the ESOPs, including both principal and interest, are due on March 31 and June 30, 2000. The loans are secured in part by the unallocated shares of the Company's capital stock held by the ESOP trusts. Interest rates are subject to adjustments for changes in rates of specified U.S. Treasury obligations, U.S. federal statutory income tax rates and certain federal tax law changes.

   The market value of the unallocated shares of the Company's capital stock held by the ESOPs at December 31, 1999, based on that day's closing price of $28.63, was $8,479,000 as compared with aggregate loan guarantees of $568,000.

OTHER

   Other long-term debt has arisen from the assumption of loans in connection with various acquisitions. Interest rates range from 7% to 9%, and the obligations are due on various dates through 2009.

   The following is a schedule by year of required long-term debt payments as of December 31, 1999 (in thousands):

      2000                                      $11,719
      2001                                       21,129
      2002                                       11,078
      2003                                       11,059
      2004                                       10,059
      After 2004                                 25,255
                                                -------
         Total long-term debt                   $90,299
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

   The total amount of interest paid during the year ended December 31, 1999, was $6,706,000 (1998--$6,994,000; 1997--$9,949,000). Total interest capitalized during the year ended December 31, 1999, was $927,000 (1998--$308,000;
1997--nil).

9. OTHER LIABILITIES

   At December 31, 1999, other current liabilities included accrued insurance liabilities of $14,336,000 and accrued wages of $5,888,000 (1998--$12,600,000 and $5,408,000, respectively). Other liabilities at December 31, 1999, include deferred compensation liabilities totaling $12,896,000 (1998--$9,993,000).

   At December 31, 1999, the Company's accrual for its estimated liability for potential environmental cleanup and related costs arising from the sale of DuBois Chemicals Inc. ("DuBois") amounts to $4,157,000. Of this balance, $3,657,000 is included in other liabilities and $500,000 is included in other current liabilities. The Company is contingently liable for additional DuBois-related environmental cleanup and related costs up to a maximum of $16,890,000. On the basis of a continuing evaluation of the Company's potential liability by the Company's environmental adviser, management believes that it is not probable this additional liability will be paid. Accordingly, no provision for this contingent liability has been recorded. Although it is not presently possible to reliably project the timing of payments related to the Company's potential liability for environmental costs, management believes that any adjustments to its recorded liability will not materially adversely affect its financial position or results of operations.

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

   Expenses charged to continuing operations for the Company's pension and profit-sharing plans, ESOPs, excess benefit plans and other similar plans comprise the following (in thousands):

                                    For the Years Ended
                                       December 31,
                               -----------------------------
                                1999        1998       1997
                               ------      ------     ------
ESOPs:
   Interest expense            $   23      $  173     $  336
   Compensation cost            1,057       1,038      1,426
Pension, profit-sharing
   and other similar plans      7,255       3,471      3,586
                               ------      ------     ------
         Total                 $8,335      $4,682     $5,348
                               ======      ======     ======
Dividends on ESOP shares
   used for debt service       $1,502      $1,643     $2,570
                               ======      ======     ======

   At December 31, 1999, there were 401,282 allocated shares (December 31, 1998--356,915 shares) and 296,157 unallocated shares (December 31, 1998--376,346 shares) in the ESOP trusts.

   The Company has an excess benefit plan for key employees whose participation in the ESOPs is limited by ERISA rules. Benefits are determined based on theoretical participation in the qualified ESOPs. Prior to September 1, 1998, the value of these benefits was invested in shares of the Company's stock and in mutual funds, which were held by grantor trusts. Beginning September 1, 1998, current benefits are invested in only mutual funds and participants are not permitted to diversify accumulated benefits which have been invested in shares of the Company's stock. At December 31, 1999, the trusts' assets invested in shares of the Company's capital stock are included in treasury stock, and the corresponding liability is included in a separate component of shareholders' equity. The assets of these excess benefit plans and of Roto-Rooter and Service America excess benefits plans, all of which are invested in various mutual funds, are included in other assets, and the corresponding liabilities are included in other liabilities. At December 31, 1999, these trusts held 156,852 shares of the Company's stock (December 31, 1998--147,310 shares).

11. LEASE ARRANGEMENTS

   The Company, as lessee, has operating leases which cover its corporate office headquarters; various plant, warehouse and office facilities; office equipment; and transportation equipment. The remaining terms of these leases range from one year to eight years, and in most cases, management expects that these leases will be renewed or replaced by other leases in the normal course of business. All major plants and warehouses and substantially all equipment are owned by the Company.

   The following is a summary of future minimum rental payments and sublease rentals to be received under operating leases that have initial or remaining noncancelable terms in excess of one year at December 31, 1999 (in thousands):

      2000                                           $ 8,760
      2001                                             7,811
      2002                                             6,884
      2003                                             5,750
      2004                                             5,122
      After 2004                                       7,265
                                                     -------
         Total minimum rental payments                41,592
      Less minimum sublease rentals                   (4,781)
                                                     -------
         Net minimum rental payments                 $36,811
                                                     =======

Chemed Corporation and Subsidiary Companies

     Total rental expense incurred under operating leases for continuing operations follows (in thousands):

                                     For the Years Ended
                                         December 31,
                            -----------------------------------
                               1999           1998        1997
                            --------       --------    --------
Total rental payments       $ 12,265       $  9,540    $  9,993
Less sublease rentals         (1,914)        (1,602)     (2,426)
                            --------       --------    --------
     Net rental expense     $ 10,351       $  7,938    $  7,567
                            ========       ========    ========


12. FINANCIAL INSTRUMENTS

         The following methods and assumptions are used in estimating the fair value of each class of the Company's financial instruments:

     o For cash and cash equivalents, accounts receivable, statutory deposits and accounts payable, the carrying amount is a reasonable estimate of fair value because of the liquidity and short-term nature of these instruments.

     o For other investments and other assets, fair value is based upon quoted market prices for these or similar securities, if available. Included in other investments, below, is the Company's investment in privately held Vitas Healthcare Corporation ("Vitas"), which provides noncurative care to chronically ill patients. Since it is not considered practicable to obtain an appraisal of the value of Vitas Common Stock Purchase Warrants ("Warrants"), it has been assumed that the market value of the Warrants is equal to book value at December 31, 1999, and December 31, 1998 ($1,500,000). The value of the Vitas 9% Cumulative Preferred Stock ("Preferred") is based on the present value of the mandatory redemption payments, using an interest rate of 9.0%, a rate which management believes is reasonable in view of risk factors attendant to the investment. During 1998, the Company and Vitas agreed to extend the redemption date of the Preferred to April 1, 2000. It is considered reasonably possible that the redemption date will again be extended in the year 2000.

     o The fair value of the Company's long-term debt is estimated by discounting the future cash outlays associated with each debt instrument using interest rates currently available to the Company for debt issues with similar terms and remaining maturities.

         The estimated fair values of the Company's financial instruments are as follows (in thousands):


                                        Carrying         Fair
December 31,                             Amount          Value
------------                             ------          -----
1999
  OTHER INVESTMENTS(a)                  $37,849        $37,489
  LONG-TERM DEBT                         90,299         89,680
1998
  Other investments(a)                  $55,778        $55,778
  Long-term debt                         84,800         90,058



(a) Amounts include $27,243,000 invested in the Preferred, which is recorded in other investments.

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

         Disclosures regarding the Company's investments, all of which are equity securities classified as available-for-sale, are summarized below (in thousands):

                                       December 31,
                                    ----------------
                                      1999    1998
                                    -------  -------
Aggregate fair value                $37,849  $55,778
Gross unrealized holding gains        5,290   20,466
Gross unrealized holding losses          70       60
Amortized cost                       32,629   35,372


         The chart below summarizes information with respect to available-for-sale securities sold during the period (in thousands):

                                 For the Years Ended
                                     December 31,
                              -------------------------
                                 1999    1998    1997
                              -------  -------  -------
Proceeds from sale            $ 7,701  $14,963  $14,060
Gross realized gains            4,675   12,857   12,248
Gross realized losses              14      268       13


13. EARNINGS PER SHARE

   Diluted earnings per share were calculated as follows (in thousands, except per share data):

                                                Income from Continuing Operations                     Net Income
                                              --------------------------------------    ---------------------------------------
                                                Income         Shares       Income        Income          Shares       Income
For the Years Ended December 31,              (Numerator)   (Denominator)  Per Share    (Numerator)    (Denominator)  Per Share
-----------------------------                 ----------    -------------  ---------    ----------     -------------  ---------
1999
   Earnings                                     $19,696         10,470        $1.88       $19,696          10,470       $1.88
                                                                              =====                                     =====
   Nonvested stock awards                            --             43                         --              43
   Dilutive stock options                            --              1                         --               1
                                                -------         ------                    -------          ------
      Diluted earnings                          $19,696         10,514        $1.87       $19,696          10,514       $1.87
                                                =======         ======        =====       =======          ======       =====

1998
   Earnings                                     $19,909         10,058        $1.98       $19,909          10,058       $1.98
                                                                              =====                                     =====
   Nonvested stock awards                            --             37                         --              37
   Dilutive stock options                            --              5                         --               5
                                                -------         ------                    -------          ------
      Diluted earnings                          $19,909         10,100        $1.97       $19,909          10,100       $1.97
                                                =======         ======        =====       =======          ======       =====

1997
   Earnings                                     $17,077          9,940        $1.72       $30,237           9,940       $3.04
                                                                              =====                                     =====
   Nonvested stock awards                            --             34                         --              34
   Dilutive stock options                            --             40                         --              40
   Subsidiary stock options                          --             --                        (10)             --
                                                -------         ------                    -------          ------
      Diluted earnings                          $17,077         10,014        $1.71       $30,227          10,014       $3.02
                                                =======         ======        =====       =======          ======       =====

   Earnings per share and diluted earnings per share from discontinued operations in 1997 were $1.32 and $1.31, respectively.

   During 1999, the following options, whose exercise prices were greater than the average market price during most of the year (and therefore excluded from the computation of diluted earnings per share), were outstanding at December 31, 1999:

                                 Number of        Exercise
      Grant Date                  Options          Price
      -----------               ----------        --------
      May 1999                    497,625           $32.19
      May 1997                    171,688            35.94
      March 1998                  165,112            39.13
      May 1996                    162,793            38.75
      May 1995                     89,713            32.19
      February 1995                68,000            33.63
      March 1994                   37,925            32.13
      April 1998                   12,000            40.53
      May 1998                      1,750            37.78

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

14. STOCK INCENTIVE PLANS

   The Company has eight Stock Incentive Plans under which 2,850,000 shares of Chemed Capital Stock are issued to key employees pursuant to the grant of stock awards and/or options to purchase such shares. All options granted under these plans provide for a purchase price equal to the market value of the stock at the date of grant. Two plans, covering a total of 700,000 shares, were adopted in May 1999.

   Under the plan adopted in 1983, both nonstatutory and incentive stock options have been granted. Incentive stock options granted under the 1983 plan become exercisable in full six months following the date of the grant; nonstatutory options granted under the 1983 plan become exercisable in four annual installments commencing six months after the date of grant. Under the Long Term Incentive Plan, adopted in 1999, up to 250,000 shares may be issued to employees who are not officers or directors of the Company or its subsidiaries.

   The other plans are not qualified, restricted or incentive stock option plans under the Internal Revenue Code. Options generally become exercisable six months following the date of grant in either three or four equal annual installments.

Chemed Corporation and Subsidiary Companies

  Data relating to the Company's capital stock issued to employees follow:

                                                               1999                     1998                     1997
                                                    -----------------------    ---------------------    ---------------------
                                                       NUMBER                   Number                   Number
                                                         OF         AVERAGE       of         Average       of         Average
                                                       SHARES        PRICE      Shares        Price      Shares        Price
                                                    ---------     ---------    -------     ---------    -------     ---------
Stock options:
   Outstanding at January 1....................       772,001     $   36.31    680,013     $   34.93    644,025     $   33.70
   Granted.....................................       510,650         32.19    199,250         39.23    212,800         35.94
   Exercised...................................            --            --    (93,599)        32.43   (166,712)        31.45
   Forfeited...................................       (55,895)        36.10    (13,663)        36.87    (10,100)        34.94
                                                    ---------                  -------                  -------
   Outstanding at December 31..................     1,226,756         34.60    772,001         36.31    680,013         34.93
                                                    =========                  =======                  =======
   Exercisable at December 31..................       722,375         35.21    482,746         35.29    369,279         34.03
                                                    =========                  =======                  =======
Stock awards issued............................        57,816         31.38     25,039         39.65     86,149         35.48
                                                    =========                  =======                  =======

     The weighted average contractual life of options outstanding at December 31, 1999, was 7.7 years. The range of exercise prices for these options was from $21.94 to $40.53. At December 31, 1999, there were 310,906 shares available for granting of stock options and awards.

     Total compensation cost recognized for stock awards for continuing operations was $1,620,000 in 1999 (1998--$1,309,000; 1997--$886,000). The shares of capital stock were issued to key employees and directors at no cost and generally are restricted as to the transfer of ownership. Restrictions covering between 7% and 33% of each holder's shares lapse annually.

     Statement of Financial Accounting Standards No.123, Accounting for Stock-Based Compensation, requires the presentation of pro forma data assuming all options granted after December 31, 1994, are recorded at fair value. Summarized below are pro forma data developed by applying the Black-Scholes valuation method to the Company's stock options (in thousands, except per share data):

                                 For the Years Ended
                                      December 31,
                       ----------------------------------------
Pro Forma Results         1999           1998            1997
-----------------      ----------     ----------     ----------
Net income             $   18,972     $   19,138     $   29,802
Earnings per share           1.81           1.90           3.00
Diluted earnings
  per share                  1.80           1.89           2.98
Per share average
  fair value of
  options granted            3.43           5.21           5.74
Assumptions
----------------
Average risk-free

  interest rate               5.8%           5.6%           6.6%
Expected volatility          19.7           19.0           21.4
Expected life
  of options                6 yrs.         6 yrs.         6 yrs.


     For all periods, it was assumed that the annual dividend would be increased $.01 per share per quarter in the fourth quarter of every odd-numbered year. This assumption was based on the facts and circumstances which existed at the time options were granted and should not be construed to be an indication of future dividend amounts to be paid.

     In view of the fact that the fair value method of accounting is applied to option grants only after 1994, the above pro forma data do not reflect the full impact of applying such fair value method to all of Chemed's stock options.

     During 1999, the Company purchased 101,500 shares of its capital stock in open-market transactions and sold these shares to certain employees at fair market value in exchange for interest-bearing notes secured by the shares. The outstanding principal of $2,731,000 at December 31, 1999, is classified as a reduction of stockholders' equity.

15. SUBSEQUENT EVENT

     In December 1999, the Company commenced an Exchange Offer whereby stockholders were permitted to exchange up to 2,000,000 shares of capital stock for Convertible Trust Preferred Securities ("Trust Securities") on a one-for-one basis. When the Exchange Offer expired on January 31, 2000, approximately 576,000 capital shares were exchanged for Trust Securities with a redemption value of approximately $15.5 million.

     The Trust Securities pay an annual cash distribution of $2.00 per security (payable at the quarterly rate of $.50 per security commencing in March 2000) and are convertible into capital stock at a price of $37 per security. The Trust Securities mature in 30 years and are callable after three years.

  The impact of the Exchange Offer on earnings per share is not material.

SEGMENT DATA

Chemed Corporation and Subsidiary Companies

   (in thousands)
   For the Years Ended December 31,                                                       1999            1998            1997
------------------------------------------------------------------------------------------------------------------------------
   Revenues by Type of Service
               Roto-Rooter
                     Plumbing repair and maintenance ...........................      $102,218        $ 80,150        $ 59,986
                     Sewer and drain cleaning ..................................        96,629          75,599          66,843
                     HVAC repair and maintenance ...............................        14,928          12,164           5,334
                     Industrial and municipal sewer and drain cleaning .........        11,857          10,527           9,028
                     Other products and services ...............................        17,187          13,610          12,692
                                                                                      --------        --------        --------
                           Total Roto-Rooter ...................................       242,819         192,050         153,883
                                                                                      --------        --------        --------
               Patient Care
                     Home health aides .........................................        90,580          85,732          86,038
                     Registered nurses .........................................        19,900          16,151          18,114
                     Live-in aides .............................................         8,138           9,618           9,707
                     Other services ............................................        10,262           6,781           7,284
                                                                                      --------        --------        --------
                           Total Patient Care ..................................       128,880         118,282         121,143
                                                                                      --------        --------        --------
               Service America
                     Repair service contracts ..................................        57,520          56,753          54,318
                     Demand repair services ....................................        16,380          14,198          12,385
                                                                                      --------        --------        --------
                           Total Service America ...............................        73,900          70,951          66,703
                                                                                      ========        ========        ========
               Other ...........................................................         7,994              --              --
                                                                                      --------        --------        --------
                           Total service revenues and sales ....................      $453,593        $381,283        $341,729
                                                                                      ========        ========        ========

   Aftertax Earnings by Segment(a)
                     Roto-Rooter ...............................................      $ 14,562        $ 10,530        $  9,491
                     Patient Care ..............................................         3,244(e)        3,432           3,212
                     Service America ...........................................         2,342           2,286           2,196
                     Other .....................................................            42              --              --
                                                                                      --------        --------        --------
                           Total segment earnings ..............................        20,190          16,248          14,899
                     Corporate
                           Gains on sales of investments .......................         2,960           7,945           7,652
                           Overhead ............................................        (4,701)         (4,955)         (4,794)
                           Net investing and financing income/(expense) ........         1,247           1,408          (1,482)
                           Acquisition expenses ................................            --            (495)             --
                           Discontinued operations .............................            --              --          13,160
                           Other ...............................................            --            (242)            802
                                                                                      --------        --------        --------
                                 Net income ....................................      $ 19,696        $ 19,909        $ 30,237
                                                                                      ========        ========        ========

   Interest Income
                     Roto-Rooter ...............................................      $     19        $    191        $     24
                     Patient Care ..............................................            15              13              48
                     Service America ...........................................           979           1,126           1,029
                                                                                      --------        --------        --------
                           Subtotal ............................................         1,013           1,330           1,101
                     Corporate .................................................           847           2,913           2,687
                     Intercompany eliminations .................................          (271)           (194)           (101)
                                                                                      --------        --------        --------
                                 Total interest income .........................      $  1,589        $  4,049        $  3,687
                                                                                      ========        ========        ========

                                                                                             1999            1998            1997
---------------------------------------------------------------------------------------------------------------------------------
   Interest Expense
                     Roto-Rooter ...............................................         $  2,119        $    957        $    145
                     Patient Care ..............................................              760             536             613
                     Service America ...........................................               --              --              --
                                                                                         --------        --------        --------
                           Subtotal ............................................            2,879           1,493             758
                     Corporate .................................................            6,587           6,759          10,351
                     Intercompany eliminations .................................           (2,608)         (1,459)           (557)
                                                                                         --------        --------        --------
                                 Total interest expense ........................         $  6,858        $  6,793        $ 10,552
                                                                                         ========        ========        ========

   Income Tax Provision
                     Roto-Rooter ...............................................         $ 11,713        $  8,744        $  7,684
                     Patient Care ..............................................            1,159           1,144           1,764
                     Service America ...........................................            2,404           2,405           2,309
                     Other .....................................................               27              --              --
                                                                                         --------        --------        --------
                           Subtotal ............................................           15,303          12,293          11,757
                     Corporate .................................................           (4,046)            (77)           (953)
                                                                                         --------        --------        --------
                                 Total income tax provision ....................         $ 11,257        $ 12,216        $ 10,804
                                                                                         ========        ========        ========

   Identifiable Assets
                     Roto-Rooter ...............................................         $183,797        $175,036        $148,352
                     Patient Care ..............................................           86,277          67,961          63,154
                     Service America ...........................................           69,632          71,049          70,266
                     Other .....................................................            3,354              --              --
                                                                                         --------        --------        --------
                           Total identifiable assets ...........................          343,060         314,046         281,772
                     Corporate assets(b) .......................................           78,243         115,658         167,066
                                                                                         --------        --------        --------
                                 Total assets ..................................         $421,303        $429,704        $448,838
                                                                                         ========        ========        ========

   Additions to Long-Lived Assets(c)
                     Roto-Rooter ...............................................         $ 17,208        $ 27,969        $ 16,965
                     Patient Care ..............................................           12,001           9,744           8,765
                     Service America ...........................................            5,111           3,294           6,032
                     Other .....................................................              416              --              --
                                                                                         --------        --------        --------
                           Subtotal ............................................           34,736          41,007          31,762
                     Corporate assets ..........................................            1,010             506           2,262
                                                                                         --------        --------        --------
                                 Total additions ...............................         $ 35,746        $ 41,513        $ 34,024
                                                                                         ========        ========        ========

   Depreciation and Amortization(d)
                     Roto-Rooter ...............................................         $ 11,707        $  9,378        $  7,387
                     Patient Care ..............................................            2,686           2,160           1,951
                     Service America ...........................................            3,790           3,726           3,775
                     Other .....................................................              396              --              --
                                                                                         --------        --------        --------
                           Subtotal ............................................           18,579          15,264          13,113
                     Corporate assets(b) .......................................            1,550           2,020           2,050
                                                                                         --------        --------        --------
                                 Total depreciation and amortization ...........         $ 20,129        $ 17,284        $ 15,163
                                                                                         ========        ========        ========


(a) Aftertax earnings represent the net income of the business segments, excluding acquisition expenses.

(b) Corporate assets consist primarily of cash and cash equivalents, marketable securities, properties and equipment and other investments.

(c) Long-lived assets include goodwill, identifiable intangible assets and property and equipment.

(d) Depreciation and amortization include amortization of goodwill, identifiable intangible assets and other assets.

(e) Amount includes $872,000 aftertax income from favorable adjustments to prior years' cost reports.

SELECTED FINANCIAL DATA

Chemed Corporation and Subsidiary Companies

   (in thousands, except per share data, employee numbers,
   footnote data, ratios and percentages)
                                                                                 1999                  1998                  1997
---------------------------------------------------------------------------------------------------------------------------------
   Summary of Operations
         Continuing operations
            Total service revenues and sales ...........................     $453,593              $381,283              $341,729
            Gross profit ...............................................      176,834               144,135               129,082
            Depreciation ...............................................       13,129                10,649                 8,622
            Income from operations .....................................       26,785                19,340                19,482
            Income from continuing operations
               before capital gains(d) .................................       16,736                11,964                 9,425
            Income from continuing operations ..........................       19,696                19,909                17,077
         Discontinued operations(a) ....................................           --                    --                13,160
         Cumulative effect of a change in accounting principle .........           --                    --                    --
         Net income ....................................................       19,696                19,909                30,237
         Earnings per share:
            Income from continuing operations
               before capital gains(d) .................................     $   1.60              $   1.19              $    .95
            Income from continuing operations ..........................         1.88                  1.98                  1.72
            Net income .................................................         1.88                  1.98                  3.04
            Average number of shares outstanding .......................       10,470                10,058                 9,940
         Diluted earnings per share:
            Income from continuing operations
               before capital gains(d) .................................     $   1.59              $   1.18              $   .94
            Income from continuing operations ..........................         1.87                  1.97                  1.71
            Net income .................................................         1.87                  1.97                  3.02
            Average number of shares outstanding .......................       10,514                10,100                10,014
         Cash dividends per share ......................................     $   2.12              $   2.12              $   2.09

   Financial Position--Year-End
         Cash, cash equivalents and marketable securities ..............     $ 17,282              $ 41,358              $ 70,958
         Working capital ...............................................       13,374                33,533                83,103
         Properties and equipment,
            at cost less accumulated depreciation ......................       71,728                61,721                53,089
         Total assets ..................................................      421,303               429,704               448,838
         Long-term debt ................................................       78,580                80,407                83,720
         Stockholders' equity ..........................................      212,044               223,356               228,120
         Book value per share ..........................................     $  20.40              $  21.45              $  22.64
         Book value per share assuming dilution ........................        20.31                 21.36                 22.54

   Other Statistics--Continuing Operations
         Net cash provided/(used) by continuing operations .............     $ 27,542              $ 20,778              $ 23,747
         Capital expenditures ..........................................       22,411                21,997                20,117
         Number of employees(b) ........................................        7,817                 7,671                 6,849
         Number of service and sales representatives ...................        5,796                 5,759                 5,101
         Dividend payout ratio(c) ......................................        112.8%                107.1%                 68.8%
         Debt to total capital ratio ...................................         29.9                  27.5                  28.1
         Return on average equity(c) ...................................          9.1                   8.9                  13.8
         Return on average total capital employed(c) ...................          7.7                   7.7                   9.9
         Current ratio .................................................         1.14                  1.37                  1.88

(a) Discontinued operations include National Sanitary Supply Company and The Omnia Group, discontinued in 1997; accrual adjustments in 1997 relating to the gain on the sale of Omnicare Inc. ("Omnicare"); Omnicare, discontinued in 1994; accrual adjustments from 1992 through 1996 related to the gain on the sale of DuBois Chemicals Inc. ("DuBois"); DuBois, sold in 1991; and adjustments to accruals in 1991 related to operations discontinued in 1986.

(b) Numbers reflect full-time-equivalent employees.

(c) These computations are based on net income and, with respect to return on average capital employed, various related adjustments.

(d) Amounts exclude gains on sales of investments.

                1996                 1995                  1994                  1993                  1992                  1991
---------------------------------------------------------------------------------------------------------------------------------
            $301,213             $270,449              $240,994              $136,428              $104,688              $ 84,774
             118,440              103,412                90,189                54,325                44,750                39,034
               7,353                6,505                 5,833                 3,914                 2,854                 2,811
              17,481               14,102                10,703                 7,388                 4,599                   996

               7,386                5,833                 3,650                 3,289                 6,761                 4,204
              25,117               11,715                 7,027                 7,563                 8,660                 6,788
               7,211               11,467                36,895                10,266                 6,991                46,179
                  --                   --                    --                 1,651                    --                    --
              32,328               23,182                43,922                19,480                15,651                52,967


            $    .75             $    .59              $    .37              $    .34              $    .69              $    .42
                2.56                 1.19                   .71                   .78                   .89                   .68
                3.30                 2.36                  4.47                  2.00                  1.60                  5.27
               9,801                9,830                 9,830                 9,756                 9,783                10,043


            $    .74             $    .58              $    .36              $    .33              $    .68              $    .42
                2.54                 1.18                   .70                   .76                   .88                   .67
                3.26                 2.33                  4.42                  1.97                  1.59                  5.27
               9,879                9,898                 9,907                 9,824                 9,838                10,055
            $   2.08             $   2.06              $   2.04              $   2.01              $   2.00              $   1.97


            $ 14,028             $ 30,497              $ 24,866              $ 20,133              $ 51,142              $ 82,994
               8,996                7,159               (14,573)              (29,070)                5,574                48,991

              40,661               37,860                35,677                33,873                26,419                25,951
             509,361              476,732               453,801               385,922               363,960               330,712
             158,140               85,317                92,033                97,906               103,580                77,007
             217,891              208,657               186,320               137,151               133,511               139,407
            $  21.89             $  21.18              $  18.89              $  14.00              $  13.68              $  14.08
               21.76                21.06                 18.76                 13.91                 13.62                 14.07


            $ 13,519             $  5,385              $ 13,378              $  6,029              $  8,583              $ 10,828
              10,988                9,219                 9,606                 7,420                 3,835                 7,008
               5,884                5,278                 4,497                 2,711                 1,726                 1,666
               4,315                3,835                 3,203                 1,832                 1,090                 1,069
                63.0%                87.3%                 45.6%                101.0%                125.0%                 37.4%
                44.6                 32.8                  36.6                  44.2                  45.2                  34.8
                15.3                 11.9                  28.4                  14.3                  11.6                  42.5
                10.9                  9.3                  16.4                   9.7                   8.7                  24.4
                1.10                 1.07                   .86                   .68                  1.08                  1.82

SUPPLEMENTAL REVENUE AND PROFIT STATISTICS
BY BUSINESS SEGMENT
Chemed Corporation and Subsidiary Companies

(in thousands, except percentages and footnote data)

                                                                              Continuing Operations
                                                              ----------------------------------------------------------------
                                                               Roto-         Patient        Service
                                                              Rooter           Care         America        Other         Total
------------------------------------------------------------------------------------------------------------------------------
SERVICE REVENUES AND SALES

            1999 . . . . . . . . . . . . . . . . . . . .      $242,819       $128,880       $ 73,900     $  7,994     $453,593
            1998 . . . . . . . . . . . . . . . . . . . .       192,050        118,282         70,951           --      381,283
            1997 . . . . . . . . . . . . . . . . . . . .       153,883        121,143         66,703           --      341,729
            1996 . . . . . . . . . . . . . . . . . . . .       140,163         99,565         61,485           --      301,213
            1995 . . . . . . . . . . . . . . . . . . . .       121,999         90,727         57,723           --      270,449
            1994 . . . . . . . . . . . . . . . . . . . .       109,098         69,064         62,832           --      240,994
            1993 . . . . . . . . . . . . . . . . . . . .        95,555             --         40,873           --      136,428
            1992 . . . . . . . . . . . . . . . . . . . .        86,185             --         18,503           --      104,688
            1991 . . . . . . . . . . . . . . . . . . . .        79,217             --          5,557           --       84,774
      % OF TOTAL
            1999 . . . . . . . . . . . . . . . . . . . .            54%            28%            16%           2%         100%
            1991 . . . . . . . . . . . . . . . . . . . .            93             --              7           --          100

OPERATING PROFIT(a)
            1999  . . . . . . . . . . . . . . . . . . .       $ 26,310       $  5,157(d)    $  3,679     $     71     $ 35,217
            1998  . . . . . . . . . . . . . . . . . . .         19,244(b)       5,104          3,491           --       27,839
            1997  . . . . . . . . . . . . . . . . . . .         17,256          5,541          3,443           --       26,240
            1996  . . . . . . . . . . . . . . . . . . .         15,707          5,592          2,503           --       23,802
            1995  . . . . . . . . . . . . . . . . . . .         13,134(c)       4,923          1,906           --       19,963
            1994  . . . . . . . . . . . . . . . . . . .         12,071          2,772          3,061           --       17,904
            1993  . . . . . . . . . . . . . . . . . . .          9,854             --          3,708           --       13,562
            1992  . . . . . . . . . . . . . . . . . . .          8,626             --          1,841           --       10,467
            1991  . . . . . . . . . . . . . . . . . . .          7,328             --            581           --        7,909
       % OF TOTAL
            1999  . . . . . . . . . . . . . . . . . . .             75%            15%            10%          --          100%
            1991  . . . . . . . . . . . . . . . . . . .             93             --              7           --          100


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

(d) Amount includes $1,453,000 pretax income from favorable adjustments to prior years' cost reports.

UNAUDITED SUMMARY OF QUARTERLY RESULTS

Chemed Corporation and Subsidiary Companies

   (in thousands, except per share data)
                                                                  First        Second          Third         Fourth         Total
   1999                                                         Quarter       Quarter        Quarter        Quarter          Year
---------------------------------------------------------------------------------------------------------------------------------
   Total service revenues and sales(a) ..................      $105,735      $111,385       $114,428       $122,045      $453,593
                                                              ---------     ---------      ---------      ---------     ---------
   Gross profit(a) ......................................      $ 40,676      $ 43,012       $ 44,390       $ 48,756      $176,834
                                                              ---------     ---------      ---------      ---------     ---------
   Income from operations ...............................       $ 5,792      $  6,199       $  7,844       $  6,950      $ 26,785
   Interest expense .....................................        (1,594)       (1,507)        (1,448)        (2,309)       (6,858)
   Other income--net ....................................         4,609         3,735          1,128          1,554        11,026
                                                              ---------     ---------      ---------      ---------     ---------
      Income before income taxes ........................         8,807         8,427          7,524          6,195        30,953
   Income taxes .........................................        (3,452)       (3,313)        (3,112)        (1,380)      (11,257)
                                                              ---------     ---------      ---------      ---------     ---------
   Net Income ...........................................      $  5,355      $  5,114       $  4,412       $  4,815      $ 19,696
                                                              =========     =========      =========      =========     =========
   Earnings Per Share
      Net income ........................................         $ .51         $ .49          $ .42          $ .46        $ 1.88
                                                              =========     =========      =========      =========     =========
      Average number of shares outstanding ..............        10,471        10,473         10,480         10,455        10,470
                                                              =========     =========      =========      =========     =========
   Diluted Earnings Per Share
      Net income ........................................         $ .51         $ .49          $ .42          $ .46        $ 1.87
                                                              =========     =========      =========      =========     =========
      Average number of shares outstanding ..............        10,516        10,512         10,527         10,500        10,514
                                                              =========     =========      =========      =========     =========


(a) Amounts for each of the first three quarters of 1999 were reclassified to conform with the fourth quarter presentation.

   1998
---------------------------------------------------------------------------------------------------------------------------------
   Total service revenues and sales .....................       $88,412       $94,943        $96,517       $101,411      $381,283
                                                              ---------     ---------      ---------      ---------     ---------
   Gross profit .........................................       $32,536       $36,582        $36,695       $ 38,322      $144,135
                                                              ---------     ---------      ---------      ---------     ---------
   Income from operations ...............................       $ 3,745       $ 5,246        $ 5,891       $  4,458      $ 19,340
   Interest expense .....................................        (1,758)       (1,841)        (1,798)        (1,396)       (6,793)
   Other income--net ....................................         8,333         5,612          3,691          1,942        19,578
                                                              ---------     ---------      ---------      ---------     ---------
      Income before income taxes ........................        10,320         9,017          7,784          5,004        32,125
   Income taxes .........................................        (4,069)       (3,451)        (3,092)        (1,604)      (12,216)
                                                              ---------     ---------      ---------      ---------     ---------
   Net Income ...........................................       $ 6,251       $ 5,566        $ 4,692       $  3,400      $ 19,909
                                                              =========     =========      =========      =========     =========
   Earnings Per Share
      Net income ........................................         $ .63         $ .56          $ .47          $ .33        $ 1.98
                                                              =========     =========      =========      =========     =========
      Average number of shares outstanding ..............         9,989        10,005         10,003         10,231        10,058
                                                              =========     =========      =========      =========     =========
   Diluted Earnings Per Share
      Net income ........................................         $ .62         $ .55          $ .47          $ .33        $ 1.97
                                                              =========     =========      =========      =========     =========
      Average number of shares outstanding ..............        10,090        10,057         10,032         10,274        10,100
                                                              =========     =========      =========      =========     =========

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Chemed Corporation and Subsidiary Companies


FINANCIAL CONDITION

LIQUIDITY AND CAPITAL RESOURCES

   Significant factors affecting the Company's consolidated cash flows during 1999 and financial position at December 31, 1999, include the following:

   o Operations generated cash of $27.5 million;

   o Capital expenditures totaled $22.4 million;

   o The Company used $15.5 million of cash to finance purchase business combinations;

   o Sales of investments generated cash proceeds of $7.7 million; and

   o The Company increased its long-term borrowings by $7.0 million.

   The ratio of total debt to total capital was approximately 30% at December 31, 1999, and 28% at December 31, 1998. The Company's current ratio at December 31, 1999, was 1.1 as compared with 1.4 at December 31, 1998. This decline is primarily attributable to the expenditure of $15.5 million of cash on business combinations and capital expenditures of $22.4 million, offset by a $7.0 million net increase in long-term debt during the year.

   The Company had $101.6 million of unused lines of credit with various banks at December 31, 1999.

CASH FLOW

   The Company's cash flows for 1999 and 1998 are summarized as follows (in millions):



                                          For the Years Ended
                                             December 31,
                                          -------------------
                                            1999         1998
                                          -------      -------
Cash from continuing operations            $ 27.5       $ 20.8
Proceeds from sales of investments            7.7         15.0
Cash dividends                              (22.5)       (21.7)
                                           ------       ------
   Cash excess after cash dividends          12.7         14.1
Capital expenditures                        (22.4)       (22.0)
Business combinations                       (15.5)       (14.8)
Net increase/(decrease) in
   long-term debt (excluding
   ESOP debt obligations)                     7.0         (2.9)
Net uses from
   discontinued operations                   (2.5)        (5.6)
Other--net                                   (3.4)         1.6
                                           ------       ------
   Decrease in cash
      and cash equivalents                 $(24.1)      $(29.6)
                                           ======       ======


   For 1999, the cash excess from operations and sales of investments, less cash dividend payments, was $12.7 million as compared with $14.1 million in 1998. This excess was available to assist in funding the Company's capital expenditure requirements.

   In November 1999, the Board of Directors ("Board") announced a change in its dividend policy in order to position the Company to take full advantage of growth possibilities in 2000 and beyond. Under the new policy, in February 2000 the quarterly cash dividend, which has been $.53 per share for the past nine quarters, was lowered to $.10 per share for the first quarter of 2000 (payable on March 10 to holders of record February 18, 2000).

   Also in November, the Board announced an Exchange Offer whereby stockholders were permitted to exchange shares of capital stock for shares of Convertible Trust Preferred Securities ("Trust Securities") on a one-for-one basis. The Trust Securities pay an annual cash distribution of $2.00 per security and are convertible into capital stock at a price of $37 per security. The offer expired on January 31, 2000. Approximately 576,000 capital shares were exchanged for Trust Securities with a redemption value of approximately $15.5 million. The Trust Securities mature in 30 years and are callable after three years.

   It is projected that the new dividend policy, combined with the distribution requirement of the Trust Securities, will reduce the projected outlay for cash dividends in 2000 by approximately $17 million as compared with the dividend outlay for 1999. This cash will be used to accelerate acquisitions and to finance internal growth. Nonetheless, the dividend rate is set each quarter with a long-term perspective, taking into consideration the Company's financial position, earnings and cash flow, as well as interest rates, market conditions and other economic factors.

COMMITMENTS AND CONTINGENCIES

   In connection with the sale of DuBois Chemicals Inc. ("DuBois"), the Company provided allowances and accruals relating to several long-term costs, including income tax matters, lease commitments and environmental costs. In the aggregate, the Company believes these allowances and accruals are adequate as of December 31, 1999.

Chemed Corporation and Subsidiary Companies

     Based on a recent assessment of Chemed's environmental-related liability under the DuBois sale agreement, Chemed's adviser has estimated Chemed's liability to be $4.2 million. As of December 31, 1999, the Company is contingently liable for additional cleanup and related costs up to a maximum of $16.9 million, for which no provision has been recorded.

     The Company's various loan agreements and guarantees of indebtedness contain certain restrictive covenants; however, management believes that such covenants will not adversely affect the operations of the Company. Under the most restrictive of these covenants, the Company projects that it can incur additional debt of approximately $65 million as of December 31, 1999.

     Since 1991, the Company has carried an investment in the mandatorily redeemable preferred stock ($27 million par value) of Vitas Healthcare Corporation ("Vitas"), a privately held provider of hospice services to the terminally ill. During its three most recent fiscal years, Vitas has increased net income and is continuing to pursue various long-term financing alternatives. During 1998, Vitas and the Company agreed to extend the redemption dates on the preferred stock to April 1, 2000, to facilitate Vitas' pursuit of long-term financing alternatives. It is considered reasonably possible that the redemption date will again be extended in 2000.

     During 1999, Vitas made payments of $1.7 million on preferred dividends due in 1999. An additional $1.2 million was paid in January 2000, leaving $715,000 in arrears as of January 31, 2000. Payment of the arrearage is anticipated during the first half of 2000. On the basis of information currently available, management believes its investment in Vitas is fully recoverable and that no impairment exists.

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

RESULTS OF OPERATIONS

     Set forth below by business segment are the growth in sales and service revenues and the aftertax earnings margin:

                         Percent Increase/(Decrease)
                        in Service Revenues and Sales
                        -----------------------------
                              1999           1998
                           vs.1998        vs.1997
                           -------        -------
Roto-Rooter                    26%            25%
Patient Care                    9             (2)
Service America                 4              6
        Total                  19             12

                           Aftertax Earnings
                            as a Percent of
                        Service Revenues and Sales
                              (Aftertax Margin)
                      -----------------------------
                           1999     1998     1997
                           ----     ----     ----
Roto-Rooter                6.0%     5.5%      6.2%
Patient Care               2.5      2.9       2.7
Service America            3.2      3.2       3.3
       Total               4.5      4.3       4.4

1999 VERSUS 1998

     The Roto-Rooter segment recorded service revenues and sales of $242,819,000 during 1999, an increase of 26% versus revenues of $192,050,000 in 1998. This growth was attributable primarily to Roto-Rooter's plumbing and sewer and drain cleaning businesses, both of which recorded 28% revenue increases for the 1999 period. Excluding businesses acquired in 1999 and 1998, this segment's total revenues and net income for 1999 increased 14% and 30%, respectively, versus amounts recorded in 1998. Including acquisitions, Roto-Rooter recorded a 38% increase in aftertax earnings for 1999. The operating margin of this segment increased .5%, primarily due to an increase in the gross profit margin.

     Revenues of the Patient Care segment increased 9% from $118,282,000 in 1998 to $128,880,000 in 1999. Excluding the revenues of businesses acquired in 1998 and 1999, revenues for 1999 declined 2% versus revenues for 1998. This revenue decline was anticipated and is primarily attributable to the implementation of the Medicare provisions of the Balanced Budget Act of 1997. Higher workers' compensation costs, as a percent of revenues, are primarily responsible for the decline in the aftertax margin from 2.9% in 1998 to 2.5% in 1999.

   The Service America segment recorded total revenues of $73,900,000 during 1999, an increase of 4% versus revenues of $70,951,000 recorded in 1998. Retail sales of Service America for 1999, which account for approximately 22% of total sales, increased 15% versus such sales for 1998. Aftertax earnings for 1999 increased 2% versus aftertax earnings for 1998. The aftertax margin of this segment was 3.2% in both 1999 and 1998.

   Income from operations increased from $19,340,000 in 1998 to $26,785,000 in 1999, primarily as a result of significantly higher operating profit recorded by Roto-Rooter during 1999.

   Also reflecting strong operational performance by Roto-Rooter in 1999, earnings before interest, taxes, depreciation and amortization ("EBITDA") excluding capital gains and acquisition expenses totaled $52,109,000 in 1999, an increase of 21% versus EBITDA for 1998.

   Interest expense for 1999 totaled $6,858,000 versus expense of $6,793,000 recorded in 1998.

   Other income declined from $19,578,000 in 1998 to $11,026,000 in 1999, primarily as a result of lower gains on the sales of investments and lower interest income in 1999.

   The Company's effective income tax rate was 36.4% in 1999 as compared with 38.0% in 1998. The decline in the effective rate was largely attributable to adjustments recorded during 1999 from the finalization of federal income tax audits for prior years.

   Income from continuing operations declined from $19,909,000 ($1.98 per share) in 1998 to $19,696,000 ($1.88 per share) in 1999. Excluding acquisition expenses in 1998 ($495,000 or $.05 per share) and realized investment gains ($2,960,000 in 1999 and $7,945,000 in 1998), income from continuing operations increased 34% from $12,459,000 in 1998 ($1.24 per share) to $16,736,000 ($1.60 per share) in
1999.

1998 VERSUS 1997

   The Roto-Rooter segment recorded service revenues and sales of $192,050,000 during 1998, an increase of 25% versus revenues of $153,883,000 in 1997. This growth was attributable primarily to revenue increases of 34% and 13%, respectively, in Roto-Rooter's plumbing and sewer and drain cleaning businesses for 1998. Excluding businesses acquired in 1997 and 1998, this segment's total revenues for 1998 increased 10% versus revenues recorded in 1997. Roto-Rooter recorded an 11% increase in aftertax earnings for 1998 versus 1997, despite a decline in its aftertax margin from 6.2% in 1997 to 5.5% in 1998. This margin decline is due primarily to a lower gross margin in 1998, partially offset by lower general and administrative expenses as a percentage of total revenues. The lower gross margin is primarily due to a shift in product mix to plumbing repair and HVAC services.

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

   EBITDA excluding capital gains and acquisition expenses totaled $43,126,000 in 1998, an increase of 8% versus EBITDA for 1997.

   Interest expense for 1998 totaled $6,793,000, a decline of $3,759,000 versus expense of $10,552,000 recorded in 1997, largely as a result of the reduction of the Company's long-term debt.

   Other income increased from $18,951,000 in 1997 to $19,578,000 in 1998, primarily as a result of higher gains on the sales of investments in 1998 combined with higher interest income in 1998.

   The Company's effective income tax rate was 38.0% in 1998 as compared with 38.8% in 1997.

   Income from continuing operations increased from $17,077,000 ($1.72 per share) in 1997 to $19,909,000 ($1.98 per share) in 1998. Excluding acquisition expenses in 1998 ($495,000 or $.05 per share) and realized investment gains ($7,945,000 in 1998 and $7,652,000 in 1997), income from continuing operations increased 32% from $9,425,000 in 1997 ($.95 per share) to $12,459,000 ($1.24 per share) in 1998.

   Net income for 1998 was $19,909,000 ($1.98 per share) and included aftertax acquisition expenses of $495,000 ($.05 per share). Net income for 1997 was $30,237,000 ($3.04 per share) and included $13,160,000 ($1.32 per share) from discontinued operations (primarily related to The Omnia Group and National Sanitary Supply Company).

YEAR 2000

   The Company's Year 2000 ("Y2K") Project ("Project") has addressed the issue of computer systems and hardware being unable to distinguish between the years 1900 and 2000. Mission-critical systems of all company operations were Y2K-ready by December 31, 1999. In addition, in December 1999, Patient Care and its Medicaid intermediaries began processing claims electronically with Y2K-ready systems. Through January 31, 2000, the Company has experienced no significant Y2K issues either internally or with its trading partners.

   While the Company currently anticipates its systems and its key trading partners' systems will operate without major incident throughout 2000, there can be no assurance that the failure of systems outside its control or immediate sphere of influence will not materially impact its operations.

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

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION
REFORM ACT OF 1995 REGARDING FORWARD-LOOKING INFORMATION

   This report contains forward-looking statements which are subject to certain risks and uncertainties that could cause actual results to differ materially from these statements and trends. Such factors include, but are not limited to, the projected impact of reduced cash dividends, future dividend policy, projected workers' compensation costs, contingent environmental liability, full realization of deferred income tax assets, the projected impact of future acquisitions upon company operations and the adequacy of Y2K-readiness of systems outside the Company's sphere of influence. The Company's ability to deal with the unknown outcomes of these events may affect the reliability of its projections and other financial matters.

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

THOMAS C. HUTTON
Vice President

SPENCER S. LEE
Vice President

DAVID J. LOHBECK
Vice President

JOHN M. MOUNT
Vice President

DAVID G. SPARKS
Vice President

JANELLE M. JESSIE
Assistant Vice President

ANTHONY D. VAMVAS III
Assistant Vice President

PAULA W. KITTNER
Assistant Treasurer

MARK W. STEPHENS
Assistant Treasurer

MARIANNE LAMEY
Assistant Controller

LAURA A. VOLKER
Assistant Controller

LISA A. DITTMAN
Assistant Secretary

JOYCE A. LAWRENCE
Assistant Secretary

DIRECTORS

EDWARD L. HUTTON
Chairman & Chief Executive Officer,
Chemed Corporation

KEVIN J. MCNAMARA
President, Chemed Corporation

RICK L. ARQUILLA
President & Chief Operating Officer,
Roto-Rooter Services Company

JAMES H. DEVLIN
Vice President, Chemed Corporation

CHARLES H. ERHART, JR.
Former President, W.R. Grace & Co. (retired)

JOEL F. GEMUNDER
President, Omnicare Inc.

PATRICK P. GRACE
Executive Vice President, Kingdom Group LLC;
President, MLP Capital Inc.




THOMAS C. HUTTON
Vice President, Chemed Corporation

WALTER L. KREBS
Former Senior Vice President & Chief Financial Officer,
Service America Systems Inc. (retired)

SANDRA E. LANEY
Senior Vice President & Chief Administrative Officer,
Chemed Corporation

SPENCER S. LEE
Vice President, Chemed Corporation;
Chairman & Chief Executive Officer, Roto-Rooter Inc.

JOHN M. MOUNT
Vice President, Chemed Corporation;
President & Chief Executive Officer,
Service America Systems Inc.

TIMOTHY S. O'TOOLE
Executive Vice President & Treasurer,
Chemed Corporation;
Chairman & Chief Executive Officer, Patient Care Inc.

DONALD E. SAUNDERS
President, DuBois Chemicals Division,
DiverseyLever Inc.

PAUL C. VOET
Executive Vice President, Chemed Corporation

GEORGE J. WALSH III
Partner, Gould & Wilkie LLP
(Law Firm, New York, New York)

DIRECTORS EMERITI

NEAL GILLIATT
HERMAN B WELLS

CORPORATE INFORMATION

CORPORATE HEADQUARTERS
Chemed Corporation
2600 Chemed Center
255 East Fifth Street
Cincinnati, Ohio  45202-4726
513-762-6900
www.chemed.com
--------------------------------------------------------------------------------
TRANSFER AGENTS & REGISTRARS
Chemed Capital Stock:

    Norwest Bank Minnesota, N.A.
    Shareowner Services

    All questions relating to administration of CHEMED
CAPITAL STOCK ownership must be handled by NORWEST.
-   Mailing Address:
    Norwest Bank Minnesota, N.A.
    Shareowner Services
    P.O. Box 64854
    St. Paul, Minnesota 55164-0854
-   Telephone:  TOLL-FREE 800-468-9716
-   E-mail:  stocktransfer@norwest.com

    Norwest also maintains a Web site at www.norwest.com/business-stocktransfer from which answers to frequently asked questions and various forms may be obtained.

CONVERTIBLE TRUST PREFERRED SECURITIES:
    Firstar Bank, N.A.
    Corporate Trust Services

    All questions relating to administration of CONVERTIBLE TRUST PREFERRED SECURITIES ownership must be handled by FIRSTAR.

-   Mailing Address:
    Firstar Bank, N.A.
    Corporate Trust Services
    Suite 301
    1555 North RiverCenter Drive
    Milwaukee, Wisconsin  53212
-   Telephone:  TOLL-FREE 800-637-7549

    Preferred Security holders may also contact Firstar via its Web site at www.firstarcorporatetrust.com, selecting the option to "Contact Us."

--------------------------------------------------------------------------------
CORPORATE INQUIRIES

     Questions concerning company operations and financial results should be directed to Timothy S. O'Toole, Executive Vice President & Treasurer, at Chemed corporate headquarters by writing or by calling 800-2CHEMED (800-224-3633) or 513-762-6702.

     Annual and quarterly reports, press releases, and other printed materials may be obtained from Chemed Investor Relations by writing or by calling 800-2CHEMED (800-224-3633) or 513-762-6463. Printed materials may also be viewed and downloaded from Chemed's Web site at www.chemed.com.

INDEPENDENT ACCOUNTANTS
PricewaterhouseCoopers LLP
Cincinnati, Ohio  45202
--------------------------------------------------------------------------------
FORM 10-K
     Additional information about Chemed is available in the Annual Report on Form 10-K. Chemed Investor Relations will furnish copies without charge.
--------------------------------------------------------------------------------
DIVIDEND REINVESTMENT PLAN FOR HOLDERS
OF 25 OR MORE SHARES
     The Chemed Automatic Dividend Reinvestment Plan is available to Chemed shareholders of record owning a minimum of 25 shares of Chemed Capital Stock. A plan brochure, including fee schedule, and enrollment information are available from the Dividend Reinvestment Agent, Norwest Bank Minnesota, N.A., at the address listed above. Convertible Trust Preferred Securities are not eligible to participate in this Plan.
--------------------------------------------------------------------------------
ANNUAL MEETING
     The Annual Meeting of Shareholders of Chemed Capital Stock will be held on Monday, May 15, 2000, at 2 p.m. in the Grand Ballroom of The Phoenix Club, 812 Race Street, Cincinnati, Ohio.
--------------------------------------------------------------------------------
NUMBER OF SHAREHOLDERS
     The approximate number of shareholders of record of Chemed Capital Stock was 4,864 on December 31, 1999, and 5,271 on December 31, 1998. (These numbers do not include shareholders with shares held under beneficial ownership or within clearinghouse positions of brokerage firms and banks.)
--------------------------------------------------------------------------------
STOCK EXCHANGE LISTING
    The company's capital stock is listed on the New York
Stock Exchange under the ticker symbol CHE.
--------------------------------------------------------------------------------
CAPITAL STOCK & DIVIDEND DATA
     The high and low closing prices for Chemed Capital Stock during 1999 and 1998 and dividends per share paid by quarter during these years are shown below:

                                     Closing
                            --------------------------         Dividends
                              High              Low               Paid
--------------------------------------------------------------------------------
1999
First Quarter               $33 13/16         $25 3/4        $     .53
Second Quarter               33 7/8            26 5/16             .53
Third Quarter                33 7/16           29 1/4              .53
Fourth Quarter               30 1/8            24 15/16            .53

1998
First Quarter               $42 5/16          $38            $     .53
Second Quarter               41 1/4            32 9/16             .53
Third Quarter                34 11/16          25 9/16             .53
Fourth Quarter               34 7/8            28 1/8              .53

CHEMED CORPORATION
2600 Chemed Center
255 East Fifth Street
Cincinnati, Ohio 45202-4726

Visit our company Web sites at www.chemed.com, www.rotorooter.com, www.patientcare.com, www.serviceamerica.com, and www.ccr.com.

(Recycled Paper Logo) Printed on recycled paper