Form 10-K405, Exhibit 13
period 2000-12-31
CHEMED CORP
filed 2001-03-28
CIK 19584

                                                                      EXHIBIT 13

        Financial

REVIEW


-------------------------------------------------------------
CONTENTS

Statement of Accounting Policies .......................12

Consolidated Statement of Income .......................13

Consolidated Balance Sheet .............................14

Consolidated Statement of Cash Flows ...................15

Consolidated Statement of Changes
in Stockholders' Equity ................................16

Consolidated Statement
of Comprehensive Income ................................16

Notes to Financial Statements ..........................17

Segment Data ...........................................26

Selected Financial Data ................................28

Supplemental Revenue and Profit
Statistics by Business Segment .........................30

Unaudited Summary of Quarterly Results .................31

Management's Discussion and
Analysis of Financial Condition
and Results of Operations ..............................32

-------------------------------------------------------------

PRICEWATERHOUSECOOPERS [LOGO]

REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Chemed Corporation

       In our opinion, the consolidated financial statements appearing on pages 12 through 27 of this report present fairly, in all material respects, the financial position of Chemed Corporation and its subsidiaries ("the Company") at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform these audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PriceWaterhouseCoopers LLP

Cincinnati, Ohio
February 5, 2001

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

INTANGIBLE ASSETS
       Goodwill and identifiable intangible assets arise from purchase business combinations and are amortized using the straight-line method over the estimated useful lives of the assets, but not in excess of 40 years.
       The lives of the Company's gross intangible assets at December 31, 2000, were (in thousands):
                 1 - 10 years             $ 5,385
                11 - 20 years               3,077
                31 - 40 years             211,527
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

COMPUTATION OF EARNINGS PER SHARE
       Earnings per share are computed using the weighted average number of shares of capital stock outstanding. Diluted earnings per share reflect the dilutive impact of the Company's outstanding stock options and nonvested stock awards. Diluted earnings per share also assume the conversion of the Convertible Preferred Securities into capital stock.

EMPLOYEE STOCK OWNERSHIP PLANS
       Contributions to the Company's Employee Stock Ownership Plans ("ESOP") are based on established debt repayment schedules. Shares are allocated to participants based on the principal and interest payments made during the period. The Company's policy is to record its ESOP expense by applying the transition rule under the level-principal amortization concept.

STOCK-BASED COMPENSATION PLANS
       The Company uses Accounting Principles Board Opinion No. 25 ("APB 25"), Accounting for Stock Issued to Employees, to account for stock-based compensation. Since the Company's stock options qualify as fixed options under APB 25 and since the option price equals the market price on the date of grant, there is no compensation cost recorded for stock options. Restricted stock is recorded as compensation cost over the requisite vesting periods on a pro rata basis, based on the market value on the date of grant.

ESTIMATES
       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RECLASSIFICATIONS
       Certain amounts in prior years' financial statements have been reclassified to conform to the 2000 presentation.

CONSOLIDATED STATEMENT OF INCOME


Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------
(in thousands, except per share data)


For the Years Ended December 31,                                      2000                   1999                   1998
---------------------------------------------------------------------------------------------------------------------------
Service Revenues and Sales ..............................          $ 500,685              $ 453,593              $ 381,283
                                                                   ---------              ---------              ---------
Cost of services provided and goods sold ................            303,683                276,759                237,148
General and administrative expenses .....................            102,373                 95,683                 80,145
Selling and marketing expenses ..........................             45,859                 41,237                 33,249
Depreciation ............................................             15,302                 13,129                 10,649
Acquisition expenses (Note 2) ...........................                 --                     --                    752
                                                                   ---------              ---------              ---------
      Total costs and expenses ..........................            467,217                426,808                361,943
                                                                   ---------              ---------              ---------
      Income from operations ............................             33,468                 26,785                 19,340
Interest expense ........................................             (6,736)                (6,858)                (6,793)
Distributions on preferred securities ...................             (1,197)                    --                     --
Other income--net (Note 3) ..............................              7,711                 11,026                 19,578
                                                                   ---------              ---------              ---------
      Income before income taxes ........................             33,246                 30,953                 32,125
Income taxes (Note 4) ...................................            (12,662)               (11,257)               (12,216)
                                                                   ---------              ---------              ---------
Net Income ..............................................          $  20,584              $  19,696              $  19,909
                                                                   =========              =========              =========
Earnings Per Share

      Net income ........................................          $    2.09              $    1.88              $    1.98
                                                                   =========              =========              =========
      Average number of shares outstanding ..............              9,833                 10,470                 10,058
                                                                   =========              =========              =========
Diluted Earnings Per Share (Note 12)
      Net income ........................................          $    2.07              $    1.87              $    1.97
                                                                   =========              =========              =========
      Average number of shares outstanding ..............             10,305                 10,514                 10,100
                                                                   =========              =========              =========

The Statement of Accounting Policies and the accompanying Notes to Financial Statements are integral parts of this statement.

CONSOLIDATED BALANCE SHEET


Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------
(in thousands, except share and per share data)


December 31,                                                                                          2000              1999
-------------------------------------------------------------------------------------------------------------------------------
Assets
      Current assets
         Cash and cash equivalents (Note 5) ....................................................  $  10,280          $  17,282
         Accounts receivable less allowances of $5,137 (1999--$4,554) ..........................     54,571             55,889
         Inventories, primarily general merchandise and finished goods .........................     10,503              9,794
         Statutory deposits ....................................................................     14,046             14,254
         Current deferred income taxes (Note 4) ................................................     10,667              9,294
         Other current assets ..................................................................      6,403              5,289
                                                                                                  ---------          ---------
            Total current assets ...............................................................    106,470            111,802

      Other investments (Note 11) ..............................................................     37,099             37,849
      Properties and equipment, at cost less accumulated depreciation (Note 6) .................     75,177             71,728
      Identifiable intangible assets less accumulated amortization of $7,749 (1999--$6,558) ....     11,633             12,597
      Goodwill less accumulated amortization of $31,524 (1999--$26,545) ........................    169,083            163,257
      Other assets .............................................................................     21,913             24,070
                                                                                                  ---------          ---------
                  Total Assets .................................................................  $ 421,375          $ 421,303
                                                                                                  =========          =========
Liabilities
      Current liabilities
         Accounts payable ......................................................................  $  11,102          $  11,246
         Current portion of long-term debt (Note 7) ............................................     14,376             11,719
         Income taxes (Note 4) .................................................................     11,862              8,714
         Deferred contract revenue .............................................................     24,973             25,630
         Other current liabilities (Note 8) ....................................................     44,629             41,119
                                                                                                  ---------          ---------
            Total current liabilities ..........................................................    106,942             98,428

      Long-term debt (Note 7) ..................................................................     58,391             78,580
      Other liabilities (Note 8) ...............................................................     27,637             32,251
      Commitments and contingencies (Notes 8 and 10)
                                                                                                  ---------          ---------
                  Total Liabilities ............................................................    192,970            209,259
                                                                                                  ---------          ---------
Mandatorily Redeemable Convertible Preferred Securities
      of the Chemed Capital Trust (Note 14) ....................................................     14,641                 --
                                                                                                  ---------          ---------
Stockholders' Equity
      Preferred stock--authorized 700,000 shares without par value; none issued
      Capital stock--authorized 15,000,000 shares $1 par;
         issued 13,317,906 shares (1999--13,664,892 shares) ....................................     13,318             13,665
      Paid-in capital ..........................................................................    162,618            164,549
      Retained earnings ........................................................................    153,909            144,322
      Treasury stock--3,467,753 shares (1999--3,268,783 shares), at cost .......................   (105,249)           (99,437)
      Unearned compensation (Note 9) ...........................................................    (16,683)           (17,056)
      Deferred compensation payable in Company stock (Note 9) ..................................      5,500              5,340
      Accumulated other comprehensive income ...................................................      3,237              3,392
      Notes receivable for shares sold (Note 13) ...............................................     (2,886)            (2,731)
                                                                                                  ---------          ---------
                  Total Stockholders' Equity ...................................................    213,764            212,044
                                                                                                  ---------          ---------
                  Total Liabilities and Stockholders' Equity ...................................  $ 421,375          $ 421,303
                                                                                                  =========          =========

The Statement of Accounting Policies and the accompanying Notes to Financial Statements are integral parts of this statement.

CONSOLIDATED STATEMENT OF CASH FLOWS


Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------
(in thousands)


For the Years Ended December 31,                                                   2000        1999        1998
---------------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
      Net income ............................................................   $ 20,584    $ 19,696    $ 19,909
      Adjustments to reconcile net income to net cash provided by operations:
            Depreciation and amortization ...................................     23,445      20,129      17,284
            Gains on sales of investments ...................................     (3,399)     (4,661)    (12,589)
            Provision for uncollectible accounts receivable .................      2,342       2,235       2,452
            Provision for deferred income taxes .............................      2,105         128       3,426
            Changes in operating assets and liabilities, excluding
               amounts acquired in business combinations:
                  Increase in accounts receivable ...........................     (1,074)    (13,949)     (3,848)
                  Decrease/(increase) in inventories ........................       (706)        135        (734)
                  Decrease/(increase) in statutory reserve requirements .....        208       2,444        (561)
                  Increase in other current assets ..........................       (936)       (676)       (204)
                  Increase/(decrease) in accounts payable, deferred
                     contract revenue and other current liabilities .........      2,718       5,094      (4,593)
                  Increase/(decrease) in income taxes .......................      4,395      (3,108)        475
            Other--net ......................................................      2,156          75        (239)
                                                                                --------    --------    --------
            Net cash provided by operating activities .......................     51,838      27,542      20,778
                                                                                --------    --------    --------
Cash Flows from Investing Activities
      Capital expenditures ..................................................    (19,499)    (22,411)    (21,997)
      Business combinations, net of cash acquired (Note 2) ..................    (11,504)    (15,518)    (14,843)
      Proceeds from sales of investments ....................................      4,290       7,701      14,963
      Net uses for discontinued operations ..................................     (3,695)     (2,533)     (5,607)
      Purchase of Roto-Rooter minority interest .............................     (1,236)     (1,708)     (1,556)
      Other--net ............................................................        324       2,295       3,794
                                                                                --------    --------    --------
            Net cash used by investing activities ...........................    (31,320)    (32,174)    (25,246)
                                                                                --------    --------    --------
Cash Flows from Financing Activities
      Repayment of long-term debt (Note 7) ..................................    (18,164)     (2,982)     (2,891)
      Purchases of treasury stock ...........................................     (5,728)     (1,724)       (399)
      Dividends paid ........................................................     (4,022)    (22,456)    (21,674)
      Proceeds from issuance of long-term debt (Note 7) .....................      1,200      10,000          --
      Acquisition of shares for stock purchase plan .........................         --      (2,731)         --
      Other--net ............................................................       (806)        449        (168)
                                                                                --------    --------    --------
            Net cash used by financing activities ...........................    (27,520)    (19,444)    (25,132)
                                                                                --------    --------    --------
Decrease in cash and cash equivalents .......................................     (7,002)    (24,076)    (29,600)
Cash and cash equivalents at beginning of year ..............................     17,282      41,358      70,958
                                                                                --------    --------    --------
Cash and cash equivalents at end of year ....................................   $ 10,280    $ 17,282    $ 41,358
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


                                                                                            Deferred
                                                                                            Compensa-     Accumulated
                                                                     Treasury    Unearned   tion Payable  Other Com-
                                     Capital    Paid-in   Retained   Stock-      Compen-    in Company    prehensive
                                      Stock     Capital   Earnings   at Cost     sation       Stock         Income
---------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997 ....  $  13,020  $ 158,485  $ 148,680  $ (88,063) $(23,959)    $    --       $  19,957
Net income ......................         --         --     19,909         --         --         --              --
Dividends paid ($2.12 per
   share) .......................         --         --    (21,674)        --         --         --              --
Other comprehensive income ......         --         --         --         --         --         --          (6,695)
Decrease in unearned
   compensation (Note 9) ........         --         --         --         --      3,934         --              --
Reclassification of employee
   benefit trust
   liabilities/(assets) .........         --         --         --     (5,345)        --      5,345              --
Pooling of interests ............        469        200       (104)        --         --         --              --
Purchases of treasury stock .....         --         --         --       (399)        --         --              --
Stock awards and exercise
   of stock options (Note 13) ...        118      4,266         --     (3,581)      (533)        --              --
Other ...........................         (2)      (699)       150        151         --       (274)             --
                                   ---------   --------   --------  ---------  ---------    -------         -------
    Balance at December 31, 1998.     13,605    162,252    146,961    (97,237)   (20,558)     5,071          13,262

Net income ......................         --         --     19,696         --         --         --              --
Dividends paid ($2.12 per
   share) .......................         --         --    (22,456)        --         --         --              --
Other comprehensive income ......         --         --         --         --         --         --          (9,870)
Decrease in unearned
   compensation (Note 9) ........         --         --         --         --      4,498         --              --
Sale of shares for notes ........         --         --         --      2,731         --         --              --
Purchases of treasury stock .....         --         --         --     (4,455)        --         --              --
Stock awards (Note 13) ..........         54      1,690         --       (326)      (996)        --              --
Other ...........................          6        607        121       (150)        --        269              --
                                   ---------   --------   --------  ---------  ---------    -------         -------
    Balance at December 31, 1999.     13,665    164,549    144,322    (99,437)   (17,056)     5,340           3,392

Net income ......................         --         --     20,584         --         --         --              --
Dividends paid ($.40 per
   share) .......................         --         --     (4,022)        --         --         --              --
Other comprehensive income ......         --         --         --         --         --         --            (155)
Exchange of capital stock
   for trust securities .........       (576)    (7,971)    (6,992)        --         --         --              --
Decrease in unearned
   compensation (Note 9) ........         --         --         --         --      3,617         --              --
Purchases of treasury stock .....         --         --         --     (5,320)        --         --              --
Stock awards and exercise
   of stock options (Note 13) ...        226      6,266         --       (408)    (3,244)        --              --
Other ...........................          3       (226)        17        (84)        --        160              --
                                   ---------   --------   --------  ---------  ---------    -------         -------
    Balance at December 31, 2000.  $  13,318   $162,618   $153,909  $(105,249) $ (16,683)   $ 5,500         $ 3,237
                                   =========   ========   ========  =========  =========    =======         =======

                                                Notes
                                             Receivable
                                                for
                                             Shares Sold      Total
-----------------------------------------------------------------------
Balance at December 31, 1997 ....         $      --         $ 228,120
Net income ......................                --            19,909
Dividends paid ($2.12 per share)                 --           (21,674)
Other comprehensive income ......                --            (6,695)
Decrease in unearned
   compensation (Note 9) ........                --             3,934
Reclassification of employee
   benefit trust
   liabilities/(assets) .........                --                --
Pooling of interests ............                --               565
Purchases of treasury stock .....                --              (399)
Stock awards and exercise
   of stock options (Note 13) ...                --               270
Other ...........................                --              (674)
                                          ---------          --------
    Balance at December 31, 1998.                --           223,356

Net income .......................               --            19,696
Dividends paid ($2.12 per share) .               --           (22,456)
Other comprehensive income .......               --            (9,870)
Decrease in unearned
   compensation (Note 9) .........               --             4,498
Sale of shares for notes .........           (2,731)               --
Purchases of treasury stock ......               --            (4,455)
Stock awards (Note 13) ...........               --               422
Other ............................               --               853
                                          ---------          --------
    Balance at December 31, 1999..           (2,731)          212,044

Net income .......................               --            20,584
Dividends paid ($.40 per share) ..               --            (4,022)
Other comprehensive income .......               --              (155)
Exchange of capital stock
   for trust securities ..........               --           (15,539)
Decrease in unearned
   compensation (Note 9) .........               --             3,617
Purchases of treasury stock ......               --            (5,320)
Stock awards and exercise
   of stock options (Note 13) ....               --             2,840
Other ............................             (155)             (285)
                                          ---------          --------
    Balance at December 31, 2000..        $  (2,886)         $213,764
                                          =========          ========



CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------
(in thousands)


For the Years Ended December 31,                                                   2000        1999        1998
------------------------------------------------------------------------------------------------------------------
Net income ................................................................     $ 20,584    $ 19,696    $ 19,909
                                                                                --------    --------    --------
Other comprehensive income net of income tax:
      Unrealized holding gains/(losses) arising during the period .........        2,106      (6,910)      1,250
      Less reclassification adjustment for gains included in net income....       (2,261)     (2,960)     (7,945)
                                                                                --------    --------    --------
      Total ...............................................................         (155)     (9,870)     (6,695)
                                                                                --------    --------    --------
Comprehensive income ......................................................     $ 20,429    $  9,826    $ 13,214
                                                                                ========    ========    ========

The Statement of Accounting Policies and the accompanying Notes to Financial Statements are integral parts of these statements.>

NOTES TO FINANCIAL STATEMENTS

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------

1.     SEGMENTS AND NATURE OF THE BUSINESS
       Chemed is a diversified public corporation with strategic positions in plumbing, drain cleaning, and heating, ventilating and air conditioning ("HVAC") services (Roto-Rooter); home healthcare services (Patient Care); residential appliance and air conditioning repair services (Service America); and computer software and related services (Cadre Computer). Relative contributions to service revenues and sales were 56%, 27%, 15% and 2% in 2000, respectively.
       The business segments are defined as follows:
       - The Roto-Rooter segment includes the combined operations of the Roto-Rooter Group ("Roto-Rooter"), a group of wholly owned businesses that provide repair and maintenance services to residential and commercial accounts. Such services include plumbing; sewer, drain and pipe cleaning; and HVAC services. They are delivered through company-owned, contractor-operated and franchised locations. Roto-Rooter also manufactures and sells products and equipment used to provide such services.
       - The Patient Care segment includes the consolidated operations of the wholly owned businesses comprising the Patient Care Group ("Patient Care"), which offers complete, professional home-healthcare services primarily in the New York-New Jersey-Connecticut area. Services provided include skilled nursing; home health aid; physical, speech, respiratory and occupational therapies; medical social work; and nutrition.
       - The Service America segment includes the consolidated operations of the wholly owned businesses comprising the Service America Systems Group ("Service America"). The group provides HVAC and appliance repair and maintenance services primarily to residential customers through service contracts and on demand. In addition, Service America sells air conditioning equipment and duct cleaning services.
       - The Cadre Computer segment includes the operations of Cadre Computer Resources, Inc. ("Cadre Computer"), an 89%-owned subsidiary. The subsidiary provides computer software services, including distribution and installation of firewall software, training and related services.
       Substantially all of the Company's service revenues and sales from continuing operations are generated from business within the United States. Within the Patient Care segment, balances due from the U.S. federal government and Visiting Nurse Services of New York at December 31, 2000, accounted for approximately 16% and 13%, respectively, of the Company's consolidated accounts receivable balance. No other single customer's balance at December 31, 2000, accounted for more than 10% of the Company's consolidated accounts receivable balance. In addition, substantially all of Patient Care's accounts receivable at December 31, 2000 ($35.5 million), was generated from customers located in the northeastern United States.
       Management closely monitors accounts receivable balances and has established policies regarding the extension of credit and compliance therewith. The Patient Care segment historically has experienced a relatively low level of losses on the collection of its receivables.
       Approximately 36% of Patient Care's net revenues are derived from services provided directly to patients with coverage under the federal government's Medicare program or under joint federal-and-state-sponsored Medicaid programs. In addition, 36% of Patient Care's revenues arise from contracts with other certified home-health agencies to provide services to recipients under these entitlement programs.
       Financial data by business segment shown on pages 26 and 27 of this annual report are integral parts of these financial statements.

2.     BUSINESS COMBINATIONS
       During 2000, three purchase business combinations were completed within the Roto-Rooter segment for an aggregate purchase price of $11.5 million in cash.
       During 1999, 10 purchase business combinations were completed within the Roto-Rooter, Patient Care and Service America segments for aggregate purchase prices of $15.5 million in cash.
       Similarly, during 1998, 16 purchase business combinations were completed within the Roto-Rooter, Patient Care and Service America segments for aggregate purchase prices of $18.5 million in cash. Also, two pooling-of-interests business combinations were completed in 1998 within the Roto-Rooter segment upon the issuance of 469,560 shares of Chemed Capital Stock.
       All of the aforementioned Roto-Rooter business combinations involved operations primarily in the business of providing plumbing repair, HVAC and drain cleaning services. All of the Patient Care acquisitions involved operations primarily in the business of providing home healthcare services, and the Service America acquisitions provide HVAC and appliance repair and maintenance services.

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------

       The unaudited pro forma results of operations, assuming purchase business combinations completed in 2000, 1999 and 1998 were completed on January 1 of the preceding year, are presented below (in thousands, except per share data):

                                      For the Years Ended
                                         December 31,
                               --------------------------------
                                 2000        1999         1998
                               ----------  ----------  --------
Service revenues
   and sales                    $501,714    $468,042   $409,935
Net income                        20,617      19,830     21,202
Earnings per share                  2.10        1.89       2.11
Diluted earnings
   per share                        2.08        1.89       2.10

       The excess of the purchase price over the fair value of the net assets acquired in purchase business combinations is classified as goodwill. A summary of net assets acquired in purchase business combinations follows (in thousands):

                                      For the Years Ended
                                         December 31,
                               ---------------------------------
                                  2000        1999       1998
                               ----------   --------   ---------

Working capital                $       89   $  2,935   $   1,038
Identifiable intangible
   assets                             210        765         485
Goodwill                           11,059     11,893      17,294
Other assets and
   liabilities--net                   146        (75)       (307)
                               ----------   --------   ---------
    Total net assets               11,504     15,518      18,510
Less--cash and
      cash equivalents
      acquired                         --         --        (767)
    --present value
      of deferred
      payments                         --         --      (2,900)
                               ----------   --------   ---------
    Net cash used              $   11,504   $ 15,518   $  14,843
                               ==========   ========   =========

       The combined impact of the 1998 pooling-of-interests transactions on the Company's historical consolidated financial statements was not material; consequently, prior-period financial statements were not restated for these transactions. The results of operations of all business combinations have been included in the Company's consolidated financial statements from the effective date of each combination.
       In connection with the pooling-of-interests transactions in 1998, the Company incurred expenses aggregating $752,000 ($495,000 aftertax or $.05 per share).

3.     OTHER INCOME--NET
       Other income--net comprises the following (in thousands):

                                       For the Years Ended
                                          December 31,
                                 -------------------------------
                                  2000        1999        1998
                                 --------   --------    --------
Gain on sales
   of investments                $  3,399   $  4,661     $12,589
Dividend income                     2,563      2,626       2,822
Interest income                     1,537      1,589       4,049
Unrealized gains/(losses)
   on investments                     388      1,966        (266)
Other--net                           (176)       184         384
                                 --------   --------    --------
      Total other income
        --net                    $  7,711    $11,026     $19,578
                                 ========   ========    ========

4.     INCOME TAXES
       The provision for income taxes comprises the following (in thousands):

                                       For the Years Ended
                                          December 31,
                                 -------------------------------
Continuing Operations             2000        1999        1998
---------------------            --------   --------    --------
Current
   U.S. federal                  $  8,302   $  9,024    $  7,457
   U.S. state and local             2,151      1,917       1,213
   Foreign                            104        188         120
Deferred
   U.S. federal                     2,153        171       3,432
   Foreign                            (48)       (43)         (6)
                                 --------   --------    --------
      Total                      $ 12,662   $ 11,257    $ 12,216
                                 --------   --------    --------

Discontinued Operations
-----------------------
Current U.S. federal             $ (1,117)  $   (770)   $    237
Deferred U.S. federal                 842        770        (237)
                                 --------   --------    --------
      Total                      $   (275)  $     --    $     --
                                 ========   ========    ========

       For 2000, the pretax loss from discontinued operations is $275,000.

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------

       A summary of the significant temporary differences that give rise to deferred income tax assets/(liabilities) follows (in thousands):

                                                December 31,
                                            --------------------
                                              2000        1999
                                            --------    --------

Deferred compensation                       $  6,958    $  5,656
Accrued insurance expense                      5,608       4,667
Accruals related
   to discontinued operations                  5,530       6,337
Allowances for uncollectible
   accounts receivable                         1,797       1,601
Accrued state taxes                            1,600       1,932
Severance payments                               478         963
Amortization of intangibles                       --       1,262
Other                                          2,690       3,519
                                            --------     -------
      Gross deferred income
         tax assets                           24,661      25,937
                                            --------     -------
Accelerated tax depreciation                  (8,088)     (6,045)
Market valuation of investments               (1,946)     (2,259)
Cash to accrual adjustments                   (2,100)     (2,123)
Other                                         (1,673)     (1,788)
                                            --------     -------
      Gross deferred income
         tax liabilities                     (13,807)    (12,215)
                                            --------     -------
      Net deferred income
         tax assets                          $10,854     $13,722
                                            ========     =======

       Included in other assets at December 31, 2000, are deferred income tax assets of $187,000 (1999--$4,428,000). Based on the Company's history of prior operating earnings and its expectations for future growth, management has determined that the operating income of the Company will, more likely than not, be sufficient to ensure the full realization of the deferred income tax assets.
       The difference between the effective tax rate for continuing operations and the statutory U.S. federal income tax rate is explained as follows:

                                          For the Years Ended
                                             December 31,
                                       ------------------------
                                        2000     1999     1998
                                       -----    -----     -----
Statutory U.S. federal
   income tax rate                      35.0%    35.0%    35.0%
Nondeductible amortization
   of goodwill                           4.2      4.5      4.2
State and local income taxes,
   less federal income tax benefit       4.2      4.0      2.4
Work opportunity tax credit             (2.2)    (1.7)    (1.7)
Domestic dividend exclusion             (2.1)    (2.3)    (2.2)
Tax adjustments related
   to finalization of
   prior years' audits                    --     (1.7)      --
Tax benefit on dividends
   paid to ESOPs                         (.2)    (1.3)    (1.3)
Other--net                               (.8)     (.1)     1.6
                                        -----    ----     ----
      Effective tax rate                38.1%    36.4%    38.0%
                                        =====    ====     ====

       Income taxes included in the components of other comprehensive income are as follows (in thousands):

                                       For the Years Ended
                                          December 31,
                                 -------------------------------
                                  2000        1999        1998
                                 --------   --------    --------
Unrealized holding
   gains/(losses)                 $ 1,134    $(3,721)   $   673
Reclassification
   adjustment                      (1,138)    (1,701)    (4,644)

       The total amount of income taxes paid during the year ended December 31, 2000, was $6,154,000 (1999--$13,982,000; 1998--$8,069,000).

5.     CASH EQUIVALENTS
       Included in cash and cash equivalents at December 31, 2000, are cash equivalents in the amount of $7,063,000 (1999--$14,514,000). The cash equivalents at both dates consist of investments in various money market funds and repurchase agreements yielding interest at a weighted average rate of 5.2% in 2000 and 2.5% in 1999.
       From time to time throughout the year, the Company invests its excess cash in repurchase agreements directly with major commercial banks. The collateral is not physically held by the Company, but the term of such repurchase agreements is less than 10 days. Investments of significant amounts are spread among a number of banks, and the amounts invested in each bank are varied constantly.

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------

6.     PROPERTIES AND EQUIPMENT
       A summary of properties and equipment follows (in thousands):

                                                 December 31,
                                          -----------------------
                                              2000         1999
                                          ----------    ---------
Land                                      $    2,568    $  2,245
Buildings                                     19,050      17,822
Transportation equipment                      40,219      37,549
Machinery and equipment                       32,688      28,471
Computer software                             21,921      13,539
Furniture and fixtures                        21,516      21,577
Projects under construction                    1,972       5,935
                                           ---------    --------
      Total properties
         and equipment                       139,934     127,138
Less accumulated depreciation                (64,757)    (55,410)
                                           ---------    --------
      Net properties
         and equipment                     $  75,177   $  71,728
                                           =========    ========

7.     LONG-TERM DEBT AND LINES OF CREDIT
       A summary of the Company's long-term debt follows (in thousands):

                                                 December 31,
                                           ---------------------
                                             2000         1999
                                           ---------    --------
Senior notes:
   8.15%, due 2001 - 2004                    $40,000     $50,000
   7.31%, due 2005 - 2009                     25,000      25,000
   10.67%, due 2001 - 2003                     3,000       4,000
Revolving Credit Agreement:
   6.92% (1999 - 6.33%), due 2001              3,000      10,000
Employee Stock Ownership
   Plans loan guarantees:
      8.14%                                       --         568
Other                                          1,767         731
                                           ---------    --------
   Subtotal                                   72,767      90,299
Less current portion                         (14,376)    (11,719)
                                           ---------    --------
      Long-term debt, less
         current portion                     $58,391     $78,580
                                           =========    ========

SENIOR NOTES
       In March 1997, the Company borrowed $25,000,000 from several insurance companies. Principal is repayable in five annual installments of $5,000,000 beginning on March 15, 2005, and bears interest at the rate of 7.31% per annum. Interest is payable on March 15 and September 15 of each year.
       In December 1992, the Company borrowed $50,000,000 from several insurance companies. The first annual installment was due and paid on December 15, 2000. The remaining principal is repayable in four annual installments of $10,000,000 due on December 15, 2001 through 2004, and bears interest at the rate of 8.15% per annum. Interest is payable on June 15 and December 15 of each year.
       In November 1988, the Company borrowed $11,000,000 from a consortium of insurance companies. Annual installments of $1,000,000 were due and paid November 1, 1993 through 2000. The remaining $3,000,000 bears interest at the rate of 10.67% with annual principal payments of $1,000,000 due on November 1, 2001 through 2003. Interest is payable on May 1 and November 1 of each year.

REVOLVING CREDIT AGREEMENT AND LINES OF CREDIT
       In June 1996, the Company entered into an amended revolving credit agreement with Bank of America National Trust and Savings Association to borrow up to $85,000,000 at any time during the five-year period ending June 20, 2001. Unpaid principal, which amounts to $3,000,000 at December 31, 2000, is due on June 20, 2001. The interest rate is based on various stipulated market rates of interest.
       In addition, the Company had approximately $22,424,000 of unused short-term lines of credit with various banks at December 31, 2000.

OTHER
       Interest rates on other long-term debt range from 7% to 8%, and the obligations are due on various dates through 2009.
       The following is a schedule by year of required long-term debt payments as of December 31, 2000 (in thousands):

      2001                                         $14,376
      2002                                          11,380
      2003                                          11,409
      2004                                          10,334
      2005                                           5,070
      After 2005                                    20,198
                                                   -------
         Total long-term debt                      $72,767
                                                   =======

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------

       The various loan agreements contain certain covenants which could restrict the amount of cash dividend payments, net rental payments, treasury stock purchases and certain other transactions of the Company. The Company does not anticipate that the restrictions imposed by the agreements will materially restrict its future operations or ability to pay dividends.
       The total amount of interest paid during the year ended December 31, 2000, was $7,345,000 (1999--$6,706,000; 1998--$6,994,000). Total interest capitalized during the year ended December 31, 2000, was $500,000 (1999--$927,000; 1998--$308,000).

8.     OTHER LIABILITIES
       At December 31, 2000, other current liabilities included accrued insurance liabilities of $15,808,000 and accrued wages of $6,958,000 (1999--$14,336,000 and $5,888,000, respectively). Other liabilities at December 31, 2000, include deferred compensation liabilities totaling $14,381,000 (1999--$12,896,000).
       At December 31, 2000, the Company's accrual for its estimated liability for potential environmental cleanup and related costs arising from the sale of DuBois Chemicals Inc. ("DuBois") amounts to $2,972,000. Of this balance, $472,000 is included in other liabilities and $2,500,000 is included in other current liabilities. The Company is contingently liable for additional DuBois-related environmental cleanup and related costs up to a maximum of $18,075,000. On the basis of a continuing evaluation of the Company's potential liability, management believes that it is not probable this additional liability will be paid. Accordingly, no provision for this contingent liability has been recorded. Although it is not presently possible to reliably project the timing of payments related to the Company's potential liability for environmental costs, management believes that any adjustments to its recorded liability will not materially adversely affect its financial position or results of operations.
       Net uses of cash for discontinued operations in the statement of cash flows represent the payment of severance, lease and other liabilities relating to operations disposed of in 1991 and 1997.

9.     PENSION AND RETIREMENT PLANS
       Retirement obligations under various plans cover substantially all full-time employees who meet age and/or service eligibility requirements. The major plans providing retirement benefits to the Company's employees are defined contribution plans.
       The Company has established two ESOPs which purchased a total of $56,000,000 of the Company's capital stock. Until December 1997, the ESOPs were financed by bank and insurance company loans guaranteed by the Company. Subsequently, the Company restructured the ESOPs and internally financed approximately $16.2 million of the $21.8 million ESOP loans outstanding at December 31, 1997.
       Substantially all Chemed headquarters and eligible employees of Roto-Rooter and Cadre Computer participate in the ESOPs. Eligible employees of Roto-Rooter, Patient Care and Service America are also covered by other defined contribution plans.
       Expenses charged to continuing operations for the Company's pension and profit-sharing plans, ESOPs, excess benefit plans and other similar plans comprise the following (in thousands):

                                         For the Years Ended
                                            December 31,
                                   -------------------------------
                                     2000       1999        1998
                                   --------   --------    --------

ESOPs:
   Interest expense                $    --    $    23     $   173
   Compensation cost                 1,679      1,723       1,616
Pension, profit-sharing
   and other similar plans           5,434      6,589       2,893
                                   -------    -------     -------
         Total                     $ 7,113    $ 8,335     $ 4,682
                                   =======    =======     =======
Dividends on ESOP shares
   used for debt service           $   270    $ 1,502     $ 1,643
                                   =======    =======     =======

       At December 31, 2000, there were 444,925 allocated shares (1999--401,282 shares) and 217,258 unallocated shares (1999--296,157 shares) in the ESOP trusts.
       The Company has an excess benefit plan for key employees whose participation in the ESOPs is limited by ERISA rules. Benefits are determined based on theoretical participation in the qualified ESOPs. Prior to September 1, 1998, the value of these benefits was invested in shares of the Company's stock and in mutual funds, which were held by grantor trusts. Beginning September 1, 1998, current benefits are invested in only mutual funds, and participants are not permitted to diversify accumulated benefits which have been invested in shares of the Company's stock. At December 31, 2000, the trusts' assets invested in shares of the Company's capital stock are included in treasury stock, and the corresponding liability is included in a separate component of shareholders' equity. At December 31, 2000, these trusts held 158,123 shares of the Company's stock (1999--156,852 shares). The assets of these excess benefit plans and of Roto-Rooter and Service America deferred compensation plans, all of which are invested in various mutual funds, totaled $14,194,000 at December 31, 2000 (1999--$12,745,000), and are included in other assets. The corresponding liabilities are included in other liabilities.

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------

10.    LEASE ARRANGEMENTS
       The Company, as lessee, has operating leases which cover its corporate office headquarters, various warehouse and office facilities, office equipment and transportation equipment. The remaining terms of these leases range from one year to 18 years, and in most cases, management expects that these leases will be renewed or replaced by other leases in the normal course of business. Substantially all equipment is owned by the Company.
       The following is a summary of future minimum rental payments and sublease rentals to be received under operating leases that have initial or remaining noncancelable terms in excess of one year at December 31, 2000 (in thousands):

      2001                                               $10,478
      2002                                                 9,087
      2003                                                 7,785
      2004                                                 6,162
      2005                                                 5,581
      After 2005                                           3,226
                                                         -------
         Total minimum rental payments                    42,319
      Less minimum sublease rentals                       (5,802)
                                                         -------
         Net minimum rental payments                     $36,517
                                                         =======

       Total rental expense incurred under operating leases for continuing operations follows (in thousands):

                                       For the Years Ended
                                          December 31,
                                 -------------------------------
                                   2000        1999        1998
                                 --------   --------    --------
Total rental payments             $12,140    $12,265     $ 9,540
Less sublease rentals              (1,765)    (1,914)     (1,602)
                                 --------   --------    --------
      Net rental expense          $10,375    $10,351     $ 7,938
                                 ========   ========    ========

11.    FINANCIAL INSTRUMENTS
       The following methods and assumptions are used in estimating the fair value of each class of the Company's financial instruments:
       - For cash and cash equivalents, accounts receivable, statutory deposits and accounts payable, the carrying amount is a reasonable estimate of fair value because of the liquidity and short-term nature of these instruments.
       - For other investments and other assets, fair value is based upon quoted market prices for these or similar securities, if available. Included in other investments, below, is the Company's investment in privately held Vitas Healthcare Corporation ("Vitas"), which provides noncurative care to chronically ill patients. Since it is not considered practicable to obtain an appraisal of the value of Vitas Common Stock Purchase Warrants ("Warrants"), it has been assumed that the market value of the Warrants is equal to book value ($1,500,000). The value of the Vitas 9% Cumulative Preferred Stock ("Preferred") is based on the present value of the mandatory redemption payments, using an interest rate of 9.0%, a rate which management believes is reasonable in view of risk factors attendant to the investment. During 2000, the Company and Vitas agreed to extend the redemption date of the Preferred to May 1, 2001. It is considered reasonably possible that the redemption date will again be extended in the year 2001.
       - The fair value of the Company's long-term debt is estimated by discounting the future cash outlays associated with each debt instrument using interest rates currently available to the Company for debt issues with similar terms and remaining maturities.
       - The fair value of the Mandatorily Redeemable Convertible Preferred Securities of the Chemed Capital Trust ("Trust Securities") is based on the quoted market value at the end of the period.

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------

       The estimated fair values of the Company's financial instruments are as follows (in thousands):

                                          Carrying        Fair
December 31,                              Amount          Value
-----------------------                   --------       -------
2000
   Other investments(a)                   $37,099        $37,099
   Long-term debt                          72,767         75,476
   Trust securities                        14,641         15,184
1999
   Other investments(a)                   $37,849        $37,849
   Long-term debt                          90,299         89,680

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
                                                December 31,
                                           ---------------------
                                             2000         1999
                                           ---------    --------
Aggregate fair value                         $37,099     $37,849
Gross unrealized holding gains                 5,153       5,290
Gross unrealized holding losses                  173          70
Amortized cost                                32,119      32,629

       The chart below summarizes information with respect to available-for-sale securities sold during the period (in thousands):

                                       For the Years Ended
                                          December 31,
                                 -------------------------------
                                  2000        1999        1998
                                 --------   --------    --------
Proceeds from sale               $  4,290   $  7,701     $14,963
Gross realized gains                3,496      4,675      12,857
Gross realized losses                  97         14         268


12.    DILUTED EARNINGS PER SHARE
       Diluted earnings per share were calculated as follows (in thousands, except per share data):
                                          Net Income
                           ---------------------------------------
For the Years Ended          Income         Shares       Income
December 31,               (Numerator)   (Denominator)  Per Share
-------------------        ----------    -------------  ----------
2000
   Earnings                  $20,584         9,833           $2.09
                                                             =====
   Conversion of
      trust securities           777           378
   Nonvested
      stock awards                --            93
   Dilutive stock
      options                     --             1
                            --------      --------
         Diluted
            earnings         $21,361        10,305           $2.07
                            ========      ========           =====
1999
   Earnings                  $19,696        10,470           $1.88
                                                             =====
   Nonvested
      stock awards                --            43
   Dilutive stock
      options                     --             1
                            --------      --------
         Diluted
            earnings         $19,696        10,514           $1.87
                            ========      ========           =====
1998
   Earnings                  $19,909        10,058           $1.98
                                                             =====
   Nonvested
      stock awards                --            37
   Dilutive stock
      options                     --             5
                            --------      --------
         Diluted
            earnings         $19,909        10,100           $1.97
                            ========      ========           =====

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------

       During 2000 and 1999, the following options, whose exercise prices were greater than the average market price during most of the year (and therefore excluded from the computation of diluted earnings per share), were outstanding at December 31:

                                        Number of Options
                          Exercise     -------------------
      Grant Date            Price        2000       1999
      --------------      --------     --------    -------
      May 1999             $32.19       490,125    497,625
      May 1997              35.94       166,188    171,688
      March 1998            39.13       160,462    165,112
      May 1996              38.75       161,923    162,793
      May 1995              32.19        83,713     89,713
      February 1995         33.63        68,000     68,000
      March 1994            32.13        34,925     37,925
      April 1998            40.53        12,000     12,000
      May 1998              37.78         1,000      1,750

       During 1998, the following options, whose exercise prices were greater than the average market price during the last six months of the year (and therefore excluded from the computation of diluted earnings per share), were outstanding at December 31, 1998:

                             Exercise        Number
            Grant Date         Price       of Options
            -----------      --------      ----------
            May 1997          $35.94        196,063
            March 1998         39.13        179,600
            May 1996           38.75        164,150
            April 1998         40.53         14,000
            May 1998           37.78          2,000


13.    STOCK INCENTIVE PLANS
       The Company has eight Stock Incentive Plans under which 2,850,000 shares of Chemed Capital Stock are issued to key employees pursuant to the grant of stock awards and/or options to purchase such shares. All options granted under these plans provide for a purchase price equal to the market value of the stock at the date of grant. Two plans, covering a total of 700,000 shares, were adopted in May 1999.
       Under the plan adopted in 1983, both nonstatutory and incentive stock options have been granted. Incentive stock options granted under the 1983 plan become exercisable in full six months following the date of grant; nonstatutory options granted under the 1983 plan become exercisable in four annual installments commencing six months after the date of grant. Under the Long Term Incentive Plan, adopted in 1999, up to 250,000 shares may be issued to employees who are not officers or directors of the Company or its subsidiaries.
       The other plans are not qualified, restricted or incentive stock option plans under the Internal Revenue Code. Options generally become exercisable six months following the date of grant in either three or four equal annual installments.
       Data relating to the Company's stock issued to employees follow:

                                                             2000                    1999                   1998
                                                      --------------------    -------------------    --------------------
                                                       Number                  Number                 Number
                                                         of        Average       of       Average       of        Average
                                                       Shares       Price      Shares      Price      Shares       Price
                                                      ---------    -------    --------    -------    --------     -------
            Stock options:
               Outstanding at January 1 ........      1,226,756     $34.60     772,001    $36.31      680,013     $34.93
               Granted .........................             --         --     510,650     32.19      199,250      39.23
               Exercised .......................         (6,000)     30.38          --        --      (93,599)     32.43
               Forfeited .......................        (26,000)     34.78     (55,895)    36.10      (13,663)     36.87
                                                      ---------              ---------               --------
               Outstanding at December 31 ......      1,194,756      34.62   1,226,756     34.60      772,001      36.31
                                                      =========              =========               ========
               Exercisable at December 31 ......        906,810      35.06     722,375     35.21      482,746      35.29
                                                      =========              =========               ========
            Stock awards issued ................        225,298      28.26      57,816     31.38       25,039      39.65
                                                      =========              =========               ========

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------

       Options outstanding at December 31, 2000, comprise the following:

                                   Range of Exercise Prices
                              -----------------------------------
                              $21.94 - $28.56    $32.13 - $40.53
                             -----------------  ----------------
Options outstanding                 17,050          1,177,706
Average exercise price
   of options outstanding           $26.83             $34.73
Average contractual life               1.6 yrs.           6.8 yrs.
Options exercisable                 17,050            889,760
Average exercise price
   of options exercisable           $26.83             $35.22

       Also, there were 115,281 shares available for granting of stock options and awards at December 31, 2000.
       Total compensation cost recognized for stock awards for continuing operations was $1,721,000 in 2000 (1999--$1,620,000; 1998--$1,309,000). The
shares of capital stock were issued to key employees and directors at no cost and generally are restricted as to the transfer of ownership. Restrictions covering between 7% and 33% of each holder's shares lapse annually.
       Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, requires the presentation of pro forma data assuming all options granted after December 31, 1994, are recorded at fair value. Summarized below are pro forma data developed by applying the Black-Scholes valuation method to the Company's stock options (in thousands, except per share data):

                                    For the Years Ended
                                       December 31,
                              -------------------------------
Pro Forma Results               2000        1999       1998
-----------------             -------     --------   --------
Net income                    $20,126     $18,972    $19,138
Earnings per share               2.05        1.81       1.90
Diluted earnings
   per share                     2.03        1.80       1.89
Per share average
   fair value of
   options granted               n.a.        3.43       5.21

Assumptions
-----------------
Average risk-free
   interest rate                 n.a.        5.8%       5.6%
Expected volatility              n.a.       19.7       19.4
Expected life
   of options                    n.a.          6 yrs.     6 yrs.

       No options were granted in 2000; however, for 1999 and 1998, it was assumed that the annual dividend would be increased $.01 per share per quarter in the fourth quarter of every odd-numbered year. This assumption was based on the facts and circumstances which existed at the time options were granted and should not be construed to be an indication of future dividend amounts to be paid.
       In view of the fact that the fair value method of accounting is applied to option grants only after 1994, the above pro forma data do not reflect the full impact of applying such fair value method to all of Chemed's stock options.
       During 1999, the Company purchased 101,500 shares of its capital stock in open-market transactions and sold these shares to certain employees at fair market value in exchange for interest-bearing notes secured by the shares. The outstanding balance, including accrued interest, totals $2,886,000 at December 31, 2000 (1999--$2,731,000), and is classified as a reduction of stockholders' equity.

14.    TRUST SECURITIES
       Effective February 1, 2000, the Company completed an Exchange Offer whereby stockholders exchanged 575,503 shares of capital stock for shares of Trust Securities of the wholly owned Chemed Capital Trust ("Trust") on a one-for-one basis. The Trust Securities, which carry a redemption value of $27.00 per security, pay an annual cash distribution of $2.00 per security (payable at the quarterly rate of $.50 per security commencing March 2000) and are convertible into capital stock at a price of $37.00 per security. The Trust Securities mature in 30 years and are callable beginning March 15, 2003, at a price of $27.27 for each $27.00 principal amount. On March 15, 2004, and later, the Trust Securities are callable without premium.
       During 2000, the Company purchased 30,619 Trust Securities in open market transactions, and security owners converted 2,598 Trust Securities into 1,895 shares of capital stock. At December 31, 2000, there were 542,286 Trust Securities outstanding.
       The sole assets of the Trust are Junior Subordinated Debentures ("Debentures") of the Company in the principal amount of $16,019,000. The Debentures mature in March 2030, and the interest rate of the Debentures is $2.00 per annum per $27.00 principal amount. In February 2000, the Company executed an Indenture relating to the Debentures, an Amended and Restated Declaration of Trust relating to the Trust Securities and a Guarantee Agreement for the benefit of the holders of the Trust Securities (collectively "Back-up Undertakings"). Considered together, the Back-up Undertakings constitute a full and unconditional guarantee by the Company of the Trust's obligations under the Trust Securities.

SEGMENT DATA

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------
(in thousands)


For the Years Ended December 31,                                         2000         1999             1998
---------------------------------------------------------------------------------------------------------------
Revenues by Type of Service
            Roto-Rooter
                  Sewer and drain cleaning ........................   $ 117,443    $  96,629       $  75,599
                  Plumbing repair and maintenance .................     117,102      102,218          80,150
                  Industrial and municipal sewer and drain
                    cleaning ......................................      14,234       11,857          10,527
                  HVAC repair and maintenance .....................      13,412       14,928          12,164
                  Other products and services .....................      18,886       17,187          13,610
                                                                      ---------    ---------       ---------
                        Total Roto-Rooter .........................     281,077      242,819         192,050
                                                                      ---------    ---------       ---------
            Patient Care
                  Home health aides ...............................      90,473       90,580          85,732
                  Registered nurses ...............................      22,540       19,900          16,151
                  Live-in aides ...................................       7,332        8,138           9,618
                  Other services ..................................      16,741       10,262           6,781
                                                                      ---------    ---------       ---------
                        Total Patient Care ........................     137,086      128,880         118,282
                                                                      ---------    ---------       ---------
            Service America
                  Repair service contracts ........................      55,048       57,520          56,753
                  Demand repair services ..........................      19,182       16,380          14,198
                                                                      ---------    ---------       ---------
                        Total Service America .....................      74,230       73,900          70,951
                                                                      ---------    ---------       ---------
            Cadre Computer ........................................       8,292        7,994              --
                                                                      ---------    ---------       ---------
                        Total service revenues and sales ..........   $ 500,685    $ 453,593       $ 381,283
                                                                      =========    =========       =========

Aftertax Earnings by Segment(a)
                  Roto-Rooter .....................................   $  20,032    $  14,562       $  10,530
                  Patient Care ....................................       2,084        3,244(e)        3,432
                  Service America .................................       1,058        2,342           2,286
                  Cadre Computer ..................................        (159)          42              --
                                                                      ---------    ---------       ---------
                        Total segment earnings ....................      23,015       20,190          16,248
                  Corporate
                        Gains on sales of investments .............       2,261        2,960           7,945
                        Overhead ..................................      (5,128)      (4,701)         (4,955)
                        Net investing and financing income ........         420        1,247           1,408
                        Acquisition expenses ......................          --           --            (495)
                        Other .....................................          16           --            (242)
                                                                      ---------    ---------       ---------
                              Net income ..........................   $  20,584    $  19,696       $  19,909
                                                                      =========    =========       =========

Interest Income
                  Roto-Rooter .....................................   $      95    $      19       $     191
                  Patient Care ....................................          16           15              13
                  Service America .................................       1,077          979           1,126
                  Cadre Computer ..................................           2           --              --
                                                                      ---------    ---------       ---------
                        Subtotal ..................................       1,190        1,013           1,330
                  Corporate .......................................         564          847           2,913
                  Intercompany eliminations .......................        (217)        (271)           (194)
                                                                      ---------    ---------       ---------
                              Total interest income ...............   $   1,537    $   1,589       $   4,049
                                                                      =========    =========       =========


---------------------------------------------------------------------------------------------------------------
                                                                        2000         1999         1998
---------------------------------------------------------------------------------------------------------------
Interest Expense
                  Roto-Rooter ...................................   $   2,016    $   2,119    $     957
                  Patient Care ..................................       1,676          760          536
                  Service America ...............................          --           --           --
                  Cadre Computer ................................          --           --           --
                                                                    ---------    ---------    ---------
                        Subtotal ................................       3,692        2,879        1,493
                  Corporate .....................................       7,092        7,514        6,759
                  Intercompany eliminations .....................      (4,048)      (3,535)      (1,459)
                                                                    ---------    ---------    ---------
                              Total interest expense ............   $   6,736    $   6,858    $   6,793
                                                                    =========    =========    =========

Income Tax Provision
                  Roto-Rooter ...................................   $  14,797    $  11,713    $   8,744
                  Patient Care ..................................         457        1,159        1,144
                  Service America ...............................       1,570        2,404        2,405
                  Cadre Computer ................................         (81)          27           --
                                                                    ---------    ---------    ---------
                        Subtotal ................................      16,743       15,303       12,293
                  Corporate .....................................      (4,081)      (4,046)         (77)
                                                                    ---------    ---------    ---------
                              Total income tax provision ........   $  12,662    $  11,257    $  12,216
                                                                    =========    =========    =========

Identifiable Assets
                  Roto-Rooter ...................................   $ 190,350    $ 183,797    $ 175,036
                  Patient Care ..................................      84,631       86,277       67,961
                  Service America ...............................      72,364       69,632       71,049
                  Cadre Computer ................................       2,347        3,354           --
                                                                    ---------    ---------    ---------
                        Total identifiable assets ...............     349,692      343,060      314,046
                  Corporate assets(b) ...........................      71,683       78,243      115,658
                                                                    ---------    ---------    ---------
                              Total assets ......................   $ 421,375    $ 421,303    $ 429,704
                                                                    =========    =========    =========

Additions to Long-Lived Assets(c)
                  Roto-Rooter ...................................   $  20,811    $  17,208    $  27,969
                  Patient Care ..................................       1,649       12,001        9,744
                  Service America ...............................       7,706        5,111        3,294
                  Cadre Computer ................................         264          416           --
                                                                    ---------    ---------    ---------
                        Subtotal ................................      30,430       34,736       41,007
                  Corporate assets(b) ...........................         207        1,010          506
                                                                    ---------    ---------    ---------
                              Total additions ...................   $  30,637    $  35,746    $  41,513
                                                                    =========    =========    =========

Depreciation and Amortization(d)
                  Roto-Rooter ...................................   $  13,765    $  11,707    $   9,378
                  Patient Care ..................................       2,817        2,686        2,160
                  Service America ...............................       4,273        3,790        3,726
                  Cadre Computer ................................         314          396           --
                                                                    ---------    ---------    ---------
                        Subtotal ................................      21,169       18,579       15,264
                  Corporate assets(b) ...........................       2,276        1,550        2,020
                                                                    ---------    ---------    ---------
                              Total depreciation and amortization   $  23,445    $  20,129    $  17,284
                                                                    =========    =========    =========

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

SELECTED FINANCIAL DATA

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------
(in thousands, except per share data, employee numbers, footnote data, ratios and percentages)


                                                                        2000          1999         1998
-----------------------------------------------------------------------------------------------------------
Summary of Operations
      Continuing operations
         Total service revenues and sales ........................   $ 500,685     $ 453,593    $ 381,283
         Gross profit ............................................     197,002       176,834      144,135
         Depreciation ............................................      15,302        13,129       10,649
         Income from operations ..................................      33,468        26,785       19,340
         Income from continuing operations before capital gains(d)      18,323        16,736       11,964
         Income from continuing operations .......................      20,584        19,696       19,909
      Discontinued operations(a) .................................          --            --           --
      Cumulative effect of a change in accounting principle ......          --            --           --
      Net income .................................................      20,584        19,696       19,909
      Earnings per share:
         Income from continuing operations
            before capital gains(d) ..............................   $    1.86     $    1.60    $    1.19
         Income from continuing operations .......................        2.09          1.88         1.98
         Net income ..............................................        2.09          1.88         1.98
         Average number of shares outstanding ....................       9,833        10,470       10,058
      Diluted earnings per share:
         Income from continuing operations
            before capital gains(d) ..............................   $    1.85     $    1.59    $    1.18
         Income from continuing operations .......................        2.07          1.87         1.97
         Net income ..............................................        2.07          1.87         1.97
         Average number of shares outstanding ....................      10,305        10,514       10,100
      Cash dividends per share ...................................   $     .40     $    2.12    $    2.12

Financial Position--Year-End
      Cash, cash equivalents and marketable securities ...........   $  10,280     $  17,282    $  41,358
      Working capital ............................................        (472)       13,374       33,533
      Properties and equipment,
         at cost less accumulated depreciation ...................      75,177        71,728       61,721
      Total assets ...............................................     421,375       421,303      429,704
      Long-term debt .............................................      58,391        78,580       80,407
      Stockholders' equity .......................................     213,764       212,044      223,356
      Book value per share .......................................   $   21.70     $   20.40    $   21.45
      Diluted book value per share ...............................       22.13         20.31        21.36

Other Statistics--Continuing Operations
      Net cash provided/(used) by continuing operations ..........   $  51,838     $  27,542    $  20,778
      Capital expenditures .......................................      19,499        22,411       21,997
      Number of employees(b) .....................................       7,591         7,817        7,671
      Number of service and sales representatives ................       5,678         5,796        5,759
      Dividend payout ratio(c) ...................................        19.1%        112.8%       107.1%
      Debt to total capital ratio ................................        24.2          29.9         27.5
      Return on average equity(c) ................................        10.0           9.1          8.9
      Return on average total capital employed(c) ................         8.0           7.7          7.7
      Current ratio ..............................................        1.00          1.14         1.37



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

(c) These computations are based on net income and, with respect to return on average capital employed, various related adjustments.

(d)    Amounts exclude gains on sales of investments.


----------------------------------------------------------------------------------------
    1997         1996         1995         1994          1993          1992         1991
----------------------------------------------------------------------------------------
$ 341,729    $ 301,213    $ 270,449    $ 240,994     $ 136,428     $ 104,688    $  84,774
  129,082      118,440      103,412       90,189        54,325        44,750       39,034
    8,622        7,353        6,505        5,833         3,914         2,854        2,811
   19,482       17,481       14,102       10,703         7,388         4,599          996
    9,425        7,386        5,833        3,650         3,289         6,761        4,204
   17,077       25,117       11,715        7,027         7,563         8,660        6,788
   13,160        7,211       11,467       36,895        10,266         6,991       46,179
       --           --           --           --         1,651            --           --
   30,237       32,328       23,182       43,922        19,480        15,651       52,967


$     .95    $     .75    $     .59    $     .37     $     .34     $     .69    $     .42
     1.72         2.56         1.19          .71           .78           .89          .68
     3.04         3.30         2.36         4.47          2.00          1.60         5.27
    9,940        9,801        9,830        9,830         9,756         9,783       10,043


$     .94    $     .74    $     .58    $     .36     $     .33     $     .68    $     .42
     1.71         2.54         1.18          .70           .76           .88          .67
     3.02         3.26         2.33         4.42          1.97          1.59         5.27
   10,014        9,879        9,898        9,907         9,824         9,838       10,055
$    2.09    $    2.08    $    2.06    $    2.04     $    2.01     $    2.00    $    1.97


$  70,958    $  14,028    $  30,497    $  24,866     $  20,133     $  51,142    $  82,994
   83,103        8,996        7,159      (14,573)      (29,070)        5,574       48,991

   53,089       40,661       37,860       35,677        33,873        26,419       25,951
  448,838      509,361      476,732      453,801       385,922       363,960      330,712
   83,720      158,140       85,317       92,033        97,906       103,580       77,007
  228,120      217,891      208,657      186,320       137,151       133,511      139,407
$   22.64    $   21.89    $   21.18    $   18.89     $   14.00     $   13.68    $   14.08
    22.54        21.76        21.06        18.76         13.91         13.62        14.07


$  23,747    $  13,519    $   5,385    $  13,378     $   6,029     $   8,583    $  10,828
   20,117       10,988        9,219        9,606         7,420         3,835        7,008
    6,849        5,884        5,278        4,497         2,711         1,726        1,666
    5,101        4,315        3,835        3,203         1,832         1,090        1,069
     68.8%        63.0%        87.3%        45.6%        101.0%        125.0%        37.4%
     28.1         44.6         32.8         36.6          44.2          45.2         34.8
     13.8         15.3         11.9         28.4          14.3          11.6         42.5
      9.9         10.9          9.3         16.4           9.7           8.7         24.4
     1.88         1.10         1.07          .86           .68          1.08         1.82

SUPPLEMENTAL REVENUE AND PROFIT STATISTICS BY BUSINESS SEGMENT

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------
(in thousands, except percentages and footnote data)


                                                                    Continuing Operations
                                   ----------------------------------------------------------------------------------------
                                     Roto-              Patient             Service
                                     Rooter               Care              America             Other               Total
---------------------------------------------------------------------------------------------------------------------------
Service Revenues and Sales
                     2000 ......   $281,077             $137,086             $ 74,230           $  8,292            $500,685
                     1999 ......    242,819              128,880               73,900              7,994             453,593
                     1998 ......    192,050              118,282               70,951                 --             381,283
                     1997 ......    153,883              121,143               66,703                 --             341,729
                     1996 ......    140,163               99,565               61,485                 --             301,213
                     1995 ......    121,999               90,727               57,723                 --             270,449
                     1994 ......    109,098               69,064               62,832                 --             240,994
                     1993 ......     95,555                   --               40,873                 --             136,428
                     1992 ......     86,185                   --               18,503                 --             104,688
                     1991 ......     79,217                   --                5,557                 --              84,774
            Percent of Total
                     2000 ......         56%                  27%                  15%                 2%                100%
                     1991 ......         93                   --                    7                 --                 100

Operating Profit(a)
                     2000 ......   $ 36,637             $  4,203             $  1,396           $   (242)           $ 41,994
                     1999 ......     26,310                5,157(d)             3,679                 71              35,217
                     1998 ......     19,244(b)             5,104                3,491                 --              27,839
                     1997 ......     17,256                5,541                3,443                 --              26,240
                     1996 ......     15,707                5,592                2,503                 --              23,802
                     1995 ......     13,134(c)             4,923                1,906                 --              19,963
                     1994 ......     12,071                2,772                3,061                 --              17,904
                     1993 ......      9,854                   --                3,708                 --              13,562
                     1992 ......      8,626                   --                1,841                 --              10,467
                     1991 ......      7,328                   --                  581                 --               7,909
            Percent of Total
                     2000 ......         87%                  10%                   3%                --                 100%
                     1991 ......         93                   --                    7                 --                 100


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


                                                            First       Second        Third       Fourth        Total
2000                                                       Quarter      Quarter      Quarter      Quarter       Year
-------------------------------------------------------------------------------------------------------------------------
Total Service Revenues and Sales ......................   $ 121,534    $ 125,218    $ 123,781    $ 130,152    $ 500,685
                                                          =========    =========    =========    =========    =========
Gross profit ..........................................   $  47,407    $  49,344    $  49,243    $  51,008    $ 197,002
                                                          =========    =========    =========    =========    =========
Income from operations ................................   $   7,539    $   9,183    $   7,837    $   8,909    $  33,468
Interest expense ......................................      (1,782)      (1,787)      (1,664)      (1,503)      (6,736)
Distributions on preferred securities .................        (288)        (286)        (282)        (341)      (1,197)
Other income--net .....................................       2,396        2,793        1,916          606        7,711
                                                          ---------    ---------    ---------    ---------    ---------
   Income before income taxes .........................       7,865        9,903        7,807        7,671       33,246
Income taxes ..........................................      (2,963)      (3,790)      (3,172)      (2,737)     (12,662)
                                                          ---------    ---------    ---------    ---------    ---------
Net Income ............................................   $   4,902    $   6,113    $   4,635    $   4,934    $  20,584
                                                          =========    =========    =========    =========    =========
Earnings Per Share
   Net income .........................................   $     .49    $     .62    $     .48    $     .51    $    2.09
                                                          =========    =========    =========    =========    =========
   Average number of shares outstanding ...............      10,064        9,797        9,742        9,728        9,833
                                                          =========    =========    =========    =========    =========
Diluted Earnings Per Share
   Net income .........................................   $     .48    $     .61    $     .47    $     .50    $    2.07
                                                          =========    =========    =========    =========    =========
   Average number of shares outstanding ...............      10,448       10,295       10,253       10,276       10,305
                                                          =========    =========    =========    =========    =========


1999
-------------------------------------------------------------------------------------------------------------------------
Total Service Revenues and Sales ......................   $ 105,735    $ 111,385    $ 114,428    $ 122,045    $ 453,593
                                                          =========    =========    =========    =========    =========
Gross profit ..........................................   $  40,676    $  43,012    $  44,390    $  48,756    $ 176,834
                                                          =========    =========    =========    =========    =========
Income from operations ................................   $   5,792    $   6,199    $   7,844    $   6,950    $  26,785
Interest expense ......................................      (1,594)      (1,507)      (1,448)      (2,309)      (6,858)
Other income--net .....................................       4,609        3,735        1,128        1,554       11,026
                                                          ---------    ---------    ---------    ---------    ---------
   Income before income taxes .........................       8,807        8,427        7,524        6,195       30,953
Income taxes ..........................................      (3,452)      (3,313)      (3,112)      (1,380)     (11,257)
                                                          ---------    ---------    ---------    ---------    ---------
Net Income ............................................   $   5,355    $   5,114    $   4,412    $   4,815    $  19,696
                                                          =========    =========    =========    =========    =========
Earnings Per Share
   Net income .........................................   $     .51    $     .49    $     .42    $     .46    $    1.88
                                                          =========    =========    =========    =========    =========
   Average number of shares outstanding ...............      10,471       10,473       10,480       10,455       10,470
                                                          =========    =========    =========    =========    =========
Diluted Earnings Per Share
   Net income .........................................   $     .51    $     .49    $     .42    $     .46    $    1.87
                                                          =========    =========    =========    =========    =========
   Average number of shares outstanding ...............      10,516       10,512       10,527       10,500       10,514
                                                          =========    =========    =========    =========    =========

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------
FINANCIAL CONDITION


LIQUIDITY AND CAPITAL RESOURCES
       Significant factors affecting the Company's consolidated cash flows during 2000 and financial position at December 31, 2000, include the following:
       -      Operations generated cash of $51.8 million;
       -      Capital expenditures totaled $19.5 million;
       -      The Company reduced its long-term debt by $17.0 million;
       - Shareholders exchanged shares of capital stock for the shares of Convertible Trust Preferred Securities ("Trust Securities") with a redemption value of $15.5 million; and
       - The Company used $11.5 million of cash to finance purchase business combinations.
       As a result of the $17.0 million reduction of long-term debt, the ratio of total debt (excluding the Trust Securities) to total capital declined from 30% at December 31, 1999, to 24% at December 31, 2000. The Company's current ratio at December 31, 2000, was 1.0 as compared with 1.1 at December 31, 1999.
       The Company had $104.4 million of unused lines of credit with various banks at December 31, 2000.

CASH FLOW
       The Company's cash flows for 2000 and 1999 are summarized as follows (in millions):

                                             For the Years Ended
                                                December 31,
                                            ---------------------
                                              2000         1999
                                            -------       -------
Cash from continuing operations             $ 51.8        $ 27.5
Capital expenditures                         (19.5)        (22.4)
                                            ------        ------
   Operating cash excess
      after capital expenditures              32.3           5.1
Net increase/(decrease) in long-term
   debt (excluding ESOP debt)                (17.0)          7.0
Business combinations                        (11.5)        (15.5)
Purchases of treasury stock                   (5.7)         (1.7)
Cash dividends                                (4.0)        (22.5)
Proceeds from sales of investments             4.3           7.7
Net uses for
   discontinued operations                    (3.7)         (2.5)
Other--net                                    (1.7)         (1.7)
                                            ------        ------
   Decrease in cash
      and cash equivalents                  $ (7.0)       $(24.1)
                                            ======        ======

       For 2000, the operating cash excess after capital expenditures was $32.3 million as compared with $5.1 million in 1999. This excess was available to fund debt repayment, business combinations and dividend requirements.
       The reduction in cash dividends during 2000 is attributable to the November 1999 change in dividend policy, which will enable the Company to take better advantage of future growth possibilities. Under this policy, the quarterly cash dividend for 2000 was reduced to $.10 per share from the level of $.53 per share paid the previous nine quarters. In February 2001, a cash dividend of $.11 per share was declared (payable on March 9 to holders of record February 19, 2001).
       During February 2000, the Company completed an Exchange Offer whereby stockholders were permitted to exchange shares of capital stock for Trust Securities on a one-for-one basis. The Trust Securities pay an annual cash distribution of $2.00 per security and are convertible into capital stock at a price of $37.00 per security. A total of 575,503 capital shares was exchanged for Trust Securities with a redemption value of approximately $15.5 million.
       The Trust Securities mature in 30 years and are callable at a price of $27.27 for each $27.00 redemption amount beginning March 15, 2003, and are callable without premium beginning March 15, 2004. During 2000, the Company purchased approximately $800,000 of Trust Securities in open market transactions.

COMMITMENTS AND CONTINGENCIES
       In connection with the sale of DuBois Chemicals Inc. ("DuBois"), the Company provided allowances and accruals relating to several long-term costs, including income tax matters, lease commitments and environmental costs. Also, in conjunction with the sales of The Omnia Group and National Sanitary Supply Company in 1997, the Company provided long-term allowances and accruals relating to costs of severance arrangements, lease commitments and income tax matters. In the aggregate, the Company believes these allowances and accruals are adequate as of December 31, 2000.

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------

       Based on a recent review of Chemed's environmental-related liabilities under the DuBois sale agreement, the Company has estimated its liabilities to be $3.0 million. As of December 31, 2000, the Company is contingently liable for additional cleanup and related costs up to a maximum of $18.1 million, for which no provision has been recorded.
       The Company's various loan agreements and guarantees of indebtedness contain certain restrictive covenants; however, management believes that such covenants will not adversely affect the operations of the Company. Under the most restrictive of these covenants, the Company projects that it can incur additional debt of approximately $64 million as of December 31, 2000.
       Since 1991, the Company has carried an investment in the mandatorily redeemable preferred stock ($27 million par value; $27.2 million carrying and redemption values) of Vitas Healthcare Corporation ("Vitas"), a privately held provider of hospice services to the terminally ill. During the past several fiscal years, Vitas has increased its net income and is continuing to pursue various long-term financing alternatives. During 2000, Vitas and the Company agreed to extend the redemption dates on the preferred stock to May 1, 2001, to facilitate Vitas' pursuit of long-term financing alternatives. It is considered reasonably possible that the redemption date will again be extended in 2001.
       During 2000, Vitas made payments of $3.8 million on preferred dividends, including $715,000 that was in arrears at December 31, 1999. In addition, Vitas made timely payment of the fourth quarter preferred dividend due in January 2001. On the basis of information currently available, management believes its investment in Vitas is fully recoverable and that no impairment exists.
       It is management's opinion that the Company has no long-range commitments that would have a significant impact on its liquidity, financial condition or the results of its operations. Due to the nature of the environmental liabilities, it is not possible to forecast the timing of the cash payments for these potential liabilities. Based on the Company's available credit lines, sources of borrowing and liquid investments, management believes its sources of capital and liquidity are satisfactory for the Company's needs for the foreseeable future.

RESULTS OF OPERATIONS
       Set forth below by business segment are the growth in sales and service revenues and the aftertax earnings margin:

                                         Percent Increase
                                   in Service Revenues and Sales
                                   -----------------------------
                                       2000               1999
                                   vs. 1999           vs. 1998
                                   --------           --------
Roto-Rooter                           16%                26%
Patient Care                           6                  9
Service America                       --                  4
Cadre Computer                         4               n.a.
         Total                        10                 19


                                     Aftertax Earnings/(Loss)
                                         as a Percent of
                                    Service Revenues and Sales
                                         (Aftertax Margin)
                                    ---------------------------
                                    2000       1999        1998
                                    -----      -----       -----
Roto-Rooter                         7.1%        6.0%        5.5%
Patient Care                        1.5         2.5         2.9
Service America                     1.4         3.2         3.2
Cadre Computer                     (1.9)         .5        n.a.
         Total                      4.6         4.5         4.3



2000 VERSUS 1999
       The Roto-Rooter segment recorded service revenues and sales of $281,077,000 during 2000, an increase of 16% versus revenues of $242,819,000 in 1999. This growth was attributable primarily to Roto-Rooter's plumbing and sewer and drain cleaning businesses, which recorded revenue increases of 15% and 22%, respectively, for 2000. Excluding businesses acquired in 2000 and 1999, this segment's total revenues and net income for 2000 increased 11% and 37%, respectively, versus amounts recorded in 1999. Including acquisitions, Roto-Rooter recorded a 38% increase in aftertax earnings for 2000. The aftertax margin of this segment increased 1.1%, primarily due to the favorable impact of pricing increases on the gross profit margin.
       Revenues of the Patient Care segment increased 6% from $128,880,000 in 1999 to $137,086,000 in 2000. Higher labor costs, as a percent of revenues, are primarily responsible for the decline in the aftertax margin from 2.5% in 1999 to 1.5% in 2000.

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------
       The Service America segment recorded total revenues of $74,230,000 during 2000, essentially the same level as 1999's revenues of $73,900,000. Service America's revenues from demand services for 2000, which account for approximately 26% of total revenues, increased 17% versus demand revenues for 1999. As anticipated, revenues from repair service contracts for 2000 declined 4% versus revenues in 1999. For 2000, aftertax earnings declined 55%, and the aftertax margin declined 1.8 percentage points in 2000 as compared with 1999 results. The reasons for these declines were higher medical and casualty insurance costs and higher fuel costs incurred in 2000.
       During 2000, Cadre Computer recorded service revenues and sales of $8,292,000, an increase of 4% versus revenues and sales for 1999. A decline in revenues from software development is largely responsible for the $159,000 aftertax loss recorded by this operation in 2000.
       Income from operations increased from $26,785,000 in 1999 to $33,468,000 in 2000, as a result of significantly higher operating profit recorded by Roto-Rooter during 2000.
       Also reflecting a strong operational performance by Roto-Rooter in 2000, earnings before interest, taxes, depreciation and amortization ("EBITDA"), excluding capital gains and acquisition expenses, totaled $59,263,000 in 2000, an increase of 14% versus EBITDA for 1999.
       Interest expense for 2000 totaled $6,736,000 versus expense of $6,858,000 recorded in 1999.
       Other income declined from $11,026,000 in 1999 to $7,711,000 in 2000, primarily as a result of lower gains on the sales of investments and lower gains on assets held in deferred compensation trusts in 2000. The lower level of interest income in 2000 is due primarily to a reduction of average levels of cash equivalents resulting from the use of cash to finance acquisitions and repay long-term borrowings.
       The Company's effective income tax rate was 38.1% in 2000 as compared with 36.4% in 1999. The lower effective rate in 1999 was largely attributable to adjustments recorded during 1999 from the finalization of federal income tax audits for prior years.
       Net income increased 5% from $19,696,000 ($1.88 per share or $1.87 per diluted share) in 1999 to $20,584,000 ($2.09 per share or $2.07 per diluted share) in 2000. Excluding aftertax realized investment gains ($2,261,000 in 2000 and $2,960,000 in 1999), earnings per share increased 16% from $1.60 per share to $1.86 per share in 2000. Similarly, diluted earnings per share excluding investment gains increased 16% from $1.59 per share in 1999 to $1.85 per share in 2000.

1999 VERSUS 1998
       The Roto-Rooter segment recorded service revenues and sales of $242,819,000 during 1999, an increase of 26% versus revenues of $192,050,000 in 1998. This growth was attributable primarily to Roto-Rooter's plumbing and sewer and drain cleaning businesses, both of which recorded 28% revenue increases for the 1999 period. Excluding businesses acquired in 1998 and 1999, this segment's total revenues and net income for 1999 increased 14% and 30%, respectively, versus amounts recorded in 1998. Roto-Rooter recorded a 38% increase in aftertax earnings for 1999. The aftertax margin of this segment increased .5%, primarily due to an increase in the gross profit margin.
       Revenues of the Patient Care segment increased 9% from $118,282,000 in 1998 to $128,880,000 in 1999. Excluding the revenues of businesses acquired in 1998 and 1999, revenues for 1999 declined 2% versus revenues for 1998. This revenue decline was anticipated and is primarily attributable to the implementation of the Medicare provisions of the Balanced Budget Act of 1997. Higher workers' compensation costs, as a percent of revenues, are primarily responsible for the decline in the aftertax margin from 2.9% in 1998 to 2.5% in 1999.

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------

       The Service America segment recorded total revenues of $73,900,000 during 1999, an increase of 4% versus revenues of $70,951,000 recorded in 1998. Demand service revenues for 1999 increased 15% versus such revenues for 1998. Aftertax earnings for 1999 increased 2% versus aftertax earnings for 1998. The aftertax margin of this segment was 3.2% in both 1999 and 1998.
       Income from operations increased from $19,340,000 in 1998 to $26,785,000 in 1999, primarily as a result of significantly higher operating profit recorded by Roto-Rooter during 1999.
       Also reflecting a strong performance by Roto-Rooter in 1999, EBITDA, excluding capital gains and acquisition expenses, totaled $52,109,000 in 1999, an increase of 21% versus EBITDA for 1998.
       Interest expense for 1999 totaled $6,858,000 versus expense of $6,793,000 recorded in 1998.
       Other income declined from $19,578,000 in 1998 to $11,026,000 in 1999, primarily as a result of lower gains on the sales of investments and lower interest income in 1999.
       The Company's effective income tax rate was 36.4% in 1999 as compared with 38.0% in 1998. The decline in the effective rate was largely attributable to adjustments recorded during 1999 from the finalization of federal income tax audits for prior years.
       Net income declined from $19,909,000 ($1.98 per share or $1.97 per diluted share) in 1998 to $19,696,000 ($1.88 per share or $1.87 per diluted share) in 1999. Excluding acquisition expenses in 1998 ($495,000 or $.05 per share) and realized investment gains ($2,960,000 in 1999 and $7,945,000 in
1998), aftertax income increased 34% from $12,459,000 in 1998 ($1.24 per share or $1.23 per diluted share) to $16,736,000 ($1.60 per share or $1.59 per diluted share) in 1999.

REGULATORY ENVIRONMENT
       Healthcare reform legislation enacted by Congress challenges healthcare providers to provide quality services while facing mounting pressure to contain costs associated with entitlement programs funded by the federal government. Patient Care is adapting to the demands of this regulatory environment by leveraging its existing infrastructure to increase productivity.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 REGARDING FORWARD-LOOKING INFORMATION
       In addition to historical information, this report contains forward-looking statements and performance trends that are subject to certain known and unknown risks, uncertainties, contingencies and other factors. Such forward-looking statements and trends include, but are not limited to, those relating to the leveraging of costs, the impact of laws and regulations on Company operations, the recoverability of deferred tax assets and other factors. Any or all of these factors could cause actual results to differ materially from these statements and trends. The Company's ability to deal with the unknown outcomes of these events, many of which are beyond the control of the Company, may affect the reliability of its projections and other financial matters.

CORPORATE OFFICERS AND DIRECTORS


CORPORATE OFFICERS

Edward L. Hutton
Chairman &
Chief Executive Officer

Kevin J. McNamara
President

Timothy S. O'Toole
Executive Vice President
& Treasurer

Spencer S. Lee
Executive Vice President

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

Patrick P. Grace
President, Kingdom Group LLC

Thomas C. Hutton
Vice President,
Chemed Corporation

Walter L. Krebs
Former Senior Vice President
& Chief Financial Officer,
Service America Systems Inc.
(retired)

Sandra E. Laney
Senior Vice President &
Chief Administrative Officer,
Chemed Corporation

Spencer S. Lee
Executive Vice President,
Chemed Corporation;
Chairman & Chief Executive Officer,
Roto-Rooter Inc.

John M. Mount
Vice President, Chemed Corporation;
President & Chief Executive Officer,
Service America Systems Inc.

Timothy S. O'Toole
Executive Vice President
& Treasurer, Chemed Corporation;
Chairman & Chief Executive Officer,
Patient Care Inc.

Donald E. Saunders
Former President,
DuBois Chemicals Division,
DiverseyLever Inc. (retired)

Paul C. Voet
Executive Vice President,
Chemed Corporation

George J. Walsh III
Partner, Gould & Wilkie LLP
(Law Firm, New York, New York)

CORPORATE INFORMATION



--------------------------------------------------------------------------------
CORPORATE HEADQUARTERS
Chemed Corporation
2600 Chemed Center
255 East Fifth Street
Cincinnati, Ohio 45202-4726
513-762-6900
www.chemed.com
--------------------------------------------------------------------------------
TRANSFER AGENTS & REGISTRARS
       Individuals of record needing address changes, account balances, account consolidations, replacement of lost certificates or lost checks, dividend reinvestment plan statements, 1099s, or assistance with other administrative matters relating to Chemed Capital Stock and Convertible Trust Preferred Securities should direct their inquiries to the designated transfer agent listed below.

CHEMED CAPITAL STOCK TRANSFER AGENT & REGISTRAR:
   Wells Fargo Bank Minnesota, N.A., Shareowner Services
   P.O. Box 64854
   St. Paul, Minnesota 55164-0854
   Telephone: 800-468-9716 (toll-free)
   Web site: www.wellsfargo.com/com/shareowner_services

       All questions relating to administration of Chemed Capital Stock must be handled by Wells Fargo.

CONVERTIBLE TRUST PREFERRED SECURITIES TRANSFER AGENT & REGISTRAR:
   Firstar Bank, N.A.
   Corporate Trust Services
   1555 North RiverCenter Drive, Suite 301
   Milwaukee, Wisconsin 53212
   Telephone: 800-637-7549 (toll-free)
   Web site: www.firstarcorporatetrust.com

       All questions relating to administration of Convertible Trust Preferred Securities must be handled by Firstar.
--------------------------------------------------------------------------------
CORPORATE INQUIRIES
       Questions concerning company operations and financial results should be directed to Timothy S. O'Toole, Executive Vice President & Treasurer, at Chemed corporate headquarters by writing or by calling 800-2CHEMED (800-224-3633) or 513-762-6702.
       Annual and quarterly reports, press releases, and other printed materials may be obtained from Chemed Investor Relations by writing or by calling 800-2CHEMED (800-224-3633) or 513-762-6463. Printed materials may also be viewed and downloaded from Chemed's Web site at www.chemed.com.
--------------------------------------------------------------------------------
INDEPENDENT ACCOUNTANTS
PricewaterhouseCoopers LLP
Cincinnati, Ohio 45202
--------------------------------------------------------------------------------
FORM 10-K
       Additional information about Chemed is available in the Annual Report on Form 10-K. Chemed Investor Relations will furnish copies without charge.
--------------------------------------------------------------------------------
DIVIDEND REINVESTMENT PLAN
FOR HOLDERS OF 25 OR MORE SHARES
       The Chemed Automatic Dividend Reinvestment Plan is available to Chemed shareholders of record owning a minimum of 25 shares of Chemed Capital Stock. A plan brochure, including fee schedule, and enrollment information are available from the Dividend Reinvestment Agent, Wells Fargo Bank Minnesota, N.A., at the address listed above. Convertible Trust Preferred Securities are not eligible to participate in this Plan.
--------------------------------------------------------------------------------
ANNUAL MEETING
       The Annual Meeting of Shareholders of Chemed Capital Stock will be held on Monday, May 21, 2001, at 2 p.m. in the Grand Ballroom of The Phoenix Club, 812 Race Street, Cincinnati, Ohio.
--------------------------------------------------------------------------------
NUMBER OF SHAREHOLDERS
       The approximate number of shareholders of record of Chemed Capital Stock was 3,850 on December 31, 2000, and 4,864 on December 31, 1999. (These numbers do not include shareholders with shares held under beneficial ownership or within clearinghouse positions of brokerage firms and banks nor holders of preferred securities.)
--------------------------------------------------------------------------------
STOCK EXCHANGE LISTINGS
       Chemed Capital Stock is listed on the New York Stock Exchange under the ticker symbol CHE. Chemed Convertible Trust Preferred Securities are listed on the NASDAQ Over-the-Counter Bulletin Board under the symbol CHEQP.
--------------------------------------------------------------------------------
CAPITAL STOCK & DIVIDEND DATA
       The high and low closing prices for Chemed Capital Stock during 2000 and 1999 as reported in The Wall Street Journal and dividends per share paid by quarter during these years are shown below:

                                  Closing              Dividends
                          ----------------------
                           High             Low          Paid
--------------------------------------------------------------------------------
2000
First Quarter             $31.44          $27.00         $.10
Second Quarter             31.19           27.50          .10
Third Quarter              32.31           27.75          .10
Fourth Quarter             36.56           30.94          .10


1999
First Quarter             $33.81          $25.75         $.53
Second Quarter             33.88           26.31          .53
Third Quarter              33.44           29.25          .53
Fourth Quarter             30.13           24.94          .53

Chemed Corporation
2600 Chemed Center
255 East Fifth Street
Cincinnati, Ohio 45202-4726



Visit our company Web sites at www.chemed.com, www.rotorooter.com, www.serviceamerica.com, www.patientcare.com, and www.cadre.net.

[recycle symbol] Printed on recycled paper

                                  [COVER PAGE]



     CHEMED

2000 ANNUAL REPORT



                                [GRAPHIC PICTURE]


        Providing


     Essential

        S E R V I C E S

                to

           Home Owners

                and Businesses

CHEMED

Chemed Corporation, headquartered in Cincinnati, offers essential repair and maintenance services to home owners and businesses through two major subsidiaries, as well as home healthcare services through a third subsidiary. Chemed Capital Stock is publicly traded on the New York Stock Exchange under the symbol CHE.



[LOGO] ROTO-ROOTER(R)

Roto-Rooter Inc. is North America's largest provider of plumbing repair and drain cleaning services. Through its network of company operations, independent contractors, and franchisees, Roto-Rooter serves residential and commercial customers in the United States, Canada, and six overseas territories.



[LOGO] SERVICE AMERICA(TM)

Service America provides major-appliance and heating, ventilating, and air-conditioning (HVAC) repair services to contract customers in Florida and Arizona and is rapidly growing its presence in the retail repair, replacement, and maintenance market as well.



[LOGO] PATIENT CARE INC.

Patient Care delivers home healthcare services, focusing on personal care provided by its staff of professionally trained home health aides. With a major presence in the New York-New Jersey-Connecticut region and operations in Georgia, Illinois, Kentucky, Maryland, Ohio, Virginia, and Washington, D.C., Patient Care is among the largest homecare providers in the United
States.


--------------------------------------------------------------------------------
CONTENTS

FINANCIAL HIGHLIGHTS ............................1
  Core EPS increase 16% in 2000 on revenue growth of 10% to $500 million.

LETTER TO SHAREHOLDERS ..........................2 - 3
  Chemed enters its 30th anniversary year
  led by superior results from Roto-Rooter and prepared for further growth.

DISCUSSION WITH MANAGEMENT ......................4 - 6
  Management delivers on its strategy and
  focuses on executing its growth plans.

OPERATIONS REVIEW ...............................7 - 10
  Chemed's major operations furnish
  high-quality residential, commercial,
  and healthcare services.

FINANCIAL REVIEW ................................11 - 35

OFFICERS AND DIRECTORS ..........................36

CORPORATE INFORMATION ...........................IBC*
  Capital stock price data, how to contact
  Chemed Investor Relations and the
  company's transfer agents, and other
  relevant information for shareholders
  and preferred security holders.

  * Inside back cover

        Financial
Highlights


Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------
For the Years Ended December 31,                2000     1999            Change
--------------------------------------------------------------------------------
Service Revenues and Sales ............   $500,685,000    $453,593,000    10%

Income Before Capital Gains ...........   $ 18,323,000    $ 16,736,000     9%

Net Income (a) ........................   $ 20,584,000    $ 19,696,000     5%

Earnings Per Share

   Income Before Capital Gains ........   $       1.86    $       1.60    16%

   Net Income (a) .....................   $       2.09    $       1.88    11%

   Average Number of Shares
     Outstanding ......................      9,833,000      10,470,000    (6)%

Dividends Per Share ...................   $        .40    $       2.12   (81)%

Number of Shareholders ................          3,850           4,864   (21)%

Number of Employees ...................          7,591           7,817    (3)%

Return on Average Equity ..............           10.0%            9.1%   .9 pt.


(a) Amounts include aftertax gains from sales of investments of $2,261,000, or $.23 per share, in 2000 and $2,960,000, or $.28 per share, in 1999.


--------------------------------------------------------------------------------

Business Highlights


- Roto-Rooter Inc. achieved outstanding results in 2000, increasing its net income by 38% on a 16% increase in revenues and completing three franchise acquisitions.

- Service America boosted revenues in its thriving retail sales and service business by 17% while advancing long-term operating initiatives expected to promote future bottom-line growth.

- Patient Care Inc. improved its financial results throughout 2000, achieving a 6% revenue increase.

--------------------------------------------------------------------------------

        To Our Fellow
Shareholders                                                       March 2, 2001

       We are keeping our promise to focus on growth. Rather than paying a high dividend, we are investing in Chemed's core businesses and executing our strategy to become the premier provider of services to home owners and businesses. As a result, your company is gaining recognition in the financial world.

FINANCIAL RESULTS

       For the year ended December 31, 2000, Chemed's earnings from continuing operations before capital gains rose 16% to $1.86 per share from $1.60 in 1999. Net income of $2.09 per share in 2000 included aftertax capital gains from sales of investments of $.23 per share. In 1999, net income of $1.88 per share likewise included gains of $.28 per share.

       Significantly, earnings before capital gains, interest, taxes, depreciation, and amortization (EBITDA) for 2000 reached a substantial $59.3 million, an increase of 14% over 1999. Service revenues and sales grew to $500.7 million, up 10% over 1999's $453.6 million. It is important to note that, at nearly $60 million, EBITDA represents an impressive 12% of Chemed's annual revenues.

OPERATIONS

       Roto-Rooter Inc., Chemed's largest subsidiary, leveraged a 16% increase in 2000 revenues into a 38% increase in net income versus 1999. Net income reached $20.0 million in 2000, nearly double net income just two years ago. Operating profit in 2000 grew 39% to $36.6 million. Revenues at Roto-Rooter rose to $281.1 million from $242.8 million in 1999.

       During 2000, Roto-Rooter completed three franchise acquisitions, contributing $9.1 million to the year's revenues. Excluding acquisitions made during 1999 and 2000, net income, operating profit, and revenues grew on a unit-for-unit basis by 37%, 34%, and 11%, respectively.

       Fueling Roto-Rooter's net income growth during 2000 was a 15% increase in plumbing revenues, coupled with a 22% increase in drain cleaning revenues, accomplished through strategic, competitive pricing initiatives and improved gross margins. Further, Roto-Rooter broadened its sales of equipment and products to the plumbing and drain cleaning industry, as well as increased sales of drain care

---------------------------------------------------------------------------------------
REVENUES FROM CONTINUING
OPERATIONS (in millions)
Average Annual Growth:  22%

$84.8   $104.7   $136.4   $241.0   $270.4   $301.2   $341.7   $381.3   $453.6   $500.7

 91       92       93      94        95       96       97       98      99        00
---------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------
OPERATING PROFIT FROM
CONTINUING OPERATIONS (in millions)
Average Annual Growth:  20%

$7.9    $10.5    $13.6    $17.9    $20.0    $23.8    $26.2    $27.8    $35.2    $42.0

 91       92       93      94        95       96       97       98      99        00
---------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS
BEFORE CAPITAL GAINS (in millions)*
Average Annual Growth:  16%



$4.8    $6.8    $3.3    $4.3    $6.0    $7.4    $9.4    $12.5    $16.7    $18.3

 91      92      93      94      95      96      97       98      99        00

--------------------------------------------------------------------------------

* Excludes acquisition expenses and other nonrecurring charges.

products by technicians to customers.

       Service America, Chemed's provider of major-appliance and HVAC service, increased revenues 17% in its retail sales and service business in 2000. This growth was offset by a planned reduction in contract sales due to the elimination of unprofitable contracts from its customer base. Thus, total revenues of $74.2 million in 2000 were essentially even with 1999 revenues. During 2000, Service America was impacted by rapidly rising labor and fuel costs, which, with the planned reduction in contract revenues and investments in critical infrastructure, restricted earnings. Even so, Service America is on target to generate sustained income growth in the years ahead.

       Patient Care Inc. generated $137.1 million in revenues in 2000, up 6% over 1999 revenues. This revenue increase was achieved at a time when many home health agencies saw declining revenues as a result of Medicare's interim payment system. This system, in place since 1997, has caused many providers to exit the industry, as they were unable to operate profitably. Patient Care, in spite of these difficult conditions, earned $2.1 million in 2000. Going forward, Patient Care expects to benefit from a new, more favorable reimbursement system, coupled with the ever-growing demand for homecare services.

IN MEMORIAM

       On a personal note, Chemed mourns the loss of three longtime associates in 2000. Director Emeritus Herman B Wells, chancellor of Indiana University, passed away in March, and Director Emeritus Neal Gilliatt, retired vice chairman of The Interpublic Group of Companies Inc., died unexpectedly in September. Finally, we were saddened by the untimely death of former Roto-Rooter President and CEO William R. Griffin on December 13. We extend our sympathy to their families.

OUTLOOK

       It is a great pleasure to report to you Chemed's results for 2000. We accomplished excellent growth in our major operating business, Roto-Rooter. Roto-Rooter and Service America provide essential repair services to our principal residential and commercial markets. Patient Care serves a critical need for high-quality home health care. We believe the best way to build shareholder value is to focus on our repair service businesses, particularly Roto-Rooter, as you will read in the next sections of this report. With Chemed approaching its 30th anniversary as a public company, we see a bright future ahead.



   -----------------------------------------------------------------------















   -----------------------------------------------------------------------
        EDWARD L. HUTTON (RIGHT), CHAIRMAN & CHIEF EXECUTIVE OFFICER,
        AND KEVIN J. MCNAMARA, PRESIDENT


/s/ Edward L. Hutton
Edward L. Hutton
Chairman & Chief Executive Officer


/s/ Kevin J. McNamara
Kevin J. McNamara
President

        Discussion with
Management

DELIVERING GROWTH

       What a difference a year makes. A year ago, the "new economy" and "dot-coms" were all the rage, and a business as mundane as repair services just couldn't attract investor attention. Then came the tech stock meltdown,


        ---------------------------------------------------------














        ---------------------------------------------------------
          ROTO-ROOTER INC.: (L-R) RICK L. ARQUILLA, PRESIDENT & CHIEF OPERATING OFFICER, ROTO-ROOTER SERVICES COMPANY; GARY H. SANDER, SENIOR VICE PRESIDENT, ROTO-ROOTER SERVICES COMPANY; SPENCER S. LEE, CHAIRMAN & CHIEF EXECUTIVE OFFICER, ROTO-ROOTER INC.; DAVID P. WILLIAMS, SENIOR VICE PRESIDENT & CHIEF FINANCIAL OFFICER, ROTO-ROOTER INC.; GARY C. BURGER, PRESIDENT, ROTO-ROOTER CORPORATION

and investors looked for value, proving that businesses still need viable strategies and still need to produce earnings. As 2000 ended, Chemed gained renewed investor attention. Why?

       Though its operations have changed throughout the past 30 years--in fact, adapting to the ever-changing economy--Chemed has never wavered from its founding strategy to invest in recession-resistant, people-oriented businesses. That strategy has served us well. In 2000, Chemed delivered strong results, with core earnings per share growing 16% on top of 29% per-share growth in 1999. Total core earnings have grown at a rate of 16% per annum since 1991.

       In order to free cash to expand our operating businesses, in 2000, we reduced quarterly dividends from a rate of $.53 per share to $.10 per share. Further, we offered a new class of Convertible Trust Preferred Securities, paying an annual distribution of $2 per security, to Chemed's shareholders. Approximately 2,000 record and street-name holders participated in this exchange, and more than 575,000 shares of Chemed Capital Stock were tendered. These two actions reduced Chemed's dividend obligation by $18 million annually, enabling us to deploy this cash into our operating businesses, particularly Roto-Rooter.

       Roto-Rooter remains the centerpiece of Chemed's operations, representing 56% of 2000 revenues and, more important, 87% of our operating profit. Roto-Rooter operates in the highly fragmented commercial and residential repair-service industry and is the largest provider of plumbing repair and drain cleaning services in North America. Still, Roto-Rooter has ample room to grow internally and to take market share from its competitors.

       Now, let's focus on Roto-Rooter's acquisition strategy of repurchasing franchises. Company ownership enables Roto-Rooter and, ultimately, Chemed to realize 100% of the revenues and profits generated by these operations, rather than limiting revenues and profits to only those derived from franchise fees and product and equipment sales.

       During January 2000, Roto-Rooter acquired two major franchises. These


        ------------------------------------------------------------












        ------------------------------------------------------------
          SERVICE AMERICA SYSTEMS INC.: (L-R) VIVIAN M. PSINAKIS, SENIOR VICE PRESIDENT & CHIEF FINANCIAL OFFICER;
          JOHN M. MOUNT, PRESIDENT & CHIEF EXECUTIVE OFFICER;
          CHRISTOPHER J. HEANEY, SENIOR VICE PRESIDENT, OPERATIONS
          & SYSTEMS DEVELOPMENT; RICHARD E. HILL, SENIOR VICE
          PRESIDENT, SALES & MARKETING

--------------------------------------------------------------------------------

















--------------------------------------------------------------------------------
CHEMED CORPORATE MANAGEMENT: (BACK, LEFT - RIGHT) DAVID G. SPARKS, VICE PRESIDENT; JAMES H. DEVLIN, VICE PRESIDENT; DAVID J. LOHBECK, VICE PRESIDENT; THOMAS C. HUTTON, VICE PRESIDENT; ARTHUR V. TUCKER, JR., VICE PRESIDENT & CONTROLLER; (FRONT, L-R) TIMOTHY S. O'TOOLE, EXECUTIVE VICE PRESIDENT & TREASURER; RICK L. ARQUILLA, PRESIDENT & CHIEF OPERATING OFFICER OF ROTO-ROOTER SERVICES COMPANY; NAOMI C. DALLOB, VICE PRESIDENT & SECRETARY; KEVIN J. MCNAMARA, PRESIDENT; EDWARD L. HUTTON, CHAIRMAN & CHIEF EXECUTIVE OFFICER; SANDRA E. LANEY, SENIOR VICE PRESIDENT & CHIEF ADMINISTRATIVE OFFICER;
SPENCER S. LEE, EXECUTIVE VICE PRESIDENT; JOHN M. MOUNT, VICE PRESIDENT;
(NOT PICTURED) PAUL C. VOET, EXECUTIVE VICE PRESIDENT


operations, in Las Vegas and Seattle, serve a population base of 3.3 million in two of the fastest-growing areas of the country. Together, these acquisitions generated $9.0 million in revenues for Roto-Rooter in 2000. A third franchise, in Temple, Texas, was acquired in August and serves a population of 365,000.

       Since 1996, Roto-Rooter has acquired 16 franchise operations at an investment of $34.5 million. These franchise acquisitions have performed above expectations, and together, they've added an estimated $6.1 million of incremental operating profit to Roto-Rooter's coffers since their respective acquisitions.

       Looking ahead, Roto-Rooter's primary acquisition targets are now franchises serving territories with populations greater than 800,000. These include several locations in the Western and Midwestern United States. These large franchise territories serve a population of 30 million people. Other targeted franchise acquisi-

        -------------------------------------------------------------













        -------------------------------------------------------------
        PATIENT CARE INC.: (L-R) ROBERTA S. BRILL, EXECUTIVE VICE
        PRESIDENT; TIMOTHY S. O'TOOLE, CHAIRMAN & CHIEF EXECUTIVE
        OFFICER; LOUIS R. TAMBURRO, EXECUTIVE VICE PRESIDENT & CHIEF FINANCIAL OFFICER; ELAINE A. BOARDMAN, PRESIDENT
tions cover 12 million people, giving Roto-Rooter the opportunity to serve a total of 42 million additional people through company-owned operations. In aggregate, these potential acquisitions currently represent $138 million in annual revenues.

   We are in various stages of talks with the owners of these franchises, and while there can be no assurance that any agreements can be reached, we expect that we will be able to complete some significant acquisitions in the next few years.

   Service America and Patient Care both have experienced difficult operating environments in the year 2000. Each remains financially sound, and we see their operations turning around as labor markets ease and investments

        -------------------------------------------------------------















        -------------------------------------------------------------
        CHEMED CORPORATE MANAGEMENT: (L-R) LISA A. DITTMAN, ASSISTANT SECRETARY; ANTHONY D. VAMVAS III, ASSISTANT VICE PRESIDENT; JOYCE A. LAWRENCE, ASSISTANT SECRETARY; JANELLE M. JESSIE, ASSISTANT VICE PRESIDENT


in automation and information systems at both companies begin paying off in enhanced productivity and improved data and reporting with which to manage their businesses.

       Service America continues to fit in our main repair-service strategy, while we continue to evaluate Patient Care's place in our operations. We would not rule out an attractive offer for Patient Care, which, because of its operational strength and outstanding reputation, could be an excellent match for a healthcare-oriented suitor.

       We remain excited about the prospects for Chemed's Cadre Computer Resources Inc. subsidiary, created in 1992 from Chemed's information technology staff. Cadre provides firewall security systems and training, strategic e-commerce consulting, and Internet development services to a growing list of both local and national blue chip clients. In 2000, Cadre's revenues reached $8.3 million.

       Chemed continues to maintain a portfolio of investments. Among public companies, Omnicare Inc., which Chemed created and took public in 1981, and XL Capital Ltd.,

        -------------------------------------------------------------














        -------------------------------------------------------------
        CHEMED CORPORATE MANAGEMENT: (L-R) MARIANNE LAMEY, ASSISTANT CONTROLLER; LAURA A. VOLKER, ASSISTANT CONTROLLER; MARK W. STEPHENS, ASSISTANT TREASURER; PAULA W. KITTNER, ASSISTANT TREASURER


of which Chemed was a founding shareholder in 1986, have been major contributors over the years. Our realized and unrealized pretax capital gains on these two companies alone have reached $133.6 million since our initial investments. While our current investments in these two companies are relatively small today, Chemed's sales of Omnicare shares in 2000 generated pretax capital gains of $1.7 million. Also, Chemed's $27 million investment in the preferred stock and warrants of Vitas Healthcare Corporation, a national provider of hospice care, yields 9% aftertax through our preferred dividend. Unrealized pretax gains in Chemed's overall portfolio at year-end 2000 totaled approximately $5.0 million.

        Operations
Review

ROTO-ROOTER INC.

PRINCIPAL SERVICES & PRODUCTS

- Plumbing
- Sewer, drain & pipe cleaning
- Drain cleaning equipment
- Drain care products
-  Heating, ventilating & air-conditioning
   (HVAC) services

PRINCIPAL MARKETS

-  Residential
-  Industrial
-  Business/Commercial
-  Municipal

       As long as people use water, home owners and businesses will need the services Roto-Rooter offers no matter the season or the state of the economy. Roto-Rooter Inc. is the largest provider of plumbing and drain cleaning in North America, operating through a network of more than 100 company-owned branches and independent contractors and 500 franchisees. Today, the total Roto-Rooter system offers services to more than 90% of the U.S. population and 55% of the Canadian population.

       Roto-Rooter achieved excellent operating results during 2000, fueled by continued growth in revenues from plumbing repair and drain cleaning services. Plumbing revenues grew to $117.1 million, up 15% over 1999, and drain cleaning revenues reached $117.4 million, up 22%. Drain care product sales, amounting to $6.1 million, rose 16% in 2000, while sales of Duracable(R) brand drain cleaning equipment grew 17% to $1.8 million.

       Increasing the size and tenure of its service force is central to growing Roto-Rooter's business in the years ahead. In 1999, Roto-Rooter significantly enhanced the income and benefits package for service technicians, who again enjoyed double-digit compensation increases in 2000. Attractive compensation, free training, and career growth opportunities give Roto-Rooter an edge in recruiting and retaining employees in tight labor markets. Well-trained, long-term employees help ensure satisfied customers, as well as enable Roto-Rooter to achieve productivity gains that translate into bottom-line results.

       Roto-Rooter also sees opportunities through international franchising. In addition to earning initial license fees, Roto-Rooter realizes further income from fees based on the revenues of international franchisees and their sub-franchisees. In January 2000, Roto-Rooter signed a master franchise agreement for the republics of Indonesia and Singapore and operations commenced in May. Roto-Rooter master franchises also operate in Japan, the Philippines,


--------------------------------------------------------------------------------
ROTO-ROOTER INC.
OPERATING PROFIT (in millions)
Average Annual Growth: 20%



$7.3   $8.6   9.9   $12.1   $13.1   $15.7   $17.3    $19.2    $26.3   $36.6
 91     92    93     94       95      96      97      98       99       00
--------------------------------------------------------------------------------


                                    [PICTURE]

----------------------------------------------------------------------------------------
ROTO-ROOTER INC.
REVENUES (in millions)
Average Annual Growth: 15%


$79.2   $86.2   $95.6   $109.1    $122.0    $140.2    $153.9    $192.1    $242.8  $281.1
  91      92      93     94         95        96        97        98         99      00
----------------------------------------------------------------------------------------


Australia, the United Kingdom, and China, including Hong Kong.

       In order to grow its business in 2001 and beyond, it is important to keep the Roto-Rooter name foremost in consumers' minds. In 2000, Roto-Rooter rolled out its new toll-free number 1-800-GET-ROTO nationwide. This number is now being prominently displayed on trucks and in advertising. Customers in most areas can now call a single, toll-free number and be connected directly to their local branch.

       Roto-Rooter and the franchisees' association have once again joined forces to fund a national advertising program to promote the Roto-Rooter brand name in 2001. Together, Roto-Rooter and its franchisees have greater media purchasing power and can leverage their marketing dollars to buy significantly more TV air time. New TV ads featuring the familiar Roto-Rooter jingle are being added to the rotation of Roto-Rooter's many memorable, humorous ads. The new ads spotlight the 1-800-GET-ROTO number, helping to build further brand awareness.

SERVICE AMERICA SYSTEMS INC.

PRINCIPAL SERVICES & PRODUCTS

- Service contracts for HVAC & major appliance repair, minor plumbing & electrical repairs
-   Retail maintenance & repair services for major appliances & HVAC systems
-   Air conditioner & major appliance sales
-   Duct cleaning

PRINCIPAL MARKETS

-   Home owners
-   Retirees
-   Absentee home owners
-   Dual-income households
-   Condominium & home owners' associations

       Service America affords worry-free protection to more than 164,000 home owners and business owners through service contracts on their HVAC systems and major appliances. In addition, Service America provides retail sales and service not covered by a contract, a profitable and expanding component of Service America's business. Since 1992, Service America's first full year as a Chemed company, retail revenues have grown at an average rate of 39% per year.

       2000 was a transitional year for Service America, as the company implemented programs to eliminate unprofitable contracts, intentionally reducing its contract revenue base. At the same time, Service America made


--------------------------------------------------------------------------------
















--------------------------------------------------------------------------------
CUSTOMERS ASSESS THE VALUE OF ROTO-ROOTER'S SERVICE IN LARGE PART BY THEIR EXPERIENCES WITH THE SERVICE TECHNICIAN WHO WALKS IN THE DOOR. HAVING THE BEST-TRAINED, MOST HIGHLY MOTIVATED SERVICE FORCE IN THE INDUSTRY IS KEY TO ROTO-ROOTER'S CONTINUED SUCCESS.

--------------------------------------------------------------------------------















--------------------------------------------------------------------------------
SERVICE AMERICA USES A SERVICE TEAM CONCEPT WHERE MEMBERS HELP ASSIGN THE BEST-QUALIFIED TECHNICIAN AVAILABLE FOR EACH JOB. THIS APPROACH OPTIMIZES TECHNICIAN PRODUCTIVITY AND FOSTERS CUSTOMER SATISFACTION.


significant investments in information systems and a state-of-the-art customer-service-and-dispatch call center. These critical initiatives, coupled with increased labor, fuel, materials, and liability insurance costs during the year, resulted in static revenues and lower earnings. Additional expense controls, along with measures taken


--------------------------------------------------------------------------------
SERVICE AMERICA
RETAIL REVENUES (in millions)
Average Annual Growth: 39%


$1.4    $4.5   $6.5    $6.7    $8.4    $12.4    $14.2    $16.4    $19.2
 92      93     94      95      96       97       98       99       00
--------------------------------------------------------------------------------


during 2000 to bring staffing in line with expected contract revenues, should serve to position Service America for long-term growth.

       Shining brightly during the year was the company's retail service business. Retail revenues grew 17% over 1999's retail revenues, led by a 25% increase in air conditioner sales. In 2000, retail services represented approximately 26% of total revenues, with revenues mostly derived from add-on business from contract holders.

       As Service America looks to the future, "Retail First" is its formula for generating growth. While the estimated potential service-contract volume in Service America's markets is $300 million, the retail HVAC market is estimated to be $2.5 billion. Service America's goal is to grow its retail revenues to 50% of total revenues over the long term, while cultivating a profitable contract base. To do this, Service America will continue to solicit add-on business from its contract base and gain new customers through target marketing initiatives, primarily for air conditioner replacement and duct cleaning services. In turn, these new retail customers may choose to become contract customers. Other avenues of growth offering promise include newly launched preventive maintenance programs, as well as direct sales efforts to light commercial businesses.

       Additionally, Service America will continue to streamline and centralize its purchasing, distribution, and customer service operations to optimize staffing, control costs, and increase productivity, leading to restored margins and future earnings growth.

PATIENT CARE INC.

PRINCIPAL SERVICE PROVIDERS

-  Registered nurses
-  Licensed practical nurses
-  Home health aides
-  Live-in aides
-  Physical, speech, respiratory &
   occupational therapists
-  Medical social workers
-  Nutritionists


PRINCIPAL MARKETS
-  Private individuals
-  Certified home-healthcare agencies
-  Hospital-related homecare programs
-  Insurance companies & managed care
   organizations
-  Nursing homes & assisted-living facilities
-  Hospice programs

       Patient Care Inc., through nearly 7,000 home health aides, nurses, and other healthcare professionals, provides a broad range of home healthcare services. For many patients, as well as their families, doctors, and insurers, home care is a desirable alternative, whenever possible, to hospitalization or other institutional settings. Patient Care serves patients with acute injuries, but predominantly cares for patients with long-term, chronic illnesses, who, in many cases, need assistance with daily living activities. Patient Care's services include, but are not limited to, assistance with bathing, dressing, grooming, preparing meals, and eating.

       Patient Care is a well-recognized industry leader because of its large market presence in the Northeast, its high quality standards, and large staff of well-trained caregivers. Quality assurance programs are the backbone of Patient Care's customer service


--------------------------------------------------------------------------------
PATIENT CARE INC.
REVENUES (in millions)
Average Annual Growth: 12%


$69.1      $90.7      $99.6      $121.1      $118.3     $128.9     $137.1
  94         95         96         97          98         99         00
--------------------------------------------------------------------------------


approach and include background checks of caregivers, unannounced home visits by supervisor nurses, rigorous initial training programs, and in-service training.


--------------------------------------------------------------------------------


















--------------------------------------------------------------------------------
HIGH DEMAND FOR HOMECARE SERVICES CONTINUES, WITH THE DIRECT PATIENT-SERVICES MARKET ESTIMATED AT $23 BILLION AND GROWING AT 5% TO 8% ANNUALLY AND THE $6 BILLION MEDICAL STAFFING MARKET GROWING AT 16% TO 18% ANNUALLY. PATIENT CARE IS WELL-POSITIONED TO SERVE THESE GROWING MARKETS.


       In 2000, Patient Care increased revenues in its most attractive product lines, such as staffing services, through which home health aides are provided to Medicare agencies and to the increasingly important assisted-living-facility market. Medicare implemented a new, better-funded reimbursement system in the 2000 fourth quarter and should offer greater opportunities for Patient Care in the coming years. A tight labor market negatively affected Patient Care's operating profit margins in 2000, but prudent expense control and increasing volume improved operating results throughout the year.

       During 2000, Patient Care continued to implement new, proprietary, computer-based systems. These systems provide excellent regulatory controls and enable efficient scheduling, billing, and accounts receivable tracking. Also during 2000, Patient Care completed its mobile clinical chart for Medicare nursing operations. This tool should help Patient Care attract high quality nurses, eliminate nonessential paperwork, deliver more productive nursing care, and attain an even higher level of patient satisfaction.

       Patient Care's opportunity to grow its revenues and earnings continues to be significant as evidenced by well-documented demographic trends that point to a rapidly expanding market in the years ahead. Patient Care is prepared to take maximum advantage of its opportunities in 2001 and beyond.




10