Form 10-K, Exhibit 13
period 2001-12-31
CHEMED CORP
filed 2002-03-28
CIK 19584

CHEMED CORPORATION

Providing

ESSENTIAL

SERVICES

TO

Home Owners

AND

Business

2001 ANNUAL REPORT

[LOGO] CHEMED

Chemed Corporation, headquartered in Cincinnati, offers essential repair and maintenance services to home owners and businesses through two subsidiaries, as well as home healthcare services through a third subsidiary. Chemed Capital Stock is publicly traded on the New York Stock Exchange under the symbol CHE.

[LOGO] ROTO-
       ROOTERS

Roto-Rooter Inc. is North America's largest provider of plumbing repair and drain cleaning services. Through its network of company operations, independent contractors, and franchisees, Roto-Rooter serves residential and commercial customers in the United States, Canada, and a growing number of countries around the world.

[LOGO] SERVICE
       AMERICA

Service America provides major-appliance and heating, ventilating, and air-conditioning (HVAC) repair services to contract customers in Florida and Arizona and is expanding its presence in the retail repair, replacement, and maintenance market as well.

[LOGO] patient
       care inc.

Patient Care delivers home healthcare services, focusing on personal care provided by its staff of professionally trained home health aides. A major force in the New York, New Jersey, and Connecticut markets and with operations in the South and Midwest, Patient Care is among the largest homecare providers in the United States.

                           Contents

                           Financial Summary.................                  1
                           Letter to Shareholders............              2 - 3
                           Corporate Management..............                  4
                           Operations Review.................              5 - 8
                           Financial Review..................             9 - 35
                           Officers and Directors............                 36
                           Corporate Information.............  Inside back cover

Roto-Rooter(R) is a registered trademark of Roto-Rooter Inc.
Service America(TM)is a trademark of Service America Systems Inc.

Corporate Information

--------------------------------------------------------------------------------
Corporate Headquarters
Chemed Corporation
2600 Chemed Center
255 East Fifth Street
Cincinnati, Ohio 45202-4726
513-762-6900
www.chemed.com
--------------------------------------------------------------------------------

Transfer Agents & Registrars

     Individuals of record needing address changes, account balances, account consolidations, replacement of lost certificates or lost checks, dividend reinvestment plan statements or cost-basis data, 1099s, or assistance with other administrative matters relating to Chemed Capital Stock and Convertible Trust Preferred Securities should direct their inquiries to the designated transfer agent listed below.

Chemed Capital Stock Transfer Agent & Registrar:
     Wells Fargo Bank Minnesota, N.A., Shareowner Services
     P.O. Box 64854
     St. Paul, Minnesota 55164-0854
     Telephone: 800-468-9716 (toll-free)
     E-mail: stocktransfer@WellsFargo.com
     Web site: www.wellsfargo.com/shareownerservices

     All questions relating to administration of Chemed Capital Stock must be handled by Wells Fargo.

Convertible Trust Preferred Securities Transfer Agent & Registrar:
     U.S. Bank, N.A.
     Corporate Trust Services
     1555 North RiverCenter Drive, Suite 301
     Milwaukee, Wisconsin 53212
     Telephone: 800-637-7549 (toll-free)
     Web site: www.firstarcorporatetrust.com

     All questions relating to administration of Convertible Trust Preferred Securities must be handled by U.S. Bank.
--------------------------------------------------------------------------------

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

     Annual and quarterly reports, press releases, and other printed materials may be obtained from Chemed Investor Relations by writing or by calling 800-2CHEMED (800-224-3633) or 513-762-6463. Printed materials may also be viewed and downloaded from Chemed's Web site at www.chemed.com.
--------------------------------------------------------------------------------

Independent Accountants

PricewaterhouseCoopers LLP
Cincinnati, Ohio
--------------------------------------------------------------------------------

Form 10-K

     Additional information about Chemed is available in the Annual Report on Form 10-K. Chemed Investor Relations will furnish copies without charge.
--------------------------------------------------------------------------------

Dividend Reinvestment Plan
for Holders of 25 or More Shares

     The Chemed Automatic Dividend Reinvestment Plan is available to Chemed shareholders of record owning a minimum of 25 shares of Chemed Capital Stock. A plan brochure, including fee schedule, and enrollment information are available from the Dividend Reinvestment Agent, Wells Fargo Bank Minnesota, N.A., at the address listed above. Convertible Trust Preferred Securities are not eligible to participate in this Plan.
--------------------------------------------------------------------------------

Annual Meeting

     The Annual Meeting of Shareholders of Chemed Capital Stock will be held on Monday, May 20, 2002, at 2 p.m. in the Grand Ballroom of The Phoenix Club, 812 Race Street, Cincinnati, Ohio.
--------------------------------------------------------------------------------

Number of Shareholders

     The approximate number of shareholders of record of Chemed Capital Stock was 3,686 on December 31, 2001. (This number does not include shareholders with shares held under beneficial ownership or within clearinghouse positions of brokerage firms and banks nor holders of preferred securities.)
--------------------------------------------------------------------------------

Stock Exchange Listings

     Chemed Capital Stock is listed on the New York Stock Exchange under the ticker symbol CHE. Chemed Convertible Trust Preferred Securities are listed on the NASDAQ Over-the-Counter Bulletin Board under the symbol CHEQP.
--------------------------------------------------------------------------------

Capital Stock & Dividend Data

     The high and low closing prices for Chemed Capital Stock, as obtained from the New York Stock Exchange Web site for 2001 and as reported in The Wall Street Journal for 2000, and dividends per share paid by quarter during these years are:

                         Closing       Dividends
                     ---------------
                      High      Low       Paid
------------------------------------------------
2001
First Quarter        $39.00   $33.00      $ .11
Second Quarter        38.50    30.90        .11
Third Quarter         36.10    26.70        .11
Fourth Quarter        34.00    27.75        .11

2000
First Quarter        $31.44   $27.00      $ .10
Second Quarter        31.19    27.50        .10
Third Quarter         32.31    27.75        .10
Fourth Quarter        36.56    30.94        .10

Financial Summary

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------------------------------------------------------

For the Years Ended December 31,                         2001            2000           1999              1998            1997
--------------------------------------------------------------------------------------------------------------------------------
Service Revenues and Sales
   from Continuing Operations................   $ 477,116,000   $ 492,393,000  $ 445,599,000   $   381,283,000   $ 341,729,000
Income/(Loss)
   from Continuing Operations/(a)/...........   $  (6,701,000)  $  20,727,000  $  19,654,000   $    19,909,000   $  17,077,000
Net Income/(Loss)/(b)/.......................   $ (10,375,000)  $  20,584,000  $  19,696,000   $    19,909,000   $  30,237,000
Pro Forma Income
   from Continuing Operations/(c)/...........   $  11,605,000   $  18,466,000  $  16,694,000   $    11,964,000   $   9,425,000
Earnings Per Share
   Income/(Loss)
     from Continuing Operations/(a)/.........   $        (.69)  $        2.11  $        1.88   $          1.98   $        1.72
   Net Income/(Loss)/(b)/....................   $       (1.07)  $        2.09  $        1.88   $          1.98   $        3.04
   Pro Forma Income
     from Continuing Operations/(c)/.........   $        1.19   $        1.88  $        1.59   $          1.19   $         .95
   Average Number
     of Shares Outstanding...................       9,714,000       9,833,000     10,470,000        10,058,000       9,940,000
Dividends Per Share..........................   $         .44   $         .40  $        2.12   $          2.12   $        2.09
Number of Shareholders.......................           3,686           3,850          4,864             5,271           5,365
Number of Employees..........................           7,595           7,544          7,770             7,671           6,849

/(a)/ Amounts for the years 2001 through 1997 include aftertax capital gains from the sales of investments of $703,000 ($.07 per share), $2,261,000 ($.23 per share), $2,960,000 ($.29 per share), $7,945,000 ($.79 per share), and $7,652,000 ($.77 per share), respectively.

/(b)/ Amounts for the years 2001 through 1999 include losses from discontinued operations of $1,973,000 ($.20 per share) and $143,000 ($.02 per share) and income from discontinued operations of $42,000 (nil per share), respectively. Amounts for 1997 include discontinued operations of $13,160,000 ($1.32 per share). Amounts for 2001 also include an extraordinary loss of $1,701,000 ($.18 per share) from the extinguishment of debt.

/(c)/ Pro forma amounts exclude aftertax restructuring and similar expenses and other charges of $19,009,000 ($1.95 per share) in 2001. Amounts for all periods exclude capital gains discussed in note (a).


          Business Highlights

          . Roto-Rooter Inc. achieved revenues of $269.4 million in 2001, the second highest in its history after revenues of $281.1 million in 2000. International master franchise licenses were sold in Mexico, Malaysia, and Spain.

          . Service America centralized its call center, combining customer service representatives, dispatchers, telemarketers, and purchasing agents in one location in order to enhance customer service and operating efficiencies.

          . Patient Care Inc.'s net income for 2001 was $526,000 versus $2.1 million for 2000. On a pro forma basis, however, Patient Care achieved a 24% increase in earnings on revenue growth of 3%.

To Our Fellow Shareholders


   No doubt about it: 2001 was a tough year. Our flagship Roto-Rooter subsidiary particularly felt the pinch of the weak economy as customers deferred optional plumbing projects or took them on as do-it-yourselfers, and noncore HVAC businesses struggled. Likewise, Service America experienced a shortfall in retail sales as customers put off more economically sensitive purchases of new air conditioners and major appliances, along with duct cleaning and other demand repair services. Patient Care, however, having suffered from industrywide reimbursement issues during the past few years, emerged from 2001 with a strong operating performance.

   As 2001 progressed, we carefully analyzed our businesses and identified opportunities to streamline Chemed and optimize operations. We discontinued the Cadre Computer Resources subsidiary and announced an important restructuring effort which, when fully implemented, should result in significant savings and enhanced profitability.

Financial Results

   For the year ended December 31, 2001, Chemed recorded a net loss of $1.07 per share, which included $1.95 per share in aftertax restructuring and similar expenses and other charges, a loss of $.20 per share from discontinued operations, an extraordinary loss of $.18 per share in debt prepayment penalties, and capital gains from sales of investments of $.07 per share. Net income of $2.09 per share in 2000 included capital gains of $.23 per share and a loss from discontinued operations of $.02 per share. On a pro forma basis excluding capital gains and restructuring and similar expenses and other charges, Chemed's earnings from continuing operations were $1.19 per share for 2001 as compared with $1.88 per share in 2000.

   Service revenues and sales from continuing operations for 2001 were $477.1 million, 3% below 2000's $492.4 million. For 2001, earnings before capital gains, interest, taxes, depreciation, and amortization (EBITDA) were $30.6 million versus EBITDA of $59.2 million for 2000, and for 2001, EBITDA represented 6% of revenues. Pro forma EBITDA for 2001 amounted to $48.0 million, or 10% of revenues.

Operations

   Roto-Rooter's revenues in 2001 of $269.4 million were 4% below prior year, primarily due to revenue shortfalls in Roto-Rooter's plumbing and HVAC businesses. The resulting negative leverage caused a 4.4 percentage point decline (2.6 percentage points on a pro forma basis) in the gross margin, while net income declined to $3.4 million in 2001 versus $20.0 million in 2000. On a pro forma basis, Roto-Rooter's income for 2001 amounted to $13.8 million as compared with $20.0 million in 2000.

   As the economy improves, we expect Roto-Rooter's revenues will improve. We are redoubling efforts to upgrade customer service and to improve the compensation opportunity for Roto-Rooter technicians. We've initiated sales and marketing efforts, including specific programs to gain commercial business. We've been increasing service force staffing, a key driver of revenue growth. We will continue to maintain tight expense controls at all levels, and the restructuring of noncore HVAC and non-Roto-Rooter-branded plumbing operations should position Roto-Rooter for improved results in the year ahead.

    For 2001, Service America recorded a net loss of $686,000


----------------------------------       ---------------------------------------

 Chemed Corporation                         Chemed Corporation
 Revenues from Continuing                   Operating Profit from
 Operations (000s)                          Continuing Operations*
 Average Annual Growth: 18%                 (000s)
                                            Average Annual Growth: 13%

92  $104,688                                 92  $ 10,467
93  $136,428                                 93  $ 13,562
94  $240,994                                 94  $ 17,904
95  $270,449                                 95  $ 19,963
96  $301,213                                 96  $ 23,802
97  $341,729                                 97  $ 26,240
98  $381,283                                 98  $ 27,839
99  $445,599                                 99  $ 35,146
00  $492,393                                 00  $ 42,236
01  $477,116                                 01  $ 32,144

                                            *Before restructuring and similar
                                             expenses and other charges.

March 4, 2002


versus net income of $1.1 million in 2000. On a pro forma basis, Service America's earnings of $1.0 million in 2001 compare with $1.1 million in 2000. Service America is beginning to see the benefits of centralization projects and ongoing efforts to eliminate less-profitable contracts. Service America expects both service improvements and cost efficiencies from its centralized call center, dispatch, distribution, and purchasing operations. These improvements and efficiencies, along with marketing targeted toward retail sales and commercial accounts, should stabilize the contract base, boost retail revenues, and lead to future growth.

    Patient Care's net income of $526,000 in 2001 compares with net income of $2.1 million for 2000. Pro forma earnings grew 24%, to $2.6 million, in 2001 on revenue growth of 3%, to $141.4 million, as compared with earnings and revenues in 2000. Patient Care achieved these results through its continued focus on high-quality relationships with large referral sources and by providing supplemental staffing to meet increasing demand--particularly from Medicare agencies and assisted- living facilities--for healthcare personnel. Patient Care also benefited from improved Medicare reimbursements.

Restructuring for Future Growth

    We entered 2001 with high expectations, having achieved two years of substantial growth led by outstanding results at Roto-Rooter. As growth plateaued during the year, we reexamined every operation for opportunities and began implementing corporate-wide restructuring initiatives. While these initiatives created substantial aftertax charges, they provided the freedom to move forward unencumbered by noncore and underperforming businesses. Additionally, the prepayment and refinancing of our debt enabled us to take advantage of attractive interest rates.


                                   [PICTURE]

Kevin J. McNamara (left), President & Chief Executive Officer, and Edward L. Hutton, Chairman

   The restructuring and similar expenses and other charges comprise primarily write-offs associated with exiting unprofitable businesses, costs of restructuring long-term stock incentives, severance costs, and other nonrecurring charges. Annual savings expected from the implementation of these initiatives and the debt refinancing are estimated at $4 million to $5 million after taxes.

   The restructuring process has been carefully considered, and while not an easy one, the process has created a leaner Chemed poised for future growth. We are already enjoying benefits from a number of these initiatives and expect an improved year because of them. We remain viligant in seeking other opportunities to cut costs, optimize operations, and increase efficiency in 2002.

Outlook

Chemed is now positioned for substantial ongoing savings and renewed growth. We are optimistic that our subsidiaries have the right plans in place to grow their business and profitability, any further deteriotation in economic conditions notwithstanding. In the long term, each of our subsidiaries provides services that home owners, families, and business require, and we believe that by providing high quality and solid value, our businesses should prosper in the years ahead.


/s/ Kevin J. McNamara                           /s/ Edward L. Hutton
Kevin J. McNamara                               Edward L. Hutton
President                                       Chairman
Chief Executive Officer

Chemed Corporate Management


                                   [PICTURE]

(Front row, left-right) Edward L. Hutton, Chairman; Kevin J. McNamara, President & Chief Executive Officer; (center row, l-r) Sandra E. Laney, Executive Vice President & Chief Administrative Officer, Timothy S. O'Toole, Executive Vice President & Treasurer, Spencer S. Lee, Executive Vice President; Rick L. Arquilla, President & Chief Operating Officer of Roto-Rooter Services Company; John M. Mount, Vice President; (back row, l-r) Arthur V. Tucker, Jr., Vice President & Controller; Thomas C. Hutton, Vice President; David G. Sparks, Vice President; David J. Lohbeck, Vice President; (not pictured) Naomi C. Daliob, Vice President & Secretary

Operations Review

--------------------------------------------------------------------------------
Roto-Rooter Inc.

Principal Services & Products
 . Plumbing
 . Sewer, drain & pipe cleaning
 . Drain cleaning equipment
 . Drain care products

Principal Markets
 . Residential
 . Industrial
 . Business/Commercial
 . Municipal


   The Roto-Rooter system operates through an extensive network of more than 100 company-owned branches and independent contractors and 500 franchisees. This makes Roto-Rooter the largest provider of plumbing and drain cleaning services in North America. The total Roto-Rooter system offers services to more than 90% of the U.S. population and approximately 55% of the Canadian population.

   Roto-Rooter revenues in 2001 aggregated $269.4 million, 4% below revenues in 2000. This revenue decline was primarily the result of softening demand for discretionary plumbing services during the year, as well as a management decision to exit the HVAC market.

   Revenues from plumbing services totaled $111.0 million in 2001, 5% below revenues in 2000. This decline compares with double-digit plumbing revenues growth generated in 1999 and 2000. Plumbing demand slowed in 2001 with the economy, as commercial and residential customers deferred optional plumbing services during the year.

--------------------------------------------------------------------------------

Roto-Roter Inc.
Operating Profit from
Continuing Operations*
(000s)
Average Annual Growth: 13%

92             $ 8,626
93             $ 9,854
94             $12,071
95             $13,134
96             $15,707
97             $17,256
98             $19,244
99             $26,310
00             $36,637
01             $25,725

* Before restructuring and similar expenses and other charges.

                                   [PICTURE]

Commercial customers appreciate Roto-Rooter's preventive maintenance plans, which can cost less than emergency service. Roto-Rooter benefits from predictable service requirements and a sustained revenue stream.

HVAC revenues declined 26% in 2001, as the company executed its strategy of exiting the unprofitable HVAC operations. Total HVAC revenues amounted to $9.9 million during the year.

   Sewer and drain services are considered more recession-resistant than certain plumbing services. As a result, Roto-Rooter's sewer and drain cleaning revenues for 2001 approximated the revenues generated in 2000 and totaled $115.9 million for the year.

   Roto-Rooter continues to increase brand recognition in terms of quality and service levels relative to its competition. In this regard, Roto-Rooter strives for innovative and cost-effective ways to place the Roto-Rooter brand in front of consumers. In 2001, Roto-Rooter expanded the use of its new toll-free number, 1-800-GET-ROTO, continued a national advertising campaign, and sponsored a car in the NASCAR Winston West series. In 2002, Roto-Rooter will sponsor a truck in the NASCAR Craftsman(R) Truck Series with excellent exposure on the ESPN television network.

                                   [PICTURE]

For plumbing and drain cleaning service, Roto-Rooter is the name you can trust. Fast. Professional. Guaranteed. With 66 years of experience, we're the nation's largest plumbing repair service. People trust Roto-Rooter because we do it right the first time. So when you have a plumbing or drain cleaning emergency or need planned service, you know who to call....

Visit us online at www.rotorooter.com.

   Growth in 2002 and beyond will be generated through increased consumer awareness of the Roto-Rooter brand and the associated high level of quality and customer satisfaction Roto-Rooter brings to all of its services.


--------------------------------------------------------------------------------
Service America Systems Inc.

Principal Services & Products
   . Service contracts for HVAC & major-appliance repair, minor plumbing & electrical repairs
   . Retail maintenance & repair services for major appliances & HVAC systems . Air conditioner & major-appliance sales
   .  Duct cleaning

Principal Markets
   .  Retirees
   .  Absentee home owners
   .  Dual-income households
   .  Condominium & home owners' associations

   Service America provides service contracts to more than 140,000 home and business owners who don't want to risk a financial burden for repairs to their air conditioning systems and major appliances. In addition, Service America provides retail sales and service not covered by a contract, a major opportunity for revenue growth.

   Service America's ultimate goal is to grow its higher-margin retail business to 50% of total revenues over the long term, while cultivating a profitable contract base. The contract base is the best source of retail sales leads for the company. Thus, Service America will work to maintain and grow its contract base by improving its renewal rate, as well as by attracting new service contract customers. To do this, Service America is focusing on improving service levels, soliciting large accounts, increasing response times with its new centralized call center, and expanding its successful preventive maintenance program.



                                   [PICTURE]


Roto-Rooter is sponsoring NASCAR driver Steve Portenga in the NASCAR Craftsman(R) Truck Series. NASCAR is America's fastest-growing spectator sport and fans are fiercely loyal to the sponsors.

                                   [PICTURE]

Customers judge service providers' performance on reliability, responsiveness, professionalism, and value received. Service America is committed to service excellence from a customer's perspective and is continually training to meet that vision.

Additionally, direct marketing efforts will be used to target sales outside the contract base.

   Ongoing centralization efforts, along with tight expense control and marketing and sales efforts, should position Service America for future growth and expansion.

--------------------------------------------------------------------------------
Patient Care Inc.

Principal Service Providers
   .  Registered nurses
   .  Licensed practical nurses
   .  Home health aides
   .  Live-in aides
   .  Physical, speech, respiratory & occupational therapists
   .  Medical social workers
   .  Nutritionists

Principal Markets
   .  Private individuals
   .  Nursing homes & assisted-living facilities
   .  Hospital-related homecare programs
   .  Hospice programs
   .  Certified home-healthcare agencies
   .  Insurance companies & managed-care organizations

   With its first-rate reputation for quality care, Patient Care continues to be an industry leader with a large market presence in the Northeast and six key Southern, Southeastern, and Midwestern states, as well as Washington, D.C. Patient Care offers a broad range of home healthcare services, focusing on personal care, such as bathing, dressing, grooming, and preparing meals, provided by a staff of nearly 6,500 home health aides. The majority of Patient Care's services are now directed at providing highly trained home health aides in staffing relationships with Medicare agencies and assisted-living facilities, as well as with private individuals and well-funded state personal-care programs.

                                   [PICTURE]

Patient Care furnishes compassionate, In-home support services enabling the elderly to live as fully and independently as possible. Quality assurance programs provide peace of mind for clients and their families alike.

   Financially, Patient Care has surmounted industrywide regulatory and Medicare reimbursement pressures during the past several years and emerged from 2001 with strong growth in pro forma operating profits. This trend should continue in 2002 as the high demand for home healthcare services continues to grow.

Financial Review

Contents

Statement of Accounting Policies........................    10

Consolidated Statement of Operations....................    11

Consolidated Balance Sheet..............................    12

Consolidated Statement of Cash Flows....................    13

Consolidated Statement of Changes
in Stockholders' Equity.................................    14

Consolidated Statement
of Comprehensive Income/(Loss)..........................    14

Notes to Financial Statements...........................    16

Segment Data............................................    26

Selected Financial Data.................................    28

Supplemental Revenue and Profit
Statistics by Business Segment..........................    30

Unaudited Summary of Quarterly Results..................    31

Management's Discussion and
Analysis of Financial Condition
and Results of Operations...............................    32


PriceWaterhouseCoopers [LOGO]


Report of Independent Accountants

To the Stockholders and Board of Directors of Chemed Corporation

   In our opinion, the consolidated financial statements appearing on pages 10 through 27 of this report present fairly, in all material respects, the financial position of Chemed Corporation and its subsidiaries ("the Company") at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Cincinnati, Ohio
February 4, 2002

Statement of Accounting Policies

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------
Principles of Consolidation

   The consolidated financial statements include the accounts of Chemed Corporation and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated.

Cash Equivalents

   Cash equivalents comprise short-term highly liquid investments that have been purchased within three months of their dates of maturity.

Other Investments

   Equity investments with readily determinable fair values are recorded at their fair values. Other equity investments are recorded at cost subject to write-down for impairment. In calculating realized gains and losses on the sales of investments, the specific-identification method is used to determine the cost of investments sold.

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

Intangible Assets

   Goodwill and identifiable intangible assets arise from purchase business combinations and are amortized using the straight-line method over the estimated useful lives of the assets, but not in excess of 40 years. Goodwill arising from business combinations initiated after June 30, 2001, is not amortized, but is tested periodically for impairment.

   The lives and values (in thousands) of the Company's gross intangible assets at December 31, 2001, were:

          1 - 10 years      $  5,494
         11 - 20 years         6,447
         31 - 40 years       195,308
         Not amortized         1,428

Impairment Assessments

   The Company periodically makes an estimation and valuation of the future benefits of its long-lived assets based on key financial indicators. If the projected undiscounted cash flows of a major business unit indicate that property and equipment, goodwill or identifiable intangible assets have been impaired, a write-down to fair value is made.

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

Insurance Accruals

   The Company is self-insured for casualty insurance claims, subject to a stop-loss policy with a maximum per-occurrence limit of $250,000. Management closely monitors and continually evaluates its historical claims experience to estimate the appropriate level of accrual for incurred claims.

Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassifications

   Certain amounts in prior years' financial statements have been reclassified to conform to the 2001 presentation.

Consolidated Statement of Operations

Chemed Corporation and Subsidiary Companies
---------------------------------------------------------------------------------------------------------
(in thousands, except per share data)
For the Years Ended December 31,                                            2001         2000        1999
---------------------------------------------------------------------------------------------------------
Continuing Operations
   Service revenues and sales......................................     $477,116     $492,393    $445,599
                                                                        --------     --------    --------
   Cost of services provided and goods sold........................      295,477      297,233     271,500
   General and administrative expenses.............................      101,141      101,629      94,460
   Selling and marketing expenses..................................       45,569       44,835      40,101
   Depreciation....................................................       16,109       15,002      12,824
   Restructuring and similar expenses (Note 2).....................       26,126           --          --
                                                                        --------     --------    --------
     Total costs and expenses......................................      484,422      458,699     418,885
                                                                        --------     --------    --------
     Income/(loss) from operations.................................       (7,306)      33,694      26,714
   Interest expense................................................       (5,424)      (6,736)     (6,858)
   Distributions on preferred securities...........................       (1,113)      (1,197)         --
   Other income--net (Note 5)......................................        3,780        7,709      11,027
                                                                        --------     --------    --------
     Income/(loss) before income taxes.............................      (10,063)      33,470      30,883
   Income taxes (Note 6)...........................................        3,362      (12,743)    (11,229)
                                                                        --------     --------    --------
     Income/(loss) from continuing operations......................       (6,701)      20,727      19,654
Discontinued Operations (Note 3)...................................       (1,973)        (143)         42
                                                                        --------     --------    --------
Income/(loss) before extraordinary loss............................       (8,674)      20,584      19,696
Extraordinary loss on extinguishment of debt (Note 9)..............       (1,701)          --          --
                                                                        --------     --------    --------
Net Income/(Loss)..................................................     $(10,375)    $ 20,584    $ 19,696
                                                                        --------     --------    --------
Earnings/(Loss) Per Share
   Income/(loss) from continuing operations........................     $   (.69)    $   2.11    $   1.88
                                                                        --------     --------    --------
   Income/(loss) before extraordinary loss.........................     $   (.89)    $   2.09    $   1.88
                                                                        --------     --------    --------
   Net income/(loss)...............................................     $  (1.07)    $   2.09    $   1.88
                                                                        --------     --------    --------
   Average number of shares outstanding............................        9,714        9,833      10,470
                                                                        --------     --------    --------
Diluted Earnings/(Loss) Per Share (Note 14)
   Income/(loss) from continuing operations........................     $   (.69)    $   2.09    $   1.87
                                                                        --------     --------    --------
   Income/(loss) before extraordinary loss.........................     $   (.89)    $   2.07    $   1.87
                                                                        --------     --------    --------
   Net income/(loss)...............................................     $  (1.07)    $   2.07    $   1.87
                                                                        --------     --------    --------
   Average number of shares outstanding............................        9,714       10,305      10,514
                                                                        --------     --------    --------

The Statement of Accounting Policies and the accompanying Notes to Financial Statements are integral parts of this statement.

___________________________
Consolidated Balance Sheet

Chemed Corporation and Subsidiary Companies
-------------------------------------------------------------------------------------------------------------------------
(in thousands, except share and per share data)

December 31,                                                                                            2001         2000
-------------------------------------------------------------------------------------------------------------------------
Assets
   Current assets
     Cash and cash equivalents (Note 7).........................................................  $    9,008   $   10,280
     Accounts receivable less allowances of $4,941 (2000--$5,137)...............................      49,238       54,571
     Inventories, primarily general merchandise and finished goods..............................      10,424       10,503
     Statutory deposits.........................................................................      13,331       14,046
     Current deferred income taxes (Note 6).....................................................       9,862       10,667
     Prepaid expenses...........................................................................       8,190        6,403
                                                                                                  ----------   ----------
        Total current assets....................................................................     100,053      106,470

   Other investments (Note 13)..................................................................      38,273       37,099
   Properties and equipment, at cost less accumulated depreciation (Note 8).....................      67,588       75,177
   Identifiable intangible assets less accumulated amortization of $8,024 (2000--$7,749)........       4,037        5,308
   Goodwill less accumulated amortization of $35,541 (2000--$31,524)............................     161,075      175,408
   Other assets (Note 11).......................................................................      25,485       21,913
                                                                                                  ----------   ----------
          Total Assets..........................................................................  $  396,511   $  421,375
                                                                                                  ==========   ==========

Liabilities
   Current liabilities
     Accounts payable...........................................................................  $   11,651   $   11,102
     Current portion of long-term debt (Note 9).................................................         353       14,376
     Income taxes (Note 6)......................................................................       1,262       11,862
     Deferred contract revenue..................................................................      22,194       24,973
     Other current liabilities (Note 10)........................................................      49,650       44,629
                                                                                                  ----------   ----------
        Total current liabilities...............................................................      85,110      106,942

   Long-term debt (Note 9)......................................................................      61,037       58,391
   Other liabilities (Note 10)..................................................................      27,842       27,637
   Commitments and contingencies (Notes 10 and 12)
                                                                                                  ----------   ----------
          Total Liabilities.....................................................................     173,989      192,970
                                                                                                  ----------   ----------
Mandatorily Redeemable Convertible Preferred Securities
   of the Chemed Capital Trust (Note 16)........................................................      14,239       14,641
                                                                                                  ----------   ----------
Stockholders' Equity
   Capital stock--authorized 15,000,000 shares $1 par;
     issued 13,437,781 shares (2000--13,317,906 shares).........................................      13,438       13,318
   Paid-in capital..............................................................................     167,542      162,618
   Retained earnings............................................................................     139,163      153,909
   Treasury stock--3,606,085 shares (2000--3,467,753 shares), at cost...........................    (110,424)    (105,249)
   Unearned compensation (Note 11)..............................................................      (7,436)     (16,683)
   Deferred compensation payable in Company stock (Note 11).....................................       3,288        5,500
   Accumulated other comprehensive income.......................................................       4,214        3,237
   Notes receivable for shares sold (Note 15)...................................................      (1,502)      (2,886)
                                                                                                  ----------   ----------
          Total Stockholders' Equity............................................................     208,283      213,764
                                                                                                  ----------   ----------
          Total Liabilities and Stockholders' Equity............................................  $  396,511   $  421,375
                                                                                                  ==========   ==========

The Statement of Accounting Policies and the accompanying Notes to Financial Statements are integral parts of this statement.

_____________________________________
Consolidated Statement of Cash Flows

Chemed Corporation and Subsidiary Companies
-----------------------------------------------------------------------------------------------------------------
(in thousands)

For the Years Ended December 31,                                                     2001       2000       1999
-----------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
   Net income/(loss).........................................................   $ (10,375) $  20,584  $  19,696
   Adjustments to reconcile net income/(loss) to net cash provided by operations:
     Depreciation and amortization...........................................      24,116     23,131     19,733
     Noncash restructuring and impairment charges............................      16,069         --         --
     Provision for deferred income taxes.....................................      (4,400)     2,065        115
     Provision for uncollectible accounts receivable.........................       2,546      2,277      2,196
     Discontinued operations.................................................       1,973        143        (42)
     Gains on sales of investments...........................................        (993)    (3,399)    (4,661)
     Changes in operating assets and liabilities, excluding
        amounts acquired in business combinations:
          Decrease/(increase) in accounts receivable.........................       1,230     (1,800)   (12,775)
          Decrease in statutory reserve requirements.........................         715        208      2,444
          Decrease/(increase) in inventories.................................          79       (706)       135
          Increase in prepaid expenses.......................................      (1,847)      (917)      (674)
          Increase in accounts payable, deferred contract
             revenue and other current liabilities...........................       8,458      3,530      4,449
          Increase/(decrease) in income taxes................................      (6,068)     4,651     (3,163)
     Other--net..............................................................       2,914      1,981        120
                                                                                ---------  ---------  ---------
     Net cash provided by continuing operations..............................      34,417     51,748     27,573
     Net cash provided/(used) by discontinued operations.....................         (55)        90        (31)
                                                                                ---------  ---------  ---------
     Net cash provided by operating activities...............................      34,362     51,838     27,542
                                                                                ---------  ---------  ---------
Cash Flows from Investing Activities
   Capital expenditures......................................................     (15,302)   (19,235)   (21,995)
   Net uses for discontinued operations (Note 3).............................      (6,332)    (3,695)    (2,533)
   Business combinations, net of cash acquired (Note 4)......................      (1,555)   (11,504)   (15,518)
   Proceeds from sales of investments........................................       1,377      4,290      7,701
   Purchase of Roto-Rooter minority interest.................................        (820)    (1,236)    (1,708)
   Other--net................................................................       3,543         60      1,879
                                                                                ---------  ---------  ---------
     Net cash used by investing activities...................................     (19,089)   (31,320)   (32,174)
                                                                                ---------  ---------  ---------
Cash Flows from Financing Activities
   Repayment of long-term debt (Note 9)......................................     (46,377)   (18,164)    (2,982)
   Proceeds from issuance of long-term debt (Note 9).........................      35,000      1,200     10,000
   Dividends paid............................................................      (4,384)    (4,022)   (22,456)
   Purchases of treasury stock...............................................      (1,226)    (5,728)    (1,724)
   Acquisition of shares for stock purchase plan (Note 15)...................          --         --     (2,731)
   Other--net................................................................         442       (806)       449
                                                                                ---------  ---------  ---------
     Net cash used by financing activities...................................     (16,545)   (27,520)   (19,444)
                                                                                ---------  ---------  ---------
Decrease in cash and cash equivalents........................................      (1,272)    (7,002)   (24,076)
Cash and cash equivalents at beginning of year...............................      10,280     17,282     41,358
                                                                                ---------  ---------  ---------
Cash and cash equivalents at end of year.....................................   $   9,008  $  10,280  $  17,282
                                                                                =========  =========  =========

The Statement of Accounting Policies and the accompanying Notes to Financial Statements are integral parts of this statement.

===========================================================
  Consolidated Statement of Changes in Stockholders' Equity

  Chemed Corporation and Subsidiary Companies
  ------------------------------------------------------------------------------
  (in thousands, except per share data)

                                                                        Capital        Paid-in
                                                                          Stock        Capital
  --------------------------------------------------------------------------------------------
  Balance at December 31, 1998......................................   $ 13,605      $ 162,252
  Net income........................................................         --             --
  Dividends paid ($2.12 per share)..................................         --             --
  Other comprehensive income........................................         --             --
  Decrease in unearned compensation (Note 11).......................         --             --
  Sale of shares for notes..........................................         --             --
  Purchases of treasury stock.......................................         --             --
  Stock awards (Note 15)............................................         54          1,690
  Other.............................................................          6            607
                                                                       --------      ---------
     Balance at December 31, 1999...................................     13,665        164,549
  Net income........................................................         --             --
  Dividends paid ($.40 per share)...................................         --             --
  Exchange of capital stock for trust securities....................       (576)        (7,971)
  Purchases of treasury stock.......................................         --             --
  Decrease in unearned compensation (Note 11).......................         --             --
  Stock awards and exercise of stock options (Note 15)..............        226          6,266
  Other comprehensive income........................................         --             --
  Other.............................................................          3           (226)
                                                                       --------      ---------
     Balance at December 31, 2000...................................     13,318        162,618
  Net loss..........................................................         --             --
  Dividends paid ($.44 per share)...................................         --             --
  Other comprehensive income........................................         --             --
  Decrease in unearned compensation (Note 11).......................         --             --
  Stock awards and exercise of stock options (Note 15)..............        119          5,055
  Transfer of deferred compensation payable to other liabilities....         --             14
  Purchases of treasury stock.......................................         --             --
  Payments on notes receivable......................................         --             --
  Other.............................................................          1           (145)
                                                                       --------      ---------
     Balance at December 31, 2001...................................   $ 13,438      $ 167,542
                                                                       --------      ---------

=======================================================
  Consolidated Statement of Comprehensive Income/(Loss)

  Chemed Corporation and Subsidiary Companies
  ------------------------------------------------------------------------------
  (in thousands)

  For the Years Ended December 31,                                                     2001         2000          1999
  ----------------------------------------------------------------------------------------------------------------------
  Net income/(loss)...............................................................  $ (10,375)    $ 20,584     $  19,696
                                                                                    ---------     --------     ---------
  Other comprehensive income/(loss), net of income tax:
     Unrealized holding gains/(losses) arising during the period..................      1,680        2,106        (6,910)
     Less reclassification adjustment for gains included in net income/(loss).....       (703)      (2,261)       (2,960)
                                                                                    ---------    ---------     ---------
     Total........................................................................        977         (155)       (9,870)
                                                                                    ---------    ---------     ---------
  Comprehensive income/(loss).....................................................  $  (9,398)   $  20,429     $   9,826
                                                                                    ---------    ---------     ---------

  The Statement of Accounting Policies and the accompanying Notes to Financial Statements are integral parts of these statements.

                                                    Deferred
                                                Compensation       Accumulated         Notes
                     Treasury                     Payable in             Other    Receivable
      Retained        Stock--        Unearned        Company     Comprehensive           for
      Earnings        at Cost    Compensation          Stock            Income   Shares Sold        Total
---------------------------------------------------------------------------------------------------------
     $ 146,961     $ (97,237)      $  (20,558)      $  5,071          $ 13,262      $     --    $ 223,356
        19,696            --               --             --                --            --       19,696
       (22,456)           --               --             --                --            --      (22,456)
            --            --               --             --            (9,870)           --       (9,870)
            --            --            4,498             --                --            --        4,498
            --         2,731               --             --                --        (2,731)          --
            --        (4,455)              --             --                --            --       (4,455)
            --          (326)            (996)            --                --            --          422
           121          (150)              --            269                --            --          853
     ---------     ---------       ----------       --------          --------      --------    ---------
       144,322       (99,437)         (17,056)         5,340             3,392        (2,731)     212,044
        20,584            --               --             --                --            --       20,584
        (4,022)           --               --             --                --            --       (4,022)
        (6,992)           --               --             --                --            --      (15,539)
            --        (5,320)              --             --                --            --       (5,320)
            --            --            3,617             --                --            --        3,617
            --          (408)          (3,244)            --                --            --        2,840
            --            --               --             --              (155)           --         (155)
            17           (84)              --            160                --          (155)        (285)
     ---------     ---------       ----------       --------          --------      --------    ---------
       153,909      (105,249)         (16,683)         5,500             3,237        (2,886)     213,764
       (10,375)           --               --             --                --            --      (10,375)
        (4,384)           --               --             --                --            --       (4,384)
            --            --               --             --               977            --          977
            --            --            4,109             --                --            --        4,109
            --        (3,654)           5,138             --                --            --        6,658
            --           (14)              --         (2,293)               --            --       (2,293)
            --          (219)              --             --                --            --         (219)
            --        (1,288)              --             --                --         1,484          196
            13            --               --             81                --          (100)        (150)
     ---------     ---------       ----------       --------          --------      --------    ---------
     $ 139,163     $(110,424)      $   (7,436)      $  3,288          $  4,214      $ (1,502)   $ 208,283
     =========     =========       ==========       ========          ========      ========    =========

Notes to Financial Statements

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------
1.   Segments and Nature of the Business

   Chemed is a diversified public corporation with strategic positions in plumbing, drain cleaning, and heating, ventilating and air conditioning ("HVAC") services (Roto-Rooter); home healthcare services (Patient Care); and residential appliance and air conditioning repair services (Service America). Relative contributions to service revenues and sales were 57%, 29% and 14% in 2001, respectively.

   The reportable segments have been defined along service lines, consistent with the way the businesses are managed. In determining reportable segments, no operating segments have been aggregated. Accordingly, the reportable segments are defined as follows:

   . The Roto-Rooter segment includes the combined operations of the Roto-Rooter
     Group ("Roto-Rooter"), a group of wholly owned businesses that provide repair and maintenance services to residential and commercial accounts. Such services include plumbing; sewer, drain and pipe cleaning; and HVAC services. They are delivered through company-owned, contractor-operated and franchised locations. Roto-Rooter also manufactures and sells products and equipment used to provide such services.

   . The Patient Care segment includes the consolidated operations of the wholly owned businesses comprising the Patient Care Group ("Patient Care"), which offers complete home-healthcare services primarily in the New York-New Jersey-Connecticut area. Services provided include skilled nursing; home health aid; physical, speech, respiratory and occupational therapies; medical social work; and nutrition.

   . The Service America segment includes the consolidated operations of the wholly owned businesses comprising the Service America Systems Group ("Service America"). The group provides HVAC and appliance repair and maintenance services primarily to residential customers through service contracts and through retail sales. In addition, Service America sells air conditioning equipment and duct cleaning services.

   Substantially all of the Company's service revenues and sales from continuing operations are generated from business within the United States. Within the Patient Care segment, balances due from the U.S. federal government and Visiting Nurse Services of New York at December 31, 2001, accounted for approximately 14% and 16%, respectively, of the Company's consolidated accounts receivable balance. No other single customer's balance at December 31, 2001, accounted for more than 10% of the Company's consolidated accounts receivable balance. In addition, substantially all of Patient Care's accounts receivable at December 31, 2001 ($34.1 million), was generated from customers located in the northeastern United States.

   Management closely monitors accounts receivable balances and has established policies regarding the extension of credit. The Patient Care segment historically has experienced a relatively low level of losses on the collection of its receivables.

   Approximately 35% of Patient Care's net revenues are derived from services provided directly to patients with coverage under the federal government's Medicare program or under joint federal-and-state-sponsored Medicaid programs. In addition, 37% of Patient Care's revenues arise from contracts with other certified home-health agencies to provide services to recipients under these entitlement programs.

   Financial data by business segment shown on pages 26 and 27 of this annual report are integral parts of these financial statements.

2.   Restructuring and Similar Expenses

   During 2001, the Company recorded pretax restructuring and similar expenses in the amount of $26,126,000 comprising the cost of exiting Roto-Rooter's underperforming HVAC and non-Roto-Rooter-branded plumbing operations ($11,205,000), the charge for accelerating vesting of all restricted stock awards in connection with restructuring the Company's long-term incentive plans ($5,492,000), the cost of severance arrangements with 11 individuals resulting from staff reductions at Chemed headquarters and each of the continuing segments ($4,087,000), the cost of resolving a U.S. Department of Labor investigation of Roto-Rooter's overtime pay practices ($2,749,000), the write-down of impaired property and equipment ($1,422,000) and the cost of Service America's closing its Tucson branch ($1,171,000). The cost of exiting Roto-Rooter's underperforming HVAC and non-Roto-Rooter-branded plumbing operations included $9,793,000 for impaired goodwill, $477,000 for impaired identifiable intangible assets, $380,000 for impaired property and equipment and $555,000 for other costs. Similarly, the cost of closing Service America's Tucson branch included an $833,000 charge for impaired goodwill, $50,000 for impaired identifiable intangible assets and $288,000 for other costs. Approximately $3.5 million of the $26.1 million restructuring charges are accrued and outstanding at December 31, 2001.

   In addition, other unusual or nonrecurring charges ("other charges") of $4,263,000 incurred in 2001 comprised the cost of an unfavorable adjustment to Patient Care's prior years' cost reports ($1,488,000), an adjustment to Roto-Rooter's casualty insurance accruals related to adverse claims experience ($1,411,000), the cost of terminating lease obligations ($532,000) and various other costs ($732,000). These other charges are included in the consolidated statement of operations as a reduction of sales ($2,188,000), a charge to cost of sales ($2,027,000) and a charge to general and administrative expenses ($48,000).

   The combined pretax impact of the restructuring and similar expenses and other charges for 2001 is $30,389,000 ($19,009,000 aftertax or $1.95 per share).

   Roto-Rooter's underperforming operations, which are being divested, generated revenues of $17,386,000, $20,286,000 and $20,455,000, respectively, for the years 2001, 2000 and 1999. Also, these operations recorded income/(losses) from operations of $(97,000), $1,044,000 and $1,213,000, respectively.

   Service America's Tucson branch, which was closed at the end of 2001, generated revenues of $1,664,000, $2,342,000 and $1,157,000, respectively, for the years 2001, 2000 and 1999. Also, this operation recorded losses from operations of $430,000, $487,000 and $344,000, respectively.

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------
3.   Discontinued Operations

   During 2001, Chemed discontinued its Cadre Computer Resources Inc. ("Cadre Computer") segment and on August 31, 2001, completed the sale of the business and assets of this segment to a company owned by the former Cadre Computer employees for a note receivable ($399,000) that has been fully reserved. For the eight months ended August 31, 2001, and for the years ended December 31, 2000 and 1999, Cadre Computer generated revenues of $5,089,000, $8,292,000 and $7,994,000, respectively.

   Discontinued operations comprise (in thousands, except per share amounts):

                                          For the Years Ended
                                              December 31,
                                     -----------------------------
                                      2001        2000       1999
                                     ------      ------     ------
Cadre Computer segment:
     Income/(loss) before
        income taxes                $   (734)   $  (240)    $    70
     Income taxes                        255         81         (28)
     Minority interest                    46         16          --
                                    --------    -------     -------
     Income/(loss) from
        operations, net of
        income taxes                    (433)      (143)         42
     Loss on disposal, net
        of income tax benefit
        of $829                       (1,540)        --          --
                                    --------    -------     -------
          Total Cadre
            Computer                  (1,973)      (143)         42
                                    --------    -------     -------
Adjustment to accruals of
   operations discontinued
   in prior years:
     Adjustment of sublease
        accrual (1991)                (1,700)        --          --
     Adjustment of severance
        accruals (1997)                 (170)      (275)         --
                                    --------    -------     -------
     Income/(loss) before
        income taxes                  (1,870)      (275)         --
     Income tax benefit,
        including
        $1,700 reduction
        in state income tax
        accrual in 2001
        relative to operations
        discontinued in 1997           1,870        275          --
                                    --------    -------     -------
          Total adjustments               --         --          --
                                    --------    -------     -------
          Total discontinued
            operations              $ (1,973)   $  (143)    $    42
                                    ========    =======     =======
Earnings/(loss) per share           $   (.20)   $  (.02)    $    --
                                    ========    =======     =======
Diluted earnings/(loss)
   per share                        $   (.20)      (.02)    $    --
                                    ========    =======     =======

4.   Business Combinations

   During 2001, two purchase business combinations were completed within the Roto-Rooter segment for an aggregate purchase price of $1.6 million in cash. During 2000, three purchase business combinations were completed within the Roto-Rooter segment for an aggregate purchase price of $11.5 million in cash.

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

   The Company's unaudited pro forma service revenues and sales, assuming the purchase business combinations completed in 2001, 2000 and 1999 were completed on January 1 of the preceding year, are $477,449,000, $493,953,000 and $460,048,000, respectively, for the years ended December 31, 2001, 2000, and 1999. The results of operations of these business combinations are immaterial to the consolidated operations of the Company.

   The excess of the purchase price over the fair value of the net assets acquired in purchase business combinations is classified as goodwill. A summary of net assets acquired in purchase business combinations follows (in thousands):

                                          For the Years Ended
                                              December 31,
                                   --------------------------------
                                    2001        2000          1999
                                   ------      ------        ------
Working capital                   $    --     $     89      $  2,935
Identifiable intangible
   assets                              90          210           765
Goodwill                            1,428       11,059        11,893
Other assets and
   liabilities--net                    37          146           (75)
                                  -------     --------      --------
     Total net assets             $ 1,555     $ 11,504      $ 15,518
                                  =======     ========      ========

   All of the goodwill related to business combinations completed in 2001 is expected to be deductible for income tax purposes. Since these transactions were initiated after June 30, 2001, the related goodwill is not being amortized. The weighted average life of the identifiable intangible assets acquired in 2001 is
6.1 years.

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------

     Total amortization of intangible assets for the year ended December 31, 2001, was $5,794,000 (2000--$6,181,000; 1999--$5,830,000). The following is a schedule by year of projected amortization expense for intangible assets (in thousands):

       2002                     $787
       2003                      730
       2004                      418
       2005                      359
       2006                      272

     In June 2001, the Financial Accounting Standards Board approved the issuance of Statement of Financial Accounting Standards No. 141 ("SFAS 141"), Business Combinations, and Statement of Financial Accounting Standards No. 142 ("SFAS 142"), Goodwill and Other Intangible Assets. For Chemed, these statements will generally become effective January 1, 2002, although business combinations initiated after June 30, 2001, are subject to the non-amortization and purchase accounting provisions.

     Specifically, SFAS 142 stipulates that goodwill is no longer subject to amortization, but must be evaluated annually for impairment beginning January 1, 2002. This first evaluation must be completed by June 30, 2002.

     Chemed estimates that the non-amortization provision will increase its diluted earnings per share by approximately $.45 per share in 2002. The assessment of goodwill for impairment is a complex issue in which a company must determine, among other things, the fair value of each defined component of its operating segments. It is, therefore, not possible at this time to predict the impact, if any, which the impairment assessment provisions of SFAS 142 will have on Chemed's financial statements.

5.     Other Income--Net

     Other income--net from continuing operations comprises the following (in thousands):

                                                   For the Years Ended
                                                       December 31,
                                              ------------------------------
                                                2001       2000       1999
                                              --------   --------   --------

Dividend income                               $  2,548   $  2,563   $  2,626
Interest income                                  1,665      1,535      1,589
Gain on sales of investments                       993      3,399      4,661
Unrealized gains/(losses) on
  investments held in deferred
  compensation trusts                             (820)       388      1,966
Other--net                                        (606)      (176)       185
                                              --------   --------   --------
     Total other income--net                  $  3,780   $  7,709   $ 11,027
                                              --------   --------   --------

6.     Income Taxes

     The provision for income taxes comprises the following (in thousands):

                                                                                For the Years Ended
                                                                                    December 31,
                                                                      -------------------------------------
Continuing Operations                                                    2001          2000          1999
---------------------                                                 ---------      ---------     --------
Current
   U.S. federal                                                       $     803      $   8,423     $  9,009
   U.S. state and local                                                     306          2,151        1,917
   Foreign                                                                  (71)           104          188
Deferred
   U.S. federal                                                          (4,366)         2,113          158
   Foreign                                                                  (34)           (48)         (43)
                                                                      ---------      ---------     --------
     Total                                                            $  (3,362)     $  12,743     $ 11,229
                                                                      ---------      ---------     --------
Discontinued Operations
-----------------------
Current U.S. federal                                                  $  (2,935)     $  (1,238)    $   (755)
Current U.S. state and local                                             (1,700)            --           --
Deferred U.S. federal                                                     1,681            882          783
                                                                      ---------      ---------     --------
     Total                                                            $  (2,954)     $    (356)    $     28
                                                                      ---------      ---------     --------

     A summary of the significant temporary differences that give rise to deferred income tax assets/(liabilities) follows (in thousands):

                                                          December 31,
                                                     ---------------------
                                                       2001         2000
                                                     --------     --------
Accrued insurance expense                            $  6,561     $  5,608
Deferred compensation                                   6,411        6,958
Accruals related to discontinued operations             4,057        5,530
Severance payments                                      2,058          478
Amortization of intangibles                             2,146           --
Allowances for uncollectible accounts receivable        1,778        1,797
Accrued state taxes                                     1,128        1,600
Other                                                   3,600        2,690
                                                     --------     --------
     Gross deferred income tax assets                  27,739       24,661
                                                     --------     --------
Accelerated tax depreciation                           (7,381)      (8,088)
Market valuation of investments                        (2,126)      (1,946)
Cash to accrual adjustments                            (3,605)      (2,100)
Other                                                  (1,586)      (1,673)
                                                     --------     --------
     Gross deferred income tax liabilities            (14,698)     (13,807)
                                                     --------     --------
     Net deferred income tax assets                  $ 13,041     $ 10,854
                                                     --------     --------

     Included in other assets at December 31, 2001, are deferred income tax assets of $3,179,000 (December 31, 2000--$187,000). Based on the Company's history of prior operating earnings and its expectations for future growth, management has determined that the operating income of the Company will, more likely than not, be sufficient to ensure the full realization of the deferred income tax assets.

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------

     The difference between the effective tax rate for continuing operations and the statutory U.S. federal income tax rate is explained as follows:

                                                       For the Years Ended
                                                           December 31,
                                                    --------------------------
                                                     2001      2000      1999
                                                    ------    ------    ------

Statutory U.S. federal income tax rate                35.0 %    35.0 %    35.0 %
Nondeductible amortization of goodwill               (13.7)      4.2       4.5
Work opportunity tax credit                            7.0      (2.2)     (1.7)
Domestic dividend exclusion                            7.0      (2.1)     (2.3)
State and local income taxes, less federal
   income tax benefit                                 (1.9)      4.2       4.0
Tax benefit on dividends paid to ESOPs                  .9       (.2)     (1.3)
Tax adjustments related to finalization of
   prior years' audits                                  --        --      (1.7)
Other--net                                             (.9)      (.8)      (.1)
                                                    ------    ------    ------
     Effective tax rate                               33.4 %    38.1 %    36.4 %
                                                    ------    ------    ------

     Income taxes included in the components of other comprehensive income are as follows (in thousands):

                                                       For the Years Ended
                                                           December 31,
                                                    ---------------------------
                                                      2001      2000      1999
                                                    -------   -------   -------

Unrealized holding gains/(losses)                   $   905   $ 1,134   $(3,721)
Reclassification adjustment                            (290)   (1,138)   (1,701)

     The total amount of income taxes paid during the year ended December 31, 2001, was $5,772,000 (2000--$6,154,000; 1999--$13,982,000).


7. Cash Equivalents

     Included in cash and cash equivalents at December 31, 2001, are cash equivalents in the amount of $6,549,000 (2000--$7,063,000). The cash equivalents at both dates consist of investments in various money market funds and repurchase agreements yielding interest at a weighted average rate of 1.3% in 2001 and 5.2% in 2000.

     From time to time throughout the year, the Company invests its excess cash in repurchase agreements directly with major commercial banks. The collateral is not physically held by the Company, but the term of such repurchase agreements is less than 10 days. Investments of significant amounts are spread among a number of banks, and the amounts invested in each bank are varied constantly.


8. Properties and Equipment

     A summary of properties and equipment follows (in thousands):

                                                    December 31,
                                               ----------------------
                                                 2001         2000
                                               ---------    ---------
Land                                           $   2,568    $   2,568
Buildings                                         19,951       19,050
Transportation equipment                          35,301       40,219
Machinery and equipment                           33,391       32,688
Computer software                                 20,499       21,921
Furniture and fixtures                            20,627       21,516
Projects under construction                        4,989        1,972
                                               ---------    ---------
   Total properties and equipment                137,326      139,934
Less accumulated depreciation                    (69,738)     (64,757)
                                               ---------    ---------
   Net properties and equipment                $  67,588    $  75,177
                                               ---------    ---------

9. Long-Term Debt and Lines of Credit

     A summary of the Company's long-term debt follows (in thousands):

                                                    December 31,
                                               ----------------------
                                                  2001         2000
                                               ---------    ----------
Senior notes:
   7.31%, due 2005 - 2009                      $  25,000     $  25,000
   8.15%, retired 2001                                --        40,000
   10.67%, retired 2001                               --         3,000
Revolving credit agreements:
   2.91% (2000--6.92%), due 2003                  35,000         3,000
Other                                              1,390         1,767
                                               ---------     ---------
   Subtotal                                       61,390        72,767
Less current portion                                (353)      (14,376)
                                               ---------     ---------
     Long-term debt, less current portion      $  61,037     $  58,391
                                               ---------     ---------

Revolving Credit Agreement and Lines of Credit

     In December 2001, the Company entered into a revolving credit agreement with Bank One, N.A. ("Credit Agreement"), to borrow up to $40,000,000 at any time during the two-year period ending December 21, 2003. At December 31, 2001, the balance outstanding of the Credit Agreement totaled $35,000,000 and is due on December 21, 2003. The interest rate of 2.91%, which is fixed through June 28, 2002, is based on various stipulated market rates of interest.

     In addition to the Credit Agreement, the Company had approximately $18,500,000 of unused short-term lines of credit with various banks at December 31, 2001.

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------

Senior Notes

     In March 1997, the Company borrowed $25,000,000 from several insurance companies. Principal is repayable in five annual installments of $5,000,000 beginning on March 15, 2005, and bears interest at the rate of 7.31% per annum. Interest is payable on March 15 and September 15 of each year.

     On December 31, 2001, the Company prepaid the outstanding balances of its 8.15% senior notes due 2002 through 2004 and its 10.67% senior notes due 2002 through 2003. The principal balances outstanding at the time of prepayment were $30,000,000 and $2,000,000, respectively. Penalties incurred on these prepayments aggregated $1,701,000 or $.18 per share (net of income tax benefit of $916,000) and are presented as extraordinary losses on extinguishment of debt in the statement of operations.

Other

     Other long-term debt has arisen from the assumption of loans in connection with various acquisitions. Interest rates range from 7.3% to 8.0%, and the obligations are due on various dates through February 2009.

     The following is a schedule by year of required long-term debt payments as of December 31, 2001 (in thousands):

       2002                                $     353
       2003                                   35,435
       2004                                      334
       2005                                    5,070
       2006                                    5,073
       After 2006                             15,125
                                           ---------
          Total long-term debt             $  61,390
                                           ---------

     The various loan agreements contain certain covenants that could restrict the amount of cash dividend payments, net rental payments, treasury stock purchases and certain other transactions of the Company. The Company does not anticipate that the restrictions imposed by the agreements will materially restrict its future operations or ability to pay dividends.

     The total amount of interest paid during the year ended December 31, 2001, was $7,007,000 (2000--$7,345,000; 1999--$6,706,000). No interest was capitalized during the year ended December 31, 2001 (2000--$500,000; 1999--$927,000).

10.    Other Liabilities

     At December 31, 2001, other current liabilities included accrued insurance liabilities of $19,125,000 (2000--$15,808,000), accrued wages of $6,866,000
(2000--$6,958,000) and accrued savings and retirement plan contributions of $5,344,000 (2000--$5,035,000). Other liabilities at December 31, 2001, included deferred compensation liabilities totaling $15,029,000 (2000--$14,381,000).

     At December 31, 2001, the Company's accrual for its estimated liability for potential environmental cleanup and related costs arising from the sale of DuBois Chemicals Inc. ("DuBois") amounted to $2,286,000. Of this, $786,000 is included in other liabilities and $1,500,000 is included in other current liabilities. The Company is contingently liable for additional DuBois-related environmental cleanup and related costs up to a maximum of $17,970,000. On the basis of a continuing evaluation of the Company's potential liability, management believes that it is not probable this additional liability will be paid. Accordingly, no provision for this contingent liability has been recorded. Although it is not presently possible to reliably project the timing of payments related to the Company's potential liability for environmental costs, management believes that any adjustments to its recorded liability will not materially adversely affect its financial position or results of operations.

     Also, at December 31, 2001, the Company's accrual for losses on subleases of office space formerly occupied by DuBois amounted to $4,703,000 (2000-- $4,486,000) of which $1,500,000 (2000--$900,000) is included in other current liabilities. The accrual is based on the expectation that space currently unoccupied is sublet for a total of $2,556,000 during the last three years of the lease (ending April 2006).

     Net uses of cash for discontinued operations in the statement of cash flows represent the payment of severance, lease and other liabilities relating to operations disposed of in 1991, 1997 and 2001.

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------

11.  Pension and Retirement Plans

     Retirement obligations under various plans cover substantially all full-time employees who meet age and/or service eligibility requirements. The major plans providing retirement benefits to the Company's employees are defined contribution plans.

     The Company has established two ESOPs that purchased a total of $56.0 million of the Company's capital stock. In December 1997, the Company restructured the ESOPs and internally financed approximately $16.2 million of the $21.8 million ESOP loans outstanding at December 31, 1997.

     Substantially all Chemed headquarters and eligible employees of Roto-Rooter participate in the ESOPs. Eligible employees of Roto-Rooter, Patient Care and Service America are also covered by other defined contribution plans.

     Expenses charged to continuing operations for the Company's pension and profit-sharing plans, ESOPs, excess benefit plans and other similar plans comprise the following (in thousands):

                                             For the Years Ended
                                                  December 31,
                                        -------------------------------
                                         2001         2000       1999
                                        -------     -------     -------
ESOPs:
   Compensation cost                    $ 2,144     $ 1,577     $ 1,649
   Interest expense                          --          --          23
Pension, profit-sharing and other
   similar plans                          4,510       5,304       6,491
                                        -------     -------     -------
     Total                                6,654       6,881       8,163
                                        =======     =======     =======
Dividends on ESOP shares used for
   debt service                         $   280     $   270     $ 1,502
                                        =======     =======     =======

     At December 31, 2001, there were 489,742 allocated shares (2000--444,925 shares) and 135,457 unallocated shares (2000--217,258 shares) in the ESOP trusts.

     The Company has an excess benefit plan for key employees whose participation in the ESOPs is limited by ERISA rules. Benefits are determined based on theoretical participation in the qualified ESOPs. Prior to September 1, 1998, the value of these benefits was invested in shares of the Company's stock and in mutual funds, held by grantor trusts. Currently, benefits are invested in only mutual funds, and participants are not permitted to diversify accumulated benefits invested in shares of the Company's stock. Trust assets invested in shares of the Company's capital stock are included in treasury stock, and the corresponding liability is included in a separate component of shareholders' equity. At December 31, 2001, these trusts held 94,742 shares or $3,300,000 of the Company's stock (December 31, 2000--158,123 shares or $5,538,000). The diversified assets of these excess benefit plans and of Roto-Rooter and Service America deferred compensation plans, all of which are invested in various mutual funds, totaled $14,750,000 at December 31, 2001 (December 31, 2000-- $14,194,000), and are included in other assets. The corresponding liabilities are included in other liabilities.

12. Lease Arrangements

     The Company, as lessee, has operating leases which cover its corporate office headquarters, various warehouse and office facilities, office equipment, and transportation equipment. The remaining terms of these leases range from one year to 17 years, and in most cases, management expects that these leases will be renewed or replaced by other leases in the normal course of business. Substantially all equipment is owned by the Company.

     The following is a summary of future minimum rental payments and sublease rentals to be received under operating leases that have initial or remaining noncancelable terms in excess of one year at December 31, 2001 (in thousands):

       2002                                            $ 10,144
       2003                                               8,789
       2004                                               7,024
       2005                                               6,195
       2006                                               2,721
       After 2006                                         1,061
                                                       --------
          Total minimum rental payments                  35,934
       Less minimum sublease rentals                     (5,772)
                                                       --------
          Net minimum rental payments                  $ 30,162
                                                       --------

     Total rental expense incurred under operating leases for continuing operations follows (in thousands):

                                           For the Years Ended
                                               December 31,
                                      -----------------------------
                                         2001      2000      1999
                                      --------   --------  --------
Total rental payments                 $ 11,371   $ 12,135  $ 12,265
Less sublease rentals                     (929)    (1,765)   (1,914)
                                      --------   --------  --------
   Net rental expense                 $ 10,442   $ 10,370  $ 10,351
                                     =========   ========  ========

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------

13. Financial Instruments
     The following methods and assumptions are used in estimating the fair value of each class of the Company's financial instruments:
     . For cash and cash equivalents, accounts receivable, statutory deposits and accounts payable, the carrying amount is a reasonable estimate of fair value because of the liquidity and short-term nature of these instruments.
     . For other investments and other assets, fair value is based upon quoted market prices for these or similar securities, if available. Included in other investments is the Company's investment in privately held Vitas Healthcare Corporation ("Vitas"), which provides noncurative care to chronically ill patients. In connection with Vitas' refinancing its debt obligations in April 2001, the Company and Vitas agreed to extend the maturity of the Vitas 9% Cumulative Preferred Stock ("Preferred") to April 1, 2007. In addition, Vitas issued a Common Stock Purchase Warrant ("Warrant C") to the Company for the purchase of approximately 1,636,000 common shares and extended the expiration dates of the Company's other Vitas Common Stock Purchase Warrants ("Other Warrants") to December 31, 2007. Warrant C was recorded at its estimated fair value of $2,601,000, and at the same time, a discount of $2,601,000 to the Preferred was recorded. The appraised value of the Other Warrants was estimated to be $4,048,000 in 2001 (versus a carrying value of $1,500,000). The value of the Preferred is based on the present value of the mandatory redemption payments, using an interest rate of 9.0%, a rate which management believes is reasonable in view of risk factors attendant to the investment.
     . The fair value of the Company's long-term debt is estimated by discounting the future cash outlays associated with each debt instrument using interest rates currently available to the Company for debt issues with similar terms and remaining maturities.
     . The fair value of the Mandatorily Redeemable Convertible Preferred Securities of the Chemed Capital Trust ("Trust Securities") is based on the quoted market value at the end of the period.

     The estimated fair values of the Company's financial instruments are as follows (in thousands):

                                 Carrying           Fair
December 31,                      Amount            Value
-------------------------         -------------------------
2001
  Other investments/(a)/         $ 38,273          $ 40,821
  Long-term debt                   61,390            61,891
  Trust securities                 14,239            14,112
2000
  Other investments/(a)/         $ 37,099          $ 37,099
  Long-term debt                   72,767            75,476
  Trust securities                 14,641            15,184

(a) Amounts include $27,243,000 invested in the Preferred, which is recorded in other investments.

    Disclosures regarding the Company's investments, all of which are equity securities classified as available-for-sale, are summarized below (in thousands):
                                                 December 31,
                                            ----------------------
                                              2001           2000
                                            -------        -------
Aggregate fair value                        $40,821        $37,099
Gross unrealized holding gains                9,145          5,153
Gross unrealized holding losses                 114            173
Amortized cost                               31,790         32,119

     The chart below summarizes information with respect to available-for-sale securities sold during the period (in thousands):

                                         For the Years Ended
                                              December 31,
                                   --------------------------------
                                     2001         2000       1999
                                   -------      -------     -------
Proceeds from sale                 $ 1,377      $ 4,290     $ 7,701
Gross realized gains                 1,112        3,496       4,675
Gross realized losses                  119           97          14

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------
14. Diluted Earnings/(Loss) Per Share

     Due to the Company's loss from continuing operations in 2001, all potentially dilutive securities were antidilutive for 2001. Therefore, the diluted loss per share was the same as the loss per share in 2001. Diluted earnings per share for 2000 and 1999 were calculated as follows (in thousands, except per share data):

                                                                                   Income from continuing operations
                                                                                   ---------------------------------
                                                                                  Income         Shares         Income
     For the Years Ended December 31,                                          (Numerator)   (Denominator)    Per Share
     -----------------------------------------------------------------------    ---------     -----------     ---------
     2000
       Earnings.............................................................    $ 20,727         9,833         $ 2.11
                                                                                                               ------
       Conversion of trust securities.......................................         777           378
       Nonvested stock awards...............................................          --            93
       Dilutive stock options...............................................          --             1
                                                                                --------        ------
          Diluted earnings..................................................    $ 21,504        10,305         $ 2.09
                                                                                --------        ------         ------
     1999
       Earnings.............................................................    $ 19,654        10,470         $ 1.88
                                                                                                               ------
       Nonvested stock awards...............................................          --            43
       Dilutive stock options...............................................          --             1
                                                                                --------        ------         ------
          Diluted earnings..................................................    $ 19,654        10,514         $ 1.87
                                                                                --------        ------         ------

                                                                                   Income before extraordinary loss/
                                                                                              Net income
                                                                               ----------------------------------------
                                                                                  Income         Shares         Income
     For the Years Ended December 31,                                          (Numerator)   (Denominator)    Per Share
     -----------------------------------------------------------------------   ----------     -----------     ---------
     2000
       Earnings...............................................................  $ 20,584         9,833         $ 2.09
                                                                                                               ------
       Conversion of trust securities.........................................       777           378
       Nonvested stock awards.................................................        --            93
       Dilutive stock options.................................................        --             1
                                                                                --------        ------
          Diluted earnings....................................................  $ 21,361        10,305         $ 2.07
                                                                                --------        ------         ------
     1999
       Earnings...............................................................  $ 19,696        10,470         $ 1.88
                                                                                                               ------
       Nonvested stock awards.................................................        --            43
       Dilutive stock options.................................................        --             1
                                                                                --------        ------
          Diluted earnings....................................................  $ 19,696        10,514         $ 1.87
                                                                                --------        ------         ------

     During the last six months of 2001 and for most of the years 2000 and 1999, the following options, whose exercise prices were greater than the average market price during most of the respective periods and which were, therefore, excluded from the computation of diluted earnings/(loss) per share, were outstanding at December 31:

                                              Exercise         Number of Options
                                                          ---------------------------
     Grant Date                                Price        2001      2000       1999
     --------------------------------------    -----        ----      ----       ----
     May 1999..............................   $32.19      429,250    490,125   497,625
     May 1996..............................    38.75      159,425    161,923   162,793
     May 1997..............................    35.94      159,413    166,188   171,688
     March 1998............................    39.13      155,550    160,462   165,112
     February 1995.........................    33.63       68,000     68,000    68,000
     May 1995..............................    32.19       39,950     83,713    89,713
     March 1994............................    32.13       24,825     34,925    37,925
     April 1998............................    40.53       12,000     12,000    12,000
     May 1998..............................    37.78          750      1,000     1,750

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------
15.  Stock Incentive Plans

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

   Data relating to the Company's stock issued to employees follow:

                                                     2001                      2000                   1999
                                             --------------------     ----------------------   -------------------
                                             Number      Weighted       Number      Weighted    Number    Weighted
                                                of       Average          of        Average       of       Average
                                              Shares      Price         Shares       Price      Shares      Price
                                             --------    ---------     --------     --------   --------   --------
        Stock options:
           Outstanding at January 1 ......  1,194,756     $   34.62    1,226,756    $  34.60    772,001   $  36.31
           Granted .......................         --            --           --          --    510,650      32.19
           Exercised......................   (103,538)        31.74       (6,000)      30.38         --         --
           Forfeited......................    (25,725)        34.43      (26,000)      34.78    (55,895)     36.10
           Expired........................     (6,405)        34.60           --          --         --         --
                                            ---------                  ---------              ---------
           Outstanding at December 31.....  1,059,088         34.91    1,194,756       34.62  1,226,756      34.60
                                            =========                  =========              =========
           Exercisable at December 31.....    941,149         35.25      906,810       35.06    722,375      35.21
                                            =========                  =========              =========
        Stock awards issued...............     17,073         37.73      225,298       28.26     57,816      31.38
                                            =========                  =========              =========

Options outstanding at December 31, 2001, comprise the following:

                                                                                       Range of Exercise Prices
                                                                      ----------------------------------------------------------
                                                                      $25.38 - $28.56      $32.13 - $35.94       $37.78 - $40.53
                                                                      ---------------      ---------------       ---------------
         Options outstanding.......................................         9,925               721,438              327,725
         Average exercise price of options outstanding.............       $ 27.58             $   33.15            $   38.99
         Average contractual life..................................            .8 yrs.              6.1 yrs.             5.3 yrs.
         Options exercisable.......................................         9,925               603,499              327,725
         Average exercise price of options exercisable.............       $ 27.58             $   33.34            $   38.99

Also, there were 131,950 shares available for granting of stock options and awards at December 31, 2001.

   Total compensation cost recognized for stock awards for continuing operations was $6,410,000 in 2001 (2000--$1,707,000; 1999--$1,529,000). The expense for
2001 included $4,303,000 resulting from the acceleration of vesting of restricted awards in connection with the restructuring of the Company's long-term incentive plans, effective December 31, 2001. The shares of capital stock were issued to key employees and directors at no cost and generally were previously restricted as to the transfer of ownership. In prior years, restrictions covering between 7% and 33% of each holder's shares lapsed annually.

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------
   Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, requires the presentation of pro forma data assuming all options granted after December 31, 1994, are recorded at fair value. Summarized below are pro forma data developed by applying the Black-Scholes valuation method to the Company's stock options (in thousands, except per share data):

                                         For the Years Ended
                                              December 31,
                                   ----------------------------------
Pro Forma Results                     2001        2000         1999
-----------------                  ----------   --------     --------
Net income/(loss)                  $ (10,706)   $ 20,059     $ 18,972
Earnings/(loss) per share              (1.10)       2.04         1.81
Diluted earnings/(loss)
   per share                           (1.10)       2.02         1.80
Per share average
   fair value of
   options granted                       n.a.        n.a.        3.43
Assumptions
-----------------
Average risk-free
   interest rate                         n.a.        n.a.         5.8%
Expected volatility                      n.a.        n.a.        19.7
Expected life
   of options                            n.a.        n.a.           6 yrs.

   No options were granted in 2001 or 2000; however, for 1999, it was assumed that the annual dividend would be increased $.01 per share per quarter in the fourth quarter of every odd-numbered year. This assumption was based on the facts and circumstances that existed at the time options were granted and should not be construed to be an indication of future dividend amounts to be paid.

   During 1999, the Company purchased 101,500 shares of its capital stock in open-market transactions and sold these shares to certain officers and other key employees at fair market value in exchange for interest-bearing notes secured by the shares. Interest rates on these notes are set at the beginning of each year based on rates used by the Internal Revenue Service for demand loans (5.88% for 2000 and 2001).

   Activity in the notes receivable accounts, which are presented as a reduction of stockholders' equity in the consolidated balance sheet, is summarized below (in thousands):

Balance at December 31, 1999...........................   $ 2,731
   Accrual of interest.................................       155
                                                          -------
        Balance at December 31, 2000...................     2,886
   Accrual of interest.................................       100
   Cash payments.......................................      (196)
   Value of shares surrendered
     at market value on date of surrender..............    (1,288)
                                                          -------
        Balance at December 31, 2001...................   $ 1,502
                                                          -------

16.  Trust Securities

   Effective February 1, 2000, the Company completed an Exchange Offer whereby stockholders exchanged 575,503 shares of capital stock for shares of Trust Securities of the wholly owned Chemed Capital Trust ("Trust") on a one-for-one basis. The Trust Securities, which carry a redemption value of $27.00 per security, pay an annual cash distribution of $2.00 per security (payable at the quarterly rate of $.50 per security commencing March 2000) and are convertible into capital stock at a price of $37.00 per security. The Trust Securities mature 30 years from date of issuance and are callable beginning March 15, 2003, at a price of $27.27 for each $27.00 principal amount. On March 15, 2004, and later, the Trust Securities are callable without premium.

   During 2001, the Company purchased 13,720 (2000--30,619) Trust Securities in open market transactions, and security owners converted 1,200 (2000--2,598) Trust Securities into 876 (2000--1,895) shares of capital stock. At December 31, 2001, there were 527,366 Trust Securities outstanding (December 31, 2000--542,286).

   The sole assets of the Trust are Junior Subordinated Debentures ("Debentures") of the Company in the principal amount of $15,917,000. The Debentures mature March 15, 2030, and the interest rate of the Debentures is $2.00 per annum per $27.00 principal amount. In February 2000, the Company executed an Indenture relating to the Debentures, an Amended and Restated Declaration of Trust relating to the Trust Securities and a Guarantee Agreement for the benefit of the holders of the Trust Securities (collectively "Back-up Undertakings"). Considered together, the Back-up Undertakings constitute a full and unconditional guarantee by the Company of the Trust's obligations under the Trust Securities.

Segment Data/(a)/


Chemed Corporation and Subsidiary Companies
------------------------------------------------------------------------------------------------------------------------------------
(in thousands)
For the Years Ended December 31,                                                      2001                  2000               1999
------------------------------------------------------------------------------------------------------------------------------------
Revenues by Type of Service
   Roto-Rooter
     Sewer and drain cleaning ..........................................         $ 115,902             $ 117,443          $  96,629
     Plumbing repair and maintenance ...................................           111,024               117,102            102,218
     Industrial and municipal sewer and drain cleaning .................            14,526                14,234             11,857
     HVAC repair and maintenance .......................................             9,859                13,412             14,928
     Other products and services .......................................            18,042                18,886             17,187
                                                                                 ---------             ---------          ---------
        Total Roto-Rooter ..............................................           269,353               281,077            242,819
                                                                                 ---------             ---------          ---------
   Patient Care
     Home health aides .................................................            98,124                90,473             90,580
     Registered nurses .................................................            21,324                22,540             19,900
     Live-in aides .....................................................             8,151                 7,332              8,138
     Other services ....................................................            11,609                16,741             10,262
                                                                                 ---------             ---------          ---------
        Total Patient Care .............................................           139,208/(b)/          137,086            128,880
                                                                                 ---------             ---------          ---------
   Service America
     Repair services under contracts ...................................            51,299                55,048             57,520
     Demand repair services ............................................            17,256                19,182             16,380
                                                                                 ---------             ---------          ---------
        Total Service America ..........................................            68,555                74,230             73,900
                                                                                 ---------             ---------          ---------
          Total service revenues and sales .............................         $ 477,116             $ 492,393          $ 445,599
                                                                                 ---------             ---------          ---------
Aftertax Earnings/(Loss) by Segment
     Roto-Rooter .......................................................         $   3,367/(c)/        $  20,032          $  14,562
     Patient Care ......................................................               526/(c)/            2,084              3,244
     Service America ...................................................              (686)/(c)/           1,058              2,342
                                                                                 ---------             ---------          ---------
        Total segment earnings .........................................             3,207                23,174             20,148
     Corporate
        Gains on sales of investments ..................................               703                 2,261              2,960
        Overhead .......................................................           (10,322)/(c)/          (5,128)            (4,701)
        Net investing and financing income/(expense) ...................              (289)                  420              1,247
        Discontinued operations ........................................            (1,973)                 (143)                42
        Extraordinary loss on extinguishment of debt ...................            (1,701)                 --                 --
                                                                                 ---------             ---------          ---------
          Net income/(loss) ............................................         $ (10,375)            $  20,584          $  19,696
                                                                                 ---------             ---------          ---------
Interest Income
     Roto-Rooter .......................................................         $     243             $      95          $      19
     Patient Care ......................................................                12                    16                 15
     Service America ...................................................               799                 1,077                979
                                                                                 ---------             ---------          ---------
        Subtotal .......................................................             1,054                 1,188              1,013
     Corporate .........................................................               791                   564                847
     Intercompany eliminations .........................................              (180)                 (217)              (271)
                                                                                 ---------             ---------          ---------
          Total interest income ........................................         $   1,665             $   1,535          $   1,589
                                                                                 ---------             ---------          ---------

(a)  Data are presented for continuing operations of the company.
(b) Revenues for Patient Care for 2001 were reduced by $2,188,000 for an unfavorable adjustment to prior years' cost reports.
(c) Amounts for 2001 include aftertax restructuring and similar expenses and other charges totaling $10,415,000 for Roto-Rooter, $2,066,000 for Patient Care, $1,672,000 for Service America and $4,856,000 for the Corporate Office.

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------
(in thousands)

For the Years Ended December 31,                              2001           2000           1999
------------------------------------------------------------------------------------------------
Interest Expense
   Roto-Rooter....................................       $     529      $   2,016      $   2,119
   Patient Care...................................           1,215          1,676            760
   Service America................................              --             --             --
                                                         ---------      ---------      ---------
     Subtotal.....................................           1,744          3,692          2,879
   Corporate......................................           5,310          7,092          7,514
   Intercompany eliminations......................          (1,630)        (4,048)        (3,535)
                                                         ---------      ---------      ---------
        Total interest expense....................       $   5,424      $   6,736      $   6,858
                                                         ---------      ---------      ---------

Income Tax Provision
   Roto-Rooter....................................       $   3,616      $  14,797      $  11,713
   Patient Care...................................            (264)           457          1,159
   Service America................................             437          1,570          2,404
                                                         ---------      ---------      ---------
     Subtotal.....................................           3,789         16,824         15,276
   Corporate......................................          (7,151)        (4,081)        (4,047)
                                                         ---------      ---------      ---------
        Total income tax provision................       $  (3,362)     $  12,743      $  11,229
                                                         ---------      ---------      ---------

Identifiable Assets
   Roto-Rooter....................................       $ 175,584      $ 190,350      $ 183,797
   Patient Care...................................          79,537         84,631         86,277
   Service America................................          70,592         72,364         69,632
                                                         ---------      ---------      ---------
     Total identifiable assets....................         325,713        347,345        339,706
   Corporate assets/(d)/..........................          70,798         74,030         81,597
                                                         ---------      ---------      ---------
        Total assets..............................       $ 396,511      $ 421,375      $ 421,303
                                                         ---------      ---------      ---------

Additions to Long-Lived Assets/(e)/
   Roto-Rooter....................................       $  10,892      $  20,811      $  17,208
   Patient Care...................................             845          1,649         12,001
   Service America................................           4,696          7,706          5,111
                                                         ---------      ---------      ---------
     Subtotal.....................................          16,433         30,166         34,320
   Corporate assets/(d)/..........................             424            207          1,010
                                                         ---------      ---------      ---------
        Total additions...........................       $  16,857      $  30,373      $  35,330
                                                         ---------      ---------      ---------

Depreciation and Amortization/(f)/
   Roto-Rooter....................................       $  14,128      $  13,765      $  11,707
   Patient Care...................................           2,842          2,817          2,686
   Service America................................           4,951          4,273          3,790
                                                         ---------      ---------      ---------
     Subtotal.....................................          21,921         20,855         18,183
   Corporate assets/(d)/..........................           2,195          2,276          1,550
                                                         ---------      ---------      ---------
        Total depreciation and amortization.......       $  24,116      $  23,131      $  19,733
                                                         ---------      ---------      ---------

(d) Corporate assets consist primarily of cash and cash equivalents, marketable securities, properties and equipment and other investments.
(e) Long-lived assets include goodwill, identifiable intangible assets and property and equipment.
(f) Depreciation and amortization include amortization of goodwill, identifiable intangible assets and other assets.

Selected Financial Data

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------
(in thousands, except per share data, employee numbers, footnote data, ratios and percentages)

                                                                             2001        2000        1999
---------------------------------------------------------------------------------------------------------
Summary of Operations
   Continuing operations
     Total service revenues and sales.................................  $ 477,116   $ 492,393   $ 445,599
     Gross profit.....................................................    181,639     195,160     174,099
     Depreciation.....................................................     16,109      15,002      12,824
     Income/(loss) from operations....................................     (7,306)     33,694      26,714
     Income/(loss) from continuing operations.........................     (6,701)     20,727      19,654
   Discontinued operations/(a)/.......................................     (1,973)       (143)         42
   Extraordinary loss on extinguishment of debt.......................     (1,701)         --          --
   Cumulative effect of a change in accounting principle..............         --          --          --
   Net income/(loss)..................................................    (10,375)     20,584      19,696
   Pro forma income from continuing operations/(b)/...................     11,605      18,466      16,694
   Earnings/(loss) per share:
     Income/(loss) from continuing operations.........................  $    (.69)  $    2.11   $    1.88
     Net income/(loss)................................................      (1.07)       2.09        1.88
     Pro forma income from continuing operations/(b)/.................       1.19        1.88        1.59
     Average number of shares outstanding.............................      9,714       9,833      10,470
   Diluted earnings/(loss) per share:
     Income/(loss) from continuing operations.........................  $    (.69)  $    2.09   $    1.87
     Net income/(loss)................................................      (1.07)       2.07        1.87
     Pro forma income from continuing operations/(b)/.................       1.19        1.87        1.59
     Average number of shares outstanding.............................      9,714      10,305      10,514
   Cash dividends per share...........................................  $     .44   $     .40   $    2.12

Financial Position--Year-End
   Cash, cash equivalents and marketable securities...................  $   9,008   $  10,280   $  17,382
   Working capital....................................................     14,943        (472)     13,374
   Properties and equipment,
     at cost less accumulated depreciation............................     67,588      75,177      71,728
   Total assets.......................................................    396,511     421,375     421,303
   Long-term debt.....................................................     61,037      58,391      78,580
   Stockholders' equity...............................................    208,283     213,764     212,044
   Book value per share...............................................  $   21.18   $   21.70   $   20.40
   Diluted book value per share.......................................      21.50       22.13       20.31

Other Statistics--Continuing Operations
   Net cash provided/(used) by continuing operations..................  $  34,417   $  51,748   $  27,573
   Capital expenditures...............................................     15,302      19,235      21,995
   Number of employees/(c)/...........................................      7,595       7,544       7,770
   Number of service and sales representatives........................      5,715       5,667       5,789
   Dividend payout ratio/(d)/.........................................       n.a.%       19.1%      112.8%
   Debt to total capital ratio........................................       21.6        24.2        29.9
   Return on average equity/(d)/......................................       (4.8)       10.0         9.1
   Return on average total capital employed/(d)/......................       (1.5)        8.3         7.7
   Current ratio......................................................       1.18        1.00        1.14

(a) Discontinued operations include Cadre Computer Resources, discontinued in 2001; National Sanitary Supply Company and The Omnia Group, discontinued in 1997; accrual adjustments in 1997 related to the gain on the sale of Omnicare Inc. ("Omnicare"); Omnicare, discontinued in 1994; accrual adjustments from 1992 through 1996 related to the gain on the sale of DuBois Chemicals Inc. in 1991.

(b) Amounts exclude capital gains on sales of investments and exclude restructuring and similar expenses and other charges in 2001 related primarily to write-offs associated with exiting unprofitable businesses, restructuring long-term incentives, severance costs, and the settlement of overtime pay issues.

(c) Numbers reflect full-time-equivalent employees.

(d) These computations are based on net income and, with respect to return on average capital employed, various related adjustments.

-------------------------------------------------------------------------------------------------------
           1998           1997          1996           1995           1994          1993           1992
-------------------------------------------------------------------------------------------------------
      $ 381,283      $ 341,729     $ 301,213      $ 270,449      $ 240,994     $ 136,428      $ 104,688
        144,135        129,082       118,440        103,412         90,189        54,325         44,750
         10,649          8,622         7,353          6,505          5,833         3,914          2,854
         19,340         19,482        17,481         14,102         10,703         7,388          4,599
         19,909         17,077        25,117         11,715          7,027         7,563          8,660
             --         13,160         7,211         11,467         36,895        10,266          6,991
             --             --            --             --             --            --             --
             --             --            --             --             --         1,651             --
         19,909         30,237        32,328         23,182         43,922        19,480         15,651
         11,964          9,425         7,386          5,833          3,650         3,289          6,761

      $    1.98      $    1.72     $    2.56      $    1.19      $     .71     $     .78      $     .89
           1.98           3.04          3.30           2.36           4.47          2.00           1.60
           1.19            .95           .75            .59            .37           .34            .69
         10,058          9,940         9,801          9,830          9,830         9,756          9,783

      $    1.97      $    1.71     $    2.54      $    1.18      $     .70     $     .76      $     .88
           1.97           3.02          3.26           2.33           4.42          1.97           1.59
           1.18            .94           .75            .59            .37           .33            .69
         10,100         10,014         9,879          9,898          9,907         9,824          9,838
      $    2.12      $    2.09     $    2.08      $    2.06      $    2.04     $    2.01      $    2.00

      $  41,358      $  70,958     $  14,028      $  30,497      $  24,866     $  20,133      $  51,142
         33,533         83,103         8,996          7,159        (14,573)      (29,070)         5,574

         61,721         53,089        40,661         37,860         35,677        33,873         26,419
        429,704        448,838       509,361        476,732        453,801       385,922        363,960
         80,407         83,720       158,140         85,317         92,033        97,906        103,580
        223,356        228,120       217,891        208,657        186,320       137,151        133,511
      $   21.45      $   22.64     $   21.89      $   21.18      $   18.89     $   14.00      $   13.68
          21.36          22.54         21.76          21.06          18.76         13.91          13.62

      $  20,778      $  23,747     $  13,519      $   5,385      $  13,378     $   6,029      $   8,583
         21,997         20,117        10,988          9,219          9,606         7,420          3,835
          7,671          6,849         5,884          5,278          4,497         2,711          1,726
          5,759          5,101         4,315          3,835          3,203         1,832          1,090
          107.1%          68.8%         63.0%          87.3%          45.6%        101.0%         125.0%
           27.5           28.1          44.6           32.8           36.6          44.2           45.2
            8.9           13.8          15.3           11.9           28.4          14.3           11.6
            7.7            9.9          10.9            9.3           16.4           9.7            8.7
           1.37           1.88          1.10           1.07            .86           .68           1.08

Supplemental Revenue and Profit Statistics by Business Segment


Chemed Corporation and Subsidiary Companies
-------------------------------------------------------------------------------
(in thousands, except percentages and footnote data)

                                                                                 Continuing Operations
                                                             -------------------------------------------------------------
                                                                 Roto-         Patient          Service
                                                                Rooter            Care          America              Total
--------------------------------------------------------------------------------------------------------------------------
Service Revenues and Sales
     2001.................................................   $ 269,353        $139,208         $ 68,555          $ 477,116
     2000.................................................     281,077         137,086           74,230            492,393
     1999.................................................     242,819         128,880           73,900            445,599
     1998.................................................     192,050         118,282           70,951            381,283
     1997.................................................     153,883         121,143           66,703            341,729
     1996.................................................     140,163          99,565           61,485            301,213
     1995.................................................     121,999          90,727           57,723            270,449
     1994.................................................     109,098          69,064           62,832            240,994
     1993.................................................      95,555              --           40,873            136,428
     1992.................................................      86,185              --           18,503            104,688
   Percent of Total
     2001.................................................          57%             29%              14%               100%
     1992.................................................          82              --               18                100

Operating Profit/(Loss)/(a)/
     2001.................................................   $   8,477/(b)/   $  1,470/(b)/     $  (952)/(b)/      $ 8,995
     2000.................................................      36,637           4,203            1,396             42,236
     1999.................................................      26,310           5,157/(e)/       3,679             35,146
     1998.................................................      19,244/(c)/      5,104            3,491             27,839
     1997.................................................      17,256           5,541            3,443             26,240
     1996.................................................      15,707           5,592            2,503             23,802
     1995.................................................      13,134/(d)/      4,923            1,906             19,963
     1994.................................................      12,071           2,772            3,061             17,904
     1993.................................................       9,854              --            3,708             13,562
     1992.................................................       8,626              --            1,841             10,467
   Percent of Total
     2001.................................................          94%             16%             (10)%              100%
     1992.................................................          82              --               18                100

(a) Operating profit is total service revenues and sales less operating expenses and includes 100% of all consolidated operations. In computing operating profit, none of the following items has been added or deducted: general corporate expenses, interest expense, and other income--net.

(b) Amounts for 2001 include pretax restructuring and similar expenses and other charges totaling $17,248,000 for Roto-Rooter, $3,178,000 for Patient Care and $2,723,000 for Service America.

(c) Amount includes $752,000 of expenses incurred in connection with pooling-of-interest business combinations in 1998.
(d) Amount includes nonrecurring charges of $538,000 incurred as a result of discussions related to Chemed's proposal to acquire the 42% minority interest in Roto-Rooter.

(e) Amount includes $1,453,000 pretax income from favorable adjustments to prior years' cost reports.

Unaudited Summary of Quarterly Results

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------
(in thousands, except per share data)

                                                                         First      Second        Third        Fourth        Total
2001                                                                   Quarter     Quarter      Quarter       Quarter         Year
----------------------------------------------------------------------------------------------------------------------------------
Continuing Operations
   Total service revenues and sales..............................    $ 121,200   $ 120,789    $ 117,498     $ 117,629    $ 477,116
                                                                     ---------   ---------    ---------     ---------    ---------
   Gross profit..................................................    $  47,753   $  47,356    $  45,717     $  40,813    $ 181,639
                                                                     ---------   ---------    ---------     ---------    ---------
   Income/(loss) from operations/(a)/............................    $   7,517   $   6,340    $   1,568     $ (22,731)   $  (7,306)
   Interest expense..............................................       (1,486)     (1,466)      (1,373)       (1,099)      (5,424)
   Distributions on preferred securities.........................         (277)       (278)        (275)         (283)      (1,113)
   Other income--net/(b)/........................................        1,759         845          165         1,011        3,780
                                                                     ---------   ---------    ---------     ---------    ---------
     Income/(loss) before income taxes/(a,b)/....................        7,513       5,441           85       (23,102)     (10,063)
   Income taxes..................................................       (2,899)     (2,111)           7         8,365        3,362
                                                                     ---------   ---------    ---------     ---------    ---------
   Income/(loss) from continuing operations/(c)/.................        4,614       3,330           92       (14,737)      (6,701)
Discontinued operations..........................................         (104)     (1,869)          --            --       (1,973)
                                                                     ---------   ---------    ---------     ---------    ---------
Income/(loss) before extraordinary loss/(c)/.....................        4,510       1,461           92       (14,737)      (8,674)
Extraordinary loss on extinguishment of debt.....................           --          --           --        (1,701)      (1,701)
                                                                     ---------   ---------    ---------     ---------    ---------
Net Income/(Loss)/(c)/...........................................    $   4,510   $   1,461    $      92     $ (16,438)   $ (10,375)
                                                                     ---------   ---------    ---------     ---------    ---------
Earnings Per Share/(c)/
   Income/(loss) from continuing operations......................    $     .47   $     .34    $     .01     $   (1.52)   $    (.69)
                                                                     ---------   ---------    ---------     ---------    ---------
   Income/(loss) before extraordinary loss.......................    $     .46   $     .15    $     .01     $   (1.52)   $    (.89)
                                                                     ---------   ---------    ---------     ---------    ---------
   Net income/(loss).............................................    $     .46   $     .15    $     .01     $   (1.70)   $   (1.07)
                                                                     ---------   ---------    ---------     ---------    ---------
   Average number of shares outstanding..........................        9,746       9,728        9,690         9,690        9,714
                                                                     ---------   ---------    ---------     ---------    ---------
Diluted Earnings Per Share/(c)/
   Income/(loss) from continuing operations......................    $     .47   $     .34    $     .01     $   (1.52)   $    (.69)
                                                                     ---------   ---------    ---------     ---------    ---------
   Income/(loss) before extraordinary loss.......................    $     .46   $     .16    $     .01     $   (1.52)   $    (.89)
                                                                     ---------   ---------    ---------     ---------    ---------
   Net income/(loss).............................................    $     .46   $     .16    $     .01     $   (1.70)   $   (1.07)
                                                                     ---------   ---------    ---------     ---------    ---------
   Average number of shares outstanding..........................       10,303      10,257        9,798         9,690        9,714
                                                                     ---------   ---------    ---------     ---------    ---------

(a) Amounts for the third and fourth quarters and for the year include restructuring and similar expenses and other charges totaling $4,031,000, $26,358,000 and $30,389,000, respectively.
(b) Amounts for the first and second quarters and for the year include pretax gains/(losses) from the sales of investments totaling $1,112,000, $(119,000) and $993,000, respectively.
(c) Amounts for the first quarter and for the year include aftertax gains from the sales of investments totaling $703,000 ($.07 per share). Amounts for the third and fourth quarters and for the year include aftertax restructuring and similar expenses and other charges of $2,420,000 ($.25 per share), $16,589,000 ($1.71 per share) and $19,009,000 ($1.95 per share), respectively.

2000
----------------------------------------------------------------------------------------------------------------------------------
Continuing Operations
     Total service revenues and sales............................    $ 119,387   $ 122,956    $ 121,652     $ 128,398    $ 492,393
                                                                     ---------   ---------    ---------     ---------    ---------
     Gross profit................................................    $  46,611   $  48,501    $  48,739     $  51,309    $ 195,160
                                                                     ---------   ---------    ---------     ---------    ---------
     Income from operations......................................    $   7,473   $   9,079    $   7,948     $   9,194    $  33,694
     Interest expense............................................       (1,782)     (1,787)      (1,664)       (1,503)      (6,736)
     Distributions on preferred securities.......................         (288)       (286)        (282)         (341)      (1,197)
     Other income--net/(a)/......................................        2,396       2,792        1,916           605        7,709
                                                                     ---------   ---------    ---------     ---------    ---------
        Income before income taxes...............................        7,799       9,798        7,918         7,955       33,470
     Income taxes................................................       (2,939)     (3,753)      (3,210)       (2,841)     (12,743)
                                                                     ---------   ---------    ---------     ---------    ---------
     Income from continuing operations/(b)/......................        4,860       6,045        4,708         5,114       20,727
Discontinued operations..........................................           42          68          (73)         (180)        (143)
                                                                     ---------   ---------    ---------     ---------    ---------
Net Income/(b)/..................................................    $   4,902   $   6,113    $   4,635     $   4,934    $  20,584
                                                                     ---------   ---------    ---------     ---------    ---------
Earnings Per Share/(b)/
   Income from continuing operations.............................    $     .48   $     .62    $     .48     $     .53    $    2.11
                                                                     ---------   ---------    ---------     ---------    ---------
   Net income....................................................    $     .49   $     .62    $     .48     $     .51    $    2.09
                                                                     ---------   ---------    ---------     ---------    ---------
   Average number of shares outstanding..........................       10,064       9,797        9,742         9,728        9,833
                                                                     ---------   ---------    ---------     ---------    ---------
Diluted Earnings Per Share/(b)/
   Income from continuing operations.............................    $     .48   $     .61    $     .48     $     .52    $    2.09
                                                                     ---------   ---------    ---------     ---------    ---------
   Net income....................................................    $     .48   $     .61    $     .47     $     .50    $    2.07
                                                                     ---------   ---------    ---------     ---------    ---------
   Average number of shares outstanding..........................       10,171      10,295       10,253        10,276       10,305
                                                                     ---------   ---------    ---------     ---------    ---------

(a) Amounts for the first, second and fourth quarters and for the year include pretax gains from the sales of investments totaling $951,000, $1,711,000, $737,000 and $3,399,000, respectively.
(b) Amounts for the first, second and fourth quarters and for the year include aftertax gains from the sales of investments totaling $677,000 ($.06 per share), $1,122,000 ($.12 per share and $.11 per diluted share), $462,000 ($.05 per share) and $2,261,000 ($.23 per share and $.22 per diluted share), respectively.

Management's Discussion and Analysis of Financial Condition and Results of Operations


Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------
Financial Condition

Liquidity and Capital Resources
    Significant factors affecting the Company's consolidated cash flows during 2001 and financial position at December 31, 2001, include the following:
    . Operations generated cash of $34.4 million;
    . Capital expenditures totaled $15.3 million; and . The Company repaid $46.4 million of long-term debt and refinanced $35.0 million of this debt at lower interest rates.
    The restructuring program commenced in the third quarter of 2001 did not significantly impact the Company's cash or liquidity positions since approximately 60% of the charges were noncash impairment charges. Further, substantially all of the cash and noncash charges should generate tax savings in the current year or early in subsequent years.

    As a result of the net decline in debt, the ratio of total debt (excluding the Trust Securities) to total capital declined from 24% at December 31, 2000, to 22% at December 31, 2001. The Company's current ratio at December 31, 2001, was 1.2 as compared with 1.0 at December 31, 2000.

    The Company had $23.5 million of unused lines of credit with various banks at December 31, 2001.

Cash Flow
    The Company's cash flows for 2001 and 2000 are summarized as follows (in millions):

                                                   For the Years Ended
                                                        December 31,
                                                   -------------------
                                                    2001         2000
                                                   ------       ------
Cash from operations                               $ 34.4       $ 51.8
Capital expenditures                                (15.3)       (19.2)
                                                   ------       ------
   Operating cash excess
     after capital expenditures                      19.1         32.6
Net decrease in long-term
   debt (excluding ESOP debt)                       (11.4)       (17.0)
Cash dividends                                       (4.4)        (4.0)
Net uses for discontinued operations                 (6.3)        (3.7)
Business combinations                                (1.5)       (11.5)
Proceeds from sales of investments                    1.4          4.3
Purchases of treasury stock                          (1.2)        (5.7)
Other--net                                            3.0         (2.0)
                                                   ------       ------
   Decrease in cash
     and cash equivalents                          $ (1.3)      $ (7.0)
                                                   ------       ------

    For 2001, the operating cash excess after capital expenditures was $19.1 million as compared with $32.6 million in 2000. This excess was available to fund debt repayment, business combinations and dividend requirements.

Commitments and Contingencies
    In connection with the sale of DuBois Chemicals Inc. ("DuBois") in 1991, the Company provided allowances and accruals relating to several long-term costs, including income tax matters, lease commitments and environmental costs. Also, in conjunction with the sales of The Omnia Group and National Sanitary Supply Company in 1997 and the sale of Cadre Computer in 2001, the Company provided long-term allowances and accruals relating to costs of severance arrangements, lease commitments and income tax matters. In the aggregate, the Company believes these allowances and accruals are adequate as of December 31, 2001.

    Based on a recent review of Chemed's environmental-related liabilities under the DuBois sale agreement, the Company has estimated its remaining liability to be $2.1 million. As of December 31, 2001, the Company is contingently liable for additional cleanup and related costs up to a maximum of $18.0 million, for which no provision has been recorded.

    The Company's various loan agreements and guarantees of indebtedness contain certain restrictive covenants; however, management believes that such covenants will not adversely affect the operations of the Company. Under the most restrictive of these covenants, the Company projects that it can incur additional debt of approximately $61 million as of December 31, 2001.

    Since 1991, the Company has carried an investment in the mandatorily redeemable preferred stock ($27 million par value; $27.2 million carrying and redemption values) of Vitas Healthcare Corporation ("Vitas"), a privately held provider of hospice services to the terminally ill. During the past several fiscal years, Vitas has increased its net income. During 2001, Vitas and the Company agreed to extend the redemption dates on the preferred stock to December 31, 2007, to facilitate Vitas' pursuit of long-term financing alternatives. In exchange for this extension, Vitas extended the maturity of the Vitas common stock warrants held by the Company (Warrants A & B) and issued to the Company a third warrant (Warrant C) for the purchase of approximately 1,636,000 shares of Vitas common stock at a price of $5.50 per share. Warrant C is carried at its estimated fair value of $2,601,000.

    During 2001, Vitas made timely payment of its preferred dividends. In addition, Vitas made timely payment of the fourth quarter preferred dividend due in January 2002. On the basis of information currently available, management believes its investment in Vitas is fully recoverable and that no impairment exists.

    Summarized below are the combined required long-term debt payments and minimum lease obligations for each of the next five years subsequent to December 31, 2001 (in thousands):

                Long-Term     Minimum
                   Debt         Lease
                 Payments     Payments       Total
                 --------     --------     --------
    2002          $   353     $ 10,144     $ 10,497
    2003           35,435        8,789       44,224
    2004              334        7,024        7,358
    2005            5,070        6,195       11,265
    2006            5,073        2,721        7,794

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------

Based on recent projections and historical cash flows, management anticipates that the Company will satisfy these obligations from internally generated resources and minimal additional outside borrowings.

     Additionally, it is management's opinion that the Company has no long-range commitments that would have a significant impact on its liquidity, financial condition or the results of its operations. Due to the nature of the environmental liabilities, it is not possible to forecast the timing of the cash payments for these potential liabilities. Based on the Company's available credit lines, sources of borrowing and liquid investments, management believes its sources of capital and liquidity are satisfactory for the Company's needs for the foreseeable future.

Results of Operations

     Set forth below by business segment are the increase/(decrease) in service revenues and sales and the aftertax earnings margin:

                                            Percent Increase/(Decrease)
                                           in Service Revenues and Sales
                                           -----------------------------
                                               2001                 2000
                                           vs. 2000             vs. 1999
                                           --------             --------
Roto-Rooter                                    (4)%                  16%
Patient Care                                    2                     6
Service America                                (8)                   --
   Total                                       (3)                   11


                                       Aftertax Earnings/(Loss)
                                            as a Percent of
                                      Service Revenues and Sales
                                           (Aftertax Margin)
                             ---------------------------------------------
                                          2001                2000    1999
                             ---------------------------      ----    ----
                             Reported          Pro Forma/(a)/
                             --------          ---------

Roto-Rooter                       1.3%               5.1%      7.1%    6.0%
Patient Care                       .4                1.9       1.5     2.5
Service America                  (1.0)               1.4       1.4     3.2
   Total                           .7                3.6       4.7     4.5

(a) Pro forma amounts exclude aftertax restructuring and similar expenses and other charges of $10,415,000 for Roto-Rooter, $2,066,000 for Patient Care and $1,672,000 for Service America (combined segment total of $14,153,000).

2001 Versus 2000

     The Roto-Rooter segment recorded service revenues and sales of $269,353,000 during 2001, a decline of 4% versus revenues of $281,077,000 in 2000. This decline was attributable primarily to Roto-Rooter's plumbing and HVAC (heating, ventilating and air conditioning) businesses, which recorded revenue declines of 5% and 26%, respectively, for 2001. Additionally, drain cleaning revenues declined 1% in 2001. The plumbing and drain cleaning declines are attributable to lower job counts, partially offset by higher prices. The aftertax margin of the Roto-Rooter segment declined from 7.1% in 2000 to 1.3% in 2001, primarily as a result of incurring $10,415,000 of aftertax restructuring and similar expenses and other charges in 2001. These charges included the aftertax cost of exiting HVAC and non-Roto-Rooter-branded plumbing businesses ($6,765,000), the resolution of overtime pay issues with the U.S. Department of Labor ($1,656,000), unfavorable adjustments to casualty insurance accruals related to adverse claims experience ($839,000), charges for accelerating the vesting of restricted stock awards ($546,000), impairment of fixed assets ($182,000), severance ($72,000) and other nonrecurring charges (combined total of $355,000). Excluding these charges, the pro forma aftertax margin for 2001 was 5.1% versus 7.1% for 2000. The remaining decline in aftertax margin is primarily attributable to a lower gross profit margin resulting from higher labor costs and higher insurance costs.

     Revenues of the Patient Care segment increased 2% from $137,086,000 in 2000 to $139,208,000 in 2001. Excluding an unfavorable adjustment to prior years' cost reports in 2001, revenues for this segment increased 3% versus revenues for 2000. The aftertax margin of this segment declined from 1.5% in 2000 to .4% in 2001, as a result of incurring $2,066,000 of aftertax restructuring and similar expenses and other charges in 2001. These charges included the cost of the unfavorable adjustment to prior years' cost reports ($967,000), the write-down of impaired property and equipment ($597,000), severance ($274,000), the cost of accelerating the vesting of restricted stock awards ($34,000) and other costs ($194,000). On a pro forma basis, excluding restructuring and similar expenses and other charges, the aftertax margin for 2001 was 1.9% versus 1.5% for 2000. The higher aftertax margin in 2001 is due primarily to a higher gross margin.

     The Service America segment recorded total revenues of $68,555,000 during 2001, a decline of 8% versus 2000's revenues of $74,230,000. Retail sales of Service America for 2001, which accounted for approximately 25% of total revenues, declined 10% versus retail sales for 2000. Similarly, revenues from service contracts for 2001 declined 7% versus such revenues for 2000. This decline is largely the result of insufficient new service contracts to offset the expiration of existing service contracts. The aftertax margin of this segment declined from 1.4% in 2000 to (1.0)% in 2001, primarily due to aftertax restructuring and similar expenses and other charges of $1,672,000 in 2001. These charges included the cost of closing the Tucson branch ($707,000), severance costs ($489,000), property and equipment impairment ($100,000), the cost of accelerating the vesting of restricted stock awards ($87,000) and other costs ($289,000). Excluding restructuring and similar expenses and other charges, the pro forma aftertax margin for 2001 was 1.4%, the same as reported in 2000.

     Income/(loss) from operations declined from income of $33,694,000 in 2000 to a loss of $7,306,000 in 2001. This primarily resulted from restructuring and similar expenses and other charges totaling $30,389,000 in 2001 and a decline in operating profit of the Roto-Rooter segment (excluding restructuring and similar expenses and other charges) in 2001.

     EBITDA (earnings before interest, taxes, depreciation and amortization excluding capital gains) were $30,608,000 in 2001, a decline of 48% versus EBITDA for 2000. On a pro forma basis, excluding restructuring and similar expenses and other charges, EBITDA for 2001 were $48,042,000, a decline of 19% versus EBITDA for 2000.

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------

     Interest expense for 2001 totaled $5,424,000 versus expense of $6,736,000 recorded in 2000. This decline is primarily attributable to lower debt levels in 2001.

     Other income declined from $7,709,000 in 2000 to $3,780,000 in 2001, primarily as a result of lower gains on the sales of investments in 2001. Unrealized losses on investments held in deferred compensation trusts in 2001 versus gains in 2000 also contributed to this decline.

     The Company's effective income tax rate was 33.4% in 2001 as compared with 38.1% in 2000. The lower effective rate in 2001 is largely due to the impact of nondeductible goodwill amortization on taxable income.

     Income/(loss) from continuing operations declined from income of $20,727,000 ($2.11 per share or $2.09 per diluted share) in 2000 to a loss of $6,701,000 ($.69 per share) in 2001, largely as a result of aftertax restructuring and similar expenses and other charges of $19,009,000 and of lower operating profit from the Roto-Rooter segment. On a pro forma basis, excluding restructuring and similar expenses and other charges in 2001 and gains on the sales of investments in both periods, income from continuing operations in 2001 was $11,605,000 ($1.19 per share) versus $18,466,000 ($1.88 per share or $1.87 per diluted share) in 2000. The chart below reconciles net income/(loss) to pro forma income from continuing operations (in thousands):

                                                          For the Years Ended
                                                              December 31,
                                                        -----------------------
                                                           2001          2000
                                                        ---------      --------
Net income/(loss)                                       $ (10,375)     $ 20,584
Add restructuring and similar expenses
   and other charges                                       19,009            --
Add loss from discontinued operations                       1,973           143
Add extraordinary loss
   on extinguishment of debt                                1,701            --
Deduct gains on sales of investments                         (703)       (2,261)
                                                        ---------      --------
     Pro forma income
        from continuing operations                      $  11,605      $ 18,466
                                                        =========      ========


     Net income/(loss) declined from income of $20,584,000 ($2.09 per share or $2.07 per diluted share) in 2000 to a loss of $10,375,000 ($1.07 per share) in 2001. The net loss for 2001 included restructuring and similar expenses and other charges of $19,009,000 ($1.95 per share), a loss from discontinued operations of $1,973,000 ($.20 per share), an extraordinary loss from extinguishment of debt of $1,701,000 ($.18 per share) and gains on the sales of investments of $703,000 ($.07 per share). For 2000, net income of $20,584,000 included gains on the sales of investments of $2,261,000 ($.23 per share or $.22 per diluted share) and a loss from discontinued operations of $143,000 ($.02 per share).

2000 Versus 1999

     The Roto-Rooter segment recorded service revenues and sales of $281,077,000 during 2000, an increase of 16% versus revenues of $242,819,000 in 1999. This growth was attributable primarily to Roto-Rooter's plumbing and sewer and drain cleaning businesses, which recorded revenue increases of 15% and 22%, respectively, for 2000. Excluding businesses acquired in 2000 and 1999, this segment's total revenues and net income for 2000 increased 11% and 37%, respectively, versus amounts recorded in 1999. Including acquisitions, Roto-Rooter recorded a 38% increase in aftertax earnings for 2000. The aftertax margin of this segment increased 1.1 percentage points, primarily due to the favorable impact of pricing increases on the gross profit margin.

     Revenues of the Patient Care segment increased 6% from $128,880,000 in 1999 to $137,086,000 in 2000. Higher labor costs, as a percent of revenues, are primarily responsible for the decline in the aftertax margin from 2.5% in 1999 to 1.5% in 2000.

     The Service America segment recorded total revenues of $74,230,000 during 2000, essentially the same level as 1999's revenues of $73,900,000. Retail sales of Service America for 2000, which accounted for approximately 26% of total revenues, increased 17% versus retail sales for 1999. As anticipated, revenues from repair service contracts for 2000 declined 4% versus revenues in 1999. For 2000, aftertax earnings declined 55%, and the aftertax margin declined 1.8 percentage points in 2000 as compared with 1999 results. The reasons for these declines were higher medical and casualty insurance costs and higher fuel costs incurred in 2000.

     Income from operations increased from $26,714,000 in 1999 to $33,694,000 in 2000, as a result of significantly higher operating profit recorded by Roto-Rooter during 2000.

     Also reflecting a strong operational performance by Roto-Rooter in 2000, earnings before interest, taxes, depreciation and amortization ("EBITDA"), excluding capital gains and acquisition expenses, totaled $59,187,000 in 2000, an increase of 14% versus EBITDA for 1999.

     Interest expense for 2000 totaled $6,736,000 versus expense of $6,858,000 recorded in 1999.

     Other income declined from $11,027,000 in 1999 to $7,709,000 in 2000, primarily as a result of lower gains on the sales of investments and lower gains on assets held in deferred compensation trusts in 2000.

   The Company's effective income tax rate was 38.1% in 2000 as compared with 36.4% in 1999. The lower effective rate in 1999 was largely attributable to adjustments recorded during 1999 from the finalization of federal income tax audits for prior years.

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------

     Net income increased 5% from $19,696,000 ($1.88 per share or $1.87 per diluted share) in 1999 to $20,584,000 ($2.09 per share or $2.07 per diluted share) in 2000. Excluding discontinued operations of $(143,000) in 2000 and $42,000 in 1999 and aftertax realized investment gains of $2,261,000 in 2000 and $2,960,000 in 1999, earnings per share increased 18% from $1.59 per share to $1.88 per share in 2000. Similarly, diluted earnings per share excluding discontinued operations and investment gains increased 18% from $1.59 per share in 1999 to $1.87 per share in 2000.

Critical Accounting Policies

     As a result of self-insuring for casualty insurance claims, the Company must closely monitor and continually evaluate its historical claims experience to estimate the appropriate level of accrual for incurred claims. Management consults with insurance professionals annually to ensure that appropriate development factors are applied to claims experience to calculate period-to-period accrual adjustments. Although significant fluctuations may occur in the short term, the Company's experience indicates that its methodology provides reasonable expense estimates in the long run.

     Also, equity investments with readily determinable fair values are recorded at their fair values. Other equity investments are recorded at cost, subject to write-down for impairment. The Company regularly reviews its investments for impairment.

     Lastly, the Company periodically makes an estimation and valuation of the future benefits of its long-lived assets based on key financial indicators. If the projected undiscounted cash flows of a major business unit indicate that property and equipment, goodwill or identifiable intangible assets have been impaired, a write-down to fair value is made.

Accounting for Business
Combinations and Intangible Assets

     In June 2001, the Financial Accounting Standards Board approved the issuance of Statement of Financial Accounting Standards No. 141 ("SFAS 141"), Business Combinations, and Statement of Financial Accounting Standards No. 142 ("SFAS 142"), Goodwill and Other Intangible Assets. For Chemed, these statements will generally become effective January 1, 2002, although business combinations initiated after June 30, 2001, are subject to the non-amortization and purchase accounting provisions.

     Specifically, SFAS 142 stipulates that goodwill is no longer subject to amortization, but must be evaluated annually for impairment beginning January 1, 2002. The first evaluation must be completed by June 30, 2002.

     Chemed estimates that the non-amortization provision will increase its diluted earnings per share by approximately $.45 per share in 2002. The assessment of goodwill for impairment is a complex issue in which a company must determine, among other things, the fair value of each defined component of its operating segments. It is, therefore, not possible at this time to predict the impact, if any, which the impairment assessment provisions of SFAS 142 will have on Chemed's financial statements.

Accounting for Asset Retirement
Obligations

     In June 2001, the Financial Accounting Standards Board approved the issuance of Statement of Financial Accounting Standards No. 143 ("SFAS 143"), Accounting for Asset Retirement Obligations. This statement becomes effective for fiscal years beginning after June 15, 2002, and requires all entities to recognize legal obligations associated with the retirement of tangible long-lived assets that result from the acquisition, construction or development and/or normal operation of a long-lived asset.

     Since the Company has no material asset retirement obligations, the adoption of SFAS 143 in 2003 will not have a material impact on Chemed's financial statements.

Accounting for the Impairment
or Disposal of Long-Lived Assets

     In August 2001, the Financial Accounting Standards Board approved the issuance of Statement of Financial Accounting Standards No. 144 ("SFAS 144"), Accounting for the Impairment or Disposal of Long-Lived Assets. This statement becomes effective for fiscal years beginning after December 15, 2001, and modifies accounting for impairment of long-lived assets to be held and used, disposed of by sale or otherwise disposed. It is currently anticipated that adoption of SFAS 144 in 2002 will not materially impact the Company's financial statements.

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

Corporate Officers and Directors

Corporate Officers

Edward L. Hutton
Chairman

Kevin J. McNamara
President & Chief Executive Officer

Timothy S. O'Toole
Executive Vice President & Treasurer

Sandra E. Laney
Executive Vice President &
Chief Administrative Officer

Spencer S. Lee
Executive Vice President

Arthur V. Tucker, Jr.
Vice President & Controller

Naomi C. Dallob
Vice President & Secretary

Thomas C. Hutton
Vice President

David J. Lohbeck
Vice President

John M. Mount
Vice President

David G. Sparks
Vice President

Directors

Edward L. Hutton
Chairman, Chemed Corporation

Kevin J. McNamara
President & Chief Executive Officer,
Chemed Corporation

Rick L. Arquilla
President & Chief Operating Officer,
Roto-Rooter Services Company

Charles H. Erhart, Jr.
Former President, W.R. Grace & Co.
(retired)

Joel F. Gemunder
President, Omnicare Inc.

Patrick P. Grace
President & Chief Executive Officer,
Kingdom Group LLC

Thomas C. Hutton
Vice President, Chemed Corporation

Walter L. Krebs
Former Senior Vice President-Finance,
Chief Financial Officer & Treasurer,
Service America Systems Inc. (retired)

Sandra E. Laney
Executive Vice President &
Chief Administrative Officer,
Chemed Corporation

Spencer S. Lee
Executive Vice President,
Chemed Corporation; Chairman
& Chief Executive Officer,
Roto-Rooter Inc.

John M. Mount
Vice President, Chemed Corporation;
President & Chief Executive Officer,
Service America Systems Inc.

Timothy S. O'Toole
Executive Vice President & Treasurer,
Chemed Corporation; Chairman &
Chief Executive Officer, Patient Care Inc.

Donald E. Saunders
Markley Visiting Professor
School of Business
Department of Marketing
Miami University (Ohio)

George J. Walsh III
Partner, Gould & Wilkie LLP
(Law Firm, New York, New York)

Chemed Corporation
2600 Chemed Center
255 East Fifth Street
Cincinnati, Ohio 45202-4726

Visit our company Web sites at www.chemed.com, www.rotorooter.com, www.serviceamerica.com, and www.patientcare.com.