Form 10-K, Exhibit 13
period 2002-12-31
CHEMED CORP
filed 2003-03-28
CIK 19584

CHEMED

2002 ANNUAL REPORT

Serving AMERICA's Commercial and Residential REPAIR and MAINTENANCE Markets

CHEMED

Chemed Corporation, headquartered in Cincinnati, Ohio, operates in the residential and commercial repair-and-maintenance-service industry through two wholly owned subsidiaries, Roto-Rooter Inc. and Service America Systems Inc. Chemed Capital Stock is publicly traded on the New York Stock Exchange under the symbol CHE.

[ROTO-ROOTER LOGO]

The largest provider of plumbing and drain cleaning services in North America, Roto-Rooter operates through more than 100 company-owned branches and independent contractors and 500 franchisees. The total Roto-Rooter system offers services to more than 90% of the U.S. population and approximately 55% of the Canadian population. Roto-Rooter also has licensed master franchisees in Australia; China, including Hong Kong; the republics of Indonesia and Singapore; Japan; Mexico; the Philippines; and the United Kingdom.


[SERVICE AMERICA LOGO]

With operations throughout Florida and in Phoenix, Arizona, Service America furnishes residential and commercial appliance and heating/air-conditioning
(HVAC) repair, maintenance, and replacement services. Among the leading direct providers of service agreements in the United States, Service America also offers appliance and heating/air-conditioning products and services not covered by a service agreement.

Contents

Financial Summary            1

Letter to Shareholders   2 - 3

Corporate Management         4

Operations Review        5 - 8

Financial Review        9 - 39

Officers and Directors
  Listing                   40

Corporate Information
             Inside back cover

Roto-Rooter(R) is a registered trademark of Roto-Rooter Corporation. Service America(TM) is a trademark of Service America Systems Inc.

FINANCIAL SUMMARY

Chemed Corporation and Subsidiary Companies
(in thousands, except per share data, shareholders and employees)


For the Years Ended December 31,                               2002            2001           2000           1999           1998
---------------------------------------------------------------------------------------------------------------------------------
Service Revenues and Sales
  from Continuing Operations . . . . . . . . . . . . . . . $314,176        $337,908       $355,307       $316,719       $263,001

Income/(Loss) from Continuing Operations
  As Reported  . . . . . . . . . . . . . . . . . . . . . . $ (8,122)       $ (7,227)      $ 18,643       $ 16,410        $16,477
  Plus: Goodwill Impairment Charge . . . . . . . . . . . .   20,342              --             --             --             --
  Plus: Investment Impairment Charge . . . . . . . . . . .      780              --             --             --             --
  Less: Capital Gains on
   the Sales of Investments  . . . . . . . . . . . . . . .     (775)           (703)        (2,261)        (2,960)        (7,945)
  Plus: Aftertax Amortization
   of Goodwill . . . . . . . . . . . . . . . . . . . . . .       --           3,888          3,875          3,580          3,415
  Plus: Restructuring and Similar
   Expenses and Other Charges  . . . . . . . . . . . . . .      --           16,943             --             --            495
                                                           -------         --------       --------       --------        -------
  Pro Forma Income . . . . . . . . . . . . . . . . . . . . $ 12,225        $ 12,901       $ 20,257       $ 17,030        $12,442
                                                           ========        ========       ========       ========        =======
Net Income/(Loss)  . . . . . . . . . . . . . . . . . . . . $ (1,813)       $(10,375)      $ 20,584       $ 19,696        $19,909

Earnings/(Loss) Per Share
  Income/(Loss) from Continuing Operations
   As Reported . . . . . . . . . . . . . . . . . . . . . . $   (.82)       $   (.74)      $   1.90       $   1.57        $  1.64
   Pro Forma . . . . . . . . . . . . . . . . . . . . . . . $   1.24        $   1.33       $   2.06       $   1.63        $  1.24
  Net Income/(Loss)  . . . . . . . . . . . . . . . . . . . $   (.18)       $  (1.07)      $   2.09       $   1.88        $  1.98

  Average Number
   of Shares Outstanding . . . . . . . . . . . . . . . . .    9,858           9,714          9,833         10,470         10,058
Dividends Per Share  . . . . . . . . . . . . . . . . . . . $    .45        $    .44       $    .40       $   2.12        $  2.12
Number of Shareholders . . . . . . . . . . . . . . . . . .    3,548           3,686          3,850          4,864          5,271
Number of Employees
  from Continuing Operations . . . . . . . . . . . . . . .    3,335           3,764          3,784          3,949          3,867


2002 Business Highlights

- Chemed sold its Patient Care home-healthcare subsidiary, netting proceeds of $70.2 million and resulting in an even stronger balance sheet for Chemed. This sound financial foundation enables Chemed to support the growth of its repair-and-maintenance service businesses and pursue further acquisitions of Roto-Rooter franchises.

- Roto-Rooter successfully introduced its own brand of drain care products in more than 3,500 retail outlets nationwide, including Kroger, Target, and selected Wal-Mart stores. While the products themselves serve as advertisements for the Roto-Rooter(R) brand, the proceeds from their sales also will help finance advertising and marketing of Roto-Rooter plumbing and drain cleaning services.

TO OUR FELLOW SHAREHOLDERS

March 3, 2003


  In 2001, we examined every Chemed operation and began implementing corporate-wide restructuring initiatives. We pared noncore and underperforming businesses, refinanced debt, and restructured various headquarters' costs. These measures bore fruit in 2002, and your company is a leaner, more effective business today. Our 2002 financial results showed improvement, and Chemed's balance sheet is stronger yet.

Financial Results
  For the year ended December 31, 2002, Chemed recorded a net loss of $.18 per share as compared with a net loss of $1.07 per share in 2001. The net loss for 2002 included income from discontinued operations of $.64 per share, capital gains from sales of investments of $.08 per share, investment impairment charges of $.08 per share, and goodwill impairment charges of $2.06 per share. Net income for 2001 included aftertax restructuring and other charges of $1.74 per share, a loss of $.15 per share from discontinued operations, goodwill amortization of $.40 per share, an extraordinary loss of $.18 per share in debt prepayment penalties, and capital gains from sales of investments of $.07 per share.
  On a pro forma basis excluding capital gains, restructuring and other charges, amortization of goodwill, and impairment charges, Chemed's earnings from continuing operations were $1.24 per share for 2002 as compared with $1.33 per share for 2001.
  Service revenues and sales from continuing operations for 2002 were $314.2 million, 7% below 2001's $337.9 million. For 2002, earnings from continuing operations before impairment charges, capital gains, interest, taxes, depreciation, and amortization (EBITDA) were $37.3 million versus EBITDA of $26.6 million for 2001, and for 2002, EBITDA represented 12% of revenues. Pro forma EBITDA for 2001, which exclude all restructuring and other charges, amounted to $41.8 million, or 12% of revenues.

Operations
  We are encouraged by Chemed's operational results, which were achieved in difficult economic conditions. Our flagship Roto-Rooter operation generated income of $15.4 million in 2002.
  Roto-Rooter's income of $15.4 million compares favorably with net income of $3.4 million in 2001. The 2001 net income included $10.4 million in charges related to restructuring and goodwill amortization of $3.1 million. Excluding these charges, Roto-Rooter generated $16.9 million of income in 2001.
  Revenues for Roto-Rooter amounted to $253.7 million in 2002, $15.7 million, or 6%, below the prior year's revenues of $269.4 million. During 2002, Roto-Rooter exited underperforming, non-Roto-Rooter-branded operations, which accounted for the majority of the revenue decline. Softening demand for Roto-Rooter's nonemergency services accounted for the remainder. Good expense control, along with the positive earnings impact from exiting the non-Roto-Rooter-branded operations, partially offset the effects of the revenue decline on earnings.
  In order to overcome the soft economy, Roto-Rooter will continue to concentrate efforts in the areas it can impact: increasing sales to commercial accounts, improving service technician productivity, and controlling expenses at all levels. To further counteract the economic slowdown, Roto-Rooter must increase the number of inbound calls for service. Toward that end, Roto-Rooter is investing heavily to improve its ad placement in its primary marketing vehicle, phone directories. In addition, the toll-free 1-800-GET-ROTO number is featured on all packages of Roto-Rooter's new retail products, plus coupons for discounted service are included on the new Roto-Rooter(R) Clog Remover. These initiatives should put the Roto-Rooter name prominently in front of consumers and, in turn, create top-of-mind awareness when service is needed.

  We are confident Roto-Rooter's critical issues are being addressed and that providing excellent service at a fair price will ultimately result in job count and sales growth over the long term.

  Service America recorded a loss of $20.0 million in 2002 as a result of a goodwill impairment charge of $20.3 million. This compares with a loss of $686,000 in 2001. Before impairment and restructuring charges and amortization of goodwill, Service America's earnings in 2002 were $381,000 as compared with $1.8 million in 2001. Revenues at Service America declined from $68.6 million in 2001 to $60.5 million in 2002, as the company continued to eliminate unprofitable service contracts. With the contract base representing the greatest opportunity for retail sales, this planned reduction in service agreements also led to a decline in retail sales. At the same time, Service America experienced increased labor and materials costs, the net result being a decline in the gross margin of 3.1 percentage points in 2002. Service America's multiyear review of its contracts has culminated in a new pricing strategy that should yield improved results for the company.

Financial Position
  Chemed is on solid financial footing. In October 2002, we sold our Patient Care home-healthcare subsidiary, yielding net proceeds of $70.2 million and putting Chemed in an excellent cash position. Additionally, since 1991, Chemed has maintained a $31.3 million investment in the preferred stock and warrants of Vitas Healthcare Corporation, a leading provider of hospice care serving more than 35,000 patients and their families annually. This asset yields 8% aftertax on the Vitas preferred dividend and represents a potential source of future capital gains or equity earnings.
  As a result, today Chemed's balance sheet is extremely healthy as evidenced by a current ratio of 1.4 and a debt-to-total-capital ratio of 11% at December 31, 2002. Cash balances exceed long-term debt, giving Chemed the resources to support its subsidiaries' growth, pursue its acquisition strategy targeting Roto-Rooter franchises, and consider opportunities in related industries.

Dividend Increase
  Attesting to its confidence in Chemed's solid financial position and future earnings potential, in the 2002 fourth quarter, the Board of Directors increased the quarterly dividend rate 9%, from $.11 per share to $.12 per share. Further, including the March 10, 2003, dividend payment, Chemed has paid 127 consecutive quarterly dividends in 31 years as a public corporation, providing shareholders with a tangible cash return on their investment.

Outlook
  We recognize that 2003 will be another challenging year for Chemed's operations, but we believe our initiatives have strengthened Chemed's businesses. Your company is a much better, leaner company today than it was a year ago, and with a little help from the economy, we are positioned to leverage sales growth into profit growth over the long term.

/s/ Kevin J. McNamara             /s/ Edward L. Hutton
--------------------------        -------------------------
Kevin J. McNamara                 Edward L. Hutton
President & Chief                 Chairman
Executive Officer

CHEMED CORPORATE MANAGEMENT

[PHOTO]

(Front row, left - right) Edward L. Hutton, Chairman; Kevin J. McNamara, President & Chief Executive Officer; (center row, l-r) Sandra E. Laney, Executive Vice President & Chief Administrative Officer; Timothy S. O'Toole, Executive Vice President & Treasurer; Spencer S. Lee, Executive Vice President; Rick L. Arquilla, President & Chief Operating Officer of Roto-Rooter Services Company; John M. Mount, Vice President; (back row, l-r) Arthur V. Tucker, Jr., Vice President & Controller; Thomas C. Hutton, Vice President; David G. Sparks, Vice President; David J. Lohbeck, Vice President; (not pictured) Naomi C. Dallob, Vice President & Secretary; Thomas J. Reilly, Vice President

OPERATIONS REVIEW

Roto-Rooter Inc.

Principal Services & Products
- Plumbing
- Sewer, drain & pipe cleaning
- Pipe rehabilitation
- Drain cleaning equipment
- Drain care products

Principal Markets
- Residential
- Industrial
- Business/Commercial
- Municipal

  Through its network of more than 600 company-owned branches, independent contractors, and franchisees, Roto-Rooter offers plumbing and drain cleaning services to home owners and commercial customers throughout the United States, in Canada, and in seven countries worldwide. And for the first time, Roto-Rooter-brand retail products are appearing on store shelves in the United States.
  The introduction in August 2002 of three retail drain-care products marked a milestone in Roto-Rooter's 65-year history. Roto-Rooter(R) Clog Remover,

Roto-Rooter's preferred service technician program assures commercial customers that their accounts will be maintained by a team familiar with their staffs, facilities, and needs.

[PHOTO]

Roto-Rooter(R) Septic & Cesspool System Treatment, and Roto-Rooter(R) Root Killer are being stocked in Target, Kroger, and selected Wal-Mart stores and a growing number of mass retail, grocery, and hardware outlets nationwide. Importantly, Roto-Rooter offers the only product line in the drain care category with a service force behind it.
  The introduction of retail products serves a twofold purpose. Not only do their sales generate revenues, but they are also designed to drive name recognition every time a shopper sees them in the store aisle. That's millions of consumer impressions helping to build name recognition for the Roto-Rooter(R) brand. Further, the proceeds generated from retail product sales are earmarked to help support additional national marketing and advertising programs to promote the Roto-Rooter(R) brand name.
  These retail products enable Roto-Rooter to be there for customers from start to finish. Roto-Rooter products, like their competitors, are made to solve mild problems, and research shows that consumers typically try a bottle of do-it-yourself drain opener before calling

One of the best-known brands in the world, Roto-Rooter works hard at providing excellent service at a fair price. Home owners know they can count on Roto-Rooter's well-trained work force whenever they need plumbing and drain cleaning service.

[PHOTO]
for service. Should a problem persist, consumers know they can call Roto-Rooter to take care of the problem.
  To capitalize on the opportunity, Roto-Rooter's toll-free number, 1-800-GET-ROTO, is prominently displayed on the packaging, enabling customers to connect with their local Roto-Rooter operations without resorting to their phone directories--and possibly seeing competitors' ads. Plus, the primary product, Roto-Rooter(R) Clog Remover, provides a discount coupon for a service call.
  In 2002, Roto-Rooter generated $25.9 million of operating profit and revenues of $253.7 million. This compares with $8.5 million of operating profit and revenues of $269.4 million in 2001. Excluding amortization of goodwill ($3.3 million) and restructuring and similar expenses and other charges ($17.2 million) in 2001, operating profit was $29.0 million. These results reflect a slowdown in demand for plumbing and drain cleaning services, which began in 2001 and continued in 2002.
  Plumbing revenues in 2002 amounted to $98.8 million, down 7% from $105.8 million in 2001. Plumbing revenues accounted for 39.0% of total Roto-Rooter 2002 revenues. The drain cleaning business is more recession-resistant than plumbing, due to the emergency nature of many drain cleaning services. As a result, drain cleaning revenues were off just 3% at $106.1 million in 2002 and represented 41.8% of total revenues.
  Roto-Rooter disposed of most of its heating and cooling businesses in 2002, accounting for a $6.1 million decline in revenues in this segment. While adding to the decline in total revenues, this move added to Roto-Rooter's profitability in 2002.
  To counter this downward pressure on revenues, Roto-Rooter is focusing on initiatives to improve productivity and reduce costs. Moving customer service and dispatch to centralized call centers has improved closing rates and technician productivity, while freeing branch management to focus on commercial sales and service technician recruitment and training. Tight expense control helped to partially offset increasing insurance costs. While costs are still a concern, with a boost from the economy in 2003, Roto-Rooter is poised to leverage sales growth into profit growth.

Service America Systems Inc.

Principal Services & Products
- Service agreements for HVAC & major-appliance repair, minor plumbing & electrical repairs
- Retail maintenance & repair services
  for major appliances & HVAC systems
- Air conditioner & major-appliance
  sales
- Duct cleaning

Principal Markets
- Retirees
- Absentee home owners
- Dual-income households
- Condominium & home owners' associations

  For more than 25 years, Service America has provided service agreements to home and business owners who don't want to risk a financial burden for repairs to their air conditioning systems and major appliances. In addition, Service America offers retail sales and service not covered by an agreement. With more than 2 million service agreements fulfilled, Service America has the expertise to solve customers' repair and maintenance problems.

With a service agreement from Service America, customers need not worry about how much home appliance repairs will cost or who will perform them. Service America continues to improve customer satisfaction by offering Saturday service, well-trained technicians with multiple skills, and preventive maintenance programs.


[PHOTO]


  Service America continued to revamp its operations in 2002 in order to improve service and productivity. Additionally, a revised pricing strategy should, over the 12-month renewal cycle, result in fairer pricing for both the company and customers. Initial customer reaction has been favorable.
  Contract and retail sales growth is integral to Service America's success. A promising concept being tested is the replacement of branches in industrial locations with new Parts Today stores in more visible and accessible retail strip centers. These stores carry appliance parts and offer personalized assistance to customers, while providing the opportunity to introduce Service America's service agreements, retail air conditioner and appliance sales, and duct cleaning services.
  While revenues are not expected to grow in 2003, Service America will execute programs to improve the value of its contract base. Further, Service America will manage service levels and promote retail sales while aligning its cost structure with its revenue base. These and other measures are expected to improve Service America's performance in the long term.

FINANCIAL REVIEW

Contents

Consolidated Statement of Operations                                   10

Consolidated Balance Sheet                                             11

Consolidated Statement of Changes in Stockholders' Equity              12

Consolidated Statement of Comprehensive Income/(Loss)                  12

Consolidated Statement of Cash Flows                                   14

Notes to Financial Statements                                          15

Segment Data                                                           28

Selected Financial Data                                                30

Supplemental Revenue and Profit
  Statistics by Business Segment                                       32

Unaudited Summary of Quarterly Results                                 33

Management's Discussion and Analysis of Financial Condition and
   Results of Operations                                               34


[PRICEWATERHOUSECOOPERS LOGO]


Report of Independent Accountants

To the Stockholders and Board of Directors of Chemed Corporation

  In our opinion, the consolidated financial statements appearing on pages 10 through 29 of this report present fairly, in all material respects, the financial position of Chemed Corporation and its subsidiaries ("the Company") at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  As discussed in Notes 1 and 3, effective January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

/s/ PricewaterhouseCoopers LLP

Cincinnati, Ohio
February 7, 2003

CONSOLIDATED STATEMENT OF OPERATIONS

Chemed Corporation and Subsidiary Companies

--------------------------------------------------------------------------------------------------------------------------------
(in thousands, except per share data)
For the Years Ended December 31,                                                 2002              2001               2000
--------------------------------------------------------------------------------------------------------------------------------
CONTINUING OPERATIONS
     Service revenues and sales. . . . . . . . . . . . . . . . . . . . .     $314,176          $337,908         $   355,307
                                                                             --------          --------         -----------
     Cost of services provided and goods sold  . . . . . . . . . . . . .      186,285           205,616             208,978
     General and administrative expenses . . . . . . . . . . . . . . . .       51,096            56,546              58,919
     Selling and marketing expenses. . . . . . . . . . . . . . . . . . .       44,416            45,393              44,545
     Depreciation  . . . . . . . . . . . . . . . . . . . . . . . . . . .       13,587            14,395              13,374
     Impairment, restructuring and similar expenses (Notes 3 and 4). . .       20,342            24,734                  --
                                                                             --------          --------         -----------
         Total costs and expenses  . . . . . . . . . . . . . . . . . . .      315,726           346,684             325,816
                                                                             --------          --------         -----------
         Income/(loss) from operations . . . . . . . . . . . . . . . . .       (1,550)           (8,776)             29,491
     Interest expense  . . . . . . . . . . . . . . . . . . . . . . . . .       (2,928)           (5,423)             (7,211)
     Distributions on preferred securities . . . . . . . . . . . . . . .       (1,079)           (1,113)             (1,197)
     Other income--net (Note 7). . . . . . . . . . . . . . . . . . . . .        4,282             4,987               9,846
                                                                             --------          --------         -----------
         Income/(loss) before income taxes . . . . . . . . . . . . . . .       (1,275)          (10,325)             30,929
     Income taxes (Note 8) . . . . . . . . . . . . . . . . . . . . . . .       (6,847)            3,098             (12,286)
                                                                             --------          --------         -----------
         Income/(loss) from continuing operations. . . . . . . . . . . .       (8,122)           (7,227)             18,643
DISCONTINUED OPERATIONS (Note 5) . . . . . . . . . . . . . . . . . . . .        6,309            (1,447)              1,941
                                                                             --------          --------         -----------
Income/(loss) before extraordinary loss  . . . . . . . . . . . . . . . .       (1,813)           (8,674)             20,584
Extraordinary loss on extinguishment of debt (Note 11) . . . . . . . . .           --            (1,701)                 --
                                                                             --------          --------         -----------
NET INCOME/(LOSS). . . . . . . . . . . . . . . . . . . . . . . . . . . .     $ (1,813)         $(10,375)        $    20,584
                                                                             ========          ========         ===========
EARNINGS/(LOSS) PER SHARE
     Income/(loss) from continuing operations  . . . . . . . . . . . . .     $   (.82)         $   (.74)        $      1.90
                                                                             ========          ========         ===========
     Income/(loss) before extraordinary loss . . . . . . . . . . . . . .     $   (.18)         $   (.89)        $      2.09
                                                                             ========          ========         ===========
     Net income/(loss) . . . . . . . . . . . . . . . . . . . . . . . . .     $   (.18)         $  (1.07)        $      2.09
                                                                             ========          ========         ===========
DILUTED EARNINGS/(LOSS) PER SHARE (Note 16)
     Income/(loss) from continuing operations  . . . . . . . . . . . . .     $   (.82)         $   (.74)        $      1.88
                                                                             ========          ========         ===========
     Income/(loss) before extraordinary loss . . . . . . . . . . . . . .     $   (.18)         $   (.89)        $      2.07
                                                                             ========          ========         ===========
     Net income/(loss) . . . . . . . . . . . . . . . . . . . . . . . . .     $   (.18)         $  (1.07)        $      2.07
                                                                             ========          ========         ===========
INCOME/(LOSS) BEFORE EXTRAORDINARY LOSS EXCLUDING GOODWILL AMORTIZATION
     Income/(loss) before extraordinary loss . . . . . . . . . . . . . .     $ (1,813)         $ (4,053)        $    25,192
                                                                             ========          ========         ===========
     Earnings/(loss) per share . . . . . . . . . . . . . . . . . . . . .     $   (.18)         $   (.42)        $      2.56
                                                                             ========          ========         ===========
     Diluted earnings/(loss) per share (Note 16) . . . . . . . . . . . .     $   (.18)         $   (.42)        $      2.52
                                                                             ========          ========         ===========
NET INCOME/(LOSS) EXCLUDING GOODWILL AMORTIZATION
     Net income/(loss) . . . . . . . . . . . . . . . . . . . . . . . . .     $ (1,813)         $ (5,754)        $    25,192
                                                                             ========          ========         ===========
     Earnings/(loss) per share . . . . . . . . . . . . . . . . . . . . .     $   (.18)         $   (.59)        $      2.56
                                                                             ========          ========         ===========
     Diluted earnings/(loss) per share (Note 16) . . . . . . . . . . . .     $   (.18)         $   (.59)        $      2.52
                                                                             ========          ========         ===========
AVERAGE NUMBER OF SHARES OUTSTANDING
     Earnings/(loss) per share . . . . . . . . . . . . . . . . . . . . .        9,858             9,714               9,833
                                                                             ========          ========         ===========
     Diluted earnings/(loss) per share (Note 16) . . . . . . . . . . . .        9,858             9,714              10,305
                                                                             ========          ========         ===========


The Notes to Financial Statements are integral parts of this statement.

CONSOLIDATED BALANCE SHEET

Chemed Corporation and Subsidiary Companies
-------------------------------------------------------------------------------


(in thousands, except shares and par value)
December 31,                                                                           2002                   2001
------------------------------------------------------------------------------------------------------------------
ASSETS
     Current assets
       Cash and cash equivalents (Note 9) . . . . . . . . . . . . . . . . . . . . .  $ 37,731             $  8,725
       Accounts receivable less allowances of $3,309 (2001--$4,091) . . . . . . . .    16,071               15,128
       Inventories, primarily general merchandise and finished goods  . . . . . . .     9,493               10,424
       Statutory deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12,323               13,331
       Current deferred income taxes (Note 8) . . . . . . . . . . . . . . . . . . .     7,278                8,250
       Current assets of discontinued operations (Note 5) . . . . . . . . . . . . .        --               36,404
       Prepaid expenses and other current assets  . . . . . . . . . . . . . . . . .    13,332               12,375
                                                                                     --------             --------
         Total current assets . . . . . . . . . . . . . . . . . . . . . . . . . . .    96,228              104,637

     Other investments (Note 15). . . . . . . . . . . . . . . . . . . . . . . . . .    37,326               38,273
     Properties and equipment, at cost less accumulated depreciation (Note 10). . .    48,361               54,549
     Identifiable intangible assets less accumulated amortization
       of $7,167 (2001--$6,545) (Note 3). . . . . . . . . . . . . . . . . . . . . .     2,889                3,461
     Goodwill less accumulated amortization of $30,457 (2001--$30,450)(Note 3). . .   110,843              130,402
     Noncurrent assets of discontinued operations(Note 5) . . . . . . . . . . . . .        --               44,905
     Other assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    43,282               26,641
                                                                                     --------             --------
              Total Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $338,929             $402,868
                                                                                     ========             ========

LIABILITIES
     Current liabilities
       Accounts payable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $  5,686             $  9,126
       Current portion of long-term debt (Note 11)  . . . . . . . . . . . . . . . .       409                  353
       Income taxes (Note 8). . . . . . . . . . . . . . . . . . . . . . . . . . . .     7,348                6,896
       Deferred contract revenue  . . . . . . . . . . . . . . . . . . . . . . . . .    17,321               22,194
       Current liabilities of discontinued operations(Note 5) . . . . . . . . . . .        --               10,422
       Other current liabilities (Note 12). . . . . . . . . . . . . . . . . . . . .    39,105               40,703
                                                                                     --------             --------
         Total current liabilities. . . . . . . . . . . . . . . . . . . . . . . . .    69,869               89,694

     Long-term debt (Note 11) . . . . . . . . . . . . . . . . . . . . . . . . . . .    25,603               61,037
     Noncurrent liabilities of discontinued operations(Note 5). . . . . . . . . . .        --                1,773
     Other liabilities (Note 12)  . . . . . . . . . . . . . . . . . . . . . . . . .    25,994               27,842
                                                                                     --------             --------
     Commitments and contingencies (Notes 12, 14 and 18)
              Total Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . .   121,466              180,346
                                                                                     --------             --------
MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED SECURITIES
    OF THE CHEMED CAPITAL TRUST (Note 19) . . . . . . . . . . . . . . . . . . . . .    14,186               14,239
                                                                                     --------             --------
STOCKHOLDERS' EQUITY
     Capital stock--authorized 15,000,000 shares $1 par;
       issued 13,448,475 shares (2001--13,437,781 shares) . . . . . . . . . . . . .    13,448               13,438
     Paid-in capital  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   168,299              167,542
     Retained earnings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   132,793              139,163
     Treasury stock--3,630,689 shares (2001--3,606,085 shares), at cost . . . . . .  (111,582)            (110,424)
     Unearned compensation (Note 13)  . . . . . . . . . . . . . . . . . . . . . . .    (4,694)              (7,436)
     Deferred compensation payable in Company stock (Note 13) . . . . . . . . . . .     2,280                3,288
     Accumulated other comprehensive income . . . . . . . . . . . . . . . . . . . .     3,685                4,214
     Notes receivable for shares sold (Note 17) . . . . . . . . . . . . . . . . . .      (952)              (1,502)
                                                                                     --------             --------
              Total Stockholders' Equity  . . . . . . . . . . . . . . . . . . . . .   203,277              208,283
                                                                                     --------             --------
              Total Liabilities and Stockholders' Equity. . . . . . . . . . . . . .  $338,929             $402,868
                                                                                     ========             ========

The Notes to Financial Statements are integral parts of this statement.

CONSOLIDATED STATEMENT OF CHANGES
IN STOCKHOLDERS' EQUITY

Chemed Corporation and Subsidiary Companies
-------------------------------------------------------------------------------


(in thousands, except per share data)

                                                                                      Capital              Paid-in
                                                                                        Stock              Capital
------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999. . . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 13,665             $164,549
Net income. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        --                   --
Dividends paid ($.40 per share) . . . . . . . . . . . . . . . . . . . . . . . . . .        --                   --
Exchange of capital stock for trust securities. . . . . . . . . . . . . . . . . . .      (576)              (7,971)
Purchases of treasury stock . . . . . . . . . . . . . . . . . . . . . . . . . . . .        --                   --
Decrease in unearned compensation (Note 13) . . . . . . . . . . . . . . . . . . . .        --                   --
Stock awards and exercise of stock options (Note 17). . . . . . . . . . . . . . . .       226                6,266
Other comprehensive loss. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        --                   --
Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         3                 (226)
                                                                                     --------             --------
    Balance at December 31, 2000. . . . . . . . . . . . . . . . . . . . . . . . . .    13,318              162,618
Net loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        --                   --
Dividends paid ($.44 per share) . . . . . . . . . . . . . . . . . . . . . . . . . .        --                   --
Stock awards and exercise of stock options (Note 17). . . . . . . . . . . . . . . .       119                5,055
Decrease in unearned compensation (Note 13) . . . . . . . . . . . . . . . . . . . .        --                   --
Transfer of deferred compensation payable to other liabilities. . . . . . . . . . .        --                   14
Other comprehensive income. . . . . . . . . . . . . . . . . . . . . . . . . . . . .        --                   --
Purchases of treasury stock . . . . . . . . . . . . . . . . . . . . . . . . . . . .        --                   --
Payments on notes receivable (Note 17). . . . . . . . . . . . . . . . . . . . . . .        --                   --
Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         1                 (145)
                                                                                     --------             --------
    BALANCE AT DECEMBER 31, 2001. . . . . . . . . . . . . . . . . . . . . . . . . .    13,438              167,542
NET LOSS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        --                   --
DIVIDENDS PAID ($.45 PER SHARE) . . . . . . . . . . . . . . . . . . . . . . . . . .        --                   --
DECREASE IN UNEARNED COMPENSATION (NOTE 13) . . . . . . . . . . . . . . . . . . . .        --                   --
STOCK AWARDS AND EXERCISE OF STOCK OPTIONS (NOTE 17)  . . . . . . . . . . . . . . .        23                  974
OTHER COMPREHENSIVE LOSS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        --                   --
PAYMENTS ON NOTES RECEIVABLE (NOTE 17)  . . . . . . . . . . . . . . . . . . . . . .        --                   --
PURCHASES OF TREASURY STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . .        --                   --
DISTRIBUTION OF ASSETS TO SETTLE DEFERRED COMPENSATION LIABILITIES. . . . . . . . .        --                   --
OTHER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       (13)                (217)
                                                                                     --------             --------
    BALANCE AT DECEMBER 31, 2002. . . . . . . . . . . . . . . . . . . . . . . . . .  $ 13,448             $168,299
                                                                                     ========             ========

CONSOLIDATED STATEMENT
OF COMPREHENSIVE INCOME/(LOSS)

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------


(in thousands)
For the Years Ended December 31,                                                2002           2001           2000
------------------------------------------------------------------------------------------------------------------
Net income/(loss) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $  (1,813)     $(10,375)     $20,584
                                                                              ---------      --------      -------
Other comprehensive income/(loss), net of income tax
     Unrealized holding gains arising during the period . . . . . . . . . . .       246         1,680        2,106
     Reclassification adjustment for gains included in net income/(loss)  . .      (775)         (703)      (2,261)
                                                                              ---------      --------      -------
       Total. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      (529)          977         (155)
                                                                              ---------      --------      -------
Comprehensive income/(loss) . . . . . . . . . . . . . . . . . . . . . . . . . $  (2,342)     $ (9,398)     $20,429
                                                                              =========      ========      =======


The Notes to Financial Statements are integral parts of these statements.


                                                 Deferred
                                             Compensation      Accumulated            Notes
                   Treasury                    Payable in            Other       Receivable
 Retained           Stock--       Unearned        Company    Comprehensive              for
 Earnings           at Cost   Compensation          Stock           Income      Shares Sold             Total
-------------------------------------------------------------------------------------------------------------
$144,322         $ (99,437)      $(17,056)      $  5,340       $ 3,392             $(2,731)          $212,044
  20,584                --             --             --            --                  --             20,584
  (4,022)               --             --             --            --                  --             (4,022)
  (6,992)               --             --             --            --                  --            (15,539)
      --            (5,320)            --             --            --                  --             (5,320)
      --                --          3,617             --            --                  --              3,617
      --              (408)        (3,244)            --            --                  --              2,840
      --                --             --             --          (155)                 --               (155)
      17               (84)            --            160            --                (155)              (285)
--------         ---------       --------       --------       -------             -------           --------
 153,909          (105,249)       (16,683)         5,500         3,237              (2,886)           213,764
 (10,375)               --             --             --            --                  --            (10,375)
  (4,384)               --             --             --            --                  --             (4,384)
      --            (3,654)         5,138             --            --                  --              6,658
      --                --          4,109             --            --                  --              4,109
      --               (14)            --         (2,293)           --                  --             (2,293)
      --                --             --             --           977                  --                977
      --              (219)            --             --            --                  --               (219)
      --            (1,288)            --             --            --               1,484                196
      13                --             --             81            --                (100)              (150)
--------         ---------       --------       --------       -------             -------           --------
 139,163          (110,424)        (7,436)         3,288         4,214              (1,502)           208,283
  (1,813)               --             --             --            --                  --             (1,813)
  (4,438)               --             --             --            --                  --             (4,438)
      --                --          2,742             --            --                  --              2,742
      --            (2,114)            --             --            --                  --             (1,117)
      --                --             --             --          (529)                 --               (529)
      --              (338)            --             --            --                 550                212
      --               (51)            --             --            --                  --                (51)
      --             1,066             --         (1,066)           --                  --                 --
    (119)              279             --             58            --                  --                (12)
--------         ---------       --------       --------       -------             -------           --------
$132,793         $(111,582)      $ (4,694)      $  2,280       $ 3,685             $  (952)          $203,277
========         =========       ========       ========       =======             =======           ========


CONSOLIDATED STATEMENT OF CASH FLOWS


Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------------------------------------------------
(in thousands)
For the Years Ended December 31,                                                    2002           2001               2000
--------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income/(loss). . . . . . . . . . . . . . . . . . . . . . . . . . . . . $ (1,813)     $ (10,375)        $ 20,584
     Adjustments to reconcile net income/(loss) to net cash
       provided by operations
         Depreciation and amortization  . . . . . . . . . . . . . . . . . . . .   14,356         21,273           20,314
         Noncash restructuring and impairment charges . . . . . . . . . . . . .   21,542         15,150               --
         Provision for uncollectible accounts receivable. . . . . . . . . . . .    1,808          2,028            2,236
         Provision for deferred income taxes. . . . . . . . . . . . . . . . . .      855         (5,198)             469
         Discontinued operations (Note 5) . . . . . . . . . . . . . . . . . . .   (6,309)         1,447           (1,941)
         Gains on sales of investments  . . . . . . . . . . . . . . . . . . . .   (1,141)          (993)          (3,399)
         Changes in operating assets and liabilities, excluding
            amounts acquired in business combinations
              Decrease/(increase) in accounts receivable. . . . . . . . . . . .   (2,691)           346           (1,011)
              Decrease in statutory reserve requirements  . . . . . . . . . . .    1,008            715              208
              Decrease/(increase) in inventories. . . . . . . . . . . . . . . .      931             79             (706)
              Decrease/(increase) in prepaid expenses
                and other current assets  . . . . . . . . . . . . . . . . . . .    3,405         (6,379)          (3,149)
              Increase/(decrease) in accounts payable, deferred contract
                revenue and other current liabilities . . . . . . . . . . . . .   (8,580)         7,059            2,873
              Increase/(decrease) in income taxes . . . . . . . . . . . . . . .      752           (951)           7,533
         Other--net . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2,771          2,922            1,970
                                                                                --------      ---------         --------
         Net cash provided by continuing operations . . . . . . . . . . . . . .   26,894         27,123           45,981
         Net cash provided by discontinued operations (Note 5)  . . . . . . . .    2,629          7,258            5,794
                                                                                --------      ---------         --------
         Net cash provided by operating activities. . . . . . . . . . . . . . .   29,523         34,381           51,775
                                                                                --------      ---------         --------
CASH FLOWS FROM INVESTING ACTIVITIES
     Capital expenditures . . . . . . . . . . . . . . . . . . . . . . . . . . .  (11,855)       (14,457)         (17,586)
     Net proceeds/(uses) from sale of discontinued operations (Note 5). . . . .   50,676         (6,332)          (3,695)
     Business combinations, net of cash acquired (Note 6) . . . . . . . . . . .   (1,236)        (1,555)         (11,504)
     Proceeds from sales of investments . . . . . . . . . . . . . . . . . . . .    1,917          1,377            4,290
     Purchase of Roto-Rooter minority interest. . . . . . . . . . . . . . . . .      (83)          (820)          (1,236)
     Investing activities of discontinued operations (Note 5) . . . . . . . . .     (469)          (900)          (1,911)
     Other--net . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2,066          3,598              322
                                                                                --------      ---------         --------
         Net cash provided/(used) by investing activities . . . . . . . . . . .   41,016        (19,089)         (31,320)
                                                                                --------      ---------         --------
CASH FLOWS FROM FINANCING ACTIVITIES
     Repayment of long-term debt (Note 11)  . . . . . . . . . . . . . . . . . .  (40,378)       (46,377)         (18,164)
     Proceeds from issuance of long-term debt (Note 11) . . . . . . . . . . . .    5,000         35,000            1,200
     Dividends paid . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   (4,438)        (4,384)          (4,022)
     Purchases of treasury stock. . . . . . . . . . . . . . . . . . . . . . . .   (3,214)        (1,226)          (5,728)
     Issuance of capital stock. . . . . . . . . . . . . . . . . . . . . . . . .    1,547            735               97
     Other--net . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      (50)          (293)            (903)
                                                                                --------      ---------         --------
         Net cash used by financing activities  . . . . . . . . . . . . . . . .  (41,533)       (16,545)         (27,520)
                                                                                --------      ---------         --------
INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS. . . . . . . . . . . . . . . .   29,006         (1,253)          (7,065)
Cash and cash equivalents at beginning of year. . . . . . . . . . . . . . . . .    8,725          9,978           17,043
                                                                                --------      ---------         --------
Cash and cash equivalents at end of year. . . . . . . . . . . . . . . . . . . . $ 37,731      $   8,725         $  9,978
                                                                                ========      =========         ========

The Notes to Financial Statements are integral parts of this statement.

NOTES TO FINANCIAL STATEMENTS

Chemed Corporation and Subsidiary Companies
-------------------------------------------------------------------------------
1. Summary of Accounting Policies

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

DEPRECIATION AND PROPERTIES AND EQUIPMENT
  Depreciation of properties and equipment is computed
using the straight-line method over the estimated useful lives of the assets. Expenditures for maintenance, repairs, renewals and betterments that do not materially prolong the useful lives of the assets are expensed as incurred. The cost of property retired or sold and the related accumulated depreciation are removed from the accounts, and the resulting gain or loss is reflected currently in income.
  The weighted average lives of the Company's gross properties and equipment at December 31, 2002, were:
                                         Life
                                       --------
     Machinery and equipment            4.5 yrs.
     Furniture and fixtures             6.3
     Transportation equipment           6.7
     Computer software                  7.5
     Buildings                         23.7

INTANGIBLE ASSETS

  Identifiable intangible assets arise from purchase business combinations and are amortized using the straight-line method over the estimated useful lives of the assets. In accordance with Financial Accounting Standards Board ("FASB") Statement No. 142, Goodwill and Other Intangible Assets, amortization of goodwill ceased effective December 31, 2001. Beginning January 1, 2002, goodwill is tested at least annually for impairment. For 2001 and earlier years, goodwill acquired prior to July 1, 2001, was amortized using the straight-line method over the estimated useful life, but not in excess of 40 years.
  The weighted average lives of the Company's gross identifiable intangible assets at December 31, 2002, were:

                                           Life
                                         -------
     Covenants not to compete            5.4 yrs.
     Contracts                           9.9
     Customer lists                     12.5
     Trade names                        20.4

LONG-LIVED ASSETS
  The Company periodically makes an estimation and valuation of the future benefits of its long-lived assets (other than goodwill) based on key financial indicators. If the projected undiscounted cash flows of a major business unit indicate that property and equipment or identifiable intangible assets have been impaired, a write-down to fair value is made.

REVENUE RECOGNITION
  Revenues received under prepaid contractual service agreements are recognized on a straight-line basis over the life of the contract. All other service revenues and sales are recognized when the services are provided or the products are delivered.

COMPUTATION OF EARNINGS PER SHARE
  Earnings per share are computed using the weighted average number of shares of capital stock outstanding. Diluted earnings per share reflect the dilutive impact of the Company's outstanding stock options and nonvested stock awards. Diluted earnings per share also assume the conversion of the Convertible Preferred Securities into capital stock only when the impact is dilutive on earnings per share from continuing operations.

EMPLOYEE STOCK OWNERSHIP PLANS
  Contributions to the Company's Employee Stock Ownership Plans ("ESOP") are based on established debt repayment schedules. Shares are allocated to participants based on the principal and interest payments made during the period. The Company's policy is to record its ESOP expense by applying the transition rule under the level-principal amortization concept.

Chemed Corporation and Subsidiary Companies
-------------------------------------------------------------------------------

STOCK-BASED COMPENSATION PLANS
  The Company uses Accounting Principles Board Opinion No. 25 ("APB 25"), Accounting for Stock Issued to Employees, to account for stock-based compensation. Since the Company's stock options qualify as fixed options under APB 25 and since the option price equals the market price on the date of grant, there is no compensation cost recorded for stock options. Restricted stock was recorded as compensation cost over the requisite vesting periods on a pro rata basis, based on the market value on the date of grant.

  The following table illustrates the effect on net income/(loss) and earnings/(loss) per share if the Company had applied the fair-value-recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation (in thousands, except per share data):

                                  For the Years Ended
                                      December 31,
                            ----------------------------------
                                 2002       2001        2000
                                ------     ------      ------
Net income/(loss),
  as reported                $ (1,813)   $ (10,375)   $ 20,584
Add: stock-based
  employee compensation
  included in reported
  net income/(loss),
  net of related
  income tax effects              120        4,113       1,106
Deduct: total stock-based
  employee compensation
  determined under a
  fair-value-based method
  for all stock options and
  awards, net of related
  income tax effects             (856)      (4,444)     (1,631)
                             --------    ---------    --------
     Pro forma
       net income/(loss)     $ (2,549)   $ (10,706)   $ 20,059
                             ========    =========    ========
Earnings/(loss) per share:
     As reported             $   (.18)   $   (1.07)   $   2.09
                             ========    =========    ========
     Pro forma               $   (.26)   $   (1.10)   $   2.04
                             ========    =========    ========
Diluted earnings/(loss)
  per share:
     As reported             $   (.18)   $   (1.07)   $   2.07
                             ========    =========    ========
     Pro forma               $   (.26)   $   (1.10)   $   2.02
                             ========    =========    ========

The above pro forma data were calculated using the Black-Scholes option-valuation method to value the Company's stock options granted in 2002 and prior years. Key assumptions include:

     Per share fair value of options        $11.18
     Risk-free interest rate                   4.8%
     Expected volatility                      25.1
     Expected life of options                    6 yrs.

  No options were granted in 2001 or 2000; however, for 2002, it was assumed that the annual dividend would be increased $.01 per share per quarter in the fourth quarter of every odd-numbered year. This assumption was based on the facts and circumstances that existed at the time options were granted and should not be construed to be an indication of future dividend amounts to be paid.

INSURANCE ACCRUALS
  The Company is self-insured for casualty insurance claims, subject to a stop-loss policy with a maximum per-occurrence limit of $250,000. Management consults with insurance professionals and closely monitors and evaluates its historical claims experience to estimate the appropriate level of accrual for incurred claims.

ESTIMATES
  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RECLASSIFICATIONS
  Certain amounts in prior years' financial statements have been reclassified to conform to the 2002 presentation.

2. Segments and Nature of the Business
  Chemed is a New York Stock Exchange-listed corporation operating in the residential and commercial repair-and-maintenance-service industry through two wholly owned subsidiaries. Roto-Rooter Inc. ("Roto-Rooter") provides plumbing and draining cleaning services, and Service America Systems Inc. ("Service America") provides major-appliance and heating/air-conditioning ("HVAC") repair, maintenance and replacement services. Relative contributions to service revenues and sales were 81% and 19%, respectively, in 2002.
  The reportable segments have been defined along service lines, consistent with the way the businesses are managed. In determining reportable segments, no operating segments have been aggregated. Accordingly, the reportable segments are defined as follows:
  - The Roto-Rooter segment provides repair and maintenance services to residential and commercial accounts. Such services include plumbing and sewer, drain and pipe cleaning. They are delivered through company-owned, independent-contractor-operated and franchised locations. Roto-Rooter also manufactures and sells products and equipment used to provide such services.

Chemed Corporation and Subsidiary Companies
-------------------------------------------------------------------------------

  - The Service America segment provides HVAC repair, maintenance and replacement services primarily to residential customers through service contracts and retail sales (demand services). In addition, Service America sells air conditioning equipment and duct cleaning services.
  Substantially all of the Company's service revenues and sales from continuing operations are generated from business within the United States. Management closely monitors accounts receivable balances and has established policies regarding the extension of credit and compliance therewith.
  Financial data by business segment shown on pages 28 and 29 of this annual report are integral parts of these financial statements.

3. Intangible Assets
  Amortization of intangible assets from continuing operations was (in thousands):

                                                   For the Years Ended
                                                      December 31,
                                              -----------------------------
                                                2002      2001      2000
                                               ------    ------    ------
Identifiable intangible assets                  $ 621    $  680    $  902
Goodwill                                           --     4,102     4,090
                                                -----    ------    ------
  Total                                         $ 621    $4,782    $4,992
                                                =====    ======    ======

  The following is a schedule by year of projected amortization expense for intangible assets (in thousands):

    2003                      $  568
    2004                         310
    2005                         273
    2006                         259
    2007                         239

  The changes in the carrying amount of goodwill for the years ended December 31, 2001 and 2002, are as follows (in thousands):

                              Roto-      Service
                             Rooter      America     Total
                            --------     -------   --------
December 31, 2000           $111,854     $31,982   $143,836
Impairment losses             (9,793)       (787)   (10,580)
Amortization                  (3,286)       (816)    (4,102)
Acquired in
  business combinations        1,428          --      1,428
Other adjustments               (180)         --       (180)
                            --------     -------   --------
    DECEMBER 31, 2001        100,023      30,379    130,402
ACQUIRED IN
  BUSINESS COMBINATIONS        1,110          --      1,110
IMPAIRMENT LOSSES                 --     (20,342)   (20,342)
OTHER ADJUSTMENTS               (327)         --       (327)
                            --------     -------   --------
    DECEMBER 31, 2002       $100,806     $10,037   $110,843
                            ========     =======   ========

  In conjunction with the adoption of FASB Statement No. 142, the Company performed its transition evaluation of goodwill as of January 1, 2002. For the purpose of impairment testing, the Company determined its reporting components to be Service America, Patient Care, Roto-Rooter Services (plumbing and drain cleaning services), Roto-Rooter Franchising and Products (franchising and manufacturing and sale of plumbing and drain cleaning products) and Roto-Rooter HVAC/non-Roto-Rooter brands (heating, ventilating, and air-conditioning repair services and non-Roto-Rooter-branded plumbing and drain cleaning services). The Company's transition impairment tests, based on valuations by a professional valuation firm, indicated that none of the goodwill for any of its reporting components was impaired at January 1, 2002.
  During the fourth quarter of 2002, the Company recognized a $20,342,000 impairment loss on the goodwill included in the Service America segment. The loss was based on a valuation of the Service America business as of December 31, 2002, by a professional valuation firm. The valuation was based on an average of a capital markets valuation for comparable businesses and discounted cash flows.
  During 2001, the Company recognized a $10,580,000 impairment loss under FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. Most of this amount ($9,793,000) relates to goodwill included on the books of Roto-Rooter's HVAC and non-Roto-Rooter-branded plumbing operations. As the Company had committed to exit these underperforming businesses in November 2001, the amount of the impairment was based on the estimated selling price of the operations to be sold or dissolved. The remaining $787,000 impairment loss relates to the closing of Service America's Tucson branch. These charges are included in the restructuring-and-similar-expenses account in the statement of operations.
  Earnings/(loss) for 2001 and 2000 excluding the amortization of goodwill are presented below (in thousands):

                                       For the Years Ended
                                          December 31,
                                      ---------------------
                                         2001        2000
                                        ------      ------
Reported income/(loss)
  before extraordinary loss           $ (8,674)    $20,584
Aftertax amortization of goodwill        4,621       4,608
                                      --------     -------
     Adjusted income/(loss)           $ (4,053)    $25,192
                                      ========     =======
Reported net income/(loss)            $(10,375)    $20,584
Aftertax amortization of goodwill        4,621       4,608
                                      --------     -------
     Adjusted net income/(loss)       $ (5,754)    $25,192
                                      ========     =======

Chemed Corporation and Subsidiary Companies
-------------------------------------------------------------------------------

4. Restructuring and Similar Expenses
  During 2001, the Company's continuing operations recorded pretax restructuring and similar expenses and other nonrecurring and unusual charges as follows (in thousands, except footnote):


                                                       Roto-      Service
                                                      Rooter      America     Corporate     Total
                                                      ------      -------     ---------     -----
Restructuring and similar expenses:
   Cost of exiting HVAC and non-Roto-Rooter-branded
     plumbing businesses(a)                          $11,205     $   --       $   --       $11,205
   Charges for accelerating the vesting
     of restricted stock awards                          877        146        4,417         5,440
   Severance charges (10 individuals)                    123        757        2,786         3,666
   Resolution of overtime pay issues
     with the U.S. Department of Labor                 2,749         --           --         2,749
   Cost of closing Service America's Tucson branch        --      1,171           --         1,171
   Property and equipment impairment                     300        166           37           503
                                                     -------     ------       ------       -------
       Subtotal                                       15,254      2,240        7,240        24,734
Other nonrecurring or unusual charges:
   Unfavorable adjustments to casualty insurance
     accruals related to adverse claims experience     1,411         --           --         1,411
   Terminated lease obligations                          166         69           --           235
   All other                                             417        414           --           831
                                                     -------     ------       ------       -------
         Total                                       $17,248     $2,723       $7,240       $27,211
                                                     =======     ======       ======       =======


(a) Amount includes a charge of $9,793,000 for the reduction in the carrying value of goodwill.

These costs were charged to the following accounts in the consolidated statement of operations (in thousands):

Cost of services provided and goods sold             $ 2,027
General and administrative expenses                      450
Impairment, restructuring and similar
  expenses                                            24,734
                                                     -------
  Total                                              $27,211
                                                     =======

  The combined aftertax impact of the restructuring and similar expenses and other charges for 2001 was $16,943,000 ($1.74 per share).
  During 2002, the Company decided to retain several of Roto-Rooter's non-branded plumbing and HVAC businesses. In the aggregate, the retained operations generated $16,162,000 of net revenues and $241,000 of operating profit in 2002.
  The operating results for businesses divested within the Roto-Rooter and Service America segments as a part of the restructuring in 2001 were (in thousands):

                                                For the Years Ended
                                                   December 31,
                                            --------------------------
                                              2002     2001     2000
                                             ------   ------   ------
Service revenues and sales:
  Non-Roto-Rooter-
     branded businesses                      $  403   $6,275   $9,298
  Service America's
     Tucson branch                               --    1,664    2,342
Operating loss:
  Non-Roto-Rooter-
     branded businesses                        (106)    (754)    (112)
  Service America's
     Tucson branch                               --     (430)    (487)

  Accruals relating to restructuring charges recorded in 2001 total approximately $1,610,000 at December 31, 2002, compared with $3,468,000 at December 31, 2001. The reduction relates largely to the settlement of stock awards, severance and lease payments and the disposal of assets.

Chemed Corporation and Subsidiary Companies
-------------------------------------------------------------------------------

5. Discontinued Operations
  During 2002, the Company sold its Patient Care Inc. subsidiary ("Patient Care") to an investor group that included Schroder Ventures Life Sciences Group, Oak Investment Partners, Prospect Partners and Salix Ventures. Patient Care provides home-healthcare services primarily in the New York-New Jersey-Connecticut area.
  The cash proceeds to the Company from the sale of Patient Care totaled $57,500,000, of which, $5,000,000 was placed in escrow pending settlement of Patient Care's receivables with third-party payers. Of this amount, $2,500,000 is to be evaluated and distributed as of October 2003 and $2,500,000 as of October 2004. The Company estimates that the purchaser owes an additional $1,251,000 based on the value of Patient Care's balance sheet on the date of sale. The final value of this adjustment is to be determined in 2003 and could impact the amount of the gain recorded on the sale of Patient Care. In addition, the Company received a senior subordinated note receivable ("Note") for $12,500,000 and a common stock purchase warrant for 2% of the outstanding stock of the purchasing company. The Note is due October 11, 2007, and bears interest at the annual rate of 7.5% through September 30, 2004, 8.5% from October 1, 2004, through September 30, 2005, and 9.5% thereafter. The warrant has an estimated fair value of $1,445,000.

  During 2001, Chemed discontinued its Cadre Computer Resources Inc. ("Cadre Computer") segment and on August 31, 2001, completed the sale of the business and assets of Cadre Computer to a company owned by the former Cadre Computer employees for a note receivable that was fully reserved on the date of sale. During 2002, Cadre borrowed an additional $150,000 from the Company and made principal payments of $31,000 on the first note. As of December 31, 2002, Chemed's notes receivable from Cadre Computer totaled $518,000, against which the Company has an allowance for uncollectible notes totaling $422,000.
  Discontinued operations comprise (in thousands, except per share amounts):

                                                                 For the Years Ended
                                                                    December 31,
                                                              --------------------------
                                                               2002      2001      2000
                                                              ------    ------    ------
Patient Care (2002):
   Income before income taxes                                $ 5,233  $   262    $ 2,541
   Income taxes                                               (2,142)     264       (457)
                                                             -------  -------    -------
   Income from operations, net of income taxes                 3,091      526      2,084
   Gain on disposal, net of income taxes of $594                 304       --         --
                                                             -------  -------    -------
     Total Patient Care                                        3,395      526      2,084
                                                             -------  -------    -------
Cadre Computer (2001):
   Loss before income taxes                                       --     (734)     (240)
   Income tax benefit                                             --      255        81
   Minority interest                                              --       46        16
                                                             -------  -------    -------
   Loss from operations, net of income taxes                      --     (433)     (143)
   Loss on disposal, net of income tax benefit of $829            --   (1,540)       --
                                                             -------  -------    -------
     Total Cadre Computer                                         --   (1,973)     (143)
                                                             -------  -------    -------
Adjustment to accruals of operations discontinued
   in prior years:
   Sublease accrual (1991)                                    (1,145)  (1,700)       --
   Allowance for uncollectible notes receivable (2001)           477       --        --
   Severance and other accruals (1997)                           180     (170)     (275)
                                                             -------  -------    -------
   Loss before income taxes                                     (488)  (1,870)     (275)
   Income tax refund (1997)                                    2,861       --        --
   State income tax accrual (1997)                                --    1,700        --
   All other income taxes                                        541      170       275
                                                             -------  -------    ------
     Total adjustments                                         2,914       --        --
                                                             -------  -------    ------
       Total discontinued operations                         $ 6,309  $(1,447)  $ 1,941
                                                             =======  =======   =======
Earnings/(loss) per share                                    $   .64  $  (.15)  $   .19
                                                             =======  =======   =======
Diluted earnings/(loss) per share                            $   .64  $  (.15)  $   .19
                                                             =======  =======   =======



Chemed Corporation and Subsidiary Companies
-------------------------------------------------------------------------------

  Revenues generated by discontinued operations comprise (in thousands):

                               For the Years Ended
                                  December 31,
                        ------------------------------
                          2002       2001       2000
                        --------   --------   --------
Patient Care            $116,191   $139,208    $137,086
Cadre Computer                --      5,089       8,292
                        --------   --------    --------
  Total                 $116,191   $144,297    $145,378
                        ========   ========    ========

6. Business Combinations
  During 2002, one purchase business combination was completed within the Roto-Rooter segment for a purchase price of $1.2 million in cash. During 2001, two purchase business combinations were completed within the Roto-Rooter segment for an aggregate purchase price of $1.6 million in cash. During 2000, three purchase business combinations were completed within the Roto-Rooter segment for an aggregate purchase price of $11.5 million in cash.
  All of the aforementioned business combinations involved operations primarily in the business of providing plumbing repair and drain cleaning services. The results of operations of these business combinations are immaterial to the consolidated operations of the Company.
  The excess of the purchase price over the fair value of the net assets acquired in purchase business combinations is classified as goodwill. A summary of net assets acquired in purchase business combinations follows (in thousands):

                                For the Years Ended
                                   December 31,
                          ------------------------------
                            2002       2001       2000
                          --------   --------   --------

Working capital           $   60      $   --    $    89
Identifiable intangible
   assets                     50          90        210
Goodwill                   1,110       1,428     11,059
Other assets and
   liabilities--net           16          37        146
                          ------      ------    -------
     Total net assets     $1,236      $1,555    $11,504
                          ======      ======    =======

  All of the goodwill related to business combinations completed in 2002 and 2001 is expected to be deductible for income tax purposes. Since these transactions occurred after June 30, 2001, the related goodwill is not being amortized. The weighted average lives of the identifiable intangible assets acquired in 2002 and 2001 are 7.0 years and 6.1 years, respectively.

7. Other Income--Net
  Other income--net from continuing operations comprises the following (in thousands):


                                     For the Years Ended
                                        December 31,
                              ------------------------------
                                2002       2001       2000
                              --------   --------   --------

Interest income                $ 3,308   $ 2,867    $ 3,672
Dividend income                  2,461     2,548      2,563
Unrealized gains/(losses)
  on investments                (1,401)     (820)       388
Investment
  impairment charge             (1,200)       --         --
Gain on sales
  of investments                 1,141       993      3,399
Other--net                         (27)     (601)      (176)
                               -------   -------    -------
     Total other income
      --net                    $ 4,282   $ 4,987    $ 9,846
                               =======   =======    =======

8. Income Taxes
  The provision for income taxes comprises the following (in thousands):


                                        For the Years Ended
                                           December 31,
                                 ------------------------------
                                   2002       2001       2000
                                 --------   --------   --------
Continuing Operations:
  Current
     U.S. federal                $  3,938   $ 2,112  $ 9,736
     U.S. state and local           1,913        59    1,977
     Foreign                          141       (71)     104
  Deferred
     U.S. federal                     871    (5,164)     517
     Foreign                          (16)      (34)     (48)
                                 --------   -------  -------
       Total                     $  6,847   $(3,098) $12,286
                                 ========   =======  =======
Discontinued Operations:
  Current U.S. federal           $ (2,954)  $(4,242) $(2,551)
  Current U.S. state and local        794    (1,454)     174
  Deferred U.S. federal             1,494     2,478    2,478
                                 --------   -------  -------
       Total                     $   (666)  $(3,218) $   101
                                 ========   =======  =======

Chemed Corporation and Subsidiary Companies
-------------------------------------------------------------------------------

  A summary of the significant temporary differences for continuing operations that give rise to deferred income tax assets/(liabilities) follows (in thousands):

                                           December 31,
                                    -------------------------
                                       2002           2001
                                      ------         ------
Deferred compensation               $  6,117       $ 6,411
Accrued insurance expense              5,987         5,934
Accruals related
  to discontinued operations           3,556         4,057
Severance payments                     1,380         1,934
Allowances for uncollectible
  accounts receivable                  1,184         1,481
Accrued state taxes                    1,047         1,128
Amortization of intangibles              314         1,759
Other                                  2,527         3,035
                                     -------       -------
     Gross deferred income
       tax assets                     22,112        25,739
                                     -------       -------
Accelerated tax depreciation          (4,388)       (5,235)
Cash to accrual adjustments           (3,331)       (3,604)
Market valuation of investments         (960)       (2,126)
Other                                 (1,629)       (1,571)
                                     -------       -------
     Gross deferred income
       tax liabilities               (10,308)      (12,536)
                                     -------       -------
         Net deferred income
            tax assets              $ 11,804       $13,203
                                    ========       =======

  Included in other assets at December 31, 2002, are deferred income tax assets of $4,526,000 (December 31, 2001--$4,953,000). Based on the Company's history of prior operating earnings and its expectations for future growth, management has determined that the operating income of the Company will, more likely than not, be sufficient to ensure the full realization of the deferred income tax assets.

  The difference between the actual income tax provision/(benefit) for continuing operations and the income tax provision/(benefit) calculated at the statutory U.S. federal tax rate is explained as follows (in thousands):

                                                For the Years Ended
                                                   December 31,
                                         -------------------------------
                                             2002      2001       2000
                                            ------    ------     ------
Income tax provision/(benefit)
  calculated using the
  statutory rate of 35%                    $  (446)   $(3,614)    $10,825
Nondeductible goodwill
  impairment charge                          7,120         --          --
State and local income taxes,
  less federal income
  tax effect                                 1,243         39       1,285
Domestic dividend exclusion                   (686)      (706)       (710)
Unfavorable/(favorable)
  federal adjustments                         (314)       337        (367)
Foreign income taxes,
  less federal income
  tax effect                                   (85)      (277)         89
Nondeductible
  amortization of goodwill                      --      1,203       1,204
Other--net                                      15        (80)        (40)
                                          --------    -------     -------
     Actual income tax
       provision/(benefit)                $  6,847    $(3,098)    $12,286
                                          ========    =======     =======
     Effective tax rate                     (537.0)%      30.0%      39.7%
                                          ========    =======     =======

  Income taxes included in the components of other comprehensive income/(loss) are as follows (in thousands):

                                                For the Years Ended
                                                   December 31,
                                         -------------------------------
                                             2002      2001       2000
                                            ------    ------     ------
Unrealized holding
  gains/(losses)                           $   132    $  905    $ 1,134
Reclassification adjustment                   (366)     (290)    (1,138)

  Summarized below are the total amounts of income taxes paid/(refunded) during the years ended December 31 (in thousands):

            2002              $  (910)
            2001                5,772
            2000                6,154

Chemed Corporation and Subsidiary Companies
-------------------------------------------------------------------------------

 9. Cash Equivalents
  Included in cash and cash equivalents at December 31, 2002, are cash equivalents in the amount of $37,075,000 (2001--$6,549,000). The cash equivalents at both dates consist of investments in various money market funds and repurchase agreements yielding interest at a weighted average rate of 1.1% in 2002 and 1.3% in 2001.
  From time to time throughout the year, the Company invests its excess cash in repurchase agreements directly with major commercial banks. The collateral is not physically held by the Company, but the term of such repurchase agreements is less than 10 days. Investments of significant amounts are spread among a number of banks, and the amounts invested in each bank are varied constantly.

10. Properties and Equipment
  A summary of properties and equipment follows (in thousands):

                                             December 31,
                                       ------------------------
                                            2002       2001
                                           ------     ------

Land                                     $  2,538   $  2,568
Buildings                                  18,310     18,230
Transportation equipment                   26,185     35,201
Machinery and equipment                    34,440     33,391
Computer software                           4,327      4,254
Furniture and fixtures                     18,354     17,483
Projects under construction                 6,577      4,989
                                         --------   --------
    Total properties
       and equipment                      110,731    116,116
Less: accumulated
  depreciation                            (62,370)   (61,567)
                                         --------   --------
         Net properties
           and equipment                 $ 48,361   $ 54,549
                                         ========   ========

11. Long-Term Debt and Lines of Credit
  A summary of the Company's long-term debt follows (in thousands):

                                             December 31,
                                       ------------------------
                                            2002       2001
                                           ------     ------
Senior notes, due 2005 - 2009              $25,000    $25,000
Revolving credit agreement,
  due 2003                                      --     35,000
Other                                        1,012      1,390
                                           -------    -------
  Subtotal                                  26,012     61,390
Less: current portion                         (409)      (353)
                                           -------    -------
     Long-term debt, less
       current portion                     $25,603    $61,037
                                           =======    =======

REVOLVING CREDIT AGREEMENT AND LINES OF CREDIT
  In December 2001, the Company entered into a revolving credit agreement ("Credit Agreement") with Bank One, N.A., to borrow up to $40,000,000 at any time during the two-year period ending December 21, 2003. At December 31, 2001, the balance of the Credit Agreement totaled $35,000,000. The interest rate, which is based on various stipulated market rates of interest, was 2.91% at December 31, 2001.
  In addition to the Credit Agreement, the Company had approximately $13,377,000 of unused short-term lines of credit with various banks at December 31, 2002.

SENIOR NOTES
  In March 1997, the Company borrowed $25,000,000 from several insurance companies. Principal is repayable in five annual installments of $5,000,000 beginning on March 15, 2005, and bears interest at the rate of 7.31% per annum. Interest is payable on March 15 and September 15 of each year.
  On December 31, 2001, the Company prepaid the outstanding balances of its 8.15% senior notes due 2002 through 2004 and its 10.67% senior notes due in 2002 and 2003. The principal balances outstanding at the time of prepayment were $30,000,000 and $2,000,000, respectively. Penalties incurred on these prepayments aggregated $1,701,000 or $.18 per share (net of income tax benefit of $916,000) and are presented as extraordinary losses on extinguishment of debt in the statement of operations.

OTHER
  Other long-term debt has arisen from loans in connection with acquisitions of various businesses and properties. Interest rates range from 7.3% to 8.0%, and the obligations are due on various dates through February 2009.
  The following is a schedule by year of required long-term debt payments as of December 31, 2002 (in thousands):

    2003                        $   409
    2004                            334
    2005                          5,070
    2006                          5,074
    2007                          5,077
    After 2007                   10,048
                                -------
       Total long-term debt     $26,012
                                =======

  The various loan agreements contain certain covenants that could restrict the amount of cash dividend payments, net rental payments, treasury stock purchases and certain other transactions of the Company. The Company does not anticipate that the restrictions imposed by the agreements will materially restrict its future operations or ability to pay dividends.

Chemed Corporation and Subsidiary Companies
-------------------------------------------------------------------------------

  Summarized below are the total amounts of interest paid during the years ended December 31 (in thousands):

         2002                 $3,979
         2001                  7,007
         2000                  7,345

  No interest was capitalized during the years ended December 31, 2002 and 2001. The amount of interest capitalized during 2000 was $500,000.

12. Other Liabilities
  At December 31, 2002, other current liabilities comprised the following (in thousands):

                                            December 31,
                                        --------------------
                                           2002      2001
                                          ------    ------
Accrued insurance                        $17,448    $17,328
Accrued incentive compensation             3,738      2,833
Accrued divestiture expenses               3,661      4,176
Accrued savings and retirement
  contribution                             3,642      5,344
Other                                     10,616     11,022
                                         -------    -------
     Total other current liabilities     $39,105    $40,703
                                         =======    =======

Other liabilities at December 31, 2002, included deferred compensation liabilities totaling $15,196,000 (2001--$15,029,000).
  At December 31, 2002, the Company's accrual for its estimated liability for potential environmental cleanup and related costs arising from the sale of DuBois Chemicals Inc. ("DuBois") amounted to $2,093,000. Of this balance, $1,043,000 is included in other liabilities and $1,050,000 is included in other current liabilities. The Company is contingently liable for additional DuBois-related environmental cleanup and related costs up to a maximum of $18,013,000. On the basis of a continuing evaluation of the Company's potential liability, management believes that it is not probable this additional liability will be paid. Accordingly, no provision for this contingent liability has been recorded. Although it is not presently possible to reliably project the timing of payments related to the Company's potential liability for environmental costs, management believes that any adjustments to its recorded liability will not materially adversely affect its financial position or results of operations.
  At December 31, 2002, the Company's accrual for losses on subleases of office space formerly occupied by DuBois amounted to $4,017,000 (2001--$4,703,000), of which, $1,200,000 (2001--$1,500,000) is included in other current liabilities. The accrual is based on the expectation that space currently unoccupied will not be sublet during the remainder of the lease term, which ends April 2006.
  Net proceeds/(uses) of cash for discontinued operations in the statement of cash flows represent the net proceeds from the sale of Patient Care in 2002 and the payment of severance, lease and other liabilities relating to operations disposed of in 1991, 1997 and 2001.

13. Pension and Retirement Plans
  Retirement obligations under various plans cover substantially all full-time employees who meet age and/or service eligibility requirements. The major plans providing retirement benefits to the Company's employees are defined contribution plans.
  The Company has established two ESOPs that purchased a total of $56,000,000 of the Company's capital stock. In December 1997, the Company restructured the ESOP loans and internally financed $16,201,000 of the $21,766,000 ESOP loans outstanding at December 31, 1997.
  Substantially all Chemed headquarters and eligible employees of Roto-Rooter participate in the ESOPs. Eligible employees of Roto-Rooter and Service America are also covered by other defined contribution plans.
  Expenses charged to continuing operations for the Company's pension and profit-sharing plans, ESOPs, excess benefit plans and other similar plans comprise the following (in thousands):

                                               For the Years Ended
                                                  December 31,
                                            --------------------------
                                             2002      2001     2000
                                            ------    ------   ------
Compensation cost of ESOPs                  $1,746   $2,144    $1,649
Pension, profit-sharing
  and other similar plans                    2,827    3,671     4,250
                                            ------   ------    ------
     Total                                  $4,573   $5,815    $5,899
                                            ======   ======    ======
Dividends on ESOP shares
  used for debt service                     $  197   $  280    $  270
                                            ======   ======    ======

  At December 31, 2002, there were 212,712 allocated shares (2001--489,742 shares) and 83,653 unallocated shares (2001--135,457 shares) in the ESOP trusts.
  The Company has excess benefit plans for key employees whose participation in the qualified plans is limited by ERISA rules. Benefits are determined based on theoretical participation in the qualified ESOPs. Prior to September 1, 1998, the value of these benefits was invested in shares of the Company's stock and in mutual funds, which were held by grantor trusts. Currently, benefits are invested in only mutual funds, and participants are not permitted to diversify accumulated benefits invested in shares of the Company's stock. Trust assets invested in shares of the Company's capital stock are included in treasury stock, and the corresponding liability is included in a separate component of shareholders' equity. At December 31, 2002, these trusts held 66,141 shares or $2,290,000 of the Company's stock (December 31, 2001--94,742 shares or $3,300,000). The diversified assets of these excess benefit plans and of Roto-Rooter and Service America deferred compensation plans, all of which are invested in various mutual funds, totaled $15,176,000 at December 31, 2002 (December 31, 2001--$14,750,000), and are included in other assets. The corresponding liabilities are included in other liabilities.

Chemed Corporation and Subsidiary Companies
-------------------------------------------------------------------------------

14. Lease Arrangements
  The Company, as lessee, has operating leases that cover its corporate office headquarters, various warehouse and office facilities, office equipment and transportation equipment. The remaining terms of these leases range from one year to 16 years, and in most cases, management expects that these leases will be renewed or replaced by other leases in the normal course of business. Substantially all equipment is owned by the Company.
  The following is a summary of future minimum rental payments and sublease rentals to be received under operating leases that have initial or remaining noncancelable terms in excess of one year at December 31, 2002 (in thousands):

    2003                              $  6,364
    2004                                 5,747
    2005                                 5,189
    2006                                 2,206
    2007                                   580
    AFTER 2007                             269
                                       -------
       TOTAL MINIMUM RENTAL PAYMENTS    20,355
    LESS: MINIMUM SUBLEASE RENTALS      (4,941)
                                       -------
         NET MINIMUM RENTAL PAYMENTS   $15,414
                                       =======

  Total rental expense incurred under operating leases for continuing operations follows (in thousands):

                                               For the Years Ended
                                                   December 31,
                                          -----------------------------
                                             2002     2001      2000
                                            ------   ------    ------
Total rental payments                      $ 6,037  $ 6,716   $ 7,655
Less: sublease rentals                      (1,196)    (929)   (1,765)
                                           -------  -------   -------
     Net rental expense                    $ 4,841  $ 5,787   $ 5,890
                                           =======  =======   =======

15. Financial Instruments
  The following methods and assumptions are used in estimating the fair value of each class of the Company's financial instruments:
  - For cash and cash equivalents, accounts receivable, statutory deposits and accounts payable, the carrying amount is a reasonable estimate of fair value because of the liquidity and short-term nature of these instruments.

  - For other investments and other assets, fair value is based upon quoted market prices for these or similar securities, if available. Included in other investments, below, is the Company's investment in privately held Vitas Healthcare Corporation ("Vitas"), which provides palliative and medical care and related services to terminally ill patients. In connection with Vitas' refinancing its debt obligations in April 2001, the Company and Vitas agreed to extend the maturity of the Vitas 9% Cumulative Preferred Stock ("Preferred") to April 1, 2007. In addition, Vitas issued a Common Stock Purchase Warrant ("Warrant C") to the Company for approximately 1,636,000 common shares and extended the expiration dates of the Company's other Vitas Common Stock Purchase Warrants ("Other Warrants") to December 31, 2007. Warrant C was recorded at its estimated fair value of $2,601,000, and at the same time, a discount of $2,601,000 to the Preferred was recorded. The appraised value of the Other Warrants was estimated to be $4,048,000 in 2001 (versus a carrying value of $1,500,000). The value of the Preferred is based on the present value of the mandatory redemption payments, using an interest rate of 9.0%, a rate which management believes is reasonable in view of risk factors attendant to the investment.

  - The fair value of the Company's long-term debt is estimated by discounting the future cash outlays associated with each debt instrument using interest rates currently available to the Company for debt issues with similar terms and remaining maturities.

  - The fair value of the Mandatorily Redeemable Convertible Preferred Securities of the Chemed Capital Trust ("Trust Securities") is based on the quoted market value at the end of the period.
  The estimated fair values of the Company's financial instruments are as follows (in thousands, except footnote):

                                       Carrying       Fair
                                         Amount      Value
                                       --------      -----
DECEMBER 31, 2002:
  OTHER INVESTMENTS(a)                 $37,326      $39,874
  LONG-TERM DEBT                        26,012       28,622
  TRUST SECURITIES                      14,186       14,112
December 31, 2001:
  Other investments(a)                 $38,273      $40,821
  Long-term debt                        61,390       61,891
  Trust Securities                      14,239       14,112

(a) Amounts include $27,243,000 invested in the Preferred, which is recorded in other investments.

  Disclosures regarding the Company's investments, all of which are equity securities classified as available-for-sale, are summarized below (in thousands):

                                                    December 31,
                                                --------------------
                                                   2002       2001
                                                  ------     ------
Aggregate fair value                              $39,874    $40,821
Gross unrealized holding gains                      8,239      9,145
Gross unrealized holding losses                    (1,223)      (114)
Amortized cost                                     32,858     31,790

  The chart below summarizes information with respect to available-for-sale securities sold during the period (in thousands):

                                                 For the Years Ended
                                                    December 31,
                                              -------------------------
                                                2002    2001     2000
                                               ------  ------   ------
Proceeds from sales                            $1,917  $1,377   $4,290
Gross realized gains                            1,223   1,112    3,496
Gross realized losses                             (82)   (119)     (97)

Chemed Corporation and Subsidiary Companies
-------------------------------------------------------------------------------

16. Diluted Earnings/(Loss) Per Share
  Due to the Company's losses from continuing operations in 2002 and 2001, all potentially dilutive securities were antidilutive for 2002 and 2001. Therefore, the diluted losses per share were the same as the losses per share in 2002 and 2001. Diluted earnings per share for 2000 were calculated as follows (in thousands, except per share data):

                                           Income        Shares        Income
                                         (Numerator)  (Denominator)   Per Share
                                         -----------  -------------   ---------
Income from continuing operations:
  Earnings                                 $18,643        9,833         $1.90
  Conversion of Trust Securities               777          378         =====
  Nonvested stock awards                        --           93
  Dilutive stock options                        --            1
                                           -------       ------
    Diluted earnings                       $19,420       10,305         $1.88
                                           =======       ======         =====
Income before extraordinary loss
  and net income:
  Earnings                                 $20,584        9,833         $2.09
  Conversion of Trust Securities               777          378         =====
  Nonvested stock awards                        --           93
  Dilutive stock options                        --            1
                                           -------       ------
    Diluted earnings                       $21,361       10,305         $2.07
                                           =======       ======         =====

  During all of 2002 and 2001, all options were excluded from the computation of diluted loss per share since their impact on the loss per share was antidilutive. Also, during most of 2000, options whose exercise prices were greater than the average market price during most of the year were excluded from the computation of diluted earnings per share. Those options comprise the following:

                                           Number of Options Outstanding
                                               at December 31,
                   Exercise           ---------------------------------------
Grant Date          Price                 2002         2001          2000
----------         --------              ------       ------        ------
May 1999           $32.19                371,625     429,250        490,125
May 2002            36.90                265,600          --             --
May 1996            38.75                159,275     159,425        161,923
March 1998          39.13                153,250     155,550        160,462
May 1997            35.94                152,600     159,413        166,188
February 1995       33.63                 67,250      68,000         68,000
May 1995            32.19                 35,300      39,950         83,713
March 1994          32.13                 24,825      24,825         34,925
April 1998          40.53                 12,000      12,000         12,000
February 1993       28.56                  1,875          --             --
May 1998            37.78                     --         750          1,000

Chemed Corporation and Subsidiary Companies
-------------------------------------------------------------------------------

17. Stock Incentive Plans
  The Company has nine Stock Incentive Plans under which 3,300,000 shares of Chemed Capital Stock are issued to key employees pursuant to the grant of stock awards and/or options to purchase such shares. All options granted under these plans provide for a purchase price equal to the market value of the stock at the date of grant. The latest plan, covering a total of 450,000 shares, was adopted in May 2002.
  Under the plan adopted in 1983, both nonstatutory and incentive stock options have been granted. Incentive stock options granted under the 1983 plan become exercisable in full six months following the date of the grant; nonstatutory options granted under the 1983 plan become exercisable in four annual installments commencing six months after the date of grant. Under the Long-Term Incentive Plan, adopted in 1999, up to 250,000 shares may be issued to employees who are not officers or directors of the Company or its subsidiaries.
  The other plans are not qualified, restricted or incentive stock option plans under the Internal Revenue Code. Options generally become exercisable six months following the date of grant in four equal annual installments.
  Data relating to the Company's stock issued to employees follow:


                                     2002                2001                 2000
                              -------------------- ------------------- ---------------------
                               NUMBER    WEIGHTED   Number   Weighted   Number     Weighted
                                 OF      AVERAGE      of     Average      of       Average
                               SHARES     PRICE     Shares    Price     Shares      Price
                              --------   --------   ------   --------   -------    ---------
Stock options:
   Outstanding at January 1   1,059,088   $34.91   1,194,756   $34.62   1,226,756    $34.60
   Granted                      268,600    36.90          --       --          --        --
   Exercised                    (66,738)   31.87    (103,538)   31.74      (6,000)    30.38
   Forfeited                    (17,350)   34.76     (25,725)   34.43     (26,000)    34.78
   Expired                           --       --      (6,405)   34.60          --        --
                              ---------            ---------            ---------
   Outstanding at
     December 31              1,243,600    35.50   1,059,088    34.91   1,194,756     34.62
                              =========            =========            =========
   Exercisable at
     December 31              1,037,771    35.23     941,149    35.25     906,810     35.06
                              =========            =========            =========
Stock awards issued               9,034    37.51      17,073    37.73     225,298     28.26
                              =========            =========            =========


  Options outstanding at December 31, 2002, comprise the following:


                                                               Range of Exercise Prices
                                                  -----------------------------------------------------
                                                  $25.38 - $28.56    $32.13 - $35.94    $36.90 - $40.53
                                                  ---------------    ---------------    ---------------
Options outstanding                                 1,875              651,600            590,125
Average exercise price of options outstanding      $28.56               $33.21             $38.05
Average contractual life                               .1 yr.              5.1 yrs.           6.6 yrs.
Options exercisable                                 1,875              651,600            384,296
Average exercise price of options exercisable      $28.56               $33.21             $38.67

There were 321,666 shares available for granting of stock options and awards at December 31, 2002.
  Total compensation cost recognized for stock awards for continuing operations was $184,000 in 2002 (2001--$6,328,000; 2000--$1,702,000). The expense for 2001 included $4,263,000 resulting from the acceleration of vesting of restricted awards in connection with the restructuring of the Company's long-term incentive plans, effective December 31, 2001. The shares of capital stock were issued to key employees and directors at no cost and generally were previously restricted as to the transfer of ownership. In 2000 and prior years, restrictions covering between 7% and 33% of each holder's shares lapsed annually.
  During 1999, the Company purchased 101,500 shares of its capital stock in open-market transactions and sold these shares to certain employees at fair market value in exchange for interest-bearing notes secured by the shares. Interest rates on these notes are set at the beginning of each year based on rates used by the Internal Revenue Service for demand loans (2.73% for 2002; 5.88% for 2001 and 2000).

Chemed Corporation and Subsidiary Companies
-------------------------------------------------------------------------------

  Activity in the notes receivable accounts, which are presented as a reduction of stockholders' equity in the consolidated balance sheet, is summarized below (in thousands):

     December 31, 2000                 $2,886
     Accrual of interest                  100
     Cash payments                       (196)
     Value of shares surrendered       (1,288)
                                       ------
       DECEMBER 31, 2001                1,502
     ACCRUAL OF INTEREST                   26
     CASH PAYMENTS                       (239)
     VALUE OF SHARES SURRENDERED         (337)
                                       ------
       DECEMBER 31, 2002               $  952
                                       ======

Shares surrendered in payment of notes receivable are valued at their fair market value on the date of surrender.

18. Executive Long-Term Incentive Plan
  In May 2002, the shareholders of the Company approved the adoption of the 2002 Executive Long-Term Incentive Plan ("LTIP") covering officers and key employees of the Company. The LTIP is administered by the Incentive/Compensation Committee ("ICC") of the Board of Directors and was adopted to replace the restricted stock program, which was terminated at the end of 2001. Based on guidelines established by the ICC, the LTIP covers the granting of cash awards based on two independent elements: 1)a totally discretionary award based on operating performance of the Company covering a period greater than one year and less than four years and 2) an award based on the attainment of a target stock price of $50 per share during 10 consecutive trading days prior to the fourth anniversary of the plan.
  As of December 31, 2002, no accrual for awards under the LTIP was made since it is not possible to estimate the amount of such awards, if any, which will be earned and paid.

19. Trust Securities
  Effective February 1, 2000, the Company completed an Exchange Offer whereby stockholders exchanged 575,503 shares of capital stock for shares of Trust Securities of the wholly owned Chemed Capital Trust ("Trust") on a one-for-one basis. The Trust Securities, which carry a redemption value of $27.00 per security, pay an annual cash distribution of $2.00 per security (payable at the quarterly rate of $.50 per security commencing March 2000) and are convertible into capital stock at a price of $37.00 per security. The Trust Securities mature 30 years from date of issuance and are callable beginning March 15, 2003, at a price of $27.27 for each $27.00 principal amount. On March 15, 2004, and later, the Trust Securities are callable without premium. At December 31, 2002, there were 525,401 shares of the Trust Securities outstanding (December 31, 2001--527,366 shares).
  The number of Trust Securities purchased and converted and shares of capital stock issued upon conversion are summarized below:

                                           For the Years Ended
                                               December 31,
                                        --------------------------
                                         2002      2001      2000
                                        ------    ------    ------
Trust Securities purchased              1,533     13,720    30,619
Trust Securities converted                432      1,200     2,598
Shares of capital stock
  issued upon conversion
  of Trust Securities                     315        876     1,895

  The sole assets of the Trust are Junior Subordinated Debentures ("Debentures") of the Company in the principal amount of $15,905,000. The Debentures mature March 15, 2030, and the interest rate of the Debentures is $2.00 per annum per $27.00 principal amount. In February 2000, the Company executed an Indenture relating to the Debentures, an Amended and Restated Declaration of Trust relating to the Trust Securities and a Guarantee Agreement for the benefit of the holders of the Trust Securities (collectively "Back-up Undertakings"). Considered together, the Back-up Undertakings constitute a full and unconditional guarantee by the Company of the Trust's obligations under the Trust Securities.

SEGMENT DATA(a)

Chemed Corporation and Subsidiary Companies
---------------------------------------------------------------------------------------------------------------------
(in thousands, except footnote data)

For the Years Ended December 31,                                                 2002            2001           2000
---------------------------------------------------------------------------------------------------------------------
REVENUES BY TYPE OF SERVICE
         Roto-Rooter
              Sewer and drain cleaning ...............................       $106,125        $109,250        $109,933
              Plumbing repair and maintenance ........................         98,812         105,803         113,333
              Industrial and municipal sewer and drain cleaning ......         14,660          14,526          14,234
              Contractors ............................................         12,350          11,873          11,279
              HVAC repair and maintenance ............................          3,746           9,859          13,412
              Other products and services ............................         17,994          18,042          18,886
                                                                             --------        --------        --------
                  Total Roto-Rooter ..................................        253,687         269,353         281,077
                                                                             --------        --------        --------
         Service America
              Repair services under contracts ........................         45,182          51,299          55,048
              Demand repair services .................................         15,307          17,256          19,182
                                                                             --------        --------        --------
                  Total Service America ..............................         60,489          68,555          74,230
                                                                             --------        --------        --------
                       Total service revenues and sales ..............       $314,176        $337,908        $355,307
                                                                             ========        ========        ========
AFTERTAX SEGMENT EARNINGS/(LOSS)
              Roto-Rooter(b) .........................................       $ 15,382        $  3,367        $ 20,032
              Service America(b,c) ...................................        (19,961)           (686)          1,058
                                                                             --------        --------        --------
                  Total segment earnings/(loss) ......................         (4,579)          2,681          21,090
              Corporate
                  Gains on sales of investments ......................            775             703           2,261
                  Overhead(b) ........................................         (4,324)        (10,322)         (5,128)
                  Net investing and financing income/(expense)(d) ....              6            (289)            420
                  Discontinued operations ............................          6,309          (1,447)          1,941
                  Extraordinary loss .................................             --          (1,701)             --
                                                                             --------        --------        --------
                       Net income/(loss) .............................       $ (1,813)       $(10,375)       $ 20,584
                                                                             ========        ========        ========
PRO FORMA AFTERTAX SEGMENT EARNINGS
              Roto-Rooter

                  Net income .........................................       $ 15,382        $  3,367        $ 20,032
                  Restructuring and similar expenses and other charges             --          10,415              --
                  Aftertax amortization of goodwill(e) ...............             --           3,081           3,063
                                                                             --------        --------        --------
                       Pro forma earnings ............................         15,382          16,863          23,095
                                                                             --------        --------        --------
              Service America
                  Net income/(loss) ..................................        (19,961)           (686)          1,058
                  Goodwill impairment charge .........................         20,342              --              --
                  Restructuring and similar expenses and other charges             --           1,672              --
                  Aftertax amortization of goodwill(e) ...............             --             807             812
                                                                             --------        --------        --------
                       Pro forma earnings ............................            381           1,793           1,870
                                                                             --------        --------        --------
                         Pro forma segment earnings ..................       $ 15,763        $ 18,656        $ 24,965
                                                                             ========        ========        ========



(a) Data are presented for continuing operations of the company.

(b) Amounts for 2001 include aftertax restructuring and similar expenses and other charges totaling $10,415,000 for Roto-Rooter, $1,672,000 for Service America and $4,856,000 for the Corporate Office.
(c) Amounts for 2002 for Service America include an aftertax goodwill impairment charge of $20,342,000.
(d) Amount for 2002 includes a $780,000 aftertax investment impairment charge.

(e) As required by the provisions of Statement of Financial Accounting Standards No. 142, amortization of goodwill ceased as of December 31, 2001.

Chemed Corporation and Subsidiary Companies
---------------------------------------------------------------------------------------------------------------------
(in thousands)

For the Years Ended December 31,                                                 2002            2001           2000
---------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
              Roto-Rooter ..............................................     $    549        $    243        $     95
              Service America ..........................................          413             799            1,077
                                                                             --------        --------        --------
                  Subtotal .............................................          962           1,042            1,172
              Corporate ................................................        2,644           2,005            2,717
              Intercompany eliminations ................................         (298)           (180)           (217)
                                                                             --------        --------        --------
                       Total interest income ...........................     $  3,308        $  2,867        $  3,672
                                                                             ========        ========        ========
INTEREST EXPENSE
              Roto-Rooter ..............................................     $    101       $     529        $  2,016
              Service America ..........................................           59              --              --
                                                                             --------        --------        --------
                  Subtotal .............................................          160             529           2,016
              Corporate ................................................        2,768           5,310           7,091
              Intercompany eliminations ................................           --            (416)         (1,896)
                                                                             --------        --------        --------
                       Total interest expense ..........................     $  2,928        $  5,423        $  7,211
                                                                             ========        ========        ========
INCOME TAX PROVISION
              Roto-Rooter ..............................................     $  9,555        $  3,616        $ 14,797
              Service America ..........................................          419             437           1,570
                                                                             --------        --------        --------
                  Subtotal .............................................        9,974           4,053          16,367
              Corporate ................................................       (3,127)         (7,151)         (4,081)
                                                                             --------        --------        --------
                       Total income tax provision ......................     $  6,847        $ (3,098)       $ 12,286
                                                                             ========        ========        ========
IDENTIFIABLE ASSETS
              Roto-Rooter ..............................................     $167,217        $176,996        $190,350
              Service America ..........................................       49,580          71,350          72,364
                                                                             --------        --------        --------
                  Total identifiable assets ............................      216,797         248,346         262,714
              Corporate assets(f)  .....................................      122,132          73,212          71,683
              Discontinued operations ..................................           --          81,310          87,848
                                                                             --------        --------        --------
                       Total assets ....................................     $338,929        $402,868        $422,245
                                                                             ========        ========        ========
ADDITIONS TO LONG-LIVED ASSETS(g)
              Roto-Rooter ..............................................     $  9,433        $ 10,892        $ 21,046
              Service America ..........................................        3,414           4,696           7,748
                                                                             --------        --------        --------
                  Subtotal .............................................       12,847          15,588          28,794
              Corporate assets(f)  .....................................          184             424             207
                                                                             --------        --------        --------
                       Total additions .................................     $ 13,031        $ 16,012        $ 29,001
                                                                             ========        ========        ========
DEPRECIATION AND AMORTIZATION(h)
              Roto-Rooter ..............................................     $ 10,215        $ 14,127        $ 13,765
              Service America ..........................................        3,632           4,951           4,273
                                                                             --------        --------        --------
                  Subtotal .............................................       13,847          19,078          18,038
              Corporate assets(f)  .....................................          509           2,195           2,276
                                                                             --------        --------        --------
                       Total depreciation and amortization .............     $ 14,356        $ 21,273        $ 20,314
                                                                             ========        ========        ========


(f) Corporate assets consist primarily of cash and cash equivalents, marketable securities, properties and equipment and other investments.
(g) Long-lived assets include goodwill, identifiable intangible assets and properties and equipment.
(h) Depreciation and amortization include amortization of goodwill, identifiable intangible assets and other assets.

SELECTED FINANCIAL DATA

Chemed Corporation and Subsidiary Companies
-----------------------------------------------------------------------------------------------------------------------------
(in thousands, except per share and footnote data, ratios, percentages and personnel)
                                                                                      2002             2001             2000
-----------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
     Continuing operations(a)
       Service revenues and sales .........................................       $314,176         $337,908         $355,307
       Gross profit .......................................................        127,891          132,292          146,329
       Depreciation .......................................................         13,587           14,395           13,374
       Amortization of goodwill ...........................................             --            4,102            4,090
       Income/(loss) from operations(b)  ..................................         (1,550)          (8,776)          29,491
       Income/(loss) from continuing operations ...........................       $ (8,122)        $ (7,227)        $ 18,643
         Plus: goodwill impairment charge .................................         20,342               --               --
         Plus: investment impairment charge ...............................            780               --               --
         Less: capital gains on the sales of investments ..................           (775)            (703)          (2,261)
         Plus: aftertax amortization of goodwill ..........................             --            3,888            3,875
         Plus: restructuring and similar expenses and other charges .......             --           16,943               --
                                                                                  --------         --------         --------
             Pro forma income from continuing operations ...................      $ 12,225         $ 12,901         $ 20,257
                                                                                  ========         ========         ========
     Net income/(loss)(c)  ................................................       $ (1,813)        $(10,375)        $ 20,584
     Earnings/(loss) per share
       Income/(loss) from continuing operations ...........................       $   (.82)        $   (.74)        $   1.90
       Pro forma income from continuing operations ........................           1.24             1.33             2.06
       Net income/(loss)(c)  ..............................................           (.18)           (1.07)            2.09
       Average number of shares outstanding ...............................          9,858            9,714            9,833
     Diluted earnings/(loss) per share
       Income/(loss) from continuing operations ...........................       $   (.82)        $   (.74)        $   1.88
       Pro forma income from continuing operations ........................           1.24             1.33             2.04
       Net income/(loss)(c)  ..............................................           (.18)           (1.07)            2.07
       Average number of shares outstanding ...............................          9,858            9,714           10,305
     Cash dividends per share .............................................       $    .45         $    .44         $    .40
     Return on average equity(d) ..........................................            (.9)%           (4.8)%           10.0%
     Return on average total capital employed(d)  .........................             .2             (1.5)             8.3
FINANCIAL POSITION--YEAR-END
     Cash, cash equivalents and marketable securities .....................       $ 37,731         $  8,725         $  9,978
     Working capital ......................................................         26,359           14,943             (472)
     Current ratio ........................................................           1.38             1.17             1.00
     Properties and equipment, at cost less accumulated depreciation ......       $ 48,361         $ 54,549         $ 60,343
     Total assets .........................................................        338,929          402,868          422,245
     Long-term debt .......................................................         25,603           61,037           58,391
     Debt to total capital ratio ..........................................           10.7%            21.6%            24.2%
     Stockholders' equity .................................................       $203,277         $208,283         $213,764
     Book value per share .................................................          20.70            21.18            21.70
     Diluted book value per share .........................................          21.32            21.50            22.13
OTHER STATISTICS--CONTINUING OPERATIONS
     Net cash provided by continuing operations ...........................       $ 26,894         $ 27,123         $ 45,981
     Capital expenditures .................................................         11,855           14,457           17,586
     Number of employees(e) ...............................................          3,335            3,764            3,784
     Number of service and sales representatives ..........................          2,514            2,623            2,586

(a) Continuing operations exclude Patient Care Inc., discontinued in 2002; Cadre Computer Resources Inc., discontinued in 2001; National Sanitary Supply Company and The Omnia Group, discontinued in 1997; accrual adjustments in 1997 relating to the gain on the sale of Omnicare Inc. ("Omnicare"); Omnicare, discontinued in 1994; and accrual adjustments related to the gain on the sale of DuBois Chemicals Inc., discontinued in 1991.

(b) Income/(loss) from operations includes a goodwill impairment charge of $20,342,000 in 2002 and restructuring and similar expenses and other charges of $27,211,000 in 2001.

(c) Net income/(loss) includes discontinued operations, an extraordinary loss on the extinguishment of debt in 2001 ($1,701,000) and the cumulative effect of a change in accounting principle in 1993 ($1,651,000).

--------------------------------------------------------------------------------------------------------------


        1999           1998            1997            1996            1995             1994             1993
--------------------------------------------------------------------------------------------------------------
    $316,719       $263,001        $220,586        $201,648        $179,722         $171,930         $136,428
     127,042        101,558          84,480          80,200          69,171           64,331           54,325
      11,284          9,424           7,469           6,387           5,746            5,512            3,914
       3,770          3,544           3,428           2,342           1,777            1,490            1,234
      21,557         14,544          13,902          11,849           9,113            7,913            7,388
    $ 16,410       $ 16,477        $ 13,841        $ 22,212        $  9,296         $  5,620         $  7,563
         --              --              --             --               --               --               --
         --              --              --             --               --               --               --
      (2,960)        (7,945)         (7,652)        (17,731)         (5,882)          (3,377)          (4,274)
       3,580          3,415           3,381           2,317           1,759            1,478            1,226
          --            495              --              --             208              692               --
    --------       --------        --------        --------        -------          --------         --------
    $ 17,030       $ 12,442        $  9,570        $  6,798        $  5,381         $  4,413         $  4,515
    ========       ========        ========        ========        ========         ========         ========
    $ 19,696       $ 19,909        $ 30,237        $ 32,328        $ 23,182         $ 43,922         $ 19,480

    $   1.57       $   1.64        $   1.39        $   2.27        $    .95         $    .57         $    .78
        1.63           1.24             .96             .69             .55              .45              .46
        1.88           1.98            3.04            3.30            2.36             4.47             2.00
      10,470         10,058           9,940           9,801           9,830            9,830            9,756

    $   1.56       $   1.63        $   1.38        $   2.25        $    .94         $    .57         $    .76
        1.62           1.23             .96             .69             .54              .45              .46
        1.87           1.97            3.02            3.26            2.33             4.42             1.97
      10,514         10,100          10,014           9,879           9,898            9,907            9,824
    $   2.12       $   2.12        $   2.09        $   2.08        $   2.06         $   2.04         $   2.01
         9.1%           8.9%          13.8%            15.3%           11.9%            28.4%            14.3%
         7.7            7.7             9.9            10.9             9.3             16.4              9.7

    $ 17,043       $ 41,170        $ 70,412        $ 13,989        $ 30,438         $ 24,808         $ 20,133
      13,374         33,533          83,103          67,811          74,433           55,061           30,741
        1.13           1.37            1.88            1.54            1.51             1.38             1.23
    $ 56,913       $ 50,693        $ 45,459        $ 34,748        $ 22,108         $ 30,930         $ 33,873
     421,962        429,704         448,838         561,433         533,084          506,110          434,571
      78,580         80,407          83,720         158,140          85,317           92,033           97,096
        29.9%          27.5%           28.1%           44.6%           32.8%            36.6%            44.2%
    $212,044       $223,356        $228,120        $217,891        $208,657         $186,320         $137,151
       20.40          21.45           22.64           21.89           21.18            18.89            14.00
       20.31          21.36           22.54           21.76           21.06            18.76            13.91

    $ 28,582       $ 16,621        $ 21,508        $  6,625        $  3,958         $ 16,114         $  6,029
      16,696         17,377          17,551           8,504           6,611            7,065            7,420
       3,949          3,867           3,277           2,933           2,679            2,674            2,711
       2,699          2,634           2,243           1,908           1,766            1,747            1,832


(d) These computations are based on net income/(loss) and, with respect to return on average total capital employed, the adjustment of net income/(loss) to exclude aftertax interest expense.

(e) Numbers reflect full-time-equivalent employees.

SUPPLEMENTAL REVENUE AND PROFIT STATISTICS
BY BUSINESS SEGMENT

Chemed Corporation and Subsidiary Companies
------------------------------------------------------------------------------------------------------------------------
(in thousands, except percentages and footnote data)
                                                                                        Continuing Operations
                                                                           ---------------------------------------------
                                                                             Roto-            Service
                                                                            Rooter            America           Total
------------------------------------------------------------------------------------------------------------------------
SERVICE REVENUES AND SALES
           2002  .....................................................      $253,687          $ 60,489          $314,176
           2001  .....................................................       269,353            68,555           337,908
           2000  .....................................................       281,077            74,230           355,307
           1999  .....................................................       242,819            73,900           316,719
           1998  .....................................................       192,050            70,951           263,001
           1997  .....................................................       153,883            66,703           220,586
           1996  .....................................................       140,163            61,485           201,648
           1995  .....................................................       121,999            57,723           179,722
           1994  .....................................................       109,098            62,832           171,930
           1993  .....................................................        95,555            40,873           136,428
       PERCENT OF TOTAL
           2002  ......................................................           81%               19%              100%
           1993  ......................................................           70                30               100

OPERATING PROFIT/(LOSS)(a)
           2002  ......................................................     $ 25,856          $(19,819)(b)      $  6,037
           2001  ......................................................        8,477(c)           (952)(c)         7,525
           2000  ......................................................       36,637             1,396            38,033
           1999  ......................................................       26,310             3,679            29,989
           1998  ......................................................       19,244(d)          3,491            22,735
           1997  ......................................................       17,256             3,443            20,699
           1996  ......................................................       15,707             2,503            18,210
           1995  ......................................................       13,134(e)          1,906            15,040
           1994  ......................................................       12,071             3,061            15,132
           1993  ......................................................        9,854             3,708            13,562
       PERCENT OF TOTAL
           2002  ......................................................          N.M.              N.M.              100%
           1993  ......................................................           73%               27%              100

PRO FORMA OPERATING PROFIT(f)
           2002  ......................................................     $ 25,856          $    523          $ 26,379
           2001  ......................................................       29,011             2,587            31,598
           2000  ......................................................       39,906             2,217            42,123
           1999  ......................................................       29,271             4,488            33,759
           1998  ......................................................       22,740             4,291            27,031
           1997  ......................................................       19,885             4,242            24,127
           1996  ......................................................       17,250             3,303            20,553
           1995  ......................................................       14,650             2,705            17,355
           1994  ......................................................       12,796             3,826            16,622
           1993  ......................................................       10,552             4,244            14,796
       PERCENT OF TOTAL
           2002  ......................................................           98%                2%              100%
           1993  ......................................................           71                29               100

(a) Operating profit/(loss) is total service revenues and sales less operating expenses and includes 100% of all consolidated operations. In computing operating profit, none of the following items has been added or deducted: general corporate expenses, interest expense and other income-net.
(b) Amount includes a pretax goodwill impairment charge of $20,342,000.
(c) Amounts include pretax restructuring and similar expenses and other charges totaling $17,248,000 for Roto-Rooter and $2,723,000 for Service America.
(d) Amount includes $752,000 of pretax expenses incurred in connection with pooling-of-interest business combinations in 1998.
(e) Amount includes pretax charges of $538,000 incurred as a result of discussions related to Chemed's proposal to acquire the 42% minority interest in Roto-Rooter.
(f) Pro forma operating profit is operating profit/(loss) as defined above, excluding impairment, restructuring and similar expenses and other charges in 2002 and 2001, goodwill in 2001 and prior years, pooling-of-interest expenses in 1998 and costs of discussions to repurchase the Roto-Rooter minority interest in 1995 (see notes b, c, d and e).

UNAUDITED SUMMARY OF QUARTERLY RESULTS

Chemed Corporation and Subsidiary Companies
----------------------------------------------------------------------------------------------------------------------------------
(in thousands, except per share data)
                                                                 First        Second        Third          Fourth          Total
2002                                                           Quarter       Quarter       Quarter        Quarter           Year
----------------------------------------------------------------------------------------------------------------------------------
CONTINUING OPERATIONS
     TOTAL SERVICE REVENUES AND SALES .....................    $80,853       $79,082       $75,322       $ 78,919       $314,176
                                                               =======       =======       =======       ========       ========
     GROSS PROFIT..........................................    $32,345       $32,458       $31,008       $ 32,080       $127,891
                                                               =======       =======       =======       ========       ========
     INCOME/(LOSS) FROM OPERATIONS(a) .....................    $ 4,206       $ 5,676       $ 5,743       $(17,175)      $ (1,550)
     INTEREST EXPENSE .....................................       (773)         (763)         (709)          (683)        (2,928)
     DISTRIBUTIONS ON PREFERRED SECURITIES ................       (270)         (271)         (268)          (270)        (1,079)
     OTHER INCOME--NET(b) .................................      2,589           953           268            472          4,282
                                                               -------       -------       -------       --------       --------
           INCOME/(LOSS) BEFORE INCOME TAXES(a,b) .........      5,752         5,595         5,034        (17,656)        (1,275)
     INCOME TAXES .........................................     (1,947)       (2,150)       (1,856)          (894)        (6,847)
                                                               -------       -------       -------       --------       --------
     INCOME/(LOSS) FROM CONTINUING OPERATIONS(a,b) ........      3,805         3,445         3,178        (18,550)        (8,122)
DISCONTINUED OPERATIONS ...................................        867         1,124         3,929            389          6,309
                                                               -------       -------       -------       --------       --------
NET INCOME/(LOSS)(a,b) ....................................    $ 4,672       $ 4,569       $ 7,107       $(18,161)      $ (1,813)
                                                               =======       =======       =======       ========       ========
EARNINGS/(LOSS) PER SHARE(a,b)
     INCOME/(LOSS) FROM CONTINUING OPERATIONS .............    $   .39       $   .35       $   .32       $  (1.88)      $   (.82)
                                                               =======       =======       =======       ========       ========
     NET INCOME/(LOSS) ....................................    $   .47       $   .46       $   .72       $  (1.84)      $   (.18)
                                                               =======       =======       =======       ========       ========
DILUTED EARNINGS/(LOSS) PER SHARE(a,b)
     INCOME/(LOSS) FROM CONTINUING OPERATIONS .............    $   .39       $   .35       $   .32       $  (1.88)      $   (.82)
                                                               =======       =======       =======       ========       ========
     NET INCOME/(LOSS) ....................................    $   .47       $   .46       $   .72       $  (1.84)      $   (.18)
                                                               =======       =======       =======       ========       ========
AVERAGE NUMBER OF SHARES OUTSTANDING
     EARNINGS/(LOSS) PER SHARE ............................      9,843         9,857         9,861          9,872          9,858
                                                               =======       =======       =======       ========       ========
     DILUTED EARNINGS/(LOSS) PER SHARE ....................      9,883         9,898         9,867          9,872          9,858
                                                               =======       =======       =======       ========       ========

(a) Amounts for the fourth quarter and for the year include a pretax and aftertax noncash goodwill impairment charge of $20,342,000 ($2.06 per share).

(b) Amounts for the first quarter and for the year include pretax gains from the sales of investments of $1,141,000 ($775,000 aftertax or $.08 per share). Amounts for the fourth quarter and year include pretax investment impairment charges of $1,200,000 ($780,000 aftertax or $.08 per share).



2001
---------------------------------------------------------------------------------------------------------------------------
Continuing Operations
      Total service revenues and sales ...............     $ 86,259      $ 84,950      $ 82,604      $ 84,095      $337,908
                                                           --------      --------      --------      --------      --------
      Gross profit....................................     $ 35,164      $ 34,231      $ 33,149      $ 29,748      $132,292
                                                           --------      --------      --------      --------      --------
      Income/(loss) from operations(a) ...............     $  6,500      $  4,995      $    488      $(20,759)     $ (8,776)
      Interest expense ...............................       (1,485)       (1,466)       (1,373)       (1,099)       (5,423)
      Distributions on preferred securities ..........         (277)         (278)         (275)         (283)       (1,113)
      Other income--net(b) ...........................        2,133         1,178           455         1,221         4,987
                                                           --------      --------      --------      --------      --------
           Income/(loss) before income taxes(a,b) ....        6,871         4,429          (705)      (20,920)      (10,325)
      Income taxes....................................       (2,837)       (1,814)          193         7,556         3,098
                                                           --------      --------      --------      --------      --------
      Income/(loss) from continuing operations(a,c) ..        4,034         2,615          (512)      (13,364)       (7,227)
Discontinued Operations ..............................          476        (1,154)          604        (1,373)       (1,447)
                                                           --------      --------      --------      --------      --------
Income/(loss) before extraordinary loss(a,c) .........        4,510         1,461            92       (14,737)       (8,674)
Extraordinary loss on extinguishment of debt .........           --            --            --        (1,701)       (1,701)
                                                           --------      --------      --------      --------      --------
Net Income/(Loss)(a,c) ...............................     $  4,510      $  1,461      $     92      $(16,438)     $(10,375)
                                                           ========      ========      ========      ========      ========
Earnings/(Loss) Per Share(a,c)
      Income/(loss) from continuing operations .......     $    .41      $    .27      $   (.05)     $  (1.38)     $   (.74)
                                                           ========      ========      ========      ========      ========
      Income/(loss) before extraordinary loss ........     $    .46      $    .15      $    .01      $  (1.52)     $   (.89)
                                                           ========      ========      ========      ========      ========
      Net income/(loss) ..............................     $    .46      $    .15      $    .01      $  (1.70)     $  (1.07)
                                                           ========      ========      ========      ========      ========
Diluted Earnings/(Loss) Per Share(a,c)
      Income/(loss) from continuing operations .......     $    .41      $    .27      $   (.05)     $  (1.38)     $   (.74)
                                                           ========      ========      ========      ========      ========
      Income/(loss) before extraordinary loss ........     $    .46      $    .15      $    .01      $  (1.52)     $   (.89)
                                                           ========      ========      ========      ========      ========
      Net income/(loss) ..............................     $    .46      $    .15      $    .01      $  (1.70)     $  (1.07)
                                                           ========      ========      ========      ========      ========
Income/(Loss) Before Extraordinary Loss
   Excluding Goodwill Amortization(a,c)
      Income/(loss) from continuing operations .......     $  5,669      $  2,616      $  1,247      $(13,585)     $ (4,053)
                                                           ========      ========      ========      ========      ========
      Earnings/(loss) per share ......................     $    .58      $    .27      $    .13      $  (1.40)     $   (.42)
                                                           ========      ========      ========      ========      ========
      Diluted earnings/(loss) per share ..............     $    .57      $    .27      $    .13      $  (1.40)     $   (.42)
                                                           ========      ========      ========      ========      ========
Net Income/(Loss) Excluding Goodwill Amortization(a,c)
      Income/(loss) from continuing operations .......     $  5,669      $  2,616      $  1,247      $(15,286)     $ (5,754)
                                                           ========      ========      ========      ========      ========
      Earnings/(loss) per share ......................     $    .58      $    .27      $    .13      $  (1.58)     $   (.59)
                                                           ========      ========      ========      ========      ========
      Diluted earnings/(loss) per share ..............     $    .57      $    .27      $    .13      $  (1.58)     $   (.59)
                                                           ========      ========      ========      ========      ========
Average Number of Shares Outstanding
      Earnings/(loss) per share ......................        9,746         9,728         9,690         9,690         9,714
                                                           ========      ========      ========      ========      ========
      Diluted earnings/(loss) per share ..............        9,907         9,863         9,690         9,690         9,714
                                                           ========      ========      ========      ========      ========


(a) Amounts for the third and fourth quarters and for the year include pretax restructuring and similar expenses and other charges totaling $4,031,000 ($2,420,000 aftertax or $.25 per share), $23,180,000 ($14,523,000 aftertax or $1.50 per share) and $27,211,000 ($16,943,000 aftertax or $1.74 per share), respectively.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------
Financial Condition

LIQUIDITY AND CAPITAL RESOURCES

  Significant factors affecting the Company's consolidated cash flows during 2002 and financial position at December 31, 2002, include the following:
  - Continuing operations generated cash of $26.9 million;
  - Net cash proceeds from the sale of discontinued operations, primarily the sale of Patient Care Inc. ("Patient Care"), totaled $50.7 million;
  - The Company repaid $35.4 million of long-term debt; and
  - Capital expenditures totaled $11.9 million.
  As a result of the net decline in debt, the ratio of total debt (excluding the Trust Securities) to total capital declined from 22% at December 31, 2001, to 11% at December 31, 2002. The Company's current ratio at December 31, 2002, was 1.4 as compared with 1.2 at December 31, 2001.

  The Company had $53.4 million of unused lines of credit with various banks at December 31, 2002.

CASH FLOW

  The Company's cash flows for 2002 and 2001 are summarized as follows (in millions):

                                     For the Years Ended
                                        December 31,
                                     -------------------
                                       2002      2001
                                      ------     ------
Net cash provided
  by operating activities             $ 29.5     $ 34.4
Capital expenditures                   (11.9)     (14.5)
                                      ------     ------
  Operating cash excess
     after capital expenditures         17.6       19.9
Net proceeds/(uses) from sale
  of discontinued operations            50.7       (6.3)
Net decrease in long-term debt         (35.4)     (11.4)
Cash dividends                          (4.4)      (4.4)
Other--net                                .5         .9
                                      ------     ------
     Increase/(decrease) in cash
       and cash equivalents           $ 29.0     $ (1.3)
                                      ======     ======

  For 2002, the operating cash excess after capital expenditures was $17.6 million as compared with $19.9 million in 2001. This excess, along with the proceeds from the sale of Patient Care, was used to retire funded debt and to increase the Company's available cash and cash equivalents.

COMMITMENTS AND CONTINGENCIES

  In connection with the sale of DuBois Chemicals Inc. ("DuBois") in 1991, the Company provided allowances and accruals relating to several long-term costs, including income tax matters, lease commitments and environmental costs.
Also, in conjunction with the sales of The OmniaGroup and National Sanitary Supply Company in 1997 and the sale of Cadre Computer Resources Inc. in 2001, the Company provided long-term allowances and accruals relating to costs of severance arrangements, lease commitments and income tax matters. In the aggregate, the Company believes these allowances and accruals are adequate as of December 31, 2002.

  Based on reviews of Chemed's environmental-related liabilities under the DuBois sale agreement, the Company has estimated its remaining liability to be $2.1 million. As of December 31, 2002, the Company is contingently liable for additional cleanup and related costs up to a maximum of $18.0 million, for which no provision has been recorded.

  In connection with the sale of Patient Care in 2002, $5.0 million of the cash purchase price was placed in escrow pending collection of third-party payer receivables on Patient Care's balance sheet at the sale date. Based on Patient Care's collection history, the Company believes that the specified receivables will be collected and that the full balance of the escrow funds will be paid to Chemed. Of this amount, $2.5 million will be evaluated and distributed as of October 2003 and the remainder as of October 2004.

  The Company's various loan agreements and guarantees of indebtedness contain certain restrictive covenants; however, management believes that such covenants will not adversely affect the operations of the Company. Under the most restrictive of these covenants, the Company projects that it can incur additional debt of approximately $83.4 million as of December 31, 2002.

  The Company carries an investment in the mandatorily redeemable preferred stock ($27.0 million par value; $27.2 million carrying and redemption values) and common stock warrants (book value of $4.1 million) of Vitas Healthcare Corporation ("Vitas"), a privately held provider of palliative and medical care and related services to terminally ill patients. Vitas has increased its net income during the past several fiscal years and has made timely payment of its preferred dividends in 2001 and 2002. On the basis of information currently available, management believes its investment in Vitas is fully recoverable and that no impairment exists.

  Summarized below are the combined required long-term debt payments and minimum lease obligations for each of the five years subsequent to December 31, 2002 (in thousands):

               Long-Term   Minimum
                 Debt       Lease
                Payments   Payments    Total
                --------   --------   -------
     2003       $   409    $ 6,364    $ 6,773
     2004           334      5,747      6,081
     2005         5,070      5,189     10,259
     2006         5,074      2,206      7,280
     2007         5,077        580      5,657

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------

Based on recent projections and historical cash flows, management anticipates that the Company will satisfy these obligations from internally generated resources and minimal additional outside borrowings.

  Additionally, it is management's opinion that the Company has no long-range commitments that would have a significant impact on its liquidity, financial condition or the results of its operations. Due to the nature of the environmental liabilities, it is not possible to forecast the timing of the cash payments for these potential liabilities. Based on the Company's available credit lines, sources of borrowing and cash and cash equivalents, management believes its sources of capital and liquidity are satisfactory for the Company's needs for the foreseeable future.

Results of Operations

  Set forth below by business segment are the decrease in service revenues and sales and the aftertax earnings/(loss) margin:

                         Percent Decrease
                   in Service Revenues and Sales
                   -----------------------------
                    Roto-     Service   Segment
                   Rooter     America    Total
                   ------     -------   -------
    2002 vs. 2001   (6)%       (12)%      (7)%
    2001 vs. 2000   (4)         (8)       (5)

                     Aftertax Earnings/(Loss)
                         as a Percent of
                    Service Revenues and Sales
                       (Aftertax Margin)
                   ----------------------------
                    Roto-     Service   Segment
                   Rooter     America    Total
                   ------     -------   -------
     As Reported:
       2002         6.1%      (33.0)%    (1.5)%
       2001         1.3        (1.0)       .8
       2000         7.1         1.4       5.9
     Pro Forma:
       2002(a)      6.1%         .6%      5.0%
       2001(b,c)    6.3         2.6       5.5
       2000(d)      8.2         2.5       7.0

(a) Amounts for 2002 for Service America and Segment Total exclude an aftertax goodwill impairment charge of $20,342,000.
(b) Amounts for 2001 exclude aftertax restructuring and similar expenses and other charges totaling $10,415,000 for Roto-Rooter and $1,672,000 for Service America.
(c) Amounts for 2001 exclude aftertax amortization of goodwill of $3,081,000 for Roto-Rooter and $807,000 for Service America.
(d) Amounts for 2000 exclude aftertax amortization of goodwill of $3,063,000 for Roto-Rooter and $812,000 for Service America.

2002 VERSUS 2001
  Roto-Rooter recorded service revenues and sales of $253,687,000 during 2002, a decline of $15,666,000 (6%) versus total revenues of $269,353,000 in 2001. This decline was attributable primarily to Roto-Rooter's plumbing and HVAC (heating, ventilating and air conditioning) businesses, which recorded revenue declines of $6,991,000 (7%) and $6,113,000 (62%), respectively, for 2002 versus revenues for 2001. Additionally, drain cleaning revenues declined $3,125,000 (3%) in 2002. The plumbing and drain cleaning declines are attributable to lower job counts, partially offset by higher prices per job. The decline in HVAC revenues is due to the sale or closing of several underperforming locations servicing this market.

  Roto-Rooter's aftertax margin increased from 1.3% in 2001 to 6.1% in 2002, primarily as a result of $10,415,000 of aftertax restructuring and similar expenses and other charges incurred in 2001 (in thousands):

Cost of exiting HVAC and non-Roto-Rooter-
  branded plumbing businesses                    $ 6,765
Resolution of overtime pay issues
  with the U.S. Department of Labor                1,656
Unfavorable adjustments
  to casualty insurance accruals
  related to adverse claims experience               839
Charges for accelerating the vesting
  of restricted stock awards                         546
Charges for impairment of fixed assets               182
Severance charges                                     72
All other charges                                    355
                                                 -------
     Total                                       $10,415
                                                 =======

 In addition, as required by Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets, the Company ceased amortizing goodwill ($3,081,000 aftertax for 2001) effective December 31, 2001. Excluding amortization of goodwill and restructuring and similar expenses and other charges, the pro forma aftertax margin for 2001 was 6.3% versus 6.1% for 2002. The decline in aftertax margin is primarily attributable to higher selling expenses as a percentage of revenues in 2002.

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------

  Service America recorded total revenues of $60,489,000 during 2002, a decline of $8,066,000 (12%) versus 2001 revenues of $68,555,000. Demand repair revenues for 2002 declined $1,949,000 (11%) versus revenues for 2001, and revenues from service contracts for 2002 declined $6,117,000 (12%) versus revenues for 2001. This latter decline is attributable to insufficient sales of new service contracts to replace service contracts that were not renewed. The year-to-year decline in service contract revenues is anticipated to continue during 2003, as Service America in the fourth quarter of 2002 canceled approximately 5% of its outstanding service contracts that were unprofitable. The aftertax margin of this segment declined from negative 1.0% in 2001 to negative 33.0% in 2002, primarily due to an aftertax goodwill impairment charge of $20,342,000 in 2002. The impairment charge is based on an appraisal firm's valuation of Service America's business as of December 31, 2002. The lower valuation is attributable to updated income projections for Service America over the next several years. During 2001, Service America incurred aftertax restructuring and similar expenses and other charges of $1,672,000 (in thousands):

     Cost of closing the Tucson branch         $  707
     Severance charges                            489
     Charges for impairment of fixed assets       100
     Charges for accelerating the vesting
       of restricted stock awards                  87
     All other charges                            289
                                               ------
         Total                                 $1,672
                                               ======

Excluding the goodwill impairment charge in 2002, the restructuring and similar expenses and other charges and the amortization of goodwill in 2001, the pro forma aftertax margin for 2002 was .6% as compared with 2.6% in 2001. The decline in 2002 is primarily attributable to a lower gross profit margin in 2002 as the result of higher labor and related costs as a percentage of revenues. As a result of eliminating its unprofitable contracts (i.e., those contracts with disproportionately high usage relative to revenues) in 2002, Service America has reduced its service technician headcount and anticipates increasing its gross profit margin during 2003.

  Chemed's loss from operations declined from $8,776,000 in 2001 to $1,550,000 in 2002. Operating expenses for 2002 included a goodwill impairment charge of $20,342,000. Operating expenses for 2001 included pretax restructuring and similar expenses and other charges aggregating $27,211,000 (in thousands):

Cost of exiting HVAC and non-Roto-Rooter-
  branded plumbing businesses                         $11,205
Charges for accelerating the vesting
  of restricted stock awards                            5,440
Severance charges                                       3,666
Resolution of overtime pay issues
  with the U.S. Department of Labor                     2,749
Unfavorable adjustments
  to casualty insurance accruals
  related to adverse claims experience                  1,411
Cost of closing Service America's Tucson branch         1,171
All other charges                                       1,569
                                                      -------
     Total                                            $27,211
                                                      =======

On a pro forma basis, excluding the aforementioned expenses in both years and excluding amortization of goodwill in 2001 ($4,102,000), income from operations was $18,792,000 in 2002 versus $22,537,000 in 2001. The decline in pro forma income from operations in 2002 versus 2001 is attributable to lower operating profit of both segments (excluding impairment, restructuring and similar expenses and other charges), partially offset by lower corporate overhead expenses in 2002.

  EBITDA (earnings before interest, taxes, depreciation and amortization, noncash charges and capital gains) were $37,341,000 in 2002 versus $26,637,000 for 2001. On a pro forma basis, excluding all restructuring and similar expenses and other charges, EBITDA for 2001 were $41,812,000.

  Interest expense for 2002 totaled $2,928,000 versus expense of $5,423,000 recorded in 2001. This decline is attributable to lower debt levels and lower interest rates in 2002.

  Other income declined from $4,987,000 in 2001 to $4,282,000 in 2002, primarily as a result of an investment impairment charge of $1,200,000 in 2002, partially offset by higher interest income in 2002.

  The Company's effective income tax rate for continuing operations was negative 537.0% in 2002 as compared with positive 30.0% in 2001. The negative effective rate in 2002 is caused by the nondeductibility of the goodwill impairment charge in 2002.

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------

  The loss from continuing operations was $8,122,000 ($.82 per share) in 2002 as compared with $7,227,000 ($.74 per share) for 2001. The results for 2002 include Service America's goodwill impairment charge of $20,342,000 and an investment impairment charge of $780,000. Similarly, the results for 2001 include aftertax restructuring and similar expenses and other charges totaling $16,943,000 (in thousands):

Cost of exiting HVAC and non-Roto-Rooter-
  branded plumbing businesses                      $ 6,765
Charges for accelerating the vesting
  of restricted stock awards                         3,504
Severance charges                                    2,522
Resolution of overtime pay issues
  with the U.S. Department of Labor                  1,656
Unfavorable adjustments
  to casualty insurance accruals
  related to adverse claims experience                 839
Cost of closing Service America's Tucson branch        707
All other charges                                      950
                                                   -------
     Total                                         $16,943
                                                   =======

 As summarized below, pro forma income from continuing operations excluding the above charges and capital gains for both years and goodwill amortization for 2001 was $12,225,000 ($1.24 per share) in 2002 as compared with $12,901,000 in
2001 ($1.33 per share) (in thousands):

                                        For the Years Ended
                                           December 31,
                                        ------------------
                                          2002       2001
                                        -------    -------
Loss from continuing operations         $(8,122)   $(7,227)
Plus: goodwill impairment charge         20,342         --
Plus: investment impairment charge          780         --
Less: capital gains
  on the sales of investments              (775)      (703)
Plus: aftertax amortization of goodwill      --      3,888
Plus: restructuring and similar
  expenses and other charges                 --     16,943
                                        -------    -------
     Pro forma income
       from continuing operations       $12,225    $12,901
                                        =======    =======

  The net loss declined from $10,375,000 ($1.07 per share) in 2001 to a loss of $1,813,000 ($.18 per share) in 2002. The net loss for 2002 included a goodwill impairment charge of $20,342,000 ($2.06 per share), an investment impairment charge of $780,000 ($.08 per share), capital gains on the sales of investments of $775,000 ($.08 per share) and income from discontinued operations of $6,309,000 ($.64 per share). For 2001, the net loss included restructuring and similar expenses and other charges of $16,943,000 ($1.74 per share), goodwill amortization of $3,888,000 ($.40 per share), capital gains on the sales of investments of $703,000 ($.07 per share), a loss from discontinued operations of $1,447,000 ($.15 per share) and an extraordinary loss on extinguishment of debt of $1,701,000 ($.18 per share).

2001 VERSUS 2000
  Roto-Rooter recorded service revenues and sales of $269,353,000 during 2001, a decline of $11,724,000 (4%) versus revenues of $281,077,000 in 2000. This decline was attributable primarily to revenue declines of $7,530,000 (7%) and $3,553,000 (26%), respectively, in Roto-Rooter's plumbing and HVAC repair-and-maintenance businesses. The decline in plumbing service revenue is due primarily to lower job counts, partially offset by higher prices per job, while the decline in HVAC repair-and-maintenance revenue is related to Roto-Rooter's decision in 2001 to exit this business. Roto-Rooter's aftertax margin declined from 7.1% in 2000 to 1.3% in 2001, primarily as a result of $10,415,000 of aftertax restructuring and similar expenses and other charges incurred in 2001. On a pro forma basis, excluding the aforementioned charges in 2001 and the amortization of goodwill in both years ($3,081,000 in 2001 and $3,063,000 in 2000), the aftertax margin in 2001 was 6.3% as compared with 8.2% in 2000. The remaining decline in the aftertax margin is attributable primarily to a lower gross profit margin resulting from higher labor costs and higher insurance costs.

  The Service America segment recorded total revenues of $68,555,000 during 2001, a decline of $5,675,000 (8%) versus 2000 revenues of $74,230,000. Demand service revenues for 2001 declined $1,926,000 (10%) versus revenues for 2000. Also, revenues from repair service contracts for 2001 declined $3,749,000 (7%) versus revenues for 2000. This decline was largely the result of selling insufficient new service contracts to offset the number of service contracts not renewed. The aftertax margin of this segment declined from 1.4% in 2000 to negative 1.0% in 2001, primarily due to aftertax restructuring and similar expenses and other charges of $1,672,000 recorded in 2001. On a pro forma basis, excluding the aforementioned charges in 2001 and excluding the amortization of goodwill in both years ($807,000 in 2001 and $812,000 in 2000), the aftertax margin in 2001 was 2.6% as compared with 2.5% in 2000.

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------
  Income from operations declined from income of $29,491,000 in 2000 to a loss of $8,776,000 in 2001. This primarily resulted from restructuring and similar expenses and other charges totaling $27,211,000 in 2001 and a decline in the operating profit of the Roto-Rooter segment (excluding restructuring and similar expenses and other charges) in 2001.

  EBITDA (earnings before interest, taxes, depreciation and amortization, noncash charges and capital gains) were $26,637,000 in 2001 versus $54,304,000 for 2000. On a pro forma basis, excluding all restructuring and similar expenses and other charges, EBITDA for 2001 were $41,812,000, a decline of 23% versus 2000.

  Interest expense for 2001 totaled $5,423,000 versus expense of $7,211,000 recorded in 2000. This decline is attributable primarily to lower debt levels in 2001.

  Other income declined from $9,846,000 in 2000 to $4,987,000 in 2001, primarily as a result of lower gains on the sales of investments in 2001. Unrealized losses on investments held in deferred compensation trusts in 2001 versus gains in 2000 also contributed to this decline.

  The Company's effective income tax rate for continuing operations was 30.0% in 2001 as compared with 39.7% in 2000. The lower effective rate in 2001 is due largely to the impact of nondeductible goodwill amortization on the taxable income/(loss).

  Income/(loss) from continuing operations declined from income of $18,643,000 ($1.90 per share or $1.88 per diluted share) in 2000 to a loss of $7,227,000 ($.74 per share) in 2001, largely as a result of aftertax restructuring and similar expenses and other charges of $16,943,000 and of lower operating profit from the Roto-Rooter segment. As summarized below, pro forma income from continuing operations was $12,901,000 ($1.33 per share) in 2001 as compared with $20,257,000 in 2000 ($2.06 per share or $2.04 per diluted share) (in thousands):

                                               For the Years Ended
                                                   December 31,
                                              --------------------
                                                2001         2000
                                              -------      -------
Income/(loss)
  from continuing operations                  $(7,227)     $18,643
Plus: restructuring and similar
  expenses and other charges                   16,943          --
Less: capital gains on the sales
  of investments                                 (703)      (2,261)
Plus: aftertax amortization of goodwill         3,888        3,875
                                              -------      -------
     Pro forma income
       from continuing operations             $12,901      $20,257
                                              =======      =======

  Net income/(loss) declined from income of $20,584,000 ($2.09 per share or $2.07 per diluted share) in 2000 to a loss of $10,375,000 ($1.07 per share) in 2001. The net loss for 2001 included restructuring and similar expenses of $16,943,000 ($1.74 per share), amortization of goodwill of $3,888,000 ($.40 per share), capital gains on the sales of investments of $703,000 ($.07 per share), a loss from discontinued operations of $1,447,000 ($.15 per share) and an extraordinary loss on extinguishment of debt of $1,701,000 ($.18 per share). Net income for 2000 included capital gains on the sales of investments of $2,261,000 ($.23 per share or $.22 per diluted share), amortization of goodwill of $3,875,000 ($.39 per share or $.38 per diluted share) and income from discontinued operations of $1,941,000 ($.19 per share).

Critical Accounting Policies

INSURANCE ACCRUALS

  As it self-insures for casualty insurance claims, the Company closely monitors and continually evaluates its historical claims experience to estimate the appropriate level of accrual for incurred claims. Management consults with insurance professionals regularly to ensure appropriate development factors are applied to claims experience to calculate period-to-period accrual adjustments. Although significant fluctuations may occur in the short term, the Company's experience indicates that its methodology provides reasonable insurance-expense estimates in the long run.

INVESTMENTS

  Equity investments with readily determinable fair values are recorded at their fair values. Other equity investments are recorded at cost, subject to write-down for impairment. The Company regularly reviews its investments for impairment. As a result of this review, in the fourth quarter of 2002, the Company reduced the carrying value of its investment in the redeemable preferred stock of Medic One Inc. ("Medic One") from its original cost of $1,200,000 to nil. Medic One, a privately held company in the ambulance services and wheelchair transportation business, is in violation of certain covenants under a line of credit that expired in November 2002. The lender has not waived such violations and has the right to call the debt. If the debt were called, Medic One could be forced into bankruptcy.

Chemed Corporation and Subsidiary Companies
--------------------------------------------------------------------------------

GOODWILL

  The Company annually tests the goodwill balances of its reporting units for impairment using appraisals performed by a valuation firm. The valuation of each reporting unit is dependent upon many factors, some of which are market-driven and beyond the Company's control. The valuations of goodwill for the Company's Roto-Rooter Services and Roto-Rooter Franchising and Products reporting units indicate that the fair value of goodwill for each of these units exceeds its respective book value by a significant amount. The valuation of Service America indicated that its book value exceeded its fair value by $20.3 million. Accordingly, goodwill for this reporting unit was reduced from its book value of $30.4 million to $10.1 million at December 31, 2002.

Recent Accounting Statements

SFAS NO. 143
  In June 2001, the Financial Accounting Standards Board ("FASB") approved the issuance of SFAS No. 143, Accounting for Asset Retirement Obligations. It becomes effective for fiscal years beginning after June 15, 2002, and requires recognizing legal obligations associated with the retirement of tangible long-lived assets that result from the acquisition, construction or development or normal operation of a long-lived asset. Since the Company has no material asset retirement obligations, the adoption of SFAS No.143 in 2003 will not have a material impact on the Company's financial statements.

SFAS NO. 145
  In April 2002, the FASB approved the issuance of SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections. It is generally effective for transactions occurring after May 15, 2002. The Company's adoption of SFAS No.145 in 2002 did not have a material impact on its financial statements.

SFAS NO. 146
  In July 2002, the FASB approved the issuance of SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. Generally, SFAS No. 146 stipulates that defined exit costs (including restructuring and employee termination costs) are to be recorded on an incurred basis rather than on a commitment basis, as was previously required. This statement is effective for exit or disposal activities initiated after December 31, 2002. The Company anticipates the adoption of SFAS No. 146 in 2003 will not have a material impact on its financial statements.

FIN NO. 45
  In November 2002, the FASB approved the issuance of FASB Interpretation ("FIN") No. 45, Guarantor's Accounting and Disclosure for Guarantees, Including Indirect Guarantees of Indebtedness of Others. The initial recognition and initial measurement provisions of this Interpretation are applicable to guarantees issued or modified after December 31, 2002. The Company anticipates the adoption of FIN No. 45 in 2003 will not have a material impact on its financial statements.

SFAS NO. 148
  In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation--Transition and Disclosure. It is effective for annual periods ending, and for interim periods beginning, after December 15, 2002. Because the Company uses Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, to account for stock-based compensation, this statement will not have a material impact on the Company's financial statements.

FIN NO. 46
  In January 2003, the FASB approved the issuance of FIN No. 46, Consolidation of Variable Interest Entities. It is effective immediately for variable interest entities created after January 31, 2003, and for variable interest entities in which an enterprise obtains an interest after that date. Because the Company has no such investments, this statement will not have a material impact on the Company's financial statements.

Safe Harbor Statement Under the Private
Securities Litigation Reform Act of 1995
Regarding Forward-Looking Information

  In addition to historical information, this report contains forward-looking statements and performance trends that are based upon assumptions subject to certain known and unknown risks, uncertainties, contingencies and other factors. Such forward-looking statements and trends include, but are not limited to, those relating to the ability of Service America to increase its gross profit margin, the impact of laws and regulations on Company operations and the recoverability of deferred tax assets. Variances in any or all of the risks, uncertainties, contingencies, and other factors from the Company's assumptions could cause actual results to differ materially from these forward-looking statements and trends. The Company's ability to deal with the unknown outcomes of these events, many of which are beyond the control of the Company, may affect the reliability of its projections and other financial matters.

CORPORATE OFFICERS AND DIRECTORS

Corporate Officers

EDWARD L. HUTTON                                   THOMAS C. HUTTON
Chairman                                           Vice President

KEVIN J. MCNAMARA                                  DAVID J. LOHBECK
President & Chief Executive Officer                Vice President

TIMOTHY S. O'TOOLE                                 JOHN M. MOUNT
Executive Vice President & Treasurer               Vice President

SPENCER S. LEE                                     THOMAS J. REILLY
Executive Vice President                           Vice President

ARTHUR V. TUCKER, JR.                              DAVID G. SPARKS
Vice President & Controller                        Vice President

NAOMI C. DALLOB
Vice President & Secretary



Directors

EDWARD L. HUTTON
Chairman, Chemed Corporation

KEVIN J. MCNAMARA
President & Chief Executive Officer, Chemed Corporation

RICK L. ARQUILLA
President & Chief Operating Officer,
Roto-Rooter Services Company

CHARLES H. ERHART, JR.
Former President, W.R. Grace & Co. (retired)

JOEL F. GEMUNDER
President & Chief Executive Officer, Omnicare Inc.

PATRICK P. GRACE
President, MLP Capital Inc. (real estate and mining)

THOMAS C. HUTTON
Vice President, Chemed Corporation

WALTER L. KREBS
Former Senior Vice President & Chief Financial Officer,
Service America Systems Inc. (retired)

SANDRA E. LANEY
Former Executive Vice President & Chief Administrative
Officer, Chemed Corporation (retired)

SPENCER S. LEE
Executive Vice President, Chemed Corporation;
Chairman & Chief Executive Officer, Roto-Rooter Inc.

JOHN M. MOUNT
Vice President, Chemed Corporation; President &
Chief Executive Officer, Service America Systems Inc.

TIMOTHY S. O'TOOLE
Executive Vice President & Treasurer,
Chemed Corporation

DONALD E. SAUNDERS
Markley Visiting Professor,
Farmer School of Business Administration,
Miami University (Ohio)

GEORGE J. WALSH III
Partner, Thompson Hine LLP
(law firm, New York, New York)

FRANK E. WOOD
President and Chief Executive Officer,
Secret Communications LLC (radio stations);
Principal, The Darwin Group (venture capital);
and Chairman, 8e6 Technologies Corporation
(software development)

CORPORATE INFORMATION

-------------------------------------------------------------------------------
Corporate Headquarters
Chemed Corporation
2600 Chemed Center
255 East Fifth Street
Cincinnati, Ohio 45202-4726
513-762-6900
www.chemed.com

-------------------------------------------------------------------------------
Transfer Agents & Registrars

  Individuals of record needing address changes, account balances, account consolidations, replacement of lost certificates or lost checks, dividend reinvestment plan statements or cost-basis data, 1099s, or assistance with other administrative matters relating to Chemed Capital Stock and Convertible Trust Preferred Securities should direct their inquiries to the transfer agent designated below.

CHEMED CAPITAL STOCK TRANSFER AGENT & REGISTRAR:

  Wells Fargo Bank Minnesota, N.A., Shareowner Services
  P.O. Box 64854
  St. Paul, Minnesota 55164-0854
  Telephone: 800-468-9716 (toll-free)
  Email: stocktransfer@WellsFargo.com
  Web site: www.wellsfargo.com/shareownerservices

  All questions relating to administration of CHEMED CAPITAL STOCK MUST be handled by WELLS FARGO.

CONVERTIBLE TRUST PREFERRED SECURITIES TRANSFER AGENT & REGISTRAR:
  Mellon Investor Services LLC
  Overpeck Centre
  85 Challenger Road
  Ridgefield Park, New Jersey 07660
  Telephone: 800-756-3353 (toll-free)
  Email: shrrelations@melloninvestor.com
  Web site:  www.melloninvestor.com

  All questions relating to administration of CONVERTIBLE TRUST PREFERRED SECURITIES MUST be handled by MELLON INVESTOR SERVICES.

--------------------------------------------------------------------------------
Corporate Inquiries
  Questions concerning company operations and financial results should be directed to Timothy S. O'Toole, Executive Vice President & Treasurer, at Chemed corporate headquarters by writing or by calling 800-2CHEMED (800-224-3633) or 513-762-6702.
  Annual and quarterly reports, press releases, and other printed materials may be obtained from Chemed Investor Relations by writing or by calling 800-2CHEMED (800- 224-3633) or 513-762-6463. Printed materials may also be viewed and downloaded from Chemed's Web site at www.chemed.com.

--------------------------------------------------------------------------------
Independent Accountants
PricewaterhouseCoopers LLP
Cincinnati, Ohio 45202



--------------------------------------------------------------------------------
Form 10-K
  Additional information about Chemed is available in the Annual Report on Form 10-K. Chemed Investor Relations will furnish copies without charge.

--------------------------------------------------------------------------------
Dividend Reinvestment Plan for Holders of 25 or More Shares
  The Chemed Automatic Dividend Reinvestment Plan is available to shareholders of record owning a minimum of 25 shares of Chemed Capital Stock. A plan brochure, including fee schedule, and enrollment information are available from the Dividend Reinvestment Agent, Wells Fargo Bank Minnesota, N.A., at the address listed above. Convertible Trust Preferred Securities are not eligible to participate in this Plan.

--------------------------------------------------------------------------------
Annual Meeting
  The Annual Meeting of Shareholders of Chemed Capital Stock will be held on Monday, May 19, 2003, at 2 p.m. in the Grand Ballroom of The Phoenix Club, 812 Race Street, Cincinnati, Ohio.

--------------------------------------------------------------------------------
Number of Shareholders
  The approximate number of shareholders of record of Chemed Capital Stock was 3,548 on December 31, 2002. (This number does not include shareholders with shares held under beneficial ownership or within clearinghouse positions of brokerage firms and banks nor holders of preferred securities.)

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

  The high and low closing prices for Chemed Capital Stock, as obtained from the New York Stock Exchange Web site, and dividends per share paid by quarter follow:

                       Closing
                    --------------    Dividends
                    High       Low       Paid
-------------------------------------------------
2002

FIRST QUARTER        $38.30     $33.52      $.11
SECOND QUARTER        39.35      33.60       .11
THIRD QUARTER         37.04      29.85       .11
FOURTH QUARTER        37.84      29.65       .12

2001

First Quarter        $39.00     $33.00      $.11
Second Quarter        38.50      30.90       .11
Third Quarter         36.10      26.70       .11
Fourth Quarter        34.00      27.75       .11

CHEMED CORPORATION
2600 CHEMED CENTER
255 EAST FIFTH STREET
CINCINNATI, OHIO 45202-4726


VISIT OUR WEB SITES AT
www.chemed.com,
www.rotorooter.com, and
www.serviceamerica.com.




PRINTED ON RECYCLED PAPER