Form 10-K, Exhibit 13
period 2003-12-31
ROTO-ROOTER INC
filed 2004-03-12
CIK 19584

                                   EXHIBIT 13

                                   ROTO-ROOTER

                                INCORPORATED LOGO

                                ROTO-ROOTER, INC.
                               2003 ANNUAL REPORT

INSIDE FRONT COVER

CORPORATE OFFICERS

EDWARD L. HUTTON
Chairman

KEVIN J. MCNAMARA
President & Chief Executive Officer

TIMOTHY S. O'TOOLE
Executive Vice President

SPENCER S. LEE
Executive Vice President

ARTHUR V. TUCKER, JR.
Vice President & Controller

NAOMI C. DALLOB
Vice President & Secretary

DAVID P. WILLIAMS
Vice President & Chief Financial Officer

THOMAS C. HUTTON
Vice President

JOHN M. MOUNT
Vice President

THOMAS J. REILLY
Vice President

DIRECTORS

EDWARD L. HUTTON
Chairman, Roto-Rooter, Inc.

KEVIN J. MCNAMARA
President & Chief Executive Officer,
Roto-Rooter, Inc.

CHARLES H. ERHART, JR. (1, 2*, 3)
Former President, W.R. Grace & Co. (retired)

JOEL F. GEMUNDER
President & Chief Executive Officer, Omnicare, Inc.

PATRICK P. GRACE (1, 3)
President, MLP Capital, Inc. (real estate and mining)

THOMAS C. HUTTON
Vice President, Roto-Rooter, Inc.

SANDRA E. LANEY
Chairman & Chief Executive Officer,
Cadre Computer Resources Co.

TIMOTHY S. O'TOOLE
Executive Vice President, Roto-Rooter, Inc.;
President & Chief Executive Officer,
VITAS Healthcare Corporation

DONALD E. SAUNDERS (1*)
Markley Visiting Professor,
Farmer School of Business Administration,
Miami University (Ohio)

GEORGE J. WALSH III (2,3*)
Partner, Thompson Hine, LLP
(law firm, New York, New York)

FRANK E. WOOD (2)
President and Chief Executive Officer,
Secret Communications, LLC (radio stations); Principal, The Darwin Group (venture capital); and Chairman, 8e6
Technologies Corporation
(software development)

1) Audit Committee

2) Compensation/Incentive Committee

3) Nominating Committee

*  Committee Chairman

INSIDE BACK COVER

TEXT:

CORPORATE INFORMATION

CORPORATE HEADQUARTERS

Roto-Rooter, Inc.
Suite 2600
255 East Fifth Street
Cincinnati, Ohio 45202-4726
513-762-6900
www.RotoRooter.com

TRANSFER AGENTS & REGISTRARS

                  Individuals of record needing address changes, account balances, account consolidations, replacement of lost certificates or lost checks, dividend reinvestment plan statements or cost-basis data, 1099s, or assistance with other administrative matters relating to Roto-Rooter Stock and Chemed Capital Trust Convertible Preferred Securities (Chemed Preferred Securities) should direct their inquiries to the designated transfer agent listed below.

ROTO-ROOTER STOCK TRANSFER AGENT & REGISTRAR:

                  Wells Fargo Bank, N.A., Shareowner Services
                  P.O. Box 64854
                  St. Paul, Minnesota 55164-0854
                  Telephone: 800-468-9716 (TOLL-FREE)

                 Web site: www.wellsfargo.com/shareownerservices

All questions relating to administration of ROTO-ROOTER STOCK MUST be handled by WELLS FARGO.

CHEMED PREFERRED SECURITIES TRANSFER AGENT & REGISTRAR:

                  Mellon Investor Services LLC
                  Overpeck Centre
                  85 Challenger Road
                  Ridgefield Park, New Jersey  07660
                  Telephone: 800-756-3353 (TOLL-FREE)
                   For conversions: 800-777-3674 (TOLL-FREE)
                  Web site: www.melloninvestor.com

All questions relating to administration of CHEMED PREFERRED SECURITIES MUST be handled by MELLON.

CORPORATE INQUIRIES

                  Questions concerning company operations and financial results should be directed to David P. Williams, Vice President & Chief Financial Officer, at Roto-Rooter corporate headquarters by writing or by calling 800-224-3633 or 513-762-6901.

                  Annual and quarterly reports, press releases, corporate governance guidelines, Board committee charters, Policies on Business Ethics, the Annual Report on Form 10-K, and other printed materials may be obtained from Roto-Rooter Investor Relations without charge by writing or by calling 800-224-3633 or 513-762-6463. Printed materials may also be viewed and downloaded from Roto-Rooter's Web site at www.rotorooterinc.com.

INDEPENDENT ACCOUNTANTS

PricewaterhouseCoopers LLP
Cincinnati, Ohio  45202

DIVIDEND REINVESTMENT PLAN FOR HOLDERS OF 25 OR MORE SHARES

                  The Roto-Rooter Automatic Dividend Reinvestment Plan is available to shareholders of record owning a minimum of 25 shares of Roto-Rooter Capital Stock. A plan brochure, including fee schedule, and enrollment information are available from the Dividend Reinvestment Agent, Wells Fargo Bank, N.A., at the address listed above. CHEMED PREFERRED SECURITIES ARE NOT ELIGIBLE TO PARTICIPATE IN THIS PLAN.

ANNUAL MEETING

                  The Annual Meeting of Shareholders of Roto-Rooter, Inc., will be held on Monday, May 17, 2004, at 11 a.m. in the Grand Ballroom of The Phoenix Club, 812 Race Street, Cincinnati, Ohio.

NUMBER OF SHAREHOLDERS

                  The approximate number of shareholders of record of Roto-Rooter Capital Stock was 3,423 on December 31, 2003. (This number does not include shareholders with shares held under beneficial ownership or within clearinghouse positions of brokerage firms and banks nor holders of Chemed Preferred Securities.)

STOCK EXCHANGE LISTINGS

                  Roto-Rooter Capital Stock is listed on the New York Stock Exchange under the ticker symbol RRR. Chemed Capital Trust Preferred Securities are listed on the NASDAQ Over-the-Counter Bulletin Board under the symbol CHEQP.

CAPITAL STOCK & DIVIDEND DATA

                  The high and low closing prices for Roto-Rooter Capital Stock, as obtained from the New York Stock Exchange NYSEnet Web site, and dividends per share paid by quarter follow:

                                            Closing                Dividends
                                     --------------------            Paid
                                      High          Low           Per Share
----------------------------------------------------------------------------
2003
First Quarter                        $36.51        $31.55            $.12
Second Quarter                        40.20         32.98             .12
Third Quarter                         40.35         34.42             .12
Fourth Quarter                        51.78         33.69             .12

2002
First Quarter                        $38.30        $33.52            $.11
Second Quarter                        39.35         33.60             .11
Third Quarter                         37.04         29.85             .11
Fourth Quarter                        37.84         29.65             .12

BACK COVER:

Roto-Rooter, Inc.
Suite 2600
255 East Fifth Street
Cincinnati, Ohio  45202-4726

Visit our Web sites at www.RotoRooter.com, www.serviceamerica.com, and www.vitas.com.