Form 10-K, Exhibit 13
period 2004-12-31
CHEMED CORP
filed 2005-03-28
CIK 19584

                                                                      EXHIBIT 13

      [CHEMED CORPORATION LOGO]

      CHEMED CORPORATION                            2004 ANNUAL REPORT

[CHEMED LOGO]

              PUBLICLY TRADED ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL CHE, CHEMED CORPORATION OPERATES THROUGH TWO WHOLLY OWNED SUBSIDIARIES, VITAS HEALTHCARE CORPORATION AND ROTO-ROOTER. VITAS IS THE NATION'S LARGEST PROVIDER OF HOSPICE CARE, AND ROTO-ROOTER IS NORTH AMERICA'S LARGEST PROVIDER OF PLUMBING AND DRAIN CLEANING SERVICES.

[VITAS LOGO]

              VITAS FOCUSES ON NONCURATIVE HOSPICE CARE THAT HELPS MAKE TERMINALLY ILL PATIENTS' FINAL DAYS AS COMFORTABLE AND PAIN-FREE AS POSSIBLE. THROUGH ITS TEAMS OF DOCTORS, NURSES, HOME HEALTH AIDES, SOCIAL WORKERS, CLERGY, AND VOLUNTEERS, VITAS PROVIDES DIRECT MEDICAL SERVICES TO PATIENTS, AS WELL AS SPIRITUAL AND EMOTIONAL COUNSELING TO BOTH PATIENTS AND THEIR FAMILIES. AT YEAR-END 2004, VITAS CARED FOR MORE THAN 9,300 PATIENTS DAILY IN 12 STATES, PRIMARILY IN THE PATIENTS' OWN HOMES, BUT ALSO IN VITAS' INPATIENT UNITS LOCATED IN HOSPITALS, NURSING HOMES, AND ASSISTED-LIVING/ RESIDENTIAL-CARE FACILITIES.

[ROTO-ROOTER LOGO]

              ROTO-ROOTER OPERATES THROUGH MORE THAN 110 COMPANY-OWNED BRANCHES AND INDEPENDENT CONTRACTORS AND APPROXIMATELY 500 FRANCHISEES. THE TOTAL ROTO-ROOTER SYSTEM OFFERS SERVICES TO MORE THAN 91% OF THE U.S. POPULATION AND APPROXIMATELY 46% OF THE CANADIAN POPULATION. ROTO-ROOTER ALSO HAS LICENSED MASTER FRANCHISEES IN CHINA, INCLUDING HONG KONG; THE REPUBLICS OF INDONESIA AND SINGAPORE; JAPAN; MEXICO; THE PHILIPPINES; AND THE UNITED KINGDOM.

FOUNDED IN 1971, CHEMED IS HEADQUARTERED IN CINCINNATI, OHIO.

2004 BUSINESS HIGHLIGHTS

-     RAISED MORE THAN $435 MILLION IN CAPITAL

-     ACQUIRED REMAINING 63% OF VITAS HEALTHCARE CORPORATION

-     COMPLETED REENGINEERING OF ROTO-ROOTER'S INFRASTRUCTURE

-     DISCONTINUED SERVICE AMERICA NETWORK INC.

-     DELIVERED EXCEPTIONAL REVENUE, EARNINGS, AND CASH FLOW

CONTENTS

Letter to Shareholders.........................     1

Operations Review..............................     3

Financial Review...............................     5

Officers & Directors Listing and Corporate
  Information..................................     Inside Back Cover

Roto-Rooter(R) and America's Neighborhood Plumber(R) are registered trademarks of Roto-Rooter Corporation.

VITAS(R) and Innovative Hospice Care(R) are registered trademarks of VITAS Healthcare Corporation.

TO OUR FELLOW SHAREHOLDERS                                        March 15, 2005

      2004 certainly will be remembered as one of the most dynamic periods in Chemed's 33-year history. In the last twelve months, we raised over $435 million in capital, took our 37% ownership of VITAS to 100%, finalized the reengineering of Roto-Rooter's operational infrastructure and entered into an agreement to divest our Service America operation. The end result of these changes was to deliver exceptional revenue, earnings and cash flow growth in 2004. The outlook for Chemed in terms of future opportunity and financial performance has never looked better.

FINANCIAL RESULTS*

      2004 net service revenue and sales from continuing operations, in accordance with Generally Accepted Accounting Principles (GAAP), increased 182% over the prior year, reaching $735 million. Income from continuing operations was $19 million in 2004, 71% higher than in 2003. Diluted earnings per share from continuing operations increased 39% to $1.56.

      Our 2004 financial results were enhanced by the inclusion of 100% of VITAS since February 2004. Internally we evaluate operating results on an Adjusted Pro forma basis. This assumes Chemed owned VITAS effective January 1, 2003 and eliminates transaction expenses related to the merger as well as other specific items (Adjusted Pro forma). Although this perspective is on a non-GAAP basis, we believe this two-year comparison better reflects the fundamental performance of our operations. On an Adjusted Pro forma basis, service revenues and sales were $808 million, an increase of 15%. Adjusted Pro forma earnings before interest, taxes, depreciation and amortization (EBITDA) was $98 million, up 44% and Adjusted Pro forma income from continuing operations was $24 million, up 93%.

SEGMENT OPERATIONS

      VITAS produced record revenue and operating results in 2004. Adjusted Pro forma revenue was $532 million, an increase of 21% over the equivalent prior-year period. Pro forma Adjusted EBITDA was $65 million, an increase of 53%, and Pro forma net income was $33 million, up 64%. Adjusted Pro forma EBITDA margins were 12.2% in 2004, up from 9.6% in the prior year. This increase in margin is the result of effectively managing general and administrative, or central support, costs at a slower growth rate than revenue. Although a constant challenge, our focus will continue to be on managing these support costs at a rate well below our revenue growth.

      The growth in VITAS has been almost exclusively organic. Of the $91 million in revenue growth, $84 million came from established programs, $6 million was derived from our start-up programs and the remaining $1 million came from our Atlanta and Phoenix acquisitions.

      The VITAS growth strategy is focused on a three-pronged approach. First and foremost is garnering increased market penetration in established programs. This is accomplished by providing quality hospice care to all of our patients and their families. Market recognition of VITAS' high level of care will continue to positively impact our ability to attract referrals and admissions earlier into a patient's terminal diagnosis.

      Our second area of growth opportunity at VITAS is through our new-start programs. This strategy begins by identifying communities with unmet hospice needs. We enter the community with a hospice care team and commence the process of obtaining state and federal certification. In 2004, we established six new programs and incurred over $5 million in start-up losses. We view these start-up expenses as long-term investments that will become a significant source of future revenue and profitability growth.

      A third area of growth is in acquisitions. VITAS continues to evaluate hospice programs that complement

*A reconciliation of GAAP earnings to Adjusted earnings can be found in Chemed's fourth-quarter 2004 earnings press release, dated March 8, 2005, which is available on the Chemed Web site at www.chemed.com.

[PHOTO OF CHEMED CORPORATE MANAGEMENT]

Chemed Corporate Management: (front, seated, l - r) Spencer S. Lee, Executive Vice President and Chairman & Chief Executive Officer, Roto-Rooter; Edward L. Hutton, Chairman of the Board; Kevin J. McNamara, President & Chief Executive Officer; Timothy S. O'Toole, Executive Vice President and Chief Executive Officer of VITAS Healthcare Corporation; (back, standing, l - r) David P. Williams, Vice President & Chief Financial Officer; Naomi C. Dallob, Vice President & Secretary; Thomas J. Reilly, Vice President; Lisa A. Dittman, Assistant Secretary; Arthur V. Tucker, Vice President & Controller; and (not pictured) Thomas C. Hutton, Vice President.

our culture of compassion and our deep commitment to end-of-life care. Ideally, these acquisitions will enable VITAS to enter new geographic regions that will provide a stable platform for future organic and new-start growth.

      Roto-Rooter had an excellent year in terms of financial performance. Net income, excluding the LTIP and certain litigation costs, totaled $22 million, an increase of 64%. Aggregate EBITDA in 2004, excluding certain items, was $42 million, an increase of 37% over the prior year. This growth in profitability was accomplished primarily through cost-saving benefits derived from our reengineering of Roto-Rooter's infrastructure. Over the past two years, we have focused on streamlining expenses in such areas as hiring, training, call centers and dispatching. This resulted in significant cost savings compared to the prior year.

      Roto-Rooter will continue its focus on providing a high level of service to both our residential and commercial customers in our existing territories. In addition, we will continue to evaluate opportunities to acquire franchise territories that are reasonably valued and can be leveraged into Roto-Rooter's existing infrastructure.

OUTLOOK

      VITAS, with its strong revenue growth and expanding margin improvement, is well positioned to take advantage of the growing demand for quality hospice care. Roto-Rooter, with its preeminent name and brand recognition, has returned to historical profitability margins and free cash flow.

      As a result, Chemed is well positioned to achieve sales and profitability growth over the long term.

/s/ Kevin J. McNamara                           /s/ Edward L. Hutton
-------------------------                       -----------------------
Kevin J. McNamara                               Edward L. Hutton
President and                                   Chairman of the Board
Chief Executive Officer

OPERATIONS REVIEW

VITAS HEALTHCARE CORPORATION

      VITAS Healthcare Corporation is the nation's largest provider of end-of-life care. Hospice care is focused on quality of life for the terminally ill with the principal aim to control pain and other symptoms so the patient can remain as alert and as comfortable as possible. VITAS' brand of Innovative Hospice Care(R) is available to any person who can no longer benefit from curative treatment. VITAS operates 35 hospice programs in 12 states -- Arizona, California, Connecticut, Delaware, Florida, Georgia, Illinois, New Jersey, Ohio, Pennsylvania, Texas and Wisconsin.

      VITAS has evolved from its founding in 1976 as an all-volunteer organization to a proven leader and innovator in the growth and development of hospice care in the United States. At December 31, 2004, VITAS had 7,200 professionals who serve over 9,300 hospice patients each day. Patients receive this care primarily in their homes. In addition, VITAS has established 24 inpatient hospice units located in hospitals, nursing homes, assisted living facilities and residential care facilities.

      During 2004, VITAS experienced strong organic growth in its established programs. In addition, VITAS continues its aggressive development of new programs serving Sacramento, California; Sonoma and Napa counties in northern California; Waterbury, Connecticut; a six-county region in northeast New Jersey; and Delaware. During the year, VITAS also received a Certificate of Need to begin serving hospice patients in Volusia and Flagler counties on Florida's Atlantic coast immediately north of its fast-growing Brevard County program.

      VITAS also successfully completed two significant acquisitions in major metropolitan markets in 2004, adding the former Haven House Hospice in Atlanta and the former Premier Hospice and Palliative Care in Phoenix to the company's growing roster of local hospice programs.

      While the vast majority of hospice care is provided in the patient's home -- whether that is a private residence, a skilled nursing facility or an assisted living/residential care facility for the elderly -- inpatient hospice units are an integral part of the continuum of care in hospice. Building on the momentum gained from opening four new inpatient hospice units in 2003, VITAS opened three new inpatient hospice units in 2004 in Miami, Fort Lauderdale and Houston, while the

[PHOTO OF VITAS HEALTHCARE CORPORATE MANAGEMENT]

VITAS Healthcare Corporate Management: (seated, l - r) Peggy Pettit, Executive Vice President & Chief Operating Officer; David A. Wester, President; (standing, l - r) Deirdre Lawe, R.N., Executive Vice President of Development & Public Affairs; Timothy S. O'Toole, Chief Executive Officer; and Barry M. Kinzbrunner, M.D., F.A.C.P., Senior Vice President & Chief Medical Officer.

[PHOTO]

A pioneer and leader in the hospice movement in the United States, VITAS is a company defined by the needs of the patients and families it assists. For more than 25 years, VITAS has advocated for the rights of terminally ill patients and their families. Today, VITAS continues to lead the industry because of its commitment to its patients and to innovations in comfort management, care-management technology, and service quality. The name "VITAS" is derived from the Latin word for "lives." It symbolizes the VITAS mission to preserve the quality of life for those who have a limited time to live. VITAS continues to evolve to meet the changing needs of those with life-limiting illnesses and their loved ones, and VITAS employees serve with one thought in mind: patients and families come first.

Haven House acquisition in Atlanta added a fourth inpatient unit. In addition, work progressed on additional new units for Miami, Central Florida and Dallas, each of which opened in January 2005.

      VITAS continues its concerted development efforts and investment in its central support systems and processes. The core of these systems is VITAS' proprietary IT products, including the Vx information management system and VxCarePlanIT, the hardware platform and innovative software that support a new, mobile electronic patient record. In addition, VITAS' growing corps of marketing representatives now utilizes wireless PC tablets and a web-based customer relationship management tool to better meet the information needs of referral sources and other healthcare professionals.

ROTO-ROOTER

      Founded in 1935, Roto-Rooter is the leading provider of plumbing and drain cleaning services in the United States, consistently delivering exceptional value to its customers via its highly trained workforce. This extensive network of company-owned branches, independent contractors and franchisees offers plumbing and drain cleaning services to approximately 91% of the U.S. population.

      Chemed acquired the Roto-Rooter operation in 1980. At that time, Roto-Rooter derived the majority of its revenue from franchisee fees and product sales. Since 1980, Roto-Rooter has methodically repurchased key franchise territories throughout the United States. Today, Roto-Rooter has 110 company-owned territories covering more than 46% of the U.S. population.

      Approximately 95% of Roto-Rooter's revenue is derived from these company-owned territories, with the remainder coming from franchise fees and product sales to our 500 plus franchisees. In addition, master franchise operations have been established in Japan, Mexico, the Philippines, United Kingdom, Hong Kong/China, and Indonesia/ Singapore.

      During 2004 Roto-Rooter completed a number of initiatives designed to improve the overall operating structure of the business. These infrastructure changes included centralizing call and dispatch locations, as well as instituting standardized procedures. This centralization provided the opportunity for the efficient monitoring of technician scheduling and job backlog, as well as removing significant non-value added administrative work from the branches.

      Roto-Rooter's core services are focused on providing plumbing and drain cleaning services to both residential and commercial customers. The Roto-Rooter mission is to provide our customers with the best-trained, highest-quality plumbing and drain cleaning force in the industry, translating into significant repeat business and continuing the Roto-Rooter cycle of success.

[PHOTO OF ROTO-ROOTER CORPORATE MANAGEMENT]

Roto-Rooter Corporate Management: (l - r) Gary H. Sander, Executive Vice President; Spencer S. Lee, Chairman & Chief Executive Officer; Gary C. Burger, President, Roto-Rooter Corporation; Rick L. Arquilla, President & Chief Operating Officer, Roto-Rooter Services Company; and Robert P. Goldschmidt, Senior Vice President, Business Development.

[PHOTO]

Satisfying customers is what Roto-Rooter does best. That's why more people depend on Roto-Rooter than on any other company for plumbing and drain cleaning services. Whether the problem is a flooded basement or a clogged drain, from repairing a leaky faucet to replacing a water heater, homeowners and businesses alike know they can trust Roto-Rooter, America's Neighborhood Plumber(R).

     FINANCIAL REVIEW

         CONTENTS

         CONSOLIDATED STATEMENT OF OPERATIONS                  6
         CONSOLIDATED BALANCE SHEET                            7
         CONSOLIDATED STATEMENT OF CHANGES
              IN STOCKHOLDERS' EQUITY                          8

         CONSOLIDATED STATEMENT OF

              COMPREHENSIVE INCOME/(LOSS)                      8

         CONSOLIDATED STATEMENT OF CASH FLOWS                 10
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS           11
         SELECTED FINANCIAL DATA                              41
         UNAUDITED SUMMARY OF QUARTERLY RESULTS               42
         MANAGEMENT'S DISCUSSION AND ANALYSIS OF
               FINANCIAL CONDITION AND RESULTS OF
               OPERATIONS                                     44

PRICEWATERHOUSECOOPERS LLP

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Chemed Corporation:

         In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, cash flows, changes in stockholders' equity and comprehensive income/(loss) present fairly, in all material respects, the financial position of Chemed Corporation ("Company") and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Cincinnati, Ohio
March 22, 2005

CONSOLIDATED STATEMENT OF OPERATIONS

Chemed Corporation and Subsidiary Companies

(in thousands, except per share data)
For the Years Ended December 31,                                               2004        2003         2002
--------------------------------------------------------------------------   ----------  ----------  ----------
CONTINUING OPERATIONS
     Service revenues and sales ..........................................   $ 735,341   $ 260,776   $ 253,687
                                                                             ---------   ---------   ---------
     Cost of services provided and goods sold (excluding depreciation)....     507,078     146,818     140,946
     Selling, general and administrative expenses ........................     138,285      95,363      85,024
     Depreciation ........................................................      14,542       9,519      10,424
     Amortization ........................................................       3,779         302         152
     Other expenses (Note 5) .............................................      13,551           -           -
                                                                             ---------   ---------   ---------
          Total costs and expenses .......................................     677,235     252,002     236,546
                                                                             ---------   ---------   ---------
          Income from operations .........................................      58,106       8,774      17,141
     Interest expense ....................................................     (21,158)     (3,177)     (3,948)
     Loss on extinguishment of debt (Note 12) ............................      (3,330)          -           -
     Other income--net (Note 8) ..........................................       3,469      10,849       3,947
                                                                             ---------   ---------   ---------
          Income before income taxes .....................................      37,087      16,446      17,140
     Income taxes (Note 9) ...............................................     (13,796)     (6,180)     (6,033)
     Equity in earnings/(loss) of affiliate (Note 3) .....................      (4,105)        922           -
                                                                             ---------   ---------   ---------
          Income from continuing operations ..............................      19,186      11,188      11,107
DISCONTINUED OPERATIONS, NET OF INCOME TAXES (NOTE 6) ....................       8,326     (14,623)    (13,652)
                                                                             ---------   ---------   ---------
NET INCOME/(LOSS) ........................................................   $  27,512   $  (3,435)  $  (2,545)
                                                                             =========   =========   =========

EARNINGS/(LOSS) PER SHARE (NOTES 17 AND 24)
     Income from continuing operations ...................................   $    1.59   $    1.13   $    1.13
                                                                             =========   =========   =========
     Net Income/(Loss) ...................................................   $    2.28   $   (0.35)  $   (0.26)
                                                                             =========   =========   =========
DILUTED EARNINGS/(LOSS) PER SHARE (NOTES 17 AND 24)
     Income from continuing operations ...................................   $    1.56   $    1.12   $    1.12
                                                                             =========   =========   =========
     Net Income/(Loss) ...................................................   $    2.23   $   (0.35)  $   (0.26)
                                                                             =========   =========   =========
AVERAGE NUMBER OF SHARES OUTSTANDING (NOTES 17 AND 24)

     Earnings/(loss) per share ...........................................      12,060       9,924       9,858
                                                                             =========   =========   =========
     Diluted earnings/(loss) per share ...................................      12,318       9,954       9,885
                                                                             =========   =========   =========

The Notes to Consolidated Financial Statements are integral parts of this statement

CONSOLIDATED BALANCE SHEET

Chemed Corporation and Subsidiary Companies

(in thousands, except shares and per share data)
December 31,                                                                          2004        2003
----------------------------------------------------------------------------------  ---------   ---------
ASSETS

     Current assets
          Cash and cash equivalents (Note 10) ....................................  $  71,448   $  50,688
          Accounts receivable less allowances of  $7,544 (2003 - $2,646) .........     64,663      14,351
          Inventories ............................................................      7,019       6,011
          Current deferred income taxes (Note 9) .................................     31,250       8,430
          Current assets of discontinued operations (Note 6) .....................     13,397      15,583
          Prepaid expenses and other current assets ..............................      9,842       6,411
                                                                                    ---------   ---------
                Total current assets .............................................    197,619     101,474
     Investments of deferred compensation plans held in trust (Note 14) ..........     18,317      17,391
     Other investments (Notes 6 and 16) ..........................................      1,445      25,081
     Note receivable (Notes 6 and 16) ............................................     12,500      12,500
     Properties and equipment, at cost, less accumulated depreciation (Note 11) ..     55,796      31,440
     Identifiable intangible assets less accumulated amortization of $5,174
          (2003 - $1,704) (Notes 4 and 7) ........................................     76,924         592
     Goodwill (Notes 4 and 7) ....................................................    432,732     105,335
     Noncurrent assets of discontinued operations (Note 6) .......................      5,705      10,954
     Other assets ................................................................     24,528      23,691
                                                                                    ---------   ---------
                     Total Assets ................................................  $ 825,566   $ 328,458
                                                                                    =========   =========
LIABILITIES

     Current liabilities
          Accounts payable .......................................................  $  37,777   $   6,081
          Current portion of long-term debt (Note 12) ............................     12,185         193
          Income taxes (Note 9) ..................................................     10,944       6,633
          Accrued insurance ......................................................     26,350      14,382
          Accrued salaries and wages .............................................     17,030       1,210
          Current liabilities of discontinued operations (Note 6) ................     22,117      21,131
          Other current liabilities (Note 13) ....................................     42,777      19,066
                                                                                    ---------   ---------
               Total current liabilities .........................................    169,180      68,696
     Deferred income taxes (Note 9) ..............................................     16,814           -
     Long-term debt (Note 12) ....................................................    279,510      25,931
     Convertible junior subordinated debentures (Note 20) ........................          -      14,126
     Deferred compensation liabilities (Note 14) .................................     18,311      17,380
     Noncurrent liabilities of discontinued operations (Note 6) ..................        811         417
     Other liabilities (Note 13) .................................................      8,848       9,215
     Commitments and contingencies (Notes 13, 15, 19, 22)
                                                                                    ---------   ---------
                    Total Liabilities ............................................    493,474     135,765
                                                                                    ---------   ---------
STOCKHOLDERS' EQUITY

     Capital stock - authorized 40,000,000 shares $1 par; issued 13,491,341 shares
          (2003 - 13,452,907 shares) .............................................     13,491      13,453
     Paid-in capital .............................................................    212,691     170,501
     Retained earnings ...........................................................    141,542     119,746
     Treasury stock - 983,128 shares (2003 - 3,508,663 shares), at cost ..........    (33,873)   (109,427)
     Unearned compensation (Note 14) .............................................     (3,590)     (2,954)
     Deferred compensation payable in Company stock (Note 14) ....................      2,375       2,308
     Notes receivable for shares sold (Note 18) ..................................       (544)       (934)
                                                                                    ---------   ---------
                    Total Stockholders' Equity ...................................    332,092     192,693
                                                                                    ---------   ---------
                    Total Liabilities and Stockholders' Equity ...................  $ 825,566   $ 328,458
                                                                                    =========   =========

The Notes to Consolidated Financial Statements are integral parts of this statement.

CONSOLIDATED STATEMENT OF CHANGES
IN STOCKHOLDERS' EQUITY

Chemed Corporation and Subsidiary Companies

                                                                           Capital    Paid-in
(in thousands, except per share data)                                       Stock     Capital
----------------------------------------------------------------------    ---------  ----------
Balance at December 31, 2001 .........................................    $ 13,438   $ 167,542
Net loss .............................................................           -           -
Dividends paid ($.45 per share) ......................................           -           -
Decrease in unearned compensation (Note 14) ..........................           -           -
Stock awards and exercise of stock options (Note 18) .................          23         974
Other comprehensive loss .............................................           -           -
Decrease in notes receivable (Note 18) ...............................           -           -
Purchases of treasury stock ..........................................           -           -
Distribution of assets to settle deferred compensation liabilities....           -           -
Other ................................................................         (13)       (217)
                                                                          --------   ---------
    Balance at December 31, 2002 .....................................      13,448     168,299
Net loss .............................................................           -           -
Dividends paid ($.48 per share) ......................................           -           -
Decrease in unearned compensation (Note 14) ..........................           -           -
Stock awards and exercise of stock options (Note 18) .................           3       1,620
Other comprehensive loss .............................................           -           -
Decrease in notes receivable (Note 18) ...............................           -           -
Purchases of treasury stock ..........................................           -           -
Distribution of assets to settle deferred compensation liabilities....           -           -
Other ................................................................           2         582
                                                                          --------   ---------
    BALANCE AT DECEMBER 31, 2003 .....................................      13,453     170,501
NET INCOME ...........................................................           -           -
DIVIDENDS PAID ($.48 PER SHARE) ......................................           -           -
STOCK AWARDS AND EXERCISE OF STOCK OPTIONS (NOTE 18) .................         130      10,650
RETIREMENT OF TREASURY SHARES ........................................        (400)    (12,076)
ISSUANCE OF COMMON SHARES (NOTE 7) ...................................           -      32,722
DECREASE IN NOTES RECEIVABLE (NOTE 18) ...............................           -           -
PURCHASES OF TREASURY STOCK ..........................................           -           -
CONVERSION OF CONVERTIBLE PREFERRED SECURITIES .......................         308      10,639
OTHER ................................................................           -         255
                                                                          --------   ---------
    BALANCE AT DECEMBER 31, 2004 .....................................    $ 13,491   $ 212,691
                                                                          ========   =========

CONSOLIDATED STATEMENT OF
COMPREHENSIVE INCOME/(LOSS)

Chemed Corporation and Subsidiary Companies

(in thousands)
For the Years Ended December 31,                                       2004     2003      2002
--------------------------------------------------------------------  -------  --------  --------
Net income/(loss) ..................................................  $27,512  $(3,435)  $(2,545)
                                                                      -------  -------   -------
Other comprehensive income/(loss), net of income tax:
   Unrealized holding gains/(losses) on available-for-sale
         investments arising during the period .....................        -     (334)      246
   Less: Reclassification adjustment for gains on available-for-sale
         investments arising during the period .....................        -   (3,351)     (775)
                                                                      -------  -------   -------
       Total .......................................................        -   (3,685)     (529)
                                                                      -------  -------   -------
Comprehensive income/(loss) ........................................  $27,512  $(7,120)  $(3,074)
                                                                      =======  =======   =======

The Notes to Consolidated Financial Statements are integral parts of these statements.

                                         Deferred
                                       Compensation   Accumulated     Notes
              Treasury                   Payable in       Other     Receivable
Retained       Stock-      Unearned       Company    Comprehensive     for
Earnings      at Cost    Compensation      Stock        Income      Shares Sold    Total
----------  -----------  ------------  ------------  -------------  -----------  ----------
$ 135,040   $ (110,424)    $ (7,436)      $ 3,288       $ 4,214      $ (1,502)   $ 204,160
   (2,545)           -            -             -             -             -       (2,545)
   (4,438)           -            -             -             -             -       (4,438)
        -            -        2,742             -             -             -        2,742
        -       (2,114)           -             -             -             -       (1,117)
        -            -            -             -          (529)            -         (529)
        -         (338)           -             -             -           550          212
        -          (51)           -             -             -             -          (51)
        -        1,066            -        (1,066)            -             -            -
     (119)         279            -            58             -             -          (12)
---------   ----------   ----------    ----------    -----------    ---------   ----------
  127,938     (111,582)      (4,694)        2,280         3,685          (952)     198,422
   (3,435)           -            -             -             -             -       (3,435)
   (4,761)           -            -             -             -             -       (4,761)
        -            -        1,740             -             -             -        1,740
        -        2,216            -             -             -             -        3,839
        -            -            -             -        (3,685)            -       (3,685)
        -          (23)           -             -             -            18           (5)
        -          (69)           -             -             -             -          (69)
        -           31            -           (31)            -             -            -
        4            -            -            59             -             -          647
---------   ----------   ----------    ----------    ----------     ---------   ----------
  119,746     (109,427)      (2,954)        2,308             -          (934)     192,693
   27,512            -            -             -             -             -       27,512
   (5,718)           -            -             -             -             -       (5,718)
        -          771       (2,530)            -             -             -        9,021
        -       12,476            -             -             -             -            -
        -       62,380            -             -             -             -       95,102
        -          (10)           -             -             -           390          380
        -          (63)       1,894             -             -             -        1,831
        -            -            -             -             -             -       10,947
        2            -            -            67             -             -          324
---------   ----------   ----------    ----------    ----------     ---------   ----------
$ 141,542   $  (33,873)    $ (3,590)      $ 2,375       $     -      $   (544)   $ 332,092
=========   ==========   ==========    ==========    ==========     =========   ==========

CONSOLIDATED STATEMENT OF CASH FLOWS

Chemed Corporation and Subsidiary Companies

(in thousands)
For the Years Ended December 31,                                                              2004        2003       2002
------------------------------------------------------------------------------------------  ----------  ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income/(loss) ...................................................................  $  27,512   $ (3,435)  $ (2,545)
     Adjustments to reconcile net income/(loss) to net cash provided by operations:
          Depreciation and amortization ..................................................     18,321      9,821     10,576
          Discontinued operations (Note 6) ...............................................     (8,326)    14,623     13,652
          Provision for uncollectible accounts receivable ................................      6,155      1,497      1,866
          Noncash portion of long-term incentive compensation ............................      5,808          -          -
          Provision for deferred income taxes (Note 9) ...................................      5,002      1,214        766
          Amortization of debt issuance costs ............................................      1,861          -          -
          Equity in loss/(earnings) of affiliate (Note 3) ................................      4,105       (922)         -
          Gains on redemption and sales of available-for-sale investments ................          -     (5,390)    (1,141)
          Asset impairment loss on available-for-sale investment .........................          -          -      1,200
          Changes in operating assets and liabilities, excluding
               amounts acquired in business combinations:
                    Increase in accounts receivable ......................................     (6,534)    (1,843)    (2,215)
                    Decrease/(increase) in inventories ...................................       (986)      (618)       752
                    Decrease/(increase) in prepaid expenses and other current assets .....     11,659       (801)      (654)
                    Increase/(decrease) in accounts payable and other current
                     liabilities .........................................................     (2,052)      (423)       732
                    Increase in income taxes .............................................     21,374      2,972      3,354
                    Decrease/(increase) in other assets ..................................      5,607     (2,041)    (1,116)
                    Increase/(decrease) in other liabilities .............................       (627)     2,842       (659)
          Noncash expense of internally financed ESOPs ...................................      1,894      1,740      2,742
          Other sources/(uses) ...........................................................     (1,044)     1,129        801
                                                                                            ---------   --------   --------
               Net cash provided by continuing operations ................................     89,729     20,365     28,111
               Net cash provided by discontinued operations (Note 6) .....................      4,426      2,487      1,628
                                                                                            ---------   --------   --------
               Net cash provided by operating activities .................................     94,155     22,852     29,739
                                                                                            ---------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES
     Business combinations, net of cash acquired (Note 7) ................................   (344,727)    (3,850)    (1,236)
     Capital expenditures ................................................................    (18,290)   (10,381)    (8,440)
     Deposit to secure merger offer ......................................................     10,000    (10,000)         -
     Proceeds from sales of property and equipment .......................................        772        555      2,056
     Net proceeds/(uses) from sale of discontinued operations (Note 6) ...................       (759)     1,091     50,676
     Investing activities of discontinued operations (Note 6) ............................        (98)     1,396     (3,460)
     Proceeds from redemption of available-for-sale securities (Notes 3 and 16) ..........          -     27,270          -
     Purchase of equity investment in affiliate (VITAS) (Notes 3 and 16) .................          -    (17,999)         -
     Proceeds from sales of investments ..................................................          -      4,493      1,917
     Other uses ..........................................................................       (107)      (357)      (497)
                                                                                            ---------   --------   --------
               Net cash provided/(used) by investing activities ..........................   (353,209)    (7,782)    41,016
                                                                                            ---------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from issuance of long-term debt (Note 12) ..................................    295,000          -      5,000
     Repayment of long-term debt (Note 12) ...............................................    (96,940)       (92)   (40,085)
     Issuance of capital stock, net of costs (Note 7) ....................................     95,102          -          -
     Debt issuance costs .................................................................    (14,447)         -          -
     Collection of stock subscription note receivable ....................................      8,053          -          -
     Dividends paid ......................................................................     (5,718)    (4,761)    (4,438)
     Proceeds from exercise of stock options (Note 18) ...................................      3,721      3,287      1,547
     Redemption of convertible junior subordinated securities (Note 20) ..................     (2,735)         -        (42)
     Purchases of treasury stock .........................................................     (2,654)      (637)    (3,214)
     Financing activities of discontinued operations (Note 6) ............................       (255)      (317)      (293)
     Other sources/(uses) ................................................................        687        568         (8)
                                                                                            ---------   --------   --------
               Net cash provided/(used) by financing activities ..........................    279,814     (1,952)   (41,533)
                                                                                            ---------   --------   --------
INCREASE IN CASH AND CASH EQUIVALENTS ....................................................     20,760     13,118     29,222
Cash and cash equivalents at beginning of year ...........................................     50,688     37,570      8,348
                                                                                            ---------   --------   --------

Cash and cash equivalents at end of year .................................................  $  71,448   $ 50,688   $ 37,570
                                                                                            =========   ========   ========

The Notes to Consolidated Financial Statements are integral parts of this statement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Chemed Corporation and Subsidiary Companies

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

      The consolidated financial statements include the accounts of Chemed Corporation and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated. Long-term investments in affiliated companies representing ownership interests of 20% to 50% were accounted for using the equity method.

VARIABLE INTEREST ENTITIES

      Effective January 1, 2004, we adopted the provisions of Financial Accounting Standards Board ("FASB") Interpretation No. 46R "Consolidation of Variable Interest Entities -- an interpretation of Accounting Research Bulletin No. 51 (revised)" ("FIN 46R") relative to the Company's contractual relationships with its independent contractors. FIN 46R requires the primary beneficiary of a Variable Interest Entity ("VIE") to consolidate the accounts of the VIE. We have evaluated our relationships with our independent contractors based upon guidance provided in FIN 46R and have concluded that many of the independent contractors may be VIEs. Due to the limited financial data available from these independent entities we have not been able to perform the required analysis to determine which, if any, of these relationships are VIEs or who is the primary beneficiary of these potential VIE relationships. We have requested and will continue to request appropriate information to enable us to evaluate these potential VIE relationships. We believe consolidation, if required, of the accounts of any VIEs for which the Company might be the primary beneficiary would not materially impact the Company's financial position or results of operations.

CASH EQUIVALENTS

      Cash equivalents comprise short-term highly liquid investments that have been purchased within three months of their dates of maturity.

ACCOUNTS AND LOANS RECEIVABLE AND CONCENTRATION OF RISK

      Accounts and loans receivable are recorded at the principal credit balance outstanding less estimated allowances for uncollectible accounts. For the Roto-Rooter Group Inc. ("Roto-Rooter") segment, allowances for trade accounts receivable are generally provided for accounts more than 90 days past due, although collection efforts continue beyond that time. Due to the small number of loans receivable outstanding, allowances for loan losses are determined on a case-by-case basis. For the VITAS Healthcare Corporation ("VITAS") segment, allowances for patient accounts receivable are provided on accounts more than 240 days old plus an appropriate percentage of accounts not yet 240 days old. Final write-off of overdue accounts or loans receivable is made when all reasonable collection efforts have been made and payment is not forthcoming. Management closely monitors its receivables and periodically reviews procedures for the granting of credit to ensure losses are held to a minimum.

      As of December 31, 2004, approximately 56% and 32% of VITAS' total accounts receivable balance were due from Medicare and various state Medicaid programs, respectively. VITAS closely monitors its programs to ensure compliance with Medicare and Medicaid regulations.

INVENTORIES

      Substantially all of the inventories are either general merchandise or finished goods. Inventories are stated at the lower of cost or market. For determining the value of inventories, cost methods that reasonably approximate the first-in, first-out ("FIFO") method are used.

OTHER INVESTMENTS

      At December 31, 2004, other investments, all of which are classified as available-for-sale, comprise a common stock purchase warrant in privately held Patient Care Inc. ("Patient Care"), a former subsidiary of the Company. At December 31, 2003, other investments included a 37% equity ownership interest in the common stock of VITAS, one common stock purchase warrant of VITAS, and the common stock purchase warrant in Patient Care.

      Equity investments that are publicly traded are recorded at their fair value with unrealized gains and losses, net of income taxes, included in other comprehensive income on the balance sheet. The Company's investment in the Patient Care warrant is carried at cost, subject to write-down for impairment. Prior to acquiring 100% of VITAS, the Company's equity investment in VITAS was accounted for using the equity method of accounting.

      All investments are reviewed periodically for impairment based on available market and financial data. If the market value or net realizable value of the investment is less than the Company's cost and this decline is determined to be other than temporary, a write-down to fair value is made, and a realized loss is recorded in the statement of operations.

      In calculating realized gains and losses on the sales of investments, the specific-identification method is used to determine the cost of investments sold.

DEPRECIATION AND PROPERTIES AND EQUIPMENT

      Depreciation of properties and equipment is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the remaining lease terms (excluding option terms) or their useful lives. Expenditures for maintenance, repairs, renewals and betterments that do not materially prolong the useful lives of the assets are expensed as incurred. The cost of property retired or sold and the related accumulated depreciation are removed from the accounts, and the resulting gain or loss is reflected currently in income.

      The weighted average lives of the Company's gross properties and equipment at December 31, 2004, were:

Buildings                                18.5 years
Transportation equipment                  5.4
Machinery and equipment                   6.1
Computer software                         6.4
Furniture and fixtures                    6.0

GOODWILL AND INTANGIBLE ASSETS

      Identifiable intangible assets arise from purchase business combinations and are amortized using either an accelerated method or the straight-line method over the estimated useful lives of the assets. The selection of an amortization method is based on which method best reflects the economic pattern of usage of the asset. Goodwill is tested at least annually for impairment. The VITAS trade name is considered to have an indefinite life and is tested at least annually for impairment. The weighted average lives of the Company's gross identifiable amortizable intangible assets at December 31, 2004, were:

Covenants not to compete              6.3 years
Referral network                     10.0
Customer lists                       13.3

LONG-LIVED ASSETS

      The Company periodically makes an estimation and valuation of the future benefits of its long-lived assets (other than goodwill) based on key financial indicators. If the projected undiscounted cash flows of a major business unit indicate that property and equipment or identifiable intangible assets have been impaired, a write-down to fair value is made.

OTHER ASSETS

      Debt issuance costs are included in other assets and are amortized using the effective interest method over the life of the debt.

REVENUE RECOGNITION

      Service revenues and sales are recognized when the services are provided or the products are delivered. VITAS recognizes revenue at the estimated net realizable amounts due from third-party payers, which are primarily Medicare and Medicaid. Payers may deny payment for services in whole or in part on the basis that such services are not eligible for coverage and do not qualify for reimbursement. We estimate denials each period and make adequate provision in the financial statements.

      VITAS is subject to certain limitations on Medicare payments for services. Specifically, if the number of inpatient care days any hospice program provides to Medicare beneficiaries exceeds 20% of the total days of hospice care such program provides to all patients for an annual period beginning September 28, the days in excess of the 20% figure may be reimbursed only at the routine homecare rate. None of VITAS' hospice programs exceeded the payment limits on inpatient services in 2004.

      VITAS is also subject to a Medicare annual per-beneficiary cap. Compliance with the Medicare cap is measured by comparing the total Medicare payments received under a Medicare provider number with respect to services provided to all Medicare hospice care beneficiaries in the program or programs covered by that Medicare provider number between November 1 of each year and October 31 of the following year, and the product of the per-beneficiary cap amount and the number of Medicare beneficiaries electing hospice care for the first time from that hospice program or programs during the relevant period. None of VITAS' hospice programs exceed the Medicare annual per-beneficiary cap in 2004.

Chemed Corporation and Subsidiary Companies

GUARANTEES

      In the normal course of business, the Company enters into various guarantees and indemnifications in its relationships with customers and others. Examples of these arrangements include guarantees of service and product performance. The Company's experience indicates guarantees and indemnifications do not materially impact the Company's financial condition or results of operations.

OPERATING EXPENSES

      Cost of services provided and goods sold (excluding depreciation) includes salaries, wages and benefits of service providers and field personnel, material costs, medical supplies and equipment, pharmaceuticals, insurance costs, service vehicle costs and other expenses directly related to providing service revenues or generating sales. Selling, general and administrative expenses include salaries, wages and benefits of selling, marketing and administrative employees, advertising expenses, communications and branch telephone expenses, office rent and operating costs, legal, banking and professional fees and other administrative costs.

ADVERTISING

      The Company expenses the production costs of advertising the first time the advertising takes place. Costs of yellow pages listings are expensed when the directories are placed in circulation. Other advertising costs are expensed as incurred. Advertising expense for continuing operations for the year ended December 31, 2004, was $19,950,000 (2003 -- $16,361,000; 2002 -- $16,698,000).

COMPUTATION OF EARNINGS PER SHARE

      Earnings per share are computed using the weighted average number of shares of capital stock outstanding. Diluted earnings per share reflect the dilutive impact of the Company's outstanding stock options and nonvested stock awards. Diluted earnings per share also assumed the conversion of the Convertible Junior Subordinated Debentures ("CJSD") into capital stock prior to the redemption of the CJSD in 2004, only when the impact was dilutive on earnings per share from continuing operations.

EMPLOYEE STOCK OWNERSHIP PLANS

      Contributions to the Company's Employee Stock Ownership Plans ("ESOP") are based on established debt repayment schedules. Shares are allocated to participants based on the principal and interest payments made during the period. The Company's policy is to record its ESOP expense by applying the transition rule under the level-principal amortization concept.

STOCK-BASED COMPENSATION PLANS

      The Company uses Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees", to account for stock-based compensation. Since the Company's stock options qualify as fixed options under APB 25 and since the option price equals the market price on the date of grant, there is no compensation cost recorded for stock options. Restricted stock is recorded as compensation cost over the requisite vesting periods on a straight-line basis, based on the market value on the date of grant.

Chemed Corporation and Subsidiary Companies

      The following table illustrates the effect on net income/(loss) and earnings/(loss) per share if the Company had applied the fair-value-recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation" (in thousands, except per share data):

                                                 For the Years Ended December 31,
                                             ---------------------------------------
                                                2004           2003          2002
                                             ----------     ----------    ----------
Net income/(loss), as reported               $   27,512     $   (3,435)   $   (2,545)
Add: stock-based compensation expense
     included in the determination of net
     income/(loss), net of income taxes           3,940             95           120
Deduct: total stock-based employee
     compensation determined under
     a fair-value-based method for all
     stock options and awards, net of
     related income taxes                        (8,259)          (952)         (767)
                                             ----------     ----------    ----------
          Pro forma net income/(loss)        $   23,193     $   (4,292)   $   (3,192)
                                             ==========     ==========    ==========
Earnings/(loss) per share
     As reported                             $     2.28     $    (0.35)   $    (0.26)
                                             ==========     ==========    ==========
     Pro forma                               $     1.92     $    (0.43)   $    (0.32)
                                             ==========     ==========    ==========
Diluted earnings/(loss) per share
     As reported                             $     2.23     $    (0.35)   $    (0.26)
                                             ==========     ==========    ==========
     Pro forma                               $     1.88     $    (0.43)   $    (0.32)
                                             ==========     ==========    ==========

The above pro forma data were calculated using the Black-Scholes option valuation method to value the Company's stock options granted in 2004 and prior years. Key assumptions include:

                                        For the Years Ended December 31,
                                     ---------------------------------------
                                         2004          2003         2002
                                     ------------  ------------  -----------
Weighted average grant-date fair
     value of options granted        $ 13.59       $ 10.14       $ 11.18
Risk-free interest rate                  3.9%          3.2%          4.8%
Expected volatility                     30.3%         27.8%         25.1%
Expected life of options                   5 yrs.        6 yrs.        6 yrs.

      For options granted in 2002 and 2003, it was assumed that the annual dividend would be increased $.01 per share per quarter biannually in the fourth quarter. For options granted in 2004, it was assumed that the annual dividend would remain at $.48 per share for the life of the options. These assumptions were based on the facts and circumstances that existed at the time options were granted and should not be construed to be an indication of future dividend amounts to be paid.

INSURANCE ACCRUALS

      The Company is self-insured for casualty insurance claims, subject to a stop-loss policy with a maximum per-occurrence limit varying between $250,000 and $500,000, dependent upon policy year. Management consults with insurance professionals and closely monitors and evaluates its historical claims experience to estimate the appropriate level of accrual for claims. To calculate the claims accrual, management uses historical loss development factors ("LDF") that consider both reported losses and incurred but not reported ("IBNR") losses. LDFs are updated annually.

ESTIMATES

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

      Disclosures of aftertax expenses and adjustments are based on estimates of the effective income tax rates for the applicable segments.

Chemed Corporation and Subsidiary Companies

RECLASSIFICATIONS

      The results of operations and the balance sheet of the Company's Service America segment were reclassified to discontinued operations in 2004 and prior years. In addition, certain other amounts in prior years' financial statements have been reclassified to conform to the 2004 presentation.

RECENT ACCOUNTING STATEMENTS

      In December 2004, the FASB issued FASB Statement No. 123 (revised 2004) "Share-Based Payment" ("FASB123R"), which requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation issued to employees and disallows the use of the intrinsic value method of accounting for stock options, but expresses no preference for a type of valuation model. This statement supersedes APB No. 25, but does not change the accounting guidance for share-based payment transactions with parties other than employees provided in FASB 123 as originally issued. FASB123R is effective as of the beginning of the Company's third quarter of 2005. We are evaluating our stock incentive programs and most likely will significantly reduce the number of stock options granted after June 30, 2005. In March 2005, the Board of Directors approved immediate vesting of all unvested stock options to avoid recognizing approximately $1.6 million of pretax expense that would have been charged to income under FASB123R during the seven quarters beginning on July 1, 2005. We estimate that the pretax expense for continuing operations of accelerating the vesting of these stock options, which were scheduled to vest in November 2005 and November 2006, to be approximately $214,000 in the first quarter of 2005. As a result, we do not expect the implementation of FASB123R in the third quarter of 2005 to have a significant impact on our financial condition, results of operations or cash flows.

      In December 2004, the FASB issued FASB Statement No. 151 "Inventory Costs, an Amendment of ARB No. 43, Chapter 4" ("FASB No. 151"). FASB No. 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material and requires that these items be recognized as current period charges. FASB No. 151 applies to inventory costs incurred only during periods beginning after the effective date and also requires that the allocation of fixed production overhead to conversion costs be based on the normal capacity of the production facilities. FASB No. 151 is effective for the Company's fiscal year beginning January 1, 2005. We do not anticipate that implementation of this statement will have a material impact on our financial condition, results of operations or cash flows.

      In December 2004, FASB issued FASB Statement No. 153 "Exchanges of Non-monetary Assets, An Amendment of APB Opinion No. 29" ("FASB No. 153"). FASB No. 153 eliminates the exception for exchange of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. FASB No. 153 is effective for nonmonetary assets and exchanges occurring in fiscal periods beginning after June 15, 2005. As we do not engage in exchanges of non-monetary assets, we do not anticipate implementation of this statement will have significant impact on our financial conditions, results of operations or cash flows.

2. SEGMENTS AND NATURE OF THE BUSINESS

      Due to the significant impact of our acquisition of VITAS in February 2004, we reevaluated the Company's segment reporting of administrative expense of the Corporate Office headquarters. Previously, we included such expenses in the Plumbing and Drain Cleaning segment since it comprised in excess of 80% of our business. Currently, Roto-Rooter comprises 38% of Chemed's consolidated revenues from continuing operations and 36% of its income from operations. Accordingly, we now report corporate administrative expenses and unallocated investing and financing income and expense not directly related to any one segment as "Corporate." Corporate administrative expense includes the stewardship, accounting and reporting, legal, tax and other costs of operating a publicly held corporation. Corporate investing and financing income and expenses include the costs and income associated with corporate debt and investment arrangements. Also, in December 2004, the Board of Directors of the Company authorized the discontinuance of the Company's Service America segment, the disposal of which is expected to be completed in the first half of 2005.

      The Company's segments now comprise the VITAS segment and the Roto-Rooter segment (formerly the Plumbing and Drain Cleaning segment). Service America has been reclassified to discontinued operations for all periods presented.

      The VITAS segment provides palliative medical care and related services to terminally ill patients through state licensed and federally certified hospice programs, and the Roto-Rooter segment provides plumbing and drain cleaning services. Relative contributions of each segment to service revenues and sales were 62% and 38%, respectively, in 2004.

Chemed Corporation and Subsidiary Companies

      The reportable segments have been defined along service lines which is consistent with the way the businesses are managed. In determining reportable segments, the Roto-Rooter Services, Roto-Rooter Franchising and Products and Roto-Rooter Heating, Ventilating and Air Conditioning ("HVAC") and non-Roto-Rooter brand operating segments of the Roto-Rooter segment have been aggregated on the basis of possessing similar operating and financial characteristics. The characteristics of these operating segments and the basis for aggregation are reviewed annually. Accordingly, the reportable segments are defined as follows:

            - The VITAS segment provides hospice services for patients with severe, life-limiting illnesses. This type of care is aimed at making the terminally ill patient's final days as comfortable and pain-free as possible. Hospice care is typically available to patients who have been initially certified as terminally ill (i.e., a prognosis of six months or less) by their attending physician, if any, and the hospice physician. VITAS offers all levels of hospice care in a given market, including routine home care, inpatient care and continuous care. Approximately 96% of VITAS' revenues are derived through Medicare and Medicaid reimbursement programs.

            - The Roto-Rooter segment provides repair and maintenance services to residential and commercial accounts using the Roto-Rooter service mark. Such services include plumbing and sewer, drain and pipe cleaning. They are delivered through company-owned, independent-contractor-operated and franchised locations. This segment also manufactures and sells products and equipment used to provide such services.

      Substantially all of the Company's service revenues and sales from continuing operations are generated from business within the United States. Management closely monitors accounts receivable balances and has established policies regarding the extension of credit and compliance therewith.

Chemed Corporation and Subsidiary Companies

      Segment data for the Company's continuing operations are set forth below (in thousands, except footnote data):

                                                              For the Years Ended December 31,
                                                             -----------------------------------
                                                               2004         2003         2002
                                                             ---------    ---------    ---------
REVENUES BY TYPE OF SERVICE
   VITAS
     Routine homecare                                        $ 316,374    $       -    $       -
     Continuous care                                            78,669            -            -
     General inpatient                                          63,051            -            -
     Other                                                         636            -            -
                                                             ---------    ---------    ---------
        Total segment                                          458,730            -            -
                                                             ---------    ---------    ---------
   Roto-Rooter
     Sewer and drain cleaning                                  111,867      106,127      106,125
     Plumbing repair and maintenance                           107,642      101,590       98,812
     Industrial and municipal sewer and drain cleaning          16,075       15,581       14,660
     Contractors                                                16,360       14,125       12,350
     HVAC repair and maintenance                                 3,111        3,044        3,746
     Other products and services                                21,556       20,309       17,994
                                                             ---------    ---------    ---------
        Total segment                                          276,611      260,776      253,687
                                                             ---------    ---------    ---------
          Total service revenues and sales                   $ 735,341    $ 260,776    $ 253,687
                                                             ---------    ---------    ---------
AFTERTAX SEGMENT EARNINGS/ (LOSS) (A) (B)
   VITAS                                                     $  29,139    $       -    $       -
   Roto-Rooter                                                  18,795       13,176       14,108
                                                             ---------    ---------    ---------
     Total segment earnings                                     47,934       13,176       14,108
   Corporate                                                   (24,643)      (2,910)      (3,001)
   Equity in VITAS earnings/(loss)                              (4,105)         922            -
   Discontinued operations                                       8,326      (14,623)     (13,652)
                                                             ---------    ---------    ---------
     Net income/(loss)                                       $  27,512    $  (3,435)   $  (2,545)
                                                             =========    =========    =========
INTEREST INCOME
   VITAS                                                     $   1,091    $       -    $       -
   Roto-Rooter                                                   1,180          863          621
                                                             ---------    ---------    ---------
     Subtotal                                                    2,271          863          621
   Corporate                                                     1,403        2,155        2,511
   Intercompany eliminations                                    (1,800)        (595)        (237)
                                                             ---------    ---------    ---------
     Total interest income                                   $   1,874    $   2,423    $   2,895
                                                             =========    =========    =========

(a) For 2004, includes payouts under the Company's 2002 Executive Long-term Incentive Plan of $4,455,000 aftertax (Corporate) and $982,000 aftertax (Roto-Rooter), the prepayment penalty incurred on the early extinguishment of the Company's debt of $2,030,000 aftertax (Corporate), the estimated cost for the anticipated settlement of a lawsuit of $1,897,000 aftertax (Roto-Rooter), expenses related to debt registration of $727,000 aftertax (Corporate), the Company's aftertax share of VITAS' charges related to the Company's acquisition of VITAS amounting to $4,621,000 (Equity in VITAS earnings/(loss)), additional VITAS transaction costs and adjustments of a charge of $1,008,000 aftertax (VITAS) and a credit of $786,000 aftertax (Corporate), and favorable tax adjustments and settlements from prior year returns of $990,000 aftertax (Corporate) and $630,000 (Roto-Rooter).

(b) Includes severance charges of $2,358,000 aftertax (Corporate) in 2003, an investment impairment charge of $780,000 aftertax (Corporate) in 2002, and aftertax capital gains on the sales and redemption of investments (Corporate) for the years 2003 and 2002 amounting to $3,351,000 and $775,000, respectively.

Chemed Corporation and Subsidiary Companies

                                                              For the Years Ended December 31,
                                                             -----------------------------------
                                                               2004         2003         2002
                                                             ---------    ---------    ---------
INTEREST EXPENSE
 VITAS                                                       $     128    $       -    $       -
 Roto-Rooter                                                       206          170          101
                                                             ---------    ---------    ---------
   Subtotal                                                        334          170          101
  Corporate                                                     20,824        3,007        3,847
                                                             ---------    ---------    ---------
   Total interest expense                                    $  21,158    $   3,177    $   3,948
                                                             =========    =========    =========
INCOME TAX PROVISION (A)
 VITAS                                                       $  20,030    $       -    $       -
 Roto-Rooter                                                    10,611        8,054        8,871
                                                             ---------    ---------    ---------
   Subtotal                                                     30,641        8,054        8,871
  Corporate                                                    (16,845)      (1,874)      (2,838
                                                             ---------    ---------    ---------
   Total income tax provision                                $  13,796    $   6,180    $   6,033
                                                             =========    =========    =========
IDENTIFIABLE ASSETS
 VITAS                                                       $ 502,810    $       -    $       -
 Roto-Rooter                                                   174,310      172,257      165,503
                                                             ---------    ---------    ---------
  Total identifiable assets                                    677,120      172,257      165,503
 Corporate (b)                                                 129,344      129,664      121,673
 Discontinued operations                                        19,102       26,537       50,646
                                                             ---------    ---------    ---------
  Total assets                                               $ 825,566    $ 328,458    $ 337,822
                                                             =========    =========    =========
ADDITIONS TO LONG-LIVED ASSETS (C)
 VITAS                                                       $ 434,509    $       -    $       -
 Roto-Rooter                                                     8,690       12,610        9,433
                                                             ---------    ---------    ---------
  Subtotal                                                     443,199       12,610        9,433
 Corporate (b)                                                     785        1,621          184
                                                             ---------    ---------    ---------
  Total additions                                            $ 443,984    $  14,231    $   9,617
                                                             =========    =========    =========
DEPRECIATION AND AMORTIZATION (D)
 VITAS                                                       $   9,061    $       -    $       -
 Roto-Rooter                                                     8,702        9,481       10,149
                                                             ---------    ---------    ---------
  Subtotal                                                      17,763        9,481       10,149'
 Corporate                                                         558          340          427
                                                             ---------    ---------    ---------
  Total depreciation and amortization                        $  18,321    $   9,821    $  10,576
                                                             =========    =========    =========

(a) For 2004, includes favorable tax adjustments and settlements from prior year returns of $990,000 (Corporate) and $630,000 (Roto-Rooter).

(b) Corporate assets consist primarily of cash and cash equivalents, marketable securities, properties and equipment and other investments.

(c) Long-lived assets include goodwill, identifiable intangible assets and property and equipment.

(d) Depreciation and amortization include amortization of identifiable intangible assets and stock awards.

Chemed Corporation and Subsidiary Companies

3. EQUITY INTEREST IN AFFILIATE (VITAS)

      Until February 23, 2004, the Company held a 37% interest in privately held VITAS. On August 18, 2003, VITAS retired the Company's investment in the 9% Redeemable Preferred Stock of VITAS. Cash proceeds to the Company totaled $27.3 million, and the Company realized a pretax gain of $1,846,000 ($1,200,000 aftertax or $.12 per share) on the redemption of preferred stock in the third quarter of 2003. During 2003, the dividends and amortization of preferred stock discount on this investment contributed $1,585,000 to the aftertax earnings of the Company. On October 14, 2003, the Company exercised two of its three warrants to purchase 4,158,000 common shares of VITAS, or 37%, for $18 million in cash. See Note 7 regarding the acquisition of the 63% of VITAS the Company did not own in 2003.

      During the period January 1 through February 23, 2004, VITAS recognized a net loss of $18,335,000 due to the recognition of approximately $20.9 million of aftertax costs related to VITAS' sale of its business to the Company. Included in these costs are the following (in thousands):

Accrual for potential severance costs under key-employee employment agreements      $  10,975
Legal and valuation costs                                                               6,665
Loss on write-off of VITAS' deferred debt issuance costs                                2,698
Other                                                                                     592
                                                                                    ---------
            Total                                                                   $  20,930
                                                                                    =========

      The Company's aftertax share of VITAS' loss for this period was $4,105,000.

      Summarized unaudited financial data for VITAS follow (in thousands):

                                                               AS OF AND FOR       As of and
                                                              THE PERIOD FROM    for the Three           As of and for the
                                                                JANUARY 1 TO      Months Ended       Years Ended September 30,
                                                                FEBRUARY 23,      December 31,      --------------------------
                                                                    2004              2003             2003            2002
                                                              ----------------   -------------      ----------    ------------
Statement of Operations
   Revenues                                                    $   72,870        $     121,062      $  420,074    $    359,200
   Gross profit                                                    14,022               27,515          88,254          77,841
   Income/(loss) from operations                                  (19,956)              10,727          32,022          28,019
   Net income/(loss)                                              (18,335)               5,396          13,689          13,789
   Net income/(loss) available for common stockholders            (18,335)               5,396           5,678           9,727
Financial Position
   Current assets                                              $  101,394        $      79,619      $   69,891     $    51,780
   Noncurrent assets                                               63,844               63,746          62,660          59,687
   Current liabilities                                            101,062               62,963          54,046          46,881
   Noncurrent liabilities                                          60,310               68,553          90,053          59,006
   Redeemable preferred stock                                           -                    -               -          22,006
   Stockholders' equity/(deficit)                                   3,866               11,849         (11,548)        (16,426)


4.    GOODWILL AND INTANGIBLE ASSETS

      Amortization of definite-lived intangible assets from continuing operations was (in thousands):

   For the Years Ended December 31,
---------------------------------------
  2004            2003           2002
--------        -------        --------
$  3,468        $   130        $   152

Chemed Corporation and Subsidiary Companies

      The following is a schedule by year of projected amortization expense for definite-lived intangible assets (in thousands):

2005        $   4,021
2006            4,012
2007            3,978
2008            3,971
2009            3,963

      The balance in identifiable intangible assets comprises the following (in thousands):

                                                                     Gross        Accumulated      Net Book
DECEMBER 31, 2004                                                    Asset       Amortization       Value
-----------------                                                  ---------     ------------      --------
REFERRAL NETWORK                                                   $  20,900     $     (2,348)     $ 18,552
COVENANTS NOT TO COMPETE                                               8,676           (2,043)        6,633
CUSTOMER LISTS                                                         1,222             (783)          439
                                                                   ---------     ------------      --------
     SUBTOTAL                                                         30,798           (5,174)       25,624
VITAS TRADE NAME                                                      51,300                -        51,300
                                                                   ---------     ------------      --------
     TOTAL                                                         $  82,098     $     (5,174)     $ 76,924
                                                                   =========     ============      ========


DECEMBER 31, 2003
-----------------
Covenants not to compete                                           $   1,075     $       (999)     $     76
Customer lists                                                         1,221             (705)          516
                                                                   ---------     ------------      --------
     Total                                                         $   2,296     $     (1,704)     $    592
                                                                   =========     ============      ========

      The changes in the carrying amount of goodwill for the years ended December 31, 2002 and 2003, are as follows (in thousands):

                                                              Roto-
                                                VITAS         Rooter         Total
                                              ---------     ---------     -----------

December 31, 2002                             $       -     $ 100,806     $   100,806
Acquired in business combinations                     -         4,246           4,246
Other adjustments                                     -           283             283
                                              ---------     ---------     -----------
     DECEMBER 31, 2003                                -       105,335         105,335
ACQUIRED IN BUSINESS COMBINATIONS               324,330         2,918         327,248
OTHER ADJUSTMENTS                                     -           149             149
                                              ---------     ---------     -----------
     DECEMBER 31, 2004                        $ 324,330     $ 108,402     $   432,732
                                              =========     =========     ===========

      As required by FASB No. 142 "Goodwill and Intangible Assets" ("FASB No. 142"), the Company performed goodwill impairment tests for all of its reporting units as of December 31, 2004 and 2003, based on valuations prepared by professional valuation firms. For all reporting units included in continuing operations, these tests indicated that none of the Company's goodwill is impaired. Service America, which was reclassified to discontinued operations in 2004, recognized goodwill impairment losses of $10.0 million and $20.3 million in 2003 and 2002, respectively, largely due to declining revenues and poor operating results for several years. For the purpose of impairment testing, the Company considers the reporting components of its continuing operations to be VITAS, Roto-Rooter Services (plumbing and drain cleaning services) and Roto-Rooter Franchising and Products (franchising and manufacturing and sale of plumbing and drain cleaning products).

Chemed Corporation and Subsidiary Companies

5. OTHER EXPENSES

      Other expenses from continuing operations for 2004 include the following pretax charges (in thousands):

LONG-TERM INCENTIVE COMPENSATION                                $   8,783
ACCRUAL FOR LAWSUIT SETTLEMENT                                      3,135
VITAS TRANSACTION-RELATED COSTS AND ADJUSTMENTS                       442
PROFESSIONAL FEES INCURRED TO REGISTER FLOATING RATE NOTES          1,191
                                                                ---------
     TOTAL OTHER EXPENSES                                       $  13,551
                                                                =========

      The long-term incentive compensation was awarded in the first quarter of 2004 under the 2002 Executive Long-Term Incentive Plan ("LTIP") because the price of the Company's stock exceeded $50 for 10 consecutive trading days, fulfilling one of the performance targets of the LTIP. The aftertax expense was $5,437,000. The LTIP has been amended to provide for additional targets as described in Note 19.

      The charge for the lawsuit settlement represents Roto-Rooter's anticipated cost of settling a class-action lawsuit in Madison, IL. The proposed settlement has not yet been finalized by the parties nor approved by the court. The aftertax cost of this charge is $1,897,000.

      VITAS' transaction-related costs and adjustments are expense adjustments related to the acquisition of VITAS and netted $222,000 aftertax expense.

      The professional fees incurred to register the Company's Floating Rate Notes were expensed in 2004 and amounted to $727,000 aftertax. The Floating Rate Notes were called in February 2005 as discussed in Note 12.

      The aggregate impact of these charges reduced income from continuing operations by $8,283,000.

6. DISCONTINUED OPERATIONS

      Discontinued operations comprise (in thousands, except per share amounts):

                                                                           For the Years Ended December 31,
                                                                     ------------------------------------------
                                                                      2004             2003             2002
                                                                     -------         ---------        ---------
Service America (2004):
   Loss before income taxes                                          $  (535)        $ (16,118)       $ (19,543)
   Income taxes                                                          222             1,431             (418)
                                                                     -------         ---------        ---------
   Loss from operations, net of income taxes                            (313)          (14,687)         (19,961)
   Gain on disposal, net of income tax benefit of $14,230              8,872                 -                -
                                                                     -------         ---------        ---------
     Total Service America                                             8,559           (14,687)         (19,961)
                                                                     -------         ---------        ---------
Patient Care (2002):
   Income before income taxes                                              -                 -            5,233
   Income taxes                                                            -                 -           (2,142)
                                                                     -------         ---------        ---------
   Income from operations, net of income taxes                             -                 -            3,091
   Gain on disposal, net of income taxes of $594                           -                 -              304
                                                                     -------         ---------        ---------
     Total Patient Care                                                    -                 -            3,395
                                                                     -------         ---------        ---------
Adjustment to accruals of operations discontinued in prior years:
   Environmental and sublease accruals (1991)                           (700)                -           (1,145)
   Allowance for uncollectible notes receivable (2001)                   383                99              477
   Severance and other accruals (1997)                                     -                 -              180
                                                                     -------         ---------        ---------
   Gain/(loss) before income taxes                                      (317)               99             (488)
   Income tax refund (1997)                                                -                 -            2,861
   All other income taxes                                                 84               (35)             541
                                                                     -------         ---------        ---------
     Total adjustments                                                  (233)               64            2,914
                                                                     -------         ---------        ---------
       Total discontinued operations                                 $ 8,326         $ (14,623)       $ (13,652)
                                                                     =======         =========        =========
Earnings/(loss) per share                                            $  0.69         $   (1.47)       $   (1.38)
                                                                     =======         =========        =========
Diluted earnings/(loss) per share                                    $  0.68         $   (1.47)       $   (1.38)
                                                                     =======         =========        =========

Chemed Corporation and Subsidiary Companies

      In December 2004, the Board of Directors of the Company authorized the discontinuance of the Company's Service America segment through an asset sale to employees of Service America. The disposal is subject to certain regulatory and other approvals and is expected to be completed during the first half of 2005. Our decision to dispose of Service America, which provides major-appliance and heating/air conditioning repair, maintenance and replacement services, is based on declining operating results and projected operating losses. The acquiring corporation will purchase the substantial majority of Service America's assets in exchange for assuming substantially all of Service America's liabilities. Included in the assets to be acquired is a receivable from the Company for approximately $4.7 million. The Company will pay $1 million of this receivable upon closing and the remainder over the following year in 11 equal installments. We recognized a tax benefit of approximately $14.2 million on this disposal in 2004, primarily due to the recognition of non-deductible impairment losses in prior years. In addition, we project we will incur pretax losses of approximately $800,000 (unaudited) from Service America in 2005, prior to the date of disposal. These losses are largely related to the finalization of severance, lease and other arrangements and will be included in discontinued operations in 2005.

      During 2004, we also increased our accrual for environmental liabilities related to the disposal of DuBois Chemicals, Inc. ("DuBois") in 1991 by $700,000. The adjustment is based on an assessment by the Company's environmental attorney and ongoing discussions with the U.S. Environmental Protection Agency.

      The $383,000, $99,000 and $477,000 accrual adjustments and reductions to the allowance for uncollectible notes receivable from Cadre Computer Resources Co. ("Cadre Computer") (sold in 2001) are attributable to Cadre Computer's experiencing better-than-anticipated financial results and to the expiration and nonuse of $350,000 of Cadre Computer's line of credit with the Company. In anticipation that Cadre Computer would draw down the full $500,000 line of credit to finance operating losses, this line of credit had been fully reserved in 2001 when Cadre Computer was sold to its employees. The remainder of the adjustment in 2002 ($127,000) and 2003 ($99,000) was recorded because Cadre Computer began making payments on its existing notes that previously were fully reserved.

      During 2002, the Company sold Patient Care to an investor group that included Schroder Ventures Life Sciences Group, Oak Investment Partners, Prospect Partners and Salix Ventures. Patient Care provides home-healthcare services primarily in the New York-New Jersey-Connecticut area. The proceeds to the Company from the sale of Patient Care comprised the following (in thousands):

Cash                                            $  52,500
Note receivable                                    12,500
Cash placed in escrow                               5,000
Common stock purchase warrants                      1,445
Purchase price adjustment due to seller             1,251
                                                ---------
            Total                               $  72,696
                                                =========

      The note receivable is a senior subordinated note ("Note") due October 11, 2007, that bears interest at the annual rate of 7.5% through September 30, 2004, 8.5% from October 1, 2004 through September 30, 2005, and 9.5% thereafter. The
Note is presented on a separate line in the consolidated balance sheet. The $5,000,000 cash placed in escrow is subject to the collection of Patient Care's receivables with third-party payers. Of this amount, $2,500,000 was distributed as of October 2003 and $1,731,000 was distributed in 2004. The remaining $769,000 was withheld, pending settlement of a pre-acquisition receivable. Based on the previous collection experience of Patient Care, the Company expects to collect substantially all of the funds remaining in escrow. The common stock purchase warrant permits the Company to purchase up to 2% of Patient Care. The warrant was recorded at its estimated fair value on the date acquired and is included in other investments in the consolidated balance sheet. Patient Care has not provided the Company with financial statements since the first quarter of 2004. When, and if, the current Patient Care financial information is provided, it is possible that the Company may have to recognize an impairment loss on its investment in Patient Care for all or a portion of the carrying value of the warrant. The final value of the estimated balance sheet is expected to be determined in 2005, based on Patient Care's closing balance sheet, and could impact the amount of the gain recorded on the sale of Patient Care. The Company's current receivables from Patient Care (total of $2.8 million at December 31, 2004) are currently in litigation.

      The adjustment to the sublease accrual in 2002 was made to cover rental charges for vacant space previously occupied by DuBois. Although the Company was able to sublease varying amounts of space during recent years, as of December 31, 2003, the Company was unable to sublease one of the floors covered under its lease. The adjustments made in 2002 decreased the amount of sublease rentals that were assumed to be received to include rentals only from current sublessees. As a result, the sublease accrual covers the cost of all unoccupied space and the shortfall of current subleased rentals versus lease rental rates and operating costs.

      The $2,861,000 federal income tax refund received in 2002 related to the tax provision recorded as a part of the sale of The Omnia Group ("Omnia") in 1997. As a result of a tax case settled in 2001, the Company filed an amended 1997

Chemed Corporation and Subsidiary Companies

federal income tax return in August 2001 and claimed a tax benefit on its loss on the sale of Omnia, a loss previously treated as nondeductible.

      During 2001, the Company discontinued its Cadre Computer segment, and on August 31, 2001, completed the sale of the business and assets of Cadre Computer to a company owned by the former Cadre Computer employees for a note receivable that was fully reserved on the date of sale. During 2002, Cadre Computer borrowed an additional $150,000 from the Company and made principal payments of $31,000 on the first note. During 2003, Cadre Computer made principal payments of $96,000 on the first note. As of December 31, 2004, the Company's notes receivable from Cadre Computer totaled $323,000. We consider the balances in the notes receivable from Cadre Computer to be fully collectible at December 31, 2004.

      Revenues generated by discontinued operations comprise (in thousands):

                                       For the Years Ended December 31,
                                 --------------------------------------------
                                     2004              2003            2002
                                 -----------       -----------      ---------
Service America                  $    38,986       $    48,095      $  60,489
Patient Care                               -                 -        116,191
                                 -----------       -----------      ---------
  Total                          $    38,986       $    48,095      $ 176,680
                                 ===========       ===========      =========

      At December 31, 2004, other current liabilities include accruals of $6,425,000 and other liabilities include accruals of $5,028,000 for costs related to discontinued operations. The estimated timing of payments of these liabilities, relating primarily to sublease and environmental liabilities, follows (in thousands):

2005                              $   6,425
2006                                  1,702
2007                                  1,016
2008                                    822
2009                                    822
2010 AND LATER                          666
                                  ---------
     TOTAL                        $  11,453
                                  =========

      The Company's Chairman of the Board, President and Chief Executive Officer and the former Chief Administrative Officer (currently a director of the Company) are directors of Cadre Computer. In addition, our former Chief Administrative Officer holds a 41% equity ownership interest in Cadre Computer at December 31, 2004 and is Chairman and Chief Executive Officer of Cadre Computer.

Chemed Corporation and Subsidiary Companies

7. BUSINESS COMBINATIONS

      On February 24, 2004, we completed the acquisition of the 63% of VITAS common stock we did not previously own for cash consideration of $323.8 million. The total investment in VITAS, including $3.1 million of acquisition expenses and the Company's $18.0 million prior investment in VITAS, was $366.2 million. The Company has completed its purchase price allocation and the excess of the purchase price over the fair value of the net assets acquired in purchase business combinations is classified as goodwill. A summary of net assets acquired in the VITAS transaction follows (in thousands):

Cash and cash equivalents                  $  24,377
Accounts receivable, net                      49,762
Current deferred income taxes                 13,449
Prepaid income taxes                          13,399
Other current assets                          25,299
Property and equipment                        19,073
VITAS trade name                              51,300
Referral network                              20,900
Covenants not to compete                       7,600
Goodwill                                     306,298
Other assets                                  10,401
Accounts payable                             (40,554)
Current portion of long-term debt             (7,940)
Accrued expenses                             (43,169)
Long-term debt                               (59,571)
Deferred income taxes                        (21,171)
Other liabilities                             (3,259)
                                           ---------
      Total net assets                       366,194
Less: prior investment in VITAS              (18,032)
Less-cash and cash equivalents
      acquired                               (24,377)
                                           ---------
  Net cash used                            $ 323,785
                                           =========

      We began including the consolidated VITAS results of operations in the Company's financial statements as of February 24, 2004. We recorded the acquisition of VITAS using the purchase method of accounting. The referral network and noncompetition agreement have a weighted average life of approximately 9.1 years. The referral network is being amortized on an accelerated basis that results in writing off 77% of the asset value during the first 58% of its life. The noncompetition agreement is being amortized on a straight-line basis, which reflects the basis on which the benefit is estimated to occur. The VITAS trade name and goodwill were determined to have indefinite lives and will be reviewed at least annually for impairment. The first such test was performed as of December 31, 2004 and indicated these assets are not impaired.

      VITAS is the nation's largest provider of hospice services for patients with severe, life-limiting illnesses. This type of care is aimed at making the terminally ill patient's final days as comfortable and pain-free as possible. VITAS provides a comprehensive range of hospice services through 35 operating programs covering many of the large population areas in the U.S. including Florida, California, Texas and Illinois. To fund the acquisition and retire VITAS' and the Company's long- term debt, we completed the following transactions on February 24, 2004:

            - We borrowed $75.0 million under a new $135 million revolving credit/term loan agreement at an initial weighted average interest rate of 4.5%.

            - We sold 2 million shares of the Company's capital stock in a private placement at a price of $50 per share, before expenses.

            - We issued $110 million principal amount of floating rate senior secured notes due February 2010 at an initial interest rate of 4.88%.

            - We issued $150 million principal amount of 8.75% fixed rate senior notes due February 2011.

            - We incurred estimated financing and transaction fees and expenses of approximately $19.3 million.

Chemed Corporation and Subsidiary Companies

      We acquired the 63% of VITAS not previously owned to enhance our minority investment in VITAS. We believe the investment will be financially advantageous to our shareholders because the hospice market is fragmented, and VITAS has the infrastructure to capitalize on the growing hospice services market.

      Also during 2004, we completed two business combinations within the Roto-Rooter segment and two within the VITAS segment for an aggregate purchase price of $20.9 million in cash. The VITAS businesses acquired provide hospice services in the Phoenix, AZ and the Atlanta, GA areas, and the two Roto-Rooter businesses acquired provide drain cleaning and plumbing services using the Roto-Rooter name in Harrisburg, PA and Spokane, WA. The results of operations of all of these businesses are included in the Company's results of operations from the date of acquisition. The results of operations of these businesses for 2004 are not material to the Company's results of operations.

      During 2003, six purchase business combinations were completed within the Roto-Rooter segment for a total of $3.9 million in cash. During 2002, one purchase business combination was completed within the Roto-Rooter segment for a purchase price of $1.2 million in cash. All of the 2003 and 2002 business combinations involved operations primarily in the business of providing plumbing repair and drain cleaning services.

      The excess of the purchase price over the fair value of the net assets acquired in purchase business combinations is classified as goodwill. On a preliminary basis, the purchase price of all businesses (except VITAS) has been allocated as follows (in thousands):

                                           For the Years Ended December 31,
                                           --------------------------------
                                            2004         2003        2002
                                           -------      --------    -------
Working capital                            $     -      $   (114)   $    60
Identifiable intangible
     assets                                      -             -         50
Goodwill                                    20,950         4,246      1,110
Other assets and
     liabilities-net                            (8)         (282)        16
                                           -------      --------    -------
          Total net assets                 $20,942      $  3,850    $ 1,236
                                           =======      ========    =======

      Approximately $20,936,000 of the goodwill related to the VITAS acquisition and all of the goodwill related to business combinations completed in 2004, 2003 and 2002 is expected to be deductible for income tax purposes. Of the goodwill acquired in 2004, $15 million relates to the purchase of the hospice business in Phoenix, AZ, which was completed in December. This amount is based on a preliminary purchase price allocation that will be finalized during 2005. We will perform a thorough search for all potential intangible assets in 2005 and it is possible that other intangible assets may be identified.

      The unaudited pro forma results of operations, assuming purchase business combinations completed in 2004 and 2003 were completed on January 1 of the preceding year, are presented below (in thousands, except per share data):

                                        For the Years Ended December 31,
                                        --------------------------------
                                            2004                2003
                                        ------------      --------------
Service revenues and sales              $    816,173      $      709,528
Net income/(loss)                             34,199              (1,695)
Earnings/(loss) per share                       2.77               (0.14)
Diluted earnings/(loss) per share               2.71               (0.14)

Chemed Corporation and Subsidiary Companies

8. OTHER INCOME -- NET

      Other income -- net from continuing operations comprises the following (in thousands):

                                                        For the Years Ended December 31,
                                                 ---------------------------------------------
                                                     2004            2003             2002
                                                 -----------    -------------     ------------
Interest income                                  $     1,874    $       2,423     $      2,895
Market value gains/(losses) on trading
     investments of employee benefit trusts            1,859            1,580           (1,189)
Loss on disposal of property and equipment              (350)            (253)            (583)
Dividend income                                            -            1,540            2,461
Gains on sales and redemption
     of investments                                        -            5,390            1,141
Investment impairment charge                               -                -           (1,200)
Other - net                                               86              169              422
                                                 -----------    -------------     ------------
    Total other income - net                     $     3,469    $      10,849     $      3,947
                                                 ===========    =============     ============

9. INCOME TAXES

      The provision for income taxes comprises the following (in thousands):

                                                        For the Years Ended December 31,
                                                 ---------------------------------------------
                                                    2004            2003             2002
                                                 -----------    -------------     ------------
Continuing Operations:
        Current
             U.S. federal                        $     7,065    $       3,611     $      3,316
             U.S. state and local                      1,214            1,102            1,810
             Foreign                                     515              253              141
        Deferred
             U.S. federal, state and local             5,093            1,230              782
             Foreign                                     (91)             (16)             (16)
                                                 -----------    -------------     ------------
                  Total                          $    13,796    $       6,180     $      6,033
                                                 ===========    =============     ============
Discontinued Operations:
        Current U.S. federal                     $    (2,373)   $        (442)    $     (2,332)
        Current U.S. state and local                     (60)              77              897
        Deferred U.S. federal, state and local       (12,104)          (1,031)           1,187
                                                 -----------    -------------     ------------
                  Total                          $   (14,537)   $      (1,396)    $       (248)
                                                 ===========    =============     ============

Chemed Corporation and Subsidiary Companies

      A summary of the significant temporary differences for continuing operations that give rise to deferred income tax assets/(liabilities) follows (in thousands):

                                                                   December 31,
                                                          ----------------------------
                                                              2004            2003
                                                          ------------    ------------
Accruals related to discontinued operations               $     14,313    $      2,872
Accrued insurance expense                                        9,090           4,735
Deferred compensation                                            7,594           6,891
Severance payments                                               2,995           1,779
Allowances for uncollectible accounts receivable                 2,715             956
Lawsuit settlements                                              2,407               -
State net operating loss carry forwards                          2,671             741
Deferred financing costs                                         1,225               -
Accrued state taxes                                              1,185             974
Employee benefit accruals                                        1,135             381
Market valuation of investments                                    772             510
Other                                                            2,864           1,769
                                                          ------------    ------------
          Deferred income tax assets                            48,966          21,608
          Valuation allowance                                   (1,403)           (741)
                                                          ------------    ------------
          Deferred income tax assets, less allowance            47,563          20,867
                                                          ------------    ------------
Amortization of intangibles                                    (23,172)           (647)
Accelerated tax depreciation                                    (6,746)         (3,171)
Prepaid insurance                                               (1,459)              -
Investments basis difference                                         -          (2,050)
Other                                                           (1,396)         (1,615)
                                                          ------------    ------------
          Deferred income tax liabilities                      (32,773)         (7,483)
                                                          ------------    ------------
          Net deferred income tax assets                  $     14,790    $     13,384
                                                          ============    ============

      Included in other assets at December 31, 2004, are deferred income tax assets of $354,000 (December 31, 2003 -- $4,954,000). Based on the Company's history of prior operating earnings and its expectations for future growth, management has determined that the operating income of the Company will, more likely than not, be sufficient to ensure the full realization of the deferred income tax assets, less allowances. The valuation allowance has been provided to reduce the state net operating loss carry forwards to the value expected to be realized.

      The difference between the actual income tax provision for continuing operations and the income tax provision calculated at the statutory U.S. federal tax rate is explained as follows (in thousands):

                                                                       For the Years Ended December 31,
                                                                     ------------------------------------
                                                                       2004          2003          2002
                                                                     ---------    ----------     --------
Income tax provision calculated using the statutory rate of 35%      $  12,980    $    5,756     $  5,999
State and local income taxes, less federal income tax effect             2,253           717        1,212
Unfavorable/(favorable) adjustments related to prior year issues        (1,751)          102         (316)
Domestic dividend exclusion                                                  -          (441)        (686)
Other-net                                                                  314            46         (176)
                                                                     ---------    ----------     --------
     Income tax provision                                            $  13,796    $    6,180     $  6,033
                                                                     =========    ==========     ========
     Effective tax rate                                                   37.2%         37.6%        35.2%
                                                                     =========    ==========     ========

      Income tax benefits attributable to the exercise of non-qualified employee stock options were $1,871,000 during the year ended December 31, 2004 (2003 -- $960,000; 2002 - $122,000) and were credited directly to additional paid-in capital.

Chemed Corporation and Subsidiary Companies

      Income taxes included in the components of other comprehensive income/(loss) are as follows (in thousands):

                                              For the Years Ended December 31,
                                       -----------------------------------------
                                         2004             2003           2002
                                       --------        ---------      ----------
Unrealized holding gains/(losses)      $      -        $    (180)     $      132
Reclassification adjustment                   -           (2,039)           (366)

      Summarized below are the total amounts of income taxes paid/(refunded) during the years ended December 31 (in thousands):

2004              $ (13,131)
2003                  2,715
2002                   (910)

      Provision has not been made for additional taxes on $34,070,000 of undistributed earnings of the Company's domestic subsidiaries. Should the Company elect to sell its interest in all of these businesses rather than to effect a tax-free liquidation, additional taxes amounting to approximately $12,436,000 would be incurred based on current income tax rates.

      At December 31, 2004, the Company has net operating loss ("NOL") carry forwards in the following states (in thousands):

                             NOL           EXPIRATION DATES
                          ---------        ---------------------
STATE OF OHIO             $  17,011        DECEMBER 2020 TO 2024
STATE OF MARYLAND             2,033        DECEMBER 2021 TO 2022
STATE OF FLORIDA             12,472        DECEMBER 2023
STATE OF PENNSYLVANIA         4,627        DECEMBER 2023

A valuation allowance for 100% of the potential deferred tax benefits on the NOL carry forwards relating to the State of Ohio has been established because we believe it is more likely than not that the benefit will expire unutilized. None of the NOL carry forwards will be lost due to the continuity of business requirement.

10. CASH EQUIVALENTS

      Included in cash and cash equivalents at December 31, 2004, are cash equivalents in the amount of $62,997,000 (2003 -- $49,356,000). The cash equivalents at both dates consist of investments in various money market funds and repurchase agreements yielding interest at a weighted average rate of 2.0% in 2004 and 0.9% in 2003.

      From time to time throughout the year, the Company invests its excess cash in repurchase agreements directly with major commercial banks. The Company does not physically hold the collateral, but the term of such repurchase agreements is less than 10 days. Investments of significant amounts are spread among a number of banks, and the amounts invested in each bank are varied constantly. The Company occasionally invests in high-quality commercial paper.

Chemed Corporation and Subsidiary Companies

11. PROPERTIES AND EQUIPMENT

            A summary of properties and equipment follows (in thousands):

                                                   December 31,
                                            -------------------------
                                                2004           2003
                                            -----------     ---------
Land                                        $     1,713     $   1,390
Buildings                                        20,803        12,958
Transportation equipment                         13,114        13,790
Machinery and equipment                          36,290        33,266
Computer software                                17,050         2,308
Furniture and fixtures                           17,201        15,764
Projects under construction                       3,122             -
                                            -----------     ---------
          Total properties and equipment        109,293        79,476
Less accumulated depreciation                   (53,497)      (48,036)
                                            -----------     ---------
          Net properties and equipment      $    55,796     $  31,440
                                            ===========     =========

12. LONG-TERM DEBT AND LINES OF CREDIT

      A summary of the Company's long-term debt follows (in thousands):

                                                   December 31,
                                            -------------------------
                                               2004            2003
                                            ---------       ---------
New Fixed rate notes due 2011               $ 150,000       $       -
Floating rate notes due 2010                  110,000               -
Term loan due 2005 - 2009                      30,487               -
Senior notes, due 2005-2009                         -          25,000
Other                                           1,208           1,124
                                            ---------       ---------
     Subtotal                                 291,695          26,124
Less current portion                          (12,185)           (193)
                                            ---------       ---------
     Long-term debt, less
         current portion                    $ 279,510       $  25,931
                                            =========       =========

2004 CREDIT AGREEMENTS

      On February 24, 2004, in conjunction with the Company's acquisition of the VITAS shares not previously owned, the Company retired its senior notes due 2005 through 2009 and canceled its revolving credit agreement with Bank One, N.A. ("Bank One"). To fund this acquisition and retire the Senior Notes, the Company issued 2 million shares of capital stock in a private placement and borrowed $335 million as follows:

            - $150 million from the issuance of privately placed 8.75% senior notes ("Fixed Rate Notes") due 2011. Semiannual interest payments began in August 2004 and payment of unpaid principal and interest will be due February 2011. The Fixed Rate Notes are unsecured and are effectively subordinated to our secured indebtedness. In the second quarter of 2004, we filed a registration statement covering up to $150 million principal amount of new 8.75% senior notes due 2011 ("New Fixed Rate Notes"). Except for the lack of transfer restrictions, the terms of the New Fixed Rate Notes are substantially identical to those of the Fixed Rate Notes. Pursuant to the Company's exchange offer, all holders of the Fixed Rate Notes exchanged their notes for like principal amounts of the New Fixed Rate Notes.

                  Prior to February 24, 2007 up to a maximum of 35% of the principal of the New Fixed Rate Notes may be redeemed under specified circumstances at a price of 108.75% plus accrued interest. After February 24, 2007, the New Fixed Rate Notes may be redeemed, in whole or in part, at redemption prices ranging from 104.375% (beginning on February 24, 2007) to 100% (beginning on February 24, 2010) plus accrued interest.

Chemed Corporation and Subsidiary Companies

            - $110 million from the issuance of privately placed floating rate senior secured notes ("Floating Rate Notes") due 2010. Quarterly interest payments (LIBOR + 3.75%) began in May 2004, and payment of unpaid principal and interest was due February 2010. At December 31, 2004, the rate of interest on the Floating Rate Notes was 6.04% per annum.

            - $75 million drawn down under a $135 million secured revolving credit/term loan facility ("2004 Credit Facility") with JPMorgan Chase Bank (formerly Bank One). The facility comprised a $35 million term loan and $100 million revolving credit facility, including up to $40 million in letters of credit. For the term loan, quarterly principal payments of $1,250,000 plus interest (LIBOR + margin) began in June 2004. For the revolving line of credit, interest payments (LIBOR + margin) were due periodically beginning in March 2004. Payment of unpaid principal and interest was due February 2009. At December 31, 2004, the margin for the term loan was 3.25% resulting in an interest rate of 5.67% per annum.

The Company had approximately $72.1 million of unused lines of credit at December 31, 2004 under the 2004 Credit Facility.

SENIOR NOTES

      In March 1997, the Company borrowed $25,000,000 in a private placement at an interest rate of 7.31% per annum. On February 24, 2004, in connection with entering into the 2004 Credit Agreements, the Company retired its Senior Notes and incurred a $3,330,000 prepayment penalty ($2,030,000 aftertax).

OTHER

      Other long-term debt has arisen from loans in connection with acquisitions of various businesses and properties. Interest rates range from 5% to 8%, and the obligations are due on various dates through December 2009.

      The following is a schedule by year of required long-term debt payments as of December 31, 2004 (in thousands):

2005                               $      12,185
2006                                       5,203
2007                                       5,209
2008                                       5,162
2009                                       3,936
AFTER 2009                               260,000
                                   -------------
     TOTAL LONG-TERM DEBT          $     291,695
                                   =============

      At December 31, 2004, the current portion of long-term debt includes $11.7 million due under terms of the Company's 2004 Credit Facility with JPMorgan Chase. This credit facility was amended in February 2005, and as result, the principal payment due in 2005 under the amended agreement has been reduced to $638,000.

      Summarized below are the total amounts of interest paid during the years ended December 31 (in thousands):

2004                               $      17,255
2003                                       3,197
2002                                       3,979

      During 2004, interest totaling $72,000 was capitalized. No interest was capitalized during the years ended December 31, 2003 and 2002.

2005 CREDIT FACILITY

      In February 2005, the Company amended its bank credit facility with JPMorgan Chase Bank. The Amended and Restated Credit Agreement ("ARCA") provides for an increase in the term loan ("TL") from $35 million to $85 million at a current rate of LIBOR plus 2.0% and an increase of the revolving credit facility ("RCF") from $100 million to $175 million at a current rate of LIBOR plus 2.5%. The TL has 21 quarterly principal payments of $212,500, beginning on June 30, 2005, with the balance due August 24, 2010. The RCF has a termination date of February 24, 2010. Commitment fees include an annual fee of $100,000 plus a fee of .375% per annum of the unused RCF, payable quarterly.

            Loans under the ARCA are secured by the assets of the Company and substantially all of its subsidiaries. In addition, the Company must comply with customary financial and other covenants as stipulated in the ARCA. Among these is an annual limitation on capital expenditures ($30 million), an annual limitation on acquisitions ($80 million in the aggregate and $50 million individually) and an annual limitation on payments under operating leases ($30 million). Should

Chemed Corporation and Subsidiary Companies

the Company generate excess cash flow ("ECF") during a year, as defined in ARCA, an additional principal payment must be made. Generally, ECF represents the excess of EBITDA less net working capital requirements, less income taxes paid, less capital expenditures, less interest expense, less principal payments on the TL, less cash used for acquisitions and less cash dividends paid. Based on the Company's results as of and for the year ended December 31, 2004, no additional term loan payment would have been required in 2005, had the ARCA been in place during 2004.

      Also in February 2005, the Company used proceeds from borrowings under the ARCA ($85 million TL and $3.5 million RCF) plus $54.4 million of its cash balances to retire its previous term loan ($30.5 million), to redeem the entire $110 million aggregate principal amount of its Floating Rate Notes due 2010, to pay $1.1 million prepayment penalty for the Floating Rate Notes and to pay $1.4 million of fees for the ARCA.

DEBT COVENANTS

      Collectively, the ARCA and the New Fixed Rate Notes provide for affirmative and restrictive covenants including, without limitation, requirements or restrictions (subject to exceptions) related to the following:

   -     use of proceeds of loans,

   - restricted payments, including payments of dividends and retirement of stock (permitting $.48 per share dividends so long as the aggregate amount of dividends in any fiscal year does not exceed $7.0 million and providing for additional principal prepayments to the extent dividends exceed $5.0 million in any fiscal year), with exceptions for existing employee benefit plans and stock option plans,

   -     mergers and dissolutions,

   -     sales of assets,

   -     investments and acquisitions,

   -     liens,

   -     transactions with affiliates,

   -     hedging and other financial contracts,

   -     restrictions on subsidiaries,

   -     contingent obligations,

   -     operating leases,

   -     guarantors,

   -     collateral,

   -     sale and leaseback transactions,

   -     prepayments of indebtedness,

   - maximum annual limit for acquisitions of $80 million (no single acquisition to exceed $50 million),

   -     maximum annual expenditures for operating leases of $30 million, and

   -     maximum annual capital expenditures of $30 million.

      In addition, the credit agreements provide that the Company will be required to meet the following financial covenants, to be tested quarterly, beginning with the quarter ending March 31, 2005:

   -     a minimum net worth requirement, which requires a net worth of at least
         (i) 85% of consolidated net worth at December 31, 2004, plus (ii) 50% of consolidated net income (if positive) earned in each fiscal quarter beginning with the quarter ending March 31, 2005, plus (iii) the amount of all net cash proceeds resulting from issuances of capital stock of the Company or any subsidiary or other equity interest to a person other than the Company or a subsidiary. At December 31, 2004, our net worth was $332.1 million versus a requirement of $282.3 million;

   - a maximum leverage ratio, calculated quarterly, based upon the ratio of consolidated funded debt to consolidated earnings before interest, taxes, depreciation and amortization ("EBITDA"), which requires maintenance of a ratio of 5.50 to 1.00 through December 31, 2004, a ratio of 4.00 to 1.00 from January 1, 2005, through December 31, 2006, a ratio of 3.75 to 1.00 from January 1, 2007, through December 31, 2008, and 3.50 to 1.00 thereafter. At February 28, 2005, our leverage ratio was 2.78 to 1.00;

   - a maximum senior leverage ratio, calculated quarterly, based upon the ratio of senior consolidated funded debt to consolidated EBITDA (which ratio excludes indebtedness in respect of the Fixed Rate Notes), which requires maintenance of a ratio of 3.375 to 1.00 through December 31, 2004, a ratio of 3.00 to 1.00 from January 1 through December 31, 2005, and 2.75 to 1.00 thereafter. At February 28, 2005, our senior leverage ratio was 1.21 to 1.00; and

Chemed Corporation and Subsidiary Companies

   - a minimum fixed charge coverage ratio, based upon the ratio of consolidated EBITDA minus capital expenditures to consolidated interest expense plus consolidated current maturities (including capitalized lease obligations) plus cash dividends paid on equity securities plus expenses for taxes, which requires maintenance of a ratio of 1.15 to
         1.00 through December 31, 2004, 1.25 to 1.00 from January 1 through December 31, 2005, 1.375 to 1.00 from January 1 through December 31, 2006, and 1.50 to 1.00 thereafter. For 2004, our fixed charge coverage ratio was 1.44 to 1.00.

The Company is in compliance with all debt covenants as of December 31, 2004 and projects that it will remain in compliance during 2005. As of February 28, 2005, the Company has approximately $147.6 million (unaudited) of unused lines of credit available and eligible to be drawn down under the RCF.

      The following is a schedule by year of required long-term debt payments as of February 28, 2005 (in thousands) (unaudited):

2005                                     $   1,103
2006                                         1,053
2007                                         1,059
2008                                         1,012
2009                                         1,019
AFTER 2009                                 234,462
                                         ---------
     TOTAL LONG-TERM DEBT                $ 239,708
                                         =========

13. OTHER LIABILITIES

      At December 31, 2004 and 2003, other current liabilities comprised the following (in thousands):

                                                            December 31,
                                                      ----------------------
                                                         2004        2003
                                                      ---------   ----------
Accrued incentive compensation                        $   8,115   $    4,063
Accrued divestiture expenses                              4,232        3,731
Accrued savings and retirement
      contribution                                        2,639        4,012
Other                                                    27,791        7,260
                                                      ---------   ----------
      Total other current liabilities                 $  42,777   $   19,066
                                                      =========   ==========

      At December 31, 2004, the Company's accrual for its estimated liability for potential environmental cleanup and related costs arising from the sale of DuBois amounted to $2,951,000. Of this balance, $1,051,000 is included in other liabilities and $1,900,000 is included in other current liabilities. The Company is contingently liable for additional DuBois-related environmental cleanup and related costs up to a maximum of $15,999,000. On the basis of a continuing evaluation of the Company's potential liability, management believes it is not probable this additional liability will be paid. Accordingly, no provision for this contingent liability has been recorded. The potential liability is not insured, and the recorded liability does not assume the recovery of insurance proceeds. Also, the environmental liability has not been discounted because it is not possible to reliably project the timing of payments. It is currently expected that approximately $1,900,000 of the liability will be paid out in 2005; the timing of the remainder of the payments is not currently estimable. Management believes that any adjustments to its recorded liability will not materially adversely affect its financial position or results of operations.

      At December 31, 2004, the Company's accrual for losses on subleases of office space formerly occupied by DuBois amounted to $1,575,000 (2003 -- $2,847,000), of which $1,200,000 (2003 -- $1,200,000) is included in other current liabilities. The accrual is based on the expectation that space currently unoccupied will not be sublet during the remainder of the lease term, which ends April 2006.

14. PENSION AND RETIREMENT PLANS

      Retirement obligations under various plans cover substantially all full-time employees who meet age and/or service eligibility requirements. The major plans providing retirement benefits to the Company's employees are defined contribution plans.

      The Company has established two employee stock ownership plans ("ESOPs") that purchased a total of $56,000,000 of the Company's capital stock. In December 1997, the Company restructured the ESOP loans and internally financed $16,201,000 of the $21,766,000 ESOP loans outstanding at December 31, 1997.

      Substantially all eligible employees of the Roto-Rooter segment and the Corporate Office participate in the ESOPs. Eligible employees of the Company are also covered by other defined contribution plans.

Chemed Corporation and Subsidiary Companies

      Expenses charged to continuing operations for the Company's pension and profit-sharing plans, ESOPs, excess benefit plans and other similar plans comprise the following (in thousands):

                                          For the Years Ended December 31,
                                      --------------------------------------
                                         2004           2003        2002
                                      -----------   -----------  -----------
Compensation cost of ESOPs            $     1,811   $     1,138  $     1,746
Pension, profit-sharing
     and other similar plans                5,639         3,674        3,015
                                      -----------   -----------  -----------
           Total                      $     7,450   $     4,812  $     4,761
                                      ===========   ===========  ===========
Dividends on ESOP shares
     used for debt service            $       129   $       138  $       197
                                      ===========   ===========  ===========

      At December 31, 2004, there were 243,717 allocated shares (2003 -- 227,346 shares) and 18,608 unallocated shares (2003 - 52,212 shares) in the ESOP trusts.

      The Company has excess benefit plans for key employees whose participation in the qualified plans is limited by ERISA rules. Benefits are determined based on theoretical participation in the qualified ESOPs. Prior to September 1, 1998, the value of these benefits was invested in shares of the Company's stock and in mutual funds, which were held by grantor trusts. Currently, benefits are only invested in mutual funds, and participants are not permitted to diversify accumulated benefits invested in shares of the Company's stock. Trust assets invested in shares of the Company's capital stock are included in treasury stock, and the corresponding liability is included in a separate component of shareholders' equity. At December 31, 2004, these trusts held 68,313 shares or $2,390,000 of the Company's stock (December 31, 2003 -- 67,174 shares or $2,328,000). The diversified assets of the Company's excess benefit and deferred compensation plans, all of which are invested in various mutual funds, totaled $18,317,000 at December 31, 2004 (December 31, 2003 -- $17,391,000), and are
included in other assets. The corresponding liabilities are included in other liabilities.

15. LEASE ARRANGEMENTS

      The Company, as lessee, has operating leases that cover its corporate office headquarters, various warehouse and office facilities, office equipment and transportation equipment. The remaining terms of these leases range from one year to 14 years, and in most cases, management expects that these leases will be renewed or replaced by other leases in the normal course of business. Substantially all equipment is owned by the Company.

      The following is a summary of future minimum rental payments and sublease rentals to be received under operating leases that have initial or remaining noncancelable terms in excess of one year at December 31, 2004 (in thousands):

2005                                                     $   17,169
2006                                                         12,707
2007                                                          8,880
2008                                                          6,367
2009                                                          5,248
AFTER 2009                                                   10,016
                                                         ----------
     TOTAL MINIMUM RENTAL PAYMENTS                           60,387
LESS: MINIMUM SUBLEASE RENTALS                               (2,394)
                                                         ----------
      NET MINIMUM RENTAL PAYMENTS                        $   57,993
                                                         ==========

      Total rental expense incurred under operating leases for continuing operations follows (in thousands):

                                   For the Years Ended December 31,
                                  ----------------------------------
                                     2004        2003        2002
                                  ---------   ---------   ----------
Total rental payments             $  13,569   $   5,776   $    5,489
Less: sublease rentals               (1,640)     (1,603)      (1,195)
                                  ---------   ---------   ----------
     Net rental expense           $  11,929   $   4,173   $    4,294
                                  =========   =========   ==========

Chemed Corporation and Subsidiary Companies

16. FINANCIAL INSTRUMENTS

      The following methods and assumptions are used in estimating the fair value of each class of the Company's financial instruments:

      - For cash and cash equivalents, accounts receivable, and accounts payable, the carrying amount is a reasonable estimate of fair value because of the liquidity and short-term nature of these instruments.

      - For other investments and other assets, fair value is based upon quoted market prices for these or similar securities, if available. Included in other investments at December 31, 2003, was the Company's investment in VITAS.

      - The carrying values of the Company's investment in the Patient Care warrant and the Note receivable due from Patient Care ($12,500,000) are considered to be the best indicator of fair value available at the present time. Patient Care is privately held and the Company has been unable to obtain current financial data since February 2004. In addition, the Company and Patient Care are currently in litigation over the collection of other amounts due the Company. Patient Care is current on its payments of interest on its note payable to the Company. Nonetheless, when additional information becomes available it is possible that such data would indicate the fair value of these investments is less than their respective carrying values. It is also possible that such decline could be considered other than temporary. In those circumstances, a write down to fair value would be required.

      - The fair value of the Company's CJSDs is based on the quoted market value at the end of the period.

      The estimated fair values of the Company's financial instruments are as follows (in thousands):

                                                                                December 31,
                                                       ------------------------------------------------------------------
                                                                   2004                                2003
                                                       -----------------------------    ---------------------------------
                                                         CARRYING          FAIR            Carrying             Fair
                                                          AMOUNT           VALUE            Amount             Value
                                                       ------------    -------------    ---------------    --------------
Available-for-sale investments:
     Other investments--
         Equity investment in VITAS                    $          -    $           -    $        21,035    $      124,747
         Investment in VITAS warrants                             -                -              2,601            40,091
         Investment in Patient Care warrant                   1,445            1,445              1,445             1,445
                                                       ------------    -------------    ---------------    --------------
               Subtotal                                       1,445            1,445             25,081           166,283
     Note receivable                                         12,500           12,500             12,500            12,500
                                                       ------------    -------------    ---------------    --------------
               Total available-for-sale investments    $     13,945    $      13,945    $        37,581    $      178,783
                                                       ============    =============    ===============    ==============
Long-term debt                                         $    291,695    $     306,328    $        26,124    $       28,045
CJSD                                                              -                -             14,126            17,657

      Disclosures regarding the Company's equity investments, all of which are included in other investments and classified as available-for-sale, are summarized below (in thousands):

                                          December 31,
                                   -------------------------
                                      2004           2003
                                   ---------     -----------
Aggregate fair value               $   1,445     $   166,283
Gross unrealized holding gains             -               -
Gross unrealized holding losses            -               -
Amortized cost                         1,445          25,081

Chemed Corporation and Subsidiary Companies

      The chart below summarizes information with respect to available-for-sale securities sold during the period (in thousands):

                                       For the Years Ended
                                           December 31,
                                      ---------------------
                                         2003        2002
                                      ---------    --------
Proceeds from redemption and sales    $  31,763    $  1,917
Gross realized gains                      7,157       1,223
Gross realized losses                     1,767          82

17. EARNINGS/(LOSS) PER SHARE

      The computation of earnings/(loss) per share follows:

                                         Income from Continuing Operations                     Net Income/(Loss)
                                    --------------------------------------------    -----------------------------------------
                                        Income           Shares          Income        Income         Shares         Income
                                      (Numerator)     (Denominator)    Per Share    (Numerator)    (Denominator)    Per Share
                                    --------------    -------------    ---------    -----------    -------------    ---------
2004
     Earnings                       $       19,186       12,060        $    1.59    $    27,512       12,060        $    2.28
                                                                       =========                                    =========
     Dilutive stock options                      -          251                               -          251
     Nonvested stock awards                      -            7                               -            7
                                    --------------       ------                     -----------       ------
         Diluted earnings           $       19,186       12,318        $    1.56    $    27,512       12,318        $    2.23
                                    ==============       ======        =========    ===========       ======        =========
2003
     Earnings/(loss)                $       11,188        9,924        $    1.13    $    (3,435)       9,924        $   (0.35)
                                                                       =========                                    =========
     Dilutive stock options                      -           30                               -           30
                                    --------------       ------                     -----------       ------
         Diluted earnings/(loss)    $       11,188        9,954        $    1.12    $    (3,435)       9,954        $   (0.35)
                                    ==============       ======        =========    ===========       ======        =========
2002
     Earnings/(loss)                $       11,107        9,858        $    1.13    $    (2,545)       9,858        $   (0.26)
                                                                       =========                                    =========
     Dilutive stock options                      -           27                               -           27
                                    --------------       ------                     -----------       ------
         Diluted earnings/(loss)    $       11,107        9,885        $    1.12    $    (2,545)       9,885        $   (0.26)
                                    ==============       ======        =========    ===========       ======        =========

The impact of the CJSDs was excluded from the above computations because it was antidilutive to earnings per share for all periods. All of the remaining CJSDs were either converted or retired as of May 18, 2004. The debentures were convertible into an average of 137,000 shares for the year ended December 31, 2004 (2003 -- 383,000; 2002 -- 384,000).

      During 2003 and 2002, certain stock options, whose exercise prices were greater than the average market price during most of the year, were excluded from the computation of diluted earnings per share. Those options comprise the following:

                           Number of Options Outstanding
                                at December 31,
               Exercise    -----------------------------
Grant Date      Price         2003             2002
----------    ---------    -----------    --------------
May 2002      $   36.90      256,800         265,600
March 1998        39.13      130,700         153,250
May 1996          38.75      117,625         159,275
April 1998        40.53       12,000          12,000
May 1997          35.94            -         152,600
                             -------         -------
     Total                   517,125         742,725
                             =======         =======

      During 2004, there were no options outstanding whose exercise prices exceeded the market price for any significant period of time.

Chemed Corporation and Subsidiary Companies

18. STOCK INCENTIVE PLANS

      The Company has nine Stock Incentive Plans under which 3,850,000 shares of Chemed Corporation Capital Stock are issued to key employees pursuant to the grant of stock awards and/or options to purchase such shares. All options granted under these plans provide for a purchase price equal to the market value of the stock at the date of grant. The latest plan, covering a total of 700,000 shares, was adopted in May 2004.

      The stock option plans are not qualified, restricted or incentive stock option plans under the Internal Revenue Code. Options granted under these plans prior to 2004 generally become exercisable in four annual installments commencing six months after the date of grant. Options granted in 2004 generally become exercisable in full six months after the date of grant. Under the Long-Term Incentive Plan, adopted in 1999, up to 250,000 shares may be issued to employees who are not officers or directors of the Company or its subsidiaries.

      Data relating to the Company's stock issued to employees follow:

                                          2004                           2003                             2002
                               ----------------------------    ---------------------------    ----------------------------
                                  NUMBER         WEIGHTED        Number         Weighted         Number         Weighted
                                    OF           AVERAGE           of           Average            of           Average
                                  SHARES          PRICE          Shares          Price           Shares          Price
                               -----------    -------------    ----------    -------------    ------------    ------------
Stock options:
  Outstanding at January 1       1,172,865    $       35.92     1,243,600    $       35.50       1,059,088    $      34.91
  Granted                          401,534            44.63       241,100            35.85         268,600           36.90
  Exercised                       (231,997)           35.25      (245,184)           33.10         (66,738)          31.87
  Forfeited                        (11,000)           35.51          (300)           28.56         (17,350)          34.76
  Expired                                -                -       (66,351)           38.23               -               -
                                 ---------                      ---------                        ---------               -
  Outstanding at December 31     1,331,402            38.67     1,172,865            35.92       1,243,600           35.50
                                 =========                      =========                        =========
  Exercisable at December 31     1,147,661            39.06       860,187            35.79       1,037,771           35.23
                                 =========                      =========                        =========
Stock awards issued                148,356            52.76         4,606            34.72           9,034           37.51
                                 =========                      =========                        =========

      Options outstanding at December 31, 2004, comprise the following:

                                                       Range of Exercise Prices
                                                  ------------------------------------
                                                  $32.19 to $40.53    $43.36 to $56.16
                                                  ----------------    ----------------
Options outstanding                                    945,789             385,613
Average exercise price of options outstanding         $  36.25            $  44.62
Average contractual life                                   5.3 yrs.            9.4 yrs.
Options exercisable                                    762,048             385,613
Average exercise price of options exercisable         $  36.25            $  44.62

There were 303,921 shares available for granting of stock options and awards at December 31, 2004.

      Total compensation cost recognized for stock awards for continuing operations was $6,018,000 in 2004 (2003 -- $147,000; 2002 -- $184,000). The
shares of capital stock were issued to key employees and directors at no cost and generally are restricted as to the transfer of ownership.

      During 1999, the Company purchased 101,500 shares of its capital stock in open-market transactions and sold these shares to certain employees at fair market value in exchange for interest-bearing notes secured by the shares. Interest rates on these notes are set at the beginning of each year based on rates used by the Internal Revenue Service for demand loans (1.70% for 2004; 1.80% for 2003; 2.73% for 2002).

      The notes receivable have no maturity date but become immediately due and payable at the option of the Company upon the occurrence of any of the following: (a) the Company, as noteholder, deems itself not adequately secured,
(b) the death, insolvency, assignment for the benefit of creditors, or the commencement of any bankruptcy or insolvency proceedings of, or against, the employee, (c) any attempted transfer by the employee of the shares of capital stock purchased by the employee with the notes, or (d) termination of employment. The terms of the notes receivable place restrictions upon the sale of the underlying shares of stock, but the shares of stock are not physically restricted from sale. Should the Company demand payment of the notes and the value of the underlying shares be insufficient to satisfy the remaining note liability, the employee would be required to pay the Company the difference in cash.

Chemed Corporation and Subsidiary Companies

            Activity in the notes receivable accounts, which are presented as a reduction of stockholders' equity in the consolidated balance sheet, is summarized below (in thousands):

Balance at December 31, 2001                  $   1,502
Accrual of interest                                  26
Cash payments                                      (239)
Value of shares surrendered                        (337)
                                              ---------
Balance at December 31, 2002                        952
Accrual of interest                                  16
Cash payments                                       (11)
Value of shares surrendered                         (23)
                                              ---------
    BALANCE AT DECEMBER 31, 2003                    934
ACCRUAL OF INTEREST                                  10
CASH PAYMENTS                                      (391)
VALUE OF SHARES SURRENDERED                          (9)
                                              ---------
    BALANCE AT DECEMBER 31, 2004              $     544
                                              =========

Shares surrendered in payment of notes receivable are valued at their fair market value on the date of surrender.

19. EXECUTIVE LONG-TERM INCENTIVE PLAN

            In May 2002, the shareholders of the Company approved the adoption of the 2002 Executive Long-Term Incentive Plan ("LTIP") covering officers and key employees of the Company. The LTIP is administered by the Compensation/Incentive Committee ("CIC") of the Board of Directors and was adopted to replace the restricted stock program, which was terminated at the end of 2001. Based on guidelines established by the CIC, the LTIP covers the granting of cash awards based on two independent elements: 1) a totally discretionary award based on operating performance of the Company covering a period greater than one year and less than four years and 2) an award based on the attainment of a target stock price of $50 per share during 10 consecutive trading days prior to the fourth anniversary of the plan.

            As of December 31, 2003, no accrual for awards under the LTIP was made since it was not possible to estimate the amount of such awards, if any, which was earned.

            During January 2004, the price of the Company's stock exceeded $50 per share for more than 10 consecutive trading days. In February 2004, the CIC approved a payout under the LTIP in the aggregate amount of $7.8 million ($2.8 million in cash and 84,633 shares of capital stock). The pretax expense of this award, including payroll taxes and benefit costs, totaled $9.1 million. Of this amount, $8,783,000 relates to continuing operations and is included in other expenses for 2004 ($5,437,000 aftertax).

            During June 2004, the CIC approved guidelines covering the establishment of a pool of 125,000 capital shares ("2004 LTIP Pool") to be distributed to eligible members of management upon attainment of the following hurdles during the period January 1, 2004, through December 31, 2007:

      - 44,000 shares will be awarded if Chemed's cumulative pro forma adjusted EBITDA (including the results of VITAS beginning January 1, 2004) reaches $365 million within the four-year period.

      - 44,000 shares will be awarded if Chemed's stock price reaches the following hurdles during any 30 trading days out of any 60-trading-day period during the four-year period:

                  -     11,000 shares for a stock price of $70.00.

                  -     an additional 16,500 shares for a stock price of $77.50.

                  -     an additional 16,500 shares for a stock price of $85.00.

      - 22,000 shares represent a retention element, subject to a four-year, time-based vesting.

      -     15,000 shares may be awarded at the discretion of the CIC.

On June 22, 2004, the CIC awarded 22,000 restricted shares of stock to key employees of management under the retention component of the 2004 LTIP Pool. These shares vest on December 31, 2007, for all participants still employed by the Company. The total cost of these awards is $1,071,000, based on the fair value of the stock on June 22, 2004. Of this amount, $1,037,000 relates to continuing operations and is being amortized on a straight-line basis over the 42-month period ending December 31, 2007.

Chemed Corporation and Subsidiary Companies

            As of December 31, 2004, no accrual for the cost of possible awards under the remaining components of the 2004 LTIP Pool was made since it was not probable at that time any of the awards would be earned and paid. On March 11, 2005, the CIC approved the grant of 12,500 shares of capital stock to key employees. The award was based on the attainment of a $70.00 per share stock price for 30 trading days in 2005 and includes 1,500 shares awarded from the discretionary portion of the 2004 LTIP Pool. The approximate pretax cost of this award, including payroll taxes and benefit costs, is $1,144,000 ($709,000 aftertax). This expense will be recorded in the first quarter of 2005.

20. CONVERTIBLE JUNIOR SUBORDINATED DEBENTURES

            Effective February 1, 2000, the Company completed an Exchange Offer whereby stockholders exchanged 575,503 shares of capital stock for shares of Preferred Securities of the wholly owned Chemed Capital Trust ("CCT") on a one-for-one basis. The Preferred Securities, which carried a redemption value of $27.00 per security, paid an annual cash distribution of $2.00 per security (payable at the quarterly rate of $.50 per security commencing March 2000) and were convertible into capital stock at a price of $37.00 per security. The Preferred Securities had a maturity of 30 years from date of issuance and were callable beginning March 15, 2003, at a price of $27.27 for each $27.00 principal amount. On March 15, 2004, and later, the Preferred Securities were callable without premium.

            Prior to redemption in 2004, the sole assets of the CCT were CJSDs of the Company in the principal amount of $27 per security. The CJSDs were scheduled to mature March 15, 2030, and the interest rate of the CJSDs was $2.00 per annum per $27.00 principal amount.

            Effective January 1, 2004, we adopted the provisions of FIN 46R. Under FIN 46R, the Company is not the primary beneficiary of the CCT and is not permitted to consolidate the accounts of the CCT. As a result, we deconsolidated the Preferred Securities of the CCT and replaced them in the Company's consolidated balance sheet with the CJSDs, the sole assets of the CCT. Distributions on the CJSDs are now classified as interest expense for all periods presented.

            On April 7, 2004, we announced the call of all Preferred Securities outstanding as of May 18, 2004, at face value ($27.00 per security) plus accrued dividends ($.35 per security). As a result, during the second quarter of 2004, 417,256 Preferred Securities were redeemed for 304,597 shares of capital stock and 101,282 Preferred Securities were redeemed for $2,735,000 in cash. As a result, at December 31, 2004, there are no CJSDs or Preferred Securities outstanding.

            The number of Preferred Securities purchased and converted and shares of capital stock issued upon conversion are summarized below:

                                              For the Years Ended December 31,
                                              -------------------------------
                                               2004          2003        2002
                                              -------       -----       -----
Preferred Securities purchased                101,282           -       1,533
Preferred Securities converted                422,002       2,229         432
Shares of Capital Stock issued upon
     conversion of Preferred Securities       307,979       1,626         315

21. LOANS RECEIVABLE FROM INDEPENDENT CONTRACTORS

            At December 31, 2004, the Company has contractual arrangements with 59 small businesses ("Independent Contractors") to provide plumbing repair and drain cleaning services under sublicensing agreements using the Roto-Rooter name in lesser-populated areas of the United States and Canada. The arrangements give the Independent Contractors the right to conduct a plumbing and drain cleaning business using the Roto-Rooter name in a specified territory in exchange for a royalty based on a percentage of cash labor sales, generally approximately 40%. The Company also pays for yellow pages advertising in these areas and provides operating manuals to be used as guidelines for operating a plumbing and drain cleaning business. The contracts are generally cancelable upon 90 days' written notice (without cause) or upon a few days' notice (with cause). The Independent Contractors are responsible for running the businesses as they believe best.

            Effective January 1, 2004, we adopted the provisions of FIN 46R relative to the Company's contractual relationships with its Independent Contractors. FIN 46R requires the primary beneficiary of a Variable Interest Entity ("VIE") to consolidate the accounts of the VIE. We have evaluated our relationships with our Independent Contractors based upon guidance provided in FIN 46R and have concluded that many of the Independent Contractors may be VIEs. Due to the limited financial data available from these Independent Contractors we have not been able to perform the required analysis to determine which, if any, of these relationships are VIEs or if the Company is the primary beneficiary of these potential VIE relationships. We are continuing to request appropriate information to enable us to evaluate these potential VIE relationships. We believe consolidation, if required, of the accounts of any VIEs for which the Company might be the primary beneficiary would not materially impact the Company's financial position or results of operations. Instead, consolidation of some, if any, of these arrangements is more likely to result in a "grossing up" of amounts such as revenues and expenses with no net change to the Company's net income or cash flows.

Chemed Corporation and Subsidiary Companies

            The Company's maximum exposure to loss from its arrangements with its Independent Contractors at December 31, 2004, is approximately $2.8 million ($2.6 million at December 31, 2003). At December 31, 2004, the Company has notes receivable from its Independent Contractors totaling $2,781,000 (December 31, 2003 - $2,599,000). In most cases, these loans are partially secured by equipment owned by the contractor. The interest rates on the loans range from 5% to 9% per annum, and the remaining terms of the loans range from one month to six years at December 31, 2004. During 2004, the Company recorded revenues of $16,360,000 (2003 - $14,125,000; 2002 - $12,350,000) and pretax profits of
$5,130,000 (2003 - $4,356,000; 2002 - $4,866,000) from all of its Independent
Contractors.

            The Company has 13 contractors that entered into independent contractor agreements with the Company during 2004 ("2004 Contractors"). The Company has loans totaling $933,000 receivable from the 2004 Contractors that are secured by equipment with an estimated value of $281,000. Information to determine whether the Company's contractual interests, including the loans receivable, are variable interests that are required to be consolidated under FIN 46R is not available. Based on an analysis of Roto-Rooter's operating results relative to these operations, management believes that consolidation of these 13 businesses would not yield materially different results for the Company. During 2004, the Company recorded $2,898,000 of service revenues and combined operating income of $331,000 related to the 2004 Contractors.

22. LITIGATION

            The Company is party to a class action lawsuit filed in the Third Judicial Circuit Court of Madison County, Illinois in June of 2000 by Robert Harris, alleging certain Roto-Rooter plumbing was performed by unlicensed employees. The Company contests these allegations and believes them without merit. Plaintiff moved for certification of a class of customers in 32 states who allegedly paid for plumbing work performed by unlicensed employees. Plaintiff also moved for partial summary judgment on grounds the licensed apprentice plumber who installed his faucet did not work under the direct personal supervision of a licensed master plumber. On June 19, 2002, the trial judge certified an Illinois-only plaintiffs class and granted summary judgment for the named party Plaintiff on the issue of liability, finding violation of the Illinois Plumbing License Act and the Illinois Consumer Fraud Act through Roto-Rooter's representation of the licensed apprentice as a plumber. The court has not yet ruled on certification of a class in the remaining 31 states. In December 2004, the Company reached a tentative resolution of this matter with the plaintiff. This proposed settlement has not yet been finalized by the parties nor approved by the court. Nonetheless, the Company, in anticipation of such approval, accrued $3.1 million as the anticipated cost of settling this litigation.

            VITAS is party to a class action lawsuit filed in the Superior Court of California, Los Angeles County, in April of 2004 by Ann Marie Costa, Ana Jimenez, Mariea Ruteaya and Gracetta Wilson alleging failure to pay overtime wages and to provide meal and break periods to California nurses, home health aides and licensed clinical social workers. The Company contests these allegations and believes them without merit. Due to the complex legal and other issues involved, it is not presently possible to estimate the amount of liability, if any, related to this case. Management cannot provide assurance the Company will ultimately prevail in it. Regardless of outcome, such litigation can adversely affect the Company through defense costs, diversion of management's time, and related publicity.

            On April 5, 2002, Michael Linn, an attorney, filed a class action complaint against the Company in the Court of Common Pleas, Cuyahoga County, Ohio. He alleged Roto-Rooter Services Company's miscellaneous parts charge, ranging from $4.95 to $12.95 per job, violated the Ohio Consumer Sales Practices Act. The Company contended that the charge, which is included within the estimate approved by its customers, is a fully disclosed component of its pricing. Plaintiff dismissed the case without payment and with prejudice following the Ohio Supreme Court's denial of review of the Eighth District Court of Appeals decertification of this class action.

23. RELATED PARTY TRANSACTIONS

            In October 2004, VITAS entered into a pharmacy services agreement ("Agreement") with Omnicare, Inc. ("OCR") whereby OCR will provide specified pharmacy services for VITAS and its hospice patients in geographical areas served by both VITAS and OCR. The Agreement has an initial term of three years that renews automatically thereafter for one-year terms. Either party may cancel the Agreement at the end of said term. Under the Agreement, VITAS made purchases of $344,000 from OCR during 2004.

            Mr. E. L. Hutton is nonexecutive Chairman of the Board and a director of the Company and of OCR. Also, Mr. Joel F. Gemunder, President and Chief Executive Officer of OCR, and Ms. Sandra E. Laney are directors of both OCR and the Company. Nonetheless, we believe that the terms of the Agreement are no less favorable to VITAS than we could negotiate with an unrelated party.

Chemed Corporation and Subsidiary Companies

24. CAPITAL STOCK SPLIT (UNAUDITED)

            On March 11, 2005, the Board of Directors of the Company approved a 2-for-1 stock split in the form of a 100% stock dividend to shareholders of record at the close of business on April 22, 2005. This stock split is not reflected in these financial statements.

            When the stock split becomes effective in April 2005, there will be twice as many shares of capital stock outstanding as there were prior to the split. Had the stock split occurred on December 31, 2004, the value of capital stock would have increased $13,491,000 and the value of paid in capital would have declined by the same amount, with no net effect on shareholders' equity. Under Delaware law, the par value of the capital stock remains $1 per share.

            Once the stock split is effective in 2005, all prior earnings per share data will be restated to retroactively reflect the impact of the stock split on the average number of shares outstanding (i.e. a doubling of the average number of shares outstanding). Accordingly, the share and earnings/(loss) per share data for 2004, 2003 and 2002 will be restated as follows (in thousands, except per share data):

                                          For the Years Ended December 31,
                                          --------------------------------
                                            2004        2003        2002
                                          --------    --------    --------
Earnings/(Loss) Per Share
     Income from continuing operations    $   0.80    $   0.56    $   0.56
                                          ========    ========    ========
     Net Income/(Loss)                    $   1.14    $  (0.17)   $  (0.13)
                                          ========    ========    ========
Diluted Earnings/(Loss) Per Share
     Income from continuing operations    $   0.78    $   0.56    $   0.56
                                          ========    ========    ========
     Net Income/(Loss)                    $   1.12    $  (0.17)   $  (0.13)
                                          ========    ========    ========
Average Number of Shares Outstanding
     Earnings/(loss) per share              24,120      19,848      19,716
                                          ========    ========    ========
     Diluted earnings/(loss) per share      24,636      19,908      19,770
                                          ========    ========    ========

SELECTED FINANCIAL DATA

Chemed Corporation and Subsidiary Companies
(in thousands, except per share and footnote data, ratios, percentages and personnel)

                                                            2004(e)    2003         2002        2001       2000
                                                          ---------  ---------   ---------   ---------   ---------
SUMMARY OF OPERATIONS
   Continuing operations (a)
      Service revenues and sales .......................  $ 735,341  $ 260,776   $ 253,687   $ 269,353   $ 281,077
      Gross profit (excluding depreciation) ............    228,263    113,958     112,741     117,800     131,758
      Depreciation .....................................     14,542      9,519      10,424      10,750      10,469
      Amortization .....................................      3,779        302         152       3,737       3,664
      Income/(loss) from operations (b) ................     58,106      8,774      17,141     (10,609)     27,152
      Income/(loss) from continuing operations (c) .....     19,186     11,188      11,107     (10,052)     16,972
      Net income/(loss) (c) ............................     27,512     (3,435)     (2,545)    (12,185)     19,971
   Earnings/(loss) per share
      Income/(loss) from continuing operations .........  $    1.59  $    1.13   $    1.13   $   (1.03)  $    1.73
      Net income/(loss) ................................       2.28      (0.35)      (0.26)      (1.25)       2.03
      Average number of shares outstanding .............     12,060      9,924       9,858       9,714       9,833
   Diluted earnings/ (loss) per share
      Income/ (loss) from continuing operations ........  $    1.56  $    1.12   $    1.12   $   (1.03)  $    1.71
      Net income/ (loss) ...............................       2.23      (0.35)      (0.26)      (1.25)       2.01
      Average number of shares outstanding .............     12,318      9,954       9,885       9,714       9,927
   Cash dividends per share ............................  $    0.48  $    0.48   $    0.45   $    0.44   $    0.40
   Net income/(loss) excluding goodwill amortization (d)
      Net income/(loss) ................................  $  27,512  $  (3,435)  $  (2,545)  $  (7,564)  $  24,579
      Earnings/(loss) per share ........................       2.28      (0.35)      (0.26)      (0.78)       2.50
      Diluted earnings/(loss) per share ................       2.23      (0.35)      (0.26)      (0.78)       2.48
FINANCIAL POSITION--YEAR-END
   Cash and cash equivalents ...........................  $  71,448  $  50,688   $  37,570   $   8,348   $  10,080
   Working capital/(deficit) ...........................     28,439     32,778      20,075       9,732      (3,792)
   Current ratio .......................................       1.17       1.48        1.28        1.11        0.96
   Properties and equipment, at cost less
      accumulated depreciation .........................  $  55,796  $  31,440   $  30,912   $  36,728   $  43,204
   Total assets ........................................    825,566    328,458     337,822     399,560     421,171
   Long-term debt ......................................    279,510     25,931      25,348      60,439      57,526
   Convertible junior subordinated debentures ..........          -     14,126      14,186      14,239      14,641
   Stockholders' equity ................................    332,092    192,693     198,422     204,160     211,451
OTHER STATISTICS--CONTINUING OPERATIONS
   Capital expenditures ................................  $  18,290  $  10,381   $   8,440   $   9,761   $   9,838
   Number of employees .................................      9,822      2,894       2,736       3,035       2,997

---------------------------
(a) Continuing operations exclude Service America, discontinued in 2004, Patient Care, discontinued in 2002, and Cadre Computer Resources, discontinued in 2001.

(b) Income/(loss) from operations includes payouts under the Company's 2002 Executive Long-term Incentive Plan of $8,783,000, the estimated cost for the anticipated settlement of a lawsuit of $3,135,000, expenses related to debt registration of $1,191,000, and additional VITAS transaction costs and adjustments of $442,000 in 2004, severance charges of $3,627,000 in 2003, and restructuring and similar expenses and other charges of $24,448,000 in 2001.

(c) Income/(loss) from continuing operations and net income/(loss) includes payouts under the Company's 2002 Executive Long-term Incentive Plan of $5,437,000 aftertax, the prepayment penalty incurred on the early extinguishment of the Company's debt of $2,030,000 aftertax, the estimated cost for the anticipated settlement of a lawsuit of $1,897,000 aftertax, expenses related to debt registration of $727,000 aftertax, the Company's aftertax share of VITAS' charges related to the Company's acquisition of VITAS amounting to $4,621,000, additional VITAS transaction costs and adjustments of $222,000 aftertax, and favorable tax adjustments and settlements from prior year returns of $1,620,000 aftertax in 2004, severance charges of $2,358,000 aftertax in 2003, and the prepayment penalty incurred on the early extinguishment of the Company's debt of $1,701,000 aftertax and restructuring and similar expenses and other charges of $15,271,000 aftertax in 2001. Aftertax capital gains on the sales and redemption of investments for the years 2003 through 2000 amounted to $3,351,000, $775,000, $703,000, and $2,261,000, respectively.
      In accordance with FASB Statement No. 142, amortization of goodwill ceased December 31, 2001. Aftertax amortization of goodwill for continuing operations for the years 2001 and 2000 was $3,081,000 and $3,063,000, respectively.

(d) In accordance with FASB Statement No. 142, amortization of goodwill ceased December 31, 2001. Aftertax amortization of goodwill for all operations for the years 2001 and 2000 was $4,621,000 and $4,608,000, respectively.

(e) The financial results of VITAS are included in the consolidated results of the Company beginning on February 24, 2004, the date the Company acquired the remaining 63% of VITAS it did not over, bringing its ownership in VITAS to 100%.

UNAUDITED SUMMARY OF QUARTERLY RESULTS

Chemed Corporation and Subsidiary Companies
(in thousands, except per share and footnote data)

                                                                  FIRST        SECOND      THIRD      FOURTH       TOTAL
          FOR THE YEAR ENDED DECEMBER 31, 2004                    QUARTER     QUARTER     QUARTER     QUARTER       YEAR
--------------------------------------------------------         ---------   ---------   ---------   ---------   ---------
CONTINUING OPERATIONS
    TOTAL SERVICE REVENUES AND SALES ........................    $ 120,340   $ 199,135   $ 201,885   $ 213,981   $ 735,341
                                                                 =========   =========   =========   =========   =========
    GROSS PROFIT ............................................    $  41,491   $  59,065   $  59,755   $  67,952   $ 228,263
                                                                 =========   =========   =========   =========   =========
    INCOME FROM OPERATIONS (a,b,c,d) ........................    $     974   $  20,763   $  20,289   $  16,080   $  58,106
    INTEREST EXPENSE ........................................       (2,900)     (6,204)     (6,083)     (5,971)    (21,158)
    LOSS ON EXTINGUISHMENT OF DEBT ..........................       (3,330)          -           -                  (3,330)
    OTHER INCOME-NET ........................................        1,479         149         336       1,505       3,469
                                                                 ---------   ---------   ---------   ---------   ---------
       INCOME/(LOSS) BEFORE INCOME TAXES (a,b,c,d) ..........       (3,777)     14,708      14,542      11,614      37,087
    INCOME TAXES (e) ........................................          626      (6,381)     (3,805)     (4,236)    (13,796)
    EQUITY IN LOSS OF AFFILIATE (f) .........................       (4,105)          -           -           -      (4,105)
                                                                 ---------   ---------   ---------   ---------   ---------
    INCOME/(LOSS) FROM CONTINUING OPERATIONS (a,b,c,d,e,f)...       (7,256)      8,327      10,737       7,378      19,186
DISCONTINUED OPERATIONS .....................................          146          (9)       (125)      8,314       8,326
                                                                 ---------   ---------   ---------   ---------   ---------
NET INCOME/(LOSS) (a,b,c,d,e,f)..............................    $  (7,110)  $   8,318   $  10,612   $  15,692   $  27,512
                                                                 =========   =========   =========   =========   =========

EARNINGS/(LOSS) PER SHARE (a,b,c,d,e,f)
    INCOME/(LOSS) FROM CONTINUING OPERATIONS ................    $   (0.66)  $    0.68   $    0.86   $    0.59   $    1.59
                                                                 =========   =========   =========   =========   =========
    NET INCOME/(LOSS) .......................................    $   (0.65)  $    0.67   $    0.85   $    1.26   $    2.28
                                                                 =========   =========   =========   =========   =========

DILUTED EARNINGS/(LOSS) PER SHARE (a,b,c,d,e,f)
    INCOME/(LOSS) FROM CONTINUING OPERATIONS ................    $   (0.66)  $    0.66   $    0.85   $    0.57   $    1.56
                                                                 =========   =========   =========   =========   =========
    NET INCOME/(LOSS) .......................................    $   (0.65)  $    0.66   $    0.84   $    1.22   $    2.23
                                                                 =========   =========   =========   =========   =========

AVERAGE NUMBER OF SHARES OUTSTANDING
    EARNINGS/(LOSS) PER SHARE ...............................       10,912      12,325      12,470      12,497      12,060
                                                                 =========   =========   =========   =========   =========
    DILUTED EARNINGS/(LOSS) PER SHARE .......................       10,912      12,677      12,701      12,836      12,318
                                                                 =========   =========   =========   =========   =========

---------------------------
(a) Amounts include a pretax charge of $8,783,000 ($5,723,000 aftertax) from payouts under the Company's 2002 Executive Long-term Incentive Plan in the first quarter and for the year except as follows: during the third quarter, the Company adjusted its effective tax rate resulting in a reduction in the aftertax amount to $5,437,000 for the year.

(b) Amounts include a pretax charge of $3,135,000 ($1,897,000 aftertax) from the proposed settlement of a lawsuit in the fourth quarter and for the year.

(c) Amounts include a pretax charge of $1,191,000 ($727,000 aftertax) for expenses related to debt registration in the fourth quarter and for the year.

(d) Amounts include VITAS transaction costs and adjustments as follows: second quarter - a credit of $1,368,000 ($821,000 aftertax); third quarter- a credit of $219,000 ($131,000 aftertax); fourth quarter - a charge of $2,029,000 ($1,174,000 aftertax); for the year - a charge of $442,000
      ($222,000 aftertax).

(e) Amounts include favorable prior-period tax adjustments and settlements as follows: third quarter - $2,118,000; fourth quarter - $600,000; for the year - $1,620,000.

(f) Amount includes equity in the loss of VITAS prior to the Company's acquiring control of 100% of VITAS.

UNAUDITED SUMMARY OF QUARTERLY RESULTS

Chemed Corporation and Subsidiary Companies
(in thousands, except per share and footnote data)

                                                          First      Second       Third      Fourth       Total
   For the Year Ended December 31, 2003                  Quarter     Quarter     Quarter     Quarter       Year
---------------------------------------------           ---------   ---------   ---------   ---------   ---------
Continuing Operations
    Total service revenues and sales ..........         $  64,725   $  64,592   $  63,342   $  68,117   $ 260,776
                                                        =========   =========   =========   =========   =========
    Gross profit ..............................         $  28,286   $  28,434   $  27,759   $  29,479   $ 113,958
                                                        =========   =========   =========   =========   =========
    Income from operations (a) ................         $   2,327   $   3,578   $   2,270   $     599   $   8,774
    Interest expense ..........................              (796)       (858)       (747)       (776)     (3,177)
    Other income--net (b,c) ...................             4,177       2,334       2,983       1,355      10,849
                                                        ---------   ---------   ---------   ---------   ---------
       Income before income taxes (a,b,c)                   5,708       5,054       4,506       1,178      16,446
    Income taxes ..............................            (2,190)     (1,789)     (1,644)       (557)     (6,180)
    Equity in earnings of affiliate (d) .......                 -           -           -         922         922
                                                        ---------   ---------   ---------   ---------   ---------
    Income from continuing operations (a,b,c,d)             3,518       3,265       2,862       1,543      11,188
Discontinued Operations .......................                39          35          51     (14,748)    (14,623)
                                                        ---------   ---------   ---------   ---------   ---------
Net Income/(Loss) (a,b,c,d)....................         $   3,557   $   3,300   $   2,913   $ (13,205)  $  (3,435)
                                                        =========   =========   =========   =========   =========
Earnings/(Loss) Per Share (a,b,c,d)
    Income from continuing operations .........         $    0.36   $    0.33   $    0.29   $    0.16   $    1.13
                                                        =========   =========   =========   =========   =========
    Net income/(loss) .........................         $    0.36   $    0.33   $    0.29   $   (1.33)  $   (0.35)
                                                        =========   =========   =========   =========   =========
Diluted Earnings/(Loss) Per Share (a,b,c,d)
    Income from continuing operations .........         $    0.36   $    0.33   $    0.29   $    0.15   $    1.12
                                                        =========   =========   =========   =========   =========
    Net income/(loss) .........................         $    0.36   $    0.33   $    0.29   $   (1.32)  $   (0.35)
                                                        =========   =========   =========   =========   =========
Average number of shares outstanding
    Earnings/(loss) per share .................             9,890       9,908       9,941       9,954       9,924
                                                        =========   =========   =========   =========   =========
    Diluted earnings/(loss) per share .........             9,903       9,942       9,988      10,000       9,954
                                                        =========   =========   =========   =========   =========

---------------------------

(a) Amounts include a pretax charge of $3,627,000 ($2,358,000 aftertax or $.24 per share) from severance charges in the first quarter and for the year.

(b) Amounts include a pretax gain of $1,846,000 ($1,200,000 aftertax or $.12 per share) from the redemption of VITAS preferred stock in the third quarter and for the year.

(c) Amounts include a pretax capital gain of $3,544,000 ($2,151,000 aftertax or $.22 per share) from the sales of investments in the third quarter and for the year.

(d) Amount includes equity in the earnings of VITAS prior to the Company's acquiring control of 100% of VITAS.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Chemed Corporation and Subsidiary Companies

LIQUIDITY AND CAPITAL RESOURCES

      Significant factors affecting our cash flows during 2004 and financial position at December 31, 2004, include the following:

    - Our continuing operations generated cash of $89.7 million, including income tax refunds totaling $14.6 million relating to the VITAS pre-acquisition expenses;

    - We spent net cash of $344.7 million on business combinations, including $323.8 million for the 63% of VITAS we did not previously own;

    - We received $280.6 million of net proceeds from the issuance of long-term debt (net of issuance costs) and issued two million shares of capital stock for $95.1 million, net of costs;

    - We repaid $96.9 million of long-term debt, including $67.0 million of VITAS' debt; and,

    -    We spent $18.3 million on capital expenditures.

      The ratio of total debt to total capital was 46.8% at December 31, 2004, as compared with 17.3% at December 31, 2003. The Company's current ratio at December 31, 2004, was 1.2 as compared with 1.5 at December 31, 2003.

      We had $72.1 million of unused lines of credit at December 31, 2004. After the February 2005 modification of our debt agreements, we have $147.6 million of unused lines of credit eligible to be drawn down.

CASH FLOW

      The Company's cash flows for 2004, 2003 and 2002 are summarized as follows (in millions):

                                                                                    For the Years Ended December 31,
                                                                    ------------------------------------------------------------
                                                                       2004                    2003                     2002
                                                                    -----------             -----------              -----------
 Net cash provided by operating activities                          $     94.20             $     22.90              $     29.70
 Capital expenditures                                                     (18.3)                  (10.4)                    (8.4)
                                                                    -----------             -----------              -----------
               Operating cash excess after capital expenditures            75.9                    12.5                     21.3
 Business combinations                                                   (344.7)                   (3.9)                    (1.2)
 Proceeds from issuance of long-term debt, net of costs                   280.6                       -                        5
 Repayment of long-term debt                                              (96.9)                      -                    (40.1)
 Issuance of capital stock, net of costs                                   95.1                       -                        -
 Return/(payment) of VITAS merger deposit                                    10                     (10)                       -
 Net proceeds/(uses) from sale of discontinued operations                  (0.8)                    1.1                     50.7
 Proceeds from redemption of available-for-sale securities                    -                    27.3                        -
 Investment in VITAS equity interest                                          -                     (18)                       -
 Other--net                                                                 1.6                     4.1                     (6.5)
                                                                    -----------             -----------              -----------
               Increase in cash and cash equivalents                $     20.80             $     13.10              $     29.20
                                                                    ===========             ===========              ===========

      For 2004, the operating cash excess after capital expenditures was $75.9 million as compared with $12.5 million in 2003 and $21.3 million in 2002. This excess was used to reduce long-term debt in 2004. In 2003, this excess, along with the proceeds from the redemption of VITAS preferred stock, was used to purchase 37% of VITAS common stock, to place a deposit of $10.0 million to secure the Company's merger offer for VITAS' remaining common stock, to pay cash dividends and to increase the Company's available cash and cash equivalents. For 2002, the operating excess after capital expenditures and the proceeds from the sale of Patient Care were used to retire funded debt, to pay cash dividends and to increase the Company's available cash and cash equivalents.

Chemed Corporation and Subsidiary Companies

COMMITMENTS AND CONTINGENCIES

      In connection with the sale of DuBois Chemicals, Inc. ("DuBois") in 1991, the Company provided allowances and accruals relating to several long-term costs, including income tax matters, lease commitments and environmental costs. Also, in conjunction with the sales of The Omnia Group ("Omnia") and National Sanitary Supply Company in 1997, the sale of Cadre Computer Resources, Inc. ("Cadre Computer") in 2001 and the discontinuance of Service America Network Inc. ("Service America") in 2004, the Company provided long-term allowances and accruals relating to costs of severance arrangements, lease commitments and income tax matters. Additionally, we will retain liability for Service America's casualty insurance claims that were incurred prior to the disposal date. At December 31, 2004 Service America's accrued insurance liability is approximately $3.7 million. In the aggregate, the Company believes these allowances and accruals are adequate as of December 31, 2004. We anticipate incurring additional losses of approximately $800,000 in 2005 related largely to finalizing severance, lease and other arrangements when the disposal of Service America is completed in 2005. When the disposal of Service America closes, we will contribute cash of approximately $4.7 million to the purchasing company ($1.0 million payable at closing, the remainder payable in 11 equal monthly payments during the year following closing). Based on reviews of its environmental-related liabilities under the DuBois sale agreement, the Company has estimated its remaining liability to be $3.0 million. As of December 31, 2004, the Company is contingently liable for additional cleanup and related costs up to a maximum of $16.0 million, for which no provision has been recorded in accordance with the applicable accounting guidance.

      In connection with the sale of Patient Care in 2002, $5.0 million of the cash purchase price was placed in escrow pending collection of third-party payer receivables on Patient Care's balance sheet at the sale date. To date, $4.2 million has been returned and the remainder is being withheld pending the settlement of certain third-party payer claims. Based on Patient Care's collection history, we believe that the significant majority of the disputed amounts will be resolved in Patient Care's favor and most of the withheld escrow will be returned to the Company. We also have accounts receivable from Patient Care for the post-closing balance sheet valuation ($1,251,000) and for expenses paid by us after closing on Patient Care's behalf. The Company is in litigation with Patient Care over various issues, including the collection of these amounts. We believe these balances represent valid claims, are fairly stated and are fully collectible; nonetheless, an unfavorable determination by the courts could result in the write-off of all or a portion of these balances.

      The Company's various loan agreements and guarantees of indebtedness as of December 31, 2004, contained certain restrictive covenants. The Company was in compliance with all of the covenants at that time. In February 2005, the Company called all $110 million of its Floating Rate Notes due 2010 and amended and restated its credit agreement with JPMorgan Chase Bank ("ARCA"). We borrowed $88.5 million under ARCA and used $54.4 million of our cash to retire the Floating Rate Notes and our previous term loan ($30.5 million). As a result of prepaying the Floating Rate Notes, we incurred a prepayment penalty of $1.1 million and wrote off $2.3 million of deferred issuance costs in the first quarter of 2005. The interest rates under ARCA are tied to LIBOR and are lower than rates under the Floating Rate Notes and our previous credit agreement with JPMorgan Chase. We anticipate realizing annual interest savings of $3.3 million beginning in March 2005.

LIQUIDITY AND COMMITMENTS AFTER DEBT REFINANCING IN 2005

      The table below summarizes the Company's debt and contractual obligations, giving effect to the 2005 debt refinancing and modifications (in thousands):

                                                            Less Than                                  After
                                               Total         1 Year       1-3 Years     4-5 Years     5 Years
                                             ----------    -----------   -----------   -----------   ---------
Long-term debt obligations                   $  239,708    $     1,103   $     2,112   $     2,031   $ 234,462
Operating lease obligations                      60,387         17,169        21,587        11,615      10,016
Severance obligations                             4,785          2,200         2,231           354           -
Purchase obligations (a)                         37,777         37,777             -             -           -
Other current obligations (b)                    17,030         17,030             -             -           -
Other long-term obligations (c)                  25,385          1,253         3,317         2,504      18,311
                                             ----------    -----------   -----------   -----------   ---------
     Total contractual cash obligations      $  385,072    $    76,532   $    29,247   $    16,504   $ 262,789
                                             ==========    ===========   ===========   ===========   =========

-----------------
(a) Purchase obligations primarily consist of accounts payable at December 31, 2004.

(b) Other current obligations consist of accrued salaries and wages at December 31, 2004.

(c) Other long-term obligations comprises largely pension and excess benefit obligations.

Chemed Corporation and Subsidiary Companies

Collectively, our debt agreements provide that the Company will be required to meet the following financial covenants, to be tested quarterly, beginning with the quarter ending March 31, 2005:

      - a minimum net worth requirement, which requires a net worth of at least (i) 85% of consolidated net worth at December 31, 2004, plus
            (ii) 50% of consolidated net income (if positive) earned in each fiscal quarter beginning with the quarter ending March 31, 2005, plus (iii) the amount of all net cash proceeds resulting from issuances of capital stock of the Company or any subsidiary or other equity interest to a person other than the Company or a subsidiary. At December 31, 2004, our net worth was $332.1 million versus a requirement of $282.3 million;

      - a maximum leverage ratio, calculated quarterly, based upon the ratio of consolidated funded debt to consolidated EBITDA, which requires maintenance of a ratio of 5.5 to 1.00 through December 31, 2004, a ratio of 4.00 to 1.00 from January 1, 2005 through December 31, 2006, a ratio of 3.75 to 1.00 from January 1, 2007 through December 31, 2008, and 3.50 to 1.00 thereafter. At February 28, 2005, our leverage ratio was 2.78 to 1.00;

      - a maximum senior leverage ratio, calculated quarterly, based upon the ratio of senior consolidated funded debt to consolidated EBITDA (which ratio excludes indebtedness in respect of the Fixed Rate Notes), which requires maintenance of a ratio of 3.375 to 1.00 through December 31, 2004, a ratio of 3.00 to 1.00 from January 1 through December 31, 2005, and 2.75 to 1.00 thereafter. At February 28, 2005, our senior leverage ratio was 1.21 to 1.00; and

      - a minimum fixed charge coverage ratio, based upon the ratio of consolidated EBITDA minus capital expenditures to consolidated interest expense plus consolidated current maturities (including capitalized lease obligations) plus cash dividends paid on equity securities plus expenses for taxes, which requires maintenance of a ratio of 1.15 to 1.00 through December 31, 2004, 1.25 to 1.00 from January 1 through December 31, 2005, 1.375 to 1.00 from January 1 through December 31, 2006, and 1.50 to 1.00 thereafter. For 2004, our fixed charge coverage ratio was 1.44 to 1.00.

            Among other provisions, the debt agreements provide for the following:

      - a maximum annual limit for acquisitions of $80 million (no single acquisition to exceed $50 million),

      - a maximum annual limit for operating lease payments of $30 million, and

      -     a maximum annual capital expenditure limit of $30 million.

      We are in compliance with all of our debt covenants as of December 31, 2004 and project that we will remain in compliance during 2005. It is our opinion that the Company has no long-range commitments that will have a significant impact on its liquidity, financial condition or the results of its operations in the foreseeable future. Due to the nature of the environmental liabilities, we are not able to forecast the timing of the cash payments for these potential liabilities. Based on the Company's available credit lines, sources of borrowing and cash and cash equivalents, management believes its sources of capital and liquidity are satisfactory for the Company's needs for the foreseeable future.

      The debt refinancing in 2005 has reduced the Company's variable interest rate debt from $140.5 million at December 31, 2004 to $88.5 million at February 28, 2005. Nonetheless, our annual interest expense will increase or decrease $885,000 for each percentage point increase or decrease in LIBOR during the period.

Chemed Corporation and Subsidiary Companies

RESULTS OF OPERATIONS
2004 VERSUS 2003-CONSOLIDATED RESULTS

      Set forth below are the year-to-year changes in the components of the statement of operations relating to continuing operations for 2004 versus 2003 (in thousands, except percentages):

                                                             Increase/(Decrease)
                                                        ---------------------------
                                                          Amount            Percent
                                                        ----------          -------
Service revenues and sales
    VITAS                                               $  458,730             n.a.%
    Roto-Rooter                                             15,835                6
                                                        ----------
      Total                                                474,565              182
Cost of services provided and goods sold                   360,260              245
Selling, general and administrative expenses                42,922               45
Depreciation                                                 5,023               53
Amortization                                                 3,477            1,151
Other expenses                                              13,551             n.a.
                                                        ----------
Income from operations                                      49,332              562
Interest expense                                            17,981              566
Loss on extinguishment of debt                               3,330             n.a.
Other income--net                                           (7,380)             (68)
                                                        ----------
Income before income taxes                                  20,641              126
Income taxes                                                 7,616              123
Equity in loss of affiliate                                 (5,027)            n.a.
                                                        ----------
   Income from continuing operations                    $    7,998               71%
                                                        ==========

      The Company's service revenues and sales for the year ended December 31, 2004 increased $474.6 million, or 182%, versus revenues for the year ended December 31, 2003. The VITAS segment, acquired in February 2004, accounted for $458.7 million of this increase and Roto-Rooter accounted for the remaining $15.8 million of the increase. VITAS' revenues for 2004 comprised the following (in thousands):

Routine homecare          $ 316,374
Continuous care              78,669
General inpatient            63,051
Other                           636
                          ---------
     Total revenues       $ 458,730
                          =========

      The increase in Roto-Rooter's service revenues and sales for 2004 versus 2003 is attributable to the following (in thousands):

Plumbing                  $   6,052
Sewer and drain cleaning      5,740
Other                         4,043
                          ---------
     Total increase       $  15,835
                          =========

Plumbing revenues for 2004 increased $6,052,000, or 6.0%, versus revenues for 2003 due to a 4.4% increase in the number of jobs performed and a 1.6% increase in the average price per job. Sewer and drain cleaning revenues increased $5,740,000 or 5.4%, versus revenues for 2003 due to a .5% decline in the number of jobs which was more than offset by a 5.9% increase in the average price per job. On a same-store basis, the number of plumbing jobs increased 4.9% and the number of sewer and drain cleaning jobs declined .7%. The increase in other revenues is attributable primarily to increases in independent contractor operations and other services.

      The consolidated gross margin was 31.0% in 2004 as compared with 43.7% in 2003 largely due to the acquisition of VITAS in 2004. On a segment basis, VITAS' gross margin was 22.2% and Roto-Rooter's gross margin increased from

Chemed Corporation and Subsidiary Companies

43.7% in 2003 to 45.7% in 2004. This increase is largely due to lower training wages as a percent of revenues in 2004 versus 2003 and lower health insurance costs as a percent of revenues in 2004.

      Selling, general and administrative expenses ("SG&A") for 2004 increased $42,922,000 versus 2003 as summarized below (in thousands):

VITAS SG&A for 2004                                                             $    42,946
Corporate severance in 2003                                                          (3,627)
Professional fees at the Corporate Office related to complying with the
   internal controls provisions of the Sarbanes-Oxley Act                             2,301
Higher Roto-Rooter advertising costs in 2004                                          2,226
Other                                                                                  (924)
                                                                                -----------
     Total increase                                                             $    42,922
                                                                                ===========

      Depreciation for 2004 increased $5,023,000, or 53%, versus 2003 primarily as a result of the VITAS acquisition. Similarly, most of the increase in amortization is attributable to the amortization of VITAS' intangible assets, including the referral network and the covenant not to compete.

      Income from operations for 2004 increased $49,332,000 versus 2003 as summarized below (in thousands):

VITAS income from operations for 2004                                           $    48,242
Higher gross profit of the Roto-Rooter segment in 2004                               12,377
Long-term incentive compensation in 2004                                             (8,783)
Corporate Office severance in 2003                                                    3,627
Anticipated cost in 2004 of settling Roto-Rooter litigation                          (3,135)
Professional fees at the Corporate Office related to complying with the
     internal controls provisions of the Sarbanes-Oxley Act                          (2,301)
Other                                                                                  (695)
                                                                                -----------
     Total increase                                                             $    49,332
                                                                                ===========

      Our effective income tax rate was 37.2% in 2004 versus 37.6% in 2003. Favorable income tax adjustments in 2004 related to prior-period tax issues reduced our effective rate by 4.7 percentage points. Our effective state and local income tax rate for 2004 was 6.1% as compared with 4.4% for 2003. This increase is due largely to the higher effective state and local tax rate of VITAS. We anticipate that future tax planning in 2005 will yield an overall effective income tax rate between 39% and 40% of income before income taxes.

         Income from continuing operations for 2004 increased $7,998,000 versus 2003 as summarized below (in thousands):

Net income of VITAS in 2004                                                        $ 29,139
Higher net income of Roto-Rooter                                                      5,619
Higher interest costs in 2004 related to debt incurred to fund the
   acquisition of VITAS                                                             (11,314)
Long-term incentive compensation for the Corporate Office in 2004                    (4,455)
Equity in the loss of VITAS prior to the merger in 2004                              (4,105)
Capital gains on the sales and redemption of available-for-sale
   investments in 2003                                                               (3,351)
Income from VITAS' preferred dividend and equity earnings in 2003                    (2,507)
Corporate severance in 2003                                                           2,358
Loss on extinguishment of debt in 2004                                               (2,030)
Professional fees at the Corporate Office related to complying with the
   internal controls provisions of the Sarbanes-Oxley Act                            (1,461)
Favorable income tax adjustments in 2004 for the Corporate Office related
   to prior years' issues                                                               990
Professional fees related to registering debt in 2004                                  (727)
Other                                                                                  (158)
                                                                                   --------
     Total increase                                                                $  7,998
                                                                                   ========

Chemed Corporation and Subsidiary Companies

      Income/(loss) from discontinued operations for 2004 and 2003 follows (in thousands):

                                                                                 For the Years Ended
                                                                                      December 31,
                                                                           --------------------------------
                                                                            2004                     2003
                                                                           -------                ---------
Service America                                                              8,559                  (14,687)
Adjustment to accruals of operations discontinued in prior years
                                                                              (233)                      64
                                                                           -------                ---------
       Income/(loss) from discontinued operations                          $ 8,326                $ (14,623)
                                                                           =======                =========

For 2004, the gain for Service America includes an estimated tax benefit on the disposal of approximately $14.2 million, primarily due to the recognition of non-deductible goodwill impairment losses in prior years. We anticipate the disposal will be completed in the first half of 2005 and that during 2005 we will incur pretax losses from Service America of approximately $800,000. These adjustments are primarily related to employee severance, legal and other issues arising during 2005 and to the recognition of other costs and adjustments not incurred as of December 31, 2004. For 2003, the loss from Service America includes aftertax impairment charges of $14,363,000. Of this amount, $10,037,000 was for goodwill impairment and the remainder was for impairment of computer software and identifiable intangible assets.

      The adjustments to accruals related to operations discontinued in prior years primarily include favorable adjustments to accruals for note receivable losses on the sale of Cadre Computer (discontinued in 2001) and unfavorable adjustments to accruals related to the sale of DuBois in 1991. Cadre Computer has been operating profitably since 2001 and is current on all amounts due the Company. As a result, we reduced our allowances for losses on these notes receivable from $422,000 at December 31, 2002 to $323,000 at December 31, 2003 and to nil at December 31, 2004. Adjustments to the DuBois accruals relate to environmental liabilities we retained upon the sale of DuBois in 1991. We believe amounts accrued are reasonable under the circumstances, but due to the nature of the liabilities, we could be required to increase the accrual in future years to cover additional charges.

2004 VERSUS 2003 - SEGMENT RESULTS

      During 2004, VITAS generated net income of $29,139,000. These earnings included aftertax transaction expenses totaling $1,008,000 related to the Company's acquisition of VITAS in 2004. VITAS' average daily census ("ADC") during 2004 increased from 7,979 during the fourth quarter of 2003 to 9,134 during the fourth quarter of 2004. During that same period, the quarterly average length of stay increased from 59.0 days to 64.1 days, and the median length of stay was 12.0 days during the fourth quarters of both 2004 and 2003.

      Roto-Rooter's net income increased $5,619,000 (42.6%) from $13,176,000 during 2003 to $18,795,000 during 2004 as summarized below (in thousands):

Aftertax impact of higher gross profit in 2004                             $ 7,649
Anticipated cost in 2004 of settling litigation                             (1,897)
Roto-Rooter's share of long-term compensation in 2004                         (982)
Favorable income tax adjustments in 2004 related to prior years' issues        630
Other                                                                          219
                                                                           -------
     Total increase                                                        $ 5,619
                                                                           =======

Chemed Corporation and Subsidiary Companies

      Net Corporate aftertax expenses increased $21,733,000 from $2,910,000 in 2003 to $24,643,000 in 2004 as summarized below (in thousands):

Higher interest costs in 2004 related to debt incurred to fund the acquisition of VITAS             $ 11,314
Corporate Office share of long-term compensation in 2004                                               4,455
Capital gains on the sales and redemption of available-for-sale investments in 2003                    3,351
Corporate severance in 2003                                                                           (2,358)
Loss on extinguishment of debt in 2004                                                                 2,030
Income from VITAS preferred dividend in 2003                                                           1,585
Professional fees at the Corporate Office related to complying with the
     internal controls provisions of the Sarbanes-Oxley Act                                            1,461
Favorable income tax adjustments in 2004 for the Corporate Office related to prior years' issues        (990)
Professional fees related to registering debt in 2004                                                    727
Other                                                                                                    158
                                                                                                    --------
     Total increase                                                                                 $ 21,733
                                                                                                    ========

2003 VERSUS 2002 - CONSOLIDATED RESULTS

      Set forth below are the year-to-year changes in the components of the statement of operations relating to continuing operations for 2003 versus 2002 (in thousands, except percentages):

                                                             Increase/(Decrease)
                                                          ------------------------
                                                           Amount          Percent
                                                          --------         -------
Service revenues and sales                                $  7,089               3%
Cost of services provided and goods sold                     5,872               4
Selling, general and administrative expenses                10,339              12
Depreciation                                                  (905)             (9)
Amortization                                                   150              99
                                                          --------
Income from operations                                      (8,367)            (49)
Interest expense                                              (771)            (20)
Other income--net                                            6,902             175
                                                          --------
Income before income taxes                                    (694)             (4)
Income taxes                                                   147               2
Equity in earnings/(loss) of affiliate                         922            n.a.
                                                          --------
      Income from continuing operations                   $     81               1%
                                                          ========

      For 2003 and prior years, the Roto-Rooter segment was the only operating segment in the Company's continuing operations. Within this segment, plumbing repair and maintenance revenues increased $2,778,000, or 2.8%, drain cleaning revenues were even with the prior year, contractor revenues increased $1,775,000, or 14.4%, and other revenues increased $2,534,000, or 7.0%.

      Of the increase in plumbing revenues, 2.4 percentage points are attributable to an increase in the number of jobs completed during the year. The remainder is attributable to an increase in the average price per job. The drain cleaning business experienced a 2.8% decline in the number of jobs completed during 2003 and a 2.8% increase in the average price per job. On a same-store basis, the number of plumbing jobs increased 3.0% and the number of sewer and drain cleaning jobs declined 2.9%. Of the 14.4% increase in contractor revenues, 5 percentage points are attributable to locations acquired in 2003. The gross margin of the Roto-Rooter segment declined from 44.4% in 2002 to 43.7% in 2003, primarily as a result of higher training wages in 2003. The increase in training wages was directly attributable to hiring more service technicians in 2003.

Chemed Corporation and Subsidiary Companies

      Selling, general and administrative expenses for 2003 increased $10,339,000, or 12%, versus 2002 as summarized below (in thousands):

Corporate severance in 2003                                                                       $  3,627
Expense charges from market-value adjustments to the deferred compensation liabilities in 2003 versus expense credits from such
     adjustments in 2002                                                                             2,769
Higher employee recruiting costs in 2003 as the result of hiring more service technicians              542
Higher legal fees in 2003 related to the costs of defending class action litigation                    485
Other                                                                                                2,916
                                                                                                  --------
     Total increase                                                                               $ 10,339
                                                                                                  ========

      Depreciation expense for 2003 declined $905,000, or 9%, versus 2002. This decline is attributable to reduced capital expenditures over the past several years, largely related to service vans.

      The Company's income from operations declined $8,367,000 (49%) from $17,141,000 in 2002 to $8,774,000 in 2003 as summarized below (in thousands):

Corporate severance in 2003                                                $(3,627)
Expense charges from market-value adjustments to the deferred compensation liability in 2003 versus expense credits from such
     adjustments in 2002                                                    (2,769)
Other increases in operating expenses                                       (1,971)
                                                                           -------
     Total decline                                                         $(8,367)
                                                                           =======

      The $771,000 decline in interest expense from 2002 to 2003 is attributable to lower debt levels and lower interest rates in 2003.

      Other income--net increased $6,902,000 from $3,947,000 in 2002 to $10,849,000 in 2003, primarily as a result of the following (in thousands):

Higher capital gains on the sales and redemption of available-for-sale investments in 2003        $  4,249
Gainson market-value adjustments to the deferred compensation
     investments in 2003 versus losses on such adjustments in 2002                                   2,769
Impairment loss on available-for-sale investment in 2002                                             1,200
Eight months' dividend income on VITAS preferred stock in 2003 versus 12 months in 2002               (898)
Other                                                                                                 (418)
                                                                                                  --------
     Total increase                                                                               $  6,902
                                                                                                  ========

      The Company's effective income tax rate for continuing operations was 37.6% in 2003 as compared with 35.2% in 2002. The higher effective rate in 2003 is due primarily to unfavorable adjustments related to prior years issues in 2003 versus favorable adjustments in 2002.

      Income from continuing operations increased $81,000 from $11,107,000 in 2002 to $11,188,000 in 2003 as summarized below (in thousands):

Higher capital gains on the sales and redemption of available-for-sale investments in 2003
     ($3,351 in 2003 versus $775 in 2002)                                                          $ 2,576
Corporate severance in 2003                                                                         (2,358)
Impairment loss on available-for-sale investment in 2002                                               780
Other                                                                                                 (917)
                                                                                                   -------
     Total increase                                                                                $    81
                                                                                                   =======

Chemed Corporation and Subsidiary Companies

      The loss from discontinued operations for 2003 and 2002 follows (in thousands):

                                                                                       For the Years Ended
                                                                                           December 31,
                                                                                       --------------------
                                                                                          2003        2002
                                                                                       --------    --------
Service America                                                                        $(14,687)   $(19,961)
Patient Care                                                                                  -       3,395
Adjustment to accruals of operations discontinued in prior years                             64       2,914
                                                                                       --------    --------
       Loss from discontinued operations                                               $(14,623)   $(13,652)
                                                                                       ========    ========

For 2003, the loss from Service America includes aftertax impairment charges of $14,363,000. Of this amount, $10,037,000 was for goodwill impairment and the remainder was for impairment of computer software and identifiable intangible assets. For 2002, the loss from Service America includes an aftertax charge of $20,342,000 for the impairment of goodwill.

      For 2002, income from Patient Care includes an aftertax gain of $304,000 from the disposal of Patient Care and aftertax income from Patient Care operations of $3,091,000.

      For 2002, the adjustments to accruals related to operations discontinued in prior years primarily include favorable adjustments to accruals for note receivable losses on the sale of Cadre Computer Resources (discontinued in 2001), unfavorable adjustments to accruals related to the sale of DuBois in 1991 and a federal income tax refund of $2,861,000 related to the sale of Omnia in 1997. The allowances for losses on the Cadre Computer notes receivable were reduced from $899,000 at December 31, 2001 to $422,000 at December 31, 2002 and to $323,000 at December 31, 2003. These reductions were based on Cadre Computer's improved financial condition. Adjustments to the DuBois accruals in 2002 relate primarily to lease liabilities we retained upon the sale of DuBois in 1991.

2003 VERSUS 2002 - SEGMENT RESULTS

      Net income of the Roto-Rooter segment declined $932,000, or 6.6%, from $14,108,000 in 2002 to $13,176,000 in 2003. This decline is attributable largely to higher training and recruiting costs and higher legal costs in 2003.

      Net Corporate aftertax expenses declined $91,000 from $3,001,000 in 2002 to $2,910,000 in 2003 as summarized below (in thousands):

Higher capital gains on the sales and redemption of available-for-sale investments in 2003
     ($3,351 in 2003 versus $775 in 2002)                                                     $ 2,576
Corporate severance in 2003                                                                    (2,358)
Impairment loss on available-for-sale investment in 2002                                          780
Other                                                                                            (907)
                                                                                              -------
     Total                                                                                    $    91
                                                                                              =======

CRITICAL ACCOUNTING POLICIES

INSURANCE ACCRUALS

      For the Roto-Rooter segment, Chemed's Corporate Office and Chemed's discontinued Service America segment, the Company self-insures for all casualty insurance claims (workers' compensation, auto liability and general liability). As a result, management closely monitors and frequently evaluates its historical claims experience to estimate the appropriate level of accrual for insured claims. The Company's third-party administrator ("TPA") processes claims on behalf of the Company and reviews claims on a monthly basis. Currently, the Company's exposure on any single claim is capped at $500,000. For most of the prior years the caps for general liability and workers compensation were between $250,000 and $500,000 per claim. In developing its estimates the Company accumulates historical claims data for the previous 10 years to calculate loss development factors ("LDF") by insurance coverage type. LDFs are applied to known claims to estimate the ultimate potential liability for known and unknown claims for each open policy year. LDFs are generally updated every three years and reviewed by the Company's outside professional actuaries for reasonableness in view of the Company's claims experience and insurance industry trends. The current LDFs were last updated as of March 2003. Because this methodology relies heavily on historical claims data, the key risk is whether the historical claims are an accurate predictor of future claims exposure. The risk also exists that certain claims have been incurred and not reported on a timely basis. To mitigate these risks, the Company, in conjunction with its TPA, closely monitors claims to ensure timely accumulation of data and compares its claims trends with the industry experience of its TPA.

      For the VITAS segment, the Company self insures for workers' compensation exposures. Currently, VITAS' exposure on any single claim is capped at $500,000. For most of the prior years the caps for workers' compensation were

Chemed Corporation and Subsidiary Companies

between $250,000 and $500,000 per claim. For VITAS' self-insurance accruals for workers' compensation, we obtained an actuarial valuation of the liability as of the date of acquisition by Chemed and as of November 30, 2004. The valuation methods used by the actuary are similar to those used internally for the other Chemed business units

      As an indication of the sensitivity of the accrued liability to reported claims, the Company's analysis indicates that a 1% across-the-board increase or decrease in the amount of projected losses for all of its continuing operations would increase or decrease the accrued insurance liability at December 31, 2004, by $1,040,000 or 4%.

INVESTMENTS

      Equity investments with readily determinable fair values are recorded at their fair values. Other equity investments are recorded at cost, subject to write-down for impairment. The Company regularly reviews its investments for impairment. As a result of this review, in the fourth quarter of 2002, the Company reduced the carrying value of its investment in the redeemable preferred stock of Medic One from its original cost of $1,200,000 to nil. Medic One, a privately held provider of ambulance and wheelchair transportation services, is in violation of certain covenants under a line of credit that expired in November 2002. The lender has not waived such violations and has the right to call the debt. If the debt were called, Medic One could be forced into bankruptcy.

      The Company also has a Patient Care common stock purchase warrant ("PC Warrant") for the purchase of up to 2% of privately held Patient Care. The PC Warrant has a carrying value of $1,445,000, which was its estimated fair value on the date of issuance in October 2002. Patient Care's operating results for 2003 declined from 2002 levels and Patient Care experienced losses in early 2004. The Company is currently in litigation with Patient Care over the collection of amounts the Company believes Patient Care owes to the Company. These amounts include a receivable for the post-closing balance sheet adjustment due the Company ($1,251,000) and the accounts receivable balance from Patient Care for expenses paid by the Company on behalf of Patient Care since 2002 ($1,512,000). Patient Care is current in its quarterly interest payments on its $12.5 million note due to the Company (maturing in October 2007). Patient Care has not provided the Company with any financial information since February 2004. When such financial information becomes available it is possible that the Company may have to take an impairment charge on the PC Warrant and/or provide a valuation allowance for the accounts receivable balances. Also, the outcome of the litigation could impact the realizable value of the accounts receivable balances included in the Company's balance sheet at December 31, 2004.

GOODWILL AND INDEFINITE-LIVED INTANGIBLE ASSETS

      The Company annually tests the goodwill balances and indefinite-lived intangible assets of its reporting units for impairment using appraisals performed by an independent valuation firm. The valuation of each reporting unit is dependent upon many factors, some of which are market-driven and beyond the Company's control. The valuations of goodwill for the Company's VITAS, Roto-Rooter Services and Roto-Rooter Franchising and Products reporting units indicate that the fair value of goodwill for each of these units exceeds its respective book value by a significant amount. The recent valuation of the VITAS trade name indicates that its fair value exceeds its carrying value at December 31, 2004. The valuations of Service America, which is now included in discontinued operations, in 2003 and 2002 reduced goodwill for this reporting unit to nil.

ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS

      Amounts due from third-party payers, primarily Medicare and Medicaid, is reported at the estimated net realizable amounts. VITAS' management estimates denials each period and makes adequate provision for them in its financial statements. Due to the complexity of the laws and regulations affecting the Medicare and Medicaid programs, estimates may change by material amounts in future periods.

      VITAS receives biweekly payments for patient services from the Medicare program under the Prospective Interim Payment ("PIP") System. These payments are subsequently applied against specific Medicare accounts as claims are processed by the fiscal intermediary. The unapplied portion of these biweekly PIP payments is recorded as a reduction to patient accounts receivable.

      VITAS maintains a policy of providing an allowance for uncollectible accounts based on a formula tied to the aging of accounts receivable by payer class and historical write-off rates. VITAS provides allowances for specific accounts determined to be uncollectible when such determinations are made. Accounts are written off when all collection efforts are exhausted.

INCOME TAXES

      The Company estimates its tax assets and liabilities based on current tax laws in the statutory jurisdictions in which it operates. These estimates include judgments about deferred tax assets and liabilities resulting from temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities, as well as the realization of deferred tax assets (including those relating to net operating losses). The deferred tax assets and liabilities are determined based on the enacted tax rates expected to apply in the periods in which the deferred tax assets or liabilities are expected to be

Chemed Corporation and Subsidiary Companies

settled or realized. The Company periodically reviews its deferred tax assets for recoverability and establishes a valuation allowance if it is more likely than not that some portion or all of a deferred tax asset will not be realized. The determination as to whether a deferred tax asset will be realized is made on a jurisdictional basis and is based on the evaluation of positive and negative evidence. This evidence includes historical taxable income, projected future taxable income, the expected timing of the reversal of existing temporary differences and the implementation of tax planning strategies. Projected future taxable income is based on the Company's expected results and assumptions as to the jurisdiction in which the income will be earned. The expected timing of the reversals of existing temporary differences is based on current tax law and the Company's tax methods of accounting. The Company also reviews its liabilities under FASB Statement No. 5, "Accounting for Contingencies" which requires an accrual for estimated losses when it is probable that a liability has been incurred and the amount can be reasonably estimated. These projections may change in the future as actual results become known.

      If the Company is unable to generate sufficient future taxable income, or if there is a material change in the actual effective tax rates or the time period within which the underlying temporary differences become taxable or deductible, or if the tax laws change unfavorably, then the Company could be required to increase its valuation allowance against its deferred tax assets, resulting in an increase in the effective tax rate.

      The Company operates in multiple states with varying tax laws. The Company is subject to both federal and state audits of tax returns. While the Company believes it has provided adequately for income tax liabilities in its consolidated financial statements, adverse determinations by these taxing authorities could have a material adverse effect on the Company's financial position, results of operations or cash flows. If the provisions for current or deferred taxes are not adequate, if the Company is unable to realize certain deferred tax assets or if the tax laws change unfavorably, the Company could experience potential losses. Likewise, if provisions for current and deferred taxes are in excess of those eventually needed, if the Company is able to realize additional deferred tax assets or if tax laws change favorably, the Company could experience potential gains. A one percentage point change in the Company's overall 2004 effective tax rates for continuing operations would impact income tax expense, income from continuing operations and net income by $371,000 in 2004 ($0.03 per share).

RECENT ACCOUNTING STATEMENTS

FASB NO. 123R

      In December 2004, the FASB issued FASB Statement No. 123 (revised 2004) "Share-Based Payment" ("FASB123R"), which requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation issued to employees and disallows the use of the intrinsic value method of accounting for stock options, but expresses no preference for a type of valuation model. This statement supersedes APB No. 25, but does not change the accounting guidance for share-based payment transactions with parties other than employees provided in FASB 123 as originally issued. FASB123R is effective as of the beginning of the Company's third quarter of 2005. We are evaluating our stock incentive programs and most likely will significantly reduce the number of stock options granted after June 30, 2005. In March 2005, the Board of Directors approved the immediate vesting of all unvested stock options to avoid recognizing approximately $1.6 million of pretax expense that would have been charged to income under FASB123R during the seven quarters beginning on July 1, 2005. We estimate that the pretax expense for continuing operations of accelerating the vesting of these stock options, which were scheduled to vest in November 2005 and November 2006, to be approximately $214,000 in the first quarter of 2005. As a result, we do not expect the implementation of FASB123R in the third quarter of 2005 to have a significant impact on our financial condition, results of operations or cash flows.

FASB NO. 151

      In December 2004, the FASB issued FASB Statement No. 151 "Inventory Costs, an Amendment of ARB No. 43, Chapter 4" ("FASB No. 151"). FASB No. 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material and requires that these items be recognized as current period charges. FASB No. 151 applies to inventory costs incurred only during periods beginning after the effective date and also requires that the allocation of fixed production overhead to conversion costs be based on the normal capacity of the production facilities. FASB No. 151 is effective for the Company's fiscal year beginning January 1, 2005. We do not anticipate that implementation of this statement will have a material impact on our financial condition, results of operations or cash flows.

FASB NO. 153

      In December 2004, the FASB issued FASB Statement No. 153 "Exchanges of Non-monetary Assets, An Amendment of APB Opinion No. 29" ("FASB No. 153"). FASB No. 153 eliminates the exception for exchange of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. FASB 153 is effective for nonmonetary assets and exchanges occurring in fiscal periods beginning after June 15, 2005. As we do not engage in exchanges of non-monetary assets, we do not anticipate implementation of this statement will have significant impact on our financial conditions, results of operations or cash flows.

Chemed Corporation and Subsidiary Companies

SUPPLEMENTARY FINANCIAL DATA (VITAS)

      To provide background in analyzing the quarterly operations of the Vitas segment during 2004, we are providing the following financial and operating data for Vitas, prepared from Vitas' historical financial records (in thousands, except percentages, days and dollars per day):

                                                                 2003                                  2004
                                                      --------------------------    --------------------------------------------
                                                        Fourth      Year-to-Date     January 1 to    February 24 to      Fourth
                                                       Quarter        December       February 23     September 30 (a)   Quarter
                                                      ---------     ------------    -------------    ---------------- ----------
STATEMENT OF OPERATIONS
         Service revenues and sales                   $ 121,062     $  441,017      $   72,870       $     316,453    $  142,277
                                                      ---------     ----------      ----------       -------------    ----------
         Cost of services provided
                 (excluding depreciation)                93,214        345,190          58,848             247,971       108,830
         Selling, general and administrative expenses    13,987         53,004           8,182              29,940        13,006
         Depreciation                                     1,385          5,540             836               3,078         2,634
         Amortization                                         7             26               4               2,995           354
         Costs related to sale of business                1,541 (b)      1,541 (b)      24,956 (d)               -         1,680 (d)
                                                      ---------     ----------      ----------       -------------    ----------
                 Total costs and expenses               110,134        405,301          92,826             283,984       126,504
                                                      ---------     ----------      ----------       -------------    ----------
                 Income/(loss) from operations           10,928         35,716         (19,956)             32,469        15,773
         Interest expense                                (1,744)        (6,253)           (919)                (90)          (38)
         Loss on extinguishment of debt                       -         (4,117)(c)      (4,497)(d)               -             -
         Other income--net                                  162            683              41                 589           466
                                                      ---------     ----------      ----------       -------------    ----------
                 Income/(loss) before income taxes        9,346         26,029         (25,331)             32,968        16,201
         Income taxes                                    (3,833)       (10,455)          6,996             (13,489)       (6,541)
                                                      ---------     ----------      ----------       -------------    ----------
                 Net income/(loss)                    $   5,513     $   15,574      $  (18,335)      $      19,479    $    9,660
                                                      =========     ==========      ==========       =============    ==========
EBITDA (e)
         Net income/(loss)                            $   5,513     $   15,574      $  (18,335)      $      19,479    $    9,660
         Add/(deduct)
                 Interest expense                         1,744          6,253             919                  90            38
                 Income taxes                             3,833         10,455          (6,996)             13,489         6,541
                 Depreciation                             1,385          5,540             836               3,078         2,634
                 Amortization                                 7             26               4               2,995           354
                                                      ---------     ----------      ----------       -------------    ----------
                       EBITDA                         $  12,482     $   37,848      $  (23,572)      $      39,131    $   19,227
                                                      =========     ==========      ==========       =============    ==========

----------
(a) We acquired Vitas on February 24, 2004 and recorded estimated purchase accounting adjustments to the value of Vitas' assets as of that date.

(b) Costs related to sale of business incurred in 2003 include legal and other professional fees amounting to $1,541,000 pretax (or $925,000 aftertax).

(c) Loss on extinguishment of debt totaled $4,117,000 ($2,470,000 aftertax) and represents the cost of writing off deferred issuance costs at the time Vitas refinanced its debt in the third quarter of 2003.

(d) Costs related to the sale of Vitas totaled $29,453,000 pretax ($20,930,000 aftertax) for January 1 through February 23, 2004. Additional transaction costs totaled $1,680,000 pretax ($1,008,000 aftertax) in the fourth quarter of 2004. Such costs include legal and professional fees, severance costs and a loss on writing off deferred debt issuance costs.

(e) EBITDA is income before interest expense, income taxes, depreciation and amortization. We use EBITDA, in addition to net income, income/(loss) from operations and cash flow from operating activities, to assess our performance and believe it is important for investors to be able to evaluate us using the same measures used by management. We believe that EBITDA is an important supplemental measure of operating performance because it provides investors with an indication of our ability to fund our operating capital expenditures and debt service requirements through earnings. We also believe that EBITDA is a supplemental measurement tool used by analysts and investors to help evaluate a company's overall operating performance by including only transactions related to core cash operating business activities. EBITDA as calculated by us is not necessarily comparable to similarly titled measures reported by other companies. In addition, EBITDA is not prepared in accordance with accounting principles generally accepted in the United States ("GAAP"), and should not be considered an alternative for net income, income from operations, net cash provided by operating activities or other financial information determined under GAAP, and should not be considered as measure of profitability or liquidity. We believe the line on the consolidated statement of operations entitled net income/(loss) is the most directly comparable GAAP measure to EBITDA. EBITDA, as calculated above, includes interest income, loss on extinguishment of debt and costs related to the sale of Vitas to the Company as follows (in thousands):

                                                   2003                                            2004
                                      -----------------------------          -----------------------------------------------
                                        Fourth         Year-to-Date          January 1 to      February 24 to         Fourth
                                       Quarter           December             February 23       September 30         Quarter
                                      ---------        ------------          ------------      --------------        -------
Interest income                       $     162         $      683            $       41          $   190               142
Loss on extinguishment of debt                -              4,117                 4,497                -                 -
Costs related to sale of business         1,541              1,541                24,956                -             1,680

Chemed Corporation and Subsidiary Companies

                                                            2003                               2004
                                               ------------------------------   ----------------------------------
                                                 Fourth         Year-to-Date        Fourth            Year-to-Date
                                                Quarter           December          Quarter             December
                                               ----------       ------------    ---------------       ------------
OPERATING STATISTICS
     Net revenue
              Homecare                         $   83,313       $  301,066      $        98,746       $    364,962
              Inpatient                            17,343           68,608               19,131             74,905
              Continuous care                      20,406           71,343               24,400             91,733
                                               ----------       ----------      ---------------       ------------
                   Total                       $  121,062       $  441,017      $       142,277       $    531,600
                                               ==========       ==========      ===============       ============
     Net revenue as a percent of total
              Homecare                               68.8  %          68.3  %              69.4  %            68.7  %
              Inpatient                              14.3             15.6                 13.4               14.1
              Continuous care                        16.9             16.1                 17.2               17.2
                                               ----------       ----------      ---------------       ------------
                   Total                            100.0  %         100.0  %             100.0  %           100.0  %
                                               ==========       ==========      ===============       ============
     Average daily census ("ADC") (days)
              Homecare                              4,194            3,873                5,053              4,763
              Nursing home                          3,046            2,849                3,241              3,107
                                               ----------       ----------      ---------------       ------------
                   Routine homecare                 7,240            6,722                8,294              7,870
              Inpatient                               341              345                  366                367
              Continuous care                         398              361                  474                457
                                               ----------       ----------      ---------------       ------------
                   Total                            7,979            7,428                9,134              8,694
                                               ==========       ==========      ===============       ============

     Total Admissions                              10,979           43,652               11,558             46,537
     Average length of stay (days)                   59.0             55.8                 64.1  (a)          60.0
     Median length of stay (days)                    12.0             12.0                 12.0               12.0
     ADC by major diagnosis
              Neurological                           29.9  %          29.2%                31.4  %            31.2  %
              Cancer                                 24.5             25.5                 21.9               22.7
              Cardio                                 13.8             14.0                 15.0               14.6
              Respiratory                             7.3              7.3                  7.1                7.3
              Other                                  24.5             24.0                 24.6               24.2
                                               ----------       ----------      ---------------       ------------
              Total                                 100.0  %         100.0  %             100.0  %           100.0  %
                                               ==========       ==========      ===============       ============
     Direct patient care margins (b)
              Routine homecare                       49.8  %          49.5  %              51.2  %            50.0  %
              Inpatient                              22.3             22.6                 23.9               24.4
              Continuous care                        23.1             22.3                 18.6               18.8
     Homecare margin drivers
        (dollars per patient day)
              Labor costs                      $    42.71       $    41.47      $         44.08       $      42.96
              Drug costs                             8.74             8.81                 7.63               8.48
              Home medical equipment                 5.75             5.69                 5.56               5.71
              Medical supplies                       1.72             1.77                 1.98               1.98
     Inpatient margin drivers
        (dollars per patient day)
              Labor costs                      $   209.54       $   195.89      $        235.01       $     213.28
     Continuous care margin drivers
        (dollars per patient day)
              Labor costs                      $   410.49       $   401.14      $        437.43       $     426.46
     Bad debt expense as a percent of revenues        1.2  %           1.3  %               0.9  %             1.0  %
     Accounts receivable --
      days of revenue outstanding                    36.8             36.8                 38.1               38.1

----------
(a) VITAS has six large (greater than 450 ADC), twelve medium (greater than 200 but less than 450 ADC) and fourteen small (less than 200 ADC) hospice programs. The average length of stay for all programs, in the aggregate, ranged from a low of 11.0 days to a high of 112.6 days for the fourth quarter of 2004.

(b)   Amounts exclude indirect patient care costs.

Chemed Corporation and Subsidiary Companies

CORPORATE GOVERNANCE

      The Company submitted its Annual Certification of the Chief Executive Officer to the New York Stock Exchange ("NYSE") regarding the NYSE corporate governance listing standards on May 20, 2004. The Company also filed its Certifications of the President and Chief Executive Officer, the Vice President and Chief Financial Officer and the Vice President and Controller pursuant to
Section 302 of the Sarbanes-Oxley Act of 2002 as Exhibits 31.1, 31.2 and 31.3, respectively, to its Annual Report on Form 10-K for the year ended December 31, 2004.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 REGARDING FORWARD-LOOKING INFORMATION

      In addition to historical information, this report contains forward-looking statements and performance trends that are based upon assumptions subject to certain known and unknown risks, uncertainties, contingencies and other factors. Such forward-looking statements and trends include, but are not limited to, the impact of laws and regulations on Company operations, the Company's estimate of future effective income tax rates and the recoverability of deferred tax assets. Variances in any or all of the risks, uncertainties, contingencies, and other factors from the Company's assumptions could cause actual results to differ materially from these forward-looking statements and trends. The Company's ability to deal with the unknown outcomes of these events, many of which are beyond the control of the Company, may affect the reliability of its projections and other financial matters.

CORPORATE OFFICERS AND DIRECTORS

CORPORATE OFFICERS

EDWARD L. HUTTON
Chairman of the Board

KEVIN J. MCNAMARA
President & Chief Executive Officer

DAVID P. WILLIAMS
Vice President & Chief Financial Officer

TIMOTHY S. O'TOOLE
Executive Vice President

SPENCER S. LEE
Executive Vice President

ARTHUR V. TUCKER, JR.
Vice President & Controller

NAOMI C. DALLOB
Vice President & Secretary

THOMAS C. HUTTON
Vice President

THOMAS J. REILLY
Vice President

LISA A. DITTMAN
Assistant Secretary

DIRECTORS

EDWARD L. HUTTON
Chairman of the Board, Chemed Corporation

KEVIN J. MCNAMARA
President & Chief Executive Officer,
Chemed Corporation

DONALD BREEN, JR. (2)
Senior Vice President, John Morrell & Co.

CHARLES H. ERHART, JR. (1, 2*, 3*)
Former President, W.R. Grace & Co. (retired)

JOEL F. GEMUNDER (3)
President & Chief Executive Officer, Omnicare Inc.

PATRICK P. GRACE (1, 3)
President, MLP Capital Inc. (real estate and mining)

THOMAS C. HUTTON
Vice President, Chemed Corporation

SANDRA E. LANEY
Chairman & Chief Executive Officer,
Cadre Computer Resources Co.

TIMOTHY S. O'TOOLE
Executive Vice President, Chemed Corporation;
Chief Executive Officer,
VITAS Healthcare Corporation

DONALD E. SAUNDERS (1*)
Markley Visiting Professor,
Farmer School of Business Administration,
Miami University (Ohio)

GEORGE J. WALSH III
Partner, Thompson Hine LLP
(law firm, New York, New York)

FRANK E. WOOD (2)
President and Chief Executive Officer,
Secret Communications LLC (radio stations);
Principal, The Darwin Group (venture capital);
and Chairman, 8e6 Technologies Corporation
(software development)

1)  Audit Committee

2)  Compensation/Incentive Committee

3)  Nominating Committee

*   Committee Chairman

CORPORATE INFORMATION

CORPORATE HEADQUARTERS

Chemed Corporation
2600 Chemed Center
255 East Fifth Street
Cincinnati, Ohio 45202-4726
513-762-6900
www.chemed.com

TRANSFER AGENT & REGISTRAR

      Shareholders of record needing address changes, account balances, account consolidations, replacement of lost certificates or lost checks, dividend reinvestment plan statements or cost-basis data, 1099s, or assistance with other administrative matters relating to their Chemed Capital Stock should direct their inquiries to:

     Wells Fargo Bank, N.A., Shareowner Services
     P.O. Box 64854
     St. Paul, Minnesota 55164-0854
     Telephone: 800-468-9716 (TOLL-FREE)
     Web site: www.wellsfargo.com/shareownerservices

      All questions relating to administration of Chemed stock must be handled by Wells Fargo.

CORPORATE INQUIRIES

      Annual reports, press releases, corporate governance guidelines, Board committee charters, Policies on Business Ethics, the Annual Report on Form 10-K, and other printed materials may be obtained from Chemed Investor Relations without charge by writing or by calling 800-2CHEMED or 800-224-3633. Printed materials may also be viewed and downloaded from Chemed's Web site at www.chemed.com.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     PricewaterhouseCoopers LLP
     Cincinnati, Ohio 45202

DIVIDEND REINVESTMENT PLAN FOR HOLDERS OF 25 OR MORE SHARES

      The Chemed Automatic Dividend Reinvestment Plan is available to shareholders of record owning a minimum of 25 shares of Chemed Capital Stock. A plan brochure, including fee schedule, and enrollment information are available from the Dividend Reinvestment Agent, Wells Fargo Bank, N.A., at the address listed at left.

ANNUAL MEETING

      The Annual Meeting of Shareholders of Chemed Corporation will be held on Monday, May 16, 2005, at 11 a.m. in the Lower Level Conference Center of The Queen City Club, 331 East Fourth Street, Cincinnati, Ohio.

NUMBER OF SHAREHOLDERS

      The approximate number of shareholders of record of Chemed Capital Stock was 3,385 on December 31, 2004. (This number does not include shareholders with shares held under beneficial ownership or within clearinghouse positions of brokerage firms and banks.)

STOCK EXCHANGE LISTING

      Chemed Capital Stock is listed on the New York Stock Exchange under the ticker symbol CHE.

CAPITAL STOCK & DIVIDEND DATA

      The high and low closing prices for Chemed Capital Stock, as obtained from the New York Stock Exchange NYSEnet Web site, and dividends per share paid by quarter follow:

                                  Closing
                             ------------------   Dividends
                               High       Low       Paid
                             -------   --------   ---------
2004
FIRST QUARTER                $ 66.95   $  48.95   $   0.12
SECOND QUARTER                 55.30      43.10       0.12
THIRD QUARTER                  56.25      42.71       0.12
FOURTH QUARTER                 67.44      55.11       0.12

2003
First Quarter                $ 36.51   $  31.55   $   0.12
Second Quarter                 40.20      32.98       0.12
Third Quarter                  40.35      34.42       0.12
Fourth Quarter                 51.78      33.69       0.12

CHEMED CORPORATION
2600 CHEMED CENTER
255 EAST FIFTH STREET
CINCINNATI, OHIO 45202-4726

Visit our Web sites at www.chemed.com, www.rotorooter.com, and www.vitas.com.

[LOGO]

Printed on recycled paper