Form 10-K, Exhibit 13
period 2005-12-31
CHEMED CORP
filed 2006-03-16
CIK 19584

                                                                      EXHIBIT 13

FRONT COVER

                                 [CHEMED LOGO]

CHEMED CORPORATION                                           2005 ANNUAL REPORT

INSIDE FRONT COVER

LOGOS: CHEMED CORPORATION, VITAS, AND ROTO-ROOTER

PROFILE:

      Publicly traded on the New York Stock Exchange under the symbol CHE, Chemed Corporation operates through two wholly owned subsidiaries, VITAS Healthcare Corporation and Roto-Rooter. VITAS is the nation's largest provider of end-of-life hospice care, and Roto-Rooter is North America's largest provider of plumbing and drain cleaning services.

      VITAS focuses on noncurative hospice care that helps make terminally ill patients' final days as comfortable and pain-free as possible. Through its teams of nurses, home health aides, doctors, social workers, clergy, and volunteers, VITAS provides direct medical services to patients, as well as spiritual and emotional counseling to both patients and their families. At year-end 2005, VITAS cared for more than 10,400 patients daily in 15 states, primarily in the patients' own homes, but also in VITAS' inpatient units located in hospitals, nursing homes, and assisted-living/residential-care facilities for the elderly.

      Roto-Rooter operates through more than 110 company-owned branches and independent contractors and approximately 500 franchisees. The total Roto-Rooter system offers services to more than 91% of the U.S. population and approximately 43% of the Canadian population. Roto-Rooter also has licensed master franchisees in China, including Hong Kong; the republics of Indonesia and Singapore; Japan; Mexico; the Philippines; and the United Kingdom.

      Founded in 1971, Chemed is headquartered in Cincinnati, Ohio.

FINE PRINT:

Roto-Rooter(R) is a registered trademark of Roto-Rooter Corporation.

VITAS(R) and Innovative Hospice Care(R) are registered trademarks of VITAS

Healthcare Corporation.

TABLE OF CONTENTS:

CONTENTS

Letter to Shareholders                        1-4
Financial Review                              5-54
Officers and Directors
Listing and Corporate
Information                                   IBC

CHEMED LETTER TO SHAREHOLDERS
V3
03.02.06

To Our Fellow Shareholders

In last year's Letter to Shareholders we stated "The outlook for Chemed in terms of future opportunity and financial performance has never looked better." We are extremely pleased to report that our optimism has materialized into excellent 2005 financial results for both of our companies (VITAS Healthcare Corporation and Roto-Rooter Group Inc.)

These robust operating results are derived from successfully executing our business philosophy - strive to be the best, most efficient operator in our industries. We have achieved best-in-class status by developing business models around market leaders with significant investment in a scalable management infrastructure.

This model provides opportunities for increased efficiencies and competitive advantage in terms of cost and quality of service in existing markets as well as new territories. Furthermore, this operating model provides increased flexibility to manage changes, complications and paradigm shifts that continually challenge every business.

FINANCIAL RESULTS*

In 2005, Chemed had net service revenue and sales from continuing operations, in accordance with Generally Accepted Accounting Principles (GAAP), of $926 million
- an increase of 26% over the previous year. Income from continuing operations was $38 million, an increase of 97% compared to 2004. Diluted earnings per share from continuing operations increased more than 83% to $1.43.

Our 2005 comparative financial results are enhanced by not owning 100% of VITAS in the prior year. This is why we internally measure operating results on an adjusted pro forma basis. Adjusted pro forma assumes we owned VITAS effective January 1, 2004 and eliminates certain transaction expenses related to the VITAS merger as well as other special items that we believe are not indicative of ongoing operations (Adjusted Pro Forma). Although this perspective is on a non-GAAP basis, we believe this two-year Adjusted Pro Forma comparison appropriately reflects the fundamental performance of our operations. All of the following comments are based upon this Adjusted Pro Forma perspective.

On an Adjusted Pro Forma basis, service revenues and sales in 2005 increased 15% to $926 million. Adjusted Pro Forma earnings before interest, taxes, depreciation and amortization (Adjusted Pro Forma EBITDA) were $124 million, up 26%. Adjusted Pro Forma EBITDA margins increased 122 basis points to 13.3%, and Adjusted Pro Forma net income was $51 million, up 56%.

VITAS HEALTHCARE CORPORATION*

VITAS produced record revenue and operating results in 2005. Adjusted Pro Forma revenue was $629 million, an increase of 18% compared to 2004. Adjusted Pro Forma EBITDA was $83 million, an increase of 28%. Net income was $46 million, which increased 34% over the prior year. Over 50,000 patients were admitted into VITAS' hospice programs during the year, we provided 3.8 million days of care, 95% of which was provided directly in patients' homes.

The VITAS growth strategy is focused on a three-pronged approach. First and foremost is to garner increased market penetration in established programs. This is accomplished by providing quality hospice care to all of our patients and their families. We believe that market recognition of VITAS' high level of care will positively impact our ability to attract referrals and admissions earlier in a patient's terminal diagnosis.

Our second area of growth opportunity at VITAS is through our new-start programs. This strategy begins by identifying communities with unmet hospice needs. We enter the communities with hospice care teams and commence the process of obtaining state and federal certification. This strategy generates operating losses as the new programs are established. Over the long term, however, we believe this will provide shareholders with significant return on capital once the programs are established.

A third area of growth is acquisitions. We continue to search for hospice providers who will complement our existing culture of compassion and deeply committed approach to end-of-life care. Ideally, these acquisitions will allow VITAS to enter new geographic regions that will provide stable platforms for future organic and new-start growth. This type of growth results in significant capital expenditures. At the same time, acquisitions provide the opportunity to immediately penetrate markets with established work forces, federal and state licensure, and established referral networks.

VITAS' future performance depends upon the successful execution of all three of these expansion strategies. We believe VITAS is uniquely positioned to achieve such success through our market leadership, highly dedicated and focused personnel supported with an integrated management systems infrastructure.

ROTO-ROOTER*

Roto-Rooter completed 2005 with another record year. Service revenue and sales were $297 million, an increase of 7% compared to the prior year. Adjusted pro forma net income totaled $25 million, a 21% increase over 2004.

Roto-Rooter operates in a very mature, fragmented industry with relatively low organic growth. The unusually strong earnings growth Roto-Rooter generated in 2005 was the result of efficiencies derived from re-engineering initiatives completed in 2004. These changes included centralizing call and dispatch locations, as well as instituting standardized procedures throughout the organization. This centralization provided the opportunity for efficient monitoring of technician scheduling and job backlog. It also removed significant non value-added administrative work from Roto-Rooter branches.

In the future, Roto-Rooter will continue its focus on providing a high level of service to our residential and commercial customers in existing territories. In addition, we will continue to evaluate opportunities to acquire franchise territories that are reasonably valued and can be leveraged into Roto-Rooter's existing infrastructure.

Perpetuating leadership within our industry segments requires commitment, vision and risk. Chemed eagerly accepts this challenge and is forging ahead with ideas and solutions that will enhance our services and provide significant benefits to our patients, customers and shareholders.

Kevin J. McNamara                                          Edward L. Hutton
President and                                              Chairman of the Board
Chief Executive Office

* A reconciliation of GAAP earnings to Adjusted Pro Forma earnings can be found in Chemed Corporation's fourth-quarter 2005 earnings press release, dated February 21, 2006, which is available on the Chemed web site at www.chemed.com.

FINANCIAL REVIEW

CONTENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM        6
CONSOLIDATED STATEMENT OF OPERATIONS                           7
CONSOLIDATED BALANCE SHEET                                     8
CONSOLIDATED STATEMENT OF CASH FLOWS                           9
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY     10
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME/(LOSS)         10
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                    12
UNAUDITED SUMMARY OF QUARTERLY RESULTS                        38
SELECTED FINANCIAL DATA                                       40
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
   AND RESULTS OF OPERATIONS                                  41

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

     The Company's management is responsible for establishing and maintaining adequate internal control over financial reporting, as that term is defined in Exchange Act Rules 13a-15(f) and 15d-15(f). A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

     The Company's management, including the President and Chief Executive Officer, Vice President and Chief Financial Officer and Vice President and Controller, has conducted an evaluation of the effectiveness of its internal control over financial reporting as of December 31, 2005 based on the framework established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO"). Based on this evaluation, management concluded that internal control over financial reporting was effective as of December 31, 2005 based on criteria in Internal Control--Integrated Framework issued by COSO. Management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm.

(PRICEWATERHOUSECOOPERS LOGO)

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Chemed Corporation:

We have completed integrated audits of Chemed Corporation's 2005 and 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2005, and an audit of its 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

In our opinion, the accompanying consolidated balance sheet and the related consolidated statement of operations, cash flows, changes in stockholders' equity and comprehensive income/(loss) present fairly, in all material respects, the financial position of Chemed Corporation and its subsidiaries at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Internal control over financial reporting

Also, in our opinion, management's assessment, included in Management's Report on Internal Control Over Financial Reporting appearing on page 5, that the Company maintained effective internal control over financial reporting as of December 31, 2005 based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005 based on criteria established in Internal Control - Integrated Framework issued by the COSO. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management's assessment and on the effectiveness of the Company's internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.


/s/ PricewaterhouseCoopers LLP

Cincinnati, Ohio
March 16, 2006

CONSOLIDATED STATEMENT OF OPERATIONS

Chemed Corporation and Subsidiary Companies

(in thousands, except per share data)
For the Years Ended December 31,                              2005       2004       2003
-------------------------------------                       --------   --------   --------
CONTINUING OPERATIONS
   Service revenues and sales ...........................   $926,477   $735,341   $260,776
                                                            --------   --------   --------
   Cost of services provided and goods sold (excluding
      depreciation) .....................................    651,841    507,078    146,818
   Selling, general and administrative expenses .........    151,670    138,285     95,363
   Depreciation .........................................     16,179     14,542      9,519
   Amortization .........................................      5,322      3,779        302
   Other expenses (Note 5) ..............................     22,081     13,551         --
                                                            --------   --------   --------
      Total costs and expenses ..........................    847,093    677,235    252,002
                                                            --------   --------   --------
      Income from operations ............................     79,384     58,106      8,774
   Interest expense .....................................    (21,264)   (21,158)    (3,177)
   Loss on extinguishment of debt (Note 12) .............     (3,971)    (3,330)        --
   Other income--net (Note 8) ...........................      3,134      3,469     10,849
                                                            --------   --------   --------
      Income before income taxes ........................     57,283     37,087     16,446
   Income taxes (Note 9) ................................    (19,578)   (13,796)    (6,180)
   Equity in earnings/(loss) of affiliate (Note 3) ......         --     (4,105)       922
                                                            --------   --------   --------
      Income from continuing operations .................     37,705     19,186     11,188
DISCONTINUED OPERATIONS, NET OF INCOME TAXES (NOTE 6) ...     (1,888)     8,326    (14,623)
                                                            --------   --------   --------
NET INCOME/(LOSS) .......................................   $ 35,817   $ 27,512   $ (3,435)
                                                            ========   ========   ========

EARNINGS/(LOSS) PER SHARE (NOTES 17 AND 25)
   Income from continuing operations ....................   $   1.48   $   0.80   $   0.56
                                                            ========   ========   ========
   Net Income/(Loss) ....................................   $   1.40   $   1.14   $  (0.17)
                                                            ========   ========   ========
DILUTED EARNINGS/(LOSS) PER SHARE (NOTES 17 AND 25)
   Income from continuing operations ....................   $   1.43   $   0.78   $   0.56
                                                            ========   ========   ========
   Net Income/(Loss) ....................................   $   1.36   $   1.12   $  (0.17)
                                                            ========   ========   ========
AVERAGE NUMBER OF SHARES OUTSTANDING (NOTES 17 AND 25)
   Earnings/(loss) per share ............................     25,552     24,120     19,848
                                                            ========   ========   ========
   Diluted earnings/(loss) per share ....................     26,299     24,636     19,908
                                                            ========   ========   ========

The Notes to Consolidated Financial Statements are integral parts of this statement.

CONSOLIDATED BALANCE SHEET

Chemed Corporation and Subsidiary Companies

(in thousands, except shares and per share data)
December 31,                                                                         2005       2004
------------------------------------------------                                   --------   --------
ASSETS
   Current assets
      Cash and cash equivalents (Note 10) ......................................   $ 57,133   $ 71,448
      Accounts receivable less allowances of $8,413 (2004 - $7,544) ............     95,063     64,663
      Inventories ..............................................................      6,499      7,019
      Prepaid income taxes .....................................................      9,096         --
      Current deferred income taxes (Note 9) ...................................     26,691     31,250
      Current assets of discontinued operations (Note 6) .......................         --     13,397
      Prepaid expenses and other current assets ................................      9,768      9,842
                                                                                   --------   --------
         Total current assets ..................................................    204,250    197,619
   Investments of deferred compensation plans held in trust (Note 14) ..........     21,105     18,317
   Other investments (Notes 6 and 16) ..........................................      1,445      1,445
   Note receivable (Notes 6 and 16) ............................................     12,500     12,500
   Properties and equipment, at cost, less accumulated depreciation (Note 11) ..     65,449     55,796
   Identifiable intangible assets less accumulated amortization of $9,612
      (2004 - $5,174) (Notes 4 and 7) ..........................................     75,358     76,924
   Goodwill (Notes 4 and 7) ....................................................    433,756    432,732
   Noncurrent assets of discontinued operations (Note 6) .......................         --      5,705
   Other assets ................................................................     21,222     24,528
                                                                                   --------   --------
            Total Assets .......................................................   $835,085   $825,566
                                                                                   ========   ========

LIABILITIES
   Current liabilities
      Accounts payable .........................................................   $ 43,626   $ 37,777
      Current portion of long-term debt (Note 12) ..............................      1,045     12,185
      Income taxes payable .....................................................      3,916     10,944
      Accrued insurance ........................................................     38,894     26,350
      Accrued salaries and wages ...............................................     19,952     17,030
      Current liabilities of discontinued operations (Note 6) ..................         --     22,117
      Other current liabilities (Note 13) ......................................     61,462     42,777
                                                                                   --------   --------
         Total current liabilities .............................................    168,895    169,180
   Deferred income taxes (Note 9) ..............................................     22,304     16,814
   Long-term debt (Note 12) ....................................................    234,058    279,510
   Deferred compensation liabilities (Note 14) .................................     21,275     18,311
   Noncurrent liabilities of discontinued operations (Note 6) ..................         --        811
   Other liabilities ...........................................................      4,378      8,848
   Commitments and contingencies (Notes 13, 15, 19, 22, 23)
                                                                                   --------   --------
            Total Liabilities ..................................................    450,910    493,474
                                                                                   --------   --------

STOCKHOLDERS' EQUITY
   Capital stock - authorized 40,000,000 shares $1 par; issued 28,373,872
      shares (2004 - 13,491,341 pre-split shares) ..............................     28,374     13,491
   Paid-in capital .............................................................    237,917    212,691
   Retained earnings ...........................................................    171,188    141,542
   Treasury stock - 2,394,272 shares (2004 - 983,128 pre-split shares), at
      cost .....................................................................    (52,127)   (33,873)
   Unearned compensation (Note 14) .............................................     (3,007)    (3,590)
   Deferred compensation payable in Company stock (Note 14) ....................      2,379      2,375
   Notes receivable for shares sold (Note 18) ..................................       (549)      (544)
                                                                                   --------   --------
            Total Stockholders' Equity .........................................    384,175    332,092
                                                                                   --------   --------
            Total Liabilities and Stockholders' Equity .........................   $835,085   $825,566
                                                                                   ========   ========

The Notes to Consolidated Financial Statements are integral parts of this statement.

CONSOLIDATED STATEMENT OF CASH FLOWS

Chemed Corporation and Subsidiary Companies

(in thousands) For the Years Ended December 31,                                          2005        2004       2003
-----------------------------------------------                                       ---------   ---------   --------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income/(loss) ..............................................................   $  35,817   $  27,512   $ (3,435)
   Adjustments to reconcile net income/(loss) to net cash provided by operations:
      Depreciation and amortization ...............................................      21,501      18,321      9,821
      Provision for uncollectible accounts receivable .............................       7,224       6,155      1,497
      Noncash portion of long-term incentive compensation .........................       4,813       4,988         --
      Provision for deferred income taxes (Note 9) ................................      (3,682)      5,002      1,214
      Write-off of unamortized debt issuance costs ................................       2,871          --         --
      Amortization of debt issuance costs .........................................       1,834       1,861         --
      Discontinued operations (Note 6) ............................................       1,888      (8,326)    14,623
      Equity in loss/(earnings) of affiliate (Note 3) .............................          --       4,105       (922)
      Gains on redemption and sales of available-for-sale investments .............          --          --     (5,390)
      Changes in operating assets and liabilities, excluding
         amounts acquired in business combinations:
         Increase in accounts receivable ..........................................     (37,753)     (6,534)    (1,843)
         Decrease/(increase) in inventories .......................................         520        (986)      (618)
         Decrease/(increase) in prepaid expenses and other current assets .........          76      11,659       (801)
         Increase/(decrease) in accounts payable and other current liabilities ....      33,036      (2,497)       502
         Increase in income taxes .................................................      14,112      21,374      2,972
         Decrease/(increase) in other assets ......................................      (2,003)      5,607     (2,041)
         Increase/(decrease) in other liabilities .................................      (1,142)       (627)     2,842
      Noncash expense of internally financed ESOPs ................................       1,060       1,894      1,740
      Other sources/(uses) ........................................................       1,400      (1,044)     1,129
                                                                                      ---------   ---------   --------
         Net cash provided by continuing operations ...............................      81,572      88,464     21,290
         Net cash (used)/provided by discontinued operations (Note 6)                    (1,559)      4,426      2,487
                                                                                      ---------   ---------   --------
         Net cash provided by operating activities ................................      80,013      92,890     23,777
                                                                                      ---------   ---------   --------
CASH FLOWS FROM INVESTING ACTIVITIES
   Capital expenditures ...........................................................     (25,956)    (18,290)   (10,381)
   Net proceeds/(uses) from sale of discontinued operations (Note 6) ..............      (9,367)       (759)     1,091
   Business combinations, net of cash acquired (Note 7) ...........................      (6,207)   (344,727)    (3,850)
   Proceeds from sales of property and equipment ..................................         157         772        555
   Deposit to secure merger offer .................................................          --      10,000    (10,000)
   Proceeds from redemption of available-for-sale securities (Note 3) .............          --          --     27,270
   Proceeds from sales of investments .............................................          --          --      4,493
   Purchase of equity investment in affiliate (VITAS) (Note 3) ....................          --          --    (17,999)
   Investing activities of discontinued operations (Note 6) .......................          --         (98)     1,396
   Other uses .....................................................................        (369)       (107)      (357)
                                                                                      ---------   ---------   --------
      Net cash used by investing activities .......................................     (41,742)   (353,209)    (7,782)
                                                                                      ---------   ---------   --------
CASH FLOWS FROM FINANCING ACTIVITIES
   Repayment of long-term debt (Note 12) ..........................................    (141,592)    (96,940)       (92)
   Proceeds from issuance of long-term debt (Note 12) .............................      85,000     295,000         --
   Proceeds from exercise of stock options (Note 18) ..............................      12,327       3,721      3,287
   Purchases of treasury stock ....................................................      (7,401)     (2,654)      (637)
   Increase/(decrease) in cash overdraft payable ..................................       6,752       1,265       (925)
   Dividends paid .................................................................      (6,172)     (5,718)    (4,761)
   Debt issuance costs ............................................................      (1,755)    (14,447)        --
   Issuance of capital stock, net of costs (Note 7) ...............................          --      95,102         --
   Collection of stock subscription note receivable ...............................          --       8,053         --
   Financing activities of discontinued operations (Note 6) .......................          --        (255)      (317)
   Redemption of convertible junior subordinated securities (Note 20) .............          --      (2,735)        --
   Other sources ..................................................................         255         687        568
                                                                                      ---------   ---------   --------
      Net cash provided/(used) by financing activities ............................     (52,586)    281,079     (2,877)
                                                                                      ---------   ---------   --------
INCREASE IN CASH AND CASH EQUIVALENTS .............................................     (14,315)     20,760     13,118
Cash and cash equivalents at beginning of year ....................................      71,448      50,688     37,570
                                                                                      ---------   ---------   --------
Cash and cash equivalents at end of year ..........................................   $  57,133   $  71,448   $ 50,688
                                                                                      =========   =========   ========

The Notes to Consolidated Financial Statements are integral parts of this statement.

CONSOLIDATED STATEMENT OF CHANGES
IN STOCKHOLDERS' EQUITY

Chemed Corporation and Subsidiary Companies

(in thousands,                 Capital   Paid-in  Retained
except per share data)          Stock    Capital  Earnings
----------------------         -------  --------  --------
   Balance at December 31,
      2002 ................... $13,448  $168,299  $127,938
Net loss .....................      --        --    (3,435)
Dividends paid ($0.48 per
   share - pre-split) ........      --        --    (4,761)
Decrease in unearned
   compensation (Note 14) ....      --        --        --
Stock awards and exercise of
   stock options (Note 18) ...       3     1,620        --
Other comprehensive loss .....      --        --        --
Decrease in notes receivable
   (Note 18) .................      --        --        --
Purchases of treasury stock ..      --        --        --
Distribution of assets to
   settle deferred
   compensation liabilities ..      --        --        --
Other ........................       2       582         4
                               -------  --------  --------
   Balance at December 31,
      2003 ...................  13,453   170,501   119,746
Net income ...................      --        --    27,512
Dividends paid ($0.48 per
   share - pre-split) ........      --        --    (5,718)
Stock awards and exercise of
   stock options (Note 18) ...     130    10,650        --
Retirement of treasury
   shares ....................    (400)  (12,076)       --
Issuance of common shares
   (Note 7) ..................      --    32,722        --
Decrease in notes receivable
   (Note 18) .................      --        --        --
Purchases of treasury stock ..      --        --        --
Conversion of convertible
   preferred securities ......     308    10,639        --
Other ........................      --       255         2
                               -------  --------  --------
   BALANCE AT DECEMBER 31,
      2004 ...................  13,491   212,691   141,542
NET INCOME ...................      --        --    35,817
DIVIDENDS PAID ($0.24 PER
   SHARE) . ..................      --        --    (6,172)
STOCK AWARDS AND EXERCISE OF
   STOCK OPTIONS (NOTE 18) ...   1,028    38,860        --
DECREASE IN NOTES RECEIVABLE
   (NOTE 18) .................      --        --        --
PURCHASES OF TREASURY STOCK ..      --        --        --
IMPACT OF COMMON SHARE SPLIT
   (NOTE 25) .................  13,855   (13,855)       --
OTHER ........................      --       221         1
                               -------  --------  --------
   BALANCE AT DECEMBER 31,
      2005 ................... $28,374  $237,917  $171,188
                               =======  ========  ========

The Notes to Consolidated Financial Statements are integral parts of this statement.

CONSOLIDATED STATEMENT OF
COMPREHENSIVE INCOME/(LOSS)

Chemed Corporation and Subsidiary Companies

(in thousands) For the Years Ended December 31,                          2005      2004      2003
-----------------------------------------------                        -------   -------   -------
Net income/(loss) ..................................................   $35,817   $27,512   $(3,435)
                                                                       -------   -------   -------
Other comprehensive income/(loss), net of income tax:
   Unrealized holding gains/(losses) on available-for-sale
      investments arising during the period ........................        --        --      (334)
   Less: Reclassification adjustment for gains on available-for-sale
      investments arising during the period ........................        --        --    (3,351)
                                                                       -------   -------   -------
      Total ........................................................        --        --    (3,685)
                                                                       -------   -------   -------
Comprehensive income/(loss) ........................................   $35,817   $27,512   $(7,120)
                                                                       =======   =======   =======

The Notes to Consolidated Financial Statements are integral parts of this statement.

                          Deferred
                        Compensation  Accumulated     Notes
 Treasury                Payable in      Other     Receivable
  Stock-     Unearned      Company   Comprehensive for Shares
 at Cost   Compensation     Stock        Income       Sold      Total
---------  ------------ ------------ ------------- ---------- --------

$(111,582)   $(4,694)      $2,280       $ 3,685     $  (952)  $198,422
       --         --           --            --          --     (3,435)

       --         --           --            --          --     (4,761)

       --      1,740           --            --          --      1,740

    2,216         --           --            --          --      3,839
       --         --           --        (3,685)         --     (3,685)

      (23)        --           --            --          18         (5)
      (69)        --           --            --          --        (69)


       31         --          (31)           --          --         --
       --         --           59            --          --        647
---------    -------       ------       -------     -------   --------

 (109,427)    (2,954)       2,308            --        (934)   192,693
       --         --           --            --          --     27,512

       --         --           --            --          --     (5,718)

      771     (2,530)          --            --          --      9,021

   12,476         --           --            --          --         --

   62,380         --           --            --          --     95,102

      (10)        --           --            --         390        380
      (63)     1,894           --            --          --      1,831

       --         --           --            --          --     10,947
       --         --           67            --          --        324
---------    -------       ------       -------     -------   --------

  (33,873)    (3,590)       2,375            --        (544)   332,092
       --         --           --            --          --     35,817

       --         --           --            --          --     (6,172)

  (18,204)      (477)          --            --          --     21,207

       (9)        --           --            --          (5)       (14)
      (41)     1,060           --            --          --      1,019

       --         --           --            --          --         --
       --         --            4            --          --        226
---------    -------       ------       -------     -------   --------

$ (52,127)   $(3,007)      $2,379       $    --     $  (549)  $384,175
=========    =======       ======       =======     =======   ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Chemed Corporation and Subsidiary Companies

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

     We operate through our two wholly owned subsidiaries, VITAS Healthcare Corporation ("VITAS") and Roto-Rooter Group, Inc. ("Roto-Rooter"). VITAS focuses on hospice care that helps make terminally ill patients' final days as comfortable as possible. Through its team of doctors, nurses, home health aides, social workers, clergy and volunteers, VITAS provides direct medical services to patients, as well as spiritual and emotional counseling to both patients and their families. Roto-Rooter is focused on providing plumbing and drain cleaning services to both residential and commercial customers. Through its network of company-owned branches, independent contractors and franchisees, Roto-Rooter offers plumbing and drain cleaning service to over 90% of the U.S. population.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Chemed Corporation and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated. Long-term investments in affiliated companies representing ownership interests of 20% to 50% were accounted for using the equity method.

     Effective January 1, 2004, we adopted the provisions of Financial Accounting Standards Board ("FASB") Interpretation No. 46R "Consolidation of Variable Interest Entities--an interpretation of Accounting Research Bulletin No. 51 (revised)" ("FIN 46R") relative to contractual relationships with our independent contractors and franchisees. FIN 46R requires the primary beneficiary of a Variable Interest Entity ("VIE") to consolidate the accounts of the VIE. We have evaluated the relationships with our independent contractors and franchisees based upon guidance provided in FIN 46R and have concluded that certain of the independent contractors may be VIEs. Based on our evaluation, the franchisees are not VIEs. We believe consolidation, if required, of the accounts of any independent contractor for which we might be the primary beneficiary would not materially impact our financial position or results of operations.

CASH EQUIVALENTS

     Cash equivalents comprise short-term, highly liquid investments that have been purchased within three months of their dates of maturity.

ACCOUNTS AND LOANS RECEIVABLE AND CONCENTRATION OF RISK

     Accounts and loans receivable are recorded at the principal balance outstanding less estimated allowances for uncollectible accounts. For the Roto-Rooter segment, allowances for trade accounts receivable are generally provided for accounts more than 90 days past due, although collection efforts continue beyond that time. Due to the small number of loans receivable outstanding, allowances for loan losses are determined on a case-by-case basis. For the VITAS segment, allowances for patient accounts receivable are generally provided on accounts more than 240 days old plus an appropriate percentage of accounts not yet 240 days old. Final write-off of overdue accounts or loans receivable is made when all reasonable collection efforts have been made and payment is not forthcoming. We closely monitor our receivables and periodically review procedures for granting credit to attempt to hold losses to a minimum.

     As of December 31, 2005 and 2004, approximately 65% and 56%, respectively of VITAS' total accounts receivable balance were due from Medicare and 27% and 32%, respectively of VITAS' total accounts receivable balance were due from various state Medicaid programs. We closely monitor our programs to ensure compliance with Medicare and Medicaid regulations.

INVENTORIES

     Substantially all of the inventories are either general merchandise or finished goods. Inventories are stated at the lower of cost or market. For determining the value of inventories, cost methods that reasonably approximate the first-in, first-out ("FIFO") method are used.

OTHER INVESTMENTS

     At December 31, 2005 and 2004, other investments, which are classified as available-for-sale, comprise a common stock purchase warrant in privately held Patient Care Inc. ("Patient Care"), our former subsidiary. As further discussed in Note 16, our investment in the Patient Care warrant is carried at cost, subject to write-down for impairment.

     All investments are reviewed periodically for impairment based on available market and financial data. If the market value or net realizable value of the investment is less than our cost and the decline is determined to be other than temporary, a write-down to fair value is made, and a realized loss is recorded in the statement of operations. In calculating realized gains and losses on the sales of investments, the specific-identification method is used to determine the cost of investments sold.

Chemed Corporation and Subsidiary Companies

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

     Expenditures for major software purchases and software developed for internal use are capitalized and depreciated using the straight-line method over the estimated useful lives of the assets. For software developed for internal use, external direct costs for materials and services and certain internal payroll and related fringe benefit costs are capitalized in accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use."

     The weighted average lives of our property and equipment at December 31, 2005, were:

Buildings                  17.1 yrs.
Transportation equipment    5.9
Machinery and equipment     6.1
Computer software           4.5
Furniture and fixtures      5.1

GOODWILL AND INTANGIBLE ASSETS

     Identifiable, definite-lived intangible assets arise from purchase business combinations and are amortized using either an accelerated method or the straight-line method over the estimated useful lives of the assets. The selection of an amortization method is based on which method best reflects the economic pattern of usage of the asset. The VITAS trade name is considered to have an indefinite life. Goodwill and the VITAS trade name are tested at least annually for impairment.

     The weighted average lives of our identifiable, definite-lived intangible assets at December 31, 2005, were:

Covenants not to compete    6.3 yrs.
Referral networks           9.9
Customer lists             13.3

LONG-LIVED ASSETS

     We periodically make an estimation and valuation of the future benefits of our long-lived assets (other than goodwill and the VITAS trade name) based on key financial indicators. If the projected undiscounted cash flows of a major business unit indicate that property and equipment or identifiable, definite-lived intangible assets have been impaired, a write-down to fair value is made. No events occurred during the year ended December 31, 2005 that indicated an impairment assessment was required.

OTHER ASSETS

     Debt issuance costs are included in other assets and are amortized using the effective interest method over the life of the debt.

REVENUE RECOGNITION

     For both the Roto-Rooter and VITAS segments, service revenues and sales are recognized when the earnings process has been completed. Generally, this occurs when services are provided or products are delivered. VITAS recognizes revenue at the estimated net realizable amount due from third-party payers, which are primarily Medicare and Medicaid. Payers may deny payment for services in whole or in part on the basis that such services are not eligible for coverage and do not qualify for reimbursement. We estimate denials each period and make adequate provision in the financial statements.

     VITAS is subject to certain limitations on Medicare payments for services. Specifically, if the number of inpatient care days any hospice program provides to Medicare beneficiaries exceeds 20% of the total days of hospice care such program provided to all Medicare patients for an annual period beginning September 28, the days in excess of the 20% figure may be reimbursed only at the routine homecare rate. None of VITAS' hospice programs exceeded the payment limits on inpatient services in 2005 or 2004.

Chemed Corporation and Subsidiary Companies

     VITAS is also subject to a Medicare annual per-beneficiary cap ("Medicare Cap"). Compliance with the Medicare Cap is measured by comparing the total Medicare payments received under a Medicare provider number with respect to services provided to all Medicare hospice care beneficiaries in the program or programs covered by that Medicare provider number between November 1 of each year and October 31 of the following year with the product of the per-beneficiary cap amount and the number of Medicare beneficiaries electing hospice care for the first time from that hospice program or programs from September 28 through September 27 of the following year.

     We actively monitor each of our hospice programs, by provider number, for their Medicare revenue, admissions, discharge rate and average length of stay data in an attempt to determine whether they are likely to exceed the Medicare Cap. Should we determine a provider number is likely to exceed the Medicare Cap based on projected trends, we attempt to institute corrective action to influence the patient mix or to increase patient admissions. However, should we project our corrective action will not prevent that program from exceeding its Medicare Cap, we estimate the amount we will be required to repay at the end of the measurement year and accrue that amount, which is proportional to the number of months elapsed in the Medicare Cap year, as a reduction of patient revenue.

     As discussed in Note 7, during the second quarter of 2005, we determined that the Phoenix, AZ facility, which was acquired in December 2004, had exceeded the Medicare Cap for the measurement period ended October 31, 2005. An estimated liability of $1.0 million was recorded at that time. We increased the liability in the fourth quarter of 2005 to $2.4 million based on revised estimates. The increase in the estimated liability from the second quarter to the fourth quarter is the result of a change in the discharge trends for patients admitted prior to our acquisition of the Phoenix facility. Because the estimated Medicare Cap liability is related to patients being cared for at the time of acquisition, this liability was recorded as an assumed liability. None of VITAS' other programs exceeded the Medicare Cap in 2005 or 2004.

GUARANTEES

     In the normal course of business, we enter into various guarantees and indemnifications in our relationships with customers and others. Examples of these arrangements include guarantees of services for periods ranging from one day to one year and product satisfaction guarantees. Our experience indicates guarantees and indemnifications do not materially impact our financial condition or results of operations. Based on our experience, no liability for guarantees has been recorded as of December 31, 2005 or 2004.

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

ADVERTISING

     We expense the production costs of advertising the first time the advertising takes place. Costs of yellow pages listings are expensed when the directories are placed in circulation. These directories are generally in circulation for approximately one year, at which point they are replaced by the publisher with a new directory. We do not control the timing of when a new directory is placed in circulation. Other advertising costs are expensed as incurred. Advertising expense for continuing operations for the year ended December 31, 2005, was $21.2 million (2004--$20.0 million; 2003--$16.4 million).

COMPUTATION OF EARNINGS PER SHARE

     Earnings per share are computed using the weighted average number of shares of capital stock outstanding. Diluted earnings per share reflect the dilutive impact of our outstanding stock options and nonvested stock awards. Diluted earnings per share also assumed the conversion of the Convertible Junior Subordinated Debentures ("CJSD") into capital stock prior to the redemption of the CJSD in 2004, only when the impact was dilutive on earnings per share from continuing operations. Stock options whose exercise price are greater than the average market price of our stock are excluded from the computation of diluted earnings per share.

EMPLOYEE STOCK OWNERSHIP PLANS

     Contributions to our Employee Stock Ownership Plans ("ESOP") are based on established debt repayment schedules. Shares are allocated to participants based on the principal and interest payments made during the period. Our policy is to record ESOP expense by applying the transition rule under the level-principal amortization concept.

Chemed Corporation and Subsidiary Companies

STOCK-BASED COMPENSATION PLANS

     We use Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees", to account for stock-based compensation. Since our stock options qualify as fixed options under APB 25 and since the option price equals the market price on the date of grant, there is no compensation cost recorded for stock options. Restricted stock is recorded as compensation cost over the requisite vesting periods on a straight-line basis, based on the market value on the date of grant.

     The following table illustrates the effect on net income/(loss) and earnings/(loss) per share if we had applied the fair-value-recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation" (in thousands, except per share data):

                                          For the Years Ended December 31,
                                          --------------------------------
                                               2005      2004      2003
                                             -------   -------   -------
Net income/(loss), as reported               $35,817   $27,512   $(3,435)
Add: stock-based compensation expense
   included in the determination of net
   income/(loss), net of income taxes          4,314     3,940        95
Deduct: total stock-based employee
   compensation determined under
   a fair-value-based method for all
   stock options and awards, net of
   related income taxes                       (8,519)   (8,259)     (952)
                                             -------   -------   -------
      Pro forma net income/(loss)            $31,612   $23,193   $(4,292)
                                             =======   =======   =======
Earnings/(loss) per share
   As reported                               $  1.40   $  1.14   $ (0.17)
                                             =======   =======   =======
   Pro forma                                 $  1.24   $  0.96   $ (0.22)
                                             =======   =======   =======
Diluted earnings/(loss) per share
   As reported                               $  1.36   $  1.12   $ (0.17)
                                             =======   =======   =======
   Pro forma                                 $  1.20   $  0.94   $ (0.22)
                                             =======   =======   =======

     The above pro forma data were calculated using the Black-Scholes option valuation method to value our stock options granted in 2005 and prior years. Key assumptions include:

                                   For the Years Ended December 31,
                                   --------------------------------
                                        2005     2004     2003
                                       ------   ------   ------
Weighted average grant-date fair
   value of options granted            $12.43   $ 6.80   $ 5.07
Risk-free interest rate                   4.0%     3.9%     3.2%
Expected volatility                      30.9%    30.3%    27.8%
Expected life of options                5 yrs.   5 yrs.   6 yrs.

     For options granted in 2003, it was assumed that we would increase the annual dividend $0.005 per share per quarter biannually in the fourth quarter. For options granted in 2005 and 2004, it was assumed that the annual dividend would remain at $0.24 per share for the life of the options. These assumptions were based on the facts and circumstances that existed at the time options were granted and should not be construed to be an indication of any future dividend amounts to be paid.

INSURANCE ACCRUALS

     For our Roto-Rooter segment and Corporate Office, we self-insure for all casualty insurance claims (workers' compensation, auto liability and general liability). As a result, we closely monitor and frequently evaluate our historical claims experience to estimate the appropriate level of accrual for self-insured claims. Our third-party administrator ("TPA") processes and reviews claims on a monthly basis. Currently, our exposure on any single claim is capped at $500,000. For most of the prior years, the caps for general liability and workers' compensation were between $250,000 and $500,000 per claim. In developing our estimates, we accumulate historical claims data for the previous 10 years to calculate loss

Chemed Corporation and Subsidiary Companies

development factors ("LDF") by insurance coverage type. LDFs are applied to known claims to estimate the ultimate potential liability for known and unknown claims for each open policy year. LDFs are updated annually. Because this methodology relies heavily on historical claims data, the key risk is whether the historical claims are an accurate predictor of future claims exposure. The risk also exists that certain claims have been incurred and not reported on a timely basis. To mitigate these risks, in conjunction with our TPA, we closely monitor claims to ensure timely accumulation of data and compare claims trends with the industry experience of our TPA.

     For the VITAS segment, we self-insure for workers' compensation exposures. Currently, VITAS' exposure on any single claim is capped at $500,000. For most of the prior years, the caps for workers' compensation were between $250,000 and $500,000 per claim. For VITAS' self-insurance accruals for workers' compensation, we obtained an actuarial valuation of the liability as of the date of acquisition and as of November 30, 2005 and 2004. The valuation methods used by the actuary are similar to those used internally for our other business units.

TAXES ON INCOME

     Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carry-forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amount of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in our opinion, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in laws and rates on the date of enactment.

     We are subject to income taxes in Canada, the U.S. Federal and most state jurisdictions. Significant judgment is required to determine our provision for income taxes. We are periodically audited by various taxing authorities. We establish liabilities for possible assessments by taxing authorities resulting from exposures including, but not limited to, the deductibility of certain expenses and the tax treatment of acquisitions and divestitures. While it is often difficult to predict the final outcome or the timing of resolution of any particular tax matter, we believe our tax reserves reflect the probable outcome of known contingencies, including interest and penalties, if applicable.

     On June 30, 2005, the State of Ohio enacted significant changes to its tax system. The impact was required to be accounted for in all annual and interim periods ending on or after June 30, 2005. Changes include the phasing out of the Ohio income tax and the Ohio personal property tax. Additionally, a new Commercial Activity Tax ("CAT"), which is based on gross receipts, was introduced. Since the corporate income tax was replaced by the CAT, which is not an income tax under generally accepted accounting principles, entities with businesses in the State of Ohio must account for the phase-out of the corporate income tax as a change in enacted tax rate as of June 30, 2005. We historically recorded a valuation allowance on all significant deferred tax amounts in the State of Ohio, primarily net operating loss carry-forwards, because we believed it was more likely than not that the benefit would expire unutilized. As such, there was no significant impact to us for the year ended December 31, 2005.

ESTIMATES

     The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Disclosures of aftertax expenses and adjustments are based on estimates of the effective income tax rates for the applicable segments.

RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform to the 2005 presentation. As discussed in Note 25, prior period share and per share data has been restated to retroactively reflect the impact of the capital stock split in May 2005. The shares outstanding and in treasury reflected on the balance sheet prior to May 11, 2005 have not been restated. Cash overdrafts payable have been reclassified as a separate component of cash flow from financing activities in the statement of cash flows for 2004 and 2003 to conform to the 2005 presentation.

RECENT ACCOUNTING STATEMENTS

     In December 2004, the Financial Accounting Standards Board ("FASB") issued FASB Statement No. 123 (revised 2004) "Share-Based Payment" ("FASB123R"), which requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation issued to employees and disallows the use of the intrinsic value method of accounting for stock options, but expresses no preference for a type of valuation model. This statement supersedes APB No. 25, but does not change the accounting guidance for share-based payment transactions with parties other than employees provided in FASB 123 as originally issued. FASB123R is effective as of January 1, 2006. In March 2005, the Board of Directors approved immediate vesting of all unvested stock options to avoid recognizing approximately $951,000 of pretax expense that would have been charged to income under FASB123R beginning on January 1, 2006. The pretax expense from continuing operations of accelerating the vesting of these stock options, which were

Chemed Corporation and Subsidiary Companies

scheduled to vest in November 2005 and November 2006, was approximately $215,000 and was recorded in the first quarter of 2005. We adopted FASB 123R on January 1, 2006 using the modified prospective method. Therefore, historical financial information will not be restated. There was no significant impact on our financial condition, results of operations or cash flow as a result of adoption of FASB 123R.

     In May 2005, the FASB issued FASB Statement No. 154, "Accounting for Changes and Error Corrections--a replacement of APB Opinion No. 20 and FASB Statement No. 3." FASB 154 changes the requirements with regard to the accounting for and reporting of a change in an accounting principle. The provisions of FASB 154 require, unless impracticable, retrospective application to prior periods presented in financial statements for all voluntary changes in an accounting principle and changes required by the adoption of a new accounting pronouncement in the unusual instance that the new pronouncement does not indicate a specific transition method. FASB 154 also requires that a change in depreciation, amortization or depletion method for long-lived, non-financial assets be accounted for as a change in an accounting estimate, which requires prospective application of the new method. FASB 154 is effective for all changes in an accounting principle made in fiscal years beginning after December 15, 2005. We adopted FASB 154 with our fiscal year beginning January 1, 2006. There was no impact on our financial condition, results of operations or cash flows upon adoption.

     In February 2006, the FASB issued FASB Statement No. 155, "Accounting for Certain Hybrid Financial Instruments", which nullifies and amends various accounting guidance relating to accounting for derivative instruments and securitization transactions. In general, these changes will reduce the operational complexity associated with bifurcating embedded derivatives, and increase the number of beneficial interests in securitization transactions. This statement is effective for all financial instruments acquired or issued after the beginning of our first fiscal year that begins after September 15, 2006. Because we do not have any material derivative instruments or securitization transactions, we believe there will be no material impact on our financial condition, results of operations or cash flows upon adoption.

2. SEGMENTS AND NATURE OF THE BUSINESS

     Our segments comprise the VITAS segment and the Roto-Rooter segment (formerly the Plumbing and Drain Cleaning segment). Service America has been reclassified to discontinued operations for all periods presented. Relative contributions of each segment to service revenues and sales were 68% and 32%, respectively, in 2005. Relative contributions of each segment to service revenues and sales were 62% and 38%, respectively, in 2004.

     The reportable segments have been defined along service lines which is consistent with the way the businesses are managed. In determining reportable segments, the Roto-Rooter Services; and Roto-Rooter Franchising and Products operating units of the Roto-Rooter segment have been aggregated on the basis of possessing similar operating and financial characteristics. The characteristics of these operating segments and the basis for aggregation are reviewed annually. Accordingly, the reportable segments are defined as follows:

          - The VITAS segment provides hospice services for patients with severe, life-limiting illnesses. This type of care is aimed at making the terminally ill patient's final days as comfortable and pain-free as possible. Hospice care is typically available to patients who have been initially certified as terminally ill (i.e., a prognosis of six months or less) by their attending physician, if any, and the hospice physician. VITAS offers all levels of hospice care in a given market, including routine home care, inpatient care and continuous care. Over 90% of VITAS' revenues are derived through Medicare and Medicaid reimbursement programs.

          - The Roto-Rooter segment provides repair and maintenance services to residential and commercial accounts using the Roto-Rooter registered service mark. Such services include plumbing and sewer, drain and pipe cleaning. They are delivered through company-owned and operated territories, independent contractor-operated territories and franchised locations. This segment also manufactures and sells products and equipment used to provide such services.

          - We report corporate administrative expenses and unallocated investing and financing income and expense not directly related to either segment as "Corporate". Corporate administrative expense includes the stewardship, accounting and reporting, legal, tax and other costs of operating a publicly held corporation. Corporate investing and financing income and expenses include the costs and income associated with corporate debt and investment arrangements.

     The vast majority of our service revenues and sales from continuing operations are generated from business within the United States.

Chemed Corporation and Subsidiary Companies

     Segment data for our continuing operations are set forth below (in thousands, except footnote data):

                                                          For the Years Ended December 31,
                                                          --------------------------------
                                                             2005       2004       2003
                                                           --------   --------   --------
REVENUES BY TYPE OF SERVICE
   VITAS
      Routine homecare                                     $436,596   $317,010   $     --
      Continuous care                                       106,417     78,669         --
      General inpatient                                      86,127     63,051         --
                                                           --------   --------   --------
         Total segment                                      629,140    458,730         --
                                                           --------   --------   --------
   Roto-Rooter
      Sewer and drain cleaning                              116,918    111,867    106,127
      Plumbing repair and maintenance                       118,625    107,642    101,590
      Industrial and municipal sewer and drain cleaning      17,420     16,075     15,581
      Contractors                                            18,070     16,360     14,125
      HVAC repair and maintenance                             3,624      3,111      3,044
      Other products and services                            22,680     21,556     20,309
                                                           --------   --------   --------
         Total segment                                      297,337    276,611    260,776
                                                           --------   --------   --------
            Total service revenues and sales               $926,477   $735,341   $260,776
                                                           ========   ========   ========
AFTERTAX SEGMENT EARNINGS/ (LOSS)  (A) (B) (C)
   VITAS                                                   $ 33,587   $ 29,139   $     --
   Roto-Rooter                                               26,960     18,795     13,176
                                                           --------   --------   --------
      Total segment earnings                                 60,547     47,934     13,176
   Corporate                                                (22,842)   (24,643)    (2,910)
   Equity in VITAS earnings/(loss)                               --     (4,105)       922
   Discontinued operations                                   (1,888)     8,326    (14,623)
                                                           --------   --------   --------
      Net income/ (loss)                                   $ 35,817   $ 27,512   $ (3,435)
                                                           ========   ========   ========
INTEREST INCOME
   VITAS                                                   $  2,804   $  1,091   $     --
   Roto-Rooter                                                2,391      1,180        863
                                                           --------   --------   --------
      Subtotal                                                5,195      2,271        863
   Corporate                                                  1,809      1,403      2,155
   Intercompany eliminations                                 (4,794)    (1,800)      (595)
                                                           --------   --------   --------
      Total interest income                                $  2,210   $  1,874   $  2,423
                                                           ========   ========   ========

(a) 2005 includes the estimated cost for the anticipated settlement of a lawsuit of $10,757,000 aftertax (VITAS), payouts under our 2002 Executive Long-term Incentive Plan ("LTIP") of $1,774,000 aftertax (Corporate), $1,043,000 aftertax (VITAS) and $617,000 aftertax (Roto-Rooter), the prepayment penalty incurred on the early extinguishment of debt of $2,523,000 aftertax (Corporate), a favorable adjustment of $1,014,000 aftertax (Roto-Rooter) for casualty insurance related to prior periods' experience, legal expenses of $397,000 aftertax (VITAS) incurred in connection with the Office of Inspector General ("OIG") investigation, additional favorable VITAS transaction adjustments of $961,000 aftertax (Corporate), the cost of accelerating vesting of stock options of $137,000 aftertax (Corporate) and favorable tax adjustments and settlements from prior year returns of $835,000 aftertax (Corporate) and $1,126,000 (Roto-Rooter).

(b) 2004 includes payouts under our LTIP of $4,455,000 aftertax (Corporate) and $982,000 aftertax (Roto-Rooter), the prepayment penalty incurred on the early extinguishment of debt of $2,030,000 aftertax (Corporate), the estimated cost for the anticipated settlement of a lawsuit of $1,897,000 aftertax (Roto-Rooter), expenses related to debt registration of $727,000 aftertax (Corporate), our aftertax share of VITAS' charges related to the acquisition of VITAS amounting to $4,621,000 (Equity in VITAS earnings/(loss)), additional VITAS transaction costs and adjustments of a charge of $1,008,000 aftertax (VITAS) and a credit of $786,000 aftertax (Corporate), and favorable tax adjustments and settlements from prior year returns of $990,000 aftertax (Corporate) and $630,000 (Roto-Rooter).

(c) 2003 includes severance charges of $2,358,000 aftertax (Corporate) and aftertax capital gains on the sales and redemption of investments (Corporate) amounting to $3,351,000.

Chemed Corporation and Subsidiary Companies

                                            For the Years Ended December 31,
                                            --------------------------------
                                               2005       2004       2003
                                             --------   --------   --------
INTEREST EXPENSE
   VITAS                                     $    153   $    128   $     --
   Roto-Rooter                                    563        206        170
                                             --------   --------   --------
      Subtotal                                    716        334        170
   Corporate                                   20,548     20,824      3,007
                                             --------   --------   --------
      Total interest expense                 $ 21,264   $ 21,158   $  3,177
                                             ========   ========   ========
INCOME TAX PROVISION (D) (E)
   VITAS                                     $ 20,394   $ 20,030   $     --
   Roto-Rooter                                 15,635     10,611      8,054
                                             --------   --------   --------
      Subtotal                                 36,029     30,641      8,054
   Corporate                                  (16,451)   (16,845)    (1,874)
                                             --------   --------   --------
      Total income tax provision             $ 19,578   $ 13,796   $  6,180
                                             ========   ========   ========
IDENTIFIABLE ASSETS
   VITAS                                     $532,299   $502,810   $     --
   Roto-Rooter                                179,063    174,310    172,257
                                             --------   --------   --------
      Total identifiable assets               711,362    677,120    172,257
   Corporate (f)                              123,723    129,344    129,664
   Discontinued operations                         --     19,102     26,537
                                             --------   --------   --------
      Total assets                           $835,085   $825,566   $328,458
                                             ========   ========   ========
ADDITIONS TO LONG-LIVED ASSETS (G)
   VITAS                                     $ 24,462   $434,509   $     --
   Roto-Rooter                                  7,938      8,690     12,610
                                             --------   --------   --------
      Subtotal                                 32,400    443,199     12,610
   Corporate (f)                                  443        785      1,621
                                             --------   --------   --------
      Total additions                        $ 32,843   $443,984   $ 14,231
                                             ========   ========   ========
DEPRECIATION AND AMORTIZATION (H)
   VITAS                                     $ 11,932   $  9,061   $     --
   Roto-Rooter                                  8,361      8,702      9,481
                                             --------   --------   --------
      Subtotal                                 20,293     17,763      9,481
   Corporate                                    1,208        558        340
                                             --------   --------   --------
      Total depreciation and amortization    $ 21,501   $ 18,321   $  9,821
                                             ========   ========   ========

(d) 2005 includes favorable tax adjustments and settlements from prior year returns of $835,000 (Corporate) and $1,126,000 (Roto-Rooter).

(e) 2004 includes favorable tax adjustments and settlements from prior year returns of $990,000 (Corporate) and $630,000 (Roto-Rooter).

(f) Corporate assets consist primarily of cash and cash equivalents, marketable securities, properties and equipment and other investments.

(g) Long-lived assets include goodwill, identifiable intangible assets and property and equipment.

(h) Depreciation and amortization include amortization of identifiable, definite-lived intangible assets and stock awards.

3.   EQUITY INTEREST IN AFFILIATE (VITAS)

     Until February 23, 2004, we held a 37% interest in privately held VITAS. On August 18, 2003, VITAS retired our investment in the 9% Redeemable Preferred Stock of VITAS. Cash proceeds to us totaled $27.3 million, and we realized a pretax gain of $1.8 million ($1.2 million aftertax) on the redemption of preferred stock in the third quarter of 2003. During 2003, the dividends and amortization of preferred stock discount on this investment contributed $1.6 million to our aftertax earnings. On October 14, 2003, we exercised two of our three warrants to purchase 4,158,000 common shares of VITAS, or 37%, for $18 million in cash. See Note 7 regarding the acquisition of the 63% of VITAS we did not own in 2003.

Chemed Corporation and Subsidiary Companies

     During the period January 1 through February 23, 2004, VITAS recognized a net loss of $18.3 million due to the recognition of approximately $20.9 million of aftertax costs related to VITAS' sale of its business to us. Our aftertax share of VITAS' loss for this period was $ 4.1 million. Included in the aftertax costs related to VITAS' sale of its business are the following (in thousands):

Accrual for potential severance costs under key employment agreements   $10,975
Legal and valuation costs                                                 6,665
Loss on write-off of VITAS' deferred debt issuance costs                  2,698
Other                                                                       592
                                                                        -------
   Total                                                                $20,930
                                                                        =======

4.   GOODWILL AND INTANGIBLE ASSETS

     Amortization of definite-lived intangible assets from continuing operations was (in thousands):

For the Years Ended December 31,
--------------------------------
       2005     2004    2003
      ------   ------   ----
      $4,438   $3,468   $130

     The following is a schedule by year of projected amortization expense for definite-lived intangible assets (in thousands):

2006   $4,412
2007    4,378
2008    4,371
2009    4,363
2010    3,788

     The balance in identifiable intangible assets comprises the following (in thousands):

                                            Gross     Accumulated   Net Book
                                            Asset    Amortization     Value
                                           -------   ------------   --------
DECEMBER 31, 2005

REFERRAL NETWORKS                          $23,772     $(5,510)      $18,262
COVENANTS NOT TO COMPETE                     8,676      (3,236)        5,440
CUSTOMER LISTS                               1,222        (866)          356
                                           -------     -------       -------
   SUBTOTAL - DEFINITE-LIVED INTANGIBLES    33,670      (9,612)       24,058
VITAS TRADE NAME                            51,300          --        51,300
                                           -------     -------       -------
   TOTAL                                   $84,970     $(9,612)      $75,358
                                           =======     =======       =======
December 31, 2004

Referral network                           $20,900     $(2,348)      $18,552
Covenants not to compete                     8,676      (2,043)        6,633
Customer lists                               1,222        (783)          439
                                           -------     -------       -------
   Subtotal - definite-lived intangibles    30,798      (5,174)       25,624
VITAS trade name                            51,300          --        51,300
                                           -------     -------       -------
   Total                                   $82,098     $(5,174)      $76,924
                                           =======     =======       =======

Chemed Corporation and Subsidiary Companies

     The changes in the carrying amount of goodwill for the years ended December 31, 2004 and 2005 are as follows (in thousands):

                                                 Roto-
                                      VITAS     Rooter      Total
                                    --------   --------   --------
December 31, 2003                   $     --   $105,335   $105,335
Acquired in business combinations    324,330      2,918    327,248
Other adjustments                         --        149        149
                                    --------   --------   --------
   DECEMBER 31, 2004                 324,330    108,402    432,732
ACQUIRED IN BUSINESS COMBINATIONS        414        498        912
OTHER ADJUSTMENTS                         --        112        112
                                    --------   --------   --------
   DECEMBER 31, 2005                $324,744   $109,012   $433,756
                                    ========   ========   ========

     We performed impairment tests of goodwill for all of our reporting units and for the VITAS trade name as of December 31, 2005 and 2004. For all reporting units included in continuing operations, these tests indicated that our goodwill and VITAS trade name are not impaired. For the purpose of impairment testing, we consider the reporting units to be VITAS, Roto-Rooter Services (plumbing and drain cleaning services) and Roto-Rooter Franchising and Products (franchising and manufacturing and sale of plumbing and drain cleaning products). Service America, which was reclassified to discontinued operations in 2004, recognized a goodwill impairment loss of $10.0 million in 2003 largely due to declining revenues and poor operating results for several years.

5.   OTHER EXPENSES

     Other expenses from continuing operations include the following pretax charges (in thousands):

                                                                         For the Years Ended December 31,
                                                                         --------------------------------
                                                                                   2005      2004
                                                                                 -------   -------
Long-term incentive compensation (Note 19)                                       $ 5,477   $ 8,783
Accrual for lawsuit settlement (Note 22)                                          17,350     3,135
VITAS transaction costs and adjustments (Note 7)                                    (961)      442
Cost of accelerating the vesting of outstanding stock options (Note 1)               215        --
Professional fees incurred to register Floating Rate Notes (Note 12)                  --     1,191
                                                                                 -------   -------
   Total other expenses                                                          $22,081   $13,551
                                                                                 =======   =======

Chemed Corporation and Subsidiary Companies

6. DISCONTINUED OPERATIONS

     Discontinued operations comprise (in thousands, except per share amounts):

                                                                            For the Years Ended December 31,
                                                                            --------------------------------
                                                                                 2005     2004      2003
                                                                               -------   ------   --------
Service America (2004):
   Income/(loss) before income taxes                                           $   576   $ (535)  $(16,118)
   Income taxes                                                                   (241)     222      1,431
                                                                               -------   ------   --------
   Income/(loss) from operations, net of income taxes                              335     (313)   (14,687)
   (Loss)/gain on disposal, net of income tax benefit of $165
      and $14,230, respectively                                                 (2,148)   8,872         --
                                                                               -------   ------   --------
      Total Service America                                                     (1,813)   8,559    (14,687)
                                                                               -------   ------   --------
Adjustment to accruals of operations discontinued in prior years:
   Legal accruals (2002)                                                          (120)      --         --
   Environmental and sublease accruals (1991)                                       --     (700)        --
   Allowance for uncollectible notes receivable and other accruals (2001)
                                                                                    --      383         99
                                                                               -------   ------   --------
   Gain/(loss) before income taxes                                                (120)    (317)        99
   All other income taxes                                                           45       84        (35)
                                                                               -------   ------   --------
      Total adjustments                                                            (75)    (233)        64
                                                                               -------   ------   --------
         Total discontinued operations                                         $(1,888)  $8,326   $(14,623)
                                                                               =======   ======   ========
Earnings/(loss) per share                                                      $ (0.08)  $ 0.34   $  (0.73)
                                                                               =======   ======   ========
Diluted earnings/(loss) per share                                              $ (0.07)  $ 0.34   $  (0.73)
                                                                               =======   ======   ========

     In December 2004, the Board of Directors authorized the discontinuance of our Service America segment through an asset sale to employees of Service America. The disposal was completed in May 2005. Our decision to dispose of Service America, which provides major-appliance and heating/air conditioning repair, maintenance and replacement services, was based on declining operating results and projected operating losses. The acquiring corporation purchased the substantial majority of Service America's assets in exchange for assuming substantially all of Service America's liabilities. The loss on disposal of Service America in 2005 arises from the finalization of asset and liability values and related tax benefits resulting from the consummation of the sale transaction. Included in the assets acquired is a receivable from us for approximately $4.7 million. We paid $1 million of the amount upon closing and the remainder is due over the following year in 11 equal installments. The balance due Service America as of December 31, 2005 is $1.3 million. We recognized a tax benefit of approximately $14.2 million on this disposal in 2004, primarily due to the recognition of non-deductible goodwill impairment losses in prior years.

     During 2004, we increased our accrual for environmental liabilities related to the disposal of DuBois Chemicals, Inc. ("DuBois") in 1991 by $700,000. The adjustment is based on an assessment by our environmental attorney and ongoing discussions with the U.S. Environmental Protection Agency.

     The $383,000 and $99,000 reductions to the allowance for uncollectible notes receivable from Cadre Computer Resources Co. ("Cadre Computer") (sold in
2001) in 2004 and 2003, respectively, are attributable to Cadre Computer's experiencing better-than-anticipated financial results and to the expiration of $350,000 of Cadre Computer's line of credit with us.

     We sold Patient Care to an investor group that included Schroder Ventures Life Sciences Group, Oak Investment Partners, Prospect Partners and Salix Ventures in 2002. We have a $12.5 million senior subordinated note receivable from Patient Care ("Note") due October 11, 2007, that bears interest at the annual rate of 7.5% through September 30, 2004, 8.5% from October 1, 2004 through September 30, 2005, and 9.5% thereafter. The Note is presented on a separate line in the consolidated balance sheet. At the time of sale, $5 million was placed in escrow and is subject to the collection of Patient Care's receivables with third-party payers. Of this amount, $2.5 million was distributed to us in October 2003 and $1.7 million was distributed to us in 2004. No amounts were distributed in 2005. The remaining $769,000 was withheld, pending settlement of a pre-acquisition receivable. Based on the previous collection experience of Patient Care, we expect to collect substantially all of the funds remaining in escrow. We also received a common stock purchase warrant that permits us to purchase up to 2% of Patient Care. The warrant was recorded at its estimated fair value on the date acquired and is included in other investments in the consolidated balance sheet. Patient Care has not provided us with financial statements since the first quarter of 2004. When, and if, the current Patient Care financial information is provided, it is

Chemed Corporation and Subsidiary Companies

possible that we may have to recognize an impairment loss on our investment in Patient Care for all or a portion of the carrying value of the warrant. Our current receivables from Patient Care (total of $3.2 million at December 31, 2005) are currently in litigation in which Patient Care alleges our acquisition of VITAS violates a non-compete agreement. The sale and related non-compete agreement specifically exempt our investment in VITAS. Therefore, we believe our receivable is valid and their allegations have no merit.

     Revenues generated by discontinued operations comprise (in thousands):

                  For the Years Ended December 31,
                  --------------------------------
                       2005      2004      2003
                     -------   -------   -------
Service America      $10,716   $38,986   $48,095

     At December 31, 2005, other current liabilities include accruals of $5.5 million and other liabilities include accruals of $2.1 million for costs related to discontinued operations. The estimated timing of payments of these liabilities, relating primarily to sublease and environmental liabilities, follows (in thousands):

2006         $5,533
2007            638
2008            522
2009            522
2010            337

AFTER 2010       59
             ------
  TOTAL      $7,611
             ======

     Our Chairman of the Board, President and Chief Executive Officer and our former Chief Administrative Officer (currently a director of our company) are directors of Cadre Computer. In addition, our former Chief Administrative Officer holds a 51% equity ownership interest in Cadre Computer at December 31, 2005 and is Chairman and Chief Executive Officer of Cadre Computer.

7. BUSINESS COMBINATIONS

     During 2005, we completed one business combination within the Roto-Rooter segment and two within the VITAS segment for an aggregate purchase price of $6.2 million in cash. The acquisitions were completed mainly to increase our market penetration. The VITAS businesses acquired provide hospice services in the Pittsburgh, PA and Philadelphia, PA areas and the Roto-Rooter business acquired provides drain cleaning and plumbing services using the Roto-Rooter name in Greensboro, NC. The results of operations of these businesses are included in our results of operations from the date of acquisition. The purchase price allocations for the 2005 business combinations are preliminary and will be finalized during 2006.

     On February 24, 2004, we completed the acquisition of the 63% of VITAS common stock we did not previously own for cash consideration of $323.8 million. The total investment in VITAS, including $3.1 million of acquisition expenses and our $18.0 million prior investment in VITAS, was $366.2 million. We have completed the purchase price allocation and the excess of the purchase price over the fair value of the net assets acquired in purchase business combinations is classified as goodwill.

Chemed Corporation and Subsidiary Companies

     A summary of net assets acquired in the VITAS transaction follows (in thousands):

Cash and cash equivalents           $ 24,377
Accounts receivable, net              49,762
Current deferred income taxes         13,449
Prepaid income taxes                  13,399
Other current assets                  25,299
Property and equipment                19,073
VITAS trade name                      51,300
Referral network                      20,900
Covenants not to compete               7,600
Goodwill                             306,298
Other assets                          10,401
Accounts payable                     (40,554)
Current portion of long-term debt     (7,940)
Accrued expenses                     (43,169)
Long-term debt                       (59,571)
Deferred income taxes                (21,171)
Other liabilities                     (3,259)
                                    --------
   Total net assets                  366,194
Less: prior investment in VITAS      (18,032)
Less-cash and cash equivalents
   acquired                          (24,377)
                                    --------
   Net cash used                    $323,785
                                    ========

     We began including the consolidated VITAS results of operations in our financial statements as of February 24, 2004.

     To fund the acquisition and retire VITAS' and our long-term debt, we completed the following transactions on February 24, 2004:

          - We borrowed $75.0 million under a new $135 million revolving credit/term loan agreement at an initial weighted average interest rate of 4.5%.

          - We sold 4 million shares of our capital stock in a private placement at a price of $25 per share, before expenses.

          - We issued $110 million principal amount of floating rate senior secured notes due February 2010 at an initial interest rate of 4.88%.

          - We issued $150 million principal amount of 8.75% fixed rate senior notes due February 2011.

          - We incurred estimated financing and transaction fees and expenses of approximately $19.3 million.

     During 2004, we completed two business combinations within the Roto-Rooter segment and two within the VITAS segment for an aggregate purchase price of $20.9 million in cash. The VITAS businesses acquired provide hospice services in the Phoenix, AZ and the Atlanta, GA areas, and the Roto-Rooter businesses acquired provide drain cleaning and plumbing services using the Roto-Rooter name in Harrisburg, PA and Spokane, WA. The results of operations of all of these businesses are included in our results of operations from the date of acquisition.

     The purchase price allocation for the Phoenix, AZ hospice business was completed in the fourth quarter of 2005. In connection with the final purchase price allocation, an identifiable, definite-lived intangible asset of $2.9 million for the referral network acquired was recorded. The referral network acquired will be amortized on an accelerated basis over a nine year estimated useful life. A liability of $2.4 million was recorded based on the most recent estimate related to the Medicare cap liability for the 2005 measurement period, as further described in Note 1.

     The excess of the purchase price over the fair value of the net assets acquired in purchase business combinations is classified as goodwill. The purchase price of all businesses (except VITAS) acquired during the year indicated has been

Chemed Corporation and Subsidiary Companies

allocated as follows (in thousands)(2005 is preliminary):

                                    For the Years Ended December 31,
                                    --------------------------------
                                        2005      2004     2003
                                       ------   -------   ------
Working capital                        $   --   $    --   $ (114)
Identifiable intangible assets          2,870        --       --
Goodwill                                  911    20,950    4,246
Other assets and liabilities-net        2,426        (8)    (282)
                                       ------   -------   ------
   Total net assets                    $6,207   $20,942   $3,850
                                       ======   =======   ======

     Approximately $20.9 million of the goodwill related to the VITAS acquisition and all of the goodwill related to business combinations completed in 2005, 2004 and 2003 is expected to be deductible for income tax purposes.

     The unaudited pro forma results of operations, assuming purchase business combinations completed in 2005 and 2004 were completed on January 1, 2004 are presented below (in thousands, except per share data):

                             For the Years Ended December 31,
                             --------------------------------
                                      2005       2004
                                    --------   --------
Service revenues and sales          $927,170   $820,315
Net income                            35,854     34,508
Earnings per share                      1.40       1.43
Diluted earnings per share              1.36       1.40

8.   OTHER INCOME--NET

     Other income--net from continuing operations comprises the following (in thousands):

                                               For the Years Ended December 31,
                                               --------------------------------
                                                    2005     2004      2003
                                                   ------   ------   -------
Interest income                                    $2,210   $1,874   $ 2,423
Market value gains on trading investments of
   employee benefit trusts                            863    1,859     1,580
Loss on disposal of property and equipment           (131)    (350)     (253)
Dividend income                                        --       --     1,540
Gains on sales and redemption of investments           --       --     5,390
Other - net                                           192       86       169
                                                   ------   ------   -------
   Total other income - net                        $3,134   $3,469   $10,849
                                                   ======   ======   =======

Chemed Corporation and Subsidiary Companies

9.   INCOME TAXES

     The provision for income taxes comprises the following (in thousands):

                                            For the Years Ended December 31,
                                            --------------------------------
                                                2005       2004       2003
                                              --------   --------   -------
Continuing Operations:
   Current
      U.S. federal                            $ 21,155   $  7,065   $ 3,611
      U.S. state and local                       1,586      1,214     1,102
      Foreign                                      519        515       253
   Deferred
      U.S. federal, state and local             (3,578)     5,093     1,230
      Foreign                                     (104)       (91)      (16)
                                              --------   --------   -------
         Total                                $ 19,578   $ 13,796   $ 6,180
                                              ========   ========   =======
Discontinued Operations:
   Current U.S. federal                       $(14,452)  $ (2,373)  $  (442)
   Current U.S. state and local                 (1,036)       (60)       77
   Deferred U.S. federal, state and local       15,519    (12,104)   (1,031)
                                              --------   --------   -------
         Total                                $     31   $(14,537)  $(1,396)
                                              ========   ========   =======

     A summary of the significant temporary differences for continuing operations that give rise to deferred income tax assets/(liabilities) follows (in thousands):

                                                                December 31,
                                                            -------------------
                                                              2005       2004
                                                            --------   --------
Accrued liabilities                                         $ 34,661   $ 40,683
Allowance for uncollectible accounts receivable                2,952      2,715
State net operating loss carryforwards                         1,878      2,671
Deferred financing costs                                         856      1,225
Other                                                          1,671      1,672
                                                            --------   --------
   Deferred income tax assets                                 42,018     48,966
   Valuation allowance                                            --     (1,403)
                                                            --------   --------
   Deferred income tax assets, net of valuation allowance     42,018     47,563
                                                            --------   --------

Amortization of intangible assets                            (26,357)   (23,172)
Accelerated tax depreciation                                  (8,425)    (6,746)
Current assets                                                (1,832)    (1,906)
Other                                                           (518)      (949)
                                                            --------   --------
   Deferred income tax liabilities                           (37,132)   (32,773)
                                                            --------   --------
   Net deferred income tax assets                           $  4,886   $ 14,790
                                                            ========   ========

     Included in other assets at December 31, 2005, are deferred income tax assets of $499,000 (December 31, 2004--$354,000). At December 31, 2005 and 2004,
state net operating loss carryforwards were $39.6 million and $36.1 million, respectively. These net operating losses will expire, in varying amounts, between 2009 and 2025. Deferred income tax assets as of December 31, 2004 were reduced by a valuation allowance comprising 100% of the potential deferred tax benefits on net operating losses relating to the State of Ohio. As a result of the enactment of the Ohio CAT, which will preclude us from utilizing State of Ohio net operating losses, the deferred tax asset and related valuation allowance for the State of Ohio net operating losses were reversed as of December 31, 2005. Based on our history of operating earnings, we have determined that our operating income will, more likely than not, be sufficient to ensure realization of our deferred income tax assets, net of the valuation allowance. We believe no net operating losses will be lost due to the continuity of business requirement.

Chemed Corporation and Subsidiary Companies

     The difference between the actual income tax provision for continuing operations and the income tax provision calculated at the statutory U.S. federal tax rate is explained as follows (in thousands):

                                                                  For the Years Ended December 31,
                                                                  --------------------------------
                                                                       2005      2004     2003
                                                                     -------   -------   ------
Income tax provision calculated using the statutory rate of 35%      $20,049   $12,980   $5,756
State and local income taxes, less federal income tax effect           2,139     2,511      717
Tax accrual adjustments                                               (2,403)   (2,009)     102
Domestic dividend exclusion                                               --        --     (441)
Other--net                                                              (207)      314       46
                                                                     -------   -------   ------
   Income tax provision                                              $19,578   $13,796   $6,180
                                                                     =======   =======   ======
   Effective tax rate                                                   34.2%     37.2%    37.6%
                                                                     =======   =======   ======

     Income tax benefits attributable to the exercise of non-qualified employee stock options were $10.8 million during the year ended December 31, 2005 (2004--$1.9 million; 2003--$960,000) and were credited directly to additional paid-in capital.

     Income taxes included in the components of other comprehensive income/(loss) are as follows (in thousands):

                              For the Years Ended December 31,
                              --------------------------------
                                    2005   2004     2003
                                    ----   ----   -------
Unrealized holding losses            $--    $--   $  (180)
Reclassification adjustment           --     --    (2,039)

     Summarized below are the total amounts of income taxes paid/(refunded) during the years ended December 31 (in thousands):

2005   $  9,923
2004    (13,131)
2003      2,715

     Provision has not been made for additional taxes on $35.1 million of undistributed earnings of our domestic subsidiaries. Should we elect to sell our interest in all of these businesses rather than to effect a tax-free liquidation, additional taxes amounting to approximately $12.8 million would be incurred based on current income tax rates.

10.  CASH OVERDRAFTS AND CASH EQUIVALENTS

     Included in accounts payable are cash overdrafts of $8.0 million and $1.3 million as of December 31, 2005 and 2004, respectively.

     Included in cash and cash equivalents at December 31, 2005, are cash equivalents in the amount of $53.2 million (2004-$63.0 million). The cash equivalents at both dates consist of investments in various money market funds and repurchase agreements yielding interest at a weighted average rate of 4.1% in 2005 and 2.0% in 2004.

     From time to time throughout the year, we invest our excess cash in repurchase agreements directly with major commercial banks. We do not physically hold the collateral, but the term of such repurchase agreements is less than 10 days. Investments of significant amounts are spread among a number of banks, and the amounts invested in each bank are varied constantly.

Chemed Corporation and Subsidiary Companies

11. PROPERTIES AND EQUIPMENT

     A summary of properties and equipment follows (in thousands):

                                        December 31,
                                    -------------------
                                      2005       2004
                                    --------   --------
Land                                $  1,713   $  1,713
Buildings                             22,997     20,803
Transportation equipment              12,696     13,114
Machinery and equipment               40,452     36,290
Computer software                     19,568     17,050
Furniture and fixtures                26,407     17,201
Projects under development             8,271      3,122
                                    --------   --------
   Total properties and equipment    132,104    109,293
Less accumulated depreciation        (66,655)   (53,497)
                                    --------   --------
   Net properties and equipment     $ 65,449   $ 55,796
                                    ========   ========

12. LONG-TERM DEBT AND LINES OF CREDIT

     A summary of our long-term debt follows (in thousands):

                                              December 31,
                                          -------------------
                                            2005       2004
                                          --------   --------
Fixed rate notes due 2011                 $150,000   $150,000
Floating rate notes due 2010                    --    110,000
Term loan due 2005 - 2009                   84,363     30,487
Other                                          740      1,208
                                          --------   --------
   Subtotal                                235,103    291,695
Less current portion                        (1,045)   (12,185)
                                          --------   --------
   Long-term debt, less current portion   $234,058   $279,510
                                          ========   ========

     The average interest rate for our long-term debt was 7.5% and 7.0% for the years ended December 31, 2005 and 2004, respectively.

2005 CREDIT FACILITY

     In February 2005, we amended our bank credit facility with JPMorgan Chase Bank. The Amended and Restated Credit Agreement ("ARCA") provides for an increase in the term loan ("TL") from $35 million to $85 million at a current rate of LIBOR plus 2.0% and an increase of the revolving credit facility ("RCF") from $100 million to $175 million at a current rate of LIBOR plus 2.5%. The TL has 21 quarterly principal payments of $212,500, beginning on June 30, 2005, with the balance due August 24, 2010. The RCF has a termination date of February 24, 2010. Commitment fees include an annual fee of $100,000 plus a fee of .375% per annum of the unused RCF, payable quarterly.

     Loans under the ARCA are collateralized by substantially all of our assets. Should we generate excess cash flow ("ECF") during a year, as defined in ARCA, an additional principal payment must be made. Generally, ECF represents the excess of Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") less net working capital requirements, less income taxes paid, less capital expenditures, less interest expense, less principal payments on the TL, less cash used for acquisitions and less cash dividends paid. Based on our results as of and for the year ended December 31, 2005 and 2004, no additional term loan payments have been required.

     Also in February 2005, we used proceeds from borrowings under the ARCA ($85 million TL and $3.5 million RCF) plus $54.4 million of our cash balances to retire our previous term loan ($30.5 million), to redeem the entire $110 million aggregate principal amount of our Floating Rate Notes due 2010, to pay $1.1 million prepayment penalty for the Floating Rate Notes and to pay $1.4 million of fees for the ARCA.

Chemed Corporation and Subsidiary Companies

2004 CREDIT AGREEMENTS

     On February 24, 2004, in conjunction with our acquisition of the VITAS shares not previously owned, we retired our senior notes due 2005 through 2009 and canceled our revolving credit agreement with Bank One, N.A. ("Bank One"). To fund this acquisition and retire the Senior Notes, we issued 4 million shares of capital stock in a private placement and borrowed $335 million as follows:

          - $150 million from the issuance of privately placed 8.75% senior notes ("Fixed Rate Notes") due 2011. Semiannual interest payments began in August 2004 and payment of unpaid principal and interest will be due February 2011. The Fixed Rate Notes are unsecured and are effectively subordinated to our secured indebtedness. In the second quarter of 2004, we filed a registration statement covering up to $150 million principal amount of new 8.75% senior notes due 2011 ("New Fixed Rate Notes"). Except for the lack of transfer restrictions, the terms of the New Fixed Rate Notes are substantially identical to those of the Fixed Rate Notes. Pursuant to our exchange offer, all holders of the Fixed Rate Notes exchanged their notes for like principal amounts of the New Fixed Rate Notes.

               Prior to February 24, 2007, up to a maximum of 35% of the principal of the New Fixed Rate Notes may be redeemed under specified circumstances at a price of 108.75% plus accrued interest. After February 24, 2007, the New Fixed Rate Notes may be redeemed, in whole or in part, at redemption prices ranging from 104.375% (beginning on February 24, 2007) to 100% (beginning on February 24, 2010) plus accrued interest.

          - $110 million from the issuance of privately placed floating rate senior secured notes ("Floating Rate Notes") due 2010 which were redeemed in 2005.

          - $75 million drawn down under a $135 million secured revolving credit/term loan facility ("2004 Credit Facility") with JPMorgan Chase Bank. The facility comprised a $35 million term loan and $100 million revolving credit facility, including up to $40 million in letters of credit. This facility was replaced in 2005 with the ARCA.

OTHER

     Other long-term debt has arisen from loans in connection with acquisitions of various businesses and properties. Interest rates range from 5% to 8%, and the obligations are due on various dates through December 2009.

     The following is a schedule by year of required long-term debt payments as of December 31, 2005 (in thousands):

2006                      $  1,045
2007                         1,058
2008                         1,009
2009                         1,016
2010                           862
AFTER 2010                 230,113
                          --------
   TOTAL LONG-TERM DEBT   $235,103
                          ========

     Summarized below are the total amounts of interest paid during the years ended December 31 (in thousands):

2005   $20,368
2004    17,255
2003     3,197

     During 2005 and 2004, interest totaling $380,000 and $72,000, respectively, was capitalized. No interest was capitalized during the year ended December 31, 2003.

DEBT COVENANTS

     Collectively, the ARCA and the New Fixed Rate Notes provide for affirmative and restrictive covenants including, without limitation, requirements or restrictions (subject to exceptions) related to the following:

     -    use of proceeds of loans,

     - restricted payments, including payments of dividends and retirement of stock (permitting $.24 per share dividends so long as the aggregate amount of dividends in any fiscal year does not exceed $7.0 million), with exceptions for existing employee benefit plans and stock option plans,

Chemed Corporation and Subsidiary Companies

     -    mergers and dissolutions,

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

     In addition, the credit agreements provide that the Company will be required to meet minimum net worth requirements, maximum leverage requirements, maximum senior leverage requirements and minimum fixed charge requirements, to be tested quarterly. The ARCA also contains cross-default provisions. We are in compliance with all debt covenants as of December 31, 2005. As of December 31, 2005, we have approximately $147 million of unused lines of credit available and eligible to be drawn down under the RCF.

     In connection with the February 2005 transaction, we recorded a loss on the extinguishment of debt of $4.0 million that comprised a prepayment penalty of $1.1 million on the Floating Rate Notes and the write-off of $2.9 million of unamortized debt issuance costs for the Floating Rate Notes and the previous term loan. In connection with the February 2004 transaction, we incurred a prepayment penalty of $3.3 million on the senior notes.

13. OTHER LIABILITIES

     At December 31, 2005 and 2004, other current liabilities comprised the following (in thousands):

                                        December 31,
                                     -----------------
                                       2005      2004
                                     -------   -------
Accrued incentive compensation       $ 9,719   $ 8,115
Accrued legal settlements             23,108     3,989
Accrued divestiture expenses           3,895     4,232
Accrued savings and retirement
   contribution                        3,243     2,639
Other                                 21,497    23,802
                                     -------   -------
   Total other current liabilities   $61,462   $42,777
                                     =======   =======

     At December 31, 2005 and 2004, the accrual for our estimated liability for potential environmental cleanup and related costs arising from the sale of DuBois amounted to $3.0 million. Of the 2005 balance, $1.1 million is included in other liabilities and $1.9 million is included in other current liabilities. We are contingently liable for additional DuBois-related environmental cleanup and related costs up to a maximum of $16 million. On the basis of a continuing evaluation of the potential liability, we believe it is not probable this additional liability will be paid. Accordingly, no provision for this contingent liability has been recorded. The potential liability is not insured, and the recorded liability does not assume the recovery of insurance proceeds. Also, the environmental liability has not been discounted because it is not possible to reliably project the timing of payments. We believe that any adjustments to our recorded liability will not materially adversely affect our financial position or results of operations.

     At December 31, 2005, our accrual for losses on subleases of office space formerly occupied by DuBois amounted to $388,000 (2004--$1.6 million), all of which is included in other current liabilities. The accrual is based on the expectation that space currently unoccupied will not be sublet during the remainder of the lease term, which ends April 2006.

Chemed Corporation and Subsidiary Companies

14.  PENSION AND RETIREMENT PLANS

     Retirement obligations under various plans cover substantially all full-time employees who meet age and/or service eligibility requirements. The major plans providing retirement benefits to our employees are defined contribution plans.

     We established two employee stock ownership plans ("ESOPs") that purchased a total of $56.0 million of our capital stock. In December 1997, we restructured the ESOP loans and internally financed $16.2 million of the $21.8 million ESOP loans outstanding at December 31, 1997. Substantially all eligible employees of the Roto-Rooter segment and the Corporate Office participate in the ESOPs. Eligible employees are also covered by other defined contribution plans.

     Expenses charged to continuing operations for our retirement and profit-sharing plans, ESOPs, excess benefit plans and other similar plans comprise the following (in thousands):

                             For the Years Ended December 31,
                             --------------------------------
                                   2005     2004     2003
                                 -------   ------   ------
Compensation cost of ESOPs       $ 1,324   $1,811   $1,138
Pension, profit-sharing
   and other similar plans         9,004    5,639    3,674
                                 -------   ------   ------
   Total                         $10,328   $7,450   $4,812
                                 =======   ======   ======
Dividends on ESOP shares
   used for debt service         $   122   $  129   $  138
                                 =======   ======   ======

     At December 31, 2005, there were 502,036 allocated shares (2004--487,434 shares) and no unallocated shares (2004--37,216 shares) in the ESOP trusts. As all shares have been allocated as of December 31, 2005, the ESOP trusts will be terminated and participant balances transferred to the retirement plan in the first quarter of 2006.

     We have excess benefit plans for key employees whose participation in the qualified plans is limited by U.S. Employee Retirement Income Security Act requirements. Benefits are determined based on theoretical participation in the qualified ESOPs. Prior to September 1, 1998, the value of these benefits was invested in shares of our stock and in mutual funds, which were held by grantor trusts. Currently, benefits are only invested in mutual funds, and participants are not permitted to diversify accumulated benefits in shares of our stock. Trust assets invested in shares of our stock are included in treasury stock, and the corresponding liability is included in a separate component of shareholders' equity. At December 31, 2005, these trusts held 133,870 shares or $2.4 million of our stock (December 31, 2004--136,626 shares or $2.4 million). The diversified assets of our excess benefit and deferred compensation plans, all of which are invested in either company-owned life insurance or various mutual funds, totaled $21.1 million at December 31, 2005 (December 31, 2004--$18.3 million).

15.  LEASE ARRANGEMENTS

     We have operating leases that cover our corporate office headquarters, various warehouse and office facilities, office equipment and transportation equipment. The remaining terms of these leases range from one year to 14 years, and in most cases, we expect that these leases will be renewed or replaced by other leases in the normal course of business. We have no significant capital leases as of December 31, 2005 or 2004.

     The following is a summary of future minimum rental payments and sublease rentals to be received under operating leases that have initial or remaining noncancelable terms in excess of one year at December 31, 2005 (in thousands):

2006                               $17,360
2007                                13,514
2008                                10,426
2009                                 8,978
2010                                 4,702
AFTER 2010                           9,447
                                   -------
   TOTAL MINIMUM RENTAL PAYMENTS    64,427
LESS: MINIMUM SUBLEASE RENTALS        (351)
                                   -------
   NET MINIMUM RENTAL PAYMENTS     $64,076
                                   =======

Chemed Corporation and Subsidiary Companies

     Total rental expense incurred under operating leases for continuing operations follows (in thousands):

                        For the Years Ended December 31,
                        --------------------------------
                            2005      2004      2003
                          -------   -------   -------
Total rental payments     $17,027   $13,569   $ 5,776
Less sublease rentals      (1,659)   (1,640)   (1,603)
                          -------   -------   -------
   Net rental expense     $15,368   $11,929   $ 4,173
                          =======   =======   =======

16.  FINANCIAL INSTRUMENTS

     The following methods and assumptions are used in estimating the fair value of each class of our financial instruments:

     - For cash and cash equivalents, accounts receivable and accounts payable, the carrying amount is a reasonable estimate of fair value because of the liquidity and short-term nature of these instruments.

     - The carrying values of our investment in the Patient Care warrant and the Note receivable due from Patient Care are considered to be the best indicator of fair value available at the present time. Patient Care is privately held and we have been able to obtain only minimal current financial data since February 2004. In addition, we are currently in litigation with Patient Care over the collection of other amounts due us. Patient Care is current on its payments of interest on its note payable to us. Nonetheless, when additional information becomes available such data could indicate the fair value of these investments is less than their respective carrying values. It is also possible that such decline could be considered other than temporary. In those circumstances, a write down to fair value would be required.

     - For long-term debt, we calculated the fair value based either on market quotations received from financial institutions or discounted cash flow analysis.

     The estimated fair values of our financial instruments are as follows (in thousands):

                                                       December 31,
                                        -----------------------------------------
                                                2005                  2004
                                        -------------------   -------------------
                                        CARRYING     FAIR     Carrying     Fair
                                         AMOUNT      VALUE     Amount      Value
                                        --------   --------   --------   --------
Other investments--
   Investment in Patient Care warrant   $  1,445   $  1,445   $  1,445   $  1,445
   Note receivable                        12,500     12,500     12,500     12,500
                                        --------   --------   --------   --------
      Total other investments           $ 13,945   $ 13,945   $ 13,945   $ 13,945
                                        ========   ========   ========   ========
Long-term debt                          $235,103   $244,091   $291,695   $306,328

     The chart below summarizes information with respect to available-for-sale securities sold during the year ended December 31, 2003 (in thousands):

Proceeds from redemption and sales   $31,763
Gross realized gains                   7,157
Gross realized losses                  1,767

     There were no available for sale securities sold during the years ended December 31, 2005 or 2004.

Chemed Corporation and Subsidiary Companies

17.  EARNINGS/(LOSS) PER SHARE

     The computation of earnings/(loss) per share follows:

                                Income from Continuing Operations         Net Income/(Loss)
                                ---------------------------------   ----------------------------
                                                       Income                           Income
                                    Income   Shares   Per Share      Income   Shares   Per Share
                                   -------   ------   ---------     -------   ------   ---------
2005
   Earnings                        $37,705   25,552     $1.48       $35,817   25,552    $ 1.40
                                                        =====                           ======
   Dilutive stock options               --      666                      --      666
   Nonvested stock awards               --       81                      --       81
                                   -------   ------                 -------   ------
      Diluted earnings             $37,705   26,299     $1.43       $35,817   26,299    $ 1.36
                                   =======   ======     =====       =======   ======    ======
2004
   Earnings                        $19,186   24,120     $0.80       $27,512   24,120    $ 1.14
                                                        =====                           ======
   Dilutive stock options               --      502                      --      502
   Nonvested stock awards               --       14                      --       14
                                   -------   ------                 -------   ------
      Diluted earnings             $19,186   24,636     $0.78       $27,512   24,636    $ 1.12
                                   =======   ======     =====       =======   ======    ======
2003
   Earnings/(loss)                 $11,188   19,848     $0.56       $(3,435)  19,848    $(0.17)
                                                        =====                           ======
   Dilutive stock options               --       60                      --       60
                                   -------   ------                 -------   ------
      Diluted earnings/(loss)      $11,188   19,908     $0.56       $(3,435)  19,908    $(0.17)
                                   =======   ======     =====       =======   ======    ======

     The impact of the CJSDs was excluded from the above computations in 2004 and 2003 because it was antidilutive to earnings per share for all periods. All of the remaining CJSDs were either converted or retired as of May 18, 2004. The debentures were convertible into an average of 274,000 shares for the year ended December 31, 2004 (2003--766,000).

     During 2003, certain stock options, whose exercise prices were greater than the average market price during most of the year, were excluded from the computation of diluted earnings per share. Those options comprise the following:

             Exercise   Number of
Grant Date    Price       Shares
----------   --------   ---------
May 2002      $18.45      513,600
March 1998     19.57      261,400
May 1996       19.38      235,250
April 1998     20.27       24,000
                        ---------
   Total                1,034,250
                        =========

     During 2005 and 2004, there were no options outstanding whose exercise price exceeded the average market price for the year.

18.  STOCK INCENTIVE PLANS

     We have eight Stock Incentive Plans under which 7,700,000 shares of our stock are issued to key employees pursuant to the grant of stock awards and/or options to purchase such shares. All options granted under these plans provide for a purchase price equal to the market value of the stock at the date of grant. The latest plan, covering a total of 1,400,000 shares, was adopted in May 2004.

     The stock option plans are not qualified, restricted or incentive stock option plans under the Internal Revenue Code. Options granted under these plans prior to 2004 generally become exercisable in four annual installments commencing six months after the date of grant. Options granted in 2004 generally become exercisable in full six months after the date of grant. As discussed in
Note 1, options granted in 2005 became immediately exercisable along with any other unvested options. Under one plan, originally adopted in 1999, up to 500,000 shares may be issued to employees who are not our officers or directors.

Chemed Corporation and Subsidiary Companies

     Data relating to our stock issued to employees is as follows:

                                        2005                    2004                   2003
                                ---------------------   --------------------   --------------------
                                  NUMBER     WEIGHTED     Number    Weighted     Number    Weighted
                                    OF        AVERAGE       of       Average       of       Average
                                  SHARES       PRICE      Shares      Price      Shares      Price
                                ----------   --------   ---------   --------   ---------   --------
Stock options:
   Outstanding at January 1      2,662,804    $19.34    2,345,730    $17.96    2,487,200    $17.75
   Granted                         346,600     38.11      803,068     22.32      482,200     17.93
   Exercised                    (1,243,571)    18.67     (463,994)    17.63     (490,368)    16.55
   Forfeited                       (24,000)    17.97      (22,000)    17.76         (600)    14.28
   Expired                              --        --           --        --     (132,702)    19.12
                                ----------              ---------              ---------
   Outstanding at December 31    1,741,833     23.57    2,662,804     19.34    2,345,730     17.96
                                ==========              =========              =========
   Exercisable at December 31    1,741,833     23.57    2,295,322     19.53    1,720,374     17.90
                                ==========              =========              =========
Stock awards issued                147,619     43.27      296,712     26.38        9,212     17.36
                                ==========              =========              =========

     Options outstanding at December 31, 2005, comprise the following:

                                                      Range of Exercise Prices
                                                -----------------------------------
                                                $16.10 to $21.78   $25.39 to $41.55
                                                ----------------   ----------------
Options outstanding                               1,331,233           410,600
Average exercise price of options outstanding    $    19.63          $  36.32
Average contractual life                                6.2 yrs.          9.1 yrs.
Options exercisable                               1,331,233           410,600
Average exercise price of options exercisable    $    19.63          $  36.32

     There were 138,623 shares available for granting of stock options and awards at December 31, 2005.

     In March 2005, the Board of Directors approved immediate vesting of all unvested stock options to avoid recognizing approximately $951,000 of pretax expense that would have been charged to income under SFAS No. 123R. The $215,000 pretax charge for accelerating the vesting of these options is included in operating income for the year ended December 31, 2005.

     Total compensation cost recognized for stock awards for continuing operations was $5.7 million in 2005 (2004--$6.0 million; 2003--$147,000). The shares of stock were issued to key employees and directors at no cost and generally are restricted as to the transfer of ownership.

     During 1999, we purchased 203,000 shares of our stock in open-market transactions and sold these shares to certain employees at fair market value in exchange for interest-bearing recourse notes secured by the shares. Interest rates on these notes are set at the beginning of each year based on rates used by the Internal Revenue Service for demand loans (2.81% for 2005; 1.70% for 2004; and 1.80% for 2003).

     The notes receivable have no maturity date but become immediately due and payable at our option upon the occurrence of any of the following: (a) we, as noteholder, deem ourselves inadequately secured, (b) the death, insolvency, assignment for the benefit of creditors, or the commencement of any bankruptcy or insolvency proceedings of, or against, the employee, (c) any attempted transfer by the employee of the shares of stock purchased by the employee with the notes, or (d) termination of employment. The terms of the notes receivable place restrictions upon the sale of the underlying shares of stock, but the shares of stock are not physically restricted from sale. Should we demand payment of the notes and the value of the underlying shares is insufficient to satisfy the remaining liability, the employee would be required to pay us the difference in cash.

Chemed Corporation and Subsidiary Companies

     Activity in the notes receivable accounts, which are presented as a reduction of stockholders' equity in the consolidated balance sheet, is summarized below (in thousands):

Balance at December 31, 2002   $ 952
Accrual of interest               16
Cash payments                    (11)
Value of shares surrendered      (23)
                               -----
Balance at December 31, 2003     934
Accrual of interest               10
Cash payments                   (391)
Value of shares surrendered       (9)
                               -----
BALANCE AT DECEMBER 31, 2004     544
ACCRUAL OF INTEREST               15
VALUE OF SHARES SURRENDERED      (10)
                               -----
BALANCE AT DECEMBER 31, 2005   $ 549
                               =====

     Shares surrendered in payment of notes receivable are valued at their fair market value on the date of surrender.

19. EXECUTIVE LONG-TERM INCENTIVE PLAN

     In May 2002, our shareholders approved the adoption of the LTIP covering our officers and key employees. The LTIP is administered by the Compensation/Incentive Committee ("CIC") of the Board of Directors and was adopted to replace the restricted stock program, which was terminated at the end of 2001. Based on guidelines established by the CIC, the LTIP covers the granting of cash and stock awards based on two independent elements: 1) a totally discretionary award based on our operating performance covering a period greater than one year and less than four years and 2) an award based on the attainment of a target stock price of $25 per share during 10 consecutive trading days prior to the fourth anniversary of the plan.

     During January 2004, the price of our stock exceeded $25 per share for more than 10 consecutive trading days. In February 2004, the CIC approved a payout under the LTIP in the aggregate amount of $7.8 million ($2.8 million in cash and 169,266 shares of capital stock). The pretax expense of this award, including payroll taxes and benefit costs, totaled $9.1 million. Of this amount, $8.8 million relates to continuing operations and is included in other expenses for 2004 ($5.4 million aftertax).

     During June 2004, the CIC approved guidelines covering the establishment of a pool of 250,000 capital shares ("2004 LTIP Pool") to be distributed to eligible members of management upon attainment of the following hurdles during the period January 1, 2004 through December 31, 2007:

     - 88,000 shares will be awarded if our cumulative pro forma adjusted EBITDA (including the results of VITAS beginning January 1, 2004) reaches $365 million within the four-year period.

     - 88,000 shares will be awarded if our stock price reaches the following hurdles during any 30 trading days out of any 60-trading-day period during the four-year period:

          -    22,000 shares for a stock price of $35.00.

          -    an additional 33,000 shares for a stock price of $38.75.

          -    an additional 33,000 shares for a stock price of $42.50.

     - 44,000 shares represent a retention element, subject to a four-year, time-based vesting.

     -    30,000 shares may be awarded at the discretion of the CIC.

     On June 22, 2004, the CIC awarded 44,000 restricted shares of stock to key employees under the retention component of the 2004 LTIP Pool. These shares vest on December 31, 2007, for all participants still employed by us. The total cost of these awards is $1.1 million, based on the fair value of the stock on June 22, 2004. Of this amount, $1.0 million relates to continuing operations and is being amortized on a straight-line basis over the 42-month period ending December 31, 2007.

     During the first quarter of 2005, the price of our stock exceeded $35 per share for 30 trading days, fulfilling one of the performance targets set forth in the LTIP. On March 11, 2005, the CIC approved a payout of 25,000 shares of capital stock under the LTIP. The pretax expense of this award from continuing operations, including payroll taxes and benefit costs, was $1.1 million ($695,000 aftertax).

     During the second quarter of 2005, the price of our stock exceeded $38.75 per share for 30 trading days, fulfilling one of the performance targets set forth in the LTIP. On July 11, 2005, the CIC approved a payout of 37,500 shares of

Chemed Corporation and Subsidiary Companies

capital stock under the LTIP. The pretax expense of this award from continuing operations, including payroll taxes and benefit costs, was $1.8 million ($1.2 million aftertax).

     During the fourth quarter of 2005, the price of our stock exceeded $42.50 per share for 30 trading days, fulfilling one of the performance requirements set forth in the LTIP. On December 2, 2005, the CIC approved a payout of 43,500 shares of capital stock under the LTIP. The pretax expense of this award from continuing operations, including payroll taxes and benefit costs, was $2.5 million ($1.6 million aftertax).

     As of December 31, 2005, no accrual for the cost of possible awards under the remaining components of the 2004 LTIP Pool was made since it was not probable at that time any of the awards would be earned and paid. As of December 31, 2005, a total of 100,000 shares may be earned under the EBITDA and contingent hurdles of the 2004 LTIP pool.

20. CONVERTIBLE JUNIOR SUBORDINATED DEBENTURES

     Effective February 1, 2000, we completed an Exchange Offer whereby stockholders exchanged 1,151,006 shares of capital stock for shares of Preferred Securities of the wholly owned Chemed Capital Trust ("CCT") on a one-for-one basis.

     On April 7, 2004, we announced the call of all Preferred Securities outstanding as of May 18, 2004, at face value ($27.00 per security) plus accrued dividends ($.35 per security). As a result, during the second quarter of 2004, 417,256 Preferred Securities were redeemed for 609,194 shares of stock and 101,282 Preferred Securities were redeemed for $2.7 million in cash. As a result, at December 31, 2004, there are no CJSDs or Preferred Securities outstanding.

     The number of Preferred Securities purchased and converted and shares of capital stock issued upon conversion are summarized below:

                                          For the Years
                                              Ended
                                           December 31,
                                         ---------------
                                           2004     2003
                                         -------   -----
Preferred Securities purchased           101,282      --
Preferred Securities converted           422,002   2,229
Shares of Capital Stock issued upon
   conversion of Preferred Securities    615,958   3,252

21. LOANS RECEIVABLE FROM INDEPENDENT CONTRACTORS

     At December 31, 2005, we had contractual arrangements with 59 independent contractors to provide plumbing repair and drain cleaning services under sublicensing agreements using the Roto-Rooter name in lesser-populated areas of the United States and Canada. The arrangements give the independent contractors the right to conduct a plumbing and drain cleaning business using the Roto-Rooter name in a specified territory in exchange for a royalty based on a percentage of cash labor sales, generally approximately 40%. We also pay for yellow pages advertising in these areas, provide certain capital equipment and provide operating manuals to be used as guidelines for operating a plumbing and drain cleaning business. The contracts are generally cancelable upon 90 days' written notice (without cause) or upon a few days' notice (with cause). The independent contractors are responsible for running the businesses as they believe best.

     Our maximum exposure to loss from arrangements with our independent contractors at December 31, 2005, is approximately $2.6 million ($2.8 million at December 31, 2004). The exposure to loss is mainly the result of loans given to the independent contractors. In most cases, these loans are partially secured by equipment owned by the independent contractor. The interest rates on the loans range from zero to 8% per annum, and the remaining terms of the loans range from
2.5 months to 5.5 years at December 31, 2005. During 2005, we recorded revenues of $18.1 million (2004--$16.4 million; 2003--$14.1 million) and pretax profits of $6.0 million (2004--$5.1 million; 2003--$4.4 million) from all of our independent contractors.

22. LITIGATION

     We are party to a class action lawsuit filed in the Third Judicial Circuit Court of Madison County, Illinois in June of 2000 by Robert Harris, alleging certain Roto-Rooter plumbing was performed by unlicensed employees. We contest these allegations and believe them without merit. Plaintiff moved for certification of a class of customers in 32 states who allegedly paid for plumbing work performed by unlicensed employees. Plaintiff also moved for partial summary judgment on grounds the licensed apprentice plumber who installed his faucet did not work under the direct personal supervision of a licensed master plumber. On June 19, 2002, the trial judge certified an Illinois-only plaintiffs class and granted summary judgment for the named party Plaintiff on the issue of liability, finding violation of the Illinois Plumbing License Act and the Illinois Consumer Fraud Act through Roto-Rooter's representation of the licensed apprentice as a plumber. The court has not ruled on certification of a class in the remaining 31 states. In December 2004, we reached a resolution of this matter

Chemed Corporation and Subsidiary Companies

with the Plaintiff. This proposed settlement has been preliminarily approved by the court. We expect the parties to request final approval during 2006. We accrued $3.1 million in 2004 as the anticipated cost of settling this litigation.

     Like other large California employers, our VITAS subsidiary faces allegations of purported class-wide wage and hour violations. It is party to a class action lawsuit filed in the Superior Court of California, Los Angeles County, in April of 2004 by Ann Marie Costa, Ana Jimenez, Mariea Ruteaya and Gracetta Wilson. This case alleges failure to pay overtime wages for hours worked "off the clock" on administrative tasks, including voicemail retrieval, time entry, travel to and from work, and pager response. This case also alleges VITAS failed to provide meal and break periods to a purported class of California nurses, home health aides and licensed clinical social workers. The case also seeks payment of penalties, interest, and Plaintiffs' attorney fees. VITAS contested these allegations.

     Plaintiff moved for class certification, and VITAS opposed this motion. We have reached an agreement, which is subject to court approval, with the Plaintiff class in order to avoid the uncertainty of litigation and the diversion of resources and personnel resulting from the litigation. In connection with our acquisition of VITAS in February 2004, we recorded a liability of $2.3 million on VITAS' opening balance sheet for this case. At that time, this represented our best estimate of our exposure in the matter. As a result of the tentative resolution, we recorded a pretax charge of $17.4 million ($10.8 million aftertax), representing the portion of this settlement not accounted for on Vitas' opening balance sheet. These amounts are inclusive of Plaintiffs' class attorneys' fees and the costs of settlement administration.

     In the normal course of business, we are a party to various claims and legal proceedings. We record a reserve for these matters when an adverse outcome is probable and the amount of the potential liability is reasonably estimable.

23.  OIG INVESTIGATION

     On April 7, 2005, we announced the Office of Inspector General ("OIG") for the Department of Health and Human Services served VITAS with civil subpoenas relating to VITAS' alleged failure to appropriately bill Medicare and Medicaid for hospice services. As part of this investigation, the OIG selected medical records for 320 past and current patients from VITAS' three largest programs for review. It also sought policies and procedures dating back to 1998 covering admissions, certifications, recertifications and discharges. During the third quarter of 2005, the OIG requested additional information from us. The U.S. Attorney General has since provided us with a copy of a qui tam complaint filed under seal in U.S. District Court for the Southern District of Florida. The complaint and all filings in the qui tam action remain under seal. We are conferring with the U.S. Attorney regarding our defenses to the complaint allegations. The U.S. Attorney has not decided whether to intervene in the qui tam action. We have incurred pretax expense related to complying with OIG requests of $637,000 for the year ended December 31, 2005.

     The government continues to investigate the complaint's allegations. We are unable to predict the outcome of this matter or the impact, if any, that the investigation may have on the business, results of operations, liquidity or capital resources. Regardless of outcome, responding to the subpoenas can adversely affect us through defense costs, diversion of our time and related publicity.

24.  RELATED PARTY TRANSACTIONS

     In October 2004, VITAS entered into a pharmacy services agreement ("Agreement") with Omnicare, Inc. ("OCR") whereby OCR will provide specified pharmacy services for VITAS and its hospice patients in geographical areas served by both VITAS and OCR. The Agreement has an initial term of three years that renews automatically thereafter for one-year terms. Either party may cancel the Agreement at the end of said term. Under the Agreement, VITAS made purchases of $16.2 million and $344,000 from OCR during 2005 and 2004, respectively.

     Mr. E. L. Hutton is nonexecutive Chairman of the Board and a director of Chemed and of OCR. Mr. Joel F. Gemunder, President and Chief Executive Officer of OCR, Mr. Charles H. Erhart and Ms. Sandra E. Laney are directors of both Chemed and OCR. Mr. Kevin J. McNamara, our President, Chief Executive Officer and director, is a director emeritus of OCR. Nonetheless, we believe that the terms of the Agreement are no less favorable to VITAS than we could negotiate with an unrelated party.

25.  CAPITAL STOCK SPLIT

     On March 11, 2005, the Board of Directors approved a 2-for-1 stock split in the form of a 100% stock dividend to shareholders of record at the close of business on April 22, 2005. The stock split was paid May 11, 2005. Under Delaware law, the par value of the stock remained $1 per share. Prior period share and per share data has been restated to retroactively reflect the impact of the stock split. The shares outstanding and in treasury reflected on the balance sheet prior to May 11, 2005 have not been restated.

UNAUDITED SUMMARY OF QUARTERLY RESULTS

Chemed Corporation and Subsidiary Companies
(in thousands, except per share data)

                                                 FIRST     SECOND      THIRD     FOURTH      TOTAL
FOR THE YEAR ENDED DECEMBER 31, 2005            QUARTER    QUARTER    QUARTER    QUARTER     YEAR
------------------------------------           --------   --------   --------   --------   --------
CONTINUING OPERATIONS
   TOTAL SERVICE REVENUES AND SALES ........   $218,637   $226,309   $233,328   $248,203   $926,477
                                               ========   ========   ========   ========   ========
   GROSS PROFIT ............................   $ 65,685   $ 65,189   $ 68,099   $ 75,663   $274,636
                                               ========   ========   ========   ========   ========
   INCOME FROM OPERATIONS ..................   $ 22,654   $ 22,062   $ 24,472   $ 10,196   $ 79,384
   INTEREST EXPENSE ........................     (5,835)    (5,039)    (5,147)    (5,243)   (21,264)
   LOSS ON EXTINGUISHMENT OF DEBT ..........     (3,971)        --         --         --     (3,971)
   OTHER INCOME--NET .......................        727        600      1,317        490      3,134
                                               --------   --------   --------   --------   --------
      INCOME BEFORE INCOME TAXES ...........     13,575     17,623     20,642      5,443     57,283
   INCOME TAXES ............................     (5,670)    (6,512)    (6,010)    (1,386)   (19,578)
                                               --------   --------   --------   --------   --------
   INCOME FROM CONTINUING OPERATIONS (A) ...      7,905     11,111     14,632      4,057     37,705
DISCONTINUED OPERATIONS ....................        211     (2,226)        --        127     (1,888)
                                               --------   --------   --------   --------   --------
NET INCOME (A) .............................   $  8,116   $  8,885   $ 14,632   $  4,184   $ 35,817
                                               ========   ========   ========   ========   ========
EARNINGS PER SHARE (A)
   INCOME FROM CONTINUING OPERATIONS .......   $   0.31   $   0.44   $   0.57   $   0.16   $   1.48
                                               ========   ========   ========   ========   ========
   NET INCOME ..............................   $   0.32   $   0.35   $   0.57   $   0.16   $   1.40
                                               ========   ========   ========   ========   ========
DILUTED EARNINGS PER SHARE (A)
   INCOME FROM CONTINUING OPERATIONS .......   $   0.31   $   0.42   $   0.55   $   0.15   $   1.43
                                               ========   ========   ========   ========   ========
   NET INCOME ..............................   $   0.31   $   0.34   $   0.55   $   0.16   $   1.36
                                               ========   ========   ========   ========   ========
AVERAGE NUMBER OF SHARES OUTSTANDING
   EARNINGS PER SHARE ......................    25,152     25,489     25,719     25,858     25,552
                                               ========   ========   ========   ========   ========
   DILUTED EARNINGS PER SHARE ..............    25,910     26,214     26,401     26,590     26,299
                                               ========   ========   ========   ========   ========

----------
(A) THE FOLLOWING AMOUNTS ARE INCLUDED IN INCOME FROM CONTINUING OPERATIONS DURING THE RESPECTIVE QUARTER (IN THOUSANDS):

                                                                  FIRST     SECOND    THIRD     FOURTH    TOTAL
                                                                 QUARTER   QUARTER   QUARTER   QUARTER     YEAR
                                                                 -------   -------   -------   -------   -------
PRETAX COST/(BENEFIT):
   LONG-TERM INCENTIVE PLAN PAYOUT                               $ 1,109    $1,837   $    --   $ 2,531   $ 5,477
   PROPOSED SETTLEMENT OF LAWSUIT                                     --        --        --    17,350    17,350
   LEGAL EXPENSES INCURRED IN CONNECTION WITH THE OFFICE
      OF INSPECTOR GENERAL INVESTIGATION                              --       254       310        73       637
   ADJUSTMENT TO CASUALTY INSURANCE RELATED TO PRIOR PERIODS
      EXPERIENCE                                                  (1,663)       --        --        --    (1,663)
   PREPAYMENT PENALTY AND WRITE-OFF OF DEBT ISSUANCE COSTS
      RELATED TO EARLY EXTINGUISHMENT AND REFINANCING OF DEBT      3,971        --        --        --     3,971
   ADJUSTMENT OF TRANSACTION-RELATED EXPENSES
      OF THE VITAS ACQUISITION                                        --      (671)     (130)     (160)     (961)
   COST OF ACCELERATING VESTING OF STOCK OPTIONS                     215        --        --        --       215
                                                                 -------    ------   -------   -------   -------
      TOTAL                                                      $ 3,632    $1,420   $   180   $19,794   $25,026
                                                                 =======    ======   =======   =======   =======
AFTERTAX COST/(BENEFIT):
   LONG-TERM INCENTIVE PLAN PAYOUT                               $   695    $1,152   $    --   $ 1,587   $ 3,434
   PROPOSED SETTLEMENT OF LAWSUIT                                     --        --        --    10,757    10,757
   LEGAL EXPENSES INCURRED IN CONNECTION WITH THE OFFICE
      OF INSPECTOR GENERAL INVESTIGATION                              --       160       192        45       397
   ADJUSTMENT TO CASUALTY INSURANCE RELATED TO PRIOR PERIODS
      EXPERIENCE                                                  (1,014)       --        --        --    (1,014)
   PREPAYMENT PENALTY AND WRITE-OFF OF DEBT ISSUANCE COSTS
      RELATED TO EARLY EXTINGUISHMENT AND REFINANCING OF DEBT      2,523        --        --        --     2,523
   TAX ADJUSTMENTS AND SETTLEMENTS FROM PRIOR YEAR RETURNS            --        --    (1,787)     (174)   (1,961)
   ADJUSTMENT OF TRANSACTION-RELATED EXPENSES
      OF THE VITAS ACQUISITION                                        --      (671)     (130)     (160)     (961)
   COST OF ACCELERATING VESTING OF STOCK OPTIONS                     137        --        --        --       137
                                                                 -------    ------   -------   -------   -------
      TOTAL                                                      $ 2,341    $  641   $(1,725)  $12,055   $13,312
                                                                 =======    ======   =======   =======   =======

UNAUDITED SUMMARY OF QUARTERLY RESULTS

Chemed Corporation and Subsidiary Companies
(in thousands, except per share data)

                                                        First     Second      Third     Fourth     Total
For the Year Ended December 31, 2004                   Quarter    Quarter    Quarter    Quarter     Year
------------------------------------                  --------   --------   --------   --------   --------
Continuing Operations
   Total service revenues and sales ...............   $120,340   $199,135   $201,885   $213,981   $735,341
                                                      ========   ========   ========   ========   ========
   Gross profit ...................................   $ 41,491   $ 59,065   $ 59,755   $ 67,952   $228,263
                                                      ========   ========   ========   ========   ========
   Income from operations .........................   $    974   $ 20,763   $ 20,289   $ 16,080   $ 58,106
   Interest expense ...............................     (2,900)    (6,204)    (6,083)    (5,971)   (21,158)
   Loss on extinguishment of debt .................     (3,330)        --         --         --     (3,330)
   Other income--net ..............................      1,479        149        336      1,505      3,469
                                                      --------   --------   --------   --------   --------
      Income/(loss) before income taxes ...........     (3,777)    14,708     14,542     11,614     37,087
   Income taxes ...................................        626     (6,381)    (3,805)    (4,236)   (13,796)
   Equity in loss of affiliate ....................     (4,105)        --         --         --     (4,105)
                                                      --------   --------   --------   --------   --------
   Income/(loss) from continuing operations (a) ...     (7,256)     8,327     10,737      7,378     19,186
Discontinued Operations ...........................        146         (9)      (125)     8,314      8,326
                                                      --------   --------   --------   --------   --------
Net Income/(Loss) (a) .............................   $ (7,110)  $  8,318   $ 10,612   $ 15,692   $ 27,512
                                                      ========   ========   ========   ========   ========
Earnings/(Loss) Per Share (a)
   Income/(loss) from continuing operations .......   $  (0.33)  $   0.34   $   0.43   $   0.30   $   0.80
                                                      ========   ========   ========   ========   ========
   Net income/(loss) ..............................   $  (0.33)  $   0.34   $   0.43   $   0.63   $   1.14
                                                      ========   ========   ========   ========   ========
Diluted Earnings/(Loss) Per Share (a)
   Income/(loss) from continuing operations .......   $  (0.33)  $   0.33   $   0.42   $   0.29   $   0.78
                                                      ========   ========   ========   ========   ========
   Net income/(loss) ..............................   $  (0.33)  $   0.33   $   0.42   $   0.61   $   1.12
                                                      ========   ========   ========   ========   ========
Average number of shares outstanding
   Earnings/(loss) per share ......................     21,824     24,650     24,940     24,994     24,120
                                                      ========   ========   ========   ========   ========
   Diluted earnings/(loss) per share ..............     21,824     25,354     25,402     25,672     24,636
                                                      ========   ========   ========   ========   ========

----------
(a) The following amounts are included in income/(loss) from continuing operations during the respective quarter (in thousands):

                                                                 First     Second    Third     Fourth     Total
                                                                Quarter   Quarter   Quarter   Quarter      Year
                                                                -------   -------   -------   -------   --------
Pretax cost/(benefit):
   Long-term incentive plan payout                              $ 8,783   $    --   $    --    $   --   $  8,783
   Proposed settlement of a lawsuit                                  --        --        --     3,135      3,135
   Prepayment penalty and write-off of debt issuance costs
      related to early extinguishment and refinancing of debt     3,330        --        --        --      3,330
   Expenses related to debt registration                             --        --        --     1,191      1,191
   Adjustment of transaction-related expenses
      of the VITAS acquisition                                       --    (1,368)     (219)    2,029        442
                                                                -------   -------   -------    ------   --------
      Total                                                     $12,113   $(1,368)  $  (219)   $6,355   $ 16,881
                                                                =======   =======   =======    ======   ========

Aftertax cost/(benefit):
   Long-term incentive plan payout                              $ 5,723   $    --   $  (286)   $   --   $  5,437
   Proposed settlement of a lawsuit                                            --        --     1,897      1,897
   Prepayment penalty and write-off of debt issuance costs
      related to early extinguishment and refinancing of debt     2,164        --      (134)       --      2,030
   Expenses related to debt registration                             --        --        --       727        727
   Tax adjustments and settlements from prior year returns           --        --    (1,020)     (600)    (1,620)
   Equity in loss of VITAS prior to the acquistion                4,105        --        --        --      4,105
   Adjustment of transaction-related expenses
      of the VITAS acquisition                                       --      (821)     (131)    1,174        222
                                                                -------   -------   -------    ------   --------
      Total                                                     $11,992   $  (821)  $(1,571)   $3,198   $ 12,798
                                                                =======   =======   =======    ======   ========

SELECTED FINANCIAL DATA

Chemed Corporation and Subsidiary Companies

(in thousands, except per share and footnote data, ratios, percentages and personnel)

                                                             2005     2004 (b)     2003       2002       2001
                                                           --------   --------   --------   --------   --------
SUMMARY OF OPERATIONS
   Continuing operations (a)
      Service revenues and sales .......................   $926,477   $735,341   $260,776   $253,687   $269,353
      Gross profit (excluding depreciation) ............    274,636    228,263    113,958    112,741    117,800
      Depreciation .....................................     16,179     14,542      9,519     10,424     10,750
      Amortization .....................................      5,322      3,779        302        152      3,737
      Income/(loss) from operations ....................     79,384     58,106      8,774     17,141    (10,609)
      Income/(loss) from continuing operations (c) .....     37,705     19,186     11,188     11,107    (10,052)
      Net income/(loss) (c) ............................     35,817     27,512     (3,435)    (2,545)   (12,185)
   Earnings/(loss) per share
      Income/(loss) from continuing operations .........   $   1.48   $   0.80   $   0.56   $   0.57   $  (0.52)
      Net income/(loss) ................................       1.40       1.14      (0.17)     (0.13)     (0.63)
      Average number of shares outstanding .............     25,552     24,120     19,848     19,716     19,428
   Diluted earnings/ (loss) per share
      Income/ (loss) from continuing operations ........   $   1.43   $   0.78   $   0.56   $   0.56   $  (0.52)
      Net income/ (loss) ...............................       1.36       1.12      (0.17)     (0.13)     (0.63)
      Average number of shares outstanding .............     26,299     24,636     19,908     19,770     19,428
   Cash dividends per share ............................   $   0.24   $   0.24   $   0.24   $   0.23   $   0.22
   Net income/(loss) excluding goodwill amortization (d)
      Net income/(loss) ................................   $ 35,817   $ 27,512   $ (3,435)  $ (2,545)  $ (7,564)
      Earnings/(loss) per share ........................       1.40       1.14      (0.17)     (0.13)     (0.39)
      Diluted earnings/(loss) per share ................       1.36       1.12      (0.17)     (0.13)     (0.39)

FINANCIAL POSITION--YEAR-END
   Cash and cash equivalents ...........................   $ 57,133   $ 71,448   $ 50,688   $ 37,570   $  8,348
   Working capital .....................................     35,355     28,439     32,778     20,075      9,732
   Current ratio .......................................       1.21       1.17       1.48       1.28       1.11
   Properties and equipment, at cost less
      accumulated depreciation .........................   $ 65,449   $ 55,796   $ 31,440   $ 30,912   $ 36,728
   Total assets ........................................    835,085    825,566    328,458    337,822    399,560
   Long-term debt ......................................    234,058    279,510     25,931     25,348     60,439
   Convertible junior subordinated debentures ..........         --         --     14,126     14,186     14,239
   Stockholders' equity ................................    384,175    332,092    192,693    198,422    204,160

OTHER STATISTICS--CONTINUING OPERATIONS
   Capital expenditures ................................   $ 25,956   $ 18,290   $ 10,381   $  8,440   $  9,761
   Number of employees .................................     10,881      9,822      2,894      2,736      3,035

----------
(a) Continuing operations exclude Service America, discontinued in 2004, Patient Care, discontinued in 2002, and Cadre Computer Resources, discontinued in 2001.

(b) The financial results of VITAS are included in the consolidated results of the Company beginning on February 24, 2004, the date the Company acquired the remaining 63% of VITAS it did not own, bringing its ownership in VITAS to 100%.

(c) The following amounts are included in income from continuing operations during the respective year (in thousands):

                                                                 2005     2004     2003    2002    2001
                                                                ------   ------   ------   ----   ------
Aftertax cost/(benefit):
   Long-term incentive plan payout                               3,434    5,437       --     --       --
   Legal expenses incurred in connection with the Office
      of Inspector General investigation                           397       --       --     --       --
   Adjustment to casualty insurance related to prior periods
      experience                                                (1,014)      --       --     --       --
   Prepayment penalty and write-off of debt issuance costs
      related to early extinguishment and refinancing of debt    2,523    2,030       --     --    1,701
   Tax adjustments and settlements from prior year returns      (1,961)  (1,620)      --     --       --
   Adjustment of transaction-related expenses
      of the VITAS acquisition                                    (961)     222       --     --       --
   Cost of accelerating vesting of stock options                   137       --       --     --       --
   Proposed settlement of lawsuit                               10,757    1,897       --     --       --
   Equity in (earnings) loss of VITAS                               --    4,105     (922)    --       --
   Expenses related to debt registration                            --      727       --     --       --
   Severance and restructuring costs                                --       --    2,358     --   15,271
   Capital gains on sale of investments                             --       --   (3,351)  (775)    (703)
   Amortization of goodwill (d)                                     --       --       --     --    3,081
                                                                ------   ------   ------   ----   ------
      Total                                                     13,312   12,798   (1,915)  (775)  19,350
                                                                ======   ======   ======   ====   ======

(d) In accordance with FASB Statement No. 142, amortization of goodwill ceased December 31, 2001. Aftertax amortization of goodwill for all operations for 2001, including discontinued operations, was $4,621,000.

Chemed Corporation and Subsidiary Companies

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

EXECUTIVE SUMMARY

     We operate through our two wholly owned subsidiaries, VITAS Healthcare Corporation ("VITAS") and Roto-Rooter Group, Inc. ("Roto-Rooter"). VITAS focuses on hospice care that helps make terminally ill patients' final days as comfortable as possible. Through its team of doctors, nurses, home health aides, social workers, clergy and volunteers, VITAS provides direct medical services to patients, as well as spiritual and emotional counseling to both patients and their families. Roto-Rooter is focused on providing plumbing and drain cleaning services to both residential and commercial customers. Through its network of company-owned branches, independent contractors and franchisees, Roto-Rooter offers plumbing and drain cleaning service to over 90% of the U.S. population.

     The following is a summary of the key operating results for the years ended December 31, 2005, 2004 and 2003 (in thousands except per share amounts):

                                            2005       2004       2003
                                          --------   --------   --------
Consolidated service revenues and sales   $926,477   $735,341   $260,776
Consolidated income from continuing
   operations                               37,705     19,186     11,188
Diluted EPS from continuing operations        1.43       0.78       0.56

2005 VERSUS 2004

     The increase in consolidated service revenues and sales from 2004 to 2005 was driven by a 37% increase at VITAS and a 7% increase at Roto-Rooter. The increase at VITAS was the result of an increase in average daily census ("ADC") of 15%, the annual Medicare price increase of approximately 3% and a full year of revenue in 2005 versus a partial year in 2004 due to our acquisition of VITAS in February 2004. The increase at Roto-Rooter was driven by an increase in plumbing revenue of 15% and an increase in sewer and drain cleaning revenue of 6%. Consolidated income from continuing operations and diluted EPS from continuing operations increased in 2005 as a result of the higher service revenues and sales, which allowed us to further leverage our current cost structure. The increase was partially offset by a $17.4 million pretax charge ($10.8 million aftertax) at VITAS for the anticipated settlement of a class action lawsuit. Consolidated income from continuing operations as a percent of service revenues and sales was 4.1% for 2005 versus 2.6% for 2004.

2004 VERSUS 2003

     The increase in consolidated service revenues and sales from 2003 to 2004 was driven by the February 24, 2004 acquisition of VITAS and a 6% increase at Roto-Rooter. The increase at Roto-Rooter was driven primarily by a 6% increase in plumbing revenue and a 5% increase in sewer and drain cleaning revenue. Consolidated income from continuing operations and diluted EPS from continuing operations increased as a result of the VITAS acquisition.

LIQUIDITY AND CAPITAL RESOURCES

     Significant factors affecting our cash flows during 2005 and financial position at December 31, 2005 include the following:

     -    Our continuing operations generated cash of $81.6 million;

     -    We spent net cash of $6.2 million on business combinations;

     -    We borrowed $85 million in long-term debt;

     -    We repaid $141.6 million to reduce long-term debt; and

     -    We spent $26.0 million on capital expenditures.

     The ratio of total debt to total capital was 38.0% at December 31, 2005 compared with 46.8% at December 31, 2004. Our current ratio was 1.2 at both December 31, 2005 and 2004.

     Our current credit agreements restrict annual payments for dividends, stock repurchases, acquisitions and capital expenditures. Should we generate excess cash flow during a year, as defined in the credit agreements, an additional principal payment may be required. No additional payment is required for the year ended December 31, 2005. We had $147 million of unused eligible lines of credit at December 31, 2005. We believe our cash flow from operating activities and our unused eligible lines of credit are sufficient to fund our business in the near term.

Chemed Corporation and Subsidiary Companies

CASH FLOW

     Our cash flows for 2005, 2004 and 2003 are summarized as follows (in millions):

                                                            For the Years Ended December 31,
                                                            --------------------------------
                                                                 2005      2004     2003
                                                               -------   -------   ------
Net cash provided by operating activities                      $  80.0   $  92.9   $ 23.8
Capital expenditures                                             (26.0)    (18.3)   (10.4)
                                                               -------   -------   ------
   Operating cash excess after capital expenditures               54.0      74.6     13.4
Repayment of long-term debt                                     (141.6)    (96.9)      --
Proceeds from issuance of long-term debt, net of costs            83.2     280.6       --
Issuance of capital stock, net of costs                           12.3      98.8      3.3
Net proceeds/(uses) from sale of discontinued operations          (9.4)     (0.8)     1.1
Dividends paid                                                    (6.2)     (5.7)    (4.8)
Business combinations                                             (6.2)   (344.7)    (3.9)
Return/(payment) of VITAS merger deposit                            --      10.0    (10.0)
Proceeds from redemption of available-for-sale securities           --        --     27.3
Investment in VITAS equity interest                                 --        --    (18.0)
Other--net                                                        (0.4)      4.9      4.7
                                                               -------   -------   ------
   (Decrease)/increase in cash and cash equivalents            $ (14.3)  $  20.8   $ 13.1
                                                               =======   =======   ======

     For 2005, the operating cash excess after capital expenditures was $54.0 million as compared with $74.6 million in 2004 and $13.4 million in 2003. This excess was used mainly to reduce long-term debt in 2005 and 2004. In 2003, this excess, along with the proceeds from the redemption of VITAS preferred stock, was used to purchase 37% of VITAS common stock, to place a deposit of $10.0 million to secure our merger offer for VITAS' remaining common stock, to pay cash dividends and to increase our available cash and cash equivalents.

COMMITMENTS AND CONTINGENCIES

     In connection with the sale of DuBois Chemicals, Inc. ("DuBois") in 1991, we provided allowances and accruals relating to several long-term costs, including income tax matters, lease commitments and environmental costs. Also, in conjunction with the sales of The Omnia Group ("Omnia") and National Sanitary Supply Company in 1997, the sale of Cadre Computer Resources, Inc. ("Cadre Computer") in 2001 and the sale of Service America Network Inc. ("Service America") in 2005, we provided long-term allowances and accruals relating to costs of severance arrangements, lease commitments and income tax matters. Additionally, we retained liability for Service America's casualty insurance claims that were incurred prior to the disposal date. In the aggregate, we believe these allowances and accruals are adequate as of December 31, 2005. Based on reviews of our environmental-related liabilities under the DuBois sale agreement, we have estimated our remaining liability to be $3.0 million. As of December 31, 2005, we are contingently liable for additional cleanup and related costs up to a maximum of $16.0 million, for which no provision has been recorded in accordance with the applicable accounting guidance.

     In connection with the sale of Patient Care in 2002, $5.0 million of the cash purchase price was placed in escrow pending collection of third-party payer receivables on Patient Care's balance sheet at the sale date. To date, $4.2 million has been returned and the remainder is being withheld pending the settlement of certain third-party payer claims. Based on Patient Care's collection history, we believe that the significant majority of the disputed amounts will be resolved in Patient Care's favor and most of the withheld escrow will be returned to us. We have a long-term note receivable from Patient Care of $12.5 million as of December 31, 2005. Patient Care is current with all payments due related to the long-term note receivable. We also have current accounts receivable from Patient Care for the post-closing balance sheet valuation ($1.3 million) and for expenses paid by us after closing on Patient Care's behalf ($1.9 million). We are in litigation with Patient Care over various issues, including the collection of these amounts. We believe these balances represent valid claims, are fairly stated and are fully collectible; nonetheless, an unfavorable determination by the courts could result in the write-off of all or a portion of these balances.

     Our various loan agreements and guarantees of indebtedness as of December 31, 2005, contain certain restrictive covenants. In addition, certain agreements contain cross-default provisions. We are in compliance with all of the covenants at December 31, 2005 and anticipate continued compliance throughout 2006.

     We are party to a class action lawsuit filed in the Third Judicial Circuit Court of Madison County, Illinois in June of 2000 by Robert Harris, alleging certain Roto-Rooter plumbing was performed by unlicensed employees. We contest these allegations and believe them without merit. Plaintiff moved for certification of a class of customers in 32 states who

Chemed Corporation and Subsidiary Companies

allegedly paid for plumbing work performed by unlicensed employees. Plaintiff also moved for partial summary judgment on grounds the licensed apprentice plumber who installed his faucet did not work under the direct personal supervision of a licensed master plumber. On June 19, 2002, the trial judge certified an Illinois-only plaintiffs class and granted summary judgment for the named party Plaintiff on the issue of liability, finding violation of the Illinois Plumbing License Act and the Illinois Consumer Fraud Act through Roto-Rooter's representation of the licensed apprentice as a plumber. The court has not ruled on certification of a class in the remaining 31 states. In December 2004, we reached a resolution of this matter with the Plaintiff. This proposed settlement has been preliminarily approved by the court. We expect the parties to request final approval during 2006. We accrued $3.1 million in 2004 as the anticipated cost of settling this litigation.

     Like other large California employers, our VITAS subsidiary faces allegations of purported class-wide wage and hour violations. It is party to a class action lawsuit filed in the Superior Court of California, Los Angeles County, in April of 2004 by Ann Marie Costa, Ana Jimenez, Mariea Ruteaya and Gracetta Wilson. This case alleges failure to pay overtime wages for hours worked "off the clock" on administrative tasks, including voicemail retrieval, time entry, travel to and from work, and pager response. This case also alleges VITAS failed to provide meal and break periods to a purported class of California nurses, home health aides and licensed clinical social workers. The case also seeks payment of penalties, interest, and Plaintiffs' attorney fees. VITAS contested these allegations.

     Plaintiff moved for class certification, and VITAS opposed this motion. We have reached an agreement, which is subject to court approval, with the Plaintiff class in order to avoid the uncertainty of litigation and the diversion of resources and personnel resulting from the litigation. In connection with our acquisition of VITAS in February 2004, we recorded a liability of $2.3 million on VITAS' opening balance sheet for this case. At that time, this represented our best estimate of our exposure in the matter. As a result of the tentative resolution, we recorded a pretax charge of $17.4 million ($10.8 million aftertax), representing the portion of this settlement not accounted for on Vitas' opening balance sheet. These amounts are inclusive of Plaintiffs' class attorneys' fees and the costs of settlement administration.

     On April 7, 2005, we announced the Office of Inspector General ("OIG") for the Department of Health and Human Services served VITAS with civil subpoenas relating to VITAS' alleged failure to appropriately bill Medicare and Medicaid for hospice services. As part of this investigation, the OIG selected medical records for 320 past and current patients from VITAS' three largest programs for review. It also sought policies and procedures dating back to 1998 covering admissions, certifications, recertifications and discharges. During the third quarter of 2005, the OIG requested additional information from us. The U.S. Attorney General has since provided us with a copy of a qui tam complaint filed under seal in U.S. District Court for the Southern District of Florida. The complaint and all filings in the qui tam action remain under seal. We are conferring with the U.S. Attorney regarding our defenses to the complaint allegations. The U.S. Attorney has not decided whether to intervene in the qui tam action. We have incurred pretax expense related to complying with OIG requests of $637,000 for the year ended December 31, 2005.

     The government continues to investigate the complaint's allegations. We are unable to predict the outcome of this matter or the impact, if any, that the investigation may have on the business, results of operations, liquidity or capital resources. Regardless of outcome, responding to the subpoenas can adversely affect us through defense costs, diversion of our time and related publicity.

CONTRACTUAL OBLIGATIONS

     The table below summarizes our debt and contractual obligations as of December 31, 2005 (in thousands):

                                                                Less Than                                 After
                                                       Total      1 Year    1 - 3 Years   4 - 5 Years    5 Years
                                                     --------   ---------   -----------   -----------   --------
Long-term debt obligations, excluding interest (a)   $235,103   $ 1,045       $ 2,067       $ 1,878     $230,113
Operating lease obligations                            64,427    17,360        23,940        13,680        9,447
Severance obligations                                   3,094     2,128           484           482           --
Purchase obligations (b)                               43,626    43,626            --            --           --
Other current obligations (c)                          19,952    19,952            --            --           --
Other long-term obligations (d)                        24,687        --         1,364         1,365       21,958
                                                     --------   -------       -------       -------     --------
   Total contractual cash obligations                $390,889   $84,111       $27,855       $17,405     $261,518
                                                     ========   =======       =======       =======     ========

----------
(a) Estimated interest payments on long-term debt amount to $19.6 million in less than 1 year, $38.9 million in years 1-3, $36.6 million in years 4-5 and $6.6 million after 5 years.

(b) Purchase obligations primarily consist of accounts payable at December 31, 2005.

(c) Other current obligations consist of accrued salaries and wages at December 31, 2005.

(d) Other long-term obligations comprise largely pension and excess benefit obligations.

Chemed Corporation and Subsidiary Companies

RESULTS OF OPERATIONS
2005 VERSUS 2004 - CONSOLIDATED RESULTS

     Set forth below are the year-to-year changes in the components of the statement of operations relating to continuing operations for 2005 versus 2004 (in thousands, except percentages):

                                               Increase/(Decrease)
                                               -------------------
                                                 Amount    Percent
                                                --------   -------
Service revenues and sales
   VITAS                                        $170,410      37%
   Roto-Rooter                                    20,726       7
                                                --------
      Total                                      191,136      26
Cost of services provided and goods sold         144,763      29
Selling, general and administrative expenses      13,385      10
Depreciation                                       1,637      11
Amortization                                       1,543      41
Other expenses                                     8,530      63
                                                --------
Income from operations                            21,278      37
Interest expense                                     106       1
Loss on extinguishment of debt                       641      19
Other income--net                                   (335)    (10)
                                                --------
Income before income taxes                        20,196      54
Income taxes                                       5,782      42
Equity in loss of affiliate                        4,105     100
                                                --------
   Income from continuing operations            $ 18,519      97%
                                                ========

     Our service revenues and sales for the year ended December 31, 2005 increased $191 million, or 26%, versus revenues for the year ended December 31, 2004. The VITAS segment, acquired in February 2004, accounted for $170 million of this increase and Roto-Rooter accounted for the remaining $21 million of the increase.

     The increase in VITAS' revenues for 2005 versus 2004 is attributable to the following (dollars in thousands):

                     Amount    Percent
                    --------   -------
Routine Homecare    $119,586    37.7%
Continuous Care       27,748    36.6
General Inpatient     23,076    35.3
                    --------
   Total revenues   $170,410    37.2%
                    ========

     The revenue increases for VITAS resulted from the annual price increase in the Medicare reimbursement rate of approximately 3% and the impact of a full year of revenue in 2005 versus a partial year in 2004 due to our acquisition of VITAS in February 2004. In addition, the Average Daily Census ("ADC") for routine homecare, continuous care and general inpatient increased 16%, 12% and 11% respectively from 2004. ADC is a key measure we use to monitor volume growth in our hospice programs. Changes in total program admissions and average length of stay for our patients are the main drivers of changes in ADC. A comparison of VITAS' 2005 revenues to full year pro-forma revenues for 2004 indicates increases of 20%, 16% and 15%, respectively, for routine homecare, continuous care and general inpatient revenues.

     The increase in Roto-Rooter's service revenues and sales for 2005 versus 2004 is attributable to the following (in thousands):

                            Amount   Percent
                           -------   -------
Plumbing                   $10,983     9.8%
Sewer and drain cleaning     5,051     4.5
Other                        4,692     8.2
                           -------
   Total revenues          $20,726     7.5%
                           =======

Chemed Corporation and Subsidiary Companies

     Plumbing revenues for 2005 increased from 2004 due to a 5% increase in the number of jobs performed and a 5% increase in the average price per job. Sewer and drain cleaning revenues for 2005 increased from 2004 due to a 1% decrease in the number of jobs offset by a 6% increase in the average price per job. The increase in the price per job for both plumbing and sewer and drain cleaning was driven by a shift in job mix from residential to commercial. Generally, commercial jobs produce more revenue on a per job basis. The increase in other revenues is attributable primarily to increases in independent contractor operations.

     The consolidated gross margin was 29.6% in 2005 versus 31.0% in 2004. The slight decrease is due to the acquisition of VITAS in February 2004. On a segment basis, VITAS' gross margin was 22% in 2005 and 2004. Roto-Rooter's gross margin was 46% in 2005 and 2004.

     Selling, general and administrative expenses ("SG&A") for 2005 increased $13.4 million (10%) versus 2004 mainly as a result of a full year of VITAS expense and the impact of higher revenues on variable selling costs such as commissions. The change in SG&A by segment is summarized below (in thousands):

Increase in VITAS expense         $11,860
Increase in Roto-Rooter expense     2,410
Decrease in Corporate expense        (885)
                                  -------
   Total increase                 $13,385
                                  =======

     Depreciation for 2005 increased $1.6 million, or 11%, versus 2004 primarily as a result of the VITAS acquisition. Similarly, most of the $1.5 million increase in amortization is attributable to the amortization of VITAS' intangible assets, including the referral networks and the covenant not to compete.

     Income from operations for 2005 increased $21.3 million (37%) versus 2004 as summarized below (in thousands):

Increase in gross margin from VITAS                                            $ 35,237
Increase in gross margin from Roto-Rooter                                        11,136
Increase in SG&A expenses, depreciation and amortization                        (16,565)
Anticipated cost in 2005 of settling VITAS class action litigation              (17,350)
Favorable variance in compensation expense from the LTIP in 2005 versus 2004      3,306
Anticipated cost in 2004 of settling Roto-Rooter litigation                       3,135
Favorable variance in VITAS transaction related costs and adjustments             1,403
Professional fees in 2004 incurred to register Floating Rate Notes                1,191
Cost of accelerating the vesting of outstanding stock options in 2005              (215)
                                                                               --------
   Total increase                                                              $ 21,278
                                                                               ========

     Our effective income tax rate was 34.2% in 2005 versus 37.2% in 2004. The decrease in our effective tax rate relates to certain state income tax planning strategies implemented in 2005 and the impact of a full year of VITAS activity.

     Income from continuing operations for 2005 increased $18.5 million (97%) versus 2004 as summarized below (in thousands):

Increase in income from operations                               $21,278
Increase in income tax expense                                    (5,782)
Equity in loss of VITAS prior to the February 2004 acquisition     4,105
Other                                                             (1,082)
                                                                 -------
   Total increase                                                $18,519
                                                                 =======

     Income/(loss) from discontinued operations for 2005, 2004 and 2003 follows (in thousands):

                                                        For the Years Ended
                                                           December 31,
                                                   ---------------------------
                                                     2005     2004       2003
                                                   -------   ------   --------
Service America                                    $(1,813)  $8,559   $(14,687)
   Adjustment to accruals of operations
      discontinued in prior years                      (75)    (233)        64
                                                   -------   ------   --------
      Income/(loss) from discontinued operations   $(1,888)  $8,326   $(14,623)
                                                   =======   ======   ========

Chemed Corporation and Subsidiary Companies

     The disposal of Service America was completed in May 2005. The loss on disposal of Service America in 2005 arises from the finalization of asset and liability values and related tax benefits resulting from the consummation of the sale transaction. For 2004, the gain for Service America includes an estimated tax benefit on the disposal of approximately $14.2 million, primarily due to the recognition of non-deductible goodwill impairment losses in prior years. For 2003, the loss from Service America includes aftertax impairment charges of $14.4 million. Of this amount, $10.0 million was for goodwill impairment and the remainder was for impairment of computer software and identifiable intangible assets.

     The adjustments to accruals related to operations discontinued in prior years primarily include favorable adjustments to accruals for note receivable losses on the sale of Cadre Computer (discontinued in 2001) and unfavorable adjustments to accruals related to the sale of DuBois in 1991. Cadre Computer has been operating profitably since 2001 and is current on all amounts due the Company. As a result, we reduced our allowance to $323,000 at December 31, 2003 and to nil at December 31, 2004. Adjustments to the DuBois accruals relate to environmental liabilities we retained upon the sale of DuBois in 1991. We believe amounts accrued are reasonable under the circumstances, but due to the nature of the liabilities, we could be required to increase the accrual in future years to cover additional charges.

2005 VERSUS 2004 - SEGMENT RESULTS

     During 2005, VITAS net income increased $4.4 million (15%) from $29.1 million during 2004 to $33.5 million during 2005, as summarized below (in thousands):

Increase in gross margin in 2005                        $ 35,237
Increase in SG&A, depreciation and amortization          (14,731)
Anticipated cost in 2005 of settling VITAS litigation    (17,350)
Increase in income tax expense                              (364)
Other                                                      1,656
                                                        --------
   Total increase                                       $  4,448
                                                        ========

     Roto-Rooter's net income increased $8.2 million (43%) from $18.8 million during 2004 to $27.0 million during 2005 as summarized below (in thousands):

Increase in gross margin in 2005                              $11,136
Increase in SG&A, depreciation and amortization                (2,069)
Increase in income tax expense                                 (5,024)
Anticipated cost in 2004 of settling Roto-Rooter litigation     3,135
Other                                                             987
                                                              -------
   Total increase                                             $ 8,165
                                                              =======

     Net Corporate aftertax expenses decreased $1.8 million (7%) from $24.6 million in 2004 to $22.9 million in 2005 as summarized below (in thousands):

Favorable variance in LTIP costs in 2005 versus 2004                           $ 2,681
Unfavorable variance in intercompany interest expense in 2005 versus 2004       (2,013)
Favorable variance in Corporate overhead expenses in 2005 versus 2004            1,176
Professional fees in 2004 incurred to register Floating Rate Notes                 727
Unfavorable variance on loss from extinguishment of debt in 2005 versus 2004      (493)
Favorable variance in VITAS transaction related costs and adjustments              175
Cost of accelerating the vesting of outstanding stock options in 2005             (137)
Other                                                                             (315)
                                                                               -------
   Total decrease                                                              $ 1,801
                                                                               =======

Chemed Corporation and Subsidiary Companies

2004 VERSUS 2003 - CONSOLIDATED RESULTS

     Set forth below are the year-to-year changes in the components of the statement of operations relating to continuing operations for 2004 versus 2003 (in thousands, except percentages):

                                               Increase/(Decrease)
                                               -------------------
                                                Amount     Percent
                                               --------   --------
Service revenues and sales
   VITAS                                       $458,730     n.a.%
   Roto-Rooter                                   15,835        6
                                               --------
      Total                                     474,565      182
Cost of services provided and goods sold        360,260      245
Selling, general and administrative expenses     42,922       45
Depreciation                                      5,023       53
Amortization                                      3,477    1,151
Other expenses                                   13,551     n.a.
                                               --------
Income from operations                           49,332      562
Interest expense                                 17,981      566
Loss on extinguishment of debt                    3,330     n.a.
Other income--net                                (7,380)     (68)
                                               --------
Income before income taxes                       20,641      126
Income taxes                                      7,616      123
Equity in loss of affiliate                      (5,027)    n.a.
                                               --------
      Income from continuing operations        $  7,998       71%
                                               ========

     Our service revenues and sales for the year ended December 31, 2004 increased $474.6 million, or 182%, versus revenues for the year ended December 31, 2003. The VITAS segment, acquired in February 2004, accounted for $458.7 million of this increase and Roto-Rooter accounted for the remaining $15.8 million of the increase. VITAS' revenues for 2004 comprised the following (in thousands):

Routine homecare    $316,374
Continuous care       78,669
General inpatient     63,051
Other                    636
                    --------
   Total revenues   $458,730
                    ========

     The increase in Roto-Rooter's service revenues and sales for 2004 versus 2003 is attributable to the following (in thousands):

Plumbing                   $ 6,052
Sewer and drain cleaning     5,740
Other                        4,043
                           -------
   Total increase          $15,835
                           =======

     Plumbing revenues for 2004 increased $6.0 million, or 6.0%, versus revenues for 2003 due to a 4.4% increase in the number of jobs performed and a 1.6% increase in the average price per job. Sewer and drain cleaning revenues increased $5.7 million or 5.4%, versus revenues for 2003 due to a .5% decline in the number of jobs which was more than offset by a 5.9% increase in the average price per job. On a same-store basis, the number of plumbing jobs increased 4.9% and the number of sewer and drain cleaning jobs declined .7%. The increase in other revenues is attributable primarily to increases in independent contractor operations and other services.

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

     Selling, general and administrative expenses ("SG&A") for 2004 increased $42.9 million versus 2003 as summarized below (in thousands):

VITAS SG&A for 2004                                 $42,946
Corporate severance in 2003                          (3,627)
Professional fees at the Corporate Office related
   to complying with the internal controls
   provisions of the Sarbanes-Oxley Act               2,301
Higher Roto-Rooter advertising costs in 2004          2,226
Other                                                  (924)
                                                    -------
     Total increase                                 $42,922
                                                    =======

     Depreciation for 2004 increased $5.0 million, or 53%, versus 2003 primarily as a result of the VITAS acquisition. Similarly, most of the increase in amortization is attributable to the amortization of VITAS' intangible assets, including the referral network and the covenant not to compete.

     Income from operations for 2004 increased $49.3 million versus 2003 as summarized below (in thousands):

VITAS income from operations for 2004                                $48,242
Higher gross profit of the Roto-Rooter segment in 2004                12,377
Long-term incentive compensation in 2004                              (8,783)
Corporate Office severance in 2003                                     3,627
Anticipated cost in 2004 of settling Roto-Rooter litigation           (3,135)
Professional fees at the Corporate Office related to complying
   with the internal controls provisions of the Sarbanes-Oxley Act    (2,301)
Other                                                                   (695)
                                                                     -------
   Total increase                                                    $49,332
                                                                     =======

     Our effective income tax rate was 37.2% in 2004 versus 37.6% in 2003. Favorable income tax adjustments in 2004 related to prior-period tax issues reduced our effective rate by 4.7 percentage points. Our effective state and local income tax rate for 2004 was 6.1% as compared with 4.4% for 2003. This increase is due largely to the higher effective state and local tax rate of VITAS.

     Income from continuing operations for 2004 increased $8.0 million versus 2003 as summarized below (in thousands):

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
                                                                                                   ========

Chemed Corporation and Subsidiary Companies

Income/(loss) from discontinued operations for 2004 and 2003 follows (in thousands):

                                                                   For the Years Ended
                                                                       December 31,
                                                                   -------------------
                                                                     2004       2003
                                                                   -------   ---------
Service America                                                      8,559    (14,687)
Adjustment to accruals of operations discontinued in prior years      (233)        64
                                                                    ------   --------
   Income/(loss) from discontinued operations                       $8,326   $(14,623)
                                                                    ======   ========

     For 2004, the gain for Service America includes an estimated tax benefit on the disposal of approximately $14.2 million, primarily due to the recognition of non-deductible goodwill impairment losses in prior years. For 2003, the loss from Service America includes aftertax impairment charges of $14.4 million. Of this amount, $10.0 million was for goodwill impairment and the remainder was for impairment of computer software and identifiable intangible assets.

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

2004 VERSUS 2003 - SEGMENT RESULTS

     During 2004, VITAS generated net income of $29.1 million. These earnings included aftertax transaction expenses totaling $1.0 million related to our acquisition of VITAS in 2004. VITAS' average daily census ("ADC") during 2004 increased from 7,979 during the fourth quarter of 2003 to 9,134 during the fourth quarter of 2004. During that same period, the quarterly average length of stay increased from 59.0 days to 64.1 days, and the median length of stay was
12.0 days during the fourth quarters of both 2004 and 2003.

     Roto-Rooter's net income increased $5.6 million (43%) from $13.2 million during 2003 to $18.8 million during 2004 as summarized below (in thousands):

Aftertax impact of higher gross profit in 2004                            $ 7,649
Anticipated cost in 2004 of settling litigation                            (1,897)
Roto-Rooter's share of long-term compensation in 2004                        (982)
Favorable income tax adjustments in 2004 related to prior years' issues       630
Other                                                                         219
                                                                          -------
   Total increase                                                         $ 5,619
                                                                          =======

     Net Corporate aftertax expenses increased $21.7 million from $2.9 million in 2003 to $24.6 million in 2004 as summarized below (in thousands):

Higher interest costs in 2004 related to debt incurred to fund the acquisition of VITAS            $11,314
Corporate Office share of long-term compensation in 2004                                             4,455
Capital gains on the sales and redemption of available-for-sale investments in 2003                  3,351
Corporate severance in 2003                                                                         (2,358)
Loss on extinguishment of debt in 2004                                                               2,030
Income from VITAS preferred dividend in 2003                                                         1,585
Professional fees at the Corporate Office related to complying with the
   internal controls provisions of the Sarbanes-Oxley Act                                            1,461
Favorable income tax adjustments in 2004 for the Corporate Office related to prior years' issues      (990)
Professional fees related to registering debt in 2004
                                                                                                       727
Other                                                                                                  158
                                                                                                   -------
   Total increase                                                                                  $21,733
                                                                                                   =======

Chemed Corporation and Subsidiary Companies

CRITICAL ACCOUNTING POLICIES
REVENUE RECOGNITION

     For both the Roto-Rooter and VITAS segments, service revenues and sales are recognized when the earnings process has been completed. Generally, this occurs when services are provided or products are delivered. VITAS recognizes revenue at the estimated net realizable amount due from third-party payers, which are primarily Medicare and Medicaid. Payers may deny payment for services in whole or in part on the basis that such services are not eligible for coverage and do not qualify for reimbursement. We estimate denials each period and make adequate provision in the financial statements.

     VITAS is subject to certain limitations on Medicare payments for services. Specifically, if the number of inpatient care days any hospice program provides to Medicare beneficiaries exceeds 20% of the total days of hospice care such program provides to all patients for an annual period beginning September 28, the days in excess of the 20% figure may be reimbursed only at the routine homecare rate. None of VITAS' hospice programs exceeded the payment limits on inpatient services in 2005 or 2004.

     VITAS is also subject to a Medicare annual per-beneficiary cap ("Medicare cap"). Compliance with the Medicare cap is measured by comparing the total Medicare payments received under a Medicare provider number with respect to services provided to all Medicare hospice care beneficiaries in the program or programs covered by that Medicare provider number between November 1 of each year and October 31 of the following year with the product of the per-beneficiary cap amount and the number of Medicare beneficiaries electing hospice care for the first time from that hospice program or programs during the relevant period.

     We actively monitor each of our hospice programs, by provider number, as to their specific admissions, discharge rate and average length of stay data in an attempt to determine whether they are likely to exceed the Medicare cap. Should we determine that a provider number is likely to exceed the Medicare cap based on projected trends, we attempt to institute corrective action to influence the patient mix or to increase patient admissions. However, should we project our corrective action will not prevent that program from exceeding its Medicare cap, we estimate the amount we will be required to repay at the end of the measurement year and accrue that amount, which is proportional to the number of months elapsed in the Medicare cap year, as a reduction of patient revenue.

INSURANCE ACCRUALS

     For the Roto-Rooter segment and Chemed's Corporate Office, we self-insure for all casualty insurance claims (workers' compensation, auto liability and general liability). As a result, we closely monitor and frequently evaluate our historical claims experience to estimate the appropriate level of accrual for self-insured claims. Our third-party administrator ("TPA") processes and reviews claims on a monthly basis. Currently, our exposure on any single claim is capped at $500,000. For most of the prior years, the caps for general liability and workers' compensation were between $250,000 and $500,000 per claim. In developing our estimates, we accumulate historical claims data for the previous 10 years to calculate loss development factors ("LDF") by insurance coverage type. LDFs are applied to known claims to estimate the ultimate potential liability for known and unknown claims for each open policy year. LDFs are updated annually. Because this methodology relies heavily on historical claims data, the key risk is whether the historical claims are an accurate predictor of future claims exposure. The risk also exists that certain claims have been incurred and not reported on a timely basis. To mitigate these risks, in conjunction with our TPA, we closely monitor claims to ensure timely accumulation of data and compare claims trends with the industry experience of our TPA.

     For the VITAS segment, we self insure for workers' compensation exposures. Currently, VITAS' exposure on any single claim is capped at $500,000. For most of the prior years, the caps for workers' compensation were between $250,000 and $500,000 per claim. For VITAS' self-insurance accruals for workers' compensation, we obtained an actuarial valuation of the liability as of the date of acquisition and as of November 30, 2005 and 2004. The valuation methods used by the actuary are similar to those used internally for our other business units.

     As an indication of the sensitivity of the accrued liability to reported claims, our analysis indicates that a 1% across-the-board increase or decrease in the amount of projected losses for all of our continuing operations would increase or decrease the accrued insurance liability at December 31, 2005, by $1,157,000 or 3%.

INCOME TAXES

     Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carry-forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amount of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in our opinion, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in laws and rates on the date of enactment.

     We are subject to income taxes in the U.S. Federal and most state jurisdictions. Significant judgment is required to determine our provision for income taxes. We are periodically audited by various taxing authorities. We establish liabilities for possible assessments by taxing authorities resulting from exposures including, but not limited to, the deductibility of

Chemed Corporation and Subsidiary Companies

certain expenses and the tax treatment of acquisitions and divestitures. While it is often difficult to predict the final outcome or the timing of resolution of any particular tax matter, we believe our tax reserves reflect the probable outcome of known contingencies.

     On June 30, 2005, significant changes to the tax system of the State of Ohio were enacted. The impact was required to be accounted for in all annual and interim periods ending on or after June 30, 2005. Changes in the Ohio tax legislation include the phasing out of the Ohio income tax and the Ohio personal property tax. Additionally, a new Commercial Activity Tax ("CAT"), which is based on gross receipts, was introduced. Since the corporate income tax is being replaced by the CAT, which is not an income tax under generally accepted accounting principles, entities with businesses in the State of Ohio must account for the phase-out of the corporate income tax as a change in enacted tax rate as of June 30, 2005. We recorded a valuation allowance on all significant deferred tax amounts in the State of Ohio, mainly net operating loss carry-forwards, because management believed that it was more likely than not that the benefit would expire unutilized. As such, there was no significant impact to us for the year ended December 31, 2005.

GOODWILL AND INTANGIBLE ASSETS

     Identifiable, definite-lived intangible assets arise from purchase business combinations and are amortized using either an accelerated method or the straight-line method over the estimated useful lives of the assets. The selection of an amortization method is based on which method best reflects the economic pattern of usage of the asset. The VITAS trade name is considered to have an indefinite life. Goodwill and the VITAS trade name are tested at least annually for impairment. The valuation of goodwill and the VITAS trade name is dependent upon many factors, some of which are market-driven and beyond our control. The valuation of goodwill and the VITAS trade name indicate that the fair value exceeds the carrying value at December 31, 2005.

RECENT ACCOUNTING STATEMENTS
FASB NO. 123R

     In December 2004, the FASB issued FASB Statement No. 123 (revised 2004) "Share-Based Payment" ("FASB123R"), which requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation issued to employees and disallows the use of the intrinsic value method of accounting for stock options, but expresses no preference for a type of valuation model. This statement supersedes APB No. 25, but does not change the accounting guidance for share-based payment transactions with parties other than employees provided in FASB 123 as originally issued. FASB123R is effective as of January 1, 2006. In March 2005, the Board of Directors approved immediate vesting of all unvested stock options to avoid recognizing approximately $951,000 of pretax expense that would have been charged to income under FASB123R beginning on January 1, 2006. The pretax expense from continuing operations of accelerating the vesting of these stock options, which were scheduled to vest in November 2005 and November 2006, was approximately $215,000 and recorded in the first quarter of 2005.

     We adopted FASB 123R on January 1, 2006 using the modified prospective method. Therefore, historical financial information will not be restated. There was no significant impact on our financial condition, results of operations or cash flow as a result of adoption of FASB 123R.

FASB NO. 154

     In May 2005, the FASB issued FASB Statement No. 154, "Accounting for Changes and Error Corrections--a replacement of APB Opinion No. 20 and FASB Statement No. 3" (FASB 154). FASB 154 changes the requirements with regard to the accounting for and reporting of a change in an accounting principle. The provisions of FASB 154 require, unless impracticable, retrospective application to prior periods presented in financial statements for all voluntary changes in an accounting principle and changes required by the adoption of a new accounting pronouncement in the unusual instance that the new pronouncement does not indicate a specific transition method. FASB 154 also requires that a change in depreciation, amortization or depletion method for long-lived, non-financial assets be accounted for as a change in an accounting estimate, which requires prospective application of the new method. FASB 154 is effective for all changes in an accounting principle made in fiscal years beginning after December 15, 2005. We adopted FASB 154 with our fiscal year beginning January 1, 2006. There was no impact on our financial condition, results of operations or cash flows upon adoption.

FASB NO. 155

     In February 2006, the FASB issued FASB Statement No. 155, "Accounting for Certain Hybrid Financial Instruments" (FASB 155), which nullifies and amends various accounting guidance relating to accounting for derivative instruments and securitization transactions. In general, these changes will reduce the operational complexity associated with bifurcating embedded derivatives, and increase the number of beneficial interests in securitization transactions. This statement is effective for all financial instruments acquired or issued after the beginning of our first fiscal year that begins after September 15, 2006. Because we do not have any material derivative instruments or securitization transactions, we believe there will be no material impact on our financial condition, results of operations or cash flows upon adoption.

UNAUDITED SUPPLEMENTARY DATA (VITAS)

To provide background in analyzing the quarterly operations of the VITAS segment, we are providing the following financial and operating data (in thousands, except percentages, days and dollars per day):

                                                            2004                               2005
                                          ----------------------------------------   -----------------------
                                                   First Quarter
                                          -----------------------------
                                           January 1      February 24
                                               to              to          Fourth     Fourth    Year-to-date
                                          February 23   September 30(a)    Quarter    Quarter     December
                                          -----------   ---------------   --------   --------   ------------
STATEMENT OF OPERATIONS
   Service revenues and sales             $ 72,870         $316,453       $142,277   $168,994     $629,140
                                          --------         --------       --------   --------     --------
   Cost of services provided
      (excluding depreciation)              58,848          247,971        108,830    130,271      491,974
   Selling, general and administrative
      expenses                               8,182           29,940         13,006     14,097       54,806
   Depreciation                                836            3,078          2,634      2,108        7,585
   Amortization                                  4            2,995            354      1,384        4,347
   Other expense                            24,956(b)            --          1,680     18,150       19,031
                                          --------         --------       --------   --------     --------
      Total costs and expenses              92,826          283,984        126,504    166,010      577,743
                                          --------         --------       --------   --------     --------
      Income/(loss) from operations        (19,956)          32,469         15,773      2,984       51,397
   Interest expense                           (919)             (90)           (38)       (49)        (153)
   Loss on extinguishment of debt           (4,497)(b)           --             --         --           --
   Other income--net                            41              589            466        834        2,737
                                          --------         --------       --------   --------     --------
      Income/(loss) before income taxes    (25,331)          32,968         16,201      3,769       53,981
   Income taxes                              6,996          (13,489)        (6,541)    (1,264)     (20,394)
                                          --------         --------       --------   --------     --------
         Net income/(loss)                $(18,335)        $ 19,479       $  9,660   $  2,505     $ 33,587
                                          ========         ========       ========   ========     ========
EBITDA (c)
   Net income/(loss)                      $(18,335)        $ 19,479       $  9,660   $  2,505     $ 33,587
   Add/(deduct)
      Interest expense                         919               90             38         49          153
      Income taxes                          (6,996)          13,489          6,541      1,264       20,394
      Depreciation                             836            3,078          2,634      2,108        7,585
      Amortization                               4            2,995            354      1,384        4,347
                                          --------         --------       --------   --------     --------
         EBITDA                           $(23,572)        $ 39,131       $ 19,227   $  7,310     $ 66,066
                                          ========         ========       ========   ========     ========

----------
(a) We acquired VITAS on February 24, 2004 and recorded estimated purchase accounting adjustments to the value of VITAS' assets as of that date.

(b) Costs related to the sale of VITAS totaled $29,453,000 pretax ($20,930,000 aftertax) for January 1 through February 23, 2004.

(c) EBITDA is income before interest expense, income taxes, depreciation and amortization. We use EBITDA, in addition to net income and income/(loss) from operations, to assess our performance and believe it is important for investors to be able to evaluate us using the same measures used by management. We believe EBITDA is an important supplemental measure of operating performance because it provides investors with an indication of our performance independent of our debt and equity structure and related costs. We also believe EBITDA is a supplemental measurement tool used by analysts and investors to help evaluate a company's overall operating performance by including only transactions related to core cash operating business activities. EBITDA as calculated by us is not necessarily comparable to similarly titled measures reported by other companies. In addition, EBITDA is not prepared in accordance with accounting principles generally accepted in the United States ("GAAP"), and should not be considered an alternative for net income, income from operations or other financial information determined under GAAP, and should not be considered as a measure of profitability or liquidity. We believe the line on the consolidated statement of operations entitled net income/(loss) is the most directly comparable GAAP measure to EBITDA. EBITDA, as calculated above, includes interest income, loss on extinguishment of debt, costs related to the sale of VITAS to the Company and costs related to the settlement of class action litigation as follows (in thousands):

                                                            2004                             2005
                                          ---------------------------------------   ----------------------
                                                   First Quarter
                                          -----------------------------
                                           January 1      February 24
                                               to              to          Fourth    Fourth   Year-to-date
                                          February 23   September 30(a)   Quarter   Quarter     December
                                          -----------   ---------------   -------   -------   ------------
Interest income                             $    41           $610        $  481    $   842      $ 2,803
Loss on extinguishment of debt                4,497             --            --         --           --
Costs related to sale of business            24,956             --         1,680         --           --
Settlement of class action litigation            --             --            --     17,350       17,350

                                                         2004                       2005
                                               -----------------------   -------------------------
                                                Fourth    Year-to-Date    Fourth      Year-to-Date
                                                Quarter     December      Quarter        December
                                               --------   ------------   --------     ------------
OPERATING STATISTICS
   Net revenue
      Homecare                                 $ 98,746     $364,962     $117,154       $436,596
      Inpatient                                  19,131       74,905       22,828         86,127
      Continuous care                            24,400       91,733       29,012        106,417
                                               --------     --------     --------       --------
         Total                                 $142,277     $531,600     $168,994       $629,140
                                               ========     ========     ========       ========
   Net revenue as a percent of total
      Homecare                                     69.4%        68.7%        69.3%          69.4%
      Inpatient                                    13.4         14.1         13.5           13.7
      Continuous care                              17.2         17.2         17.2           16.9
                                               --------     --------     --------       --------
         Total                                    100.0%       100.0%       100.0%         100.0%
                                               ========     ========     ========       ========
   Average daily census ("ADC") (days)
      Homecare                                    5,053        4,763        6,030          5,797
      Nursing home                                3,241        3,107        3,417          3,312
                                               --------     --------     --------       --------
         Routine homecare                         8,294        7,870        9,447          9,109
      Inpatient                                     366          367          421            408
      Continuous care                               474          457          544            513
                                               --------     --------     --------       --------
         Total                                    9,134        8,694       10,412         10,030
                                               ========     ========     ========       ========
   Total Admissions                              11,558       46,537       12,487         50,456
   Average length of stay (days)                   64.1         60.0         70.0(a)        67.4
   Median length of stay (days)                    12.0         12.0         13.0           12.0
   ADC by major diagnosis
      Neurological                                 31.4%        31.2%        32.5%          32.1%
      Cancer                                       21.9         22.7         21.0           21.3
      Cardio                                       15.0         14.6         14.9           15.0
      Respiratory                                   7.1          7.3          7.0            7.1
      Other                                        24.6         24.2         24.6           24.5
                                               --------     --------     --------       --------
      Total                                       100.0%       100.0%       100.0%         100.0%
                                               ========     ========     ========       ========
   Admissions by major diagnosis
      Neurological                                 18.3%        18.7%        19.3%          18.9%
      Cancer                                       37.0         37.0         37.5           36.8
      Cardio                                       13.2         13.2         12.4           13.2
      Respiratory                                   6.6          7.2          6.7            7.1
      Other                                        24.9         23.9         24.1           24.0
                                               ---------    --------     --------       --------
      Total                                       100.0%       100.0%       100.0%         100.0%
                                               ========     ========     ========       ========
   Direct patient care margins (b)
      Routine homecare                             51.2%        50.0%        50.8%          50.2%
      Inpatient                                    23.9         24.4         23.7           22.7
      Continuous care                              18.6         18.8         20.4           18.9
   Homecare margin drivers
      (dollars per patient day)
      Labor costs                              $  44.08     $  42.96     $  47.13       $  45.98
      Drug costs                                   7.63         8.48         7.31           7.60
      Home medical equipment                       5.56         5.71         5.46           5.48
      Medical supplies                             1.98         1.98         2.14           2.17
   Inpatient margin drivers
      (dollars per patient day)
      Labor costs                              $ 235.01     $ 213.28     $ 238.26       $ 240.00
   Continuous care margin drivers
      (dollars per patient day)
      Labor costs                              $ 437.43     $ 426.46     $ 442.28       $ 441.95
   Bad debt expense as a percent of revenues        0.9%         1.0%         0.9%           0.9%
      Accounts receivable --
         days of revenue outstanding               38.1         38.1         41.8           41.8

----------
(a) VITAS has five large (greater than 450 ADC), 16 medium (greater than 200 but less than 450 ADC) and 18 small (less than 200 ADC) hospice programs. 2 programs, including the Phoenix program, have estimated Medicare Cap cushion of less than 10% for the 2006 measurement period.

(b)  Amounts exclude indirect patient care and administrative costs.

Chemed Corporation and Subsidiary Companies

CORPORATE GOVERNANCE

     We submitted our Annual Certification of the Chief Executive Officer to the New York Stock Exchange ("NYSE") regarding the NYSE corporate governance listing standards on May 18, 2005. We also filed our Certifications of the President and Chief Executive Officer, the Vice President and Chief Financial Officer and the Vice President and Controller pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 as Exhibits 31.1, 31.2 and 31.3, respectively, to our Annual Report on Form 10-K for the year ended December 31, 2005.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 REGARDING FORWARD-LOOKING INFORMATION

     In addition to historical information, this report contains forward-looking statements and performance trends that are based upon assumptions subject to certain known and unknown risks, uncertainties, contingencies and other factors. Such forward-looking statements and trends include, but are not limited to, the impact of laws and regulations on our operations, our estimate of future effective income tax rates and the recoverability of deferred tax assets. Variances in any or all of the risks, uncertainties, contingencies, and other factors from our assumptions could cause actual results to differ materially from these forward-looking statements and trends. Our ability to deal with the unknown outcomes of these events, many of which are beyond our control, may affect the reliability of our projections and other financial matters.

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

DONALD BREEN, JR.(2)
President, Castle Hill Ventures LLC
(management consulting and investments)

CHARLES H. ERHART, JR. (1, 2*, 3*)
Former President, W.R. Grace & Co. (retired)

JOEL F. GEMUNDER (3)
President & Chief Executive Officer, Omnicare Inc.

PATRICK P. GRACE (1, 3)
President, MLP Capital Inc. (real estate and mining)

THOMAS C. HUTTON
Vice President, Chemed Corporation

WALTER L. KREBS (1)
Former Senior Vice President - Finance,
Chief Financial Officer and Treasurer,
Service America Systems Inc. (retired)

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

1)  Audit Committee
2)  Compensation/Incentive Committee
3)  Nominating Committee
*   Committee Chairman

INSIDE BACK COVER

TEXT:

CORPORATE INFORMATION

CORPORATE HEADQUARTERS
Chemed Corporation
Suite 2600
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

ANNUAL MEETING

      The Annual Meeting of Shareholders of Chemed Corporation, will be held on Monday, May 15, 2006, at 11 a.m. in the Lower Level Conference Center of The Queen City Club, 331 East Fourth Street, Cincinnati, Ohio.

NUMBER OF SHAREHOLDERS

      The approximate number of shareholders of record of Chemed Capital Stock was 3,174 on December 31, 2005. (This number does not include shareholders with shares held under beneficial ownership or within clearinghouse positions of brokerage firms and banks.)

STOCK EXCHANGE LISTINGS

      Chemed Capital Stock is listed on the New York Stock Exchange under the ticker symbol CHE.

CAPITAL STOCK & DIVIDEND DATA

                                                                               8
      The high and low closing prices for Chemed Capital Stock and dividends per share paid by quarter, each adjusted for a 2-for-1 stock split occurring May 11, 2005, follow:

                                 Closing
                          ---------------------    Dividends
                           High          Low         Paid
                          -------      --------    ---------
2005
FIRST QUARTER ..........  $ 38.63      $  32.55      $ 0.06
SECOND QUARTER .........    43.83         34.57        0.06
THIRD QUARTER ..........    44.90         39.32        0.06
FOURTH QUARTER .........    54.00         40.13        0.06

2004
First Quarter ..........  $ 33.48      $  24.48      $ 0.06
Second Quarter .........    27.65         21.55        0.06
Third Quarter ..........    28.13         21.36        0.06
Fourth Quarter .........    33.72         27.56        0.06

BACK COVER:

Chemed Corporation
2600 Chemed Center
255 East Fifth Street
Cincinnati, Ohio  45202-4726

Visit our Web sites at www.chemed.com, www.rotorooter.com, and www.vitas.com.

RECYCLED PAPER LOGO

Printed on recycled paper