Form 10-K, Exhibit 13
period 2006-12-31
CHEMED CORP
filed 2007-02-28
CIK 19584

Financial Review
Contents

Report of Independent Registered Public Accounting Firm	2
Consolidated Statement of Income	3
Consolidated Balance Sheet	4
Consolidated Statement of Cash Flows	5
Consolidated Statement of Changes in Stockholders’ Equity	6
Notes to Consolidated Financial Statements	8
Unaudited Summary of Quarterly Results	32
Selected Financial Data	34
Management’s Discussion and Analysis of Financial Condition and Results of Operations	35
MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
     The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting, as that term is defined in Exchange Act Rules 13a-15(f) and 15d-15(f). A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and disposition of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorization of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
     The Company’s management, including the President and Chief Executive Officer, Vice President and Chief Financial Officer and Vice President and Controller, has conducted an evaluation of the effectiveness of its internal control over financial reporting as of December 31, 2006 based on the framework established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on this evaluation, management concluded that internal control over financial reporting was effective as of December 31, 2006 based on criteria in Internal Control—Integrated Framework issued by COSO. Management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm.

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors of Chemed Corporation:
We have completed integrated audits of Chemed Corporation’s consolidated financial statements and of its internal control over financial reporting as of December 31, 2006 in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.
Consolidated financial statements
In our opinion, the accompanying consolidated balance sheet and the related consolidated statement of income, cash flows, and changes in stockholders’ equity present fairly, in all material respects, the financial position of Chemed Corporation and its subsidiaries at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As discussed in Note 1 to the consolidated financial statements, effective January 1, 2006 the Company changed its method of accounting for share-based compensation.
Internal control over financial reporting
Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting appearing on page 1, that the Company maintained effective internal control over financial reporting as of December 31, 2006 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006 based on criteria established in Internal Control — Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ PricewaterhouseCoopers LLP
Cincinnati, Ohio
February 28, 2007

CONSOLIDATED STATEMENT OF INCOME
Chemed Corporation and Subsidiary Companies
(in thousands, except per share data)

For the Years Ended December 31,	2006	2005	2004

Continuing Operations
Service revenues and sales	$1,018,587	$915,970	$734,877

Cost of services provided and goods sold (excluding depreciation)	730,123	644,476	506,770
Selling, general and administrative expenses	161,183	157,262	147,064
Depreciation	16,775	16,150	14,542
Amortization	5,255	4,922	3,779
Other expenses (Note 6)	272	16,391	4,768

Total costs and expenses	913,608	839,201	676,923

Income from operations	104,979	76,769	57,954
Interest expense	(17,468)	(21,264)	(21,158)
Loss from impairment of investment (Note 7)	(1,445)	—	—
Loss on extinguishment of debt (Note 13)	(430)	(3,971)	(3,330)
Other income—net (Note 9)	4,648	3,122	3,470

Income before income taxes	90,284	54,656	36,936
Income taxes (Note 10)	(32,562)	(18,428)	(13,736)
Equity in loss of affiliate (Note 4)	—	—	(4,105)

Income from continuing operations	57,722	36,228	19,095
Discontinued Operations, Net of Income Taxes (Note 7)	(7,071)	(411)	8,417

Net Income	$50,651	$35,817	$27,512

Earnings Per Share (Note 18)
Income from continuing operations	$2.21	$1.42	$0.79

Net Income	$1.94	$1.40	$1.14

Diluted Earnings Per Share (Note 18)
Income from continuing operations	$2.16	$1.38	$0.78

Net Income	$1.90	$1.36	$1.12

Average Number of Shares Outstanding (Note 18)
Earnings per share	26,118	25,552	24,120

Diluted earnings per share	26,669	26,299	24,636

The Notes to Consolidated Financial Statements are integral parts of this statement.

CONSOLIDATED BALANCE SHEET
Chemed Corporation and Subsidiary Companies
(in thousands, except shares and per share data)

December 31,	2006	2005

Assets
Current assets
Cash and cash equivalents (Note 11)	$29,274	$57,133
Accounts receivable less allowances of $10,180 (2005 - $8,311)	93,086	91,094
Inventories	6,578	6,499
Prepaid income taxes (Note 10)	—	8,151
Current deferred income taxes (Note 10)	17,789	26,727
Current assets of discontinued operations (Note 7)	5,418	5,189
Prepaid expenses and other current assets	9,968	9,767

Total current assets	162,113	204,560
Investments of deferred compensation plans held in trust (Note 15)	25,713	21,105
Other investments (Notes 7 and 17)	—	1,445
Note receivable (Notes 7 and 17)	14,701	12,500
Properties and equipment, at cost, less accumulated depreciation (Note 12)	70,140	65,155
Identifiable intangible assets less accumulated amortization of $13,201 (2005 - $9,212) (Note 5)	69,215	72,888
Goodwill (Note 5)	435,050	432,596
Noncurrent assets of discontinued operations (Note 7)	287	7,632
Other assets	16,068	21,222

Total Assets	$793,287	$839,103

Liabilities
Current liabilities
Accounts payable	$49,744	$43,437
Current portion of long-term debt (Note 13)	209	1,045
Income taxes (Note 10)	6,765	4,189
Accrued insurance	38,457	38,409
Accrued salaries and wages	35,990	32,963
Current liabilities of discontinued operations (Note 7)	12,215	3,339
Other current liabilities (Note 14)	22,684	45,823

Total current liabilities	166,064	169,205
Deferred income taxes (Note 10)	26,301	26,012
Long-term debt (Note 13)	150,331	234,058
Deferred compensation liabilities (Note 15)	25,514	21,275
Noncurrent liabilities of discontinued operations (Note 7)	—	4
Other liabilities	3,716	4,374
Commitments and contingencies (Notes 16, 20 and 21)

Total Liabilities	371,926	454,928

Stockholders’ Equity
Capital stock — authorized 80,000,000 shares $1 par; issued 28,849,918 shares (2005 — 28,373,872 shares)	28,850	28,374
Paid-in capital	252,639	234,910
Retained earnings	215,517	171,188
Treasury stock — 3,023,635 shares (2005 — 2,394,272 shares), at cost	(78,064)	(52,127)
Deferred compensation payable in Company stock (Note 15)	2,419	2,379
Notes receivable for shares sold	—	(549)

Total Stockholders’ Equity	421,361	384,175

Total Liabilities and Stockholders’ Equity	$793,287	$839,103

The Notes to Consolidated Financial Statements are integral parts of this statement.

CONSOLIDATED STATEMENT OF CASH FLOWS
Chemed Corporation and Subsidiary Companies
(in thousands)

For the Years Ended December 31,	2006	2005	2004

Cash Flows from Operating Activities
Net income	$50,651	$35,817	$27,512
Adjustments to reconcile net income/(loss) to net cash provided by operations:
Depreciation and amortization	22,030	21,072	18,321
Provision for uncollectible accounts receivable	8,169	7,126	6,150
Provision for deferred income taxes (Note 10)	7,408	(5,055)	4,969
Discontinued operations (Note 7)	7,071	411	(8,417)
Amortization of debt issuance costs	1,774	1,834	1,861
Noncash portion of long-term incentive compensation	—	4,813	4,988
Loss on impairment of investment	1,445	—	—
Write-off unamortized debt issuance costs	430	2,871	—
Equity in loss of affiliate (Note 4)	—	—	4,105
Changes in operating assets and liabilities, excluding amounts acquired in business combinations:
Increase in accounts receivable	(12,527)	(34,145)	(6,070)
Decrease/(increase) in inventories	(78)	520	(986)
Decrease/(increase) in prepaid expenses and other current assets	(2,188)	76	11,659
Increase/(decrease) in accounts payable and other current liabilities	(13,017)	32,431	(2,785)
Increase in income taxes	18,726	15,359	21,346
Decrease/(increase) in other assets	(722)	(2,003)	5,607
Increase/(decrease) in other liabilities	3,788	(1,146)	(627)
Excess tax benefit on share-based compensation	(5,600)	—	—
Noncash expense of internally financed ESOPs	—	1,060	1,894
Other sources/(uses)	2,109	912	(1,043)

Net cash provided by continuing operations	89,469	81,953	88,484
Net cash provided/(used) by discontinued operations (Note 7)	9,120	(1,940)	4,406

Net cash provided by operating activities	98,589	80,013	92,890

Cash Flows from Investing Activities
Capital expenditures	(21,987)	(25,734)	(18,290)
Business combinations, net of cash acquired (Note 8)	(4,145)	(6,165)	(343,051)
Net uses from sale of discontinued operations (Note 7)	(922)	(9,367)	(759)
Proceeds from sales of property and equipment	347	157	772
Investing activities of discontinued operations (Note 7)	(260)	(239)	(1,774)
Return of deposit to secure merger offer	—	—	10,000
Other uses	(765)	(394)	(107)

Net cash used by investing activities	(27,732)	(41,742)	(353,209)

Cash Flows from Financing Activities
Repayment of long-term debt (Note 13)	(84,563)	(141,592)	(96,940)
Purchases of treasury stock	(19,885)	(7,401)	(2,654)
Dividends paid	(6,322)	(6,172)	(5,718)
Excess tax benefit on share-based compensation	5,600	—	—
Proceeds from exercise of stock options (Note 2)	3,861	12,327	3,721
Increase/(decrease) in cash overdraft payable	2,571	6,752	1,265
Debt issuance costs	(154)	(1,755)	(14,447)
Proceeds from issuance of long-term debt (Note 13)	—	85,000	295,000
Issuance of capital stock, net of costs	—	—	95,102
Collection of stock subscription note receivable	—	—	8,053
Redemption of convertible junior subordinated securities (Note 1)	—	—	(2,735)
Financing activities of discontinued operations (Note 7)	—	—	(255)
Other sources/(uses)	176	255	687

Net cash provided/(used) by financing activities	(98,716)	(52,586)	281,079

Increase/(decrease) in cash and cash equivalents	(27,859)	(14,315)	20,760
Cash and cash equivalents at beginning of year	57,133	71,448	50,688

Cash and cash equivalents at end of year	$29,274	$57,133	$71,448

The Notes to Consolidated Financial Statements are integral parts of this statement.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
Chemed Corporation and Subsidiary Companies
(in thousands, except per share date)

	Capital	Paid-in	Retained
	Stock	Capital	Earnings

Balance at December 31, 2003	$13,453	$167,547	$119,746
Net income	—	—	27,512
Dividends paid ($0.48 per share — pre-split)	—	—	(5,718)
Stock awards and exercise of stock options (Note 2)	130	8,120	—
Retirement of treasury shares	(400)	(12,076)	—
Issuance of common shares	—	32,722	—
Decrease in notes receivable	—	—	—
Purchases of treasury stock	—	1,894	—
Conversion of convertible preferred securities	308	10,639	—
Other	—	255	2

Balance at December 31, 2004	13,491	209,101	141,542
Net income	—	—	35,817
Dividends paid ($0.24 per share)	—	—	(6,172)
Stock awards and exercise of stock options (Note 2)	1,028	38,383	—
Decrease in notes receivable	—	—	—
Purchases of treasury stock	—	1,060	—
Impact of common share split (Note 23)	13,855	(13,855)	—
Other	—	221	1

Balance at December 31, 2005	28,374	234,910	171,188
Net income	—	—	50,651
Dividends paid ($0.24 per share)	—	—	(6,322)
Stock awards and exercise of stock options (Note 2)	476	17,663	—
Decrease in notes receivable	—	—	—
Purchases of treasury stock (Notes 2 and 23)	—	—	—
Other	—	66	—

Balance at December 31, 2006	$28,850	$252,639	$215,517

The Notes to Consolidated Financial Statements are integral parts of this statement.

		Deferred
		Compensation	Notes
	Treasury	Payable in	Receivable
	Stock-	Company	for
	at Cost	Stock	Shares Sold	Total

Balance at December 31, 2003	$(109,427)	$2,308	$(934)	$192,693
Net income	—	—	—	27,512
Dividends paid ($0.48 per share — pre-split)	—	—	—	(5,718)
Stock awards and exercise of stock options (Note 2)	771	—	—	9,021
Retirement of treasury shares	12,476	—	—	—
Issuance of common shares	62,380	—	—	95,102
Decrease in notes receivable	(10)	—	390	380
Purchases of treasury stock	(63)	—	—	1,831
Conversion of convertible preferred securities	—	—	—	10,947
Other	—	67	—	324

Balance at December 31, 2004	(33,873)	2,375	(544)	332,092
Net income	—	—	—	35,817
Dividends paid ($0.24 per share)	—	—	—	(6,172)
Stock awards and exercise of stock options (Note 2)	(18,204)	—	—	21,207
Decrease in notes receivable	(9)	—	(5)	(14)
Purchases of treasury stock	(41)	—	—	1,019
Impact of common share split (Note 23)	—	—	—	—
Other	—	4	—	226

Balance at December 31, 2005	(52,127)	2,379	(549)	384,175
Net income	—	—	—	50,651
Dividends paid ($0.24 per share)	—	—	—	(6,322)
Stock awards and exercise of stock options (Note 2)	(9,840)	—	—	8,299
Decrease in notes receivable	(485)	—	549	64
Purchases of treasury stock (Notes 2 and 23)	(15,612)	—	—	(15,612)
Other	—	40	—	106

Balance at December 31, 2006	$(78,064)	$2,419	$—	$421,361

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Chemed Corporation and Subsidiary Companies
1. Summary of Significant Accounting Policies
NATURE OF OPERATIONS
     We operate through our two wholly owned subsidiaries, VITAS Healthcare Corporation (“VITAS”) and Roto-Rooter Group, Inc. (“Roto-Rooter”). VITAS focuses on hospice care that helps make terminally ill patients’ final days as comfortable as possible. Through its team of doctors, nurses, home health aides, social workers, clergy and volunteers, VITAS provides direct medical services to patients, as well as spiritual and emotional counseling to both patients and their families. Roto-Rooter is focused on providing plumbing and drain cleaning services to both residential and commercial customers. Through its network of company-owned branches, independent contractors and franchisees, Roto-Rooter offers plumbing and drain cleaning service to over 90% of the U.S. population.
PRINCIPLES OF CONSOLIDATION
     The consolidated financial statements include the accounts of Chemed Corporation and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated.
     We have analyzed the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 46R “Consolidation of Variable Interest Entities—an interpretation of Accounting Research Bulletin No. 51 (revised)” (“FIN 46R”) relative to contractual relationships with our Roto-Rooter independent contractors and franchisees. FIN 46R requires the primary beneficiary of a Variable Interest Entity (“VIE”) to consolidate the accounts of the VIE. We have evaluated the relationships with our independent contractors and franchisees based upon guidance provided in FIN 46R and have concluded that certain of the independent contractors may be VIEs. Based on our evaluation, the franchisees are not VIEs. We believe consolidation, if required, of the accounts of any independent contractor for which we might be the primary beneficiary would not materially impact our financial position or results of operations.
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
     As of December 31, 2006 and 2005, approximately 62% and 65%, respectively of VITAS’ total accounts receivable balance were due from Medicare and 30% and 27%, respectively of VITAS’ total accounts receivable balance were due from various state Medicaid programs. Combined accounts receivable from Medicare and Medicaid represent 81% of the net accounts receivable in the accompanying consolidated balance sheet as of December 31, 2006. We closely monitor our programs to ensure compliance with Medicare and Medicaid regulations.
INVENTORIES
     Substantially all of the inventories are either general merchandise or finished goods. Inventories are stated at the lower of cost or market. For determining the value of inventories, cost methods that reasonably approximate the first-in, first-out (“FIFO”) method are used.
OTHER INVESTMENTS
     At December 31, 2005, other investments, which were classified as available-for-sale, comprised a common stock purchase warrant in privately held Patient Care Inc. (“Patient Care”), our former subsidiary. As further discussed in Note 7, our investment in the Patient Care warrant, which was carried at cost, was written-off in fiscal 2006.
     All investments are reviewed periodically for impairment based on available market and financial data. If the market value or net realizable value of the investment is less than our cost and the decline is determined to be other than temporary, a write-down to fair value is made, and a realized loss is recorded in the statement of income. In calculating realized gains and losses on the sales of investments, the specific-identification method is used to determine the cost of investments sold.

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
     Expenditures for major software purchases and software developed for internal use are capitalized and depreciated using the straight-line method over the estimated useful lives of the assets. For software developed for internal use, external direct costs for materials and services and certain internal payroll and related fringe benefit costs are capitalized in accordance with Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. ”
     The weighted average lives of our property and equipment at December 31, 2006, were:

Buildings	16.2 yrs.
Transportation equipment	5.9
Machinery and equipment	5.9
Computer software	4.3
Furniture and fixtures	5.0
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
     The weighted average lives of our identifiable, definite-lived intangible assets at December 31, 2006, were:

Covenants not to compete	6.3 yrs.
Referral networks	10.0
Customer lists	13.3
LONG-LIVED ASSETS
     If we believe a triggering event may have occurred that indicates a possible impairment of our long-lived assets, we perform an estimation and valuation of the future benefits of our long-lived assets (other than goodwill and the VITAS trade name) based on key financial indicators. If the projected undiscounted cash flows of a major business unit indicate that property and equipment or identifiable, definite-lived intangible assets have been impaired, a write-down to fair value is made. As further discussed in Note 7, VITAS sold its Phoenix program in 2006. Prior to that sale, we determined that property and equipment of this program with a carrying value of $216,000 was impaired and recorded an impairment charge in September 2006. No other events occurred during 2006 or 2005 that indicated an impairment assessment was required.
OTHER ASSETS
     Debt issuance costs are included in other assets and are amortized using the effective interest method over the life of the debt.
REVENUE RECOGNITION
     Both the VITAS segment and Roto-Rooter segment recognize service revenues and sales when the earnings process has been completed. Generally, this occurs when services are provided or products are delivered. VITAS recognizes revenue at the estimated realizable amount due from third-party payers. Medicare billings are subject to certain limitations, as described further below.
     VITAS is subject to certain limitations on Medicare payments for services. Specifically, if the number of inpatient care days any hospice program provides to Medicare beneficiaries exceeds 20% of the total days of hospice care such program provided to all Medicare patients for an annual period beginning September 28, the days in excess of the 20% figure may be reimbursed only at the routine homecare rate. None of VITAS’ hospice programs exceeded the payment limits on inpatient services in 2006, 2005 or 2004.
     VITAS is also subject to a Medicare annual per-beneficiary cap (“Medicare Cap”). Compliance with the Medicare Cap is measured by comparing the total Medicare payments received under a Medicare provider number with respect to

Chemed Corporation and Subsidiary Companies
services provided to all Medicare hospice care beneficiaries in the program or programs covered by that Medicare provider number between November 1 of each year and October 31 of the following year with the product of the per-beneficiary cap amount and the number of Medicare beneficiaries electing hospice care for the first time from that hospice program or programs from September 28 through September 27 of the following year.
     We actively monitor each of our hospice programs, by provider number, as to their specific admission, discharge rate and median length of stay data in an attempt to determine whether revenues are likely to exceed the annual per-beneficiary Medicare cap. Should we determine that revenues for a program are likely to exceed the Medicare Cap based on projected trends, we attempt to institute corrective action to change the patient mix or to increase patient admissions. However, should we project our corrective action will not prevent that program from exceeding its Medicare Cap, we estimate the amount of revenue recognized during the period that will require repayment to the Federal government under the Medicare Cap and record the amount as a reduction to service revenue.
     During the year ended December 31, 2006, we recorded a pretax charge in continuing operations of $3.9 million for the estimated Medicare cap liability. Medicare cap charges related to our Phoenix operation were $7.9 million and are included in discontinued operations, as further discussed in Note 7. The components of the pretax charges are as follows (in thousands):

		All
	Phoenix	Other	Total
2007 measurement period	$—	$470	$470
2006 measurement period	7,260	2,903	10,163
2005 measurement period	671	525	1,196

Total	$7,931	$3,898	$11,829

     Charges for the 2005 measurement period relate to prior year billing limitations resulting from the fiscal intermediary reallocating admissions for deceased Medicare patients who received hospice care from multiple providers. The amounts for the 2006 and 2007 measurement periods are estimates made by management based upon Medicare admissions and Medicare revenue in each program.
SALES TAX
     The Roto-Rooter segment collects sales tax from customers when required by state and federal laws. We record the amount of sales tax collected net in the accompanying consolidated statement of income.
GUARANTEES
     In the normal course of business, we enter into various guarantees and indemnifications in our relationships with customers and others. Examples of these arrangements include guarantees of services for periods ranging from one day to one year and product satisfaction guarantees. Our experience indicates guarantees and indemnifications do not materially impact our financial condition or results of operations. Based on our experience, no liability for guarantees has been recorded as of December 31, 2006 or 2005.
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
ADVERTISING
     We expense the production costs of advertising the first time the advertising takes place. The costs of yellow page listings are expensed when the directories are placed in circulation. These directories are generally in circulation for approximately one year, at which point they are replaced by the publisher with a new directory. We generally pay for the directory placement assuming it is in circulation for one year. If the directory is in circulation for less than or greater than one year, we receive a credit or additional billing, as necessary. We do not control the timing of when a new directory is placed in circulation. Other advertising costs are expensed as incurred. Advertising expense for continuing operations for the year ended December 31, 2006 was $23.3 million (2005 – $21.2 million; 2004-$20.0 million).

Chemed Corporation and Subsidiary Companies
COMPUTATION OF EARNINGS PER SHARE
     Earnings per share are computed using the weighted average number of shares of capital stock outstanding. Diluted earnings per share reflect the dilutive impact of our outstanding stock options and nonvested stock awards. Diluted earnings per share also assumed the conversion of the Convertible Junior Subordinated Debentures (“CJSD”) into capital stock prior to the redemption of the CJSD in 2004, only when the impact was dilutive on earnings per share from continuing operations. Stock options whose exercise price is greater than the average market price of our stock are excluded from the computation of diluted earnings per share.
STOCK-BASED COMPENSATION PLANS
     Effective January 1, 2006, we adopted the provisions of Statement of Financial Accounting Standards No. 123, revised (“SFAS 123(R)”) which establishes accounting for stock-based compensation for employees. Under SFAS 123(R), stock-based compensation cost is measured at the grant date, based on the fair value of the award and recognized as expense over the employee’s requisite service period on a straight-line basis. We previously applied Accounting Principles Board Opinion No. 25 and provided the pro-forma disclosures required by Statement of Financial Accounting Standards No. 123. We elected to adopt the modified prospective transition method as provided by SFAS 123(R). Accordingly, we have not restated previously reported financial statement amounts. Other than certain reclassifications, there was no material impact on our financial position, results of operations or cash flows as a result of the adoption of SFAS 123(R).
INSURANCE ACCRUALS
     For our Roto-Rooter segment and Corporate Office, we self-insure for all casualty insurance claims (workers’ compensation, auto liability and general liability). As a result, we closely monitor and frequently evaluate our historical claims experience to estimate the appropriate level of accrual for self-insured claims. Our third-party administrator (“TPA”) processes and reviews claims on a monthly basis. Currently, our exposure on any single claim is capped at $500,000. For most of the prior years, the caps for general liability and workers’ compensation were between $250,000 and $500,000 per claim. In developing our estimates, we accumulate historical claims data for the previous 10 years to calculate loss development factors (“LDF”) by insurance coverage type. LDFs are applied to known claims to estimate the ultimate potential liability for known and unknown claims for each open policy year. LDFs are updated annually. Because this methodology relies heavily on historical claims data, the key risk is whether the historical claims are an accurate predictor of future claims exposure. The risk also exists that certain claims have been incurred and not reported on a timely basis. To mitigate these risks, in conjunction with our TPA, we closely monitor claims to ensure timely accumulation of data and compare claims trends with the industry experience of our TPA.
     For the VITAS segment, we self-insure for workers’ compensation claims. Currently, VITAS’ exposure on any single claim is capped at $500,000. For most of the prior years, the caps for workers’ compensation were between $250,000 and $500,000 per claim. For VITAS’ self-insurance accruals for workers’ compensation, we obtained an actuarial valuation of the liability as of February 24, 2004 (the date of acquisition) and as of November 30, 2006 and 2005. The valuation methods used by the actuary are similar to those used internally for our other business units.
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
     We are subject to income taxes in Canada, the Federal and most state jurisdictions. Significant judgment is required to determine our provision for income taxes. We are periodically audited by various taxing authorities. We establish liabilities for possible assessments by taxing authorities resulting from exposures including, the deductibility of certain expenses and the tax treatment related to acquisitions and divestitures. While it is often difficult to predict the final outcome or the timing of resolution of any particular tax matter, we believe our tax reserves reflect the probable outcome of known contingencies, including interest and penalties, if applicable.
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

Chemed Corporation and Subsidiary Companies
RECLASSIFICATIONS
     Prior year amounts have been reclassified to conform with current period presentation in the balance sheet, statement of income and statement of cash flows primarily related to operations discontinued in 2006.
RECENT ACCOUNTING STATEMENTS
     In September 2006, the SEC staff issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements” (“SAB 108”). Traditionally, there have been two widely recognized methods for quantifying the effects of financial statement misstatements. The first, called the “rollover” method, focuses primarily on the income statement effect of a misstatement but its use can lead to the accumulation of misstatements on the balance sheet. The other method, the “iron curtain” method, focuses primarily on the balance sheet effect of a misstatement but its use can cause out-of-period adjustments in the income statement.
     SAB 108 requires companies to evaluate financial statement misstatements using both methods, referred to as the “dual approach.” An issuer may either restate all periods presented as if the dual approach had always been used or record the cumulative effect of using the dual approach to assets and liabilities with an offsetting adjustment to the opening balance of retained earnings as of January 1, 2006. There was no impact on our financial statements for the adoption of SAB 108.
     In September 2006, the FASB issued Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS 158”). The new standard requires employers to recognize fully the obligations associated with single-employer defined benefit pension, retiree healthcare and other postretirement plans in their financial statements. Under past accounting standards, the funded status of an employer’s postretirement benefit plan (i.e., the difference between the plan assets and obligations) was not always completely reported in the balance sheet. Employers reported an asset or liability that almost always differed from the plan’s funded status because previous accounting standards allowed employers to delay recognition of certain changes in plan assets and obligations that affected the costs of providing such benefits. The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006. There was no impact on our financial statements for the adoption of SFAS 158.
     In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (“SFAS 157”), which addresses how companies should measure fair value when they are required to use a fair value measure for recognition or disclosure purposes under generally accepted accounting principles (GAAP). It sets a common definition of fair value to be used throughout GAAP. The new standard is designed to make the measurement of fair value more consistent and comparable and improve disclosures about those measures. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. We are currently evaluating the impact SFAS 157 will have on our financial condition and results of operations.
     In September 2006, the FASB issued a staff position related to the accounting for planned major maintenance activities. The staff position sets forth four alternative methods of accounting for planned major maintenance activities but disallowed the accrue-in-advance method. The accrue-in-advance method provides for estimating the cost of major maintenance activities and accruing that cost in advance of the maintenance being performed. The guidance is effective for the first fiscal year beginning after December 15, 2006. There will be no material impact on our financial statements as a result of adopting this staff position.
     In July 2006, the FASB issued Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement 109”, which prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that it has taken or expects to take on a tax return. Upon adoption of FIN 48, the financial statements will reflect expected future tax consequences of such uncertain positions assuming the taxing authorities’ full knowledge of the position and all relevant facts. FIN 48 also revises disclosure requirements and introduces an annual, tabular roll-forward of the unrecognized tax benefits. This interpretation is effective as of the beginning of fiscal years starting after December 15, 2006. We believe that the cumulative effect upon adoption of FIN 48, as of January 1, 2007, will reduce our accrual for uncertain tax positions by approximately $3 million to $5 million. We do not anticipate the adoption of FIN 48 will have a material impact on our 2007 effective tax rate.
2. Stock Based Compensation Plans
     We provide employees the opportunity to acquire our stock through a number of plans, as follows:
•	We have nine stock incentive plans under which 10,700,000 shares can be issued to key employees through a grant of stock awards and/or options to purchase shares. The Compensation/Incentive Committee (“CIC”) of the Board of Directors administers these plans. All options granted under these plans provide for a purchase price equal to the market value of the stock at the date of grant. The latest plan, covering a total of 3,000,000 shares, was adopted in May 2006 and revised in August 2006. The plans are not qualified, restricted or incentive plans under the U.S Internal Revenue Code. The terms of each plan differ slightly, however, stock options issued under the plans generally have a maximum term of 10 years. Under one plan, adopted in 1999, up to 500,000 shares may be issued to employees who are not our officers or directors.

Chemed Corporation and Subsidiary Companies
•	In May 2002, our shareholders approved the adoption of the Executive Long-Term Incentive Plan (“LTIP”) covering our officers and key employees. The LTIP is administered by the CIC. During June 2004, the CIC approved guidelines covering the establishment of a pool of 250,000 shares (“2004 LTIP Pool”) to be distributed to eligible members of management upon attainment of the following hurdles during the period January 1, 2004 through December 31, 2007:
o	88,000 shares if our cumulative pro forma adjusted EBITDA (including the results of VITAS beginning January 1, 2004) reaches $365 million within the four-year period.

o	44,000 shares represent a retention element, subject to a four-year, time-based vesting.

o	30,000 shares may be awarded at the discretion of the CIC. Through December 31, 2006, 18,000 shares have been issued from the discretionary pool.

o	88,000 shares if our stock price reaches the following hurdles during any 30 trading days out of any 60 trading day period during the four-year period:

Stock Price	Shares to be
Hurdle	Issued
$ 35.00	22,000
$ 38.75	33,000
$ 42.50	33,000

88,000

     On June 22, 2004, the CIC awarded 44,000 restricted shares of stock to key employees under the retention component of the 2004 LTIP Pool. These shares vest on December 31, 2007, for all participants still employed by us. The total cost of these awards is $1.1 million, based on the fair value of the stock on the date of the award. Of this amount, $1.0 million relates to continuing operations and is being amortized on a straight-line basis over the 42-month period ending December 31, 2007.
     During the first quarter of 2005, the price of our stock exceeded $35 per share for 30 trading days, fulfilling one of the stock price hurdles. On March 11, 2005, the CIC approved a payout of 25,000 shares of capital stock under the LTIP. The pretax expense of this award from continuing operations, including payroll taxes and benefit costs, was $1.1 million ($695,000 aftertax).
     During the second quarter of 2005, the price of our stock exceeded $38.75 per share for 30 trading days, fulfilling one of the stock price hurdles. On July 11, 2005, the CIC approved a payout of 37,500 shares of capital stock under the LTIP. The pretax expense of this award from continuing operations, including payroll taxes and benefit costs, was $1.8 million ($1.2 million aftertax).
     During the fourth quarter of 2005, the price of our stock exceeded $42.50 per share for 30 trading days, fulfilling one of the stock price hurdles. On December 2, 2005, the CIC approved a payout of 43,500 shares of capital stock under the LTIP. The pretax expense of this award from continuing operations, including payroll taxes and benefit costs, was $2.5 million ($1.6 million aftertax).
     As of December 31, 2006, no accrual for the cost of possible awards under the remaining components of the 2004 LTIP Pool was made since the targets have not been attained and no individual participant’s share of a possible award has been identified or approved by the CIC.
     As of December 31, 2006, a total of 100,000 shares may be earned under the EBITDA and contingent hurdles of the 2004 LTIP pool. On May 15, 2006, the CIC approved additional price hurdles and associated shares to be issued under the LTIP pursuant to the 2006 Stock Incentive Plan, as follows:

Stock Price	Shares to be
Hurdle	Issued
$ 62.00	20,000
$ 68.00	30,000
$ 75.00	30,000

80,000

     The stock price hurdles must be achieved during 30 trading days out of any 60 trading day period during the three years ending May 15, 2009.
•	We maintain an Employee Stock Purchase Plan (“ESPP”). The ESPP allows eligible participants to purchase our shares through payroll deductions at current market value. We pay administrative and broker

Chemed Corporation and Subsidiary Companies
fees associated with the ESPP Shares purchased for the ESPP are purchased on the open market and credited directly to participants’ accounts. In accordance with the provisions of SFAS 123(R), the ESPP is non-compensatory.
     In March 2005, the Board of Directors approved immediate vesting of all unvested stock options to avoid recognizing approximately $951,000 of pretax expense that would have been charged to income upon adoption of SFAS 123R. The $215,000 pretax charge for accelerating the vesting of these options is included in operating income for the year ended December 31, 2005. For the year ended December 31, 2006, we recorded $1.3 million in amortization expense in the accompanying statement of income for stock-based compensation related to the amortization of restricted stock awards granted. For the year ended December 31, 2006, we recorded $1.2 million in selling, general and administrative expenses for stock-based compensation related to stock options granted. There were no capitalized stock-based compensation costs as of December 31, 2006. The pro-forma disclosure as required by SFAS No. 123 is as follows (in thousands):

	For the Years Ended
	December 31,
	2005	2004
Net income, as reported	$35,817	$27,512
Add: stock-based compensation expense included in net income as reported, net of income taxes	4,314	3,940
Deduct: total stock-based compensation determined under a fair value method, net of income taxes	(8,519)	(8,259)

Pro-forma net income	$31,612	$23,193

Earnings per share:
As reported	$1.40	$1.14

Pro-forma	$1.24	$0.96

Diluted earnings per share:
As reported	$1.36	$1.12

Pro-forma	$1.20	$0.94

     The above pro forma data were calculated using the Black-Scholes option valuation method to value our stock options granted. Key assumptions include:

	For the Years Ended
	December 31,
	2005	2004
Weighted average grant-date fair value of options granted	$12.43	$6.80
Risk-free interest rate	4.0%	3.9%
Expected volatility	30.9%	30.3%
Expected life of options	5 yrs.	5 yrs.
Annual dividend per share	$0.24	$0.24
     As of December 31, 2006, approximately $2.6 million of total unrecognized compensation costs related to non-vested stock awards are expected to be recognized over a weighted average period of 2.5 years. As of December 31, 2006, approximately $5.4 million of total unrecognized compensation costs related to non-vested stock options are expected to be recognized over a weighted average period of
2.5 years.

Chemed Corporation and Subsidiary Companies
     The following table summarizes stock option and award activity:

	Stock Options		Stock Awards
		Weighted		Weighted
	Number	Average	Number	Average
	of	Exercise	of	Grant-Date
	Shares	Price	Shares	Price
Stock-based compensation shares:
Outstanding at January 1, 2006	1,741,833	$23.57	142,445	$27.10
Granted	370,450	51.76	29,600	53.17
Exercised/Vested	(449,161)	21.06	(34,456)	36.62
Forfeited	(2,600)	31.48	(3,049)	29.78

Outstanding at December 31, 2006	1,660,522	$30.53	134,540	$30.33

Vested at December 31, 2006	1,290,672	$24.44

     The weighted average contractual life of outstanding and exercisable options was 6.5 years at December 31, 2006. Options outstanding at December 31, 2006, were in the following exercise price ranges:

		Weighted
		Average
	Number of	Exercise	Aggregate
Exercise Price Range	Options	Price	Intrinsic Value
$16.10 to $30.53	981,272	$20.14	$17,008,000
$30.54 to $51.76	679,250	$45.54	$—
     The total intrinsic value of stock options exercised during the years ended December 31, 2006, 2005 and 2004 was $14.7 million, $28.3 million and $5.3 million, respectively. The total intrinsic value of stock options that were vested as of December 31, 2006, 2005 and 2004 was $16.8 million, $45.4 million and $31.3 million, respectively. The total intrinsic value of stock awards vested during the years ended December 31, 2006, 2005 and 2004 was $1.7 million, $5.6 million and $5.0 million, respectively. The total cash received from employees as a result of employee stock option exercises for the years ended December 31, 2006, 2005 and 2004 was $3.9 million, $12.3 million and $3.7 million, respectively. In connection with these exercises, the excess tax benefits realized for the years ended December 31, 2006, 2005 and 2004 were $5.6 million, $10.8 million and $1.9 million, respectively. We settle employee stock options with newly issued shares.
     We estimate the fair value of stock options using the Black-Scholes valuation model, consistent with the provisions of SFAS 123(R), the Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 107 and our prior period pro forma disclosure of net income including stock-based compensation expense. We determine expected term, volatility, dividend yield and forfeiture rate based on our historical experience. We believe that historical experience is the best indicator of these factors. We granted 370,450 stock options on June 28, 2006 pursuant to the 2006 Stock Incentive Plan. For purposes of determining the key assumptions and the related fair value of the options granted, we analyzed the participants of the LTIP separately from the other stock option recipients. The assumptions we used to value the June 28, 2006 grant are as follows:

	LTIP
	Participants	All Others
Stock price on date of issuance	$51.76	$51.76
Grant date fair value per share	$18.95	$16.47
Number of options granted	262,750	107,700
Expected term (years)	6.0	4.5
Risk free rate of return	5.21%	5.19%
Volatility	28.0%	28.9%
Dividend yield	0.5%	0.5%
Forfeiture rate	—%	10.0%

Chemed Corporation and Subsidiary Companies
3. Segments and Nature of the Business
     Our segments comprise the VITAS segment and the Roto-Rooter segment. Service America, which was sold in 2005, has been reclassified to discontinued operations for all periods presented. Relative contributions of each segment to service revenues and sales were 69% and 31%, respectively, in 2006. Relative contributions of each segment to service revenues and sales were 68% and 32%, respectively, in 2005. The vast majority of our service revenues and sales from continuing operations are generated from business within the United States.
     The reportable segments have been defined along service lines which is consistent with the way the businesses are managed. In determining reportable segments, the Roto-Rooter Services; and Roto-Rooter Franchising and Products operating units of the Roto-Rooter segment have been aggregated on the basis of possessing similar operating and economic characteristics. The characteristics of these operating segments and the basis for aggregation are reviewed annually. Accordingly, the reportable segments are defined as follows:
•	The VITAS segment provides hospice services for patients with severe, life-limiting illnesses. This type of care is aimed at making the terminally ill patient’s final days as comfortable and pain-free as possible. Hospice care is typically available to patients who have been initially certified as terminally ill (i.e., a prognosis of six months or less) by their attending physician, if any, and the hospice physician. VITAS offers all levels of hospice care in a given market, including routine home care, inpatient care and continuous care. Over 90% of VITAS’ revenues are derived through Medicare and Medicaid reimbursement programs.

•	The Roto-Rooter segment provides repair and maintenance services to residential and commercial accounts using the Roto-Rooter registered service mark. Such services include plumbing and sewer, drain and pipe cleaning. They are delivered through company-owned and operated territories, independent contractor-operated territories and franchised locations. This segment also manufactures and sells products and equipment used to provide such services.

•	We report corporate administrative expenses and unallocated investing and financing income and expense not directly related to either segment as “Corporate”. Corporate administrative expense includes the stewardship, accounting and reporting, legal, tax and other costs of operating a publicly held corporation. Corporate investing and financing income and expenses include the costs and income associated with corporate debt and investment arrangements. Historically, we allocated stock-based compensation expense to the segment that employs its recipient. In connection with our adoption of SFAS 123(R), we re-assessed the classification within our business segments of stock-based compensation expense and determined that our chief decision maker analyzes stock-based compensation as a corporate expense. Accordingly, all stock-based compensation expense for 2006, 2005 and 2004 has been included as a corporate expense in the chart below.
     Segment data for our continuing operations are set forth below (in thousands):

	For the Years Ended December 31,
	2006	2005	2004
Revenues by Type of Service
VITAS
Routine homecare	$492,012	$426,380	$315,925
Continuous care	121,096	106,417	78,669
General inpatient	89,882	85,836	63,673
Medicare cap	(3,898)	—	—

Total segment	699,092	618,633	458,267

Roto-Rooter
Sewer and drain cleaning	144,758	134,338	127,942
Plumbing repair and maintenance	128,732	118,625	107,642
Independent contractors	19,169	18,070	16,360
HVAC repair and maintenance	2,821	3,624	3,111
Other products and services	24,015	22,680	21,555

Total segment	319,495	297,337	276,610

Total service revenues and sales	$1,018,587	$915,970	$734,877

Chemed Corporation and Subsidiary Companies

	For the Years Ended December 31,
	2006	2005	2004
Aftertax Segment Earnings/(Loss)
VITAS	$48,418	$33,505	$29,160
Roto-Rooter	32,454	27,626	19,801

Total	80,872	61,131	48,961
Corporate	(23,150)	(24,903)	(25,761)
Equity in VITAS loss	—	—	(4,105)
Discontinued operations	(7,071)	(411)	8,417

Net income	$50,651	$35,817	$27,512

Interest Income
VITAS	$5,443	$2,792	$1,091
Roto-Rooter	4,082	2,391	1,180

Total	9,525	5,183	2,271
Corporate	2,492	1,805	1,403
Intercompany eliminations	(9,326)	(4,790)	(1,800)

Total interest income	$2,691	$2,198	$1,874

Interest Expense
VITAS	$191	$153	$128
Roto-Rooter	368	563	206

Total	559	716	334
Corporate	16,909	20,548	20,824

Total interest expense	$17,468	$21,264	$21,158

Income Tax Provision
VITAS	$28,705	$20,097	$20,037
Roto-Rooter	18,748	16,048	11,202

Total	47,453	36,145	31,239
Corporate	(14,891)	(17,717)	(17,503)

Total income tax provision	$32,562	$18,428	$13,736

Identifiable Assets
VITAS	$517,112	$523,494	$500,670
Roto-Rooter	185,580	179,063	174,310

Total	702,692	702,557	674,980
Corporate	84,890	123,725	129,344
Discontinued Operations	5,705	12,821	21,242

Total identifiable assets	$793,287	$839,103	$825,566

Additions to Long-Lived Assets
VITAS	$14,419	$24,462	$434,509
Roto-Rooter	10,268	7,938	8,690

Total	24,687	32,400	443,199
Corporate	137	443	785

Total additions to long-lived assets	$24,824	$32,843	$443,984

Depreciation and Amortization
VITAS	$12,669	$11,504	$9,061
Roto-Rooter	7,737	8,361	8,702

Total	20,406	19,865	17,763
Corporate	1,624	1,207	558

Total depreciation and amortization	$22,030	$21,072	$18,321

Chemed Corporation and Subsidiary Companies
4. Equity Interest in Affiliate (VITAS)
     Until February 23, 2004, we held a 37% interest in privately held VITAS. During the period January 1 through February 23, 2004, VITAS recognized a net loss of $18.3 million due to the recognition of approximately $20.9 million of aftertax costs related to VITAS’ sale of its business to us. Our aftertax share of VITAS’ loss for this period was $ 4.1 million.
     Included in the aftertax costs related to VITAS’ sale of its business are the following (in thousands):

Accrual for potential severance costs under key employment agreements	$10,975
Legal and valuation costs	6,665
Loss on write-off of VITAS’ deferred debt issuance costs	2,698
Other	592

Total	$20,930

5. Goodwill and Intangible Assets
     Amortization of definite-lived intangible assets from continuing operations was $4.0 million, $4.0 million and $3.5 million for the years ended December 31, 2006, 2005 and 2004, respectively. The following is a schedule by year of projected amortization expense for definite-lived intangible assets (in thousands):

2007	$ 4,038
2008	4,032
2009	4,002
2010	1,995
2011	1,197
Thereafter	2,651
     The balance in identifiable intangible assets comprises the following (in thousands):

	Gross	Accumulated	Net Book
	Asset	Amortization	Value
December 31, 2006
Referral networks	$21,142	$(7,858)	$13,284
Covenants not to compete	8,751	(4,433)	4,318
Customer lists	1,223	(910)	313

Subtotal — definite-lived intangibles	31,116	(13,201)	17,915
VITAS trade name	51,300	—	51,300

Total	$82,416	$(13,201)	$69,215

December 31, 2005
Referral networks	$20,900	$(5,108)	$15,792
Covenants not to compete	8,678	(3,238)	5,440
Customer lists	1,222	(866)	356

Subtotal — definite-lived intangibles	30,800	(9,212)	21,588
VITAS trade name	51,300	—	51,300

Total	$82,100	$(9,212)	$72,888

Chemed Corporation and Subsidiary Companies
     The changes in the carrying amount of goodwill for the years ended December 31, 2005 and 2006 are as follows (in thousands):

		Roto-
	VITAS	Rooter	Total
December 31, 2004	$323,170	$108,402	$431,572
Acquired in business combinations, net of purchase accounting adjustments	414	498	912
Other adjustments	—	112	112

December 31, 2005	323,584	109,012	432,596
Acquired in business combinations, net of purchase accounting adjustments	(311)	2,727	2,416
Other adjustments	—	38	38

December 31, 2006	$323,273	$111,777	$435,050

     We performed impairment tests of goodwill for all of our reporting units and for the VITAS trade name as of December 31, 2005. As further discussed in Note 24, in 2006, we changed the date of our annual goodwill impairment analysis to October 1.
     For all reporting units included in continuing operations, the impairment tests indicated that our goodwill and VITAS trade name are not impaired. For the purpose of impairment testing, we consider the reporting units to be VITAS, Roto-Rooter Services (plumbing and drain cleaning services) and Roto-Rooter Franchising and Products (franchising and manufacturing and sale of plumbing and drain cleaning products). As further discussed in Note 7, VITAS sold its Phoenix program in November 2006. Prior to that sale, we determined that the acquired referral network was impaired and recorded a pretax impairment loss of $2.2 million during September 2006.
6. Other Expenses
     Other expenses from continuing operations include the following pretax charges (in thousands):

	For the Year Ended
	December 31,
	2006	2005	2004
Costs related to class action litigation	$272	$17,350	$3,135
Adjustments to transaction-related costs of the VITAS acquisition	—	(959)	442
Expenses related to debt registration	—	—	1,191

Total other expenses	$272	$16,391	$4,768

Chemed Corporation and Subsidiary Companies
7. Discontinued Operations
     Discontinued operations comprise (in thousands, except per share amounts):

	For the Years Ended December 31,
	2006	2005	2004
VITAS Phoenix (2006):
Income/(loss) before income taxes	$(9,117)	$2,627	$152
Income taxes	3,645	(1,150)	(61)

Income/(loss) from operations, net of income taxes	(5,472)	1,477	91
Gain on disposal, net of income tax expense of $391	600	—	—

	(4,872)	1,477	91

Service America (2004):
Income/(loss) before income taxes	(141)	576	(535)
Income taxes	109	(241)	222

Income/(loss) from operations, net of income taxes	(32)	335	(313)
(Loss)/gain on disposal, net of income tax benefit of $165 and $14,232 respectively	—	(2,148)	8,872

	(32)	(1,813)	8,559

Adjustment to accruals of operations discontinued in prior years:
Settlement costs and other accruals (2002)	(2,246)	(120)	—
Environmental accruals (1991)	(1,194)	—	(700)
Allowance for uncollectible notes receivable and other accruals (2001)	28	—	383

Loss before income taxes	(3,412)	(120)	(317)
All other income taxes	1,245	45	84

Total adjustments	(2,167)	(75)	(233)

Total discontinued operations	$(7,071)	$(411)	$8,417

Earnings/(loss) per share	$(0.27)	$(0.02)	$0.35

Diluted earnings/(loss) per share	$(0.26)	$(0.02)	$0.34

     In September 2006, our Board of Directors approved and we announced our intention to exit the hospice market in Phoenix, Arizona. Although we were successful in growing admissions of terminally ill patients, our growth was primarily patients who reside in assisted living settings. Patients residing in these types of facilities tend to exit curative care and enter into hospice care relatively early in their terminal diagnosis. The Medicare Cap limits payment for hospice care when a significant portion of the patient census enters into hospice early in their terminal diagnosis. Although we have, on average, relatively short average and median lengths of stay in the majority of our programs, all programs are measured separately and cannot be considered in the aggregate of programs under common control. Due to these billing limitations, we experienced significant operating losses at this program. As a result of our announcement, we performed impairment tests of our long-lived assets of the Phoenix operation as of September 30, 2006 in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” An impairment charge of $2.4 million was recorded for the referral network intangible asset and fixed assets during the third quarter of 2006. The sale was completed in November 2006. The acquiring corporation purchased the substantial majority of assets of the Phoenix program for $2.5 million.
     On September 28, 2006, we announced a preliminary settlement in regard to litigation related to the 2002 divestiture of our Patient Care business segment. In connection with the sale of Patient Care in 2002, $5.0 million of the cash purchase price was placed in escrow pending collection of third-party payer receivables on Patient Care’s balance sheet at the sale date. As of the settlement date, $4.2 million had been returned and the remainder was being withheld pending the settlement of certain third-party payer claims. Prior to the settlement, we had a long-term receivable from Patient Care of $12.5 million. We also had current accounts receivable from Patient Care for the post-closing balance sheet valuation and for expenses paid by us after closing on Patient Care’s behalf of $3.4 million. We were in litigation with Patient Care over the collection of these current amounts and their allegations that our acquisition of VITAS violated a non-compete covenant in the sales agreement. We also have a warrant to purchase 2% of Patient Care’s common stock that we recorded as a $1.4 million investment.

Chemed Corporation and Subsidiary Companies
     We settled this case in October 2006. We agreed to forgive $1.2 million of the current receivable related to the post-closing balance sheet valuation and convert the remaining amount into debt secured by a promissory note with the same terms as the $12.5 million long-term receivable. We have incurred additional costs related to the settlement of $1.1 million for additional insurance and legal costs related to workers’ compensation claims incurred prior to the sale. The after tax charge related to these amounts of $1.5 million has been recorded as discontinued operations. As a result of financial information received during the negotiations, we determined that the value of the warrants has been permanently impaired and have recorded a pretax impairment charge of $1.4 million. This charge is included in income from continuing operations on the consolidated statement of income.
     In December 2004, the Board of Directors authorized the discontinuance of our Service America segment through an asset sale to employees of Service America. The disposal was completed in May 2005. Our decision to dispose of Service America, which provides major-appliance and heating/air conditioning repair, maintenance and replacement services, was based on declining operating results and projected operating losses. The acquiring corporation purchased the substantial majority of Service America’s assets in exchange for assuming substantially all of Service America’s liabilities. The loss on disposal of Service America in 2005 arises from the finalization of asset and liability values and related tax benefits resulting from the consummation of the sale transaction. Included in the assets acquired was a receivable from us for approximately $4.7 million. We paid $1 million of the amount upon closing and the remainder was due over the following year in 11 equal installments. No balances are due Service America as of December 31, 2006. The balance due Service America as of December 31, 2005 was $1.3 million. We recognized a tax benefit of approximately $14.2 million on this disposal in 2004, primarily due to the recognition of non-deductible goodwill impairment losses in prior years.
     During 2004, we increased our accrual for environmental liabilities related to the disposal of DuBois Chemicals, Inc. (“DuBois”) in 1991 by $700,000. During 2006, we again increased our accrual for environmental liabilities related to the disposal of DuBois by $1.2 million. The adjustment made by us is based on an assessment by our environmental attorney, a preliminary settlement agreement with respect to one site and ongoing discussions with the U.S. Environmental Protection Agency. At December 31, 2006 and 2005, the accrual for our estimated liability for potential environmental cleanup and related costs arising from the sale of DuBois amounted to $3.5 million and $3.0 million, respectively. Of the 2006 balance, $2.6 million is included in other current liabilities and $900,000 is included in other liabilities (long-term). We are contingently liable for additional DuBois-related environmental cleanup and related costs up to a maximum of $14.9 million. On the basis of a continuing evaluation of the potential liability, we believe it is not probable this additional liability will be paid. Accordingly, no provision for this contingent liability has been recorded. The potential liability is not insured, and the recorded liability does not assume the recovery of insurance proceeds. Also, the environmental liability has not been discounted because it is not possible to reliably project the timing of payments. We believe that any adjustments to our recorded liability will not materially adversely affect our financial position or results of operations.
     The $383,000 reduction to the allowance for uncollectible notes receivable from Cadre Computer Resources Co. (“Cadre Computer”) (sold in 2001) in 2004 is attributable to Cadre Computer’s experiencing better than anticipated financial results and to the expiration of $350,000 of Cadre Computer’s line of credit with us.
     Revenues generated by discontinued operations comprise (in thousands):

	For the Years Ended December 31,
	2006	2005	2004
Service America	$—	$10,716	$38,986
Phoenix	(98)	10,506	464

	$(98)	$21,222	$39,450

     At December 31, 2006, other current liabilities include accruals of $13.7 million and other liabilities (long-term) include accruals of $2.6 million for costs related to discontinued operations. The estimated timing of payments of these liabilities follows (in thousands):

2007	$13,735
2008	932
2009	963
2010	454
2011	264
After 2011	-

$16,348

Chemed Corporation and Subsidiary Companies
     Our Chairman of the Board, President and Chief Executive Officer and our former Chief Administrative Officer (currently a director of our company) are directors of Cadre Computer. In addition, our former Chief Administrative Officer holds a 51% equity ownership interest in Cadre Computer at December 31, 2006 and is Chairman and Chief Executive Officer of Cadre Computer.
8. Business Combinations
     During 2006, we completed three business combinations within the Roto-Rooter segment for an aggregate purchase price of $4.1 million in cash. We made no acquisitions within the VITAS segment during 2006. The Roto-Rooter acquisitions were completed mainly to increase our market penetration in Erie, Pennsylvania, Tyler, Texas and Lexington, Kentucky. The results of operations of these businesses are included in our results of operations from the date of acquisition. The purchase price allocations for the 2006 business combinations are preliminary and will be finalized during 2007.
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
     During 2004, we completed two business combinations within the Roto-Rooter segment and two within the VITAS segment for an aggregate purchase price of $19.3 million in cash. The VITAS businesses acquired provide hospice services in the Phoenix, AZ and the Atlanta, GA areas, and the Roto-Rooter businesses acquired provide drain cleaning and plumbing services using the Roto-Rooter name in Harrisburg, PA and Spokane, WA. The results of operations of all of these businesses are included in our results of operations from the date of acquisition.
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

Total net assets acquired	$366,194
Less: prior investment in VITAS	(18,032)
Less-cash and cash equivalents acquired	(24,377)

Net cash used	$323,785

     The purchase price of all businesses acquired during the year indicated, except the VITAS acquisition, has been allocated as follows (in thousands):

	For the Years Ended December 31,
	2006	2005	2004
Identifiable intangible assets	$315	$—	$—
Goodwill	2,416	1,429	19,274
Other assets and Liabilities-net	1,414	4,736	(8)

Total net assets	$4,145	$6,165	$19,266

     Approximately $20.9 million of the goodwill related to the VITAS acquisition and all of the goodwill related to business combinations completed in 2006, 2005 and 2004 is expected to be deductible for income tax purposes.

Chemed Corporation and Subsidiary Companies
     The unaudited pro forma results of operations, assuming purchase business combinations completed in 2006 and 2005 were completed on January 1, 2005 are presented below (in thousands, except per share data):

	For the Years Ended
	December 31,
	2006	2005
Service revenues and sales	$1,019,530	$917,615
Net Income	50,988	36,196
Earnings per share	1.95	1.42
Diluted Earnings per share	1.91	1.38
9. Other Income—Net
     Other income—net from continuing operations comprises the following (in thousands):

	For the Years Ended December 31,
	2006	2005	2004
Interest income	$2,691	$2,198	$1,874
Market value gains on trading investments of employee benefit trusts	2,030	863	1,859
Loss on disposal of property and equipment	(161)	(131)	(350)
Other — net	88	192	87

Total other income	$4,648	$3,122	$3,470

10. Income Taxes
     The provision for income taxes comprises the following (in thousands):

	For the Years Ended December 31,
	2006	2005	2004
Continuing Operations:
Current
U.S. federal	$21,955	$21,201	$7,042
U.S. state and local	2,808	1,763	1,209
Foreign	391	519	516
Deferred
U.S. federal, state and local	7,474	(4,951)	5,060
Foreign	(66)	(104)	(91)

Total	$32,562	$18,428	$13,736

Discontinued Operations:
Current U.S. federal	$(4,175)	$(14,497)	$(2,351)
Current U.S. state and local	(440)	(1,214)	(55)
Deferred U.S. federal, state and local	7	16,892	(12,071)

Total	$(4,608)	$1,181	$(14,477)

Chemed Corporation and Subsidiary Companies
     A summary of the significant temporary differences for continuing operations that give rise to deferred income tax assets/(liabilities) follows (in thousands):

	December 31,
	2006	2005
Accrued liabilities	$27,248	$34,646
Allowance for uncollectible accounts receivable	2,692	2,765
State net operating loss carryforwards	1,427	1,878
Other	3,556	2,527

Deferred income tax assets	34,923	41,816

Amortization of intangible assets	(32,162)	(30,064)
Accelerated tax depreciation	(8,222)	(8,426)
Currents assets	(1,776)	(1,690)
Other	(701)	(422)

Deferred income tax liabilities	(42,861)	(40,602)

Net deferred income tax assets	$(7,938)	$1,214

     Included in other assets at December 31, 2006, are deferred income tax assets of $574,000 (December 31, 2005—$499,000). At December 31, 2006 and 2005, state net operating loss carryforwards were $29.0 million and $39.6 million, respectively. These net operating losses will expire, in varying amounts, between 2009 and 2026. Based on our history of operating earnings, we have determined that our operating income will, more likely than not, be sufficient to ensure realization of our deferred income tax assets. We believe no net operating losses will be lost due to the continuity of business requirement.
     The difference between the actual income tax provision for continuing operations and the income tax provision calculated at the statutory U.S. federal tax rate is explained as follows (in thousands):

	For the Years Ended December 31,
	2006	2005	2004
Income tax provision calculated using the statutory rate of 35%	$31,599	$19,130	$12,928
State and local income taxes, less federal income tax effect	3,112	1,994	2,500
Tax accrual adjustments	(1,758)	(2,387)	(2,025)
Other —net	(391)	(309)	333

Income tax provision	$32,562	$18,428	$13,736

Effective tax rate	36.1%	33.7%	37.2%

     Summarized below are the total amounts of income taxes paid/(refunded) during the years ended December 31 (in thousands):

2006	$3,823
2005	9,923
2004	(13,131)
     Provision has not been made for additional taxes on $35.1 million of undistributed earnings of our domestic subsidiaries. Should we elect to sell our interest in all of these businesses rather than to effect a tax-free liquidation, additional taxes amounting to approximately $12.8 million would be incurred based on current income tax rates.
11. Cash Overdrafts and Cash Equivalents
     Included in accounts payable are cash overdrafts of $10.6 million and $8.0 million as of December 31, 2006 and 2005, respectively.
     From time to time throughout the year, we invest our excess cash in repurchase agreements directly with major commercial banks. We do not physically hold the collateral, but the term of such repurchase agreements is less than 10 days. Investments of significant amounts are spread among a number of banks and the amounts invested in each bank are varied constantly. Included in cash and cash equivalents at December 31, 2006, are cash equivalents in the amount of

Chemed Corporation and Subsidiary Companies
$22.5 million (2005-$53.2 million). The cash equivalents at both dates consist of investments in various money market funds and repurchase agreements yielding interest at a weighted average rate of 5.2% in 2006 and 4.1% in 2005.
12. Properties and Equipment
     A summary of properties and equipment follows (in thousands):

	December 31,
	2006	2005
Land	$1,713	$1,713
Buildings	24,349	22,941
Transportation equipment	12,270	12,696
Machinery and equipment	42,474	40,451
Computer software	21,223	19,568
Furniture and fixtures	31,017	26,142
Projects under development	14,201	8,271

Total properties and equipment	147,247	131,782
Less accumulated depreciation	(77,107)	(66,627)

Net properties and equipment	$70,140	$65,155

13. Long-Term Debt and Lines of Credit
     A summary of our long-term debt follows (in thousands):

	December 31,
	2006	2005
Fixed rate notes due 2011	$150,000	$150,000
Term loan due 2005-2009	—	84,363
Other	540	740

Subtotal	150,540	235,103
Less current portion	(209)	(1,045)

Long-term debt, less current portion	$150,331	$234,058

     The average interest rate for our long-term debt was 8.3% and 7.5% for the years ended December 31, 2006 and 2005, respectively.
2006 AMENDMENTS
     On March 31, 2006, we repaid in full our $84.4 million term loan with JPMorgan Chase Bank (“TL”). The TL was paid with a combination of cash on hand and a draw on our revolving credit facility. At that time, we also amended the $175 million revolving credit facility (“RCF”) with JPMorgan Chase Bank to reduce the commitment and annual fees and to reduce the floating interest rate by approximately 50 basis points. The interest rate of the amended RCF is LIBOR plus 1.25%. There were no borrowings under the RCF as of December 31, 2006. The amended RCF also includes an “accordion” feature that allows us the opportunity to expand the facility by $50 million. The RCF terminates in February 2010. In connection with the repayment of the TL, we recorded a write-off of unamortized debt issuance costs of $430,000.
2005 CREDIT FACILITY
     In February 2005, we amended our bank credit facility with JPMorgan Chase Bank. The Amended and Restated Credit Agreement (“ARCA”) provided for a TL of $85 million at a rate of LIBOR plus 2.0% and a RCF of $175 million at a rate of LIBOR plus 2.5%. Commitment fees included an annual fee of $100,000 plus a fee of .375% per annum of the unused RCF, payable quarterly.
     Loans under the ARCA are collateralized by substantially all of our assets. Should we generate excess cash flow (“ECF”) during a year, as defined in ARCA, an additional principal payment must be made. Based on our results as of and for the year ended December 31, 2005 and 2004, no additional term loan payments have been required.
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

Chemed Corporation and Subsidiary Companies
2004 CREDIT AGREEMENTS
     On February 24, 2004, in conjunction with our acquisition of the VITAS shares not previously owned and to retire our senior notes due 2005 through 2009 , we issued 4 million shares of capital stock in a private placement and borrowed $335 million as follows:
•	$150 million from the issuance of privately placed 8.75% senior notes (“Fixed Rate Notes”) due 2011. Semiannual interest payments began in August 2004 and payment of unpaid principal and interest will be due February 2011. The Fixed Rate Notes are unsecured and are effectively subordinated to our secured indebtedness. In the second quarter of 2004, we filed a registration statement covering up to $150 million principal amount of new 8.75% senior notes due 2011 (“New Fixed Rate Notes”). Except for the lack of transfer restrictions, the terms of the New Fixed Rate Notes are substantially identical to those of the Fixed Rate Notes. Pursuant to our exchange offer, all holders of the Fixed Rate Notes exchanged their notes for like principal amounts of the New Fixed Rate Notes.

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

•	$110 million from the issuance of privately placed floating rate senior secured notes (“Floating Rate Notes”) due 2010 which were redeemed in 2005.

•	$75 million drawn down under a $135 million secured revolving credit/term loan facility (“2004 Credit Facility”) with JPMorgan Chase Bank. The facility comprised a $35 million term loan and $100 million revolving credit facility, including up to $40 million in letters of credit. This facility was replaced in 2005 with the ARCA.
OTHER
     Other long-term debt has arisen from loans in connection with acquisitions of various businesses and properties. Interest rates range from 5% to 8%, and the obligations are due on various dates through December 2009.
     The following is a schedule by year of required long-term debt payments as of December 31, 2006 (in thousands):

2007	$209
2008	162
2009	169
2010	—
2011	150,000

Total long-term debt	$150,540

     During 2006 and 2005, interest totaling $751,000 and $380,000, respectively, was capitalized. Summarized below are the total amounts of interest paid during the years ended December 31 (in thousands):

2006	$16,462
2005	20,368
2004	17,255
DEBT COVENANTS
     Collectively, the ARCA and the New Fixed Rate Notes provide for affirmative and restrictive covenants including, without limitation, requirements or restrictions (subject to exceptions) related to the following:
•	use of proceeds of loans,

•	restricted payments, including payments of dividends and retirement of stock (permitting $.24 per share dividends so long as the aggregate amount of dividends in any fiscal year does not exceed $7.0 million), with exceptions for existing employee benefit plans and stock option plans,

•	mergers and dissolutions,

•	sales of assets,

•	investments and acquisitions,

•	liens,

Chemed Corporation and Subsidiary Companies
•	transactions with affiliates,

•	hedging and other financial contracts,

•	restrictions on subsidiaries,

•	contingent obligations,

•	operating leases,

•	guarantors,

•	collateral,

•	sale and leaseback transactions,

•	prepayments of indebtedness,

•	maximum annual limit for acquisitions of $80 million (no single acquisition to exceed $50 million),

•	maximum annual expenditures for operating leases of $30 million, and

•	maximum annual capital expenditures of $30 million.
     In addition, the credit agreements provide that the Company will be required to meet minimum net worth requirements, maximum leverage requirements, maximum senior leverage requirements and minimum fixed charge requirements, to be tested quarterly. The ARCA also contains cross-default provisions. We are in compliance with all debt covenants as of December 31, 2006. As of December 31, 2006, we have approximately $141.7 million of unused lines of credit available and eligible to be drawn down under the RCF.
     In connection with the February 2005 amendment, we recorded a loss on the extinguishment of debt of $4.0 million that comprised a prepayment penalty of $1.1 million on the Floating Rate Notes and the write-off of $2.9 million of unamortized debt issuance costs for the Floating Rate Notes and the previous term loan. In connection with the February 2004 transaction, we incurred a prepayment penalty of $3.3 million on the senior notes.
14. Other Current Liabilities
     At December 31, 2006 and 2005, other current liabilities comprised the following (in thousands):

	December 31,
	2006	2005
Accrued legal settlements	$1,889	$23,108
Accrued divestiture expenses	2,612	3,895
Accrued Medicare Cap estimate	3,373	—
Other	14,810	18,820

Total other current liabilities	$22,684	$45,823

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

	For the Years Ended December 31,
	2006	2005	2004
Compensation cost of ESOPs	$—	$1,324	$1,811
Pension, profit-sharing and other similar plans	11,117	9,004	5,639

Total	$11,117	$10,328	$7,450

Dividends on ESOP shares used for debt service	$—	$122	$129

     We previously established two employee stock ownership plans (“ESOPs”) that purchased a total of $56.0 million of our capital stock. Substantially all eligible employees of the Roto-Rooter segment and the Corporate Office participated in the ESOPs. All shares in the ESOP trust were allocated as of December 31, 2005. The ESOP trusts were terminated and participant balances transferred to the retirement plan in the first quarter of 2006.
     We have excess benefit plans for key employees whose participation in the qualified plans is limited by U.S. Employee Retirement Income Security Act requirements. Benefits are determined based on theoretical participation in the

Chemed Corporation and Subsidiary Companies
qualified plans. Prior to September 1, 1998, the value of these benefits was invested in shares of our stock and in mutual funds, which were held by grantor trusts. Currently, benefits are only invested in mutual funds, and participants are not permitted to diversify accumulated benefits in shares of our stock. Trust assets invested in shares of our stock are included in treasury stock, and the corresponding liability is included in a separate component of shareholders’ equity. At December 31, 2006, these trusts held 133,315 shares or $2.4 million of our stock (December 31, 2005—133,870 shares or $2.4 million). The diversified assets of our excess benefit and deferred compensation plans, all of which are invested in either company-owned life insurance or various mutual funds, totaled $25.7 million at December 31, 2006 (December 31, 2005—$21.1 million).
16. Lease Arrangements
     We have operating leases that cover our corporate office headquarters, various warehouse and office facilities, office equipment and transportation equipment. The remaining terms of these leases range from one year to nine years, and in most cases, we expect that these leases will be renewed or replaced by other leases in the normal course of business. We have no significant capital leases as of December 31, 2006 or 2005.
     The following is a summary of future minimum rental payments and sublease rentals to be received under operating leases that have initial or remaining noncancelable terms in excess of one year at December 31, 2006 (in thousands):

2007	$16,761
2008	14,261
2009	12,473
2010	8,299
2011	6,062
After 2011	9,590

Total minimum rental payments	67,446
Less: minimum sublease rentals	(572)

Net minimum rental payments	$66,874

     Total rental expense incurred under operating leases for continuing operations follows (in thousands):

	For the Years Ended December 31,
	2006	2005	2004
Total rental payments	$16,859	$17,027	$13,569
Less sublease rentals	(687)	(1,659)	(1,640)

Net rental expense	$16,172	$15,368	$11,929

17. Financial Instruments
     The following methods and assumptions are used in estimating the fair value of each class of our financial instruments:
•	For cash and cash equivalents, accounts receivable and accounts payable, the carrying amount is a reasonable estimate of fair value because of the liquidity and short-term nature of these instruments.

•	The carrying values of our investment in the Patient Care warrant in 2005 and the Note receivable due from Patient Care are considered to be the best indicator of fair value available. As mentioned in Note 7 above, we recorded an impairment charge of $1.4 million with respect to the Patient Care warrant in September 2006.

•	For long-term debt, we calculated the fair value based either on market quotations received from financial institutions or discounted cash flow analysis.

Chemed Corporation and Subsidiary Companies
     The estimated fair values of our financial instruments are as follows (in thousands):

	December 31,
	2006		2005
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Other investments—
Investment in Patient Care warrant	$—	$—	$1,445	$1,445
Note receivable	14,701	14,701	12,500	12,500

Total other investments	$14,701	$14,701	$13,945	$13,945

Long-term debt	$150,540	$155,040	$235,103	$244,091
18. Earnings Per Share
     The computation of earnings per share follows (in thousands, except per share data):

	Income from Continuing Operations			Net Income
			Income Per			Income Per
	Income	Shares	Share	Income	Shares	Share
2006
Earnings	$57,722	26,118	$2.21	$50,651	26,118	$1.94

Dilutive stock options	—	496		—	496
Nonvested stock awards	—	55		—	55

Diluted earnings	$57,722	26,669	$2.16	$50,651	26,669	$1.90

2005
Earnings	$36,228	25,552	$1.42	$35,817	25,552	$1.40

Dilutive stock options	—	666		—	666
Nonvested stock awards	—	81		—	81

Diluted earnings	$36,228	26,299	$1.38	$35,817	26,299	$1.36

2004
Earnings	$19,095	24,120	$0.79	$27,512	24,120	$1.14

Dilutive stock options	—	502		—	502
Nonvested stock awards	—	14		—	14

Diluted earnings	$19,095	24,636	$0.78	$27,512	24,636	$1.12

     The impact of the CJSDs was excluded from the above computations in 2004 because it was antidilutive to earnings per share for all periods. All of the remaining CJSDs were either converted or retired as of May 18, 2004. The debentures were convertible into an average of 274,000 shares for the year ended December 31, 2004.
     During 2006, 369,850 stock options granted in June 2006 at an exercise price of $51.76 were excluded from the computation of diluted earnings per share as their exercise prices were greater than the average market price during most of the year. During 2005 and 2004, there were no options outstanding whose exercise price exceeded the average market price for the year.
19. Loans Receivable from Independent Contractors
     At December 31, 2006, we had contractual arrangements with 61 independent contractors to provide plumbing repair and drain cleaning services under sublicensing agreements using the Roto-Rooter name in lesser-populated areas of the United States and Canada. The arrangements give the independent contractors the right to conduct a plumbing and drain cleaning business using the Roto-Rooter name in a specified territory in exchange for a royalty based on a percentage of labor sales, generally approximately 40%. We also pay for yellow pages advertising in these areas, provide certain capital equipment and provide operating manuals to serve as resources for operating a plumbing and drain cleaning business. The

Chemed Corporation and Subsidiary Companies
contracts are generally cancelable upon 90 days’ written notice (without cause) or upon a few days’ notice (with cause). The independent contractors are responsible for running the businesses as they believe best.
     Our maximum exposure to loss from arrangements with our independent contractors at December 31, 2006, is approximately $1.9 million ($2.6 million at December 31, 2005). The exposure to loss is mainly the result of loans given to the independent contractors. In most cases, these loans are partially secured by receivables and equipment owned by the independent contractor. The interest rates on the loans range from zero to 8% per annum, and the remaining terms of the loans range from 2.5 months to 5.4 years at December 31, 2006. During 2006, we recorded revenues of $19.2 million (2005—$18.1 million; 2004—$16.4 million) and pretax profits of $6.9 million (2005—$6.0 million; 2004—$5.1 million) from all of our independent contractors.
20. Litigation
     We are party to a class action lawsuit filed in the Third Judicial Circuit Court of Madison County, Illinois in June of 2000 by Robert Harris, alleging certain Roto-Rooter plumbing was performed by unlicensed employees. We contested these allegations and believe them without merit. Plaintiff moved for certification of a class of customers in 32 states who allegedly paid for plumbing work performed by unlicensed employees. Plaintiff also moved for partial summary judgment on grounds the licensed apprentice plumber who installed his faucet did not work under the direct personal supervision of a licensed master plumber. On June 19, 2002, the trial judge certified an Illinois-only plaintiffs class and granted summary judgment for the named party Plaintiff on the issue of liability, finding violation of the Illinois Plumbing License Act and the Illinois Consumer Fraud Act through Roto-Rooter’s representation of the licensed apprentice as a plumber. The court did not rule on certification of a class in the remaining 31 states. In December 2004, we reached a resolution of this matter with the Plaintiff and accrued $3.1 million as the anticipated cost of settling this litigation. The court approved this settlement in July 2006.
     Like other large California employers, our VITAS subsidiary faces allegations of purported class-wide wage and hour violations. It was party to a class action lawsuit filed in the Superior Court of California, Los Angeles County, in April of 2004 by Ann Marie Costa, Ana Jimenez, Mariea Ruteaya and Gracetta Wilson (“Costa”). This case alleged failure to pay overtime wages for hours worked “off the clock” on administrative tasks, including voicemail retrieval, time entry, travel to and from work, and pager response. This case also alleged VITAS failed to provide meal and break periods to a purported class of California nurses, home health aides and licensed clinical social workers. The case also sought payment of penalties, interest, and Plaintiffs’ attorney fees. VITAS contested these allegations.
     Plaintiff moved for class certification, and VITAS opposed this motion. We reached an agreement with the Plaintiff class in order to avoid the uncertainty of litigation and the diversion of resources and personnel resulting from the litigation. In connection with our acquisition of VITAS in February 2004, we recorded a liability of $2.3 million on VITAS’ opening balance sheet for this case. At that time, this represented our best estimate of our exposure in the matter. As a result of the tentative resolution, we recorded a pretax charge of $17.4 million ($10.8 million aftertax) in the fourth quarter of 2005, representing the portion of this settlement not accounted for on VITAS’ opening balance sheet. These amounts are inclusive of Plaintiffs’ class attorneys’ fees and the costs of settlement administration. On June 26, 2006, the court granted final approval of the settlement ($19.9 million).
     VITAS is party to a class action lawsuit filed in the Superior Court of California, Los Angeles County, in September 2006 by Bernadette Santos, Keith Knoche and Joyce White (“Santos”). This case, filed by the Costa case Plaintiffs’ counsel, makes similar allegations of failure to pay overtime and failure to provide meal and rest periods to a purported class of California admissions nurses, chaplains and sales representatives. The case likewise seeks payment of penalties, interest and Plaintiffs’ attorney fees. VITAS contests these allegations. The lawsuit is in its early stage and we are unable to estimate our potential liability, if any, with respect to these allegations.
     Regardless of outcome, defense of litigation adversely affects us through defense costs, diversion of our time and related publicity. In the normal course of business, we are a party to various claims and legal proceedings. We record a reserve for these matters when an adverse outcome is probable and the amount of the potential liability is reasonably estimable.
21. OIG Investigation
     On April 7, 2005, we announced the Office of Inspector General (“OIG”) for the Department of Health and Human Services served VITAS with civil subpoenas relating to VITAS’ alleged failure to appropriately bill Medicare and Medicaid for hospice services. As part of this investigation, the OIG selected medical records for 320 past and current patients from VITAS’ three largest programs for review. It also sought policies and procedures dating back to 1998 covering admissions, certifications, recertifications and discharges. During the third quarter of 2005 and again in May 2006, the OIG requested additional information from us. A qui tam complaint has been filed in U.S. District Court for the Southern District of Florida. We are conferring with the U.S. Attorney regarding our defenses to the complaint allegations. The U.S. Attorney has not decided whether to intervene in the qui tam action. We have incurred pretax expense related to complying with OIG

Chemed Corporation and Subsidiary Companies
requests and defending the litigation of $1.1 million and $637,000 for the years ended December 31, 2006 and 2005, respectively.
     The government continues to investigate the complaint’s allegations, against which VITAS is presently defending. We are unable to predict the outcome of this matter or the impact, if any, that the investigation may have on the business, results of operations, liquidity or capital resources. Regardless of outcome, responding to the subpoenas and defending the litigation can adversely affect us through defense costs, diversion of our time and related publicity.
22. Related Party Transactions
     In October 2004, VITAS entered into a pharmacy services agreement (“Agreement”) with Omnicare, Inc. (“OCR”) whereby OCR will provide specified pharmacy services for VITAS and its hospice patients in geographical areas served by both VITAS and OCR. The Agreement has an initial term of three years that renews automatically thereafter for one-year terms. Either party may cancel the Agreement at the end of any term by giving written notice at least 90 days prior to the end of said term. In June 2004, VITAS entered into a pharmacy services agreement with excelleRx. The agreement has a one-year term and automatically renews unless either party provides a 90-day written termination notice. Subsequent to June 2004, OCR acquired excelleRx. Under both agreements, VITAS made purchases of $30.4 million , $16.2 million and $344,000 for the years ended December 31, 2006, 2005 and 2004, respectively and has accounts payable of $4.0 million at December 31, 2006. Mr. E. L. Hutton is non-executive Chairman of the Board and a director of the Company and OCR. Mr. Joel F. Gemunder, President and Chief Executive Officer of OCR, Mr. Charles H. Erhart, Jr. and Ms. Sandra Laney are directors of both OCR and the Company. Mr. Kevin J. McNamara, President, Chief Executive Officer and a director of the Company, is a director emeritus of OCR. We believe that the terms of these agreements are no less favorable to VITAS than we could negotiate with an unrelated party.
23. Capital Stock Transactions
     In July 2006, we announced a $50 million on-going stock repurchase program. Our previous stock repurchase program approved in February 2000 had remaining authorization of $8 million. For the year ended December 31, 2006, we repurchased 433,580 shares at a weighted average cost per share of $36.01 under the July 2006 and February 2000 programs.
     On May 15, 2006, our shareholders approved an amendment to our Certificate of Incorporation increasing the number of authorized shares of capital stock from 40 million shares to 80 million shares.
     On March 11, 2005, our Board of Directors approved a 2-for-1 stock split in the form of a 100% stock dividend to shareholders of record at the close of business on April 22, 2005. This stock split was paid May 11, 2005. Under Delaware law, the par value of the capital stock remains $1 per share.
24. Change in Accounting Principle
     Effective September 30, 2006, we changed the date of our annual goodwill impairment analysis to October 1. Previously, we performed this annual goodwill impairment test on December 31. We believe this change in accounting principle is preferable because the new date coincides with the Federal government’s fiscal year end of September 30 and therefore allows for a better estimation of the Medicare related cash flows of our VITAS business. Medicare pays in excess of 90% of VITAS’ revenue. Of the total goodwill recorded as of September 30, 2006, approximately 75% is related to VITAS. Due to the Medicare Cap discussed above, October 1 is the date when cash flows from our hospice programs are most predictable. The change in accounting principle will have no effect on our consolidated financial statements.

UNAUDITED SUMMARY OF QUARTERLY RESULTS
Chemed Corporation and Subsidiary Companies
(in thousands, except per share data)

	First	Second	Third	Fourth	Total
For the Year Ended December 31, 2006	Quarter	Quarter	Quarter	Quarter	Year

Continuing Operations
Total service revenues and sales	$243,921	$249,068	$253,695	$271,903	$1,018,587

Gross profit	$67,886	$69,965	$68,296	$82,317	$288,464

Income from operations	$24,004	$25,945	$23,359	$31,671	$104,979
Interest expense	(5,345)	(4,300)	(4,081)	(3,742)	(17,468)
Loss from impairment of investment	—	—	(1,445)	—	(1,445)
Loss on extinguishments of debt	(430)	—	—	—	(430)
Other income—net	1,495	524	715	1,914	4,648

Income before income taxes	19,724	22,169	18,548	29,843	90,284
Income taxes	(7,686)	(8,619)	(5,673)	(10,584)	(32,562)

Income from continuing operations (a)	12,038	13,550	12,875	19,259	57,722
Discontinued Operations	177	(708)	(4,914)	(1,626)	(7,071)

Net Income (a)	$12,215	$12,842	$7,961	$17,633	$50,651

Earnings Per Share (a)
Income from continuing operations	$0.46	$0.52	$0.49	$0.74	$2.21

Net income	$0.47	$0.49	$0.30	$0.68	$1.94

Diluted Earnings Per Share (a)
Income from continuing operations	$0.45	$0.50	$0.48	$0.73	$2.16

Net income	$0.46	$0.48	$0.30	$0.67	$1.90

Average number of shares outstanding
Earnings per share	26,044	26,201	26,190	26,030	26,118

Diluted earnings per share	26,723	26,846	26,633	26,411	26,669

(a)	The following amounts are included in income from continuing operations during the respective quarter (in thousands):

	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year
Pretax (cost)/benefit:
Legal expenses incurred in connection with the Office of Inspector General investigation	$(132)	$(342)	$(344)	$(250)	$(1,068)
Prepayment penalty and write-off of debt issuance costs related to early extinguishment and refinancing of debt	(430)	—	—	—	(430)
Stock option expense	—	(18)	(597)	(596)	(1,211)
Costs related to class action litigation	—	—	(272)	—	(272)
Loss from impairment of investment	—	—	(1,445)	—	(1,445)
Other	—	—	—	467	467

Total	$(562)	$(360)	$(2,658)	$(379)	$(3,959)

Aftertax (cost)/benefit:
Legal expenses incurred in connection with the Office of Inspector General investigation:	$(82)	$(212)	$(213)	$(155)	$(662)
Prepayment penalty and write-off of debt issuance costs related to early extinguishment and refinancing of debt	(273)	—	—	—	(273)
Tax adjustments and settlements from prior year returns	—	—	1,791	324	2,115
Stock option expense	—	(12)	(379)	(378)	(769)
Costs related to class action litigation	—	—	(169)	—	(169)
Loss from impairment of investment	—	—	(918)	—	(918)
Other	—	—	—	296	296

Total	$(355)	$(224)	$112	$87	$(380)

UNAUDITED SUMMARY OF QUARTERLY RESULTS
Chemed Corporation and Subsidiary Companies
(in thousands, except per share data)

	First	Second	Third	Fourth	Total
For the Year Ended December 31, 2005	Quarter	Quarter	Quarter	Quarter	Year

Continuing Operations
Total service revenues and sales	$216,068	$223,271	$230,892	$245,739	$915,970

Gross profit	$64,842	$64,035	$67,476	$75,141	$271,494

Income from operations	$21,837	$20,941	$23,880	$10,111	$76,769
Interest expense	(5,835)	(5,039)	(5,147)	(5,243)	(21,264)
Loss on extinguishment of debt	(3,971)	—	—	—	(3,971)
Other income—net	727	601	1,315	479	3,122

Income before income taxes	12,758	16,503	20,048	5,347	54,656
Income taxes	(5,312)	(6,016)	(5,753)	(1,347)	(18,428)

Income from continuing operations (a)	7,446	10,487	14,295	4,000	36,228
Discontinued Operations	670	(1,602)	337	184	(411)

Net Income (a)	$8,116	$8,885	$14,632	$4,184	$35,817

Earnings Per Share (a)
Income from continuing operations	$0.30	$0.41	$0.56	$0.15	$1.42

Net income	$0.32	$0.35	$0.57	$0.16	$1.40

Diluted Earnings Per Share (a)
Income from continuing operations	$0.29	$0.40	$0.54	$0.15	$1.38

Net income	$0.31	$0.34	$0.55	$0.16	$1.36

Average number of shares outstanding
Earnings per share	25,152	25,489	25,719	25,858	25,552

Diluted earnings per share	25,910	26,214	26,401	26,590	26,299

(a)	The following amounts are included in income from continuing operations during the respective quarter (in thousands):

	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year
Pretax (cost)/benefit:
Long-term incentive plan payout	$(1,109)	$(1,837)	$—	$(2,531)	$(5,477)
Legal expenses incurred in connection with the Office of Inspector General investigation	—	(254)	(310)	(73)	(637)
Adjustment to casualty insurance related to prior periods experience	1,663	—	—	—	1,663
Prepayment penalty and write-off of debt issuance costs related to early extinguishment and refinancing of debt	(3,971)	—	—	—	(3,971)
Adjustment of transaction-related expenses of the VITAS acquisition	—	671	130	158	959
Costs related to class action litigation	—	—	—	(17,350)	(17,350)
Cost of accelerating vesting of stock options	(215)	—	—	—	(215)

Total	$(3,632)	$(1,420)	$(180)	$(19,796)	$(25,028)

Aftertax (cost)/benefit:
Long-term incentive plan payout	$(695)	$(1,152)	$—	$(1,587)	$(3,434)
Legal expenses incurred in connection with the Office of Inspector General investigation:	—	(160)	(192)	(45)	(397)
Adjustment to casualty insurance related to prior periods experience	1,014	—	—	—	1,014
Prepayment penalty and write-off of debt issuance costs related to early extinguishment and refinancing of debt	(2,523)	—	—	—	(2,523)
Tax adjustments and settlements from prior year returns	—	—	1,787	174	1,961
Adjustment of transaction-related expenses of the VITAS acquisition	—	671	130	158	959
Costs related to class action litigation	—	—	—	(10,757)	(10,757)
Cost of accelerating vesting of stock options	(137)	—	—	—	(137)

Total	$(2,341)	$(641)	$1,725	$(12,057)	$(13,314)

SELECTED FINANCIAL DATA
Chemed Corporation and Subsidiary Companies
(in thousands, except per share data, ratios, percentages and personnel)

	2006	2005	2004(b)	2003	2002

Summary of Operations
Continuing operations (a)
Service revenues and sales	$1,018,587	$915,970	$734,877	$260,776	$253,687
Gross profit (excluding depreciation)	288,464	271,494	228,107	113,958	112,741
Depreciation	16,775	16,150	14,542	9,519	10,424
Amortization	5,255	4,922	3,779	302	152
Income from operations (b)	104,979	76,769	57,954	8,774	17,141
Income from continuing operations (c)	57,722	36,228	19,095	11,188	11,107
Net income/(loss) (c)	50,651	35,817	27,512	(3,435)	(2,545)
Earnings/(loss) per share
Income from continuing operations	$2.21	$1.42	$0.79	$0.56	$0.56
Net income/(loss)	1.94	1.40	1.14	(0.17)	(0.13)
Average number of shares outstanding	26,118	25,552	24,120	19,848	19,716
Diluted earnings/ (loss) per share
Income from continuing operations	$2.16	$1.38	$0.78	$0.56	$0.56
Net income/ (loss)	1.90	1.36	1.12	(0.17)	(0.13)
Average number of shares outstanding	26,669	26,299	24,636	19,908	19,770
Cash dividends per share	$0.24	$0.24	$0.24	$0.24	$0.23
Financial Position—Year-End
Cash and cash equivalents	$29,274	$57,133	$71,448	$50,688	$37,570
Working capital/(deficit)	(3,951)	35,355	28,439	32,778	20,075
Current ratio	0.98	1.21	1.17	1.48	1.28
Properties and equipment, at cost less accumulated depreciation	$70,140	$65,155	$55,796	$31,440	$30,912
Total assets	793,287	839,103	825,566	328,458	337,822
Long-term debt	150,331	234,058	279,510	25,931	25,348
Convertible junior subordinated debentures	—	—	—	14,126	14,186
Stockholders’ equity	421,361	384,175	332,092	192,693	198,422
Other Statistics—Continuing Operations
Capital expenditures	$21,987	$25,734	$18,290	$10,381	$8,440
Number of employees	11,621	10,881	9,822	2,894	2,736

(a)	Continuing operations exclude VITAS Phoenix, discontinued in 2006, Service America, discontinued in 2004, and Patient Care, discontinued in 2002.

(b)	The financial results of VITAS are included in the consolidated results of the Company beginning on February 24, 2004, the date the Company acquired the remaining 63% of VITAS it did not own, bringing its ownership in VITAS to 100%.

(c)	The following amounts are included in income from continuing operations during the respective year (in thousands):

	2006	2005	2004	2003	2002
Aftertax benefit/(cost):
Tax adjustments and settlements from prior year returns	$2,115	$1,961	$1,620	$—	$—
Loss on impairment of investment	(918)	—	—	—	(780)
Stock option expense	(769)	(137)	—	—	—
Expenses incurred in connection with the Office of Inspector General investigation	(662)	(397)	—	—	—
Loss on extinguishment of debt	(273)	(2,523)	(2,030)	—	—
Costs related to class action litigation	(169)	(10,757)	(1,897)	—	—
Long-term incentive plan payout	—	(3,434)	(5,437)	—	—
Adjustment to casualty insurance related to prior periods experience	—	1,014	—	—	—
Adjustment of transaction-related expenses of the VITAS acquisition	—	959	(222)	—	—
Equity in earnings/(loss) of VITAS	—	—	(4,105)	922	—
Expenses related to debt registration	—	—	(727)	—	—
Capital gains on sales of investments	—	—	—	3,351	775
Severance costs	—	—	—	(2,358)	—
Other	296	—	—	—	—

Total	$(380)	$(13,314)	$(12,798)	$1,915	$(5)

Chemed Corporation and Subsidiary Companies
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
EXECUTIVE SUMMARY
     We operate through our two wholly owned subsidiaries, VITAS Healthcare Corporation (“VITAS”) and Roto-Rooter Group, Inc. (“Roto-Rooter”). VITAS focuses on hospice care that helps make terminally ill patients’ final days as comfortable as possible. Through its team of doctors, nurses, home health aides, social workers, clergy and volunteers, VITAS provides direct medical services to patients, as well as spiritual and emotional counseling to both patients and their families. Roto-Rooter is focused on providing plumbing and drain cleaning services to both residential and commercial customers. Through its network of company-owned branches, independent contractors and franchisees, Roto-Rooter offers plumbing and drain cleaning service to over 90% of the U.S. population.
     The following is a summary of the key operating results for the years ended December 31, 2006, 2005 and 2004 (in thousands except per share amounts):

	2006	2005	2004
Consolidated service revenues and sales	$1,018,587	$915,970	$734,877

Consolidated income from continuing operations	$57,722	$36,228	$19,095

Diluted EPS from continuing operations	$2.16	$1.38	$0.78
2006 Versus 2005
     The increase in consolidated service revenues and sales from 2005 to 2006 was driven by a 13% increase at VITAS and a 7% increase at Roto-Rooter. The increase at VITAS was the result of an increase in average daily census (“ADC”) of 10% and the annual Medicare price increase of 3.5% offset by mix of care. The increase at Roto-Rooter was mainly driven by a 1% increase in jobs, an approximate 4.5% price increase and a shift in job mix. Consolidated income from continuing operations and diluted EPS from continuing operations increased in 2006 as a result of the higher service revenues and sales, which allowed us to further leverage our current cost structure. The 2005 results were negatively impacted by a $17.4 million pretax charge ($10.8 million aftertax) at VITAS for the settlement of a class action lawsuit.
2005 Versus 2004
     The increase in consolidated service revenues and sales from 2004 to 2005 was driven by a 35% increase at VITAS and a 7% increase at Roto-Rooter. The increase at VITAS was the result of an increase in ADC of 15%, the annual Medicare price increase of approximately 3% and a full year of revenue in 2005 versus a partial year in 2004 due to our acquisition of VITAS in February 2004. The increase at Roto-Rooter was driven by an increase in plumbing revenue of 10% and an increase in sewer and drain cleaning revenue of 5%. Consolidated income from continuing operations and diluted EPS from continuing operations increased in 2005 as a result of the higher service revenues and sales, which allowed us to further leverage our current cost structure. The increase was partially offset by a $17.4 million pretax charge ($10.8 million aftertax) at VITAS for the anticipated settlement of a class action lawsuit.
Other Developments
     Effective January 1, 2006, we adopted the provisions of SFAS 123(R) which establishes accounting for stock-based compensation for employees. Under SFAS 123(R), stock-based compensation cost is measured at the grant date, based on the fair value of the award and recognized as expense over the employee’s requisite service period. We previously applied Accounting Principles Board Opinion No. 25 and provided the pro-forma disclosures required by Statement of Financial Accounting Standards No. 123. We elected to adopt the modified prospective transition method as provided by SFAS 123(R). Accordingly, previously reported financial statement amounts have not been restated. We have determined that the Black-Scholes option-pricing model to calculate the fair value of our stock options is appropriate in the circumstances. We also used the Black-Scholes model for purposes of the pro-forma disclosures under SFAS 123. There was no material impact on our financial position, results of operations or cash flows as a result of the adoption of SFAS 123(R).
     Effective September 30, 2006, we changed the date of our annual goodwill impairment analysis to October 1. Previously, we performed this annual goodwill impairment test on December 31. We believe this change in accounting principle is preferable because the new date coincides with the Federal government’s fiscal year end of September 30 and therefore allows for a better estimation of the Medicare related cash flows of our VITAS business. Medicare pays in excess of 90% of VITAS’ revenue. Of the total goodwill recorded as of September 30, 2006, approximately 75% is related to

Chemed Corporation and Subsidiary Companies
VITAS. Due to the Medicare Cap discussed in Results of Operations, October 1 is the date when cash flows from our hospice programs are most predictable. The change in accounting principle will have no effect on our consolidated financial statements.
     In September 2006, our Board of Directors approved and we announced our intention to exit the hospice market in Phoenix, Arizona. Although we were successful in growing admissions of terminally ill patients, our growth was primarily patients who reside in assisted living settings. Patients residing in these types of facilities tend to exit curative care and enter into hospice care relatively early in their terminal diagnosis. The Medicare Cap limits payment for hospice care when a significant portion of the patient census enters into hospice early in their terminal diagnosis. Although we have, on average, relatively short average and median lengths of stay in the majority of our programs, all programs are measured separately and cannot be considered in the aggregate of programs under common control. Due to these billing limitations, we had experienced significant operating losses at this program. As a result of our announcement, we performed interim impairment tests of our long-lived assets of the Phoenix operation as of September 30, 2006 in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” An impairment charge of $2.4 million was recorded for the referral network intangible asset and fixed assets during the third quarter of 2006. The sale was completed in November 2006. The acquiring corporation purchased the substantial majority of assets of the Phoenix program for $2.5 million.
LIQUIDITY AND CAPITAL RESOURCES
     Significant factors affecting our cash flows during 2006 and financial position at December 31, 2006 include the following:
•	Our continuing operations generated cash of $89.5 million;

•	We repaid approximately $84.6 million in long-term debt;

•	We repurchased our stock using cash of $19.9 million; and

•	We spent $22.0 million on capital expenditures.
     The ratio of total debt to total capital was 26.3% at December 31, 2006 compared with 38.0% at December 31, 2005. Our current ratio was 1.0 and 1.2 at December 31, 2006 and 2005, respectively. The change in these ratios from 2005 to 2006 relates mainly to our use of cash to repay long-term debt.
     Our current credit agreements restrict annual payments for dividends, stock repurchases, acquisitions and capital expenditures. We had $141.7 million of unused eligible lines of credit at December 31, 2006. We believe our cash flow from operating activities and our unused eligible lines of credit are sufficient to fund our business in the near term.
CASH FLOW
     Our cash flows for 2006, 2005 and 2004 are summarized as follows (in millions):

	For the Years Ended December 31,
	2006	2005	2004

Net cash provided by operating activities	$98.6	$80.0	$92.9
Capital expenditures	(22.0)	(25.7)	(18.3)

Operating cash excess after capital expenditures	76.6	54.3	74.6
Repayment of long-term debt	(84.6)	(141.6)	(96.9)
Purchase of treasury stock	(19.9)	(7.4)	(2.7)
Dividends paid	(6.3)	(6.2)	(5.7)
Business combinations	(4.1)	(6.2)	(343.1)
Proceeds from issuance of long-term debt, net of costs	(0.2)	83.2	280.6
Return/(payment) of VITAS merger deposit	—	—	10.0
Net uses from sale of discontinued operations	(0.9)	(9.4)	(0.8)
Issuance of capital stock, net of costs	3.9	12.3	98.8
Other—net	7.6	6.7	6.0

(Decrease)/increase in cash and cash equivalents	$(27.9)	$(14.3)	$20.8

Chemed Corporation and Subsidiary Companies
COMMITMENTS AND CONTINGENCIES
     In connection with the sale of DuBois Chemicals, Inc. (“DuBois”) in 1991, we provided allowances and accruals relating to several long-term costs, including income tax matters, lease commitments and environmental costs. Also, in conjunction with the sales of The Omnia Group (“Omnia”) and National Sanitary Supply Company in 1997, the sale of Cadre Computer Resources, Inc. (“Cadre Computer”) in 2001 and the sale of Service America Network Inc. (“Service America”) in 2005, we provided long-term allowances and accruals relating to costs of severance arrangements, lease commitments and income tax matters. Additionally, we retained liability for Service America’s casualty insurance claims that were incurred prior to the disposal date. In connection with the sale of our Phoenix operation in November 2006, we have accrued an estimate of our total exposure for the Medicare Cap through the date of sale. In the aggregate, we believe these allowances and accruals are adequate as of December 31, 2006. Based on reviews of our environmental-related liabilities under the DuBois sale agreement, we have estimated our remaining liability to be $3.5 million. As of December 31, 2006, we are contingently liable for additional cleanup and related costs up to a maximum of $14.9 million, for which no provision has been recorded in accordance with the applicable accounting guidance.
     On September 28, 2006, we announced a preliminary settlement in regard to litigation related to the 2002 divestiture of our Patient Care business segment. In connection with the sale of Patient Care in 2002, $5.0 million of the cash purchase price was placed in escrow pending collection of third-party payer receivables on Patient Care’s balance sheet at the sale date. As of the settlement date, $4.2 million had been returned and the remainder was being withheld pending the settlement of certain third-party payer claims. Prior to the settlement, we had a long-term receivable from Patient Care of $12.5 million. We also had current accounts receivable from Patient Care for the post-closing balance sheet valuation and for expenses paid by us after closing on Patient Care’s behalf of $3.4 million. We were in litigation with Patient Care over the collection of these current amounts and their allegations that our acquisition of VITAS violated a non-compete covenant in the sales agreement. We also have a warrant to purchase 2% of Patient Care’s common stock that we recorded as a $1.4 million investment.
     We settled this case in October 2006. We agreed to forgive $1.2 million of the current receivable related to the post-closing balance sheet valuation and convert the remaining amount into debt secured by a promissory note with the same terms as the $12.5 million long-term receivable. We have incurred additional costs related to the settlement of $1.1 million for additional insurance and legal costs related to workers’ compensation claims incurred prior to the sale. The after tax charge related to these amounts of $1.5 million has been recorded as discontinued operations. As a result of financial information received during the negotiations, we determined that the value of the warrants has been permanently impaired and have recorded a pretax impairment charge of $1.4 million. This charge is included in income from continuing operations on the statement of income.
     Our various loan agreements and guarantees of indebtedness as of December 31, 2006 contain certain restrictive covenants. In addition, certain agreements contain cross-default provisions. We are in compliance with all of the covenants at December 31, 2006 and anticipate continued compliance throughout 2007.
     We are party to a class action lawsuit filed in the Third Judicial Circuit Court of Madison County, Illinois in June of 2000 by Robert Harris, alleging certain Roto-Rooter plumbing was performed by unlicensed employees. We contested these allegations and believe them without merit. Plaintiff moved for certification of a class of customers in 32 states who allegedly paid for plumbing work performed by unlicensed employees. Plaintiff also moved for partial summary judgment on grounds the licensed apprentice plumber who installed his faucet did not work under the direct personal supervision of a licensed master plumber. On June 19, 2002, the trial judge certified an Illinois-only plaintiffs class and granted summary judgment for the named party Plaintiff on the issue of liability, finding violation of the Illinois Plumbing License Act and the Illinois Consumer Fraud Act through Roto-Rooter’s representation of the licensed apprentice as a plumber. The court did not rule on certification of a class in the remaining 31 states. In December 2004, we reached a resolution of this matter with the Plaintiff and we accrued $3.1 million as the anticipated cost of settling this litigation. The court approved this settlement in July 2006.
     Like other large California employers, our VITAS subsidiary faces allegations of purported class-wide wage and hour violations. It was party to a class action lawsuit filed in the Superior Court of California, Los Angeles County, in April of 2004 by Ann Marie Costa, Ana Jimenez, Mariea Ruteaya and Gracetta Wilson (“Costa”). This case alleged failure to pay overtime wages for hours worked “off the clock” on administrative tasks, including voicemail retrieval, time entry, travel to and from work, and pager response. This case also alleged VITAS failed to provide meal and break periods to a purported class of California nurses, home health aides and licensed clinical social workers. The case also sought payment of penalties, interest, and Plaintiffs’ attorney fees. VITAS contested these allegations.
     Plaintiff moved for class certification, and VITAS opposed this motion. We reached an agreement with the Plaintiff class in order to avoid the uncertainty of litigation and the diversion of resources and personnel resulting from the litigation. In connection with our acquisition of VITAS in February 2004, we recorded a liability of $2.3 million on VITAS’ opening balance sheet for this case. At that time, this represented our best estimate of our exposure in the matter. As a result of the tentative resolution, we recorded a pretax charge of $17.4 million ($10.8 million aftertax) in the fourth quarter of 2005, representing the portion of this settlement not accounted for on Vitas’ opening balance sheet. These amounts are inclusive of Plaintiffs’ class attorneys’ fees and the costs of settlement administration. On June 26, 2006, the court granted final approval of the settlement ($19.9 million).

Chemed Corporation and Subsidiary Companies
     VITAS is party to a class action lawsuit filed in the Superior Court of California, Los Angeles County, in September 2006 by Bernadette Santos, Keith Knoche and Joyce White (“Santos”). This case, filed by the Costa case Plaintiffs’ counsel, makes similar allegations of failure to pay overtime and failure to provide meal and rest periods to a purported class of California admissions nurses, chaplains and sales representatives. The case likewise seeks payment of penalties, interest and Plaintiffs’ attorney fees. VITAS contests these allegations. The lawsuit is in its early stage and we are unable to estimate our potential liability, if any, with respect to these allegations.
     Regardless of outcome, defense of litigation adversely affects us through defense costs, diversion of our time and related publicity.
     On April 7, 2005, we announced the Office of Inspector General (“OIG”) for the Department of Health and Human Services served VITAS with civil subpoenas relating to VITAS’ alleged failure to appropriately bill Medicare and Medicaid for hospice services. As part of this investigation, the OIG selected medical records for 320 past and current patients from VITAS’ three largest programs for review. It also sought policies and procedures dating back to 1998 covering admissions, certifications, recertifications and discharges. During the third quarter of 2005 and again in May 2006, the OIG requested additional information from us. A qui tam complaint has been filed in U.S. District Court for the Southern District of Florida. We are conferring with the U.S. Attorney regarding our defenses to the complaint allegations. The U.S. Attorney has not decided whether to intervene in the qui tam action. We have incurred pretax expense related to complying with OIG requests and defending the complaint of $1.1 million and $637,000 for the years ended December 31, 2006 and 2005, respectively.
     The government continues to investigate the complaint’s allegations, against which VITAS is presently defending. We are unable to predict the outcome of this matter or the impact, if any, that the investigation may have on the business, results of operations, liquidity or capital resources. Regardless of outcome, responding to the subpoenas and defending the complaint can adversely affect us through defense costs, diversion of our time and related publicity.
CONTRACTUAL OBLIGATIONS
     The table below summarizes our debt and contractual obligations as of December 31, 2006 (in thousands):

		Less than			After
	Total	1 year	1-3 Years	4 -5 Years	5 Years
Long-term debt obligations, excluding interest (a)	$150,540	$209	$331	$150,000	$—
Operating lease obligations	67,446	16,761	26,734	14,361	9,590
Severance obligations	1,043	581	231	231	—
Obligations of discontinued operations	16,348	13,735	1,895	718	—
Purchase obligations (b)	49,744	49,744	—	—	—
Other current obligations (c )	35,990	35,990	—	—	—
Other long-term obligations (d)	27,578	—	1,032	1,032	25,514

Total contractual cash obligations	$348,689	$117,020	$30,223	$166,342	$35,104

(a)	Our interest obligation on our long-term debt is approximately $13.1 million per year for each of the next 5 years.

(b)	Purchase obligations primarily consist of accounts payable at December 31, 2006.

(c)	Other current obligations consist of accrued salaries and wages at December 31, 2006.

(d)	Other long-term obligations comprise largely pension and excess benefit obligations.

Chemed Corporation and Subsidiary Companies
RESULTS OF OPERATIONS
2006 Versus 2005 – Consolidated Results
     Set forth below are the year-to-year changes in the components of the statement of operations relating to continuing operations for 2006 versus 2005 (in thousands, except percentages):

	Increase/(Decrease)
	Amount	Percent

Service revenues and sales
VITAS	$80,459	13%
Roto-Rooter	22,158	7

Total	102,617	11
Cost of services provided and goods sold	85,647	13
Selling, general and administrative expenses	3,921	2
Depreciation	625	4
Amortization	333	7
Other expenses	(16,119)	(98)

Income from operations	28,210	37
Interest expense	3,796	(18)
Loss on impairment of investment	(1,445)	—
Loss on extinguishment of debt	3,541	(89)
Other income —net	1,526	49

Income before income taxes	35,628	65
Income taxes	(14,134)	77

Income from continuing operations	$21,494	59

     Our service revenues and sales for the year ended December 31, 2006 increased $102.6 million, or 11%, versus revenues for the year ended December 31, 2005. The VITAS segment accounted for $80.4 million of this increase and Roto-Rooter accounted for the remaining $22.2 million of the increase.
     The increase in VITAS’ revenues for 2006 versus 2005 is attributable to the following (dollars in thousands):

	Amount	Percent
Routine homecare	$65,632	15%
Continuous care	14,679	14
General inpatient	4,046	5
Medicare cap	(3,898)	—

Total revenues	$80,459	13

     The revenue increase for VITAS includes the annual increase in the Medicare reimbursement rate of approximately 3% to 4%. In addition, the Average Daily Census (“ADC”) for routine homecare, continuous care and general inpatient increased 10.7%, 8.2% and 1.0% respectively from 2005. ADC is a key measure we use to monitor volume growth in our hospice programs. Changes in total program admissions and average length of stay for our patients are the main drivers of changes in ADC. The increases discussed above were offset by a reduction in revenue of $3.9 million related to the Medicare Cap. The components of the pretax charges are as follows (in thousands):

		All
	Phoenix	Other	Total
2007 measurement period	$—	$470	$470
2006 measurement period	7,260	2,903	10,163
2005 measurement period	671	525	1,196

Total	$7,931	$3,898	$11,829

     The amounts related to the Phoenix program are included in discontinued operations. Charges for the 2005 measurement period relate to prior year billing limitations resulting from the fiscal intermediary reallocating admissions for deceased Medicare patients who received hospice care from multiple providers. The amounts for the 2006 and 2007

Chemed Corporation and Subsidiary Companies
measurement periods are estimates made by management based upon Medicare admissions and Medicare revenue in each program.
     The increase in Roto-Rooter’s service revenues and sales for 2006 versus 2005 is attributable to the following (in thousands):

	Amount	Percent
Plumbing	$10,107	8%
Sewer and drain cleaning	10,420	8
Other	1,631	4

Total revenues	$22,158	7

     Plumbing revenues for 2006 increased from 2005 due to a 7% increase in the average price per job and a 1% increase in the number of jobs performed. The increase in the average price per job reflects a combination of price increases coupled with our focus on larger commercial jobs. Our average price for a commercial plumbing job is approximately 36% higher than the average price for a residential plumbing job. Sewer and drain cleaning revenues for 2006 increased from 2005 due to a 7% increase in the average price per job and a 1% increase in the number of jobs performed. The increase in the average price per job reflects a combination of price increases coupled with our focus on larger commercial jobs. Our average price for a commercial sewer and drain cleaning job is approximately 37% higher than the average price for a residential plumbing job. The increase in other revenues is attributable primarily to increases in independent contractor operations.
     The consolidated gross margin was 28.3% in 2006 versus 29.6% in 2005. On a segment basis, VITAS’ gross margin was 20.3% in 2006 and 21.7% in 2005. The Medicare Cap accounts for approximately 0.6% of the decrease in VITAS’ gross margin. The remaining difference is attributable to increased labor costs. Given the historic difficulty in hiring and retaining qualified healthcare professionals, management continued to build manpower in expectation of future increases in admissions and ADC. Additionally, some of our fastest growing hospice programs are located in areas with a high cost of living, which increases our overall average labor cost per patient day served. Roto-Rooter’s gross margin was 45.9% in 2006 and 46.2% in 2005.
     Selling, general and administrative expenses (“SG&A”) for 2006 increased $3.9 million (2.5%) as summarized below (in thousands):

Increase in selling expenses	$2,007
Increase in general and administrative expenses	1,914

Total increase	$3,921

     The increase in selling expenses is mainly attributable to an increase in advertising costs at Roto-Rooter. The increase in general and administrative expenses is caused mainly by salary increases and the impact of expensing stock options beginning in 2006 ($1.2 million) offset by a decrease in LTIP expenses of $5.5 million.
     Other expenses decreased $16.1 million mainly due to the impact of the settlement of a class action lawsuit at VITAS in 2005.
     Income from operations for 2006 increased $28.2 million (37%) versus 2005 as summarized below (in thousands):

Increase in gross margin	$16,970
Increase in SG&A expenses, depreciation, and amortization	(4,879)
Cost in 2005 of settling VITAS class action litigation	17,350
All other	(1,231)

Total increase	$28,210

     Interest expense decreased $3.8 million (18%) from 2005 to 2006 mainly due to the repayment of approximately $85 million in long-term debt in March 2006. In the third quarter of 2006, we recorded a $1.4 million impairment charge related to our investment in the warrants of Patient Care as further discussed in the commitments and contingencies section above.
     Our effective income tax rate was 36.1% in 2006 versus 33.7% in 2005. The increase in our effective tax rate relates to the tax adjustments required upon expiration of certain statutes, of $2.1 million in 2006 and $2.0 million in 2005. While the dollar amounts are consistent between years, the 2005 amount is a larger percentage of pretax income and thus has a larger impact on reducing the overall rate for 2005.

Chemed Corporation and Subsidiary Companies
     Income from continuing operations increased $21.5 million (59%) from 2005 to 2006. Income from continuing operations for both periods include the following after tax adjustments that increased/(reduced) after tax earnings (in thousands):

	2006	2005
VITAS
Costs associated with the OIG investigation	$(662)	$(397)
Costs of class action litigation	(169)	(10,757)
Roto-Rooter
Tax adjustments required upon expiration of statutes	1,251	1,126
Favorable adjustment to casualty insurance	—	1,014
Corporate
Stock option expense	(769)	(137)
Long-term incentive compensation	—	(3,434)
VITAS transaction expense adjustments	—	959
Impairment of Patient Care warrants	(918)	—
Tax adjustments required upon expiration of statutes	864	835
Loss on extinguishment of debt	(273)	(2,523)
Other	296	—

Total	$(380)	$(13,314)

     Income/(loss) from discontinued operations for 2006, 2005 and 2004 follows (in thousands):

	For the Years Ended December 31,
	2006	2005	2004

VITAS Phoenix	$(4,872)	$1,477	$91
Service America	(32)	(1,813)	8,559
Adjustment to accruals of operations discontinued in prior years	(2,167)	(75)	(233)

Income/(loss) from discontinued operations	$(7,071)	$(411)	$8,417

     In September 2006, our Board of Directors approved and we announced our intention to exit the hospice market in Phoenix, Arizona. As a result of our announcement, we performed interim impairment tests of our long-lived assets of the Phoenix operation as of September 30, 2006 in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” An impairment charge of $2.4 million was recorded for the referral network intangible asset and fixed assets during the third quarter of 2006. The sale was completed in November 2006. The acquiring corporation purchased the substantial majority of assets of the Phoenix program for $2.5 million.
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
     The adjustments to accruals related to operations discontinued in prior years primarily include the Patient Care settlement in 2006, favorable adjustments to accruals for note receivable losses on the sale of Cadre Computer (discontinued in 2001) and unfavorable adjustments to accruals related to the sale of DuBois in 1991. Adjustments to the DuBois accruals relate to environmental liabilities we retained upon the sale of DuBois in 1991. We believe amounts accrued are reasonable under the circumstances, but due to the nature of the liabilities, we could be required to increase the accrual in future years to cover additional charges.

Chemed Corporation and Subsidiary Companies
2006 Versus 2005 – Segment Results
     The change in net income for 2006 versus 2005 is due to (dollars in thousands):

	Increase/(Decrease)
	Amount	Percent

VITAS	$14,913	45%
Roto-Rooter	4,828	17
Corporate	1,753	7
Discontinued operations	(6,660)	(1,620)

Total increase	$14,834	41

2005 Versus 2004 – Consolidated Results
     Set forth below are the year-to-year changes in the components of the statement of operations relating to continuing operations for 2005 versus 2004 (in thousands, except percentages):

	Increase/(Decrease)
	Amount	Percent

Service revenues and sales
VITAS	$160,366	35%
Roto-Rooter	20,727	7

Total	181,093	25
Cost of services provided and goods sold	137,706	27
Selling, general and administrative expenses	10,198	7
Depreciation	1,608	11
Amortization	1,143	30
Other expenses	11,623	244

Income from operations	18,815	32
Interest expense	(106)	1
Loss on extinguishment of debt	(641)	19
Other income —net	(348)	(10)

Income before income taxes	17,720	48
Income taxes	(4,692)	34
Equity in loss of affiliate	4,105	(100)

Income from continuing operations	$17,133	90

     Our service revenues and sales for the year ended December 31, 2005 increased $181.1 million, or 25%, versus revenues for the year ended December 31, 2004. The VITAS segment, acquired in February 2004, accounted for $160.4 million of this increase and Roto-Rooter accounted for the remaining $20.7 million of the increase.
     The increase in VITAS’ revenues for 2005 versus 2004 is attributable to the following (dollars in thousands):

	Amount	Percent
Routine homecare	$110,455	35%
Continuous care	27,748	35
General inpatient	22,163	35

Total revenues	$160,366	35

Chemed Corporation and Subsidiary Companies
     The revenue increases for VITAS resulted from the annual increase in the Medicare reimbursement rate of approximately 3% and the impact of a full year of revenue in 2005 versus a partial year in 2004 due to our acquisition of VITAS in February 2004. In addition, the Average Daily Census (“ADC”) for routine homecare, continuous care and general inpatient increased 16%, 12% and 11% respectively from 2004. ADC is a key measure we use to monitor volume growth in our hospice programs. Changes in total program admissions and average length of stay for our patients are the main drivers of changes in ADC. A comparison of VITAS’ 2005 revenues to full year pro-forma revenues for 2004 indicates increases of 20%, 16% and 15%, respectively, for routine homecare, continuous care and general inpatient revenues.
     The increase in Roto-Rooter’s service revenues and sales for 2005 versus 2004 is attributable to the following (in thousands):

	Amount	Percent
Plumbing	$10,983	10%
Sewer and drain cleaning	6,396	5
Other	3,348	8

Total revenues	$20,727	7

     Plumbing revenues for 2005 increased from 2004 due to a 7% increase in the number of jobs performed and a 3% increase in the average price per job. Sewer and drain cleaning revenues for 2005 increased from 2004 due to a 1% decrease in the number of jobs offset by a 6% increase in the average price per job. The increase in the price per job for both plumbing and sewer and drain cleaning was driven by a shift in job mix from residential to commercial. Generally, commercial jobs produce more revenue on a per job basis. The increase in other revenues is attributable primarily to increases in independent contractor operations.
     The consolidated gross margin was 29.6% in 2005 versus 31.0% in 2004. The slight decrease is due to the acquisition of VITAS in February 2004. On a segment basis, VITAS’ gross margin was 21.7% in 2005 and 22.2% in 2004. Roto-Rooter’s gross margin was 46.2% in 2005 and 45.7% in 2004.
     SG&A for 2005 increased $10.2 million (6.9%) versus 2004 due mainly to the acquisition of VITAS in February 2004, as summarized below (in thousands):

Increase in selling expense	$1,785
Increase in general and administrative expenses	8,413

Total increase	$10,198

     Depreciation for 2005 increased $1.6 million, or 11%, versus 2004 primarily as a result of the VITAS acquisition. Similarly, most of the $1.1 million increase in amortization is attributable to the amortization of VITAS’ intangible assets, including the referral networks and the covenant not to compete. Other expenses increased $11.6 million due mainly to the settlement of class action litigation at VITAS in 2005.
     Income from operations for 2005 increased $18.8 million (32%) versus 2004 as summarized below (in thousands):

Increase in gross margin	$43,387
Increase in SG&A expenses, depreciation, and amortization	(12,949)
Cost in 2005 of settling VITAS class action litigation	(17,350)
All other	5,727

Total increase	$18,815

     Our effective income tax rate was 33.7% in 2005 versus 37.2% in 2004. The decrease in our effective tax rate relates to certain state income tax planning strategies implemented in 2005 and the impact of a full year of VITAS activity.

Chemed Corporation and Subsidiary Companies
     Income from continuing operations for 2005 increased $17.1 million (90%) versus 2004. Income from continuing operations for both periods include the following after tax adjustments that increased/(reduced) after tax earnings (in thousands):

	2005	2004
VITAS
Costs associated with the OIG investigation	$(397)	$—
Costs of class action litigation	(10,757)	—
Severance contract settlements	—	(1,008)
Roto-Rooter
Tax adjustments required upon expiration of statutes	1,126	630
Favorable adjustment to casualty insurance	1,014	—
Cost of class action litigation	—	(1,897)
Corporate
Stock option expense	(137)	—
Long-term incentive compensation	(3,434)	(5,437)
VITAS transaction expense adjustments	959	786
Expenses related to debt registration	—	(727)
Tax adjustments required upon expiration of statutes	835	990
Equity in loss of VITAS	—	(4,105)
Loss on extinguishment of debt	(2,523)	(2,030)

Total	$(13,314)	$(12,798)

     Income/(loss) from discontinued operations for 2005, 2004 and 2003 follows (in thousands):

	For the Years Ended December 31,
	2005	2004	2003

VITAS Phoenix	$1,477	$91	$—
Service America	(1,813)	8,559	(14,687)
Adjustment to accruals of operations discontinued in prior years	(75)	(233)	64

Income/(loss) from discontinued operations	$(411)	$8,417	$(14,623)

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

Chemed Corporation and Subsidiary Companies
2005 Versus 2004 – Segment Results
     The change in net income for 2005 versus 2004 is due to (dollars in thousands):

	Increase/(Decrease)
	Amount	Percent

VITAS	$4,345	15%
Roto-Rooter	7,825	40
Corporate	858	3
Equity in VITAS loss	4,105	100
Discontinued operations	(8,828)	(105)

Total increase	$8,305	30

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
     We actively monitor each of our hospice programs, by provider number, as to their specific admissions, discharge rate and average length of stay data in an attempt to determine whether they are likely to exceed the Medicare cap. Should we determine that a provider number is likely to exceed the Medicare cap based on projected trends, we attempt to institute corrective action to influence the patient mix or to increase patient admissions. However, should we project our corrective action will not prevent that program from exceeding its Medicare cap, we estimate the amount we will be required to repay at the end of the measurement year and accrue that amount, which is proportional to the number of months elapsed in the Medicare cap year, as a reduction of patient revenue. Our estimate of the Medicare cap liability is particularly sensitive to allocations made by our fiscal intermediary relative to patient transfers between hospices. We are allocated a percentage of the Medicare cap based on the days a patient spent in our care as compared to the total days a patient spent in hospice care. The allocation cannot be determined until a patient dies.
Insurance Accruals
     For the Roto-Rooter segment and Chemed’s Corporate Office, we self-insure for all casualty insurance claims (workers’ compensation, auto liability and general liability). As a result, we closely monitor and frequently evaluate our historical claims experience to estimate the appropriate level of accrual for self-insured claims. Our third-party administrator (“TPA”) processes and reviews claims on a monthly basis. Currently, our exposure on any single claim is capped at $500,000. For most of the prior years, the caps for general liability and workers’ compensation were between $250,000 and $500,000 per claim. In developing our estimates, we accumulate historical claims data for the previous 10 years to calculate loss development factors (“LDF”) by insurance coverage type. LDFs are applied to known claims to estimate the ultimate potential liability for known and unknown claims for each open policy year. LDFs are updated annually. Because this methodology relies heavily on historical claims data, the key risk is whether the historical claims are an accurate predictor of future claims exposure. The risk also exists that certain claims have been incurred and not reported on a timely basis. To mitigate these risks, in conjunction with our TPA, we closely monitor claims to ensure timely accumulation of data and compare claims trends with the industry experience of our TPA.
     For the VITAS segment, we self-insure for workers’ compensation claims. Currently, VITAS’ exposure on any single claim is capped at $500,000. For most of the prior years, the caps for workers’ compensation were between $250,000 and $500,000 per claim. For VITAS’ self-insurance accruals for workers’ compensation, we obtained an actuarial valuation

Chemed Corporation and Subsidiary Companies
of the liability as of February 24, 2004 (the date of acquisition) and as of November 30, 2006 and 2005. The valuation methods used by the actuary are similar to those used internally for our other business units.
     As an indication of the sensitivity of the accrued liability to reported claims, our analysis indicates that a 1% across-the-board increase or decrease in the amount of projected losses for all of our continuing operations would increase or decrease the accrued insurance liability at December 31, 2006, by $1.3 million or 3%.
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
     We are subject to income taxes in the Federal and most state jurisdictions. Significant judgment is required to determine our provision for income taxes. We are periodically audited by various taxing authorities. We establish liabilities for possible assessments by taxing authorities resulting from exposures including, but not limited to, the deductibility of certain expenses and the tax treatment of acquisitions and divestitures. While it is often difficult to predict the final outcome or the timing of resolution of any particular tax matter, we believe our tax reserves reflect the probable outcome of known contingencies.
Goodwill and Intangible Assets
     Identifiable, definite-lived intangible assets arise from purchase business combinations and are amortized using either an accelerated method or the straight-line method over the estimated useful lives of the assets. The selection of an amortization method is based on which method best reflects the economic pattern of usage of the asset. The VITAS trade name is considered to have an indefinite life. Goodwill and the VITAS trade name are tested at least annually for impairment. The valuation of goodwill and the VITAS trade name is dependent upon many factors, some of which are market-driven and beyond our control. The valuation of goodwill and the VITAS trade name indicate that the fair value exceeds the carrying value at October 1, 2006.
Stock-based Compensation Plans
     Effective January 1, 2006, we adopted the provisions of Statement of Financial Accounting Standards No. 123, revised (“SFAS 123(R)”) which establishes accounting for stock-based compensation for employees. Under SFAS 123(R), stock-based compensation cost is measured at the grant date, based on the fair value of the award and recognized as expense over the employee’s requisite service period on a straight-line basis. We previously applied Accounting Principles Board Opinion No. 25 and provided the pro-forma disclosures required by Statement of Financial Accounting Standards No. 123. We elected to adopt the modified prospective transition method as provided by SFAS 123(R). Accordingly, we have not restated previously reported financial statement amounts. Other than certain reclassifications, there was no material impact on our financial position, results of operations or cash flows as a result of the adoption of SFAS 123(R).
     We estimate the fair value of stock options using the Black-Scholes valuation model, consistent with the provisions of SFAS 123(R), the Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 107 and our prior period pro forma disclosure of net income including stock-based compensation expense. We determine expected term, volatility, dividend yield and forfeiture rate based on our historical experience. We believe that historical experience is the best indicator of these factors.
RECENT ACCOUNTING STATEMENTS
     In September 2006, the SEC staff issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements” (“SAB 108”). Traditionally, there have been two widely recognized methods for quantifying the effects of financial statement misstatements. The first, called the “rollover” method, focuses primarily on the income statement effect of a misstatement but its use can lead to the accumulation of misstatements on the balance sheet. The other method, the “iron curtain” method, focuses primarily on the balance sheet effect of a misstatement but its use can cause out-of-period adjustments in the income statement.
     SAB 108 requires companies to evaluate financial statement misstatements using both methods, referred to as the “dual approach.” An issuer may either restate all periods presented as if the dual approach had always been used or record the cumulative effect of using the dual approach to assets and liabilities with an offsetting adjustment to the opening balance of retained earnings as of January 1, 2006. There was no impact on our financial statements for the adoption of SAB 108.
     In September 2006, the FASB issued Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS 158”). The new standard will require employers to recognize fully the obligations associated with single-employer defined benefit pension, retiree healthcare and other postretirement plans in their financial statements. Under past accounting standards, the funded status of an employer’s postretirement benefit plan (i.e., the difference between the plan assets and obligations) was not always completely reported in the balance sheet. Employers reported an asset or liability that almost always differed from the plan’s funded status because previous accounting standards allowed employers to delay recognition of certain changes in plan assets and obligations that affected the costs of providing

Chemed Corporation and Subsidiary Companies
such benefits. The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006. There was no impact on our financial statements for the adoption of SFAS 158.
     In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (“SFAS 157”), which addresses how companies should measure fair value when they are required to use a fair value measure for recognition or disclosure purposes under generally accepted accounting principles (GAAP). It sets a common definition of fair value to be used throughout GAAP. The new standard is designed to make the measurement of fair value more consistent and comparable and improve disclosures about those measures. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. We are currently evaluating the impact SFAS 157 will have on our financial condition and results of operations.
     In September 2006, the FASB issued a staff position related to the accounting for planned major maintenance activities. The staff position sets forth four alternative methods of accounting for planned major maintenance activities but disallowed the accrue-in-advance method. The accrue-in-advance method provides for estimating the cost of major maintenance activities and accruing that cost in advance of the maintenance being performed. The guidance is effective for the first fiscal year beginning after December 15, 2006. There will be no material impact on our financial statements as a result of adopting this staff position.
     In July 2006, the FASB issued Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement 109”, which prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that it has taken or expects to take on a tax return. Upon adoption of FIN 48, the financial statements will reflect expected future tax consequences of such uncertain positions assuming the taxing authorities’ full knowledge of the position and all relevant facts. FIN 48 also revises disclosure requirements and introduces an annual, tabular roll-forward of the unrecognized tax benefits. This interpretation is effective as of the beginning of fiscal years starting after December 15, 2006. We believe that the cumulative effect upon adoption of FIN 48, as of January 1, 2007, will reduce our accrual for uncertain tax positions by approximately $3 million to $5 million. We do not anticipate the adoption of FIN 48 will have a material impact on our 2007 effective tax rate.

Unaudited Supplementary Data
To provide background in analyzing the quarterly operations of the VITAS segment, we are providing the following financial and operating data (in thousands except percentages, days and dollars per day):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
OPERATING STATISTICS
Net revenue (a)
Homecare	$132,082	$114,805	$492,012	$426,380
Inpatient	23,316	22,713	89,882	85,836
Continuous care	31,509	29,012	121,096	106,417

Total before Medicare cap allowance	$186,907	$166,530	$702,990	$618,633
Medicare cap allowance	(688)	—	(3,898)	—

Total	$186,219	$166,530	$699,092	$618,633

Net revenue as a percent of total before
Medicare cap allowance
Homecare	70.6%	69.0%	70.0%	68.9%
Inpatient	12.5	13.6	12.8	13.9
Continuous care	16.9	17.4	17.2	17.2

Total before Medicare cap allowance	100.0	100.0	100.0	100.0
Medicare cap allowance	(0.4)	—	(0.6)	—

Total	99.6%	100.0%	99.4%	100.0%

Average daily census (“ADC”) (days)
Homecare	6,636	5,834	6,333	5,578
Nursing home	3,567	3,413	3,501	3,308

Routine homecare	10,203	9,247	9,834	8,886
Inpatient	411	419	411	407
Continuous care	560	544	555	513

Total	11,174	10,210	10,800	9,806

Total admissions	13,291	12,380	52,736	49,985
Total discharges	13,199	12,482	51,552	48,876
Average length of stay (days)	75.7	70.0	71.9	67.4
Median length of stay (days)	14.0	13.0	13.0	12.0
ADC by major diagnosis
Neurological	33.7%	32.5%	33.4%	32.1%
Cancer	19.7	21.0	20.2	21.3
Cardio	14.7	14.9	14.8	15.0
Respiratory	7.0	7.0	7.1	7.1
Other	24.9	24.6	24.5	24.5

Total	100.0%	100.0%	100.0%	100.0%

Admissions by major diagnosis
Neurological	19.8%	19.3%	19.8%	18.9%
Cancer	35.3	37.5	35.5	36.8
Cardio	12.7	12.4	13.1	13.2
Respiratory	7.2	6.7	7.3	7.1
Other	25.0	24.1	24.3	24.0

Total	100.0%	100.0%	100.0%	100.0%

Direct patient care margins (b)
Routine homecare	49.7%	50.9%	49.0%	50.2%
Inpatient	19.4	23.6	20.0	22.7
Continuous care	17.0	20.4	18.2	18.9
Homecare margin drivers (dollars per patient day)
Labor costs	$49.72	$47.15	$49.38	$46.12
Drug costs	8.17	7.25	8.12	7.55
Home medical equipment	5.81	5.44	5.63	5.47
Medical supplies	2.28	2.11	2.17	2.15
Inpatient margin drivers (dollars per patient day)
Labor costs	$261.55	$239.50	$259.25	$240.89
Continuous care margin drivers (dollars per patient day)
Labor costs	$486.46	$442.28	$468.13	$441.95
Bad debt expense as a percent of revenues	1.0%	0.9%	0.9%	0.9%
Accounts receivable —
days of revenue outstanding	38.7	41.8	N/A	N/A

(a)	VITAS has 6 large (greater than 450 ADC), 15 medium (greater than 200 but less than 450 ADC) and 20 small (less than 200 ADC) hospice programs. As of December 31, 2006, there were 2 programs with a Medicare cap liability. There were no other programs with less than 10% cap cushion measured for the period from January 1, 2006 through December 31, 2006.

(b)	Amounts exclude indirect patient care and administrative costs, as well as Medicare cap billing limitation.

Chemed Corporation and Subsidiary Companies
CORPORATE GOVERNANCE
     We submitted our Annual Certification of the Chief Executive Officer to the New York Stock Exchange (“NYSE”) regarding the NYSE corporate governance listing standards on May 30, 2006. We also filed our Certifications of the President and Chief Executive Officer, the Vice President and Chief Financial Officer and the Vice President and Controller pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 as Exhibits 31.1, 31.2 and 31.3, respectively, to our Annual Report on Form 10-K for the year ended December 31, 2006.
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