Form 10-K, Exhibit 13
period 2007-12-31
CHEMED CORP
filed 2008-02-28
CIK 19584

Exhibit 13
Financial Review
Contents

Report of Independent Registered Public Accounting Firm	2
Consolidated Statement of Income	3
Consolidated Balance Sheet	4
Consolidated Statement of Cash Flows	5
Consolidated Statement of Changes in Stockholders’ Equity	6
Notes to Consolidated Financial Statements	7
Unaudited Summary of Quarterly Results	35
Selected Financial Data	37
Management’s Discussion and Analysis of Financial Conditions and Results of Operations	38
Officers’ and Directors’ Listing and Corporate Information	IBC
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
          The Company’s management, including the President and Chief Executive Officer, Executive Vice President and Chief Financial Officer and Vice President and Controller, has conducted an evaluation of the effectiveness of its internal control over financial reporting as of December 31, 2007, based on the framework established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on this evaluation, management concluded that internal control over financial reporting was effective as of December 31, 2007, based on criteria in Internal Control—Integrated Framework issued by COSO.
          PricewaterhouseCoopers LLP, our independent registered public accounting firm, has audited the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007, as stated in their report which appears on page 2.

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors of Chemed Corporation
In our opinion, the accompanying consolidated balance sheet and the related consolidated statement of income, cash flows and changes in stockholders’ equity present fairly, in all material respects, the financial position of Chemed Corporation and its subsidiaries at December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
As discussed in Note 1 to the financial statements, effective January 1, 2006 the Company changed its method of accounting for share-based compensation.
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
/s/ PricewaterhouseCoopers LLP
Cincinnati, Ohio
February 28, 2008

CONSOLIDATED STATEMENT OF INCOME
Chemed Corporation and Subsidiary Companies

(in thousands, except per share data)
For the Years Ended December 31,	2007	2006	2005

Continuing Operations
Service revenues and sales	$1,100,058	$1,018,587	$915,970

Cost of services provided and goods sold (excluding depreciation)	767,066	730,123	644,476
Selling, general and administrative expenses	184,060	161,183	157,262
Depreciation	20,118	16,775	16,150
Amortization	5,270	5,255	4,922
Other operating expenses—net (Note 6)	789	272	16,391

Total costs and expenses	977,303	913,608	839,201

Income from operations	122,755	104,979	76,769
Interest expense	(11,244)	(17,468)	(21,264)
Loss on extinguishment of debt (Note 2)	(13,798)	(430)	(3,971)
Loss from impairment of investment	—	(1,445)	—
Other income—net (Note 9)	4,125	4,648	3,122

Income before income taxes	101,838	90,284	54,656
Income taxes (Note 10)	(39,063)	(32,562)	(18,428)

Income from continuing operations	62,775	57,722	36,228
Discontinued Operations, Net of Income Taxes (Note 7)	1,201	(7,071)	(411)

Net Income	$63,976	$50,651	$35,817

Earnings Per Share (Note 17)
Income from continuing operations	$2.56	$2.21	$1.42

Net Income	$2.61	$1.94	$1.40

Diluted Earnings Per Share (Note 17)
Income from continuing operations	$2.50	$2.16	$1.38

Net Income	$2.55	$1.90	$1.36

Average Number of Shares Outstanding (Notes 17)
Earnings per share	24,520	26,118	25,552

Diluted earnings per share	25,077	26,669	26,299

The Notes to Consolidated Financial Statements are integral parts of this statement.

CONSOLIDATED BALANCE SHEET
Chemed Corporation and Subsidiary Companies

(in thousands, except shares and per share data)
December 31,	2007	2006

Assets
Current assets
Cash and cash equivalents (Note 11)	$4,988	$29,274
Accounts receivable less allowances of $9,746 (2006 - $10,180)	103,113	93,086
Inventories	6,596	6,578
Current deferred income taxes (Note 10)	14,212	17,789
Current assets of discontinued operations (Note 7)	—	5,418
Prepaid expenses and other current assets	10,496	9,968

Total current assets	139,405	162,113
Investments of deferred compensation plans held in trust (Note 14)	29,417	25,713
Notes receivable (Notes 7 and 16)	9,701	14,701
Properties and equipment, at cost, less accumulated depreciation (Note 12)	74,513	70,140
Identifiable intangible assets less accumulated amortization of $17,245 (2006 - $13,201) (Note 5)	65,177	69,215
Goodwill (Note 5)	438,689	435,050
Noncurrent assets of discontinued operations (Note 7)	—	287
Other assets	15,411	16,068

Total Assets	$772,313	$793,287

Liabilities
Current liabilities
Accounts payable	$48,111	$49,744
Current portion of long-term debt (Note 2)	10,162	209
Income taxes (Note 10)	4,221	6,765
Accrued insurance	36,337	38,457
Accrued compensation	40,072	35,990
Current liabilities of discontinued operations (Note 7)	—	12,215
Other current liabilities (Note 13)	13,929	22,684

Total current liabilities	152,832	166,064
Deferred income taxes (Note 10)	5,802	26,301
Long-term debt (Note 2)	214,669	150,331
Deferred compensation liabilities (Note 14)	29,149	25,514
Other liabilities	5,512	3,716
Commitments and contingencies (Notes 15, 19 and 20)

Total Liabilities	407,964	371,926

Stockholders’ Equity
Capital stock — authorized 80,000,000 shares $1 par; issued 29,260,791 shares (2006 - 28,849,918 shares)	29,261	28,850
Paid-in capital	267,312	252,639
Retained earnings	278,336	215,517
Treasury stock - 5,299,056 shares (2006 - 3,023,635 shares), at cost	(213,041)	(78,064)
Deferred compensation payable in Company stock (Note 14)	2,481	2,419

Total Stockholders’ Equity	364,349	421,361

Total Liabilities and Stockholders’ Equity	$772,313	$793,287

The Notes to Consolidated Financial Statements are integral parts of this statement.

CONSOLIDATED STATEMENT OF CASH FLOWS
Chemed Corporation and Subsidiary Companies

(in thousands)
For the Years Ended December 31,	2007	2006	2005

Cash Flows from Operating Activities
Net income	$63,976	$50,651	$35,817
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	25,388	22,030	21,072
Provision for uncollectible accounts receivable	8,373	8,169	7,126
Write-off unamortized debt issuance costs	7,235	430	2,871
Noncash portion of long-term incentive compensation	6,154	—	4,813
Provision for deferred income taxes (Note 10)	8,113	7,408	(5,055)
Discontinued operations (Note 7)	(1,201)	7,071	411
Amortization of debt issuance costs	1,186	1,774	1,834
Loss on impairment of investment	—	1,445	—
Changes in operating assets and liabilities, excluding amounts acquired in business combinations:
Increase in accounts receivable	(18,416)	(12,527)	(34,145)
Decrease/(increase) in inventories	(18)	(78)	520
Decrease/(increase) in prepaid expenses and other current assets	(549)	(2,188)	76
Increase/(decrease) in accounts payable and other current liabilities	(8,299)	(13,017)	32,431
Increase in income taxes	6,321	18,726	15,359
Increase in other assets	(3,655)	(722)	(2,003)
Increase/(decrease) in other liabilities	4,426	3,788	(1,146)
Excess tax benefit on share-based compensation	(3,091)	(5,600)	—
Noncash expense of internally financed ESOPs	—	—	1,060
Other sources	3,641	2,109	912

Net cash provided by continuing operations	99,584	89,469	81,953
Net cash provided/(used) by discontinued operations (Note 7)	—	9,120	(1,940)

Net cash provided by operating activities	99,584	98,589	80,013

Cash Flows from Investing Activities
Capital expenditures	(26,640)	(21,987)	(25,734)
Net uses from sale of discontinued operations (Note 7)	(5,402)	(922)	(9,367)
Proceeds from sales of property and equipment	3,104	347	157
Business combinations, net of cash acquired (Note 8)	(1,079)	(4,145)	(6,165)
Investing activities of discontinued operations (Note 7)	—	(260)	(239)
Other uses	(1,701)	(765)	(394)

Net cash used by investing activities	(31,718)	(27,732)	(41,742)

Cash Flows from Financing Activities
Proceeds from issuance of long-term debt (Note 2)	300,000	—	85,000
Repayment of long-term debt (Note 2)	(225,709)	(84,563)	(141,592)
Purchases of treasury stock (Note 22)	(131,704)	(19,885)	(7,401)
Purchase of note hedges (Note 2)	(55,100)	—	—
Proceeds from issuance of warrants (Note 2)	27,614	—	—
Debt issuance costs	(6,949)	(154)	(1,755)
Dividends paid	(5,888)	(6,322)	(6,172)
Excess tax benefit on share-based compensation	3,091	5,600	—
Proceeds from exercise of stock options (Note 3)	2,467	3,861	12,327
Change in cash overdraft payable	(919)	2,571	6,752
Other sources	945	176	255

Net cash used by financing activities	(92,152)	(98,716)	(52,586)

Decrease in cash and cash equivalents	(24,286)	(27,859)	(14,315)
Cash and cash equivalents at beginning of year	29,274	57,133	71,448

Cash and cash equivalents at end of year	$4,988	$29,274	$57,133

The Notes to Consolidated Financial Statements are integral parts of this statement.

CONSOLIDATED STATEMENT OF CHANGES
IN STOCKHOLDERS’ EQUITY
Chemed Corporation and Subsidiary Companies

					Deferred
					Compensation	Notes
				Treasury	Payable in	Receivable
	Capital	Paid-in	Retained	Stock-	Company	for
(in thousands, except per share data)	Stock	Capital	Earnings	at Cost	Stock	Shares Sold	Total

Balance at December 31, 2004	$13,491	$209,101	$141,542	$(33,873)	$2,375	$(544)	$332,092
Net income	—	—	35,817	—	—	—	35,817
Dividends paid ($.24 per share)	—	—	(6,172)	—	—	—	(6,172)
Stock awards and exercise of stock options (Note 3)	1,028	38,383	—	(18,204)	—	—	21,207
Impact of common share split	13,855	(13,855)	—	—	—	—	—
Purchases of treasury stock	—	1,060	—	(41)	—	—	1,019
Decrease in notes receivable	—	—	—	(9)	—	(5)	(14)
Other	—	221	1	—	4	—	226

Balance at December 31, 2005	28,374	234,910	171,188	(52,127)	2,379	(549)	384,175
Net income	—	—	50,651	—	—	—	50,651
Dividends paid ($.24 per share)	—	—	(6,322)	—	—	—	(6,322)
Stock awards and exercise of stock options (Note 3)	476	17,663	—	(9,840)	—	—	8,299
Purchases of treasury stock	—	—	—	(15,612)	—	—	(15,612)
Decrease in notes receivable	—	—	—	(485)	—	549	64
Other	—	66	—	—	40	—	106

Balance at December 31, 2006	28,850	252,639	215,517	(78,064)	2,419	—	421,361
Cumulative effect of change in accounting principle as of January 1, 2007 (Notes 1 and 10)	—	—	4,731	—	—	—	4,731
Net income	—	—	63,976	—	—	—	63,976
Dividends paid ($.24 per share)	—	—	(5,888)	—	—	—	(5,888)
Stock awards and exercise of stock options (Note 3)	411	21,141	—	(7,032)	—	—	14,520
Purchases of treasury stock (Note 22)	—	—	—	(127,881)	—	—	(127,881)
Purchase of note hedges (Note 2)	—	(54,894)	—	—	—	—	(54,894)
Deferred tax benefit of purchased note hedges (Note 2)	—	20,036	—	—	—	—	20,036
Proceeds from issuance of warrants (Note 2)	—	27,614	—	—	—	—	27,614
Other	—	776	—	(64)	62	—	774

Balance at December 31, 2007	$29,261	$267,312	$278,336	$(213,041)	$2,481	$—	$364,349

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
     As of December 31, 2007 and 2006, approximately 63% and 62%, respectively, of VITAS’ total accounts receivable balance were due from Medicare and 28% and 30%, respectively, of VITAS’ total accounts receivable balance were due from various state Medicaid programs. Combined accounts receivable from Medicare and Medicaid represent 80% of the net accounts receivable in the accompanying consolidated balance sheet as of December 31, 2007. We closely monitor our programs to ensure compliance with Medicare and Medicaid regulations.
INVENTORIES
     Substantially all of the inventories are either general merchandise or finished goods. Inventories are stated at the lower of cost or market. For determining the value of inventories, cost methods that reasonably approximate the first-in, first-out (“FIFO”) method are used.
OTHER INVESTMENTS
     To the extent that we hold any, investments are reviewed periodically for impairment based on available market and financial data. If the market value or net realizable value of the investment is less than our cost and the decline is determined to be other than temporary, a write-down to fair value is made and a realized loss is recorded in the statement of income. In calculating realized gains and losses on the sales of investments, the specific-identification method is used to determine the cost of investments sold.

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
     Expenditures for major software purchases and software developed for internal use are capitalized and depreciated using the straight-line method over the estimated useful lives of the assets. For software developed for internal use, external direct costs for materials and services and certain internal payroll and related fringe benefit costs are capitalized in accordance with Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.”
     The weighted average lives of our property and equipment at December 31, 2007, were:

Buildings	12.8	yrs.
Transportation equipment	5.9
Machinery and equipment	5.8
Computer software	4.3
Furniture and fixtures	4.8
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
     The weighted average lives of our identifiable, definite-lived intangible assets at December 31, 2007, were:

Covenants not to compete	6.3	yrs.
Referral networks	10.0
Customer lists	13.3
LONG-LIVED ASSETS
     If we believe a triggering event may have occurred that indicates a possible impairment of our long-lived assets, we perform an estimate and valuation of the future benefits of our long-lived assets (other than goodwill and the VITAS trade name) based on key financial indicators. If the projected undiscounted cash flows of a major business unit indicate that property and equipment or identifiable, definite-lived intangible assets have been impaired, a write-down to fair value is made.
OTHER ASSETS
     Debt issuance costs are included in other assets and are amortized using the effective interest method over the life of the debt.
     We capitalize the direct costs of obtaining licenses to operate hospice programs subject to a minimum capitalization threshold. These costs are amortized over the life of the license using the straight-line method. Certain licenses are granted without an expiration and thus, we believe them to be indefinite-lived assets subject to impairment testing on at least an annual basis.
REVENUE RECOGNITION
     Both the VITAS segment and Roto-Rooter segment recognize service revenues and sales when the earnings process has been completed. Generally, this occurs when services are provided or products are delivered. Sales of Roto-Rooter products, including drain cleaning machines and drain cleaning solution, comprise less than 2% of our total service revenues and sales for each of the three years in the period ended December 31, 2007.
     VITAS recognizes revenue at the estimated realizable amount due from third-party payers, which are primarily Medicare and Medicaid. Payers may deny payment for services in whole or in part on the basis that such services are not

Chemed Corporation and Subsidiary Companies
eligible for coverage and do not qualify for reimbursement. We estimate denials each period and make adequate provision in the financial statements. The estimate of denials is based on historical trends and known circumstances and does not vary materially from period to period on an aggregate basis. Medicare billings are subject to certain limitations, as described below.
     VITAS is subject to certain limitations on Medicare payments for services. Specifically, if the number of inpatient care days any hospice program provides to Medicare beneficiaries exceeds 20% of the total days of hospice care such program provided to all Medicare patients for an annual period beginning September 28, the days in excess of the 20% figure may be reimbursed only at the routine homecare rate. None of VITAS’ hospice programs exceeded the payment limits on inpatient services in 2007, 2006 or 2005.
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
     Our estimate of the Medicare Cap liability is particularly sensitive to allocations made by our fiscal intermediary relative to patient transfers between hospices. We are allocated a percentage of the Medicare Cap based on the days a patient spent in our care as compared to the total days a patient spent in hospice care. The allocation for patient transfers cannot be determined until a patient dies. As the number of days a patient spends in hospice is based on a future event, this allocation process may take several years. Therefore, we use only first-time Medicare admissions in our estimate of the Medicare Cap billing limitation. This method assumes that credit received for patients who transfer into our program will be offset by credit lost from patients who transfer out of our program. The amount we record is our best estimate of the liability as of the date of the financial statements but could change as more patient information becomes available.
     During the years ended December 31, 2007 and 2006, we recorded pretax charges in continuing operations of $242,000 and $3.9 million, respectively, for the estimated Medicare cap liability. The amount recorded in 2007 relates primarily to retroactive billings for prior-measurement periods due to patients who transferred between multiple hospice providers.
SALES TAX
     The Roto-Rooter segment collects sales tax from customers when required by state and federal laws. We record the amount of sales tax collected net in the accompanying consolidated statement of income.
GUARANTEES
     In the normal course of business, we enter into various guarantees and indemnifications in our relationships with customers and others. These arrangements include guarantees of services for periods ranging from one day to one year and product satisfaction guarantees. Our experience indicates guarantees and indemnifications do not materially impact our financial condition or results of operations. Based on our experience, no liability for guarantees has been recorded as of December 31, 2007 or 2006.
OPERATING EXPENSES
     Cost of services provided and goods sold (excluding depreciation) includes salaries, wages and benefits of service providers and field personnel, material costs, medical supplies and equipment, pharmaceuticals, insurance costs, service vehicle costs and other expenses directly related to providing service revenues or generating sales. Selling, general and administrative expenses include salaries, wages, stock option expense and benefits of selling, marketing and administrative employees, advertising expenses, communications and branch telephone expenses, office rent and operating costs, legal, banking and professional fees and other administrative costs.

Chemed Corporation and Subsidiary Companies
ADVERTISING
     We expense the production costs of advertising the first time the advertising takes place. The costs of yellow page listings are expensed when the directories are placed in circulation. These directories are generally in circulation for approximately one year, at which point they are replaced by the publisher with a new directory. We generally pay for directory placement assuming it is in circulation for one year. If the directory is in circulation for less than or greater than one year, we receive a credit or additional billing, as necessary. We do not control the timing of when a new directory is placed in circulation. Other advertising costs are expensed as incurred. Advertising expense in continuing operations for the year ended December 31, 2007, was $26.0 million (2006 — $23.3 million; 2005 — $21.2 million).
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
     Diluted earnings per share may be impacted in future periods as the result of the issuance of our $200 million Notes and related purchased call options and sold warrants, as described in Note 2. Under Emerging Issues Task Force (“EITF”) 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share” and EITF 90-19, “Convertible Bonds with Issuer Option to Settle for Cash Upon Conversion” we will not include any shares related to the Notes in our calculation of diluted earnings per share until our average stock price for a quarter exceeds the conversion price of $80.73. We would then include in our diluted earnings per share calculation those shares issuable using the treasury stock method. The amount of shares issuable is based upon the amount by which the average stock price for the quarter exceeds the conversion price. The purchased call option does not impact the calculation of diluted earnings per share, as it is always anti-dilutive. The sold warrants become dilutive when our average stock price for a quarter exceeds the strike price of the warrant.
     The following table provides examples of how changes in our stock price impact the number of shares that would be included in our diluted earnings per share calculation. It also shows the impact on the number of shares issuable upon conversion of the Notes and settlement of the purchased call options and sold warrants:

	Shares		Total Treasury	Shares Due	Incremental
	Underlying 1.875%		Method	to the Company	Shares Issued by
Share	Convertible	Warrant	Incremental	under Notes	the Company
Price	Notes	Shares	Shares (a)	Hedges	upon Conversion (b)
$80.73	—	—	—	—	—
$90.73	273,061	—	273,061	(273,061)	—
$100.73	491,905	—	491,905	(491,905)	—
$110.73	671,222	118,359	789,581	(671,222)	118,359
$120.73	820,833	313,764	1,134,597	(820,833)	313,764
$130.73	947,556	479,274	1,426,830	(947,556)	479,274

(a)	Represents the number of incremental shares that must be included in the calculation of fully diluted shares under U.S. GAAP.

(b)	Represents the number of incremental shares to be issued by the Company upon conversion of the 1.875% Convertible Notes, assuming concurrent settlement of the note hedges and warrants.
STOCK-BASED COMPENSATION PLANS
     Effective January 1, 2006, we adopted the provisions of Statement of Financial Accounting Standards No. 123, revised (“SFAS 123(R)”) which establishes accounting for stock-based compensation for employees. Under SFAS 123(R), stock-based compensation cost is measured at the grant date, based on the fair value of the award and recognized as expense over the employee’s requisite service period on a straight-line basis. We previously applied Accounting Principles Board Opinion No. 25 and provided the pro-forma disclosures required by Statement of Financial Accounting Standards No. 123. We elected to adopt the modified prospective transition method as provided by SFAS 123(R). Accordingly, we have not restated previously reported financial statement amounts. Other than certain reclassifications, there was no material impact on our financial position, results of operations or cash flows as a result of the adoption of SFAS 123(R) in 2006.

Chemed Corporation and Subsidiary Companies
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
     For the VITAS segment, we self-insure for workers’ compensation claims. Currently, VITAS’ exposure on any single claim is capped at $500,000. For VITAS’ self-insurance accruals for workers’ compensation, the valuation methods used are similar to those used internally for our other business units.
     Our casualty insurance liabilities are recorded gross before any estimated recovery for amounts exceeding our stop loss limits. Estimated recoveries from insurance carriers are recorded as accounts receivable.
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
     We are subject to income taxes in Canada, U.S. Federal and most state jurisdictions. Significant judgment is required to determine our provision for income taxes. On January 1, 2007, we adopted FASB Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement 109,” which prescribes a comprehensive model to recognize, measure, present and disclose in financial statements uncertain tax positions taken or expected to be taken on a tax return. Upon adoption of FIN 48, our financial statements reflect expected future tax consequences of such uncertain positions assuming the taxing authorities’ full knowledge of the position and all relevant facts. FIN 48 also revises disclosure requirements and introduces an annual, tabular roll-forward of the unrecognized tax benefits. The cumulative effect upon adoption of FIN 48 was to reduce our accrual for uncertain tax positions by approximately $4.7 million, which has been recorded in retained earnings as of January 1, 2007, in the accompanying consolidated balance sheet.
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
RECENT ACCOUNTING STATEMENTS
     In December 2007, the FASB issued Statement No. 141(R) “Business Combinations (revised 2007)” (“SFAS 141(R)”), which changes certain aspects of the accounting for business combinations. This Statement retains the fundamental requirements in Statement No. 141 that the purchase method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141(R) modifies existing accounting guidance in the areas of deal and restructuring costs, acquired contingencies, contingent consideration, in- process research and development, accounting for subsequent tax adjustments and assessing the valuation date. This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. There will be no impact on our financial statements as a result of the adoption of SFAS 141(R), however our accounting for all business combinations after adoption will comply with the new standard.

Chemed Corporation and Subsidiary Companies
     In December 2007, the FASB issued Statement No. 160 “Non-controlling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (“SFAS 160”), which requires ownership interests in subsidiaries held by others to be clearly identified, labeled and presented in the consolidated balance sheet within equity but separate from the parent company’s equity. SFAS 160 also affects the accounting requirements when the parent company either purchases a higher ownership interest or deconsolidates the equity investment. This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. We currently do not have non-controlling interests in our consolidated financial statements.
     In February 2007, the FASB issued Statement No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”), which permits an entity to measure certain financial assets and financial liabilities at fair value. Entities that elect the fair value option will report unrealized gains and losses in earnings at each reporting date. The fair value option may be elected on an instrument-by-instrument basis, with a few exceptions, as long as it is applied to the entire instrument. The fair value election is irrevocable unless a new election date occurs. SFAS 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007. There will be no impact on our financial condition and results of operations as a result of the adoption of SFAS 159.
     In September 2006, the FASB issued Statement No. 157 “Fair Value Measurements” (“SFAS 157”), which addresses how companies should measure fair value when they are required to use a fair value measure for recognition or disclosure purposes under generally accepted accounting principles (GAAP). It sets a common definition of fair value to be used throughout GAAP. The new standard is designed to make the measurement of fair value more consistent and comparable and improve disclosures about those measures. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. There will be no impact on our financial condition and results of operations as a result of the adoption of SFAS 157. We are currently evaluating the impact SFAS 157 will have on our footnote disclosures.
2. Long-Term Debt and Lines of Credit
     A summary of our long-term debt follows (in thousands):

	December 31,
	2007	2006
Convertible notes due 2014	$200,000	$—
Term loan due 2007-2012	24,500	—
Fixed rate notes due 2011	—	150,000
Other	331	540

Subtotal	224,831	150,540
Less current portion	(10,162)	(209)

Long-term debt, less current portion	$214,669	$150,331

     The average interest rate for our long-term debt was 4.4% and 8.3% for the years ended December 31, 2007 and 2006, respectively.
2007 REFINANCING
     On May 2, 2007, we entered into a new senior secured credit facility with JPMorgan Chase Bank (the “2007 Facility”) to replace our existing credit facility. The 2007 Facility includes a $100 million term loan, a $175 million revolving credit facility and a $100 million expansion feature. The facility has a 5-year maturity with principal payments on the term loan due quarterly and on the revolving credit facility due at maturity. Interest is payable quarterly at a floating rate equal to our choice of various indices plus a specified margin based on our leverage ratio. The interest rate at the inception of the agreement was LIBOR plus 0.875%. In connection with replacing our existing credit facility, we wrote-off approximately $2.3 million in deferred debt costs. This write-off has been recorded as loss on extinguishment of debt in the accompanying statement of income.
     On May 4, 2007, we used the proceeds from the 2007 Facility to fund the redemption of our $150 million 8.75% Senior Notes due 2011. The redemption was made pursuant to the terms of the indenture at a price of 104.375% plus accrued but unpaid interest. In connection with the redemption, we wrote-off approximately $4.8 million in deferred debt costs. The premium payment of $6.6 million and the write-off of deferred debt costs have been recorded as loss on extinguishment of debt in the accompanying statement of income.

Chemed Corporation and Subsidiary Companies
     On May 8, 2007, we entered into a Purchase Agreement with J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. (the “Initial Purchasers”) for issuance and sale of $180 million in aggregate principal amount of our 1.875% Senior Convertible Notes due 2014 (the “Notes”). On May 9, 2007, the Initial Purchasers exercised an over-allotment option to purchase an additional $20 million in aggregate principal amount of Notes. On May 14, 2007, a total of $200 million in aggregate principal amount of the Notes were sold to the Initial Purchasers at a price of $1,000 per Note, less an underwriting fee of $27.50 per Note. The Notes are to be resold by the Initial Purchasers pursuant to Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”).
     We received approximately $194 million in net proceeds from the sale of the Notes after paying underwriting fees, legal and other expenses. Proceeds from the offering were used to purchase treasury shares of our stock, as discussed in Note 22 and to pay down a portion of the 2007 Facility. We pay interest on the Notes on May 15 and November 15 of each year, beginning on November 15, 2007. The Notes mature on May 15, 2014. The Notes are guaranteed on an unsecured senior basis by each of our subsidiaries that are a borrower or a guarantor under any senior credit facility, as defined in the Indenture. The Notes are convertible, under certain circumstances, into our Capital Stock at a conversion rate of 12.3874 shares per $1,000 principal amount of Notes. This conversion rate is equivalent to an initial conversion price of approximately $80.73 per share. Prior to March 1, 2014, holders may convert their Notes under certain circumstances. On and after March 1, 2014, the Notes will be convertible at any time prior to the close of business three days prior to the stated maturity date of the Notes. Upon conversion of a Note, if the conversion value is $1,000 or less, holders will receive cash equal to the lesser of $1,000 or the conversion value of the number of shares of our Capital Stock. If the conversion value exceeds $1,000, in addition to this, holders will receive shares of our Capital Stock for the excess amount. The Indenture contains customary terms and covenants that upon certain events of default, including without limitation, failure to pay when due any principal amount, a fundamental change or certain cross defaults in other agreements or instruments, occurring and continuing; either the trustee or the holders of 25% in aggregate principal amount of the Notes may declare the principal of the Notes and any accrued and unpaid interest through the date of such declaration immediately due and payable. In the case of certain events of bankruptcy or insolvency relating to any significant subsidiary or to us, the principal amount of the Notes and accrued interest automatically becomes due and payable.
     Pursuant to the guidance in EITF 90-19, EITF 00-19 “Accounting for Derivative Instruments Indexed to, and Potentially Settled in a Company’s Own Stock” and EITF 01-6 “The Meaning of Indexed to a Company’s Own Stock,” the Notes are accounted for as convertible debt in the accompanying consolidated balance sheet and the embedded options within the Notes have not been accounted for as separate derivatives.
     We, our subsidiary guarantors and the Initial Purchasers also entered into a Registration Rights Agreement (the “RRA”) dated May 14, 2007. Pursuant to the RRA, we agreed to, no later than the 120th day after May 14, 2007, file a shelf registration statement covering resale of the Notes and the Capital Stock issuable upon conversion pursuant to Rule 415 under the Securities Act. On August 17, 2007, we filed a shelf registration statement, that became immediately effective, to register the Notes and Capital Stock issuable upon conversion.
     On May 8, 2007, we entered into a purchased call transaction and a warrant transaction (written call) with JPMorgan Chase, National Association and Citibank, N.A. (the “Counterparties”). The purchased call options cover approximately 2,477,000 shares of our Capital Stock, which under most circumstances represents the maximum number of shares of Capital Stock that underlie the Notes. Concurrently with entering into the purchased call options, we entered into warrant transactions with each of the Counterparties. Pursuant to the warrant transactions, we sold to the Counterparties warrants to purchase in the aggregate approximately 2,477,000 shares of our Capital Stock. In most cases, the sold warrants may not be exercised prior to the maturity of the Notes.
     The purchased call options and sold warrants are separate contracts with the Counterparties, are not part of the terms of the Notes and do not affect the rights of holders under the Notes. A holder of the Notes will not have any rights with respect to the purchased call options or the sold warrants. The purchased call options are expected to reduce the potential dilution upon conversion of the Notes if the market value per share of the Capital Stock at the time of exercise is greater than approximately $80.73, which corresponds to the initial conversion price of the Notes. The sold warrants have an exercise price of $105.44 and are expected to result in some dilution should the price of our Capital Stock exceed this exercise price.
     Our net cost for these transactions was approximately $27.3 million. Pursuant to EITF 00-19 and EITF 01-6, the purchased call option and the sold warrants are accounted for as equity transactions. Therefore, our net cost was recorded as a decrease in shareholders’ equity in the accompanying consolidated balance sheet.

Chemed Corporation and Subsidiary Companies
OTHER
     Other long-term debt has arisen from loans in connection with acquisitions of various businesses and properties. Interest rates range from 5% to 8%, and the obligations are due on various dates through December 2009.
     Since May 2007, we have repaid $75.5 million of the $100 million term note under the 2007 Facility using cash on hand. Of the amount paid, $68.0 million represents a prepayment. The following is a schedule by year of required long-term debt payments as of December 31, 2007 (in thousands):

2008	$10,162
2009	10,169
2010	4,500
2011	—
2012	—
Thereafter	200,000

Total long-term debt	$224,831

     During 2007 and 2006, interest totaling $951,000 and $751,000, respectively, was capitalized. Summarized below are the total amounts of interest paid during the years ended December 31 (in thousands):

2007	$15,466
2006	16,462
2005	19,268
DEBT COVENANTS
     Collectively, the 2007 Facility and the Notes require us to meet certain restrictive financial covenants, in addition to non-financial covenants, including maximum leverage ratios, minimum fixed charge coverage and consolidated net worth ratios, limits on operating leases and minimum asset value limits. We are in compliance with all debt covenants, financial and non-financial, as of December 31, 2007. We have issued $30.1 million in standby letters of credit as of December 31, 2007, mainly for insurance purposes. Issued letters of credit reduce our available credit under the revolving credit agreement. As of December 31, 2007, we have approximately $144.9 million of unused lines of credit available and eligible to be drawn down under our revolving credit facility, excluding the expansion feature.
3. Stock-Based Compensation Plans
     We provide employees the opportunity to acquire our stock through a number of plans, as follows:
•	We have six stock incentive plans under which 10,700,000 shares can be issued to key employees through a grant of stock awards and/or options to purchase shares. The Compensation/Incentive Committee (“CIC”) of the Board of Directors administers these plans. All options granted under these plans provide for a purchase price equal to the market value of the stock at the date of grant. The latest plan, covering a total of 3,000,000 shares, was adopted in May 2006 and amended in August 2006. The plans are not qualified, restricted or incentive plans under the U.S. Internal Revenue Code. The terms of each plan differ slightly, however, stock options issued under the plans generally have a maximum term of 10 years. Under one plan, adopted in 1999, up to 500,000 shares may be issued to employees who are not our officers or directors.

•	In May 2002, our shareholders approved the adoption of the Executive Long-Term Incentive Plan (“LTIP”) covering our officers and key employees. The CIC periodically approves a pool of shares to be awarded based on stock price hurdles, EBITDA targets and a discretionary component for the LTIP.

Chemed Corporation and Subsidiary Companies
The current stock price hurdles were established in 2006, as follows:

Stock Price	Shares to be
Hurdle	Issued
$62.00	20,000
$68.00	30,000
$75.00	30,000

80,000

The stock price hurdles must be achieved during 30 trading days out of any 60 trading day period during the three years ending May 15, 2009.

In February 2007, we met the cumulative EBITDA target established in 2004 and on March 9, 2007 the CIC approved a stock grant of 100,000 shares and the related allocation to participants. The pretax cost of the stock grant was $5.4 million and is included in selling, general and administrative expenses in the accompanying consolidated statement of income.

In May 2007, the CIC approved a pool of shares to be awarded based on new EBITDA targets. The participants of the LTIP may be awarded 80,000 shares of our capital stock if we attain adjusted EBITDA of either $465 million for the three-year period beginning January 1, 2007, or $604 million for the four-year period beginning January 1, 2007.

In June 2007, we met the $62.00 per share stock price hurdle and on June 27, 2007, the CIC approved a stock grant of 22,200 shares and the related allocation to participants. The pretax cost of the stock grant was $1.6 million and is included in selling, general and administrative expenses in the accompanying statement of income.

The pretax cost of the LTIP was $5.5 million for the year ended December 31, 2005. There were no awards made under the LTIP during fiscal 2006. As of December 31, 2007, there are 22,800 shares issuable from the approved discretionary pool.

•	We maintain an Employee Stock Purchase Plan (“ESPP”). The ESPP allows eligible participants to purchase our shares through payroll deductions at current market value. We pay administrative and broker fees associated with the ESPP. Shares purchased for the ESPP are purchased on the open market and credited directly to participants’ accounts. In accordance with the provisions of SFAS 123(R), the ESPP is non-compensatory.
     In March 2005, the Board of Directors approved immediate vesting of all unvested stock options to avoid recognizing approximately $951,000 of pretax expense that would have been charged to income upon adoption of SFAS 123R. The $215,000 pretax charge for accelerating the vesting of these options is included in operating income for the year ended December 31, 2005. For the years ended December 31, 2007 and 2006, we recorded $1.2 million and $1.3 million, respectively, in amortization expense in the accompanying statement of income for stock-based compensation related to the amortization of restricted stock awards granted. For the years ended December 31, 2007 and 2006, we recorded $4.7 million and $1.2 million, respectively, in selling, general and administrative expenses for stock-based compensation related to stock options granted. There were no capitalized stock-based compensation costs as of December 31, 2007.

Chemed Corporation and Subsidiary Companies
     The pro-forma disclosure as required by SFAS No. 123 for the year ended December 31, 2005 is as follows (in thousands):

Net income, as reported	$35,817
Add: stock-based compensation expense included in net income as reported, net of income taxes	4,314
Deduct: total stock-based compensation determined under a fair value method, net of income taxes	(8,519)

Pro-forma net income	$31,612

Earnings per share:
As reported	$1.40

Pro-forma	$1.24

Diluted earnings per share:
As reported	$1.36

Pro-forma	$1.20

     The above pro-forma data were calculated using the Black-Scholes option valuation method to value our stock options granted. Key assumptions include:

Weighted average grant-date fair value of options granted	$12.43
Risk-free interest rate	4.0%
Expected volatility	30.9%
Expected life of options	5 yrs.
Annual dividend rate	$0.24
     As of December 31, 2007, approximately $3.7 million of total unrecognized compensation costs related to non-vested stock awards are expected to be recognized over a weighted average period of 1.9 years. As of December 31, 2007, approximately $11.7 million of total unrecognized compensation costs related to non-vested stock options are expected to be recognized over a weighted average period of 2.2 years.
     The following table summarizes stock option and award activity:

	Stock Options		Stock Awards
		Weighted		Weighted
	Number	Average	Number	Average
	of	Exercise	of	Grant-Date
	Shares	Price	Shares	Price
Stock-based compensation shares:
Outstanding at January 1, 2007	1,660,522	$30.53	134,540	$30.33
Granted	470,600	67.96	174,800	52.35
Exercised/Vested	(236,473)	24.24	(152,546)	48.51
Forfeited	(7,100)	42.41	(1,402)	29.02

Outstanding at December 31, 2007	1,887,549	$40.60	155,392	$37.26

Vested at December 31, 2007	1,173,236	$27.31

     The weighted average contractual life of outstanding and exercisable options was 5.9 years at December 31, 2007.

Chemed Corporation and Subsidiary Companies
     Options outstanding at December 31, 2007, were in the following exercise price ranges:

		Weighted
		Average	Aggregate
	Number of	Exercise	Intrinsic
Exercise Price Range	Options	Price	Value
$16.10 to $35.00	795,282	$20.15	$28,415,426
$35.00 to $67.96	1,092,267	$55.50	$415,061
     The total intrinsic value of stock options exercised during the years ended December 31, 2007, 2006 and 2005 was $7.8 million, $14.7 million and $28.3 million, respectively. The total intrinsic value of stock options that were vested as of December 31, 2007, 2006 and 2005 was $33.5 million, $16.8 million and $45.4 million, respectively. The total intrinsic value of stock awards vested during the years ended December 31, 2007, 2006 and 2005 was $8.5 million, $1.7 million and $5.6 million, respectively. The total cash received from employees as a result of employee stock option exercises for the years ended December 31, 2007, 2006 and 2005 was $2.5 million, $3.9 million and $12.3 million, respectively. In connection with these exercises, the excess tax benefits realized for the years ended December 31, 2007, 2006 and 2005, were $3.2 million, $5.6 million and $10.8 million, respectively. We settle employee stock options with newly issued shares.
     We estimate the fair value of stock options using the Black-Scholes valuation model, consistent with the provisions of SFAS 123(R), the Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 107 and our prior period pro-forma disclosure of net income including stock-based compensation expense. We determine expected term, volatility, dividend yield and forfeiture rate based on our historical experience. We believe that historical experience is the best indicator of these factors. We granted 470,600 stock options on May 21, 2007, pursuant to the 2006 Stock Incentive Plan. For purposes of determining the key assumptions and the related fair value of the options granted, we analyzed the participants of the LTIP separately from the other stock option recipients. The assumptions we used to value the 2006 and 2007 grants are as follows:

	2007		2006
	LTIP		LTIP
	Participants	All Others	Participants	All Others
Stock price on date of issuance	$67.96	$67.96	$51.76	$51.76
Grant date fair value per share	$25.18	$21.87	$18.95	$16.47
Number of options granted	320,000	150,600	262,750	107,700
Expected term (years)	5.8	4.3	6.0	4.5
Risk free rate of return	4.74%	4.76%	5.21%	5.19%
Volatility	30.4%	31.3%	28.0%	28.9%
Dividend yield	0.4%	0.4%	0.5%	0.5%
Forfeiture rate	—%	5.2%	—%	10.0%
4. Segments and Nature of the Business
     Our segments include the VITAS segment and the Roto-Rooter segment. Relative contributions of each segment to service revenues and sales were 69% and 31%, respectively, in both 2007 and 2006. The vast majority of our service revenues and sales from continuing operations are generated from business within the United States.
     The reportable segments have been defined along service lines, which is consistent with the way the businesses are managed. In determining reportable segments, the Roto-Rooter Services and Roto-Rooter Franchising and Products operating units of the Roto-Rooter segment have been aggregated on the basis of possessing similar operating and economic characteristics. The characteristics of these operating segments and the basis for aggregation are reviewed annually. Accordingly, the reportable segments are defined as follows:
•	The VITAS segment provides hospice services for patients with severe, life-limiting illnesses. This type of care is aimed at making the terminally ill patient’s end of life as comfortable and pain-free as possible. Hospice care is typically available to patients who have been initially certified or re-certified as terminally ill (i.e., a prognosis of six months or less) by their attending physician, if any, and the hospice physician. VITAS offers

Chemed Corporation and Subsidiary Companies
all levels of hospice care in a given market, including routine home care, inpatient care and continuous care. Over 90% of VITAS’ revenues are derived through Medicare and Medicaid reimbursement programs.

•	The Roto-Rooter segment provides repair and maintenance services to residential and commercial accounts using the Roto-Rooter registered service mark. Such services include plumbing and sewer, drain and pipe cleaning. They are delivered through company-owned and operated territories, independent contractor-operated territories and franchised locations. This segment also manufactures and sells products and equipment used to provide such services.

•	We report corporate administrative expenses and unallocated investing and financing income and expense not directly related to either segment as “Corporate”. Corporate administrative expense includes the stewardship, accounting and reporting, legal, tax and other costs of operating a publicly held corporation. Corporate investing and financing income and expenses include the costs and income associated with corporate debt and investment arrangements. Historically, we allocated stock-based compensation expense to the segment that employs its recipient. In connection with our adoption of SFAS 123(R) in 2006, we reassessed the classification within our business segments of stock-based compensation expense and determined that our chief decision maker analyzes stock-based compensation as a corporate expense. Accordingly, all stock-based compensation expense for 2007, 2006 and 2005 has been included as a corporate expense in the chart below.
     Segment data for our continuing operations are set forth below (in thousands):

	For the Years Ended December 31,
	2007	2006	2005
Revenues by Type of Service
VITAS
Routine homecare	$546,872	$492,012	$426,380
Continuous care	115,801	121,096	106,417
General inpatient	92,995	89,882	85,836
Medicare cap	(242)	(3,898)	—

Total segment	755,426	699,092	618,633

Roto-Rooter
Sewer and drain cleaning	151,111	144,758	134,338
Plumbing repair and maintenance	143,021	129,048	118,783
Independent contractors	22,070	19,169	18,070
HVAC repair and maintenance	3,929	2,821	3,624
Other products and services	24,501	23,699	22,522

Total segment	344,632	319,495	297,337

Total service revenues and sales	$1,100,058	$1,018,587	$915,970

Aftertax Segment Earnings/(Loss)
VITAS	$59,833	$48,418	$33,505
Roto-Rooter	38,851	32,454	27,626

Total	98,684	80,872	61,131
Corporate	(35,909)	(23,150)	(24,903)
Discontinued operations	1,201	(7,071)	(411)

Net income	$63,976	$50,651	$35,817

Interest Income
VITAS	$7,405	$5,443	$2,792
Roto-Rooter	5,370	4,082	2,391

Total	12,775	9,525	5,183
Corporate	2,776	2,492	1,805
Intercompany eliminations	(12,247)	(9,326)	(4,790)

Total interest income	$3,304	$2,691	$2,198

Chemed Corporation and Subsidiary Companies

	For the Years Ended December 31,
	2007	2006	2005
Interest Expense
VITAS	$146	$191	$153
Roto-Rooter	495	368	563

Total	641	559	716
Corporate	10,603	16,909	20,548

Total interest expense	$11,244	$17,468	$21,264

Income Tax Provision
VITAS	$35,722	$28,705	$20,097
Roto-Rooter	23,856	18,748	16,048

Total	59,578	47,453	36,145
Corporate	(20,515)	(14,891)	(17,717)

Total income tax provision	$39,063	$32,562	$18,428

Identifiable Assets
VITAS	$529,752	$517,112	$523,494
Roto-Rooter	185,982	185,580	179,063

Total	715,734	702,692	702,557
Corporate	56,579	84,890	123,725
Discontinued Operations	—	5,705	12,821

Total identifiable assets	$772,313	$793,287	$839,103

Additions to Long-Lived Assets
VITAS	$20,435	$14,419	$24,462
Roto-Rooter	9,341	10,268	7,938

Total	29,776	24,687	32,400
Corporate	193	137	443

Total additions to long-lived assets	$29,969	$24,824	$32,843

Depreciation and Amortization
VITAS	$15,430	$12,669	$11,504
Roto-Rooter	8,419	7,737	8,361

Total	23,849	20,406	19,865
Corporate	1,539	1,624	1,207

Total depreciation and amortization	$25,388	$22,030	$21,072

5. Goodwill and Intangible Assets
     Amortization of definite-lived intangible assets from continuing operations was $4.0 million for each of the years ended December 31, 2007, 2006 and 2005, respectively. The following is a schedule by year of projected amortization expense for definite-lived intangible assets (in thousands):

2008	$4,032
2009	4,002
2010	1,996
2011	1,197
2012	1,197
Thereafter	1,453

Chemed Corporation and Subsidiary Companies
     The balance in identifiable intangible assets comprises the following (in thousands):

	Gross	Accumulated	Net Book
	Asset	Amortization	Value
December 31, 2007
Referral networks	$21,140	$(10,650)	$10,490
Covenants not to compete	8,753	(5,624)	3,129
Customer lists	1,229	(971)	258

Subtotal — definite-lived intangibles	31,122	(17,245)	13,877
VITAS trade name	51,300	—	51,300

Total	$82,422	$(17,245)	$65,177

December 31, 2006
Referral networks	$21,142	$(7,858)	$13,284
Covenants not to compete	8,751	(4,433)	4,318
Customer lists	1,223	(910)	313

Subtotal — definite-lived intangibles	31,116	(13,201)	17,915
VITAS trade name	51,300	—	51,300

Total	$82,416	$(13,201)	$69,215

     The $6.1 million increase in goodwill during 2006 and 2007 relates to business combinations within the Roto-Rooter segment and adjustments to purchase price allocations.
     As discussed in Note 23, in 2006 we changed the date of our annual goodwill and indefinite-lived intangible asset impairment analysis to October 1. For all reporting units included in continuing operations, the impairment tests indicated that our goodwill and VITAS trade name are not impaired. For the purpose of impairment testing, we consider the reporting units to be VITAS, Roto-Rooter Services (plumbing and drain cleaning services) and Roto-Rooter Franchising and Products (franchising and manufacturing and sale of plumbing and drain cleaning products). As further discussed in Note 7, VITAS sold its Phoenix program in November 2006. Prior to that sale, we determined that the acquired referral network was impaired and recorded a pretax impairment loss of $2.2 million during September 2006.
6. Other Expenses
     Other expenses from continuing operations include the following pretax charges (in thousands):

	For the Year Ended
	December 31,
	2007	2006	2005
Costs related to class action litigation	$1,927	$272	$17,350
Adjustments to transaction-related costs of the VITAS acquisition	—	—	(959)
Gain on sale of property	(1,138)	—	—

Total other expenses	$789	$272	$16,391

Chemed Corporation and Subsidiary Companies
7. Discontinued Operations
     Discontinued operations comprise (in thousands, except per share amounts):

	For the Years Ended December 31,
	2007	2006	2005
Phoenix (2006):
Income/(loss) before income taxes	$1,938	$(9,117)	$2,627
Income taxes	(737)	3,645	(1,150)

Income/(loss) from operations, net of income taxes	1,201	(5,472)	1,477
Gain on disposal, net of income tax expense of $391	—	600	—

	1,201	(4,872)	1,477

Service America (2004):
Income/(loss) before income taxes	—	(141)	576
Income taxes	—	109	(241)

Income/(loss) from operations, net of income taxes	—	(32)	335
(Loss)/gain on disposal, net of income tax benefit of $165 and $14,232 respectively	—	—	(2,148)

	—	(32)	(1,813)

Adjustment to accruals of operations discontinued in prior years:
Settlement costs and other accruals (2002)	—	(2,246)	(120)
Environmental accruals (1991)	—	(1,194)	—
Allowance for uncollectible notes receivable and other accruals (2001)	—	28	—

Loss before income taxes	—	(3,412)	(120)
All other income taxes	—	1,245	45

Total adjustments	—	(2,167)	(75)

Total discontinued operations	$1,201	$(7,071)	$(411)

Earnings/(loss) per share	$0.05	$(0.27)	$(0.02)

Diluted earnings/(loss) per share	$0.05	$(0.26)	$(0.02)

     In September 2006, our Board of Directors approved and we announced our intention to exit the hospice market in Phoenix, Arizona. Although we were successful in growing admissions of terminally ill patients, our growth was primarily patients who reside in assisted living settings. Patients residing in these types of facilities tend to exit curative care and enter into hospice care relatively early in their terminal diagnosis. The Medicare Cap limits payment for hospice care when a significant portion of the patient census enters into hospice early in their terminal diagnosis. Although we have, on average, relatively short average and median lengths of stay in the majority of our programs, all programs are measured separately and cannot be considered in the aggregate of programs under common control. Due to these billing limitations, we experienced significant operating losses at this program. As a result of our announcement, we performed impairment tests of our long-lived assets of the Phoenix operation as of September 30, 2006, in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” An impairment charge of $2.4 million was recorded for the referral network intangible asset and fixed assets during the third quarter of 2006. The sale was completed in November 2006. The acquiring corporation purchased the substantial majority of assets of the Phoenix program for $2.5 million. In October 2007, we received notification from the Federal government’s fiscal intermediary regarding our Medicare cap liabilities related to the 2006 measurement period. The notification revealed that we were over accrued at our discontinued Phoenix operation by $1.9 million. We have recorded the reversal of this over accrual and its related tax effects in discontinued operations during the year ended December 31, 2007. As of December 31, 2007, we have $500,000 accrued for potential retroactive billings related to the Medicare Cap for Phoenix.
     On September 28, 2006, we announced a preliminary settlement in regard to litigation related to the 2002 divestiture of our Patient Care business segment. Prior to the settlement, we had a long-term receivable from Patient Care of $12.5 million. We also had current accounts receivable from Patient Care for the post-closing balance sheet valuation and for expenses paid by us after closing on Patient Care’s behalf of $3.4 million. We were in litigation with Patient Care over the collection of these current amounts and their allegations that our acquisition of VITAS violated a non-compete

Chemed Corporation and Subsidiary Companies
covenant in the sales agreement. We agreed to forgive $1.2 million of the current receivable related to the post-closing balance sheet valuation and convert the remaining amount into debt secured by a promissory note with the same terms as the $12.5 million long-term receivable. We incurred additional costs related to the settlement of $1.1 million for additional insurance and legal costs related to workers’ compensation claims incurred prior to the sale. The aftertax charge related to these amounts of $1.5 million has been recorded as discontinued operations in 2006.
     In December 2007, the parties amended the terms of the long-term notes receivable from Patient Care. We agreed to waive the prepayment penalty provisions in the notes provided that Patient Care paid $5 million of principal on or before December 31, 2007, and the remaining outstanding principal on or before March 31, 2008. On December 31, 2007, we received a principal payment of $5 million from Patient Care. Subsequent to year-end, we received principal payments of $5.7 million from Patient Care.
     We also have a warrant to purchase 2% of Patient Care’s common stock that we recorded as a $1.4 million investment. As a result of financial information received in 2006, we determined that the value of the warrants was permanently impaired and recorded a pretax impairment charge of $1.4 million. This charge is included in income from continuing operations on the consolidated statement of income for the year ended December 31, 2006.
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
     During 2006, we increased our accrual for environmental liabilities related to the disposal of DuBois Chemical, Inc., by $1.2 million. The adjustment made by us is based on an assessment by our environmental attorney, a preliminary settlement agreement with respect to one site and ongoing discussions with the U.S. Environmental Protection Agency. At December 31, 2007 and 2006, the accrual for our estimated liability for potential environmental cleanup and related costs arising from the sale of DuBois amounted to $1.7 million and $3.5 million, respectively. Of the 2007 balance, $826,000 is included in other current liabilities and $900,000 is included in other liabilities (long-term). We are contingently liable for additional DuBois-related environmental cleanup and related costs up to a maximum of $14.9 million. On the basis of a continuing evaluation of the potential liability, we believe it is not probable this additional liability will be paid. Accordingly, no provision for this contingent liability has been recorded. The potential liability is not insured, and the recorded liability does not assume the recovery of insurance proceeds. Also, the environmental liability has not been discounted because it is not possible to reliably project the timing of payments. We believe that any adjustments to our recorded liability will not materially adversely affect our financial position or results of operations.
     Revenues generated by discontinued operations comprise (in thousands):

	For the Years Ended December 31,
	2007	2006	2005
Service America	$—	$—	$10,716
Phoenix	1,938	(98)	10,506

	$1,938	$(98)	$21,222

     At December 31, 2007, other current liabilities include accruals of $1.3 million and other liabilities (long-term) include accruals of $1.2 million for costs related to discontinued operations. The estimated timing of payments of these liabilities follows (in thousands):

2008	$1,345
2009	963
2010	208
Thereafter	—

$2,516

Chemed Corporation and Subsidiary Companies
8. Business Combinations
     During 2007, we completed one business combination within the Roto-Rooter segment for $1.1 million in cash to increase our market penetration in Burlington, Vermont. We made no acquisitions within the VITAS segment during 2007.
     During 2006, we completed three business combinations within the Roto-Rooter segment for an aggregate purchase price of $4.1 million in cash. We made no acquisitions within the VITAS segment during 2006. The Roto-Rooter acquisitions were completed mainly to increase our market penetration in Erie, Pennsylvania; Tyler, Texas; and Lexington, Kentucky.
     During 2005, we completed one business combination within the Roto-Rooter segment and two within the VITAS segment for an aggregate purchase price of $6.2 million in cash. The acquisitions were completed mainly to increase our market penetration. The VITAS businesses acquired provide hospice services in the Pittsburgh, Pennsylvania and Philadelphia, Pennsylvania areas and the Roto-Rooter business acquired provides drain cleaning and plumbing services using the Roto-Rooter name in Greensboro, North Carolina.
          The unaudited pro-forma results of operations, assuming purchase business combinations completed in 2007 and 2006 were completed on January 1, 2006, do not materially impact the accompanying consolidated financial statements. The results of operations of each of the above business combinations are included in our results of operations from the date of the respective acquisition. The allocations of purchase price are immaterial to the accompanying consolidated financial statements.
9. Other Income—Net
     Other income—net from continuing operations comprises the following (in thousands):

	For the Years Ended December 31,
	2007	2006	2005
Interest income	$3,304	$2,691	$2,198
Gain on trading investments of employee benefit trust	963	2,030	863
Loss on disposal of property and equipment	(286)	(161)	(131)
Other — net	144	88	192

Total other income	$4,125	$4,648	$3,122

10. Income Taxes
     The provision for income taxes comprises the following (in thousands):

	For the Years Ended December 31,
	2007	2006	2005
Continuing Operations:
Current
U.S. federal	$26,458	$21,955	$21,201
U.S. state and local	3,995	2,808	1,763
Foreign	497	391	519
Deferred
U.S. federal, state and local	8,057	7,474	(4,951)
Foreign	56	(66)	(104)

Total	$39,063	$32,562	$18,428

Discontinued Operations:
Current U.S. federal	$647	$(4,175)	$(14,497)
Current U.S. state and local	90	(440)	(1,214)
Deferred U.S. federal, state and local	—	7	16,892

Total	$737	$(4,608)	$1,181

Chemed Corporation and Subsidiary Companies
     A summary of the temporary differences that give rise to deferred tax assets/(liabilities) follows (in thousands):

	December 31,
	2007	2006
Accrued liabilities	$26,557	$27,248
Amortization of original issue discount	18,602	—
Stock compensation expense	2,126	442
Allowance for uncollectible accounts receivable	1,226	2,692
State net operating loss carryforwards	1,514	1,427
Other	2,789	3,114

Deferred income tax assets	52,814	34,923

Amortization of intangible assets	(33,928)	(32,162)
Accelerated tax depreciation	(8,268)	(8,222)
Currents assets	(1,651)	(1,776)
Other	(310)	(701)

Deferred income tax liabilities	(44,157)	(42,861)

Net deferred income tax assets	$8,657	$(7,938)

     Included in other assets at December 31, 2007, are deferred income tax assets of $247,000 ( 2006 — $574,000). At December 31, 2007 and 2006, state net operating loss carryforwards were $ 37.4 million and $29.0 million, respectively. These net operating losses will expire, in varying amounts, between 2009 and 2026. Based on our history of operating earnings, we have determined that our operating income will, more likely than not, be sufficient to ensure realization of our deferred income tax assets. We believe no net operating losses will be lost due to the continuity of business requirement.
     The cumulative effect upon adoption of FIN 48 was to reduce our accrual for uncertain tax positions by approximately $4.7 million, which has been recorded in retained earnings as of January 1, 2007 in the accompanying consolidated balance sheet. After adoption, we had approximately $1.3 million in unrecognized tax benefits. The majority of this amount would affect our effective tax rate, if recognized in a future period. The years ended December 31, 2004 and forward remain open for review for Federal income tax purposes. The earliest open year relating to any of our material state jurisdictions is the fiscal year ended December 31, 2002. During the next twelve months, we do not anticipate a material net change in unrecognized tax benefits.
     As permitted by FIN 48, we reclassified interest related to our accrual for uncertain tax positions to separate interest accounts. We believe this change in accounting method is preferable as it more accurately classifies the impact of interest in our consolidated financial statements. As of December 31, 2007, we have approximately $142,000 accrued in interest payable related to uncertain tax positions. These accruals are included in other current liabilities in the accompanying consolidated balance sheet. Net interest expense related to uncertain tax positions included in interest expense in the accompanying consolidated statement of income is not material.
     A roll forward of the significant changes to our unrecognized tax benefits is as follows (in thousands):

Balance after adoption January 1, 2007	$1,281
Unrecognized tax benefits due to positions taken in 2007	178
Decrease due to settlement with taxing authorities	(40)
Decrease due to expiration of statute of limitations	(250)

Ending balance December 31, 2007	$1,169

Chemed Corporation and Subsidiary Companies
     The difference between the actual income tax provision for continuing operations and the income tax provision calculated at the statutory U.S. federal tax rate is explained as follows (in thousands):

	For the Years Ended December 31,
	2007	2006	2005
Income tax provision calculated using the statutory rate of 35%	$35,643	$31,599	$19,130
State and local income taxes, less federal income tax effect	3,998	3,112	1,994
Tax accrual adjustments	(765)	(1,758)	(2,387)
Other —net	187	(391)	(309)

Income tax provision	$39,063	$32,562	$18,428

Effective tax rate	38.4%	36.1%	33.7%

     Summarized below are the total amounts of income taxes paid/(refunded) during the years ended December 31 (in thousands):

2007	$24,345
2006	3,823
2005	9,923
     Provision has not been made for additional taxes on $35.1 million of undistributed earnings of our domestic subsidiaries. Should we elect to sell our interest in all of these businesses rather than to effect a tax-free liquidation, additional taxes amounting to approximately $12.8 million would be incurred based on current income tax rates.
11. Cash Overdrafts and Cash Equivalents
     Included in accounts payable are cash overdrafts of $9.5 million and $10.6 million as of December 31, 2007 and 2006, respectively.
     From time to time throughout the year, we invest excess cash in repurchase agreements directly with major commercial banks. We do not physically hold the collateral, but the term of such repurchase agreements is less than 10 days. Investments of significant amounts are spread among a number of banks and the amounts invested in each bank are varied constantly. Included in cash and cash equivalents at December 31, 2007, are cash equivalents in the amount of $3.4 million (2006 — $22.5 million). The cash equivalents at both dates consist of investments in various money market funds and repurchase agreements yielding interest at a weighted average rate of 2.8% in 2007 and 5.2% in 2006.
12. Properties and Equipment
     A summary of properties and equipment follows (in thousands):

	December 31,
	2007	2006
Land	$1,355	$1,713
Buildings	27,159	24,349
Transportation equipment	12,237	12,270
Machinery and equipment	46,927	42,474
Computer software	22,839	21,223
Furniture and fixtures	38,770	31,017
Projects under development	13,865	14,201

Total properties and equipment	163,152	147,247
Less accumulated depreciation	(88,639)	(77,107)

Net properties and equipment	$74,513	$70,140

     The net book value of computer software at December 31, 2007 and 2006, was $7.6 million and $8.1 million, respectively. Depreciation expense for computer software was $4.4 million, $4.0 million and $4.3 million for the years ended December 31, 2007, 2006 and 2005, respectively.

Chemed Corporation and Subsidiary Companies
13. Other Current Liabilities
     Other current liabilities comprised the following (in thousands):

	December 31,
	2007	2006
Accrued legal settlements	$2,393	$1,889
Accrued divestiture expenses	845	2,612
Accrued Medicare Cap estimate	500	3,373
Other	10,191	14,810

Total other current liabilities	$13,929	$22,684

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

	For the Years Ended December 31,
	2007	2006	2005
Compensation cost of ESOPs	$—	$—	$1,324
Pension, profit-sharing and other similar plans	12,797	11,117	9,004

Total	$12,797	$11,117	$10,328

Dividends on ESOP shares
used for debt service	$—	$—	$122

     We have excess benefit plans for key employees whose participation in the qualified plans is limited by U.S. Employee Retirement Income Security Act requirements. Benefits are determined based on theoretical participation in the qualified plans. Benefits are only invested in mutual funds, and participants are not permitted to diversify accumulated benefits in shares of our stock. Trust assets invested in shares of our stock are included in treasury stock, and the corresponding liability is included in a separate component of shareholders’ equity. At December 31, 2007, these trusts held 134,104 shares or $2.5 million of our stock (2006 – 133,315 shares or $2.4 million). The diversified assets of our excess benefit and deferred compensation plans, all of which are invested in either company-owned life insurance or various mutual funds, totaled $29.4 million at December 31, 2007 (2006 — $25.7 million).
15. Lease Arrangements
     We have operating leases that cover our corporate office headquarters, various warehouse and office facilities, office equipment and transportation equipment. The remaining terms of these leases range from one year to nine years, and in most cases we expect that these leases will be renewed or replaced by other leases in the normal course of business. We have no significant capital leases as of December 31, 2007 or 2006.
     The following is a summary of future minimum rental payments and sublease rentals to be received under operating leases that have initial or remaining noncancelable terms in excess of one year at December 31, 2007 (in thousands):

2008	$15,010
2009	12,984
2010	9,105
2011	6,846
2012	4,265
After 2012	6,425

Total minimum rental payments	54,635
Less: minimum sublease rentals	(397)

Net minimum rental payments	$54,238

Chemed Corporation and Subsidiary Companies
     Total rental expense incurred under operating leases for continuing operations follows (in thousands):

	For the Years Ended December 31,
	2007	2006	2005
Total rental payments	$17,307	$16,859	$17,027
Less sublease rentals	(260)	(687)	(1,659)

Net rental expense	$17,047	$16,172	$15,368

16. Financial Instruments
     The following methods and assumptions are used in estimating the fair value of each class of our financial instruments:
•	For cash and cash equivalents, accounts receivable and accounts payable, the carrying amount is a reasonable estimate of fair value because of the liquidity and short-term nature of these instruments.

•	The December 31, 2007 and 2006, carrying value of $9.7 million and $14.7 million, respectively related to our investment in the note receivable due from Patient Care is considered to be the best available indicator of fair value.

•	For long-term debt, we calculated the fair value based either on market quotations or discounted cash flow analysis. The estimated fair value of our long-term debt is $210.5 million and $155.0 million as of December 31, 2007 and 2006, respectively.
17. Earnings Per Share
     The computation of earnings per share follows (in thousands, except per share data):

	Income from Continuing Operations			Net Income
For the Years Ended			Earnings			Earnings
December 31,	Income	Shares	per Share	Income	Shares	per Share
2007
Earnings	$62,775	24,520	$2.56	$63,976	24,520	$2.61

Dilutive stock options	—	456		—	456
Nonvested stock awards	—	101		—	101

Diluted earnings	$62,775	25,077	$2.50	$63,976	25,077	$2.55

2006
Earnings	$57,722	26,118	$2.21	$50,651	26,118	$1.94

Dilutive stock options	—	496		—	496
Nonvested stock awards	—	55		—	55

Diluted earnings	$57,722	26,669	$2.16	$50,651	26,669	$1.90

2005
Earnings	$36,228	25,552	$1.42	$35,817	25,552	$1.40

Dilutive stock options	—	666		—	666
Nonvested stock awards	—	81		—	81

Diluted earnings	$36,228	26,299	$1.38	$35,817	26,299	$1.36

     During 2007, 290,096 stock options were excluded from the computation of diluted earnings per share as their exercise prices were greater than the average market price during most of the year. During 2006, 369,850 stock options were excluded from the computation of diluted earnings per share as their exercise prices were greater than the average market price during most of the year. During 2005, there were no options outstanding whose exercise price exceeded the average market price for the year.

Chemed Corporation and Subsidiary Companies
18. Loans Receivable from Independent Contractors
     At December 31, 2007, we had contractual arrangements with 61 independent contractors to provide plumbing repair and drain cleaning services under sublicensing agreements using the Roto-Rooter name in lesser-populated areas of the United States and Canada. The arrangements give the independent contractors the right to conduct a plumbing and drain cleaning business using the Roto-Rooter name in a specified territory in exchange for a royalty based on a percentage of labor sales, generally approximately 40%. We also pay for yellow pages advertising in these areas, provide certain capital equipment and provide operating manuals to serve as resources for operating a plumbing and drain cleaning business. The contracts are generally cancelable upon 90 days’ written notice (without cause) or upon a few days’ notice (with cause). The independent contractors are responsible for running the businesses as they believe best.
     Our maximum exposure to loss from arrangements with our independent contractors at December 31, 2007, is approximately $1.6 million (2006 — $1.9 million). The exposure to loss is mainly the result of loans provided to the independent contractors. In most cases, these loans are partially secured by receivables and equipment owned by the independent contractor. The interest rates on the loans range from zero to 8% per annum, and the remaining terms of the loans range from 2.5 months to 5.4 years at December 31, 2007. During 2007, we recorded revenues of $22.1 million (2006 — $19.2 million; 2005 — $18.1 million) and pretax profits of $9.0 million (2006 — $6.9 million; 2005 — $6.0 million) from all of our independent contractors.
19. Litigation
     Like other large California employers, our VITAS subsidiary faces allegations of purported class-wide wage and hour violations. It was party to a class action lawsuit filed in the Superior Court of California, Los Angeles County, in April of 2004 by Ann Marie Costa, Ana Jimenez, Mariea Ruteaya and Gracetta Wilson (“Costa”). This case alleged failure to pay overtime wages for hours worked “off the clock” on administrative tasks, including voicemail retrieval, time entry, travel to and from work, and pager response. This case also alleged VITAS failed to provide meal and break periods to a purported class of California nurses, home health aides and licensed clinical social workers. The case also sought payment of penalties, interest, and Plaintiffs’ attorney fees. VITAS contested these allegations. During 2006, we reached a tentative settlement and on June 26, 2006, the court granted final approval of the settlement ($19.9 million).
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
     In April 2007, our Roto-Rooter subsidiary was named in a class action lawsuit filed in San Mateo Superior Court by Stanley Ita (“Ita”) alleging class-wide wage and hour violations at one California branch. This suit alleges failure to provide meal and break periods, credit for work time beginning from the first call to dispatch rather than arrival at first assignment and improper calculations of work time and overtime. The case sought payment of penalties, interest and Plaintiffs’ attorney fees. After the suit was filed, we offered a settlement to the members of the class and paid approximately $200,000. In January 2008, we agreed to a tentative settlement with the remaining members of the class for approximately $1.8 million. The tentative settlement is subject to court approval. The tentative settlement has been accrued in the accompanying financial statements as of and for the year ended December 31, 2007.
     Regardless of outcome, defense of litigation adversely affects us through defense costs, diversion of our time and related publicity. In the normal course of business, we are a party to various claims and legal proceedings. We record a reserve for these matters when an adverse outcome is probable and the amount of the potential liability is reasonably estimable.

Chemed Corporation and Subsidiary Companies
20. OIG Investigation
     In April 2005, the Office of Inspector General (“OIG”) for the Department of Health and Human Services served VITAS with civil subpoenas relating to VITAS’ alleged failure to appropriately bill Medicare and Medicaid for hospice services. As part of this investigation, the OIG selected medical records for 320 past and current patients from VITAS’ three largest programs for review. It also sought policies and procedures dating back to 1998 covering admissions, certifications, recertifications and discharges. During the third quarter of 2005 and again in May 2006, the OIG requested additional information from us. The Court dismissed a related qui tam complaint filed in U.S. District Court for the Southern District of Florida with prejudice in July 2007. The plaintiffs are appealing this dismissal. Pretax expenses related to complying with OIG requests have been immaterial in 2007. We incurred pretax expense related to complying with OIG requests and defending the litigation of $1.1 million and $637,000 for the years ended December 31, 2006 and 2005, respectively.
     The government continues to investigate the complaint’s allegations. We are unable to predict the outcome of this matter or the impact, if any, that the investigation may have on our business, results of operations, liquidity or capital resources. Regardless of outcome, responding to the subpoenas and defending the litigation can adversely affect us through defense costs, diversion of our time and related publicity.
21. Related Party Transactions
     In October 2004, VITAS entered into a pharmacy services agreement (“Agreement”) with Omnicare, Inc. (“OCR”) whereby OCR provides specified pharmacy services for VITAS and its hospice patients in geographical areas served by both VITAS and OCR. The Agreement has an initial term of three years that renews automatically for one-year terms. Either party may cancel the Agreement at the end of any term by giving written notice at least 90 days prior to the end of said term. In June 2004, VITAS entered into a pharmacy services agreement with excelleRx. The agreement has a one-year term and automatically renews unless either party provides a 90-day written termination notice. Subsequent to June 2004, OCR acquired excelleRx. Under both agreements, VITAS made purchases of $33.6 million, $30.4 million and $16.2 million for the years ended December 31, 2007, 2006 and 2005, respectively, and has accounts payable of $445,000 and $4.0 million at December 31, 2007 and 2006, respectively.
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
22. Capital Stock Transactions
     On April 26, 2007, our Board of Directors authorized a $150 million stock repurchase program. For the year ended December 31, 2007, we repurchased 2,139,401 shares at a weighted average cost per share of $59.77 under the April 2007 and July 2006 programs. For the year ended December 31, 2006, we repurchased 433,580 shares at a weighted average cost per share of $36.01 under the July 2006 and February 2000 programs.
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
23. Change in Accounting Principle
     Effective September 30, 2006, we changed the date of our annual goodwill impairment analysis to October 1. Previously, we performed this annual goodwill impairment test on December 31. We believe this change in accounting principle is preferable because the new date coincides with the Federal government’s fiscal year end of September 30 and therefore allows for a better estimation of the Medicare related cash flows of our VITAS business. Medicare pays in excess of 90% of VITAS’ revenue. Of the total goodwill recorded as of September 30, 2006, approximately 75% is related to VITAS. Due to the Medicare Cap discussed above, October 1 is when cash flows from our hospice programs are most predictable. The change in accounting principle had no effect on our consolidated financial statements.

Chemed Corporation and Subsidiary Companies
24. Guarantor Subsidiaries
     Our 1.875% Senior Convertible Notes issued on May 14, 2007, are fully and unconditionally guaranteed on an unsecured, joint and severally liable basis by certain of our 100% owned subsidiaries. The equity method has been used with respect to the parent company’s (Chemed) investment in subsidiaries. No consolidating adjustment column is presented for the condensed consolidating statement of cash flow since there were no significant consolidating entries for the periods presented. The following condensed, consolidating financial data presents the composition of the parent company, the guarantor subsidiaries and the non-guarantor subsidiaries as of December 31, 2007 and 2006, and for the periods ended December 31, 2007, 2006 and 2005 (in thousands):
Condensed Consolidating Balance Sheet
December 31, 2007

		Guarantor	Non-Guarantor	Consolidating
	Parent	Subsidiaries	Subsidiaries	Adjustments	Consolidated
ASSETS
Cash and cash equivalents	$3,877	$(1,584)	$2,695	$—	$4,988
Accounts receivable, less allowances	706	101,843	564	—	103,113
Intercompany receivables	42,241	—	(3,925)	(38,316)	—
Inventories	—	6,116	480	—	6,596
Current deferred income taxes	130	13,964	118	—	14,212
Prepaid expenses and other current assets	884	9,521	91	—	10,496

Total current assets	47,838	129,860	23	(38,316)	139,405

Investments of deferred compensation plans held in trust	—	—	29,417	—	29,417
Notes receivable	9,701	—	—	—	9,701
Properties and equipment, at cost, less accumulated depreciation	4,306	68,303	1,904	—	74,513
Identifiable intangible assets less accumulated amortization	—	65,176	1	—	65,177
Goodwill	—	433,946	4,743	—	438,689
Other assets	12,658	2,450	303	—	15,411
Investments in subsidiaries — Guarantor Subs	500,288	—	—	(500,288)	—
Investments in subsidiaries — Non-Guarantor Subs	664	11,005	—	(11,669)	—

Total assets	$575,455	$710,740	$36,391	$(550,273)	$772,313

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$(1,236)	$48,978	$369	$—	$48,111
Intercompany payables	—	34,992	3,324	(38,316)	—
Current portion of long-term debt	10,000	162	—	—	10,162
Income taxes	1,137	3,034	50	—	4,221
Accrued insurance	255	36,082	—	—	36,337
Accrued compensation	3,882	35,505	685	—	40,072
Other current liabilities	2,047	10,486	1,396	—	13,929

Total current liabilities	16,085	169,239	5,824	(38,316)	152,832

Deferred income taxes	(23,174)	39,247	(10,271)	—	5,802
Long-term debt	214,500	169	—	—	214,669
Deferred compensation liabilities	—	—	29,149	—	29,149
Other liabilities	3,695	1,797	20	—	5,512
Stockholders’ equity	364,349	500,288	11,669	(511,957)	364,349

Total liabilities and stockholders’ equity	$575,455	$710,740	$36,391	$(550,273)	$772,313

Chemed Corporation and Subsidiary Companies
December 31, 2006

		Guarantor	Non-Guarantor	Consolidating
	Parent	Subsidiaries	Subsidiaries	Adjustments	Consolidated
ASSETS
Cash and cash equivalents	$25,258	$(1,314)	$5,330	$—	$29,274
Accounts receivable, less allowances	1,547	91,065	474	—	93,086
Intercompany receivables	84,784	—	—	(84,784)	—
Inventories	—	6,169	409	—	6,578
Current deferred income taxes	(117)	17,591	315	—	17,789
Current assets of discontinued operations	—	5,418	—	—	5,418
Prepaid expenses and other current assets	809	9,087	72	—	9,968

Total current assets	112,281	128,016	6,600	(84,784)	162,113

Investments of deferred compensation plans held in trust	12,214	13,499	—	—	25,713
Notes receivable	14,701	—	—	—	14,701
Properties and equipment, at cost, less accumulated depreciation	6,412	62,023	1,705	—	70,140
Identifiable intangible assets less accumulated amortization	—	69,213	2	—	69,215
Goodwill	—	430,671	4,379	—	435,050
Non-current assets of discontinued operations	—	287	—	—	287
Other assets	12,845	2,514	709	—	16,068
Investments in subsidiaries	430,399	8,628	—	(439,027)	—

Total assets	$588,852	$714,851	$13,395	$(523,811)	$793,287

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$(189)	$49,502	$431	$—	$49,744
Intercompany payables	—	84,036	748	(84,784)	—
Current portion of long-term debt	—	209	—	—	209
Income taxes	(5,906)	11,680	991	—	6,765
Accrued insurance	2,938	35,519	—	—	38,457
Accrued compensation	2,530	32,731	729	—	35,990
Current liabilities of discontinued operations	—	12,215	—	—	12,215
Other current liabilities	9,568	11,715	1,401	—	22,684

Total current liabilities	8,941	237,607	4,300	(84,784)	166,064

Deferred income taxes	(6,946)	32,780	467	—	26,301
Long-term debt	150,000	331	—	—	150,331
Deferred compensation liabilities	12,247	13,267	—	—	25,514
Other liabilities	3,249	467	—	—	3,716
Stockholders’ equity	421,361	430,399	8,628	(439,027)	421,361

Total liabilities and stockholders’ equity	$588,852	$714,851	$13,395	$(523,811)	$793,287

Chemed Corporation and Subsidiary Companies
Condensed Consolidating Income Statement

		Guarantor	Non-Guarantor	Consolidating
For the year ended December 31, 2007	Parent	Subsidiaries	Subsidiaries	Adjustments	Consolidated
Continuing Operations
Net sales and service revenues	$—	$1,075,042	$25,016	$—	$1,100,058

Cost of services provided and goods sold	—	754,739	12,327	—	767,066
Selling, general and administrative expenses	18,846	159,074	6,140	—	184,060
Depreciation	488	19,003	627	—	20,118
Amortization	1,232	4,036	2	—	5,270
Other operating expenses — net	(1,138)	1,927	—	—	789

Total costs and expenses	19,428	938,779	19,096	—	977,303

Income/(loss) from operations	(19,428)	136,263	5,920	—	122,755
Interest expense	(10,610)	(445)	(189)	—	(11,244)
Loss on extinguishment of debt	(13,798)	—	—	—	(13,798)
Other income — net	15,030	(10,809)	(96)	—	4,125

Income/(loss) before income taxes	(28,806)	125,009	5,635	—	101,838
Income tax (provision)/benefit	10,086	(46,782)	(2,367)	—	(39,063)
Equity in net income of subsidiaries	82,696	3,453	—	(86,149)	—

Income from continuing operations	63,976	81,680	3,268	(86,149)	62,775
Discontinued Operations	—	1,201	—	—	1,201

Net income	$63,976	$82,881	$3,268	$(86,149)	$63,976

		Guarantor	Non-Guarantor	Consolidating
For the year ended December 31, 2006	Parent	Subsidiaries	Subsidiaries	Adjustments	Consolidated
Continuing Operations
Net sales and service revenues	$—	$996,714	$21,873	$—	$1,018,587

Cost of services provided and goods sold	—	719,074	11,049	—	730,123
Selling, general and administrative expenses	11,239	144,276	5,668	—	161,183
Depreciation	479	15,710	586	—	16,775
Amortization	1,267	3,985	3	—	5,255
Other operating expenses — net	—	272	—	—	272

Total costs and expenses	12,985	883,317	17,306	—	913,608

Income/(loss) from operations	(12,985)	113,397	4,567	—	104,979
Interest expense	(16,909)	(541)	(18)	—	(17,468)
Loss on extinguishment of debt	(430)	—	—	—	(430)
Investment impairment charge	(1,445)	—	—	—	(1,445)
Other income — net	21,742	(17,107)	13	—	4,648

Income/(loss) before income taxes	(10,027)	95,749	4,562	—	90,284
Income tax (provision)/benefit	3,818	(34,491)	(1,889)	—	(32,562)
Equity in net income of subsidiaries	59,059	2,673	—	(61,732)	—

Income from continuing operations	52,850	63,931	2,673	(61,732)	57,722
Discontinued Operations	(2,199)	(4,872)	—	—	(7,071)

Net income	$50,651	$59,059	$2,673	$(61,732)	$50,651

Chemed Corporation and Subsidiary Companies

		Guarantor	Non-Guarantor	Consolidating
For the year ended December 31, 2005	Parent	Subsidiaries	Subsidiaries	Adjustments	Consolidated
Continuing Operations
Net sales and service revenues	$—	$896,085	$19,885	$—	$915,970

Cost of services provided and goods sold	—	634,670	9,806	—	644,476
Selling, general and administrative expenses	13,132	138,828	5,302	—	157,262
Depreciation	442	15,189	519	—	16,150
Amortization	886	4,027	9	—	4,922
Other (income)/expenses — net	(959)	17,350	—	—	16,391

Total costs and expenses	13,501	810,064	15,636	—	839,201

Income/(loss) from operations	(13,501)	86,021	4,249	—	76,769
Interest expense	(20,548)	(695)	(21)	—	(21,264)
Loss on extinguishment of debt	(3,971)	—	—	—	(3,971)
Other income — net	22,362	(19,224)	(16)	—	3,122

Income/(loss) before income taxes	(15,658)	66,102	4,212	—	54,656
Income tax (provision)/benefit	6,935	(23,259)	(2,104)	—	(18,428)
Equity in net income of subsidiaries	42,936	2,108	—	(45,044)	—

Income from continuing operations	34,213	44,951	2,108	(45,044)	36,228
Discontinued Operations	1,604	(2,015)	—	—	(411)

Net income	$35,817	$42,936	$2,108	$(45,044)	$35,817

Condensed Consolidating Statement of Cash Flow

		Guarantor	Non-Guarantor
For the year ended December 31, 2007	Parent	Subsidiaries	Subsidiaries	Consolidated
Cash Flow from Operating Activities:
Net cash provided by operating activities	$93	$97,008	$2,483	$99,584

Cash Flow from Investing Activities:
Capital expenditures	(193)	(25,674)	(773)	(26,640)
Business combinations, net of cash acquired	—	(1,079)	—	(1,079)
Net proceeds/(payments) from sale of discontinued operations	2,502	(7,904)	—	(5,402)
Proceeds from sale of property and equipment	2,963	116	25	3,104
Other uses — net	(919)	(751)	(31)	(1,701)

Net cash provided/(used) by investing activities	4,353	(35,292)	(779)	(31,718)

Cash Flow from Financing Activities:
Change in cash overdrafts payable	7	(926)	—	(919)
Change in intercompany accounts	66,095	(62,296)	(3,799)	—
Dividends (paid)/received to/from shareholders	(5,888)	1,446	(1,446)	(5,888)
Purchases of treasury stock	(131,704)	—	—	(131,704)
Proceeds from exercise of stock options	2,467	—	—	2,467
Realized excess tax benefit on share based compensation	3,091	—	—	3,091
Purchase of note hedges	(55,100)	—	—	(55,100)
Proceeds from issuance of warrants	27,614	—	—	27,614
Proceeds from issuance of long-term debt	300,000	—	—	300,000
Debt issuance costs	(6,949)	—	—	(6,949)
Repayment of long-term debt	(225,500)	(209)	—	(225,709)
Other sources and uses — net	40	(1)	906	945

Net cash provided/(used) by financing activities	(25,827)	(61,986)	(4,339)	(92,152)

Net decrease in cash and cash equivalents	(21,381)	(270)	(2,635)	(24,286)
Cash and cash equivalents at beginning of year	25,258	(1,314)	5,330	29,274

Cash and cash equivalents at end of period	$3,877	$(1,584)	$2,695	$4,988

Chemed Corporation and Subsidiary Companies

		Guarantor	Non-Guarantor
For the year ended December 31, 2006	Parent	Subsidiaries	Subsidiaries	Consolidated
Cash Flow from Operating Activities:
Net cash provided by operating activities	$6,326	$88,434	$3,829	$98,589

Cash Flow from Investing Activities:
Capital expenditures	(138)	(21,073)	(776)	(21,987)
Business combinations, net of cash acquired	—	(4,145)	—	(4,145)
Net payments from sale of discontinued operations	(922)	—	—	(922)
Proceeds from sale of property and equipment	43	271	33	347
Investing activities of discontinued operations	—	(260)	—	(260)
Other sources and uses — net	(781)	16	—	(765)

Net cash used by investing activities	(1,798)	(25,191)	(743)	(27,732)

Cash Flow from Financing Activities:
Increase/(decrease) in cash overdrafts payable	(489)	3,060	—	2,571
Change in intercompany accounts	67,502	(66,065)	(1,437)	—
Dividends paid to shareholders	(6,322)	—	—	(6,322)
Purchases of treasury stock	(19,885)	—	—	(19,885)
Proceeds from exercise of stock options	3,861	—	—	3,861
Excess tax benefit on share-based compensation	5,600	—	—	5,600
Debt issuance costs	(154)	—	—	(154)
Repayment of long-term debt	(84,363)	(200)	—	(84,563)
Financing activities of discontinued operations	109	67	—	176

Net cash used by financing activities	(34,141)	(63,138)	(1,437)	(98,716)

Net increase/(decrease) in cash and cash equivalents	(29,613)	105	1,649	(27,859)
Cash and cash equivalents at beginning of year	54,871	(1,419)	3,681	57,133

Cash and cash equivalents at end of year	$25,258	$(1,314)	$5,330	$29,274

		Guarantor	Non-Guarantor
For the year ended December 31, 2005	Parent	Subsidiaries	Subsidiaries	Consolidated
Cash Flow from Operating Activities:
Net cash provided by operating activities	$16,337	$59,702	$3,974	$80,013

Cash Flow from Investing Activities:
Capital expenditures	(443)	(24,588)	(703)	(25,734)
Business combinations, net of cash acquired	—	(6,165)	—	(6,165)
Net payments from sale of discontinued operations	(9,367)	—	—	(9,367)
Proceeds from sale of property and equipment	1	153	3	157
Investing activities of discontinued operations	—	(239)	—	(239)
Other uses — net	(379)	(15)	—	(394)

Net cash used by investing activities	(10,188)	(30,854)	(700)	(41,742)

Cash Flow from Financing Activities:
Increase in cash overdrafts payable	963	5,789	—	6,752
Change in intercompany accounts	45,051	(42,322)	(2,729)	—
Dividends paid to shareholders	(6,172)	—	—	(6,172)
Purchases of treasury stock	(7,401)	—	—	(7,401)
Proceeds from exercise of stock options	12,327	—	—	12,327
Proceeds from issuance of long-term debt	85,000	—	—	85,000
Debt issuance costs	(1,755)	—	—	(1,755)
Repayment of long-term debt	(141,125)	(467)	—	(141,592)
Other sources — net	34	221	—	255

Net cash used by financing activities	(13,078)	(36,779)	(2,729)	(52,586)

Net increase/(decrease) in cash and cash equivalents	(6,929)	(7,931)	545	(14,315)
Cash and cash equivalents at beginning of year	61,800	6,512	3,136	71,448

Cash and cash equivalents at end of period	$54,871	$(1,419)	$3,681	$57,133

UNAUDITED SUMMARY OF QUARTERLY RESULTS
Chemed Corporation and Subsidiary Companies
(in thousands, except per share and footnote data)

	First	Second	Third	Fourth	Total
For the Year Ended December 31, 2007	Quarter	Quarter	Quarter	Quarter	Year
Continuing Operations
Total service revenues and sales	$270,439	$271,387	$272,503	$285,729	$1,100,058

Gross profit	$82,192	$82,671	$79,621	$88,508	$332,992

Income from operations	$29,230	$30,325	$30,583	$32,617	$122,755
Interest expense	(3,742)	(3,400)	(2,515)	(1,587)	(11,244)
Loss on extinguishment of debt	—	(13,715)	(83)	—	(13,798)
Other income—net	869	2,188	11	1,057	4,125

Income before income taxes	26,357	15,398	27,996	32,087	101,838
Income taxes	(10,136)	(5,965)	(11,080)	(11,882)	(39,063)

Income from continuing operations (a)	16,221	9,433	16,916	20,205	62,775
Discontinued Operations	—	—	1,201	—	1,201

Net Income (a)	$16,221	$9,433	$18,117	$20,205	$63,976

Earnings Per Share (a)
Income from continuing operations	$0.63	$0.38	$0.71	$0.84	$2.56

Net income	$0.63	$0.38	$0.76	$0.84	$2.61

Diluted Earnings Per Share (a)
Income from continuing operations	$0.62	$0.38	$0.69	$0.83	$2.50

Net income	$0.62	$0.38	$0.74	$0.83	$2.55

Average number of shares outstanding
Earnings per share	25,716	24,506	23,933	23,959	24,520

Diluted earnings per share	26,162	25,080	24,466	24,460	25,077

(a)	The following amounts are included in income from continuing operations during the respective quarter (in thousands):

	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year
Pretax (cost)/benefit:
Long-term incentive plan payout	$(5,447)	$(1,620)	$—	$—	$(7,067)
Gain on sale of property	1,138	—	—	—	1,138
Stock option expense	(585)	(897)	(1,592)	(1,591)	(4,665)
Expenses incurred in connection with the Office of Inspector General investigation	(66)	(74)	(48)	(39)	(227)
Loss on extinguishment of debt	—	(13,715)	(83)	—	(13,798)
Costs related to litigation settlement	—	—	—	(1,927)	(1,927)
Other	467	—	—	—	467

Total	$(4,493)	$(16,306)	$(1,723)	$(3,557)	$(26,079)

Aftertax (cost)/benefit:
Long-term incentive plan payout	$(3,414)	$(1,013)	$—	$—	$(4,427)
Gain on sale of property	724	—	—	—	724
Stock option expense	(371)	(570)	(1,011)	(1,010)	(2,962)
Expenses incurred in connection with the Office of Inspector General investigation:	(41)	(46)	(30)	(24)	(141)
Loss on extinguishment of debt	—	(8,726)	(52)	—	(8,778)
Costs related to litigation settlement	—	—	—	(1,168)	(1,168)
Other	296	—	—	—	296

Total	$(2,806)	$(10,355)	$(1,093)	$(2,202)	$(16,456)

UNAUDITED SUMMARY OF QUARTERLY RESULTS
Chemed Corporation and Subsidiary Companies
(in thousands, except per share and footnote data)

	First	Second	Third	Fourth	Total
For the Year Ended December 31, 2006	Quarter	Quarter	Quarter	Quarter	Year
Continuing Operations
Total service revenues and sales	$243,921	$249,068	$253,695	$271,903	$1,018,587

Gross profit	$67,886	$69,965	$68,296	$82,317	$288,464

Income from operations	$24,004	$25,945	$23,359	$31,671	$104,979
Interest expense	(5,345)	(4,300)	(4,081)	(3,742)	(17,468)
Loss on extinguishment of debt	(430)	—	—	—	(430)
Loss from impairment of investment	—	—	(1,445)	—	(1,445)
Other income—net	1,495	524	715	1,914	4,648

Income before income taxes	19,724	22,169	18,548	29,843	90,284
Income taxes	(7,686)	(8,619)	(5,673)	(10,584)	(32,562)

Income from continuing operations (a)	12,038	13,550	12,875	19,259	57,722
Discontinued Operations	177	(708)	(4,914)	(1,626)	(7,071)

Net Income (a)	$12,215	$12,842	$7,961	$17,633	$50,651

Earnings Per Share (a)
Income from continuing operations	$0.46	$0.52	$0.49	$0.74	$2.21

Net income	$0.47	$0.49	$0.30	$0.68	$1.94

Diluted Earnings Per Share (a)
Income from continuing operations	$0.45	$0.50	$0.48	$0.73	$2.16

Net income	$0.46	$0.48	$0.30	$0.67	$1.90

Average number of shares outstanding
Earnings per share	26,044	26,201	26,190	26,030	26,118

Diluted earnings per share	26,723	26,846	26,633	26,411	26,669

(a)	The following amounts are included in income from continuing operations during the respective quarter (in thousands):

	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year
Pretax (cost)/benefit:
Loss on extinguishment of debt	$(430)	$—	$—	$—	$(430)
Expenses incurred in connection with the Office of Inspector General investigation	(132)	(342)	(344)	(250)	(1,068)
Stock option expense	—	(18)	(597)	(596)	(1,211)
Costs related to litigation settlements	—	—	(272)	—	(272)
Loss from impairment of investment	—	—	(1,445)	—	(1,445)
Other	—	—	—	467	467

Total	$(562)	$(360)	$(2,658)	$(379)	$(3,959)

Aftertax (cost)/benefit:
Loss on extinguishment of debt	$(273)	$—	$—	$—	$(273)
Expenses incurred in connection with the Office of Inspector General investigation:	(82)	(212)	(213)	(155)	(662)
Stock option expense	—	(12)	(379)	(378)	(769)
Costs related to litigation settlements	—	—	(169)	—	(169)
Loss from impairment of investment	—	—	(918)	—	(918)
Tax adjustments and settlements from prior year returns	—	—	1,791	324	2,115
Other	—	—	—	296	296

Total	$(355)	$(224)	$112	$87	$(380)

SELECTED FINANCIAL DATA
Chemed Corporation and Subsidiary Companies
(in thousands, except per share and footnote data, ratios, percentages and personnel)

	2007	2006	2005	2004(b)	2003
Summary of Operations
Continuing operations (a)
Service revenues and sales	$1,100,058	$1,018,587	$915,970	$734,877	$260,776
Gross profit (excluding depreciation)	332,992	288,464	271,494	228,107	113,958
Depreciation	20,118	16,775	16,150	14,542	9,519
Amortization	5,270	5,255	4,922	3,779	302
Income from operations (b)	122,755	104,979	76,769	57,954	8,774
Income from continuing operations (c)	62,775	57,722	36,228	19,095	11,188
Net income/(loss) (c)	63,976	50,651	35,817	27,512	(3,435)
Earnings/(loss) per share
Income from continuing operations	$2.56	$2.21	$1.42	$0.79	$0.56
Net income/(loss)	2.61	1.94	1.40	1.14	(0.17)
Average number of shares outstanding	24,520	26,118	25,552	24,120	19,848
Diluted earnings/(loss) per share
Income from continuing operations	$2.50	$2.16	$1.38	$0.78	$0.56
Net income/(loss)	2.55	1.90	1.36	1.12	(0.17)
Average number of shares outstanding	25,077	26,669	26,299	24,636	19,908
Cash dividends per share	$0.24	$0.24	$0.24	$0.24	$0.24
Financial Position—Year-End
Cash and cash equivalents	$4,988	$29,274	$57,133	$71,448	$50,688
Working capital/(deficit)	(13,427)	(3,951)	35,355	28,439	32,778
Current ratio	0.91	0.98	1.21	1.17	1.48
Properties and equipment, at cost less accumulated depreciation	$74,513	$70,140	$65,155	$55,796	$31,440
Total assets	772,313	793,287	839,103	825,566	328,458
Long-term debt	214,669	150,331	234,058	279,510	25,931
Convertible junior subordinated debentures	—	—	—	—	14,126
Stockholders’ equity	364,349	421,361	384,175	332,092	192,693
Other Statistics—Continuing Operations
Capital expenditures	$26,640	$21,987	$25,734	$18,290	$10,381
Number of employees	11,783	11,621	10,881	9,822	2,894

(a)	Continuing operations exclude VITAS of Arizona, discontinued in 2006; Service America, discontinued in 2004; and Patient Care, discontinued in 2002.

(b)	The financial results of VITAS are included in the consolidated results of the Company beginning on February 24, 2004, the date the Company acquired the remaining 63% of VITAS it did not own, bringing its ownership in VITAS to 100%.

(c)	The following amounts are included in income from continuing operations during the respective year (in thousands):

	2007	2006	2005	2004	2003
Aftertax benefit/(cost):
Loss on extinguishment of debt	$(8,778)	$(273)	$(2,523)	$(2,030)	$—
Long-term incentive plan payout	(4,427)	—	(3,434)	(5,437)	—
Stock option expense	(2,962)	(769)	(137)	—	—
Costs related to litigation settlelments	(1,168)	(169)	(10,757)	(1,897)	—
Gain on sale of property	724	—	—	—	—
Expenses incurred in connection with the Office of Inspector General investigation	(141)	(662)	(397)	—	—
Tax adjustments and settlements from prior-year returns	—	2,115	1,961	1,620	—
Loss on impairment of investment	—	(918)	—	—	—
Adjustment to casualty insurance related to prior-periods experience	—	—	1,014	—	—
Adjustment of transaction-related expenses of the VITAS acquisition	—	—	959	(222)	—
Equity in earnings/(loss) of VITAS	—	—	—	(4,105)	922
Expenses related to debt registration	—	—	—	(727)	—
Capital gains on sales of investments	—	—	—	—	3,351
Severance costs	—	—	—	—	(2,358)
Other	296	296	—	—	—

Total	$(16,456)	$(380)	$(13,314)	$(12,798)	$1,915

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
     The following is a summary of the key operating results for the years ended December 31, 2007, 2006 and 2005 (in thousands except per share amounts):

	2007	2006	2005
Consolidated service revenues and sales	$1,100,058	$1,018,587	$915,970

Consolidated income from continuing operations	$62,775	$57,722	$36,228

Diluted EPS from continuing operations	$2.50	$2.16	$1.38
2007 versus 2006
     The increase in consolidated service revenues and sales from 2006 to 2007 was driven by an 8% increase at both VITAS and Roto-Rooter. The increase at VITAS was the result of an increase in average daily census (“ADC”) of 6% and the annual Medicare price increase of 3% offset by changes in the mix of care. The increase at Roto-Rooter was mainly driven by price increases and job mix changes. Job count was essentially flat between years. Consolidated income from continuing operations and diluted EPS from continuing operations increased as a result of higher service revenues and sales, which allowed us to further leverage our current cost structure. The 2007 results were negatively impacted by pretax losses of $13.8 million ($8.8 million aftertax) related to our refinancing transactions discussed below.
2006 versus 2005
     The increase in consolidated service revenues and sales from 2005 to 2006 was driven by a 13% increase at VITAS and a 7% increase at Roto-Rooter. The increase at VITAS was the result of an increase in ADC of 10% and the annual Medicare price increase of 3.5% offset by changes in the mix of care. The increase at Roto-Rooter was mainly driven by a 1% increase in jobs, a 4.5% price increase and a shift in job mix. Consolidated income from continuing operations and diluted EPS from continuing operations increased in 2006 as a result of the higher service revenues and sales, which allowed us to further leverage our current cost structure. The 2005 results were negatively impacted by a $17.4 million pretax charge ($10.8 million aftertax) at VITAS for the settlement of a class action lawsuit.
Other Developments
     In the second quarter of 2007, we completed the following financing and capital transactions:
•	Entered into a new senior secured credit facility due in 2012 which includes a $100 million term loan, a $175 million revolving credit facility and a $100 million expansion feature;

•	Using the proceeds from the senior secured credit facility, we retired our $150 million, 8.75% Senior Notes at a price of 104.375% plus accrued but unpaid interest;

•	Issued $200 million of 1.875% Senior Convertible Notes due in 2014;

•	Using the proceeds from the Senior Convertible Notes, we repaid a portion of our revolving line of credit and we repurchased approximately 1.5 million shares of our outstanding capital stock.
     The effect of these transactions was to reduce our overall borrowing rate and to reduce the number of shares of capital stock outstanding. In connection with these transactions, we incurred a loss on extinguishment of debt of approximately $13.8 million related to the premium paid to retire our 8.75% Senior Notes and the write-off of deferred debt costs from the Senior Notes and replaced credit facility.

Chemed Corporation and Subsidiary Companies
LIQUIDITY AND CAPITAL RESOURCES
     Significant factors affecting our cash flows during 2007 and financial position at December 31, 2007, include the following:
•	Our continuing operations generated cash of $99.6 million;

•	We borrowed $300.0 million and repaid approximately $225.7 million in long-term debt;

•	We repurchased our stock using cash of $131.7 million;

•	We purchased hedges and sold warrants related to our convertible debt offering using net cash of $27.5 million; and

•	We spent $26.6 million on capital expenditures.
     The ratio of total debt to total capital was 38.2% at December 31, 2007, compared with 26.3% at December 31, 2006. Our current ratio was 0.91 and 0.98 at December 31, 2007 and 2006, respectively. The change in these ratios from 2006 to 2007 relates mainly to our refinancing and repayment of long-term debt as well as our stock repurchase plan activity in 2007.
     Collectively, the 2007 Facility and the Notes require us to meet certain restrictive financial covenants, in addition to non-financial covenants, including maximum leverage ratios, minimum fixed charge coverage and consolidated net worth ratios, limits on operating leases and minimum asset value limits. We are in compliance with all financial and non-financial debt covenants as of December 31, 2007. We have issued $30.1 million in standby letters of credit as of December 31, 2007, mainly for insurance purposes. Issued letters of credit reduce our available credit under the revolving credit agreement. As of December 31, 2007, we have approximately $144.9 million of unused lines of credit available and eligible to be drawn down under our revolving credit facility, excluding the expansion feature. We believe our cash flow from operating activities and our unused eligible lines of credit are sufficient to fund our business in the near term.
CASH FLOW
     Our cash flows for 2007, 2006 and 2005 are summarized as follows (in millions):

	For the Years Ended December 31,
	2007	2006	2005
Net cash provided by operating activities	$99.6	$98.6	$80.0
Capital expenditures	(26.6)	(22.0)	(25.7)

Operating cash excess after capital expenditures	73.0	76.6	54.3
Proceeds from issuance of long-term debt, net of costs	293.1	(0.2)	83.2
Repayment of long-term debt	(225.7)	(84.6)	(141.6)
Purchase of treasury stock	(131.7)	(19.9)	(7.4)
Purchase of note hedge	(55.1)	—	—
Proceeds from issuance of warrants	27.6	—	—
Dividends paid	(5.9)	(6.3)	(6.2)
Net proceeds/(uses) from sale of discontinued operations	(5.4)	(0.9)	(9.4)
Issuance of capital stock, net of costs	2.5	3.9	12.3
Business combinations	(1.1)	(4.1)	(6.2)
Other—net	4.4	7.6	6.7

Decrease in cash and cash equivalents	$(24.3)	$(27.9)	$(14.3)

COMMITMENTS AND CONTINGENCIES
     In connection with the sale of DuBois Chemicals, Inc. (“DuBois”) in 1991, we provided allowances and accruals relating to several long-term costs, including income tax matters, lease commitments and environmental costs. Also, in conjunction with the sales of The Omnia Group (“Omnia”) and National Sanitary Supply Company in 1997, the sale of Cadre Computer Resources, Inc. (“Cadre Computer”) in 2001 and the sale of Service America Network Inc. (“Service America”) in 2005, we provided long-term allowances and accruals relating to costs of severance arrangements, lease commitments and income tax matters. Additionally, we retained liability for Service America’s casualty insurance claims that were incurred prior to the disposal date. In connection with the sale of VITAS’ Phoenix operation in November 2006, we have accrued an estimate of our total exposure for the Medicare Cap through the date of sale. In the aggregate, we believe these allowances and accruals are adequate as of December 31, 2007. Based on reviews of our environmental-related liabilities under the DuBois sale agreement, we have estimated our remaining liability to be $1.7 million. As of December 31, 2007, we are

Chemed Corporation and Subsidiary Companies
contingently liable for additional cleanup and related costs up to a maximum of $14.9 million, for which no provision has been recorded in accordance with the applicable accounting guidance.
     On September 28, 2006, we announced a preliminary settlement in regard to litigation related to the 2002 divestiture of our Patient Care business segment. Prior to the settlement, we had a long-term receivable from Patient Care of $12.5 million. We also had current accounts receivable from Patient Care for the post-closing balance sheet valuation and for expenses paid by us after closing on Patient Care’s behalf of $3.4 million. We were in litigation with Patient Care over the collection of these current amounts and their allegations that our acquisition of VITAS violated a non-compete covenant in the sales agreement. We agreed to forgive $1.2 million of the current receivable related to the post-closing balance sheet valuation and convert the remaining amount into debt secured by a promissory note with the same terms as the $12.5 million long-term receivable. We incurred additional costs related to the settlement of $1.1 million for additional insurance and legal costs related to workers’ compensation claims incurred prior to the sale. The aftertax charge related to these amounts of $1.5 million has been recorded as discontinued operations in 2006.
     In December 2007, the parties amended the terms of the long-term notes receivable from Patient Care. We agreed to waive the prepayment penalty provisions in the notes provided that Patient Care paid $5 million of principal on or before December 31, 2007, and the remaining outstanding principal on or before March 31, 2008. On December 31, 2007, we received a principal payment of $5 million from Patient Care. Subsequent to year-end, we received principal payments of $5.7 million from Patient Care. We anticipate receiving the remaining principal amount outstanding on or before March 31, 2008.
     We also have a warrant to purchase 2% of Patient Care’s common stock that we recorded as a $1.4 million investment. As a result of financial information received in 2006, we determined that the value of the warrants was permanently impaired and recorded a pretax impairment charge of $1.4 million. This charge is included in income from continuing operations on the consolidated statement of income for the year ended December 31, 2006.
     Like other large California employers, our VITAS subsidiary faces allegations of purported class-wide wage and hour violations. It was party to a class action lawsuit filed in the Superior Court of California, Los Angeles County, in April of 2004 by Ann Marie Costa, Ana Jimenez, Mariea Ruteaya and Gracetta Wilson (“Costa”). This case alleged failure to pay overtime wages for hours worked “off the clock” on administrative tasks, including voicemail retrieval, time entry, travel to and from work, and pager response. This case also alleged VITAS failed to provide meal and break periods to a purported class of California nurses, home health aides and licensed clinical social workers. The case also sought payment of penalties, interest, and Plaintiffs’ attorney fees. VITAS contested these allegations. During 2006, we reached a tentative settlement and on June 26, 2006, the court granted final approval of the settlement ($19.9 million).
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
     In April 2007, our Roto-Rooter subsidiary was named in a class action lawsuit filed in San Mateo Superior Court by Stanley Ita (“Ita”) alleging class-wide wage and hour violations at one California branch. This suit alleges failure to provide meal and break periods, credit for work time beginning from the first call to dispatch rather than arrival at first assignment and improper calculations of work time and overtime. The case sought payment of penalties, interest and Plaintiffs’ attorney fees. After the suit was filed, we offered a settlement to the members of the class and paid approximately $200,000. In January 2008, we agreed to a tentative settlement with the remaining members of the class for approximately $1.8 million. The tentative settlement is subject to court approval. The tentative settlement has been accrued in the accompanying financial statements as of and for the year ended December 31, 2007.
     In April 2005, the Office of Inspector General (“OIG”) for the Department of Health and Human Services served VITAS with civil subpoenas relating to VITAS’ alleged failure to appropriately bill Medicare and Medicaid for hospice services. As part of this investigation, the OIG selected medical records for 320 past and current patients from VITAS’ three largest programs for review. It also sought policies and procedures dating back to 1998 covering admissions, certifications, recertifications and discharges. During the third quarter of 2005 and again in May 2006, the OIG requested additional information from us. The Court dismissed a related qui tam complaint filed in U.S. District Court for the Southern District of Florida with prejudice in July 2007. The plaintiffs are appealing this dismissal. The government continues to investigate the complaint’s allegations. Pretax expenses related to complying with OIG requests have been immaterial in 2007. We

Chemed Corporation and Subsidiary Companies
incurred pretax expense related to complying with OIG requests and defending the litigation of $1.1 million and $637,000 for the years ended December 31, 2006 and 2005, respectively.
     Regardless of outcome, defense of litigation and complying with government investigations adversely affects us through defense costs, diversion of our time and related publicity. In the normal course of business, we are a party to various claims and legal proceedings. We record a reserve for these matters when an adverse outcome is probable and the amount of the potential liability is reasonably estimable.
CONTRACTUAL OBLIGATIONS
     The table below summarizes our debt and contractual obligations as of December 31, 2007 (in thousands):

		Less than			After
	Total	1 year	1-3 Years	4 -5 Years	5 Years
Long-term debt obligations	$224,831	$10,162	$14,669	$—	$200,000
Interest obligation on long-term debt (a)	23,906	3,750	7,500	7,500	5,156
Operating lease obligations	54,635	15,010	22,089	11,111	6,425
Severance obligations	508	253	255	—	—
Liabilities related to uncertain tax positions.	1,169	270	539	360	—
Obligations of discontinued operations	2,516	1,345	1,171	—	—
Purchase obligations (b)	48,111	48,111	—	—	—
Other current obligations (c )	40,072	40,072	—	—	—
Other long-term obligations (d)	32,334	—	1,592	1,593	29,149

Total contractual cash obligations	$428,082	$118,973	$47,815	$20,564	$240,730

(a)	Our interest obligation on long-term debt includes interest on fixed rate debt only.

(b)	Purchase obligations primarily consist of accounts payable at December 31, 2007.

(c)	Other current obligations consist of accrued salaries and wages at December 31, 2007.

(d)	Other long-term obligations comprise largely pension and excess benefit obligations.
RESULTS OF OPERATIONS

2007 Versus 2006 – Consolidated Results
     Set forth below are the year-to-year changes in the components of the statement of operations relating to continuing operations for 2007 versus 2006 (in thousands, except percentages):

	Increase/(Decrease)
	Amount	Percent
Service revenues and sales
VITAS	$56,334	8%
Roto-Rooter	25,137	8

Total	81,471	8
Cost of services provided and goods sold	36,943	5
Selling, general and administrative expenses	22,877	14
Depreciation	3,343	20
Amortization	15	0
Other expenses	517	190

Income from operations	17,776	17
Interest expense	6,224	(36)
Loss on extinguishment of debt	(13,368)	3,109
Loss from impairment of investment	1,445	(100)
Other income —net	(523)	(11)

Income before income taxes	11,554	13
Income taxes	(6,501)	20

Income from continuing operations	$5,053	9

Chemed Corporation and Subsidiary Companies
     Our service revenues and sales for the year ended December 31, 2007, increased $81.5 million, or 8%, versus revenues for the year ended December 31, 2006. The VITAS segment accounted for $56.4 million of this increase and Roto-Rooter accounted for the remaining $25.1 million of the increase.
     The increase in VITAS’ revenues for 2007 versus 2006 is attributable to the following (dollars in thousands):

	Amount	Percent
Routine homecare	$54,860	11%
Continuous care	(5,295)	(4)
General inpatient	3,113	3
Medicare Cap	3,656	(94)

Total revenues	$56,334	8

     The revenue increase for VITAS includes the annual increase in the Medicare reimbursement rate of approximately 3% to 4%. In addition, the ADC for routine homecare and general inpatient increased 7.3% and 1.5%, respectively, from 2006. ADC for continuous care decreased 7.6% from 2006. ADC is a key measure we use to monitor volume growth in our hospice programs. Changes in total program admissions and average length of stay for our patients are the main drivers of changes in ADC. Additionally, we had a $3.7 million favorable comparison from 2006 related to reductions in revenue for the Medicare Cap. We recorded a reduction in revenue for Medicare Cap in 2007 of $242,000 compared to $3.9 million in 2006. The improvement is a result of improved admissions and consolidation of certain provider numbers within key programs. The 2007 revenue reduction is related to retroactive billings from prior periods for patients who transferred between hospice providers. No Medicare Cap liability for the 2007 or 2008 measurement periods have been recorded as of December 31, 2007.
     The increase in Roto-Rooter’s service revenues and sales for 2007 versus 2006 is attributable to the following (in thousands):

	Amount	Percent
Plumbing	$13,973	11%
Sewer and drain cleaning	6,353	4
Other	4,811	11

Total revenues	$25,137	8

     Plumbing revenues for 2007 increased from 2006 due to a 4% increase in the average price per job and a 7% increase in the number of jobs performed. Sewer and drain cleaning revenues for 2007 increased from 2006 due to a 7% increase in the average price per job offset by a 3% decrease in the number of jobs performed. The increase in other revenues is attributable primarily to increases in independent contractor operations.
     The consolidated gross margin was 30.3% in 2007 versus 28.3% in 2006. On a segment basis, VITAS’ gross margin was 22.4% in 2007 and 20.3% in 2006. The Medicare Cap accounts for approximately 0.5% of the increase in VITAS’ gross margin. Approximately 0.5% of the improvement in gross margin relates to certain expenses that were historically cost of services but were centralized in 2007 and are now included in selling, general and administrative (“SG&A”) expenses. The remaining improvement relates to better utilization of our labor in 2007. In 2006, we experienced lower gross margins due to excess patient care capacity. Roto-Rooter’s gross margin was 47.6% in 2007 and 45.9% in 2006. The improvement in Roto-Rooter’s gross margin is the result of price increases noted above coupled with continued improvement in retention of service technicians, which enhances overall productivity of the workforce and reduces our workers’ compensation costs.
     Selling, general and administrative expenses (“SG&A”) for 2007 increased $22.9 million (14%). The increase is attributable to an increase in LTIP costs of $7.1 million, stock option expense of $3.5 million and advertising costs of $2.7 million. Additionally, $3.8 million of the increase relates to the centralization of certain activities at our VITAS subsidiary which were previously at the program level and classified as cost of services prior to 2007. The remaining increase in SG&A is the result of typical cost of living increases for salaries and benefits plus increases in certain selling expenses which vary based on changes in revenue.

Chemed Corporation and Subsidiary Companies
     Depreciation expense increased $3.3 million (20%) in 2007 compared to 2006 due to increased depreciation on computer hardware and leasehold improvements mainly at our VITAS subsidiary. Other expenses increased $517,000 due to the impact of the settlement of a class action lawsuit at Roto-Rooter offset by the gain on sale of Roto-Rooter’s Florida call center facility.
     Interest expense decreased $6.2 million (36%) from 2006 to 2007 mainly due to the refinancing in May 2007 and the subsequent repayment of long-term debt throughout the remainder of 2007. In conjunction with our May 2007 refinancing transactions, we recorded a loss on extinguishment of debt of $13.8 million. In the third quarter of 2006, we recorded a $1.4 million impairment charge related to our investment in the warrants of Patient Care as discussed in the commitments and contingencies section above.
     Our effective income tax rate was 38.4% in 2007 versus 36.1% in 2006. The increase in our effective tax rate relates to the $2.1 million tax adjustment required upon expiration of certain statutes in 2006. As a result of the adoption of FIN 48 on January 1, 2007, no such tax adjustments were necessary in 2007.
     Income from continuing operations increased $5.1 million (9%) from 2006 to 2007. Income from continuing operations for both periods include the following aftertax adjustments that increased/(reduced) after tax earnings (in thousands):

	2007	2006
VITAS
Costs associated with the OIG investigation	$(141)	$(662)
Costs of class action litigation	—	(169)
Roto-Rooter
Costs related to class action litigation	(1,168)	—
Gain on sale of property	724	—
Tax adjustments required upon expiration of statutes	—	1,251
Corporate
Loss on extinguishment of debt	(8,778)	(273)
Long-term incentive compensation	(4,427)	—
Stock option expense	(2,962)	(769)
Tax adjustments required upon expiration of statutes	—	864
Impairment of Patient Care warrants	—	(918)
Other	296	296

Total	$(16,456)	$(380)

     Income/(loss) from discontinued operations for 2007, 2006 and 2005 follows (in thousands):

	For the Years Ended December 31,
	2007	2006	2005
VITAS Phoenix	$1,201	$(4,872)	$1,477
Service America	—	(32)	(1,813)
Adjustment to accruals of operations discontinued in prior years	—	(2,167)	(75)

Income/(loss) from discontinued operations	$1,201	$(7,071)	$(411)

     In September 2006, our Board of Directors approved and we announced our intention to exit the hospice market in Phoenix, Arizona. As a result of our announcement, we performed interim impairment tests of our long-lived assets of the Phoenix operation as of September 30, 2006, in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” An impairment charge of $2.4 million was recorded for the referral network intangible asset and fixed assets during the third quarter of 2006. The sale was completed in November 2006. The acquiring corporation purchased the substantial majority of assets of the Phoenix program for $2.5 million. In October 2007, we received notification from the Federal government’s fiscal intermediary regarding our Medicare Cap liabilities related to the 2006 measurement period. The notification revealed that we were over accrued at our discontinued Phoenix operation by $1.9 million. We have recorded the reversal of this over accrual and its related tax effects in

Chemed Corporation and Subsidiary Companies
discontinued operations during the year ended December 31, 2007. As of December 31, 2007, we have $500,000 accrued for potential retroactive billings related to the Medicare Cap for Phoenix.
2007 Versus 2006 – Segment Results
     The change in net income for 2007 versus 2006 is due to (in thousands, except percentages):

	Increase/(Decrease)
	Amount	Percent
VITAS	$11,415	24%
Roto-Rooter	6,397	20
Corporate	(12,759)	55
Discontinued operations	8,272	(117)

	$13,325	26

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

     Our service revenues and sales for the year ended December 31, 2006, increased $102.6 million, or 11%, versus revenues for the year ended December 31, 2005. The VITAS segment accounted for $80.4 million of this increase and Roto-Rooter accounted for the remaining $22.2 million of the increase.
     The increase in VITAS’ revenues for 2006 versus 2005 is attributable to the following (dollars in thousands):

	Amount	Percent
Routine homecare	$65,632	15%
Continuous care	14,679	14
General inpatient	4,046	5
Medicare cap	(3,898)	—

Total revenues	$80,459	13

     The revenue increase for VITAS includes the annual increase in the Medicare reimbursement rate of approximately 3% to 4%. In addition, the Average Daily Census (“ADC”) for routine homecare, continuous care and general inpatient

Chemed Corporation and Subsidiary Companies
increased 10.7%, 8.2% and 1.0%, respectively, from 2005. ADC is a key measure we use to monitor volume growth in our hospice programs. Changes in total program admissions and average length of stay for our patients are the main drivers of changes in ADC. The increases discussed above were offset by a reduction in revenue of $3.9 million related to the Medicare Cap. The components of the pretax charges are as follows (in thousands):

		All
	Phoenix	Other	Total
2007 measurement period	$—	$470	$470
2006 measurement period	7,260	2,903	10,163
2005 measurement period	671	525	1,196

Total	$7,931	$3,898	$11,829

     The amounts related to the Phoenix program are included in discontinued operations. Charges for the 2005 measurement period relate to prior-year billing limitations resulting from the fiscal intermediary reallocating admissions for deceased Medicare patients who received hospice care from multiple providers. The amounts for the 2006 and 2007 measurement periods are estimates made by management based upon Medicare admissions and Medicare revenue in each program.
     The increase in Roto-Rooter’s service revenues and sales for 2006 versus 2005 is attributable to the following (in thousands):

	Amount	Percent
Plumbing	$10,265	9%
Sewer and drain cleaning	10,420	8
Other	1,473	3
Total revenues	$22,158	7

     Plumbing revenues for 2006 increased from 2005 due to a 7% increase in the average price per job and a 1% increase in the number of jobs performed. The increase in the average price per job reflects a combination of price increases coupled with our focus on larger commercial jobs. Our average price for a commercial plumbing job is approximately 36% higher than the average price for a residential plumbing job. Sewer and drain cleaning revenues for 2006 increased from 2005 due to a 7% increase in the average price per job and a 1% increase in the number of jobs performed. The increase in the average price per job reflects a combination of price increases coupled with our focus on larger commercial jobs. Our average price for a commercial sewer and drain-cleaning job is approximately 37% higher than the average price for a residential sewer and drain-cleaning job. The increase in other revenues is attributable primarily to increases in independent contractor operations.
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

Chemed Corporation and Subsidiary Companies
     Other expenses decreased $16.1 million mainly due to the impact of the settlement of a class action lawsuit at VITAS in 2005.
     Income from operations for 2006 increased $28.2 million (37%) versus 2005 as summarized below (in thousands):

Increase in gross margin	$16,970
Increase in SG&A expenses, depreciation, and amortization	(4,879)
Cost in 2005 of settling VITAS’ class action litigation	17,350
All other	(1,231)

Total increase	$28,210

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

Chemed Corporation and Subsidiary Companies
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

CRITICAL ACCOUNTING POLICIES
Revenue Recognition
     For both the Roto-Rooter and VITAS segments, service revenues and sales are recognized when the earnings process has been completed. Generally, this occurs when services are provided or products are delivered. Sales of Roto-Rooter products, including drain cleaning machines and drain cleaning solution, comprise less than 2% of our total service revenues and sales for each of the three years in the period ended December 31, 2007.
     VITAS recognizes revenue at the estimated net realizable amount due from third-party payers, which are primarily Medicare and Medicaid. Payers may deny payment for services in whole or in part on the basis that such services are not eligible for coverage and do not qualify for reimbursement. We estimate denials each period and make adequate provision in the financial statements. The estimate of denials is based on historical trends and known circumstances and generally does not vary materially from period to period on an aggregate basis.
     VITAS is subject to certain limitations on Medicare payments for services. Specifically, if the number of inpatient care days any hospice program provides to Medicare beneficiaries exceeds 20% of the total days of hospice care such program provides to all patients for an annual period beginning September 28, the days in excess of the 20% figure may be reimbursed only at the routine homecare rate. We have never had a program reach the inpatient cap. None of our hospice programs are expected to be within 15% of the inpatient cap for the 2007 measurement period while the majority of our programs have expected cushion in excess of 75% of the inpatient cap. Due to the significant cushion at each program, we do not anticipate it to be reasonably likely that any program will be subject to the inpatient cap in the foreseeable future.
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
     We actively monitor each of our hospice programs, by provider number, as to their specific admissions, discharge rate and median length of stay data in an attempt to determine whether they are likely to exceed the Medicare Cap. Should we determine that a provider number is likely to exceed the Medicare Cap based on projected trends, we attempt to institute corrective action to influence the patient mix or to increase patient admissions. However, should we project our corrective action will not prevent that program from exceeding its Medicare Cap, we estimate the amount of revenue recognized during the period that will require repayment to the Federal government under the Medicare Cap and record that amount as a reduction in service revenue.
     Our estimate of the Medicare Cap liability is particularly sensitive to allocations made by our fiscal intermediary relative to patient transfers between hospices. We are allocated a percentage of the Medicare Cap based on the total days a patient spent in hospice care. The allocation for patient transfers cannot be determined until a patient dies. As the number of

Chemed Corporation and Subsidiary Companies
days a patient spends in hospice is based on a future event, this allocation process may take several years. Therefore, we use only first time Medicare admissions in our estimate of the Medicare Cap billing limitation. This method assumes that credit received for patients who transfer into our program will be offset by credit lost from patients who transfer out of our program. If the actual relationship of transfers in and transfers out for a given measurement period proves to be different for any program at or near a billing limitation, our estimate of the liability would increase or decrease on a dollar-for-dollar basis. While our method has historically been materially accurate, each program can vary during a given measurement period.
     Based on the methodology discussed above, we have not recorded a Medicare Cap liability for the 2007 or 2008 measurement period during the year ended December 31, 2007. Due to the variability caused by patient transfers, we have calculated the potential range of loss for all continuing programs to be between zero and $1.5 million for the year ended December 31, 2007.
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
     For the VITAS segment, we self-insure for workers’ compensation claims. Currently, VITAS’ exposure on any single claim is capped at $500,000. For VITAS’ self-insurance accruals for workers’ compensation, the valuation methods used are similar to those used internally for our other business units.
     Our casualty insurance liabilities are recorded gross before any estimated recovery for amounts exceeding our stop loss limits. Estimated recoveries from insurance carriers are recorded as accounts receivable. Claims experience related adjustments to our casualty and workers’ compensation accrual for the years ended December 31, 2007, 2006 and 2005 were net, pretax credits of $2.9 million, $2.1 million and $4.1 million, respectively.
     As an indication of the sensitivity of the accrued liability to reported claims, our analysis indicates that a 1% across-the-board increase or decrease in the amount of projected losses for all of our continuing operations would increase or decrease the accrued insurance liability at December 31, 2007, by $1.4 million or 3.9%. While the amount recorded represents our best estimate of the casualty and workers’ compensation insurance liability, we have calculated, based on historical claims experience, the actual loss could reasonably be expected to increase or decrease by approximately $2.3 million as of December 31, 2007.
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
     We are subject to income taxes in the Federal and most state jurisdictions. We are periodically audited by various taxing authorities. Significant judgment is required to determine our provision for income taxes. On January 1, 2007, we adopted FASB Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement 109,” which prescribes a comprehensive model for how to recognize, measure, present and disclose in financial statements uncertain tax positions taken or expected to be taken on a tax return. Upon adoption of FIN 48, the financial statements reflect expected future tax consequences of such uncertain positions assuming the taxing authorities’ full knowledge of the position and all relevant facts.

Chemed Corporation and Subsidiary Companies
Goodwill and Intangible Assets
     Identifiable, definite-lived intangible assets arise from purchase business combinations and are amortized using either an accelerated method or the straight-line method over the estimated useful lives of the assets. The selection of an amortization method is based on which method best reflects the economic pattern of usage of the asset. The VITAS trade name is considered to have an indefinite life. Goodwill and the VITAS trade name are tested at least annually for impairment. The valuation of goodwill and the VITAS trade name is dependent upon many factors, some of which are market-driven and beyond our control. The valuation of goodwill and the VITAS trade name indicate that the fair value exceeds the carrying value at October 1, 2007.
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
     We estimate the fair value of stock options using the Black-Scholes valuation model, consistent with the provisions of SFAS 123(R), the Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 107 and our prior-period pro-forma disclosure of net income including stock-based compensation expense. We determine expected term, volatility, dividend yield and forfeiture rate based on our historical experience. We believe that historical experience is the best indicator of these factors.
RECENT ACCOUNTING STATEMENTS
     In December 2007, the FASB issued Statement No. 141(R) ”Business Combinations (revised 2007)” (“SFAS 141(R)”), which changes certain aspects of the accounting for business combinations. This Statement retains the fundamental requirements in Statement No. 141 that the purchase method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141(R) modifies existing accounting guidance in the areas of deal and restructuring costs, acquired contingencies, contingent consideration, in-process research and development, accounting for subsequent tax adjustments and assessing the valuation date. This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. There will be no impact on our financial statements as a result of the adoption of SFAS 141(R), however our accounting for all business combinations after adoption will comply with the new standard.
     In December 2007, the FASB issued Statement No. 160 “Non-controlling Interests in Consolidated Financial Statements – an amendment of ARB No. 51” (“SFAS 160”), which requires ownership interests in subsidiaries held by others to be clearly identified, labeled and presented in the consolidated balance sheet within equity but separate from the parent company’s equity. SFAS 160 also affects the accounting requirements when the parent company either purchases a higher ownership interest or deconsolidates the equity investment. This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. We currently do not have noncontrolling interests in our consolidated financial statements.
     In February 2007, the FASB issued Statement No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”), which permits an entity to measure certain financial assets and financial liabilities at fair value. Entities that elect the fair value option will report unrealized gains and losses in earnings at each reporting date. The fair value option may be elected on an instrument-by-instrument basis, with a few exceptions, as long as it is applied to the entire instrument. The fair value election is irrevocable unless a new election date occurs. SFAS 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007. There will be no impact on our financial condition and results of operations as a result of the adoption of SFAS 159.
     In September 2006, the FASB issued Statement No. 157 “Fair Value Measurements” (“SFAS 157”), which addresses how companies should measure fair value when they are required to use a fair value measure for recognition or disclosure purposes under generally accepted accounting principles (GAAP). It sets a common definition of fair value to be used throughout GAAP. The new standard is designed to make the measurement of fair value more consistent and comparable and improve disclosures about those measures. This statement is effective for financial statements issued for

Chemed Corporation and Subsidiary Companies
fiscal years beginning after November 15, 2007. There will be no impact on our financial condition and results of operations as a result of the adoption of SFAS 157. We are currently evaluating the impact SFAS 157 will have on our footnote disclosures.

CHEMED CORPORATION AND SUBSIDIARY COMPANIES
OPERATING STATISTICS FOR VITAS SEGMENT
FOR THE YEARS ENDED DECEMBER, 2007 AND 2006
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2007	2006	2007	2006
OPERATING STATISTICS
Net revenue ($000)
Homecare	$143,125	$132,082	$546,872	$492,012
Inpatient	23,927	23,316	92,995	89,882
Continuous care	30,150	31,509	115,801	121,096

Total before Medicare Cap allowance	$197,202	$186,907	$755,668	$702,990
Medicare Cap allowance	—	(688)	(242)	(3,898)

Total	$197,202	$186,219	$755,426	$699,092

Net revenue as a percent of total before Medicare Cap allowance
Homecare	72.6%	70.6%	72.4%	70.0%
Inpatient	12.1	12.5	12.3	12.8
Continuous care	15.3	16.9	15.3	17.2

Total before Medicare Cap allowance	100.0	100.0	100.0	100.0
Medicare Cap allowance	—	(0.4)	—	(0.6)

Total	100.0%	99.6%	100.0%	99.4%

Average daily census (“ADC”) (days)
Homecare	7,121	6,636	6,966	6,333
Nursing home	3,610	3,567	3,581	3,501

Routine homecare	10,731	10,203	10,547	9,834
Inpatient	417	411	417	411
Continuous care	512	560	513	555

Total	11,660	11,174	11,477	10,800

Total Admissions	13,594	13,291	54,798	52,736
Total Discharges	13,700	13,199	54,530	51,552
Average length of stay (days)	75.7	75.7	76.5	71.9
Median length of stay (days)	14.0	14.0	13.0	13.0
ADC by major diagnosis
Neurological	32.8%	33.7%	33.1%	33.4%
Cancer	20.4	19.7	20.1	20.2
Cardio	13.5	14.7	14.1	14.8
Respiratory	6.8	7.0	6.8	7.1
Other	26.5	24.9	25.9	24.5

Total	100.0%	100.0%	100.0%	100.0%

Admissions by major diagnosis
Neurological	18.5%	19.8%	18.5%	19.8%
Cancer	36.6	35.3	36.1	35.5
Cardio	11.9	12.7	12.6	13.1
Respiratory	7.3	7.2	7.5	7.3
Other	25.7	25.0	25.3	24.3

Total	100.0%	100.0%	100.0%	100.0%

Direct patient care margins
Routine homecare	51.6%	49.7%	51.1%	49.0%
Inpatient	18.8	19.4	18.4	20.0
Continuous care	17.6	17.0	18.0	18.2
Homecare margin drivers (dollars per patient day)
Labor costs	$49.59	$49.72	$49.14	$49.38
Drug costs	7.73	8.17	7.90	8.12
Home medical equipment	5.91	5.81	5.78	5.63
Medical supplies	2.49	2.28	2.25	2.17
Inpatient margin drivers (dollars per patient day)
Labor costs	$272.46	$261.55	$265.47	$259.25
Continuous care margin drivers (dollars per patient day)
Labor costs	$506.72	$486.46	$486.90	$468.13
Bad debt expense as a percent of revenues	1.0%	1.0%	0.9	0.9%
Accounts receivable —days of revenue outstanding	43.4	38.7	N.A.	N.A.

Chemed Corporation and Subsidiary Companies
CORPORATE GOVERNANCE
     We submitted our Annual Certification of the Chief Executive Officer to the New York Stock Exchange (“NYSE”) regarding the NYSE corporate governance listing standards on May 24, 2007. We also filed our Certifications of the President and Chief Executive Officer, the Executive Vice President and Chief Financial Officer and the Vice President and Controller pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 as Exhibits 31.1, 31.2 and 31.3, respectively, to our Annual Report on Form 10-K for the year ended December 31, 2007.
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