Form 10-K, Exhibit 13
period 2008-12-31
CHEMED CORP
filed 2009-02-27
CIK 19584

Exhibit 13
Chemed Corporation and Subsidiary Companies
Financial Review
Contents

Report of Independent Registered Public Accounting Firm	2
Consolidated Statement of Income	3
Consolidated Balance Sheet	4
Consolidated Statement of Cash Flows	5
Consolidated Statement of Changes in Stockholders’ Equity	6
Notes to Consolidated Financial Statements	8
Unaudited Summary of Quarterly Results	34
Selected Financial Data	36
Management’s Discussion and Analysis of Financial Conditions and Results of Operations	37
Officers’ and Directors’ Listing and Corporate Information	IBC
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
          The Company’s management, including the President and Chief Executive Officer, Executive Vice President and Chief Financial Officer and Vice President and Controller, has conducted an evaluation of the effectiveness of its internal control over financial reporting as of December 31, 2008, based on the framework established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on this evaluation, management concluded that internal control over financial reporting was effective as of December 31, 2008, based on criteria in Internal Control—Integrated Framework issued by COSO.
          PricewaterhouseCoopers LLP, our independent registered public accounting firm, has audited the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008, as stated in their report which appears on page 2.

Chemed Corporation and Subsidiary Companies
Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors of Chemed Corporation
In our opinion, the accompanying consolidated balance sheet and the related consolidated statement of income, cash flows and changes in stockholders’ equity present fairly, in all material respects, the financial position of Chemed Corporation and its subsidiaries at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
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

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Cincinnati, Ohio
February 27, 2009

Chemed Corporation and Subsidiary Companies
CONSOLIDATED STATEMENT OF INCOME
Chemed Corporation and Subsidiary Companies
(in thousands, except per share data)

For the Years Ended December 31,	2008	2007	2006

Continuing Operations
Service revenues and sales	$1,148,941	$1,100,058	$1,018,587

Cost of services provided and goods sold (excluding depreciation)	810,547	767,066	730,123
Selling, general and administrative expenses	175,333	184,060	161,183
Depreciation	21,581	20,118	16,775
Amortization	5,924	5,270	5,255
Other operating expenses—net (Note 6)	2,699	789	272

Total costs and expenses	1,016,084	977,303	913,608

Income from operations	132,857	122,755	104,979
Interest expense	(5,985)	(11,244)	(17,468)
Gain/(loss) on extinguishment of debt (Note 2)	4,208	(13,798)	(430)
Loss from impairment of investment (Note 8)	—	—	(1,445)
Other income/(expense)—net (Note 10)	(8,735)	4,125	4,648

Income before income taxes	122,345	101,838	90,284
Income taxes (Note 11)	(50,240)	(39,063)	(32,562)

Income from continuing operations	72,105	62,775	57,722
Discontinued Operations, Net of Income Taxes (Note 8)	(1,088)	1,201	(7,071)

Net Income	$71,017	$63,976	$50,651

Earnings Per Share (Note 15)
Income from continuing operations	$3.13	$2.56	$2.21

Net Income	$3.08	$2.61	$1.94

Diluted Earnings Per Share (Note 15)
Income from continuing operations	$3.08	$2.50	$2.16

Net Income	$3.04	$2.55	$1.90

Average Number of Shares Outstanding (Note 15)
Earnings per share	23,058	24,520	26,118

Diluted earnings per share	23,374	25,077	26,669

The Notes to Consolidated Financial Statements are integral parts of this statement.

Chemed Corporation and Subsidiary Companies
CONSOLIDATED BALANCE SHEET
Chemed Corporation and Subsidiary Companies
(in thousands, except shares and per share data)

December 31,	2008	2007

Assets
Current assets
Cash and cash equivalents (Note 9)	$3,628	$4,988
Accounts receivable less allowances of $10,320 (2007 - $9,746)	98,076	101,170
Inventories	7,569	6,596
Current deferred income taxes (Note 11)	15,392	14,212
Prepaid expenses and other current assets	11,596	10,496

Total current assets	136,261	137,462
Investments of deferred compensation plans held in trust (Notes 14 and 16)	22,628	29,417
Note receivable (Notes 8 and 16)	—	9,701
Properties and equipment, at cost, less accumulated depreciation (Note 12)	76,962	74,513
Identifiable intangible assets less accumulated amortization of $21,271 (2007 - $17,245) (Note 5)	61,303	65,177
Goodwill (Note 5)	448,721	438,689
Other assets	15,049	15,411

Total Assets	$760,924	$770,370

Liabilities
Current liabilities
Accounts payable	$52,810	$46,168
Current portion of long-term debt (Note 2)	10,169	10,162
Income taxes (Note 11)	2,156	4,221
Accrued insurance	35,994	36,337
Accrued compensation	40,741	40,072
Other current liabilities	12,180	13,929

Total current liabilities	154,050	150,889
Deferred income taxes (Note 11)	7,597	5,802
Long-term debt (Note 2)	199,656	214,669
Deferred compensation liabilities (Note 14)	22,417	29,149
Other liabilities	5,612	5,512
Commitments and contingencies (Notes 13, 18 and 19)

Total Liabilities	389,332	406,021

Stockholders’ Equity
Capital stock — authorized 80,000,000 shares $1 par; issued 29,514,877 shares (2007 - 29,260,791 shares)	29,515	29,261
Paid-in capital	282,206	267,312
Retained earnings	343,810	278,336
Treasury stock — 7,100,475 shares (2007 - 5,299,056 shares), at cost	(285,977)	(213,041)
Deferred compensation payable in Company stock (Note 14)	2,038	2,481

Total Stockholders’ Equity	371,592	364,349

Total Liabilities and Stockholders’ Equity	$760,924	$770,370

The Notes to Consolidated Financial Statements are integral parts of this statement.

Chemed Corporation and Subsidiary Companies
CONSOLIDATED STATEMENT OF CASH FLOWS
Chemed Corporation and Subsidiary Companies
(in thousands)

For the Years Ended December 31,	2008	2007	2006

Cash Flows from Operating Activities
Net income	$71,017	$63,976	$50,651
Adjustments to reconcile net income/(loss) to net cash provided by operations:
Depreciation and amortization	27,505	25,388	22,030
Provision for uncollectible accounts receivable	9,820	8,373	8,169
Stock option expense	7,303	4,665	1,211
Noncash loss/(gain) on early extinguishment of debt	(4,208)	7,235	430
Loss on impairment of equipment	2,699	—	—
Discontinued operations (Note 8)	1,088	(1,201)	7,071
Amortization of debt issuance costs	1,039	1,186	1,774
Provision for deferred income taxes (Note 11)	426	8,113	7,408
Noncash portion of long-term incentive compensation	—	6,154	—
Loss on impairment of investment	—	—	1,445
Changes in operating assets and liabilities, excluding amounts acquired in business combinations:
Increase in accounts receivable	(6,659)	(18,299)	(12,527)
Increase in inventories	(898)	(18)	(78)
Decrease/(increase) in prepaid expenses and other current assets	305	(549)	(2,188)
Increase/(decrease) in accounts payable and other current liabilities	5,585	(8,416)	(13,017)
Increase/(decrease) in income taxes	(770)	6,321	18,726
Decrease/(increase) in other assets	5,481	(3,655)	(722)
Increase/(decrease) in other liabilities	(6,423)	4,426	3,788
Excess tax benefit on share-based compensation	(2,422)	(3,091)	(5,600)
Other sources/(uses)	1,195	(1,024)	898

Net cash provided by continuing operations	112,083	99,584	89,469
Net cash provided by discontinued operations (Note 8)	—	—	9,120

Net cash provided by operating activities	112,083	99,584	98,589

Cash Flows from Investing Activities
Capital expenditures	(26,094)	(26,640)	(21,987)
Business combinations, net of cash acquired (Note 7)	(11,200)	(1,079)	(4,145)
Net proceeds/(uses) of discontinued operations (Note 8)	8,824	(5,402)	(922)
Proceeds from sales of property and equipment	387	3,104	347
Other uses	(544)	(1,701)	(1,025)

Net cash used by investing activities	(28,627)	(31,718)	(27,732)

Cash Flows from Financing Activities
Purchases of treasury stock (Note 22)	(69,788)	(131,704)	(19,885)
Repayment of long-term debt (Note 2)	(18,713)	(225,709)	(84,563)
Net increase in revolving line of credit	8,200	—	—
Dividends paid	(5,543)	(5,888)	(6,322)
Excess tax benefit on share-based compensation	2,422	3,091	5,600
Increase/(decrease) in cash overdraft payable	(856)	(919)	2,571
Proceeds from exercise of stock options (Note 3)	291	2,467	3,861
Proceeds from issuance of long-term debt (Note 2)	—	300,000	—
Purchase of note hedges (Note 2)	—	(55,100)	—
Proceeds from issuance of warrants (Note 2)	—	27,614	—
Debt issuance costs	—	(6,949)	(154)
Other sources/(uses)	(829)	945	176

Net cash provided/(used) by financing activities	(84,816)	(92,152)	(98,716)

Decrease in cash and cash equivalents	(1,360)	(24,286)	(27,859)
Cash and cash equivalents at beginning of year	4,988	29,274	57,133

Cash and cash equivalents at end of year	$3,628	$4,988	$29,274

The Notes to Consolidated Financial Statements are integral parts of this statement.

Chemed Corporation and Subsidiary Companies
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
Chemed Corporation and Subsidiary Companies
(in thousands, except per share data)

					Deferred
					Compensation	Notes
				Treasury	Payable in	Receivable
	Capital	Paid-in	Retained	Stock-	Company	for
	Stock	Capital	Earnings	at Cost	Stock	Shares Sold	Total

Balance at December 31, 2005	$28,374	$234,910	$171,188	$(52,127)	$2,379	$(549)	$384,175
Net income	—	—	50,651	—	—	—	50,651
Dividends paid ($.24 per share)	—	—	(6,322)	—	—	—	(6,322)
Stock awards and exercise of stock options (Note 3)	476	17,663	—	(9,840)	—	—	8,299
Purchases of treasury stock	—	—	—	(15,612)	—	—	(15,612)
Decrease in notes receivable	—	—	—	(485)	—	549	64
Other	—	66	—	—	40	—	106

Balance at December 31, 2006	28,850	252,639	215,517	(78,064)	2,419	—	421,361
Cumulative effect of change in accounting principle as of January 1, 2007 (Notes 1 and 11)	—	—	4,731	—	—	—	4,731
Net income	—	—	63,976	—	—	—	63,976
Dividends paid ($.24 per share)	—	—	(5,888)	—	—	—	(5,888)
Stock awards and exercise of stock options (Note 3)	411	21,141	—	(7,032)	—	—	14,520
Purchases of treasury stock (Note 22)	—	—	—	(127,881)	—	—	(127,881)
Purchase of note hedges (Note 2)	—	(54,894)	—	—	—	—	(54,894)
Deferred tax benefit of purchased note hedges (Note 2)	—	20,036	—	—	—	—	20,036
Proceeds from issuance of warrants (Note 2)	—	27,614	—	—	—	—	27,614
Other	—	776	—	(64)	62	—	774

Balance at December 31, 2007	29,261	267,312	278,336	(213,041)	2,481	—	364,349
Net income	—	—	71,017	—	—	—	71,017
Dividends paid ($.24 per share)	—	—	(5,543)	—	—	—	(5,543)
Stock awards and exercise of stock options (Note 3)	254	15,752	—	(6,253)	—	—	9,753
Purchases of treasury stock (Note 22)	—	—	—	(67,125)	—	—	(67,125)
Other	—	(858)	—	442	(443)	—	(859)

Balance at December 31, 2008	$29,515	$282,206	$343,810	$(285,977)	$2,038	$—	$371,592

The Notes to Consolidated Financial Statements are integral parts of this statement.

[page intentionally left blank]

Chemed Corporation and Subsidiary Companies
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Chemed Corporation and Subsidiary Companies
1. Summary of Significant Accounting Policies
     NATURE OF OPERATIONS
     We operate through our two wholly owned subsidiaries: VITAS Healthcare Corporation (“VITAS”) and Roto-Rooter Group, Inc. (“Roto-Rooter”). VITAS focuses on hospice care that helps make terminally ill patients’ final days as comfortable as possible. Through its team of doctors, nurses, home health aides, social workers, clergy and volunteers, VITAS provides direct medical services to patients, as well as spiritual and emotional counseling to both patients and their families. Roto-Rooter is focused on providing plumbing and drain cleaning services to both residential and commercial customers. Through its network of company-owned branches, independent contractors and franchisees, Roto-Rooter offers plumbing and drain cleaning service to over 90% of the U.S. population.
     PRINCIPLES OF CONSOLIDATION
     The consolidated financial statements include the accounts of Chemed Corporation and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated.
     We have analyzed the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 46R “Consolidation of Variable Interest Entities—an interpretation of Accounting Research Bulletin No. 51 (revised)” (“FIN 46R”) relative to contractual relationships with our Roto-Rooter independent contractors and franchisees. FIN 46R requires the primary beneficiary of a Variable Interest Entity (“VIE”) to consolidate the accounts of the VIE. Based upon guidance provided in FIN 46R, we have concluded that certain of the independent contractors may be VIEs. We believe consolidation, if required, of the accounts of any independent contractor for which we might be the primary beneficiary would not materially impact our financial position, results of operations or cash flow. The franchisees are not VIEs.
     CASH EQUIVALENTS
     Cash equivalents comprise short-term, highly liquid investments that have been purchased within three months of their dates of maturity.
     ACCOUNTS AND LOANS RECEIVABLE AND CONCENTRATION OF RISK
     Accounts and loans receivable are recorded at the principal balance outstanding less estimated allowances for uncollectible accounts. For the Roto-Rooter segment, allowances for trade accounts receivable are generally provided for accounts more than 90 days past due, although collection efforts continue beyond that time. Due to the small number of loans receivable outstanding, allowances for loan losses are determined on a case-by-case basis. For the VITAS segment, allowances for accounts receivable are provided on accounts based on expected collection rates by payer types. The appropriate collection rate is based on both historical averages and known current trends. Final write-off of overdue accounts or loans receivable is made when all reasonable collection efforts have been made and payment is not forthcoming. We closely monitor our receivables and periodically review procedures for granting credit to attempt to hold losses to a minimum.
     As of December 31, 2008 and 2007, approximately 68% and 63%, respectively, of VITAS’ total accounts receivable balance were due from Medicare and 23% and 28%, respectively, of VITAS’ total accounts receivable balance were due from various state Medicaid programs. Combined accounts receivable from Medicare and Medicaid represent 83% of the net accounts receivable in the accompanying consolidated balance sheet as of December 31, 2008.
     As of December 31, 2008, VITAS has approximately $13.9 million in unbilled revenue included in accounts receivable (December 31, 2007 — $9.5 million). The unbilled revenue at VITAS relates to hospice programs currently undergoing focused medical reviews (“FMR”). During FMR, surveyors working on behalf of the U.S. Federal government review certain patient files for compliance with Medicare regulations. During the time the patient file is under review, we are unable to bill for care provided to those patients. During the past year, the pace of FMR activity has increased industry-wide, resulting in our significant unbilled revenue balances. We make appropriate provisions to reduce our accounts receivable balance for potential denials of patient service revenue due to FMR activity.
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
     The weighted average lives of our property and equipment at December 31, 2008, were:

Buildings	12.3	yrs.
Transportation equipment	7.7
Machinery and equipment	5.8
Computer software	4.3
Furniture and fixtures	4.8
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
     The weighted average lives of our identifiable, definite-lived intangible assets at December 31, 2008, were:

Covenants not to compete	6.4	yrs.
Referral networks	10.0
Customer lists	13.3
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
     REVENUE RECOGNITION
     Both the VITAS segment and Roto-Rooter segment recognize service revenues and sales when the earnings process has been completed. Generally, this occurs when services are provided or products are delivered. Sales of Roto-Rooter products, including drain cleaning machines and drain cleaning solution, comprise less than 3% of our total service revenues and sales for each of the three years in the period ended December 31, 2008.
     VITAS recognizes revenue at the estimated realizable amount due from third-party payers, which are primarily Medicare and Medicaid. Payers may deny payment for services in whole or in part on the basis that such services are not eligible for coverage and do not qualify for reimbursement. We estimate denials each period and make adequate

Chemed Corporation and Subsidiary Companies
provision in the financial statements. The estimate of denials is based on historical trends and known circumstances and does not vary materially from period to period on an aggregate basis. Medicare billings are subject to certain limitations, as described below.
     VITAS is subject to certain limitations on Medicare payments for services. Specifically, if the number of inpatient care days any hospice program provides to Medicare beneficiaries exceeds 20% of the total days of hospice care such program provided to all Medicare patients for an annual period beginning September 28, the days in excess of the 20% figure may be reimbursed only at the routine homecare rate. None of VITAS’ hospice programs exceeded the payment limits on inpatient services in 2008, 2007 or 2006.
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
     We actively monitor each of our hospice programs, by provider number, as to their specific admission, discharge rate and median length of stay data in an attempt to determine whether revenues are likely to exceed the annual per-beneficiary Medicare cap. Should we determine that revenues for a program are likely to exceed the Medicare cap based on projected trends, we attempt to institute corrective actions, which include changes to the patient mix and increased patient admissions. However, should we project our corrective action will not prevent that program from exceeding its Medicare cap, we estimate the amount of revenue recognized during the period that will require repayment to the Federal government under the Medicare cap and record the amount as a reduction to service revenue.
     Our estimate of the Medicare cap liability is particularly sensitive to allocations made by our fiscal intermediary relative to patient transfers between hospices. We are allocated a percentage of the Medicare cap based on the days a patient spent in our care as compared to the total days a patient spent in all hospice care. The allocation for patient transfers cannot be determined until a patient dies. As the number of days a patient spends in hospice is based on a future event, this allocation process may take several years. Therefore, we use only first-time Medicare admissions in our estimate of the Medicare cap billing limitation. This method assumes that credit received for patients who transfer into our program will be offset by credit lost from patients who transfer out of our program. The amount we record is our best estimate of the liability as of the date of the financial statements but could change as more patient information becomes available.
     During the years ended December 31, 2008, 2007 and 2006, we recorded pretax charges in continuing operations of $235,000, $242,000 and $3.9 million, respectively, for the estimated Medicare cap liability. The amount recorded in 2008 relates to one program’s projected liability through year end for the 2009 measurement period. We are currently pursuing the corrective actions mentioned above to attempt to mitigate the liability before the end of the measurement period. The amount recorded in 2007 relates primarily to retroactive billings for prior-measurement periods due to patients who transferred between multiple hospice providers.
     SALES TAX
     The Roto-Rooter segment collects sales tax from customers when required by state and federal laws. We record the amount of sales tax collected net in the accompanying consolidated statement of income.
     GUARANTEES
     In the normal course of business, Roto-Rooter enters into various guarantees and indemnifications in our relationships with customers and others. These arrangements include guarantees of services for periods ranging from one day to one year and product satisfaction guarantees. Mainly due to our technicians being commission-based, guarantees and indemnifications do not materially impact our financial condition, results of operations or cash flows. Therefore, no liability for guarantees has been recorded as of December 31, 2008 or 2007.
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

Chemed Corporation Subsidiary Companies
administrative employees, advertising expenses, communications and branch telephone expenses, office rent and operating costs, legal, banking and professional fees and other administrative costs.
ADVERTISING
     We expense the production costs of advertising the first time the advertising takes place. The costs of yellow page listings are expensed when the directories are placed in circulation. These directories are generally in circulation for approximately one year, at which point they are replaced by the publisher with a new directory. We generally pay for directory placement assuming it is in circulation for one year. If the directory is in circulation for less than or greater than one year, we receive a credit or additional billing, as necessary. We do not control the timing of when a new directory is placed in circulation. Advertising expense in continuing operations for the year ended December 31, 2008, was $26.8 million (2007 — $26.0 million; 2006 — $23.3 million).
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
     We are subject to income taxes in Canada, U.S. Federal and most state jurisdictions. Significant judgment is required to determine our provision for income taxes. On January 1, 2007, we adopted FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement 109,” which prescribes a comprehensive model to recognize, measure, present and disclose in financial statements uncertain tax positions taken or expected to be taken on a tax return. Upon adoption of FIN 48, our financial statements reflect expected future tax consequences of such uncertain positions assuming the taxing authorities’ full knowledge of the position and all relevant facts. FIN 48 also revises disclosure requirements and introduces an annual, tabular roll-forward of the unrecognized tax

Chemed Corporation Subsidiary Companies
benefits. The cumulative effect upon adoption of FIN 48 was to reduce our accrual for uncertain tax positions by approximately $4.7 million, which has been recorded in retained earnings as of January 1, 2007, in the accompanying consolidated balance sheet.
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
     RECENT ACCOUNTING STATEMENTS
     In June 2008, the FASB issued Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities.” The new guidance requires that unvested share-based payment awards containing non-forfeitable rights to dividends or dividend equivalents are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. The new standard is effective for all fiscal years beginning after December 15, 2008 and must be applied retrospectively for all periods presented. Adoption of the new guidance in fiscal 2009 will not have a material impact on our earnings per share.
     In June 2008, the EITF reached a consensus on EITF Issue No. 07-5, “Determining Whether an Instrument (or an Embedded Feature) Is Indexed to an Entity’s Own Stock”. The consensus provides additional guidance when determining whether an option or warrant on an entity’s own shares are eligible for the equity classification provided for in EITF 00-19. The consensus is effective for fiscal years beginning after December 15, 2008. As such, we adopted the new standard on January 1, 2009. The adoption of EITF Issue No. 07-5 did not impact the accounting for our 2007 convertible debt transaction.
     In May 2008, the FASB issued Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments that may be Settled in Cash Upon Conversion (Including Partial Cash Settlement).” This new guidance requires all convertible debentures classified as Instruments B or C under EITF 90-19 to separately account for the debt and equity pieces of the instrument. At inception of the convertible instrument, cash flows related to the convertible instrument are to be discounted using a market rate of interest. This will create a discount at inception to be recorded in equity. The debt portion is to be accreted to its face value, through interest expense, over the life of the instrument using the effective interest method. This will result in higher interest expense over the life of the instrument and an increase in equity at the inception of the instrument. Debt issuance costs are also to be allocated between the debt and equity components using a rationale method. Finally, the FSP requires that the Company value any embedded features of the instrument, other than the conversion option, as a part of the liability. The new standard is effective for all fiscal years (and interim periods) beginning after December 15, 2008. As such, we adopted the new standard on January 1, 2009. The FSP is to be applied retrospectively. Upon adoption, our $200 million, 1.875% Convertible Debentures issued in May 2007 had a discount of approximately $55 million. Additionally, the gain on extinguishment of debt discussed in more detail in Note 2 decreased by approximately $830,000 upon retrospective adoption due to a portion of the extinguishment being attributed to the equity component of our convertible debenture.
     In May 2008, the FASB issued Statement of Financial Accounting Standard No. 162 “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”). The purpose of this standard is to provide a consistent framework for determining what accounting principles should be used when preparing U.S. GAAP financial statements. SFAS 162 categorizes accounting pronouncements in a descending order of authority. In the instance of potentially conflicting accounting principles, the standard in the highest category must be used. This statement will be effective 60 days after the SEC approves the Public Company Accounting and Oversight Board’s related amendments. We believe that SFAS 162 will have no impact on our existing accounting methods.
     In December 2007, the FASB issued Statement of Financial Accounting Standard No. 141(R) “Business Combinations (revised 2007)” (“SFAS 141(R)”), which changes certain aspects of the accounting for business combinations. This Statement retains the fundamental requirements in Statement No. 141 that the purchase method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141(R) modifies existing accounting guidance in the areas of deal and restructuring costs, acquired contingencies, contingent consideration, in-process research and development, accounting for subsequent tax adjustments and assessing the valuation date. This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. There was no impact on our financial statements as a result of the adoption of SFAS 141(R); however our accounting for all business combinations after adoption will comply with the new standard.

Chemed Corporation Subsidiary Companies
     In December 2007, the FASB issued Statement of Financial Accounting Standard No. 160 “Non-controlling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (“SFAS 160”), which requires ownership interests in subsidiaries held by others to be clearly identified, labeled and presented in the consolidated balance sheet within equity but separate from the parent company’s equity. SFAS 160 also affects the accounting requirements when the parent company either purchases a higher ownership interest or deconsolidates the equity investment. This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. There was no impact on our financial statements as a result of the adoption of SFAS No. 160. We currently do not have non-controlling interests in our consolidated financial statements.
2. Long-Term Debt and Lines of Credit
     A summary of our long-term debt follows (in thousands):

	December 31,
	2008	2007
Convertible Notes due 2014	$186,956	$200,000
Term loan due 2007-2012	14,500	24,500
Revolving line of credit	8,200	—
Other	169	331

Subtotal	209,825	224,831
Less current portion	(10,169)	(10,162)

Long-term debt, less current portion	$199,656	$214,669

     The average interest rate for our long-term debt was 2.1% and 4.4% for the years ended December 31, 2008 and 2007, respectively.
     In the fourth quarter of 2008, we purchased approximately $13.0 million face value of our Convertible Notes due 2014 for approximately $8.5 million. This resulted in a pre-tax net gain of $4.2 million comprised of $4.5 million related to the purchase of the Convertible Notes partially offset by $300,000 in the write-off of unamortized debt issuance costs. The net gain was recorded as a gain on extinguishment of debt in the accompanying statement of income in 2008.
     2007 REFINANCING
     On May 2, 2007, we entered into a new senior secured credit facility with JPMorgan Chase Bank (the “2007 Facility”) to replace our existing credit facility. The 2007 Facility includes a $100 million term loan, a $175 million revolving credit facility and a $100 million expansion feature. The facility has a 5-year maturity with principal payments on the term loan due quarterly and on the revolving credit facility due at maturity. Interest is payable quarterly at a floating rate equal to our choice of various indices plus a specified margin based on our leverage ratio. The interest rate at the inception of the agreement was LIBOR plus 0.875%. In connection with replacing our existing credit facility, we wrote-off approximately $2.3 million in deferred debt costs. This write-off was recorded as loss on extinguishment of debt in the accompanying statement of income in 2007.
     On May 4, 2007, we used the proceeds from the 2007 Facility to fund the redemption of our $150 million 8.75% Senior Notes due 2011. The redemption was made pursuant to the terms of the indenture at a price of 104.375% plus accrued but unpaid interest. In connection with the redemption, we wrote-off approximately $4.8 million in deferred debt costs. The premium payment of $6.6 million and the write-off of deferred debt costs was recorded as loss on extinguishment of debt in the accompanying statement of income in 2007.
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

Chemed Corporation Subsidiary Companies
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
     Pursuant to the guidance in EITF 90-19, EITF 00-19 “Accounting for Derivative Instruments Indexed to, and Potentially Settled in a Company’s Own Stock”, EITF 01-6 “The Meaning of Indexed to a Company’s Own Stock,” and EITF 07-5, the Notes are accounted for as convertible debt in the accompanying consolidated balance sheet and the embedded options within the Notes have not been accounted for as separate derivatives.
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
     Our net cost for these transactions was approximately $27.3 million. Pursuant to EITF 07-5, EITF 00-19 and EITF 01-6, the purchased call option and the sold warrants are accounted for as equity transactions. Therefore, our net cost was recorded as a decrease in stockholders’ equity in the accompanying consolidated balance sheet.
     OTHER
     Other long-term debt has arisen from loans in connection with acquisitions of various businesses and properties. Interest rates range from 5% to 8%, and the obligations are due on various dates through December 2009.

Chemed Corporation Subsidiary Companies
     Since May 2007, we have repaid $85.5 million of the $100 million term note under the 2007 Facility using cash on hand. Of the amount paid, $68.0 million represents a prepayment. The following is a schedule by year of required long-term debt payments as of December 31, 2008 (in thousands):

2009	$10,169
2010	4,500
2011	—
2012	8,200
2013	—
Thereafter	186,956

Total long-term debt	$209,825

     During 2008, 2007 and 2006, interest totaling $659,000, $951,000 and $751,000, respectively, was capitalized. Summarized below are the total amounts of interest paid during the years ended December 31 (in thousands):

2008	$5,628
2007	15,466
2006	16,462
     DEBT COVENANTS
     Collectively, the 2007 Facility and the Notes require us to meet certain restrictive financial covenants, in addition to non-financial covenants, including maximum leverage ratios, minimum fixed charge coverage and consolidated net worth ratios, limits on operating leases and minimum asset value limits. We are in compliance with all debt covenants, financial and non-financial, as of December 31, 2008. We have issued $26.9 million in standby letters of credit as of December 31, 2008, mainly for insurance purposes. Issued letters of credit reduce our available credit under the revolving credit agreement. As of December 31, 2008, we have approximately $139.9 million of unused lines of credit available and eligible to be drawn down under our revolving credit facility, excluding the expansion feature.
3. Stock-Based Compensation Plans
     We provide employees the opportunity to acquire our stock through a number of plans, as follows:
•	We have five stock incentive plans under which 6,700,000 shares can be issued to key employees through a grant of stock awards and/or options to purchase shares. The Compensation/Incentive Committee (“CIC”) of the Board of Directors administers these plans. All options granted under these plans provide for a purchase price equal to the market value of the stock at the date of grant. The latest plan, covering a total of 3,000,000 shares, was adopted in May 2006 and amended in August 2006. The plans are not qualified, restricted or incentive plans under the U.S. Internal Revenue Code. The terms of each plan differ slightly, however, stock options issued under the plans generally have a maximum term of 10 years. Under one plan, adopted in 1999, up to 500,000 shares may be issued to employees who are not our officers or directors.

•	In May 2002, our shareholders approved the adoption of the Executive Long-Term Incentive Plan (“LTIP”) covering our officers and key employees. The CIC periodically approves a pool of shares to be awarded based on stock price hurdles, EBITDA targets and a discretionary component for the LTIP.
The current stock price hurdles were established in 2006, as follows:

Stock	Shares to
Price	be
Hurdle	Issued
$62.00	20,000
$68.00	30,000
$75.00	30,000

Total	80,000

The stock price hurdles must be achieved during 30 trading days out of any 60 trading day period during the three years ending May 15, 2009. There were no share-based awards made from the LTIP in fiscal 2008.

Chemed Corporation Subsidiary Companies
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

There were no awards made under the LTIP during fiscal 2006. As of December 31, 2008, there are 22,800 shares issuable from the approved discretionary pool.
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
     For the years ended December 31, 2008, 2007 and 2006, we recorded $1.9 million, $1.2 million and $1.3 million, respectively, in amortization expense in the accompanying statement of income for stock-based compensation related to the amortization of restricted stock awards granted. For the years ended December 31, 2008, 2007 and 2006, we recorded $7.3 million, $4.7 million and $1.2 million, respectively, in selling, general and administrative expenses for stock-based compensation related to stock options granted. There were no capitalized stock-based compensation costs for any period presented.
     As of December 31, 2008, approximately $3.9 million of total unrecognized compensation costs related to non-vested stock awards are expected to be recognized over a weighted average period of 2.1 years. As of December 31, 2008, approximately $10.5 million of total unrecognized compensation costs related to non-vested stock options are expected to be recognized over a weighted average period of 1.7 years.
     The following table summarizes stock option and award activity:

	Stock Options		Stock Awards
		Weighted		Weighted
	Number	Average	Number	Average
	of	Exercise	of	Grant-Date
	Shares	Price	Shares	Price
Stock-based compensation shares:
Outstanding at January 1, 2008	1,887,549	$40.60	155,392	$37.26
Granted	508,600	33.75	52,915	47.00
Exercised/Vested	(202,400)	19.49	(69,862)	26.18
Forfeited	(18,590)	37.68	(1,229)	21.78

Outstanding at December 31, 2008	2,175,159	$40.99	137,216	$46.80

Vested at December 31, 2008	1,237,433	$36.10

     The weighted average contractual life of outstanding and exercisable options was 6.0 years at December 31, 2008.

Chemed Corporation Subsidiary Companies
     Options outstanding at December 31, 2008, were in the following exercise price ranges:

		Weighted
	Number	Average	Aggregate
	of	Exercise	Intrinsic
Exercise Price Range	Options	Price	Value
$16.10 to $27.18	575,142	$20.21	$11,250,000
$27.19 to $40.78	771,100	$35.11	$3,593,000
$40.79 to $70.00	828,917	$60.88	$—
     The total intrinsic value of stock options exercised during the years ended December 31, 2008, 2007 and 2006 was $5.2 million, $7.8 million and $14.7 million, respectively. The total intrinsic value of stock options that were vested as of December 31, 2008, 2007 and 2006 was $11.3 million, $33.5 million and $16.8 million, respectively. The total intrinsic value of stock awards vested during the years ended December 31, 2008, 2007 and 2006 was $2.7 million, $8.5 million and $1.7 million, respectively. The total cash received from employees as a result of employee stock option exercises for the years ended December 31, 2008, 2007 and 2006 was $291,000, $2.5 million and $3.9 million, respectively. In connection with these exercises, the excess tax benefits realized for the years ended December 31, 2008, 2007 and 2006, were $2.4 million, $3.1 million and $5.6 million, respectively. We settle employee stock options with newly issued shares.
     We estimate the fair value of stock options using the Black-Scholes valuation model, consistent with the provisions of SFAS 123(R) and the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 110. We determine expected term, volatility, dividend yield and forfeiture rate based on our historical experience. We believe that historical experience is the best indicator of these factors. We granted 508,600 stock options on May 19, 2008 and 470,600 stock options on May 21, 2007, pursuant to the 2006 Stock Incentive Plan. For purposes of determining the key assumptions and the related fair value of the options granted, we analyzed the participants of the LTIP separately from the other stock option recipients. The assumptions we used to value the 2008 and 2007 grants are as follows:

	2008		2007
	LTIP	All	LTIP	All
	Participants	Others	Participants	Others
Stock price at issuance	$33.75	$33.75	$67.96	$67.96
Grant date fair value	$11.18	$10.18	$25.18	$21.87
Number of options granted	325,000	183,600	320,000	150,600
Expected term (years)	5.7	4.3	5.8	4.3
Risk free rate of return	3.08%	2.92%	4.74%	4.76%
Volatility	31.8%	34.0%	30.4%	31.3%
Dividend yield	0.7%	0.7%	0.4%	0.4%
Forfeiture rate	—%	5.2%	—%	5.2%
4. Segments and Nature of the Business
     Our segments include the VITAS segment and the Roto-Rooter segment. Relative contributions of each segment to service revenues and sales were 69% and 31%, respectively, in both 2008 and 2007. The vast majority of our service revenues and sales from continuing operations are generated from business within the United States.
     The reportable segments have been defined along service lines, which is consistent with the way the businesses are managed. In determining reportable segments, the Roto-Rooter Services and Roto-Rooter Franchising and Products operating units of the Roto-Rooter segment have been aggregated on the basis of possessing similar operating and economic characteristics. The characteristics of these operating segments and the basis for aggregation are reviewed annually. Accordingly, the reportable segments are defined as follows:
•	The VITAS segment provides hospice services for patients with severe, life-limiting illnesses. This type of care is aimed at making the terminally ill patient’s end of life as comfortable and pain-free as possible. Hospice care is typically available to patients who have been initially certified or re-certified as terminally ill (i.e., a prognosis of six months or less) by their attending physician, if any, and the hospice physician. VITAS offers all levels of hospice care in a given market, including routine home care, inpatient care and continuous care. Over 90% of VITAS’ revenues are derived through Medicare and Medicaid reimbursement programs.

Chemed Corporation and Subsidiary Companies
•	The Roto-Rooter segment provides repair and maintenance services to residential and commercial accounts using the Roto-Rooter registered service mark. Such services include plumbing and sewer, drain and pipe cleaning. They are delivered through company-owned and operated territories, independent contractor-operated territories and franchised locations. This segment also manufactures and sells products and equipment used to provide such services.

•	We report corporate administrative expenses and unallocated investing and financing income and expense not directly related to either segment as “Corporate”. Corporate administrative expense includes the stewardship, accounting and reporting, legal, tax and other costs of operating a publicly held corporation. Corporate investing and financing income and expenses include the costs and income associated with corporate debt and investment arrangements. Beginning on January 1, 2008, the income statement impact of our deferred compensation plans covering Roto-Rooter employees has been classified as a Corporate activity. Historically, the income statement impact has been recorded as a Roto-Rooter activity. Due to the volatility in the capital markets, Roto-Rooter’s operational results were being distorted in our management reporting as a result of the activity of the deferred compensation plans. Our Chief Operating Decision Maker (“CODM”), determined that the income statement impact of Roto-Rooter’s deferred compensation plans is more appropriately classified as a Corporate activity. Our internal management reporting documents have been changed to reflect this determination. In connection with our adoption of SFAS 123(R) in 2006, we reassessed the classification within our business segments of stock-based compensation expense and determined that our CODM analyzes stock-based compensation as a corporate expense. The table below has been reclassified to conform all periods presented.
Segment data for our continuing operations are set forth below (in thousands):

	For the Years Ended December 31,
	2008	2007	2006
Revenues by Type of Service
VITAS
Routine homecare	$585,891	$546,872	$492,012
Continuous care	124,894	115,801	121,096
General inpatient	97,895	92,995	89,882
Medicare cap	(235)	(242)	(3,898)

Total segment	808,445	755,426	699,092

Roto-Rooter
Sewer and drain cleaning	146,150	151,111	144,758
Plumbing repair and maintenance	145,831	143,021	129,048
Independent contractors	21,968	22,070	19,169
HVAC repair and maintenance	4,059	3,929	2,821
Other products and services	22,488	24,501	23,699

Total segment	340,496	344,632	319,495

Service revenues and sales	$1,148,941	$1,100,058	$1,018,587

Aftertax Segment Earnings/(Loss)
VITAS	$64,719	$59,833	$48,418
Roto-Rooter	33,592	38,971	32,598

Subtotal	98,311	98,804	81,016
Corporate	(26,206)	(36,029)	(23,294)
Discontinued operations	(1,088)	1,201	(7,071)

Net income	$71,017	$63,976	$50,651

Interest Income
VITAS	$5,336	$7,405	$5,443
Roto-Rooter	3,824	5,370	4,082

Subtotal	9,160	12,775	9,525
Corporate	490	2,776	2,492
Intercompany eliminations	(8,907)	(12,247)	(9,326)

Interest income	$743	$3,304	$2,691

Chemed Corporation and Subsidiary Companies

	For the Years Ended December 31,
	2008	2007	2006
Interest Expense
VITAS	$155	$146	$191
Roto-Rooter	246	495	368

Subtotal	401	641	559
Corporate	5,584	10,603	16,909

Interest expense	$5,985	$11,244	$17,468

Income Tax Provision
VITAS	$38,710	$35,722	$28,705
Roto-Rooter	20,742	24,145	18,877

Subtotal	59,452	59,867	47,582
Corporate	(9,212)	(20,804)	(15,020)

Income tax provision	$50,240	$39,063	$32,562

Identifiable Assets
VITAS	$523,178	$527,809	$515,286
Roto-Rooter	188,003	185,982	185,580

Subtotal	711,181	713,791	700,866
Corporate	49,743	56,579	84,890
Discontinued Operations	—	—	5,705

Identifiable assets	$760,924	$770,370	$791,461

Additions to Long-Lived Assets
VITAS	$8,797	$20,435	$14,419
Roto-Rooter	18,906	9,341	10,268

Subtotal	27,703	29,776	24,687
Corporate	9,492	193	137

Additions to long-lived assets	$37,195	$29,969	$24,824

Depreciation and Amortization
VITAS	$16,984	$15,430	$12,669
Roto-Rooter	8,344	8,419	7,737

Subtotal	25,328	23,849	20,406
Corporate	2,177	1,539	1,624

Depreciation and amortization	$27,505	$25,388	$22,030

5. Goodwill and Intangible Assets
     Amortization of definite-lived intangible assets from continuing operations was $4.0 million for each of the years ended December 31, 2008, 2007 and 2006, respectively. The following is a schedule by year of projected amortization expense for definite-lived intangible assets (in thousands):

2009	$4,018
2010	2,012
2011	1,213
2012	1,210
2013	1,210
Thereafter	340

Chemed Corporation and Subsidiary Companies
     The balance in identifiable intangible assets comprises the following (in thousands):

	Gross	Accumulated	Net Book
	Asset	Amortization	Value
December 31, 2008
Referral networks	$21,140	$(13,445)	$7,695
Covenants not to compete	8,911	(6,813)	2,098
Customer lists	1,223	(1,013)	210

Subtotal — definite-lived intangibles	31,274	(21,271)	10,003
VITAS trade name	51,300	—	51,300

Total	$82,574	$(21,271)	$61,303

December 31, 2007
Referral networks	$21,140	$(10,650)	$10,490
Covenants not to compete	8,753	(5,624)	3,129
Customer lists	1,229	(971)	258

Subtotal — definite-lived intangibles	31,122	(17,245)	13,877
VITAS trade name	51,300	—	51,300

Total	$82,422	$(17,245)	$65,177

     The date of our annual goodwill and indefinite-lived intangible asset impairment analysis is October 1. For all reporting units included in continuing operations, the impairment tests indicated that our goodwill and VITAS trade name are not impaired. For the purpose of impairment testing, we consider the reporting units to be VITAS, Roto-Rooter Services (plumbing and drain cleaning services) and Roto-Rooter Franchising and Products (franchising and manufacturing and sale of plumbing and drain cleaning products).
6. Other Operating Expenses — Net
     Other expenses from continuing operations include the following pretax charges (in thousands):

	For the Year Ended December 31,
	2008	2007	2006
Impairment of long-lived assets	$2,699	$—	$—
Costs related to class action litigation	—	1,927	272
Gain on sale of property	—	(1,138)	—

Total other expenses	$2,699	$789	$272

     In December 2008, the Executive Committee of the Board of Directors authorized us to place old transportation equipment for sale. We determined that these assets meet the definition of held for sale under Statement of Financial Accounting Standard No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” As a result, we discontinued depreciation on these assets and wrote-down the assets to their fair value less selling costs resulting in a pre-tax charge to other operating expenses — net of approximately $2.7 million.
7. Business Combinations
     During 2008, we completed four business combinations within the Roto-Rooter segment for $11.2 million in cash to increase our market penetration in Colorado Springs, Colorado; Dayton, Ohio; Eugene, Oregon; and Topeka, Kansas. We made no acquisitions within the VITAS segment during 2008. The purchase price of these acquisitions was allocated as follows (in thousands):

Working capital	$99
Identifiable intangible assets	160
Goodwill	10,487
Other assets and liabilities — net	454

$11,200

Chemed Corporation and Subsidiary Companies
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
     The unaudited pro forma results of operations, assuming purchase business combinations completed in 2008 and 2007 were completed on January 1, 2007, do not materially impact the accompanying consolidated financial statements. The results of operations of each of the above business combinations are included in our results of operations from the date of the respective acquisition. The allocations of purchase price are immaterial to the accompanying consolidated financial statements.
8. Discontinued Operations
     Discontinued operations comprise (in thousands, except per share amounts):

	For the Years Ended December 31,
	2008	2007	2006
Phoenix (2006):
Income/(loss) before income taxes	$—	$1,938	$(9,117)
Income taxes	—	(737)	3,645

Income/(loss) from operations, net of income taxes	—	1,201	(5,472)
Gain on disposal, net of income tax expense of $391	—	—	600

	—	1,201	(4,872)

Service America (2004):
Income/(loss) before income taxes	—	—	(141)
Income taxes	—	—	109

	—	—	(32)

Adjustment to accruals of operations discontinued in prior years:
Casualty insurance costs (2004, 2002, 1997)	(1,719)	—	—
Settlement costs and other accruals (2002)	—	—	(2,246)
Environmental accruals (1991)	—	—	(1,194)
All other	—	—	28

Loss before income taxes	(1,719)	—	(3,412)
All other income taxes	631	—	1,245

Total adjustments	(1,088)	—	(2,167)

Total discontinued operations	$(1,088)	$1,201	$(7,071)

Earnings/(loss) per share	$(0.05)	$0.05	$(0.27)

Diluted earnings/(loss) per share	$(0.04)	$0.05	$(0.26)

     In December 2008, we recorded a $1.7 million pre-tax charge for residual casualty insurance claims related to our discontinued operations.
     In September 2006, our Board of Directors approved and we announced our intention to exit the hospice market in Phoenix, Arizona. Although we were successful in growing admissions of terminally ill patients, our growth was primarily patients who reside in assisted living settings. Patients residing in these types of facilities tend to exit curative care and enter into hospice care relatively early in their terminal diagnosis. The Medicare Cap limits payment for hospice care when a significant portion of the patient census enters into hospice early in their terminal diagnosis. Although we have, on average, relatively short average and median lengths of stay in the majority of our programs, all programs are measured separately and cannot be considered in the aggregate of programs under common control. Due to these billing limitations, we experienced significant operating losses at this program. As a result of our announcement, we performed impairment tests of our long-lived assets of the Phoenix operation as of September 30, 2006, in accordance with Statement of Financial Accounting Standards No. 144. An impairment charge of $2.4 million was recorded for the referral network intangible asset and fixed assets during the third quarter of 2006. The sale was completed in November 2006. The acquiring corporation purchased the substantial majority of assets of the Phoenix

Chemed Corporation and Subsidiary Companies
program for $2.5 million. In October 2007, we received notification from the Federal government’s fiscal intermediary regarding our Medicare cap liabilities related to the 2006 measurement period. The notification revealed that we were over accrued at our discontinued Phoenix operation by $1.9 million. We recorded the reversal of this over accrual and its related tax effects in discontinued operations during the year ended December 31, 2007. As of December 31, 2008, we have $500,000 accrued for potential retroactive billings related to the Medicare Cap for Phoenix.
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
     In December 2007, the parties amended the terms of the long-term notes receivable from Patient Care. We agreed to waive the prepayment penalty provisions in the notes provided that Patient Care paid $5 million of principal on or before December 31, 2007, and the remaining outstanding principal on or before March 31, 2008. On December 31, 2007, we received a principal payment of $5 million from Patient Care. In the first quarter of 2008, we received principal payments for the remaining amount due from Patient Care.
     We also have a warrant to purchase 2% of Patient Care’s common stock that we recorded as a $1.4 million investment. As a result of financial information received in 2006, we determined that the value of the warrants was permanently impaired and recorded a pretax impairment charge of $1.4 million. This charge is included in income from continuing operations on the consolidated statement of income in 2006.
     During 2006, we increased our accrual for environmental liabilities related to the disposal of DuBois Chemical, Inc., by $1.2 million. The adjustment made by us is based on an assessment by our environmental attorney, a preliminary settlement agreement with respect to one site and ongoing discussions with the U.S. Environmental Protection Agency. At December 31, 2008 and 2007, the accrual for our estimated liability for potential environmental cleanup and related costs arising from the sale of DuBois amounted to $1.7 million. Of the 2008 balance, $826,000 is included in other current liabilities and $931,000 is included in other liabilities (long-term). We are contingently liable for additional DuBois-related environmental cleanup and related costs up to a maximum of $14.9 million. On the basis of a continuing evaluation of the potential liability, we believe it is not probable this additional liability will be paid. Accordingly, no provision for this contingent liability has been recorded. The potential liability is not insured, and the recorded liability does not assume the recovery of insurance proceeds. Also, the environmental liability has not been discounted because it is not possible to reliably project the timing of payments. We believe that any adjustments to our recorded liability will not materially adversely affect our financial position, results of operations or cash flows.
     Revenues generated by discontinued operations were $1.9 million for the year ended December 31, 2007. Revenues generated by discontinued operations were not material for the years ended December 31, 2008 and 2006.
     At December 31, 2008, other current liabilities include accruals of $1.3 million and other liabilities (long-term) include accruals of $1.2 million for costs related to discontinued operations. The estimated timing of payments of these liabilities follows (in thousands):

2009	$1,337
2010	1,162
Thereafter	—

$2,499

9. Cash Overdrafts and Cash Equivalents
     Included in accounts payable are cash overdrafts of $8.8 million and $9.7 million as of December 31, 2008 and 2007, respectively.
     From time to time throughout the year, we invest excess cash in repurchase agreements directly with major commercial banks. We do not physically hold the collateral, but the term of such repurchase agreements is less than 10

Chemed Corporation and Subsidiary Companies
days. Investments of significant amounts are spread among a number of banks and the amounts invested in each bank are varied constantly. We closely monitor the creditworthiness of the institutions with which we invest our overnight funds and the quality of the collateral underlying those investments. Included in cash and cash equivalents at December 31, 2007, are cash equivalents in the amount of $3.4 million. We had no cash equivalents as of December 31, 2008. The weighted average rate of return for our cash equivalents was 2.3% in 2008 and 2.8% in 2007.
10. Other Income/(Expense) —Net
     Other income/(expense)—net from continuing operations comprises the following (in thousands):

	For the Years Ended December 31,
	2008	2007	2006
Interest income	$743	$3,304	$2,691
(Loss)/gain on trading investments of employee benefit trust	(9,139)	963	2,030
Loss on disposal of property and equipment	(415)	(286)	(161)
Other — net	76	144	88

Total other income/(expense) — net	$(8,735)	$4,125	$4,648

11. Income Taxes
     The provision for income taxes comprises the following (in thousands):

	For the Years Ended December 31,
	2008	2007	2006
Continuing Operations:
Current
U.S. federal	$42,919	$26,458	$21,955
U.S. state and local	6,226	3,995	2,808
Foreign	669	497	391
Deferred
U.S. federal, state and local	488	8,057	7,474
Foreign	(62)	56	(66)

Total	$50,240	$39,063	$32,562

Discontinued Operations:
Current U.S. federal	$(735)	$647	$(4,175)
Current U.S. state and local	(55)	90	(440)
Deferred U.S. federal, state and local	159	—	7

Total	$(631)	$737	$(4,608)

     A summary of the temporary differences that give rise to deferred tax assets/(liabilities) follows (in thousands):

	2008	2007
Accrued liabilities	$25,094	$26,557
Amortization of original issue discount	15,237	18,602
Stock compensation expense	4,825	2,126
Allowance for uncollectible accounts receivable	1,839	1,226
State net operating loss carryforwards	1,567	1,514
Other	2,888	2,789

Deferred income tax assets	51,450	52,814

Amortization of intangible assets	(35,791)	(33,928)
Accelerated tax depreciation	(6,325)	(8,268)
Currents assets	(1,103)	(1,651)
Other	(172)	(310)

Deferred income tax liabilities	(43,391)	(44,157)

Net deferred income tax assets	$8,059	$8,657

Chemed Corporation and Subsidiary Companies
     Included in other assets at December 31, 2008, are deferred income tax assets of $264,000 (2007 — $247,000). At December 31, 2008 and 2007, state net operating loss carryforwards were $29.3 million and $37.4 million, respectively. These net operating losses will expire, in varying amounts, between 2009 and 2028. Based on our history of operating earnings, we have determined that our operating income will, more likely than not, be sufficient to ensure realization of our deferred income tax assets.
     The cumulative effect upon adoption of FIN 48 was to reduce our accrual for uncertain tax positions by approximately $4.7 million, which has been recorded in retained earnings as of January 1, 2007, in the accompanying consolidated balance sheet. After adoption, we had approximately $1.3 million in unrecognized tax benefits. The majority of this amount would affect our effective tax rate, if recognized in a future period. The years ended December 31, 2005, and forward remain open for review for Federal income tax purposes. The earliest open year relating to any of our material state jurisdictions is the fiscal year ended December 31, 2003. During the next twelve months, we do not anticipate a material net change in unrecognized tax benefits.
     As permitted by FIN 48, we classify interest related to our accrual for uncertain tax positions in separate interest accounts. As of December 31, 2008 and 2007, we have approximately $152,000 and $142,000, respectively, accrued in interest payable related to uncertain tax positions. These accruals are included in other current liabilities in the accompanying consolidated balance sheet. Net interest expense related to uncertain tax positions included in interest expense in the accompanying consolidated statement of income is not material.
     A roll forward of the significant changes to our unrecognized tax benefits is as follows (in thousands):

	2008	2007
Balance at January 1,	$1,169	$1,281
Unrecognized tax benefits due to positions taken in current year	413	178
Gross change due to positions taken in prior years	53	—
Decrease due to settlement with taxing authorities	(174)	(40)
Decrease due to expiration of statute of limitations	(259)	(250)

Balance at December 31,	$1,202	$1,169

     The difference between the actual income tax provision for continuing operations and the income tax provision calculated at the statutory U.S. federal tax rate is explained as follows (in thousands):

	2008	2007	2006
Income tax provision calculated using the statutory rate of 35%	$42,821	$35,643	$31,599
State and local income taxes, less federal income tax effect	3,802	3,998	3,112
Impact of deferred compensation plans	3,084	(186)	(473)
Tax accrual adjustments	268	(765)	(1,758)
Other —net	265	373	82

Income tax provision	$50,240	$39,063	$32,562

Effective tax rate	41.1%	38.4%	36.1%

     Summarized below are the total amounts of income taxes paid/(refunded) during the years ended December 31 (in thousands):

2008	$50,535
2007	24,345
2006	3,823
     Provision has not been made for additional taxes on $35.1 million of undistributed earnings of our domestic subsidiaries. Should we elect to sell our interest in all of these businesses rather than to effect a tax-free liquidation, additional taxes amounting to approximately $12.9 million would be incurred based on current income tax rates.

Chemed Corporation and Subsidiary Companies
12. Properties and Equipment
     A summary of properties and equipment follows (in thousands):

	December 31,
	2008	2007
Land	$1,355	$1,355
Buildings	28,150	27,159
Transportation equipment	19,329	12,237
Machinery and equipment	48,378	46,927
Computer software	25,154	22,839
Furniture and fixtures	41,711	38,770
Projects under development	14,574	13,865

Total properties and equipment	178,651	163,152
Less accumulated depreciation	(101,689)	(88,639)

Net properties and equipment	$76,962	$74,513

     The net book value of computer software at December 31, 2008 and 2007, was $5.6 million and $7.6 million, respectively. Depreciation expense for computer software was $4.3 million, $4.4 million and $4.0 million for the years ended December 31, 2008, 2007 and 2006, respectively.
13. Lease Arrangements
     We have operating leases that cover our corporate office headquarters, various warehouse and office facilities, office equipment and transportation equipment. The remaining terms of these leases range from one year to nine years, and in most cases we expect that these leases will be renewed or replaced by other leases in the normal course of business. We have no significant capital leases as of December 31, 2008 or 2007.
     The following is a summary of future minimum rental payments and sublease rentals to be received under operating leases that have initial or remaining noncancelable terms in excess of one year at December 31, 2008 (in thousands):

2009	$16,247
2010	12,016
2011	9,415
2012	6,346
2013	4,047
After 2013	4,037

Total minimum rental payments	52,108
Less: minimum sublease rentals	(262)

Net minimum rental payments	$51,846

     Total rental expense incurred under operating leases for continuing operations follows (in thousands):

	For the Years Ended December 31,
	2008	2007	2006
Total rental payments	$18,867	$17,307	$16,859
Less sublease rentals	(265)	(260)	(687)

Net rental expense	$18,602	$17,047	$16,172

14. Pension and Retirement Plans
     Retirement obligations under various plans cover substantially all full-time employees who meet age and/or service eligibility requirements. The major plans providing retirement benefits to our employees are defined contribution plans. Expenses charged to continuing operations for our retirement and profit-sharing plans, excess benefit plans and other similar plans were $2.7 million, $12.8 million and $11.1 million for the years ended December 31, 2008, 2007 and 2006, respectively.
     We have excess benefit plans for key employees whose participation in the qualified plans is limited by U.S. Employee Retirement Income Security Act requirements. Benefits are determined based on theoretical participation in

Chemed Corporation and Subsidiary Companies
the qualified plans. Benefits are only invested in mutual funds, and participants are not permitted to diversify accumulated benefits in shares of our stock. Trust assets invested in shares of our stock are included in treasury stock, and the corresponding liability is included in a separate component of stockholders’ equity. At December 31, 2008, these trusts held 108,416 shares or $2.0 million of our stock (2007 — 134,104 shares or $2.5 million). The diversified assets of our excess benefit and deferred compensation plans, all of which are invested in either company-owned life insurance or various mutual funds, totaled $22.6 million at December 31, 2008 (2007 — $29.4 million).
15. Earnings Per Share
     The computation of earnings per share follows (in thousands, except per share data):

	Income from Continuing Operations			Net Income
For the Years Ended			Earnings		Share	Earnings
December 31,	Income	Shares	per Share	Income	s	per Share
2008
Earnings	$72,105	23,058	$3.13	$71,017	23,058	$3.08

Dilutive stock options	—	287		—	287
Nonvested stock awards	—	29		—	29

Diluted earnings	$72,105	23,374	$3.08	$71,017	23,374	$3.04

2007
Earnings	$62,775	24,520	$2.56	$63,976	24,520	$2.61

Dilutive stock options	—	456		—	456
Nonvested stock awards	—	101		—	101

Diluted earnings	$62,775	25,077	$2.50	$63,976	25,077	$2.55

2006
Earnings	$57,722	26,118	$2.21	$50,651	26,118	$1.94

Dilutive stock options	—	496		—	496
Nonvested stock awards	—	55		—	55

Diluted earnings	$57,722	26,669	$2.16	$50,651	26,669	$1.90

     During 2008, 827,917 stock options were excluded from the computation of diluted earnings per share as their exercise prices were greater than the average market price during most of the year. During 2007, 290,096 stock options were so excluded. During 2006, 369,850 stock options were so excluded.
     Diluted earnings per share may be impacted in future periods as the result of the issuance of our $200 million Notes and related purchased call options and sold warrants. Under Emerging Issues Task Force (“EITF”) 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share” and EITF 90-19, “Convertible Bonds with Issuer Option to Settle for Cash Upon Conversion” we will not include any shares related to the Notes in our calculation of diluted earnings per share until our average stock price for a quarter exceeds the conversion price of $80.73. We would then include in our diluted earnings per share calculation those shares issuable using the treasury stock method. The amount of shares issuable is based upon the amount by which the average stock price for the quarter exceeds the conversion price. The purchased call option does not impact the calculation of diluted earnings per share, as it is always anti-dilutive. The sold warrants become dilutive when our average stock price for a quarter exceeds the strike price of the warrant.

Chemed Corporation and Subsidiary Companies
     The following table provides examples of how changes in our stock price impact the number of shares that would be included in our diluted earnings per share calculation. It also shows the impact on the number of shares issuable upon conversion of the Notes and settlement of the purchased call options and sold warrants:

	Shares			Shares Due	Incremental Shares Issued/
	Underlying 1.875%		Total Treasury	to the Company	(Received) by the
Share	Convertible	Warrant	Method Incremental	under Notes	Company
Price	Notes	Shares	Shares (a)	Hedges	upon Conversion (b)
$80.73	—	—	—	—	—
$90.73	255,243	—	255,243	(273,061)	(17,818)
$100.73	459,807	—	459,807	(491,905)	(32,098)
$110.73	627,423	118,359	745,782	(671,222)	74,560
$120.73	767,272	313,764	1,081,036	(820,833)	260,203
$130.73	885,726	479,274	1,365,000	(947,556)	417,444

(a)	Represents the number of incremental shares that must be included in the calculation of fully diluted shares under U.S. GAAP.

(b)	Represents the number of incremental shares to be issued/(received) by the Company upon conversion of the 1.875% Convertible Notes, assuming concurrent settlement of the note hedges and warrants.
16. Financial Instruments
     On January 1, 2008, we partially adopted the provisions of Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”). This statement defines a hierarchy which prioritizes the inputs in fair value measurements. Level 1 measurements are measurements using quoted prices in active markets for identical assets or liabilities. Level 2 measurements use significant other observable inputs. Level 3 measurements are measurements using significant unobservable inputs which require a company to develop its own assumptions. In recording the fair value of assets and liabilities, companies must use the most reliable measurement available. There was no impact on our financial position, results of operations or cash flows upon adoption of SFAS 157. We have elected to partially defer adoption of SFAS 157 related to our goodwill and indefinite lived intangible assets in accordance with FASB Staff Position No. 157-2.
     The following shows the carrying value, fair value and SFAS 157 hierarchy for our financial instruments as of December 31, 2008 (in thousands):

		Fair Value Measure
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
	Carrying Value	Assets (Level 1)	Inputs (Level 2)	Inputs (Level 3)
Mutual fund investments of deferred compensation plans held in trust	$5,744	$5,744	$—	$—
Long-term debt	209,825	147,200	—	—
     For cash and cash equivalents, accounts receivable and accounts payable, the carrying amount is a reasonable estimate of fair value because of the liquidity and short-term nature of these instruments. The remaining amount of investments of deferred compensation plans held in trust at December 31, 2008 relate to the cash surrender value of life insurance policies which are not subject to the guidance in SFAS 157. The December 31, 2007 carrying value of $9.7 million related to our note receivable due from Patient Care is considered to be the best available indicator of fair value. The note receivable was collected during the first quarter of 2008.
17. Loans Receivable from Independent Contractors
     At December 31, 2008, we had contractual arrangements with 63 independent contractors to provide plumbing repair and drain cleaning services under sublicensing agreements using the Roto-Rooter name in lesser-populated areas of the United States and Canada. The arrangements give the independent contractors the right to conduct a plumbing and drain cleaning business using the Roto-Rooter name in a specified territory in exchange for a royalty based on a

Chemed Corporation and Subsidiary Companies
percentage of labor sales, generally approximately 40%. We also pay for yellow pages advertising in these areas, provide certain capital equipment and provide operating manuals to serve as resources for operating a plumbing and drain cleaning business. The contracts are generally cancelable upon 90 days’ written notice (without cause) or upon a few days’ notice (with cause). The independent contractors are responsible for running the businesses as they believe best.
     Our maximum exposure to loss from arrangements with our independent contractors at December 31, 2008 and 2007 is approximately $1.6 million. The exposure to loss is mainly the result of loans provided to the independent contractors. In most cases, these loans are partially secured by receivables and equipment owned by the independent contractor. The interest rates on the loans range from zero to 8% per annum, and the remaining terms of the loans range from 2.5 months to 5.4 years at December 31, 2008. During 2008, we recorded revenues of $22.0 million (2007 — $22.1 million; 2006 — $19.2 million) and pretax profits of $9.5 million (2007 — $9.0 million; 2006 — $6.9 million) from our independent contractors.
18. Litigation
     VITAS is party to a class action lawsuit filed in the Superior Court of California, Los Angeles County, in September 2006 by Bernadette Santos, Keith Knoche and Joyce White (“Santos”). This case alleges failure to pay overtime and failure to provide meal and rest periods to a purported class of California admissions nurses, chaplains and sales representatives. The case seeks payment of penalties, interest and Plaintiffs’ attorney fees. VITAS contests these allegations. The lawsuit is in its early stages and we are unable to estimate our potential liability, if any, with respect to these allegations.
     In April 2007, our Roto-Rooter subsidiary was named in a class action lawsuit filed in San Mateo Superior Court by Stanley Ita (“Ita”) alleging class-wide wage and hour violations at one California branch. This suit alleged failure to provide meal and break periods, credit for work time beginning from the first call to dispatch rather than arrival at first assignment and improper calculations of work time and overtime. The case sought payment of penalties, interest and Plaintiffs’ attorney fees. After the suit was filed, we offered a settlement to certain members of the class and paid approximately $200,000. In January 2008, we agreed to a tentative settlement with the remaining members of the class for approximately $1.8 million. The tentative settlement was preliminarily approved by the court in May 2008. Final approval and payment of the settlement was made in August 2008. The final settlement was accrued in 2007.
     Regardless of outcome, defense of litigation adversely affects us through defense costs, diversion of our time and related publicity. In the normal course of business, we are a party to various claims and legal proceedings. We record a reserve for these matters when an adverse outcome is probable and the amount of the potential liability is reasonably estimable.
19. OIG Investigation
     In April 2005, the Office of Inspector General (“OIG”) for the Department of Health and Human Services served VITAS with civil subpoenas relating to VITAS’ alleged failure to appropriately bill Medicare and Medicaid for hospice services. As part of this investigation, the OIG selected medical records for 320 past and current patients from VITAS’ three largest programs for review. It also sought policies and procedures dating back to 1998 covering admissions, certifications, recertifications and discharges. During the third quarter of 2005 and again in May 2006, the OIG requested additional information from us. The Court dismissed a related qui tam complaint filed in U.S. District Court for the Southern District of Florida with prejudice in July 2007. The plaintiffs appealed this dismissal, which the Court of Appeals affirmed.
     The government continues to investigate the complaint’s allegations. We are unable to predict the outcome of this matter or the impact, if any, that the investigation may have on our business, results of operations, liquidity or capital resources. Regardless of outcome, responding to the subpoenas can adversely affect us through defense costs, diversion of our time and related publicity.
20. Related Party Transactions
     In October 2004, VITAS entered into a pharmacy services agreement (“Agreement”) with Omnicare, Inc. (“OCR”) whereby OCR provides specified pharmacy services for VITAS and its hospice patients in geographical areas served by both VITAS and OCR. The Agreement has an initial term of three years that renews automatically for one-year terms. Either party may cancel the Agreement at the end of any term by giving written notice at least 90 days prior to the end of said term. In June 2004, VITAS entered into a pharmacy services agreement with excelleRx. The agreement has a one-year term and automatically renews unless either party provides a 90-day written termination notice. Subsequent to June 2004, OCR acquired excelleRx. Under both agreements, VITAS made purchases of $32.9 million, $33.6 million

Chemed Corporation and Subsidiary Companies
and $30.4 million for the years ended December 31, 2008, 2007 and 2006, respectively. Accounts payable to OCR and its subsidiaries are not material at December 31, 2008 and 2007.
     Mr. E. L. Hutton is non-executive Chairman of the Board and a director of the Company. He was a director of OCR until his retirement in the first quarter of 2008 at which time he assumed the honorary post of Chairman Emeritus of OCR’s Board. Mr. Joel F. Gemunder, President and Chief Executive Officer of OCR., Dr. Andrea Lindell and Ms. Sandra Laney are directors of both OCR and the Company. Mr. Kevin J. McNamara, President, Chief Executive Officer and a director of the Company, is a director emeritus of OCR. We believe that the terms of these agreements are no less favorable to VITAS than we could negotiate with an unrelated party.
21. Guarantor Subsidiaries
     Our 1.875% Senior Convertible Notes issued on May 14, 2007, are fully and unconditionally guaranteed on an unsecured, joint and severally liable basis by certain of our 100% owned subsidiaries. The equity method has been used with respect to the parent company’s (Chemed) investment in subsidiaries. No consolidating adjustment column is presented for the condensed consolidating statement of cash flow since there were no significant consolidating entries for the periods presented. The following condensed, consolidating financial data present the composition of the parent company, the guarantor subsidiaries and the non-guarantor subsidiaries as of December 31, 2008 and 2007, and for the years ended December 31, 2008, 2007 and 2006 (in thousands):
Condensed Consolidating Balance Sheet
December 31, 2008

		Guarantor	Non-Guarantor	Consolidating
	Parent	Subsidiaries	Subsidiaries	Adjustments	Consolidated
ASSETS
Cash and cash equivalents	$65	$202	$3,361	$—	$3,628
Accounts receivable, less allowances	1,261	96,112	703	—	98,076
Intercompany receivables	—	37,105	—	(37,105)	—
Inventories	—	7,021	548	—	7,569
Current deferred income taxes	(229)	15,511	110	—	15,392
Prepaid expenses and other current assets	2,624	7,982	990	—	11,596

Total current assets	3,721	163,933	5,712	(37,105)	136,261

Investments of deferred compensation plans held in trust	—	—	22,628	—	22,628
Properties and equipment, at cost, less accumulated depreciation	11,665	63,179	2,118	—	76,962
Identifiable intangible assets less accumulated amortization	—	61,303	—	—	61,303
Goodwill	—	444,433	4,288	—	448,721
Other assets	12,286	2,455	308	—	15,049
Investments in subsidiaries	568,038	11,196	—	(579,234)	—

Total assets	$595,710	$746,499	$35,054	$(616,339)	$760,924

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$(1,688)	$54,175	$323	$—	$52,810
Intercompany payables	29,513	—	7,592	(37,105)	—
Current portion of long-term debt	10,000	169	—	—	10,169
Income taxes	(1,965)	3,909	212	—	2,156
Accrued insurance	1,425	34,569	—	—	35,994
Accrued compensation	3,817	36,523	401	—	40,741
Other current liabilities	2,022	8,979	1,179	—	12,180

Total current liabilities	43,124	138,324	9,707	(37,105)	154,050

Deferred income taxes	(22,681)	38,310	(8,032)	—	7,597
Long-term debt	199,656	—	—	—	199,656
Deferred compensation liabilities	—	—	22,417	—	22,417
Other liabilities	4,019	1,593	—	—	5,612
Stockholders’ equity	371,592	568,272	10,962	(579,234)	371,592

Total liabilities and stockholders’ equity	$595,710	$746,499	$35,054	$(616,339)	$760,924

Chemed Corporation and Subsidiary Companies
December 31, 2007

		Guarantor	Non-Guarantor	Consolidating
	Parent	Subsidiaries	Subsidiaries	Adjustments	Consolidated
ASSETS
Cash and cash equivalents	$3,877	$(1,584)	$2,695	$—	$4,988
Accounts receivable, less allowances	706	99,900	564	—	101,170
Intercompany receivables	42,241	—	(3,925)	(38,316)	—
Inventories	—	6,116	480	—	6,596
Current deferred income taxes	130	13,964	118	—	14,212
Prepaid expenses and other current assets	884	9,521	91	—	10,496

Total current assets	47,838	127,917	23	(38,316)	137,462

Investments of deferred compensation plans held in trust	—	—	29,417	—	29,417
Note receivable	9,701	—	—	—	9,701
Properties and equipment, at cost, less accumulated depreciation	4,306	68,303	1,904	—	74,513
Identifiable intangible assets less accumulated amortization	—	65,176	1	—	65,177
Goodwill	—	433,946	4,743	—	438,689
Other assets	12,658	2,450	303	—	15,411
Investments in subsidiaries	500,952	11,005	—	(511,957)	—

Total assets	$575,455	$708,797	$36,391	$(550,273)	$770,370

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$(1,236)	$47,035	$369	$—	$46,168
Intercompany payables	—	34,992	3,324	(38,316)	—
Current portion of long-term debt	10,000	162	—	—	10,162
Income taxes	1,137	3,034	50	—	4,221
Accrued insurance	255	36,082	—	—	36,337
Accrued compensation	3,882	35,505	685	—	40,072
Other current liabilities	2,047	10,486	1,396	—	13,929

Total current liabilities	16,085	167,296	5,824	(38,316)	150,889

Deferred income taxes	(23,174)	39,247	(10,271)	—	5,802
Long-term debt	214,500	169	—	—	214,669
Deferred compensation liabilities	—	—	29,149	—	29,149
Other liabilities	3,695	1,797	20	—	5,512
Stockholders’ equity	364,349	500,288	11,669	(511,957)	364,349

Total liabilities and stockholders’ equity	$575,455	$708,797	$36,391	$(550,273)	$770,370

Condensed Consolidating Income Statement
For the year ended December 31, 2008

		Guarantor	Non-Guarantor	Consolidating
	Parent	Subsidiaries	Subsidiaries	Adjustments	Consolidated
Continuing Operations
Net sales and service revenues	$—	$1,124,063	$24,878	$—	$1,148,941

Cost of services provided and goods sold	—	798,173	12,374	—	810,547
Selling, general and administrative expenses	19,644	158,214	(2,525)	—	175,333
Depreciation	504	20,382	695	—	21,581
Amortization	1,890	4,034	—	—	5,924
Other operating expenses — net	2,699	—	—	—	2,699

Total costs and expenses	24,737	980,803	10,544	—	1,016,084

Income/ (loss) from operations	(24,737)	143,260	14,334	—	132,857
Interest expense	(5,584)	(398)	(3)	—	(5,985)
Gain on extinguishment of debt	4,208	—	—	—	4,208
Other income/(expense) — net	4,382	(4,070)	(9,047)	—	(8,735)

Income/ (loss) before income taxes	(21,731)	138,792	5,284	—	122,345
Income tax (provision)/ benefit	7,181	(52,199)	(5,222)	—	(50,240)
Equity in net income of subsidiaries	86,655	1,403	—	(88,058)	—

Income from continuing operations	72,105	87,996	62	(88,058)	72,105
Discontinued Operations	(1,088)	—	—	—	(1,088)

Net income	$71,017	$87,996	$62	$(88,058)	$71,017

Chemed Corporation and Subsidiary Companies

		Guarantor	Non-Guarantor	Consolidating
For the year ended December 31, 2007	Parent	Subsidiaries	Subsidiaries	Adjustments	Consolidated
Continuing Operations
Net sales and service revenues	$—	$1,075,042	$25,016	$—	$1,100,058

Cost of services provided and goods sold	—	754,739	12,327	—	767,066
Selling, general and administrative expenses	18,846	159,074	6,140	—	184,060
Depreciation	488	19,003	627	—	20,118
Amortization	1,232	4,036	2	—	5,270
Other operating expenses — net	(1,138)	1,927	—	—	789

Total costs and expenses	19,428	938,779	19,096	—	977,303

Income/ (loss) from operations	(19,428)	136,263	5,920	—	122,755
Interest expense	(10,610)	(445)	(189)	—	(11,244)
Loss on extinguishment of debt	(13,798)	—	—	—	(13,798)
Other income — net	15,030	(10,809)	(96)	—	4,125

Income/ (loss) before income taxes	(28,806)	125,009	5,635	—	101,838
Income tax (provision)/ benefit	10,086	(46,782)	(2,367)	—	(39,063)
Equity in net income of subsidiaries	82,696	3,453	—	(86,149)	—

Income from continuing operations	63,976	81,680	3,268	(86,149)	62,775
Discontinued Operations	—	1,201	—	—	1,201

Net income	$63,976	$82,881	$3,268	$(86,149)	$63,976

		Guarantor	Non-Guarantor	Consolidating
For the year ended December 31, 2006	Parent	Subsidiaries	Subsidiaries	Adjustments	Consolidated
Continuing Operations
Net sales and service revenues	—	$996,714	$21,873	—	$1,018,587

Cost of services provided and goods sold	—	719,074	11,049	—	730,123
Selling, general and administrative expenses	11,239	144,276	5,668	—	161,183
Depreciation	479	15,710	586	—	16,775
Amortization	1,267	3,985	3	—	5,255
Other operating expenses — net	—	272	—	—	272

Total costs and expenses	12,985	883,317	17,306	—	913,608

Income/ (loss) from operations	(12,985)	113,397	4,567	—	104,979
Interest expense	(16,909)	(541)	(18)	—	(17,468)
Loss on extinguishment of debt	(430)	—	—	—	(430)
Investment impairment charge	(1,445)	—	—	—	(1,445)
Other income — net	21,742	(17,107)	13	—	4,648

Income/ (loss) before income taxes	(10,027)	95,749	4,562	—	90,284
Income tax (provision)/ benefit	3,818	(34,491)	(1,889)	—	(32,562)
Equity in net income of subsidiaries	59,059	2,673	—	(61,732)	—

Income from continuing operations	52,850	63,931	2,673	(61,732)	57,722
Discontinued Operations	(2,199)	(4,872)	—	—	(7,071)

Net income	$50,651	$59,059	$2,673	$(61,732)	$50,651

Chemed Corporation and Subsidiary Companies
Condensed Consolidating Statement of Cash Flow

		Guarantor	Non-Guarantor
For the year ended December 31, 2008	Parent	Subsidiaries	Subsidiaries	Consolidated
Cash Flow from Operating Activities:
Net cash provided/(used) by operating activities	$(8,912)	$118,904	$2,091	$112,083

Cash Flow from Investing Activities:
Capital expenditures	(9,492)	(15,576)	(1,026)	(26,094)
Business combinations, net of cash acquired	—	(11,200)	—	(11,200)
Net proceeds from discontinued operations	8,824	—	—	8,824
Proceeds from sale of property and equipment	10	342	35	387
Other sources/(uses) — net	(660)	123	(7)	(544)

Net cash used by investing activities	(1,318)	(26,311)	(998)	(28,627)

Cash Flow from Financing Activities:
Change in cash overdrafts payable	(1,106)	250	—	(856)
Change in intercompany accounts	90,906	(91,249)	343	—
Dividends paid to shareholders	(5,543)	—	—	(5,543)
Purchases of treasury stock	(69,788)	—	—	(69,788)
Proceeds from exercise of stock options	291	—	—	291
Realized excess tax benefit on share based compensation	2,422	—	—	2,422
Net increase in revolving line of credit	8,200	—	—	8,200
Repayment of long-term debt	(18,551)	(162)	—	(18,713)
Other sources/(uses) — net	(413)	354	(770)	(829)

Net cash provided/ (used) by financing activities	6,418	(90,807)	(427)	(84,816)

Net increase/(decrease) in cash and cash equivalents	(3,812)	1,786	666	(1,360)
Cash and cash equivalents at beginning of year	3,877	(1,584)	2,695	4,988

Cash and cash equivalents at end of year	$65	$202	$3,361	$3,628

		Guarantor	Non-Guarantor
For the year ended December 31, 2007	Parent	Subsidiaries	Subsidiaries	Consolidated
Cash Flow from Operating Activities:
Net cash provided by operating activities	$93	$97,008	$2,483	$99,584

Cash Flow from Investing Activities:
Capital expenditures	(193)	(25,674)	(773)	(26,640)
Business combinations, net of cash acquired	—	(1,079)	—	(1,079)
Net proceeds/(payments) of discontinued operations	2,502	(7,904)	—	(5,402)
Proceeds from sale of property and equipment	2,963	116	25	3,104
Other uses — net	(919)	(751)	(31)	(1,701)

Net cash provided/ (used) by investing activities	4,353	(35,292)	(779)	(31,718)

Cash Flow from Financing Activities:
Change in cash overdrafts payable	7	(926)	—	(919)
Change in intercompany accounts	66,095	(62,296)	(3,799)	—
Dividends (paid)/received to/from shareholders	(5,888)	1,446	(1,446)	(5,888)
Purchases of treasury stock	(131,704)	—	—	(131,704)
Proceeds from exercise of stock options	2,467	—	—	2,467
Realized excess tax benefit on share based compensation	3,091	—	—	3,091
Purchase of note hedges	(55,100)	—	—	(55,100)
Proceeds from issuance of warrants	27,614	—	—	27,614
Proceeds from issuance of long-term debt	300,000	—	—	300,000
Debt issuance costs	(6,949)	—	—	(6,949)
Repayment of long-term debt	(225,500)	(209)	—	(225,709)
Other sources/(uses) — net	40	(1)	906	945

Net cash used by financing activities	(25,827)	(61,986)	(4,339)	(92,152)

Net decrease in cash and cash equivalents	(21,381)	(270)	(2,635)	(24,286)
Cash and cash equivalents at beginning of year	25,258	(1,314)	5,330	29,274

Cash and cash equivalents at end of year	$3,877	$(1,584)	$2,695	$4,988

Chemed Corporation and Subsidiary Companies

		Guarantor	Non-Guarantor
For the year ended December 31, 2006	Parent	Subsidiaries	Subsidiaries	Consolidated
Cash Flow from Operating Activities:
Net cash provided by operating activities	$6,326	$88,434	$3,829	$98,589

Cash Flow from Investing Activities:
Capital expenditures	(138)	(21,073)	(776)	(21,987)
Business combinations, net of cash acquired	—	(4,145)	—	(4,145)
Net payments of discontinued operations	(922)	—	—	(922)
Proceeds from sale of property and equipment	43	271	33	347
Investing activities of discontinued operations	—	(260)	—	(260)
Other sources/(uses) — net	(781)	16	—	(765)

Net cash used by investing activities	(1,798)	(25,191)	(743)	(27,732)

Cash Flow from Financing Activities:
Change in cash overdrafts payable	(489)	3,060	—	2,571
Change in intercompany accounts	67,502	(66,065)	(1,437)	—
Dividends paid to shareholders	(6,322)	—	—	(6,322)
Purchases of treasury stock	(19,885)	—	—	(19,885)
Proceeds from exercise of stock options	3,861	—	—	3,861
Excess tax benefit on share-based compensation	5,600	—	—	5,600
Debt issuance costs	(154)	—	—	(154)
Repayment of long-term debt	(84,363)	(200)	—	(84,563)
Financing activities of discontinued operations	109	67	—	176

Net cash used by financing activities	(34,141)	(63,138)	(1,437)	(98,716)

Net increase/(decrease) in cash and cash equivalents	(29,613)	105	1,649	(27,859)
Cash and cash equivalents at beginning of year	54,871	(1,419)	3,681	57,133

Cash and cash equivalents at end of year	$25,258	$(1,314)	$5,330	$29,274

22. Capital Stock Transactions
     On April 26, 2007, our Board of Directors authorized a $150 million stock repurchase program. On May 19, 2008 our Board of Directors authorized an additional $56 million to the April 2007 stock repurchase program. For the year ended December 31, 2008, we repurchased 1.7 million shares at a weighted average cost per share of $39.73 under the April 2007 program. For the year ended December 31, 2007, we repurchased 2.1 million shares at a weighted average cost per share of $59.77 under the April 2007 and July 2006 programs.

Chemed Corporation and Subsidiary Companies
UNAUDITED SUMMARY OF QUARTERLY RESULTS
Chemed Corporation and Subsidiary Companies
(in thousands, except per share and footnote data)

	First	Second	Third	Fourth	Total
For the Year Ended December 31, 2008	Quarter	Quarter	Quarter	Quarter	Year
Continuing Operations
Total service revenues and sales	$285,268	$283,156	$288,312	$292,205	$1,148,941

Gross profit	$79,456	$82,017	$85,866	$91,055	$338,394

Income from operations	$29,841	$28,837	$34,909	$39,270	$132,857
Interest expense	(1,597)	(1,422)	(1,570)	(1,396)	(5,985)
Gain/(loss) on extinguishment of debt	—	—	—	4,208	4,208
Other income/(expense)—net	(1,189)	886	(1,908)	(6,524)	(8,735)

Income before income taxes	27,055	28,301	31,431	35,558	122,345
Income taxes	(10,235)	(11,051)	(13,483)	(15,471)	(50,240)

Income from continuing operations (a)	16,820	17,250	17,948	20,087	72,105
Discontinued Operations	—	—	—	(1,088)	(1,088)

Net Income (a)	$16,820	$17,250	$17,948	$18,999	$71,017

Earnings Per Share (a)
Income from continuing operations	$0.70	$0.73	$0.80	$0.90	$3.13

Net income	$0.70	$0.73	$0.80	$0.85	$3.08

Diluted Earnings Per Share (a)
Income from continuing operations	$0.69	$0.73	$0.79	$0.89	$3.08

Net income	$0.69	$0.73	$0.79	$0.84	$3.04

Average number of shares outstanding
Earnings per share	23,873	23,486	22,503	22,382	23,058

Diluted earnings per share	24,285	23,759	22,818	22,644	23,374

(a) The following amounts are included in income from continuing operations during the respective quarter (in thousands):

	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year
Pretax (cost)/benefit:
Stock option expense	$(1,391)	$(1,591)	$(2,102)	$(2,219)	$(7,303)
Unreserved prior year’s insurance claim	(597)	—	—	—	(597)
Expenses incurred in connection with the Office of Inspector General investigation	15	(57)	(2)	(2)	(46)
Gain on extinguishment of debt	—	—	—	4,208	4,208
Impairment loss on transportation equipment	—	—	—	(2,699)	(2,699)

Total	$(1,973)	$(1,648)	$(2,104)	$(712)	$(6,437)

Aftertax (cost)/benefit:
Stock option expense	$(884)	$(1,010)	$(1,334)	$(1,391)	$(4,619)
Unreserved prior year’s insurance claim	(358)	—	—	—	(358)
Expenses incurred in connection with the Office of Inspector General investigation	9	(35)	(1)	(1)	(28)
Income tax credit related to prior years	322	—	—	—	322
Income tax impact of nondeductible losses on investments held in deferred compensation trusts	—	—	(1,237)	(1,825)	(3,062)
Gain on extinguishment of debt	—	—	—	2,664	2,664
Impairment loss on transportation equipment	—	—	—	(1,714)	(1,714)

Total	$(911)	$(1,045)	$(2,572)	$(2,267)	$(6,795)

UNAUDITED SUMMARY OF QUARTERLY RESULTS
Chemed Corporation and Subsidiary Companies
(in thousands, except per share and footnote data)

	First	Second	Third	Fourth	Total
For the Year Ended December 31, 2007	Quarter	Quarter	Quarter	Quarter	Year

Continuing Operations
Total service revenues and sales	$270,439	$271,387	$272,503	$285,729	$1,100,058

Gross profit	$82,192	$82,671	$79,621	$88,508	$332,992

Income from operations	$29,230	$30,325	$30,583	$32,617	$122,755
Interest expense	(3,742)	(3,400)	(2,515)	(1,587)	(11,244)
Gain/(loss) on extinguishment of debt	—	(13,715)	(83)	—	(13,798)
Other income/(expense)—net	869	2,188	11	1,057	4,125

Income before income taxes	26,357	15,398	27,996	32,087	101,838
Income taxes	(10,136)	(5,965)	(11,080)	(11,882)	(39,063)

Income from continuing operations (a)	16,221	9,433	16,916	20,205	62,775
Discontinued Operations	—	—	1,201	—	1,201

Net Income (a)	$16,221	$9,433	$18,117	$20,205	$63,976

Earnings Per Share (a)
Income from continuing operations	$0.63	$0.38	$0.71	$0.84	$2.56

Net income	$0.63	$0.38	$0.76	$0.84	$2.61

Diluted Earnings Per Share (a)
Income from continuing operations	$0.62	$0.38	$0.69	$0.83	$2.50

Net income	$0.62	$0.38	$0.74	$0.83	$2.55

Average number of shares outstanding
Earnings per share	25,716	24,506	23,933	23,959	24,520

Diluted earnings per share	26,162	25,080	24,466	24,460	25,077

(a)	The following amounts are included in income from continuing operations during the respective quarter (in thousands):

	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year
Pretax (cost)/benefit:
Long-term incentive compensation	$(5,447)	$(1,620)	$—	$—	$(7,067)
Gain on sale of property	1,138	—	—	—	1,138
Stock option expense	(585)	(897)	(1,592)	(1,591)	(4,665)
Expenses incurred in connection with the Office of Inspector General investigation	(66)	(74)	(48)	(39)	(227)
Loss on extinguishment of debt	—	(13,715)	(83)	—	(13,798)
Costs related to litigation settlement	—	—	—	(1,927)	(1,927)
Other	467	—	—	—	467

Total	$(4,493)	$(16,306)	$(1,723)	$(3,557)	$(26,079)

After-tax (cost)/benefit:
Long-term incentive compensation	$(3,414)	$(1,013)	$—	$—	$(4,427)
Gain on sale of property	724	—	—	—	724
Stock option expense	(371)	(570)	(1,011)	(1,010)	(2,962)
Expenses incurred in connection with the Office of Inspector General investigation:	(41)	(46)	(30)	(24)	(141)
Loss on extinguishment of debt	—	(8,726)	(52)	—	(8,778)
Costs related to litigation settlement	—	—	—	(1,168)	(1,168)
Income tax impact of nondeductible losses on investments held in deferred compensation trusts	—	—	(123)	77	(46)
Other	296	—	—	—	296

Total	$(2,806)	$(10,355)	$(1,216)	$(2,125)	$(16,502)

SELECTED FINANCIAL DATA
Chemed Corporation and Subsidiary Companies
(in thousands, except per share and footnote data, ratios, percentages and personnel)

	2008	2007	2006	2005	2004(b)

Summary of Operations
Continuing operations (a)
Service revenues and sales	$1,148,941	$1,100,058	$1,018,587	$915,970	$734,877
Gross profit (excluding depreciation)	338,394	332,992	288,464	271,494	228,107
Depreciation	21,581	20,118	16,775	16,150	14,542
Amortization	5,924	5,270	5,255	4,922	3,779
Income from operations (b)	132,857	122,755	104,979	76,769	57,954
Income from continuing operations (c)	72,105	62,775	57,722	36,228	19,095
Net income (c)	71,017	63,976	50,651	35,817	27,512
Earnings per share
Income from continuing operations	$3.13	$2.56	$2.21	$1.42	$0.79
Net income	3.08	2.61	1.94	1.40	1.14
Average number of shares outstanding	23,058	24,520	26,118	25,552	24,120
Diluted earnings per share
Income from continuing operations	$3.08	$2.50	$2.16	$1.38	$0.78
Net income	3.04	2.55	1.90	1.36	1.12
Average number of shares outstanding	23,374	25,077	26,669	26,299	24,636
Cash dividends per share	$0.24	$0.24	$0.24	$0.24	$0.24
Financial Position—Year-End
Cash and cash equivalents	$3,628	$4,988	$29,274	$57,133	$71,448
Working capital/(deficit)	(17,789)	(13,427)	(3,951)	35,355	28,439
Current ratio	0.88	0.91	0.98	1.21	1.17
Properties and equipment, at cost less accumulated depreciation	$76,962	$74,513	$70,140	$65,155	$55,796
Total assets	760,924	770,370	791,461	837,343	823,981
Long-term debt	199,656	214,669	150,331	234,058	279,510
Stockholders’ equity	371,592	364,349	421,361	384,175	332,092
Other Statistics—Continuing Operations
Capital expenditures	$26,094	$26,640	$21,987	$25,734	$18,290
Number of employees	11,884	11,783	11,621	10,881	9,822

(a)	Continuing operations exclude VITAS of Arizona, discontinued in 2006 and Service America, discontinued in 2004

(b)	The financial results of VITAS are included in the consolidated results of the Company beginning on February 24, 2004, the date the Company acquired the 63% of VITAS it did not own, bringing its ownership in VITAS to 100%.

(c)	The following amounts are included in income from continuing operations during the respective year (in thousands):

	2008	2007	2006	2005	2004
After-tax benefit/(cost):
Stock option expense	$(4,619)	$(2,962)	$(769)	$(137)	$—
Income tax impact of nondeductible losses on investments held in deferred compensation trusts	(3,062)	(46)	424	112	—
Gain/(loss) on extinguishment of debt	2,664	(8,778)	(273)	(2,523)	(2,030)
Loss on impairment of transportation equipment	(1,714)	—	—	—	—
Unreserved prior-year’s insurance claim	(358)	—	—	—	—
Income tax credits or adjustments related to prior years	322	—	2,115	1,961	1,620
Expenses incurred in connection with the Office of Inspector General investigation	(28)	(141)	(662)	(397)	—
Long-term incentive compensation	—	(4,427)	—	(3,434)	(5,437)
Costs related to litigation settlements	—	(1,168)	(169)	(10,757)	(1,897)
Gain on sale of property	—	724	—	—	—
Loss on impairment of investment	—	—	(918)	—	—
Adjustment to casualty insurance related to prior periods experience	—	—	—	1,014	—
Adjustment of transaction-related expenses of the VITAS acquisition	—	—	—	959	(222)
Equity in loss of VITAS	—	—	—	—	(4,105)
Expenses related to debt registration	—	—	—	—	(727)
Other	—	296	296	—	—

Total	$(6,795)	$(16,502)	$44	$(13,202)	$(12,798)

Chemed Corporation and Subsidiary Companies
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
EXECUTIVE SUMMARY
     We operate through our two wholly owned subsidiaries: VITAS Healthcare Corporation (“VITAS”) and Roto-Rooter Group, Inc. (“Roto-Rooter”). VITAS focuses on hospice care that helps make terminally ill patients’ final days as comfortable as possible. Through its team of doctors, nurses, home health aides, social workers, clergy and volunteers, VITAS provides direct medical services to patients, as well as spiritual and emotional counseling to both patients and their families. Roto-Rooter is focused on providing plumbing and drain cleaning services to both residential and commercial customers. Through its network of company-owned branches, independent contractors and franchisees, Roto-Rooter offers plumbing and drain cleaning service to over 90% of the U.S. population.
     The following is a summary of the key operating results for the years ended December 31, 2008, 2007 and 2006 (in thousands except per share amounts):

	2008	2007	2006
Consolidated service revenues and sales	$1,148,941	$1,100,058	$1,018,587
Consolidated income from continuing operations	$72,105	$62,775	$57,722
Diluted EPS from continuing operations	$3.08	$2.50	$2.16
2008 versus 2007
     The increase in consolidated service revenues and sales from 2007 to 2008 was driven by a 7% increase at VITAS offset by a 1% decrease at Roto-Rooter. The increase at VITAS was the result of an increase in average daily census (“ADC”) of 3%, the annual Medicare price increase and an increase due to changes in the mix of care. The decrease at Roto-Rooter was driven by a 10% decrease in the job count offset by a 9% increase due to price increases and job mix changes. Consolidated income from continuing operations and diluted EPS from continuing operations increased as a result of higher service revenues and sales, which allowed us to further leverage our current cost structure. The 2007 results were negatively impacted by pretax losses of $13.8 million ($8.8 million aftertax) related to our refinancing transactions.
2007 versus 2006
     The increase in consolidated service revenues and sales from 2006 to 2007 was driven by an 8% increase at both VITAS and Roto-Rooter. The increase at VITAS was the result of an increase in average daily census (“ADC”) of 6% and the annual Medicare price increase of 3% offset by changes in the mix of care. The increase at Roto-Rooter was mainly driven by price increases and job mix changes. Job count was essentially flat between years. Consolidated income from continuing operations and diluted EPS from continuing operations increased as a result of higher service revenues and sales, which allowed us to further leverage our current cost structure. The 2007 results were negatively impacted by pretax losses of $13.8 million ($8.8 million aftertax) related to our refinancing transactions.
Impact of Current Market Conditions
     Due mainly to the condition of the U.S. economy, customer call volume in 2008 was down approximately 15% from the prior year at Roto-Rooter. This led to a lower job count and lower total revenue at Roto-Rooter, as discussed above. We project very modest growth in Roto-Rooter revenue in 2009 as we anticipate the economy to begin recovering towards the end of the year. As Roto-Rooter’s technicians are primarily commission-based, gross margin as a percent of revenue at Roto-Rooter remains fairly stable even during times of decreasing revenue.
     We do not anticipate current market conditions will have a significant impact on VITAS’ revenue or profitability in 2009. However, we anticipate a potential slow-down in our cash collections at VITAS as Federal and state agencies experience budgetary pressures during the course of 2009. We do not believe any such cash flow delay will impact our ability to meet obligations or operate our businesses.
LIQUIDITY AND CAPITAL RESOURCES
     Significant factors affecting our cash flows during 2008 and financial position at December 31, 2008, include the following:
•	Our continuing operations generated cash of $112.1 million;

•	On a net basis, we repaid approximately $10.5 million of long-term debt;

•	We repurchased our stock using cash of $69.8 million;

•	We spent $26.1 million on capital expenditures.

Chemed Corporation and Subsidiary Companies
     The ratio of total debt to total capital was 36.1% at December 31, 2008, compared with 38.2% at December 31, 2007. Our current ratio was 0.88 and 0.91 at December 31, 2008 and 2007, respectively.
     Collectively, the 2007 Facility and the Notes require us to meet certain restrictive financial covenants, in addition to non-financial covenants, including maximum leverage ratios, minimum fixed charge coverage and consolidated net worth ratios, limits on operating leases and minimum asset value limits. We are in compliance with all financial and non-financial debt covenants as of December 31, 2008 and we forecast to be in compliance through fiscal 2009. We have issued $26.9 million in standby letters of credit as of December 31, 2008, mainly for insurance purposes. Issued letters of credit reduce our available credit under the revolving credit agreement. As of December 31, 2008, we have approximately $139.9 million of unused lines of credit available and eligible to be drawn down under our revolving credit facility, excluding the expansion feature. We believe our cash flow from operating activities and our unused eligible lines of credit are sufficient to fund our obligations and operate our business in the near term.
CASH FLOW
     Our cash flows for 2008, 2007 and 2006 are summarized as follows (in millions):

	For the Years Ended December 31,
	2008	2007	2006
Net cash provided by operating activities	$112.1	$99.6	$98.6
Capital expenditures	(26.1)	(26.6)	(22.0)

Operating cash excess after capital expenditures	86.0	73.0	76.6
Purchase of treasury stock	(69.8)	(131.7)	(19.9)
Repayment of long-term debt	(18.7)	(225.7)	(84.6)
Business combinations	(11.2)	(1.1)	(4.1)
Net proceeds/(uses) from sale of discontinued operations	8.8	(5.4)	(0.9)
Proceeds from issuance of long-term debt, net of costs	8.2	293.1	(0.2)
Dividends paid	(5.5)	(5.9)	(6.3)
Issuance of capital stock, net of costs	0.3	2.5	3.9
Purchase of note hedge	—	(55.1)	—
Proceeds from issuance of warrants	—	27.6	—
Other—net	0.5	4.4	7.6

Decrease in cash and cash equivalents	$(1.4)	$(24.3)	$(27.9)

COMMITMENTS AND CONTINGENCIES
     In connection with the sale of DuBois Chemicals, Inc. (“DuBois”) in 1991, we provided allowances and accruals relating to several long-term costs, including income tax matters, lease commitments and environmental costs. Also, in conjunction with the sales of The Omnia Group (“Omnia”) and National Sanitary Supply Company in 1997 and the sale of Service America Network Inc. (“Service America”) in 2005, we provided long-term allowances and accruals relating to costs of severance arrangements, lease commitments and income tax matters. Additionally, we retained liability for Service America’s casualty insurance claims that were incurred prior to the disposal date. In connection with the sale of VITAS’ Phoenix operation in November 2006, we have accrued an estimate of our total exposure for the Medicare Cap through the date of sale. In the aggregate, we believe these allowances and accruals are adequate as of December 31, 2008. Based on reviews of our environmental-related liabilities under the DuBois sale agreement, we have estimated our remaining liability to be $1.7 million. As of December 31, 2008, we are contingently liable for additional cleanup and related costs up to a maximum of $14.9 million, for which no provision has been recorded in accordance with the applicable accounting guidance.
     On September 28, 2006, we announced a preliminary settlement in regard to litigation related to the 2002 divestiture of our Patient Care business segment. Prior to the settlement, we had a long-term receivable from Patient Care of $12.5 million. We also had current accounts receivable from Patient Care for the post-closing balance sheet valuation and for expenses paid by us after closing on Patient Care’s behalf of $3.4 million. We were in litigation with Patient Care over the collection of these current amounts and their allegations that our acquisition of VITAS violated a non-compete covenant in the sales agreement. We agreed to forgive $1.2 million of the current receivable related to the post-closing balance sheet valuation and convert the remaining amount into debt secured by a promissory note with the same terms as the $12.5 million long-term receivable. We incurred additional costs related to the settlement of $1.1 million for additional insurance and legal costs related to workers’ compensation claims incurred prior to the sale. The aftertax charge related to these amounts of $1.5 million was recorded as discontinued operations in 2006.

Chemed Corporation and Subsidiary Companies
     In December 2007, the parties amended the terms of the long-term notes receivable from Patient Care. We agreed to waive the prepayment penalty provisions in the notes provided that Patient Care paid $5 million of principal on or before December 31, 2007, and the remaining outstanding principal on or before March 31, 2008. The notes receivable were paid in full in the first quarter of 2008.
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
     VITAS is party to a class action lawsuit filed in the Superior Court of California, Los Angeles County, in September 2006 by Bernadette Santos, Keith Knoche and Joyce White (“Santos”). This case alleges failure to pay overtime and failure to provide meal and rest periods to a purported class of California admissions nurses, chaplains and sales representatives. The case seeks payment of penalties, interest and Plaintiffs’ attorney fees. VITAS contests these allegations. The lawsuit is in its early stages and we are unable to estimate our potential liability, if any, with respect to these allegations.
     In April 2007, our Roto-Rooter subsidiary was named in a class action lawsuit filed in San Mateo Superior Court by Stanley Ita (“Ita”) alleging class-wide wage and hour violations at one California branch. This suit alleged failure to provide meal and break periods, credit for work time beginning from the first call to dispatch rather than arrival at first assignment and improper calculations of work time and overtime. The case sought payment of penalties, interest and Plaintiffs’ attorney fees. After the suit was filed, we offered a settlement to certain members of the class and paid approximately $200,000. In January 2008, we agreed to a tentative settlement with the remaining members of the class for approximately $1.8 million. The tentative settlement was preliminarily approved by the court in May 2008. Final approval and payment of the settlement was made in August 2008. The final settlement was accrued in 2007.
     In April 2005, the Office of Inspector General (“OIG”) for the Department of Health and Human Services served VITAS with civil subpoenas relating to VITAS’ alleged failure to appropriately bill Medicare and Medicaid for hospice services. As part of this investigation, the OIG selected medical records for 320 past and current patients from VITAS’ three largest programs for review. It also sought policies and procedures dating back to 1998 covering admissions, certifications, recertifications and discharges. During the third quarter of 2005 and again in May 2006, the OIG requested additional information from us. The Court dismissed a related qui tam complaint filed in U.S. District Court for the Southern District of Florida with prejudice in July 2007. The plaintiffs appealed this dismissal, which the Court of Appeals affirmed.
     Regardless of outcome, litigation and government investigations adversely affects us through defense costs, diversion of our time and related publicity. We record a reserve for these matters when an adverse outcome is probable and the amount of the potential liability is reasonably estimable.
CONTRACTUAL OBLIGATIONS
     The table below summarizes our debt and contractual obligations as of December 31, 2008 (in thousands):

		Less than			After
	Total	1 year	1-3 Years	4 -5 Years	5 Years
Long-term debt obligations	$209,825	$10,169	$12,700	$—	$186,956
Interest obligation on long-term debt (a)	18,841	3,505	7,011	7,011	1,314
Operating lease obligations	52,108	16,247	21,431	10,393	4,037
Severance obligations	256	256	—	—	—
Liabilities related to uncertain tax positions	1,202	479	394	289	40
Obligations of discontinued operations	2,499	1,337	1,162	—	—
Purchase obligations (b)	52,810	52,810	—	—	—
Other current obligations (c )	40,741	40,741	—	—	—
Other long-term obligations (d)	26,144	—	1,863	1,864	22,417

Total contractual cash obligations	$404,426	$125,544	$44,561	$19,557	$214,764

(a)	Our interest obligation on our long-term debt includes only interest on fixed rate debt.

(b)	Purchase obligations primarily consist of accounts payable at December 31, 2008.

(c)	Other current obligations consist of accrued salaries and wages at December 31, 2008.

(d)	Other long-term obligations comprise largely pension and excess benefit obligations.

Chemed Corporation and Subsidiary Companies
RESULTS OF OPERATIONS

2008 Versus 2007 – Consolidated Results
     Set forth below are the year-to-year changes in the components of the statement of operations relating to continuing operations for 2008 versus 2007 (in thousands, except percentages):

	Increase/(Decrease)
	Amount	Percent
Service revenues and sales
VITAS	$53,019	7
Roto-Rooter	(4,136)	(1)

Total	48,883	4
Cost of services provided and goods sold	43,481	6
Selling, general and administrative expenses	(8,727)	(5)
Depreciation	1,463	7
Amortization	654	12
Other expenses	1,910	242

Income from operations	10,102	8
Interest expense	5,259	(47)
Gain on extinguishment of debt	18,006	(130)
Other income —net	(12,860)	(312)

Income before income taxes	20,507	20
Income taxes	(11,177)	29

Income from continuing operations	$9,330	15

     Our service revenues and sales for the year ended December 31, 2008 increased $48.9 million or 4.4% over the comparable prior year. The VITAS segment accounted for $53.0 million of the increase offset by a $4.1 million revenue decrease for the Roto-Rooter segment.
     The VITAS segment revenue increase is the result of the following (dollars in thousands):

	Amount	Percent
Routine homecare	$39,019	7
Continuous care	9,093	8
General inpatient	4,900	5
Medicare cap	7	(3)

Total revenues	$53,019	7

     The revenue increase for VITAS includes the annual increase in the Medicare reimbursement rate of approximately 3% to 4% in 2007 and 2% to 3% in 2008. In addition, the ADC for routine homecare and continuous care increased 3.4% and 2.1%, respectively, from 2007. ADC for general inpatient was flat between years. ADC is a key measure we use to monitor volume growth in our hospice programs. Changes in total program admissions and average length of stay for our patients are the main drivers of changes in ADC. The Medicare cap amount recorded in 2008 relates to one program’s projected liability through year end for the 2009 measurement period. We are currently pursuing corrective actions to attempt to mitigate the liability before the end of the measurement period. The 2007 revenue reduction for Medicare cap is related to retroactive billings from prior periods for patients who transferred between hospice providers.
     The Roto-Rooter segment revenue decrease is the result of the following (dollars in thousands):

	Amount	Percent
Plumbing	$2,810	2
Sewer and drain cleaning	(4,961)	(3)
Other	(1,985)	(4)

Total revenues	$(4,136)	(1)

     Plumbing revenues for 2008 increased from 2007 due to a 11% increase in the average price per job offset by a 9% decrease in the number of jobs performed. The increase in the plumbing price per job was driven mainly by job mix. Our excavation job count increased by 22% compared to 2007. The average revenue per excavation job is approximately 4.5

Chemed Corporation and Subsidiary Companies
times greater than other average plumbing jobs. Sewer and drain cleaning revenues for 2008 decreased from 2007 due to a 11% decrease in jobs performed partially offset by a 8% increase in the average price per job. The decrease in other revenues is attributable primarily to decreased franchise fees and sales of drain cleaning products and equipment.
     The consolidated gross margin was 29.4% in 2008 versus 30.3% in 2007. On a segment basis, VITAS’ gross margin was 22.7% in 2008 and 22.4% in 2007. Roto-Rooter’s gross margin was 45.6% in 2008 and 47.6% in 2007. The decrease in Roto-Rooter’s gross margin in 2008 is primarily attributable to an increase in large medical claims affecting our health insurance costs.
          Selling, general and administrative expenses (“SG&A”) for 2008 decreased $8.7 million (5%). The decrease is mainly attributable to a 2007 LTIP award of $7.1 million. No LTIP awards were made in 2008. Additionally, our liability related to the deferred compensation plans decreased by approximately $8.4 million due to market performance. The offset to the decreased liability is recorded in other (non-operating) income and expense. The remaining change in SG&A is the result of typical cost of living increases for salaries and benefits plus increases in certain selling expenses which vary based on changes in revenue.
          The increase in other operating expenses relates to an impairment charge on certain transportation equipment. In December 2008, the Executive Committee of the Board of Directors authorized us to place the old equipment for sale. We determined that these assets meet the definition of held for sale under Statement of Financial Accounting Standard No. 144. As a result, we discontinued depreciation on these assets and wrote-down the assets to their fair value less selling costs resulting in a pre-tax charge to other operating expenses — net of approximately $2.7 million.
          Interest expense decreased $5.3 million (47%) from 2007 to 2008 mainly due to the refinancing in May 2007 and the subsequent repayment of long-term debt. In the fourth quarter of 2008, we purchased approximately $13.0 million face value of our Convertible Notes due 2014 for approximately $8.5 million. This resulted in a pre-tax net gain of $4.2 million comprised of $4.5 million related to the purchase of the Convertible Notes partially offset by $300,000 in the write-off of unamortized debt issuance costs. The net gain was recorded as a gain on extinguishment of debt in the accompanying statement of income in 2008. In conjunction with our May 2007 refinancing transactions, we recorded a loss on extinguishment of debt of $13.8 million.
          Other income/(expense) — net was an $8.7 million expense in 2008 compared to $4.1 million in income in 2007. The change is the result of a $9.1 million loss from investments held in deferred compensation plans due to market conditions, as well as a decrease of approximately $2.6 million in interest income due to lower cash balances and reduced market interest rates.
          Our effective tax rate was 41.1% in 2008 compared to 38.4% in 2007. The increase in the effective income tax rate is due primarily to the impact of non-deductible market losses on investments in our deferred compensation benefit trusts.
          In December 2008, we recorded a $1.7 million pre-tax charge for retrospective casualty insurance claims related to our discontinued operations. We have recorded the reversal of a $1.9 million over accrual and its related tax effects in discontinued operations during the year ended December 31, 2007 related to Medicare cap at our discontinued Phoenix program.

Chemed Corporation and Subsidiary Companies
          Income from continuing operations for both periods include the following aftertax adjustments that increased/(reduced) aftertax earnings (in thousands):

	2008	2007
VITAS
Costs associated with the OIG investigation	$(28)	$(141)
Income tax R&D credit for prior year activity	322	—
Roto-Rooter
Costs related to class action litigation	—	(1,168)
Gain on sale of property	—	724
Unreserved prior year’s insurance claims	(358)	—
Corporate
Gain/(loss) on extinguishment of debt	2,664	(8,778)
Long-term incentive compensation	—	(4,427)
Stock option expense	(4,619)	(2,962)
Income tax impact of deferred compensation plans	(3,062)	(46)
Impairment of transportation equipment	(1,714)	—
Other	—	296

Total	$(6,795)	$(16,502)

2008 Versus 2007 — Segment Results
          The change in net income for 2008 versus 2007 is due to (in thousands, except percentages):

	Increase/(Decrease)
	Amount	Percent
VITAS	$4,886	8
Roto-Rooter	(5,379)	(14)
Corporate	9,823	(27)
Discontinued operations	(2,289)	(191)

Total	$7,041	11

Chemed Corporation and Subsidiary Companies
2007 Versus 2006 — Consolidated Results
          Set forth below are the year-to-year changes in the components of the statement of operations relating to continuing operations for 2007 versus 2006 (in thousands, except percentages):

	Increase/(Decrease)
	Amount	Percent
Service revenues and sales
VITAS	$56,334	8
Roto-Rooter	25,137	8

Total	81,471	8
Cost of services provided and goods sold	36,943	5
Selling, general and administrative expenses	22,877	14
Depreciation	3,343	20
Amortization	15	—
Other expenses	517	190

Income from operations	17,776	17
Interest expense	6,224	(36)
Loss on extinguishment of debt	(13,368)	3,109
Loss from impairment of investment	1,445	(100)
Other income—net	(523)	(11)

Income before income taxes	11,554	13
Income taxes	(6,501)	20

Income from continuing operations	$5,053	9

          Our service revenues and sales for the year ended December 31, 2007, increased $81.5 million, or 8%, versus revenues for the year ended December 31, 2006. The VITAS segment accounted for $56.4 million of this increase and Roto-Rooter accounted for the remaining $25.1 million of the increase.
          The increase in VITAS’ revenues for 2007 versus 2006 is attributable to the following (dollars in thousands):

	Amount	Percent
Routine homecare	$54,860	11
Continuous care	(5,295)	(4)
General inpatient	3,113	3
Medicare Cap	3,656	(94)

Total revenues	$56,334	8

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

Chemed Corporation and Subsidiary Companies
          The increase in Roto-Rooter’s service revenues and sales for 2007 versus 2006 is attributable to the following (in thousands):

	Amount	Percent
Plumbing	$13,973	11
Sewer and drain cleaning	6,353	4
Other	4,811	11

Total revenues	$25,137	8

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

Chemed Corporation and Subsidiary Companies
          Income from continuing operations increased $5.1 million (9%) from 2006 to 2007. Income from continuing operations for both periods include the following aftertax adjustments that increased/(reduced) aftertax earnings (in thousands):

	2007	2006
VITAS
Costs associated with the OIG investigation	$(141)	$(662)
Costs of class action litigation	—	(169)
Roto-Rooter
Costs related to class action litigation	(1,168)	—
Gain on sale of property	724	—
Tax adjustments required upon expiration of statutes	—	1,251
Corporate
Loss on extinguishment of debt	(8,778)	(273)
Long-term incentive compensation	(4,427)	—
Stock option expense	(2,962)	(769)
Tax adjustments required upon expiration of statutes	—	864
Income tax impact of deferred compensation plans	(46)	424
Impairment of Patient Care warrants	—	(918)
Other	296	296

Total	$(16,502)	$44

          Income/(loss) from discontinued operations for 2007 and 2006 follows (in thousands):

	For the Years Ended
	December 31,
	2007	2006
VITAS Phoenix	$1,201	$(4,872)
Service America	—	(32)
Adjustment to accruals of operations discontinued in prior years	—	(2,167)

Income/(loss) from discontinued operations	$1,201	$(7,071)

          In September 2006, our Board of Directors approved and we announced our intention to exit the hospice market in Phoenix, Arizona. As a result of our announcement, we performed interim impairment tests of our long-lived assets of the Phoenix operation as of September 30, 2006, in accordance with Statement of Financial Accounting Standards No. 144. An impairment charge of $2.4 million was recorded for the referral network intangible asset and fixed assets during the third quarter of 2006. The sale was completed in November 2006. The acquiring corporation purchased the substantial majority of assets of the Phoenix program for $2.5 million. In October 2007, we received notification from the Federal government’s fiscal intermediary regarding our Medicare Cap liabilities related to the 2006 measurement period. The notification revealed that we were over accrued at our discontinued Phoenix operation by $1.9 million. We recorded the reversal of this over accrual and its related tax effects in discontinued operations during the year ended December 31, 2007.
2007 Versus 2006 — Segment Results
          The change in net income for 2007 versus 2006 is due to (in thousands, except percentages):

	Increase/(Decrease)
	Amount	Percent
VITAS	$11,415	24
Roto-Rooter	6,373	20
Corporate	(12,735)	55
Discontinued operations	8,272	(117)

Total	$13,325	26

Chemed Corporation and Subsidiary Companies
CRITICAL ACCOUNTING POLICIES

Revenue Recognition
          For both the Roto-Rooter and VITAS segments, service revenues and sales are recognized when the earnings process has been completed. Generally, this occurs when services are provided or products are delivered. Sales of Roto-Rooter products, including drain cleaning machines and drain cleaning solution, comprise less than 3% of our total service revenues and sales for each of the three years in the period ended December 31, 2008.
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
          VITAS is subject to certain limitations on Medicare payments for services. Specifically, if the number of inpatient care days any hospice program provides to Medicare beneficiaries exceeds 20% of the total days of hospice care such program provides to all patients for an annual period beginning September 28, the days in excess of the 20% figure may be reimbursed only at the routine homecare rate. We have never had a program reach the inpatient cap. None of our hospice programs are expected to be within 30% of the inpatient cap for the 2008 measurement period while the majority of our programs have expected cushion in excess of 75% of the inpatient cap. Due to the significant cushion at each program, we do not anticipate it to be reasonably likely that any program will be subject to the inpatient cap in the foreseeable future.
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
          Based on the methodology discussed above, we recorded a Medicare cap liability of $235,000 for the 2009 measurement period during the year ended December 31, 2008. Due to the variability caused by patient transfers, we have calculated the potential range of loss for all continuing programs to be between zero and $5.0 million for the year ended December 31, 2008.
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

Chemed Corporation and Subsidiary Companies
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
          Our casualty insurance liabilities are recorded gross before any estimated recovery for amounts exceeding our stop loss limits. Estimated recoveries from insurance carriers are recorded as accounts receivable. Claims experience adjustments to our casualty and workers’ compensation accrual for the years ended December 31, 2008, 2007 and 2006 were net, pretax debits/(credits) of $52,000, ($2.9 million) and ($2.1 million), respectively.
          As an indication of the sensitivity of the accrued liability to reported claims, our analysis indicates that a 1% across-the-board increase or decrease in the amount of projected losses for all of our continuing operations would increase or decrease the accrued insurance liability at December 31, 2008, by $1.6 million or 4.5%. While the amount recorded represents our best estimate of the casualty and workers’ compensation insurance liability, we have calculated, based on historical claims experience, the actual loss could reasonably be expected to increase or decrease by approximately $2.4 million as of December 31, 2008.
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
          We are subject to income taxes in the Federal and most state jurisdictions. We are periodically audited by various taxing authorities. Significant judgment is required to determine our provision for income taxes. On January 1, 2007, we adopted FASB Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement 109,” which prescribes a comprehensive model for how to recognize, measure, present and disclose in financial statements uncertain tax positions taken or expected to be taken on a tax return. Upon adoption of FIN 48, the financial statements reflect expected future tax consequences of such uncertain positions assuming the taxing authorities’ full knowledge of the position and all relevant facts.
Goodwill and Intangible Assets
          Identifiable, definite-lived intangible assets arise from purchase business combinations and are amortized using either an accelerated method or the straight-line method over the estimated useful lives of the assets. The selection of an amortization method is based on which method best reflects the economic pattern of usage of the asset. The VITAS trade name is considered to have an indefinite life. Goodwill and the VITAS trade name are tested at least annually for impairment. The valuation of goodwill and the VITAS trade name is dependent upon many factors, some of which are market-driven and beyond our control. The valuation of goodwill and the VITAS trade name indicate that the fair value exceeds the carrying value at October 1, 2008.
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
          We estimate the fair value of stock options using the Black-Scholes valuation model, consistent with the provisions of SFAS 123(R) and the Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 110. We determine expected term, volatility, dividend yield and forfeiture rate based on our historical experience. We believe that historical experience is the best indicator of these factors.

Chemed Corporation and Subsidiary Companies
RECENT ACCOUNTING STATEMENTS
          In June 2008, the FASB issued Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities.” The new guidance requires that unvested share-based payment awards containing non-forfeitable rights to dividends or dividend equivalents are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. The new standard is effective for all fiscal years beginning after December 15, 2008 and must be applied retrospectively for all periods presented. Adoption of the new guidance in fiscal 2009 will not have a material impact on our earnings per share.
          In June 2008, the EITF reached a consensus on EITF Issue No. 07-5, “Determining Whether an Instrument (or an Embedded Feature) Is Indexed to an Entity’s Own Stock”. The consensus provides additional guidance when determining whether an option or warrant on an entity’s own shares are eligible for the equity classification provided for in EITF 00-19. The consensus is effective for fiscal years beginning after December 15, 2008. As such, we adopted the new standard on January 1, 2009. The adoption of EITF Issue No. 07-5 did not impact the accounting for our 2007 convertible debt transaction.
          In May 2008, the FASB issued Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments that may be Settled in Cash Upon Conversion (Including Partial Cash Settlement).” This new guidance requires all convertible debentures classified as Instruments B or C under EITF 90-19 to separately account for the debt and equity pieces of the instrument. At inception of the convertible instrument, cash flows related to the convertible instrument are to be discounted using a market rate of interest. This will create a discount at inception to be recorded in equity. The debt portion is to be accreted to its face value, through interest expense, over the life of the instrument using the effective interest method. This will result in higher interest expense over the life of the instrument and an increase in equity at the inception of the instrument. Debt issuance costs are also to be allocated between the debt and equity components using a rationale method. Finally, the FSP requires that the Company value any embedded features of the instrument, other than the conversion option, as a part of the liability. The new standard is effective for all fiscal years (and interim periods) beginning after December 15, 2008. As such, we adopted the new standard on January 1, 2009. The FSP is to be applied retrospectively. Upon adoption, our $200 million, 1.875% Convertible Debentures issued in May 2007 had a discount of approximately $55 million. Additionally, the gain on extinguishment of debt decreased by approximately $830,000 upon retrospective adoption due to a portion of the extinguishment being attributed to the equity component of our convertible debenture.
          In May 2008, the FASB issued Statement of Financial Accounting Standard No. 162 “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”). The purpose of this standard is to provide a consistent framework for determining what accounting principles should be used when preparing U.S. GAAP financial statements. SFAS 162 categorizes accounting pronouncements in a descending order of authority. In the instance of potentially conflicting accounting principles, the standard in the highest category must be used. This statement will be effective 60 days after the SEC approves the Public Company Accounting and Oversight Board’s related amendments. We believe that SFAS 162 will have no impact on our existing accounting methods.
          In December 2007, the FASB issued Statement of Financial Accounting Standard No. 141(R) “Business Combinations (revised 2007)” (“SFAS 141(R)”), which changes certain aspects of the accounting for business combinations. This Statement retains the fundamental requirements in Statement No. 141 that the purchase method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141(R) modifies existing accounting guidance in the areas of deal and restructuring costs, acquired contingencies, contingent consideration, in-process research and development, accounting for subsequent tax adjustments and assessing the valuation date. This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. There was no impact on our financial statements as a result of the adoption of SFAS 141(R); however our accounting for all business combinations after adoption will comply with the new standard.
          In December 2007, the FASB issued Statement of Financial Accounting Standard No. 160 “Non-controlling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (“SFAS 160”), which requires ownership interests in subsidiaries held by others to be clearly identified, labeled and presented in the consolidated balance sheet within equity but separate from the parent company’s equity. SFAS 160 also affects the accounting requirements when the parent company either purchases a higher ownership interest or deconsolidates the equity investment. This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. There was no impact on our financial statements as a result of the adoption of SFAS No. 160. We currently do not have non-controlling interests in our consolidated financial statements.

Chemed Corporation and Subsidiary Companies
CHEMED CORPORATION AND SUBSIDIARY COMPANIES
OPERATING STATISTICS FOR VITAS SEGMENT
FOR THE YEARS ENDED DECEMBER, 2008 AND 2007
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2008	2007	2008	2007
OPERATING STATISTICS
Net revenue ($000)
Homecare	$149,816	$143,125	$585,891	$546,872
Inpatient	23,398	23,927	97,895	92,995
Continuous care	32,877	30,150	124,894	115,801

Total before Medicare cap allowance	$206,091	$197,202	$808,680	$755,668
Medicare cap allowance	(235)	—	(235)	(242)

Total	$205,856	$197,202	$808,445	$755,426

Net revenue as a percent of total before Medicare cap allowance
Homecare	72.6%	72.6%	72.5%	72.4%
Inpatient	11.4	12.1	12.1	12.3
Continuous care	16.0	15.3	15.4	15.3

Total before Medicare cap allowance	100.0	100.0	100.0	100.0
Medicare cap allowance	(0.1)	—	—	—

Total	99.9%	100.0%	100.0%	100.0%

Average daily census (“ADC”) (days)
Homecare	7,458	7,121	7,374	6,966
Nursing home	3,452	3,610	3,535	3,581

Routine homecare	10,910	10,731	10,909	10,547
Inpatient	386	417	417	417
Continuous care	533	512	524	513

Total	11,829	11,660	11,850	11,477

Total Admissions	13,314	13,594	55,799	54,798
Total Discharges	13,693	13,700	55,691	54,530
Average length of stay (days)	83.1	75.7	75.4	76.5
Median length of stay (days)	14.0	14.0	14.0	13.0
ADC by major diagnosis
Neurological	33.1%	32.8%	32.7%	33.1%
Cancer	19.3	20.4	19.8	20.1
Cardio	12.5	13.5	12.8	14.1
Respiratory	6.5	6.8	6.6	6.8
Other	28.6	26.5	28.1	25.9

Total	100.0%	100.0%	100.0%	100.0%

Admissions by major diagnosis
Neurological	18.6%	18.5%	18.4%	18.5%
Cancer	35.9	36.6	35.7	36.1
Cardio	11.1	11.9	11.6	12.6
Respiratory	7.6	7.3	7.8	7.5
Other	26.8	25.7	26.5	25.3

Total	100.0%	100.0%	100.0%	100.0%

Direct patient care margins
Routine homecare	53.3%	51.6%	51.7%	51.1%
Inpatient	14.9	18.8	17.2	18.4
Continuous care	20.1	17.6	18.1	18.0
Homecare margin drivers (dollars per patient day)
Labor costs	$48.99	$49.59	$49.87	$49.14
Drug costs	7.87	7.73	7.74	7.90
Home medical equipment	6.32	5.91	6.24	5.78
Medical supplies	2.22	2.49	2.32	2.25
Inpatient margin drivers (dollars per patient day)
Labor costs	$266.86	$272.46	$264.45	$265.47
Continuous care margin drivers (dollars per patient day)
Labor costs	$514.93	$506.72	$512.61	$486.90
Bad debt expense as a percent of revenues	1.1%	1.0%	1.0%	0.9%
Accounts receivable — days of revenue outstanding	49.1	43.4	N.A.	N.A.

Chemed Corporation and Subsidiary Companies
CORPORATE GOVERNANCE
          We submitted our Annual Certification of the Chief Executive Officer to the New York Stock Exchange (“NYSE”) regarding the NYSE corporate governance listing standards on May 22, 2008. We also filed our Certifications of the President and Chief Executive Officer, the Executive Vice President and Chief Financial Officer and the Vice President and Controller pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 as Exhibits 31.1, 31.2 and 31.3, respectively, to our Annual Report on Form 10-K for the year ended December 31, 2008.
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