Form 10-K, Exhibit 13
period 2009-12-31
CHEMED CORP
filed 2010-02-26
CIK 19584

Exhibit 13
Chemed Corporation and Subsidiary Companies
Financial Review
Contents

Report of Independent Registered Public Accounting Firm	2

Consolidated Statement of Income	3

Consolidated Balance Sheet	4

Consolidated Statement of Cash Flows	5

Consolidated Statement of Changes in Stockholders’ Equity	6

Notes to Consolidated Financial Statements	7

Unaudited Summary of Quarterly Results	32

Selected Financial Data	34

Unaudited Consolidating Statements of Income	35

Management’s Discussion and Analysis of Financial Conditions and Results of Operations	38

Officers’ and Directors’ Listing and Corporate Information	IBC
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
     The Company’s management, including the President and Chief Executive Officer, Executive Vice President and Chief Financial Officer and Vice President and Controller, has conducted an evaluation of the effectiveness of its internal control over financial reporting as of December 31, 2009, based on the framework established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on this evaluation, management concluded that internal control over financial reporting was effective as of December 31, 2009, based on criteria in Internal Control—Integrated Framework issued by COSO.
     PricewaterhouseCoopers LLP, our independent registered public accounting firm, has audited the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009, as stated in their report which appears on page 2.

Chemed Corporation and Subsidiary Companies
Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of Chemed Corporation
In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Chemed Corporation and its subsidiaries at December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for convertible debt instruments that may be settled in cash upon conversion, including partial cash settlement, effective January 1, 2009.
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
February 26, 2010

Chemed Corporation and Subsidiary Companies
CONSOLIDATED STATEMENT OF INCOME
Chemed Corporation and Subsidiary Companies
(in thousands, except per share data)

For the Years Ended December 31,	2009	2008	2007

Continuing Operations
Service revenues and sales	$1,190,236	$1,148,941	$1,100,058

Cost of services provided and goods sold (excluding depreciation)	834,574	810,547	767,066
Selling, general and administrative expenses	197,426	175,333	184,060
Depreciation	21,535	21,581	20,118
Amortization	6,367	5,924	5,270
Other operating expenses—net (Note 6)	3,989	2,699	789

Total costs and expenses	1,063,891	1,016,084	977,303

Income from operations	126,345	132,857	122,755
Interest expense	(11,599)	(12,123)	(14,921)
Gain/(loss) on extinguishment of debt (Note 2)	—	3,406	(13,798)
Other income/(expense)—net (Note 10)	5,874	(8,736)	4,125

Income before income taxes	120,620	115,404	98,161
Income taxes (Note 11)	(46,583)	(47,035)	(37,721)

Income from continuing operations	74,037	68,369	60,440
Discontinued Operations, Net of Income Taxes (Note 8)	(253)	(1,088)	1,201

Net Income	$73,784	$67,281	$61,641

Earnings Per Share (Note 15)
Income from continuing operations	$3.30	$2.97	$2.46

Net Income	$3.29	$2.92	$2.51

Diluted Earnings Per Share (Note 15)
Income from continuing operations	$3.26	$2.93	$2.41

Net Income	$3.24	$2.88	$2.46

Average Number of Shares Outstanding (Note 15)
Earnings per share	22,451	23,058	24,520

Diluted earnings per share	22,742	23,374	25,077

The Notes to Consolidated Financial Statements are integral parts of this statement.

Chemed Corporation and Subsidiary Companies
CONSOLIDATED BALANCE SHEET
Chemed Corporation and Subsidiary Companies
(in thousands, except shares and per share data)

December 31,	2009	2008

Assets
Current assets
Cash and cash equivalents (Note 9)	$112,416	$3,628
Accounts receivable less allowances of $12,595 (2008 - $10,320)	53,461	98,076
Inventories	7,543	7,569
Current deferred income taxes (Note 11)	13,701	15,392
Prepaid expenses	11,137	11,268

Total current assets	198,258	135,933
Investments of deferred compensation plans held in trust (Notes 14 and 16)	24,158	22,628
Properties and equipment, at cost, less accumulated depreciation (Note 12)	75,358	76,962
Identifiable intangible assets less accumulated amortization of $25,349 (2008 - $21,272) (Note 5)	57,920	61,303
Goodwill (Note 5)	450,042	448,721
Other assets	13,734	14,075

Total Assets	$819,470	$759,622

Liabilities
Current liabilities
Accounts payable	$52,071	$52,810
Current portion of long-term debt (Note 2)	—	10,169
Income taxes (Note 11)	63	2,181
Accrued insurance	35,161	35,994
Accrued compensation	34,662	40,741
Other current liabilities	14,127	12,180

Total current liabilities	136,084	154,075
Deferred income taxes (Note 11)	25,924	22,477
Long-term debt (Note 2)	152,127	158,210
Deferred compensation liabilities (Note 14)	23,637	22,417
Other liabilities	4,536	5,612
Commitments and contingencies (Notes 13, 18 and 19)

Total Liabilities	342,308	362,791

Stockholders’ Equity
Capital stock — authorized 80,000,000 shares $1 par; issued 29,890,628 shares (2008 - 29,514,877 shares)	29,891	29,515
Paid-in capital	335,890	313,516
Retained earnings	403,366	337,739
Treasury stock - 7,275,070 shares (2008 - 7,100,475 shares), at cost	(293,941)	(285,977)
Deferred compensation payable in Company stock (Note 14)	1,956	2,038

Total Stockholders’ Equity	477,162	396,831

Total Liabilities and Stockholders’ Equity	$819,470	$759,622

The Notes to Consolidated Financial Statements are integral parts of this statement.

Chemed Corporation and Subsidiary Companies
CONSOLIDATED STATEMENT OF CASH FLOWS
Chemed Corporation and Subsidiary Companies
(in thousands)

For the Years Ended December 31,	2009	2008	2007

Cash Flows from Operating Activities
Net income	$73,784	$67,281	$61,641
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	27,902	27,505	25,388
Provision for uncollectible accounts receivable	10,833	9,820	8,373
Stock option expense	8,639	7,303	4,665
Amortization of discount on covertible notes	6,617	6,560	3,940
Provision for deferred income taxes (Note 11)	4,979	(2,772)	6,771
Noncash portion of long-term incentive compensation	4,385	—	6,154
Amortization of debt issuance costs	632	618	923
Discontinued operations (Note 8)	253	1,088	(1,201)
Noncash loss/(gain) on early extinguishment of debt	—	(3,406)	7,235
Loss on impairment of equipment	—	2,699	—
Changes in operating assets and liabilities, excluding amounts acquired in business combinations:
Decrease/(increase) in accounts receivable	33,754	(6,659)	(18,299)
Decrease/(increase) in inventories	29	(898)	(18)
Decrease/(increase) in prepaid expenses	(455)	305	(549)
Increase/(decrease) in accounts payable and other current liabilities	(8,109)	5,585	(8,416)
Increase/(decrease) in income taxes	623	(776)	6,321
Decrease/(increase) in other assets	(1,678)	5,480	(3,655)
Increase/(decrease) in other liabilities	272	(6,423)	4,426
Excess tax benefit on share-based compensation	(1,955)	(2,422)	(3,091)
Other sources/(uses)	327	1,195	(1,024)

Net cash provided by operating activities	160,832	112,083	99,584

Cash Flows from Investing Activities
Capital expenditures	(21,496)	(26,094)	(26,640)
Business combinations, net of cash acquired (Note 7)	(1,919)	(11,200)	(1,079)
Proceeds from sales of property and equipment	1,577	387	3,104
Net proceeds/(uses) of discontinued operations (Note 8)	(630)	8,824	(5,402)
Other uses	(374)	(544)	(1,701)

Net cash used by investing activities	(22,842)	(28,627)	(31,718)

Cash Flows from Financing Activities
Repayment of long-term debt (Note 2)	(14,669)	(18,713)	(225,709)
Net change in revolving line of credit	(8,200)	8,200	—
Dividends paid	(8,157)	(5,543)	(5,888)
Purchases of treasury stock (Note 21)	(4,225)	(69,788)	(131,704)
Increase/(decrease) in cash overdraft payable	2,891	(856)	(919)
Excess tax benefit on share-based compensation	1,955	2,422	3,091
Proceeds from exercise of stock options (Note 3)	545	291	2,467
Proceeds from issuance of long-term debt (Note 2)	—	—	245,106
Purchase of note hedges (Note 2)	—	—	(55,100)
Proceeds from conversion feature of debt, net of costs (Note 2)	—	—	53,206
Proceeds from issuance of warrants (Note 2)	—	—	27,614
Debt issuance costs	—	—	(5,261)
Other sources/(uses)	658	(829)	945

Net cash used by financing activities	(29,202)	(84,816)	(92,152)

Increase/(decrease) in cash and cash equivalents	108,788	(1,360)	(24,286)
Cash and cash equivalents at beginning of year	3,628	4,988	29,274

Cash and cash equivalents at end of year	$112,416	$3,628	$4,988

The Notes to Consolidated Financial Statements are integral parts of this statement.

Chemed Corporation and Subsidiary Companies
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
Chemed Corporation and Subsidiary Companies
(in thousands, except per share data)

					Deferred
					Compensation
				Treasury	Payable in
	Capital	Paid-in	Retained	Stock-	Company
	Stock	Capital	Earnings	at Cost	Stock	Total

Balance at December 31, 2006	$28,850	$252,639	$215,517	$(78,064)	$2,419	$421,361
Cumulative effect of change in accounting principle as of January 1, 2007 (Notes 1 and 11)	—	—	4,731	—	—	4,731
Net income	—	—	61,641	—	—	61,641
Dividends paid ($.24 per share)	—	—	(5,888)	—	—	(5,888)
Stock awards and exercise of stock options (Note 3)	411	21,141	—	(7,032)	—	14,520
Purchases of treasury stock (Note 21)	—	—	—	(127,881)	—	(127,881)
Purchase of note hedges (Note 2)	—	(55,100)	—	—	—	(55,100)
Proceeds from conversion feature of debt, net of costs (Note 2)	—	53,206	—	—	—	53,206
Proceeds from issuance of warrants (Note 2)	—	27,614	—	—	—	27,614
Other	—	1,598	—	(64)	62	1,596

Balance at December 31, 2007	29,261	301,098	276,001	(213,041)	2,481	395,800
Net income	—	—	67,281	—	—	67,281
Dividends paid ($.24 per share)	—	—	(5,543)	—	—	(5,543)
Stock awards and exercise of stock options (Note 3)	254	15,752	—	(6,253)	—	9,753
Purchases of treasury stock (Note 21)	—	—	—	(67,125)	—	(67,125)
Repurchase of conversion feature of notes	—	(2,117)	—	—	—	(2,117)
Other	—	(1,217)	—	442	(443)	(1,218)

Balance at December 31, 2008	29,515	313,516	337,739	(285,977)	2,038	396,831
Net income	—	—	73,784	—	—	73,784
Dividends paid ($.36 per share)	—	—	(8,157)	—	—	(8,157)
Stock awards and exercise of stock options (Note 3)	376	21,741	—	(7,305)	—	14,812
Purchases of treasury stock (Note 21)	—	—	—	(742)	—	(742)
Other	—	633	—	83	(82)	634

Balance at December 31, 2009	$29,891	$335,890	$403,366	$(293,941)	$1,956	$477,162

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
     We have analyzed the provisions of the Financial Accounting Standards Board (“FASB”) authoritative guidance on the consolidation of variable interest entities relative to our contractual relationships with Roto-Rooter’s independent contractors and franchisees. The guidance requires the primary beneficiary of a Variable Interest Entity (“VIE”) to consolidate the accounts of the VIE. Based upon the guidance provided by the FASB, we have concluded that certain of the independent contractors may be VIEs. We believe consolidation, if required, of the accounts of any independent contractor for which we might be the primary beneficiary would not materially impact our financial position, results of operations or cash flow. The franchisees are not VIEs.
     CASH EQUIVALENTS
     Cash equivalents comprise short-term, highly liquid investments, including money market funds, that have original maturities of three months or less.
     ACCOUNTS AND LOANS RECEIVABLE AND CONCENTRATION OF RISK
     Accounts and loans receivable are recorded at the principal balance outstanding less estimated allowances for uncollectible accounts. For the Roto-Rooter segment, allowances for trade accounts receivable are generally provided for accounts more than 90 days past due, although collection efforts continue beyond that time. Due to the small number of loans receivable outstanding, allowances for loan losses are determined on a case-by-case basis. For the VITAS segment, allowances for accounts receivable are provided on accounts based on expected collection rates by payer types. The expected collection rate is based on both historical averages and known current trends. Final write-off of overdue accounts or loans receivable is made when all reasonable collection efforts have been made and payment is not forthcoming. We closely monitor our receivables and periodically review procedures for granting credit to attempt to hold losses to a minimum.
     As of December 31, 2009 and 2008, approximately 43% and 68%, respectively, of VITAS’ total accounts receivable balance were due from Medicare and 39% and 23%, respectively, of VITAS’ total accounts receivable balance were due from various state Medicaid programs. Combined accounts receivable from Medicare and Medicaid represent 76% of the net accounts receivable in the accompanying consolidated balance sheet as of December 31, 2009.
     As of December 31, 2009, VITAS has approximately $9.9 million in unbilled revenue included in accounts receivable (December 31, 2008 — $13.9 million). The unbilled revenue at VITAS relates to hospice programs currently undergoing focused medical reviews (“FMR”). During FMR, surveyors working on behalf of the U.S. Federal government review certain patient files for compliance with Medicare regulations. During the time the patient file is under review, we are unable to bill for care provided to those patients. We make appropriate provisions to reduce our accounts receivable balance for any governmental or other payer reviews resulting in denials of patient service revenue. We believe our hospice programs comply with all payer requirements at the time of billing. However, we cannot predict whether future billing reviews or similar audits by payers will result in material denials or reductions in revenue.
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
     Expenditures for major software purchases and software developed for internal use are capitalized and depreciated using the straight-line method over the estimated useful lives of the assets. For software developed for internal use, external direct costs for materials and services and certain internal payroll and related fringe benefit costs are capitalized in accordance with the FASB’s authoritative guidance on accounting for the costs of computer software developed or obtained for internal use.
     The weighted average lives of our property and equipment at December 31, 2009, were:

Buildings	11.9	yrs.
Transportation equipment	15.6
Machinery and equipment	5.6
Computer software	4.0
Furniture and fixtures	4.8
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
     The weighted average lives of our identifiable, definite-lived intangible assets at December 31, 2009, were:

Covenants not to compete	6.4	yrs.
Reacquired franchise rights	7.8
Referral networks	10.0
Customer lists	13.3
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
     We capitalize the direct costs of obtaining licenses to operate either hospice programs or plumbing operations subject to a minimum capitalization threshold. These costs are amortized over the life of the license using the straight-line method. Certain licenses are granted without an expiration and thus, we believe them to be indefinite-lived assets subject to impairment testing on at least an annual basis.
     REVENUE RECOGNITION
     Both the VITAS segment and Roto-Rooter segment recognize service revenues and sales when the earnings process has been completed. Generally, this occurs when services are provided or products are delivered. Sales of Roto-Rooter products, including drain cleaning machines and drain cleaning solution, comprise less than 3% of our total service revenues and sales for each of the three years in the period ended December 31, 2009.

Chemed Corporation and Subsidiary Companies
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
     VITAS is subject to certain limitations on Medicare payments for services. Specifically, if the number of inpatient care days any hospice program provides to Medicare beneficiaries exceeds 20% of the total days of hospice care such program provided to all Medicare patients for an annual period beginning September 28, the days in excess of the 20% figure may be reimbursed only at the routine homecare rate. None of VITAS’ hospice programs exceeded the payment limits on inpatient services in 2009, 2008 or 2007.
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
     During the years ended December 31, 2009, 2008 and 2007, we recorded pretax charges in continuing operations of $1.6 million, $235,000 and $242,000, respectively, for the estimated Medicare cap liability. The amount recorded in 2009 relates to two programs’ projected liability through year end for the 2010 measurement period. The majority of the liability relates to one program which is VITAS’ largest hospice program. We are currently pursuing the corrective actions mentioned above to attempt to mitigate the liability before the end of the measurement period. The amount recorded in 2008 relates to one program’s liability through year end for the 2009 measurement period. This amount was subsequently reversed during the 2009 fiscal year due to improved admission trends. The amount recorded in 2007 relates primarily to retroactive billings for prior-measurement periods due to patients who transferred between multiple hospice providers. The components of the pretax charge in 2009 are as follows (in thousands):

2010 Measurement period	$1,783
2009 Measurement period	(235)
2008 Measurement period	—
Retroactive billings	95

Total	$1,643

     The U.S. government revises hospice reimbursement rates on an annual basis using the Hospice Wage Index (HWI) and the Consumer Price Index plus a phase out of the Budget Neutrality Adjustment Factor (BNAF). The HWI is geographically adjusted to reflect local differences in wages. The BNAF is a portion of inflation calculated in prior years that is being eliminated or phased out over a seven year period. In August 2008, the U.S. government announced

Chemed Corporation and Subsidiary Companies
a 25% reduction in the BNAF for its fiscal 2009 (October 2008 through September 2009) pursuant to a three year phase-out of the BNAF. The February 2009 American Recovery and Reinvestment Act mandated a one year delay in the BNAF phase-out. In August 2009, the Centers for Medicare and Medicaid Services (CMS) revised the phase-out schedule of the BNAF. CMS reduced the increase in hospice reimbursement by 10% of the BNAF effective October 1, 2009. The remaining 90% of the BNAF will be phased out over the next six years by revising the October 1 reimbursement adjustment by 15% of the original BNAF inflation factor. Based upon this revised schedule, 100% of the BNAF will be eliminated on October 1, 2015. As a result, included in the twelve months ended December 31, 2009, is $1.95 million of revenue for the retroactive price increase related to services provided by VITAS in the fourth quarter of 2008.
     CHARITY CARE
     VITAS provides charity care, in certain circumstances, to patients without charge when management of the hospice program determines that the patient does not have the financial wherewithal to make payment. There is no revenue or associated accounts receivable in the accompanying consolidated financial statements related to charity care.
     Using the applicable Medicare billing rate for the respective levels of care, charity care provided during the years ended December 31, 2009, 2008 and 2007 was $8.6 million, $9.2 million and $9.9 million, respectively.
     SALES TAX
     The Roto-Rooter segment collects sales tax from customers when required by state and federal laws. We record the amount of sales tax collected net in the accompanying consolidated statement of income.
     GUARANTEES
     In the normal course of business, Roto-Rooter enters into various guarantees and indemnifications in our relationships with customers and others. These arrangements include guarantees of services for periods ranging from one day to one year and product satisfaction guarantees. Mainly due to our technicians being commission-based, guarantees and indemnifications do not materially impact our financial condition, results of operations or cash flows. Therefore, no liability for guarantees has been recorded as of December 31, 2009 or 2008.
     OPERATING EXPENSES
     Cost of services provided and goods sold (excluding depreciation) includes salaries, wages and benefits of service providers and field personnel, material costs, medical supplies and equipment, pharmaceuticals, insurance costs, service vehicle costs and other expenses directly related to providing service revenues or generating sales. Selling, general and administrative expenses include salaries, wages, stock option expense and benefits of selling, marketing and administrative employees, advertising expenses, communications and branch telephone expenses, office rent and operating costs, legal, banking and professional fees and other administrative costs. The cost associated with VITAS sales personnel is included in cost of services provided and goods sold (excluding depreciation).
     ADVERTISING
     We expense the production costs of advertising the first time the advertising takes place. The costs of telephone directory listings are expensed when the directories are placed in circulation. These directories are generally in circulation for approximately one year, at which point they are typically replaced by the publisher with a new directory. We generally pay for directory placement assuming it is in circulation for one year. If the directory is in circulation for less than or greater than one year, we receive a credit or additional billing, as necessary. We do not control the timing of when a new directory is placed in circulation. Advertising expense in continuing operations for the year ended December 31, 2009, was $27.0 million (2008 – $26.8 million; 2007 — $26.0 million).
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
     For the VITAS segment, we self-insure for workers’ compensation claims. Currently, VITAS’ exposure on any single claim is capped at $750,000. For VITAS’ self-insurance accruals for workers’ compensation, the valuation methods used are similar to those used internally for our other business units.
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
     RECENT ACCOUNTING STATEMENTS
     In June 2009, the FASB issued additional guidance related to the consolidation of VIEs, which makes significant changes to the model for determining who should consolidate an entity and also addresses how often this assessment should be performed. The determination of who should consolidate a VIE will be based on both quantitative and qualitative factors relating to control, as well as risks and benefits of ownership. This guidance is effective in 2010 for calendar-year companies and is to be adopted through a cumulative-effect adjustment. Based on our analysis, we believe that neither Roto-Rooter’s independent contractors nor franchisees qualify as VIEs under the new guidance.
2.	Long-Term Debt and Lines of Credit
     A summary of our long-term debt follows (in thousands):

	December 31,
	2009	2008
Convertible Notes due 2014	$152,127	$145,510
Term loan due 2007-2012	—	14,500
Revolving line of credit	—	8,200
Other	—	169

Subtotal	152,127	168,379
Less current portion	—	(10,169)

Long-term debt, less current portion	$152,127	$158,210

Chemed Corporation and Subsidiary Companies
     In May 2008, the FASB issued authoritative guidance for accounting for convertible debt instruments that may be settled in cash upon conversion including partial cash settlement. This guidance requires all convertible debentures classified as Instruments B or C, as defined, to separately account for the debt and equity pieces of the instrument. Convertible debentures classified as Instruments B may be settled in either stock or cash equivalent to the conversion value and convertible debentures classified as Instruments C must settle the accreted value of the obligation in cash and may satisfy the excess conversion value in either cash or stock. At inception of the convertible instrument, cash flows related to the convertible instrument are to be discounted using a market rate of interest. We adopted the provisions of the guidance on January 1, 2009 and applied the guidance retrospectively. Upon adoption, the Notes had a discount of approximately $55.1 million. For 2008 and 2007 interest expense increased and retained earnings decreased $6.1 million and $3.7 million, respectively ($4.0 million and $2.3 million respectively, net of income taxes). The increase in interest expense results in a reduction in EPS and diluted EPS of $0.20 and $0.09 in 2008 and 2007, respectively.
     The following amounts are included in our consolidated balance sheet related to the Notes (in thousands):

	December 31,
	2009	2008
Principal amount of convertible debentures	$186,956	$186,956
Unamortized debt discount	(34,829)	(41,446)

Carrying amount of convertible debentures	$152,127	$145,510

Additional paid in capital (net of tax)	$31,310	$31,310

     The following amounts comprise interest expense included in our consolidated income statement (in thousands):

	December 31,
	2009	2008	2007
Cash interest expense	$4,350	$4,945	$10,058
Non-cash amortization of debt discount	6,617	6,560	3,940
Amortization of debt costs	632	618	923

Total interest expense	$11,599	$12,123	$14,921

     The unamortized debt discount will be amortized using the effective interest method over the remaining life of the Notes. The effective rate on the Notes after adoption of the standard is 6.875%.
     The average interest rate for our long-term debt was 1.9% and 2.1% for the years ended December 31, 2009 and 2008, respectively.
     In the fourth quarter of 2008, we purchased approximately $13.0 million face value of our Convertible Notes due 2014 for approximately $8.5 million. This resulted in a pre-tax net gain of $3.4 million comprised of $3.7 million related to the purchase of the Convertible Notes partially offset by $300,000 in the write-off of unamortized debt issuance costs. The net gain was recorded as a gain on extinguishment of debt in the accompanying statement of income in 2008.
     2007 REFINANCING
     On May 2, 2007, we entered into a new senior secured credit facility with JPMorgan Chase Bank (the “2007 Facility”) to replace our existing credit facility. The 2007 Facility includes a $100 million term loan, a $175 million revolving credit facility and a $100 million expansion feature. The facility has a 5-year maturity with principal payments on the term loan due quarterly and on the revolving credit facility due at maturity. Interest is payable quarterly at a floating rate equal to our choice of various indices plus a specified margin based on our leverage ratio. The interest rate at the inception of the agreement was LIBOR plus 0.875%. In connection with replacing the existing credit facility, we wrote-off approximately $2.3 million in deferred debt costs. This write-off was recorded as loss on extinguishment of debt in the accompanying statement of income in 2007.
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
     We received approximately $194 million in net proceeds from the sale of the Notes after paying underwriting fees, legal and other expenses. Proceeds from the offering were used to purchase treasury shares of our stock, as discussed in Note 21 and to pay down a portion of the 2007 Facility. We pay interest on the Notes on May 15 and November 15 of each year, beginning on November 15, 2007. The Notes mature on May 15, 2014. The Notes are guaranteed on an unsecured senior basis by each of our subsidiaries that are a borrower or a guarantor under any senior credit facility, as defined in the Indenture. The Notes are convertible, under certain circumstances, into our Capital Stock at an initial conversion rate of 12.3874 shares per $1,000 principal amount of Notes. This conversion rate is equivalent to an initial conversion price of approximately $80.73 per share. Prior to March 1, 2014, holders may convert their Notes under certain circumstances. On and after March 1, 2014, the Notes will be convertible at any time prior to the close of business three days prior to the stated maturity date of the Notes. Upon conversion of a Note, if the conversion value is $1,000 or less, holders will receive cash equal to the lesser of $1,000 or the conversion value of the number of shares of our Capital Stock. If the conversion value exceeds $1,000, in addition to this, holders will receive shares of our Capital Stock for the excess amount. The Indenture contains customary terms and covenants that upon certain events of default, including without limitation, failure to pay when due any principal amount, a fundamental change or certain cross defaults in other agreements or instruments, occurring and continuing; either the trustee or the holders of 25% in aggregate principal amount of the Notes may declare the principal of the Notes and any accrued and unpaid interest through the date of such declaration immediately due and payable. In the case of certain events of bankruptcy or insolvency relating to any significant subsidiary or to us, the principal amount of the Notes and accrued interest automatically becomes due and payable.
     The conversion rate on the Notes is adjusted upon certain corporate events including a quarterly dividend payment in excess of $0.06 per share. In August 2009 and November 2009, we declared quarterly dividends of $0.12 per share. This has the effect of changing the conversion rate to 12.4213 ($80.51 per share) at December 31, 2009.
     Pursuant to the FASB’s guidance on accounting for derivative instruments indexed to, and potentially settled in a company’s own stock as well as the guidance on the meaning of “indexed to a company’s own stock,” the Notes are accounted for as convertible debt in the accompanying consolidated balance sheet and the embedded options within the Notes have not been accounted for as separate derivatives. On August 17, 2007, we filed a shelf registration statement, that became immediately effective, to register the Notes and Capital Stock issuable upon conversion.
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
     The purchased call options and sold warrants are separate contracts with the Counterparties, are not part of the terms of the Notes and do not affect the rights of holders under the Notes. A holder of the Notes will not have any rights with respect to the purchased call options or the sold warrants. The purchased call options are expected to reduce the potential dilution upon conversion of the Notes if the market value per share of the Capital Stock at the time of exercise is greater than the conversion price of the Notes at time of exercise. The sold warrants have an exercise price of $105.44 and are expected to result in some dilution should the price of our Capital Stock exceed this exercise price.
     Our net cost for these transactions was approximately $27.3 million. Pursuant to FASB’s authoritative guidance, the purchased call option and the sold warrants are accounted for as equity transactions. Therefore, our net cost was recorded as a decrease in stockholders’ equity in the accompanying consolidated balance sheet.
     Since May 2007, we have repaid the $100 million term note under the 2007 Facility using cash on hand. The only required long-term debt payment ($152.1 million) is for the Convertible Notes due in 2014.

Chemed Corporation and Subsidiary Companies
     During 2009, 2008 and 2007, interest totaling $258,000, $659,000 and $951,000, respectively, was capitalized. Summarized below are the total amounts of interest paid during the years ended December 31 (in thousands):

2009	$4,667
2008	5,628
2007	15,466
     DEBT COVENANTS
     Collectively, the 2007 Facility and the Notes require us to meet certain restrictive financial covenants, in addition to non-financial covenants, including maximum leverage ratios, minimum fixed charge coverage and consolidated net worth ratios, limits on operating leases and minimum asset value limits. We are in compliance with all debt covenants, financial and non-financial, as of December 31, 2009. We have issued $28.8 million in standby letters of credit as of December 31, 2009, mainly for insurance purposes. Issued letters of credit reduce our available credit under the revolving credit agreement. As of December 31, 2009, we have approximately $146.2 million of unused lines of credit available and eligible to be drawn down under our revolving credit facility, excluding the expansion feature.
3.	Stock-Based Compensation Plans
          We provide employees the opportunity to acquire our stock through a number of plans, as follows:
•	We have five stock incentive plans under which 6,700,000 shares can be issued to key employees through a grant of stock awards and/or options to purchase shares. The Compensation/Incentive Committee (“CIC”) of the Board of Directors administers these plans. All options granted under these plans provide for a purchase price equal to the market value of the stock at the date of grant. The latest plan, covering a total of 3,000,000 shares, was adopted in May 2006 and amended in August 2006. The plans are not qualified, restricted or incentive plans under the U.S. Internal Revenue Code. The terms of each plan differ slightly; however, stock options issued under the plans generally have a maximum term of 10 years. Under one plan, adopted in 1999, up to 500,000 shares may be issued to employees who are not our officers or directors.

•	In May 2002, our shareholders approved the adoption of the Executive Long-Term Incentive Plan (“LTIP”) covering our officers and key employees. The CIC periodically approves a pool of shares to be awarded based on stock price hurdles, EBITDA targets and a discretionary component for the LTIP.

In May 2009, the CIC approved a new stock-price target portion of the Company’s LTIP. The new stock price hurdles are as follows:

Stock	Shares to
Price	be
Hurdle	Issued
$54.00	22,500
$58.00	33,750
$62.00	33,750

Total	90,000

The stock price hurdles must be achieved during 30 trading days out of any 60 trading day period during the three years ending February 28, 2012.

In October 2009, we met the cumulative EBITDA target established in 2007 and on November 10, 2009 the CIC approved a stock grant of 96,200 shares and the related allocation to participants. The pretax cost of the stock grant was $5.0 million and is included in selling, general and administrative expenses in the accompanying consolidated statement of income.

In November 2009, the CIC approved a pool of shares to be awarded based on new EBITDA targets. The participants of the LTIP may be awarded 80,000 shares of capital stock if we attain Adjusted EBITDA of either $640 million for the three-year period beginning January 1, 2010, or $825 million for the four-year period beginning January 1, 2010. The CIC also established a discretionary pool of 37,000 shares of capital stock.

There were no share-based awards made from the LTIP in fiscal 2008.

Chemed Corporation and Subsidiary Companies
•	We maintain an Employee Stock Purchase Plan (“ESPP”). The ESPP allows eligible participants to purchase our shares through payroll deductions at current market value. We pay administrative and broker fees associated with the ESPP. Shares purchased for the ESPP are purchased on the open market and credited directly to participants’ accounts. In accordance with the FASB’s guidance, the ESPP is non-compensatory.
     For the years ended December 31, 2009, 2008 and 2007, we recorded $2.3 million, $1.9 million and $1.2 million, respectively, in amortization expense in the accompanying statement of income for stock-based compensation related to the amortization of restricted stock awards granted. For the years ended December 31, 2009, 2008 and 2007, we recorded $8.6 million, $7.3 million and $4.7 million, respectively, in selling, general and administrative expenses for stock-based compensation related to stock options granted. There were no capitalized stock-based compensation costs for any period presented.
     As of December 31, 2009, approximately $3.9 million of total unrecognized compensation costs related to non-vested stock awards are expected to be recognized over a weighted average period of 1.9 years. As of December 31, 2009, approximately $8.9 million of total unrecognized compensation costs related to non-vested stock options are expected to be recognized over a weighted average period of 1.7 years.
     The following table summarizes stock option and award activity:

			Stock Awards
	Stock Options			Weighted
		Weighted		Average
	Number	Average	Number	Grant-
	of	Exercise	of	Date
	Shares	Price	Shares	Price
Stock-based compensation shares:
Outstanding at January 1, 2009	2,175,159	$40.99	137,216	$46.80
Granted	508,600	44.02	160,199	44.54
Exercised/Vested	(216,732)	20.47	(126,260)	42.72
Canceled/Forfeited	(14,800)	52.89	(1,180)	21.78

Outstanding at December 31, 2009	2,452,227	$43.36	169,975	$47.87

Vested at December 31, 2009	1,458,866	$42.75

     The weighted average contractual life of outstanding and exercisable options was 6.0 years at December 31, 2009.
     Options outstanding at December 31, 2009, were in the following exercise price ranges:

		Weighted
	Number	Average	Aggregate
	of	Exercise	Intrinsic
Exercise Price Range	Options	Price	Value
$16.10 to $27.18	362,742	$20.23	$10,062,000
$27.19 to $40.78	763,268	$35.12	$9,808,000
$40.79 to $70.00	1,326,217	$54.43	$—
     The total intrinsic value of stock options exercised during the years ended December 31, 2009, 2008 and 2007 was $5.1 million, $5.2 million and $7.8 million, respectively. The total intrinsic value of stock options that were vested as of December 31, 2009, 2008 and 2007 was $15.5 million, $11.3 million and $33.5 million, respectively. The total intrinsic value of stock awards vested during the years ended December 31, 2009, 2008 and 2007 was $5.6 million, $3.4 million and $8.0 million, respectively. The total cash received from employees as a result of employee stock option exercises for the years ended December 31, 2009, 2008 and 2007 was $545,000, $291,000 and $2.5 million, respectively. In connection with these exercises, the excess tax benefits realized for the years ended December 31, 2009, 2008 and 2007, were $2.0 million, $2.4 million and $3.1 million, respectively. We settle employee stock options with newly issued shares.

Chemed Corporation and Subsidiary Companies
     We estimate the fair value of stock options using the Black-Scholes valuation model, consistent with the provisions of the FASB’s and the Securities and Exchange Commission‘s (“SEC”) guidance. We determine expected term, volatility, dividend yield and forfeiture rate based on our historical experience. We believe that historical experience is the best indicator of these factors. For purposes of determining the key assumptions and the related fair value of the options granted, we analyzed the participants of the LTIP separately from the other stock option recipients. The assumptions we used to value the 2009, 2008 and 2007 grants are as follows:

	2009		2008		2007
	LTIP		LTIP		LTIP
	Participants	All Others	Participants	All Others	Participants	All Others

Stock price on date of issuance	$44.02	$44.02	$33.75	$33.75	$67.96	$67.96
Grant date fair value per share	$14.95	$12.49	$11.18	$10.18	$25.18	$21.87
Number of options granted	320,000	188,600	325,000	183,600	320,000	150,600
Expected term (years)	5.7	4.1	5.7	4.3	5.8	4.3
Risk free rate of return	1.91%	1.44%	3.08%	2.92%	4.74%	4.76%
Volatility	35.0%	35.0%	31.8%	34.0%	30.4%	31.3%
Dividend yield	0.6%	0.6%	0.7%	0.7%	0.4%	0.4%
Forfeiture rate	—	5.5%	—	5.20%	—	5.20%
4.	Segments and Nature of the Business
     Our segments include the VITAS segment and the Roto-Rooter segment. Relative contributions of each segment to service revenues and sales were 72% and 28%, respectively, in 2009 and 69% and 31%, respectively, in 2008. The vast majority of our service revenues and sales from continuing operations are generated from business within the United States.
     The reportable segments have been defined along service lines, which is consistent with the way the businesses are managed. In determining reportable segments, the Roto-Rooter Services and Roto-Rooter Franchising and Products operating units of the Roto-Rooter segment have been aggregated on the basis of possessing similar operating and economic characteristics. The characteristics of these operating segments and the basis for aggregation are reviewed annually. Accordingly, the reportable segments are defined as follows:
•	The VITAS segment provides hospice services for patients with severe, life-limiting illnesses. This type of care is aimed at making the terminally ill patient’s end of life as comfortable and pain-free as possible. Hospice care is typically available to patients who have been initially certified or re-certified as terminally ill (i.e., a prognosis of six months or less) by their attending physician, if any, and the hospice physician. VITAS offers all levels of hospice care in a given market, including routine home care, inpatient care and continuous care. Over 90% of VITAS’ revenues are derived through the Medicare and Medicaid reimbursement programs.

•	The Roto-Rooter segment provides repair and maintenance services to residential and commercial accounts using the Roto-Rooter registered service marks. Such services include plumbing and sewer, drain and pipe cleaning. They are delivered through company-owned and operated territories, independent contractor-operated territories and franchised locations. This segment also manufactures and sells products and equipment used to provide such services.

•	We report corporate administrative expenses and unallocated investing and financing income and expense not directly related to either segment as “Corporate”. Corporate administrative expense includes the stewardship, accounting and reporting, legal, tax and other costs of operating a publicly held corporation. Corporate investing and financing income and expenses include the costs and income associated with corporate debt and investment arrangements. Beginning on January 1, 2008, the income statement impact of our deferred compensation plans covering Roto-Rooter employees has been classified as a Corporate activity. Historically, the income statement impact has been recorded as a Roto-Rooter activity. Due to the volatility in the capital markets, Roto-Rooter’s operational results were being distorted in our management reporting as a result of the activity of the deferred compensation plans. Our Chief Operating Decision Maker (“CODM”), determined that the income statement impact of Roto-Rooter’s deferred compensation plans is more appropriately classified as a Corporate activity. Our internal management reporting documents have been changed to reflect this determination. The table below has been reclassified to conform all periods presented.

Chemed Corporation and Subsidiary Companies
     Segment data for our continuing operations are set forth below (in thousands):

	For the Years Ended December 31,
	2009	2008	2007
Revenues by Type of Service
VITAS
Routine homecare	$615,408	$585,891	$546,872
Continuous care	141,272	124,894	115,801
General inpatient	97,356	97,895	92,995
Estimated BNAF	1,950	—	—
Medicare cap	(1,643)	(235)	(242)

Total segment	854,343	808,445	755,426

Roto-Rooter
Sewer and drain cleaning	136,503	146,150	151,111
Plumbing repair and maintenance	151,072	145,831	143,021
Independent contractors	21,620	21,968	22,070
HVAC repair and maintenance	4,031	4,059	3,929
Other products and services	22,667	22,488	24,501

Total segment	335,893	340,496	344,632

Total service revenues and sales	$1,190,236	$1,148,941	$1,100,058

Aftertax Segment Earnings/(Loss)
VITAS	$72,157	$64,719	$59,833
Roto-Rooter	33,246	33,592	38,971

Total	105,403	98,311	98,804
Corporate	(31,366)	(29,942)	(38,364)
Discontinued operations	(253)	(1,088)	1,201

Net income	$73,784	$67,281	$61,641

Interest Income
VITAS	$4,582	$5,336	$7,405
Roto-Rooter	2,587	3,824	5,370

Total	7,169	9,160	12,775
Corporate	83	489	2,776
Intercompany eliminations	(6,829)	(8,907)	(12,247)

Total interest income	$423	$742	$3,304

Interest Expense
VITAS	$374	$155	$146
Roto-Rooter	186	246	495

Total	560	401	641
Corporate	11,039	11,722	14,280

Total interest expense	$11,599	$12,123	$14,921

Income Tax Provision
VITAS	$43,921	$38,710	$35,722
Roto-Rooter	20,493	20,742	24,145

Total	64,414	59,452	59,867
Corporate	(17,831)	(12,417)	(22,146)

Total income tax provision	$46,583	$47,035	$37,721

Chemed Corporation and Subsidiary Companies

	For the Years Ended December 31,
	2009	2008	2007
Identifiable Assets
VITAS	$476,621	$523,178	$527,809
Roto-Rooter	191,254	188,003	185,982

Total	667,875	711,181	713,791
Corporate	151,595	48,441	55,154

Total identifiable assets	$819,470	$759,622	$768,945

Additions to Long-Lived Assets
VITAS	$14,913	$8,797	$20,435
Roto-Rooter	8,067	18,906	9,341

Total	22,980	27,703	29,776
Corporate	448	9,492	193

Total additions to long-lived assets	$23,428	$37,195	$29,969

Depreciation and Amortization
VITAS	$17,228	$16,984	$15,430
Roto-Rooter	8,182	8,344	8,419

Total	25,410	25,328	23,849
Corporate	2,492	2,177	1,539

Total depreciation and amortization	$27,902	$27,505	$25,388

5.	Goodwill and Intangible Assets
     Amortization of definite-lived intangible assets from continuing operations was $4.0 million for each of the years ended December 31, 2009, 2008 and 2007, respectively. The following is a schedule by year of projected amortization expense for definite-lived intangible assets (in thousands):

2010	$2,091
2011	1,292
2012	1,289
2013	1,289
2014	328
Thereafter	272
     The balance in identifiable intangible assets comprises the following (in thousands):

	Gross	Accumulated	Net Book
	Asset	Amortization	Value
December 31, 2009
Referral networks	$21,200	$(16,240)	$4,960
Covenants not to compete	9,092	(8,006)	1,086
Customer lists	1,227	(1,060)	167
Reacquired franchise Rights	450	(43)	407

Subtotal — definite-lived intangibles	31,969	(25,349)	6,620
VITAS trade name	51,300	—	51,300

Total	$83,269	$(25,349)	$57,920

December 31, 2008
Referral networks	$21,140	$(13,445)	$7,695
Covenants not to compete	8,911	(6,813)	2,098
Customer lists	1,223	(1,013)	210

Subtotal — definite-lived intangibles	31,274	(21,271)	10,003
VITAS trade name	51,300	—	51,300

Total	$82,574	$(21,271)	$61,303

Chemed Corporation and Subsidiary Companies
     The date of our annual goodwill and indefinite-lived intangible asset impairment analysis is October 1. For all reporting units included in continuing operations, the impairment tests indicated that the fair value of our goodwill exceeds its carrying amount. Our goodwill and VITAS trade name are not impaired.
     We consider that Roto-Rooter Co. (RRC), Roto-Rooter Services Co. (RRSC) and VITAS are appropriate reporting units. We consider RRC and RRSC as separate reporting units but one operating segment. This is appropriate as they each have their own set of general ledger accounts that can be analyzed at “one level below an operating segment” per the definition of a reporting unit in FASB guidance.
     We used two methods to estimate the business enterprise value of each reporting unit – (a) a comparison to key enterprise value ratios of publicly traded market competitors and (b) an allocation of total Chemed market value at October 1, 2009 to each reporting unit. The final estimate of the business enterprise value of each reporting unit was determined using a simple average of the two methods.
     For valuing the VITAS tradename, we performed a discounted cash flow analysis on the expected theoretical royalty cash stream from the VITAS tradename.
6.	Other Operating Expenses — Net
     Other expenses from continuing operations include the following pretax charges (in thousands):

	For the Year Ended December 31,
	2009	2008	2007
Costs related to a contested proxy solicitation	$3,989	$—	$—
Impairment of long-lived assets	—	2,699	—
Cost related to class action litigation	—	—	1,927
Gain on sale of property	—	—	(1,138)

Total other expenses	$3,989	$2,699	$789

     For the twelve-month period ended December 31, 2009, we recorded pretax expenses of $4.0 million related to the costs of a contested proxy solicitation.
     In December 2008, the Executive Committee of the Board of Directors authorized us to place a 29 year-old, eight passenger Hawker jet for sale. We determined that this asset met the definition of held for sale under the FASB’s guidance on, accounting for the impairment or disposal of long-lived assets. As a result, we discontinued depreciation on the jet and wrote-down the asset to its fair value less selling costs resulting in a pre-tax charge to other operating expenses — net of approximately $2.7 million. In March 2009, we sold the jet and recognized a $112,000 gain on disposal.
7.	Business Combinations
     During 2009, we completed two business combinations within the Roto-Rooter segment for $1.9 million in cash to increase our market penetration in Detroit, Michigan and Grand Rapids, Michigan. We made no acquisitions within the VITAS segment during 2009. The purchase price of these acquisitions was allocated as follows (in thousands):

Working capital	$(13)
Identifiable intangible assets	690
Goodwill	1,067
Other assets and liabilities — net	175

$1,919

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

Chemed Corporation and Subsidiary Companies
     The unaudited pro forma results of operations, assuming purchase business combinations completed in 2009 and 2008 were completed on January 1, 2008, and do not materially impact the accompanying consolidated financial statements. The results of operations of each of the above business combinations are included in our results of operations from the date of the respective acquisition. The allocations of purchase price are immaterial to the accompanying consolidated financial statements.
8.	Discontinued Operations
     Discontinued operations comprise (in thousands, except per share amounts):

	For the Years Ended December 31,
	2009	2008	2007
Phoenix (2006):
Income/(loss) before income taxes	$—	$—	$1,938
Income taxes	—	—	(737)

Income/(loss) from operations, net of income taxes	—	—	1,201

Adjustment to accruals of operations discontinued in prior years:
Casualty insurance costs	(400)	(1,719)	—

Loss before income taxes	(400)	(1,719)	—
All other income taxes	147	631	—

Total adjustments	(253)	(1,088)	—

Total discontinued operations	$(253)	$(1,088)	$1,201

Earnings/(loss) per share	$(0.01)	$(0.05)	$0.05

Diluted earnings/(loss) per share	$(0.02)	$(0.05)	$0.05

     In December 2009 and 2008, we recorded a $400,000 and $1.7 million pre-tax charge, respectively, for residual casualty insurance claims related to our discontinued operations.
     In September 2006, our Board of Directors approved and we announced our intention to exit the hospice market in Phoenix, Arizona. In October 2007, we received notification from the Federal government’s fiscal intermediary regarding our Medicare cap liabilities related to the 2006 measurement period. The notification revealed that we were over accrued at our discontinued Phoenix operation by $1.9 million. We recorded the reversal of this over accrual and its related tax effects in discontinued operations during the year ended December 31, 2007. As of December 31, 2009, we have $198,000 accrued for potential retroactive billings related to the Medicare Cap for Phoenix.
     At December 31, 2009 and 2008, the accrual for our estimated liability for potential environmental cleanup and related costs arising from the sale of DuBois amounted to $1.7 million. Of the 2009 balance, $826,000 is included in other current liabilities and $901,000 is included in other liabilities (long-term). We are contingently liable for additional DuBois-related environmental cleanup and related costs up to a maximum of $14.9 million. On the basis of a continuing evaluation of the potential liability, we believe it is not probable this additional liability will be paid. Accordingly, no provision for this contingent liability has been recorded. The potential liability is not insured, and the recorded liability does not assume the recovery of insurance proceeds. Also, the environmental liability has not been discounted because it is not possible to reliably project the timing of payments. We believe that any adjustments to our recorded liability will not materially adversely affect our financial position, results of operations or cash flows.
     Revenues generated by discontinued operations were $1.9 million for the year ended December 31, 2007. There were no revenues generated by discontinued operations for the years ended December 31, 2009 and 2008.
     At December 31, 2009, other current liabilities include accruals of $1.0 million and other liabilities (long-term) include accruals of $1.2 million for costs related to discontinued operations. The estimated timing of payments of these liabilities follows (in thousands):

2010	$1,043
2011	300
Thereafter	832

$2,175

Chemed Corporation and Subsidiary Companies
9.	Cash Overdrafts and Cash Equivalents
     Included in accounts payable are cash overdrafts of $11.7 million and $8.8 million as of December 31, 2009 and 2008, respectively.
     From time to time throughout the year, we invest excess cash in money market funds or repurchase agreements directly with major commercial banks. We do not physically hold the collateral for repurchase agreements, but the term is less than 10 days. We closely monitor the creditworthiness of the institutions with which we invest our overnight funds and the quality of the collateral underlying those investments. We had $109.3 million in cash equivalents as of December 31, 2009. There were no cash equivalents as of December 31, 2008. The weighted average rate of return for our cash equivalents was 0.3% in 2009 and 2.3% in 2008.
10.	Other Income/ (Expense) —Net
     Other income/ (expense)—net from continuing operations comprises the following (in thousands):

	For the Years Ended December31,
	2009	2008	2007
Market value gains/(losses) on assets held in deferred compensation trust	$5,802	$(9,140)	$963
(Loss)/gain on disposal of property and equipment	(369)	(415)	(286)
Interest Income	423	742	3,304
Other — net	18	77	144

Total other income	$5,874	$(8,736)	$4,125

          The offset for market value gains or losses on assets held in deferred compensation trust is recorded in selling, general and administrative expenses.
11.	Income Taxes
          The provision for income taxes comprises the following (in thousands):

	For the Years Ended December 31,
	2009	2008	2007
Continuing Operations:
Current
U.S. federal	$36,182	$42,914	$26,458
U.S. state and local	4,960	6,226	3,995
Foreign	462	667	497
Deferred
U.S. federal, state and local	4,980	(2,710)	6,715
Foreign	(1)	(62)	56

Total	$46,583	$47,035	$37,721

Discontinued Operations:
Current U.S. federal	$(65)	$(735)	$647
Current U.S. state and local	(5)	(55)	90
Deferred U.S. federal, state and local	(77)	159	—

Total	$(147)	$(631)	$737

Chemed Corporation and Subsidiary Companies
     A summary of the temporary differences that give rise to deferred tax assets/ (liabilities) follows (in thousands):

	2009		2008
Accrued liabilities		$23,609	$25,094
Stock compensation expense		7,991	4,825
Allowance for uncollectible accounts receivable		1,862	1,839
State net operating loss carryforwards		1,439	1,567
Other		2,420	3,245

Deferred income tax assets		37,321	36,570

Amortization of intangible assets		(37,975)	(35,791)
Accelerated tax depreciation		(9,495)	(6,325)
Currents assets		(1,179)	(1,103)
Other		(623)	(172)

Deferred income tax liabilities		(49,272)	(43,391)

Net deferred income tax liabilities	$	(11,951)	$(6,821)

     Included in other assets at December 31, 2009, are deferred income tax assets of $272,000 (2008 — $264,000). At December 31, 2009 and 2008, state net operating loss carryforwards were $26.6 million and $28.5 million, respectively. These net operating losses will expire, in varying amounts, between 2010 and 2029. Based on our history of operating earnings, we have determined that our operating income will, more likely than not, be sufficient to ensure realization of our deferred income tax assets.
     The cumulative effect upon adoption of FASB’s guidance on accounting for uncertain income taxes was to reduce our accrual for uncertain tax positions by approximately $4.7 million, which has been recorded in retained earnings as of January 1, 2007, in the accompanying financial statements. After adoption, we had approximately $1.3 million in unrecognized tax benefits. The majority of this amount would affect our effective tax rate, if recognized in a future period. The years ended December 31, 2006, and forward remain open for review for Federal income tax purposes. The earliest open year relating to any of our material state jurisdictions is the fiscal year ended December 31, 2004. During the next twelve months, we do not anticipate a material net change in unrecognized tax benefits.
     As permitted by this guidance, we classify interest related to our accrual for uncertain tax positions in separate interest accounts. As of December 31, 2009 and 2008, we have approximately $149,000 and $152,000, respectively, accrued in interest payable related to uncertain tax positions. These accruals are included in other current liabilities in the accompanying consolidated balance sheet. Net interest expense related to uncertain tax positions included in interest expense in the accompanying consolidated statement of income is not material.
     A roll forward of the significant changes to our unrecognized tax benefits is as follows (in thousands):

	2009	2008	2007
Balance at January 1,	$1,202	$1,169	$1,281
Unrecognized tax benefits due to positions taken in current year	136	413	178
Gross change due to positions taken in prior years	—	53	—
Decrease due to settlement with taxing authorities	(214)	(174)	(40)
Decrease due to expiration of statute of limitations	(93)	(259)	(250)
Other	(21)	—	—

Balance at December 31,	$1,010	$1,202	$1,169

Chemed Corporation and Subsidiary Companies
     The difference between the actual income tax provision for continuing operations and the income tax provision calculated at the statutory U.S. federal tax rate is explained as follows (in thousands):

	2009	2008	2007
Income tax provision calculated using the statutory rate of 35%	$42,217	$40,391	$34,356
State and local income taxes, less federal income tax effect	3,837	3,928	3,265
Impact of deferred compensation plans	(190)	3,084	(186)
Tax accrual adjustments	(111)	107	(87)
Other —net	830	(475)	373

Income tax provision	$46,583	$47,035	$37,721

Effective tax rate	38.6%	40.8%	38.4%

     Summarized below are the total amounts of income taxes paid during the years ended December 31 (in thousands):

2009	$40,872
2008	50,535
2007	24,345
     Provision has not been made for additional taxes on $35.1 million of undistributed earnings of our domestic subsidiaries. Should we elect to sell our interest in all of these businesses rather than to effect a tax-free liquidation, additional taxes amounting to approximately $12.9 million would be incurred based on current income tax rates.
12.	Properties and Equipment
          A summary of properties and equipment follows (in thousands):

	December 31,
	2009	2008
Land	$1,360	$1,355
Buildings	29,699	28,150
Transportation equipment	17,318	19,329
Machinery and equipment	53,017	48,378
Computer software	26,147	25,154
Furniture and fixtures	45,133	41,711
Projects under development	17,865	14,574

Total properties and equipment	190,539	178,651
Less accumulated depreciation	(115,181)	(101,689)

Net properties and equipment	$75,358	$76,962

     The net book value of computer software at December 31, 2009 and 2008, was $9.1 million and $5.6 million, respectively. Depreciation expense for computer software was $4.2 million, $4.3 million and $4.4 million for the years ended December 31, 2009, 2008 and 2007, respectively.
13.	Lease Arrangements
     We have operating leases that cover our corporate office headquarters, various warehouse and office facilities, office equipment and transportation equipment. The remaining terms of these leases range from one year to eight years, and in most cases we expect that these leases will be renewed or replaced by other leases in the normal course of business. We have no significant capital leases as of December 31, 2009 or 2008.

Chemed Corporation and Subsidiary Companies
     The following is a summary of future minimum rental payments and sublease rentals to be received under operating leases that have initial or remaining noncancelable terms in excess of one year at December 31, 2009 (in thousands):

2010	$16,579
2011	12,659
2012	9,288
2013	6,991
2014	4,207
Thereafter	3,669

Total minimum rental payments	53,393
Less: minimum sublease rentals	(123)

Net minimum rental payments	$53,270

     Total rental expense incurred under operating leases for continuing operations follows (in thousands):

	For the Years Ended December 31,
	2009	2008	2007
Total rental payments	$21,219	$18,867	$17,307
Less sublease rentals	(270)	(265)	(260)

Net rental expense	$20,949	$18,602	$17,047

14.	Pension and Retirement Plans
     Retirement obligations under various plans cover substantially all full-time employees who meet age and/or service eligibility requirements. The major plans providing retirement benefits to our employees are defined contribution plans. Expenses charged to continuing operations for our retirement and profit-sharing plans, excess benefit plans and other similar plans were $15.1 million, $2.7 million and $12.8 million for the years ended December 31, 2009, 2008 and 2007, respectively. These expenses include the impact of market gains and losses on assets held in deferred compensation plans.
     We have excess benefit plans for key employees whose participation in the qualified plans is limited by U.S. Employee Retirement Income Security Act requirements. Benefits are determined based on theoretical participation in the qualified plans. Benefits are only invested in mutual funds, and participants are not permitted to diversify accumulated benefits in shares of our stock. Trust assets invested in shares of our stock are included in treasury stock, and the corresponding liability is included in a separate component of stockholders’ equity. At December 31, 2009, these trusts held 102,027 shares or $1.9 million of our stock (2008 – 108,416 shares or $2.0 million). The diversified assets of our excess benefit and deferred compensation plans, all of which are invested in various mutual funds, totaled $24.2 million at December 31, 2009 (2008 — $22.6 million).

Chemed Corporation and Subsidiary Companies
15.	Earnings Per Share
          The computation of earnings per share follows (in thousands, except per share data):

	Income from Continuing Operations			Net Income
For the Years Ended			Earnings			Earnings
December 31,	Income	Shares	per Share	Income	Shares	per Share
2009
Earnings	$74,037	22,451	$3.30	$73,784	22,451	$3.29

Dilutive stock options	—	229		—	229
Nonvested stock awards	—	62		—	62

Diluted earnings	$74,037	22,742	$3.26	$73,784	22,742	$3.24

2008

Earnings	$68,369	23,058	$2.97	$67,281	23,058	$2.92

Dilutive stock options	—	287		—	287
Nonvested stock awards	—	29		—	29

Diluted earnings	$68,369	23,374	$2.93	$67,281	23,374	$2.88

2007
Earnings	$60,440	24,520	$2.46	$61,641	24,520	$2.51

Dilutive stock options	—	456		—	456
Nonvested stock awards	—	101		—	101

Diluted earnings	$60,440	25,077	$2.41	$61,641	25,077	$2.46

     During 2009, 819,917 stock options were excluded from the computation of diluted earnings per share as their exercise prices were greater than the average market price during most of the year. During 2008, 827,917 stock options were so excluded. During 2007, 290,096 stock options were so excluded.
     Diluted earnings per share may be impacted in future periods as the result of the issuance of our $200 million Notes and related purchased call options and sold warrants. Per FASB’s authoritative guidance on the effect of contingently convertible instruments on diluted earnings per share and convertible bonds with issuer option to settle for cash upon conversion, we will not include any shares related to the Notes in our calculation of diluted earnings per share until our average stock price for a quarter exceeds the current conversion price. We would then include in our diluted earnings per share calculation those shares issuable using the treasury stock method. The amount of shares issuable is based upon the amount by which the average stock price for the quarter exceeds the conversion price. The purchased call option does not impact the calculation of diluted earnings per share, as it is always anti-dilutive. The sold warrants become dilutive when our average stock price for a quarter exceeds the strike price of the warrant.

Chemed Corporation and Subsidiary Companies
     The following table provides examples of how changes in our stock price impact the number of shares that would be included in our diluted earnings per share calculation. It also shows the impact on the number of shares issuable upon conversion of the Notes and settlement of the purchased call options and sold warrants:

	Shares		Total Treasury	Shares Due	Incremental
	Underlying 1.875%		Method	to the Company	Shares Issued by
Share	Convertible	Warrant	Incremental	under Notes	the Company
Price	Notes	Shares	Shares (a)	Hedges	upon Conversion (b)
$80.73	6,411	—	6,411	(6,858)	(447)
$90.73	255,949	—	255,949	(273,807)	(17,858)
$100.73	461,080	—	461,080	(493,250)	(32,170)
$110.73	629,160	118,682	747,842	(673,057)	74,785
$120.73	769,396	314,621	1,084,017	(823,077)	260,940
$130.73	888,178	480,584	1,368,762	(950,146)	418,616

a)	Represents the number of incremental shares that must be included in the calculation of fully diluted shares under U.S. GAAP.

b)	Represents the number of incremental shares to be issued by the Company upon conversion of the Notes assuming concurrent settlement of the note hedges and warrants.
16.	Financial Instruments
     We adopted the provisions of the FASB’s authoritative guidance on fair value measurements. This statement defines a hierarchy which prioritizes the inputs in fair value measurements. Level 1 measurements are measurements using quoted prices in active markets for identical assets or liabilities. Level 2 measurements use significant other observable inputs. Level 3 measurements are measurements using significant unobservable inputs which require a company to develop its own assumptions. In recording the fair value of assets and liabilities, companies must use the most reliable measurement available. There was no impact on our financial position or results of operations upon partial adoption of this authoritative guidance.
     The following shows the carrying value, fair value and the hierarchy for our financial instruments as of December 31, 2009 (in thousands):

		Fair Value Measure
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
	Carrying Value	Assets (Level 1)	Inputs (Level 2)	Inputs (Level 3)
Mutual fund investments of deferred compensation plans held in trust	$24,158	$24,158	$—	$—
Long-term debt	152,127	163,587	—	—
     For cash and cash equivalents, accounts receivable and accounts payable, the carrying amount is a reasonable estimate of fair value because of the liquidity and short-term nature of these instruments.
17.	Loans Receivable from Independent Contractors
     At December 31, 2009, we had contractual arrangements with 62 independent contractors to provide plumbing repair and drain cleaning services under sublicensing agreements using the Roto-Rooter name in lesser-populated areas of the United States and Canada. The arrangements give the independent contractors the right to conduct a plumbing and drain cleaning business using the Roto-Rooter name in a specified territory in exchange for a royalty based on a percentage of labor sales, generally approximately 40%. We also pay for certain telephone directory advertising in these areas, lease certain capital equipment and provide operating manuals to serve as resources for operating a plumbing and drain cleaning business. The contracts are generally cancelable upon 90 days’ written notice (without cause) or upon a few days notice (with cause). The independent contractors are responsible for running the businesses as they believe best.
     Our maximum exposure to loss from arrangements with our independent contractors at December 31, 2009 is approximately $1.3 million (2008 — $1.6 million). The exposure to loss is mainly the result of loans provided to the

Chemed Corporation and Subsidiary Companies
independent contractors. In most cases, these loans are partially secured by receivables and equipment owned by the independent contractor. The interest rates on the loans range from zero to 8% per annum, and the remaining terms of the loans range from 2.5 months to 5.4 years at December 31, 2009. During 2009, we recorded revenues of $21.6 million (2008 — $22.0 million; 2007 — $22.1 million) and pretax profits of $9.5 million (2008 — $9.5 million; 2007 — $9.0 million) from our independent contractors.
18.	Litigation
     VITAS is party to a class action lawsuit filed in the Superior Court of California, Los Angeles County, in September 2006 by Bernadette Santos, Keith Knoche and Joyce White (“Santos”). This case alleges failure to pay overtime and failure to provide meal and rest periods to a purported class of California admissions nurses, chaplains and sales representatives. The case seeks payment of penalties, interest and Plaintiffs’ attorney fees. VITAS contests these allegations. In December 2009, the trial court denied Plaintiffs’ motion for class certification. The lawsuit is in its early stages and we are unable to estimate our potential liability, if any, with respect to these allegations.
     Regardless of outcome, defense of litigation adversely affects us through defense costs, diversion of our time and related publicity. In the normal course of business, we are a party to various claims and legal proceedings. We record a reserve for these matters when an adverse outcome is probable and the amount of the potential liability is reasonably estimable.
19.	Regulatory Matters
     In April 2005, the Office of Inspector General (“OIG”) for the Department of Health and Human Services served VITAS with civil subpoenas relating to VITAS’ alleged failure to appropriately bill Medicare and Medicaid for hospice services. As part of this investigation, the OIG selected medical records for 320 past and current patients from VITAS’ three largest programs for review. It also sought policies and procedures dating back to 1998 covering admissions, certifications, recertifications and discharges. During the third quarter of 2005 and again in May 2006, the OIG requested additional information from us. The Court dismissed a related qui tam complaint filed in U.S. District Court for the Southern District of Florida with prejudice in July 2007. The plaintiffs appealed this dismissal, which the Court of Appeals affirmed. The government continues to investigate the complaint’s allegations. In March 2009, we received a letter from the government reiterating the basis of their investigation.
     In May 2009, VITAS received an administrative subpoena from the U.S. Department of Justice requesting VITAS deliver to the OIG documents, patient records, and policy and procedure manuals for headquarters and its Texas programs concerning hospice services provided for the period January 1, 2003 to the date of the letter. In August 2009, the OIG selected medical records for 59 past and current patients from a Texas program for review. In February 2010, VITAS received a companion civil investigative demand from the state of Texas Attorney General’s Office, seeking related documents. Based on the early stage of the investigation and the limited information we have at this time, we cannot predict the outcome of this investigation. We believe that we are in material compliance with Medicare and Medicaid rules and regulations applicable to hospice providers.
     The costs to comply with either of these investigations were not material for any period presented. We are unable to predict the outcome of these matters or the impact, if any, that the investigation may have on our business, results of operations, liquidity or capital resources. Regardless of outcome, responding to the subpoenas can adversely affect us through defense costs, diversion of our time and related publicity.
20.	Related Party Transactions
     VITAS has two pharmacy services agreements (“Agreements”) with Omnicare, Inc. and its subsidiaries (“OCR”) whereby OCR provides specified pharmacy services for VITAS and its hospice patients in geographical areas served by both VITAS and OCR. The Agreements renew automatically for one-year terms. Either party may cancel the Agreements at the end of any term by giving 90 days prior written notice. VITAS made purchases from OCR of $33.1 million, $32.9 million and $33.6 million for the years ended December 31, 2009, 2008 and 2007, respectively. VITAS’ accounts payable to OCR and its subsidiaries are not material at December 31, 2009 and 2008.
     Mr. Joel F. Gemunder, President and Chief Executive Officer of OCR., and Ms. Andrea Lindell are directors of both OCR and the Company. Mr. Kevin J. McNamara, President, Chief Executive Officer and a director of the Company, is a director emeritus of OCR. We believe that the terms of these agreements are no less favorable to VITAS than we could negotiate with an unrelated party.

Chemed Corporation and Subsidiary Companies
21.	Capital Stock Transactions
     On April 26, 2007, our Board of Directors authorized a $150 million stock repurchase program. On May 19, 2008 our Board of Directors authorized an additional $56 million to the April 2007 stock repurchase program. For the year ended December 31, 2009, we repurchased 15,900 shares at a weighted average cost per share of $46.65 under the April 2007 program. For the year ended December 31, 2008, we repurchased 1.7 million shares at a weighted average cost per share of $39.73 under the April 2007 program.

Chemed Corporation and Subsidiary Companies
22. Guarantor Subsidiaries
     Our 1.875% Senior Convertible Notes issued on May 14, 2007, are fully and unconditionally guaranteed on an unsecured, joint and severally liable basis by our 100% owned subsidiaries. The equity method has been used with respect to the parent company’s (Chemed) investment in subsidiaries. No consolidating adjustment column is presented for the condensed consolidating statement of cash flow since there were no signficant consolidating entries for the periods presented. The following condensed, consolidating financial data present the composition of the parent company, the guarantor subsidiaries and the non-guarantor subsidiaries as of December 31, 2009 and 2008, and for the years ended December 31, 2009, 2008 and 2007 (in thousands):

		Guarantor	Non-Guarantor	Consolidating
December 31, 2009	Parent	Subsidiaries	Subsidiaries	Adjustments	Consolidated
ASSETS
Cash and cash equivalents	$109,331	$(1,221)	$4,306	$—	$112,416
Accounts receivable, less allowances	618	52,303	540	—	53,461
Intercompany receivables	—	149,888	—	(149,888)	—
Inventories	—	7,009	534	—	7,543
Current deferred income taxes	(378)	14,048	31	—	13,701
Prepaid expenses	(2,457)	13,706	(112)	—	11,137

Total current assets	107,114	235,733	5,299	(149,888)	198,258

Investments of deferred compensation plans held in trust	—	—	24,158	—	24,158
Properties and equipment, at cost, less accumulated depreciation	10,309	62,912	2,137	—	75,358
Identifiable intangible assets less accumulated amortization	—	57,920	—	—	57,920
Goodwill	—	445,662	4,380	—	450,042
Other assets	11,190	2,232	312	—	13,734
Investments in subsidiaries	643,572	15,523	—	(659,095)	—

Total assets	$772,185	$819,982	$36,286	$(808,983)	$819,470

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$(2,411)	$54,084	$398	$—	$52,071
Intercompany payables	147,744	—	2,144	(149,888)	—
Income taxes	(2,145)	2,159	49	—	63
Accrued insurance	1,231	33,930	—	—	35,161
Accrued compensation	4,235	30,020	407	—	34,662
Other current liabilities	1,643	11,367	1,117	—	14,127

Total current liabilities	150,297	131,560	4,115	(149,888)	136,084

Deferred income taxes	(10,549)	43,183	(6,710)	—	25,924
Long-term debt	152,127	—	—	—	152,127
Deferred compensation liabilities	—	—	23,637	—	23,637
Other liabilities	3,148	1,388	—	—	4,536
Stockholders’ equity	477,162	643,851	15,244	(659,095)	477,162

Total liabilities and stockholders’ equity	$772,185	$819,982	$36,286	$(808,983)	$819,470

		Guarantor	Non-Guarantor	Consolidating
December 31, 2008	Parent	Subsidiaries	Subsidiaries	Adjustments	Consolidated
ASSETS
Cash and cash equivalents	$65	$202	$3,361	$—	$3,628
Accounts receivable, less allowances	1,261	96,112	703	—	98,076
Intercompany receivables	—	37,105	—	(37,105)	—
Inventories	—	7,021	548	—	7,569
Current deferred income taxes	(229)	15,511	110	—	15,392
Prepaid expenses	2,296	7,982	990	—	11,268

Total current assets	3,393	163,933	5,712	(37,105)	135,933

Investments of deferred compensation plans held in trust	—	—	22,628	—	22,628
Properties and equipment, at cost, less accumulated depreciation	11,665	63,179	2,118	—	76,962
Identifiable intangible assets less accumulated amortization	—	61,303	—	—	61,303
Goodwill	—	444,433	4,288	—	448,721
Other assets	11,312	2,455	308	—	14,075
Investments in subsidiaries	568,038	11,196	—	(579,234)	—

Total assets	$594,408	$746,499	$35,054	$(616,339)	$759,622

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$(1,688)	$54,175	$323	$—	$52,810
Intercompany payables	29,513	—	7,592	(37,105)	—
Current portion of long-term debt	10,000	169	—	—	10,169
Income taxes	(1,940)	3,909	212	—	2,181
Accrued insurance	1,425	34,569	—	—	35,994
Accrued compensation	3,817	36,523	401	—	40,741
Other current liabilities	2,022	8,979	1,179	—	12,180

Total current liabilities	43,149	138,324	9,707	(37,105)	154,075

Deferred income taxes	(7,801)	38,310	(8,032)	—	22,477
Long-term debt	158,210	—	—	—	158,210
Deferred compensation liabilities	—	—	22,417	—	22,417
Other liabilities	4,019	1,593	—	—	5,612
Stockholders’ equity	396,831	568,272	10,962	(579,234)	396,831

Total liabilities and stockholders’ equity	$594,408	$746,499	$35,054	$(616,339)	$759,622

Chemed Corporation and Subsidiary Companies

		Guarantor	Non-Guarantor	Consolidating
For the year ended December 31, 2009	Parent	Subsidiaries	Subsidiaries	Adjustments	Consolidated
Continuing Operations
Net sales and service revenues	$—	$1,166,972	$23,264	$—	$1,190,236

Cost of services provided and goods sold	—	822,788	11,786	—	834,574
Selling, general and administrative expenses	23,199	163,600	10,627	—	197,426
Depreciation	602	20,221	712	—	21,535
Amortization	2,294	4,073	—	—	6,367
Other operating expenses	3,989	—	—	—	3,989

Total costs and expenses	30,084	1,010,682	23,125	—	1,063,891

Income/ (loss) from operations	(30,084)	156,290	139	—	126,345
Interest expense	(11,040)	(565)	6	—	(11,599)
Other (expense)/income — net	5,428	(5,422)	5,868	—	5,874

Income/ (loss) before income taxes	(35,696)	150,303	6,013	—	120,620
Income tax (provision)/ benefit	12,463	(56,948)	(2,098)	—	(46,583)
Equity in net income of subsidiaries	97,270	4,043	—	(101,313)	—

Income from continuing operations	74,037	97,398	3,915	(101,313)	74,037
Discontinued Operations	(253)	—	—	—	(253)

Net income	$73,784	$97,398	$3,915	$(101,313)	$73,784

		Guarantor	Non-Guarantor	Consolidating
For the year ended December 31, 2008	Parent	Subsidiaries	Subsidiaries	Adjustments	Consolidated
Continuing Operations
Net sales and service revenues	$—	$1,124,063	$24,878	$—	$1,148,941

Cost of services provided and goods sold	—	798,173	12,374	—	810,547
Selling, general and administrative expenses	19,644	158,214	(2,525)	—	175,333
Depreciation	504	20,382	695	—	21,581
Amortization	1,890	4,034	—	—	5,924
Other operating expenses	2,699	—	—	—	2,699

Total costs and expenses	24,737	980,803	10,544	—	1,016,084

Income/ (loss) from operations	(24,737)	143,260	14,334	—	132,857
Interest expense	(11,722)	(398)	(3)	—	(12,123)
Gain on extinguishment of debt	3,406	—	—	—	3,406
Other (expense)/income — net	4,381	(4,070)	(9,047)	—	(8,736)

Income/ (loss) before income taxes	(28,672)	138,792	5,284	—	115,404
Income tax (provision)/ benefit	10,386	(52,199)	(5,222)	—	(47,035)
Equity in net income of subsidiaries	86,655	1,403	—	(88,058)	—

Income from continuing operations	68,369	87,996	62	(88,058)	68,369
Discontinued Operations	(1,088)	—	—	—	(1,088)

Net income	$67,281	$87,996	$62	$(88,058)	$67,281

		Guarantor	Non-Guarantor	Consolidating
For the year ended December 31, 2007	Parent	Subsidiaries	Subsidiaries	Adjustments	Consolidated
Continuing Operations
Net sales and service revenues	$—	$1,075,042	$25,016	$—	$1,100,058

Cost of services provided and goods sold	—	754,739	12,327	—	767,066
Selling, general and administrative expenses	18,846	159,074	6,140	—	184,060
Depreciation	488	19,003	627	—	20,118
Amortization	1,232	4,036	2	—	5,270
Other operating expenses/(income)	(1,138)	1,927	—	—	789

Total costs and expenses	19,428	938,779	19,096	—	977,303

Income/ (loss) from operations	(19,428)	136,263	5,920	—	122,755
Interest expense	(14,287)	(445)	(189)	—	(14,921)
Loss on extinguishment of debt	(13,798)	—	—	—	(13,798)
Other (expense)/income — net	15,030	(10,809)	(96)	—	4,125

Income/ (loss) before income taxes	(32,483)	125,009	5,635	—	98,161
Income tax (provision)/ benefit	11,428	(46,782)	(2,367)	—	(37,721)
Equity in net income of subsidiaries	82,696	3,453	—	(86,149)	—

Income from continuing operations	61,641	81,680	3,268	(86,149)	60,440
Discontinued Operations	—	1,201	—	—	1,201

Net income	$61,641	$82,881	$3,268	$(86,149)	$61,641

Chemed Corporation and Subsidiary Companies

		Guarantor	Non-Guarantor
For the year ended December 31, 2009	Parent	Subsidiaries	Subsidiaries	Consolidated
Cash Flow from Operating Activities:
Net cash provided by operating activities	$950	$153,387	$6,495	$160,832

Cash Flow from Investing Activities:
Capital expenditures	(448)	(20,394)	(654)	(21,496)
Business combinations, net of cash acquired	—	(1,919)	—	(1,919)
Net payments from sale of discontinued operations	(328)	(302)	—	(630)
Proceeds from sale of property and equipment	1,285	292	—	1,577
Other sources/(uses) — net	(255)	(302)	183	(374)

Net cash provided/(used) by investing activities	254	(22,625)	(471)	(22,842)

Cash Flow from Financing Activities:
Change in cash overdrafts payable	19	2,872	—	2,891
Change in intercompany accounts	140,674	(135,226)	(5,448)	—
Dividends paid to shareholders	(8,157)	—	—	(8,157)
Purchases of treasury stock	(4,225)	—	—	(4,225)
Proceeds from exercise of stock options	545	—	—	545
Realized excess tax benefit on share based compensation	1,955	—	—	1,955
Net decrease in revolving line of credit	(8,200)	—	—	(8,200)
Repayment of long-term debt	(14,500)	(169)	—	(14,669)
Other sources/(uses) — net	(49)	338	369	658

Net cash provided/ (used) by financing activities	108,062	(132,185)	(5,079)	(29,202)

Net increase/(decrease) in cash and cash equivalents	109,266	(1,423)	945	108,788
Cash and cash equivalents at beginning of year	65	202	3,361	3,628

Cash and cash equivalents at end of period	$109,331	$(1,221)	$4,306	$112,416

		Guarantor	Non-Guarantor
For the year ended December 31, 2008	Parent	Subsidiaries	Subsidiaries	Consolidated
Cash Flow from Operating Activities:
Net cash provided/(used) by operating activities	$(8,912)	$118,904	$2,091	$112,083

Cash Flow from Investing Activities:
Capital expenditures	(9,492)	(15,576)	(1,026)	(26,094)
Business combinations, net of cash acquired	—	(11,200)	—	(11,200)
Net proceeds from sale of discontinued operations	8,824	—	—	8,824
Proceeds from sale of property and equipment	10	342	35	387
Other sources/(uses) — net	(660)	123	(7)	(544)

Net cash used by investing activities	(1,318)	(26,311)	(998)	(28,627)

Cash Flow from Financing Activities:
Change in cash overdrafts payable	(1,106)	250	—	(856)
Change in intercompany accounts	90,906	(91,249)	343	—
Dividends paid to shareholders	(5,543)	—	—	(5,543)
Purchases of treasury stock	(69,788)	—	—	(69,788)
Proceeds from exercise of stock options	291	—	—	291
Realized excess tax benefit on share based compensation	2,422	—	—	2,422
Net increase in revolving line of credit	8,200	—	—	8,200
Repayment of long-term debt	(18,551)	(162)	—	(18,713)
Other sources/(uses) — net	(413)	354	(770)	(829)

Net cash provided/ (used) by financing activities	6,418	(90,807)	(427)	(84,816)

Net increase/(decrease) in cash and cash equivalents	(3,812)	1,786	666	(1,360)
Cash and cash equivalents at beginning of year	3,877	(1,584)	2,695	4,988

Cash and cash equivalents at end of period	$65	$202	$3,361	$3,628

		Guarantor	Non-Guarantor
For the year ended December 31, 2007	Parent	Subsidiaries	Subsidiaries	Consolidated
Cash Flow from Operating Activities:
Net cash provided by operating activities	$93	$97,008	$2,483	$99,584

Cash Flow from Investing Activities:
Capital expenditures	(193)	(25,674)	(773)	(26,640)
Business combinations, net of cash acquired	—	(1,079)	—	(1,079)
Net proceeds/(payments) from sale of discontinued operations	2,502	(7,904)	—	(5,402)
Proceeds from sale of property and equipment	2,963	116	25	3,104
Other uses — net	(919)	(751)	(31)	(1,701)

Net cash provided/(used) by investing activities	4,353	(35,292)	(779)	(31,718)

Cash Flow from Financing Activities:
Change in cash overdrafts payable	7	(926)	—	(919)
Change in intercompany accounts	66,095	(62,296)	(3,799)	—
Dividends (paid)/received to/from shareholders	(5,888)	1,446	(1,446)	(5,888)
Purchases of treasury stock	(131,704)	—	—	(131,704)
Proceeds from exercise of stock options	2,467	—	—	2,467
Realized excess tax benefit on share based compensation	3,091	—	—	3,091
Purchase note hedges	(55,100)	—	—	(55,100)
Proceeds from issuance of warrants	27,614	—	—	27,614
Proceeds from issuance of long-term debt	245,106	—	—	245,106
Proceeds from conversion feature of debt, net of costs	53,206	—	—	53,206
Debt issuance costs	(5,261)	—	—	(5,261)
Repayment of long-term debt	(225,500)	(209)	—	(225,709)
Other sources/(uses) — net	40	(1)	906	945

Net cash used by financing activities	(25,827)	(61,986)	(4,339)	(92,152)

Net decrease in cash and cash equivalents	(21,381)	(270)	(2,635)	(24,286)
Cash and cash equivalents at beginning of year	25,258	(1,314)	5,330	29,274

Cash and cash equivalents at end of period	$3,877	$(1,584)	$2,695	$4,988

Chemed Corporation and Subsidiary Companies
UNAUDITED SUMMARY OF QUARTERLY RESULTS
Chemed Corporation and Subsidiary Companies
(in thousands, except per share and footnote data)

	First	Second	Third	Fourth	Total
For the Year Ended December 31, 2009	Quarter	Quarter	Quarter	Quarter	Year
Continuing Operations
Total service revenues and sales	$294,938	$295,255	$296,794	$303,249	$1,190,236

Gross profit	$87,925	$87,918	$87,906	$91,913	$355,662

Income from operations	$34,726	$27,938	$32,786	$30,895	$126,345
Interest expense	(2,844)	(3,142)	(2,853)	(2,760)	(11,599)
Other income/(expense)—net	(276)	3,358	1,733	1,059	5,874

Income before income taxes	31,606	28,154	31,666	29,194	120,620
Income taxes	(12,267)	(10,904)	(12,456)	(10,956)	(46,583)

Income from continuing operations (a)	19,339	17,250	19,210	18,238	74,037
Discontinued Operations	—	—	—	(253)	(253)

Net Income (a)	$19,339	$17,250	$19,210	$17,985	$73,784

Earnings Per Share (a)
Income from continuing operations	$0.86	$0.77	$0.86	$0.81	$3.30

Net income	$0.86	$0.77	$0.86	$0.80	$3.29

Diluted Earnings Per Share (a)
Income from continuing operations	$0.85	$0.76	$0.84	$0.80	$3.26

Net income	$0.85	$0.76	$0.84	$0.78	$3.24

Average number of shares outstanding
Earnings per share	22,394	22,417	22,461	22,551	22,451

Diluted earnings per share	22,647	22,672	22,744	22,937	22,742

(a)	The following amounts are included in income from continuing operations during the respective quarter (in thousands):

	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year
Pretax (cost)/benefit:
Stock option expense	$(2,042)	$(2,443)	$(2,214)	$(1,940)	$(8,639)
Noncash impact of change in accounting for convertible debt	(1,530)	(1,561)	(1,591)	(1,623)	(6,305)
Non-taxable income from certain investments held in deferred compensation trusts	1,211	—	—	—	1,211
Expenses associated with contested proxy solicitiation	(545)	(3,444)	—	—	(3,989)
Expenses incurred in connection with the Office of Inspector General investigation	(13)	(86)	(343)	(144)	(586)
Long-term incentive compensation	—	—	—	(5,007)	(5,007)
Costs related to litigation settlements	—	—	—	(882)	(882)

Total	$(2,919)	$(7,534)	$(4,148)	$(9,596)	$(24,197)

Aftertax (cost)/benefit:
Stock option expense	$(1,292)	$(1,544)	$(1,401)	$(1,227)	$(5,464)
Noncash impact of change in accounting for convertible debt	(968)	(987)	(1,006)	(1,027)	(3,988)
Non-taxable income from certain investments held in deferred compensation trusts	1,211	—	—	—	1,211
Income tax impact of nondeductible losses on investments held in deferred compensation trusts	(475)	20	—	—	(455)
Expenses associated with contested proxy solicitiation	(345)	(2,180)	—	—	(2,525)
Expenses incurred in connection with the Office of Inspector General investigation	(8)	(53)	(213)	(89)	(363)
Long-term incentive compensation	—	—	—	(3,134)	(3,134)
Costs related to litigation settlements	—	—	—	(534)	(534)

Total	$(1,877)	$(4,744)	$(2,620)	$(6,011)	$(15,252)

Chemed Corporation and Subsidiary Companies
UNAUDITED SUMMARY OF QUARTERLY RESULTS
Chemed Corporation and Subsidiary Companies
(in thousands, except per share and footnote data)

	First	Second	Third	Fourth	Total
For the Year Ended December 31, 2008	Quarter	Quarter	Quarter	Quarter	Year
Continuing Operations
Total service revenues and sales	$285,268	$283,156	$288,312	$292,205	$1,148,941

Gross profit	$79,456	$82,017	$85,866	$91,055	$338,394

Income from operations	$29,841	$28,837	$34,909	$39,270	$132,857
Interest expense	(3,109)	(2,964)	(3,140)	(2,910)	(12,123)
Gain on extinguishment of debt	—	—	—	3,406	3,406
Other income/(expense)—net	(1,189)	886	(1,908)	(6,525)	(8,736)

Income before income taxes	25,543	26,759	29,861	33,241	115,404
Income taxes	(9,683)	(10,488)	(12,910)	(13,954)	(47,035)

Income from continuing operations (a)	15,860	16,271	16,951	19,287	68,369
Discontinued Operations	—	—	—	(1,088)	(1,088)

Net Income (a)	$15,860	$16,271	$16,951	$18,199	$67,281

Earnings Per Share (a)
Income from continuing operations	$0.66	$0.69	$0.75	$0.86	$2.97

Net income	$0.66	$0.69	$0.75	$0.81	$2.92

Diluted Earnings Per Share (a)
Income from continuing operations	$0.65	$0.68	$0.74	$0.85	$2.93

Net income	$0.65	$0.68	$0.74	$0.80	$2.88

Average number of shares outstanding
Earnings per share	23,873	23,486	22,503	22,382	23,058

Diluted earnings per share	24,285	23,759	22,818	22,644	23,374

(a)	The following amounts are included in income from continuing operations during the respective quarter (in thousands):

	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year
Pretax (cost)/benefit:
Stock option expense	$(1,391)	$(1,591)	$(2,102)	$(2,219)	$(7,303)
Noncash impact of change in accounting for convertible debt	(1,512)	(1,542)	(1,570)	(1,515)	(6,139)
Unreserved prior year’s insurance claim	(597)	—	—	—	(597)
Expenses incurred in connection with the Office of Inspector General investigation	15	(57)	(2)	(2)	(46)
Gain on extinguishment of debt	—	—	—	3,406	3,406
Impairment loss on transportation equipment	—	—	—	(2,699)	(2,699)

Total	$(3,485)	$(3,190)	$(3,674)	$(3,029)	$(13,378)

Aftertax (cost)/benefit:
Stock option expense	$(884)	$(1,010)	$(1,334)	$(1,391)	$(4,619)
Noncash impact of change in accounting for convertible debt	(960)	(979)	(997)	(1,070)	(4,006)
Unreserved prior year’s insurance claim	(358)	—	—	—	(358)
Expenses incurred in connection with the Office of Inspector General investigation	9	(35)	(1)	(1)	(28)
Income tax credit related to prior years	322	—	—	—	322
Income tax impact of nondeductible losses on investments held in deferred compensation trusts	—	—	(1,237)	(1,825)	(3,062)
Gain on extinguishment of debt	—	—	—	2,934	2,934
Impairment loss on transportation equipment	—	—	—	(1,714)	(1,714)

Total	$(1,871)	$(2,024)	$(3,569)	$(3,067)	$(10,531)

Chemed Corporation and Subsidiary Companies
SELECTED FINANCIAL DATA
Chemed Corporation and Subsidiary Companies
(in thousands, except per share and footnote data, ratios, percentages and personnel)

	2009	2008	2007	2006	2005
Summary of Operations
Continuing operations (a)
Service revenues and sales	$1,190,236	$1,148,941	$1,100,058	$1,018,587	$915,970
Gross profit (excluding depreciation)	355,662	338,394	332,992	288,464	271,494
Depreciation	21,535	21,581	20,118	16,775	16,150
Amortization	6,367	5,924	5,270	5,255	4,922
Income from operations	126,345	132,857	122,755	104,979	76,769
Income from continuing operations (b)	74,037	68,369	60,440	57,722	36,228
Net income (b)	73,784	67,281	61,641	50,651	35,817
Earnings per share
Income from continuing operations	$3.30	$2.97	$2.46	$2.21	$1.42
Net income	3.29	2.92	2.51	1.94	1.40
Average number of shares outstanding	22,451	23,058	24,520	26,118	25,552
Diluted earnings per share
Income from continuing operations	$3.26	$2.93	$2.41	$2.16	$1.38
Net income	3.24	2.88	2.46	1.90	1.36
Average number of shares outstanding	22,742	23,374	25,077	26,669	26,299
Cash dividends per share	$0.36	$0.24	$0.24	$0.24	$0.24
Financial Position—Year-End
Cash and cash equivalents	$112,416	$3,628	$4,988	$29,274	$57,133
Working capital/(deficit)	62,174	(18,142)	(13,427)	(3,951)	35,355
Current ratio	1.46	0.88	0.91	0.98	1.21
Properties and equipment, at cost less accumulated depreciation	$75,358	$76,962	$74,513	$70,140	$65,155
Total assets	819,470	759,622	768,945	791,461	837,343
Long-term debt	152,127	158,210	163,715	150,331	234,058
Stockholders’ equity	477,162	396,831	395,800	421,361	384,175
Other Statistics—Continuing Operations
Capital expenditures	$21,496	$26,094	$26,640	$21,987	$25,734
Number of employees	12,308	11,884	11,783	11,621	10,881

(a)	Continuing operations exclude VITAS of Arizona, discontinued in 2006, Service America, discontinued in 2004 and Patient Care discontinued in 2002

(b)	The following amounts are included in income from continuing operations during the respective year (in thousands):

	2009	2008	2007	2006	2005
After-tax benefit/(cost):
Stock option expense	$(5,464)	$(4,619)	$(2,962)	$(769)	$(137)
Noncash impact of change in accounting for convertible debt	(3,988)	(4,006)	(2,335)
Long-term incentive compensation	(3,134)	—	(4,427)	—	(3,434)
Expenses associated with contested proxy solicitation	(2,525)	—	—	—	—
Non-taxable income on certain investments held in deferred compensation trusts	1,211	—	—	—	—
Costs related to litigation settlements	(534)	—	(1,168)	(169)	(10,757)
Income tax impact of nondeductible losses on investments held in deferred compensation trusts	(455)	(3,062)	(46)	—	—
Expenses incurred in connection with the Office of Inspector General investigation	(363)	(28)	(141)	(662)	(397)
Gain/(loss) on extinguishment of debt	—	2,934	(8,778)	(273)	(2,523)
Loss on impairment of transportation equipment	—	(1,714)	—	—	—
Unreserved prior-year’s insurance claim	—	(358)	—	—	—
Income tax credits or adjustments related to prior years	—	322	—	2,115	1,961
Gain on sale of property	—	—	724	—	—
Loss on impairment of investment	—	—	—	(918)	—
Adjustment to casualty insurance related to prior periods experience	—	—	—	—	1,014
Adjustment of transaction-related expenses of the VITAS acquisition	—	—	—	—	959
Other	—	—	296	296	—

Total	$(15,252)	$(10,531)	$(18,837)	$(380)	$(13,314)

Chemed Corporation and Subsidiary Companies
CHEMED CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2009
(in thousands)(unaudited)

				Chemed
	VITAS	Roto-Rooter	Corporate	Consolidated
2009
Service revenues and sales	$854,343	$335,893	$—	$1,190,236

Cost of services provided and goods sold	653,212	181,362	—	834,574
Selling, general and administrative expenses	71,643	95,073	30,710	197,426
Depreciation	13,269	8,068	198	21,535
Amortization	3,959	114	2,294	6,367
Other operating expenses	—	—	3,989	3,989

Total costs and expenses	742,083	284,617	37,191	1,063,891

Income/(loss) from operations	112,260	51,276	(37,191)	126,345
Interest expense	(374)	(186)	(11,039)	(11,599)
Intercompany interest income/(expense)	4,314	2,514	(6,828)	—
Other income/(expense)—net	(122)	135	5,861	5,874

Income/(loss) before income taxes	116,078	53,739	(49,197)	120,620
Income taxes	(43,921)	(20,493)	17,831	(46,583)

Income/(loss) from continuing operations	72,157	33,246	(31,366)	74,037
Discontinued operations	—	—	(253)	(253)

Net income/(loss)	$72,157	$33,246	$(31,619)	$73,784

(a)	The following amounts are included in income from continuing operations (in thousands):

				Chemed
	VITAS	Roto-Rooter	Corporate	Consolidated
Pretax benefit/(cost):
Stock option expense	$—	$—	$(8,639)	$(8,639)
Noncash impact of change in accounting for convertible debt	—	—	(6,305)	(6,305)
Long-term incentive compensation	—	—	(5,007)	(5,007)
Expenses associated with contested proxy solicitation	—	—	(3,989)	(3,989)
Non-taxable income on certain investments held in deferred compensation trusts	—	—	1,211	1,211
Costs related to litigation settlements	—	(882)	—	(882)
Expenses incurred in connection with the Office of Inspector General investigation	(586)	—	—	(586)
Gain/(loss) on extinguishment of debt	—	—	—	—

Total	$(586)	$(882)	$(22,729)	$(24,197)

	VITAS	Roto-Rooter	Corporate	Consolidated
After-tax benefit/(cost):
Stock option expense	$—	$—	$(5,464)	$(5,464)
Noncash impact of change in accounting for convertible debt	—	—	(3,988)	(3,988)
Long-term incentive compensation	—	—	(3,134)	(3,134)
Expenses associated with contested proxy solicitation	—	—	(2,525)	(2,525)
Non-taxable income on certain investments held in deferred compensation trusts	—	—	1,211	1,211
Income tax impact of nondeductible losses on investments held in deferred compensation trusts	—	—	(455)	(455)
Costs related to litigation settlements	—	(534)	—	(534)
Expenses incurred in connection with the Office of Inspector General investigation	(363)	—	—	(363)
Gain/(loss) on extinguishment of debt	—	—	—	—

Total	$(363)	$(534)	$(14,355)	$(15,252)

Chemed Corporation and Subsidiary Companies
CHEMED CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2008
(in thousands)(unaudited)

				Chemed
	VITAS	Roto-Rooter	Corporate	Consolidated
2008
Service revenues and sales	$808,445	$340,496	$—	$1,148,941

Cost of services provided and goods sold	625,177	185,370	—	810,547
Selling, general and administrative expenses	67,750	95,971	11,612	175,333
Depreciation	13,000	8,294	287	21,581
Amortization	3,984	50	1,890	5,924
Other operating expenses	—	—	2,699	2,699

Total costs and expenses	709,911	289,685	16,488	1,016,084

Income/(loss) from operations	98,534	50,811	(16,488)	132,857
Interest expense	(155)	(246)	(11,722)	(12,123)
Intercompany interest income/(expense)	5,199	3,708	(8,907)	—
Gain on extinguishment of debt	—	—	3,406	3,406
Other income/(expense)—net	(149)	61	(8,648)	(8,736)

Income/(loss) before income taxes	103,429	54,334	(42,359)	115,404
Income taxes	(38,710)	(20,742)	12,417	(47,035)

Income/(loss) from continuing operations	64,719	33,592	(29,942)	68,369
Discontinued operations	—	—	(1,088)	(1,088)

Net income/(loss)	$64,719	$33,592	$(31,030)	$67,281

(a)	The following amounts are included in income from continuing operations (in thousands):

				Chemed
	VITAS	Roto-Rooter	Corporate	Consolidated
Pretax benefit/(cost):
Stock option expense	$—	$—	$(7,303)	$(7,303)
Noncash impact of change in accounting for convertible debt	—	—	(6,139)	(6,139)
Impairment loss on transportation equipment	—	—	(2,699)	(2,699)
Gain on extinguishment of debt	—	—	3,406	3,406
Unreserved prior-year’s insurance claim	—	(597)	—	(597)
Expenses incurred in connection with the Office of Inspector General investigation	(46)	—	—	(46)

Total	$(46)	$(597)	$(12,735)	$(13,378)

	VITAS	Roto-Rooter	Corporate	Consolidated
After-tax benefit/(cost):
Stock option expense	$—	$—	$(4,619)	$(4,619)
Noncash impact of change in accounting for convertible debt	—	—	(4,006)	(4,006)
Impairment loss on transportation equipment	—	—	(1,714)	(1,714)
Gain on extinguishment of debt	—	—	2,934	2,934
Income tax impact of non-deductible net market losses on investments held in deferred compensation trusts	—	—	(3,062)	(3,062)
Unreserved prior-year’s insurance claim	—	(358)	—	(358)
Expenses incurred in connection with the Office of Inspector General investigation	(28)	—	—	(28)
Income tax credit related to prior years	322	—	—	322

Total	$294	$(358)	$(10,467)	$(10,531)

Chemed Corporation and Subsidiary Companies
CHEMED CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2007
(in thousands)(unaudited)

				Chemed
	VITAS	Roto-Rooter	Corporate	Consolidated
2007
Service revenues and sales	$755,426	$344,632	$—	$1,100,058

Cost of services provided and goods sold	586,435	180,631	—	767,066
Selling, general and administrative expenses	65,103	95,424	23,533	184,060
Depreciation	11,446	8,365	307	20,118
Amortization	3,984	54	1,232	5,270
Other operating expenses	—	1,927	(1,138)	789

Total costs and expenses	666,968	286,401	23,934	977,303

Income/(loss) from operations	88,458	58,231	(23,934)	122,755
Interest expense	(146)	(495)	(14,280)	(14,921)
Intercompany interest income/(expense)	7,254	4,993	(12,247)	—
Loss on extinguishment of debt	—	—	(13,798)	(13,798)
Other income/(expense)—net	(11)	387	3,749	4,125

Income/(loss) before income taxes	95,555	63,116	(60,510)	98,161
Income taxes	(35,722)	(24,145)	22,146	(37,721)

Income/(loss) from continuing operations	59,833	38,971	(38,364)	60,440
Discontinued operations	1,201	—	—	1,201

Net income/(loss)	$61,034	$38,971	$(38,364)	$61,641

(a)	The following amounts are included in income from continuing operations (in thousands):

				Chemed
	VITAS	Roto-Rooter	Corporate	Consolidated
Pretax benefit/(cost):
Stock option expense	$—	$—	$(4,665)	$(4,665)
Long-term incentive compensation	—	—	(7,067)	(7,067)
Noncash impact of change in accounting for convertible debt	—	—	(3,677)	(3,677)
Gain on sale of property	—	—	1,138	1,138
Loss on extinguishment of debt	—	—	(13,798)	(13,798)
Unreserved prior-year’s insurance claim	—	(1,927)	—	(1,927)
Expenses incurred in connection with the Office of Inspector General investigation	(227)	—	—	(227)
Other	—	—	467	467

Total	$(227)	$(1,927)	$(27,602)	$(29,756)

After-tax benefit/(cost):
Stock option expense	$—	$—	$(2,962)	$(2,962)
Long-term incentive compensation	—	—	(4,427)	(4,427)
Noncash impact of change in accounting for convertible debt	—	—	(2,335)	(2,335)
Gain on sale of property	—	—	724	724
Loss on extinguishment of debt	—	—	(8,778)	(8,778)
Income tax impact of non-deductible net market losses on investments held in deferred compensation trusts	—	—	(46)	(46)
Unreserved prior-year’s insurance claim	—	(1,168)	—	(1,168)
Expenses incurred in connection with the Office of Inspector General investigation	(141)	—	—	(141)
Other	—	—	296	296

Total	$(141)	$(1,168)	$(17,528)	$(18,837)

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
     The following is a summary of the key operating results for the years ended December 31, 2009, 2008 and 2007 (in thousands except percentages and per share amounts):

	2009	2008	2007
Consolidated service revenues and sales	$1,190,236	$1,148,941	$1,100,058
Consolidated income from continuing operations	$74,037	$68,369	$60,440
Diluted EPS from continuing operations	$3.26	$2.93	$2.41
Adjusted EBITDA*	$177,050	$161,754	$161,846
Adjusted EBITDA as a percent of revenue	14.9%	14.1%	14.7%

*	See page 50 for reconciliation to GAAP measures
2009 versus 2008
     The increase in consolidated service revenues and sales from 2008 to 2009 was driven by a 5.7% increase at VITAS offset by an approximate 1.4% decrease at Roto-Rooter. The increase at VITAS was the result of an increase in average daily census (“ADC”) of 1%, Medicare price increases and an increase due to changes in the mix of care. The decrease at Roto-Rooter was driven by a 7% decrease in the job count offset by an approximate 6% price and mix shift increase. Consolidated income from continuing operations and diluted EPS from continuing operations increased as a result of higher service revenues and sales, which allowed us to further leverage our current cost structure. Adjusted EBITDA increased 9.5% from 2008 to 2009 and Adjusted EBITDA as a percent of revenue increased from 14.1% to 14.9%.
2008 versus 2007
     The increase in consolidated service revenues and sales from 2007 to 2008 was driven by a 7% increase at VITAS offset by a 1% decrease at Roto-Rooter. The increase at VITAS was the result of an increase in average daily census (“ADC”) of 3%, the annual Medicare price increase and an increase due to changes in the mix of care. The decrease at Roto-Rooter was driven by a 10% decrease in the job count offset by a 9% increase due to price increases and job mix changes. Consolidated income from continuing operations and diluted EPS from continuing operations increased as a result of higher service revenues and sales, which allowed us to further leverage our current cost structure. 2008 diluted EPS from continuing operations also benefited from share repurchases during the year of $69.8 million. The 2007 results were negatively impacted by pretax losses of $13.8 million ($8.8 million aftertax) related to our refinancing transactions. Adjusted EBITDA was essentially flat in 2008 when compared to 2007. Adjusted EBITDA as a percent of revenue decreased from 14.7% in 2007 to 14.1% in 2008.
     EBITDA and Adjusted EBITDA are not measures derived in accordance with GAAP and exclude components that are important to understanding our financial performance. We use Adjusted EBITDA as a measure of earnings for our LTIP awards. We provide EBITDA and Adjusted EBITDA to help readers evaluate our operating results, compare our operating performance with that of similar companies that have different capital structures and help evaluate our ability to meet future debt service, capital expenditure and working capital requirements. Our EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for comparable measures presented in accordance with GAAP. A reconciliation of our net income to our Adjusted EBITDA is presented in tables following the Recent Accounting Statements section.
Impact of Current Market Conditions
     Due mainly to the condition of the U.S. economy, Roto-Rooter customer call volume in 2009 was down approximately 12.3% from the prior year. This led to a lower job count and lower total revenue at Roto-Rooter, as discussed above. For full-year 2010, we expect Roto-Rooter to achieve revenue growth of 1.0% to 3.0%. This is a result of increased pricing of 3.0%, a favorable mix shift to higher revenue jobs, offset by job count decline of 2.0% to 4.0%.

Chemed Corporation and Subsidiary Companies
     We expect VITAS to achieve full-year revenue growth, prior to Medicare cap, of 5.0% to 6.0%. Admissions are estimated to increase 2.0% to 4.0%. This revenue estimate includes the October 1, 2009, 1.3% increase in average hospice reimbursement rates. We also expect VITAS to have estimated Medicare contractual billing limitations of $5.0 million.
LIQUIDITY AND CAPITAL RESOURCES
     Significant factors affecting our cash flows during 2009 and financial position at December 31, 2009, include the following:
•	Our continuing operations generated cash of $160.8 million;

•	On a net basis, we repaid approximately $22.9 million of long-term debt;

•	We repurchased our stock using cash of $4.2 million;

•	We spent $21.5 million on capital expenditures.
     The ratio of total debt to total capital was 24.2% at December 31, 2009, compared with 29.8% at December 31, 2008. Our current ratio was 1.46 and 0.88 at December 31, 2009 and 2008, respectively.
     Collectively, the 2007 Facility and the Notes require us to meet certain restrictive financial covenants, in addition to non-financial covenants, including maximum leverage ratios, minimum fixed charge coverage and consolidated net worth ratios, limits on operating leases and minimum asset value limits. We are in compliance with all financial and non-financial debt covenants as of December 31, 2009 and we forecast to be in compliance through fiscal 2010. We have issued $28.8 million in standby letters of credit as of December 31, 2009, mainly for insurance purposes. Issued letters of credit reduce our available credit under the revolving credit agreement. As of December 31, 2009, we have approximately $146.2 million of unused lines of credit available and eligible to be drawn down under our revolving credit facility, excluding the expansion feature. We believe our cash flow from operating activities and our unused eligible lines of credit are sufficient to fund our obligations and operate our business in the near term. We continually evaluate cash utilization alternatives, including share repurchase, debt repurchase, acquisitions, and increased dividends to determine the most beneficial use of available capital resources.
CASH FLOW
     Our cash flows for 2009, 2008 and 2007 are summarized as follows (in millions):

	For the Years Ended December 31,
	2009	2008	2007
Net cash provided by operating activities	$160.8	$112.1	$99.6
Capital expenditures	(21.5)	(26.1)	(26.6)

Operating cash excess after capital expenditures	139.3	86.0	73.0
Purchase of treasury stock	(4.2)	(69.8)	(131.7)
Repayment of long-term debt	(22.9)	(18.7)	(225.7)
Business combinations	(1.9)	(11.2)	(1.1)
Net proceeds/(uses) from sale of discontinued operations	(0.6)	8.8	(5.4)
Proceeds from issuance of long-term debt, net of costs	—	8.2	245.1
Proceeds from conversion feature of debt, net of costs	—	—	53.2
Dividends paid	(8.2)	(5.5)	(5.9)
Proceeds from exercise of stock options	0.5	0.3	2.5
Purchase of note hedge	—	—	(55.1)
Proceeds from issuance of warrants	—	—	27.6
Other—net	6.8	0.5	(0.8)

(Decrease)/increase in cash and cash equivalents	$108.8	$(1.4)	$(24.3)

COMMITMENTS AND CONTINGENCIES
     In connection with the sale of DuBois Chemicals, Inc. (“DuBois”) in 1991, we provided allowances and accruals relating to several long-term costs, including income tax matters, lease commitments and environmental costs. Also, in conjunction with the sales of The Omnia Group (“Omnia”) and National Sanitary Supply Company in 1997 and the sale of Service America Network Inc. (“Service America”) in 2005, we provided long-term allowances and accruals relating to costs of severance arrangements, lease commitments and income tax matters. Additionally, we retain liability for casualty insurance claims for Service America and Patient Care that were incurred prior to the disposal date. In connection with the sale of VITAS’ Phoenix operation in November 2006, we have accrued an estimate of our total exposure for the Medicare Cap through the date of sale. In the aggregate, we believe these allowances and accruals are adequate as of December 31, 2009. Based on reviews of our environmental-related liabilities under the DuBois sale agreement, we have estimated our

Chemed Corporation and Subsidiary Companies
remaining liability to be $1.7 million. As of December 31, 2009, we are contingently liable for additional cleanup and related costs up to a maximum of $14.9 million, for which we believe it is not probable that we will have to make any payment towards. Thus, no provision has been recorded in accordance with the applicable accounting guidance.
     VITAS is party to a class action lawsuit filed in the Superior Court of California, Los Angeles County, in September 2006 by Bernadette Santos, Keith Knoche and Joyce White (“Santos”). This case alleges failure to pay overtime and failure to provide meal and rest periods to a purported class of California admissions nurses, chaplains and sales representatives. The case seeks payment of penalties, interest and Plaintiffs’ attorney fees. VITAS contests these allegations. In December 2009, the trial court denied Plantiffs’ motion for class certification. The lawsuit is in its early stages and we are unable to estimate our potential liability, if any, with respect to these allegations.
     In April 2005, the Office of Inspector General (“OIG”) for the Department of Health and Human Services served VITAS with civil subpoenas relating to VITAS’ alleged failure to appropriately bill Medicare and Medicaid for hospice services. As part of this investigation, the OIG selected medical records for 320 past and current patients from VITAS’ three largest programs for review. It also sought policies and procedures dating back to 1998 covering admissions, certifications, recertifications and discharges. During the third quarter of 2005 and again in May 2006, the OIG requested additional information from us. The Court dismissed a related qui tam complaint filed in U.S. District Court for the Southern District of Florida with prejudice in July 2007. The plaintiffs appealed this dismissal, which the Court of Appeals affirmed. The government continues to investigate the complaint’s allegations. In March 2009, we received a letter from the government reiterating the basis of their investigation.
     In May 2009, VITAS received an administrative subpoena from the U.S. Department of Justice requesting VITAS deliver to the OIG documents, patient records, and policy and procedure manuals for headquarters and its Texas programs concerning hospice services provided for the period January 1, 2003 to the date of the letter. In August 2009, the OIG selected medical records for 59 past and current patients from a Texas program for review. In February 2010, VITAS received a companion civil investigative demand from the state of Texas Attorney General’s office, seeking related documents. Based on the early stage of the investigation and the limited information we have at this time, we cannot predict the outcome of this investigation. We believe that we are in material compliance with Medicare and Medicaid rules and regulations applicable to hospice providers.
     We are unable to predict the outcome of these matters or the impact, if any, that the investigation may have on our business, results of operations, liquidity or capital resources. Regardless of outcome, responding to the subpoenas can adversely affect us through defense costs, diversion of our time and related publicity.
CONTRACTUAL OBLIGATIONS
     The table below summarizes our debt and contractual obligations as of December 31, 2009 (in thousands):

		Less than			After
	Total	1 year	1-3 Years	4 -5 Years	5 Years
Long-term debt obligations	$152,127	$—	$—	$152,127	$—
Interest obligation on long-term debt (a)	15,335	3,505	7,011	4,819	—
Operating lease obligations	53,393	16,579	21,947	11,198	3,669
Liabilities related to uncertain tax positions	1,010	373	363	244	30
Obligations of discontinued operations	2,175	1,043	450	300	382
Purchase obligations (b)	52,071	52,071	—	—	—
Other current obligations (c )	34,662	34,662	—	—	—
Other long-term obligations (d)	26,403	—	1,383	1,383	23,637

Total contractual cash obligations	$337,176	$108,233	$31,154	$170,071	$27,718

(a)	Our interest obligation on our long-term debt includes only interest on fixed rate debt.

(b)	Purchase obligations primarily consist of accounts payable at December 31, 2009.

(c)	Other current obligations consist of accrued salaries and wages at December 31, 2009.

(d)	Other long-term obligations comprise largely pension and excess benefit obligations.

Chemed Corporation and Subsidiary Companies
RESULTS OF OPERATIONS
2009 Versus 2008 — Consolidated Results
     Set forth below are the year-to-year changes in the components of the statement of operations relating to continuing operations for 2009 versus 2008 (in thousands, except percentages):

	Favorable/(Unfavorable)
	Amount	Percent
Service revenues and sales
VITAS	$45,898	6
Roto-Rooter	(4,603)	(2)

Total	41,295	4
Cost of services provided and goods sold	(24,027)	(3)
Selling, general and administrative expenses	(22,093)	(13)
Depreciation	46	—
Amortization	(443)	(7)
Other expenses	(1,290)	(48)

Income from operations	(6,512)	(5)
Interest expense	524	4
Gain on extinguishment of debt	(3,406)	(100)
Other income —net	14,610	167

Income before income taxes	5,216	5
Income taxes	452	1

Income from continuing operations	$5,668	8

     Our service revenues and sales for the year ended December 31, 2009 increased $41.3 million or 3.6% over the comparable prior year. The VITAS segment accounted for $45.9 million of the increase offset by a $4.6 million revenue decrease for the Roto-Rooter segment.
     The VITAS segment revenue increase is the result of the following (dollars in thousands):

	Amount	Percent
Routine homecare	$29,517	5
Continuous care	16,378	13
General inpatient	(539)	(1)
Estimated BNAF	1,950	—
Medicare cap allowance	(1,408)	599

Total revenues	$45,898	6

     The revenue increase for VITAS includes increases in the Medicare reimbursement rate of approximately 3.5% as well as a $1.95 million increase for the BNAF, recorded in the first quarter of 2009 but related to hospice care provided in the fourth quarter of 2008. In addition, the ADC for routine homecare and continuous care increased 0.9% and 7.4%, respectively, from 2008. ADC for general inpatient decreased 2.6% from 2008 to 2009. ADC is a key measure we use to monitor volume growth in our hospice programs. Changes in total program admissions, discharges and average length of stay for our patients are the main drivers of changes in ADC. The Medicare cap amount recorded in 2009 relates predominantly to one program’s liability through year end for the 2010 measurement period. We are currently pursuing corrective actions to attempt to mitigate the liability before the end of the measurement period. The 2008 revenue reduction for Medicare cap relates to one program’s liability through year end for the 2009 measurement period. This amount was subsequently reversed during the 2009 fiscal year due to improved admission trends.
     The Roto-Rooter segment revenue decrease is the result of the following (dollars in thousands):

	Amount	Percent
Plumbing	$5,241	4
Sewer and drain cleaning	(9,647)	(7)
Other	(197)	—

Total revenues	$(4,603)	(1)

Chemed Corporation and Subsidiary Companies
     Plumbing revenues for 2009 increased from 2008 due to a 13% increase in the average price per job offset by an 8% decrease in the number of jobs performed. The increase in the plumbing price per job was driven mainly by job mix. Our excavation job count increased by 13% compared to 2008. The average revenue per excavation job is approximately 5 times greater than other average plumbing jobs. Sewer and drain cleaning revenues for 2009 decreased from 2008 due to a 7% decrease in jobs performed partially offset by a 1% increase in the average price per job. Other revenue types are essentially flat when compared with 2008.
     The consolidated gross margin was 29.9% in 2009 versus 29.5% in 2008. On a segment basis, VITAS’ gross margin was 23.5% in 2009 and 22.7% in 2008. Roto-Rooter’s gross margin was 46.0% in 2009 and 45.6% in 2008. The increase in VITAS’ gross margin is a result of the $1.95 million BNAF adjustment related to the fourth quarter of 2008 and refinements to scheduled field labor, offset by an increase to Medicare cap liability of $1.4 million. Roto-Rooter’s gross margin increased primarily as a result of favorable technician turnover rates and lower health insurance expense.
     Selling, general and administrative expenses (“SG&A”) for 2009 increased $22.1 million (13%). Included in SG&A is a $13.1 million increase related to the increase in our deferred compensation liability due to improved stock market performance. The offset to the increased liability is recorded in other (non-operating) income and expense. Also included in the SG&A increase is a 2009 LTIP award of $5.0 million, an increase of $1.3 million in stock option expense, an increase in OIG expense of $540,000 and $882,000 related to litigation settlements. The remaining change in SG&A is the result of typical cost of living increases for salaries and benefits plus increases in certain selling expenses which vary based on changes in revenue.
     Other operating expenses for 2009 of $4.0 million are related to the expenses of a contested proxy solicitation. The $2.7 million of operating expense for 2008 relates to an impairment charge on an eight passenger Hawker jet built in 1979. In December 2008, the Executive Committee of the Board of Directors authorized us to place the 29 year-old Hawker for sale. We determined that this asset met the definition of held for sale under FASB’s guidance. As a result, we discontinued depreciation on the jet and wrote-down the asset to its fair value less selling costs resulting in a pre-tax charge to other operating expenses — net of approximately $2.7 million. In March 2009, we sold the jet and recognized an $112,000 gain on disposal.
     Interest expense decreased $524,000 (4%) from 2008 to 2009 mainly due to repayment in 2008 of $13.0 million face value of our Convertible Notes due May 2014 and repayment of remaining term loan in 2009.
     Other income/ (expense) — net was $5.9 million income in 2009 compared to an $8.7 million expense in 2008. The change is primarily the result of a $14.9 million gain from investments held in deferred compensation plans due to market conditions.
     Our effective tax rate was 38.6% in 2009 compared to 40.8% in 2008. The decrease in the effective income tax rate is due primarily due to the impact of non-taxable gains and non-deductible losses on investments in our deferred compensation benefit trusts.
     In December 2009, we recorded a $400,000 pre-tax charge for retrospective casualty insurance claims related to our discontinued operations. In 2008, the amount recorded for retrospective casualty insurance claims related to discontinued operations was a $1.7 million pre-tax charge.

Chemed Corporation and Subsidiary Companies
     Income from continuing operations for both periods include the following aftertax adjustments that increased/ (reduced) aftertax earnings (in thousands):

	2009	2008
VITAS
Costs associated with the OIG investigation	$(363)	$(28)
Tax adjustments required upon expiration of statutes	—	322
Roto-Rooter
Costs related to litigation settlements	(534)	—
Unreserved prior year’s insurance claims	—	(358)
Corporate
Stock option expense	(5,464)	(4,619)
Noncash impact of change in accounting of convertible debt	(3,988)	(4,006)
Long-term incentive compensation	(3,134)	—
Expenses associated with contested proxy solicitation	(2,525)	—
Impact of non-deductible losses and non-taxable gains on investments held in deferred compensation trusts	756	(3,062)
Gain on extinguishment of debt	—	2,934
Impairment of transportation equipment	—	(1,714)

Total	$(15,252)	$(10,531)

2009 Versus 2008 — Segment Results
     The change in net income for 2009 versus 2008 is due to (in thousands, except percentages):

	Increase/(Decrease)
	Amount	Percent
VITAS	$7,438	11
Roto-Rooter	(346)	(1)
Corporate	(1,424)	(5)
Discontinued operations	835	77

Total	$6,503	10

2008 Versus 2007 — Consolidated Results
     Set forth below are the year-to-year changes in the components of the statement of operations relating to continuing operations for 2008 versus 2007 (in thousands, except percentages):

	Favorable/(Unfavorable)
	Amount	Percent
Service revenues and sales
VITAS	$53,019	7
Roto-Rooter	(4,136)	(1)

Total	48,883	4
Cost of services provided and goods sold	(43,481)	(6)
Selling, general and administrative expenses	8,727	5
Depreciation	(1,463)	(7)
Amortization	(654)	(12)
Other expenses	(1,910)	(242)

Income from operations	10,102	8
Interest expense	2,798	19
Loss on extinguishment of debt	17,204	125
Other income —net	(12,861)	(312)

Income before income taxes	17,243	18
Income taxes	(9,314)	(25)

Income from continuing operations	$7,929	13

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

     The revenue increase for VITAS includes the annual increase in the Medicare reimbursement rate of approximately 3% to 4% in fiscal 2007 and 2% to 3% in fiscal 2008. In addition, the ADC for routine homecare and continuous care increased 3.4% and 2.1%, respectively, from 2007. ADC for general inpatient was flat between years. ADC is a key measure we use to monitor volume growth in our hospice programs. Changes in total program admissions and average length of stay for our patients are the main drivers of changes in ADC. The Medicare cap amount recorded in 2008 relates to one program’s projected liability through year end for the 2009 measurement period. We are currently pursuing corrective actions to attempt to mitigate the liability before the end of the measurement period. The 2007 revenue reduction for Medicare cap is related to retroactive billings from prior periods for patients who transferred between hospice providers.
     The Roto-Rooter segment revenue decrease is the result of the following (dollars in thousands):

	Amount	Percent
Plumbing	$2,810	2
Sewer and drain cleaning	(4,961)	(3)
Other	(1,985)	(4)

Total revenues	$(4,136)	(1)

     Plumbing revenues for 2008 increased from 2007 due to an 11% increase in the average price per job offset by a 9% decrease in the number of jobs performed. The increase in the plumbing price per job was driven mainly by job mix. Our excavation job count increased by 22% compared to 2007. The average revenue per excavation job is approximately 4.5 times greater than other average plumbing jobs. Sewer and drain cleaning revenues for 2008 decreased from 2007 due to an 11% decrease in jobs performed partially offset by an 8% increase in the average price per job. The decrease in other revenues is attributable primarily to decreased franchise fees and sales of drain cleaning products and equipment.
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
     The increase in other operating expenses relates to an impairment charge on a 29 year-old, eight passenger Hawker jet. In December 2008, the Executive Committee of the Board of Directors authorized us to place the 1979 Hawker for sale. We determined that this asset met the definition of held for sale per FASB’s authoritative guidance. As a result, we discontinued depreciation on the jet and wrote-down the asset to its fair value less selling costs resulting in a pre-tax charge to other operating expenses — net of approximately $2.7 million.
     Interest expense decreased $2.8 million (19%) from 2007 to 2008 mainly due to the refinancing in May 2007 and the subsequent repayment of long-term debt. In the fourth quarter of 2008, we purchased approximately $13.0 million face value of our Convertible Notes due 2014 for approximately $8.5 million. This resulted in a pre-tax net gain of $3.4 million

Chemed Corporation and Subsidiary Companies
comprised of $3.7 million related to the purchase of the Convertible Notes partially offset by $300,000 in the write-off of unamortized debt issuance costs. The net gain was recorded as a gain on extinguishment of debt in the accompanying statement of income in 2008. In conjunction with our May 2007 refinancing transactions, we recorded a loss on extinguishment of debt of $13.8 million.
     Other income/ (expense) — net was an $8.7 million expense in 2008 compared to $4.1 million in income in 2007. The change is the result of a $9.1 million loss from investments held in deferred compensation plans due to market conditions, as well as a decrease of approximately $2.6 million in interest income due to lower cash balances and reduced market interest rates.
     Our effective tax rate was 40.8% in 2008 compared to 38.4% in 2007. The increase in the effective income tax rate is due primarily to the impact of non-deductible market losses on investments in our deferred compensation benefit trusts.
     In December 2008, we recorded a $1.7 million pre-tax charge for retrospective casualty insurance claims related to our discontinued operations. We have recorded the reversal of a $1.9 million over accrual and its related tax effects in discontinued operations during the year ended December 31, 2007 related to Medicare cap at our discontinued Phoenix program.
     Income from continuing operations for both periods include the following aftertax adjustments that increased/ (reduced) aftertax earnings (in thousands):

	2008	2007
VITAS
Costs associated with the OIG investigation	$(28)	$(141)
Tax adjustments required upon expiration of statutes	322	—
Roto-Rooter
Costs related to litigation settlements	—	(1,168)
Unreserved prior year’s insurance claims	(358)	—
Corporate
Stock option expense	(4,619)	(2,962)
Noncash impact of change in accounting of convertible debt	(4,006)	(2,335)
Impact of non-deductible losses and non-taxable gains on investments held in deferred compensation trusts	(3,062)	(46)
Gain on extinguishment of debt	2,934	(8,778)
Impairment of transportation equipment	(1,714)	—
Long-term incentive compensation	—	(4,427)
Gain on sale of property	—	724
Other	—	296

Total	$(10,531)	$(18,837)

2008 Versus 2007 — Segment Results
     The change in net income for 2008 versus 2007 is due to (in thousands, except percentages):

	Increase/(Decrease)
	Amount	Percent
VITAS	$4,886	8
Roto-Rooter	(5,379)	(14)
Corporate	8,422	(22)
Discontinued operations	(2,289)	(191)

Total	$5,640	9

Chemed Corporation and Subsidiary Companies
CRITICAL ACCOUNTING POLICIES
Revenue Recognition
     For both the Roto-Rooter and VITAS segments, service revenues and sales are recognized when the earnings process has been completed. Generally, this occurs when services are provided or products are delivered. Sales of Roto-Rooter products, including drain cleaning machines and drain cleaning solution, comprise less than 3% of our total service revenues and sales for each of the three years in the period ended December 31, 2009.
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
     VITAS is subject to certain limitations on Medicare payments for services. Specifically, if the number of inpatient care days any hospice program provides to Medicare beneficiaries exceeds 20% of the total days of Medicare hospice care such program provides to all patients for an annual period beginning September 28, the days in excess of the 20% figure may be reimbursed only at the routine homecare rate. We have never had a program reach the inpatient cap. None of our hospice programs are expected to be within 30% of the inpatient cap for the 2009 measurement period while the majority of our programs have expected cushion in excess of 75% of the inpatient cap. Due to the significant cushion at each program, we do not anticipate it to be reasonably likely that any program will be subject to the inpatient cap in the foreseeable future.
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
     During the years ended December 31, 2009, 2008 and 2007, we recorded pretax charges in continuing operations of $1.6 million, $235,000 and $242,000, respectively, for the estimated Medicare cap liability. The amount recorded in 2009 relates to two program’s liability through year end for the 2010 measurement period. We are currently pursuing the corrective actions mentioned above to attempt to mitigate the liability before the end of the measurement period. The amount recorded in 2008 relates to one program’s projected liability through year end for the 2009 measurement period. This amount was subsequently reversed during the 2009 fiscal year due to improved admission trends. The amount recorded in 2007 relates primarily to retroactive billings for prior-measurement periods due to patients who transferred between multiple hospice providers.

Chemed Corporation and Subsidiary Companies
     The components of the pretax charge in 2009 are as follows (in thousands):

2010 Measurement period	$1,783
2009 Measurement period	(235)
2008 Measurement period	—
Retroactive billings	95

Total	$1,643

     The U.S. government revises hospice reimbursement rates on an annual basis using the Hospice Wage Index (HWI) and Consumer Price Index (CPI) plus a phase out of the Budget Neutrality Adjustment Factor (BNAF). The HWI is geographically adjusted to reflect local differences in wages. The BNAF is a portion of inflation calculated in prior years that is being eliminated or phased out over a seven year period. In August 2008, the U.S. government announced a 25% reduction in the BNAF for its fiscal 2009 (October 2008 through September 2009) pursuant to a three year phase-out of the BNAF. The February 2009 American Recovery and Reinvestment Act mandated a one year delay in the BNAF phase-out. In August 2009, the Centers for Medicare and Medicaid Services (CMS) revised the phase-out schedule of the BNAF. CMS reduced the increase in hospice reimbursement by 10% of the BNAF effective October 1, 2009. The remaining 90% of the BNAF will be phased out over the next six years by revising the October 1 reimbursement adjustment by 15% of the original BNAF inflation factor. Based upon this revised schedule, 100% of the BNAF will be eliminated on October 1, 2015. As a result, included in the twelve months ended December 31, 2009 results, is $1.95 million of revenue for the retroactive price increase related to services provided by VITAS in the fourth quarter of 2008.
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
     For the VITAS segment, we self-insure for workers’ compensation claims. Currently, VITAS’ exposure on any single claim is capped at $750,000. For VITAS’ self-insurance accruals for workers’ compensation, the valuation methods used are similar to those used internally for our other business units.
     Our casualty insurance liabilities are recorded gross before any estimated recovery for amounts exceeding our stop loss limits. Estimated recoveries from insurance carriers are recorded as accounts receivable. Claims experience adjustments to our casualty and workers’ compensation accrual for the years ended December 31, 2009, 2008 and 2007 were net, pretax debits/(credits) of $1.9 million, $52,000 and ($2.9 million), respectively.
     As an indication of the sensitivity of the accrued liability to reported claims, our analysis indicates that a 1% across-the-board increase or decrease in the amount of projected losses for all of our continuing operations would increase or decrease the accrued insurance liability at December 31, 2009, by $1.7 million or 5.0%. While the amount recorded represents our best estimate of the casualty and workers’ compensation insurance liability, we have calculated, based on historical claims experience, the actual loss could reasonably be expected to increase or decrease by approximately $2.6 million as of December 31, 2009.
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

Chemed Corporation and Subsidiary Companies
some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in laws and rates on the date of enactment.
     We are subject to income taxes in the Federal and most state jurisdictions. We are periodically audited by various taxing authorities. Significant judgment is required to determine our provision for income taxes. On January 1, 2007, we adopted FASB’s authoritative guidance on accounting for uncertainty in income taxes, which prescribes a comprehensive model for how to recognize, measure, present and disclose in financial statements uncertain tax positions taken or expected to be taken on a tax return. Upon adoption of this guidance, the financial statements reflect expected future tax consequences of such uncertain positions assuming the taxing authorities’ full knowledge of the position and all relevant facts.
Goodwill and Intangible Assets
     Identifiable, definite-lived intangible assets arise from purchase business combinations and are amortized using either an accelerated method or the straight-line method over the estimated useful lives of the assets. The selection of an amortization method is based on which method best reflects the economic pattern of usage of the asset. The VITAS trade name is considered to have an indefinite life. Goodwill and the VITAS trade name are tested at least annually for impairment. The valuation of goodwill and the VITAS trade name is dependent upon many factors, some of which are market-driven and beyond our control. The valuation of goodwill and the VITAS trade name indicate no impairment. We have significant excess of estimated market value over our asset base for each reporting unit tested at October 1, 2009 and do not expect that an impairment charge is likely in the foreseeable future. However, we are unable to predict all factors that may impact future impairment analysis.
Stock-based Compensation Plans
     Stock-based compensation cost is measured at the grant date, based on the fair value of the award and recognized as expense over the employee’s requisite service period on a straight-line basis. We estimate the fair value of stock options using the Black-Scholes valuation model, consistent with the guidance provided by the FASB and the SEC. We determine expected term, volatility, dividend yield and forfeiture rate based on our historical experience. We believe that historical experience is the best indicator of these factors.
RECENT ACCOUNTING STATEMENTS
     In June 2009, the FASB issued additional guidance related to the consolidation of variable interest entities, which makes significant changes to the model for determining who should consolidate an entity and also addresses how often this assessment should be performed. The determination of who should consolidate a variable interest entity will be based on both quantitative and qualitative factors relating to control, as well as risks and benefits of ownership. This guidance is effective in 2010 for calendar-year companies and is to be adopted through a cumulative-effect adjustment. Based on our analysis, we believe that neither Roto-Rooter’s independent contractors nor franchisees qualify as VIEs under the new guidance.

Chemed Corporation and Subsidiary Companies
Consolidating Summary of Adjusted EBITDA
Chemed Corporation and Subsidiary Companies
(in thousands)

				Chemed
2009	VITAS	Roto-Rooter	Corporate	Consolidated

Net income/(loss)	$72,157	$33,246	$(31,619)	$73,784
Add/(deduct):
Discontinued operations	—	—	253	253
Interest expense	374	186	11,039	11,599
Income taxes	43,921	20,493	(17,831)	46,583
Depreciation	13,269	8,068	198	21,535
Amortization	3,959	114	2,294	6,367

EBITDA	133,680	62,107	(35,666)	160,121
Add/(deduct):
Long-term incentive compensation	—	—	5,007	5,007
Non-taxable income from certain investments held in deferred compensation trusts	—	—	(1,211)	(1,211)
Litigation Settlement costs	—	882	—	882
Expenses associated with contested proxy solicitation	—	—	3,989	3,989
Legal expenses of OIG investigation	586	—	—	586
Stock option expense	—	—	8,639	8,639
Advertising cost adjustment	—	(540)	—	(540)
Interest income	(267)	(73)	(83)	(423)
Intercompany interest/(expense)	(4,314)	(2,514)	6,828	—

Adjusted EBITDA	$129,685	$59,862	$(12,497)	$177,050

				Chemed
2008	VITAS	Roto-Rooter	Corporate	Consolidated

Net income/(loss)	$64,719	$33,592	$(31,030)	$67,281
Add/(deduct):
Discontinued operations	—	—	1,088	1,088
Interest expense	155	246	11,722	12,123
Income taxes	38,710	20,742	(12,417)	47,035
Depreciation	13,000	8,294	287	21,581
Amortization	3,984	50	1,890	5,924

EBITDA	120,568	62,924	(28,460)	155,032
Add/(deduct):
Unreserved insurance claim	—	597	—	597
Impairment loss on transportation equipment	—	—	2,699	2,699
Legal expenses of OIG investigation	46	—	—	46
Stock option expense	—	—	7,303	7,303
Gain on extinguishment of debt	—	—	(3,406)	(3,406)
Advertising cost adjustment	—	225	—	225
Interest income	(137)	(116)	(489)	(742)
Intercompany interest/(expense)	(5,199)	(3,708)	8,907	—

Adjusted EBITDA	$115,278	$59,922	$(13,446)	$161,754

				Chemed
2007	VITAS	Roto-Rooter	Corporate	Consolidated

Net income/(loss)	$61,034	$38,971	$(38,364)	$61,641
Add/(deduct):
Discontinued operations	(1,201)	—	—	(1,201)
Interest expense	146	495	14,280	14,921
Income taxes	35,722	24,145	(22,146)	37,721
Depreciation	11,446	8,365	307	20,118
Amortization	3,984	54	1,232	5,270

EBITDA	111,131	72,030	(44,691)	138,470
Add/(deduct):
Long-term incentive compensation	—	—	7,067	7,067
Litigation settlement costs	—	1,927	—	1,927
Gain on sale of property	—	—	(1,138)	(1,138)
Legal expenses of OIG investigation	227	—	—	227
Stock option expense	—	—	4,665	4,665
Loss on extinguishment of debt	—	—	13,798	13,798
Advertising cost adjustment	—	601	—	601
Interest income	(151)	(377)	(2,776)	(3,304)
Intercompany interest/(expense)	(7,254)	(4,993)	12,247	—
Other	—	—	(467)	(467)

Adjusted EBITDA	$103,953	$69,188	$(11,295)	$161,846

Chemed Corporation and Subsidiary Companies
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
Chemed Corporation and Subsidiary Companies
(in thousands)

For the Years Ended December 31,	2009	2008	2007

Net income/(loss)	$73,784	$67,281	$61,641
Add/(deduct):
Discontinued operations	253	1,088	(1,201)
Interest expense	11,599	12,123	14,921
Income taxes	46,583	47,035	37,721
Depreciation	21,535	21,581	20,118
Amortization	6,367	5,924	5,270

EBITDA	160,121	155,032	138,470
Add/(deduct):
Long-term incentive compensation	5,007	—	7,067
Non-taxable income from certain investments held in deferred compensation trusts	(1,211)	—	—
Litigation Settlement costs	882	—	1,927
Expenses associated with contested proxy solicitation	3,989	—	—
Legal expenses of OIG investigation	586	46	227
Stock option expense	8,639	7,303	4,665
Advertising cost adjustment	(540)	225	601
Interest income	(423)	(742)	(3,304)
(Gain)/loss on extinguishment of debt	—	(3,406)	13,798
Gain on sale of property	—	—	(1,138)
Unreserved insurance claim	—	597	—
Impairment loss on transportation equipment	—	2,699	—
Other	—	—	(467)

Adjusted EBITDA	$177,050	$161,754	$161,846

Chemed Corporation and Subsidiary Companies
CHEMED CORPORATION AND SUBSIDIARY COMPANIES
OPERATING STATISTICS FOR VITAS SEGMENT
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
OPERATING STATISTICS	2009	2008	2009	2008
Net revenue ($000)
Homecare	$159,248	$149,816	$615,408	$585,891
Inpatient	24,550	23,398	97,356	97,895
Continuous care	35,593	32,877	141,272	124,894

Total before Medicare cap allowance and 2008 BNAF	$219,391	$206,091	$854,036	$808,680
Estimated BNAF	—	—	1,950	—
Medicare cap allowance	(1,835)	(235)	(1,643)	(235)

Total	$217,556	$205,856	$854,343	$808,445

Net revenue as a percent of total before Medicare cap allowance
Homecare	72.6%	72.6%	72.1%	72.5%
Inpatient	11.2	11.4	11.4	12.1
Continuous care	16.2	16.0	16.5	15.4

Total before Medicare cap allowance and 2008 BNAF	100.0	100.0	100.0	100.0
Estimated BNAF	—	—	0.2	—
Medicare cap allowance	(0.8)	(0.1)	(0.2)	—

Total	99.2%	99.9%	100.0%	100.0%

Average daily census (days)
Homecare	7,933	7,458	7,730	7,374
Nursing home	3,253	3,452	3,281	3,535

Routine homecare	11,186	10,910	11,011	10,909
Inpatient	407	386	406	417
Continuous care	556	533	563	524

Total	12,149	11,829	11,980	11,850

Total Admissions	13,677	13,314	55,420	55,799
Total Discharges	13,667	13,693	54,814	55,691
Average length of stay (days)	76.4	83.1	76.0	75.4
Median length of stay (days)	14.0	14.0	14.0	14.0
ADC by major diagnosis
Neurological	33.0%	33.1%	33.0%	32.7%
Cancer	18.8	19.3	19.1	19.8
Cardio	11.9	12.5	12.1	12.8
Respiratory	6.3	6.5	6.4	6.6
Other	30.0	28.6	29.4	28.1

Total	100.0%	100.0%	100.0%	100.0%

Admissions by major diagnosis
Neurological	18.8%	18.6%	18.1%	18.4%
Cancer	35.8	35.9	35.7	35.7
Cardio	10.4	11.1	11.5	11.6
Respiratory	7.5	7.6	7.5	7.8
Other	27.5	26.8	27.2	26.5

Total	100.0%	100.0%	100.0%	100.0%

Direct patient care margins
Routine homecare	52.5%	53.3%	52.0%	51.2%
Inpatient	11.6	14.9	14.6	17.2
Continuous care	20.1	20.1	20.2	18.1
Homecare margin drivers (dollars per patient day)
Labor costs	$51.89	$48.99	$52.27	$49.87
Drug costs	7.58	7.87	7.63	7.74
Home medical equipment	6.91	6.32	6.86	6.24
Medical supplies	2.55	2.22	2.42	2.32
Inpatient margin drivers (dollars per patient day)
Labor costs	$300.26	$266.86	$287.16	$264.45
Continuous care margin drivers (dollars per patient day)
Labor costs	$534.60	$514.93	$527.27	$512.61
Bad debt expense as a percent of revenues	1.1%	1.1%	1.1%	1.0%
Accounts receivable —
Days of revenue outstanding- excluding unapplied Medicare payments	48.3	49.1	N.A.	N.A.
Days of revenue outstanding- including unapplied Medicare payments	18.0	34.7	N.A.	N.A.

Chemed Corporation and Subsidiary Companies
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