Form 10-K, Exhibit 13
period 2010-12-31
CHEMED CORP
filed 2011-02-28
CIK 19584

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
     The Company’s management, including the President and Chief Executive Officer, Executive Vice President and Chief Financial Officer and Vice President and Controller, has conducted an evaluation of the effectiveness of its internal control over financial reporting as of December 31, 2010, based on the framework established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on this evaluation, management concluded that internal control over financial reporting was effective as of December 31, 2010, based on criteria in Internal Control—Integrated Framework issued by COSO.
     PricewaterhouseCoopers LLP, our independent registered public accounting firm, has audited the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010, as stated in their report which appears on page 2.

Chemed Corporation and Subsidiary Companies
Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of Chemed Corporation
In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Chemed Corporation and its subsidiaries at December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
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
Cincinnati, Ohio
February 28, 2011

Chemed Corporation and Subsidiary Companies
CONSOLIDATED STATEMENT OF INCOME

(in thousands, except per share data)
For the Years Ended December 31,	2010	2009	2008

Continuing Operations
Service revenues and sales	$1,280,545	$1,190,236	$1,148,941

Cost of services provided and goods sold (excluding depreciation)	906,016	834,574	810,547
Selling, general and administrative expenses	201,964	197,426	175,333
Depreciation	24,386	21,535	21,581
Amortization	4,657	6,367	5,924
Other operating expenses (Note 7)	—	3,989	2,699

Total costs and expenses	1,137,023	1,063,891	1,016,084

Income from operations	143,522	126,345	132,857
Interest expense	(11,959)	(11,599)	(12,123)
Gain on extinguishment of debt (Note 3)	—	—	3,406
Other income/(expense)—net (Note 11)	2,268	5,874	(8,736)

Income before income taxes	133,831	120,620	115,404
Income taxes (Note 12)	(52,000)	(46,583)	(47,035)

Income from continuing operations	81,831	74,037	68,369
Discontinued Operations, Net of Income Taxes (Note 9)	—	(253)	(1,088)

Net Income	$81,831	$73,784	$67,281

Earnings Per Share (Note 16)
Income from continuing operations	$3.62	$3.30	$2.97

Net Income	$3.62	$3.29	$2.92

Average number of shares outstanding	22,587	22,451	23,058

Diluted Earnings Per Share (Note 16)
Income from continuing operations	$3.55	$3.26	$2.93

Net Income	$3.55	$3.24	$2.88

Average number of shares outstanding	23,031	22,742	23,374

The Notes to Consolidated Financial Statements are integral parts of this statement.

Chemed Corporation and Subsidiary Companies
CONSOLIDATED BALANCE SHEET

(in thousands, except shares and per share data)
December 31,	2010	2009

Assets
Current assets
Cash and cash equivalents (Note 10)	$49,917	$112,416
Accounts receivable less allowances of $13,332 (2009 — $12,595)	112,999	53,461
Inventories	7,728	7,543
Current deferred income taxes (Note 12)	15,098	13,701
Prepaid income taxes	770	749
Prepaid expenses	10,285	10,388

Total current assets	196,797	198,258
Investments of deferred compensation plans held in trust (Notes 15 and 17)	28,304	24,158
Properties and equipment, at cost, less accumulated depreciation (Note 13)	79,292	75,358
Identifiable intangible assets less accumulated amortization of $27,438 (2009 — $25,349) (Note 6)	56,410	57,920
Goodwill (Note 6)	458,343	450,042
Other assets	11,015	13,734

Total Assets	$830,161	$819,470

Liabilities
Current liabilities
Accounts payable	$55,829	$52,071
Income taxes (Note 12)	1,161	63
Accrued insurance	36,492	35,161
Accrued compensation	39,719	34,662
Other current liabilities	16,141	14,127

Total current liabilities	149,342	136,084
Deferred income taxes (Note 12)	25,085	25,924
Long-term debt (Note 3)	159,208	152,127
Deferred compensation liabilities (Note 15)	27,851	23,637
Other liabilities	6,626	4,536

Total Liabilities	368,112	342,308

Commitments and contingencies (Notes 14 and 19)
Stockholders’ Equity
Capital stock — authorized 80,000,000 shares $1 par; issued 30,381,863 shares (2009 — 29,890,628 shares)	30,382	29,891
Paid-in capital	365,007	335,890
Retained earnings	473,316	403,366
Treasury stock — 9,103,185 shares (2009 — 7,275,070 shares), at cost	(408,615)	(293,941)
Deferred compensation payable in Company stock (Note 15)	1,959	1,956

Total Stockholders’ Equity	462,049	477,162

Total Liabilities and Stockholders’ Equity	$830,161	$819,470

The Notes to Consolidated Financial Statements are integral parts of this statement.

Chemed Corporation and Subsidiary Companies
CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)
For the Years Ended December 31,	2010	2009	2008

Cash Flows from Operating Activities
Net income	$81,831	$73,784	$67,281
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	29,043	27,902	27,505
Provision for uncollectible accounts receivable	9,078	10,833	9,820
Stock option expense	7,762	8,639	7,303
Amortization of discount on covertible notes	7,081	6,617	6,560
Noncash portion of long-term incentive compensation	4,161	4,385	—
Provision for deferred income taxes (Note 12)	(2,409)	4,979	(2,772)
Amortization of debt issuance costs	654	632	618
Discontinued operations (Note 9)	—	253	1,088
Noncash gain on early extinguishment of debt (Note 3)	—	—	(3,406)
Loss on impairment of equipment (Note 7)	—	—	2,699
Changes in operating assets and liabilities, excluding amounts acquired in business combinations:
Decrease/(increase) in accounts receivable	(68,656)	33,754	(6,659)
Decrease/(increase) in inventories	(151)	29	(898)
Decrease/(increase) in prepaid expenses	332	(455)	305
Increase/(decrease) in accounts payable and other current liabilities	13,810	(8,109)	5,585
Increase/(decrease) in income taxes	4,825	623	(776)
Decrease/(increase) in other assets	(4,398)	(1,678)	5,480
Increase/(decrease) in other liabilities	5,999	272	(6,423)
Excess tax benefit on share-based compensation	(3,357)	(1,955)	(2,422)
Other sources	407	327	1,195

Net cash provided by operating activities	86,012	160,832	112,083

Cash Flows from Investing Activities
Capital expenditures	(25,639)	(21,496)	(26,094)
Business combinations, net of cash acquired (Note 8)	(9,469)	(1,919)	(11,200)
Proceeds from sales of property and equipment	290	1,577	387
Net proceeds/(uses) of discontinued operations (Note 9)	(156)	(630)	8,824
Other uses	(726)	(374)	(544)

Net cash used by investing activities	(35,700)	(22,842)	(28,627)

Cash Flows from Financing Activities
Purchases of treasury stock (Note 21)	(109,330)	(4,225)	(69,788)
Dividends paid	(11,881)	(8,157)	(5,543)
Proceeds from exercise of stock options (Note 4)	5,327	545	291
Excess tax benefit on share-based compensation	3,357	1,955	2,422
Increase/(decrease) in cash overdraft payable	(581)	2,891	(856)
Repayment of long-term debt (Note 3)	—	(14,669)	(18,713)
Net change in revolving line of credit	—	(8,200)	8,200
Other sources/(uses)	297	658	(829)

Net cash used by financing activities	(112,811)	(29,202)	(84,816)

Increase/(decrease) in cash and cash equivalents	(62,499)	108,788	(1,360)
Cash and cash equivalents at beginning of year	112,416	3,628	4,988

Cash and cash equivalents at end of year	$49,917	$112,416	$3,628

The Notes to Consolidated Financial Statements are integral parts of this statement.

Chemed Corporation and Subsidiary Companies
CONSOLIDATED STATEMENT OF CHANGES
IN STOCKHOLDERS’ EQUITY

					Deferred
					Compensation
				Treasury	Payable in
	Capital	Paid-in	Retained	Stock-	Company
(in thousands, except per share data)	Stock	Capital	Earnings	at Cost	Stock	Total

Balance at December 31, 2007	$29,261	$301,098	$276,001	$(213,041)	$2,481	$395,800
Net income	—	—	67,281	—	—	67,281
Dividends paid ($.24 per share)	—	—	(5,543)	—	—	(5,543)
Stock awards and exercise of stock options (Note 4)	254	15,752	—	(6,253)	—	9,753
Purchases of treasury stock (Note 21)	—	—	—	(67,125)	—	(67,125)
Repurchase of conversion feature of notes	—	(2,117)	—	—	—	(2,117)
Other	—	(1,217)	—	442	(443)	(1,218)

Balance at December 31, 2008	29,515	313,516	337,739	(285,977)	2,038	396,831
Net income	—	—	73,784	—	—	73,784
Dividends paid ($.36 per share)	—	—	(8,157)	—	—	(8,157)
Stock awards and exercise of stock options (Note 4)	376	21,741	—	(7,305)	—	14,812
Purchases of treasury stock (Note 21)	—	—	—	(742)	—	(742)
Other	—	633	—	83	(82)	634

Balance at December 31, 2009	29,891	335,890	403,366	(293,941)	1,956	477,162
Net income	—	—	81,831	—	—	81,831
Dividends paid ($.52 per share)	—	—	(11,881)	—	—	(11,881)
Stock awards and exercise of stock options (Note 4)	491	28,541	—	(10,615)	—	18,417
Purchases of treasury stock (Note 21)	—	—	—	(104,139)	—	(104,139)
Other	—	576	—	80	3	659

Balance at December 31, 2010	$30,382	$365,007	$473,316	$(408,615)	$1,959	$462,049

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
     We have analyzed the provisions of the Financial Accounting Standards Board (“FASB”) authoritative guidance on the consolidation of variable interest entities relative to our contractual relationships with Roto-Rooter’s independent contractors and franchisees. The guidance requires the primary beneficiary of a Variable Interest Entity (“VIE”) to consolidate the accounts of the VIE. Based upon the guidance provided by the FASB, we have concluded that neither the independent contractors nor the franchisees are VIEs.
CASH EQUIVALENTS
     Cash equivalents comprise short-term, highly liquid investments, including money market funds that have original maturities of three months or less.
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
     As of December 31, 2010 and 2009, approximately 72% and 43%, respectively, of VITAS’ total accounts receivable balance were due from Medicare and 20% and 39%, respectively, of VITAS’ total accounts receivable balance were due from various state Medicaid programs. Combined accounts receivable from Medicare and Medicaid represent 88% of the net accounts receivable in the accompanying consolidated balance sheet as of December 31, 2010.
     As of December 31, 2010, VITAS has approximately $2.8 million in unbilled revenue included in accounts receivable (December 31, 2009 — $9.9 million). The unbilled revenue at VITAS relates to hospice programs currently undergoing focused medical reviews (“FMR”). During FMR, surveyors working on behalf of the U.S. Federal government review certain patient files for compliance with Medicare regulations. During the time the patient file is under review, we are unable to bill for care provided to those patients. We make appropriate provisions to reduce our accounts receivable balance for any governmental or other payer reviews resulting in denials of patient service revenue. We believe our hospice programs comply with all payer requirements at the time of billing. However, we cannot predict whether future billing reviews or similar audits by payers will result in material denials or reductions in revenue.
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
     The weighted average lives of our property and equipment at December 31, 2010, were:

Buildings	11.4	yrs.
Transportation equipment	14.6
Machinery and equipment	5.6
Computer software	4.7
Furniture and fixtures	4.8
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
     We used two methods to estimate the business enterprise value of each reporting unit — (a) a comparison to key enterprise value ratios of publicly traded market competitors and (b) an allocation of total Chemed market value at October 1, 2010 to each reporting unit. The final estimate of the business enterprise value of each reporting unit was determined using a simple average of the two methods.
     For valuing the VITAS tradename, we performed a discounted cash flow analysis on the expected theoretical royalty cash stream from the VITAS tradename.
     The weighted average lives of our identifiable, definite-lived intangible assets at December 31, 2010, were:

Covenants not to compete	6.4	yrs.
Reacquired franchise rights	6.7
Referral networks	10.0
Customer lists	13.3
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

Chemed Corporation and Subsidiary Companies
OTHER ASSETS
     Debt issuance costs are included in other assets. Issuance costs related to revolving credit agreements are amortized using the straight line method, over the life of the agreement. All are other issuance costs are amortized using the effective interest method over the life of the debt.
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
REVENUE RECOGNITION
     Both the VITAS segment and Roto-Rooter segment recognize service revenues and sales when the earnings process has been completed. Generally, this occurs when services are provided or products are delivered. Sales of Roto-Rooter products, including drain cleaning machines and drain cleaning solution, comprise less than 3% of our total service revenues and sales for each of the three years in the period ended December 31, 2010.
CHARITY CARE
     VITAS provides charity care, in certain circumstances, to patients without charge when management of the hospice program determines that the patient does not have the financial wherewithal to make payment. There is no revenue or associated accounts receivable in the accompanying consolidated financial statements related to charity care.
     The cost of providing charity care during the years ended December 31, 2010, 2009 and 2008 was $7.2 million, $6.3 million and $7.1 million, respectively. The cost of charity care is calculated by taking the ratio of charity care days to total days of care and multiplying by total cost of care.
SALES TAX
     The Roto-Rooter segment collects sales tax from customers when required by state and federal laws. We record the amount of sales tax collected net in the accompanying consolidated statement of income.
GUARANTEES
     In the normal course of business, Roto-Rooter enters into various guarantees and indemnifications in our relationships with customers and others. These arrangements include guarantees of services for periods ranging from one day to one year and product satisfaction guarantees. Mainly due to our technicians being commission-based, guarantees and indemnifications do not materially impact our financial condition, results of operations or cash flows. Therefore, no liability for guarantees has been recorded as of December 31, 2010 or 2009.
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
ADVERTISING
     We expense the production costs of advertising the first time the advertising takes place. The costs of telephone directory listings are expensed when the directories are placed in circulation. These directories are generally in circulation for approximately one year, at which point they are typically replaced by the publisher with a new directory. We generally pay for directory placement assuming it is in circulation for one year. If the directory is in circulation for less than or greater than one year, we receive a credit or additional billing, as necessary. We do not control the timing of when a new directory is placed in circulation. Advertising expense in continuing operations for the year ended December 31, 2010, was $27.7 million (2009 — $27.0 million; 2008 — $26.8 million).
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

Chemed Corporation and Subsidiary Companies
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
CONTINGENCIES
     We are subject to various lawsuits and claims in the normal course of our business. In addition, we periodically receive communications from governmental and regulatory agencies concerning compliance with Medicare and Medicaid billing requirements at our VITAS subsidiary. To the extent it is available and management deems it prudent, we carry commercial insurance against such claims. We establish reserves for specific, uninsured liabilities in connection with regulatory and legal action that we deem to be probable and estimable. We record legal fees associated with legal and regulatory actions as the costs are incurred.
2.	Hospice Revenue Recognition
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

Chemed Corporation and Subsidiary Companies
     The allowance for doubtful accounts for VITAS comprises the following (in thousands):

	Medicare	Medicaid	Other	Total
Beginning Balance — January 1, 2009	$5,255	$2,115	$1,069	$8,439
Bad debt provision	4,760	3,014	1,819	9,593
Contractual adjustments/(revenue reduction)	—	—	613	613
Write-offs	(3,440)	(2,446)	(1,821)	(7,707)

Ending Balance — December 31, 2009	6,575	2,683	1,680	10,938
Bad debt provision	2,991	3,051	1,857	7,899
Contractual adjustments/(revenue reduction)	—	—	472	472
Write-offs	(2,263)	(2,653)	(2,592)	(7,508)

Ending Balance — December 31, 2010	$7,303	$3,081	$1,417	$11,801

     VITAS is subject to certain limitations on Medicare payments for services. Specifically, if the number of inpatient care days any hospice program provides to Medicare beneficiaries exceeds 20% of the total days of hospice care such program provided to all Medicare patients for an annual period beginning September 28, the days in excess of the 20% figure may be reimbursed only at the routine homecare rate. None of VITAS’ hospice programs exceeded the payment limits on inpatient services in 2010, 2009 or 2008.
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
     During the year ended December 31, 2010, we reversed Medicare cap liability for amounts recorded in the fourth quarter of 2009 for two programs’ projected 2010 measurement period liability. This reversal was partially offset by the Medicare cap liability for three programs’ projected 2011 measurement period liability. For the year ended December 31, 2009, we recorded pretax charges in continuing operations for the estimated Medicare cap liability for two programs’ projected liability through year end for the 2010 measurement period. The majority of the liability relates to one program which is VITAS’ largest hospice. This amount was subsequently reversed during the 2010 fiscal year due to increased admission trends. Shown below is the Medicare cap liability activity for the years ended December 31, 2010 and 2009 (in thousands):

Chemed Corporation and Subsidiary Companies

	2010	2009
Beginning Balance January 1,	$1,981	$338
Expense — 2011 measurement period	1,110	—
Expense/(reversal) — 2010 measurement period	(1,720)	1,783
Reversal — 2009 measurement period	—	(235)
Other retroactive billings	—	95

Ending Balance December 31,	$1,371	$1,981

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
3. Long-Term Debt and Lines of Credit
     As of December 31, 2010, we have long-term debt of $159.2 million (December 31, 2009 - $152.1 million). This long-term debt is related in its entirety to our Convertible Notes that are due in full, in 2014.
2007	REFINANCING
     Our 2007 credit facility includes a $175 million revolving credit facility and a $100 million expansion feature. The facility has a 5-year maturity with principal payments on the revolving credit facility due at maturity. Interest is payable quarterly at a floating rate equal to our choice of various indices plus a specified margin based on our leverage ratio. The interest rate at the inception of the agreement was LIBOR plus 0.875%.
     In May 2007, we issued $200 million of Senior Convertible Notes due 2014 (the “Notes”) at a price of $1,000 per Note, less an underwriting fee of $27.50 per Note. We received approximately $194 million in net proceeds from the sale of the Notes after paying underwriting fees, legal and other expenses. We pay interest on the Notes on May 15 and November 15 of each year, beginning on November 15, 2007. The Notes mature on May 15, 2014. The Notes are guaranteed on an unsecured senior basis by each of our subsidiaries that are a borrower or a guarantor under any senior credit facility, as defined in the Indenture. The Notes were convertible, under certain circumstances, into our Capital Stock at an initial conversion rate of 12.3874 shares per $1,000 principal amount of Notes. This conversion rate is equivalent to an initial conversion price of approximately $80.73 per share. Prior to March 1, 2014, holders may convert their Notes under certain circumstances. On and after March 1, 2014, the Notes will be convertible at any time prior to the close of business three days prior to the stated maturity date of the Notes. Upon conversion of a Note, if the conversion value is $1,000 or less, holders will receive cash equal to the lesser of $1,000 or the conversion value of the number of shares of our Capital Stock. If the conversion value exceeds $1,000, in addition to this, holders will receive shares of our Capital Stock for the excess amount. The Indenture contains customary terms and covenants that upon certain events of default, including without limitation, failure to pay when due any principal amount, a fundamental change or certain cross defaults in other agreements or instruments, occurring and continuing; either the trustee or the holders of 25% in aggregate principal amount of the Notes may declare the principal of the Notes and any accrued and unpaid interest through the date of such declaration immediately due and payable. In the case of certain events of bankruptcy or insolvency relating to any significant subsidiary or to us, the principal amount of the Notes and accrued interest automatically becomes due and payable.
     The conversion rate on the Notes is adjusted upon certain corporate events including a quarterly dividend payment in excess of $0.06 per share. In February 2010 and May 2010, we declared quarterly dividends of $0.12 per share. In August 2010 and November 2010, we declared quarterly dividends of $0.14 per share. This has the effect of changing the conversion rate to 12.484 ($80.10 per share) at December 31, 2010.

Chemed Corporation and Subsidiary Companies
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
     In conjunction with the Notes, we entered into a purchased call transaction and a warrant transaction (written call) with JPMorgan Chase, National Association and Citibank, N.A. (the “Counterparties”). The purchased call options cover approximately 2,477,000 shares of our Capital Stock, which under most circumstances represents the maximum number of shares of Capital Stock that underlie the Notes. Concurrently with entering into the purchased call options, we entered into warrant transactions with each of the Counterparties. Pursuant to the warrant transactions, we sold to the Counterparties warrants to purchase in the aggregate approximately 2,477,000 shares of our Capital Stock. In most cases, the sold warrants may not be exercised prior to the maturity of the Notes.
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
     In May 2008, the FASB issued authoritative guidance for accounting for convertible debt instruments that may be settled in cash upon conversion including partial cash settlement. This guidance requires all such convertible debentures to be separately accounted for as debt and equity pieces of the instrument. At inception of the convertible instrument, cash flows related to the convertible instrument are to be discounted using a market rate of interest. We adopted the provisions of the guidance on January 1, 2009 and applied the guidance retrospectively. Upon adoption, the Notes had a discount of approximately $55.1 million. For 2008 interest expense increased and retained earnings decreased $6.1 million, ($4.0 million, net of income taxes). The increase in interest expense results in a reduction in EPS and diluted EPS of $0.20.
     The following amounts are included in our consolidated balance sheet related to the Notes (in thousands):

	December 31,
	2010	2009
Principal amount of convertible debentures	$186,956	$186,956
Unamortized debt discount	(27,748)	(34,829)

Carrying amount of convertible debentures	$159,208	$152,127

Additional paid in capital (net of tax)	$31,310	$31,310

     The following amounts comprise interest expense included in our consolidated income statement (in thousands):

	December 31,
	2010	2009	2008
Cash interest expense	$4,224	$4,350	$4,945
Non-cash amortization of debt discount	7,081	6,617	6,560
Amortization of debt costs	654	632	618

Total interest expense	$11,959	$11,599	$12,123

     The unamortized debt discount is amortized using the effective interest method over the remaining life of the Notes. The effective rate on the Notes after adoption of the standard is 6.875%.
     The average interest rate for our long-term debt was 1.9% for the years ended December 31, 2010 and 2009.

Chemed Corporation and Subsidiary Companies
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
     Capitalized interest was not material for any of the periods shown. Summarized below are the total amounts of interest paid during the years ended December 31 (in thousands):

2010	$4,113
2009	4,667
2008	5,628
DEBT COVENANTS
     Collectively, the 2007 Facility and the Notes require us to meet certain restrictive non-financial and financial covenants. We are in compliance with all non-financial debt covenants as of December 31, 2010. The restrictive financial covenants are defined in the credit agreement and include maximum leverage ratios, minimum fixed charge coverage and consolidated net worth ratios, limits on operating leases and minimum asset value limits. We are in compliance with the financial debt covenants as of December 31, 2010, as follows:

Description	Requirement	Chemed

Leverage Ratio (Consolidated Indebtedness/Consolidated Adj. EBITDA)	< 3.50 to 1.00	1.15 to 1.00

Fixed Charge Coverage Ratio (Consolidated Free Cash Flow/Consolidated Fixed Charges)	> 1.50 to 1.00	2.26 to 1.00

Minimum Net Worth	> $350.3 million	$393.4 million

Annual Operating Lease Commitment	< $30.0 million	$17.8 million

Credit Party Asset Value	> $700.0 million	$809.3 million
     We have issued $28.0 million in standby letters of credit as of December 31, 2010, mainly for insurance purposes. Issued letters of credit reduce our available credit under the revolving credit agreement. As of December 31, 2010, we have approximately $147.0 million of unused lines of credit available and eligible to be drawn down under our revolving credit facility, excluding the expansion feature. We have made no borrowings from our line of credit during the year ended December 31, 2010.
4.	Stock-Based Compensation Plans
     We provide employees the opportunity to acquire our stock through a number of plans, as follows:
•	We have six stock incentive plans under which 8,450,000 shares can be issued to key employees through a grant of stock awards and/or options to purchase shares. The Compensation/Incentive Committee (“CIC”) of the Board of Directors administers these plans. All options granted under these plans provide for a purchase price equal to the market value of the stock at the date of grant. The latest plan, covering a total of 1,750,000 shares, was adopted in May 2010. The plans are not qualified, restricted or incentive plans under the U.S. Internal Revenue Code. The terms of each plan differ slightly; however, stock options issued under the plans generally have a maximum term of 10 years. Under one plan, adopted in 1999, up to 500,000 shares may be issued to employees who are not our officers or directors.

•	In May 2002, our shareholders approved the adoption of the Executive Long-Term Incentive Plan (“LTIP”) covering our officers and key employees. The CIC periodically approves a pool of shares to be awarded based on stock price hurdles, EBITDA targets and a discretionary component for the LTIP.

In May 2009, the CIC approved a new stock-price target portion of the Company’s LTIP. The new stock price hurdles are as follows:

Chemed Corporation and Subsidiary Companies

Stock	Shares
Price	to be
Hurdle	Issued
$54.00	22,500
$58.00	33,750
$62.00	33,750

Total	90,000

The stock price hurdles must be achieved during 30 trading days out of any 60 trading day period during the three years ending February 28, 2012.
In December 2010, we met the $58.00 stock price target of our Long-Term Incentive Plan. On December 9, 2010, the Compensation/Incentive Committee of the Board of Directors (“CIC”) approved a stock grant of 41,100 shares (including 7,350 shares from the discretionary pool) and the related allocation to participants. The pretax cost of the stock grant was $2.9 million and is included in selling, general and administrative expense in the accompanying consolidated statement of income.
In April 2010, we met the $54.00 stock price target of our Long-Term Incentive Plan. On April 16, 2010, the Compensation/Incentive Committee of the Board of Directors (“CIC”) approved a stock grant of 27,900 shares (including 5,400 shares from the discretionary pool) and the related allocation to participants. The pretax cost of the stock grant was $1.8 million and is included in selling, general and administrative expense in the accompanying consolidated statement of income.
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
     For the years ended December 31, 2010, 2009 and 2008, we recorded $2.6 million, $2.3 million and $1.9 million, respectively, in amortization expense in the accompanying statement of income for stock-based compensation related to the amortization of restricted stock awards granted. For the years ended December 31, 2010, 2009 and 2008, we recorded $7.8 million, $8.6 million and $7.3 million, respectively, in selling, general and administrative expenses for stock-based compensation related to stock options granted. There were no capitalized stock-based compensation costs for any period presented.
     As of December 31, 2010, approximately $3.9 million of total unrecognized compensation costs related to non-vested stock awards are expected to be recognized over a weighted average period of 2.1 years. As of December 31, 2010, approximately $8.4 million of total unrecognized compensation costs related to non-vested stock options are expected to be recognized over a weighted average period of 1.7 years.

Chemed Corporation and Subsidiary Companies
     The following table summarizes stock option and award activity:

	Stock Options		Stock Awards
		Weighted		Weighted
	Number	Average	Number	Average
	of	Exercise	of	Grant-Date
	Shares	Price	Shares	Price
Stock-based compensation shares:
Outstanding at January 1, 2010	2,452,227	$43.36	169,975	$47.87
Granted	515,100	52.76	125,472	57.13
Exercised/Vested	(365,763)	29.40	(143,827)	55.82
Canceled/Forfeited	(14,918)	45.94	—	—

Outstanding at December 31, 2010	2,586,646	$47.19	151,620	$48.00

Vested at December 31, 2010	1,572,913	$47.47

     The weighted average contractual life of outstanding and exercisable options was 5.7 years at December 31, 2010.
     Options outstanding at December 31, 2010, were in the following exercise price ranges:

		Weighted
		Average
	Number of	Exercise	Aggregate
Exercise Price Range	Options	Price	Intrinsic Value
$0 to $27.18	203,604	$20.18	$8,822,000
$27.19 to $40.78	577,416	$35.21	$16,341,000
$40.79 to $70.00	1,347,326	$49.34	$19,092,000
     The total intrinsic value of stock options exercised during the years ended December 31, 2010, 2009 and 2008 was $10.1 million, $5.1 million and $5.2 million, respectively. The total intrinsic value of stock options that were vested during the years ended December 31, 2010, 2009 and 2008 was $27.7 million, $15.5 million and $11.3 million, respectively. The total intrinsic value of stock awards that were vested during the years ended December 31, 2010, 2009, and 2008 was $8.4 million, $5.6 million and $3.4 million, respectively. The total fair value of stock options that vested during 2010, 2009 and 2008 was $7.9 million, $7.8 million and $6.0 million, respectively. The total intrinsic value of stock awards vested during the years ended December 31, 2010, 2009 and 2008 was $8.4 million, $5.6 million and $3.4 million, respectively. The total fair value of stock awards vested during the years ended December 31, 2010, 2009 and 2008 was $8.0 million, $5.4 million and $1.8 million, respectively. The total cash received from employees as a result of employee stock option exercises for the years ended December 31, 2010, 2009 and 2008 was $5.3 million, $545,000 and $291,000, respectively. In connection with these exercises, the excess tax benefits realized for the years ended December 31, 2010, 2009 and 2008, were $3.4 million, $2.0 million and $2.4 million, respectively. We settle employee stock options with newly issued shares.
     We estimate the fair value of stock options using the Black-Scholes valuation model, consistent with the provisions of the FASB’s and the Securities and Exchange Commission’s (“SEC”) guidance. We determine expected term, volatility, dividend yield and forfeiture rate based on our historical experience. We believe that historical experience is the best indicator of these factors. For purposes of determining the key assumptions and the related fair value of the options granted, we analyzed the participants of the LTIP separately from the other stock option recipients. The assumptions we used to value the 2010, 2009 and 2008 grants are as follows:

	2010		2009		2008
	LTIP		LTIP		LTIP
	Participants	All Others	Participants	All Others	Participants	All Others
Stock price on date of issuance	$52.76	$52.76	$44.02	$44.02	$33.75	$33.75
Grant date fair value per share	$15.57	$14.55	$14.95	$12.49	$11.18	$10.18
Number of options granted	331,500	183,600	320,000	188,600	325,000	183,600
Expected term (years)	5.4	4.5	5.7	4.1	5.7	4.3
Risk free rate of return	2.62%	2.09%	1.91%	1.44%	3.08%	2.92%
Volatility	33.0%	34.5%	35.0%	35.0%	31.8%	34.0%
Dividend yield	1.5%	1.5%	0.6%	0.6%	0.7%	0.7%
Forfeiture rate	—	4.4%	—	5.5%	—	5.20%

Chemed Corporation and Subsidiary Companies
5.	Segments and Nature of the Business
     Our segments include the VITAS segment and the Roto-Rooter segment. Relative contributions of each segment to service revenues and sales were 72% and 28%, respectively, in both 2010 and 2009. The vast majority of our service revenues and sales from continuing operations are generated from business within the United States.
     The reportable segments have been defined along service lines, which is consistent with the way the businesses are managed. In determining reportable segments, the Roto-Rooter Services and Roto-Rooter Franchising and Products operating units of the Roto-Rooter segment have been aggregated on the basis of possessing similar operating and economic characteristics. The characteristics of these operating segments and the basis for aggregation are reviewed annually. Accordingly, the reportable segments are defined as follows:
•	The VITAS segment provides hospice services for patients with severe, life-limiting illnesses. This type of care is aimed at making the terminally ill patient’s end of life as comfortable and pain-free as possible. Hospice care is typically available to patients who have been initially certified or re-certified as terminally ill (i.e., a prognosis of six months or less) by their attending physician, if any, and the hospice physician. VITAS offers all levels of hospice care in a given market, including routine home care, inpatient care and continuous care. Over 90% of VITAS’ revenues are derived through the Medicare and Medicaid reimbursement programs.

•	The Roto-Rooter segment provides repair and maintenance services to residential and commercial accounts using the Roto-Rooter registered service marks. Such services include plumbing and sewer, drain and pipe cleaning. They are delivered through company-owned and operated territories, independent contractor-operated territories and franchised locations. This segment also manufactures and sells products and equipment used to provide such services.

•	We report corporate administrative expenses and unallocated investing and financing income and expense not directly related to either segment as “Corporate”. Corporate administrative expense includes the stewardship, accounting and reporting, legal, tax and other costs of operating a publicly held corporation. Corporate investing and financing income and expenses include the costs and income associated with corporate debt and investment arrangements. Historically, we have recorded stock award amortization as a corporate expense. In the first quarter of 2010, our CODM determined that this was an on-going, operational expense and should be reported within the appropriate business segment. Accordingly, stock award amortization has been reclassified to the corresponding business segment for all periods presented.
Segment data for our continuing operations are set forth below (in thousands):

	For the Years Ended December 31,
	2010	2009	2008
Revenues by Type of Service
VITAS
Routine homecare	$666,562	$615,408	$585,891
Continuous care	153,050	141,272	124,894
General inpatient	105,588	97,356	97,895
Estimated BNAF	—	1,950	—
Medicare cap	610	(1,643)	(235)

Total segment	925,810	854,343	808,445

Roto-Rooter
Sewer and drain cleaning	135,704	136,503	146,150
Plumbing repair and maintenance	168,625	151,072	145,831
Independent contractors	22,943	21,620	21,968
HVAC repair and maintenance	4,183	4,031	4,059
Other products and services	23,280	22,667	22,488

Total segment	354,735	335,893	340,496

Total service revenues and sales	$1,280,545	$1,190,236	$1,148,941

Chemed Corporation and Subsidiary Companies

	For the Years Ended December 31,
	2010	2009	2008
Aftertax Segment Earnings/(Loss)
VITAS	$79,796	$71,696	$64,304
Roto-Rooter	31,678	33,040	33,427

Total	111,474	104,736	97,731
Corporate	(29,643)	(30,699)	(29,362)
Discontinued operations	—	(253)	(1,088)

Net income	$81,831	$73,784	$67,281

Interest Income
VITAS	$4,852	$4,581	$5,336
Roto-Rooter	2,661	2,587	3,824

Total	7,513	7,168	9,160
Corporate	175	83	489
Intercompany eliminations	(7,244)	(6,828)	(8,907)

Total interest income	$444	$423	$742

Interest Expense
VITAS	$131	$374	$155
Roto-Rooter	233	186	246

Total	364	560	401
Corporate	11,595	11,039	11,722

Total interest expense	$11,959	$11,599	$12,123

Income Tax Provision
VITAS	$48,601	$43,637	$38,458
Roto-Rooter	19,547	20,372	20,644

Total	68,148	64,009	59,102
Corporate	(16,148)	(17,426)	(12,067)

Total income tax provision	$52,000	$46,583	$47,035

Identifiable Assets
VITAS	$531,247	$476,621	$523,178
Roto-Rooter	205,601	191,254	188,003

Total	736,848	667,875	711,181
Corporate	93,313	151,595	48,441

Total identifiable assets	$830,161	$819,470	$759,622

Additions to Long-Lived Assets
VITAS	$16,787	$14,913	$8,797
Roto-Rooter	17,975	8,067	18,906

Total	34,762	22,980	27,703
Corporate	18	448	9,492

Total additions to long-lived assets	$34,780	$23,428	$37,195

Depreciation and Amortization
VITAS	$18,900	$17,973	$17,651
Roto-Rooter	8,289	8,509	8,607

Total	27,189	26,482	26,258
Corporate	1,854	1,420	1,247

Total depreciation and amortization	$29,043	$27,902	$27,505

Chemed Corporation and Subsidiary Companies
6. Goodwill and Intangible Assets
     Amortization of definite-lived intangible assets from continuing operations for the years ended December 31, 2010, 2009, 2008 was $2.1 million, $4.0 million and $4.0 million, respectively. The following is a schedule by year of projected amortization expense for definite-lived intangible assets (in thousands):

2011	$1,402
2012	1,399
2013	1,399
2014	427
2015	217
Thereafter	266
     The balance in identifiable intangible assets comprises the following (in thousands):

	Gross	Accumulated	Net Book
	Asset	Amortization	Value
December 31, 2010
Referral networks	$21,140	$(17,427)	$3,713
Covenants not to compete	9,211	(8,814)	397
Customer lists	1,223	(1,089)	134
Reacquired franchise rights	974	(108)	866

Subtotal — definite-lived intangibles	32,548	(27,438)	5,110
VITAS trade name	51,300	—	51,300

Total	$83,848	$(27,438)	$56,410

December 31, 2009
Referral networks	$21,200	$(16,240)	$4,960
Covenants not to compete	9,092	(8,006)	1,086
Customer lists	1,227	(1,060)	167
Reacquired franchise rights	450	(43)	407

Subtotal — definite-lived intangibles	31,969	(25,349)	6,620
VITAS trade name	51,300	—	51,300

Total	$83,269	$(25,349)	$57,920

7. Other Operating Expenses
     There were no other operating expenses from continuing operations for the period ended December 31, 2010.
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

Chemed Corporation and Subsidiary Companies
8. Business Combinations
     During 2010, we completed four business combinations within the Roto-Rooter segment for $9.5 million in cash to increase our market penetration in Kansas City, Missouri, St. Louis, Missouri, Jefferson City, Missouri and Spokane Washington. We made no acquisitions within the VITAS segment during 2010. The purchase price of these acquisitions was allocated as follows (in thousands):

Working capital	$268
Identifiable intangible assets	589
Goodwill	8,225
Other assets and liabilities — net	387

$9,469

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
     The unaudited pro forma results of operations, assuming purchase business combinations completed in 2010 and 2009 were completed on January 1, 2009, do not materially impact the accompanying consolidated financial statements. The results of operations of each of the above business combinations are included in our results of operations from the date of the respective acquisition.
9. Discontinued Operations
     Discontinued operations comprise (in thousands, except per share amounts):

	For the Years Ended December 31,
	2010	2009	2008
Adjustment to accruals of operations discontinued in prior years:
Casualty insurance costs	$—	$(400)	$(1,719)

Loss before income taxes	—	(400)	(1,719)
All other income taxes	—	147	631

Total adjustments	—	(253)	(1,088)

Total discontinued operations	$—	$(253)	$(1,088)

Earnings/(loss) per share	$—	$0.01	$0.05

Diluted earnings/(loss) per share	$—	$0.02	$0.05

     At December 31, 2010 and 2009, the accrual for our estimated liability for potential environmental cleanup and related costs arising from the sale of DuBois amounted to $1.7 million. Of the 2010 balance, $826,000 is included in other current liabilities and $901,000 is included in other liabilities (long-term). We are contingently liable for additional DuBois-related environmental cleanup and related costs up to a maximum of $14.9 million. On the basis of a continuing evaluation of the potential liability, we believe it is not probable this additional liability will be paid. Accordingly, no provision for this contingent liability has been recorded. The potential liability is not insured, and the recorded liability does not assume the recovery of insurance proceeds. Also, the environmental liability has not been discounted because it is not possible to reliably project the timing of payments. We believe that any adjustments to our recorded liability will not materially adversely affect our financial position, results of operations or cash flows.
     At December 31, 2010, other current liabilities include accruals of $1.0 million and other liabilities (long-term) include accruals of $1.1 million for costs related to discontinued operations. The estimated timing of payments of these liabilities follows (in thousands):

Chemed Corporation and Subsidiary Companies

2011	$1,043
2012	300
Thereafter	831

$2,174

10. Cash Overdrafts and Cash Equivalents
     Included in accounts payable are cash overdrafts of $11.1 million and $11.7 million as of December 31, 2010 and 2009, respectively.
     From time to time throughout the year, we invest excess cash in money market funds or repurchase agreements directly with major commercial banks. We do not physically hold the collateral for repurchase agreements, but the term is less than 10 days. We closely monitor the creditworthiness of the institutions with which we invest our overnight funds and the quality of the collateral underlying those investments. We had $45.5 million in cash equivalents as of December 31, 2010. There was $109.4 million in cash equivalents as of December 31, 2009. The weighted average rate of return for our cash equivalents was 0.1% in 2010 and 0.3% in 2009.
11. Other Income/ (Expense) —Net
     Other income/ (expense)—net from continuing operations comprises the following (in thousands):

	For the Years Ended December 31,
	2010	2009	2008
Market value gains/(losses) on assets held in deferred compensation trust	$2,210	$5,802	$(9,140)
Loss on disposal of property and equipment	(425)	(369)	(415)
Interest income	444	423	742
Other — net	39	18	77

Total other income/(expense)	$2,268	$5,874	$(8,736)

     The offset for market value gains or losses on assets held in deferred compensation trust is recorded in selling, general and administrative expenses.
12. Income Taxes
     The provision for income taxes comprises the following (in thousands):

	For the Years Ended December 31,
	2010	2009	2008
Continuing Operations:
Current
U.S. federal	$46,789	$36,182	$42,914
U.S. state and local	6,981	4,960	6,226
Foreign	639	462	667
Deferred
U.S. federal, state and local	(2,418)	4,980	(2,710)
Foreign	9	(1)	(62)

Total	$52,000	$46,583	$47,035

Discontinued Operations:
Current U.S. federal	$—	$(65)	$(735)
Current U.S. state and local	—	(5)	(55)
Deferred U.S. federal, state and local	—	(77)	159

Total	$—	$(147)	$(631)

Chemed Corporation and Subsidiary Companies
     A summary of the temporary differences that give rise to deferred tax assets/ (liabilities) follows (in thousands):

	December 31,
	2010	2009
Accrued liabilities	$26,334	$23,609
Stock compensation expense	10,257	7,991
Allowance for uncollectible accounts receivable	2,695	1,862
State net operating loss carryforwards	1,379	1,439
Other	2,763	2,420

Deferred income tax assets	43,428	37,321

Amortization of intangible assets	(40,135)	(37,975)
Accelerated tax depreciation	(10,499)	(9,495)
Currents assets	(1,148)	(1,179)
Other	(1,397)	(623)

Deferred income tax liabilities	(53,179)	(49,272)

Net deferred income tax liabilities	$(9,751)	$(11,951)

     Included in other assets at December 31, 2010, are deferred income tax assets of $236,000 (2009 — $272,000). At December 31, 2010 and 2009, state net operating loss carryforwards were $26.0 million and $26.6 million, respectively. These net operating losses will expire, in varying amounts, between 2011 and 2030. Based on our history of operating earnings, we have determined that our operating income will, more likely than not, be sufficient to ensure realization of our deferred income tax assets.
     After FASB’s adoption of FASB’s guidance on accounting for uncertain income taxes in 2007, we had approximately $1.3 million in unrecognized tax benefits. The majority of this amount would affect our effective tax rate, if recognized in a future period. The years ended December 31, 2007, and forward remain open for review for Federal income tax purposes. The earliest open year relating to any of our material state jurisdictions is the fiscal year ended December 31, 2005. During the next twelve months, we do not anticipate a material net change in unrecognized tax benefits.
     As permitted by this guidance, we classify interest related to our accrual for uncertain tax positions in separate interest accounts. As of December 31, 2010 and 2009, we have approximately $114,000 and $149,000, respectively, accrued in interest payable related to uncertain tax positions. These accruals are included in other current liabilities in the accompanying consolidated balance sheet. Net interest expense related to uncertain tax positions included in interest expense in the accompanying consolidated statement of income is not material.
     A roll forward of the significant changes to our unrecognized tax benefits is as follows (in thousands):

	2010	2009	2008
Balance at January 1,	$1,010	$1,202	$1,169
Unrecognized tax benefits due to positions taken in current year	119	136	413
Gross change due to positions taken in prior years	—	—	53
Decrease due to settlement with taxing authorities	—	(214)	(174)
Decrease due to expiration of statute of limitations	(425)	(93)	(259)
Other	—	(21)	—

Balance at December 31,	$704	$1,010	$1,202

Chemed Corporation and Subsidiary Companies
     The difference between the actual income tax provision for continuing operations and the income tax provision calculated at the statutory U.S. federal tax rate is explained as follows (in thousands):

	For the Years Ended December 31,
	2010	2009	2008
Income tax provision calculated using the statutory rate of 35%	$46,841	$42,217	$40,391
State and local income taxes, less federal income tax effect	4,509	3,837	3,928
Nondeductible expenses	908	829	891
Impact of deferred compensation plans	(27)	(190)	3,084
R&D tax credit	—	—	(656)
Other —net	(231)	(110)	(603)

Income tax provision	$52,000	$46,583	$47,035

Effective tax rate	38.9%	38.6%	40.8%

     Summarized below are the total amounts of income taxes paid during the years ended December 31 (in thousands):

2010	$49,532
2009	40,872
2008	50,535
     Provision has not been made for additional taxes on $35.1 million of undistributed earnings of our domestic subsidiaries. Should we elect to sell our interest in all of these businesses rather than to effect a tax-free liquidation, additional taxes amounting to approximately $12.9 million would be incurred based on current income tax rates.
13. Properties and Equipment
     A summary of properties and equipment follows (in thousands):

	December 31,
	2010	2009
Land	$1,360	$1,360
Buildings	32,788	29,699
Transportation equipment	18,837	17,318
Machinery and equipment	58,706	53,017
Computer software	47,203	26,147
Furniture and fixtures	51,277	45,133
Projects under development	1,817	17,865

Total properties and equipment	211,988	190,539
Less accumulated depreciation	(132,696)	(115,181)

Net properties and equipment	$79,292	$75,358

     The net book value of computer software at December 31, 2010 and 2009, was $18.9 million and $9.1 million, respectively. Depreciation expense for computer software was $5.9 million, $4.2 million and $4.3 million for the years ended December 31, 2010, 2009 and 2008, respectively.
14. Lease Arrangements
     We have operating leases that cover our corporate office headquarters, various warehouse and office facilities, office equipment and transportation equipment. The remaining terms of these leases range from one year to seven years, and in most cases we expect that these leases will be renewed or replaced by other leases in the normal course of business. We have no significant capital leases as of December 31, 2010 or 2009.

Chemed Corporation and Subsidiary Companies
     The following is a summary of future minimum rental payments and sublease rentals to be received under operating leases that have initial or remaining noncancelable terms in excess of one year at December 31, 2010 (in thousands):

2011	$17,777
2012	13,099
2013	10,207
2014	6,996
2015	4,727
Thereafter	1,620

Total minimum rental payments	54,426
Less: minimum sublease rentals	(47)

Net minimum rental payments	$54,379

     Total rental expense incurred under operating leases for continuing operations follows (in thousands):

	For the Years Ended December 31,
	2010	2009	2008
Total rental payments	$21,777	$21,219	$18,867
Less sublease rentals	(237)	(270)	(265)

Net rental expense	$21,540	$20,949	$18,602

15. Pension and Retirement Plans
     Retirement obligations under various plans cover substantially all full-time employees who meet age and/or service eligibility requirements. The major plans providing retirement benefits to our employees are defined contribution plans. Expenses charged to continuing operations for our retirement and profit-sharing plans, excess benefit plans and other similar plans were $11.4 million, $15.1 million and $2.7 million for the years ended December 31, 2010, 2009 and 2008, respectively. These expenses include the impact of market gains and losses on assets held in deferred compensation plans.
     We have excess benefit plans for key employees whose participation in the qualified plans is limited by U.S. Employee Retirement Income Security Act requirements. Benefits are determined based on theoretical participation in the qualified plans. Benefits are only invested in mutual funds, and participants are not permitted to diversify accumulated benefits in shares of our stock. Trust assets invested in shares of our stock are included in treasury stock, and the corresponding liability is included in a separate component of stockholders’ equity. At December 31, 2010, these trusts held 99,494 shares or $2.0 million of our stock (2009 — 102,027 shares or $1.9 million).

Chemed Corporation and Subsidiary Companies
16.	Earnings Per Share
     The computation of earnings per share follows (in thousands, except per share data):

	Income from Continuing Operations			Net Income
For the Years Ended			Earnings per			Earnings
December 31,	Income	Shares	Share	Income	Shares	per Share
2010
Earnings	$81,831	22,587	$3.62	$81,831	22,587	$3.62

Dilutive stock options	—	348		—	348
Nonvested stock awards	—	96		—	96

Diluted earnings	$81,831	23,031	$3.55	$81,831	23,031	$3.55

2009
Earnings	$74,037	22,451	$3.30	$73,784	22,451	$3.29

Dilutive stock options	—	229		—	229
Nonvested stock awards	—	62		—	62

Diluted earnings	$74,037	22,742	$3.26	$73,784	22,742	$3.24

2008
Earnings	$68,369	23,058	$2.97	$67,281	23,058	$2.92

Dilutive stock options	—	287		—	287
Nonvested stock awards	—	29		—	29

Diluted earnings	$68,369	23,374	$2.93	$67,281	23,374	$2.88

     During 2010, 970,900 stock options were excluded from the computation of diluted earnings per share as their exercise prices were greater than the average market price during most of the year. During 2009, 819,917 stock options were also excluded. During 2008, 827,917 stock options were also excluded.
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
     The following table provides examples of how changes in our stock price impact the number of shares that would be included in our diluted earnings per share calculation. It also shows the impact on the number of shares issuable upon conversion of the Notes and settlement of the purchased call options and sold warrants:

Chemed Corporation and Subsidiary Companies

	Shares		Total Treasury	Shares Due	Incremental
	Underlying 1.875%		Method	to the Company	Shares Issued by
Share	Convertible	Warrant	Incremental	under Notes	the Company
Price	Notes	Shares	Shares (a)	Hedges	upon Conversion (b)
$80.73	18,136	—	18,136	(19,401)	(1,265)
90.73	273,379	—	273,379	(292,452)	(19,073)
100.73	477,943	—	477,943	(511,289)	(33,346)
110.73	645,559	119,282	764,841	(690,600)	74,241
120.73	785,408	316,210	1,101,618	(840,206)	261,412
130.73	903,861	483,010	1,386,871	(966,924)	419,947

a)	Represents the number of incremental shares that must be included in the calculation of fully diluted shares under U.S. GAAP.

b)	Represents the number of incremental shares to be issued by the Company upon conversion of the Notes assuming concurrent settlement of the note hedges and warrants.
17. Financial Instruments
     FASB’s authoritative guidance on fair value measurements defines a hierarchy which prioritizes the inputs in fair value measurements. Level 1 measurements are measurements using quoted prices in active markets for identical assets or liabilities. Level 2 measurements use significant other observable inputs. Level 3 measurements are measurements using significant unobservable inputs which require a company to develop its own assumptions. In recording the fair value of assets and liabilities, companies must use the most reliable measurement available.
     The following shows the carrying value, fair value and the hierarchy for our financial instruments as of December 31, 2010 (in thousands):

		Fair Value Measure
		Quoted Prices in
		Active Markets for	Significant Other	Significant
		Identical Assets	Observable Inputs	Unobservable Inputs
	Carrying Value	(Level 1)	(Level 2)	(Level 3)
Mutual fund investments of deferred compensation plans held in trust	$28,304	$28,304	$—	$—
Long-term debt	159,208	189,065	—	—
     For cash and cash equivalents, accounts receivable and accounts payable, the carrying amount is a reasonable estimate of fair value because of the liquidity and short-term nature of these instruments.
18. Loans Receivable from Independent Contractors
     At December 31, 2010, we had contractual arrangements with 63 independent contractors to provide plumbing repair and drain cleaning services under sublicensing agreements using the Roto-Rooter name in lesser-populated areas of the United States and Canada. The arrangements give the independent contractors the right to conduct a plumbing and drain cleaning business using the Roto-Rooter name in a specified territory in exchange for a royalty based on a percentage of labor sales, generally approximately 40%. We also pay for certain telephone directory advertising in these areas, lease certain capital equipment and provide operating manuals to serve as resources for operating a plumbing and drain cleaning business. The contracts are generally cancelable upon 90 days’ written notice (without cause) or upon a few days notice (with cause). The independent contractors are responsible for running the businesses as they believe best.
     Our maximum exposure to loss from arrangements with our independent contractors at December 31, 2010 is approximately $1.1 million (2009 — $1.3 million). The exposure to loss is mainly the result of loans provided to the independent contractors. In most cases, these loans are partially secured by receivables and equipment owned by the independent contractor. The interest rates on the loans range from zero to 8% per annum, and the remaining terms of the loans range from 2.5 months to 5.4 years at December 31, 2010. During 2010, we recorded revenues of $22.9 million (2009 — $21.6 million; 2008 — $22.0 million) and pretax profits of $10.7 million (2009 — $9.5 million; 2008 — $9.5 million) from our independent contractors.

Chemed Corporation and Subsidiary Companies
19. Legal and Regulatory Matters
     Litigation
     On March 1, 2010 Anthony Morangelli and Frank Ercole filed a class action lawsuit in federal district court for the Eastern District of New York seeking unpaid minimum wages and overtime service technician compensation from Roto-Rooter and Chemed. They also seek payment of penalties, interest and plaintiffs’ attorney fees. We contest these allegations. In September 2010, the Court conditionally certified a nationwide class of service technicians, excluding those who signed dispute resolution agreements in which they agreed to arbitrate claims arising out of their employment. There has been no final determination of the merits of collective treatment of the case. We are unable to estimate our potential liability, if any, with respect to this case.
     VITAS is party to a class action lawsuit filed in the Superior Court of California, Los Angeles County, in September 2006 by Bernadette Santos, Keith Knoche and Joyce White. This case alleges failure to pay overtime and failure to provide meal and rest periods to a purported class of California admissions nurses, chaplains and sales representatives. The case seeks payment of penalties, interest and Plaintiffs’ attorney fees. VITAS contests these allegations. In December 2009, the trial court denied Plaintiffs’ motion for class certification. We are unable to estimate our potential liability, if any, with respect to this case.
     Regardless of outcome, defense of litigation adversely affects us through defense costs, diversion of our time and related publicity.
     Regulatory Matters
     In May 2009, VITAS received an administrative subpoena from the U.S. Department of Justice requesting VITAS deliver to the OIG documents, patient records, and policy and procedure manuals for headquarters and its Texas programs concerning hospice services provided for the period January 1, 2003 to the date of the letter. In August 2009, the OIG selected medical records for 59 past and current patients from a Texas program for review. In February 2010, VITAS received a companion civil investigative demand (“CID”) from the state of Texas Attorney General’s Office, seeking related documents. In September 2010, it received a second CID and a second administrative subpoena seeking related documents. We can neither predict the outcome of this investigation nor estimate our potential liability, if any. We believe that we are in compliance with Medicare and Medicaid rules and regulations applicable to hospice providers
     In April 2005, the Office of Inspector General (“OIG”) for the Department of Health and Human Services served VITAS with civil subpoenas relating to VITAS’ alleged failure to appropriately bill Medicare and Medicaid for hospice services. As part of this investigation, the OIG selected medical records for 320 past and current patients from VITAS’ three largest programs for review. It also sought policies and procedures dating back to 1998 covering admissions, certifications, recertifications and discharges. During the third quarter of 2005 and again in May 2006, the OIG requested additional information from us. The Court dismissed a related qui tam complaint filed in U.S. District Court for the Southern District of Florida with prejudice in July 2007. The plaintiffs appealed this dismissal, which the Court of Appeals affirmed. The government continues to investigate the complaint’s allegations. In March 2009, we received a letter from the government reiterating the basis of their investigation. We are unable to estimate our potential liability, if any, with respect to this matter.
     The costs to comply with either of these investigations were not material for any period presented. Regardless of outcome, responding to the subpoenas can adversely affect us through defense costs, diversion of our time and related publicity.
20. Related Party Transactions
     VITAS has two pharmacy services agreements (“Agreements”) with Omnicare, Inc. and its subsidiaries (“OCR”) whereby OCR provides specified pharmacy services for VITAS and its hospice patients in geographical areas served by both VITAS and OCR. The Agreements renew automatically for one-year terms. Either party may cancel the Agreements at the end of any term by giving 90 days prior written notice. VITAS made purchases from OCR of $36.1 million, $33.1 million and $32.9 million for the years ended December 31, 2010, 2009 and 2008, respectively. VITAS’ accounts payable to OCR and its subsidiaries are not material at December 31, 2010 and 2009.
     Mr. Joel F. Gemunder retired as President and Chief Executive Officer of OCR during the third quarter of 2010 and is a director of the Company. Ms. Andrea Lindell is a director of both OCR and the Company. Mr. Kevin J. McNamara, President, Chief Executive Officer and a director of the Company, is a director emeritus of OCR. We believe that the terms of these agreements are no less favorable to VITAS than we could negotiate with an unrelated party.

Chemed Corporation and Subsidiary Companies
21. Capital Stock Transactions
     For the year ended December 31, 2010, we repurchased 1.6 million shares at a weighted average cost per share of $63.14 under the April 2007 program. For the year ended December 31, 2009, we repurchased 15,900 shares at a weighted average cost per share of $46.65 under the April 2007 program. On December 27, 2010 our Board of Directors authorized an additional $70 million to the April 2007 stock repurchase program. On May 19, 2008 our Board of Directors authorized an additional $56 million to the April 2007 stock repurchase program. On April 26, 2007, our Board of Directors authorized a $150 million stock repurchase program.
22. Subsequent Events
     In February 2011, our Board of Directors authorized a $100 million expansion to our share repurchase authority.
     In February 2011, the CIC approved a new stock-price target portion of the Company’s LTIP. The new stock price hurdles are as follows:

Stock Price	Shares to be
Hurdle	Issued
$79.00	25,000
$85.00	25,000
$90.00	25,000

Total	75,000

The stock price hurdles must be achieved during 30 trading days out of any 60 trading day period during the three years ending February 18, 2014.
     In February 2011, the CIC approved a time-based LTIP award of 42,000 shares that cliff vest in four years. The pre-tax cost of the award was $2.7 million.
     In January 2011, we met the $62 stock price target of our LTIP. On January 14, 2011 the CIC approved a stock grant of 41,100 shares (including 7,350 shares from the discretionary pool) and the related allocation to participants. The pretax cost of the stock grant was $3.0 million.

Chemed Corporation and Subsidiary Companies
23. Guarantor Subsidiaries
     Our 1.875% Senior Convertible Notes issued on May 14, 2007, are fully and unconditionally guaranteed on an unsecured, joint and severally liable basis by our 100% owned subsidiaries. The equity method has been used with respect to the parent company’s (Chemed) investment in subsidiaries. No consolidating adjustment column is presented for the condensed consolidating statement of cash flow since there were no signficant consolidating entries for the periods presented. The following condensed, consolidating financial data present the composition of the parent company, the guarantor subsidiaries and the non-guarantor subsidiaries as of December 31, 2010 and 2009, and for the years ended December 31, 2010, 2009 and 2008 (in thousands):

		Guarantor	Non-Guarantor	Consolidating
December 31, 2010	Parent	Subsidiaries	Subsidiaries	Adjustments	Consolidated

ASSETS
Cash and cash equivalents	$45,324	$(1,571)	$6,164	$—	$49,917
Accounts receivable, less allowances	802	111,716	481	—	112,999
Intercompany receivables	—	172,426	—	(172,426)	—
Inventories	—	7,191	537	—	7,728
Current deferred income taxes	(688)	15,666	120	—	15,098
Prepaid income taxes	2,787	(1,809)	(208)	—	770
Prepaid expenses	782	9,244	259	—	10,285

Total current assets	49,007	312,863	7,353	(172,426)	196,797

Investments of deferred compensation plans held in trust	—	—	28,304	—	28,304
Properties and equipment, at cost, less accumulated depreciation	12,513	64,743	2,036	—	79,292
Identifiable intangible assets less accumulated amortization	—	56,410	—	—	56,410
Goodwill	—	453,864	4,479	—	458,343
Other assets	6,049	2,791	2,175	—	11,015
Investments in subsidiaries	716,815	18,696	—	(735,511)	—

Total assets	$784,384	$909,367	$44,347	$(907,937)	$830,161

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$4,924	$50,457	$448	$—	$55,829
Intercompany payables	167,067	—	5,359	(172,426)	—
Income taxes	(7,190)	8,745	(394)	—	1,161
Accrued insurance	906	35,586	—	—	36,492
Accrued compensation	4,235	35,016	468	—	39,719
Other current liabilities	1,549	13,447	1,145	—	16,141

Total current liabilities	171,491	143,251	7,026	(172,426)	149,342

Deferred income taxes	(11,356)	45,168	(8,727)	—	25,085
Long-term debt	159,208	—	—	—	159,208
Deferred compensation liabilities	—	—	27,851	—	27,851
Other liabilities	2,992	3,123	511	—	6,626
Stockholders’ equity	462,049	717,825	17,686	(735,511)	462,049

Total liabilities and stockholders’ equity	$784,384	$909,367	$44,347	$(907,937)	$830,161

		Guarantor	Non-Guarantor	Consolidating
December 31, 2009	Parent	Subsidiaries	Subsidiaries	Adjustments	Consolidated
ASSETS
Cash and cash equivalents	$109,331	$(1,221)	$4,306	$—	$112,416
Accounts receivable, less allowances	618	52,303	540	—	53,461
Intercompany receivables	—	149,888	—	(149,888)	—
Inventories	—	7,009	534	—	7,543
Current deferred income taxes	(378)	14,048	31	—	13,701
Prepaid income taxes	(3,227)	4,161	(185)	—	749
Prepaid expenses	770	9,545	73	—	10,388

Total current assets	107,114	235,733	5,299	(149,888)	198,258

Investments of deferred compensation plans held in trust	—	—	24,158	—	24,158
Properties and equipment, at cost, less accumulated depreciation	10,309	62,912	2,137	—	75,358
Identifiable intangible assets less accumulated amortization	—	57,920	—	—	57,920
Goodwill	—	445,662	4,380	—	450,042
Other assets	11,190	2,232	312	—	13,734
Investments in subsidiaries	643,572	15,523	—	(659,095)	—

Total assets	$772,185	$819,982	$36,286	$(808,983)	$819,470

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$(2,411)	$54,084	$398	$—	$52,071
Intercompany payables	147,744	—	2,144	(149,888)	—
Income taxes	(2,145)	2,159	49	—	63
Accrued insurance	1,231	33,930	—	—	35,161
Accrued compensation	4,235	30,020	407	—	34,662
Other current liabilities	1,643	11,367	1,117	—	14,127

Total current liabilities	150,297	131,560	4,115	(149,888)	136,084

Deferred income taxes	(10,549)	43,183	(6,710)	—	25,924
Long-term debt	152,127	—	—	—	152,127
Deferred compensation liabilities	—	—	23,637	—	23,637
Other liabilities	3,148	1,388	—	—	4,536
Stockholders’ equity	477,162	643,851	15,244	(659,095)	477,162

Total liabilities and stockholders’ equity	$772,185	$819,982	$36,286	$(808,983)	$819,470

Chemed Corporation and Subsidiary Companies

		Guarantor	Non-Guarantor	Consolidating
For the year ended December 31, 2010	Parent	Subsidiaries	Subsidiaries	Adjustments	Consolidated
Continuing Operations
Net sales and service revenues	$—	$1,254,856	$25,689	$—	$1,280,545

Cost of services provided and goods sold	—	892,596	13,420	—	906,016
Selling, general and administrative expenses	23,262	170,223	8,479	—	201,964
Depreciation	860	22,732	794	—	24,386
Amortization	1,404	3,253	—	—	4,657

Total costs and expenses	25,526	1,088,804	22,693	—	1,137,023

Income/ (loss) from operations	(25,526)	166,052	2,996	—	143,522
Interest expense	(11,596)	(363)	—	—	(11,959)
Other (expense)/income — net	15,520	(15,451)	2,199	—	2,268

Income/ (loss) before income taxes	(21,602)	150,238	5,195	—	133,831
Income tax (provision)/ benefit	6,859	(56,905)	(1,954)	—	(52,000)
Equity in net income of subsidiaries	96,574	3,308	—	(99,882)	—

Net income	$81,831	$96,641	$3,241	$(99,882)	$81,831

		Guarantor	Non-Guarantor	Consolidating
For the year ended December 31, 2009	Parent	Subsidiaries	Subsidiaries	Adjustments	Consolidated
Continuing Operations
Net sales and service revenues	$—	$1,166,972	$23,264	$—	$1,190,236

Cost of services provided and goods sold	—	822,788	11,786	—	834,574
Selling, general and administrative expenses	23,199	163,600	10,627	—	197,426
Depreciation	602	20,221	712	—	21,535
Amortization	1,222	5,145	—	—	6,367
Other operating expenses	3,989	—	—	—	3,989

Total costs and expenses	29,012	1,011,754	23,125	—	1,063,891

Income/ (loss) from operations	(29,012)	155,218	139	—	126,345
Interest expense	(11,040)	(565)	6	—	(11,599)
Other (expense)/income — net	5,428	(5,422)	5,868	—	5,874

Income/ (loss) before income taxes	(34,624)	149,231	6,013	—	120,620
Income tax (provision)/ benefit	12,058	(56,543)	(2,098)	—	(46,583)
Equity in net income of subsidiaries	96,603	4,043	—	(100,646)	—

Income from continuing operations	74,037	96,731	3,915	(100,646)	74,037
Discontinued Operations	(253)	—	—	—	(253)

Net income	$73,784	$96,731	$3,915	$(100,646)	$73,784

		Guarantor	Non-Guarantor	Consolidating
For the year ended December 31, 2008	Parent	Subsidiaries	Subsidiaries	Adjustments	Consolidated
Continuing Operations
Net sales and service revenues	$—	$1,124,063	$24,878	$—	$1,148,941

Cost of services provided and goods sold	—	798,173	12,374	—	810,547
Selling, general and administrative expenses	19,644	158,214	(2,525)	—	175,333
Depreciation	504	20,382	695	—	21,581
Amortization	960	4,964	—	—	5,924
Other operating expenses	2,699	—	—	—	2,699

Total costs and expenses	23,807	981,733	10,544	—	1,016,084

Income/ (loss) from operations	(23,807)	142,330	14,334	—	132,857
Interest expense	(11,722)	(398)	(3)	—	(12,123)
Gain on extinguishment of debt	3,406	—	—	—	3,406
Other (expense)/income — net	4,381	(4,070)	(9,047)	—	(8,736)

Income/ (loss) before income taxes	(27,742)	137,862	5,284	—	115,404
Income tax (provision)/ benefit	10,036	(51,849)	(5,222)	—	(47,035)
Equity in net income of subsidiaries	86,075	1,403	—	(87,478)	—

Income from continuing operations	68,369	87,416	62	(87,478)	68,369
Discontinued Operations	(1,088)	—	—	—	(1,088)

Net income	$67,281	$87,416	$62	$(87,478)	$67,281

Chemed Corporation and Subsidiary Companies

		Guarantor	Non-Guarantor
For the year ended December 31, 2010	Parent	Subsidiaries	Subsidiaries	Consolidated
Cash Flow from Operating Activities:
Net cash provided by operating activities	$2,862	$81,781	$1,369	$86,012

Cash Flow from Investing Activities:
Capital expenditures	(18)	(24,677)	(944)	(25,639)
Business combinations, net of cash acquired	—	(9,469)	—	(9,469)
Proceeds from sale of property and equipment	—	275	15	290
Other sources/(uses) — net	(157)	(963)	238	(882)

Net cash used by investing activities	(175)	(34,834)	(691)	(35,700)

Cash Flow from Financing Activities:
Purchases of treasury stock	(109,326)	—	(4)	(109,330)
Dividends paid to shareholders	(11,881)	—	—	(11,881)
Proceeds from exercise of stock options	5,327	—	—	5,327
Realized excess tax benefit on share based compensation	3,357	—	—	3,357
Change in cash overdrafts payable	1,645	(2,226)	—	(581)
Change in intercompany accounts	44,135	(45,071)	936	—
Other sources — net	49	—	248	297

Net cash provided/ (used) by financing activities	(66,694)	(47,297)	1,180	(112,811)

Net increase/(decrease) in cash and cash equivalents	(64,007)	(350)	1,858	(62,499)
Cash and cash equivalents at beginning of year	109,331	(1,221)	4,306	112,416

Cash and cash equivalents at end of period	$45,324	$(1,571)	$6,164	$49,917

		Guarantor	Non-Guarantor
For the year ended December 31, 2009	Parent	Subsidiaries	Subsidiaries	Consolidated
Cash Flow from Operating Activities:
Net cash provided by operating activities	$950	$153,387	$6,495	$160,832

Cash Flow from Investing Activities:
Capital expenditures	(448)	(20,394)	(654)	(21,496)
Business combinations, net of cash acquired	—	(1,919)	—	(1,919)
Net payments from sale of discontinued operations	(328)	(302)	—	(630)
Proceeds from sale of property and equipment	1,285	292	—	1,577
Other sources/(uses) — net	(255)	(302)	183	(374)

Net cash provided/(used) by investing activities	254	(22,625)	(471)	(22,842)

Cash Flow from Financing Activities:
Change in cash overdrafts payable	19	2,872	—	2,891
Change in intercompany accounts	140,674	(135,226)	(5,448)	—
Dividends paid to shareholders	(8,157)	—	—	(8,157)
Purchases of treasury stock	(4,225)	—	—	(4,225)
Proceeds from exercise of stock options	545	—	—	545
Realized excess tax benefit on share based compensation	1,955	—	—	1,955
Net decrease in revolving line of credit	(8,200)	—	—	(8,200)
Repayment of long-term debt	(14,500)	(169)	—	(14,669)
Other sources/(uses) — net	(49)	338	369	658

Net cash provided/ (used) by financing activities	108,062	(132,185)	(5,079)	(29,202)

Net increase/(decrease) in cash and cash equivalents	109,266	(1,423)	945	108,788
Cash and cash equivalents at beginning of year	65	202	3,361	3,628

Cash and cash equivalents at end of period	$109,331	$(1,221)	$4,306	$112,416

		Guarantor	Non-Guarantor
For the year ended December 31, 2008	Parent	Subsidiaries	Subsidiaries	Consolidated
Cash Flow from Operating Activities:
Net cash provided/(used) by operating activities	$(8,912)	$118,904	$2,091	$112,083

Cash Flow from Investing Activities:
Capital expenditures	(9,492)	(15,576)	(1,026)	(26,094)
Business combinations, net of cash acquired	—	(11,200)	—	(11,200)
Net proceeds from sale of discontinued operations	8,824	—	—	8,824
Proceeds from sale of property and equipment	10	342	35	387
Other sources/(uses) — net	(660)	123	(7)	(544)

Net cash used by investing activities	(1,318)	(26,311)	(998)	(28,627)

Cash Flow from Financing Activities:
Change in cash overdrafts payable	(1,106)	250	—	(856)
Change in intercompany accounts	90,906	(91,249)	343	—
Dividends paid to shareholders	(5,543)	—	—	(5,543)
Purchases of treasury stock	(69,788)	—	—	(69,788)
Proceeds from exercise of stock options	291	—	—	291
Realized excess tax benefit on share based compensation	2,422	—	—	2,422
Net increase in revolving line of credit	8,200	—	—	8,200
Repayment of long-term debt	(18,551)	(162)	—	(18,713)
Other sources/(uses) — net	(413)	354	(770)	(829)

Net cash provided/ (used) by financing activities	6,418	(90,807)	(427)	(84,816)

Net increase/(decrease) in cash and cash equivalents	(3,812)	1,786	666	(1,360)
Cash and cash equivalents at beginning of year	3,877	(1,584)	2,695	4,988

Cash and cash equivalents at end of period	$65	$202	$3,361	$3,628

Chemed Corporation and Subsidiary Companies
UNAUDITED SUMMARY OF QUARTERLY RESULTS
Chemed Corporation and Subsidiary Companies
(in thousands, except per share and footnote data)

	First	Second	Third	Fourth	Total
For the Year Ended December 31, 2010	Quarter	Quarter	Quarter	Quarter	Year

Continuing Operations
Total service revenues and sales	$308,813	$314,995	$320,451	$336,286	$1,280,545

Gross profit	$89,676	$91,293	$92,536	$101,024	$374,529

Income from operations	$34,445	$33,856	$36,755	$38,466	$143,522
Interest expense	(2,952)	(2,999)	(2,995)	(3,013)	(11,959)
Other income/(expense)—net	186	10	222	1,850	2,268

Income before income taxes	31,679	30,867	33,982	37,303	133,831
Income taxes	(12,321)	(12,012)	(12,994)	(14,673)	(52,000)

Net Income (a)	$19,358	$18,855	$20,988	$22,630	$81,831

Earnings Per Share (a)
Net income	$0.86	$0.83	$0.93	$1.00	$3.62

Average number of shares outstanding	22,593	22,644	22,597	22,534	22,587

Diluted Earnings Per Share (a)
Net income	$0.84	$0.82	$0.91	$0.98	$3.55

Average number of shares outstanding	23,021	23,080	22,996	23,070	23,031

(a)	The following amounts are included in income from continuing operations during the respective quarter (in thousands):

	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year

Pretax (cost)/benefit:
Stock option expense	$(2,051)	$(2,346)	$(1,968)	$(1,397)	$(7,762)
Noncash impact of change in accounting for convertible debt	(1,655)	(1,688)	(1,721)	(1,756)	(6,820)
Long-term incentive compensation	—	(1,799)	—	(2,935)	(4,734)
Acquisition expenses	—	—	—	(324)	(324)
Expenses of class action litigation	—	(105)	(322)	(1,426)	(1,853)
Expenses incurred in connection with the Office of Inspector General investigation	(160)	(118)	(112)	(622)	(1,012)

Total	$(3,866)	$(6,056)	$(4,123)	$(8,460)	$(22,505)

Aftertax (cost)/benefit:
Stock option expense	$(1,298)	$(1,484)	$(1,244)	$(883)	$(4,909)
Noncash impact of change in accounting for convertible debt	(1,047)	(1,068)	(1,088)	(1,110)	(4,313)
Long-term incentive compensation	—	(1,124)	—	(1,833)	(2,957)
Acquisition expenses	—	—	—	(198)	(198)
Expenses of class action litigation	—	(63)	(194)	(869)	(1,126)
Expenses incurred in connection with the Office of Inspector General investigation	(99)	(74)	(69)	(385)	(627)

Total	$(2,444)	$(3,813)	$(2,595)	$(5,278)	$(14,130)

Chemed Corporation and Subsidiary Companies
UNAUDITED SUMMARY OF QUARTERLY RESULTS
(in thousands, except per share and footnote data)

	First	Second	Third	Fourth	Total
For the Year Ended December 31, 2009	Quarter	Quarter	Quarter	Quarter	Year

Continuing Operations
Total service revenues and sales .	$294,938	$295,255	$296,794	$303,249	$1,190,236

Gross profit	$87,925	$87,918	$87,906	$91,913	$355,662

Income from operations	$34,726	$27,938	$32,786	$30,895	$126,345
Interest expense	(2,844)	(3,142)	(2,853)	(2,760)	(11,599)
Other income/(expense)—net	(276)	3,358	1,733	1,059	5,874

Income before income taxes	31,606	28,154	31,666	29,194	120,620
Income taxes	(12,267)	(10,904)	(12,456)	(10,956)	(46,583)

Income from continuing operations (a)	19,339	17,250	19,210	18,238	74,037
Discontinued Operations	—	—	—	(253)	(253)

Net Income (a)	$19,339	$17,250	$19,210	$17,985	$73,784

Earnings Per Share (a)
Income from continuing operations	$0.86	$0.77	$0.86	$0.81	$3.30

Net income	$0.86	$0.77	$0.86	$0.80	$3.29

Average number of shares outstanding	22,394	22,417	22,461	22,551	22,451

Diluted Earnings Per Share (a)
Income from continuing operations	$0.85	$0.76	$0.84	$0.80	$3.26

Net income	$0.85	$0.76	$0.84	$0.78	$3.24

Average number of shares outstanding	22,647	22,672	22,744	22,937	22,742

(a)	The following amounts are included in income from continuing operations during the respective quarter (in thousands):

	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year
Pretax (cost)/benefit:
Stock option expense	$(2,042)	$(2,443)	$(2,214)	$(1,940)	$(8,639)
Noncash impact of change in accounting for convertible debt	(1,530)	(1,561)	(1,591)	(1,623)	(6,305)
Non-taxable income from certain investments held in deferred compensation trusts	1,211	—	—	—	1,211
Expenses associated with contested proxy solicitiation	(545)	(3,444)	—	—	(3,989)
Expenses incurred in connection with the Office of Inspector General investigation	(13)	(86)	(343)	(144)	(586)
Long-term incentive compensation	—	—	—	(5,007)	(5,007)
Costs related to litigation settlements	—	—	—	(882)	(882)

Total	$(2,919)	$(7,534)	$(4,148)	$(9,596)	$(24,197)

Aftertax (cost)/benefit:
Stock option expense	$(1,292)	$(1,544)	$(1,401)	$(1,227)	$(5,464)
Noncash impact of change in accounting for convertible debt	(968)	(987)	(1,006)	(1,027)	(3,988)
Non-taxable income from certain investments held in deferred compensation trusts	1,211	—	—	—	1,211
Income tax impact of nondeductible losses on investments held in deferred compensation trusts	(475)	20	—	—	(455)
Expenses associated with contested proxy solicitiation	(345)	(2,180)	—	—	(2,525)
Expenses incurred in connection with the Office of Inspector General investigation	(8)	(53)	(213)	(89)	(363)
Long-term incentive compensation	—	—	—	(3,134)	(3,134)
Costs related to litigation settlements	—	—	—	(534)	(534)

Total	$(1,877)	$(4,744)	$(2,620)	$(6,011)	$(15,252)

SELECTED FINANCIAL DATA
Chemed Corporation and Subsidiary Companies

(in thousands, except per share and footnote data, ratios, percentages and personnel)

	2010	2009	2008	2007	2006

Summary of Operations
Continuing operations (a)
Service revenues and sales	$1,280,545	$1,190,236	$1,148,941	$1,100,058	$1,018,587
Gross profit (excluding depreciation)	374,529	355,662	338,394	332,992	288,464
Depreciation	24,386	21,535	21,581	20,118	16,775
Amortization	4,657	6,367	5,924	5,270	5,255
Income from operations	143,522	126,345	132,857	122,755	104,979
Income from continuing operations (b)	81,831	74,037	68,369	60,440	57,722
Net income (b)	81,831	73,784	67,281	61,641	50,651
Earnings per share
Income from continuing operations	$3.62	$3.30	$2.97	$2.46	$2.21
Net income	3.62	3.29	2.92	2.51	1.94
Average number of shares outstanding	22,587	22,451	23,058	24,520	26,118
Diluted earnings per share
Income from continuing operations	$3.55	$3.26	$2.93	$2.41	$2.16
Net income	3.55	3.24	2.88	2.46	1.90
Average number of shares outstanding	23,031	22,742	23,374	25,077	26,669
Cash dividends per share	$0.52	$0.36	$0.24	$0.24	$0.24
Financial Position—Year-End
Cash and cash equivalents	$49,917	$112,416	$3,628	$4,988	$29,274
Working capital/(deficit)	47,455	62,174	(18,142)	(13,427)	(3,951)
Current ratio	1.32	1.46	0.88	0.91	0.98
Properties and equipment, at cost less accumulated depreciation	$79,292	$75,358	$76,962	$74,513	$70,140
Total assets	830,161	819,470	759,622	768,945	791,461
Long-term debt	159,208	152,127	158,210	163,715	150,331
Stockholders’ equity	462,049	477,162	396,831	395,800	421,361
Other Statistics—Continuing Operations
Capital expenditures	$25,639	$21,496	$26,094	$26,640	$21,987
Number of employees	13,058	12,308	11,884	11,783	11,621

(a)	Continuing operations exclude VITAS of Arizona, discontinued in 2006, Service America, discontinued in 2004 and Patient Care discontinued in 2002

(b)	The following amounts are included in income from continuing operations during the respective year (in thousands):

	2010	2009	2008	2007	2006
After-tax benefit/(cost):
Stock option expense	$(4,909)	$(5,464)	$(4,619)	$(2,962)	$(769)
Noncash impact of change in accounting for convertible debt	(4,313)	(3,988)	(4,006)	(2,335)
Long-term incentive compensation	(2,957)	(3,134)	—	(4,427)	—
Expenses associated with contested proxy solicitation	—	(2,525)	—	—	—
Non-taxable income on certain investments held in deferred compensation trusts	—	1,211	—	—	—
Costs related to litigation settlements	(1,126)	(534)	—	(1,168)	(169)
Income tax impact of nondeductible losses on investments held in deferred compensation trusts	—	(455)	(3,062)	(46)	—
Expenses incurred in connection with the Office of Inspector General investigation	(627)	(363)	(28)	(141)	(662)
Acquisition Expense	(198)	—	—	—	—
Gain/(loss) on extinguishment of debt	—	—	2,934	(8,778)	(273)
Loss on impairment of transportation equipment	—	—	(1,714)	—	—
Unreserved prior-year’s insurance claim	—	—	(358)	—	—
Income tax credits or adjustments related to prior years	—	—	322	—	2,115
Gain on sale of property	—	—	—	724	—
Loss on impairment of investment	—	—	—	—	(918)
Other	—	—	—	296	296

Total	$(14,130)	$(15,252)	$(10,531)	$(18,837)	$(380)

CHEMED CORPORATION AND SUBSIDIARY COMPANIES
UNAUDITED CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2010
(in thousands)(unaudited)

				Chemed
	VITAS	Roto-Rooter	Corporate	Consolidated
2010
Service revenues and sales	$925,810	$354,735	$—	$1,280,545

Cost of services provided and goods sold	709,094	196,922	—	906,016
Selling, general and administrative expenses	73,755	100,731	27,478	201,964
Depreciation	16,161	7,775	450	24,386
Amortization	2,739	514	1,404	4,657
Total costs and expenses	801,749	305,942	29,332	1,137,023

Income/(loss) from operations	124,061	48,793	(29,332)	143,522

Interest expense	(131)	(233)	(11,595)	(11,959)
Intercompany interest income/(expense)	4,632	2,612	(7,244)	—
Other income/(expense)—net	(165)	53	2,380	2,268

Income/(loss) before income taxes	128,397	51,225	(45,791)	133,831
Income taxes	(48,601)	(19,547)	16,148	(52,000)

Net income/(loss)	$79,796	$31,678	$(29,643)	$81,831

(a)	The following amounts are included in income from continuing operations (in thousands):

				Chemed
	VITAS	Roto-Rooter	Corporate	Consolidated
Pretax benefit/(cost):
Stock option expense	$—	$—	$(7,762)	$(7,762)
Noncash impact of change in accounting for convertible debt	—	—	(6,820)	(6,820)
Long-term incentive compensation	—	—	(4,734)	(4,734)
Expenses of class action litigation	—	(1,853)	—	(1,853)
Acquisition Expense	(68)	(256)	—	(324)
Expenses incurred in connection with the Office of Inspector General investigation	(1,012)	—	—	(1,012)

Total	$(1,080)	$(2,109)	$(19,316)	$(22,505)

	VITAS	Roto-Rooter	Corporate	Consolidated
After-tax benefit/(cost):
Stock option expense	$—	$—	$(4,909)	$(4,909)
Noncash impact of change in accounting for convertible debt	—	—	(4,313)	(4,313)
Long-term incentive compensation	—	—	(2,957)	(2,957)
Expenses of class action litigation	—	(1,126)	—	(1,126)
Acquisition Expense	(42)	(156)	—	(198)
Expenses incurred in connection with the Office of Inspector General investigation	(627)	—	—	(627)

Total	$(669)	$(1,282)	$(12,179)	$(14,130)

CHEMED CORPORATION AND SUBSIDIARY COMPANIES
UNAUDITED CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2009
(in thousands)(unaudited)

				Chemed
	VITAS	Roto-Rooter	Corporate	Consolidated
2009
Service revenues and sales	$854,343	$335,893	$—	$1,190,236

Cost of services provided and goods sold	653,212	181,362	—	834,574
Selling, general and administrative expenses	71,643	95,073	30,710	197,426
Depreciation	13,269	8,068	198	21,535
Amortization	4,704	441	1,222	6,367
Other operating expenses	—	—	3,989	3,989

Total costs and expenses	742,828	284,944	36,119	1,063,891

Income/(loss) from operations	111,515	50,949	(36,119)	126,345
Interest expense	(374)	(186)	(11,039)	(11,599)
Intercompany interest income/(expense)	4,314	2,514	(6,828)	—
Other income/(expense)—net	(122)	135	5,861	5,874

Income/(loss) before income taxes	115,333	53,412	(48,125)	120,620
Income taxes	(43,637)	(20,372)	17,426	(46,583)

Income/(loss) from continuing operations	71,696	33,040	(30,699)	74,037
Discontinued operations	—	—	(253)	(253)

Net income/(loss)	$71,696	$33,040	$(30,952)	$73,784

(a)	The following amounts are included in income from continuing operations (in thousands):

				Chemed
	VITAS	Roto-Rooter	Corporate	Consolidated
Pretax benefit/(cost):
Stock option expense	$—	$—	$(8,639)	$(8,639)
Noncash impact of change in accounting for convertible debt	—	—	(6,305)	(6,305)
Long-term incentive compensation	—	—	(5,007)	(5,007)
Expenses associated with contested proxy solicitation	—	—	(3,989)	(3,989)
Non-taxable income on certain investments held in deferred compensation trusts	—	—	1,211	1,211
Costs related to litigation settlements	—	(882)	—	(882)
Expenses incurred in connection with the Office of Inspector
General investigation	(586)	—	—	(586)
Gain/(loss) on extinguishment of debt	—	—	—	—

Total	$(586)	$(882)	$(22,729)	$(24,197)

	VITAS	Roto-Rooter	Corporate	Consolidated
After-tax benefit/(cost):
Stock option expense	$—	$—	$(5,464)	$(5,464)
Noncash impact of change in accounting for convertible debt	—	—	(3,988)	(3,988)
Long-term incentive compensation	—	—	(3,134)	(3,134)
Expenses associated with contested proxy solicitation	—	—	(2,525)	(2,525)
Non-taxable income on certain investments held in deferred compensation trusts	—	—	1,211	1,211
Income tax impact of nondeductible losses on investments held in deferred compensation trusts	—	—	(455)	(455)
Costs related to litigation settlements	—	(534)	—	(534)
Expenses incurred in connection with the Office of Inspector
General investigation	(363)	—	—	(363)
Gain/(loss) on extinguishment of debt	—	—	—	—

Total	$(363)	$(534)	$(14,355)	$(15,252)

CHEMED CORPORATION AND SUBSIDIARY COMPANIES
UNAUDITED CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2008
(in thousands)(unaudited)

				Chemed
	VITAS	Roto-Rooter	Corporate	Consolidated
2008
Service revenues and sales	$808,445	$340,496	$—	$1,148,941

Cost of services provided and goods sold	625,177	185,370	—	810,547
Selling, general and administrative expenses	67,750	95,971	11,612	175,333
Depreciation	13,000	8,294	287	21,581
Amortization	4,651	313	960	5,924
Other operating expenses	—	—	2,699	2,699

Total costs and expenses	710,578	289,948	15,558	1,016,084

Income/(loss) from operations	97,867	50,548	(15,558)	132,857
Interest expense	(155)	(246)	(11,722)	(12,123)
Intercompany interest income/(expense)	5,199	3,708	(8,907)	—
Gain on extinguishment of debt	—	—	3,406	3,406
Other income/(expense)—net	(149)	61	(8,648)	(8,736)

Income/(loss) before income taxes	102,762	54,071	(41,429)	115,404
Income taxes	(38,458)	(20,644)	12,067	(47,035)

Income/(loss) from continuing operations	64,304	33,427	(29,362)	68,369
Discontinued operations	—	—	(1,088)	(1,088)

Net income/(loss)	$64,304	$33,427	$(30,450)	$67,281

(a)	The following amounts are included in income from continuing operations (in thousands):

				Chemed
	VITAS	Roto-Rooter	Corporate	Consolidated
Pretax benefit/(cost):
Stock option expense	$—	$—	$(7,303)	$(7,303)
Noncash impact of change in accounting for convertible debt	—	—	(6,139)	(6,139)
Impairment loss on transportation equipment	—	—	(2,699)	(2,699)
Gain on extinguishment of debt	—	—	3,406	3,406
Unreserved prior-year’s insurance claim	—	(597)	—	(597)
Expenses incurred in connection with the Office of Inspector
General investigation	(46)	—	—	(46)

Total	$(46)	$(597)	$(12,735)	$(13,378)

	VITAS	Roto-Rooter	Corporate	Consolidated
After-tax benefit/(cost):
Stock option expense	$—	$—	$(4,619)	$(4,619)
Noncash impact of change in accounting for convertible debt	—	—	(4,006)	(4,006)
Impairment loss on transportation equipment	—	—	(1,714)	(1,714)
Gain on extinguishment of debt	—	—	2,934	2,934
Income tax impact of non-deductible net market losses on investments held in deferred compensation trusts	—	—	(3,062)	(3,062)
Unreserved prior-year’s insurance claim	—	(358)	—	(358)
Expenses incurred in connection with the Office of Inspector General investigation	(28)	—	—	(28)
Income tax credit related to prior years	322	—	—	322

Total	$294	$(358)	$(10,467)	$(10,531)

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
     The following is a summary of the key operating results for the years ended December 31, 2010, 2009 and 2008 (in thousands except percentages and per share amounts):

	2010	2009	2008
Consolidated service revenues and sales	$1,280,545	$1,190,236	$1,148,941
Consolidated income from continuing operations	$81,831	$74,037	$68,369
Diluted EPS from continuing operations	$3.55	$3.26	$2.93
Adjusted EBITDA	$189,395	$177,050	$161,754
Adjusted EBITDA as a % of revenue	14.8%	14.9%	14.1%

*	See page 50 for reconciliation to GAAP measures
     EBITDA and Adjusted EBITDA are not measures derived in accordance with GAAP. We use Adjusted EBITDA as a measure of earnings for our LTIP awards. We provide EBITDA and Adjusted EBITDA to help readers evaluate our operating results, compare our operating performance with that of similar companies that have different capital structures and help evaluate our ability to meet future debt service, capital expenditure and working capital requirements. Our EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for comparable measures presented in accordance with GAAP. A reconciliation of our net income to our Adjusted EBITDA is presented in tables following the Critical Accounting Policy section.
2010 versus 2009
     The increase in consolidated service revenues and sales from 2009 to 2010 was driven by an 8.4% increase at VITAS and a 5.6% increase at Roto-Rooter. The increase at VITAS was the result of an increase in average daily census (“ADC”) of 6.1%, driven by an increase in admissions of 5.6%, combined with Medicare price increases of approximately 1.3%. The increase at Roto-Rooter was driven by a 7.3% price and mix shift increase as well as a 0.4% increase in job count. Consolidated income from continuing operations increased 10.5% over prior year mainly as a result of the increase in revenues, which allowed us to further leverage our current cost structure. Diluted EPS from continuing operations increased as the result of increased earnings. Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) increased 7.0% from 2009 to 2010 mainly as a result of increased earnings.
2009 versus 2008
     The increase in consolidated service revenues and sales from 2008 to 2009 was driven by a 5.7% increase at VITAS offset by an approximate 1.4% decrease at Roto-Rooter. The increase at VITAS was the result of an increase in ADC of 1%, Medicare price increases and an increase due to changes in the mix of care. The decrease at Roto-Rooter was driven by a 7% decrease in the job count offset by an approximate 6% price and mix shift increase. Consolidated income from continuing operations and diluted EPS from continuing operations increased as a result of higher service revenues and sales, which allowed us to further leverage our current cost structure. Adjusted EBITDA increased 9.5% from 2008 to 2009 and Adjusted EBITDA as a percent of revenue increased from 14.1% to 14.9%.
Impact of Current Market Conditions
     We expect Roto-Rooter to achieve full-year 2011 revenue growth of 5% to 8%. This is a result of increased pricing of approximately 3.0%, a favorable mix shift to higher revenue jobs, with job count flat to up 3%. Adjusted EBITDA margin for 2011 is estimated in the range of 16.5% to 17.5%.
     We expect VITAS to achieve full-year 2011 revenue growth, prior to Medicare cap, of 7% to 9%. Admissions are estimated to increase 5% to 7%. This revenue estimate includes the October 1, 2010, 2.1% increase in average hospice

Chemed Corporation and Subsidiary Companies
reimbursement rates. We also expect VITAS to have estimated Medicare contractual billing limitations of $5.0 million. Adjusted EBITDA margin for 2011 is estimated to be in the range of 15.3% to 16.3%.
LIQUIDITY AND CAPITAL RESOURCES
     Significant factors affecting our cash flows during 2010 and financial position at December 31, 2010, include the following:
•	Our continuing operations generated cash of $86.0 million;

•	We repurchased $109.3 million of our stock using cash on hand;

•	Accounts receivable increased $68.7 million due to timing of receipts;

•	We spent $25.6 million on capital expenditures.
     The ratio of total debt to total capital was 25.6% at December 31, 2010, compared with 24.2% at December 31, 2009. Our current ratio was 1.32 and 1.46 at December 31, 2010 and 2009, respectively.
     Collectively, the 2007 Facility and the Notes require us to meet certain restrictive non-financial and financial covenants. We are in compliance with all non-financial debt covenants as of December 31, 2010. The restrictive financial covenants are defined in the credit agreement and include maximum leverage ratios, minimum fixed charge coverage and consolidated net worth ratios, limits on operating leases and minimum asset value limits. We are in compliance with all financial debt covenants as of December 31, 2010, as follows:

Description	Requirement	Chemed
Leverage Ratio (Consolidated Indebtedness/Consolidated Adj. EBITDA)	< 3.50 to 1.00	1.15 to 1.00
Fixed Charge Coverage Ratio (Consolidated Free Cash Flow/Consolidated Fixed Charges)	> 1.50 to 1.00	2.26 to 1.00
Minimum Net Worth	> $350.3 million	$393.4 million
Annual Operating Lease Commitment	< $30.0 million	$17.8 million
Credit Party Asset Value	> $700.0 million	$809.3 million
     We forecast to be in compliance with all debt covenants through fiscal 2011.
     We have issued $28.0 million in standby letters of credit as of December 31, 2010, mainly for insurance purposes. Issued letters of credit reduce our available credit under the revolving credit agreement. As of December 31, 2010, we have approximately $147.0 million of unused lines of credit available and eligible to be drawn down under our revolving credit facility, excluding the expansion feature. We have not borrowed against our line of credit for 2010. We believe our cash flow from operating activities and our unused eligible lines of credit are sufficient to fund our obligations and operate our business in the near and long term. We continually evaluate cash utilization alternatives, including share repurchase, debt repurchase, acquisitions, and increased dividends to determine the most beneficial use of available capital resources.

Chemed Corporation and Subsidiary Companies
CASH FLOW
     Our cash flows for 2010, 2009 and 2008 are summarized as follows (in millions):

	For the Years Ended December 31,
	2010	2009	2008
Net cash provided by operating activities	$86.0	$160.8	$112.1
Capital expenditures	(25.6)	(21.5)	(26.1)

Operating cash excess after capital expenditures	60.4	139.3	86.0
Purchase of treasury stock	(109.3)	(4.2)	(69.8)
Repayment of long-term debt	—	(22.9)	(18.7)
Business combinations	(9.5)	(1.9)	(11.2)
Net proceeds/(uses) from sale of discontinued operations	(0.2)	(0.6)	8.8
Proceeds from issuance of long-term debt, net of costs	—	—	8.2
Dividends paid	(11.9)	(8.2)	(5.5)
Proceeds from exercise of stock options	5.3	0.5	0.3
Other—net	2.7	6.8	0.5

(Decrease)/increase in cash and cash equivalents	$(62.5)	$108.8	$(1.4)

COMMITMENTS AND CONTINGENCIES
     We are subject to various lawsuits and claims in the normal course of our business. In addition, we periodically receive communications from governmental and regulatory agencies concerning compliance with Medicare and Medicaid billing requirements at our VITAS subsidiary. To the extent it is available and management deems it prudent, we carry commercial insurance against such claims. We establish reserves for specific, uninsured liabilities in connection with regulatory and legal action that we deem to be probable and estimable. We disclose the existence of regulatory and legal actions when we believe it is reasonably possible that a loss could occur in connection with the specific action. In most instances, we are unable to make a reasonable estimate of any reasonably possible liability due to the uncertainty of the outcome and stage of litigation. We record legal fees associated with legal and regulatory actions as the costs are incurred.
     In connection with the sale of DuBois Chemicals, Inc. (“DuBois”) in 1991, we provided allowances and accruals relating to several long-term costs, including income tax matters, lease commitments and environmental costs. Also, in conjunction with the sales of The Omnia Group (“Omnia”) and National Sanitary Supply Company in 1997 and the sale of Service America Network Inc. (“Service America”) in 2005, we provided long-term allowances and accruals relating to costs of severance arrangements, lease commitments and income tax matters. Additionally, we retain liability for casualty insurance claims for Service America and Patient Care that were incurred prior to the disposal date. In connection with the sale of VITAS’ Phoenix operation in November 2006, we have accrued an estimate of our total exposure for the Medicare Cap through the date of sale. In the aggregate, we believe these allowances and accruals are adequate as of December 31, 2010. Based on reviews of our environmental-related liabilities under the DuBois sale agreement, we have estimated our remaining liability to be $1.7 million. As of December 31, 2010, we are contingently liable for additional cleanup and related costs up to a maximum of $14.9 million. We do not believe it is probable that we will be required to make any payment towards this contingent liability. Thus, no provision has been recorded in accordance with the applicable accounting guidance.
     On March 1, 2010 Anthony Morangelli and Frank Ercole filed a class action lawsuit in federal district court for the Eastern District of New York seeking unpaid minimum wages and overtime service technician compensation from Roto-Rooter and Chemed. They also seek payment of penalties, interest and plaintiffs’ attorney fees. We contest these allegations. In September 2010, the Court conditionally certified a nationwide class of service technicians, excluding those who signed dispute resolution agreements in which they agreed to arbitrate claims arising out of their employment. There has been no final determination of the merits of collective treatment of the case. We are unable to estimate our potential liability, if any, with respect to this case.
     VITAS is party to a class action lawsuit filed in the Superior Court of California, Los Angeles County, in September 2006 by Bernadette Santos, Keith Knoche and Joyce White. This case alleges failure to pay overtime and failure to provide meal and rest periods to a purported class of California admissions nurses, chaplains and sales representatives. The case seeks payment of penalties, interest and Plaintiffs’ attorney fees. VITAS contests these allegations. In December 2009, the trial court denied Plaintiffs’ motion for class certification. We are unable to estimate our potential liability, if any, with respect to this case.

Chemed Corporation and Subsidiary Companies
     Regardless of outcome, defense of litigation adversely affects us through defense costs, diversion of our time and related publicity.
     In May 2009, VITAS received an administrative subpoena from the U.S. Department of Justice requesting VITAS deliver to the OIG documents, patient records, and policy and procedure manuals for headquarters and its Texas programs concerning hospice services provided for the period January 1, 2003 to the date of the letter. In August 2009, the OIG selected medical records for 59 past and current patients from a Texas program for review. In February 2010, VITAS received a companion civil investigative demand (“CID”) from the state of Texas Attorney General’s Office, seeking related documents. In September 2010, it received a second CID and a second administrative subpoena seeking related documents. We can neither predict the outcome of this investigation nor estimate our potential liability, if any. We believe that we are in compliance with Medicare and Medicaid rules and regulations applicable to hospice providers.
     In April 2005, the Office of Inspector General (“OIG”) for the Department of Health and Human Services served VITAS with civil subpoenas relating to VITAS’ alleged failure to appropriately bill Medicare and Medicaid for hospice services. As part of this investigation, the OIG selected medical records for 320 past and current patients from VITAS’ three largest programs for review. It also sought policies and procedures dating back to 1998 covering admissions, certifications, recertifications and discharges. During the third quarter of 2005 and again in May 2006, the OIG requested additional information from us. The Court dismissed a related qui tam complaint filed in U.S. District Court for the Southern District of Florida with prejudice in July 2007. The plaintiffs appealed this dismissal, which the Court of Appeals affirmed. The government continues to investigate the complaint’s allegations. In March 2009, we received a letter from the government reiterating the basis of their investigation. We are unable to estimate our potential liability, if any, with respect to this matter.
     The costs to comply with either of these investigations were not material for any period presented. Regardless of outcome, responding to the subpoenas can adversely affect us through defense costs, diversion of our time and related publicity.
CONTRACTUAL OBLIGATIONS
     The table below summarizes our debt and contractual obligations as of December 31, 2010 (in thousands):

		Less than			After
	Total	1 year	1-3 Years	4 -5 Years	5 Years
Long-term debt obligations (a)	$186,956	$—	$186,956	$—	$—
Interest on long-term debt	12,466	3,562	8,904	—	—
Operating lease obligations	54,426	17,777	23,305	11,722	1,622
Purchase obligations (b)	55,829	55,829	—	—	—
Other long-term obligations (c)	32,770	—	2,459	2,460	27,851

Total contractual cash obligations	$342,447	$77,168	$221,624	$14,182	$29,473

(a)	Represents the face value of the obligation.

(b)	Purchase obligations primarily consist of accounts payable at December 31, 2010.

(c)	Other long-term obligations comprise largely pension and excess benefit obligations.

Chemed Corporation and Subsidiary Companies
RESULTS OF OPERATIONS
2010 Versus 2009 — Consolidated Results
     Set forth below are the year-to-year changes in the components of the statement of operations relating to continuing operations for 2010 versus 2009 (in thousands, except percentages):

	Favorable/(Unfavorable)
	Amount	Percent
Service revenues and sales
VITAS	$71,467	8
Roto-Rooter	18,842	6

Total	90,309	8
Cost of services provided and goods sold	(71,442)	(9)
Selling, general and administrative expenses	(4,538)	(2)
Depreciation	(2,851)	(13)
Amortization	1,710	27
Other expenses	3,989	100

Income from operations	17,177	14
Interest expense	(360)	(3)
Other income —net	(3,606)	(61)

Income before income taxes	13,211	11
Income taxes	(5,417)	(12)

Income from continuing operations	$7,794	11

     Our service revenues and sales for the year ended December 31, 2010 increased $90.3 million or 7.6% over the comparable prior year. The VITAS segment accounted for $71.5 million of the increase and Roto-Rooter accounted for $18.8 million of the increase.
     The VITAS segment revenue increase is the result of the following (dollars in thousands):

	Amount	Percent
Routine homecare	$51,154	8
Continuous care	11,778	8
General inpatient	8,232	9
Estimated BNAF	(1,950)	(100)
Medicare cap	2,253	137

Total revenues	$71,467	8

     The increase in VITAS’ revenue from 2009 to 2010 was a result of increased ADC of 6.1% driven by an increase in admissions of 5.6%, combined with Medicare price increases of approximately 1.3%. The ADC increase was driven by an 6.1% increase in routine homecare, an increase of 5.3% in continuous care, and an 6.9% increase in general inpatient. ADC is a key measure we use to monitor volume growth in our hospice programs. Changes in total program admissions, discharges and average length of stay for our patients are the main drivers of changes in ADC. The $1.95 million in BNAF was recorded in the first quarter of 2009 but related to hospice care provided in the fourth quarter of 2008 and did not recur in 2010. The Medicare cap amount recorded in 2010 relates to the reversal of $1.7 million, net of Medicare cap liability for the 2010 measurement period recorded in the fourth quarter of 2009 offset by $1.1 million in Medicare cap liability for three programs’ projected 2011 measurement period liability.
     The Roto-Rooter segment revenue increase is the result of the following (dollars in thousands):

	Amount	Percent
Plumbing	$17,553	12
Sewer and drain cleaning	(799)	(1)
Other	2,088	4

Total revenues	$18,842	6

Chemed Corporation and Subsidiary Companies
     Plumbing revenues for 2010 increased from 2009 due to a 10.2% increase in the average price per job and an increase of 3.7% in the number of jobs performed. The increase in the plumbing price per job was driven by a combination of increased pricing and favorable job mix shift to more expensive jobs such as excavation. Our excavation job count increased by 21.5% compared to 2009. The average revenue per excavation job is approximately 5.5 times greater than other average plumbing jobs. Sewer and drain cleaning revenues for 2010 decreased from 2009 due to a 1.1% decrease in jobs performed partially offset by a 2.4% increase in the average price per job. The increase in other revenues is attributable to an increase in our independent contractor operations and an increase in product sales.
     The consolidated gross margin was 29.2% in 2010 versus 29.9% in 2009. On a segment basis, VITAS’ gross margin was 23.4% in 2010 and 23.5% in 2009. Roto-Rooter’s gross margin was 44.5% in 2010 and 46.0% in 2009. VITAS gross margin was essentially flat compared to 2009. Roto-Rooter’s gross margin decreased as a result of higher casualty and medical insurance expense as well as the continued mix shift to excavation which has higher revenue per job but slightly slower gross margin percentage per job.
     Selling, general and administrative expenses (“SG&A”) for 2010 comprise (in thousands):

	2010	2009
SG&A expenses before long-term incentive compensation and the impact of market gains of deferred compensation plans	$195,020	$187,828
Long-term incentive compensation	4,734	5,007
Impact of market value gains on liabilities held in deferred compensation trusts	2,210	4,591

Total SG&A expenses	$201,964	$197,426

Normal salary increases and revenue related expenses between periods account for the 3.8% increase in SG&A expenses before long-term incentive compensation and the impact of market gains of deferred compensation plans
     Depreciation expense increased $2.9 million (13.6%) in 2010 mainly due to the installation of patient capture software at our VITAS segment in the second quarter of 2010.
     There were no other operating expenses for 2010. Other operating expenses for 2009 of $4.0 million are related to the expenses of a contested proxy solicitation.
     Interest expense increased $360,000 (3.1%) from 2009 to 2010 mainly due to an increase in bond discount amortization related to accounting for our convertible notes.
     Other income for 2010 and 2009 comprise (in thousands):

	2010	2009
Market value gains on assets held in deferred compensation trusts	$2,210	$4,591
Loss on disposal of property and equipment	(425)	(369)
Interest income	444	423
Gain on settlement of company-owned life insurance	—	1,211
Other	39	18

Total other income	$2,268	$5,874

     Our effective tax rate was 38.9% in 2010 compared to 38.6% in 2009.
     In December 2009, we recorded a $400,000 pre-tax charge for retrospective casualty insurance claims related to our discontinued operations. There was no such charge in 2010.

Chemed Corporation and Subsidiary Companies
     Income from continuing operations for both periods include the following aftertax adjustments that increased/ (reduced) aftertax earnings (in thousands):

	2010	2009
VITAS
Costs associated with the OIG investigation	$(627)	$(363)
Acquisition Expense	(42)	—
Roto-Rooter
Costs related to litigation settlements	(1,126)	(534)
Acquisition Expense	(156)	—
Corporate
Long-term incentive compensation	(2,957)	(3,134)
Noncash impact of change in accounting for convertible debt	(4,313)	(3,988)
Stock option expense	(4,909)	(5,464)
Expenses associated with contested proxy solicitation	—	(2,525)
Impact of non-deductible losses and non-taxable gains on investments held in deferred compensation trusts	—	756

Total	$(14,130)	$(15,252)

2010 Versus 2009 — Segment Results
     The change in net income for 2010 versus 2009 is due to (in thousands, except percentages):

	Increase/(Decrease)
	Amount	Percent
VITAS	$8,100	11
Roto-Rooter	(1,362)	(4)
Corporate	1,056	3
Discontinued operations	253	100

	$8,047	11

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
     The VITAS segment revenue increase is the result of the following (dollars in thousands):

	Amount	Percent
Routine homecare	$29,517	5
Continuous care	16,378	13
General inpatient	(539)	(1)
Estimated BNAF	1,950	—
Medicare cap	(1,408)	599
Total revenues	$45,898	6

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

Chemed Corporation and Subsidiary Companies
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
     Income from continuing operations for both periods include the following aftertax adjustments that increased/ (reduced) aftertax earnings (in thousands):

	2009	2008
VITAS
Costs associated with the OIG investigation	$(363)	$(28)
Tax adjustments required upon expiration of statutes	—	322
Roto-Rooter
Costs related to litigation settlements	(534)	—
Unreserved prior year’s insurance claims	—	(358)
Corporate
Stock option expense	(5,464)	(4,619)
Noncash impact of change in accounting for convertible debt	(3,988)	(4,006)
Long-term incentive compensation	(3,134)	—
Expenses associated with contested proxy solicitation	(2,525)	—
Impact of non-deductible losses and non-taxable gains on investments held in deferred compensation trusts	756	(3,062)
Gain on extinguishment of debt	—	2,934
Impairment of transportation equipment	—	(1,714)

Total	$(15,252)	$(10,531)

2009 Versus 2008 — Segment Results
     The change in net income for 2009 versus 2008 is due to (in thousands, except percentages):

	Increase/(Decrease)
	Amount	Percent
VITAS	$7,392	12
Roto-Rooter	(387)	(1)
Corporate	(1,337)	5
Discontinued operations	835	77

	$6,503	10

Chemed Corporation and Subsidiary Companies
CRITICAL ACCOUNTING POLICIES
Revenue Recognition
     For both the Roto-Rooter and VITAS segments, service revenues and sales are recognized when the earnings process has been completed. Generally, this occurs when services are provided or products are delivered. Sales of Roto-Rooter products, including drain cleaning machines and drain cleaning solution, comprise less than 3% of our total service revenues and sales for each of the three years in the period ended December 31, 2010.
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
     VITAS is subject to certain limitations on Medicare payments for services. Specifically, if the number of inpatient care days any hospice program provides to Medicare beneficiaries exceeds 20% of the total days of Medicare hospice care such program provides to all patients for an annual period beginning September 28, the days in excess of the 20% figure may be reimbursed only at the routine homecare rate. We have never had a program reach the inpatient cap. None of our hospice programs are expected to be within 30% of the inpatient cap for the 2010 measurement period while the majority of our programs have expected cushion in excess of 75% of the inpatient cap. Due to the significant cushion at each program, we do not anticipate it to be reasonably likely that any program will be subject to the inpatient cap in the foreseeable future.
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
     During the year ended December 31, 2010, we reversed Medicare cap liability for amounts recorded in the fourth quarter of 2009 for two programs’ projected 2010 measurement period liability. This reversal was partially offset by the Medicare cap liability for three programs’ projected 2011 measurement period liability. For the year ended December 31, 2009, we recorded pretax charges in continuing operations for the estimated Medicare cap liability for two programs’ projected liability through year end for the 2010 measurement period. The majority of the liability relates to one program which is VITAS’ largest hospice. This amount was subsequently reversed during the 2010 fiscal year due to increased admission trends. Shown below is the Medicare cap liability activity for the years end December 31, 2010 and 2009 (in thousands):

Chemed Corporation and Subsidiary Companies

	2010	2009
Beginning Balance January 1,	$1,981	$338
Expense - 2011 measurement period	1,110	—
Expense/(reversal) - 2010 measurement period	(1,720)	1,783
Reversal - 2009 measurement period	—	(235)
Other retroactive billings	—	95

Ending Balance December 31,	$1,371	$1,981

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
     Our casualty insurance liabilities are recorded gross before any estimated recovery for amounts exceeding our stop loss limits. Estimated recoveries from insurance carriers are recorded as accounts receivable. Claims experience adjustments to our casualty and workers’ compensation accrual for the years ended December 31, 2010, 2009 and 2008 were net, pretax debits/(credits) of $165,000, ($1.9 million) and ($52,000), respectively.
     As an indication of the sensitivity of the accrued liability to reported claims, our analysis indicates that a 1% across-the-board increase or decrease in the amount of projected losses for all of our continuing operations would increase or decrease the accrued insurance liability at December 31, 2010, by $1.9 million or 5.3%. While the amount recorded represents our best estimate of the casualty and workers’ compensation insurance liability, we have calculated, based on historical claims experience, the actual loss could reasonably be expected to increase or decrease by approximately $2.8 million as of December 31, 2010.
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
Contingencies
     We are subject to various lawsuits and claims in the normal course of our business. In addition, we periodically receive communications from governmental and regulatory agencies concerning compliance with Medicare and Medicaid billing requirements at our VITAS subsidiary. To the extent it is available and management deems it prudent, we carry commercial insurance against such claims. We establish reserves for specific, uninsured liabilities in connection with regulatory and legal action that we deem to be probable and estimable. We record legal fees associated with legal and regulatory actions as the costs are incurred.

Chemed Corporation and Subsidiary Companies
Consolidating Summary of Adjusted EBITDA

(in thousands)				Chemed
2010	VITAS	Roto-Rooter	Corporate	Consolidated

Net income/(loss)	$79,796	$31,678	$(29,643)	$81,831
Add/(deduct):
Interest expense	131	233	11,595	11,959
Income taxes	48,601	19,547	(16,148)	52,000
Depreciation	16,161	7,775	450	24,386
Amortization	2,739	514	1,404	4,657

EBITDA	147,428	59,747	(32,342)	174,833
Add/(deduct):
Long-term incentive compensation	—	—	4,734	4,734
Litigation settlement costs	—	1,853	—	1,853
Legal expenses of OIG investigation	1,012	—	—	1,012
Acquisition Expense	68	256	—	324
Stock option expense	—	—	7,762	7,762
Advertising cost adjustment	—	(679)	—	(679)
Interest income	(220)	(49)	(175)	(444)
Intercompany interest/(expense)	(4,632)	(2,612)	7,244	—

Adjusted EBITDA	$143,656	$58,516	$(12,777)	$189,395

				Chemed
2009	VITAS	Roto-Rooter	Corporate	Consolidated

Net income/(loss)	$71,696	$33,040	$(30,952)	$73,784
Add/(deduct):
Discontinued operations	—	—	253	253
Interest expense	374	186	11,039	11,599
Income taxes	43,637	20,372	(17,426)	46,583
Depreciation	13,269	8,068	198	21,535
Amortization	4,704	441	1,222	6,367

EBITDA	133,680	62,107	(35,666)	160,121
Add/(deduct):
Long-term incentive compensation	—	—	5,007	5,007
Non-taxable income from certain investments held in deferred compensation trusts	—	—	(1,211)	(1,211)
Litigation settlement costs	—	882	—	882
Expenses associated with contested proxy solicitation	—	—	3,989	3,989
Legal expenses of OIG investigation	586	—	—	586
Stock option expense	—	—	8,639	8,639
Advertising cost adjustment	—	(540)	—	(540)
Interest income	(267)	(73)	(83)	(423)
Intercompany interest/(expense)	(4,314)	(2,514)	6,828	—

Adjusted EBITDA	$129,685	$59,862	$(12,497)	$177,050

				Chemed
2008	VITAS	Roto-Rooter	Corporate	Consolidated
Net income/(loss)	$64,304	$33,427	$(30,450)	$67,281
Add/(deduct):
Discontinued operations	—	—	1,088	1,088
Interest expense	155	246	11,722	12,123
Income taxes	38,458	20,644	(12,067)	47,035
Depreciation	13,000	8,294	287	21,581
Amortization	4,651	313	960	5,924

EBITDA	120,568	62,924	(28,460)	155,032
Add/(deduct):
Unreserved insurance claim	—	597	—	597
Impairment loss on transportation equipment	—	—	2,699	2,699
Legal expenses of OIG investigation	46	—	—	46
Stock option expense	—	—	7,303	7,303
Gain on extinguishment of debt	—	—	(3,406)	(3,406)
Advertising cost adjustment	—	225	—	225
Interest income	(137)	(116)	(489)	(742)
Intercompany interest/(expense)	(5,199)	(3,708)	8,907	—

Adjusted EBITDA	$115,278	$59,922	$(13,446)	$161,754

Chemed Corporation and Subsidiary Companies
CHEMED CORPORATION AND SUBSIDIARY COMPANIES
OPERATING STATISTICS FOR VITAS SEGMENT
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
OPERATING STATISTICS	2010	2009	2010	2009
Net revenue ($000)
Homecare	$176,517	$159,248	$666,562	$615,408
Inpatient	27,344	24,550	105,588	97,356
Continuous care	39,463	35,593	153,050	141,272

Total before Medicare cap allowance and 2008 BNAF	$243,324	$219,391	$925,200	$854,036
Estimated BNAF	—	—	—	1,950
Medicare cap allowance	(1,056)	(1,835)	610	(1,643)

Total	$242,268	$217,556	$925,810	$854,343

Net revenue as a percent of total before Medicare cap allowance
Homecare	72.6%	72.6%	72.0%	72.1%
Inpatient	11.2	11.2	11.4	11.4
Continuous care	16.2	16.2	16.6	16.5

Total before Medicare cap allowance and 2008 BNAF	100.0	100.0	100.0	100.0
Estimated BNAF	—	—	—	0.2
Medicare cap allowance	(0.4)	(0.8)	0.1	(0.2)

Total	99.6%	99.2%	100.1%	100.0%

Average daily census (days)
Homecare	8,851	7,933	8,476	7,730
Nursing home	3,193	3,253	3,207	3,281

Routine homecare	12,044	11,186	11,683	11,011
Inpatient	436	407	434	406
Continuous care	600	556	596	563

Total	13,080	12,149	12,713	11,980

Total Admissions	14,776	13,677	58,526	55,420
Total Discharges	15,038	13,667	57,817	54,814
Average length of stay (days)	80.8	76.4	78.1	76.0
Median length of stay (days)	15.0	14.0	14.0	14.0
ADC by major diagnosis
Neurological	33.9%	33.0%	33.6%	33.0%
Cancer	18.3	18.8	18.4	19.1
Cardio	11.7	11.9	11.9	12.1
Respiratory	6.6	6.3	6.6	6.4
Other	29.5	30.0	29.5	29.4

Total	100.0%	100.0%	100.0%	100.0%

Admissions by major diagnosis
Neurological	19.5%	18.8%	18.8%	18.1%
Cancer	34.4	35.8	34.5	35.7
Cardio	11.0	10.4	11.3	11.5
Respiratory	7.4	7.5	8.0	7.5
Other	27.7	27.5	27.4	27.2

Total	100.0%	100.0%	100.0%	100.0%

Direct patient care margins
Routine homecare	54.4%	52.5%	52.8%	52.0%
Inpatient	14.4	11.6	13.6	14.6
Continuous care	22.6	20.1	21.4	20.2
Homecare margin drivers (dollars per patient day)
Labor costs	$51.97	$51.89	$52.57	$52.27
Drug costs	7.89	7.58	7.81	7.63
Home medical equipment	5.84	6.91	6.48	6.86
Medical supplies	2.67	2.55	2.56	2.42
Inpatient margin drivers (dollars per patient day)
Labor costs	$305.19	$300.26	$299.54	$287.16
Continuous care margin drivers (dollars per patient day)
Labor costs	$533.32	$534.60	$531.69	$527.27
Bad debt expense as a percent of revenues	0.7%	1.1%	0.9%	1.1%
Accounts receivable —
Days of revenue outstanding- excluding unapplied Medicare payments	38.2	48.3	N.A.	N.A.
Days of revenue outstanding- including unapplied Medicare payments	36.5	18.0	N.A.	N.A.

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