Form 10-K, Exhibit 13
period 2011-12-31
CHEMED CORP
filed 2012-02-27
CIK 19584

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

The Company’s management, including the President and Chief Executive Officer, Executive Vice President and Chief Financial Officer and Vice President and Controller, has conducted an evaluation of the effectiveness of its internal control over financial reporting as of December 31, 2011, based on the framework established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on this evaluation, management concluded that internal control over financial reporting was effective as of December 31, 2011, based on criteria in Internal Control—Integrated Framework issued by COSO.

PricewaterhouseCoopers LLP, our independent registered public accounting firm, has audited the effectiveness of the Company’s internal control over financial reporting as of December 31, 2011, as stated in their report which appears on page 2.

Chemed Corporation and Subsidiary Companies

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Chemed Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of Chemed Corporation and its subsidiaries at December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.  Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control over Financial Reporting.  Our responsibility is to express opinions on these financial statements and on the Company's internal control over financial reporting based on our integrated audits.  We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.  Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

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

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Cincinnati, OH
February 27, 2012

CONSOLIDATED STATEMENT OF INCOME

Chemed Corporation and Subsidiary Companies
(in thousands, except per share data)
For the Years Ended December 31,	2011	2010	2009

Continuing Operations
Service revenues and sales	$1,355,970	$1,280,545	$1,190,236
Cost of services provided and goods sold (excluding depreciation)	970,484	906,016	834,574
Selling, general and administrative expenses	202,260	201,964	197,426
Depreciation	25,247	24,386	21,535
Amortization	4,252	4,657	6,367
Other operating expenses (Note 7)	-	-	3,989
Total costs and expenses	1,202,243	1,137,023	1,063,891
Income from operations	153,727	143,522	126,345
Interest expense	(13,888)	(11,959)	(11,599)
Other income--net (Note 11)	717	2,268	5,874
Income before income taxes	140,556	133,831	120,620
Income taxes (Note 12)	(54,577)	(52,000)	(46,583)
Income from continuing operations	85,979	81,831	74,037
Discontinued Operations, Net of Income Taxes (Note 9)	-	-	(253)
Net Income	$85,979	$81,831	$73,784

Earnings Per Share (Note 16)
Income from continuing operations	$4.19	$3.62	$3.30
Net Income	$4.19	$3.62	$3.29
Average number of shares outstanding	20,523	22,587	22,451
Diluted Earnings Per Share (Note 16)
Income from continuing operations	$4.10	$3.55	$3.26
Net Income	$4.10	$3.55	$3.24
Average number of shares outstanding	20,945	23,031	22,742

The Notes to Consolidated Financial Statements are integral parts of this statement.

CONSOLIDATED BALANCE SHEET

Chemed Corporation and Subsidiary Companies
(in thousands, except shares and per share data)
December 31,	2011	2010
Assets
Current assets
Cash and cash equivalents (Note 10)	$38,081	$49,917
Accounts receivable less allowances of $11,524 (2010 - $13,332)	77,924	112,999
Inventories	8,668	7,728
Current deferred income taxes (Note 12)	12,540	15,098
Prepaid income taxes	2,131	770
Prepaid expenses	11,409	10,285
Total current assets	150,753	196,797
Investments of deferred compensation plans held in trust (Notes 15 and 17)	31,629	28,304
Properties and equipment, at cost, less accumulated depreciation (Note 13)	82,951	79,292
Identifiable intangible assets less accumulated amortization of $28,904 (2010 - $27,438) (Note 6)	58,262	57,858
Goodwill	460,633	458,343
Other assets	11,677	9,567
Total Assets	$795,905	$830,161

Liabilities
Current liabilities
Accounts payable	$48,225	$55,829
Income taxes (Note 12)	90	1,161
Accrued insurance	37,147	36,492
Accrued compensation	41,087	39,719
Other current liabilities	18,851	16,141
Total current liabilities	145,400	149,342
Deferred income taxes (Note 12)	29,463	25,085
Long-term debt (Note 3)	166,784	159,208
Deferred compensation liabilities (Note 15)	30,693	27,851
Other liabilities	9,881	6,626
Total Liabilities	382,221	368,112
Commitments and contingencies (Notes 14 and 19)
Stockholders' Equity
Capital stock - authorized 80,000,000 shares $1 par; issued 30,936,925 shares
(2010 - 30,381,863 shares)	30,937	30,382
Paid-in capital	398,094	365,007
Retained earnings	546,757	473,316
Treasury stock - 11,880,051 shares (2010 - 9,103,185 shares), at cost	(564,091)	(408,615)
Deferred compensation payable in Company stock (Note 15)	1,987	1,959
Total Stockholders' Equity	413,684	462,049
Total Liabilities and Stockholders' Equity	$795,905	$830,161

The Notes to Consolidated Financial Statements are integral parts of this statement.

CONSOLIDATED STATEMENT OF CASH FLOWS

Chemed Corporation and Subsidiary Companies
(in thousands)
For the Years Ended December 31,	2011	2010	2009
Cash Flows from Operating Activities
Net income	$85,979	$81,831	$73,784
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	29,499	29,043	27,902
Provision for uncollectible accounts receivable	8,563	9,078	10,833
Stock option expense	8,376	7,762	8,639
Amortization of discount on covertible notes	7,576	7,081	6,617
Provision for deferred income taxes (Note 12)	7,242	(2,409)	4,979
Noncash portion of long-term incentive compensation	2,595	4,161	4,385
Amortization of debt issuance costs	1,137	654	632
Discontinued operations (Note 9)	-	-	253
Changes in operating assets and liabilities, excluding amounts acquired in business combinations:
Decrease/(increase) in accounts receivable	26,896	(68,656)	33,754
Decrease/(increase) in inventories	(940)	(151)	29
Decrease/(increase) in prepaid expenses	(1,124)	332	(455)
Increase/(decrease) in accounts payable and other current liabilities	(1,397)	13,810	(8,109)
Increase in income taxes	2,708	4,825	623
Increase in other assets	(4,009)	(4,398)	(1,678)
Increase in other liabilities	4,548	5,999	272
Excess tax benefit on share-based compensation	(3,854)	(3,357)	(1,955)
Other sources	548	407	327
Net cash provided by operating activities	174,343	86,012	160,832
Cash Flows from Investing Activities
Capital expenditures	(29,592)	(25,639)	(21,496)
Business combinations, net of cash acquired (Note 8)	(3,664)	(9,469)	(1,919)
Other uses	(858)	(592)	573
Net cash used by investing activities	(34,114)	(35,700)	(22,842)
Cash Flows from Financing Activities
Purchases of treasury stock (Note 21)	(147,886)	(109,330)	(4,225)
Dividends paid	(12,538)	(11,881)	(8,157)
Proceeds from exercise of stock options (Note 4)	8,036	5,327	545
Excess tax benefit on share-based compensation	3,854	3,357	1,955
Debt issuance costs	(2,657)	-	-
Increase/(decrease) in cash overdraft payable	(826)	(581)	2,891
Repayment of long-term debt (Note 3)	-	-	(14,669)
Net change in revolving line of credit	-	-	(8,200)
Other sources/(uses)	(48)	297	658
Net cash used by financing activities	(152,065)	(112,811)	(29,202)
Increase/(decrease) in cash and cash equivalents	(11,836)	(62,499)	108,788
Cash and cash equivalents at beginning of year	49,917	112,416	3,628

Cash and cash equivalents at end of year	$38,081	$49,917	$112,416

The Notes to Consolidated Financial Statements are integral parts of this statement.

CONSOLIDATED STATEMENT OF CHANGES
IN STOCKHOLDERS' EQUITY
Chemed Corporation and Subsidiary Companies
(in thousands, except per share data)					Deferred
					Compensation
				Treasury	Payable in
	Capital	Paid-in	Retained	Stock-	Company
	Stock	Capital	Earnings	at Cost	Stock	Total
Balance at December 31, 2008	$29,515	$313,516	$337,739	$(285,977)	$2,038	$396,831
Net income	-	-	73,784	-	-	73,784
Dividends paid ($.36 per share)	-	-	(8,157)	-	-	(8,157)
Stock awards and exercise of stock options (Note 4)	376	21,741	-	(7,305)	-	14,812
Purchases of treasury stock (Note 21)	-	-	-	(742)	-	(742)
Other	-	633	-	83	(82)	634
Balance at December 31, 2009	29,891	335,890	403,366	(293,941)	1,956	477,162
Net income	-	-	81,831	-	-	81,831
Dividends paid ($.52 per share)	-	-	(11,881)	-	-	(11,881)
Stock awards and exercise of stock options (Note 4)	491	28,541	-	(10,615)	-	18,417
Purchases of treasury stock (Note 21)	-	-	-	(104,139)	-	(104,139)
Other	-	576	-	80	3	659
Balance at December 31, 2010	30,382	365,007	473,316	(408,615)	1,959	462,049
Net income	-	-	85,979	-	-	85,979
Dividends paid ($.60 per share)	-	-	(12,538)	-	-	(12,538)
Stock awards and exercise of stock options (Note 4)	555	33,218	-	(11,576)	-	22,197
Purchases of treasury stock (Note 21)	-	-	-	(143,970)	-	(143,970)
Other	-	(131)	-	70	28	(33)
Balance at December 31, 2011	$30,937	$398,094	$546,757	$(564,091)	$1,987	$413,684

The Notes to Consolidated Financial Statements are integral parts of this statement.

Chemed Corporation and Subsidiary Companies

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Chemed Corporation and Subsidiary Companies

1.    Summary of Significant Accounting Policies
NATURE OF OPERATIONS
We operate through our two wholly-owned subsidiaries: VITAS Healthcare Corporation (“VITAS”) and Roto-Rooter Group, Inc. (“Roto-Rooter”). VITAS focuses on hospice care that helps make terminally ill patients' final days as comfortable as possible. Through its team of doctors, nurses, home health aides, social workers, clergy and volunteers, VITAS provides direct medical services to patients, as well as spiritual and emotional counseling to both patients and their families. Roto-Rooter provides plumbing and drain cleaning services to both residential and commercial customers. Through its network of company-owned branches, independent contractors and franchisees, Roto-Rooter offers plumbing and drain cleaning service to over 90% of the U.S. population.

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

As of December 31, 2011, VITAS has approximately $720,000 in unbilled revenue included in accounts receivable (December 31, 2010 - $2.8 million).  The unbilled revenue at VITAS relates to hospice programs currently undergoing focused medical reviews (“FMR”).  During FMR, surveyors working on behalf of the U.S. Federal government review certain patient files for compliance with Medicare regulations.  During the time the patient file is under review, we are unable to bill for care provided to those patients.  We make appropriate provisions to reduce our accounts receivable balance for any governmental or other payer reviews resulting in denials of patient service revenue.  We believe our hospice programs comply with all payer requirements at the time of billing.  However, we cannot predict whether future billing reviews or similar audits by payers will result in material denials or reductions in revenue.

CONCENTRATION OF RISK
As of December 31, 2011 and 2010, approximately 51% and 72%, respectively, of VITAS’ total accounts receivable balance were due from Medicare and 34% and 20%, respectively, of VITAS’ total accounts receivable balance were due from various state Medicaid programs.  Combined accounts receivable from Medicare and Medicaid represent 76% of the net accounts receivable in the accompanying consolidated balance sheet as of December 31, 2011.

As further described in Note 20, we have agreements with one vendor to provide specified pharmacy services for VITAS and its hospice patients.  In 2011 and 2010, respectively, purchases made from this vendor represent over 90% of all pharmacy services used by VITAS.

Chemed Corporation and Subsidiary Companies

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

The weighted average lives of our property and equipment at December 31, 2011, were:

Buildings and building improvements	10.1	yrs.
Transportation equipment	14.4
Machinery and equipment	5.6
Computer software	5.0
Furniture and fixtures	4.7

GOODWILL AND INTANGIBLE ASSETS
Identifiable, definite-lived intangible assets arise from purchase business combinations and are amortized using either an accelerated method or the straight-line method over the estimated useful lives of the assets.  The selection of an amortization method is based on which method best reflects the economic pattern of usage of the asset.  The weighted average lives of our identifiable, definite-lived intangible assets at December 31, 2011, were:

Covenants not to compete	6.4	yrs.
Reacquired franchise rights	6.7
Referral networks	10.0
Customer lists	13.3

The date of our annual goodwill and indefinite-lived intangible asset impairment analysis is October 1.  The VITAS trade name is considered to have an indefinite life.  We also capitalize the direct costs of obtaining licenses to operate either hospice programs or plumbing operations subject to a minimum capitalization threshold.  These costs are amortized over the life of the license using the straight line method.  Certificates of Need (CON), which are required in certain states for hospice operations, are generally granted without expiration and thus, we believe them to be indefinite-lived assets subject to impairment testing.

For valuing the VITAS tradename, we perform a discounted cash flow analysis on the expected theoretical royalty cash stream from the VITAS tradename.  For valuing capitalized CON costs, we perform a discounted cash flow analysis on the expected income from the operating unit projecting income on a “with and without” basis.  This method compares the expected income stream from the operating unit with a theoretical income stream assuming that the applicable state did not have a CON requirement.  The difference in the discounted income streams is attributed as being the fair value of the CON.   Based on these calculations, neither the VITAS tradename nor the capitalized CON costs are impaired.

We consider that Roto-Rooter Corp. (RRC), Roto-Rooter Services Co. (RRSC) and VITAS are appropriate reporting units for testing goodwill impairment.  We consider RRC and RRSC separate reporting units but one operating segment.  This is appropriate as they each have their own set of general ledger accounts that can be analyzed at “one level below an operating segment” per the definition of a reporting unit in FASB guidance.

In September 2011, the FASB issued Accounting Standards Update (“ASU”) No. 2011-08 – Goodwill Impairment Testing which provides additional guidance related to the impairment testing of goodwill.  ASU No. 2011-08 allows an

Chemed Corporation and Subsidiary Companies

entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test.  An entity will no longer be required to calculate the fair value of a reporting unit unless the entity determines that it is more likely than not that its fair value is less than its carrying amount.  The revised guidance is effective for fiscal years beginning after December 15, 2011, but early adoption is permitted.  We adopted the new guidelines for our impairment test conducted as of October 1, 2011.  Based on our review of qualitative factors, such as financial performance of the reporting units and the macro-economic environment, we determined it was more likely than not that the fair value of each of our reporting units exceeded their respective recorded values. Accordingly, we concluded that the two-step quantitative goodwill impairment test is not necessary.

LONG-LIVED ASSETS
If we believe a triggering event may have occurred that indicates a possible impairment of our long-lived assets, we perform an estimate and valuation of the future benefits of our long-lived assets (other than goodwill, the VITAS trade name and capitalized CON costs) based on key financial indicators. If the projected undiscounted cash flows of a major business unit indicate that property and equipment or identifiable, definite-lived intangible assets have been impaired, a write-down to fair value is made.

OTHER ASSETS
Debt issuance costs are included in other assets.  Issuance costs related to revolving credit agreements are amortized using the straight line method, over the life of the agreement.  All are other issuance costs are amortized using the effective interest method over the life of the debt.

REVENUE RECOGNITION
Both the VITAS segment and Roto-Rooter segment recognize service revenues and sales when the earnings process has been completed.  Generally, this occurs when services are provided or products are delivered.  Sales of Roto-Rooter products, including drain cleaning machines and drain cleaning solution, comprise less than 3% of our total service revenues and sales for each of the three years in the period ended December 31, 2011.

CHARITY CARE
VITAS provides charity care, in certain circumstances, to patients without charge when management of the hospice program determines that the patient does not have the financial wherewithal to make payment.  There is no revenue or associated accounts receivable in the accompanying consolidated financial statements related to charity care.

The cost of providing charity care during the years ended December 31, 2011, 2010 and 2009, was $7.3 million, $7.2 million and $6.3 million, respectively.  The cost of charity care is calculated by taking the ratio of charity care days to total days of care and multiplying by total cost of care.

SALES TAX
The Roto-Rooter segment collects sales tax from customers when required by state and federal laws.  We record the amount of sales tax collected net in the accompanying consolidated statement of income.

GUARANTEES
In the normal course of business, Roto-Rooter enters into various guarantees and indemnifications in our relationships with customers and others.  These arrangements include guarantees of services for periods ranging from one day to one year and product satisfaction guarantees.  Mainly due to our technicians being commission-based, guarantees and indemnifications do not materially impact our financial condition, results of operations or cash flows.  Therefore, no liability for guarantees has been recorded as of December 31, 2011 or 2010.

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

ADVERTISING
We expense the production costs of advertising the first time the advertising takes place.  The costs of telephone directory listings are expensed when the directories are placed in circulation.  These directories are generally in

Chemed Corporation and Subsidiary Companies

circulation for approximately one year, at which point they are typically replaced by the publisher with a new directory.  We generally pay for directory placement assuming it is in circulation for one year.  If the directory is in circulation for less than or greater than one year, we receive a credit or additional billing, as necessary.  We do not control the timing of when a new directory is placed in circulation.  Advertising expense in continuing operations for the year ended December 31, 2011, was $27.2 million (2010 – $27.7 million; 2009 - $27.0 million).

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

CONTINGENCIES
We are subject to various lawsuits and claims in the normal course of our business.  In addition, we periodically receive communications from governmental and regulatory agencies concerning compliance with Medicare and Medicaid billing requirements at our VITAS subsidiary.  We establish reserves for specific, uninsured liabilities in connection with regulatory and legal action that we deem to be probable and estimable.  We record legal fees associated with legal and regulatory actions as the costs are incurred.  We disclose material loss contingencies that are probable but not reasonably estimable and those that are at least reasonably possible.

Chemed Corporation and Subsidiary Companies

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

RECLASSIFICATIONS
Certain reclassifications have been made to prior-year amounts to conform to current year classifications.  In 2011 we reclassified capitalized direct costs of obtaining licenses to operate plumbing locations and hospice programs from other long-term assets to intangible assets.

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

The allowance for doubtful accounts for VITAS comprises the following (in thousands):

	Medicare	Medicaid	Commercial	Other	Total
Beginning Balance January 1, 2010	$6,268	$2,535	$1,630	$505	$10,938
Bad debt provision	2,918	2,922	1,745	314	7,899
Write-offs	(2,218)	(2,653)	(2,152)	(436)	(7,459)
Other/Contractual adjustments	-	-	-	423	423
Ending Balance December 31, 2010	6,968	2,804	1,223	806	11,801
Bad debt provision	315	4,323	2,245	172	7,055
Write-offs	(2,368)	(4,030)	(1,915)	(1,282)	(9,595)
Other/Contractual adjustments	2	-	16	724	742
Ending Balance December 31, 2011	$4,917	$3,097	$1,569	$420	$10,003

VITAS is subject to certain limitations on Medicare payments for services.  Specifically, if the number of inpatient care days any hospice program provides to Medicare beneficiaries exceeds 20% of the total days of hospice care such program provided to all Medicare patients for an annual period beginning September 28, the days in excess of the 20% figure may be reimbursed only at the routine homecare rate.  None of VITAS’ hospice programs exceeded the payment limits on inpatient services in 2011, 2010 or 2009.

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

During the year ended December 31, 2011, we reversed Medicare cap liability for amounts recorded in the fourth quarter of 2010 for two programs’ projected 2011 measurement period liability. This reversal was partially offset by the Medicare cap liability for three programs’ projected 2012 measurement period liability.   For the year ended December 31, 2010, we recorded pretax charges in continuing operations for the estimated Medicare cap liability for two programs’

Chemed Corporation and Subsidiary Companies

projected liability through year end for the 2011 measurement period.  The majority of the liability relates to one program which is VITAS’ largest hospice.  This amount was subsequently reversed during the 2011 fiscal year due to increased admission trends.  Shown below is the Medicare cap liability activity for the years ended December 31, 2011 and 2010 (in thousands):

	2011	2010
Beginning Balance January 1,	$1,371	$1,981
Expense - 2012 measurement period	2,578	-
Reversal - 2011 measurement period	(786)	-
Expense - 2011 measurement period	-	1,110
Reversal - 2010 measurement period	-	(1,720)
Other	(198)	-
Ending Balance December 31,	$2,965	$1,371

3.      Long-Term Debt and Lines of Credit
As of December 31, 2011, we have long-term debt of $166.8 million (December 31, 2010 - $159.2 million).  This long-term debt is related in its entirety to our Convertible Notes that are due in full in 2014.

2011 REFINANCING
On March 1, 2011, we replaced our existing credit agreement with our Revolving Credit Facility (“2011 Credit Agreement”).  Terms of the 2011 Credit Agreement consist of a five-year, $350 million revolving credit facility.  This 2011 Credit Agreement has a floating interest rate that is currently LIBOR plus 175 basis points (2.11% at December 31, 2011).  The 2011 Credit Agreement also includes a $150 million expansion feature.  Debt issuance costs written-off related to the previous existing credit agreement are not material.

CONVERTIBLE NOTES
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

The conversion rate on the Notes is adjusted upon certain corporate events including a quarterly dividend payment in excess of $0.06 per share.  We have increased the dividend per share periodically since issuing the Notes.  This has the effect of changing the conversion rate to 12.5589 ($79.62 per share) at December 31, 2011.

Pursuant to the FASB’s guidance on accounting for derivative instruments indexed to, and potentially settled in a company’s own stock as well as the guidance on the meaning of “indexed to a company’s own stock,” the Notes are accounted for as convertible debt in the accompanying consolidated balance sheet and the embedded options within the Notes have not been accounted for as separate derivatives.  FASB’s guidance requires all such convertible debentures to be separately accounted for as debt and equity pieces of the instrument.  At inception of the convertible instrument, cash flows related to the convertible instrument are to be discounted using a market rate of interest.

Chemed Corporation and Subsidiary Companies

The following amounts are included in our consolidated balance sheet related to the Notes (in thousands):

	December 31,
	2011	2010
Principal amount of convertible debentures	$186,956	$186,956
Unamortized debt discount	(20,172)	(27,748)
Carrying amount of convertible debentures	$166,784	$159,208
Additional paid in capital (net of tax)	$31,310	$31,310

In conjunction with the Notes, we entered into a purchased call transaction and a warrant transaction (written call) with JPMorgan Chase, National Association and Citibank, N.A. (the "Counterparties").  The purchased call options cover approximately 2,477,000 shares of our Capital Stock, which under most circumstances represents the maximum number of shares of Capital Stock that underlie the Notes.  Concurrently with entering into the purchased call options, we entered into warrant transactions with each of the Counterparties. Pursuant to the warrant transactions, we sold to the Counterparties warrants to purchase in the aggregate approximately 2,477,000 shares of our Capital Stock. In most cases, the sold warrants may not be exercised prior to the maturity of the Notes.

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

The following amounts comprise interest expense included in our consolidated income statement (in thousands):

	December 31,
	2011	2010	2009
Cash interest expense	$5,175	$4,224	$4,350
Non-cash amortization of debt discount	7,576	7,081	6,617
Amortization of debt costs	1,137	654	632
Total interest expense	$13,888	$11,959	$11,599

The unamortized debt discount is amortized using the effective interest method over the remaining life of the Notes.  The effective rate on the Notes after adoption of the standard is 6.875%. The average interest rate for our long-term debt was 1.9% for the years ended December 31, 2011 and 2010.

Capitalized interest was not material for any of the periods shown.  Summarized below are the total amounts of interest paid during the years ended December 31 (in thousands):

2011	$4,754
2010	4,113
2009	4,667

DEBT COVENANTS
Collectively, the 2011 Credit Agreement and the Notes require us to meet certain restrictive non-financial and financial covenants. We are in compliance with all non-financial debt covenants as of December 31, 2011.  The restrictive financial covenants are defined in the 2011 Credit Agreement and include maximum leverage ratios, minimum fixed charge coverage and consolidated net worth ratios, limits on operating leases and minimum asset value limits.  We are in compliance with the financial debt covenants as of December 31, 2011, as follows:

Chemed Corporation and Subsidiary Companies

Description	Requirement	Chemed

Leverage Ratio (Consolidated Indebtedness/Consolidated Adj.
EBITDA)	< 3.50 to 1.00	1.09 to 1.00

Fixed Charge Coverage Ratio (Consolidated Free Cash
Flow/Consolidated Fixed Charges)	> 1.50 to 1.00	2.47 to 1.00

Annual Operating Lease Commitment	< $30.0 million	$19.8 million

We have issued $29.5 million in standby letters of credit as of December 31, 2011, mainly for insurance purposes.  Issued letters of credit reduce our available credit under the revolving credit agreement.  As of December 31, 2011, we have approximately $320.5 million of unused lines of credit available and eligible to be drawn down under our revolving credit facility, excluding the expansion feature.

4.	Stock-Based Compensation Plans
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

     We grant stock options and restricted stock awards to our officers, other key employees and directors to better align their long-term interests with those of our shareholders.  We grant stock options at an exercise price equal to the market price of our stock on the date of grant.  Options generally vest evenly annually over a three-year period and have a contractual life of 10 years.  Restricted stock awards generally cliff vest over a three-or four year period.  Immediately vesting stock awards are generally granted to our non-employee directors annually at the time of our Annual Meeting.

  In February 2011, the CIC granted 35,713 restricted stock awards to certain key employees.  These shares cliff vest in February 2015.  In May 2011, the CIC granted 6,928 unrestricted shares to stock to the Company’s outside directors.

The following table summarizes total stock option and stock award activity during 2011:

	Stock Options				Stock Awards
		Weighted Average		Aggregate		Weighted
			Remaining	Intrinsic		Average
	Number of	Exercise	Contractual	Value	Number of	Grant-Date
	Options	Price	Life (Years)	(thousands)	Shares	Price

Outstanding at January 1, 2011	2,586,646	$47.19			151,620	$48.00
Granted	513,100	65.17			125,741	64.74
Exercised/Vested	(433,321)	36.22			(58,238)	57.61
Canceled/ Forfeited	(27,902)	51.99			(4,000)	44.02
Outstanding at December 31, 2011	2,638,523	52.44	6.6	$12,748	215,123	55.25
Vested and expected to vest
at December 31, 2011	2,630,500	52.45	6.6	12,724	n.a.	n.a.
Exercisable at December 31, 2011	1,630,660	49.22	5.5	11,506	n.a.	n.a.

We estimate the fair value of stock options using the Black-Scholes valuation model, consistent with the provisions of the FASB’s and the Securities and Exchange Commission’s (“SEC”) guidance.  We determine expected term, volatility, dividend yield and forfeiture rate based on our historical experience.  We believe that historical experience is the best indicator of these factors.  Prior to 2011, we separated the participants into two groups for purposes of calculating the fair value of options.  Beginning in 2011, we valued all participants’ options as a single group because segregation of data did not provide significantly different results for determining compensation expense for stock options.  Data for 2010 and 2009 have been combined to present the weighted average information of previously segregated data.  The assumptions we used to value the 2011, 2010 and 2009 grants are as follows:

Chemed Corporation and Subsidiary Companies

	2011	2010	2009

Stock price on date of issuance	$65.17	$52.76	$44.02
Grant date fair value per share	$19.08	$15.21	$14.04
Number of options granted	513,100	515,100	508,600
Expected term (years)	4.9	5.1	5.1
Risk free rate of return	2.35%	2.43%	1.74%
Volatility	32.8%	33.5%	35.0%
Dividend yield	1.0%	1.5%	0.6%
Forfeiture rate	-	1.6%	2.0%

Other data for stock option and stock award activity include (in thousands, except per-share amounts):

	Years Ended December 31,
	2011	2010	2009

Total compensation cost of stock-based compensation
plans charged against income	$14,237	$14,961	$15,726
Total income tax benefit recognized in income for stock
based compensation plans	5,232	5,499	5,780
Total intrinsic value of stock options exercised	12,925	10,096	5,079
Total intrinsic value of stock awards vested during the period	3,757	8,437	5,604
Per-share weighted averaged grant-date fair value of
stock awards granted	64.74	57.13	44.54

Other data for stock options and stock awards for 2011 include (dollar amounts in thousands):

	Stock	Stock
	Options	Awards
Total unrecognized compensation related to nonvested options and awards at end of year	$9,851	$5,995
Weighted average period over which unrecognized compensation cost of nonvested options
and awards to be recognized (years)	1.8	1.8
Actual income tax benefit realized from options exercised during the year	$4,764	n.a.

EXECUTIVE LONG-TERM INCENTIVE PLAN (“LTIP”)
Our shareholders approved in May 2002 the adoption of the LTIP covering our officers and certain key employees.  The CIC periodically approves a pool of shares to be awarded based on stock price targets, EBITDA targets, time-based vesting and a discretionary component for the LTIP.

The CIC established price targets and pools of unrestricted shares to be granted if the closing stock price reaches the target price for 30 of 60 consecutive trading days during the specified three-year period:

	February 2011 Price Targets for the			May 2009 Price Targets for the
	three years ending February 18, 2014			three years ending February 28, 2012
Price target	$79.00	$85.00	$90.00	$54.00	$58.00	$62.00
Number of shares in the pool	25,000	25,000	25,000	22,500	33,750	33,750
Shares awarded:
From the pool	-	-	-	22,500	33,750	33,750
Discretionary shares	-	-	-	5,400	7,350	7,350
Total shares	-	-	-	27,900	41,100	41,100
Pretax cost of award (in thousands)	n.a.	n.a.	n.a.	$1,799	$2,935	$3,012
Date of award	n.a.	n.a.	n.a.	April 2010	December 2010	January 2011

Chemed Corporation and Subsidiary Companies

The CIC also established cumulative adjusted EBITDA Earnings Targets for three-year and four year periods and pools of unrestricted shares to be granted upon the attainment of either target:

	Cumulative EBITDA Targets
	November 2009	May 2007
Beginning measurement date	January 1, 2010	January 1, 2007
Three-year EBITDA Target (in thousands)	$640,000	$465,000
Four-year EBITDA target (in thousands)	825,000	604,000
Shares in EBITDA pool	80,000	80,000
Shares awarded:
From the pool	-	80,000
Discretionary shares	-	16,200
Total shares	-	96,200
Pretax cost of award (in thousands)	-	$5,007
Date of award	n.a.	November 2009

The above pretax costs of the LTIP awards include related payroll taxes and savings plan contributions and are included in the “Selling, general and administrative expenses” line of the consolidated income statement.

In February 2011, the CIC approved a time-based LTIP award of 42,000 shares of restricted stock to certain key employees.  The restricted shares cliff vest four years from the date of issuance.  The cumulative compensation expense related to the restricted award is $2.7 million and will be recognized ratably over the 4 year vesting period.  We assumed no forfeitures in determining the cumulative compensation expense of the grant.  In November 2009, the CIC established a discretionary pool of 37,000 shares of capital stock.

EMPLOYEE STOCK PURCHASE PLAN (“ESPP”)
The ESPP allows eligible participants to purchase our shares through payroll deductions at current market value.  We pay administrative and broker fees associated with the ESPP.  Shares purchased for the ESPP are purchased on the open market and credited directly to participants’ accounts.  In accordance with the FASB’s guidance, the ESPP is non-compensatory.

5.      Segments and Nature of the Business
Our segments include the VITAS segment and the Roto-Rooter segment.  Relative contributions of each segment to service revenues and sales were 73% and 27%, respectively, in 2011 and 72% and 28%, respectively, in 2010.  The vast majority of our service revenues and sales from continuing operations are generated from business within the United States.

The reportable segments have been defined along service lines, which is consistent with the way the businesses are managed. In determining reportable segments, the RRSC and RRC operating units of the Roto-Rooter segment have been aggregated on the basis of possessing similar operating and economic characteristics.  The characteristics of these operating segments and the basis for aggregation are reviewed annually.  Accordingly, the reportable segments are defined as follows:

●
The VITAS segment provides hospice services for patients with terminal illnesses.  This type of care is aimed at making the terminally ill patient’s end of life as comfortable and pain-free as possible.  Hospice care is typically available to patients who have been initially certified or re-certified as terminally ill (i.e., a prognosis of six months or less) by their attending physician, if any, and the hospice physician.  VITAS offers all levels of hospice care in a given market, including routine home care, inpatient care and continuous care.  Over 90% of VITAS’ revenues are derived through the Medicare and Medicaid reimbursement programs.

●
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

●
We report corporate administrative expenses and unallocated investing and financing income and expense not directly related to either segment as “Corporate”.  Corporate administrative expense includes the stewardship, accounting and reporting, legal, tax and other costs of operating a publicly held corporation.  Corporate

Chemed Corporation and Subsidiary Companies

investing and financing income and expenses include the costs and income associated with corporate debt and investment arrangements.

Segment data for our continuing operations are set forth below (in thousands):

	For the Years Ended December 31,
	2011	2010	2009
Revenues by Type of Service
VITAS
Routine homecare	$718,658	$666,562	$615,408
Continuous care	158,466	153,050	141,272
General inpatient	110,742	105,588	97,356
Estimated BNAF	-	-	1,950
Medicare cap	(1,594)	610	(1,643)
Total segment	986,272	925,810	854,343
Roto-Rooter
Sewer and drain cleaning	138,932	135,704	136,503
Plumbing repair and maintenance	177,363	168,625	151,072
Independent contractors	26,711	22,943	21,620
HVAC repair and maintenance	3,410	4,183	4,031
Other products and services	23,282	23,280	22,667
Total segment	369,698	354,735	335,893
Total service revenues and sales	$1,355,970	$1,280,545	$1,190,236
Aftertax Segment Earnings/(Loss)
VITAS	$80,358	$79,796	$71,696
Roto-Rooter	34,879	31,678	33,040
Total	115,237	111,474	104,736
Corporate	(29,258)	(29,643)	(30,699)
Discontinued operations	-	-	(253)
Net income	$85,979	$81,831	$73,784
Interest Income
VITAS	$4,293	$4,852	$4,581
Roto-Rooter	2,176	2,661	2,587
Total	6,469	7,513	7,168
Corporate	91	175	83
Intercompany eliminations	(6,134)	(7,244)	(6,828)
Total interest income	$426	$444	$423
Interest Expense
VITAS	$229	$131	$374
Roto-Rooter	358	233	186
Total	587	364	560
Corporate	13,301	11,595	11,039
Total interest expense	$13,888	$11,959	$11,599
Income Tax Provision
VITAS	$48,835	$48,601	$43,637
Roto-Rooter	21,353	19,547	20,372
Total	70,188	68,148	64,009
Corporate	(15,611)	(16,148)	(17,426)
Total income tax provision	$54,577	$52,000	$46,583

Chemed Corporation and Subsidiary Companies

	For the Years Ended December 31,
	2011	2010	2009
Identifiable Assets
VITAS	$504,677	$531,247	$476,621
Roto-Rooter	212,234	205,601	191,254
Total	716,911	736,848	667,875
Corporate	78,994	93,313	151,595
Total identifiable assets	$795,905	$830,161	$819,470
Additions to Long-Lived Assets
VITAS	$24,298	$17,492	$14,945
Roto-Rooter	9,426	18,035	8,067
Total	33,724	35,527	23,012
Corporate	72	18	448
Total additions to long-lived assets	$33,796	$35,545	$23,460
Depreciation and Amortization
VITAS	$18,480	$18,900	$17,973
Roto-Rooter	8,729	8,289	8,509
Total	27,209	27,189	26,482
Corporate	2,290	1,854	1,420
Total depreciation and amortization	$29,499	$29,043	$27,902

6.      Intangible Assets
Amortization of definite-lived intangible assets from continuing operations for the years ended December 31, 2011, 2010, 2009 was $1.5 million, $2.1 million and $4.0 million, respectively.  The following is a schedule by year of projected amortization expense for definite-lived intangible assets (in thousands):

2012	$1,487
2013	1,487
2014	508
2015	277
2016	242
Thereafter	307

The balance in identifiable intangible assets comprises the following (in thousands):

	Gross	Accumulated	Net Book
	Asset	Amortization	Value
December 31, 2011
Referral networks	$21,729	$(18,647)	$3,082
Covenants not to compete	9,286	(8,885)	401
Customer lists	1,222	(1,118)	104
Reacquired franchise rights	974	(254)	720
Subtotal - definite-lived intangibles	33,211	(28,904)	4,307
VITAS trade name	51,300	-	51,300
Operating licenses	2,655	-	2,655
Total	$87,166	$(28,904)	$58,262
December 31, 2010
Referral networks	$21,140	$(17,427)	$3,713
Covenants not to compete	9,211	(8,814)	397
Customer lists	1,223	(1,089)	134
Reacquired franchise rights	974	(108)	866
Subtotal - definite-lived intangibles	32,548	(27,438)	5,110
VITAS trade name	51,300	-	51,300
Operating licenses	1,448	-	1,448
Total	$85,296	$(27,438)	$57,858

Chemed Corporation and Subsidiary Companies

7.	Other Operating Expenses
There were no other operating expenses from continuing operations for the periods ended December 31, 2011 and 2010.  For the twelve-month period ended December 31, 2009, we recorded pretax expenses of $4.0 million related to the costs of a contested proxy solicitation.

8.      Business Combinations
On April 29, 2011, our VITAS segment completed an acquisition of the operating assets of Family Comfort Hospice which is based in Alabama.  This acquisition adds three central Alabama locations serving ten counties to VITAS’ network of hospice programs.  We made no acquisitions within the Roto-Rooter segment.  The purchase price of this acquisition is allocated as follows (in thousands):

Working capital	$382
Identifiable intangible assets	951
Goodwill	2,320
Other assets and liabilities - net	11
$3,664

During 2010, we completed four business combinations within the Roto-Rooter segment for $9.5 million in cash to increase our market penetration in Kansas City, Missouri, St. Louis, Missouri, Jefferson City, Missouri and Spokane Washington.  We made no acquisitions within the VITAS segment during 2010.  The purchase price of these acquisitions was allocated as follows (in thousands):

Working capital	$268
Identifiable intangible assets	589
Goodwill	8,225
Other assets and liabilities - net	387
$9,469

During 2009, we completed two business combinations within the Roto-Rooter segment for $1.9 million in cash to increase our market penetration in Detroit, Michigan and Grand Rapids, Michigan.  We made no acquisitions within the VITAS segment during 2009.

The unaudited pro forma results of operations, assuming purchase business combinations completed in 2011 and 2010 were completed on January 1, 2010, do not materially impact the accompanying consolidated financial statements.  The results of operations of each of the above business combinations are included in our results of operations from the date of the respective acquisition.

9.      Discontinued Operations
Discontinued operations comprise (in thousands, except per share amounts):

	For the Years Ended December 31,
	2011	2010	2009

Adjustment to accruals of operations discontinued in prior years:
Casualty insurance costs	$-	$-	$(400)
Loss before income taxes	-	-	(400)
All other income taxes	-	-	147
Total adjustments	-	-	(253)
Total discontinued operations	$-	$-	$(253)
Earnings/(loss) per share	$-	$-	$(0.01)
Diluted earnings/(loss) per share	$-	$-	$(0.02)

Chemed Corporation and Subsidiary Companies

In December 2009, we recorded a $400,000 pretax charge for residual casualty insurance claims related to our discontinued operations.

At December 31, 2011 and 2010, the accrual for our estimated liability for potential environmental cleanup and related costs arising from the sale of DuBois amounted to $1.7 million.  Of the 2011 balance, $826,000 is included in other current liabilities and $901,000 is included in other liabilities (long-term).   The estimated timing of payments of these liabilities follows (in thousands):

2012	$826
2013	300
Thereafter	601
$1,727

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

10.          Cash Overdrafts and Cash Equivalents
Included in accounts payable are cash overdrafts of $10.3 million and $11.1 million as of December 31, 2011 and 2010, respectively.

From time to time throughout the year, we invest excess cash in money market funds or repurchase agreements directly with major commercial banks. We do not physically hold the collateral for repurchase agreements, but the term is less than 10 days.  We closely monitor the creditworthiness of the institutions with which we invest our overnight funds and the quality of the collateral underlying those investments. We had $32.5 million in cash equivalents as of December 31, 2011.  There was $45.5 million in cash equivalents as of December 31, 2010.  The weighted average rate of return for our cash equivalents was 0.1% in both 2011 and 2010.

11.          Other Income—Net
Other income—net from continuing operations comprises the following (in thousands):

	For the Years Ended December31,
	2011	2010	2009
Market value gains on assets held in deferred
compensation trust	$798	$2,210	$5,802
Loss on disposal of property and equipment	(441)	(425)	(369)
Interest income	426	444	423
Other - net	(66)	39	18
Total other income	$717	$2,268	$5,874

The offset for market value gains or losses on assets held in deferred compensation trust is recorded in selling, general and administrative expenses.

Chemed Corporation and Subsidiary Companies

12.      Income Taxes
The provision for income taxes comprises the following (in thousands):
	For the Years Ended December 31,
	2011	2010	2009
Continuing Operations:
Current
U.S. federal	$40,762	$46,789	$36,182
U.S. state and local	5,961	6,981	4,960
Foreign	612	639	462
Deferred
U.S. federal, state and local	7,227	(2,418)	4,980
Foreign	15	9	(1)
Total	$54,577	$52,000	$46,583
Discontinued Operations:
Current U.S. federal	$-	$-	$(65)
Current U.S. state and local	-	-	(5)
Deferred U.S. federal, state and local	-	-	(77)
Total	$-	$-	$(147)

A summary of the temporary differences that give rise to deferred tax assets/ (liabilities) follows (in thousands):

	December 31,
	2011	2010
Accrued liabilities	$27,687	$26,334
Stock compensation expense	12,200	10,257
Allowance for uncollectible accounts receivable	1,905	2,695
State net operating loss carryforwards	1,633	1,379
Other	2,845	2,763
Deferred income tax assets	46,270	43,428
Amortization of intangible assets	(42,192)	(40,135)
Accelerated tax depreciation	(16,322)	(10,499)
Revenue recognition	(1,684)	-
Currents assets	(1,315)	(1,148)
Other	(1,530)	(1,397)
Deferred income tax liabilities	(63,043)	(53,179)
Net deferred income tax liabilities	$(16,773)	$(9,751)

Included in other assets at December 31, 2011, are deferred income tax assets of $150,000 (2010 - $236,000).  At December 31, 2011 and 2010, state net operating loss carryforwards were $31.0 million and $26.0 million, respectively.  These net operating losses will expire, in varying amounts, between 2012 and 2031.  Based on our history of operating earnings, we have determined that our operating income will, more likely than not, be sufficient to ensure realization of our deferred income tax assets.

After FASB’s adoption of FASB’s guidance on accounting for uncertain income taxes in 2007, we had approximately $1.3 million in unrecognized tax benefits.  The majority of this amount would affect our effective tax rate, if recognized in a future period.  The years ended December 31, 2008 and forward remain open for review for Federal income tax purposes.  The earliest open year relating to any of our material state jurisdictions is the fiscal year ended December 31, 2006. During the next twelve months, we do not anticipate a material net change in unrecognized tax benefits.

As permitted by this guidance, we classify interest related to our accrual for uncertain tax positions in separate interest accounts.  As of December 31, 2011 and 2010, we have approximately $252,000 and $114,000, respectively, accrued in interest payable related to uncertain tax positions.  These accruals are included in other current liabilities in the accompanying consolidated balance sheet.  Net interest expense related to uncertain tax positions included in interest expense in the accompanying consolidated statement of income is not material.

Chemed Corporation and Subsidiary Companies

A roll forward of the significant changes to our unrecognized tax benefits is as follows (in thousands):

	2011	2010	2009
Balance at January 1,	$704	$1,010	$1,202
Unrecognized tax benefits due to positions taken in current year	2,038	119	136
Decrease due to settlement with taxing authorities	-	-	(214)
Decrease due to expiration of statute of limitations	(130)	(425)	(93)
Other	-	-	(21)
Balance at December 31,	$2,612	$704	$1,010

The difference between the actual income tax provision for continuing operations and the income tax provision calculated at the statutory U.S. federal tax rate is explained as follows (in thousands):

	For the Years Ended December 31,
	2011	2010	2009
Income tax provision calculated using
the statutory rate of 35%	$49,195	$46,841	$42,217
State and local income taxes,
less federal income tax effect	4,733	4,509	3,837
Nondeductible expenses	1,021	928	854
Impact of deferred compensation plans	(1)	(27)	(190)
Other --net	(371)	(251)	(135)
Income tax provision	$54,577	$52,000	$46,583
Effective tax rate	38.8%	38.9%	38.6%

Summarized below are the total amounts of income taxes paid during the years ended December 31 (in thousands):

2011	$44,343
2010	49,532
2009	40,872

Provision has not been made for additional taxes on $35.1 million of undistributed earnings of our domestic subsidiaries.  Should we elect to sell our interest in all of these businesses rather than to effect a tax-free liquidation, additional taxes amounting to approximately $12.9 million would be incurred based on current income tax rates.

13.      Properties and Equipment
A summary of properties and equipment follows (in thousands):

	December 31,
	2011	2010
Land	$1,360	$1,360
Buildings	40,424	32,788
Transportation equipment	19,412	18,837
Machinery and equipment	62,467	58,706
Computer software	44,805	47,203
Furniture and fixtures	58,317	51,277
Projects under development	2,875	1,817
Total properties and equipment	229,660	211,988
Less accumulated depreciation	(146,709)	(132,696)
Net properties and equipment	$82,951	$79,292

The net book value of computer software at December 31, 2011 and 2010, was $15.4 million and $18.9 million, respectively.  Depreciation expense for computer software was $5.6 million, $5.9 million and $4.2 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Chemed Corporation and Subsidiary Companies

14.     Lease Arrangements
We have operating leases that cover our corporate office headquarters, various warehouse and office facilities, office equipment and transportation equipment. The remaining terms of these leases range from one year to eight years, and in most cases we expect that these leases will be renewed or replaced by other leases in the normal course of business. We have no significant capital leases as of December 31, 2011 or 2010.

The following is a summary of future minimum rental payments and sublease rentals to be received under operating leases that have initial or remaining noncancelable terms in excess of one year at December 31, 2011 (in thousands):

2012	$19,797
2013	14,995
2014	12,030
2015	9,725
2016	5,155
Thereafter	2,146
Total minimum rental payments	63,848
Less: minimum sublease rentals	(69)
Net minimum rental payments	$63,779

Total rental expense incurred under operating leases for continuing operations follows (in thousands):

	For the Years Ended December 31,
	2011	2010	2009
Total rental payments	$22,199	$21,777	$21,219
Less sublease rentals	(170)	(237)	(270)
Net rental expense	$22,029	$21,540	$20,949

15.     Pension and Retirement Plans
Retirement obligations under various plans cover substantially all full-time employees who meet age and/or service eligibility requirements. The major plans providing retirement benefits to our employees are defined contribution plans.  Expenses charged to continuing operations for our retirement and profit-sharing plans, excess benefit plans and other similar plans are as follows (in thousands):

For the Years Ended December 31,
2011	2010	2009
$9,408	$11,444	$15,143

These expenses include the impact of market gains and losses on assets held in deferred compensation plans.

We have excess benefit plans for key employees whose participation in the qualified plans is limited by U.S. Employee Retirement Income Security Act requirements. Benefits are determined based on theoretical participation in the qualified plans.  Benefits are only invested in mutual funds, and participants are not permitted to diversify accumulated benefits in shares of our stock. Trust assets invested in shares of our stock are included in treasury stock, and the corresponding liability is included in a separate component of stockholders’ equity. At December 31, 2011, these trusts held 97,428 shares or $2.0 million of our stock (2010 – 99,494 shares or $2.0 million).

Chemed Corporation and Subsidiary Companies

16.     Earnings Per Share
The computation of earnings per share follows (in thousands, except per share data):

	Income from Continuing Operations			Net Income
For the Years Ended December 31,	Income	Shares	Earnings per Share	Income	Shares	Earnings per Share
2011
Earnings	$85,979	20,523	$4.19	$85,979	20,523	$4.19
Dilutive stock options	-	335		-	335
Nonvested stock awards	-	87		-	87
Diluted earnings	$85,979	20,945	$4.10	$85,979	20,945	$4.10

2010
Earnings	$81,831	22,587	$3.62	$81,831	22,587	$3.62
Dilutive stock options	-	348		-	348
Nonvested stock awards	-	96		-	96
Diluted earnings	$81,831	23,031	$3.55	$81,831	23,031	$3.55

2009
Earnings	$74,037	22,451	$3.30	$73,784	22,451	$3.29
Dilutive stock options	-	229		-	229
Nonvested stock awards	-	62		-	62
Diluted earnings	$74,037	22,742	$3.26	$73,784	22,742	$3.24

During 2011, 1.3 million stock options were excluded from the computation of diluted earnings per share as their exercise prices were greater than the average market price during most of the year.  During 2010, 970,900 stock options were also excluded.  During 2009, 819,917 stock options were also excluded.

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

The following table provides examples of how changes in our stock price impact the number of shares that would be included in our diluted earnings per share calculation at December 31, 2011.  It also shows the impact on the number of shares issuable upon conversion of the Notes and settlement of the purchased call options and sold warrants:

Chemed Corporation and Subsidiary Companies

	Shares		Total Treasury	Shares Due	Incremental
	Underlying 1.875%		Method	to the Company	Shares Issued by
Share	Convertible	Warrant	Incremental	under Notes	the Company
Price	Notes	Shares	Shares (a)	Hedges	upon Conversion (b)
$80.73	32,140	-	32,140	(34,382)	(2,242)
$90.73	287,382	-	287,382	(307,433)	(20,051)
$100.73	491,947	-	491,947	(526,270)	(34,323)
$110.73	659,562	119,997	779,559	(705,580)	73,979
$120.73	799,411	318,107	1,117,518	(855,187)	262,331
$130.73	917,865	485,908	1,403,773	(981,905)	421,868

a) Represents the number of incremental shares that must be included in the calculation of diluted shares under U.S. GAAP.
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

The following shows the carrying value, fair value and the hierarchy for our financial instruments as of
December 31, 2011 (in thousands):

		Fair Value Measure
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Mutual fund investments of deferred compensation plans held in trust	$31,629	$31,629	$-	$-
Long-term debt	166,784	175,755	-	-

For cash and cash equivalents, accounts receivable and accounts payable, the carrying amount is a reasonable estimate of fair value because of the liquidity and short-term nature of these instruments.

18.      Loans Receivable from Independent Contractors
At December 31, 2011, we had contractual arrangements with 64 independent contractors to provide plumbing repair and drain cleaning services under sublicensing agreements using the Roto-Rooter name in lesser-populated areas of the United States and Canada. The arrangements give the independent contractors the right to conduct a plumbing and drain cleaning business using the Roto-Rooter name in a specified territory in exchange for a royalty based on a percentage of labor sales, generally approximately 40%.  We also pay for certain telephone directory advertising in these areas, lease certain capital equipment and provide operating manuals to serve as resources for operating a plumbing and drain cleaning business.  The contracts are generally cancelable upon 90 days’ written notice (without cause) or upon a few days notice (with cause).  The independent contractors are responsible for running the businesses as they believe best.

Our maximum exposure to loss from arrangements with our independent contractors at December 31, 2011 is approximately $1.1 million (2010 - $1.1 million).  The exposure to loss is mainly the result of loans provided to the independent contractors.  In most cases, these loans are partially secured by receivables and equipment owned by the independent contractor.  The interest rates on the loans range from zero to 8% per annum, and the remaining terms of the loans range from 2.5 months to 5.4 years at December 31, 2011.  During the periods ended December 31, 2011, 2010 and 2009 we recorded the following from our independent contractors (in thousands):

Chemed Corporation and Subsidiary Companies

	For the Years Ended December 31,
	2011	2010	2009
Revenues	$26,711	$22,943	$21,620
Pretax profits	13,320	10,695	9,466

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

VITAS is party to a class action lawsuit filed in the Superior Court of California, Los Angeles County, in September 2006 by Bernadette Santos, Keith Knoche and Joyce White.  This case alleges failure to pay overtime and failure to provide meal and rest periods to a purported class of California admissions nurses, chaplains and sales representatives.  The case seeks payment of penalties, interest and Plaintiffs’ attorney fees.  We contest these allegations.  In December 2009, the trial court denied Plaintiffs’ motion for class certification.  In July 2011, the Court of Appeals affirmed denial of class certification on the travel time, meal and rest period claims, and reversed the trial court’s denial on the off-the-clock and sales representation exemption claims.  Plaintiffs have filed an appeal of this decision.  We are unable to estimate our potential liability or potential range of loss, if any, with respect to this case.

On November 14, 2011 Luann and Michael Cosgrove and Dawn Mills filed a class action lawsuit against Roto-Rooter in Minnesota state district court for the 4th Judicial District alleging unnecessary excavation work in Minnesota.  We removed the case to federal court.  Plaintiffs seek damages, injunctive relief, attorney fees and interest.  We contest these allegations.  This lawsuit is in its early stage and we are unable to estimate our potential liability, if any, with respect to these allegations.

On January 12, 2012, the Greater Pennsylvania Carpenters Pension Fund filed a putative class action lawsuit in the United States District Court for the Southern District of Ohio against the Company, Kevin McNamara, David Williams, and Tim O’Toole.  It alleges violation of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 against all defendants, and violation of Section 20(a) of the Securities Exchange Act of 1934 against the individual defendants. The suit, Greater Pennsylvania Carpenters Pension Fund v. Chemed Corp., et al., Civil Action No. 1:12-cv-28 (S.D. Ohio), concerns the VITAS hospice segment of the Company's business.   Plaintiff seeks, on behalf of a putative class of purchasers of Chemed Capital Stock between February 15, 2010 and November 16, 2011, compensatory damages in an unspecified amount and attorneys' fees and expenses, arising from defendants' failure to disclose an alleged fraudulent scheme to enroll ineligible hospice patients and to fraudulently obtain payments from the federal government.   Defendants believe the allegations are without merit, and intend to defend vigorously against them.

Regardless of outcome, defense of litigation adversely affects us through defense costs, diversion of our time and related publicity.

Regulatory Matters
In May 2009, VITAS received an administrative subpoena from the U.S. Department of Justice requesting VITAS deliver to the OIG documents, patient records, and policy and procedure manuals for headquarters and its Texas programs concerning hospice services provided for the period January 1, 2003 to the date of the letter.  In August 2009, the OIG selected medical records for 59 past and current patients from a Texas program for review.   In February 2010, VITAS received a companion civil investigative demand (“CID”) from the State of Texas Attorney General’s Office, seeking related documents. In September 2010, it received a second CID and a second administrative subpoena seeking related documents.  In April 2011, the U.S. Attorney provided the Company with a copy of qui tam complaint filed under seal in the U.S. District Court for the Northern District of Texas.  The Court unsealed this complaint in November 2011.  The U.S. Attorney and the Attorney General for the State of Texas filed a notice in November 2011 that they had decided not to intervene at that time in the case.  They continue to investigate its allegations.  It was brought by Michael Rehfelt, a former Vitas San Antonio program general manager, against Vitas, the program’s former Regional Vice President Keith Becker, its former Medical Director Justos Cisneros, and their current employers:  Wellmed Medical

Chemed Corporation and Subsidiary Companies

Management, Care Level Management LLC, and Inspiris Inc.  It alleges admission and recertification of inappropriate patients, backdating revocations, and conspiring with HMO defendants to admit inappropriate patients to hospice.  In June 2011, the U.S. Attorney provided the Company with a partially unsealed second qui tam complaint filed under seal in the U.S. District court for the Western District of Texas.  In June 2011, the U.S. Attorney also provided the Company with a partially unsealed third qui tam complaint filed under seal in the Northern District of Illinois, Eastern Division.  We are conferring with the U.S. Attorney regarding the Company’s defenses to each complaint’s allegations.  We can neither predict the outcome of this investigation nor estimate our potential liability, if any.  We believe that we are in compliance with Medicare and Medicaid rules and regulations applicable to hospice providers.

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

20.      Related Party Transactions
VITAS has two pharmacy services agreements (“Agreements”) with Omnicare, Inc. and its subsidiaries ("OCR") whereby OCR provides specified pharmacy services for VITAS and its hospice patients in geographical areas served by both VITAS and OCR.  The Agreements renew automatically for one-year terms.  Either party may cancel the Agreements at the end of any term by giving 90 days prior written notice.  VITAS made purchases from OCR of $39.4 million, $36.1 million and $33.1 million for the years ended December 31, 2011, 2010 and 2009, respectively. VITAS’ accounts payable to OCR and its subsidiaries are not material at December 31, 2011 and 2010.

Mr. Joel F. Gemunder retired as President and Chief Executive Officer of OCR during the third quarter of 2010 and is a director of the Company.  Ms. Andrea Lindell is a director of both OCR and the Company.  We believe that the terms of these agreements are no more or less favorable to VITAS than we could negotiate with an unrelated party.

21.      Capital Stock Transactions
On November 7, 2011 our Board of Directors authorized an additional $100 million of stock repurchases under the February 2011 repurchase program.  On February 22, 2011, our Board of Directors authorized $100 million of stock repurchases under the newly established February 2011 repurchase program.  On December 27, 2010, our Board of Directors authorized an additional $70 million to the April 2007 stock repurchase program.  On May 19, 2008 our Board of Directors authorized an additional $56 million to the April 2007 stock repurchase program.  On April 26, 2007, our Board of Directors authorized a $150 million stock repurchase program.  We repurchased the following capital stock for the periods ended December 31, 2011, 2010 and 2009:

	For the Years Ended December 31,
	2011	2010	2009
Shares repurchased	2,602,513	1,648,047	15,900
Weighted average price per share	$55.28	$63.14	$46.65

Chemed Corporation and Subsidiary Companies

22.      Recent Accounting Statements
In May 2011, the FASB issued Accounting Standards Update (“ASU”) No. 2011-04 – Fair Value Measures.  ASU No. 2011-04 provides amendments to improve the comparability of fair value measurements presented and disclosed in financial statements prepared in U.S. GAAP and IFRS.  The guidance is effective for fiscal years beginning after December 15, 2011.  There was no material impact to the Company’s financial statements as a result of ASU No. 2011-04.

In July 2011, the FASB issued ASU No. 2011-07 – Health Care Entities which provides additional guidance to health care entities related to the recognition of patient service revenue and related disclosures.  The additional guidance is effective for fiscal years beginning after December 15, 2011, but early adoption is permitted.  There was no material impact on the Company upon adoption of ASU No. 2011-07.

Chemed Corporation and Subsidiary Companies

23. Guarantor Subsidiaries
               Our 1.875% Senior Convertible Notes issued on May 14, 2007, are fully and unconditionally guaranteed on an unsecured, joint and severally liable basis by our 100% owned subsidiaries. The equity method has been used with respect to the parent company's (Chemed) investment in subsidiaries. No consolidating adjustment column is presented for the condensed consolidating statement of cash flow since there were no signficant consolidating entries for the periods presented. The following condensed, consolidating financial data present the composition of the parent company, the guarantor subsidiaries and the non-guarantor subsidiaries as of December 31, 2011 and 2010, and for the years ended December 31, 2011, 2010 and 2009 (in thousands):

December 31, 2011		Guarantor	Non-Guarantor	Consolidating
	Parent	Subsidiaries	Subsidiaries	Adjustments	Consolidated
ASSETS
Cash and cash equivalents	$32,470	$(1,422)	$7,033	$-	$38,081
Accounts receivable, less allowances	606	76,816	502	-	77,924
Intercompany receivables	-	273,413	-	(273,413)	-
Inventories	-	8,032	636	-	8,668
Current deferred income taxes	(650)	13,059	131	-	12,540
Prepaid income taxes	(114)	1,689	556	-	2,131
Prepaid expenses	503	10,757	149	-	11,409
Total current assets	32,815	382,344	9,007	(273,413)	150,753
Investments of deferred compensation plans	-	-	31,629	-	31,629
Properties and equipment, at cost, less accumulated depreciation	11,641	68,755	2,555	-	82,951
Identifiable intangible assets less accumulated amortization	-	58,262	-	-	58,262
Goodwill	-	456,183	4,450	-	460,633
Other assets	7,616	1,552	2,509	-	11,677
Investments in subsidiaries	793,277	21,148	-	(814,425)	-
Total assets	$845,349	$988,244	$50,150	$(1,087,838)	$795,905
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$(683)	$48,490	$418	$-	$48,225
Intercompany payables	269,042	-	4,371	(273,413)	-
Income taxes	-	-	90	-	90
Accrued insurance	489	36,658	-	-	37,147
Accrued compensation	3,828	36,655	604	-	41,087
Other current liabilities	1,719	15,728	1,404	-	18,851
Total current liabilities	274,395	137,531	6,887	(273,413)	145,400
Deferred income taxes	(12,330)	51,601	(9,808)	-	29,463
Long-term debt	166,784	-	-	-	166,784
Deferred compensation liabilities	-	-	30,693	-	30,693
Other liabilities	2,816	4,630	2,435	-	9,881
Stockholders' equity	413,684	794,482	19,943	(814,425)	413,684
Total liabilities and stockholders' equity	$845,349	$988,244	$50,150	$(1,087,838)	$795,905

December 31, 2010		Guarantor	Non-Guarantor	Consolidating
	Parent	Subsidiaries	Subsidiaries	Adjustments	Consolidated
ASSETS
Cash and cash equivalents	$45,324	$(1,571)	$6,164	$-	$49,917
Accounts receivable, less allowances	802	111,716	481	-	112,999
Intercompany receivables	-	172,426	-	(172,426)	-
Inventories	-	7,191	537	-	7,728
Current deferred income taxes	(688)	15,666	120	-	15,098
Prepaid income taxes	2,787	(1,809)	(208)	-	770
Prepaid expenses	782	9,244	259	-	10,285
Total current assets	49,007	312,863	7,353	(172,426)	196,797
Investments of deferred compensation plans	-	-	28,304	-	28,304
Properties and equipment, at cost, less accumulated depreciation	12,513	64,743	2,036	-	79,292
Identifiable intangible assets less accumulated amortization	-	57,858	-	-	57,858
Goodwill	-	453,864	4,479	-	458,343
Other assets	6,049	1,343	2,175	-	9,567
Investments in subsidiaries	716,815	18,696	-	(735,511)	-
Total assets	$784,384	$909,367	$44,347	$(907,937)	$830,161
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$4,924	$50,457	$448	$-	$55,829
Intercompany payables	167,067	-	5,359	(172,426)	-
Income taxes	(7,190)	8,745	(394)	-	1,161
Accrued insurance	906	35,586	-	-	36,492
Accrued compensation	4,235	35,016	468	-	39,719
Other current liabilities	1,549	13,447	1,145	-	16,141
Total current liabilities	171,491	143,251	7,026	(172,426)	149,342
Deferred income taxes	(11,356)	45,168	(8,727)	-	25,085
Long-term debt	159,208	-	-	-	159,208
Deferred compensation liabilities	-	-	27,851	-	27,851
Other liabilities	2,992	3,123	511	-	6,626
Stockholders' equity	462,049	717,825	17,686	(735,511)	462,049
Total liabilities and stockholders' equity	$784,384	$909,367	$44,347	$(907,937)	$830,161

Chemed Corporation and Subsidiary Companies

For the year ended December 31, 2011		Guarantor	Non-Guarantor	Consolidating
	Parent	Subsidiaries	Subsidiaries	Adjustments	Consolidated
Continuing Operations
Net sales and service revenues	$-	$1,328,425	$27,545	$-	$1,355,970
Cost of services provided and goods sold	-	955,628	14,856	-	970,484
Selling, general and administrative expenses	21,895	172,368	7,997	-	202,260
Depreciation	945	23,496	806	-	25,247
Amortization	1,756	2,496	-	-	4,252
Total costs and expenses	24,596	1,153,988	23,659	-	1,202,243
Income/(loss) from operations	(24,596)	174,437	3,886	-	153,727
Interest expense	(13,177)	(587)	(124)	-	(13,888)
Other (expense)/income - net	16,507	(16,591)	801	-	717
Income/(loss) before income taxes	(21,266)	157,259	4,563	-	140,556
Income tax (provision)/benefit	6,564	(59,407)	(1,734)	-	(54,577)
Equity in net income of subsidiaries	100,681	3,001	-	(103,682)	-
Net income	$85,979	$100,853	$2,829	$(103,682)	$85,979

For the year ended December 31, 2010		Guarantor	Non-Guarantor	Consolidating
	Parent	Subsidiaries	Subsidiaries	Adjustments	Consolidated
Continuing Operations
Net sales and service revenues	$-	$1,254,856	$25,689	$-	$1,280,545
Cost of services provided and goods sold	-	892,596	13,420	-	906,016
Selling, general and administrative expenses	23,262	170,223	8,479	-	201,964
Depreciation	860	22,732	794	-	24,386
Amortization	1,404	3,253	-	-	4,657
Total costs and expenses	25,526	1,088,804	22,693	-	1,137,023
Income/(loss) from operations	(25,526)	166,052	2,996	-	143,522
Interest expense	(11,596)	(363)	-	-	(11,959)
Other (expense)/income - net	15,520	(15,451)	2,199	-	2,268
Income/(loss) before income taxes	(21,602)	150,238	5,195	-	133,831
Income tax (provision)/benefit	6,859	(56,905)	(1,954)	-	(52,000)
Equity in net income of subsidiaries	96,574	3,308	-	(99,882)	-
Net income	$81,831	$96,641	$3,241	$(99,882)	$81,831

For the year ended December 31, 2009		Guarantor	Non-Guarantor	Consolidating
	Parent	Subsidiaries	Subsidiaries	Adjustments	Consolidated
Continuing Operations
Net sales and service revenues	$-	$1,166,972	$23,264	$-	$1,190,236
Cost of services provided and goods sold	-	822,788	11,786	-	834,574
Selling, general and administrative expenses	23,199	163,600	10,627	-	197,426
Depreciation	602	20,221	712	-	21,535
Amortization	1,222	5,145	-	-	6,367
Other operating expenses	3,989	-	-	-	3,989
Total costs and expenses	29,012	1,011,754	23,125	-	1,063,891
Income/(loss) from operations	(29,012)	155,218	139	-	126,345
Interest expense	(11,040)	(565)	6	-	(11,599)
Other (expense)/income - net	5,428	(5,422)	5,868	-	5,874
Income/(loss) before income taxes	(34,624)	149,231	6,013	-	120,620
Income tax (provision)/benefit	12,058	(56,543)	(2,098)	-	(46,583)
Equity in net income of subsidiaries	96,603	4,043	-	(100,646)	-
Income from continuing operations	74,037	96,731	3,915	(100,646)	74,037
Discontinued Operations	(253)	-	-	-	(253)
Net income	$73,784	$96,731	$3,915	$(100,646)	$73,784

Chemed Corporation and Subsidiary Companies

For the year ended December 31, 2011		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Consolidated
Cash Flow from Operating Activities:
Net cash provided by operating activities	$12,444	$158,159	$3,740	$174,343
Cash Flow from Investing Activities:
Capital expenditures	(73)	(28,145)	(1,374)	(29,592)
Business combinations, net of cash acquired	-	(3,664)	-	(3,664)
Other sources/(uses) - net	(191)	(730)	63	(858)
Net cash used by investing activities	(264)	(32,539)	(1,311)	(34,114)
Cash Flow from Financing Activities:
Purchases of treasury stock	(147,791)	-	(95)	(147,886)
Dividends paid to shareholders	(12,538)	-	-	(12,538)
Proceeds from exercise of stock options	8,036	-	-	8,036
Realized excess tax benefit on share based compensation	3,854	-	-	3,854
Debt issuance costs	(2,657)	-	-	(2,657)
Change in cash overdrafts payable	9	(835)	-	(826)
Change in intercompany accounts	126,040	(124,636)	(1,404)	-
Other sources - net	13	-	(61)	(48)
Net cash provided/(used) by financing activities	(25,034)	(125,471)	(1,560)	(152,065)
Net increase/(decrease) in cash and cash equivalents	(12,854)	149	869	(11,836)
Cash and cash equivalents at beginning of year	45,324	(1,571)	6,164	49,917
Cash and cash equivalents at end of period	$32,470	$(1,422)	$7,033	$38,081

For the year ended December 31, 2010		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Consolidated
Cash Flow from Operating Activities:
Net cash provided by operating activities	$2,862	$81,781	$1,369	$86,012
Cash Flow from Investing Activities:
Capital expenditures	(18)	(24,677)	(944)	(25,639)
Business combinations, net of cash acquired	-	(9,469)	-	(9,469)
Other sources/(uses) - net	(157)	(688)	253	(592)
Net cash used by investing activities	(175)	(34,834)	(691)	(35,700)
Cash Flow from Financing Activities:
Purchases of treasury stock	(109,326)	-	(4)	(109,330)
Dividends paid to shareholders	(11,881)	-	-	(11,881)
Proceeds from exercise of stock options	5,327	-	-	5,327
Realized excess tax benefit on share based compensation	3,357	-	-	3,357
Change in cash overdrafts payable	1,645	(2,226)	-	(581)
Change in intercompany accounts	44,135	(45,071)	936	-
Other sources - net	49	-	248	297
Net cash provided/(used) by financing activities	(66,694)	(47,297)	1,180	(112,811)
Net increase/(decrease) in cash and cash equivalents	(64,007)	(350)	1,858	(62,499)
Cash and cash equivalents at beginning of year	109,331	(1,221)	4,306	112,416
Cash and cash equivalents at end of period	$45,324	$(1,571)	$6,164	$49,917

For the year ended December 31, 2009		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Consolidated
Cash Flow from Operating Activities:
Net cash provided by operating activities	$950	$153,387	$6,495	$160,832
Cash Flow from Investing Activities:
Capital expenditures	(448)	(20,394)	(654)	(21,496)
Business combinations, net of cash acquired	-	(1,919)	-	(1,919)
Other sources/(uses) - net	702	(312)	183	573
Net cash provided/(used) by investing activities	254	(22,625)	(471)	(22,842)
Cash Flow from Financing Activities:
Change in cash overdrafts payable	19	2,872	-	2,891
Change in intercompany accounts	140,674	(135,226)	(5,448)	-
Dividends paid to shareholders	(8,157)	-	-	(8,157)
Purchases of treasury stock	(4,225)	-	-	(4,225)
Proceeds from exercise of stock options	545	-	-	545
Realized excess tax benefit on share based compensation	1,955	-	-	1,955
Net decrease in revolving line of credit	(8,200)	-	-	(8,200)
Repayment of long-term debt	(14,500)	(169)	-	(14,669)
Other sources/(uses) - net	(49)	338	369	658
Net cash provided/(used) by financing activities	108,062	(132,185)	(5,079)	(29,202)
Net increase/(decrease) in cash and cash equivalents	109,266	(1,423)	945	108,788
Cash and cash equivalents at beginning of year	65	202	3,361	3,628
Cash and cash equivalents at end of period	$109,331	$(1,221)	$4,306	$112,416

UNAUDITED SUMMARY OF QUARTERLY RESULTS

Chemed Corporation and Subsidiary Companies
(in thousands, except per share and footnote data)

	First	Second	Third	Fourth	Total
For the Year Ended December 31, 2011	Quarter	Quarter	Quarter	Quarter	Year
Total service revenues and sales	$330,918	$333,360	$341,439	$350,253	$1,355,970
Gross profit (excluding depreciation)	$93,460	$93,763	$96,376	$101,887	$385,486
Income from operations	$30,548	$35,842	$41,311	$46,026	$153,727
Interest expense	(3,244)	(3,461)	(3,555)	(3,628)	(13,888)
Other income/(expense)--net	2,102	714	(1,935)	(164)	717
Income before income taxes	29,406	33,095	35,821	42,234	140,556
Income taxes	(11,305)	(12,809)	(13,934)	(16,529)	(54,577)
Net income (a)	$18,101	$20,286	$21,887	$25,705	$85,979

Earnings Per Share (a)
Net income	$0.86	$0.96	$1.06	$1.34	$4.19
Average number of shares outstanding	21,055	21,155	20,674	19,237	20,523

Diluted Earnings Per Share (a)
Net income	$0.84	$0.94	$1.04	$1.31	$4.10
Average number of shares outstanding	21,568	21,637	21,055	19,556	20,945

(a) The following amounts are included in income during the respective quarter (in thousands):

	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year
Pretax (cost)/benefit:
Stock option expense	$(1,933)	$(2,562)	$(2,408)	$(1,473)	$(8,376)
Noncash impact of change in accounting for convertible debt	(1,790)	(1,825)	(1,861)	(1,898)	(7,374)
Long-term incentive compensation	(3,012)	-	-	-	(3,012)
Acquisition expenses	(70)	(39)	(2)	(10)	(121)
Expenses of class action litigation	(495)	(186)	(770)	(848)	(2,299)
Expenses incurred in connection with the Office
of Inspector General investigation	(511)	(486)	(212)	21	(1,188)
Total	$(7,811)	$(5,098)	$(5,253)	$(4,208)	$(22,370)
Aftertax (cost)/benefit:
Stock option expense	$(1,223)	$(1,620)	$(1,523)	$(932)	$(5,298)
Noncash impact of change in accounting for convertible debt	(1,132)	(1,155)	(1,177)	(1,200)	(4,664)
Long-term incentive compensation	(1,880)	-	-	-	(1,880)
Acquisition expenses	(44)	(23)	(2)	(6)	(75)
Expenses of class action litigation	(301)	(113)	(467)	(516)	(1,397)
Expenses incurred in connection with the Office
of Inspector General investigation	(317)	(301)	(131)	12	(737)
Total	$(4,897)	$(3,212)	$(3,300)	$(2,642)	$(14,051)

UNAUDITED SUMMARY OF QUARTERLY RESULTS

Chemed Corporation and Subsidiary Companies
(in thousands, except per share and footnote data)

	First	Second	Third	Fourth	Total
For the Year Ended December 31, 2010	Quarter	Quarter	Quarter	Quarter	Year
Total service revenues and sales	$308,813	$314,995	$320,451	$336,286	$1,280,545
Gross profit (excluding depreciation)	$89,676	$91,293	$92,536	$101,024	$374,529
Income from operations	$34,445	$33,856	$36,755	$38,466	$143,522
Interest expense	(2,952)	(2,999)	(2,995)	(3,013)	(11,959)
Other income/(expense)--net	186	10	222	1,850	2,268
Income before income taxes	31,679	30,867	33,982	37,303	133,831
Income taxes	(12,321)	(12,012)	(12,994)	(14,673)	(52,000)
Net income (a)	$19,358	$18,855	$20,988	$22,630	$81,831

Earnings Per Share (a)
Net income	$0.86	$0.83	$0.93	$1.00	$3.62
Average number of shares outstanding	22,593	22,644	22,597	22,534	22,587

Diluted Earnings Per Share (a)
Net income	$0.84	$0.82	$0.91	$0.98	$3.55
Average number of shares outstanding	23,021	23,080	22,996	23,070	23,031

(a) The following amounts are included in income during the respective quarter (in thousands):

	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year
Pretax (cost)/benefit:
Stock option expense	$(2,051)	$(2,346)	$(1,968)	$(1,397)	$(7,762)
Noncash impact of change in accounting for convertible debt	(1,655)	(1,688)	(1,721)	(1,756)	(6,820)
Long-term incentive compensation	-	(1,799)	-	(2,935)	(4,734)
Acquisition expenses	-	-	-	(324)	(324)
Expenses of class action litigation	-	(105)	(322)	(1,426)	(1,853)
Expenses incurred in connection with the Office
of Inspector General investigation	(160)	(118)	(112)	(622)	(1,012)
Total	$(3,866)	$(6,056)	$(4,123)	$(8,460)	$(22,505)
Aftertax (cost)/benefit:
Stock option expense	$(1,298)	$(1,484)	$(1,244)	$(883)	$(4,909)
Noncash impact of change in accounting for convertible debt	(1,047)	(1,068)	(1,088)	(1,110)	(4,313)
Long-term incentive compensation	-	(1,124)	-	(1,833)	(2,957)
Acquisition expenses	-	-	-	(198)	(198)
Expenses of class action litigation	-	(63)	(194)	(869)	(1,126)
Expenses incurred in connection with the Office
of Inspector General investigation	(99)	(74)	(69)	(385)	(627)
Total	$(2,444)	$(3,813)	$(2,595)	$(5,278)	$(14,130)

SELECTED FINANCIAL DATA

Chemed Corporation and Subsidiary Companies
(in thousands, except per share and footnote data, ratios, percentages and personnel)

	2011	2010	2009	2008	2007
Summary of Operations
Continuing operations (a)
Service revenues and sales	$1,355,970	$1,280,545	$1,190,236	$1,148,941	$1,100,058
Gross profit (excluding depreciation)	385,486	374,529	355,662	338,394	332,992
Depreciation	25,247	24,386	21,535	21,581	20,118
Amortization	4,252	4,657	6,367	5,924	5,270
Income from operations	153,727	143,522	126,345	132,857	122,755
Income from continuing operations (b)	85,979	81,831	74,037	68,369	60,440
Net income (b)	85,979	81,831	73,784	67,281	61,641
Earnings per share
Income from continuing operations	$4.19	$3.62	$3.30	$2.97	$2.46
Net income	4.19	3.62	3.29	2.92	2.51
Average number of shares outstanding	20,523	22,587	22,451	23,058	24,520
Diluted earnings per share
Income from continuing operations	$4.10	$3.55	$3.26	$2.93	$2.41
Net income	4.10	3.55	3.24	2.88	2.46
Average number of shares outstanding	20,945	23,031	22,742	23,374	25,077
Cash dividends per share	$0.60	$0.52	$0.36	$0.24	$0.24
Financial Position--Year-End
Cash and cash equivalents	$38,081	$49,917	$112,416	$3,628	$4,988
Working capital/(deficit)	5,353	47,455	62,174	(18,142)	(13,427)
Current ratio	1.04	1.32	1.46	0.88	0.91
Properties and equipment, at cost less
accumulated depreciation	$82,951	$79,292	$75,358	$76,962	$74,513
Total assets	795,905	830,161	819,470	759,622	768,945
Long-term debt	166,784	159,208	152,127	158,210	163,715
Stockholders' equity	413,684	462,049	477,162	396,831	395,800
Other Statistics--Continuing Operations
Capital expenditures	$29,592	$25,639	$21,496	$26,094	$26,640
Number of employees	13,733	13,058	12,308	11,884	11,783

(a) Continuing operations exclude VITAS of Arizona, discontinued in 2006, Service America, discontinued in 2004 and Patient Care discontinued in 2002
(b) The following amounts are included in income from continuing operations during the respective year (in thousands):

	2011	2010	2009	2008	2007
After-tax benefit/(cost):
Stock option expense	$(5,298)	$(4,909)	$(5,464)	$(4,619)	$(2,962)
Noncash impact of change in accounting for convertible debt	(4,664)	(4,313)	(3,988)	(4,006)	(2,335)
Long-term incentive compensation	(1,880)	(2,957)	(3,134)	-	(4,427)
Costs related to litigation settlements	(1,397)	(1,126)	(534)	-	(1,168)
Expenses incurred in connection with the Office of Inspector
General investigation	(737)	(627)	(363)	(28)	(141)
Acquisition expense	(75)	(198)	-	-	-
Expenses associated with contested proxy solicitation	-	-	(2,525)	-	-
Non-taxable income on certain investments held in deferred
compensation trusts	-	-	1,211	-	-
Income tax impact of nondeductible losses on investments
held in deferred compensation trusts	-	-	(455)	(3,062)	(46)
Gain/(loss) on extinguishment of debt	-	-	-	2,934	(8,778)
Loss on impairment of transportation equipment	-	-	-	(1,714)	-
Unreserved prior-year's insurance claim	-	-	-	(358)	-
Income tax credits or adjustments related to prior years	-	-	-	322	-
Gain on sale of property	-	-	-	-	724
Other	-	-	-	-	296
Total	$(14,051)	$(14,130)	$(15,252)	$(10,531)	$(18,837)

CHEMED CORPORATION AND SUBSIDIARY COMPANIES
UNAUDITED CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2011
(in thousands)(unaudited)

				Chemed
	VITAS	Roto-Rooter	Corporate	Consolidated
2011
Service revenues and sales	$986,272	$369,698	$-	$1,355,970
Cost of services provided and goods sold	766,732	203,752	-	970,484
Selling, general and administrative expenses	75,698	102,528	24,034	202,260
Depreciation	16,583	8,130	534	25,247
Amortization	1,897	599	1,756	4,252
Total costs and expenses	860,910	315,009	26,324	1,202,243
Income/(loss) from operations	125,362	54,689	(26,324)	153,727
Interest expense	(229)	(358)	(13,301)	(13,888)
Intercompany interest income/(expense)	3,998	2,136	(6,134)	-
Other income/(expense)—net	62	(235)	890	717
Income/(loss) before income taxes	129,193	56,232	(44,869)	140,556
Income taxes	(48,835)	(21,353)	15,611	(54,577)
Net income/(loss)	$80,358	$34,879	$(29,258)	$85,979

(a) The following amounts are included in income from continuing operations (in thousands):
				Chemed
	VITAS	Roto-Rooter	Corporate	Consolidated
Pretax benefit/(cost):
Stock option expense	$-	$-	$(8,376)	$(8,376)
Noncash impact of change in accounting for convertible debt	-	-	(7,374)	(7,374)
Long-term incentive compensation	-	-	(3,012)	(3,012)
Expenses of class action litigation	-	(2,299)	-	(2,299)
Acquisition expense	(147)	26	-	(121)
Expenses incurred in connection with the Office of Inspector
General investigation	(1,188)	-	-	(1,188)
Total	$(1,335)	$(2,273)	$(18,762)	$(22,370)

	VITAS	Roto-Rooter	Corporate	Consolidated
After-tax benefit/(cost):
Stock option expense	$-	$-	$(5,298)	$(5,298)
Noncash impact of change in accounting for convertible debt	-	-	(4,664)	(4,664)
Long-term incentive compensation	-	-	(1,880)	(1,880)
Expenses of class action litigation	-	(1,397)	-	(1,397)
Acquisition expense	(91)	16	-	(75)
Expenses incurred in connection with the Office of Inspector
General investigation	(737)	-	-	(737)
Total	$(828)	$(1,381)	$(11,842)	$(14,051)

CHEMED CORPORATION AND SUBSIDIARY COMPANIES
UNAUDITED CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2010
(in thousands)(unaudited)

				Chemed
	VITAS	Roto-Rooter	Corporate	Consolidated
2010
Service revenues and sales	$925,810	$354,735	$-	$1,280,545
Cost of services provided and goods sold	709,094	196,922	-	906,016
Selling, general and administrative expenses	73,755	100,731	27,478	201,964
Depreciation	16,161	7,775	450	24,386
Amortization	2,739	514	1,404	4,657
Total costs and expenses	801,749	305,942	29,332	1,137,023
Income/(loss) from operations	124,061	48,793	(29,332)	143,522
Interest expense	(131)	(233)	(11,595)	(11,959)
Intercompany interest income/(expense)	4,632	2,612	(7,244)	-
Other income/(expense)—net	(165)	53	2,380	2,268
Income/(loss) before income taxes	128,397	51,225	(45,791)	133,831
Income taxes	(48,601)	(19,547)	16,148	(52,000)
Net income/(loss)	$79,796	$31,678	$(29,643)	$81,831

(a) The following amounts are included in income from continuing operations (in thousands):

				Chemed
	VITAS	Roto-Rooter	Corporate	Consolidated
Pretax benefit/(cost):
Stock option expense	$-	$-	$(7,762)	$(7,762)
Noncash impact of change in accounting for convertible debt	-	-	(6,820)	(6,820)
Long-term incentive compensation	-	-	(4,734)	(4,734)
Expenses of class action litigation	-	(1,853)	-	(1,853)
Acquisition expense	(68)	(256)	-	(324)
Expenses incurred in connection with the Office of Inspector
General investigation	(1,012)	-	-	(1,012)
Total	$(1,080)	$(2,109)	$(19,316)	$(22,505)

	VITAS	Roto-Rooter	Corporate	Consolidated
After-tax benefit/(cost):
Stock option expense	$-	$-	$(4,909)	$(4,909)
Noncash impact of change in accounting for convertible debt	-	-	(4,313)	(4,313)
Long-term incentive compensation	-	-	(2,957)	(2,957)
Expenses of class action litigation	-	(1,126)	-	(1,126)
Acquisition expense	(42)	(156)	-	(198)
Expenses incurred in connection with the Office of Inspector
General investigation	(627)	-	-	(627)
Total	$(669)	$(1,282)	$(12,179)	$(14,130)

CHEMED CORPORATION AND SUBSIDIARY COMPANIES
UNAUDITED CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2009
(in thousands)(unaudited)

				Chemed
	VITAS	Roto-Rooter	Corporate	Consolidated
2009
Service revenues and sales	$854,343	$335,893	$-	$1,190,236
Cost of services provided and goods sold	653,212	181,362	-	834,574
Selling, general and administrative expenses	71,643	95,073	30,710	197,426
Depreciation	13,269	8,068	198	21,535
Amortization	4,704	441	1,222	6,367
Other operating expenses	-	-	3,989	3,989
Total costs and expenses	742,828	284,944	36,119	1,063,891
Income/(loss) from operations	111,515	50,949	(36,119)	126,345
Interest expense	(374)	(186)	(11,039)	(11,599)
Intercompany interest income/(expense)	4,314	2,514	(6,828)	-
Other income/(expense)—net	(122)	135	5,861	5,874
Income/(loss) before income taxes	115,333	53,412	(48,125)	120,620
Income taxes	(43,637)	(20,372)	17,426	(46,583)
Income/(loss) from continuing operations	71,696	33,040	(30,699)	74,037
Discontinued operations	-	-	(253)	(253)
Net income/(loss)	$71,696	$33,040	$(30,952)	$73,784

(a) The following amounts are included in income from continuing operations (in thousands):
				Chemed
	VITAS	Roto-Rooter	Corporate	Consolidated
Pretax benefit/(cost):
Stock option expense	$-	$-	$(8,639)	$(8,639)
Noncash impact of change in accounting for convertible debt	-	-	(6,305)	(6,305)
Long-term incentive compensation	-	-	(5,007)	(5,007)
Expenses associated with contested proxy solicitation	-	-	(3,989)	(3,989)
Non-taxable income on certain investments held in deferred
compensation trusts	-	-	1,211	1,211
Costs related to litigation settlements	-	(882)	-	(882)
Expenses incurred in connection with the Office of Inspector
General investigation	(586)	-	-	(586)
Total	$(586)	$(882)	$(22,729)	$(24,197)

	VITAS	Roto-Rooter	Corporate	Consolidated
After-tax benefit/(cost):
Stock option expense	$-	$-	$(5,464)	$(5,464)
Noncash impact of change in accounting for convertible debt	-	-	(3,988)	(3,988)
Long-term incentive compensation	-	-	(3,134)	(3,134)
Expenses associated with contested proxy solicitation	-	-	(2,525)	(2,525)
Non-taxable income on certain investments held in deferred
compensation trusts	-	-	1,211	1,211
Income tax impact of nondeductible losses on investments
held in deferred compensation trusts	-	-	(455)	(455)
Costs related to litigation settlements	-	(534)	-	(534)
Expenses incurred in connection with the Office of Inspector
General investigation	(363)	-	-	(363)
Total	$(363)	$(534)	$(14,355)	$(15,252)

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

           The following is a summary of the key operating results for the years ended December 31, 2011, 2010 and 2009 (in thousands except percentages and per share amounts):

	2011	2010	2009
Consolidated service revenues and sales	$1,355,970	$1,280,545	$1,190,236
Consolidated income from continuing operations	$85,979	$81,831	$74,037
Diluted EPS from continuing operations	$4.10	$3.55	$3.26
Adjusted EBITDA*	$197,273	$189,395	$177,050
Adjusted EBITDA as a % of revenue*	14.5%	14.8%	14.9%

*See page 51 for reconciliation to GAAP measures

Earnings before interest, taxes and depreciation and amortization (“EBITDA”) and Adjusted EBITDA are not measures derived in accordance with GAAP.  We use Adjusted EBITDA as a measure of earnings for our LTIP awards.  We also use adjusted EBITDA to determine compliance with certain debt covenants.  We provide EBITDA and Adjusted EBITDA to help readers evaluate our operating results, compare our operating performance with that of similar companies that have different capital structures and help evaluate our ability to meet future debt service, capital expenditure and working capital requirements.  Our EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for comparable measures presented in accordance with GAAP.  A reconciliation of our net income to our Adjusted EBITDA is presented in tables following the Critical Accounting Policy section.

2011 versus 2010
The increase in consolidated service revenues and sales from 2010 to 2011 was driven by a 6.5% increase at VITAS and a 4.2% increase at Roto-Rooter.  The increase at VITAS was the result of an increase in average daily census (“ADC”) of 5.5%, driven by an increase in admissions of 2.8%, combined with Medicare price increases of approximately 2.1%.  The increase at Roto-Rooter was driven by a 2.2% price and mix shift increase as well as a 2.0% increase in job count.  Consolidated income from continuing operations increased 5.1% over prior year mainly as a result of the increase in revenues, which allowed us to further leverage our current cost structure.  Diluted EPS from continuing operations increased as the result of increased earnings and a decrease in the number of shares outstanding.  Adjusted EBITDA increased 4.2% from 2010 to 2011 mainly as a result of increased earnings.

2010 versus 2009
The increase in consolidated service revenues and sales from 2009 to 2010 was driven by an 8.4% increase at VITAS and a 5.6% increase at Roto-Rooter.  The increase at VITAS was the result of an increase in ADC of 6.1%, driven by an increase in admissions of 5.6%, combined with Medicare price increases of approximately 1.3%.  The increase at Roto-Rooter was driven by a 7.3% price and mix shift increase as well as a 0.4% increase in job count.  Consolidated income from continuing operations increased 10.5% over prior year mainly as a result of the increase in revenues, which allowed us to further leverage our current cost structure.  Diluted EPS from continuing operations increased as the result of increased earnings.  Adjusted EBITDA increased 7.0% from 2009 to 2010 mainly as a result of increased earnings.

Impact of Current Market Conditions
We expect Roto-Rooter to achieve full-year 2012 revenue growth of 4.0% to 5.0%.  This is a result of increased pricing of approximately 2.0%, a favorable mix shift to higher revenue jobs, and job count growth estimated at 0% to 1.5%.  Adjusted EBITDA margin for 2012 is estimated in the range of 17.0% to 18.0%.

Chemed Corporation and Subsidiary Companies

We expect VITAS to achieve full-year 2012 revenue growth, prior to Medicare cap, of 5.0% to 8.0%.  Admissions are estimated to increase 2.5% to 4.0%. This revenue estimate includes the October 1, 2011, 2.5% increase in average hospice reimbursement rates.  We also expect VITAS to have estimated Medicare contractual billing limitations of $5.0 million.  Adjusted EBITDA margin, prior to Medicare cap, for 2012 is estimated to be in the range of 15.0% to 15.5%.

LIQUIDITY AND CAPITAL RESOURCES
Significant factors affecting our cash flows during 2011 and financial position at December 31, 2011, include the following:
•	Our continuing operations generated cash of $174.3 million;
•	We repurchased $147.9 million of our stock using cash on hand;
•	Accounts receivable decreased $26.9 million due to timing of receipts;
•	We spent $29.6 million on capital expenditures.

The ratio of total debt to total capital was 28.7% at December 31, 2011, compared with 25.6% at December 31, 2010. Our current ratio was 1.04 and 1.32 at December 31, 2011 and 2010, respectively.

Collectively, the 2011 Credit Agreement and the Notes require us to meet certain restrictive non-financial and financial covenants.  We are in compliance with all non-financial debt covenants as of December 31, 2011.  The restrictive financial covenants are defined in the 2011 Credit Agreement and include maximum leverage ratios, minimum fixed charge coverage and consolidated net worth ratios, limits on operating leases and minimum asset value limits.  We are in compliance with all financial debt covenants as of December 31, 2011, as follows:

Description	Requirement	Chemed

Leverage Ratio (Consolidated Indebtedness/Consolidated Adj. EBITDA)	< 3.50 to 1.00	1.09 to 1.00

Fixed Charge Coverage Ratio (Consolidated Free Cash Flow/Consolidated Fixed Charges)	> 1.50 to 1.00	2.47 to 1.00

Annual Operating Lease Commitment	< $30.0 million	$19.8 million

We forecast to be in compliance with all debt covenants through fiscal 2012.

We have issued $29.5 million in standby letters of credit as of December 31, 2011, mainly for insurance purposes.  Issued letters of credit reduce our available credit under the revolving credit agreement.  As of December 31, 2011, we have approximately $320.5 million of unused lines of credit available and eligible to be drawn down under our revolving credit facility, excluding the $150 million expansion feature.  We believe our cash flow from operating activities and our unused eligible lines of credit are sufficient to fund our obligations and operate our business in the near and long term.  We continually evaluate cash utilization alternatives, including share repurchase, debt repurchase, acquisitions, and increased dividends to determine the most beneficial use of available capital resources.

Chemed Corporation and Subsidiary Companies

CASH FLOW
Our cash flows for 2011, 2010 and 2009 are summarized as follows (in millions):

	For the Years Ended December 31,
	2011	2010	2009
Net cash provided by operating activities	$174.3	$86.0	$160.8
Capital expenditures	(29.6)	(25.6)	(21.5)
Operating cash after capital expenditures	144.7	60.4	139.3
Purchase of treasury stock	(147.9)	(109.3)	(4.2)
Repayment of long-term debt	-	-	(22.9)
Business combinations	(3.7)	(9.5)	(1.9)
Dividends paid	(12.5)	(11.9)	(8.2)
Proceeds from exercise of stock options	8.0	5.3	0.5
Other--net	(0.4)	2.5	6.2
(Decrease)/increase in cash and cash equivalents	$(11.8)	$(62.5)	$108.8

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

In connection with the sale of DuBois Chemicals, Inc. ("DuBois") in 1991, we provided allowances and accruals relating to several long-term costs, including income tax matters, lease commitments and environmental costs.  Additionally, we retained liability for casualty insurance claims for Service America and Patient Care that were incurred prior to the respective disposal dates, 2005 and 2002.  In the aggregate, we believe these allowances and accruals are adequate as of December 31, 2011.  Based on reviews of our environmental-related liabilities under the DuBois sale agreement, we have estimated our remaining liability to be $1.7 million. As of December 31, 2011, we are contingently liable for additional cleanup and related costs up to a maximum of $14.9 million.  We do not believe it is probable that we will be required to make any payment towards this contingent liability. Thus, no provision has been recorded in accordance with the applicable accounting guidance.

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

VITAS is party to a class action lawsuit filed in the Superior Court of California, Los Angeles County, in September 2006 by Bernadette Santos, Keith Knoche and Joyce White.  This case alleges failure to pay overtime and failure to provide meal and rest periods to a purported class of California admissions nurses, chaplains and sales representatives.  The case seeks payment of penalties, interest and Plaintiffs’ attorney fees.  We contest these allegations.  In December 2009, the trial court denied Plaintiffs’ motion for class certification.  In July 2011, the Court of Appeals affirmed denial of class certification on the travel time, meal and rest period claims, and reversed the trial court’s denial on the off-the-clock and sales representation exemption claims.  Plaintiffs have filed an appeal of this decision.  We are unable to estimate our potential liability or potential range of loss, if any, with respect to this case.

On November 14, 2011 Luann and Michael Cosgrove and Dawn Mills filed a class action lawsuit against  Roto-Rooter in Minnesota state district court for the 4th Judicial District alleging unnecessary excavation work in Minnesota.  We removed the case to federal court.  Plaintiffs seek damages, injunctive relief, attorney fees and interest.  We contest these allegations.  This lawsuit is in its early stage and we are unable to estimate our potential liability, if any, with respect to these allegations.

Chemed Corporation and Subsidiary Companies

On January 12, 2012, the Greater Pennsylvania Carpenters Pension Fund filed a putative class action lawsuit in the United States District Court for the Southern District of Ohio against the Company, Kevin McNamara, David Williams, and Tim O’Toole.  It alleges violation of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 against all defendants, and violation of Section 20(a) of the Securities Exchange Act of 1934 against the individual defendants.  The suit, Greater Pennsylvania Carpenters Pension Fund v. Chemed Corp., et al., Civil Action No. 1:12-cv-28 (S.D. Ohio), concerns the VITAS hospice segment of the Company's business.   Plaintiff seeks, on behalf of a putative class of purchasers of Chemed Capital Stock between February 15, 2010 and November 16, 2011, compensatory damages in an unspecified amount and attorneys' fees and expenses, arising from defendants' failure to disclose an alleged fraudulent scheme to enroll ineligible hospice patients and to fraudulently obtain payments from the federal government.   Defendants believe the allegations are without merit, and intend to defend vigorously against them.

Regardless of outcome, defense of litigation adversely affects us through defense costs, diversion of our time and related publicity.

In May 2009, VITAS received an administrative subpoena from the U.S. Department of Justice requesting VITAS deliver to the OIG documents, patient records, and policy and procedure manuals for headquarters and its Texas programs concerning hospice services provided for the period January 1, 2003 to the date of the letter.  In August 2009, the OIG selected medical records for 59 past and current patients from a Texas program for review.   In February 2010, VITAS received a companion civil investigative demand (“CID”) from the state of Texas Attorney General’s Office, seeking related documents.  In September 2010, it received a second CID and a second administrative subpoena seeking related documents. In April 2011, the U.S. Attorney provided the Company with a copy of a qui tam complaint filed under seal in the U.S. District Court for the Northern District of Texas.    The Court unsealed this complaint in November 2011.  The U.S. Attorney and the Attorney General for the State of Texas filed a notice in November 2011 that they had decided not to intervene at that time in the case.  They continue to investigate its allegations.  It was brought by Michael Rehfelt, a former Vitas San Antonio program general manager, against Vitas, the program’s former Regional Vice President Keith Becker, its former Medical Director Justos Cisneros, and their current employers:  Wellmed Medical Management, Care Level Management LLC, and Inspiris Inc.  It alleges admission and recertification of inappropriate patients, backdating revocations, and conspiring with HMO defendants to admit inappropriate patients to hospice.  In June 2011, the U.S. Attorney provided the Company with a partially unsealed second qui tam complaint filed under seal in the U.S. District Court for the Western District of Texas.  In June 2011, the U.S. Attorney also provided the Company with a partially unsealed third qui tam complaint filed under seal in the Northern District of Illinois, Eastern Division.  We are conferring with the U.S. Attorney regarding the Company’s defenses to each complaint’s allegations.  We can neither predict the outcome of this investigation nor estimate our potential liability, if any.  We believe that we are in compliance with Medicare and Medicaid rules and regulations applicable to hospice providers.

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

Chemed Corporation and Subsidiary Companies

CONTRACTUAL OBLIGATIONS

The table below summarizes our debt and contractual obligations as of December 31, 2011 (in thousands):

		Less than			After
	Total	1 year	1-3 Years	4 -5 Years	5 Years
Long-term debt obligations (a)	$186,956	$-	$186,956	$-	$-
Interest on long-term debt	8,763	3,505	5,258	-	-
Operating lease obligations	63,848	19,797	27,025	14,880	2,146
Purchase obligations (b)	48,225	48,225	-	-	-
Other long-term obligations (c)	37,261	-	3,284	3,284	30,693
Total contractual cash obligations	$345,053	$71,527	$222,523	$18,164	$32,839

(a) Represents the face value of the obligation.
(b) Purchase obligations primarily consist of accounts payable at December 31, 2011.
(c) Other long-term obligations comprise largely pension and excess benefit obligations.

RESULTS OF OPERATIONS
2011 Versus 2010 – Consolidated Results
Set forth below are the year-to-year changes in the components of the statement of operations relating to continuing operations for 2011 versus 2010 (in thousands, except percentages):

	Favorable/(Unfavorable)
	Amount	Percent
Service revenues and sales
VITAS	$60,462	7%
Roto-Rooter	14,963	4
Total	75,425	6
Cost of services provided and goods sold	(64,468)	(7)
Selling, general and administrative expenses	(296)	-
Depreciation	(861)	(4)
Amortization	405	9
Income from operations	10,205	7
Interest expense	(1,929)	(16)
Other income--net	(1,551)	(68)
Income before income taxes	6,725	5
Income taxes	(2,577)	(5)
Income from continuing operations	$4,148	5

Our service revenues and sales for the year ended December 31, 2011 increased $75.4 million or 5.9% over the comparable prior year.  The VITAS segment accounted for $60.4 million of the increase and Roto-Rooter accounted for  $15.0 million of the increase.

The VITAS segment revenue increase is the result of the following (dollars in thousands):

	Amount	Percent
Routine homecare	$52,096	8%
Continuous care	5,416	4
General inpatient	5,154	5
Medicare cap	(2,204)	(361)
Total revenues	$60,462	7

The increase in VITAS’ revenue from 2010 to 2011 was a result of increased ADC of 5.5% driven by an increase in admissions of 2.8%, combined with Medicare price increases of approximately 2.1%.  The ADC increase was driven by a

Chemed Corporation and Subsidiary Companies

5.7% increase in routine homecare, an increase of 1.2% in continuous care, and a 3.5% increase in general inpatient.  ADC is a key measure we use to monitor volume growth in our hospice programs.  Changes in total program admissions, discharges and average length of stay for our patients are the main drivers of changes in ADC.  The Medicare cap amount recorded in 2011 relates to the reversal of $786,000, net of Medicare cap liability for the 2011 measurement period recorded in the fourth quarter of 2010 offset by $2.6 million in Medicare cap liability for three programs’ projected 2012 measurement period liability.  We also reversed the remaining Medicare cap liability for our Phoenix program due to expiration for the period under review.

The Roto-Rooter segment revenue increase is the result of the following (dollars in thousands):

	Amount	Percent
Plumbing	$8,738	5%
Sewer and drain cleaning	3,228	2
Contractor operations	3,768	16
Other	(771)	(3)
Total revenues	$14,963	4

Plumbing revenues for 2011 increased from 2010 due to a 4.4% increase in the number of jobs performed and a 0.9% increase in the average price per job.   Sewer and drain cleaning revenues for 2011 increased from 2010 due to a 1.7% increase in the average price per job and an increase of  0.9% in the number of jobs performed.  Contractor operations revenue increased 16.4% as a result of performance by recent acquisitions and higher job count.

The consolidated gross margin was 28.4% in 2011 versus 29.2% in 2010.  On a segment basis, VITAS’ gross margin was 22.3% in 2011 and 23.4% in 2010.  Roto-Rooter’s gross margin was 44.9% in 2011 and 44.5% in 2010.  The decrease in VITAS’ gross margin is attributable to higher labor costs for admissions and Medicare compliance personnel and the opening of new operations, both new locations and new inpatient units, which carry significant start-up costs as capacity begins to ramp up.

Selling, general and administrative expenses (“SG&A”) for 2011 comprise (in thousands):

	2011	2010
SG&A expenses before long-term incentive
compensation and the impact of market gains
of deferred compensation plans	$198,449	$195,020
Long-term incentive compensation	3,012	4,734
Impact of market value gains on liabilities
held in deferred compensation trusts	799	2,210
Total SG&A expenses	$202,260	$201,964

    Normal salary increases and revenue related expenses between periods account for the 1.8% increase in SG&A expenses before long-term incentive compensation and the impact of market gains of deferred compensation plans

    Depreciation expense increased $861,000 (3.5%) in 2011 mainly due to the installation of patient capture software at our VITAS segment in the second quarter of 2010.

    Interest expense increased $1.9 million (16.1%) from 2010 to 2011 primarily as a result of higher costs of our expanded revolving line of credit starting in the first quarter of 2011.

Chemed Corporation and Subsidiary Companies

Other income-net for 2011 and 2010 comprise (in thousands):

	2011	2010
Market value gains on assets held in deferred
compensation trusts	$799	$2,210
Loss on disposal of property and equipment	(441)	(425)
Interest income	426	444
Other	(67)	39
Total other income	$717	$2,268

Our effective tax rate was 38.8% in 2011 compared to 38.9% in 2010.

Income from continuing operations for both periods include the following aftertax adjustments that increased/ (reduced) aftertax earnings (in thousands):

	2011	2010
VITAS
Costs associated with the OIG investigation	$(737)	$(627)
Acquisition expense	(91)	(42)
Roto-Rooter
Costs related to litigation settlements	(1,397)	(1,126)
Acquisition expense	16	(156)
Corporate
Long-term incentive compensation	(1,880)	(2,957)
Noncash impact of change in accounting of convertible debt	(4,664)	(4,313)
Stock option expense	(5,298)	(4,909)
Total	$(14,051)	$(14,130)

2011 Versus 2010 – Segment Results
The change in net income for 2011 versus 2010 is due to (in thousands, except percentages):

	Increase/(Decrease)
	Amount	Percent
VITAS	$562	1%
Roto-Rooter	3,201	10
Corporate	385	1
	$4,148	5

Chemed Corporation and Subsidiary Companies

RESULTS OF OPERATIONS
2010 Versus 2009 – Consolidated Results
Set forth below are the year-to-year changes in the components of the statement of operations relating to continuing operations for 2010 versus 2009 (in thousands, except percentages):

	Favorable/(Unfavorable)
	Amount	Percent
Service revenues and sales
VITAS	$71,467	8%
Roto-Rooter	18,842	6
Total	90,309	8
Cost of services provided and goods sold	(71,442)	(9)
Selling, general and administrative expenses	(4,538)	(2)
Depreciation	(2,851)	(13)
Amortization	1,710	27
Other expenses	3,989	100
Income from operations	17,177	14
Interest expense	(360)	(3)
Other income –net	(3,606)	(61)
Income before income taxes	13,211	11
Income taxes	(5,417)	(12)
Income from continuing operations	$7,794	11

Our service revenues and sales for the year ended December 31, 2010, increased $90.3 million or 7.6% over the comparable prior year.  The VITAS segment accounted for $71.5 million of the increase and Roto-Rooter accounted for  $18.8 million of the increase.

The VITAS segment revenue increase is the result of the following (dollars in thousands):

	Amount	Percent
Routine homecare	$51,154	8%
Continuous care	11,778	8
General inpatient	8,232	9
Estimated BNAF	(1,950)	(100)
Medicare cap	2,253	137
Total revenues	$71,467	8

The increase in VITAS’ revenue from 2009 to 2010 was a result of increased ADC of 6.1% driven by an increase in admissions of 5.6%, combined with Medicare price increases of approximately 1.3%.  The ADC increase was driven by a 6.1% increase in routine homecare, an increase of 5.3% in continuous care, and a 6.9% increase in general inpatient.  ADC is a key measure we use to monitor volume growth in our hospice programs.  Changes in total program admissions, discharges and average length of stay for our patients are the main drivers of changes in ADC.  The $1.95 million in Budget Neutrality Adjustment Factor (“BNAF”) was recorded in the first quarter of 2009 but related to hospice care provided in the fourth quarter of 2008 and did not recur in 2010. The Medicare cap amount recorded in 2010 relates to the reversal of $1.7 million, net of Medicare cap liability for the 2010 measurement period recorded in the fourth quarter of 2009 offset by $1.1 million in Medicare cap liability for three programs’ projected 2011 measurement period liability.

The Roto-Rooter segment revenue increase is the result of the following (dollars in thousands):

	Amount	Percent
Plumbing	$17,553	12%
Sewer and drain cleaning	(799)	(1)
Contractor operations	1,323	6
Other	765	3
Total revenues	$18,842	6

Chemed Corporation and Subsidiary Companies

Plumbing revenues for 2010 increased from 2009 due to a 10.2% increase in the average price per job and an increase of 3.7% in the number of jobs performed.  The increase in the plumbing price per job was driven by a combination of increased pricing and favorable job mix shift to more expensive jobs such as excavation.  Our excavation job count increased by 21.5% compared to 2009.  The average revenue per job for excavation work is approximately 5.5 times greater than other plumbing jobs.  Sewer and drain cleaning revenues for 2010 decreased from 2009 due to a 1.1% decrease in jobs performed partially offset by a 2.4% increase in the average price per job.  Contractor operations revenue increased 6.1% as a result of acquisitions and higher job count. The increase in other revenues is attributable to an increase in product sales.

The consolidated gross margin was 29.2% in 2010 versus 29.9% in 2009.  On a segment basis, VITAS’ gross margin was 23.4% in 2010 and 23.5% in 2009.  Roto-Rooter’s gross margin was 44.5% in 2010 and 46.0% in 2009.  VITAS gross margin was essentially flat compared to 2009.  Roto-Rooter’s gross margin decreased as a result of higher casualty and medical insurance expense as well as the continued mix shift to excavation which has higher revenue per job but slightly lower gross margin percentage per job.

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

    Normal salary increases and revenue related expenses between periods account for the 3.8% increase in SG&A expenses before long-term incentive compensation and the impact of market gains of deferred compensation plans.

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

Other income-net for 2010 and 2009 comprise (in thousands):

	2010	2009
Market value gains on assets held in deferred
compensation trusts	$2,210	$4,591
Loss on disposal of property and equipment	(425)	(369)
Interest income	444	423
Gain on settlement of company-owned life
insurance	-	1,211
Other	39	18
Total other income	$2,268	$5,874

Our effective tax rate was 38.9% in 2010 compared to 38.6% in 2009.

In December 2009, we recorded a $400,000 pretax charge for retrospective casualty insurance claims related to our discontinued operations.  There was no such charge in 2010.

Chemed Corporation and Subsidiary Companies

Income from continuing operations for both periods include the following aftertax adjustments that increased/ (reduced) aftertax earnings (in thousands):

	2010	2009
VITAS
Costs associated with the OIG investigation	$(627)	$(363)
Acquisition expense	(42)	-
Roto-Rooter
Costs related to litigation settlements	(1,126)	(534)
Acquisition expense	(156)	-
Corporate
Long-term incentive compensation	(2,957)	(3,134)
Noncash impact of change in accounting for convertible debt	(4,313)	(3,988)
Stock option expense	(4,909)	(5,464)
Expenses associated with contested proxy solicitation	-	(2,525)
Impact of non-deductible losses and non-taxable gains on
investments held in deferred compensation trusts	-	756
Total	$(14,130)	$(15,252)

2010 Versus 2009 – Segment Results
The change in net income for 2010 versus 2009 is due to (in thousands, except percentages):

	Increase/(Decrease)
	Amount	Percent
VITAS	$8,100	11%
Roto-Rooter	(1,362)	(4)
Corporate	1,056	3
Discontinued operations	253	100
	$8,047	11

CRITICAL ACCOUNTING POLICIES
Revenue Recognition
For both the Roto-Rooter and VITAS segments, service revenues and sales are recognized when the earnings process has been completed.  Generally, this occurs when services are provided or products are delivered. Sales of Roto-Rooter products, including drain cleaning machines and drain cleaning solution, comprise less than 3% of our total service revenues and sales for each of the three years in the period ended December 31, 2011.

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

Chemed Corporation and Subsidiary Companies

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

During the year ended December 31, 2011, we reversed Medicare cap liability for amounts recorded in the fourth quarter of 2010 for two programs’ projected 2011 measurement period liability. This reversal was partially offset by the Medicare cap liability for three programs’ projected 2012 measurement period liability.   For the year ended December 31, 2010, we recorded pretax charges in continuing operations for the estimated Medicare cap liability for two programs’ projected liability through year end for the 2011 measurement period.  The majority of the liability relates to one program which is VITAS’ largest hospice.  This amount was subsequently reversed during the 2011 fiscal year due to increased admission trends.  Shown below is the Medicare cap liability activity for the years end December 31, 2011 and 2010 (in thousands):

	2011	2010
Beginning Balance January 1,	$1,371	$1,981
Expense - 2012 measurement period	2,578	-
Reversal - 2011 measurement period	(786)	-
Expense - 2011 measurement period	-	1,110
Reversal - 2010 measurement period	-	(1,720)
Other	(198)	-
Ending Balance December 31,	$2,965	$1,371

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

Our casualty insurance liabilities are recorded gross before any estimated recovery for amounts exceeding our stop loss limits.  Estimated recoveries from insurance carriers are recorded as accounts receivable.  Claims experience adjustments to our casualty and workers’ compensation accrual for the years ended December 31, 2011, 2010 and 2009 were net, pretax debits/(credits) of $(17,000), $165,000 and ($1.9 million), respectively.

Chemed Corporation and Subsidiary Companies

As an indication of the sensitivity of the accrued liability to reported claims, our analysis indicates that a 1% across-the-board increase or decrease in the amount of projected losses for all of our continuing operations would increase or decrease the accrued insurance liability at December 31, 2011, by $2.1 million or 5.7%.  While the amount recorded represents our best estimate of the casualty and workers’ compensation insurance liability, we have calculated, based on historical claims experience, the actual loss could reasonably be expected to increase or decrease by approximately $2.9 million as of December 31, 2011.

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

The date of our annual goodwill and indefinite-lived intangible asset impairment analysis is October 1.  The VITAS trade name is considered to have an indefinite life.  We also capitalize the direct costs of obtaining licenses to operate either hospice programs or plumbing operations subject to a minimum capitalization threshold.  These costs are amortized over the life of the license using the straight line method.  Certificates of Need (CON), which are required in certain states for hospice operations, are generally granted without expiration and thus, we believe them to be indefinite-lived assets subject to impairment testing.

For valuing the VITAS tradename, we perform a discounted cash flow analysis on the expected theoretical royalty cash stream from the VITAS tradename.  For valuing capitalized CON costs, we perform a discounted cash flow analysis on the expected income from the operating unit projecting income on a “with and without” basis.  This method compares the expected income stream from the operating unit with a theoretical income stream assuming that the applicable state did not have a CON requirement.  The difference in the discounted income streams is attributed as being the fair value of the CON.   Based on these calculations, neither the VITAS tradename nor the capitalized CON costs are impaired.

The valuations performed relative to the VITAS tradename and capitalized CON costs are particularly sensitive to our projections of future revenue and net income.  Additionally, the rate at which we would lose market share in a given program if a state repealed its CON requirements is a key assumption in our capitalized CON cost valuation model.

We consider that RRC, RRSC and VITAS are appropriate reporting units for testing goodwill impairment.  We consider RRC and RRSC as separate reporting units but one operating segment.  This is appropriate as they each have their own set of general ledger accounts that can be analyzed at “one level below an operating segment” per the definition of a reporting unit in FASB guidance.

In September 2011, the FASB issued Accounting Standards Update (“ASU”) No. 2011-08 – Goodwill Impairment Testing which provides additional guidance related to the impairment testing of goodwill.  ASU No. 2011-08 allows an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test.  An entity will no longer be required to calculate the fair value of a reporting unit unless the entity determines that it is more likely than not that its fair value is less than its carrying amount.  The revised guidance is effective for fiscal years beginning after December 15, 2011, but early adoption is permitted.  Our most recent quantitative analysis, performed as of October 1, 2010, indicated that the enterprise value our reporting units substantially exceeded their carrying value.  We adopted the new guidelines for our impairment test conducted as of October 1, 2011.  Based on our review of qualitative factors, such as financial performance of the reporting units and the macro-economic environment, we determined

Chemed Corporation and Subsidiary Companies

it was more likely than not that the fair value of each of our reporting units exceeded their respective recorded values.  Accordingly, we concluded that the two-step quantitative goodwill impairment test is not necessary.

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

Contingencies
We are subject to various lawsuits and claims in the normal course of our business.  In addition, we periodically receive communications from governmental and regulatory agencies concerning compliance with Medicare and Medicaid billing requirements at our VITAS subsidiary.  We establish reserves for specific, uninsured liabilities in connection with regulatory and legal action that we deem to be probable and estimable.  We record legal fees associated with legal and regulatory actions as the costs are incurred.  We disclose material loss contingencies that probable but not reasonably estimable and those that are at least reasonably possible.

RECENT ACCOUNTING STATEMENTS
In May 2011, the FASB issued Accounting Standards Update ("ASU") No. 2011-04 - Fair Value Measures. ASU No. 2011-04 provides amendments to improve the comparability of fair value measurements presented and disclosed in financial statements prepared in U.S. GAAP and IFRS. The guidance is effective for fiscal years beginning after December 15, 2011. There was no material impact to the Company's financial statements as a result of ASU No. 2011-04.

In July 2011, the FASB issued ASU No. 2011-07 - Health Care Entities which provides additional guidance to health care entities related to the recognition of patient service revenue and related disclosures. The additional guidance is effective for fiscal years beginning after December 15, 2011, but early adoption is permitted. There was no material impact on the Company upon adoption of ASU No. 2011-07.

Consolidating Summary of Adjusted EBITDA

Chemed Corporation and Subsidiary Companies
(in thousands)				Chemed
2011	VITAS	Roto-Rooter	Corporate	Consolidated

Net income/(loss)	$80,358	$34,879	$(29,258)	$85,979
Add/(deduct):
Interest expense	229	358	13,301	13,888
Income taxes	48,835	21,353	(15,611)	54,577
Depreciation	16,583	8,130	534	25,247
Amortization	1,897	599	1,756	4,252
EBITDA	147,902	65,319	(29,278)	183,943
Add/(deduct):
Long-term incentive compensation	-	-	3,012	3,012
Litigation settlement costs	-	2,299	-	2,299
Legal expenses of OIG investigation	1,188	-	-	1,188
Acquisition Expense	147	(26)	-	121
Stock option expense	-	-	8,376	8,376
Advertising cost adjustment	-	(1,240)	-	(1,240)
Interest income	(295)	(40)	(91)	(426)
Intercompany interest/(expense)	(3,998)	(2,136)	6,134	-
Adjusted EBITDA	$144,944	$64,176	$(11,847)	$197,273

				Chemed
2010	VITAS	Roto-Rooter	Corporate	Consolidated

Net income/(loss)	$79,796	$31,678	$(29,643)	$81,831
Add/(deduct):
Interest expense	131	233	11,595	11,959
Income taxes	48,601	19,547	(16,148)	52,000
Depreciation	16,161	7,775	450	24,386
Amortization.	2,739	514	1,404	4,657
EBITDA	147,428	59,747	(32,342)	174,833
Add/(deduct):
Long-term incentive compensation	-	-	4,734	4,734
Litigation settlement costs	-	1,853	-	1,853
Legal expenses of OIG investigation	1,012	-	-	1,012
Acquisition Expense	68	256	-	324
Stock option expense	-	-	7,762	7,762
Advertising cost adjustment	-	(679)	-	(679)
Interest income	(220)	(49)	(175)	(444)
Intercompany interest/(expense)	(4,632)	(2,612)	7,244	-
Adjusted EBITDA	$143,656	$58,516	$(12,777)	$189,395

				Chemed
2009	VITAS	Roto-Rooter	Corporate	Consolidated

Net income/(loss)	$71,696	$33,040	$(30,952)	$73,784
Add/(deduct):
Discontinued operations	-	-	253	253
Interest expense	374	186	11,039	11,599
Income taxes	43,637	20,372	(17,426)	46,583
Depreciation	13,269	8,068	198	21,535
Amortization	4,704	441	1,222	6,367
EBITDA	133,680	62,107	(35,666)	160,121
Add/(deduct):
Long-term incentive compensation	-	-	5,007	5,007
Non-taxable income from certain investments held in
deferred compensation trusts	-	-	(1,211)	(1,211)
Litigation settlement costs	-	882	-	882
Expenses associated with contested proxy solicitation	-	-	3,989	3,989
Legal expenses of OIG investigation	586	-	-	586
Stock option expense	-	-	8,639	8,639
Advertising cost adjustment	-	(540)	-	(540)
Interest income	(267)	(73)	(83)	(423)
Intercompany interest/(expense)	(4,314)	(2,514)	6,828	-
Adjusted EBITDA	$129,685	$59,862	$(12,497)	$177,050

CHEMED CORPORATION AND SUBSIDIARY COMPANIES
OPERATING STATISTICS FOR VITAS SEGMENT
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
OPERATING STATISTICS	2011	2010	2011	2010
Net revenue ($000)
Homecare	$188,782	$176,517	$718,658	$666,562
Inpatient	27,882	27,344	110,742	105,588
Continuous care	40,516	39,463	158,466	153,050
Total before Medicare cap allowance	$257,180	$243,324	$987,866	$925,200
Medicare cap allowance	(2,620)	(1,056)	(1,594)	610
Total	$254,560	$242,268	$986,272	$925,810
Net revenue as a percent of total
before Medicare cap allowance
Homecare	73.4%	72.6%	72.7%	72.0%
Inpatient	10.8	11.2	11.2	11.4
Continuous care	15.8	16.2	16.1	16.6
Total before Medicare cap allowance	100.0	100.0	100.0	100.0
Medicare cap allowance	(1.0)	(0.4)	(0.2)	0.1
Total	99.0%	99.6%	99.8%	100.1%
Average daily census (days)
Homecare	9,582	8,851	9,285	8,476
Nursing home	3,092	3,193	3,069	3,207
Routine homecare	12,674	12,044	12,354	11,683
Inpatient	443	436	449	434
Continuous care	607	600	603	596
Total	13,724	13,080	13,406	12,713

Total Admissions	15,191	14,776	60,162	58,526
Total Discharges	15,289	15,038	60,393	57,817
Average length of stay (days)	79.0	80.8	78.8	78.1
Median length of stay (days)	14.0	15.0	14.0	14.0
ADC by major diagnosis
Neurological	34.0%	33.9%	34.4%	33.6%
Cancer	17.8	18.3	17.7	18.4
Cardio	11.3	11.7	11.5	11.9
Respiratory	6.4	6.6	6.7	6.6
Other	30.5	29.5	29.7	29.5
Total	100.0%	100.0%	100.0%	100.0%
Admissions by major diagnosis
Neurological	19.4%	19.5%	19.4%	18.8%
Cancer	34.4	34.4	33.5	34.5
Cardio	10.8	11.0	10.8	11.3
Respiratory	7.6	7.4	8.3	8.0
Other	27.8	27.7	28.0	27.4
Total	100.0%	100.0%	100.0%	100.0%
Direct patient care margins
Routine homecare	53.2%	54.0%	52.3%	52.4%
Inpatient	13.1	14.4	12.9	13.6
Continuous care	19.9	22.6	20.3	21.4
Homecare margin drivers (dollars per patient day)
Labor costs	$52.92	$51.97	$53.63	$52.57
Drug costs	8.31	7.89	8.19	7.81
Home medical equipment	6.78	6.55	6.69	7.12
Medical supplies	2.79	2.67	2.80	2.56
Inpatient margin drivers (dollars per patient day)
Labor costs	$320.43	$305.19	$312.78	$299.54
Continuous care margin drivers (dollars per patient day)
Labor costs	$559.11	$533.32	$552.38	$531.69
Bad debt expense as a percent of revenues	0.6%	0.7%	0.7%	0.9%
Accounts receivable --
Days of revenue outstanding- excluding unapplied Medicare payments	36.7	38.2	N.A.	N.A.
Days of revenue outstanding- including unapplied Medicare payments	22.3	36.5	N.A.	N.A.

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