Form 10-K, Exhibit 13
period 2012-12-31
CHEMED CORP
filed 2013-02-27
CIK 19584

EXHIBIT 13

Financial Review

Contents

Report of Independent Registered Public Accounting Firm	43
Consolidated Statement of Income	44
Consolidated Balance Sheet	45
Consolidated Statement of Cash Flows	46
Consolidated Statement of Changes in Stockholders’ Equity	47
Notes to Consolidated Financial Statements	48
Unaudited Summary of Quarterly Results	73
Selected Financial Data	75
Unaudited Consolidating Statements of Income	76
Management’s Discussion and Analysis of Financial Conditions and Results of Operations	79

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

The Company’s management, including the President and Chief Executive Officer, Executive Vice President and Chief Financial Officer and Vice President and Controller, has conducted an evaluation of the effectiveness of its internal control over financial reporting as of December 31, 2012, based on the framework established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on this evaluation, management concluded that internal control over financial reporting was effective as of December 31, 2012, based on criteria in Internal Control—Integrated Framework issued by COSO.

PricewaterhouseCoopers LLP, our independent registered public accounting firm, has audited the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012, as stated in their report which appears on page 43.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Chemed Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of Chemed Corporation and its subsidiaries at December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.  Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control over Financial Reporting.  Our responsibility is to express opinions on these financial statements and on the Company's internal control over financial reporting based on our integrated audits.  We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.  Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

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

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Cincinnati, OH
February 27, 2013

CONSOLIDATED STATEMENT OF INCOME

Chemed Corporation and Subsidiary Companies
(in thousands, except per share data)
For the Years Ended December 31,	2012	2011	2010

Service revenues and sales	$1,430,043	$1,355,970	$1,280,545
Cost of services provided and goods sold (excluding depreciation)	1,033,321	970,484	906,016
Selling, general and administrative expenses	208,656	202,260	201,964
Depreciation	26,009	25,247	24,386
Amortization	4,512	4,252	4,657
Other operating expenses (Note 21)	1,126	-	-
Total costs and expenses	1,273,624	1,202,243	1,137,023
Income from operations	156,419	153,727	143,522
Interest expense	(14,723)	(13,888)	(11,959)
Other income--net (Note 10)	4,123	717	2,268
Income before income taxes	145,819	140,556	133,831
Income taxes (Note 11)	(56,515)	(54,577)	(52,000)
Net Income	$89,304	$85,979	$81,831

Earnings Per Share (Note 15)
Net Income	$4.72	$4.19	$3.62
Average number of shares outstanding	18,924	20,523	22,587
Diluted Earnings Per Share (Note 15)
Net Income	$4.62	$4.10	$3.55
Average number of shares outstanding	19,339	20,945	23,031

The Notes to Consolidated Financial Statements are integral parts of this statement.

CONSOLIDATED BALANCE SHEET

Chemed Corporation and Subsidiary Companies
(in thousands, except shares and per share data)
December 31,	2012	2011
Assets
Current assets
Cash and cash equivalents (Note 9)	$69,531	$38,081
Accounts receivable less allowances of $10,892 (2011 - $11,524)	93,333	77,924
Inventories	7,058	8,668
Current deferred income taxes (Note 11)	13,659	12,540
Prepaid income taxes	2,643	2,131
Prepaid expenses	11,447	11,409
Total current assets	197,671	150,753
Investments of deferred compensation plans held in trust (Notes 14 and 16)	36,089	31,629
Properties and equipment, at cost, less accumulated depreciation (Note 12)	91,934	82,951
Identifiable intangible assets less accumulated amortization of $30,414 (2011 - $28,904) (Note 6)	57,177	58,262
Goodwill	465,832	460,633
Other assets	10,923	11,677
Total Assets	$859,626	$795,905

Liabilities
Current liabilities
Accounts payable	$48,472	$48,225
Income taxes (Note 11)	4,938	90
Accrued insurance	40,654	37,147
Accrued compensation	45,457	41,087
Other current liabilities	17,301	18,851
Total current liabilities	156,822	145,400
Deferred income taxes (Note 11)	27,662	29,463
Long-term debt (Note 3)	174,890	166,784
Deferred compensation liabilities (Note 14)	35,599	30,693
Other liabilities	11,362	9,881
Total Liabilities	406,335	382,221
Commitments and contingencies (Notes 13 and 18)
Stockholders' Equity
Capital stock - authorized 80,000,000 shares $1 par; issued 31,589,366 shares
(2011 - 30,936,925 shares)	31,589	30,937
Paid-in capital	437,364	398,094
Retained earnings	623,035	546,757
Treasury stock - 13,057,270 shares (2011 - 11,880,051 shares), at cost	(640,732)	(564,091)
Deferred compensation payable in Company stock (Note 14)	2,035	1,987
Total Stockholders' Equity	453,291	413,684
Total Liabilities and Stockholders' Equity	$859,626	$795,905

The Notes to Consolidated Financial Statements are integral parts of this statement.

CONSOLIDATED STATEMENT OF CASH FLOWS

Chemed Corporation and Subsidiary Companies
(in thousands)
For the Years Ended December 31,	2012	2011	2010
Cash Flows from Operating Activities
Net income	$89,304	$85,979	$81,831
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	30,521	29,499	29,043
Provision for uncollectible accounts receivable	9,111	8,563	9,078
Stock option expense	8,130	8,376	7,762
Amortization of discount on covertible notes	8,106	7,576	7,081
Provision for deferred income taxes (Note 11)	(3,151)	7,242	(2,409)
Noncash portion of long-term incentive compensation	360	2,595	4,161
Amortization of debt issuance costs	1,265	1,137	654
Changes in operating assets and liabilities, excluding amounts acquired in business combinations:
Decrease/(increase) in accounts receivable	(24,421)	26,896	(68,656)
Decrease/(increase) in inventories	1,610	(940)	(151)
Decrease/(increase) in prepaid expenses	(38)	(1,124)	332
Increase/(decrease) in accounts payable and other current liabilities	4,954	(1,397)	13,810
Increase in income taxes	6,020	2,708	4,825
Increase in other assets	(5,203)	(4,009)	(4,398)
Increase in other liabilities	8,329	4,548	5,999
Excess tax benefit on share-based compensation	(3,435)	(3,854)	(3,357)
Other sources	306	548	407
Net cash provided by operating activities	131,768	174,343	86,012
Cash Flows from Investing Activities
Capital expenditures	(35,252)	(29,592)	(25,639)
Business combinations, net of cash acquired (Note 7)	(5,900)	(3,664)	(9,469)
Other uses	468	(858)	(592)
Net cash used by investing activities	(40,684)	(34,114)	(35,700)
Cash Flows from Financing Activities
Purchases of treasury stock (Note 20)	(64,722)	(147,886)	(109,330)
Dividends paid	(13,026)	(12,538)	(11,881)
Proceeds from exercise of stock options (Note 4)	12,310	8,036	5,327
Excess tax benefit on share-based compensation	3,435	3,854	3,357
Debt issuance costs	-	(2,657)	-
Increase/(decrease) in cash overdraft payable	1,924	(826)	(581)
Other sources/(uses)	445	(48)	297
Net cash used by financing activities	(59,634)	(152,065)	(112,811)
Increase/(decrease) in cash and cash equivalents	31,450	(11,836)	(62,499)
Cash and cash equivalents at beginning of year	38,081	49,917	112,416
Cash and cash equivalents at end of year	$69,531	$38,081	$49,917

The Notes to Consolidated Financial Statements are integral parts of this statement.

CONSOLIDATED STATEMENT OF CHANGES
IN STOCKHOLDERS' EQUITY
Chemed Corporation and Subsidiary Companies
(in thousands, except per share data)					Deferred
					Compensation
				Treasury	Payable in
	Capital	Paid-in	Retained	Stock-	Company
	Stock	Capital	Earnings	at Cost	Stock	Total
Balance at December 31, 2009	$29,891	$335,890	$403,366	$(293,941)	$1,956	$477,162
Net income	-	-	81,831	-	-	81,831
Dividends paid ($.52 per share)	-	-	(11,881)	-	-	(11,881)
Stock awards and exercise of stock options (Note 4)	491	28,541	-	(10,615)	-	18,417
Purchases of treasury stock (Note 20)	-	-	-	(104,139)	-	(104,139)
Other	-	576	-	80	3	659
Balance at December 31, 2010	30,382	365,007	473,316	(408,615)	1,959	462,049
Net income	-	-	85,979	-	-	85,979
Dividends paid ($.60 per share)	-	-	(12,538)	-	-	(12,538)
Stock awards and exercise of stock options (Note 4)	555	33,218	-	(11,576)	-	22,197
Purchases of treasury stock (Note 20)	-	-	-	(143,970)	-	(143,970)
Other	-	(131)	-	70	28	(33)
Balance at December 31, 2011	30,937	398,094	546,757	(564,091)	1,987	413,684
Net income	-	-	89,304	-	-	89,304
Dividends paid ($.68 per share)	-	-	(13,026)	-	-	(13,026)
Stock awards and exercise of stock options (Note 4)	652	38,893	-	(16,085)	-	23,460
Purchases of treasury stock (Note 20)	-	-	-	(60,624)	-	(60,624)
Other	-	377	-	68	48	493
Balance at December 31, 2012	$31,589	$437,364	$623,035	$(640,732)	$2,035	$453,291

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

As of December 31, 2012, VITAS has approximately $457,000 in unbilled revenue included in accounts receivable (December 31, 2011 - $720,000).  The unbilled revenue at VITAS relates to hospice programs currently undergoing various patient file reviews.  Surveyors working on behalf of the U.S. Federal government review certain patient files for compliance with Medicare regulations.  During the time the patient file is under review, we are unable to bill for care provided to those patients.  We make appropriate provisions to reduce our accounts receivable balance for any governmental or other payer reviews resulting in denials of patient service revenue.  We believe our hospice programs comply with all payer requirements at the time of billing.  However, we cannot predict whether future billing reviews or similar audits by payers will result in material denials or reductions in revenue.

CONCENTRATION OF RISK
As of December 31, 2012 and 2011, approximately 53% and 51%, respectively, of VITAS’ total accounts receivable balance were due from Medicare and 36% and 34%, respectively, of VITAS’ total accounts receivable balance were due from various state Medicaid programs.  Combined accounts receivable from Medicare and Medicaid represent 80% of the net accounts receivable in the accompanying consolidated balance sheet as of December 31, 2012.

As further described in Note 19, we have agreements with one vendor to provide specified pharmacy services for VITAS and its hospice patients.  In 2012 and 2011, respectively, purchases made from this vendor represent over 90% of all pharmacy services used by VITAS.

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

The weighted average lives of our property and equipment at December 31, 2012, were:

Buildings and building improvements	9.4	yrs.
Transportation equipment	14.1
Machinery and equipment	5.5
Computer software	4.1
Furniture and fixtures	4.7

GOODWILL AND INTANGIBLE ASSETS
Identifiable, definite-lived intangible assets arise from purchase business combinations and are amortized using either an accelerated method or the straight-line method over the estimated useful lives of the assets.  The selection of an amortization method is based on which method best reflects the economic pattern of usage of the asset.  The weighted average lives of our identifiable, definite-lived intangible assets at December 31, 2012, were:

Covenants not to compete	6.4	yrs.
Reaquired franchise rights	6.6
Referral networks	10.0
Customer lists	13.3

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

In July 2012, the FASB issued Accounting Standards Update (“ASU”) No. 2012-02 – Intangibles Goodwill and Other which provides additional guidance related to the impairment testing of indefinite-lived intangible assets.  ASU No. 2012–02 allows an entity to first assess qualitative factors to determine whether it is necessary to perform further impairment testing.  The revised guidance is effective for fiscal years beginning after September 15, 2012 but early adoption is permitted.  Our impairment testing date is October 1 of each year and we adopted the new guidelines in the third quarter of 2012.

We completed our qualitative analysis for impairment of goodwill and our indefinite-lived intangible assets as of October 1, 2012.  Based on our assessment, we do not believe that it is more likely than not that our reporting units or indefinite-lived assets fair values are less than their carrying values.

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

OTHER ASSETS
Debt issuance costs are included in other assets.  Issuance costs related to revolving credit agreements are amortized using the straight line method, over the life of the agreement.  All other issuance costs are amortized using the effective interest method over the life of the debt.

REVENUE RECOGNITION
Both the VITAS segment and Roto-Rooter segment recognize service revenues and sales when the earnings process has been completed.  Generally, this occurs when services are provided or products are delivered.  Sales of Roto-Rooter products, including drain cleaning machines and drain cleaning solution, comprise less than 3% of our total service revenues and sales for each of the three years in the period ended December 31, 2012.

CHARITY CARE
VITAS provides charity care, in certain circumstances, to patients without charge when management of the hospice program determines that the patient does not have the financial wherewithal to make payment.  There is no revenue or associated accounts receivable in the accompanying consolidated financial statements related to charity care.

The cost of providing charity care during the years ended December 31, 2012, 2011 and 2010, was $8.4 million, $7.3 million and $7.2 million, respectively.  The cost of charity care is calculated by taking the ratio of charity care days to total days of care and multiplying by total cost of care.

SALES TAX
The Roto-Rooter segment collects sales tax from customers when required by state and federal laws.  We record the amount of sales tax collected net in the accompanying consolidated statement of income.

GUARANTEES
In the normal course of business, Roto-Rooter enters into various guarantees and indemnifications in our relationships with customers and others.  These arrangements include guarantees of services for periods ranging from one day to one year and product satisfaction guarantees.  Prior to 2012, our technicians were financially responsible for servicing guarantees and warranty claims.  During 2012, Roto-Rooter modified its technician compensation program and the Company began assuming financial responsibility for service guarantees and warranty claims.  At December 31, 2012 our accrual for such claims was $361,000.

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

ADVERTISING
We expense the production costs of advertising the first time the advertising takes place.  The costs of telephone directory listings are expensed when the directories are placed in circulation.  These directories are generally in circulation for approximately one year, at which point they are typically replaced by the publisher with a new directory.  We generally pay for directory placement assuming it is in circulation for one year.  If the directory is in circulation for less than or greater than one year, we receive a credit or additional billing, as necessary.  We do not control the timing of when a new directory is placed in circulation.  Advertising expense for the year ended December 31, 2012, was $29.2 million (2011 – $27.2 million; 2010 - $27.7 million).

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

INSURANCE ACCRUALS
For our Roto-Rooter segment and Corporate Office, we self-insure for all casualty insurance claims (workers’ compensation, auto liability and general liability).  As a result, we closely monitor and frequently evaluate our historical claims experience to estimate the appropriate level of accrual for self-insured claims.  Our third-party administrator (“TPA”) processes and reviews claims on a monthly basis.  Currently, our exposure on any single claim is capped at $750,000.  In developing our estimates, we accumulate historical claims data for the previous 10 years to calculate loss development factors (“LDF”) by insurance coverage type.  LDFs are applied to known claims to estimate the ultimate potential liability for known and unknown claims for each open policy year.  LDFs are updated annually.  Because this methodology relies heavily on historical claims data, the key risk is whether the historical claims are an accurate predictor of future claims exposure.  The risk also exists that certain claims have been incurred and not reported on a timely basis.  To mitigate these risks, in conjunction with our TPA, we closely monitor claims to ensure timely accumulation of data and compare claims trends with the industry experience of our TPA.

For the VITAS segment, we self-insure for workers’ compensation claims.  Currently, VITAS’ exposure on any single claim is capped at $1,000,000. For VITAS’ self-insurance accruals for workers’ compensation, the valuation methods used are similar to those used internally for our other business units.

Our casualty insurance liabilities are recorded gross before any estimated recovery for amounts exceeding our stop loss limits.  Estimated recoveries from insurance carriers are recorded as accounts receivable.

TAXES ON INCOME
Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carry-forwards and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amount of assets and liabilities and their tax basis.  Deferred tax assets are reduced by a valuation allowance when, in our opinion, it is more likely than not that some portion or all of the deferred tax assets will not be realized due to insufficient taxable income within the carryback or carryforward period available under the tax laws. Deferred tax assets and liabilities are adjusted for the effects of changes in laws and rates on the date of enactment.

We are subject to income taxes in Canada, U.S. federal and most state jurisdictions.  Significant judgment is required to determine our provision for income taxes.  Our financial statements reflect expected future tax consequences of such uncertain positions assuming the taxing authorities’ full knowledge of the position and all relevant facts.

CONTINGENCIES
As discussed in Note 18, we are subject to various lawsuits and claims in the normal course of our business.  In addition, we periodically receive communications from governmental and regulatory agencies concerning compliance with Medicare and Medicaid billing requirements at our VITAS subsidiary.  We establish reserves for specific, uninsured liabilities in connection with regulatory and legal action that we deem to be probable and estimable.  We record legal fees associated with legal and regulatory actions as the costs are incurred.  We disclose material loss contingencies that are probable but not reasonably estimable and those that are at least reasonably possible.

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

The allowance for doubtful accounts for VITAS comprises the following (in thousands):

	Medicare	Medicaid	Commercial	Other	Total
Beginning Balance January 1, 2010	$6,968	$2,804	$1,223	$806	$11,801
Bad debt provision	315	4,323	2,245	172	7,055
Write-offs	(2,368)	(4,030)	(1,915)	(1,282)	(9,595)
Other/Contractual adjustments	2	-	16	724	742
Ending Balance December 31, 2011	4,917	3,097	1,569	420	10,003
Bad debt provision	1,393	4,794	2,034	(12)	8,209
Write-offs	(2,496)	(3,787)	(2,956)	(760)	(9,999)
Other/Contractual adjustments	397	130	542	205	1,274
Ending Balance December 31, 2012	$4,211	$4,234	$1,189	$(147)	$9,487

VITAS is subject to certain limitations on Medicare payments for services.  Specifically, if the number of inpatient care days any hospice program provides to Medicare beneficiaries exceeds 20% of the total days of hospice care such program provided to all Medicare patients for an annual period beginning September 28, the days in excess of the 20% figure may be reimbursed only at the routine homecare rate.  None of VITAS’ hospice programs exceeded the payment limits on inpatient services in 2012, 2011 or 2010.

VITAS is also subject to a Medicare annual per-beneficiary cap (“Medicare cap”).  Compliance with the Medicare cap is measured in one of two ways based on a provider election.  The “streamlined” method compares total Medicare payments received under a Medicare provider number with respect to services provided to all Medicare hospice care beneficiaries in the program or programs covered by that Medicare provider number between November 1 of each year and October 31 of the following year with the product of the per-beneficiary cap amount and the number of Medicare beneficiaries electing hospice care for the first time from that hospice program or programs from September 28 through September 27 of the following year.

The “proportional” method compares the total Medicare payments received under a Medicare provider number with respect to services provided to all Medicare hospice care beneficiaries in the program or programs covered by the Medicare provider number between September 28 and September 27 of the following year with the product of the per beneficiary cap amount and a pro-rated number of Medicare beneficiaries receiving hospice services from that program during the same period.  The pro-rated number of Medicare beneficiaries is calculated based on the ratio of days the beneficiary received hospice services during the measurement period to the the total number of days the beneficiary received hospice services.

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

During the year ended December 31, 2012, we reversed Medicare cap liability for amounts recorded in the fourth quarter of 2011 for three programs’ projected 2012 measurement period liability. This reversal was partially offset by the Medicare cap liability for three programs’ projected 2013 measurement period liability.   For the year ended December 31, 2011, we recorded pretax charges in continuing operations for the estimated Medicare cap liability for two programs’ projected liability through year end for the 2012 measurement period.  The majority of the liability relates to one program which is VITAS’ largest hospice.  This amount was subsequently reversed during the 2012 fiscal year due to increased admission.  Shown below is the Medicare cap liability activity for the years ended December 31, 2012 and 2011 (in thousands):

	2012	2011
Beginning Balance January 1,	$2,965	$1,371
2013 measurement period	874	-
2012 measurement period	(2,578)	2,578
2011 measurement period	-	(786)
Other	-	(198)
Ending Balance December 31,	$1,261	$2,965

3.     Long-Term Debt and Lines of Credit
As of December 31, 2012, we have long-term debt of $174.9 million (December 31, 2011 - $166.8 million).  This long-term debt is related in its entirety to our Convertible Notes that are due in full in May 2014.

2013 REFINANCING
On January 18, 2013, we replaced our existing credit agreement with a new Revolving Credit Facility (“2013 Credit Agreement”).  Terms of the 2013 Credit Agreement consist of a five-year, $350 million revolving credit facility.  This 2013 Credit Agreement also included a $150 million expansion feature.  The interest rate on the 2013 Credit Agreement is currently LIBOR plus 125 basis points. Debt issuance costs associated with the existing credit agreement were not material.  With respect to the 2013 Credit Agreement, deferred financing costs are immaterial.  The 2013 Credit Agreement’s quarterly financial covenants did not materially change from those  in the 2011 Credit Agreement.

2011 REFINANCING
On March 1, 2011, we replaced our existing credit agreement with our Revolving Credit Facility (“2011 Credit Agreement”).  Terms of the 2011 Credit Agreement consist of a five-year, $350 million revolving credit facility.  This 2011 Credit Agreement has a floating interest rate that is currently LIBOR plus 175 basis points (2.02% at December 31, 2012).  The 2011 Credit Agreement also includes a $150 million expansion feature.  Debt issuance costs written-off related to the previous existing credit agreement are not material.

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

The conversion rate on the Notes is adjusted upon certain corporate events including a quarterly dividend payment in excess of $0.06 per share.  We have increased the dividend per share periodically since issuing the Notes.  This has the effect of changing the conversion rate to 12.6498 ($79.05 per share) at December 31, 2012.

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

The following amounts are included in our consolidated balance sheet related to the Notes (in thousands):

	December 31,
	2012	2011
Principal amount of convertible debentures	$186,956	$186,956
Unamortized debt discount	(12,066)	(20,172)
Carrying amount of convertible debentures	$174,890	$166,784
Additional paid in capital (net of tax)	$31,310	$31,310

In conjunction with the Notes, we entered into a purchased call transaction (written call) and a sold warrant transaction (sold warrant) with JPMorgan Chase, National Association and Citibank, N.A. (the "Counterparties").  The purchased call options cover approximately 2,477,000 shares of our Capital Stock, which under most circumstances represents the maximum number of shares of Capital Stock that underlie the Notes.  Concurrently with entering into the purchased call options, we entered into warrant transactions with each of the Counterparties. Pursuant to the warrant transactions, we sold to the Counterparties warrants to purchase in the aggregate approximately 2,477,000 shares of our Capital Stock. In most cases, the sold warrants may not be exercised prior to the maturity of the Notes.

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

The following amounts comprise interest expense included in our consolidated income statement (in thousands):

	December 31,
	2012	2011	2010
Cash interest expense	$5,352	$5,175	$4,224
Non-cash amortization of debt discount	8,106	7,576	7,081
Amortization of debt costs	1,265	1,137	654
Total interest expense	$14,723	$13,888	$11,959

The unamortized debt discount is amortized using the effective interest method over the remaining life of the Notes.  The effective rate on the Notes after adoption of the standard is 6.875%. The average interest rate for our long-term debt was 1.9% for the years ended December 31, 2012 and 2011.

Capitalized interest was not material for any of the periods shown.  Summarized below are the total amounts of interest paid during the years ended December 31 (in thousands):

2012	$5,547
2011	4,754
2010	4,113

DEBT COVENANTS
Collectively, the 2011 Credit Agreement and the Notes require us to meet certain restrictive non-financial and financial covenants. We are in compliance with all non-financial debt covenants as of December 31, 2012.  The restrictive financial covenants are defined in the 2011 Credit Agreement and include maximum leverage ratios, minimum fixed charge coverage and consolidated net worth ratios, limits on operating leases and minimum asset value limits.  We are in compliance with the financial debt covenants as of December 31, 2012, as follows:

Description	Requirement	Chemed

Leverage Ratio (Consolidated Indebtedness/Consolidated Adj.
EBITDA)	< 3.50 to 1.00	1.07 to 1.00

Fixed Charge Coverage Ratio (Consolidated Free Cash
Flow/Consolidated Fixed Charges	> 1.50 to 1.00	2.20 to 1.00

Annual Operating Lease Commitment	< $30.0 million	$20.2 million

We have issued $29.2 million in standby letters of credit as of December 31, 2012, mainly for insurance purposes.  Issued letters of credit reduce our available credit under the revolving credit agreement.  As of December 31, 2012, we have approximately $320.8 million of unused lines of credit available and eligible to be drawn down under our revolving credit facility, excluding the expansion feature.

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

     We grant stock options and restricted stock awards to our officers, other key employees and directors to better align their long-term interests with those of our shareholders.  We grant stock options at an exercise price equal to the market price of our stock on the date of grant.  Options generally vest evenly annually over a three-year period, have a contractual life of 10 years and are recognized as compensation expense within the selling, general and administrative expense line-item.  Restricted stock awards generally cliff vest over a three-or four year period and are recognized as compensation expense within the amortization expense line item.  Immediately vesting stock awards are generally granted to our non-employee directors annually at the time of our Annual Meeting.

In February 2012, the CIC granted 35,969 restricted stock awards to certain key employees.  These shares cliff vest in February 2016.  In May 2012, the CIC granted 8,688 unrestricted shares to stock to the Company’s outside directors.

The following table summarizes total stock option and stock award activity during 2012:

	Stock Options				Stock Awards
		Weighted Average		Aggregate		Weighted
			Remaining	Intrinsic		Average
	Number of	Exercise	Contractual	Value	Number of	Grant-Date
	Options	Price	Life (Years)	(thousands)	Shares	Price
Outstanding at January 1, 2012	2,638,523	$52.44			215,123	$55.25
Granted	442,350	63.36			103,172	41.49
Exercised/Vested	(607,784)	39.98			(49,003)	53.25
Canceled/ Forfeited	(11,634)	66.27			-	-
Outstanding at December 31, 2012	2,461,455	57.41	6.5	$25,777	269,292	50.34

Vested and expected to vest at December 31, 2012	2,459,031	57.42	6.5	25,741	n.a.	n.a.
Exercisable at December 31, 2012	1,514,211	54.45	5.2	20,366	n.a.	n.a.

We estimate the fair value of stock options using the Black-Scholes valuation model.  We determine expected term, volatility, dividend yield and forfeiture rate based on our historical experience.  We believe that historical experience is the best indicator of these factors.

The assumptions we used to value the 2012, 2011 and 2010 grants are as follows:

	2012	2011	2010

Stock price on date of issuance	$63.36	$65.17	$52.76
Grant date fair value per share	$15.98	$19.08	$15.21
Number of options granted	442,350	513,100	515,100
Expected term (years)	4.9	4.9	5.1
Risk free rate of return	0.89%	2.35%	2.43%
Volatility	30.80%	32.80%	33.50%
Dividend yield	1.0%	1.0%	1.5%
Forfeiture rate	-	-	1.6%

Comparative data for stock option and stock award activity include (in thousands, except per-share amounts):

	Years Ended December 31,
	2012	2011	2010

Total compensation cost of stock-based compensation
plans charged against income	$11,975	$14,237	$14,961
Total income tax benefit recognized in income for stock
based compensation plans	4,401	5,232	5,499
Total intrinsic value of stock options exercised	15,671	12,925	10,096
Total intrinsic value of stock awards vested during the period	2,786	3,757	8,437
Per-share weighted averaged grant-date fair value of
stock awards granted	41.49	64.74	57.13

Other data for stock options and stock awards for 2012 include (dollar amounts in thousands):

	Stock	Stock
	Options	Awards
Total unrecognized compensation related to nonvested options and awards at end of year	$9,059	$6,431
Weighted average period over which unrecognized compensation cost of nonvested options
and awards to be recognized (years)	1.6	1.9
Actual income tax benefit realized from options exercised during the year	$5,770	n.a.

EXECUTIVE LONG-TERM INCENTIVE PLAN (“LTIP”)
Our shareholders approved in May 2002 the adoption of the LTIP covering our officers and certain key employees.  The CIC periodically approves a pool of shares to be awarded based on stock price targets, EBITDA targets, and time-based vesting.

For those awards based on stock price targets, the Company recognizes compensation cost on a straight-line basis over the derived service period unless the market condition is satisfied prior to the end of the derived service period.  For those awards based on EBITDA targets, the Company recognizes compensation cost on a straight-line basis over the implicit service period which represents the Company’s best estimate for when the EBITDA target will be achieved.  For awards that vest based on the passage of time, the Company recognizes compensation cost ratably over the explicit vesting period.  Compensation cost for awards granted under the LTIP is included in the selling, general and administrative line of the consolidated income statement.  Awards that are based on stock price and EBITDA targets are excluded from the Company’s diluted earnings per share computation until the end of the reporting period that the contingency is achieved.

In November 2012, the CIC granted 58,515 shares to be issued based on the achievement of various stock price targets.  If the stock price targets are not achieved by February 18, 2014, the associated shares will be forfeited.  The Company utilized a Monte Carlo simulation approach in a risk-neutral framework with inputs including historical volatility of 32.4% and the risk free interest rate of 0.18%.  The cumulative compensation expense related to the stock price target award is $1.5 million and will be recognized over the derived service periods ranging from 0.54 to 0.73 years.

In November 2012, the CIC allocated to participants 62,475 shares to be issued based on the achievement of a cumulative EBITDA target by December 31, 2013.  No compensation cost is recognized for these shares as we do not believe achievement of this target is probable as of December 31, 2012.  These shares were also excluded from the stock option and award activity table above.

In February 2011, the CIC approved a time-based LTIP award of 42,000 shares of restricted stock to certain key employees.  The restricted shares cliff vest four years from the date of issuance.  The cumulative compensation expense related to the restricted award is $2.7 million.  We assumed no forfeitures in determining the cumulative compensation expense of the grant.

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

5.      Segments and Nature of the Business
Our segments include the VITAS segment and the Roto-Rooter segment.  Relative contributions of each segment to service revenues and sales were 75% and 25%, respectively, in 2012 and 73% and 27%, respectively, in 2011.  The vast majority of our service revenues and sales from continuing operations are generated from business within the United States.

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

Segment data for our continuing operations are set forth below (in thousands):

	For the Years Ended December 31,
	2012	2011	2010
Revenues by Type of Service
VITAS
Routine homecare	$778,776	$718,658	$666,562
Continuous care	172,063	158,466	153,050
General inpatient	114,494	110,742	105,588
Medicare cap	1,704	(1,594)	610
Total segment	1,067,037	986,272	925,810
Roto-Rooter
Sewer and drain cleaning	138,500	138,932	135,704
Plumbing repair and maintenance	172,310	177,363	168,625
Independent contractors	28,522	26,711	22,943
HVAC repair and maintenance	1,109	3,410	4,183
Other products and services	22,565	23,282	23,280
Total segment	363,006	369,698	354,735
Total service revenues and sales	$1,430,043	$1,355,970	$1,280,545
Aftertax Segment Earnings/(Loss)
VITAS	$86,577	$80,358	$79,796
Roto-Rooter	30,905	34,879	31,678
Total	117,482	115,237	111,474
Corporate	(28,178)	(29,258)	(29,643)
Net income	$89,304	$85,979	$81,831
Interest Income
VITAS	$3,883	$4,293	$4,852
Roto-Rooter	1,647	2,176	2,661
Total	5,530	6,469	7,513
Corporate	76	91	175
Intercompany eliminations	(4,797)	(6,134)	(7,244)
Total interest income	$809	$426	$444
Interest Expense
VITAS	$233	$229	$131
Roto-Rooter	433	358	233
Total	666	587	364
Corporate	14,057	13,301	11,595
Total interest expense	$14,723	$13,888	$11,959
Income Tax Provision
VITAS	$53,092	$48,835	$48,601
Roto-Rooter	18,770	21,353	19,547
Total	71,862	70,188	68,148
Corporate	(15,347)	(15,611)	(16,148)
Total income tax provision	$56,515	$54,577	$52,000
Identifiable Assets
VITAS	$519,555	$504,677	$531,247
Roto-Rooter	224,735	212,234	205,601
Total	744,290	716,911	736,848
Corporate	115,336	78,994	93,313
Total identifiable assets	$859,626	$795,905	$830,161
Additions to Long-Lived Assets
VITAS	$24,735	$24,298	$17,492
Roto-Rooter	16,132	9,426	18,035
Total	40,867	33,724	35,527
Corporate	285	72	18
Total additions to long-lived assets	$41,152	$33,796	$35,545

	For the Years Ended December 31,
	2012	2011	2010
Depreciation and Amortization
VITAS	$19,043	$18,480	$18,900
Roto-Rooter	9,029	8,729	8,289
Total	28,072	27,209	27,189
Corporate	2,449	2,290	1,854
Total depreciation and amortization	$30,521	$29,499	$29,043

6.      Intangible Assets
Amortization of definite-lived intangible assets from continuing operations for the years ended December 31, 2012, 2011, 2010 was $1.5 million, $1.5 million and $2.1 million, respectively.  The following is a schedule by year of projected amortization expense for definite-lived intangible assets (in thousands):

2013	$1,516
2014	536
2015	306
2016	265
2017	123
Thereafter	276

The balance in identifiable intangible assets comprises the following (in thousands):

	Gross	Accumulated	Net Book
	Asset	Amortization	Value
December 31, 2012
Referral networks	$21,729	$(19,884)	$1,845
Covenants not to compete	9,446	(8,974)	472
Customer lists	1,224	(1,146)	78
Reaquired franchise rights	1,037	(410)	627
Subtotal - definite-lived intangibles	33,436	(30,414)	3,022
VITAS trade name	51,300	-	51,300
Rapid Rooter trade name	150	-	150
Operating licenses	2,705	-	2,705
Total	$87,591	$(30,414)	$57,177

December 31, 2011
Referral networks	$21,729	$(18,647)	$3,082
Covenants not to compete	9,286	(8,885)	401
Customer lists	1,222	(1,118)	104
Reaquired franchise rights	974	(254)	720
Subtotal - definite-lived intangibles	33,211	(28,904)	4,307
VITAS trade name	51,300	-	51,300
Operating licenses	2,655	-	2,655
Total	$87,166	$(28,904)	$58,262

7.      Business Combinations
During 2012, we completed four business combinations within the Roto-Rooter segment for $5.9 million in cash to increase our market penetration in Bend, Oregon, Boise, Idaho, Shreveport, Louisiana and Ft. Lauderdale, Florida.  We made no acquisitions with the VITAS segment during 2012.  The purchase price of these acquisitions was allocated as follows (in thousands):

Identifiable intangible assets	$373
Goodwill	5,094
Other assets and liabilities - net	433
$5,900

On April 29, 2011, our VITAS segment completed an acquisition of the operating assets of Family Comfort Hospice which is based in Alabama.  This acquisition adds three central Alabama locations serving ten counties to VITAS’ network of hospice programs.  We made no acquisitions within the Roto-Rooter segment during 2011.  The purchase price of this acquisition is allocated as follows (in thousands):

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
$9,469

The unaudited pro forma results of operations, assuming purchase business combinations completed in 2012 and 2011 were completed on January 1, 2011, do not materially impact the accompanying consolidated financial statements.  The results of operations of each of the above business combinations are included in our results of operations from the date of the respective acquisition.

8.      Discontinued Operations
At December 31, 2012 and 2011, the accrual for our estimated liability for potential environmental cleanup and related costs arising from the sale of DuBois amounted to $1.7 million.  Of the 2012 balance, $826,000 is included in other current liabilities and $901,000 is included in other liabilities (long-term).   The estimated timing of payments of these liabilities follows (in thousands):

2013	$826
2014	300
Thereafter	601
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

9.     Cash Overdrafts and Cash Equivalents
Included in accounts payable are cash overdrafts of $12.2 million and $10.3 million as of December 31, 2012 and 2011, respectively.

From time to time throughout the year, we invest excess cash in money market funds or repurchase agreements directly with major commercial banks. We do not physically hold the collateral for repurchase agreements, but the term is less than 10 days.  We closely monitor the creditworthiness of the institutions with which we invest our overnight funds and the quality of the collateral underlying those investments. We had $56.6 million in cash equivalents as of December 31, 2012.  There was $32.5 million in cash equivalents as of December 31, 2011.  The weighted average rate of return for our cash equivalents was 0.2% in 2012 and 0.1% in 2011.

10.      Other Income—Net
Other income—net from continuing operations comprises the following (in thousands):

	For the Years Ended December 31,
	2012	2011	2010
Market value gains related to deferred
compensation trusts	$3,499	$799	$2,210
Loss on disposal of property and equipment	(347)	(441)	(425)
Interest income	809	426	444
Other - net	162	(67)	39
Total other income	$4,123	$717	$2,268

The offset for market value gains or losses of the deferred compensation trust are recorded in selling, general and administrative expenses.

11.      Income Taxes
The provision for income taxes comprises the following (in thousands):

	For the Years Ended December 31,
	2012	2011	2010
Continuing Operations:
Current
U.S. federal	$51,467	$40,762	$46,789
U.S. state and local	7,813	5,961	6,981
Foreign	386	612	639
Deferred
U.S. federal, state and local	(3,271)	7,227	(2,418)
Foreign	120	15	9
Total	$56,515	$54,577	$52,000

A summary of the temporary differences that give rise to deferred tax assets/ (liabilities) follows (in thousands):

	December 31,
	2012	2011
Accrued liabilities	$32,772	$27,687
Stock compensation expense	12,713	12,200
Allowance for uncollectible accounts receivable	1,510	1,905
State net operating loss carryforwards	1,461	1,633
Other	3,155	2,845
Deferred income tax assets	51,611	46,270
Amortization of intangible assets	(44,201)	(42,192)
Accelerated tax depreciation	(16,536)	(16,322)
Revenue recognition	(812)	(1,684)
Currents assets	(1,600)	(1,315)
Other	(2,428)	(1,530)
Deferred income tax liabilities	(65,577)	(63,043)
Net deferred income tax liabilities	$(13,966)	$(16,773)

Included in other assets at December 31, 2012, are deferred income tax assets of $37,000 (2011 - $150,000).  At December 31, 2012 and 2011, state net operating loss carryforwards were $28.4 million and $31.0 million, respectively.  These net operating losses will expire, in varying amounts, between 2013 and 2032.  Based on our history of operating earnings, we have determined that our operating income will, more likely than not, be sufficient to ensure realization of our deferred income tax assets.

After FASB’s adoption of FASB’s guidance on accounting for uncertain income taxes in 2007, we had approximately $1.3 million in unrecognized tax benefits.  The majority of this amount would affect our effective tax rate, if recognized in a future period.  The years ended December 31, 2009 and forward remain open for review for federal income tax purposes.  The earliest open year relating to any of our material state jurisdictions is the fiscal year ended December 31, 2007. During the next twelve months, we do not anticipate a material net change in unrecognized tax benefits.

As permitted by this guidance, we classify interest related to our accrual for uncertain tax positions in separate interest accounts.  As of December 31, 2012 and 2011, we have approximately $306,000 and $252,000, respectively, accrued in interest payable related to uncertain tax positions.  These accruals are included in other current liabilities in the accompanying consolidated balance sheet.  Net interest expense related to uncertain tax positions included in interest expense in the accompanying consolidated statement of income is not material.

A roll forward of the significant changes to our unrecognized tax benefits is as follows (in thousands):

	2012	2011	2010
Balance at January 1,	$2,612	$704	$1,010
Unrecognized tax benefits due to positions taken in current year	219	2,038	119
Decrease due to expiration of statute of limitations	(185)	(130)	(425)
Balance at December 31,	$2,646	$2,612	$704

The difference between the actual income tax provision for continuing operations and the income tax provision calculated at the statutory U.S. federal tax rate is explained as follows (in thousands):

	For the Years Ended December 31,
	2012	2011	2010

Income tax provision calculated using the statutory rate of 35%	$51,037	$49,195	$46,841
State and local income taxes, less federal income tax effect	4,601	4,733	4,509
Nondeductible expenses	1,137	1,062	976
Other --net	(260)	(413)	(326)
Income tax provision	$56,515	$54,577	$52,000
Effective tax rate	38.8%	38.8%	38.9%

Summarized below are the total amounts of income taxes paid during the years ended December 31 (in thousands):

2012	$53,436
2011	44,343
2010	49,532

Provision has not been made for additional taxes on $35.1 million of undistributed earnings of our domestic subsidiaries.  Should we elect to sell our interest in all of these businesses rather than to effect a tax-free liquidation, additional taxes amounting to approximately $12.9 million would be incurred based on current income tax rates.

12.      Properties and Equipment
A summary of properties and equipment follows (in thousands):

	December 31,
	2012	2011
Land	$1,363	$1,360
Buildings	47,831	40,424
Transportation equipment	20,165	19,412
Machinery and equipment	69,299	62,467
Computer software	47,184	44,805
Furniture and fixtures	68,394	58,317
Projects under development	2,305	2,875
Total properties and equipment	256,541	229,660
Less accumulated depreciation	(164,607)	(146,709)
Net properties and equipment	$91,934	$82,951

The net book value of computer software at December 31, 2012 and 2011, was $14.1 million and $15.4 million, respectively.  Depreciation expense for computer software was $4.3 million, $5.6 million and $5.9 million for the years ended December 31, 2012, 2011 and 2010, respectively.

13.	Lease Arrangements
We have operating leases that cover our corporate office headquarters, various warehouse and office facilities, office equipment and transportation equipment. The remaining terms of these leases range from monthly to seven years, and in most cases we expect that these leases will be renewed or replaced by other leases in the normal course of business. We have no significant capital leases as of December 31, 2012 or 2011.

The following is a summary of future minimum rental payments and sublease rentals to be received under operating leases that have initial or remaining noncancelable terms in excess of one year at December 31, 2012 (in thousands):

2013	$21,089
2014	16,505
2015	13,518
2016	8,917
2017	3,007
Thereafter	1,290
Total minimum rental payments	$64,326

Total rental expense incurred under operating leases for continuing operations follows (in thousands):

	For the Years Ended December 31,
	2012	2011	2010
Total rental payments	$23,646	$22,199	$21,777
Less sublease rentals	(103)	(170)	(237)
Net rental expense	$23,543	$22,029	$21,540

14.	Retirement Plans
Retirement obligations under various plans cover substantially all full-time employees who meet age and/or service eligibility requirements. The major plans providing retirement benefits to our employees are defined contribution plans.  Expenses for our retirement and profit-sharing plans, excess benefit plans and other similar plans are as follows (in thousands):

For the Years Ended December 31,
2012	2011	2010

$11,376	$9,408	$11,444

These expenses include the impact of market gains and losses on assets held in deferred compensation plans.

We have excess benefit plans for key employees whose participation in the qualified plans is limited by U.S. Employee Retirement Income Security Act requirements. Benefits are determined based on theoretical participation in the qualified plans.  Benefits are only invested in mutual funds, and participants are not permitted to diversify accumulated benefits in shares of our stock. Trust assets invested in shares of our stock are included in treasury stock, and the corresponding liability is included in a separate component of stockholders’ equity. At December 31, 2012, these trusts held 96,148 shares or $2.1 million of our stock (2011 – 97,428 shares or $2.0 million).

15.	Earnings Per Share
The computation of earnings per share follows (in thousands, except per share data):

For the Years Ended December 31,		Net Income	Shares	Earnings per Share
2012
	Earnings	$89,304	18,924	$4.72
	Dilutive stock options	-	316
	Nonvested stock awards	-	99
	Diluted earnings	$89,304	19,339	$4.62

2011
	Earnings	$85,979	20,523	$4.19
	Dilutive stock options	-	335
	Nonvested stock awards	-	87
	Diluted earnings	$85,979	20,945	$4.10

2010
	Earnings	$81,831	22,587	$3.62
	Dilutive stock options	-	348
	Nonvested stock awards	-	96
	Diluted earnings	$81,831	23,031	$3.55

During 2012, 1.4 million stock options were excluded from the computation of diluted earnings per share as their exercise prices were greater than the average market price during most of the year.  During 2011, 1.3 million stock options were also excluded.  During 2010, 970,900 stock options were also excluded.

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

The following table provides examples of how changes in our stock price impact the number of shares that would be included in our diluted earnings per share calculation at December 31, 2012.  It also shows the impact on the number of shares issuable upon conversion of the Notes and settlement of the purchased call options and sold warrants:

Share Price	Shares Underlying 1.875% Convertible Notes	Warrant Shares	Total Treasury Method Incremental Shares (a)	Shares Due to the Company under Notes Hedges	Incremental Shares Issued by the Company upon Conversion (b)
$80.73	49,146	-	49,146	(52,575)	(3,429)
$90.73	304,389	-	304,389	(325,626)	(21,237)
$100.73	508,953	-	508,953	(544,463)	(35,510)
$110.73	676,569	120,866	797,435	(723,773)	73,662
$120.73	816,418	320,411	1,136,829	(873,379)	263,450
$130.73	934,871	489,428	1,424,299	(1,000,098)	424,201

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

The following shows the carrying value, fair value and the hierarchy for our financial instruments as of December 31, 2012 (in thousands):

		Fair Value Measure

	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Investments of deferred compensation plans held in trust	$36,089	$36,089	$-	$-
Long-term debt	174,890	197,874	-	-

The following shows the carrying value, fair value and the hierarchy for our financial instruments as of December 31, 2011 (in thousands):

		Fair Value Measure

	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Investments of deferred compensation plans held in trust	$31,629	$31,629	$-	$-
Long-term debt	166,784	175,755	-	-

For cash and cash equivalents, accounts receivable and accounts payable, the carrying amount is a reasonable estimate of fair value because of the liquidity and short-term nature of these instruments.

17.      Loans Receivable from Independent Contractors
At December 31, 2012, we had contractual arrangements with 66 independent contractors to provide plumbing repair and drain cleaning services under sublicensing agreements using the Roto-Rooter name in lesser-populated areas of the United States and Canada. The arrangements give the independent contractors the right to conduct a plumbing and drain cleaning business using the Roto-Rooter name in a specified territory in exchange for a royalty based on a percentage of labor sales, generally approximately 40%.  We also pay for certain telephone directory advertising in these areas, lease certain capital equipment and provide operating manuals to serve as resources for operating a plumbing and drain cleaning business.  The contracts are generally cancelable upon 90 days’ written notice (without cause) or upon a few days notice (with cause).  The independent contractors are responsible for running the businesses as they believe best.

Our maximum exposure to loss from arrangements with our independent contractors at December 31, 2012 is approximately $1.3 million (2011 - $1.1 million).  The exposure to loss is mainly the result of loans provided to the independent contractors.  In most cases, these loans are partially secured by receivables and equipment owned by the independent contractor.  The interest rates on the loans range from zero to 8% per annum, and the remaining terms of the loans range from 2.5 months to 5.4 years at December 31, 2012.  We recorded the following from our independent contractors (in thousands):

	For the Years Ended December 31,
	2012	2011	2010

Revenues	$28,522	$26,711	$22,943
Pretax profits	14,790	13,320	10,695

18.      Legal and Regulatory Matters

The VITAS segment of the Company’s business operates in a heavily-regulated industry.  As a result, the Company is subjected to inquiries and investigations by various government agencies, as well as to lawsuits, including qui tam actions.  The following sections describe the various ongoing lawsuits and investigations of which the Company is currently aware.  It is not possible at this time for us to estimate either the timing or outcome of any of those matters, or whether any potential loss, or range of potential losses, is probable or estimable.

Litigation
In February 2010, Chemed and Roto-Rooter were named as defendants in a lawsuit filed in the United States District Court for the Eastern District of New York, entitled Anthony Morangelli, et al., v. Chemed Corp. and Roto-Rooter Services Co., No. 10 CV-00876 (BMC).  The named plaintiffs in this lawsuit, who are current and former technicians employed by Roto-Rooter who were paid on a commission basis, asserted against Chemed and Roto-Rooter claims for violation of the Fair Labor Standards Act (“FLSA”) and claims for violations of the labor laws of multiple states.  Plaintiffs alleged that Chemed and Roto-Rooter failed to reimburse them for all business expenses incurred in connection with their employment, failed to compensate for all hours worked and made illegal deductions from pay.  Plaintiffs seek an unspecified amount of compensatory damages, liquidated damages, other penalties, fees and costs.

In June 2010, the Court conditionally certified a collective action under the FLSA and, in June 2011, it certified fourteen separate state law class actions.  On February 4, 2013, the Court dismissed all claims asserted against Chemed, dismissed plaintiffs’ illegal deduction claims and decertified from the class and collective actions significant portions plaintiffs’ business expense and uncompensated hours claims.  Roto-Rooter continues to contest Plaintiffs’ claims.

VITAS is party to a class action lawsuit filed in the Superior Court of California, Los Angeles County in September 2006 by Bernadette Santos, Keith Knoche and Joyce White, Bernadette Santos, et al. v. Vitas Healthcare Corporation of California, BC359356.  This case alleges failure to pay overtime and failure to provide meal and rest periods to a purported class of California admissions nurses, chaplains and sales representatives.  The case seeks payment of penalties, interest and Plaintiffs’ attorney fees.  We contest these allegations.  In December 2009, the trial court denied Plaintiffs’ motion for class certification.  In July 2011, the Court of Appeals affirmed denial of class certification on the travel time, meal and rest period claims, and reversed the trial court’s denial on the off-the-clock and sales representation exemption claims.  Plaintiffs filed an appeal of this decision.  In September 2012, in response to an order of reconsideration, the Court of Appeals reiterated its previous rulings.

On January 12, 2012, the Greater Pennsylvania Carpenters Pension Fund filed a putative class action lawsuit in the U.S. District Court for the Southern District of Ohio against the Company, Kevin McNamara, David Williams, and Timothy O’Toole.  On April 9, 2012, the Court issued orders (a) renaming the suit as In re Chemed Corp. Securities Litigation, Civil Action No. 1:12-cv-28 (S.D. Ohio); (b) appointing the Greater Pennsylvania Carpenters Pension Fund and the Electrical Workers Pension Fund, Local 103, I.B.E.W. as Lead Plaintiffs; and (c) approving Lead Plaintiffs’ selection of Labaton Sucharow LLP and Robbins Geller Rudman & Dowd LLP as Co-Lead Counsel.  On June 18, 2012, Lead Plaintiffs filed an amended complaint alleging violation of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 against all Defendants, and violation of Section 20(a) of the Securities Exchange Act of 1934 against Messrs. McNamara, Williams, and O’Toole.  The suit’s allegations concern the VITAS hospice segment of the Company’s business.  Lead Plaintiffs seek, on behalf of a putative class of purchasers of Chemed Capital Stock between February 15, 2010 and November 16, 2011, compensatory damages in an unspecified amount and attorneys’ fees and expenses, arising from Defendants’ failure to disclose an alleged fraudulent scheme to enroll ineligible hospice patients and to fraudulently obtain payments from the federal government.  Defendants filed motions to dismiss the amended complaint on August 17, 2012.  Defendants believe the claims are without merit, and intend to defend vigorously against them.

 Regardless of the outcome of any of the preceding matters, litigation adversely affects us through defense costs, diversion of management time, and related publicity.

Regulatory Matters
In April 2005, VITAS received a subpoena from the Office of the Inspector General (“OIG”) of the U.S. Department of Health and Human Services requesting that VITAS produce various categories of documents from 1998 through the date of the subpoena in connection with an investigation into an alleged failure to appropriately bill Medicare and Medicaid for hospice services.  The requested categories of documents included patient medical and billing records for 320 past and then current patients from VITAS’s three largest programs; policy and procedure manuals; information concerning patient admissions, certifications, discharges, and lengths of stay; and census information.  In the third quarter of 2005, the OIG requested additional information from us.  In May 2006, VITAS received another subpoena from OIG seeking certain information concerning employees and their compensation from 1999 through 2004. In 2004, two former VITAS employees filed a related qui tam suit in U.S. District Court for the Southern District of Florida, United States, et al. ex rel. Barys v. Vitas Healthcare Corp., 1:04-cv-21431.  The complaint asserted violations of the federal False Claims Act against VITAS and certain of its affiliates, based on the alleged fraudulent admissions and recertification of ineligible patients.  In July 2007, the district court dismissed the suit with prejudice.  The U.S. Court of Appeals for the Eleventh Circuit affirmed the dismissal in November 2008.  In March 2009, VITAS received a letter from the Department of Justice indicating that its investigation of VITAS’s Florida programs is ongoing.

In July 2012, VITAS received an investigative subpoena from the Florida Attorney General seeking documents previously produced in the course of prior government investigations as well as, for the period January 1, 2007 through the date of production, billing records and procedures; information concerning business results, plans, and strategies; documents concerning patient eligibility for hospice care; and certain information concerning employees and their compensation.  We are conferring with the Attorney General regarding those document requests.

In May 2009, VITAS received an administrative subpoena from the U.S. Department of Justice requesting that VITAS deliver to the OIG various categories of documents for its headquarters and Texas programs from January 1, 2003 through the date of the subpoena.  The requested categories included policy and procedure manuals and information concerning Medicare and Medicaid billing and the provision of hospice services; patient medical records; information concerning business plans, strategies, and results and VITAS’s affiliated entities and referral sources; and certain information concerning employees and their compensation.  In August 2009, the OIG selected medical records for 59 past and current patients from a Texas program for review.  In September 2010, VITAS received a second administrative subpoena from the Department of Justice seeking electronic documents of 10 current and former employees.  In April 2011, the U.S. Attorney provided the Company with a copy of a qui tam complaint filed under seal in the U.S. District Court for the Northern District of Texas, United States, et al. ex rel. Rehfeldt v. Vitas Healthcare Corp., 3:09-cv-0203.  In November 2011, the complaint was unsealed.  The U.S. Attorney and the Attorney General for the State of Texas filed notices in November 2011 stating that they had decided not to intervene in the case at that time but indicating that they continue to investigate the allegations.  The complaint asserts violations of the federal False Claims Act and the Texas Medicaid Fraud Prevention Act based on the alleged admission and re-certification of ineligible patients, conspiracy to admit ineligible patients, and backdating patient revocations.  The suit was brought by Michael Rehfeldt, a former general manager of VITAS’s San Antonio program, against VITAS, the San Antonio program’s former Regional Vice-President, Keith Becker, and former Medical Director, Justo Cisneros, and their respective then-current employers: Wellmed Medical Management, Care Level Management, LLC, Inspiris Hospice, LLC, and Inspiris, Inc.  The plaintiff dismissed all claims against their then-current employers in March and April of 2012.  The complaint has yet to be served on any of the VITAS entities.

In February 2010, VITAS received a companion civil investigative demand (“CID”) from the Texas Attorney General seeking documents from January 1, 2002 through the date of the CID, and interrogatory responses in connection with a related investigation of possible fraudulent submission of Medicaid claims for non-qualifying patients and fraudulent shifting of costs from VITAS to the State of Texas and the United States.  The CID requested similar information sought by the Department of Justice’s May 2009 administrative subpoena, together with information concerning record-keeping and retention practices, and medical records concerning 117 patients.  In September 2010, VITAS received a second CID from the Texas Attorney General seeking additional documents concerning business plans and results, revocation forms for certain patients, and electronic documents of 10 current and former employees.

In June 2011, the U.S. Attorney provided the Company with a partially unsealed qui tam complaint filed under seal in the U.S. District Court for the Western District of Texas, United States, et al. ex rel. Urick v. Vitas HME Solutions, Inc. et al., 5:08-cv-0663.  The U.S. Attorney filed a notice in May 2012 stating that it had decided not to intervene in the case at that time but indicating that it continues to investigate the allegations.  In June 2012, the complaint was unsealed.  The complaint asserts violations of the federal False Claims Act and the Texas Medicaid Fraud Prevention Act based on allegations of a conspiracy to submit to Medicare and Medicaid false claims involving hospice services for ineligible patients, unnecessary medical supplies, failing to satisfy certain prerequisites for payment, and altering patient records, including backdating patient revocations.  The suit was brought by Barbara Urick, a registered nurse in VITAS’s San Antonio program, against VITAS, certain of its affiliates, and several former VITAS employees, including physicians Justo Cisneros and Antonio Cavasos and nurses Sally Schwenk, Diane Anest, and Edith Reed.  In September 2012, the plaintiff dismissed all claims against the individual defendants.  The complaint has yet to be served on any of the VITAS entities.

Also in June 2011, the U.S. Attorney provided the Company with a partially unsealed qui tam complaint filed under seal in the U.S. District Court for the Northern District of Illinois, United States, et al. ex rel. Spottiswood v. Chemed Corp., 1:07-cv-4566.  In April 2012, the complaint was unsealed.  The U.S. Attorney and Attorney General for the State of Illinois filed notices in April and May 2012, respectively, stating that they had decided not to intervene in the case at that time but indicating that they continue to investigate the allegations.  Plaintiff filed an amended complaint in November 2012.  The complaint asserts violations of the federal False Claims Act and the Illinois Whistleblower Reward and Protection Act based on allegations that VITAS fraudulently billed Medicare and Medicaid for providing unwarranted continuous care services.  The suit was brought by Laura Spottiswood, a former part-time pool registered nurse at VITAS, against Chemed, VITAS, and a VITAS affiliate.  The complaint has yet to be served.

In June 2012, VITAS received an administrative subpoena from OIG in connection with an investigation of possible improper claims submitted to the Medicare and Medicaid programs.  It seeks production of various categories of documents concerning the provision of hospice services, for headquarters and its Southern California programs, for the period January 1, 2007 through the date of the subpoena.  The categories of documents include policy, procedure and training manuals; documents concerning patient eligibility for hospice care, including referrals, admissions, certifications, revocations and census information; documents concerning claims submitted to government programs; certain information concerning employees and their compensation; and documents concerning VITAS’s financial performance.  In August 2012, the OIG also subpoenaed medical records for 268 patients from three Southern California programs.  We are conferring with the U.S. Attorney’s Office for the Central District of California regarding those document requests.

In September 2012, VITAS received an administrative subpoena from OIG seeking production of medical records for 102 patients in 10 states who received continuous care between 2004 and 2009.  In December 2012, it received a second such administrative subpoena from the OIG seeking medical records for 103 patients who received continuous care between 2009 and 2012.  We are conferring with the OIG regarding those requests.

The costs to comply with these investigations were not material for any period presented.  Regardless of the outcome of any of the preceding matters, responding to the subpoenas and dealing with the various regulatory agencies can adversely affect us through defense costs, diversion of management time, and related publicity.

19.  Concentration of Risk
VITAS has pharmacy services agreements (“Agreements”) with Omnicare, Inc. and its subsidiaries ("OCR") whereby OCR provides specified pharmacy services for VITAS and its hospice patients in geographical areas served by both VITAS and OCR.  Either party may cancel the Agreements at the end of any term by giving 90 days prior written notice.  VITAS made purchases from OCR of $40.9 million, $39.4 million and $36.1 million for the years ended December 31, 2012, 2011 and 2010, respectively. For the years ended December 31, 2012, 2011 and 2010, respectively, purchases from this vendor represent over 90% of all pharmacy services used by VITAS.  VITAS’ accounts payable to OCR and its subsidiaries are not material at December 31, 2012 and 2011.

20.  Capital Stock Transactions
On November 7, 2011 our Board of Directors authorized an additional $100 million of stock repurchases under the February 2011 repurchase program.  On February 22, 2011, our Board of Directors authorized $100 million of stock repurchases under the newly established February 2011 repurchase program.  On December 27, 2010, our Board of Directors authorized an additional $70 million to the April 2007 stock repurchase program.  We repurchased the following capital stock:

	For the Years Ended December 31,
	2012	2011	2010

Shares repurchased	932,706	2,602,513	1,648,047
Weighted average price per share	$64.87	$55.28	$63.14

In addition to capital stock repurchased in the open market, we acquired the following amounts of treasury stock from the surrender of shares in connection with share-based compensation transactions for the years ended December 31, 2012, 2011  and 2010: $4.2 million, $4.0 million and $5.3 million, respectively.

21.  HVAC Exit Activities
In August 2012, Roto-Rooter management made the decision to shut-down its one remaining heating, ventilation and air conditioning (HVAC) business located in Baltimore, Maryland.  The HVAC business was a portion of a larger business which included plumbing operations.  The plumbing and HVAC businesses shared facilities and administrative functions.  The costs and related cash flows of these shared facilities and administrative functions were not separately tracked or allocated for the HVAC operation.  As a result, the HVAC business does not qualify for discontinued operation treatment under US GAAP.  The operating results of the HVAC operation are reported in continuing operations in the consolidated financial statements for all periods presented.  The pretax costs incurred in conjunction with the shut-down were $1.1 million and are recorded in other operating expenses.  The costs comprise mainly severance and lease termination costs.

22.  Subsequent Events
On January 18, 2013, we replaced our existing credit agreement with a new Revolving Credit Facility (“2013 Credit Agreement”).  Terms of the 2013 Credit Agreement consist of a five-year, $350 million revolving credit facility.  This 2013 Credit Agreement also included a $150 million expansion feature.  The interest rate on the 2013 Credit Agreement is currently LIBOR plus 125 basis points. Debt issuance costs associated with the existing credit agreement were not material.  With respect to the 2013 Credit Agreement, deferred financing costs are immaterial.  The 2013 Credit Agreement’s quarterly financial covenants did not materially change from those  in the 2011 Credit Agreement.

23.  Guarantor Subsidiaries
Our 1.875% Senior Convertible Notes issued on May 14, 2007, are fully and unconditionally guaranteed on an unsecured, joint and severally liable basis by 100% owned subsidiaries.  The equity method has been used with respect to the parent company’s (Chemed) investment in subsidiaries.  No consolidating adjustment column is presented for the condensed, consolidating statement of cash flow since there were no significant consolidating entries for the periods presented.  The following condensed, consolidating financial data present the composition of the parent company, the guarantor subsidiaries and the non-guarantor subsidiaries as of December 31, 2012 and 2011, and for the years ended December 31, 2012, 2011 and 2010 (in thousands):

December 31, 2012	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
ASSETS
Cash and cash equivalents	$56,342	$4,674	$8,515	$-	$69,531
Accounts receivable, including intercompany	925	427,341	889	(335,822)	93,333
Inventories	-	6,505	553	-	7,058
Current deferred income taxes	-	14,633	173	(1,147)	13,659
Prepaid income taxes	4,043	-	-	(1,400)	2,643
Prepaid expenses	564	10,656	227	-	11,447
Total current assets	61,874	463,809	10,357	(338,369)	197,671
Investments of deferred compensation plans	-	-	36,089	-	36,089
Properties and equipment, at cost less accumulated depreciation	10,984	78,236	2,714	-	91,934
Identifiable intangible assets less accumulated amortization	-	57,177	-	-	57,177
Goodwill	-	461,277	4,555	-	465,832
Other assets	19,025	2,005	13,797	(23,904)	10,923
Investments in subsidiaries	874,692	24,298	-	(898,990)	-
Total assets	$966,575	$1,086,802	$67,512	$(1,261,263)	$859,626
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable, including intercompany	$325,916	$53,934	$4,444	$(335,822)	$48,472
Income taxes	1,019	3,816	1,503	(1,400)	4,938
Accrued insurance	1,339	39,315	-	-	40,654
Accrued compensation	4,119	40,891	447	-	45,457
Other current liabilities	2,786	13,903	1,759	(1,147)	17,301
Total current liabilities	335,179	151,859	8,153	(338,369)	156,822
Deferred income taxes	-	51,566	-	(23,904)	27,662
Long-term debt	174,890	-	-	-	174,890
Deferred compensation liabilities	-	-	35,599	-	35,599
Other liabilities	3,215	7,352	795	-	11,362
Stockholders' equity	453,291	876,025	22,965	(898,990)	453,291
Total liabilities and stockholders' equity	$966,575	$1,086,802	$67,512	$(1,261,263)	$859,626
December 31, 2011	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
ASSETS
Cash and cash equivalents	$32,470	$(1,422)	$7,033	$-	$38,081
Accounts receivable, including intercompany	606	350,229	502	(273,413)	77,924
Inventories	-	8,032	636	-	8,668
Current deferred income taxes	-	13,059	131	(650)	12,540
Prepaid income taxes	2,501	2,186	718	(3,274)	2,131
Prepaid expenses	503	10,757	149	-	11,409
Total current assets	36,080	382,841	9,169	(277,337)	150,753
Investments of deferred compensation plans	-	-	31,629	-	31,629
Properties and equipment, at cost less accumulated depreciation	11,641	68,755	2,555	-	82,951
Identifiable intangible assets less accumulated amortization	-	58,262	-	-	58,262
Goodwill	-	456,183	4,450	-	460,633
Other assets	19,946	1,552	12,317	(22,138)	11,677
Investments in subsidiaries	793,277	21,148	-	(814,425)	-
Total assets	$860,944	$988,741	$60,120	$(1,113,900)	$795,905
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable, including intercompany	$268,359	$48,490	$4,789	$(273,413)	$48,225
Income taxes	2,615	497	252	(3,274)	90
Accrued insurance	489	36,658	-	-	37,147
Accrued compensation	3,828	36,655	604	-	41,087
Other current liabilities	2,369	15,728	1,404	(650)	18,851
Total current liabilities	277,660	138,028	7,049	(277,337)	145,400
Deferred income taxes	-	51,601	-	(22,138)	29,463
Long-term debt	166,784	-	-	-	166,784
Deferred compensation liabilities	-	-	30,693	-	30,693
Other liabilities	2,816	4,630	2,435	-	9,881
Stockholders' equity	413,684	794,482	19,943	(814,425)	413,684
Total liabilities and stockholders' equity	$860,944	$988,741	$60,120	$(1,113,900)	$795,905

For the year ended December 31, 2012		Guarantor	Non-Guarantor	Consolidating
	Parent	Subsidiaries	Subsidiaries	Adjustments	Consolidated
Continuing Operations
Net sales and service revenues	$-	$1,400,561	$29,482	$-	$1,430,043
Cost of services provided and goods sold	-	1,017,001	16,320	-	1,033,321
Selling, general and administrative expenses	22,618	175,166	10,872	-	208,656
Depreciation	942	24,179	888	-	26,009
Amortization	1,924	2,588	-	-	4,512
Other operating expenses	-	1,126	-	-	1,126
Total costs and expenses	25,484	1,220,060	28,080	-	1,273,624
Income/(loss) from operations	(25,484)	180,501	1,402	-	156,419
Interest expense	(13,999)	(666)	(58)	-	(14,723)
Other (expense)/income - net	17,626	(16,992)	3,489	-	4,123
Income/(loss) before income taxes	(21,857)	162,843	4,833	-	145,819
Income tax (provision)/benefit	7,001	(61,794)	(1,722)	-	(56,515)
Equity in net income of subsidiaries	104,160	3,190	-	(107,350)	-
Net income	$89,304	$104,239	$3,111	$(107,350)	$89,304

For the year ended December 31, 2011		Guarantor	Non-Guarantor	Consolidating
	Parent	Subsidiaries	Subsidiaries	Adjustments	Consolidated
Continuing Operations
Net sales and service revenues	$-	$1,328,425	$27,545	$-	$1,355,970
Cost of services provided and goods sold	-	955,628	14,856	-	970,484
Selling, general and administrative expenses	21,895	172,368	7,997	-	202,260
Depreciation	945	23,496	806	-	25,247
Amortization	1,756	2,496	-	-	4,252
Total costs and expenses	24,596	1,153,988	23,659	-	1,202,243
Income/(loss) from operations	(24,596)	174,437	3,886	-	153,727
Interest expense	(13,177)	(587)	(124)	-	(13,888)
Other (expense)/income - net	16,507	(16,591)	801	-	717
Income/(loss) before income taxes	(21,266)	157,259	4,563	-	140,556
Income tax (provision)/benefit	6,564	(59,407)	(1,734)	-	(54,577)
Equity in net income of subsidiaries	100,681	3,001	-	(103,682)	-
Net income	$85,979	$100,853	$2,829	$(103,682)	$85,979

For the year ended December 31, 2010		Guarantor	Non-Guarantor	Consolidating
	Parent	Subsidiaries	Subsidiaries	Adjustments	Consolidated
Continuing Operations
Net sales and service revenues	$-	$1,254,856	$25,689	$-	$1,280,545
Cost of services provided and goods sold	-	892,596	13,420	-	906,016
Selling, general and administrative expenses	23,262	170,223	8,479	-	201,964
Depreciation	860	22,732	794	-	24,386
Amortization	1,404	3,253	-	-	4,657
Total costs and expenses	25,526	1,088,804	22,693	-	1,137,023
Income/(loss) from operations	(25,526)	166,052	2,996	-	143,522
Interest expense	(11,596)	(363)	-	-	(11,959)
Other (expense)/income - net	15,520	(15,451)	2,199	-	2,268
Income/(loss) before income taxes	(21,602)	150,238	5,195	-	133,831
Income tax (provision)/benefit	6,859	(56,905)	(1,954)	-	(52,000)
Equity in net income of subsidiaries	96,574	3,308	-	(99,882)	-
Net income	$81,831	$96,641	$3,241	$(99,882)	$81,831

For the year ended December 31, 2012		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Consolidated
Cash Flow from Operating Activities:
Net cash provided by operating activities	$5,267	$123,431	$3,070	$131,768
Cash Flow from Investing Activities:
Capital expenditures	(285)	(33,944)	(1,023)	(35,252)
Business combinations, net of cash acquired	-	(5,900)	-	(5,900)
Other sources/(uses) - net	178	312	(22)	468
Net cash used by investing activities	(107)	(39,532)	(1,045)	(40,684)
Cash Flow from Financing Activities:
Purchases of treasury stock	(64,606)	-	(116)	(64,722)
Dividends paid to shareholders	(13,026)	-	-	(13,026)
Proceeds from exercise of stock options	12,310	-	-	12,310
Realized excess tax benefit on share based compensation	3,435	-	-	3,435
Debt issuance costs	-	-	-	-
Change in cash overdrafts payable	(5,338)	7,262	-	1,924
Change in intercompany accounts	85,935	(85,065)	(870)	-
Other sources - net	2	-	443	445
Net cash provided/(used) by financing activities	18,712	(77,803)	(543)	(59,634)
Net increase in cash and cash equivalents	23,872	6,096	1,482	31,450
Cash and cash equivalents at beginning of year	32,470	(1,422)	7,033	38,081
Cash and cash equivalents at end of period	$56,342	$4,674	$8,515	$69,531
For the year ended December 31, 2011		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Consolidated
Cash Flow from Operating Activities:
Net cash provided by operating activities	$12,444	$158,159	$3,740	$174,343
Cash Flow from Investing Activities:
Capital expenditures	(73)	(28,145)	(1,374)	(29,592)
Business combinations, net of cash acquired	-	(3,664)	-	(3,664)
Other sources/(uses) - net	(191)	(730)	63	(858)
Net cash used by investing activities	(264)	(32,539)	(1,311)	(34,114)
Cash Flow from Financing Activities:
Purchases of treasury stock	(147,791)	-	(95)	(147,886)
Dividends paid to shareholders	(12,538)	-	-	(12,538)
Proceeds from exercise of stock options	8,036	-	-	8,036
Realized excess tax benefit on share based compensation	3,854	-	-	3,854
Debt issuance costs	(2,657)	-	-	(2,657)
Change in cash overdrafts payable	9	(835)	-	(826)
Change in intercompany accounts	126,040	(124,636)	(1,404)	-
Other sources - net	13	-	(61)	(48)
Net cash used by financing activities	(25,034)	(125,471)	(1,560)	(152,065)
Net increase/(decrease) in cash and cash equivalents	(12,854)	149	869	(11,836)
Cash and cash equivalents at beginning of year	45,324	(1,571)	6,164	49,917
Cash and cash equivalents at end of period	$32,470	$(1,422)	$7,033	$38,081
For the year ended December 31, 2010		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Consolidated
Cash Flow from Operating Activities:
Net cash provided by operating activities	$2,862	$81,781	$1,369	$86,012
Cash Flow from Investing Activities:
Capital expenditures	(18)	(24,677)	(944)	(25,639)
Business combinations, net of cash acquired	-	(9,469)	-	(9,469)
Other sources/(uses) - net	(157)	(688)	253	(592)
Net cash used by investing activities	(175)	(34,834)	(691)	(35,700)
Cash Flow from Financing Activities:
Purchases of treasury stock	(109,326)	-	(4)	(109,330)
Dividends paid to shareholders	(11,881)	-	-	(11,881)
Proceeds from exercise of stock options	5,327	-	-	5,327
Realized excess tax benefit on share based compensation	3,357	-	-	3,357
Change in cash overdrafts payable	1,645	(2,226)	-	(581)
Change in intercompany accounts	44,135	(45,071)	936	-
Other sources - net	49	-	248	297
Net cash provided/(used) by financing activities	(66,694)	(47,297)	1,180	(112,811)
Net increase/(decrease) in cash and cash equivalents	(64,007)	(350)	1,858	(62,499)
Cash and cash equivalents at beginning of year	109,331	(1,221)	4,306	112,416
Cash and cash equivalents at end of period	$45,324	$(1,571)	$6,164	$49,917

UNAUDITED SUMMARY OF QUARTERLY RESULTS

Chemed Corporation and Subsidiary Companies
(in thousands, except per share and footnote data)

	First	Second	Third	Fourth	Total
For the Year Ended December 31, 2012	Quarter	Quarter	Quarter	Quarter	Year
Total service revenues and sales	$352,943	$354,170	$354,353	$368,577	$1,430,043
Gross profit (excluding depreciation)	$95,498	$96,802	$97,743	$106,679	$396,722
Income from operations	$34,977	$39,525	$35,970	$45,947	$156,419
Interest expense	(3,617)	(3,672)	(3,743)	(3,691)	(14,723)
Other income/(expense)--net	2,095	(970)	1,840	1,158	4,123
Income before income taxes	33,455	34,883	34,067	43,414	145,819
Income taxes	(13,010)	(13,609)	(13,222)	(16,674)	(56,515)
Net income (a)	$20,445	$21,274	$20,845	$26,740	$89,304

Earnings Per Share (a)
Net income	$1.08	$1.12	$1.10	$1.44	$4.72
Average number of shares outstanding	18,958	18,998	18,960	18,628	18,924

Diluted Earnings Per Share (a)
Net income	$1.06	$1.10	$1.07	$1.40	$4.62
Average number of shares outstanding	19,353	19,369	19,404	19,053	19,339

(a) The following amounts are included in income during the respective quarter (in thousands):

	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year
Pretax (cost)/benefit:
Stock option expense	$(1,938)	$(2,374)	$(2,397)	$(1,421)	$(8,130)
Noncash impact of change in accounting for convertible debt	(1,935)	(1,973)	(2,011)	(2,052)	(7,971)
Costs to shutdown HVAC operations	-	-	(1,126)	-	(1,126)
Acquisition expenses	(15)	(20)	(87)	(66)	(188)
Expenses of class action litigation	(647)	(80)	(116)	(173)	(1,016)
Expenses of securities litigation	-	(197)	(68)	(477)	(742)
Long-term incentive compensation	-	-	-	(360)	(360)
Expenses incurred in connection with the Office
of Inspector General investigation	(71)	(195)	(483)	(463)	(1,212)
Total	$(4,606)	$(4,839)	$(6,288)	$(5,012)	$(20,745)
After-tax (cost)/benefit:
Stock option expense	$(1,225)	$(1,502)	$(1,516)	$(900)	$(5,143)
Noncash impact of change in accounting for convertible debt	(1,224)	(1,248)	(1,272)	(1,297)	(5,041)
Costs to shutdown HVAC operations	-	-	(649)	-	(649)
Acquisition expenses	(9)	(12)	(53)	(40)	(114)
Expenses of class action litigation	(393)	(49)	(70)	(105)	(617)
Expenses of securities litigation	-	(124)	(44)	(301)	(469)
Long-term incentive compensation	-	-	-	(228)	(228)
Expenses incurred in connection with the Office
of Inspector General investigation	(44)	(121)	(300)	(287)	(752)
Total	$(2,895)	$(3,056)	$(3,904)	$(3,158)	$(13,013)

UNAUDITED SUMMARY OF QUARTERLY RESULTS

Chemed Corporation and Subsidiary Companies
(in thousands, except per share and footnote data)

	First	Second	Third	Fourth	Total
For the Year Ended December 31, 2011	Quarter	Quarter	Quarter	Quarter	Year
Total service revenues and sales	$330,918	$333,360	$341,439	$350,253	$1,355,970
Gross profit (excluding depreciation)	$93,460	$93,763	$96,376	$101,887	$385,486
Income from operations	$30,548	$35,842	$41,311	$46,026	$153,727
Interest expense	(3,244)	(3,461)	(3,555)	(3,628)	(13,888)
Other income/(expense)--net	2,102	714	(1,935)	(164)	717
Income before income taxes	29,406	33,095	35,821	42,234	140,556
Income taxes	(11,305)	(12,809)	(13,934)	(16,529)	(54,577)
Net income (a)	$18,101	$20,286	$21,887	$25,705	$85,979

Earnings Per Share (a)
Net income	$0.86	$0.96	$1.06	$1.34	$4.19
Average number of shares outstanding	21,055	21,155	20,674	19,237	20,523

Diluted Earnings Per Share (a)
Net income	$0.84	$0.94	$1.04	$1.31	$4.10
Average number of shares outstanding	21,568	21,637	21,055	19,556	20,945

(a) The following amounts are included in income during the respective quarter (in thousands):

	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year
Pretax (cost)/benefit:
Stock option expense	$(1,933)	$(2,562)	$(2,408)	$(1,473)	$(8,376)
Noncash impact of change in accounting for convertible debt	(1,790)	(1,825)	(1,861)	(1,898)	(7,374)
Long-term incentive compensation	(3,012)	-	-	-	(3,012)
Acquisition expenses	(70)	(39)	(2)	(10)	(121)
Expenses of class action litigation	(495)	(186)	(770)	(848)	(2,299)
Expenses incurred in connection with the Office
of Inspector General investigation	(511)	(486)	(212)	21	(1,188)
Total	$(7,811)	$(5,098)	$(5,253)	$(4,208)	$(22,370)
After-tax (cost)/benefit:
Stock option expense	$(1,223)	$(1,620)	$(1,523)	$(932)	$(5,298)
Noncash impact of change in accounting for convertible debt	(1,132)	(1,155)	(1,177)	(1,200)	(4,664)
Long-term incentive compensation	(1,880)	-	-	-	(1,880)
Acquisition expenses	(44)	(23)	(2)	(6)	(75)
Expenses of class action litigation	(301)	(113)	(467)	(516)	(1,397)
Expenses incurred in connection with the Office
of Inspector General investigation	(317)	(301)	(131)	12	(737)
Total	$(4,897)	$(3,212)	$(3,300)	$(2,642)	$(14,051)

SELECTED FINANCIAL DATA

Chemed Corporation and Subsidiary Companies
(in thousands, except per share and footnote data, ratios, percentages and personnel)

	2012	2011	2010	2009	2008
Summary of Operations
Continuing operations (a)
Service revenues and sales	$1,430,043	$1,355,970	$1,280,545	$1,190,236	$1,148,941
Gross profit (excluding depreciation)	396,722	385,486	374,529	355,662	338,394
Depreciation	26,009	25,247	24,386	21,535	21,581
Amortization	4,512	4,252	4,657	6,367	5,924
Income from operations	156,419	153,727	143,522	126,345	132,857
Income from continuing operations (b)	89,304	85,979	81,831	74,037	68,369
Net income (b)	89,304	85,979	81,831	73,784	67,281
Earnings per share
Income from continuing operations	$4.72	$4.19	$3.62	$3.30	$2.97
Net income	4.72	4.19	3.62	3.29	2.92
Average number of shares outstanding	18,924	20,523	22,587	22,451	23,058
Diluted earnings per share
Income from continuing operations	$4.62	$4.10	$3.55	$3.26	$2.93
Net income	4.62	4.10	3.55	3.24	2.88
Average number of shares outstanding	19,339	20,945	23,031	22,742	23,374
Cash dividends per share	$0.68	$0.60	$0.52	$0.36	$0.24
Financial Position--Year-End
Cash and cash equivalents	$69,531	$38,081	$49,917	$112,416	$3,628
Working capital/(deficit)	40,849	5,353	47,455	62,174	(18,142)
Current ratio	1.26	1.04	1.32	1.46	0.88
Properties and equipment, at cost less
accumulated depreciation	$91,934	$82,951	$79,292	$75,358	$76,962
Total assets	859,626	795,905	830,161	819,470	759,622
Long-term debt	174,890	166,784	159,208	152,127	158,210
Stockholders' equity	453,291	413,684	462,049	477,162	396,831
Other Statistics--Continuing Operations
Capital expenditures	$35,252	$29,592	$25,639	$21,496	$26,094
Number of employees	14,096	13,733	13,058	12,308	11,884

(a) Continuing operations exclude VITAS of Arizona, discontinued in 2006, Service America, discontinued in 2004 and Patient Care discontinued in 2002
(b) The following amounts are included in income from continuing operations during the respective year (in thousands):

	2012	2011	2010	2009	2008
After-tax benefit/(cost):
Stock option expense	$(5,143)	$(5,298)	$(4,909)	$(5,464)	$(4,619)
Noncash impact of change in accounting for convertible debt	(5,041)	(4,664)	(4,313)	(3,988)	(4,006)
Long-term incentive compensation	(228)	(1,880)	(2,957)	(3,134)	-
Costs related to litigation settlements	(617)	(1,397)	(1,126)	(534)	-
Expenses incurred in connection with the Office of Inspector
General investigation	(752)	(737)	(627)	(363)	(28)
Acquisition expense	(114)	(75)	(198)	-	-
Cost to shut down HVAC operations	(649)	-	-	-	-
Expenses of securities litigation	(469)	-	-	-	-
Expenses associated with contested proxy solicitation	-	-	-	(2,525)	-
Non-taxable income on certain investments held in deferred
compensation trusts	-	-	-	1,211	-
Income tax impact of nondeductible losses on investments
held in deferred compensation trusts	-	-	-	(455)	(3,062)
Gain/(loss) on extinguishment of debt	-	-	-	-	2,934
Loss on impairment of transportation equipment	-	-	-	-	(1,714)
Unreserved prior-year's insurance claim	-	-	-	-	(358)
Income tax credits or adjustments related to prior years	-	-	-	-	322
Gain on sale of property	-	-	-	-	-
Other	-	-	-	-	-
Total	$(13,013)	$(14,051)	$(14,130)	$(15,252)	$(10,531)

CHEMED CORPORATION AND SUBSIDIARY COMPANIES
UNAUDITED CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2012
(in thousands)(unaudited)

		Roto-		Chemed
	VITAS	Rooter	Corporate	Consolidated
2012
Service revenues and sales	$1,067,037	$363,006	$-	$1,430,043
Cost of services provided and goods sold	831,321	202,000	-	1,033,321
Selling, general and administrative expenses	80,494	102,366	25,796	208,656
Depreciation	17,087	8,397	525	26,009
Amortization	1,956	632	1,924	4,512
Other operating expenses	-	1,126	-	1,126
Total costs and expenses	930,858	314,521	28,245	1,273,624
Income/(loss) from operations	136,179	48,485	(28,245)	156,419
Interest expense	(233)	(433)	(14,057)	(14,723)
Intercompany interest income/(expense)	3,180	1,617	(4,797)	-
Other income/(expense)—net	543	6	3,574	4,123
Income/(loss) before income taxes	139,669	49,675	(43,525)	145,819
Income taxes	(53,092)	(18,770)	15,347	(56,515)
Net income/(loss)	$86,577	$30,905	$(28,178)	$89,304

(a) The following amounts are included in income from continuing operations (in thousands):
		Roto-		Chemed
	VITAS	Rooter	Corporate	Consolidated
Pretax benefit/(cost):
Stock option expense	$-	$-	$(8,130)	$(8,130)
Noncash impact of change in accounting for convertible debt	-	-	(7,971)	(7,971)
Long-term incentive compensation	-	-	(360)	(360)
Expenses of class action litigation	-	(1,016)	-	(1,016)
Expenses of securities litigation	-	-	(742)	(742)
Cost to shut down HVAC operations	-	(1,126)	-	(1,126)
Acquisition expense	(15)	(173)	-	(188)
Expenses incurred in connection with the Office of Inspector
General investigation	(1,212)	-	-	(1,212)
Total	$(1,227)	$(2,315)	$(17,203)	$(20,745)

		Roto-
	VITAS	Rooter	Corporate	Consolidated
After-tax benefit/(cost):
Stock option expense	$-	$-	$(5,143)	$(5,143)
Noncash impact of change in accounting for convertible debt	-	-	(5,041)	(5,041)
Long-term incentive compensation	-	-	(228)	(228)
Expenses of class action litigation	-	(617)	-	(617)
Expenses of securities litigation	-	-	(469)	(469)
Cost to shut down HVAC operations	-	(649)	-	(649)
Acquisition expense	(9)	(105)	-	(114)
Expenses incurred in connection with the Office of Inspector
General investigation	(752)	-	-	(752)
Total	$(761)	$(1,371)	$(10,881)	$(13,013)

CHEMED CORPORATION AND SUBSIDIARY COMPANIES
UNAUDITED CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2011
(in thousands)(unaudited)

		Roto-		Chemed
	VITAS	Rooter	Corporate	Consolidated
2011
Service revenues and sales	$986,272	$369,698	$-	$1,355,970
Cost of services provided and goods sold	766,732	203,752	-	970,484
Selling, general and administrative expenses	75,698	102,528	24,034	202,260
Depreciation	16,583	8,130	534	25,247
Amortization	1,897	599	1,756	4,252
Total costs and expenses	860,910	315,009	26,324	1,202,243
Income/(loss) from operations	125,362	54,689	(26,324)	153,727
Interest expense	(229)	(358)	(13,301)	(13,888)
Intercompany interest income/(expense)	3,998	2,136	(6,134)	-
Other income/(expense)—net	62	(235)	890	717
Income/(loss) before income taxes	129,193	56,232	(44,869)	140,556
Income taxes	(48,835)	(21,353)	15,611	(54,577)
Net income/(loss)	$80,358	$34,879	$(29,258)	$85,979

(a) The following amounts are included in income from continuing operations (in thousands):
		Roto-		Chemed
	VITAS	Rooter	Corporate	Consolidated
Pretax benefit/(cost):
Stock option expense	$-	$-	$(8,376)	$(8,376)
Noncash impact of change in accounting for convertible debt	-	-	(7,374)	(7,374)
Long-term incentive compensation	-	-	(3,012)	(3,012)
Expenses of class action litigation	-	(2,299)	-	(2,299)
Acquisition expense	(147)	26	-	(121)
Expenses incurred in connection with the Office of Inspector
General investigation	(1,188)	-	-	(1,188)
Total	$(1,335)	$(2,273)	$(18,762)	$(22,370)

		Roto-
	VITAS	Rooter	Corporate	Consolidated
After-tax benefit/(cost):
Stock option expense	$-	$-	(5,298)	(5,298)
Noncash impact of change in accounting for convertible debt	-	-	(4,664)	(4,664)
Long-term incentive compensation	-	-	(1,880)	(1,880)
Expenses of class action litigation	-	(1,397)	-	(1,397)
Acquisition expense	(91)	16	-	(75)
Expenses incurred in connection with the Office of Inspector
General investigation	(737)	-	-	(737)
Total	$(828)	$(1,381)	$(11,842)	$(14,051)

CHEMED CORPORATION AND SUBSIDIARY COMPANIES
UNAUDITED CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2010
(in thousands)(unaudited)

		Roto-		Chemed
	VITAS	Rooter	Corporate	Consolidated
2010
Service revenues and sales	$925,810	$354,735	$-	$1,280,545
Cost of services provided and goods sold	709,094	196,922	-	906,016
Selling, general and administrative expenses	73,755	100,731	27,478	201,964
Depreciation	16,161	7,775	450	24,386
Amortization	2,739	514	1,404	4,657
Total costs and expenses	801,749	305,942	29,332	1,137,023
Income/(loss) from operations	124,061	48,793	(29,332)	143,522
Interest expense	(131)	(233)	(11,595)	(11,959)
Intercompany interest income/(expense)	4,632	2,612	(7,244)	-
Other income/(expense)—net	(165)	53	2,380	2,268
Income/(loss) before income taxes	128,397	51,225	(45,791)	133,831
Income taxes	(48,601)	(19,547)	16,148	(52,000)
Net income/(loss)	$79,796	$31,678	$(29,643)	$81,831

(a) The following amounts are included in income from continuing operations (in thousands):
		Roto-		Chemed
	VITAS	Rooter	Corporate	Consolidated
Pretax benefit/(cost):
Stock option expense	$-	$-	$(7,762)	$(7,762)
Noncash impact of change in accounting for convertible debt	-	-	(6,820)	(6,820)
Long-term incentive compensation	-	-	(4,734)	(4,734)
Expenses of class action litigation	-	(1,853)	-	(1,853)
Acquisition expense	(68)	(256)	-	(324)
Expenses incurred in connection with the Office of Inspector
General investigation	(1,012)	-	-	(1,012)
Total	$(1,080)	$(2,109)	$(19,316)	$(22,505)

		Roto-		Chemed
	VITAS	Rooter	Corporate	Consolidated
After-tax benefit/(cost):
Stock option expense	$-	$-	$(4,909)	$(4,909)
Noncash impact of change in accounting for convertible debt	-	-	(4,313)	(4,313)
Long-term incentive compensation	-	-	(2,957)	(2,957)
Expenses of class action litigation	-	(1,126)	-	(1,126)
Acquisition expense	(42)	(156)	-	(198)
Expenses incurred in connection with the Office of Inspector
General investigation	(627)	-	-	(627)
Total	$(669)	$(1,282)	$(12,179)	$(14,130)

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

           The following is a summary of the key operating results for the years ended December 31, 2012, 2011 and 2010 (in thousands except percentages and per share amounts):

	2012	2011	2010
Consolidated service revenues and sales	$1,430,043	$1,355,970	$1,280,545
Consolidated net income	$89,304	$85,979	$81,831
Diluted EPS	$4.62	$4.10	$3.55
Adjusted EBITDA*	$201,455	$197,273	$189,395
Adjusted EBITDA as a % of revenue	14.1%	14.5%	14.8%

*See page 92 for reconciliation to GAAP measures

Earnings before interest, taxes and depreciation and amortization (“EBITDA”) and Adjusted EBITDA are not measures derived in accordance with GAAP.  We use Adjusted EBITDA as a measure of earnings for our LTIP awards.  We also use adjusted EBITDA to determine compliance with certain debt covenants.  We provide EBITDA and Adjusted EBITDA to help readers evaluate our operating results, compare our operating performance with that of similar companies that have different capital structures and help evaluate our ability to meet future debt service, capital expenditure and working capital requirements.  Our EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for comparable measures presented in accordance with GAAP.  A reconciliation of our net income to our Adjusted EBITDA is presented in tables following the Critical Accounting Policies section.

2012 versus 2011
The increase in consolidated service revenues and sales from 2011 to 2012 was driven by a 8.2% increase at VITAS offset by a 1.8% decrease at Roto-Rooter.  The increase at VITAS was the result of an increase in average daily census (“ADC”) of 5.5%, driven by an increase in admissions of 6.0%, increased discharges of 4.6% and Medicare price increases of approximately 2.5%.  The decrease at Roto-Rooter was driven by a decrease in job count of 3.3% offset by a 2.1% increase in price and mix shift.  Consolidated net income increased 3.9% over prior year mainly as a result of the increase in revenues.  Diluted EPS increased as the result of increased earnings and a decrease in the number of shares outstanding.  Adjusted EBITDA increased 2.1% from 2011 to 2012 mainly as a result of increased earnings.

While we have significant operations in the Northeast, we had no material casualty losses or business interruption as a result of Hurricane Sandy.

2011 versus 2010
The increase in consolidated service revenues and sales from 2010 to 2011 was driven by a 6.5% increase at VITAS and a 4.2% increase at Roto-Rooter.  The increase at VITAS was the result of an increase in average daily census (“ADC”) of 5.5%, driven by an increase in admissions of 2.8%, combined with Medicare price increases of approximately 2.1%.  The increase at Roto-Rooter was driven by a 2.2% price and mix shift increase as well as a 2.0% increase in job count.  Consolidated net income increased 5.1% over prior year mainly as a result of the increase in revenues, which allowed us to further leverage our current cost structure.  Diluted EPS increased as the result of increased earnings and a decrease in the number of shares outstanding.  Adjusted EBITDA increased 4.2% from 2010 to 2011 mainly as a result of increased earnings.

Impact of Current Market Conditions
We expect Roto-Rooter to achieve full-year 2013 revenue growth of 2.0%.  This is a result of increased pricing of approximately 1.5%, a favorable mix shift to higher revenue jobs, and job count growth estimated to equal the prior.    Adjusted EBITDA margin for 2013 is estimated in the range of 17.1% to 17.5%.

We expect VITAS to achieve full-year 2013 revenue growth, prior to Medicare cap, of 6.4% to 7.0%.  Admissions are estimated to increase 4.5% to 6.0%. This revenue estimate includes the October 1, 2012, 0.9% increase in average hospice reimbursement rates.  We also expect VITAS to have estimated Medicare contractual billing limitations of $5.0 million.  Adjusted EBITDA margin, prior to Medicare cap, for 2013 is estimated to be in the range of 14.4% to 14.8%.

LIQUIDITY AND CAPITAL RESOURCES
Significant factors affecting our cash flows during 2012 and financial position at December 31, 2012, include the following:
●	Our operations generated cash of $131.8 million.
●	We repurchased $60.5 million of our stock in the open market using cash on hand.
●	We spent $35.3 million on capital expenditures.
●	Accounts receivable increased $24.4 million due to timing of receipts.
●	$5.9 million cash paid for business acquisitions.
●	An increase in dividends paid of 3.9% to $13.0 million.

The ratio of total debt to total capital was 27.8% at December 31, 2012, compared with 28.7% at December 31, 2011. Our current ratio was 1.26 and 1.04 at December 31, 2012 and 2011, respectively.

Collectively, the 2011 Credit Agreement and the Notes require us to meet certain restrictive non-financial and financial covenants.  We are in compliance with all non-financial debt covenants as of December 31, 2012.  The restrictive financial covenants are defined in the 2011 Credit Agreement and include maximum leverage ratios, minimum fixed charge coverage and consolidated net worth ratios, limits on operating leases and minimum asset value limits.  We are in compliance with all financial debt covenants as of December 31, 2012, as follows:

Description	Requirement	Chemed

Leverage Ratio (Consolidated Indebtedness/Consolidated Adj.
EBITDA)	< 3.50 to 1.00	1.07 to 1.00

Fixed Charge Coverage Ratio (Consolidated Free Cash
Flow/Consolidated Fixed Charges	> 1.50 to 1.00	2.20 to 1.00

Annual Operating Lease Commitment	< $30.0 million	$20.2 million

Our 2013 Credit Agreement replaced the 2011 Credit Agreement in January 2013.  As the debt covenants under the 2013 agreement are nearly identical to those of the 2011 agreement we forecast to be in compliance with all debt covenants through fiscal 2013.

We have issued $29.2 million in standby letters of credit as of December 31, 2012, mainly for insurance purposes.  Issued letters of credit reduce our available credit under the revolving credit agreement.  As of December 31, 2012, we have approximately $320.8 million of unused lines of credit available and eligible to be drawn down under our revolving credit facility, excluding the $150 million expansion feature.  We believe our cash flow from operating activities and our unused eligible lines of credit are sufficient to fund our obligations and operate our business in the near and long term.  We continually evaluate cash utilization alternatives, including share repurchase, debt repurchase, acquisitions, and increased dividends to determine the most beneficial use of available capital resources.

CASH FLOW
Our cash flows for 2012, 2011 and 2010 are summarized as follows (in millions):

	For the Years Ended December 31,
	2012	2011	2010
Net cash provided by operating activities	$131.8	$174.3	$86.0
Capital expenditures	(35.3)	(29.6)	(25.6)
Operating cash after capital expenditures	96.5	144.7	60.4
Purchase of treasury stock in the open market	(60.5)	(143.9)	(104.1)
Business combinations	(5.9)	(3.7)	(9.5)
Dividends paid	(13.0)	(12.5)	(11.9)
Proceeds from exercise of stock options	12.3	8.0	5.3
Other--net	2.1	(4.4)	(2.7)
(Decrease)/increase in cash and cash equivalents	$31.5	$(11.8)	$(62.5)

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

In connection with the sale of DuBois Chemicals, Inc. ("DuBois") in 1991, we provided allowances and accruals relating to several long-term costs, including income tax matters, lease commitments and environmental costs.  Additionally, we retained liability for casualty insurance claims for Service America and Patient Care that were incurred prior to the respective disposal dates, 2005 and 2002.  In the aggregate, we believe these allowances and accruals are adequate as of December 31, 2012.  Based on reviews of our environmental-related liabilities under the DuBois sale agreement, we have estimated our remaining liability to be $1.7 million. As of December 31, 2012, we are contingently liable for additional cleanup and related costs up to a maximum of $14.9 million.  We do not believe it is probable that we will be required to make any payment towards this contingent liability. Thus, no provision has been recorded in accordance with the applicable accounting guidance.

In February 2010, Chemed and Roto-Rooter were named as defendants in a lawsuit filed in the United States District Court for the Eastern District of New York, entitled Anthony Morangelli, et al., v. Chemed Corp. and Roto-Rooter Services Co., No. 10 CV-00876 (BMC).  The named plaintiffs in this lawsuit, who are current and former technicians employed by Roto-Rooter who were paid on a commission basis, asserted against Chemed and Roto-Rooter claims for violation of the Fair Labor Standards Act (“FLSA”) and claims for violations of the labor laws of multiple states.  Plaintiffs alleged that Chemed and Roto-Rooter failed to reimburse them for all business expenses incurred in connection with their employment, failed to compensate for all hours worked and made illegal deductions from pay.  Plaintiffs seek an unspecified amount of compensatory damages, liquidated damages, other penalties, fees and costs.

In June 2010, the Court conditionally certified a collective action under the FLSA and, in June 2011, it certified fourteen separate state law class actions.  On February 4, 2013, the Court dismissed all claims asserted against Chemed, dismissed plaintiffs’ illegal deduction claims and decertified from the class and collective actions significant portions plaintiffs’ business expense and uncompensated hours claims.  Roto-Rooter continues to contest Plaintiffs’ claims

VITAS is party to a class action lawsuit filed in the Superior Court of California, Los Angeles County in September 2006 by Bernadette Santos, Keith Knoche and Joyce White, Bernadette Santos, et al. v. Vitas Healthcare Corporation of California, BC359356.  This case alleges failure to pay overtime and failure to provide meal and rest periods to a purported class of California admissions nurses, chaplains and sales representatives.  The case seeks payment of penalties, interest and Plaintiffs’ attorney fees.  We contest these allegations.  In December 2009, the trial court denied Plaintiffs’ motion for class certification.  In July 2011, the Court of Appeals affirmed denial of class certification on the travel time, meal and rest period claims, and reversed the trial court’s denial on the off-the-clock and sales representation exemption claims.  Plaintiffs filed an appeal of this decision.  In September 2012, in response to an order of reconsideration, the Court of Appeals reiterated its previous rulings.

On January 12, 2012, the Greater Pennsylvania Carpenters Pension Fund filed a putative class action lawsuit in the U.S. District Court for the Southern District of Ohio against the Company, Kevin McNamara, David Williams, and Timothy O’Toole.  On April 9, 2012, the Court issued orders (a) renaming the suit as In re Chemed Corp. Securities Litigation, Civil Action No. 1:12-cv-28 (S.D. Ohio); (b) appointing the Greater Pennsylvania Carpenters Pension Fund and the Electrical Workers Pension Fund, Local 103, I.B.E.W. as Lead Plaintiffs; and (c) approving Lead Plaintiffs’ selection of Labaton Sucharow LLP and Robbins Geller Rudman & Dowd LLP as Co-Lead Counsel.  On June 18, 2012, Lead Plaintiffs filed an amended complaint alleging violation of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 against all Defendants, and violation of Section 20(a) of the Securities Exchange Act of 1934 against Messrs. McNamara, Williams, and O’Toole.  The suit’s allegations concern the VITAS hospice segment of the Company’s business.  Lead Plaintiffs seek, on behalf of a putative class of purchasers of Chemed Capital Stock between February 15, 2010 and November 16, 2011, compensatory damages in an unspecified amount and attorneys’ fees and expenses, arising from Defendants’ failure to disclose an alleged fraudulent scheme to enroll ineligible hospice patients and to fraudulently obtain payments from the federal government.  Defendants filed motions to dismiss the amended complaint on August 17, 2012.  Defendants believe the claims are without merit, and intend to defend vigorously against them.

Regardless of the outcome of any of the preceding matters, litigation adversely affects us through defense costs, diversion of management time, and related publicity

In April 2005, VITAS received a subpoena from the Office of the Inspector General (“OIG”) of the U.S. Department of Health and Human Services requesting that VITAS produce various categories of documents from 1998 through the date of the subpoena in connection with an investigation into an alleged failure to appropriately bill Medicare and Medicaid for hospice services.  The requested categories of documents included patient medical and billing records for 320 past and then current patients from VITAS’s three largest programs; policy and procedure manuals; information concerning patient admissions, certifications, discharges, and lengths of stay; and census information.  In the third quarter of 2005, the OIG requested additional information from us.  In May 2006, VITAS received another subpoena from OIG seeking certain information concerning employees and their compensation from 1999 through 2004. In 2004, two former VITAS employees filed a related qui tam suit in U.S. District Court for the Southern District of Florida, United States, et al. ex rel. Barys v. Vitas Healthcare Corp., 1:04-cv-21431.  The complaint asserted violations of the federal False Claims Act against VITAS and certain of its affiliates, based on the alleged fraudulent admissions and recertification of ineligible patients.  In July 2007, the district court dismissed the suit with prejudice.  The U.S. Court of Appeals for the Eleventh Circuit affirmed the dismissal in November 2008.  In March 2009, VITAS received a letter from the Department of Justice indicating that its investigation of VITAS’s Florida programs is ongoing.

In July 2012, VITAS received an investigative subpoena from the Florida Attorney General seeking documents previously produced in the course of prior government investigations as well as, for the period January 1, 2007 through the date of production, billing records and procedures; information concerning business results, plans, and strategies; documents concerning patient eligibility for hospice care; and certain information concerning employees and their compensation.  We are conferring with the Attorney General regarding those document requests.

In May 2009, VITAS received an administrative subpoena from the U.S. Department of Justice requesting that VITAS deliver to OIG various categories of documents for its headquarters and Texas programs from January 1, 2003 through the date of the subpoena.  The requested categories included policy and procedure manuals and information concerning Medicare and Medicaid billing and the provision of hospice services; patient medical records; information concerning business plans, strategies, and results and VITAS’s affiliated entities and referral sources; and certain information concerning employees and their compensation.  In August 2009, the OIG selected medical records for 59 past and current patients from a Texas program for review.  In September 2010, VITAS received a second administrative subpoena from the Department of Justice seeking electronic documents of 10 current and former employees.  In April 2011, the U.S. Attorney provided the Company with a copy of a qui tam complaint filed under seal in the U.S. District Court for the Northern District of Texas, United States, et al. ex rel. Rehfeldt v. Vitas Healthcare Corp., 3:09-cv-0203.  In November 2011, the complaint was unsealed.  The U.S. Attorney and the Attorney General for the State of Texas filed notices in November 2011 stating that they had decided not to intervene in the case at that time but indicating that they continue to investigate the allegations.  The complaint asserts violations of the federal False Claims Act and the Texas Medicaid Fraud Prevention Act based on the alleged admission and re-certification of ineligible patients, conspiracy to admit ineligible patients, and backdating patient revocations.  The suit was brought by Michael Rehfeldt, a former general manager of VITAS’s San Antonio program, against VITAS, the San Antonio program’s former Regional Vice-President, Keith Becker, and former Medical Director, Justo Cisneros, and their respective then-current employers: Wellmed Medical Management, Care Level Management, LLC, Inspiris Hospice, LLC, and Inspiris, Inc.  The plaintiff dismissed all claims against their then-current employers in March and April of 2012.  The complaint has yet to be served on any of the VITAS entities.

In February 2010, VITAS received a companion civil investigative demand (“CID”) from the Texas Attorney General seeking documents from January 1, 2002 through the date of the CID, and interrogatory responses in connection with a related investigation of possible fraudulent submission of Medicaid claims for non-qualifying patients and fraudulent shifting of costs from VITAS to the State of Texas and the United States.  The CID requested similar information sought by the Department of Justice’s May 2009 administrative subpoena, together with information concerning record-keeping and retention practices, and medical records concerning 117 patients.  In September 2010, VITAS received a second CID from the Texas Attorney General seeking additional documents concerning business plans and results, revocation forms for certain patients, and electronic documents of 10 current and former employees.

In June 2011, the U.S. Attorney provided the Company with a partially unsealed qui tam complaint filed under seal in the U.S. District Court for the Western District of Texas, United States, et al. ex rel. Urick v. Vitas HME Solutions, Inc. et al., 5:08-cv-0663.  The U.S. Attorney filed a notice in May 2012 stating that it had decided not to intervene in the case at that time but indicating that it continues to investigate the allegations.  In June 2012, the complaint was unsealed.  The complaint asserts violations of the federal False Claims Act and the Texas Medicaid Fraud Prevention Act based on allegations of a conspiracy to submit to Medicare and Medicaid false claims involving hospice services for ineligible patients, unnecessary medical supplies, failing to satisfy certain prerequisites for payment, and altering patient records, including backdating patient revocations.  The suit was brought by Barbara Urick, a registered nurse in VITAS’s San Antonio program, against VITAS, certain of its affiliates, and several former VITAS employees, including physicians Justo Cisneros and Antonio Cavasos and nurses Sally Schwenk, Diane Anest, and Edith Reed.  In September 2012, the plaintiff dismissed all claims against the individual defendants.  The complaint has yet to be served on any of the VITAS entities.

Also in June 2011, the U.S. Attorney provided the Company with a partially unsealed qui tam complaint filed under seal in the U.S. District Court for the Northern District of Illinois, United States, et al. ex rel. Spottiswood v. Chemed Corp., 1:07-cv-4566.  In April 2012, the complaint was unsealed.  The U.S. Attorney and Attorney General for the State of Illinois filed notices in April and May 2012, respectively, stating that they had decided not to intervene in the case at that time but indicating that they continue to investigate the allegations.  Plaintiff filed an amended complaint in November 2012.  The complaint asserts violations of the federal False Claims Act and the Illinois Whistleblower Reward and Protection Act based on allegations that VITAS fraudulently billed Medicare and Medicaid for providing unwarranted continuous care services.  The suit was brought by Laura Spottiswood, a former part-time pool registered nurse at VITAS, against Chemed, VITAS, and a VITAS affiliate.  The complaint has yet to be served.

In June 2012, VITAS received an administrative subpoena from OIG in connection with an investigation of possible improper claims submitted to the Medicare and Medicaid programs.  It seeks production of various categories of documents concerning the provision of hospice services, for headquarters and its Southern California programs, for the period January 1, 2007 through the date of the subpoena.  The categories of documents include policy, procedure and training manuals; documents concerning patient eligibility for hospice care, including referrals, admissions, certifications, revocations and census information; documents concerning claims submitted to government programs; certain information concerning employees and their compensation; and documents concerning VITAS’s financial performance.  In August 2012, the OIG also subpoenaed medical records for 268 patients from three Southern California programs.  We are conferring with the U.S. Attorney’s Office for the Central District of California regarding those document requests.

In September 2012, VITAS received an administrative subpoena from OIG seeking production of medical records for 102 patients in 10 states who received continuous care between 2004 and 2009.  In December 2012, it received a second such administrative subpoena from OIG seeking medical records for 103 patients who received continuous care between 2009 and 2012.  We are conferring with OIG regarding those requests.

The costs to comply with these investigations were not material for any period presented.  Regardless of the outcome of any of the preceding matters, responding to the subpoenas and dealing with the various regulatory agencies can adversely affect us through defense costs, diversion of management time, and related publicity.

CONTRACTUAL OBLIGATIONS

The table below summarizes our debt and contractual obligations as of December 31, 2012 (in thousands):

		Less than			After
	Total	1 year	1-3 Years	4 -5 Years	5 Years
Long-term debt obligations (a)	$186,956	$-	$186,956	$-	$-
Interest on long-term debt	5,258	3,505	1,753	-	-
Operating lease obligations	64,326	21,089	30,023	11,924	1,290
Purchase obligations (b)	48,472	48,472	-	-	-
Other long-term obligations (c)	45,173	-	4,787	4,787	35,599
Total contractual cash obligations	$350,185	$73,066	$223,519	$16,711	$36,889

(a) Represents the face value of the obligation.
(b) Purchase obligations primarily consist of accounts payable at December 31, 2012.
(c) Other long-term obligations comprise largely excess benefit obligations.

RESULTS OF OPERATIONS
2012 Versus 2011 – Consolidated Results
Set forth below are the year-to-year changes in the components of the statement of operations relating to income for 2012 versus 2011 (in thousands, except percentages):

	Favorable/(Unfavorable)
	Amount	Percent
Service revenues and sales
VITAS	$80,765	8%
Roto-Rooter	(6,692)	(2)
Total	74,073	6
Cost of services provided and goods sold	(62,837)	(6)
Selling, general and administrative expenses	(6,396)	(3)
Depreciation	(762)	(3)
Amortization	(260)	(6)
Other operating expenses	(1,126)	-
Income from operations	2,692	2
Interest expense	(835)	(6)
Other income --net	3,406	475
Income before income taxes	5,263	4
Income taxes	(1,938)	(4)
Net income	$3,325	4

The VITAS segment revenue increase is the result of the following (dollars in thousands):

	Amount	Percent
Routine homecare	$60,118	8%
Continuous care	13,597	9
General inpatient	3,752	3
Medicare cap	3,298	207
	$80,765	8

The increase in VITAS’ revenue from 2011 to 2012 was a result of increased ADC of 5.5% driven by an increase in admissions of 6.0%, increased discharges of 4.6% and Medicare price increases of approximately 2.5%.  The ADC increase was driven by a 5.6% increase in routine homecare, an increase of 5.6% in continuous care, and a 2.9% increase in general inpatient.  ADC is a key measure we use to monitor volume growth in our hospice programs.  Changes in total program admissions, discharges and average length of stay for our patients are the main drivers of changes in ADC.  The Medicare cap amount recorded in 2012 relates to the reversal of $2,578,000, net of Medicare cap liability for the 2012 measurement period recorded in the fourth quarter of 2011 offset by $873,000 in Medicare cap liability for three programs’ projected 2013 measurement period liability.

The Roto-Rooter segment revenue decrease is the result of the following (dollars in thousands):

	Amount	Percent
Plumbing	$(5,053)	(3	) %
Sewer and drain cleaning	(432)	-
Contractor operations	1,811	7
HVAC operations	(2,301)	(67)
Other	(717)	(3)
	$(6,692)	(2)

Plumbing revenues for 2012 decreased from 2011 due to a 1.8% decrease in the number of jobs performed and a 0.04% decrease in the average price per job.   Sewer and drain cleaning revenues for 2012 were flat over 2011 due to a 4.1% increase in the average price per job offset by a 3.9% decrease in the number of jobs performed.  Contractor operations revenue increased 6.8% as a result of performance by recent acquisitions and higher job count. HVAC operations decreased as a result of the shut-down of Roto-Rooter’s one remaining HVAC operation, as discussed in Footnote 21.

The consolidated gross margin was 27.7% in 2012 versus 28.4% in 2011.  On a segment basis, VITAS’ gross margin was 22.1% in 2012 and 22.3% in 2011.  Roto-Rooter’s gross margin was 44.4% in 2012 and 44.9% in 2011.  The decrease in Roto-Rooter’s gross margin is primarily the result of increased medical costs combined with lower revenue.

Selling, general and administrative expenses (“SG&A”) for 2012 comprise (in thousands):

	2012	2011
SG&A expenses before long-term incentive
compensation and the impact of market gains
of deferred compensation plans	$204,797	$198,449
Long-term incentive compensation	360	3,012
Impact of market value gains on liabilities
held in deferred compensation trusts	3,499	799
Total SG&A expenses	$208,656	$202,260

Normal salary increases and revenue related expenses between periods account for the 3.2% increase in SG&A expenses before long-term incentive compensation and the impact of market gains of deferred compensation plans

Depreciation expense increased $762,000 (3.0%) in 2012 mainly due to an increase in capital expenditures.

Interest expense increased $835,000 (6.0%) from 2011 to 2012 primarily as a result of the increase in amortization of bond discount expense.

Other income-net for 2012 and 2011 comprise (in thousands):

	2012	2011
Market value gains on assets held in deferred
compensation trusts	$3,499	$799
Loss on disposal of property and equipment	(347)	(441)
Interest income	809	426
Other	162	(67)
Total other income	$4,123	$717

Our effective tax rate was 38.8% in 2012 which is flat when compared to 2011.

Net income for both periods include the following aftertax adjustments that increased/ (reduced) aftertax earnings (in thousands):

	2012	2011
VITAS
Costs associated with the OIG investigation	$(752)	$(737)
Acquisition expense	(9)	(91)
Roto-Rooter
Costs related to litigation settlements	(617)	(1,397)
Acquisition expense	(105)	16
Costs to shut down HVAC operations	(649)	-
Corporate
Long-term incentive compensation	(228)	(1,880)
Noncash impact of change in accounting of convertible debt	(5,041)	(4,664)
Costs related to securities litigation	(469)	-
Stock option expense	(5,143)	(5,298)
Total	$(13,013)	$(14,051)

2012 Versus 2011 – Segment Results
The change in net income for 2012 versus 2011 is due to (in thousands, except percentages):

	Increase/(Decrease)
	Amount	Percent
VITAS	$6,219	8%
Roto-Rooter	(3,974)	(11)
Corporate	1,080	4
	$3,325	4

RESULTS OF OPERATIONS
2011 Versus 2010 – Consolidated Results
Set forth below are the year-to-year changes in the components of the statement of income for 2011 versus 2010 (in thousands, except percentages):

	Favorable/(Unfavorable)
	Amount	Percent
Service revenues and sales
VITAS	$60,462	7%
Roto-Rooter	14,963	4
Total	75,425	6
Cost of services provided and goods sold	(64,468)	(7)
Selling, general and administrative expenses	(296)	-
Depreciation	(861)	(4)
Amortization	405	9
Income from operations	10,205	7
Interest expense	(1,929)	(16)
Other income --net	(1,551)	(68)
Income before income taxes	6,725	5
Income taxes	(2,577)	(5)
Net income	$4,148	5

The VITAS segment revenue increase is the result of the following (dollars in thousands):

	Amount	Percent
Routine homecare	$52,096	8%
Continuous care	5,416	4
General inpatient	5,154	5
Medicare cap	(2,204)	(361)
	$60,462	7

The increase in VITAS’ revenue from 2010 to 2011 was a result of increased ADC of 5.5% driven by an increase in admissions of 2.8%, combined with Medicare price increases of approximately 2.1%.  The ADC increase was driven by a 5.7% increase in routine homecare, an increase of 1.2% in continuous care, and a 3.5% increase in general inpatient.  ADC is a key measure we use to monitor volume growth in our hospice programs.  Changes in total program admissions, discharges and average length of stay for our patients are the main drivers of changes in ADC. The Medicare cap amount recorded in 2011 relates to the reversal of $786,000, net of Medicare cap liability for the 2011 measurement period recorded in the fourth quarter of 2010 offset by $2.6 million in Medicare cap liability for three programs’ projected 2012 measurement period liability.  We also reversed the remaining Medicare cap liability for our Phoenix program due to expiration for the period under review.

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

Net income for both periods include the following aftertax adjustments that increased/ (reduced) aftertax earnings (in thousands):

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

CRITICAL ACCOUNTING POLICIES
Revenue Recognition
For both the Roto-Rooter and VITAS segments, service revenues and sales are recognized when the earnings process has been completed.  Generally, this occurs when services are provided or products are delivered. Sales of Roto-Rooter products, including drain cleaning machines and drain cleaning solution, comprise less than 3% of our total service revenues and sales for each of the three years in the period ended December 31, 2012.

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

VITAS is subject to certain limitations on Medicare payments for services.  Specifically, if the number of inpatient care days any hospice program provides to Medicare beneficiaries exceeds 20% of the total days of Medicare hospice care such program provides to all patients for an annual period beginning September 28, the days in excess of the 20% figure may be reimbursed only at the routine homecare rate.  We have never had a program reach the inpatient cap.  The majority of our programs have expected cushion in excess of 75% of the inpatient cap for the 2013 measurement period.  Due to the significant cushion at each program, we do not anticipate it to be reasonably likely that any program will be subject to the inpatient cap in the foreseeable future.

VITAS is also subject to a Medicare annual per-beneficiary cap.  Compliance with the Medicare cap is measured in one of two ways based on a provider by provider election.  The “stream lined” method compares the total Medicare payments received under a Medicare provider number with respect to services provided to all Medicare hospice care beneficiaries in the program or programs covered by that Medicare provider number between November 1 of each year and October 31 of the following year with the product of the per-beneficiary cap amount and the number of Medicare beneficiaries electing hospice care for the first time from that hospice program or programs during the relevant period.

The “proportional” method compares the total Medicare payments received under a Medicare provider number with respect to services provided to all Medicare hospice care beneficiaries in the program or programs covered by the Medicare provider number between September 28 and September 27 of the following year with the product of the per beneficiary cap amount and a pro-rated number of Medicare beneficiaries receiving hospice services from that program during the same period.  The pro-rated number of Medicare beneficiaries is calculated based on the ratio of days the beneficiary received hospice services during the measurement period to the total number of days the beneficiary received hospice services.

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

During the year ended December 31, 2011, we reversed Medicare cap liability for amounts recorded in the fourth quarter of 2010 for two programs’ projected 2011 measurement period liability. This reversal was partially offset by the Medicare cap liability for three programs’ projected 2012 measurement period liability.   For the year ended December 31, 2010, we recorded pretax charges in continuing operations for the estimated Medicare cap liability for two programs’ projected liability through year end for the 2011 measurement period.  The majority of the liability relates to one program which is VITAS’ largest hospice.  This amount was subsequently reversed during the 2011 fiscal year due to increased admission trends.  Shown below is the Medicare cap liability activity for the years end December 31, 2012 and 2011 (in thousands):

	2012	2011
Beginning Balance January 1,	$2,965	$1,371
2013 measurement period	874	-
2012 measurement period	(2,578)	2,578
2011 measurement period	-	(786)
Other	-	(198)
Ending Balance December 31,	$1,261	$2,965

Insurance Accruals
For the Roto-Rooter segment and Chemed’s Corporate Office, we self-insure for all casualty insurance claims (workers’ compensation, auto liability and general liability).  As a result, we closely monitor and frequently evaluate our historical claims experience to estimate the appropriate level of accrual for self-insured claims.  Our third-party administrator (“TPA”) processes and reviews claims on a monthly basis.  Currently, our exposure on any single claim is capped at $750,000.  In developing our estimates, we accumulate historical claims data for the previous 10 years to calculate loss development factors (“LDF”) by insurance coverage type.  LDFs are applied to known claims to estimate the ultimate potential liability for known and unknown claims for each open policy year.  LDFs are updated annually.  Because this methodology relies heavily on historical claims data, the key risk is whether the historical claims are an accurate predictor of future claims exposure.  The risk also exists that certain claims have been incurred and not reported on a timely basis.  To mitigate these risks, in conjunction with our TPA, we closely monitor claims to ensure timely accumulation of data and compare claims trends with the industry experience of our TPA.

For the VITAS segment, we self-insure for workers’ compensation claims.  Currently, VITAS’ exposure on any single claim is capped at $1,000,000.  For VITAS’ self-insurance accruals for workers’ compensation, the valuation methods used are similar to those used internally for our other business units.

Our casualty insurance liabilities are recorded gross before any estimated recovery for amounts exceeding our stop loss limits.  Estimated recoveries from insurance carriers are recorded as accounts receivable.  Claims experience adjustments to our casualty and workers’ compensation accrual for the years ended December 31, 2012, 2011 and 2010 were net, pretax debits/(credits) of ($790,000),  ($17,000) and $165,000, respectively.

As an indication of the sensitivity of the accrued liability to reported claims, our analysis indicates that a 1% across-the-board increase or decrease in the amount of projected losses for all of our continuing operations would increase or decrease the accrued insurance liability at December 31, 2012, by $2.3 million or 5.6%.  While the amount recorded represents our best estimate of the casualty and workers’ compensation insurance liability, we have calculated, based on historical claims experience, the actual loss could reasonably be expected to increase or decrease by approximately $2.9 million as of December 31, 2012.

Income Taxes
Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carry-forwards and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amount of assets and liabilities and their tax basis.  Deferred tax assets are reduced by a valuation allowance when, in our opinion, it is more likely than not that some portion or all of the deferred tax assets will not be realized due to insufficient taxable income within the carryback or carryforward period available under the tax laws. Deferred tax assets and liabilities are adjusted for the effects of changes in laws and rates on the date of enactment.

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

In July 2012, the FASB issued Accounting Standards Update “ASU” No. 2012-02 – Intangibles Goodwill and Other which provides additional guidance related to the impairment testing of indefinite-lived intangible assets.  ASU No. 2012–02 allows an entity to first assess qualitative factors to determine whether it is necessary to perform further impairment testing.  The revised guidance is effective for fiscal years beginning after September 15, 2012 but early adoption is permitted.  Our impairment testing date is October 1 of each year and we adopted the new guidelines in the third quarter of 2012.

We completed our qualitative analysis for impairment of goodwill and our indefinite-lived intangible assets as of October 1, 2012.  Based on our assessment, we do not believe that it is more likely than not that our reporting units’ or indefinite-lived assets fair values are less than their carrying values.

Stock-based Compensation Plans
Stock-based compensation cost is measured at the grant date, based on the fair value of the award and recognized as expense over the employee’s requisite service period on a straight-line basis. We estimate the fair value of stock options using the Black-Scholes valuation model.  We estimate the fair value and derived service periods of market based awards using a Monte Carlo simulation approach in a risk neutral framework.  We determine expected term, volatility, dividend yield and forfeiture rate based on our historical experience.  We believe that historical experience is the best indicator of these factors.

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

Consolidating Summary of Adjusted EBITDA

Chemed Corporation and Subsidiary Companies
(in thousands)					Chemed
2012		VITAS	Roto-Rooter	Corporate	Consolidated

	Net income/(loss)	$86,577	$30,905	$(28,178)	$89,304
	Add/(deduct):
	Interest expense	233	433	14,057	14,723
	Income taxes	53,092	18,770	(15,347)	56,515
	Depreciation	17,087	8,397	525	26,009
	Amortization	1,956	632	1,924	4,512
	EBITDA	158,945	59,137	(27,019)	191,063
	Add/(deduct):
	Long-term incentive compensation	-	-	360	360
	Expenses of class action litigation	-	1,016	-	1,016
	Legal expenses of OIG investigation	1,212	-	-	1,212
	Expenses of securities litigation	-	-	742	742
	Cost to shut down HVAC operations	-	1,126	-	1,126
	Acquisition expenses	15	173	-	188
	Stock option expense	-	-	8,130	8,130
	Advertising cost adjustment	-	(1,573)	-	(1,573)
	Interest income	(703)	(30)	(76)	(809)
	Intercompany interest/(expense)	(3,180)	(1,617)	4,797	-
	Adjusted EBITDA	$156,289	$58,232	$(13,066)	$201,455

					Chemed
2011		VITAS	Roto-Rooter	Corporate	Consolidated

	Net income/(loss)	$80,358	$34,879	$(29,258)	$85,979
	Add/(deduct):
	Interest expense	229	358	13,301	13,888
	Income taxes	48,835	21,353	(15,611)	54,577
	Depreciation	16,583	8,130	534	25,247
	Amortization	1,897	599	1,756	4,252
	EBITDA	147,902	65,319	(29,278)	183,943
	Add/(deduct):
	Long-term incentive compensation	-	-	3,012	3,012
	Expenses of class action litigation	-	2,299	-	2,299
	Legal expenses of OIG investigation	1,188	-	-	1,188
	Acquisition expenses	147	(26)	-	121
	Stock option expense	-	-	8,376	8,376
	Advertising cost adjustment	-	(1,240)	-	(1,240)
	Interest income	(295)	(40)	(91)	(426)
	Intercompany interest/(expense)	(3,998)	(2,136)	6,134	-
	Adjusted EBITDA	$144,944	$64,176	$(11,847)	$197,273

					Chemed
2010		VITAS	Roto-Rooter	Corporate	Consolidated

	Net income/(loss)	$79,796	$31,678	$(29,643)	$81,831
	Add/(deduct):
	Interest expense	131	233	11,595	11,959
	Income taxes	48,601	19,547	(16,148)	52,000
	Depreciation	16,161	7,775	450	24,386
	Amortization	2,739	514	1,404	4,657
	EBITDA	147,428	59,747	(32,342)	174,833
	Add/(deduct):
	Long-term incentive compensation	-	-	4,734	4,734
	Litigation settlement costs	-	1,853	-	1,853
	Legal expenses of OIG investigation	1,012	-	-	1,012
	Acquisition Expense	68	256	-	324
	Stock option expense	-	-	7,762	7,762
	Advertising cost adjustment	-	(679)	-	(679)
	Interest income	(220)	(49)	(175)	(444)
	Intercompany interest/(expense)	(4,632)	(2,612)	7,244	-
	Adjusted EBITDA	$143,656	$58,516	$(12,777)	$189,395

CHEMED CORPORATION AND SUBSIDIARY COMPANIES
OPERATING STATISTICS FOR VITAS SEGMENT
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
OPERATING STATISTICS	2012	2011	2012	2011
Net revenue ($000)
Homecare	$201,266	$188,782	$778,776	$718,658
Inpatient	28,013	27,882	114,494	110,742
Continuous care	44,581	40,516	172,063	158,466
Total before Medicare cap allowance	$273,860	$257,180	$1,065,333	$987,866
Medicare cap allowance	(873)	(2,620)	1,704	(1,594)
Total	$272,987	$254,560	$1,067,037	$986,272
Net revenue as a percent of total
before Medicare cap allowance
Homecare	73.5%	73.4%	73.1%	72.7%
Inpatient	10.2	10.8	10.7	11.2
Continuous care	16.3	15.8	16.2	16.1
Total before Medicare cap allowance	100.0	100.0	100.0	100.0
Medicare cap allowance	(0.3)	(1.0)	0.2	(0.2)
Total	99.7%	99.0%	100.2%	99.8%
Average daily census (days)
Homecare	10,352	9,582	10,016	9,285
Nursing home	3,007	3,092	3,025	3,069
Routine homecare	13,359	12,674	13,041	12,354
Inpatient	451	443	462	449
Continuous care	655	607	637	603
Total	14,465	13,724	14,140	13,406

Total Admissions	16,004	15,191	63,777	60,162
Total Discharges	16,120	15,289	63,196	60,393
Average length of stay (days)	80.3	79.0	78.8	78.8
Median length of stay (days)	15.0	14.0	15.0	14.0
ADC by major diagnosis
Neurological	33.9%	34.0%	34.2%	34.4%
Cancer	17.2	17.8	17.5	17.7
Cardio	11.1	11.3	11.3	11.5
Respiratory	6.5	6.4	6.6	6.7
Other	31.3	30.5	30.4	29.7
Total	100.0%	100.0%	100.0%	100.0%
Admissions by major diagnosis
Neurological	18.5%	19.4%	19.1%	19.4%
Cancer	33.3	34.4	33.3	33.5
Cardio	11.3	10.8	11.1	10.8
Respiratory	8.3	7.6	8.2	8.3
Other	28.6	27.8	28.3	28.0
Total	100.0%	100.0%	100.0%	100.0%
Direct patient care margins
Routine homecare	54.4%	53.2%	52.5%	52.3%
Inpatient	10.5	13.1	11.6	12.9
Continuous care	18.3	19.9	19.2	20.3
Homecare margin drivers (dollars per patient day)
Labor costs	$53.28	$52.92	$55.03	$53.63
Drug costs	7.61	8.31	8.09	8.19
Home medical equipment	6.68	6.78	6.83	6.69
Medical supplies	2.78	2.79	2.77	2.80
Inpatient margin drivers (dollars per patient day)
Labor costs	$330.20	$320.43	$323.09	$312.78
Continuous care margin drivers (dollars per patient day)
Labor costs	$583.46	$559.11	$574.64	$552.38
Bad debt expense as a percent of revenues	0.6%	0.6%	0.8%	0.7%
Accounts receivable --
Days of revenue outstanding- excluding unapplied Medicare payments	35.9	36.7	N.A.	N.A.
Days of revenue outstanding- including unapplied Medicare payments	25.2	22.3	N.A.	N.A.

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