Form 10-K, Exhibit 13
period 2013-12-31
CHEMED CORP
filed 2014-02-27
CIK 19584

EXHIBIT 13

Financial Review

Contents
Report of Independent Registered Public Accounting Firm	52
Consolidated Statement of Income	53
Consolidated Balance Sheet	54
Consolidated Statement of Cash Flows	55
Consolidated Statement of Changes in Stockholders’ Equity	56
Notes to Consolidated Financial Statements	57
Unaudited Summary of Quarterly Results	82
Selected Financial Data	84
Unaudited Consolidating Statements of Income	85
Management’s Discussion and Analysis of Financial Conditions and Results of Operations	88

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

The Company’s management, including the President and Chief Executive Officer, Executive Vice President and Chief Financial Officer and Vice President and Controller, has conducted an evaluation of the effectiveness of its internal control over financial reporting as of December 31, 2013, based on the framework established in Internal Control—Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on this evaluation, management concluded that internal control over financial reporting was effective as of December 31, 2013, based on criteria in Internal Control—Integrated Framework issued by COSO.

PricewaterhouseCoopers LLP, our independent registered public accounting firm, has audited the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013, as stated in their report which appears on page 52.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Chemed Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of Chemed Corporation and its subsidiaries at December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.  Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control - Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control over Financial Reporting.  Our responsibility is to express opinions on these financial statements and on the Company's internal control over financial reporting based on our integrated audits.  We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.  Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

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

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Cincinnati, OH
February 27, 2014

CONSOLIDATED STATEMENT OF INCOME

Chemed Corporation and Subsidiary Companies
(in thousands, except per share data)
For the Years Ended December 31,	2013	2012	2011

Service revenues and sales	$1,413,329	$1,430,043	$1,355,970
Cost of services provided and goods sold (excluding depreciation)	1,008,808	1,033,321	970,484
Selling, general and administrative expenses	212,518	208,656	202,260
Depreciation	27,698	26,009	25,247
Amortization	4,690	4,512	4,252
Other operating expenses (Note 21)	26,221	1,126	-
Total costs and expenses	1,279,935	1,273,624	1,202,243
Income from operations	133,394	156,419	153,727
Interest expense	(15,035)	(14,723)	(13,888)
Other income--net (Note 10)	5,470	4,123	717
Income before income taxes	123,829	145,819	140,556
Income taxes (Note 11)	(46,602)	(56,515)	(54,577)
Net Income	$77,227	$89,304	$85,979

Earnings Per Share (Note 15)
Net Income	$4.24	$4.72	$4.19
Average number of shares outstanding	18,199	18,924	20,523
Diluted Earnings Per Share (Note 15)
Net Income	$4.16	$4.62	$4.10
Average number of shares outstanding	18,585	19,339	20,945

The Notes to Consolidated Financial Statements are integral parts of this statement.

CONSOLIDATED BALANCE SHEET

Chemed Corporation and Subsidiary Companies
(in thousands, except shares and per share data)
December 31,	2013	2012
Assets
Current assets
Cash and cash equivalents (Note 9)	$84,418	$69,531
Accounts receivable less allowances of $12,590 (2012 - $10,892)	91,770	93,333
Inventories	6,703	7,058
Current deferred income taxes (Note 11)	20,257	13,659
Prepaid income taxes	3,690	2,643
Prepaid expenses	17,818	11,447
Total current assets	224,656	197,671
Investments of deferred compensation plans held in trust (Notes 14 and 16)	42,465	36,089
Properties and equipment, at cost, less accumulated depreciation (Note 12)	92,955	91,934
Identifiable intangible assets less accumulated amortization of $32,055 (2012 - $30,414) (Note 6)	56,556	57,177
Goodwill	466,871	465,832
Other assets	10,198	10,923
Total Assets	$893,701	$859,626

Liabilities
Current liabilities
Accounts payable	$41,758	$48,472
Current portion of long-term debt (Note 3)	183,564	-
Income taxes (Note 11)	111	4,938
Accrued insurance	41,859	40,654
Accrued compensation	48,323	45,457
Accrued legal	23,210	1,161
Other current liabilities	25,161	16,140
Total current liabilities	363,986	156,822
Deferred income taxes (Note 11)	27,301	27,662
Long-term debt (Note 3)	-	174,890
Deferred compensation liabilities (Note 14)	42,348	35,599
Other liabilities	11,176	11,362
Total Liabilities	444,811	406,335
Commitments and contingencies (Notes 13 and 18)
Stockholders' Equity
Capital stock - authorized 80,000,000 shares $1 par; issued 32,245,226 shares
(2012 - 31,589,366 shares)	32,245	31,589
Paid-in capital	481,011	437,364
Retained earnings	686,114	623,035
Treasury stock - 14,660,427 shares (2012 - 13,057,270 shares), at cost	(752,634)	(640,732)
Deferred compensation payable in Company stock (Note 14)	2,154	2,035
Total Stockholders' Equity	448,890	453,291
Total Liabilities and Stockholders' Equity	$893,701	$859,626

The Notes to Consolidated Financial Statements are integral parts of this statement.

CONSOLIDATED STATEMENT OF CASH FLOWS

Chemed Corporation and Subsidiary Companies
(in thousands)
For the Years Ended December 31,	2013	2012	2011
Cash Flows from Operating Activities
Net income	$77,227	$89,304	$85,979
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	32,388	30,521	29,499
Provision for uncollectible accounts receivable	10,907	9,111	8,563
Stock option expense	6,042	8,130	8,376
Amortization of discount on covertible notes	8,674	8,106	7,576
Provision for deferred income taxes (Note 11)	(6,988)	(3,151)	7,242
Noncash portion of long-term incentive compensation	1,301	360	2,595
Amortization of debt issuance costs	1,751	1,265	1,137
Changes in operating assets and liabilities, excluding amounts acquired in business combinations:
Decrease/(increase) in accounts receivable	(9,009)	(24,421)	26,896
Decrease/(increase) in inventories	355	1,610	(940)
Increase in prepaid expenses	(6,317)	(38)	(1,124)
Increase/(decrease) in accounts payable and other current liabilities	40,340	4,954	(1,397)
Increase/(decrease) in income taxes	(2,461)	6,020	2,708
Increase in other assets	(6,507)	(5,203)	(4,009)
Increase in other liabilities	6,713	8,329	4,548
Excess tax benefit on stock-based compensation	(3,982)	(3,435)	(3,854)
Other sources	413	306	548
Net cash provided by operating activities	150,847	131,768	174,343
Cash Flows from Investing Activities
Capital expenditures	(29,324)	(35,252)	(29,592)
Business combinations, net of cash acquired (Note 7)	(2,257)	(5,900)	(3,664)
Other sources/(uses)	235	468	(858)
Net cash used by investing activities	(31,346)	(40,684)	(34,114)
Cash Flows from Financing Activities
Purchases of treasury stock	(92,911)	(60,624)	(143,970)
Capital stock surrendered to pay taxes on stock-based compensation	(5,348)	(4,098)	(3,916)
Dividends paid	(14,148)	(13,026)	(12,538)
Proceeds from exercise of stock options (Note 4)	17,122	12,310	8,036
Excess tax benefit on stock-based compensation	3,982	3,435	3,854
Debt issuance costs	(1,108)	-	(2,657)
Increase/(decrease) in cash overdraft payable	(11,415)	1,924	(826)
Other sources/(uses)	(788)	445	(48)
Net cash used by financing activities	(104,614)	(59,634)	(152,065)
Increase/(decrease) in cash and cash equivalents	14,887	31,450	(11,836)
Cash and cash equivalents at beginning of year	69,531	38,081	49,917
Cash and cash equivalents at end of year	$84,418	$69,531	$38,081

The Notes to Consolidated Financial Statements are integral parts of this statement.

CONSOLIDATED STATEMENT OF CHANGES
IN STOCKHOLDERS' EQUITY
Chemed Corporation and Subsidiary Companies
(in thousands, except per share data)					Deferred
					Compensation
				Treasury	Payable in
	Capital	Paid-in	Retained	Stock-	Company
	Stock	Capital	Earnings	at Cost	Stock	Total
Balance at December 31, 2010	$30,382	$365,007	$473,316	$(408,615)	$1,959	$462,049
Net income	-	-	85,979	-	-	85,979
Dividends paid ($.60 per share)	-	-	(12,538)	-	-	(12,538)
Stock awards and exercise of stock options (Note 4)	555	33,218	-	(11,576)	-	22,197
Purchases of treasury stock (Note 20)	-	-	-	(143,970)	-	(143,970)
Other	-	(131)	-	70	28	(33)
Balance at December 31, 2011	30,937	398,094	546,757	(564,091)	1,987	413,684
Net income	-	-	89,304	-	-	89,304
Dividends paid ($.68 per share)	-	-	(13,026)	-	-	(13,026)
Stock awards and exercise of stock options (Note 4)	652	38,893	-	(16,085)	-	23,460
Purchases of treasury stock (Note 20)	-	-	-	(60,624)	-	(60,624)
Other	-	377	-	68	48	493
Balance at December 31, 2012	31,589	437,364	623,035	(640,732)	2,035	453,291
Net income	-	-	77,227	-	-	77,227
Dividends paid ($.76 per share)	-	-	(14,148)	-	-	(14,148)
Stock awards and exercise of stock options (Note 4)	656	44,366	-	(18,851)	-	26,171
Purchases of treasury stock (Note 20)	-	-	-	(92,911)	-	(92,911)
Other	-	(719)	-	(140)	119	(740)
Balance at December 31, 2013	$32,245	$481,011	$686,114	$(752,634)	$2,154	$448,890

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

As of December 31, 2013, VITAS has approximately $114,000 in unbilled revenue included in accounts receivable (December 31, 2012 - $457,000).  The unbilled revenue at VITAS relates to hospice programs currently undergoing various patient file reviews.  Surveyors working on behalf of the U.S. Federal government review certain patient files for compliance with Medicare regulations.  During the time the patient file is under review, we are unable to bill for care provided to those patients.  We make appropriate provisions to reduce our accounts receivable balance for any governmental or other payer reviews resulting in denials of patient service revenue.  We believe our hospice programs comply with all payer requirements at the time of billing.  However, we cannot predict whether future billing reviews or similar audits by payers will result in material denials or reductions in revenue.

       CONCENTRATION OF RISK
As of December 31, 2013 and 2012, approximately 60% and 53%, respectively, of VITAS’ total accounts receivable balance were due from Medicare and 31% and 36%, respectively, of VITAS’ total accounts receivable balance were due from various state Medicaid programs.  Combined accounts receivable from Medicare and Medicaid represent 85% of the consolidated net accounts receivable in the accompanying consolidated balance sheet as of December 31, 2013.

As further described in Note 19, we have agreements with one vendor to provide specified pharmacy services for VITAS and its hospice patients.  In 2013 and 2012, respectively, purchases made from this vendor represent over 90% of all pharmacy services used by VITAS.

INVENTORIES
Substantially all of the inventories are either general merchandise or finished goods.  Inventories are stated at the lower of cost or market.  For determining the value of inventories, cost methods that reasonably approximate the first-in, first-out (“FIFO”) method are used.

DEPRECIATION AND PROPERTIES AND EQUIPMENT
Depreciation of properties and equipment is computed using the straight-line method over the estimated useful lives of the assets.  Leasehold improvements are amortized over the lesser of the remaining lease terms (excluding option terms) or their useful lives.  Expenditures for maintenance, repairs, renewals and betterments that do not materially prolong the useful lives of the assets are expensed as incurred. The cost of property retired or sold and the related accumulated depreciation are removed from the accounts, and the resulting gain or loss is reflected currently in other income, net.

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

The weighted average lives of our property and equipment at December 31, 2013, were:

Buildings and building improvements	9.0	yrs.
Transportation equipment	13.9
Machinery and equipment	5.6
Computer software	5.1
Furniture and fixtures	4.7

GOODWILL AND INTANGIBLE ASSETS
Identifiable, definite-lived intangible assets arise from purchase business combinations and are amortized using either an accelerated method or the straight-line method over the estimated useful lives of the assets.  The selection of an amortization method is based on which method best reflects the economic pattern of usage of the asset.  The weighted average lives of our identifiable, definite-lived intangible assets at December 31, 2013, were:

Covenants not to compete	6.4	yrs.
Reaquired franchise rights	6.5
Referral networks	10.0
Customer lists	13.3

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

In July 2012, the FASB issued Accounting Standards Update (“ASU”) No. 2012-02 – Intangibles Goodwill and Other which provided additional guidance related to the impairment testing of indefinite-lived intangible assets.  ASU No. 2012–02 allows an entity to first assess qualitative factors to determine whether it is necessary to perform further impairment testing.  The revised guidance was effective for fiscal years beginning after September 15, 2012 but early adoption was permitted.  Our impairment testing date is October 1 of each year and we adopted the new guidelines in the third quarter of 2012.

We completed our qualitative analysis for impairment of goodwill and our indefinite-lived intangible assets as of October 1, 2013.  Based on our assessment, we do not believe that it is more likely than not that our reporting units or indefinite-lived assets fair values are less than their carrying values.

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

REVENUE RECOGNITION
Both the VITAS segment and Roto-Rooter segment recognize service revenues and sales when the earnings process has been completed.  Generally, this occurs when services are provided or products are delivered.  Sales of Roto-Rooter products, including drain cleaning machines and drain cleaning solution, comprise less than 3% of our total service revenues and sales for each of the three years in the period ended December 31, 2013.

CHARITY CARE
VITAS provides charity care, in certain circumstances, to patients without charge when management of the hospice program determines that the patient does not have the financial wherewithal to make payment.  There is no revenue or associated accounts receivable in the accompanying consolidated financial statements related to charity care.

The cost of providing charity care during the years ended December 31, 2013, 2012 and 2011, was $7.5 million, $8.4 million and $7.3 million, respectively.  The cost of charity care is calculated by taking the ratio of charity care days to total days of care and multiplying by total cost of care.

SALES TAX
The Roto-Rooter segment collects sales tax from customers when required by state and federal laws.  We record the amount of sales tax collected net in the accompanying consolidated statement of income.

GUARANTEES
In the normal course of business, Roto-Rooter enters into various guarantees and indemnifications in our relationships with customers and others.  These arrangements include guarantees of services for periods ranging from one day to one year and product satisfaction guarantees.  Prior to 2012, our technicians were financially responsible for servicing guarantees and warranty claims.  During 2012, Roto-Rooter modified its technician compensation program and the Company began assuming financial responsibility for service guarantees and warranty claims.  At December 31, 2013 and 2012 our accrual for such claims was $321,000 and $361,000 respectively.

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

ADVERTISING
We expense the production costs of advertising the first time the advertising takes place.  The costs of telephone directory listings are expensed when the directories are placed in circulation.  These directories are generally in circulation for approximately one year, at which point they are typically replaced by the publisher with a new directory.  We generally pay for directory placement assuming it is in circulation for one year.  If the directory is in circulation for less than or greater than one year, we receive a credit or additional billing, as necessary.  We do not control the timing of when a new directory is placed in circulation.  Advertising expense for the year ended December 31, 2013, was $31.0 million (2012 – $29.2 million; 2011 - $27.2 million).

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

The allowance for doubtful accounts for VITAS comprises the following (in thousands):

	Medicare	Medicaid	Commercial	Other	Total
Beginning Balance January 1, 2011	$4,917	$3,097	$1,569	$420	$10,003
Bad debt provision	1,393	4,794	2,034	(12)	8,209
Write-offs	(2,496)	(3,787)	(2,956)	(760)	(9,999)
Other/Contractual adjustments	397	130	542	205	1,274
Ending Balance December 31, 2012	4,211	4,234	1,189	(147)	9,487
Bad debt provision	506	5,169	3,084	591	9,350
Write-offs	(1,304)	(4,361)	(2,691)	(534)	(8,890)
Other/Contractual adjustments	462	152	622	112	1,348
Ending Balance December 31, 2013	$3,875	$5,194	$2,204	$22	$11,295

VITAS is subject to certain limitations on Medicare payments for services.  Specifically, if the number of inpatient care days any hospice program provides to Medicare beneficiaries exceeds 20% of the total days of hospice care such program provided to all Medicare patients for an annual period beginning September 28, the days in excess of the 20% figure may be reimbursed only at the routine homecare rate.  None of VITAS’ hospice programs exceeded the payment limits on inpatient services in 2013, 2012 or 2011.

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

During the year ended December 31, 2013, we reversed the Medicare cap liability for amounts recorded in the fourth quarter of 2012 for three programs’ projected 2013 measurement period liability. During 2013 this reversal was offset by the Medicare cap liability for two programs’ projected 2014 measurement period liability.   For the year ended December 31, 2012, we recorded pretax charges in continuing operations for the estimated Medicare cap liability for three programs’ projected liability through year end for the 2013 measurement period.  This amount was subsequently reversed during the 2013 fiscal year due to increased admission.  The net pretax expense/(income) was $7.0 million, ($1.7 million), and $1.6 million for fiscal years 2013, 2012 and 2011, respectively.

Shown below is the Medicare cap liability activity for the years ended December 31, 2013 and 2012 in thousands):

	2013	2012
Beginning Balance January 1,	$1,261	$2,965
2014 measurement period	3,881	-
2013 measurement period	3,181	874
2012 measurement period	-	(2,578)
2010 measurement period	(63)	-
Ending Balance December 31,	$8,260	$1,261

3.     Long-Term Debt and Lines of Credit
As of December 31, 2013, we have long-term debt of $183.6 million (December 31, 2012 - $174.9 million).  This long-term debt is related in its entirety to our Convertible Notes that are due in full in May 2014.

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

The conversion rate on the Notes is adjusted upon certain corporate events including a quarterly dividend payment in excess of $0.06 per share.  We have increased the dividend per share periodically since issuing the Notes.  This has the effect of changing the conversion rate to 12.7411 ($78.49 per share) at December 31, 2013.

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

The following amounts are included in our consolidated balance sheet related to the Notes (in thousands):

	December 31,
	2013	2012
Principal amount of convertible debentures	$186,956	$186,956
Unamortized debt discount	(3,392)	(12,066)
Carrying amount of convertible debentures	$183,564	$174,890
Additional paid in capital (net of tax)	$31,310	$31,310

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

The following amounts comprise interest expense included in our consolidated income statement (in thousands):

	December 31,
	2013	2012	2011
Cash interest expense	$4,610	$5,352	$5,175
Non-cash amortization of debt discount	8,674	8,106	7,576
Amortization of debt costs	1,751	1,265	1,137
Total interest expense	$15,035	$14,723	$13,888

The unamortized debt discount is amortized using the effective interest method over the remaining life of the Notes.  The effective rate on the Notes after adoption of the standard is 6.875%. The average interest rate for our long-term debt was 1.9% for the years ended December 31, 2013 and 2012.

Capitalized interest was not material for any of the periods shown.  Summarized below are the total amounts of interest paid during the years ended December 31 (in thousands):

2013	$4,744
2012	5,547
2011	4,754

DEBT COVENANTS
Collectively, the 2013 Credit Agreement and the Notes require us to meet certain restrictive non-financial and financial covenants. We are in compliance with all non-financial debt covenants as of December 31, 2013.  The restrictive financial covenants are defined in the 2013 Credit Agreement and include maximum leverage ratios, minimum fixed charge coverage and limits on operating leases.  We are in compliance with the financial debt covenants as of December 31, 2013, as follows:

Description	Requirement	Chemed

Leverage Ratio (Consolidated Indebtedness/Consolidated Adj.
EBITDA)	< 3.50 to 1.00	1.07 to 1.00

Fixed Charge Coverage Ratio (Consolidated Free Cash
Flow/Consolidated Fixed Charges	> 1.50 to 1.00	2.25 to 1.00

Annual Operating Lease Commitment	< $30.0 million	$26.5 million

We have issued $35.0 million in standby letters of credit as of December 31, 2013, mainly for insurance purposes.  Issued letters of credit reduce our available credit under the revolving credit agreement.  As of December 31, 2013, we have approximately $315.0 million of unused lines of credit available and eligible to be drawn down under our revolving credit facility, excluding the expansion feature.

4.     Stock-Based Compensation Plans
We have four stock incentive plans under which 6.7 million shares can be issued to key employees and directors through a grant of stock options, stock awards and/or performance stock units (“PSUs”).  The Compensation/Incentive Committee (“CIC”) of the Board of Directors administers these plans.

We grant stock options, stock awards and PSUs to our officers, other key employees and directors to better align their long-term interests with those of our shareholders.  We grant stock options at an exercise price equal to the market price of our stock on the date of grant.  Options generally vest evenly annually over a three-year period and have a contractual life of 10 years.  Restricted stock awards generally cliff vest over a three- or four-year period.  Unrestricted stock awards generally are granted to our non-employee directors annually at the time of our annual meeting.  PSUs are contingent upon achievement of multi-year earnings targets or market targets.  Upon achievement of targets, PSUs are converted to unrestricted shares of capital stock.

We recognize the cost of stock options, stock awards and PSUs on a straight-line basis over the service life of the award, generally the vesting period.  We include the cost of restricted stock awards in amortization expense and the cost of all other stock-based compensation in selling, general and administrative expense.

In January and February 2013, the CIC granted 29,992 restricted stock awards to certain key employees.  These shares cliff vest in January 2016 or February 2017.  In May 2013, the CIC granted 7,032 unrestricted shares of stock to the Company’s outside directors.

PERFORMANCE AWARDS
In November 2013, the CIC granted 16,149 PSUs contingent upon the achievement of certain total shareholder return (“TSR”) targets as compared to the TSR of a group of peer companies for the three-year period ending December 31, 2015, the date at which such awards may vest.  The Company utilized a Monte Carlo simulation approach in a risk-neutral framework with inputs including historical volatility of 30.4% and the risk-free interest rate of 0.36%.  The cumulative compensation cost of the TSR-based PSUs award to be recorded over the three year vesting period is $1.2 million.

In November 2013, the CIC also granted 16,149 PSUs contingent upon the achievement of certain earnings per share (“EPS”) targets.  At end of each reporting period, the Company estimates the number of shares that it believes will ultimately be earned and records that expense over the service period of the award.  We currently estimate cumulative compensation cost of the EPS-based PSUs to be recorded over the three year vesting period is $850,000.

The EBITDA and market-price PSUs granted in November 2012 expired without any shares being issued as the targets were not achieved.

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

The following table summarizes total stock option and stock award activity during 2013:

	Stock Options				Stock Awards and PSUs
		Weighted Average		Aggregate		Weighted
			Remaining	Intrinsic		Average
	Number of	Exercise	Contractual	Value	Number of	Grant-Date
	Options	Price	Life (Years)	(thousands)	Shares	Price
Outstanding at January 1, 2013	2,461,455	$57.41			269,292	$50.34
Granted	329,274	70.30			69,322	74.60
Exercised/Vested	(619,248)	49.46			(56,644)	47.18
Canceled/ Forfeited	(4,069)	64.04			(412)	65.17
Outstanding at December 31, 2013	2,167,412	61.63	6.4	$33,308	281,558	56.93

Vested and expected to vest at December 31, 2013	2,167,412	61.63	6.4	33,308	277,524	56.74
Exercisable at December 31, 2013	1,377,534	58.76	5.2	25,123	n.a.	n.a.

We estimate the fair value of stock options using the Black-Scholes valuation model.  We determine expected term, volatility, dividend yield and forfeiture rate based on our historical experience.  We believe that historical experience is the best indicator of these factors.

Comparative data for stock option and stock award activity include (in thousands, except per-share amounts):

	Years Ended December 31,
	2013	2012	2011
Total compensation cost of stock-based compensation
plans charged against income	$10,868	$11,975	$14,237
Total income tax benefit recognized in income for stock
based compensation plans	3,994	4,401	5,232
Total intrinsic value of stock options exercised	16,922	15,671	12,925
Total intrinsic value of stock awards vested during the period	4,298	2,786	3,757
Per-share weighted averaged grant-date fair value of
stock awards granted	74.60	41.49	64.74

The assumptions we used to value stock option grants are as follows:

	2013	2012	2011

Stock price on date of issuance	$70.30	$63.36	$65.17
Grant date fair value per share	$14.79	$15.98	$19.08
Number of options granted	329,274	442,350	513,100
Expected term (years)	4.9	4.9	4.9
Risk free rate of return	1.39%	0.89%	2.35%
Volatility	24.90%	30.80%	32.80%
Dividend yield	1.1%	1.0%	1.0%
Forfeiture rate	-	-	-

Other data for stock options and stock awards for 2013 include (dollar amounts in thousands):

	Stock	Stock Awards
	Options	and PSUs
Total unrecognized compensation related to nonvested options and awards at end of year	$7,459	$6,465
Weighted average period over which unrecognized compensation cost of nonvested options
and awards to be recognized (years)	2.2	2.1
Actual income tax benefit realized from options exercised during the year	$6,251	n.a.
Aggregate intrinsic value of stock awards and PSUs vested and expected to vest	n.a.	21,369

5.     Segments and Nature of the Business
Our segments include the VITAS segment and the Roto-Rooter segment.  Relative contributions of each segment to service revenues and sales were 74% and 26%, respectively, in 2013 and 75% and 25%, respectively, in 2012.  The vast majority of our service revenues and sales from continuing operations are generated from business within the United States.

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

Segment data are set forth below (in thousands):

	For the Years Ended December 31,
	2013	2012	2011
Revenues by Type of Service
VITAS
Routine homecare	$791,735	$778,776	$718,658
Continuous care	155,409	172,063	158,466
General inpatient	104,968	114,494	110,742
Medicare cap	(6,999)	1,704	(1,594)
Total segment	1,045,113	1,067,037	986,272
Roto-Rooter
Sewer and drain cleaning	141,283	138,500	138,932
Plumbing repair and maintenance	172,002	172,310	177,363
Independent contractors	33,030	28,522	26,711
HVAC repair and maintenance	-	1,109	3,410
Other products and services	21,901	22,565	23,282
Total segment	368,216	363,006	369,698
Total service revenues and sales	$1,413,329	$1,430,043	$1,355,970
Aftertax Segment Earnings/(Loss)
VITAS	$76,144	$86,577	$80,358
Roto-Rooter	29,243	30,905	34,879
Total	105,387	117,482	115,237
Corporate	(28,160)	(28,178)	(29,258)
Net income	$77,227	$89,304	$85,979
Interest Income
VITAS	$5,038	$3,883	$4,293
Roto-Rooter	2,096	1,647	2,176
Total	7,134	5,530	6,469
Corporate	56	76	91
Intercompany eliminations	(6,343)	(4,797)	(6,134)
Total interest income	$847	$809	$426
Interest Expense
VITAS	$182	$233	$229
Roto-Rooter	322	433	358
Total	504	666	587
Corporate	14,531	14,057	13,301
Total interest expense	$15,035	$14,723	$13,888
Income Tax Provision
VITAS	$46,910	$53,092	$48,835
Roto-Rooter	17,560	18,770	21,353
Total	64,470	71,862	70,188
Corporate	(17,868)	(15,347)	(15,611)
Total income tax provision	$46,602	$56,515	$54,577
Identifiable Assets
VITAS	$518,316	$519,555	$504,677
Roto-Rooter	241,679	224,735	212,234
Total	759,995	744,290	716,911
Corporate	133,706	115,336	78,994
Total identifiable assets	$893,701	$859,626	$795,905
Additions to Long-Lived Assets
VITAS	$16,219	$24,735	$24,298
Roto-Rooter	15,202	16,132	9,426
Total	31,421	40,867	33,724
Corporate	160	285	72
Total additions to long-lived assets	$31,581	$41,152	$33,796

	For the Years Ended December 31,
	2013	2012	2011
Depreciation and Amortization
VITAS	$20,251	$19,043	$18,480
Roto-Rooter	9,621	9,029	8,729
Total	29,872	28,072	27,209
Corporate	2,516	2,449	2,290
Total depreciation and amortization	$32,388	$30,521	$29,499

6.     Intangible Assets
Amortization of definite-lived intangible asset for the years ended December 31, 2013, 2012, 2011 was $1.6 million, $1.5 million and $1.5 million, respectively.  The following is a schedule by year of projected amortization expense for definite-lived intangible assets (in thousands):

2014	$709
2015	479
2016	408
2017	256
2018	174
Thereafter	377

The balance in identifiable intangible assets comprises the following (in thousands):

	Gross	Accumulated	Net Book
	Asset	Amortization	Value
December 31, 2013
Referral networks	$22,599	$(21,219)	$1,380
Covenants not to compete	9,570	(9,096)	474
Customer lists	1,222	(1,170)	52
Reaquired franchise rights	1,065	(570)	495
Subtotal - definite-lived intangibles	34,456	(32,055)	2,401
VITAS trade name	51,300	-	51,300
Rapid Rooter trade name	150	-	150
Operating licenses	2,705	-	2,705
Total	$88,611	$(32,055)	$56,556

December 31, 2012
Referral networks	$21,729	$(19,884)	$1,845
Covenants not to compete	9,446	(8,974)	472
Customer lists	1,224	(1,146)	78
Reaquired franchise rights	1,037	(410)	627
Subtotal - definite-lived intangibles	33,436	(30,414)	3,022
VITAS trade name	51,300	-	51,300
Rapid Rooter trade name	150	-	150
Operating licenses	2,705	-	2,705
Total	$87,591	$(30,414)	$57,177

7.     Business Combinations
During 2013, we completed one business combination within the Roto-Rooter segment for $756,000 in cash to increase our market penetration in Pueblo, Colorado.  We made one acquisition within the VITAS segment for $1.5 million in cash to increase our market penetration in Houston, Texas during 2013.  The purchase price of these acquisitions was allocated as follows (in thousands):

Identifiable intangible assets	$1,023
Goodwill	1,212
Other assets and liabilities - net	22
$2,257

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
$3,664

The unaudited pro forma results of operations, assuming purchase business combinations completed in 2013 and 2012 were completed on January 1, 2012, do not materially impact the accompanying consolidated financial statements.  The results of operations of each of the above business combinations are included in our results of operations from the date of the respective acquisition.

8.     Discontinued Operations
At December 31, 2013 and 2012, the accrual for our estimated liability for potential environmental cleanup and related costs arising from the 1991 sale of DuBois amounted to $1.7 million.  Of the 2013 balance, $826,000 is included in other current liabilities and $901,000 is included in other liabilities (long-term).   The estimated timing of payments of these liabilities follows (in thousands):

2014	$826
2015	300
Thereafter	601
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

9.     Cash Overdrafts and Cash Equivalents
Included in accounts payable are cash overdrafts of $806,000 and $12.2 million as of December 31, 2013 and 2012, respectively.

From time to time throughout the year, we invest excess cash in money market funds or repurchase agreements directly with major commercial banks. We do not physically hold the collateral for repurchase agreements, but the term is less than 10 days.  We closely monitor the creditworthiness of the institutions with which we invest our overnight funds and the quality of the collateral underlying those investments. We had $23.1 million in cash equivalents as of December 31, 2013.  There was $56.6 million in cash equivalents as of December 31, 2012.  The weighted average rate of return for our cash equivalents was 0.08% in 2013 and 0.2% in 2012.

10.   Other Income—Net
Other income—net from continuing operations comprises the following (in thousands):

	For the Years Ended December 31,
	2013	2012	2011
Market value gains related to deferred
compensation trusts	$4,982	$3,499	$799
Loss on disposal of property and equipment	(320)	(347)	(441)
Interest income	847	809	426
Other - net	(39)	162	(67)
Total other income	$5,470	$4,123	$717

The offset for market value gains or losses of the deferred compensation trust are recorded in selling, general and administrative expenses.

11.   Income Taxes
The provision for income taxes comprises the following (in thousands):

	For the Years Ended December 31,
	2013	2012	2011
Current
U.S. federal	$45,348	$51,467	$40,762
U.S. state and local	7,731	7,813	5,961
Foreign	511	386	612
Deferred
U.S. federal, state and local	(6,995)	(3,271)	7,227
Foreign	7	120	15
Total	$46,602	$56,515	$54,577

A summary of the temporary differences that give rise to deferred tax assets/ (liabilities) follows (in thousands):

	December 31,
	2013	2012
Accrued liabilities	$41,434	$32,772
Stock compensation expense	14,866	15,190
Allowance for uncollectible accounts receivable	1,396	1,510
State net operating loss carryforwards	1,495	1,461
Other	800	678
Deferred income tax assets	59,991	51,611
Amortization of intangible assets	(45,941)	(44,201)
Accelerated tax depreciation	(15,379)	(16,536)
Market valuation of investments	(2,279)	(1,569)
Currents assets	(1,459)	(1,600)
Other	(1,949)	(1,671)
Deferred income tax liabilities	(67,007)	(65,577)
Net deferred income tax liabilities	$(7,016)	$(13,966)

At December 31, 2013 and 2012, state net operating loss carryforwards were $29.4 million and $28.4 million, respectively.  These net operating losses will expire, in varying amounts, between 2014 and 2033.  Based on our history of operating earnings, we have determined that our operating income will, more likely than not, be sufficient to ensure realization of our deferred income tax assets.

A reconciliation of the beginning and ending of year amount of our unrecognized tax benefit is as follows (in thousands):

	2013	2012	2011
Balance at January 1,	$2,646	$2,612	$704
Unrecognized tax benefits due to positions taken in current year	219	219	2,038
Decrease due to expiration of statute of limitations	(1,973)	(185)	(130)
Balance at December 31,	$892	$2,646	$2,612

We file tax returns in the U.S. federal jurisdiction and various states.  The years ended December 31, 2010 and forward remain open for review for federal income tax purposes.  The earliest open year relating to any of our major state jurisdictions is the fiscal year ended December 31, 2008.  During the next twelve months, we do not anticipate a material net change in unrecognized tax benefits.

We classify interest related to our accrual for uncertain tax positions in separate interest accounts.  As of December 31, 2013 and 2012, we have approximately $116,000 and $306,000, respectively, accrued in interest payable related to uncertain tax positions.  These accruals are included in other current liabilities in the accompanying consolidated balance sheet.  Net interest expense related to uncertain tax positions included in interest expense in the accompanying consolidated statement of income is not material.

The difference between the actual income tax provision for continuing operations and the income tax provision calculated at the statutory U.S. federal tax rate is explained as follows (in thousands):

	For the Years Ended December 31,
	2013	2012	2011

Income tax provision calculated using the statutory rate of 35%	$43,340	$51,037	$49,195
State and local income taxes, less federal income tax effect	4,323	4,601	4,733
Uncertain tax position adjustments	(1,782)	-	-
Nondeductible expenses	1,250	1,137	1,062
Other --net	(529)	(260)	(413)
Income tax provision	$46,602	$56,515	$54,577
Effective tax rate	37.6%	38.8%	38.8%

Summarized below are the total amounts of income taxes paid during the years ended December 31 (in thousands):

2013	$55,827
2012	53,436
2011	44,343

Provision has not been made for additional taxes on $35.1 million of undistributed earnings of our domestic subsidiaries.  Should we elect to sell our interest in all of these businesses rather than to effect a tax-free liquidation, additional taxes amounting to approximately $12.9 million would be incurred based on current income tax rates.

12.   Properties and Equipment
A summary of properties and equipment follows (in thousands):

	December 31,
	2013	2012
Land	$1,392	$1,363
Buildings	52,328	47,831
Transportation equipment	20,381	20,165
Machinery and equipment	71,121	69,299
Computer software	49,110	47,184
Furniture and fixtures	71,167	68,394
Projects under development	8,006	2,305
Total properties and equipment	273,505	256,541
Less accumulated depreciation	(180,550)	(164,607)
Net properties and equipment	$92,955	$91,934

The net book value of computer software at December 31, 2013 and 2012, was $12.2 million and $14.1 million, respectively.  Depreciation expense for computer software was $3.9 million, $4.3 million and $5.6 million for the years ended December 31, 2013, 2012 and 2011, respectively.

13.   Lease Arrangements
We have operating leases that cover our corporate office headquarters, various warehouse and office facilities, office equipment and transportation equipment. The remaining terms of these leases range from monthly to nine years, and in most cases we expect that these leases will be renewed or replaced by other leases in the normal course of business. We have no significant capital leases as of December 31, 2013 or 2012.

The following is a summary of future minimum rental payments and sublease rentals to be received under operating leases that have initial or remaining noncancelable terms in excess of one year at December 31, 2013 (in thousands):

2014	$23,108
2015	17,835
2016	13,488
2017	8,277
2018	4,713
Thereafter	4,405
Total minimum rental payments	$71,826

Total rental expense incurred under operating leases for continuing operations follows (in thousands):

	For the Years Ended December 31,
	2013	2012	2011
Total rental payments	$38,992	$39,997	$38,474
Less sublease rentals	-	(103)	(170)
Net rental expense	$38,992	$39,894	$38,304

The amounts shown above as Total rental payments and Net rental expense for 2012 and 2011 increased $16.0 million and $16.3 million, respectively from the prior year presentation due to certain in-patient unit leases being inadvertently omitted.  The omission did not affect our results of operations, financial position or cash flows.  All years are presented consistently.

14.  Retirement Plans
Retirement obligations under various plans cover substantially all full-time employees who meet age and/or service eligibility requirements. The major plans providing retirement benefits to our employees are defined contribution plans.  Expenses for our retirement and profit-sharing plans, excess benefit plans and other similar plans are as follows (in thousands):

For the Years Ended December 31,
2013	2012	2011

$14,511	$11,376	$9,408

These expenses include the impact of market gains and losses on assets held in deferred compensation plans.

We have excess benefit plans for key employees whose participation in the qualified plans is limited by U.S. Employee Retirement Income Security Act requirements. Benefits are determined based on theoretical participation in the qualified plans.  Benefits are only invested in mutual funds, and participants are not permitted to diversify accumulated benefits in shares of our stock. Trust assets invested in shares of our stock are included in treasury stock, and the corresponding liability is included in a separate component of stockholders’ equity. At December 31, 2013, these trusts held 97,801 shares or $2.2 million of our stock (2012 – 96,148 shares or $2.1 million).

15.  Earnings Per Share
The computation of earnings per share follows (in thousands, except per share data):

For the Years Ended December 31,	Net Income	Shares	Earnings per Share
2013
Earnings	$77,227	18,199	$4.24
Dilutive stock options	-	278
Nonvested stock awards	-	108
Diluted earnings	$77,227	18,585	$4.16

2012
Earnings	$89,304	18,924	$4.72
Dilutive stock options	-	316
Nonvested stock awards	-	99
Diluted earnings	$89,304	19,339	$4.62

2011
Earnings	$85,979	20,523	$4.19
Dilutive stock options	-	335
Nonvested stock awards	-	87
Diluted earnings	$85,979	20,945	$4.10

During 2013, 358,000 stock options were excluded from the computation of diluted earnings per share as their exercise prices were greater than the average market price during most of the year.  During 2012, 1.4 million stock options were also excluded.  During 2011, 1.3 million stock options were also excluded.

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

The following table provides examples of how changes in our stock price impact the number of shares that would be included in our diluted earnings per share calculation at December 31, 2013.  It also shows the impact on the number of shares issuable upon conversion of the Notes and settlement of the purchased call options and sold warrants:

Share Price	Shares Underlying 1.875% Convertible Notes	Warrant Shares	Total Treasury Method Incremental Shares (a)	Shares Due to the Company under Notes Hedges	Incremental Shares Issued/(received) by the Company upon Conversion (b)
$80.73	66,201	-	66,201	(70,820)	(4,619)
$90.73	321,444	-	321,444	(343,871)	(22,427)
$100.73	526,008	-	526,008	(562,708)	(36,700)
$110.73	693,624	121,738	815,362	(742,018)	73,344
$120.73	833,473	322,722	1,156,195	(891,625)	264,570
$130.73	951,927	492,957	1,444,884	(1,018,343)	426,541

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

The following shows the carrying value, fair value and the hierarchy for our financial instruments as of December 31, 2013 (in thousands):

		Fair Value Measure
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Investments of deferred compensation plans held in trust	$42,465	$42,465	$-	$-
Current portion of long-term debt	183,564	193,032	-	-

The following shows the carrying value, fair value and the hierarchy for our financial instruments as of December 31, 2012 (in thousands):

		Fair Value Measure
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Investments of deferred compensation plans held in trust	$36,089	$36,089	$-	$-
Long-term debt	174,890	197,874	-	-

For cash and cash equivalents, accounts receivable and accounts payable, the carrying amount is a reasonable estimate of fair value because of the liquidity and short-term nature of these instruments.

17.   Loans Receivable from Independent Contractors
At December 31, 2013, we had contractual arrangements with 68 independent contractors to provide plumbing repair and drain cleaning services under sublicensing agreements using the Roto-Rooter name in lesser-populated areas of the United States and Canada. The arrangements give the independent contractors the right to conduct a plumbing and drain cleaning business using the Roto-Rooter name in a specified territory in exchange for a royalty based on a percentage of labor sales, generally approximately 40%.  We also pay for certain telephone directory advertising in these areas, lease certain capital equipment and provide operating manuals to serve as resources for operating a plumbing and drain cleaning business.  The contracts are generally cancelable upon 90 days’ written notice (without cause) or upon a few days notice (with cause).  The independent contractors are responsible for running the businesses as they believe best.

Our maximum exposure to loss from arrangements with our independent contractors at December 31, 2013 is approximately $1.5 million (2012 - $1.3 million).  The exposure to loss is mainly the result of loans provided to the independent contractors.  In most cases, these loans are partially secured by receivables and equipment owned by the independent contractor.  The interest rates on the loans range from zero to 8% per annum, and the remaining terms of the loans range from 2.5 months to 5.4 years at December 31, 2013.  We recorded the following from our independent contractors (in thousands):

	For the Years Ended December 31,
	2013	2012	2011

Revenues	$33,030	$28,522	$26,711
Pretax profits	17,726	14,790	13,320

18.   Legal and Regulatory Matters
The VITAS segment of the Company’s business operates in a heavily-regulated industry.  As a result, the Company is subjected to inquiries and investigations by various government agencies, as well as to lawsuits, including qui tam actions.  The following sections describe the various ongoing material lawsuits and investigations of which the Company is currently aware.  It is not possible at this time for us to estimate either the timing or outcome of any of those matters, or whether any potential loss, or range of potential losses, is probable or estimable.

Regulatory Matters and Litigation
In February 2010, Chemed and Roto-Rooter were named as defendants in a lawsuit filed in the United States District Court for the Eastern District of New York,  Anthony Morangelli, et al., v. Chemed Corp. and Roto-Rooter Services Co.,  No. 10-CV-00876 (BMC).  The named plaintiffs, current and former technicians employed by Roto-Rooter who were paid on a commission basis, asserted against Chemed and Roto-Rooter claims for violation of the Fair Labor Standards Act (“FLSA”) and claims for violations of the labor laws of multiple states.  In June 2013 the parties reached an agreement to settle the case for $14.3 million plus applicable payroll taxes ($9.0 million after tax). As such, $14.8 million is recorded as other operating expense in the year ended December 31, 2013 Statement of Income and is included in accrued legal at December 31, 2013.

VITAS is party to a class action lawsuit filed in the Superior Court of California, Los Angeles County in September 2006 by Bernadette Santos, Keith Knoche and Joyce White, Bernadette Santos, et al. v. VITAS Healthcare Corporation of California, BC359356.  This case alleges failure to pay overtime and failure to provide meal and rest periods to a purported class of California admissions nurses, chaplains and sales representatives.  The case seeks payment of penalties, interest and Plaintiffs’ attorney fees.  In December 2009, the trial court denied Plaintiffs’ motion for class certification.  In July 2011, the Court of Appeals affirmed denial of class certification on the travel time, meal and rest period claims, and reversed the trial court’s denial on the off-the-clock and sales representation exemption claims.  Plaintiffs filed an appeal of this decision.  In September 2012, in response to an order of reconsideration, the Court of Appeals reiterated its previous rulings.  In March 2013, the Court granted summary judgment dismissing the sales representatives’ claims as they are exempt employees.  In October 2013 we reached agreement to settle the case for $10.3 million plus applicable payroll taxes ($6.5 million aftertax).  As such, $10.5 million is recorded as other operating expense in the year ended December 31, 2013 Statement of Income. This settlement was paid in 2013.

On January 12, 2012, a putative class action lawsuit was filed in the U.S. District Court for the Southern District of Ohio against the Company, Kevin McNamara, David Williams, and Timothy O’Toole, In re Chemed Corp. Securities Litigation, Civil Action No. 1:12-cv-28 (S.D. Ohio).  On June 18, 2012, an amended complaint was filed alleging violation of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 against all Defendants, and violation of Section 20(a) of the Securities Exchange Act of 1934 against Messrs. McNamara, Williams, and O’Toole.  The suit’s allegations concern the VITAS hospice segment of the Company’s business.  Plaintiffs seek, on behalf of a putative class of purchasers of Chemed Capital Stock, compensatory damages in an unspecified amount and attorneys’ fees and expenses, arising from Defendants’ alleged failure to disclose an alleged fraudulent scheme at VITAS to enroll ineligible hospice patients and to fraudulently obtain payments from the federal government.  Defendants filed motions to dismiss the amended complaint on August 17, 2012, which were pending when the parties reached an agreement to settle the action.  On June 7, 2013, following the filing of U.S. v. VITAS, discussed below, Plaintiffs filed a motion for leave to file a second amended complaint.  Defendants opposed this motion.  On September 16, 2013, Plaintiffs executed a Settlement Term Sheet with Defendants, reaching an agreement in principle to settle this case subject to Court approval.  On February 6, 2014, Plaintiffs, on behalf of a putative class of purchasers of Chemed Capital Stock between February 15, 2010 and May 2, 2013, inclusive, executed a stipulation of settlement with defendants, agreeing to settle this case in full and with prejudice, and to provide Defendants with full releases of all claims that are or could have been asserted by Plaintiffs in exchange for payment of $6.0 million by our insurer into a settlement fund for the benefit of the putative settlement class (“Settlement”).  The Settlement has been recorded as an accrual and offsetting prepaid in the accompanying Balance Sheet. This Settlement is subject to Court approval.  Defendants agreed to enter into this Settlement in order to eliminate the burden, expense and distraction of further litigation.

In June 2011, the U.S. Attorney provided the Company with a partially unsealed qui tam complaint filed under seal in the U.S. District Court for the Western District of Texas,  United States, et al. ex rel. Urick v. VITAS HME Solutions, Inc. et al., 5:08-cv-0663 (“Urick”).  The U.S. Attorney filed a notice in May 2012 stating that it had decided not to intervene in the case at that time but indicating that it continues to investigate the allegations.  In June 2012, the complaint was unsealed.  The complaint asserts violations of the federal False Claims Act and the Texas Medicaid Fraud Prevention Act based on allegations of a conspiracy to submit to Medicare and Medicaid false claims involving hospice services for ineligible patients, unnecessary medical supplies, failing to satisfy certain prerequisites for payment, and altering patient records, including backdating patient revocations.  The suit was brought by Barbara Urick, a registered nurse in VITAS’s San Antonio program, against VITAS, certain of its affiliates, and several former VITAS employees, including physicians Justo Cisneros and Antonio Cavasos and nurses Sally Schwenk, Diane Anest, and Edith Reed.  In September 2012 and July 2013, the plaintiff dismissed all claims against the individual defendants.  The complaint was served on the VITAS entities on April 12, 2013.

Also in June 2011, the U.S. Attorney provided the Company with a partially unsealed qui tam complaint filed under seal in the U.S. District Court for the Northern District of Illinois, United States, et al. ex rel. Spottiswood v. Chemed Corp., 1:07-cv-4566 (“Spottiswood”).  In April 2012, the complaint was unsealed.  The U.S. Attorney and Attorney General for the State of Illinois filed notices in April and May 2012, respectively, stating that they had decided not to intervene in the case at that time but indicating that they continue to investigate the allegations.  Plaintiff filed an amended complaint in November 2012.  The complaint asserts violations of the federal False Claims Act and the Illinois Whistleblower Reward and Protection Act based on allegations that VITAS fraudulently billed Medicare and Medicaid for providing unwarranted continuous care services.  The suit was brought by Laura Spottiswood, a former part-time pool registered nurse at VITAS, against Chemed, VITAS, and a VITAS affiliate.  The complaint was served on the defendants on April 12, 2013.  On May 29 and June 4, 2013, respectively, the Court granted the government’s motion to partially intervene in Spottiswood and in Urick on the allegations that VITAS submitted or caused to be submitted false or fraudulent claims for continuous care and routine home care on behalf of certain ineligible Medicare beneficiaries.  The Court also transferred them to the U.S. District Court for the Western District of Missouri under docket Nos. 4:13-cv-505 and 4:13-cv-563, respectively.

On May 2, 2013, the government filed a False Claims Act complaint against the Company and certain of its hospice-related subsidiaries in the U.S. District Court for the Western District of Missouri, United States v. VITAS Hospice Services, LLC, et al., No. 4:13-cv-00449-BCW (the “2013 Action”).  Prior to that date, the Company received various subpoenas from the U.S. Department of Justice and OIG that have been previously disclosed.  The 2013 Action alleges that, since at least 2002, VITAS, and since 2004, the Company, submitted or caused the submission of false claims to the Medicare program by (a) billing Medicare for continuous home care services when the patients were not eligible, the services were not provided, or the medical care was inappropriate, and (b) billing Medicare for patients who were not eligible for the Medicare hospice benefit because they did not have a life expectancy of six months or less if their illnesses ran their normal course.  This complaint seeks treble damages, statutory penalties, and the costs of the action, plus interest.  On August 1, 2013, the government filed its First Amended Complaint in the 2013 Action.  The First Amended Complaint changed and supplemented some of the allegations, but did not otherwise expand the causes of action or the nature of the relief sought against VITAS.  The defendants filed a motion to dismiss on September 24, 2013.

On May 6, 2013, the U.S. District Court for the Western District of Missouri, at the request of the government, unsealed a qui tam complaint against VITAS and VITAS Healthcare Corporation of California, United States ex rel. Charles Gonzales v. VITAS Healthcare Corporation, et al., CV 12-0761-R (“Gonzales”).  The case was transferred from the Central District of California to the Western District of Missouri under docket No. 4:13-cv-344.  The government partially intervened in Gonzales.  The Gonzales complaint alleges that VITAS’ Los Angeles program falsely certified and recertified patients as eligible for the Medicare Hospice Benefit.  It alleges violations of the False Claims Act and seeks treble damages, civil penalties, recovery of costs, attorneys’ fees and expenses, and pre- and post-judgment interest.

On September 25, 2013, the Court granted a joint motion by the government, the relators, and VITAS to consolidate the Spottiswood,  Urick, and  Gonzales complaints with the 2013 Action.  As a result, the First Amended Complaint will govern the consolidated claims brought by the United States and the relators for all purposes.  The relators and VITAS have stipulated that certain non-intervened claims will not be pursued by the relators.

VITAS has also received document subpoenas in related state matters.  In February 2010, VITAS received a civil investigative demand (“CID”) from the Texas Attorney General seeking documents from January 1, 2002 through the date of the CID, and interrogatory responses in connection with an investigation of possible fraudulent submission of Medicaid claims for non-qualifying patients and fraudulent shifting of costs from VITAS to the State of Texas and the United States.  The CID requested similar information sought by prior Department of Justice subpoenas, including policy and procedure manuals and information concerning Medicare and Medicaid billing, patient statistics and sales and marketing practices, together with information concerning record-keeping and retention practices, and medical records concerning 117 patients.  In September 2010, VITAS received a second CID from the Texas Attorney General seeking additional documents concerning business plans and results, revocation forms for certain patients, and electronic documents of 10 current and former employees.  In July 2012, VITAS received an investigative subpoena from the Florida Attorney General seeking documents previously produced in the course of prior government investigations as well as, for the period January 1, 2007 through the date of production, billing records and procedures; information concerning business results, plans, and strategies; documents concerning patient eligibility for hospice care; and certain information concerning employees and their compensation.

In November 2013, two shareholder derivative lawsuits were filed against the Company’s current and former directors, as well as certain of its officers both of which are covered by the Company’s commercial insurance.  On November 6, 2013, KBC Asset Management NV filed suit in the United States Distrct Court for the District of Delaware, KBC Asset Management NV, derivatively on behalf of Chemed Corp. v. McNamara, et al., No. 13 Civ. 1854 (LPS) (D. Del.).  It sued Kevin McNamara, Joel Gemunder, Patrick Grace, Thomas Hutton, Walter Krebs, Andrea Lindell, Thomas Rice, Donald Saunders, Arthur Tucker, Jr., George Walsh III, Frank Wood, Timothy O’Toole, David Williams and Ernest Mrozek, together with the Company as nominal defendant.  Plaintiff alleges that since at least 2004, Chemed, through VITAS, has submitted or caused the submission of false claims to Medicare.  The suit alleges a claim for breach of fiduciary duty against the individual defendants, and seeks (a) a declaration that the individual defendants breached their fiduciary duties to the Company; (b) an order requiring those defendants to pay compensatory damages, restitution and exemplary damages, in unspecified amounts, to the Company; (c) an order directing the Company to implement new policies and procedures; and (d) costs and disbursements incurred in bringing the action, including attorneys’ fees.

On November 14, 2013, Mildred A. North filed suit in the United States District Court for the Southern District of Ohio, North, derivatively on behalf of Chemed Corp. v. Kevin McNamara, el al., No. 13 Civ. 833 (MDB) (S.D. Ohio).  She sued Kevin McNamara, David Williams, Timothy O’Toole, Joel Gemunder, Patrick Grace, Walter Krebs, Andrea Lindell, Thomas Rice, Donald Saunders, George Walsh III, Frank Wood and Thomas Hutton, together with the Company as nominal defendant.  Plaintiff alleges that, between February 2010 and the present, the individual defendants breached their fiduciary duties as officers and directors of Chemed by, among other things, (a) allegedly causing VITAS to submit improper and ineligible claims to Medicare and Medicaid; and (b) allegedly misrepresenting the state of Chemed’s internal controls.  The suit alleges claims for breach of fiduciary duty, abuse of control and gross mismanagement against the individual defendants.  The complaint also alleges unjust enrichment and insider trading against Messrs. McNamara, Williams and O’Toole.  Plaintiff seeks (a) a declaration that the individual defendants breached their fiduciary duties to the Company; (b) an order requiring those defendants to pay compensatory damages, restitution and exemplary damages, in unspecified amounts, to the Company; (c) an order directing the Company to implement new policies and procedures; and (d) costs and disbursements incurred in bringing the action, including attorneys’ fees.

On December 20, 2013, Plaintiff in the North action filed a motion before the Judicial Panel on Multidistrict Litigation seeking centralized treatment of her action and the KBC action in the U.S. District Court for the Southern District of Ohio.  Defendants in both cases, as well as Plaintiff KBC, opposed that motion, consistent with Chemed’s By-law 8.07, which requires all derivative suits brought in Chemed’s name to proceed in federal or state court in Delaware.  The MDL Panel has yet to rule on that motion.  On January 29, 2014 Defendants filed motions to transfer North to Delaware under 28 U.S.C § 1404 and to stay the case until after resolution of that motion and the MDL motion.

The Company intends to defend vigorously against the allegations in each of the above lawsuits.  The Company had a net recovery for these OIG investigations, due to a one-time insurance reimbursement of $1.0 million for certain legal costs, for the year ended December 31, 2013. The net costs to comply with these investigations were $2.1 million, $1.2 million and $1.2 million for the years ending December 31, 2013, 2012 and 2011, respectively. Regardless of the outcome of any of the preceding matters, responding to the subpoenas and dealing with the various regulatory agencies and opposing parties can adversely affect us through defense costs, potential payments, diversion of management time, and related publicity.  Although the Company intends to defend them vigorously, there can be no assurance that those suits will not have a material adverse effect on the Company.

19.  Concentration of Risk
VITAS has pharmacy services agreements (“Agreements”) with Omnicare, Inc. and its subsidiaries ("OCR") whereby OCR provides specified pharmacy services for VITAS and its hospice patients in geographical areas served by both VITAS and OCR.  Either party may cancel the Agreements at the end of any term by giving 90 days prior written notice.  VITAS made purchases from OCR of $39.0 million, $40.9 million and $39.4 million for the years ended December 31, 2013, 2012 and 2011, respectively. For the years ended December 31, 2013, 2012 and 2011, respectively, purchases from this vendor represent over 90% of all pharmacy services used by VITAS.  VITAS’ accounts payable to OCR and its subsidiaries was $3.8 million at December 31, 2013.

20.  Capital Stock Transactions
  On February 20, 2013, our Board of Directors authorized an additional $100 million for stock repurchase under the February 2011 repurchase program.  On November 7, 2011 our Board of Directors authorized an additional $100 million of stock repurchases under the February 2011 repurchase program. On February 22, 2011, our Board of Directors authorized $100 million of stock repurchases under the February 2011 repurchase program.  We repurchased the following capital stock:

	For the Years Ended December 31,
	2013	2012	2011
Shares repurchased	1,356,344	932,706	2,602,513
Weighted average price per share	$68.50	$64.87	$55.28

21.  Other Operating Expenses

	For the Years Ended December 31,
	2013	2012	2011
Litigation settlement of VITAS segment (a)	$10,500	$-	$-
Settlements of Roto-Rooter segment (b)	15,721	-	-
Severance and other operating costs related
to closing Roto-Rooter's HVAC business	-	1,126	-
Total other operating expenses	$26,221	$1,126	$-

(a)	Santos claims discussed in Note 18.
(b)	Morganelli claims discussed in Note 18 and estimated settlement of certain customer claims.

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

22.  Guarantor Subsidiaries
Our 1.875% Senior Convertible Notes issued on May 14, 2007, are fully and unconditionally guaranteed on an unsecured, joint and severally liable basis by 100% owned subsidiaries.  The equity method has been used with respect to the parent company’s (Chemed) investment in subsidiaries.  No consolidating adjustment column is presented for the condensed, consolidating statement of cash flow since there were no significant consolidating entries for the periods presented.  The following condensed, consolidating financial data present the composition of the parent company, the guarantor subsidiaries and the non-guarantor subsidiaries as of December 31, 2013 and 2012, and for the years ended December 31, 2013, 2012 and 2011 (in thousands):

December 31, 2013	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
ASSETS
Cash and cash equivalents	$84,005	$(8,777)	$9,190	$-	$84,418
Accounts receivable, including intercompany	925	509,580	1,000	(419,735)	91,770
Inventories	-	6,246	457	-	6,703
Current deferred income taxes	-	21,307	126	(1,176)	20,257
Prepaid income taxes	3,710	1,176	349	(1,545)	3,690
Prepaid expenses	6,925	10,682	211	-	17,818
Total current assets	95,565	540,214	11,333	(422,456)	224,656
Investments of deferred compensation plans	-	-	42,465	-	42,465
Properties and equipment, at cost less accumulated depreciation	10,184	80,144	2,627	-	92,955
Identifiable intangible assets less accumulated amortization	-	56,556	-	-	56,556
Goodwill	-	462,489	4,382	-	466,871
Other assets	17,782	1,775	15,888	(25,247)	10,198
Investments in subsidiaries	945,450	27,564	-	(973,014)	-
Total assets	$1,068,981	$1,168,742	$76,695	$(1,420,717)	$893,701
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable, including intercompany	$417,593	$39,424	$4,476	$(419,735)	$41,758
Current portion of long-term debt	183,564	-	-	-	183,564
Income taxes	1,106	210	340	(1,545)	111
Accrued insurance	784	41,075	-	-	41,859
Accrued compensation	5,047	42,905	371	-	48,323
Accrued legal	6,031	17,179	-	-	23,210
Other current liabilities	2,739	22,219	1,379	(1,176)	25,161
Total current liabilities	616,864	163,012	6,566	(422,456)	363,986
Deferred income taxes	-	52,548	-	(25,247)	27,301
Deferred compensation liabilities	-	-	42,348	-	42,348
Other liabilities	3,227	6,914	1,035	-	11,176
Stockholders' equity	448,890	946,268	26,746	(973,014)	448,890
Total liabilities and stockholders' equity	$1,068,981	$1,168,742	$76,695	$(1,420,717)	$893,701
December 31, 2012	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
ASSETS
Cash and cash equivalents	$56,342	$4,674	$8,515	$-	$69,531
Accounts receivable, including intercompany	925	427,341	889	(335,822)	93,333
Inventories	-	6,505	553	-	7,058
Current deferred income taxes	-	14,633	173	(1,147)	13,659
Prepaid income taxes	4,043	-	-	(1,400)	2,643
Prepaid expenses	564	10,656	227	-	11,447
Total current assets	61,874	463,809	10,357	(338,369)	197,671
Investments of deferred compensation plans	-	-	36,089	-	36,089
Properties and equipment, at cost less accumulated depreciation	10,984	78,236	2,714	-	91,934
Identifiable intangible assets less accumulated amortization	-	57,177	-	-	57,177
Goodwill	-	461,277	4,555	-	465,832
Other assets	19,025	2,005	13,797	(23,904)	10,923
Investments in subsidiaries	874,692	24,298	-	(898,990)	-
Total assets	$966,575	$1,086,802	$67,512	$(1,261,263)	$859,626
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable, including intercompany	$325,916	$53,934	$4,444	$(335,822)	$48,472
Income taxes	1,019	3,816	1,503	(1,400)	4,938
Accrued insurance	1,339	39,315	-	-	40,654
Accrued compensation	4,119	40,891	447	-	45,457
Accrued legal	6	1,155	-	-	1,161
Other current liabilities	2,780	12,748	1,759	(1,147)	16,140
Total current liabilities	335,179	151,859	8,153	(338,369)	156,822
Deferred income taxes	-	51,566	-	(23,904)	27,662
Long-term debt	174,890	-	-	-	174,890
Deferred compensation liabilities	-	-	35,599	-	35,599
Other liabilities	3,215	7,352	795	-	11,362
Stockholders' equity	453,291	876,025	22,965	(898,990)	453,291
Total liabilities and stockholders' equity	$966,575	$1,086,802	$67,512	$(1,261,263)	$859,626

For the year ended December 31, 2013		Guarantor	Non-Guarantor	Consolidating
	Parent	Subsidiaries	Subsidiaries	Adjustments	Consolidated
Net sales and service revenues	$-	$1,383,140	$30,189	$-	$1,413,329
Cost of services provided and goods sold	-	991,816	16,992	-	1,008,808
Selling, general and administrative expenses	23,055	176,967	12,496	-	212,518
Depreciation	959	25,797	942	-	27,698
Amortization	1,981	2,709	-	-	4,690
Other operating expenses	-	26,221	-	-	26,221
Total costs and expenses	25,995	1,223,510	30,430	-	1,279,935
Income/(loss) from operations	(25,995)	159,630	(241)	-	133,394
Interest expense	(14,713)	(504)	182	-	(15,035)
Other (expense)/income - net	16,326	(15,833)	4,977	-	5,470
Income/(loss) before income taxes	(24,382)	143,293	4,918	-	123,829
Income tax (provision)/benefit	7,729	(54,456)	125	-	(46,602)
Equity in net income of subsidiaries	93,880	4,409	-	(98,289)	-
Net income	$77,227	$93,246	$5,043	$(98,289)	$77,227

For the year ended December 31, 2012		Guarantor	Non-Guarantor	Consolidating
	Parent	Subsidiaries	Subsidiaries	Adjustments	Consolidated
Net sales and service revenues	$-	$1,400,561	$29,482	$-	$1,430,043
Cost of services provided and goods sold	-	1,017,001	16,320	-	1,033,321
Selling, general and administrative expenses	22,618	175,166	10,872	-	208,656
Depreciation	942	24,179	888	-	26,009
Amortization	1,924	2,588	-	-	4,512
Other operating expenses	-	1,126	-	-	1,126
Total costs and expenses	25,484	1,220,060	28,080	-	1,273,624
Income/(loss) from operations	(25,484)	180,501	1,402	-	156,419
Interest expense	(13,999)	(666)	(58)	-	(14,723)
Other (expense)/income - net	17,626	(16,992)	3,489	-	4,123
Income/(loss) before income taxes	(21,857)	162,843	4,833	-	145,819
Income tax (provision)/benefit	7,001	(61,794)	(1,722)	-	(56,515)
Equity in net income of subsidiaries	104,160	3,190	-	(107,350)	-
Net income	$89,304	$104,239	$3,111	$(107,350)	$89,304

For the year ended December 31, 2011		Guarantor	Non-Guarantor	Consolidating
	Parent	Subsidiaries	Subsidiaries	Adjustments	Consolidated
Net sales and service revenues	$-	$1,328,425	$27,545	$-	$1,355,970
Cost of services provided and goods sold	-	955,628	14,856	-	970,484
Selling, general and administrative expenses	21,895	172,368	7,997	-	202,260
Depreciation	945	23,496	806	-	25,247
Amortization	1,756	2,496	-	-	4,252
Total costs and expenses	24,596	1,153,988	23,659	-	1,202,243
Income/(loss) from operations	(24,596)	174,437	3,886	-	153,727
Interest expense	(13,177)	(587)	(124)	-	(13,888)
Other (expense)/income - net	16,507	(16,591)	801	-	717
Income/(loss) before income taxes	(21,266)	157,259	4,563	-	140,556
Income tax (provision)/benefit	6,564	(59,407)	(1,734)	-	(54,577)
Equity in net income of subsidiaries	100,681	3,001	-	(103,682)	-
Net income	$85,979	$100,853	$2,829	$(103,682)	$85,979

For the year ended December 31, 2013		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Consolidated
Cash Flow from Operating Activities:
Net cash provided by operating activities	$9,592	$138,580	$2,675	$150,847
Cash Flow from Investing Activities:
Capital expenditures	(160)	(28,272)	(892)	(29,324)
Business combinations, net of cash acquired	-	(2,257)	-	(2,257)
Other sources/(uses) - net	(66)	255	46	235
Net cash used by investing activities	(226)	(30,274)	(846)	(31,346)
Cash Flow from Financing Activities:
Purchases of treasury stock	(92,911)	-	-	(92,911)
Capital stock surrendered to pay taxes on stock-based compensation	(5,348)	-	-	(5,348)
Dividends paid to shareholders	(14,148)	-	-	(14,148)
Proceeds from exercise of stock options	17,122	-	-	17,122
Realized excess tax benefit on share based compensation	3,982	-	-	3,982
Debt issuance costs	(1,108)	-	-	(1,108)
Change in cash overdrafts payable	4,578	(15,993)	-	(11,415)
Change in intercompany accounts	106,082	(105,764)	(318)	-
Other sources - net	48	-	(836)	(788)
Net cash provided/(used) by financing activities	18,297	(121,757)	(1,154)	(104,614)
Net increase in cash and cash equivalents	27,663	(13,451)	675	14,887
Cash and cash equivalents at beginning of year	56,342	4,674	8,515	69,531
Cash and cash equivalents at end of period	$84,005	$(8,777)	$9,190	$84,418
For the year ended December 31, 2012		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Consolidated
Cash Flow from Operating Activities:
Net cash provided by operating activities	$5,267	$123,431	$3,070	$131,768
Cash Flow from Investing Activities:
Capital expenditures	(285)	(33,944)	(1,023)	(35,252)
Business combinations, net of cash acquired	-	(5,900)	-	(5,900)
Other sources/(uses) - net	178	312	(22)	468
Net cash used by investing activities	(107)	(39,532)	(1,045)	(40,684)
Cash Flow from Financing Activities:
Purchases of treasury stock	(60,624)	-	-	(60,624)
Capital stock surrendered to pay taxes on stock-based compensation	(4,098)	-	-	(4,098)
Dividends paid to shareholders	(13,026)	-	-	(13,026)
Proceeds from exercise of stock options	12,310	-	-	12,310
Realized excess tax benefit on share based compensation	3,435	-	-	3,435
Change in cash overdrafts payable	(5,338)	7,262	-	1,924
Change in intercompany accounts	85,935	(85,065)	(870)	-
Other sources - net	118	-	327	445
Net cash provided/(used) by financing activities	18,712	(77,803)	(543)	(59,634)
Net increase in cash and cash equivalents	23,872	6,096	1,482	31,450
Cash and cash equivalents at beginning of year	32,470	(1,422)	7,033	38,081
Cash and cash equivalents at end of period	$56,342	$4,674	$8,515	$69,531
For the year ended December 31, 2011		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Consolidated
Cash Flow from Operating Activities:
Net cash provided by operating activities	$12,444	$158,159	$3,740	$174,343
Cash Flow from Investing Activities:
Capital expenditures	(73)	(28,145)	(1,374)	(29,592)
Business combinations, net of cash acquired	-	(3,664)	-	(3,664)
Other sources/(uses) - net	(191)	(730)	63	(858)
Net cash used by investing activities	(264)	(32,539)	(1,311)	(34,114)
Cash Flow from Financing Activities:
Purchases of treasury stock	(143,970)	-	-	(143,970)
Capital stock surrendered to pay taxes on stock-based compensation	(3,916)	-	-	(3,916)
Dividends paid to shareholders	(12,538)	-	-	(12,538)
Proceeds from exercise of stock options	8,036	-	-	8,036
Realized excess tax benefit on share based compensation	3,854	-	-	3,854
Debt issuance costs	(2,657)	-	-	(2,657)
Change in cash overdrafts payable	9	(835)	-	(826)
Change in intercompany accounts	126,040	(124,636)	(1,404)	-
Other sources - net	108	-	(156)	(48)
Net cash used by financing activities	(25,034)	(125,471)	(1,560)	(152,065)
Net increase/(decrease) in cash and cash equivalents	(12,854)	149	869	(11,836)
Cash and cash equivalents at beginning of year	45,324	(1,571)	6,164	49,917
Cash and cash equivalents at end of period	$32,470	$(1,422)	$7,033	$38,081

UNAUDITED SUMMARY OF QUARTERLY RESULTS

Chemed Corporation and Subsidiary Companies
(in thousands, except per share and footnote data)

	First	Second	Third	Fourth	Total
For the Year Ended December 31, 2013	Quarter	Quarter	Quarter	Quarter	Year
Total service revenues and sales	$366,641	$357,198	$340,886	$348,604	$1,413,329
Gross profit (excluding depreciation)	$102,334	$101,839	$97,702	$102,646	$404,521
Income from operations	$38,852	$25,892	$29,210	$39,440	$133,394
Interest expense	(4,094)	(3,697)	(3,500)	(3,744)	(15,035)
Other income/(expense)--net	1,706	1,696	(90)	2,158	5,470
Income before income taxes	36,464	23,891	25,620	37,854	123,829
Income taxes	(14,186)	(9,283)	(8,188)	(14,945)	(46,602)
Net income (a)	$22,278	$14,608	$17,432	$22,909	$77,227

Earnings Per Share (a)
Net income	$1.20	$0.79	$0.96	$1.31	$4.24
Average number of shares outstanding	18,522	18,606	18,184	17,492	18,199

Diluted Earnings Per Share (a)
Net income	$1.17	$0.77	$0.94	$1.28	$4.16
Average number of shares outstanding	19,000	18,966	18,522	17,899	18,585

(a) The following amounts are included in income during the respective quarter (in thousands):

	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year
Pretax (cost)/benefit:
Stock option expense	$(1,491)	$(1,612)	$(1,629)	$(1,310)	$(6,042)
Noncash impact of change in accounting for convertible debt	(2,091)	(2,132)	(2,174)	(2,216)	(8,613)
Long-term incentive compensation	(612)	(494)	(55)	(140)	(1,301)
Expenses of severance arrangements	(302)	-	-	-	(302)
Loss on extinguishment of debt	(465)	-	-	-	(465)
Acquisition expenses	(1)	(20)	(21)	(20)	(62)
Litigation Settlement	-	(14,760)	(11,461)	-	(26,221)
Expenses related to litigation settlements	(141)	(567)	(443)	(274)	(1,425)
Expenses related to securities litigation	(2)	(1)	(1)	(105)	(109)
Expenses/(cost recovery) related to the Office
of Inspector General investigation	(1,039)	(996)	591	(705)	(2,149)
Total	$(6,144)	$(20,582)	$(15,193)	$(4,770)	$(46,689)
After-tax (cost)/benefit:
Stock option expense	$(943)	$(1,020)	$(1,030)	$(820)	$(3,813)
Noncash impact of change in accounting for convertible debt	(1,323)	(1,348)	(1,375)	(1,402)	(5,448)
Long-term incentive compensation	(387)	(313)	(34)	(88)	(822)
Uncertain tax position adjustments	-	-	1,782	-	1,782
Expenses of severance arrangements	(184)	-	-	-	(184)
Loss on extinguishment of debt	(294)	-	-	-	(294)
Acquisition expenses	-	(13)	(12)	(13)	(38)
Litigation Settlement	-	(8,967)	(7,094)	-	(16,061)
Expenses related to litigation settlements	(86)	(344)	(269)	(166)	(865)
Expenses related to securities litigation	(1)	(1)	(1)	(66)	(69)
Expenses/(cost recovery) related to the Office
of Inspector General investigation	(644)	(618)	367	(438)	(1,333)
Total	$(3,862)	$(12,624)	$(7,666)	$(2,993)	$(27,145)

UNAUDITED SUMMARY OF QUARTERLY RESULTS

Chemed Corporation and Subsidiary Companies
(in thousands, except per share and footnote data)

	First	Second	Third	Fourth	Total
For the Year Ended December 31, 2012	Quarter	Quarter	Quarter	Quarter	Year
Total service revenues and sales	$352,943	$354,170	$354,353	$368,577	$1,430,043
Gross profit (excluding depreciation)	$95,498	$96,802	$97,743	$106,679	$396,722
Income from operations	$34,977	$39,525	$35,970	$45,947	$156,419
Interest expense	(3,617)	(3,672)	(3,743)	(3,691)	(14,723)
Other income/(expense)--net	2,095	(970)	1,840	1,158	4,123
Income before income taxes	33,455	34,883	34,067	43,414	145,819
Income taxes	(13,010)	(13,609)	(13,222)	(16,674)	(56,515)
Net income (a)	$20,445	$21,274	$20,845	$26,740	$89,304

Earnings Per Share (a)
Net income	$1.08	$1.12	$1.10	$1.44	$4.72
Average number of shares outstanding	18,958	18,998	18,960	18,628	18,924

Diluted Earnings Per Share (a)
Net income	$1.06	$1.10	$1.07	$1.40	$4.62
Average number of shares outstanding	19,353	19,369	19,404	19,053	19,339

(a) The following amounts are included in income during the respective quarter (in thousands):

	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year
Pretax (cost)/benefit:
Stock option expense	$(1,938)	$(2,374)	$(2,397)	$(1,421)	$(8,130)
Noncash impact of change in accounting for convertible debt	(1,935)	(1,973)	(2,011)	(2,052)	(7,971)
Costs to shutdown HVAC operations	-	-	(1,126)	-	(1,126)
Acquisition expenses	(15)	(20)	(87)	(66)	(188)
Expenses related to litigation settlements	(647)	(80)	(116)	(173)	(1,016)
Expenses related to securities litigation	-	(197)	(68)	(477)	(742)
Long-term incentive compensation	-	-	-	(360)	(360)
Expenses incurred in connection with the Office
of Inspector General investigation	(71)	(195)	(483)	(463)	(1,212)
Total	$(4,606)	$(4,839)	$(6,288)	$(5,012)	$(20,745)
After-tax (cost)/benefit:
Stock option expense	$(1,225)	$(1,502)	$(1,516)	$(900)	$(5,143)
Noncash impact of change in accounting for convertible debt	(1,224)	(1,248)	(1,272)	(1,297)	(5,041)
Costs to shutdown HVAC operations	-	-	(649)	-	(649)
Acquisition expenses	(9)	(12)	(53)	(40)	(114)
Expenses related to litigation settlements	(393)	(49)	(70)	(105)	(617)
Expenses related to securities litigation	-	(124)	(44)	(301)	(469)
Long-term incentive compensation	-	-	-	(228)	(228)
Expenses incurred in connection with the Office
of Inspector General investigation	(44)	(121)	(300)	(287)	(752)
Total	$(2,895)	$(3,056)	$(3,904)	$(3,158)	$(13,013)

SELECTED FINANCIAL DATA

Chemed Corporation and Subsidiary Companies
(in thousands, except per share and footnote data, ratios, percentages and personnel)

	2013	2012	2011	2010	2009
Summary of Operations
Continuing operations (a)
Service revenues and sales	$1,413,329	$1,430,043	$1,355,970	$1,280,545	$1,190,236
Gross profit (excluding depreciation)	404,521	396,722	385,486	374,529	355,662
Depreciation	27,698	26,009	25,247	24,386	21,535
Amortization	4,690	4,512	4,252	4,657	6,367
Income from operations	133,394	156,419	153,727	143,522	126,345
Income from continuing operations (b)	77,227	89,304	85,979	81,831	74,037
Net income (b)	77,227	89,304	85,979	81,831	73,784
Earnings per share
Income from continuing operations	$4.24	$4.72	$4.19	$3.62	$3.30
Net income	4.24	4.72	4.19	3.62	3.29
Average number of shares outstanding	18,199	18,924	20,523	22,587	22,451
Diluted earnings per share
Income from continuing operations	$4.16	$4.62	$4.10	$3.55	$3.26
Net income	4.16	4.62	4.10	3.55	3.24
Average number of shares outstanding	18,585	19,339	20,945	23,031	22,742
Cash dividends per share	$0.76	$0.68	$0.60	$0.52	$0.36
Financial Position--Year-End
Cash and cash equivalents	$84,418	$69,531	$38,081	$49,917	$112,416
Working capital/(deficit)	(139,330)	40,849	5,353	47,455	62,174
Current ratio	0.62	1.26	1.04	1.32	1.46
Properties and equipment, at cost less
accumulated depreciation	$92,955	$91,934	$82,951	$79,292	$75,358
Total assets	893,701	859,626	795,905	830,161	819,470
Long-term debt	-	174,890	166,784	159,208	152,127
Stockholders' equity	448,890	453,291	413,684	462,049	477,162
Other Statistics
Capital expenditures	$29,324	$35,252	$29,592	$25,639	$21,496
Number of employees	13,952	14,096	13,733	13,058	12,308

(a) Continuing operations exclude VITAS of Arizona, discontinued in 2006, Service America, discontinued in 2004 and Patient Care discontinued in 2002
(b) The following amounts are included in income from continuing operations during the respective year (in thousands):

	2013	2012	2011	2010	2009
After-tax benefit/(cost):
Stock option expense	$(3,813)	$(5,143)	$(5,298)	$(4,909)	$(5,464)
Noncash impact of change in accounting for convertible debt	(5,448)	(5,041)	(4,664)	(4,313)	(3,988)
Long-term incentive compensation	(822)	(228)	(1,880)	(2,957)	(3,134)
Litigation settlements	(16,061)	-	-	-	-
Expneses related to litigation settlements	(865)	(617)	(1,397)	(1,126)	(534)
Expenses incurred in connection with the Office of Inspector
General investigation	(1,333)	(752)	(737)	(627)	(363)
Acquisition expense	(38)	(114)	(75)	(198)	-
Cost to shut down HVAC operations	-	(649)	-	-	-
Expenses of securities litigation	(69)	(469)	-	-	-
Expenses associated with contested proxy solicitation	-	-	-	-	(2,525)
Non-taxable income on certain investments held in deferred
compensation trusts	-	-	-	-	1,211
Income tax impact of nondeductible losses on investments
held in deferred compensation trusts	-	-	-	-	(455)
Loss on extinguishment of debt	(294)	-	-	-	-
Severance arrangements	(184)	-	-	-	-
Uncertain tax position adjustments	1,782	-	-	-	-
Total	$(27,145)	$(13,013)	$(14,051)	$(14,130)	$(15,252)

CHEMED CORPORATION AND SUBSIDIARY COMPANIES
UNAUDITED CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2013
(in thousands)(unaudited)

		Roto-		Chemed
	VITAS	Rooter	Corporate	Consolidated
2013
Service revenues and sales	$1,045,113	$368,216	$-	$1,413,329
Cost of services provided and goods sold	813,600	195,208	-	1,008,808
Selling, general and administrative expenses	82,252	102,592	27,674	212,518
Depreciation	18,149	9,014	535	27,698
Amortization	2,102	607	1,981	4,690
Other operating expenses	10,500	15,721	-	26,221
Total costs and expenses	926,603	323,142	30,190	1,279,935
Income/(loss) from operations	118,510	45,074	(30,190)	133,394
Interest expense	(182)	(322)	(14,531)	(15,035)
Intercompany interest income/(expense)	4,288	2,055	(6,343)	-
Other income/(expense)—net	438	(4)	5,036	5,470
Income/(loss) before income taxes	123,054	46,803	(46,028)	123,829
Income taxes	(46,910)	(17,560)	17,868	(46,602)
Net income/(loss)	$76,144	$29,243	$(28,160)	$77,227

(a) The following amounts are included in income from continuing operations (in thousands):
		Roto-		Chemed
	VITAS	Rooter	Corporate	Consolidated
Pretax benefit/(cost):
Stock option expense	$-	$-	$(6,042)	$(6,042)
Noncash impact of change in accounting for convertible debt	-	-	(8,613)	(8,613)
Long-term incentive compensation	-	-	(1,301)	(1,301)
Loss on extinguishment of debt	-	-	(465)	(465)
Securities litigation	-	-	(109)	(109)
Litigation settlement costs	(10,500)	(15,721)	-	(26,221)
Expenses related to litigation settlements	-	(1,425)	-	(1,425)
Severance arrangements	-	(302)	-	(302)
Acquisition expense	(58)	(4)	-	(62)
Expenses incurred in connection with the Office of Inspector
General investigation	(2,149)	-	-	(2,149)
Total	$(12,707)	$(17,452)	$(16,530)	$(46,689)

		Roto-		Chemed
	VITAS	Rooter	Corporate	Consolidated
After-tax benefit/(cost):
Stock option expense	$-	$-	$(3,813)	$(3,813)
Noncash impact of change in accounting for convertible debt	-	-	(5,448)	(5,448)
Long-term incentive compensation	-	-	(822)	(822)
Loss on extinguishment of debt	-	-	(294)	(294)
Securities litigation	-	-	(69)	(69)
Litigation settlement costs	(6,510)	(9,551)	-	(16,061)
Expenses related to litigation settlements	-	(865)	-	(865)
Severance arrangements	-	(184)	-	(184)
Acquisition expense	(36)	(2)	-	(38)
Expenses incurred in connection with the Office of Inspector
General investigation	(1,333)	-	-	(1,333)
Uncertain tax position adjustments	-	-	1,782	1,782
Total	$(7,879)	$(10,602)	$(8,664)	$(27,145)

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

           The following is a summary of the key operating results for the years ended December 31, 2013, 2012 and 2011 (in thousands except percentages and per share amounts):

	2013	2012	2011
Consolidated service revenues and sales	$1,413,329	$1,430,043	$1,355,970
Consolidated net income	$77,227	$89,304	$85,979
Diluted EPS	$4.16	$4.62	$4.10
Adjusted net income	$104,372	$102,317	$100,030
Adjusted diluted EPS	$5.62	$5.29	$4.78
Adjusted EBITDA	$206,850	$201,455	$197,273
Adjusted EBITDA as a % of revenue	14.6%	14.1%	14.5%

Adjusted net income, adjusted diluted EPS, earnings before interest, taxes and depreciation and amortization (“EBITDA”) and Adjusted EBITDA are not measures derived in accordance with GAAP.  We use Adjusted EPS as a measure of earnings for certain long-term incentive awards.  We also use adjusted EBITDA to determine compliance with certain debt covenants.  We provide non-GAAP measures to help readers evaluate our operating results, compare our operating performance with that of similar companies that have different capital structures and help evaluate our ability to meet future debt service, capital expenditure and working capital requirements.  Our non-GAAP measures should not be considered in isolation or as a substitute for comparable measures presented in accordance with GAAP.  Reconciliations of our non-GAAP measures are presented in tables following the Critical Accounting Policies section.

2013 versus 2012
The decrease in consolidated service revenues and sales from 2012 to 2013 was a result of a 1.4% increase at Roto-Rooter offset by a 2.1% decrease at VITAS.    The increase at Roto-Rooter was driven by a 3.5% increase in price and mix shift offset by a decrease in job count of 1.9%.  The decrease in service revenues at VITAS was a result of Medicare reimbursement rates including the effects of sequestration, declining approximately 0.5%, a $7.0 million net Medicare cap charge (compared to a reversal of $1.7 million in the same period of 2012) and level of care mix shift offset by increased average daily census (“ADC”) of 1.7%.  Consolidated net income decreased 13.5% over prior year mainly as a result of the $16.1 million (after tax) in litigation settlements as well as the lower revenue at VITAS.  Diluted EPS decreased mainly as a result of the decrease in earnings offset by an decrease in the number of shares outstanding.  Adjusted EBITDA as a percent of revenue increased 2.7% from 2012 to 2013 mainly as a result of improved gross margins at Roto-Rooter.

2012 versus 2011
The increase in consolidated service revenues and sales from 2011 to 2012 was driven by a 8.2% increase at VITAS offset by a 1.8% decrease at Roto-Rooter.  The increase at VITAS was the result of an increase in ADC of 5.5%, driven by an increase in admissions of 6.0%, increased discharges of 4.6% and Medicare price increases of approximately 2.5%.  The decrease at Roto-Rooter was driven by a decrease in job count of 3.3% offset by a 2.1% increase in price and mix shift.  Consolidated net income increased 3.9% over prior year mainly as a result of the increase in revenues.  Diluted EPS increased as the result of increased earnings and a decrease in the number of shares outstanding.  Adjusted EBITDA increased 2.1% from 2011 to 2012 mainly as a result of increased earnings.

While we have significant operations in the Northeast, we had no material casualty losses or business interruption as a result of Hurricane Sandy.

Impact of Current Market Conditions
We expect Roto-Rooter to achieve full-year 2014 revenue growth of 3.0% to 4.0%.  This revenue estimate is based upon increased job pricing of approximately 2.0% and job count growth essentially equal to the prior year.  Adjusted EBITDA margin for 2014 is estimated in the range of 19.0% to 20.0%.

We expect VITAS to achieve full-year 2014 revenue growth, prior to Medicare cap, of 1.0% to 3.0%.  Admissions in 2014 are estimated to increase 3.0% to 4.0%. This revenue estimate includes the April 1, 2013 reduction in hospice reimbursement rates of 2.0% offset by the October 1, 2013, 0.9% increase in average hospice reimbursement rates for a net decrease of 1.1%.  We also expect VITAS to have estimated Medicare contractual billing limitations of $5.6 million.  Adjusted EBITDA margin, prior to Medicare cap, for 2014 is estimated to be in the range of 14.5% to 15.0%.

LIQUIDITY AND CAPITAL RESOURCES
Significant factors affecting our cash flows during 2013 and financial position at December 31, 2013, include the following:
●	Our operations generated cash of $150.8 million.
●	We repurchased $92.9 million of our stock in the open market using cash on hand.
●	We spent $29.3 million on capital expenditures.
●	$2.3 million cash paid for business acquisitions.
●	An increase in dividends paid of 8.6% to $14.1 million.
●	A $6.6 million increase in current deferred income taxes due mainly to the accrual of litigation settlements.
●	A reclass of our convertible notes from long-term to current as they are due in May 2014.
●	A $31.1 million increase in other current liabilities primarily due to unpaid litigation settlements and the Medicare cap liability.

The ratio of total debt to total capital was 29.0% at December 31, 2013, compared with 27.8% at December 31, 2012. Our current ratio was 0.62 and 1.26 at December 31, 2013 and 2012, respectively. The decrease in the current ratio is a primarily a result of the reclass of long term debt from long term liabilities to short term liabilities during 2013.

Collectively, the 2013 Credit Agreement and the Notes require us to meet certain restrictive non-financial and financial covenants.  We are in compliance with all non-financial debt covenants as of December 31, 2013.  The restrictive financial covenants are defined in the 2013 Credit Agreement and include maximum leverage ratios, minimum fixed charge coverage and consolidated net worth ratios, limits on operating leases and minimum asset value limits.  We are in compliance with all financial debt covenants as of December 31, 2013, as follows:

Description	Requirement	Chemed

Leverage Ratio (Consolidated Indebtedness/Consolidated Adj.
EBITDA)	< 3.50 to 1.00	1.07 to 1.00

Fixed Charge Coverage Ratio (Consolidated Free Cash
Flow/Consolidated Fixed Charges	> 1.50 to 1.00	2.25 to 1.00

Annual Operating Lease Commitment	< $30.0 million	$26.5 million

Our 2013 Credit Agreement replaced the 2011 Credit Agreement in January 2013.  We forecast to be in compliance with all debt covenants through fiscal 2014.

We have issued $35.0 million in standby letters of credit as of December 31, 2013, mainly for insurance purposes.  Issued letters of credit reduce our available credit under the revolving credit agreement.  As of December 31, 2013, we have approximately $315.0 million of unused lines of credit available and eligible to be drawn down under our revolving credit facility, excluding the $150 million expansion feature.  We believe our cash flow from operating activities and our unused eligible lines of credit are sufficient to fund our obligations, including the convertible notes due May 2014, and operate our business in the near and long term.  We continually evaluate cash utilization alternatives, including share repurchase, debt repurchase, acquisitions, and increased dividends to determine the most beneficial use of available capital resources.

CASH FLOW
Our cash flows for 2013, 2012 and 2011 are summarized as follows (in millions):

	For the Years Ended December 31,
	2013	2012	2011
Net cash provided by operating activities	$150.8	$131.8	$174.3
Capital expenditures	(29.3)	(35.3)	(29.6)
Operating cash after capital expenditures	121.5	96.5	144.7
Purchase of treasury stock in the open market	(92.9)	(60.5)	(143.9)
Business combinations	(2.3)	(5.9)	(3.7)
Dividends paid	(14.1)	(13.0)	(12.5)
Proceeds from exercise of stock options	17.1	12.3	8.0
Increase/(decrease) in cash overdraft payable	(11.4)	1.9	(0.8)
Other--net	(3.0)	0.2	(3.6)
Increase/(decrease) in cash and cash equivalents	$14.9	$31.5	$(11.8)

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

In connection with the sale of DuBois Chemicals, Inc. ("DuBois") in 1991, we provided allowances and accruals relating to several long-term costs, including income tax matters, lease commitments and environmental costs.  Additionally, we retained liability for casualty insurance claims for Service America and Patient Care that were incurred prior to the respective disposal dates, 2005 and 2002.  In the aggregate, we believe these allowances and accruals are adequate as of December 31, 2013.  Based on reviews of our environmental-related liabilities under the DuBois sale agreement, we have estimated our remaining liability to be $1.7 million. As of December 31, 2013, we are contingently liable for additional cleanup and related costs up to a maximum of $14.9 million.  We do not believe it is probable that we will be required to make any payment towards this contingent liability. Thus, no provision has been recorded in accordance with the applicable accounting guidance.

In February 2010, Chemed and Roto-Rooter were named as defendants in a lawsuit filed in the United States District Court for the Eastern District of New York,  Anthony Morangelli, et al., v. Chemed Corp. and Roto-Rooter Services Co.,  No. 10-CV-00876 (BMC).  The named plaintiffs, current and former technicians employed by Roto-Rooter who were paid on a commission basis, asserted against Chemed and Roto-Rooter claims for violation of the Fair Labor Standards Act (“FLSA”) and claims for violations of the labor laws of multiple states.  In June 2013 the parties reached an agreement to settle the case for $14.3 million plus applicable payroll taxes ($9.0 million after tax).  As such, $14.8 million is recorded as other operating expense in the year ended December 31, 2013 Statement of Income and is included in accrued legal at December 31, 2013.

VITAS is party to a class action lawsuit filed in the Superior Court of California, Los Angeles County in September 2006 by Bernadette Santos, Keith Knoche and Joyce White, Bernadette Santos, et al. v. VITAS Healthcare Corporation of California, BC359356.  This case alleges failure to pay overtime and failure to provide meal and rest periods to a purported class of California admissions nurses, chaplains and sales representatives.  The case seeks payment of penalties, interest and Plaintiffs’ attorney fees.  In December 2009, the trial court denied Plaintiffs’ motion for class certification.  In July 2011, the Court of Appeals affirmed denial of class certification on the travel time, meal and rest period claims, and reversed the trial court’s denial on the off-the-clock and sales representation exemption claims.  Plaintiffs filed an appeal of this decision.  In September 2012, in response to an order of reconsideration, the Court of Appeals reiterated its previous rulings.  In March 2013, the Court granted summary judgment dismissing the sales representatives’ claims as they are exempt employees.  In October 2013 we reached agreement, to settle the case for $10.3 million plus applicable payroll taxes ($6.5 million aftertax).  As such, $10.5 million is recorded as other operating expense in the year ended December 31, 2013 Statement of Income. This settlement was paid in 2013.

On January 12, 2012, a putative class action lawsuit was filed in the U.S. District Court for the Southern District of Ohio against the Company, Kevin McNamara, David Williams, and Timothy O’Toole, In re Chemed Corp. Securities Litigation, Civil Action No. 1:12-cv-28 (S.D. Ohio).  On June 18, 2012, an amended complaint was filed alleging violation of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 against all Defendants, and violation of Section 20(a) of the Securities Exchange Act of 1934 against Messrs. McNamara, Williams, and O’Toole.  The suit’s allegations concern the VITAS hospice segment of the Company’s business.  Plaintiffs seek, on behalf of a putative class of purchasers of Chemed Capital Stock, compensatory damages in an unspecified amount and attorneys’ fees and expenses, arising from Defendants’ alleged failure to disclose an alleged fraudulent scheme at VITAS to enroll ineligible hospice patients and to fraudulently obtain payments from the federal government.  Defendants filed motions to dismiss the amended complaint on August 17, 2012, which were pending when the parties reached an agreement to settle the action.  On June 7, 2013, following the filing of U.S. v. VITAS, discussed below, Plaintiffs filed a motion for leave to file a second amended complaint.  Defendants opposed this motion.  On September 16, 2013, Plaintiffs executed a Settlement Term Sheet with Defendants, reaching an agreement in principle to settle this case subject to Court approval.  On February 6, 2014, Plaintiffs, on behalf of a putative class of purchasers of Chemed Capital Stock between February 15, 2010 and May 2, 2013, inclusive, executed a stipulation of settlement with defendants, agreeing to settle this case in full and with prejudice, and to provide Defendants with full releases of all claims that are or could have been asserted by Plaintiffs in exchange for payment of $6.0 million by our insurer into a settlement fund for the benefit of the putative settlement class (“Settlement”).  The Settlement has been recorded as an accrual and offsetting prepaid in the accompanying Balance Sheet. This Settlement is subject to Court approval.  Defendants agreed to enter into this Settlement in order to eliminate the burden, expense and distraction of further litigation.

In June 2011, the U.S. Attorney provided the Company with a partially unsealed qui tam complaint filed under seal in the U.S. District Court for the Western District of Texas,  United States, et al. ex rel. Urick v. VITAS HME Solutions, Inc. et al., 5:08-cv-0663 (“Urick”).  The U.S. Attorney filed a notice in May 2012 stating that it had decided not to intervene in the case at that time but indicating that it continues to investigate the allegations.  In June 2012, the complaint was unsealed.  The complaint asserts violations of the federal False Claims Act and the Texas Medicaid Fraud Prevention Act based on allegations of a conspiracy to submit to Medicare and Medicaid false claims involving hospice services for ineligible patients, unnecessary medical supplies, failing to satisfy certain prerequisites for payment, and altering patient records, including backdating patient revocations.  The suit was brought by Barbara Urick, a registered nurse in VITAS’s San Antonio program, against VITAS, certain of its affiliates, and several former VITAS employees, including physicians Justo Cisneros and Antonio Cavasos and nurses Sally Schwenk, Diane Anest, and Edith Reed.  In September 2012 and July 2013, the plaintiff dismissed all claims against the individual defendants.  The complaint was served on the VITAS entities on April 12, 2013.

Also in June 2011, the U.S. Attorney provided the Company with a partially unsealed qui tam complaint filed under seal in the U.S. District Court for the Northern District of Illinois, United States, et al. ex rel. Spottiswood v. Chemed Corp., 1:07-cv-4566 (“Spottiswood”).  In April 2012, the complaint was unsealed.  The U.S. Attorney and Attorney General for the State of Illinois filed notices in April and May 2012, respectively, stating that they had decided not to intervene in the case at that time but indicating that they continue to investigate the allegations.  Plaintiff filed an amended complaint in November 2012.  The complaint asserts violations of the federal False Claims Act and the Illinois Whistleblower Reward and Protection Act based on allegations that VITAS fraudulently billed Medicare and Medicaid for providing unwarranted continuous care services.  The suit was brought by Laura Spottiswood, a former part-time pool registered nurse at VITAS, against Chemed, VITAS, and a VITAS affiliate.  The complaint was served on the defendants on April 12, 2013.  On May 29 and June 4, 2013, respectively, the Court granted the government’s motion to partially intervene in Spottiswood and in Urick on the allegations that VITAS submitted or caused to be submitted false or fraudulent claims for continuous care and routine home care on behalf of certain ineligible Medicare beneficiaries.  The Court also transferred them to the U.S. District Court for the Western District of Missouri under docket Nos. 4:13-cv-505 and 4:13-cv-563, respectively.

On May 2, 2013, the government filed a False Claims Act complaint against the Company and certain of its hospice-related subsidiaries in the U.S. District Court for the Western District of Missouri, United States v. VITAS Hospice Services, LLC, et al., No. 4:13-cv-00449-BCW (the “2013 Action”).  Prior to that date, the Company received various subpoenas from the U.S. Department of Justice and OIG that have been previously disclosed.  The 2013 Action alleges that, since at least 2002, VITAS, and since 2004, the Company, submitted or caused the submission of false claims to the Medicare program by (a) billing Medicare for continuous home care services when the patients were not eligible, the services were not provided, or the medical care was inappropriate, and (b) billing Medicare for patients who were not eligible for the Medicare hospice benefit because they did not have a life expectancy of six months or less if their illnesses ran their normal course.  This complaint seeks treble damages, statutory penalties, and the costs of the action, plus interest.  On August 1, 2013, the government filed its First Amended Complaint in the 2013 Action.  The First Amended Complaint changed and supplemented some of the allegations, but did not otherwise expand the causes of action or the nature of the relief sought against VITAS.  The defendants filed a motion to dismiss on September 24, 2013.

On May 6, 2013, the U.S. District Court for the Western District of Missouri, at the request of the government, unsealed a qui tam complaint against VITAS and VITAS Healthcare Corporation of California, United States ex rel. Charles Gonzales v. VITAS Healthcare Corporation, et al., CV 12-0761-R (“Gonzales”).  The case was transferred from the Central District of California to the Western District of Missouri under docket No. 4:13-cv-344.  The government partially intervened in  Gonzales.  The Gonzales complaint alleges that VITAS’ Los Angeles program falsely certified and recertified patients as eligible for the Medicare Hospice Benefit.  It alleges violations of the False Claims Act and seeks treble damages, civil penalties, recovery of costs, attorneys’ fees and expenses, and pre- and post-judgment interest.

On September 25, 2013, the Court granted a joint motion by the government, the relators, and VITAS to consolidate the Spottiswood,  Urick, and  Gonzales complaints with the 2013 Action.  As a result, the First Amended Complaint will govern the consolidated claims brought by the United States and the relators for all purposes.  The relators and VITAS have stipulated that certain non-intervened claims will not be pursued by the relators.

VITAS has also received document subpoenas in related state matters.  In February 2010, VITAS received a civil investigative demand (“CID”) from the Texas Attorney General seeking documents from January 1, 2002 through the date of the CID, and interrogatory responses in connection with an investigation of possible fraudulent submission of Medicaid claims for non-qualifying patients and fraudulent shifting of costs from VITAS to the State of Texas and the United States.  The CID requested similar information sought by prior Department of Justice subpoenas, including policy and procedure manuals and information concerning Medicare and Medicaid billing, patient statistics and sales and marketing practices, together with information concerning record-keeping and retention practices, and medical records concerning 117 patients.  In September 2010, VITAS received a second CID from the Texas Attorney General seeking additional documents concerning business plans and results, revocation forms for certain patients, and electronic documents of 10 current and former employees.  In July 2012, VITAS received an investigative subpoena from the Florida Attorney General seeking documents previously produced in the course of prior government investigations as well as, for the period January 1, 2007 through the date of production, billing records and procedures; information concerning business results, plans, and strategies; documents concerning patient eligibility for hospice care; and certain information concerning employees and their compensation.

In November 2013, two shareholder derivative lawsuits were filed against the Company’s current and former directors, as well as certain of its officers both of which are covered by the Company’s commercial insurance.  On November 6, 2013, KBC Asset Management NV filed suit in the United States Distrct Court for the District of Delaware, KBC Asset Management NV, derivatively on behalf of Chemed Corp. v. McNamara, et al., No. 13 Civ. 1854 (LPS) (D. Del.).  It sued Kevin McNamara, Joel Gemunder, Patrick Grace, Thomas Hutton, Walter Krebs, Andrea Lindell, Thomas Rice, Donald Saunders, Arthur Tucker, Jr., George Walsh III, Frank Wood, Timothy O’Toole, David Williams and Ernest Mrozek, together with the Company as nominal defendant.  Plaintiff alleges that since at least 2004, Chemed, through VITAS, has submitted or caused the submission of false claims to Medicare.  The suit alleges a claim for breach of fiduciary duty against the individual defendants, and seeks (a) a declaration that the individual defendants breached their fiduciary duties to the Company; (b) an order requiring those defendants to pay compensatory damages, restitution and exemplary damages, in unspecified amounts, to the Company; (c) an order directing the Company to implement new policies and procedures; and (d) costs and disbursements incurred in bringing the action, including attorneys’ fees.

On November 14, 2013, Mildred A. North filed suit in the United States District Court for the Southern District of Ohio, North, derivatively on behalf of Chemed Corp. v. Kevin McNamara, el al., No. 13 Civ. 833 (MDB) (S.D. Ohio).  She sued Kevin McNamara, David Williams, Timothy O’Toole, Joel Gemunder, Patrick Grace, Walter Krebs, Andrea Lindell, Thomas Rice, Donald Saunders, George Walsh III, Frank Wood and Thomas Hutton, together with the Company as nominal defendant.  Plaintiff alleges that, between February 2010 and the present, the individual defendants breached their fiduciary duties as officers and directors of Chemed by, among other things, (a) allegedly causing VITAS to submit improper and ineligible claims to Medicare and Medicaid; and (b) allegedly misrepresenting the state of Chemed’s internal controls.  The suit alleges claims for breach of fiduciary duty, abuse of control and gross mismanagement against the individual defendants.  The complaint also alleges unjust enrichment and insider trading against Messrs. McNamara, Williams and O’Toole.  Plaintiff seeks (a) a declaration that the individual defendants breached their fiduciary duties to the Company; (b) an order requiring those defendants to pay compensatory damages, restitution and exemplary damages, in unspecified amounts, to the Company; (c) an order directing the Company to implement new policies and procedures; and (d) costs and disbursements incurred in bringing the action, including attorneys’ fees.

On December 20, 2013, Plaintiff in the North action filed a motion before the Judicial Panel on Multidistrict Litigation seeking centralized treatment of her action and the KBC action in the U.S. District Court for the Southern District of Ohio.  Defendants in both cases, as well as Plaintiff KBC, opposed that motion, consistent with Chemed’s By-law 8.07, which requires all derivative suits brought in Chemed’s name to proceed in federal or state court in Delaware.  The MDL Panel has yet to rule on that motion.  On January 29, 2014 Defendants filed motions to transfer North to Delaware under 28 U.S.C § 1404 and to stay the case until after resolution of that motion and the MDL motion.

The Company intends to defend vigorously against the allegations in each of the above lawsuits.  The Company had a net recovery for these OIG investigations, due to a one-time insurance reimbursement of $1.0 million for certain legal costs, for the year ended December 31, 2013. The net costs to comply with these investigations were $1.3 million, $752,000 and $737,000 for the years ending December 31, 2013, 2012 and 2011, respectively. Regardless of the outcome of any of the preceding matters, responding to the subpoenas and dealing with the various regulatory agencies and opposing parties can adversely affect us through defense costs, potential payments, diversion of management time, and related publicity.  Although the Company intends to defend them vigorously, there can be no assurance that those suits will not have a material adverse effect on the Company.

CONTRACTUAL OBLIGATIONS

The table below summarizes our debt and contractual obligations as of December 31, 2013 (in thousands):

		Less than			After
	Total	1 year	1-3 Years	4 -5 Years	5 Years
Long-term debt obligations (a)	$186,956	$186,956	$-	$-	$-
Interest on long-term debt	1,753	1,753	-	-	-
Operating lease obligations	75,214	26,497	31,323	12,991	4,403
Purchase obligations (b)	41,758	41,758	-	-	-
Other long-term obligations (c)	51,671	-	4,661	4,662	42,348
Total contractual cash obligations	$357,352	$256,964	$35,984	$17,653	$46,751

(a) Represents the face value of the obligation.
(b) Purchase obligations primarily consist of accounts payable at December 31, 2013.
(c) Other long-term obligations comprise largely excess benefit obligations.

RESULTS OF OPERATIONS
2013 Versus 2012 – Consolidated Results
Set forth below are the year-to-year changes in the components of the statement of operations relating to income for 2013 versus 2012 (in thousands, except percentages):

	Favorable/(Unfavorable)
	Amount	Percent
Service revenues and sales
VITAS	$(21,924)	(2	) %
Roto-Rooter	5,210	1
Total	(16,714)	(1)
Cost of services provided and goods sold	24,513	2
Selling, general and administrative expenses	(3,862)	(2)
Depreciation	(1,689)	(6)
Amortization	(178)	(4)
Other operating expenses	(25,095)	(2,229)
Income from operations	(23,025)	(15)
Interest expense	(312)	(2)
Other income - net	1,347	33
Income before income taxes	(21,990)	(15)
Income taxes	9,913	18
Net income	$(12,077)	(14)

The VITAS segment revenue decrease is the result of the following (dollars in thousands):

	Amount	Percent
Routine homecare	$12,959	2%
Continuous care	(16,654)	(10)
General inpatient	(9,526)	(8)
Medicare cap	(8,703)	(511)
	$(21,924)	(2)

The decrease in VITAS’ revenue from 2012 to 2013 was a result of increased ADC of 1.7%, offset by a Medicare reimbursement rate decrease and level of car mix shift.  For 2013, VITAS recorded a net Medicare cap charge of $7.0 million related to eliminating the Medicare Cap billing limitation recorded in the fourth quarter of 2012 offset by two programs’ projected Medicare Cap liability.  This compares to $1.7 million in additional revenue recorded in 2012.  The ADC increase was driven by a 2.4% increase in routine homecare offset by a decrease of 8.2% in continuous care and a 5.2% decrease in general inpatient.  ADC is a key measure we use to monitor volume growth in our hospice programs.  Changes in total program admissions, discharges and average length of stay for our patients are the main drivers of changes in ADC.

The Roto-Rooter segment revenue increase is the result of the following (dollars in thousands):

	Amount	Percent
Plumbing	$(308)	-%
Sewer and drain cleaning	2,783	2
Contractor operations	4,508	16
HVAC operations	(1,109)	(100)
Other	(664)	(3)
	$5,210	1

Plumbing revenues for 2013 were essentially flat compared to 2012 due to a 1.8% decrease in the number of jobs performed offset by a 1.7% increase in the average price per job.   Sewer and drain cleaning revenues increased from 2012 as a result of a 4.2% increase in average price per job offset by a 1.4% decrease in the number of jobs performed.  Contractor operations revenue increased 15.8% as a result of performance by recent acquisitions and higher job count. HVAC operations decreased as a result of the shut-down of Roto-Rooter’s one remaining HVAC operation, as discussed in Footnote 21.

The consolidated gross margin was 28.6% in 2013 versus 27.7% in 2012.  On a segment basis, VITAS’ gross margin was 22.2% in 2013 and 22.1% in 2012.  Roto-Rooter’s gross margin was 47.0% in 2013 and 44.4% in 2012.  The increase in Roto-Rooter’s gross margin is the result of higher revenue, lower healthcare and casualty insurance costs and reduced field operating expenses.

Selling, general and administrative expenses (“SG&A”) for 2013 comprise (in thousands):

	2013	2012
SG&A expenses before long-term incentive
compensation, OIG expenses and the impact
of market gains of deferred compensation plans	$204,086	$203,585
Long-term incentive compensation	1,301	360
Expenses related to OIG investigation	2,149	1,212
Impact of market value gains on liabilities
held in deferred compensation trusts	4,982	3,499
Total SG&A expenses	$212,518	$208,656

Depreciation expense increased $1.7 million (6.5%) in 2013 mainly due to an increase in capital expenditures in the prior year.

Other operating expenses comprise (in thousands):

	2013	2012

Litigation settlement of VITAS segment (a)	$10,500	$-
Settlements of Roto-Rooter segment (b)	15,721	-
Severance and other operating costs related
to closing Roto-Rooter's HVAC business	-	1,126
Total other operating expenses	$26,221	$1,126

(a)	Santos claims discussed in Note 10.
(b)	Morangelli claims discussed in Note 10 and estimated settlement of certain customer claims.

Interest expense increased $312,000 (2.1%) from 2012 to 2013 primarily as a result of the increase in amortization of bond discount expense and the loss on extinguishment of debt resulting from the replacement of the previous Credit Agreement in January 2013.

Other income-net for 2013 and 2012 comprise (in thousands):
	2013	2012
Market value gains on assets held in deferred
compensation trusts	$4,982	$3,499
Loss on disposal of property and equipment	(320)	(347)
Interest income	847	809
Other	(39)	162
Total other income	$5,470	$4,123

Our effective tax rate was 37.6% in 2013 compared to 38.8% for 2012.  This is a result of a $1.8 million credit related to the expiration of tax statutes for uncertain tax positions recorded in prior years.

Net income for both periods include the following aftertax adjustments that increased/ (reduced) aftertax earnings (in thousands):

	2013	2012
VITAS
Costs associated with the OIG investigation	$(1,333)	$(752)
Litigation settlements	(6,510)	-
Acquisition expense	(36)	(9)
Roto-Rooter
Expenses related to litigation settlements	(865)	(617)
Litigation settlements	(9,551)	-
Acquisition expense	(2)	(105)
Expenses of severance arrangements	(184)	-
Costs to shut down HVAC operations	-	(649)
Corporate
Long-term incentive compensation	(822)	(228)
Noncash impact of change in accounting of convertible debt	(5,448)	(5,041)
Costs related to securities litigation	(69)	(469)
Stock option expense	(3,813)	(5,143)
Uncertain tax position adjustments	1,782	-
Loss on extinguishment of debt	(294)	-
Total	$(27,145)	$(13,013)

2013 Versus 2012 – Segment Results
The change in net income for 2013 versus 2012 is due to (in thousands, except percentages):

	Increase/(Decrease)
	Amount	Percent
VITAS	$(10,433)	(12	) %
Roto-Rooter	(1,662)	(5)
Corporate	18	-
	$(12,077)	(14)

RESULTS OF OPERATIONS
2012 Versus 2011 – Consolidated Results
Set forth below are the year-to-year changes in the components of the statement of income for 2012 versus 2011 (in thousands, except percentages):

	Favorable/(Unfavorable)
	Amount	Percent
Service revenues and sales
VITAS	$80,765	8%
Roto-Rooter	(6,692)	(2)
Total	74,073	6
Cost of services provided and goods sold	(62,837)	(6)
Selling, general and administrative expenses	(6,396)	(3)
Depreciation	(762)	(3)
Amortization	(260)	(6)
Other operating expenses	(1,126)	-
Income from operations	2,692	2
Interest expense	(835)	(6)
Other income - net	3,406	475
Income before income taxes	5,263	4
Income taxes	(1,938)	(4)
Net income	$3,325	4

The VITAS segment revenue increase is the result of the following (dollars in thousands):

	Amount	Percent
Routine homecare	$60,118	8%
Continuous care	13,597	9
General inpatient	3,752	3
Medicare cap	3,298	207
	$80,765	8

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

Selling, general and administrative expenses (“SG&A”) for 2012 comprise (in thousands):

	2012	2011
SG&A expenses before long-term incentive
compensation, OIG expenses and the impact
of market gains of deferred compensation plans	$204,045	$197,712
Long-term incentive compensation	360	3,012
Expenses related to OIG investigation	752	737
Impact of market value gains on liabilities
held in deferred compensation trusts	3,499	799
Total SG&A expenses	$208,656	$202,260

Normal salary increases and revenue related expenses between periods account for the 3.2% increase in SG&A expenses before long-term incentive compensation, OIG expenses and the impact of market gains of deferred compensation plans

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

CRITICAL ACCOUNTING POLICIES
Revenue Recognition
For both the Roto-Rooter and VITAS segments, service revenues and sales are recognized when the earnings process has been completed.  Generally, this occurs when services are provided or products are delivered. Sales of Roto-Rooter products, including drain cleaning machines and drain cleaning solution, comprise less than 3% of our total service revenues and sales for each of the three years in the period ended December 31, 2013.

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

During the year ended December 31, 2013, we reversed Medicare cap liability for amounts recorded in the fourth quarter of 2012 for three programs’ projected 2013 measurement period liability. During 2013 this reversal was offset by the Medicare cap liability for two programs’ projected 2014 measurement period liability.  For the year ended December 31, 2012, we recorded pretax charges in continuing operations for the estimated Medicare cap liability for three programs’ projected liability through year end for the 2013 measurement period.  This amount was subsequently reversed during the 2013 fiscal year due to increased admission.  Shown below is the Medicare cap liability activity for the years end December 31, 2013 and 2012 (in thousands):

	2013	2012
Beginning Balance January 1,	$1,261	$2,965
2014 measurement period	3,881	-
2013 measurement period	3,181	874
2012 measurement period	-	(2,578)
2010 measurement period	(63)	-
Ending Balance December 31,	$8,260	$1,261

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

Our casualty insurance liabilities are recorded gross before any estimated recovery for amounts exceeding our stop loss limits.  Estimated recoveries from insurance carriers are recorded as accounts receivable.  Claims experience adjustments to our casualty and workers’ compensation accrual for the years ended December 31, 2013, 2012 and 2011 were net, pretax debits/(credits) of ($1,487,000),  ($790,000) and ($17,000) respectively.

As an indication of the sensitivity of the accrued liability to reported claims, our analysis indicates that a 1% across-the-board increase or decrease in the amount of projected losses would increase or decrease the accrued insurance liability at December 31, 2013, by $2.4 million or 5.8%.  While the amount recorded represents our best estimate of the casualty and workers’ compensation insurance liability, we have calculated, based on historical claims experience, the actual loss could reasonably be expected to increase or decrease by approximately $3.0 million as of December 31, 2013.

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

In July 2012, the FASB issued Accounting Standards Update “ASU” No. 2012-02 – Intangibles Goodwill and Other which provides additional guidance related to the impairment testing of indefinite-lived intangible assets.  ASU No. 2012–02 allows an entity to first assess qualitative factors to determine whether it is necessary to perform further impairment testing.  The revised guidance was effective for fiscal years beginning after September 15, 2012 but early adoption was permitted.  Our impairment testing date is October 1 of each year and we adopted the new guidelines in the third quarter of 2012

We completed our qualitative analysis for impairment of goodwill and our indefinite-lived intangible assets as of October 1, 2013.  Based on our assessment, we do not believe that it is more likely than not that our reporting units’ or indefinite-lived assets fair values are less than their carrying values.

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

Consolidating Summary of Adjusted EBITDA

Chemed Corporation and Subsidiary Companies
(in thousands)				Chemed
2013	VITAS	Roto-Rooter	Corporate	Consolidated

Net income/(loss)	$76,144	$29,243	$(28,160)	$77,227
Add/(deduct):
Interest expense	182	322	14,531	15,035
Income taxes	46,910	17,560	(17,868)	46,602
Depreciation	18,149	9,014	535	27,698
Amortization	2,102	607	1,981	4,690
EBITDA	143,487	56,746	(28,981)	171,252
Add/(deduct):
Intercompany interest/(expense)	(4,288)	(2,055)	6,343	-
Interest income	(750)	(41)	(56)	(847)
Expenses related to OIG investigation	2,149	-	-	2,149
Acquisition expenses	58	4	-	62
Litigation Settlement	10,500	15,721	-	26,221
Expenses related to litigation settlements	-	1,425	-	1,425
Advertising cost adjustment	-	(1,166)	-	(1,166)
Expenses of severance arrangements	-	302	-	302
Stock option expense	-	-	6,042	6,042
Long-term incentive compensation	-	-	1,301	1,301
Expenses related to securities litigation	-	-	109	109
Adjusted EBITDA	$151,156	$70,936	$(15,242)	$206,850

				Chemed
2012	VITAS	Roto-Rooter	Corporate	Consolidated

Net income/(loss)	$86,577	$30,905	$(28,178)	$89,304
Add/(deduct):
Interest expense	233	433	14,057	14,723
Income taxes	53,092	18,770	(15,347)	56,515
Depreciation	17,087	8,397	525	26,009
Amortization	1,956	632	1,924	4,512
EBITDA	158,945	59,137	(27,019)	191,063
Add/(deduct):
Intercompany interest/(expense)	(3,180)	(1,617)	4,797	-
Interest income	(703)	(30)	(76)	(809)
Legal expenses of OIG investigation	1,212	-	-	1,212
Acquisition expenses	15	173	-	188
Expenses of securities litigation	-	-	742	742
Long-term incentive compensation	-	-	360	360
Expenses of class action litigation	-	1,016	-	1,016
Cost to shut down HVAC operations	-	1,126	-	1,126
Stock option expense	-	-	8,130	8,130
Advertising cost adjustment	-	(1,573)	-	(1,573)
Adjusted EBITDA	$156,289	$58,232	$(13,066)	$201,455

				Chemed
2011	VITAS	Roto-Rooter	Corporate	Consolidated

Net income/(loss)	$80,358	$34,879	$(29,258)	$85,979
Add/(deduct):
Interest expense	229	358	13,301	13,888
Income taxes	48,835	21,353	(15,611)	54,577
Depreciation	16,583	8,130	534	25,247
Amortization	1,897	599	1,756	4,252
EBITDA	147,902	65,319	(29,278)	183,943
Add/(deduct):
Intercompany interest/(expense)	(3,998)	(2,136)	6,134	-
Interest income	(295)	(40)	(91)	(426)
Legal expenses of OIG investigation	1,188	-	-	1,188
Long-term incentive compensation	-	-	3,012	3,012
Expenses of class action litigation	-	2,299	-	2,299
Acquisition expenses	147	(26)	-	121
Stock option expense	-	-	8,376	8,376
Advertising cost adjustment	-	(1,240)	-	(1,240)
Adjusted EBITDA	$144,944	$64,176	$(11,847)	$197,273

CHEMED CORPORATION AND SUBSIDIARY COMPANIES
RECONCILIATION OF ADJUSTED NET INCOME
(in thousands, except per share data)(unaudited)

	For the Years Ended December 31,
	2013	2012	2011
Net income as reported	$77,227	$89,304	$85,979

Add/(deduct) after-tax cost of:
Non-cash expense of change in accounting for convertible	5,448	5,041	4,664
Stock option expense	3,813	5,143	5,298
Expenses related to OIG investigation	1,333	752	737
Expenses realated to litigation settlements	865	617	1,397
Long-term incentive compensation	822	228	1,880
Expenses related to securities litigation	69	469	-
Acquisition expenses	38	114	75
Litigation settlements	16,061	-	-
Uncertain tax position adjustments	(1,782)	-	-
Loss on extinguishment of debt	294	-	-
Expenses of severance arrangements	184	-	-
Expenses to shut down HVAC operations	-	649	-
Adjusted net income	$104,372	$102,317	$100,030

Earnings Per Share As Reported
Net income	$4.24	$4.72	$4.19
Average number of shares outstanding	18,199	18,924	20,523
Diluted Earnings Per Share As Reported
Net income	$4.16	$4.62	$4.10
Average number of shares outstanding	18,585	19,339	20,945

Adjusted Earnings Per Share
Net income	$5.74	$5.41	$4.87
Average number of shares outstanding	18,199	18,924	20,523
Adjusted Diluted Earnings Per Share
Net income	$5.62	$5.29	$4.78
Average number of shares outstanding	18,585	19,339	20,945

The "Footnotes to Financial Statements" are integral parts of this financial information.

CHEMED CORPORATION AND SUBSIDIARY COMPANIES
OPERATING STATISTICS FOR VITAS SEGMENT
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
OPERATING STATISTICS	2013	2012	2013	2012
Net revenue ($000)
Homecare	$198,325	$201,266	$791,735	$778,776
Inpatient	25,788	28,013	104,968	114,494
Continuous care	35,943	44,581	155,409	172,063
Total before Medicare cap allowance	$260,056	$273,860	$1,052,112	$1,065,333
Medicare cap allowance	(3,838)	(873)	(6,999)	1,704
Total	$256,218	$272,987	$1,045,113	$1,067,037
Net revenue as a percent of total
before Medicare cap allowance
Homecare	76.3%	73.5%	75.2%	73.1%
Inpatient	9.9	10.2	10.0	10.7
Continuous care	13.8	16.3	14.8	16.2
Total before Medicare cap allowance	100.0	100.0	100.0	100.0
Medicare cap allowance	(1.5)	(0.3)	(0.7)	0.2
Total	98.5%	99.7%	99.3%	100.2%
Average daily census (days)
Homecare	10,353	10,352	10,449	10,016
Nursing home	2,862	3,007	2,911	3,025
Routine homecare	13,215	13,359	13,360	13,041
Inpatient	433	451	438	462
Continuous care	537	655	585	637
Total	14,185	14,465	14,383	14,140

Total Admissions	15,445	16,004	62,858	63,777
Total Discharges	15,396	16,120	62,999	63,196
Average length of stay (days)	82.6	80.3	81.6	78.8
Median length of stay (days)	15.0	15.0	15.0	15.0
ADC by major diagnosis
Neurological	38.9%	33.9%	37.7%	34.2%
Cancer	17.2	17.2	17.1	17.5
Cardio	14.3	11.1	13.2	11.3
Respiratory	7.8	6.5	7.6	6.6
Other	21.8	31.3	24.4	30.4
Total	100.0%	100.0%	100.0%	100.0%
Admissions by major diagnosis
Neurological	21.3%	18.5%	20.7%	19.1%
Cancer	33.8	33.3	33.2	33.3
Cardio	13.4	11.3	13.1	11.1
Respiratory	8.7	8.3	9.2	8.2
Other	22.8	28.6	23.8	28.3
Total	100.0%	100.0%	100.0%	100.0%
Direct patient care margins
Routine homecare	53.8%	54.4%	52.6%	52.5%
Inpatient	5.0	10.5	5.5	11.6
Continuous care	16.1	18.3	15.9	19.2
Homecare margin drivers (dollars per patient day)
Labor costs	$53.85	$53.28	$55.17	$55.03
Drug costs	7.54	7.61	7.54	8.09
Home medical equipment	6.38	6.68	6.61	6.83
Medical supplies	2.99	2.78	2.97	2.77
Inpatient margin drivers (dollars per patient day)
Labor costs	$334.50	$330.20	$338.51	$323.09
Continuous care margin drivers (dollars per patient day)
Labor costs	$589.51	$583.46	$591.54	$574.64
Bad debt expense as a percent of revenues	0.9%	0.6%	0.9%	0.8%
Accounts receivable --
Days of revenue outstanding- excluding unapplied Medicare payments	36.5	35.9	N.A.	N.A.
Days of revenue outstanding- including unapplied Medicare payments	25.9	25.2	N.A.	N.A.

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