Form 10-K, Exhibit 13
period 2014-12-31
CHEMED CORP
filed 2015-02-27
CIK 19584

EXHIBIT 13

Financial Review

Contents
Report of Independent Registered Public Accounting Firm	44
Consolidated Statement of Income	45
Consolidated Balance Sheet	46
Consolidated Statement of Cash Flows	47
Consolidated Statement of Changes in Stockholders’ Equity	48
Notes to Consolidated Financial Statements	49
Unaudited Summary of Quarterly Results	70
Selected Financial Data	72
Unaudited Consolidating Statements of Income	73
Management’s Discussion and Analysis of Financial Conditions and Results of Operations	76

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

The Company’s management, including the President and Chief Executive Officer, Executive Vice President and Chief Financial Officer and Vice President and Controller, has conducted an evaluation of the effectiveness of its internal control over financial reporting as of December 31, 2014, based on the framework established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on this evaluation, management concluded that internal control over financial reporting was effective as of December 31, 2014, based on criteria in Internal Control—Integrated Framework issued by COSO.

PricewaterhouseCoopers LLP, our independent registered public accounting firm, has audited the effectiveness of the Company’s internal control over financial reporting as of December 31, 2014, as stated in their report which appears on 44.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Chemed Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of Chemed Corporation and its subsidiaries at December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.  Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control over Financial Reporting.  Our responsibility is to express opinions on these financial statements and on the Company's internal control over financial reporting based on our integrated audits.  We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.  Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

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

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Cincinnati, OH
February 27, 2015

CONSOLIDATED STATEMENT OF INCOME

Chemed Corporation and Subsidiary Companies
(in thousands, except per share data)
For the Years Ended December 31,	2014	2013	2012

Service revenues and sales	$1,456,282	$1,413,329	$1,430,043
Cost of services provided and goods sold (excluding depreciation)	1,034,673	1,008,808	1,033,321
Selling, general and administrative expenses	220,118	212,518	208,656
Depreciation	29,881	27,698	26,009
Amortization	3,191	4,690	4,512
Other operating expenses (Note 21)	-	26,221	1,126
Total costs and expenses	1,287,863	1,279,935	1,273,624
Income from operations	168,419	133,394	156,419
Interest expense	(8,186)	(15,035)	(14,723)
Other income--net (Note 10)	2,521	5,470	4,123
Income before income taxes	162,754	123,829	145,819
Income taxes (Note 11)	(63,437)	(46,602)	(56,515)
Net Income	$99,317	$77,227	$89,304

Earnings Per Share (Note 15)
Net Income	$5.79	$4.24	$4.72
Average number of shares outstanding	17,165	18,199	18,924
Diluted Earnings Per Share (Note 15)
Net Income	$5.57	$4.16	$4.62
Average number of shares outstanding	17,840	18,585	19,339

The Notes to Consolidated Financial Statements are integral parts of this statement.

CONSOLIDATED BALANCE SHEET

Chemed Corporation and Subsidiary Companies
(in thousands, except shares and per share data)
December 31,	2014	2013
Assets
Current assets
Cash and cash equivalents (Note 9)	$14,132	$84,418
Accounts receivable less allowances of $14,728 (2013 - $12,590)	124,607	91,770
Inventories	6,168	6,703
Current deferred income taxes (Note 11)	15,414	20,257
Prepaid income taxes	2,787	3,690
Prepaid expenses	11,456	17,818
Total current assets	174,564	224,656
Investments of deferred compensation plans held in trust (Notes 14 and 16)	49,147	42,465
Properties and equipment, at cost, less accumulated depreciation (Note 12)	105,336	92,955
Identifiable intangible assets less accumulated amortization of $32,772 (2013 - $32,055) (Note 6)	56,027	56,556
Goodwill	466,722	466,871
Other assets	8,136	10,198
Total Assets	$859,932	$893,701

Liabilities
Current liabilities
Accounts payable	$46,849	$41,758
Current portion of long-term debt (Note 3)	6,250	183,564
Income taxes (Note 11)	5,818	111
Accrued insurance	40,814	41,859
Accrued compensation	50,718	48,323
Accrued legal	753	23,210
Other current liabilities	24,352	25,161
Total current liabilities	175,554	363,986
Deferred income taxes (Note 11)	29,945	27,301
Long-term debt (Note 3)	141,250	-
Deferred compensation liabilities (Note 14)	48,684	42,348
Other liabilities	13,143	11,176
Total Liabilities	408,576	444,811
Commitments and contingencies (Notes 13 and 18)
Stockholders' Equity
Capital stock - authorized 80,000,000 shares $1 par; issued 33,337,297 shares
(2013 - 32,245,226 shares)	33,337	32,245
Paid-in capital	538,845	481,011
Retained earnings	771,176	686,114
Treasury stock - 16,446,572 shares (2013 - 14,660,427 shares), at cost	(894,285)	(752,634)
Deferred compensation payable in Company stock (Note 14)	2,283	2,154
Total Stockholders' Equity	451,356	448,890
Total Liabilities and Stockholders' Equity	$859,932	$893,701

The Notes to Consolidated Financial Statements are integral parts of this statement.

CONSOLIDATED STATEMENT OF CASH FLOWS

Chemed Corporation and Subsidiary Companies
(in thousands)
For the Years Ended December 31,	2014	2013	2012
Cash Flows from Operating Activities
Net income	$99,317	$77,227	$89,304
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	33,072	32,388	30,521
Provision for uncollectible accounts receivable	13,173	10,907	9,111
Stock option expense	4,802	6,042	8,130
Amortization of discount on convertible notes	3,392	8,674	8,106
Provision for deferred income taxes (Note 11)	6,978	(6,988)	(3,151)
Noncash portion of long-term incentive compensation	2,569	1,301	360
Amortization of debt issuance costs	826	1,751	1,265
Changes in operating assets and liabilities, excluding amounts acquired in business combinations:
Increase in accounts receivable	(45,785)	(9,009)	(24,421)
Decrease in inventories	535	355	1,610
Decrease/(increase) in prepaid expenses	6,362	(6,317)	(38)
Increase/(decrease) in accounts payable and other current liabilities	(25,824)	40,340	4,954
Increase/(decrease) in income taxes	11,279	(2,461)	6,020
Increase in other assets	(4,769)	(6,507)	(5,203)
Increase in other liabilities	8,484	6,713	8,329
Excess tax benefit on stock-based compensation	(5,172)	(3,982)	(3,435)
Other sources	1,040	413	306
Net cash provided by operating activities	110,279	150,847	131,768
Cash Flows from Investing Activities
Capital expenditures	(43,571)	(29,324)	(35,252)
Business combinations, net of cash acquired (Note 7)	(250)	(2,257)	(5,900)
Other sources	294	235	468
Net cash used by investing activities	(43,527)	(31,346)	(40,684)
Cash Flows from Financing Activities
Proceeds from revolving line of credit	386,350	-	-
Payments on revolving line of credit	(336,350)	-	-
Payments on other long-term debt	(189,456)	-	-
Purchases of treasury stock	(110,019)	(92,911)	(60,624)
Proceeds from other long-term debt	100,000	-	-
Capital stock surrendered to pay taxes on stock-based compensation	(7,524)	(5,348)	(4,098)
Dividends paid	(14,255)	(14,148)	(13,026)
Proceeds from exercise of stock options (Note 4)	23,910	17,122	12,310
Excess tax benefit on stock-based compensation	5,172	3,982	3,435
Retirement of warrants	(2,648)	-	-
Debt issuance costs	(914)	(1,108)	-
Increase/(decrease) in cash overdraft payable	9,714	(11,415)	1,924
Other sources/(uses)	(1,018)	(788)	445
Net cash used by financing activities	(137,038)	(104,614)	(59,634)
Increase/(decrease) in cash and cash equivalents	(70,286)	14,887	31,450
Cash and cash equivalents at beginning of year	84,418	69,531	38,081
Cash and cash equivalents at end of year	$14,132	$84,418	$69,531

The Notes to Consolidated Financial Statements are integral parts of this statement.

CONSOLIDATED STATEMENT OF CHANGES
IN STOCKHOLDERS' EQUITY
Chemed Corporation and Subsidiary Companies
(in thousands, except per share data)					Deferred
					Compensation
				Treasury	Payable in
	Capital	Paid-in	Retained	Stock-	Company
	Stock	Capital	Earnings	at Cost	Stock	Total
Balance at December 31, 2011	$30,937	$398,094	$546,757	$(564,091)	$1,987	$413,684
Net income	-	-	89,304	-	-	89,304
Dividends paid ($.68 per share)	-	-	(13,026)	-	-	(13,026)
Stock awards and exercise of stock options (Note 4)	652	38,893	-	(16,085)	-	23,460
Purchases of treasury stock (Note 20)	-	-	-	(60,624)	-	(60,624)
Other	-	377	-	68	48	493
Balance at December 31, 2012	31,589	437,364	623,035	(640,732)	2,035	453,291
Net income	-	-	77,227	-	-	77,227
Dividends paid ($.76 per share)	-	-	(14,148)	-	-	(14,148)
Stock awards and exercise of stock options (Note 4)	656	44,366	-	(18,851)	-	26,171
Purchases of treasury stock (Note 20)	-	-	-	(92,911)	-	(92,911)
Other	-	(719)	-	(140)	119	(740)
Balance at December 31, 2013	32,245	481,011	686,114	(752,634)	2,154	448,890
Net income	-	-	99,317	-	-	99,317
Dividends paid ($.84 per share)	-	-	(14,255)	-	-	(14,255)
Stock awards and exercise of stock options (Note 4)	809	61,469	-	(31,237)	-	31,041
Purchases of treasury stock (Note 20)	-	-	-	(110,019)	-	(110,019)
Retirement of warrants	-	(2,645)	-	-	-	(2,645)
Other	283	(990)	-	(395)	129	(973)
Balance at December 31, 2014	$33,337	$538,845	$771,176	$(894,285)	$2,283	$451,356

The Notes to Consolidated Financial Statements are integral parts of this statement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies
NATURE OF OPERATIONS
We operate through our two wholly-owned subsidiaries: VITAS Healthcare Corporation (“VITAS”) and Roto-Rooter Group, Inc. (“Roto-Rooter”). VITAS focuses on hospice care that helps make terminally ill patients' final days as comfortable as possible. Through its team of doctors, nurses, home health aides, social workers, clergy and volunteers, VITAS provides direct medical services to patients, as well as spiritual and emotional counseling to both patients and their families. Roto-Rooter provides plumbing and drain cleaning services to both residential and commercial customers. Through its network of company-owned branches, independent contractors and franchisees, Roto-Rooter offers plumbing and drain cleaning service to approximately 90% of the U.S. population.

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

CONCENTRATION OF RISK
As of December 31, 2014 and 2013, approximately 61% and 60%, respectively, of VITAS’ total accounts receivable balance were due from Medicare and 31% and 31%, respectively, of VITAS’ total accounts receivable balance were due from various state Medicaid programs.  Combined accounts receivable from Medicare and Medicaid represent 83% of the consolidated net accounts receivable in the accompanying consolidated balance sheet as of December 31, 2014.

As further described in Note 19, we have agreements with one vendor to provide specified pharmacy services for VITAS and its hospice patients.  In 2014 and 2013, respectively, purchases made from this vendor represent approximately 90% of all pharmacy services used by VITAS.

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

The weighted average lives of our property and equipment at December 31, 2014, were:

Buildings and building improvements	11.5	yrs.
Transportation equipment	11.8
Machinery and equipment	5.5
Computer software	4.9
Furniture and fixtures	4.9

GOODWILL AND INTANGIBLE ASSETS
Identifiable, definite-lived intangible assets arise from purchase business combinations and are amortized using either an accelerated method or the straight-line method over the estimated useful lives of the assets.  The selection of an amortization method is based on which method best reflects the economic pattern of usage of the asset.  The weighted average lives of our identifiable, definite-lived intangible assets at December 31, 2014, were:

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

In July 2012, the FASB issued Accounting Standards Update (“ASU”) No. 2012-02 – Intangibles Goodwill and Other which provided additional guidance related to the impairment testing of indefinite-lived intangible assets.  ASU No. 2012–02 allows an entity to first assess qualitative factors to determine whether it is necessary to perform further impairment testing.  The revised guidance was effective for fiscal years beginning after September 15, 2012, but early adoption was permitted.  Our impairment testing date is October 1 of each year and we adopted the new guidelines in the third quarter of 2012.

We completed our qualitative analysis for impairment of goodwill and our indefinite-lived intangible assets as of October 1, 2014.  Based on our assessment, we do not believe that it is more likely than not that our reporting units or indefinite-lived assets fair values are less than their carrying values.

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

REVENUE RECOGNITION
Both the VITAS segment and Roto-Rooter segment recognize service revenues and sales when the earnings process has been completed.  Generally, this occurs when services are provided or products are delivered.  Sales of Roto-Rooter products, including drain cleaning machines and drain cleaning solution, comprise less than 3% of our total service revenues and sales for each of the three years in the period ended December 31, 2014.

CHARITY CARE
VITAS provides charity care, in certain circumstances, to patients without charge when management of the hospice program determines that the patient does not have the financial wherewithal to make payment.  There is no revenue or associated accounts receivable in the accompanying consolidated financial statements related to charity care.

The cost of providing charity care during the years ended December 31, 2014, 2013 and 2012, was $7.3 million, $7.5 million and $8.4 million, respectively and is included in cost of services provided and goods sold.  The cost of charity care is calculated by taking the ratio of charity care days to total days of care and multiplying by total cost of care.

SALES TAX
The Roto-Rooter segment collects sales tax from customers when required by state and federal laws.  We record the amount of sales tax collected net in the accompanying consolidated statement of income.

GUARANTEES
In the normal course of business, Roto-Rooter enters into various guarantees and indemnifications in our relationships with customers and others.  These arrangements include guarantees of services for periods ranging from one day to one year and product satisfaction guarantees.  At December 31, 2014 and 2013, our accrual for service guarantees and warranty claims was $350,000 and $321,000 respectively.

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

ADVERTISING
We expense the production costs of advertising the first time the advertising takes place.  The costs of telephone directory listings are expensed when the directories are placed in circulation.  These directories are generally in circulation for approximately one year, at which point they are typically replaced by the publisher with a new directory.  We generally pay for directory placement assuming it is in circulation for one year.  If the directory is in circulation for less than or greater than one year, we receive a credit or additional billing, as necessary.  We do not control the timing of when a new directory is placed in circulation.  We pay for and expense the cost of internet advertising and placement on a “per click” basis.  Advertising expense for the year ended December 31, 2014, was $32.8 million (2013 – $31.0 million; 2012 - $29.2 million).

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

The allowance for doubtful accounts for VITAS comprises the following (in thousands):

	Medicare	Medicaid	Commercial	Other	Total
Beginning Balance January 1, 2012	$4,211	$4,234	$1,189	$(147)	$9,487
Bad debt provision	506	5,169	3,084	591	9,350
Write-offs	(1,304)	(4,361)	(2,691)	(534)	(8,890)
Other/Contractual adjustments	462	152	622	112	1,348
Ending Balance December 31, 2013	3,875	5,194	2,204	22	11,295
Bad debt provision	1,901	4,902	2,026	1,992	10,821
Write-offs	(1,452)	(4,342)	(2,877)	(1,269)	(9,940)
Other/Contractual adjustments	490	145	684	(445)	874
Ending Balance December 31, 2014	$4,814	$5,899	$2,037	$300	$13,050

VITAS is subject to certain limitations on Medicare payments for services.  Specifically, if the number of inpatient care days any hospice program provides to Medicare beneficiaries exceeds 20% of the total days of hospice care such program provided to all Medicare patients for an annual period beginning September 28, the days in excess of the 20% figure may be reimbursed only at the routine homecare rate.  None of VITAS’ hospice programs exceeded the payment limits on inpatient services in 2014, 2013 or 2012.

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

During the year ended December 31, 2014, we  recorded a net  Medicare cap liability of $1.3 million for two programs’ projected 2014 and 2015 measurement period liability offset by the reversal of one program’s 2011 measurement period projected Medicare cap liability.     During the year ended December 31, 2013, we reversed the Medicare cap liability for amounts recorded in the fourth quarter of 2012 for three programs’ projected 2013 measurement period liability.  During 2013 this reversal was offset by the Medicare cap liability for two programs’ projected 2014 measurement period liability. The net pretax expense/(income) was $1.3 million,   $7.0 million, and ($1.7 million) for fiscal years 2014, 2013 and 2012, respectively.

Shown below is the Medicare cap liability activity for the years ended December 31, 2014 and 2013, (in thousands):

	2014	2013
Beginning Balance January 1,	$8,260	$1,261
2015 measurement period	165	-
2014 measurement period	1,451	3,881
2013 measurement period	-	3,181
2011 measurement period	(325)	-
2010 measurement period	-	(63)
Payments	(3,439)	-
Ending Balance December 31,	$6,112	$8,260

3.	Long-Term Debt and Lines of Credit
On May 15, 2014, we retired our Senior Convertible Notes (the “Notes”) outstanding.  We paid the $187.0 million of principal outstanding using a combination of cash on hand and our existing revolving credit facility.  In addition, we issued 249,000 Chemed shares in conjunction with the conversion feature of the Notes.  At the time we issued the Notes, we also entered into a purchased call transaction to offset any potential economic dilution resulting from the conversion feature in the Notes.  As a result, we received 266,000 Chemed shares from the exercise of the purchased call transaction.  The issuance of shares under the conversion feature of the Notes, as well as the receipt of shares from the purchased call transaction were recorded as adjustments to paid-in capital during the quarter ended June 30, 2014.

On June 30, 2014, we replaced our existing credit agreement with the Third Amended and Restated Credit Agreement (“2014 Credit Agreement”). Terms of the 2014 Credit Agreement consist of a five-year, $350 million revolving credit facility and a $100 million term loan. The 2014 Credit Agreement has a floating interest rate that is currently LIBOR plus 125 basis points.

At the time we issued the Notes we also sold warrants for the right to purchase approximately 2,477,000 Chemed shares in the future. During the quarter ended June 30, 2014, we settled these warrants with one counterparty representing half of the total warrants issued for $2.6 million in cash. The amount paid was recorded as an adjustment to paid-in capital. During the third quarter of 2014, Chemed’s stock price exceeded the exercise price of the remaining outstanding sold warrants resulting in the Company, on December 8, 2014, issuing 35,166 of common shares to the other counterparty in full settlement of the warrants. Pursuant to authoritative guidance, the settlement of the sold warrants was accounted for as an equity transaction.

The debt outstanding at December 31, 2014 consists of the following (in thousands):

Revolver	$50,000
Term loan	97,500
Total	147,500
Current portion of term and revolving loan	(6,250)
Long-term debt	$141,250

Scheduled principal payments of the term loan are as follows:

2015	$6,250
2016	7,500
2017	8,750
2018	10,000
2019	65,000
$97,500

Debt issuance costs associated with the existing credit agreement were not written off as the lenders and their relative percentage participation in the facility did not change. With respect to the 2014 Credit Agreement, deferred financing costs were $0.9 million.  The 2014 Credit Agreement contains the following quarterly financial covenants:

Description	Requirement	Chemed

Leverage Ratio (Consolidated Indebtedness/Consolidated Adj. EBITDA)	< 3.50 to 1.00	0.86 to 1.00

Fixed Charge Coverage Ratio (Consolidated Free Cash Flow/Consolidated
Fixed Charges)	> 1.50 to 1.00	2.38 to 1.00

Annual Operating Lease Commitment	< $50.0 million	$26.1 million

We are in compliance with all debt covenants as of December 31, 2014. We have issued $36.7 million in standby letters of credit as of December 31, 2014 for insurance purposes.  Issued letters of credit reduce our available credit under the 2014 Credit Agreement.  As of December 31, 2014, we have approximately $263.3 million of unused lines of credit available and eligible to be drawn down under our revolving credit facility.

4.	Stock-Based Compensation Plans
We have three stock incentive plans under which 6.2 million shares can be issued to key employees and directors through a grant of stock options, stock awards and/or performance stock units (“PSUs”).  The Compensation/Incentive Committee (“CIC”) of the Board of Directors administers these plans.

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

In May 2014, the CIC granted 5,432 unrestricted shares of Capital stock to the Company’s outside directors.

PERFORMANCE AWARDS
In November 2013 and February 2014, the CIC granted PSUs contingent upon the achievement of certain total stockholder return (“TSR”) targets as compared to the TSR of a group of peer companies for the three-year measurement period, at which date the awards may vest.  We utilize a Monte Carlo simulation approach in a risk-neutral framework with inputs including historical volatility and the risk-free rate of interest to value these TSR awards.  We amortize the total estimated cost over the service period of the award.

In November 2013 and February 2014, the CIC granted PSUs contingent the achievement of certain earnings per share (“EPS”) targets over the three-year measurement period.  At the end of each reporting period, we estimate the number of shares we believe will ultimately vest and record that expense over the service period of the award.

Comparative data for the PSUs include:

	2014 Awards	2013 Awards
TSR Awards
Shares granted	10,340	16,149
Per-share fair value	$112.60	$123.81
Volatility	30.8%	21.2%
Risk-free interest rate	0.33%	0.25%

EPS Awards
Shares granted and expected to vest	14,061	16,149
Per-share fair value	$82.80	$106.53

Common Assumptions
Service period (years)	2.9	2.2
Three-year measurement period ends December 31,	2016	2015

The following table summarizes total stock option, stock award and PSU activity during 2014:

	Stock Options				Stock Awards and PSUs
		Weighted Average		Aggregate		Weighted
			Remaining	Intrinsic		Average
	Number of	Exercise	Contractual	Value	Number of	Grant-Date
	Options	Price	Life (Years)	(thousands)	Awards	Price
Outstanding at January 1, 2014	2,167,412	$61.63			281,558	$56.93
Granted	410,800	106.59			29,833 *	94.16
Exercised/Vested	(803,170)	59.26			(54,905)	56.64
Canceled/ Forfeited	(6,868)	65.89			(59,277)	26.49
Outstanding at December 31, 2014	1,768,174	73.14	7.0	$59,065	197,209	71.79

Vested and expected to vest at December 31, 2014	1,768,174	73.14	7.0	59,065	197,209	71.79
Exercisable at December 31, 2014	997,632	61.38	5.3	45,048	n.a.	n.a.

*Stock awards and PSUs granted comprise (in shares):

	Years Ended December 31,
	2014	2013	2012

Immediate vesting and time-based vesting stock awards	5,432	37,024	44,657
Performance awards vesting upon attainment of earnings targets (not yet earned)	14,061	16,149	-
Market awards vesting upon attainment of TSR or market price targets (not yet earned)	10,340	16,149	58,515
Total stock awards and PSUs granted	29,833	69,322	103,172

We estimate the fair value of stock options using the Black-Scholes valuation model.  We determine expected term, volatility, dividend yield and forfeiture rate based on our historical experience.  We believe that historical experience is the best indicator of these factors.

Comparative data for stock options, stock awards and PSUs include (in thousands, except per-share amounts):

	Years Ended December 31,
	2014	2013	2012
Total compensation cost of stock-based compensation
plans charged against income	$10,323	$10,868	$11,974
Total income tax benefit recognized in income for stock
based compensation plans	3,794	3,994	4,401
Total intrinsic value of stock options exercised	26,344	16,922	15,671
Total intrinsic value of stock awards vested during the period	4,564	4,298	2,786
Per-share weighted averaged grant-date fair value of stock awards
and PSUs granted	94.16	74.60	41.49

The assumptions we used to value stock option grants are as follows:

	2014	2013	2012

Stock price on date of issuance	$106.59	$70.30	$63.36
Grant date fair value per share	$21.58	$14.79	$15.98
Number of options granted	410,800	329,274	442,350
Expected term (years)	4.8	4.9	4.9
Risk free rate of return	1.59%	1.39%	0.89%
Volatility	22.60%	24.90%	30.80%
Dividend yield	0.8%	1.1%	1.0%
Forfeiture rate	-	-	-

Other data for stock options, stock awards and PSUs for 2014 include (dollar amounts in thousands):

	Stock	Stock Awards
	Options	and PSUs
Total unrecognized compensation related to nonvested options and awards at end of year	$11,743	$5,259
Weighted average period over which unrecognized compensation cost of nonvested options
and awards to be recognized (years)	2.5	1.2
Actual income tax benefit realized from options exercised or stock awards vested	$9,724	1,682
Aggregate intrinsic value of stock options, stock awards and PSUs vested and expected to vest	$59,065	$21,009

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
Our segments include the VITAS segment and the Roto-Rooter segment.  Relative contributions of each segment to service revenues and sales were 73% and 27%, respectively, in 2014 and 74% and 26%, respectively, in 2013.  The vast majority of our service revenues and sales from continuing operations are generated from business within the United States.

The reportable segments have been defined along service lines, which is consistent with the way the businesses are managed. In determining reportable segments, the RRSC and RRC operating units of the Roto-Rooter segment have been aggregated on the basis of possessing similar operating and economic characteristics.  The characteristics of these operating segments and the basis for aggregation are reviewed annually.  Accordingly, the reportable segments are defined as follows:

●	The VITAS segment provides hospice services for patients with terminal illnesses. This type of care is aimed at making the terminally ill patient’s end of life as comfortable and pain-free as possible. Hospice care is available to patients who have been initially certified or re-certified as terminally ill (i.e., a prognosis of six months or less) by their attending physician, if any, and the hospice physician. VITAS offers all levels of hospice care in a given market, including routine home care, inpatient care and continuous care. Over 90% of VITAS’ revenues are derived through the Medicare and Medicaid reimbursement programs.

●	The Roto-Rooter segment provides repair and maintenance services to residential and commercial accounts using the Roto-Rooter registered service marks. Such services include plumbing and sewer, drain and pipe cleaning. They are delivered through company-owned and operated territories, independent contractor-operated territories and franchised locations. This segment also manufactures and sells products and equipment used to provide such services.

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

Segment data are set forth below (in thousands):

	For the Years Ended December 31,
	2014	2013	2012
Revenues by Type of Service
VITAS
Routine homecare	$810,413	$791,735	$778,776
Continuous care	152,206	155,409	172,063
General inpatient	102,876	104,968	114,494
Medicare cap	(1,290)	(6,999)	1,704
Total segment	1,064,205	1,045,113	1,067,037
Roto-Rooter
Sewer and drain cleaning	141,078	141,283	138,500
Plumbing repair and maintenance	174,993	168,942	171,890
Independent contractors	36,496	33,030	28,522
Water restoration	18,480	3,042	414
Other products and services	21,030	21,919	23,680
Total segment	392,077	368,216	363,006
Total service revenues and sales	$1,456,282	$1,413,329	$1,430,043
Aftertax Segment Earnings/(Loss)
VITAS	$86,185	$76,144	$86,577
Roto-Rooter	42,075	29,243	30,905
Total	128,260	105,387	117,482
Corporate	(28,943)	(28,160)	(28,178)
Net income	$99,317	$77,227	$89,304
Interest Income
VITAS	$6,111	$5,038	$3,883
Roto-Rooter	2,931	2,096	1,647
Total	9,042	7,134	5,530
Corporate	10	56	76
Intercompany eliminations	(9,081)	(6,343)	(4,797)
Total interest income	$(29)	$847	$809
Interest Expense
VITAS	$207	$182	$233
Roto-Rooter	363	322	433
Total	570	504	666
Corporate	7,616	14,531	14,057
Total interest expense	$8,186	$15,035	$14,723

	For the Years Ended December 31,
	2014	2013	2012
Income Tax Provision
VITAS	$53,278	$46,910	$53,092
Roto-Rooter	25,808	17,560	18,770
Total	79,086	64,470	71,862
Corporate	(15,649)	(17,868)	(15,347)
Total income tax provision	$63,437	$46,602	$56,515
Identifiable Assets
VITAS	$546,031	$518,316	$519,555
Roto-Rooter	251,407	241,679	224,735
Total	797,438	759,995	744,290
Corporate	62,494	133,706	115,336
Total identifiable assets	$859,932	$893,701	$859,626
Additions to Long-Lived Assets
VITAS	$21,880	$16,219	$24,735
Roto-Rooter	21,595	15,202	16,132
Total	43,475	31,421	40,867
Corporate	346	160	285
Total additions to long-lived assets	$43,821	$31,581	$41,152
Depreciation and Amortization
VITAS	$19,635	$20,251	$19,043
Roto-Rooter	11,227	9,621	9,029
Total	30,862	29,872	28,072
Corporate	2,210	2,516	2,449
Total depreciation and amortization	$33,072	$32,388	$30,521

6.	Intangible Assets
Amortization of definite-lived intangible assets for the years ended December 31, 2014, 2013, 2012, was $720,000, $1.6 million and $1.5 million, respectively.  The following is a schedule by year of projected amortization expense for definite-lived intangible assets (in thousands):

2015	$505
2016	423
2017	262
2018	243
2019	153
Thereafter	142

The balance in identifiable intangible assets comprises the following (in thousands):

	Gross	Accumulated	Net Book
	Asset	Amortization	Value
December 31, 2014
Referral networks	$22,599	$(21,626)	$973
Covenants not to compete	9,575	(9,209)	366
Customer lists	1,219	(1,194)	25
Reaquired franchise rights	1,106	(743)	363
Subtotal - definite-lived intangibles	34,499	(32,772)	1,727
VITAS trade name	51,300	-	51,300
Rapid Rooter trade name	150	-	150
Operating licenses	2,850	-	2,850
Total	$88,799	$(32,772)	$56,027

December 31, 2013
Referral networks	$22,599	$(21,219)	$1,380
Covenants not to compete	9,570	(9,096)	474
Customer lists	1,222	(1,170)	52
Reaquired franchise rights	1,065	(570)	495
Subtotal - definite-lived intangibles	34,456	(32,055)	2,401
VITAS trade name	51,300	-	51,300
Rapid Rooter trade name	150	-	150
Operating licenses	2,705	-	2,705
Total	$88,611	$(32,055)	$56,556

7.	Business Combinations
During 2014, we completed one business combination within the Roto-Rooter segment for $250,000 in cash to increase our market penetration in Boise, Idaho.  The purchase price of this acquisition was allocated as follows (in thousands):

Identifiable intangible assets	$47
Goodwill	198
Other assets and liabilities - net	5
$250

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
$2,257

During 2012, we completed four business combinations within the Roto-Rooter segment for $5.9 million in cash to increase our market penetration in Bend, Oregon, Boise, Idaho, Shreveport, Louisiana and Ft. Lauderdale, Florida. We have made no acquisitions with the VITAS segment during 2012.  The purchase price of these acquisitions was allocated as follows (in thousands):

Identifiable intangible assets	$373
Goodwill	5,094
Other assets and liabilities - net	433
$5,900

The unaudited pro forma results of operations, assuming purchase business combinations completed in 2014 and 2013 were completed on January 1, 2013, do not materially impact the accompanying consolidated financial statements.  The results of operations of each of the above business combinations are included in our results of operations from the date of the respective acquisition.

8.	Discontinued Operations
At December 31, 2014 and 2013, the accrual for our estimated liability for potential environmental cleanup and related costs arising from the 1991 sale of DuBois amounted to $1.7 million.  Of the 2014 balance, $826,000 is included in other current liabilities and $901,000 is included in other liabilities (long-term).   The estimated amounts and timing of payments of these liabilities follows (in thousands):

2015	$826
2016	300
Thereafter	601
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
Included in accounts payable are cash overdrafts of $10.5 million and $806,000 as of December 31, 2014 and 2013, respectively.

From time to time throughout the year, we invest excess cash in money market funds or repurchase agreements directly with major commercial banks. We do not physically hold the collateral for repurchase agreements, but the term is less than 10 days. We closely monitor the creditworthiness of the institutions with which we invest our overnight funds and the quality of the collateral underlying those investments. We had $80,000 in cash equivalents as of December 31, 2014. There was $23.1 million in cash equivalents as of December 31, 2013. The weighted average rate of return for our cash equivalents was 0.06% in 2014 and 0.08% in 2013.

10.	Other Income—Net
Other income—net from continuing operations comprises the following (in thousands):

	For the Years Ended December 31,
	2014	2013	2012
Market value gains related to deferred
compensation trusts	$3,118	$4,982	$3,499
Loss on disposal of property and equipment	(640)	(320)	(347)
Interest income/ (expense)	(29)	847	809
Other - net	72	(39)	162
Total other income	$2,521	$5,470	$4,123

The offset for market value gains or losses of the deferred compensation trust are recorded in selling, general and administrative expenses.

11.	Income Taxes
The provision for income taxes comprises the following (in thousands):

	For the Years Ended December 31,
	2014	2013	2012
Current
U.S. federal	$48,577	$45,348	$51,467
U.S. state and local	7,285	7,731	7,813
Foreign	597	511	386
Deferred
U.S. federal, state and local	6,970	(6,995)	(3,271)
Foreign	8	7	120
Total	$63,437	$46,602	$56,515

A summary of the temporary differences that give rise to deferred tax assets/ (liabilities) follows (in thousands):

	December 31,
	2014	2013
Accrued liabilities	$37,879	$41,434
Stock compensation expense	11,591	14,866
Allowance for uncollectible accounts receivable	2,779	1,396
State net operating loss carryforwards	1,603	1,495
Other	807	800
Deferred income tax assets	54,659	59,991
Amortization of intangible assets	(47,946)	(45,941)
Accelerated tax depreciation	(15,641)	(15,379)
Market valuation of investments	(2,346)	(2,279)
Currents assets	(1,519)	(1,459)
Other	(1,721)	(1,949)
Deferred income tax liabilities	(69,173)	(67,007)
Net deferred income tax liabilities	$(14,514)	$(7,016)

  At December 31, 2014 and 2013, state net operating loss carryforwards were $31.8 million and $29.4 million, respectively.  These net operating losses will expire, in varying amounts, between 2022 and 2034.  Based on our history of operating earnings, we have determined that our operating income will, more likely than not, be sufficient to ensure realization of our deferred income tax assets.

A reconciliation of the beginning and ending of year amount of our unrecognized tax benefit is as follows (in thousands):

	2014	2013	2012
Balance at January 1,	$892	$2,646	$2,612
Unrecognized tax benefits due to positions taken in current year	247	219	219
Decrease due to expiration of statute of limitations	(159)	(1,973)	(185)
Balance at December 31,	$980	$892	$2,646

We file tax returns in the U.S. federal jurisdiction and various states.  The years ended December 31, 2011 and forward remain open for review for federal income tax purposes.  The earliest open year relating to any of our major state jurisdictions is the fiscal year ended December 31, 2009.  During the next twelve months, we do not anticipate a material net change in unrecognized tax benefits.

We classify interest related to our accrual for uncertain tax positions in separate interest accounts.  As of December 31, 2014 and 2013, we have approximately $123,000 and $116,000, respectively, accrued in interest payable related to uncertain tax positions.  These accruals are included in other current liabilities in the accompanying consolidated balance sheet.  Net interest expense related to uncertain tax positions included in interest expense in the accompanying consolidated statement of income is not material.

The difference between the actual income tax provision for continuing operations and the income tax provision calculated at the statutory U.S. federal tax rate is explained as follows (in thousands):

	For the Years Ended December 31,
	2014	2013	2012

Income tax provision calculated using the statutory rate of 35%	$56,964	$43,340	$51,037
State and local income taxes, less federal income tax effect	5,536	4,323	4,601
Uncertain tax position adjustments	-	(1,782)	-
Nondeductible expenses	1,290	1,250	1,137
Other --net	(353)	(529)	(260)
Income tax provision	$63,437	$46,602	$56,515
Effective tax rate	39.0%	37.6%	38.8%

Summarized below are the total amounts of income taxes paid during the years ended December 31 (in thousands):

2014	$44,921
2013	55,827
2012	53,436

Provision has not been made for additional taxes on $35.1 million of undistributed earnings of our domestic subsidiaries.  Should we elect to sell our interest in all of these businesses rather than to effect a tax-free liquidation, additional taxes amounting to approximately $12.9 million would be incurred based on current income tax rates.

12.	Properties and Equipment
A summary of properties and equipment follows (in thousands):

	December 31,
	2014	2013
Land	$4,261	$1,392
Buildings	61,401	52,328
Transportation equipment	26,904	20,381
Machinery and equipment	77,273	71,121
Computer software	51,564	49,110
Furniture and fixtures	66,248	71,167
Projects under development	3,420	8,006
Total properties and equipment	291,071	273,505
Less accumulated depreciation	(185,735)	(180,550)
Net properties and equipment	$105,336	$92,955

The net book value of computer software at December 31, 2014 and 2013, was $10.5 million and $12.2 million, respectively.  Depreciation expense for computer software was $4.4 million, $3.9 million and $4.3 million for the years ended December 31, 2014, 2013 and 2012, respectively.

13.	Lease Arrangements
We have operating leases that cover our corporate office headquarters, various warehouse and office facilities, office equipment and transportation equipment. The remaining terms of these leases range from monthly to eleven years, and in most cases we expect that these leases will be renewed or replaced by other leases in the normal course of business. We have no significant capital leases as of December 31, 2014 or 2013.

The following is a summary of future minimum rental payments and sublease rentals to be received under operating leases that have initial or remaining noncancelable terms in excess of one year at December 31, 2014 (in thousands):

2015	$22,535
2016	17,391
2017	12,330
2018	7,628
2019	4,096
Thereafter	9,375
Total minimum rental payments	$73,355

Total rental expense incurred under operating leases for continuing operations follows (in thousands):

	For the Years Ended December 31,
	2014	2013	2012
Total rental expense	$39,606	$38,992	$39,997
Less sublease rentals	-	-	(103)
Net rental expense	$39,606	$38,992	$39,894

14.	Retirement Plans
Retirement obligations under various plans cover substantially all full-time employees who meet age and/or service eligibility requirements. All plans providing retirement benefits to our employees are defined contribution plans.  Expenses for our retirement and profit-sharing plans, excess benefit plans and other similar plans are as follows (in thousands):

For the Years Ended December 31,
2014	2013	2012

$13,838	$14,511	$11,376

These expenses include the impact of market gains and losses on assets held in deferred compensation plans.

We have excess benefit plans for key employees whose participation in the qualified plans is limited by U.S. Employee Retirement Income Security Act requirements. Benefits are determined based on theoretical participation in the qualified plans.  Benefits are only invested in mutual funds, and participants are not permitted to diversify accumulated benefits in shares of our stock. Trust assets invested in shares of our stock are included in treasury stock, and the corresponding liability is included in a separate component of stockholders’ equity. At December 31, 2014, these trusts held 99,231 shares at historical average cost or $2.3 million of our stock (2013 – 97,801 shares or $2.2 million).

15.	Earnings Per Share
The computation of earnings per share follows (in thousands, except per share data):

	Net Income
For the Years Ended December 31,	Net Income	Shares	Earnings per Share
2014
Earnings	$99,317	17,165	$5.79
Dilutive stock options	-	412
Nonvested stock awards	-	149
Conversion of Notes and impact of warrants outstanding	-	114
Diluted earnings	$99,317	17,840	$5.57

2013
Earnings	$77,227	18,199	$4.24
Dilutive stock options	-	278
Nonvested stock awards	-	108
Diluted earnings	$77,227	18,585	$4.16

2012
Earnings	$89,304	18,924	$4.72
Dilutive stock options	-	316
Nonvested stock awards	-	99
Diluted earnings	$89,304	19,339	$4.62

During 2014, 411,000 stock options were excluded from the computation of diluted earnings per share as their exercise prices were greater than the average market price during most of the year.  During 2013, 358,000 stock options were also excluded.  During 2012, 1.4 million stock options were also excluded.

Diluted earnings per share was impacted by the issuance of 249,000 shares of capital stock under the conversion feature of our 1.875% Senior Convertible Notes (the “Notes”) on May 15, 2014.  The dilutive impact of this conversion feature for 2014 was 102,000 shares.

At the time we issued the Notes, as discussed in Note 3, we also sold warrants for the right to purchase approximately 2,477,000 Chemed shares in the future.  During the quarter ended June 30, 2014, we settled these warrants with one counterparty representing half of the total warrants issued for $2.6 million.  The amount paid was recorded as an adjustment to paid-in capital.   During the third quarter of 2014, Chemed’s stock price exceeded the exercise price of the remaining outstanding sold warrants resulting in the Company, on December 8, 2014, issuing 35,166 of Capital shares to the other counterparty in full settlement of the warrants.  Pursuant to authoritative guidance, the settlement of the sold warrants were accounted for as an equity transactions.    The dilutive impact of the warrants was 12,000 shares for the year ended December 31, 2014.

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

The following shows the carrying value, fair value and the hierarchy for our financial instruments as of December 31, 2014 (in thousands):

		Fair Value Measure
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Investments of deferred compensation plans held in trust	$49,147	$49,147	$-	$-
Long-term debt and current portion of long-term debt	147,500	-	147,500	-

The following shows the carrying value, fair value and the hierarchy for our financial instruments as of December 31, 2013 (in thousands):

		Fair Value Measure
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservabl Inputs (Level 3)

Investments of deferred compensation plans held in trust	$42,465	$42,465	$-	$-
Long-term debt	183,564	193,032	-	-

For cash and cash equivalents, accounts receivable and accounts payable, the carrying amount is a reasonable estimate of fair value because of the liquidity and short-term nature of these instruments.

17.	Loans Receivable from Independent Contractors
At December 31, 2014, we had contractual arrangements with 68 independent contractors to provide plumbing repair and drain cleaning services under sublicensing agreements using the Roto-Rooter name in lesser-populated areas of the United States and Canada. The arrangements give the independent contractors the right to conduct a plumbing and drain cleaning business using the Roto-Rooter name in a specified territory in exchange for a royalty based on a percentage of labor sales, depending upon type of service this percentage ranges between 27%–32%.  We also pay for certain telephone directory advertising and internet marketing in these areas,  lease certain capital equipment and provide operating manuals to serve as resources for operating a plumbing and drain cleaning business.  The contracts are generally cancelable upon 90 days’ written notice (without cause) or upon a few days notice (with cause).  The independent contractors are responsible for running the businesses as they believe best.

Our maximum exposure to loss from arrangements with our independent contractors at December 31, 2014, is approximately $1.6 million (2013 - $1.5 million).  The exposure to loss is mainly the result of loans provided to the independent contractors.  In most cases, these loans are partially secured by receivables and equipment owned by the independent contractor.  The interest rates on the loans range from zero to 8% per annum, and the remaining terms of the loans range from 2.5 months to 5.4 years at December 31, 2014.  We recorded the following from our independent contractors (in thousands):

	For the Years Ended December 31,
	2014	2013	2012

Revenues	$36,496	$33,030	$28,522
Pretax profits	21,238	17,726	14,790

18.	Legal and Regulatory Matters
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

Regulatory Matters and Litigation

In June 2011, the U.S. Attorney provided the Company with a partially unsealed qui tam complaint filed under seal in the U.S. District Court for the Western District of Texas,  United States, et al. ex rel. Urick v. VITAS HME Solutions, Inc. et al., 5:08-cv-0663 (“Urick”).  The U.S. Attorney filed a notice in May 2012 stating that it had decided not to intervene in the case at that time but indicating that it continues to investigate the allegations.  In June 2012, the complaint was unsealed.  The complaint asserts violations of the federal False Claims Act and the Texas Medicaid Fraud Prevention Act based on allegations of a conspiracy to submit to Medicare and Medicaid false claims involving hospice services for ineligible patients, unnecessary medical supplies, failing to satisfy certain prerequisites for payment, and altering patient records, including backdating patient revocations.  The suit was brought by Barbara Urick, a then registered nurse in VITAS’s San Antonio program, against VITAS, certain of its affiliates, and several former VITAS employees, including physicians Justo Cisneros and Antonio Cavasos and nurses Sally Schwenk, Diane Anest, and Edith Reed.  In September 2012 and July 2013, the plaintiff dismissed all claims against the individual defendants.  The complaint was served on the VITAS entities on April 12, 2013.

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

On May 2, 2013, the government filed a False Claims Act complaint against the Company and certain of its hospice-related subsidiaries in the U.S. District Court for the Western District of Missouri, United States v. VITAS Hospice Services, LLC, et al., No. 4:13-cv-00449-BCW (the “2013 Action”).  Prior to that date, the Company received various subpoenas from the U.S. Department of Justice and OIG that have been previously disclosed.  The 2013 Action alleges that, since at least 2002, VITAS, and since 2004, the Company, submitted or caused the submission of false claims to the Medicare program by (a) billing Medicare for continuous home care services when the patients were not eligible, the services were not provided, or the medical care was inappropriate, and (b) billing Medicare for patients who were not eligible for the Medicare hospice benefit because they did not have a life expectancy of six months or less if their illnesses ran their normal course.  This complaint seeks treble damages, statutory penalties, and the costs of the action, plus interest.  On August 1, 2013, the government filed its First Amended Complaint in the 2013 Action.  The First Amended Complaint changed and supplemented some of the allegations, but did not otherwise expand the causes of action or the nature of the relief sought against VITAS.  The defendants filed a motion to dismiss on September 24, 2013.  The Court denied the motion, except to the extent that claims were filed before July 24, 2002, on September 30, 2014.

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

On September 25, 2013, the Court granted a joint motion by the government, the relators, and VITAS to consolidate the Spottiswood,  Urick, and  Gonzales complaints with the 2013 Action.  As a result, the First Amended Complaint will govern the consolidated federal claims brought by the United States and the relators for all purposes.  The relators and VITAS have stipulated that certain non-intervened claims will not be pursued by the relators.  The Spottiswood relator filed an action under the Illinois False Claims Act, The State of Illinois ex rel. Laura Spottiswood v. Chemed Corporation, et al., No. 14 L 2786 in the Circuit Court of Cook County, Illinois on March 6, 2014.  The Court granted the parties’ joint motion to place this case on its stay calendar, pending resolution of the 2013 Action.

VITAS has also received document subpoenas in related state matters.  In February 2010, VITAS received a civil investigative demand (“CID”) from the Texas Attorney General seeking documents from January 1, 2002 through the date of the CID, and interrogatory responses in connection with an investigation of possible fraudulent submission of Medicaid claims for non-qualifying patients and fraudulent shifting of costs from VITAS to the State of Texas and the United States.  The CID requested similar information sought by prior Department of Justice subpoenas, including policy and procedure manuals and information concerning Medicare and Medicaid billing, patient statistics and sales and marketing practices, together with information concerning record-keeping and retention practices, and medical records concerning 117 patients.  In September 2010, VITAS received a third CID from the Texas Attorney General seeking additional documents concerning business plans and results, revocation forms for certain patients, and electronic documents of 10 current and former employees.  In July 2012, VITAS received an investigative subpoena from the Florida Attorney General seeking documents previously produced in the course of prior government investigations as well as, for the period January 1, 2007 through the date of production, billing records and procedures; information concerning business results, plans, and strategies; documents concerning patient eligibility for hospice care; and certain information concerning employees and their compensation.

The net costs incurred related to U.S. v. Vitas and related regulatory matters  was $2.1 million, $2.1 million and $1.2 million for 2014, 2013 and 2012 respectively.

In November 2013, two shareholder derivative lawsuits were filed against the Company’s current and former directors, as well as certain of its officers, both of which are covered by the Company’s commercial insurance.  On November 6, 2013, KBC Asset Management NV filed suit in the United States District Court for the District of Delaware, KBC Asset Management NV, derivatively on behalf of Chemed Corp. v. McNamara, et al., No. 13 Civ. 1854 (LPS) (D. Del.).  It sued Kevin McNamara, Joel Gemunder, Patrick Grace, Thomas Hutton, Walter Krebs, Andrea Lindell, Thomas Rice, Donald Saunders, Arthur Tucker, Jr., George Walsh III, Frank Wood, Timothy O’Toole, David Williams and Ernest Mrozek, together with the Company as nominal defendant.  Plaintiff alleges that since at least 2004, Chemed, through VITAS, has submitted or caused the submission of false claims to Medicare.  The suit alleges a claim for breach of fiduciary duty against the individual defendants, and seeks (a) a declaration that the individual defendants breached their fiduciary duties to the Company; (b) an order requiring those defendants to pay compensatory damages, restitution and exemplary damages, in unspecified amounts, to the Company; (c) an order directing the Company to implement new policies and procedures; and (d) costs and disbursements incurred in bringing the action, including attorneys’ fees.

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

On January 29, 2014 defendants in North filed a motion to transfer that case to Delaware under 28 U.S.C § 1404(a). On February 12, 2014, defendants in KBC filed a motion to dismiss that case pursuant to Federal Rules of Civil Procedure 23.1 and 12(b)(6).  On September 19, 2014, the Ohio court granted defendants’ motion to transfer North to Delaware.  Following that decision and in light of that transfer, on September 29, 2014, the Delaware court denied without prejudice defendants’ motion to dismiss KBC, and referred both cases to Magistrate Judge Burke.

On October 15, 2014, Plaintiff KBC filed a motion to consolidate KBC with North.  On February 2, 2015 the court granted the motion for consolidation in full, appointing Plaintiff KBC the sole lead plaintiff and its counsel, the sole lead and liaison counsel.  The court ordered that both cases will proceed under the caption In re Chemed Corp. Shareholder and Derivative Litigation, No. 13 Civ. 1854 (LPS) (CJB) (D. Del.).  The court granted Plaintiff KBC 30 days from the date of the order to file a consolidated complaint or designate one of the pending complaints as the operative complaint in the consolidated proceedings.  Defendants will have 21 days thereafter in which to answer, move to dismiss, or otherwise respond to the operative complaint.  Defendants intend to renew their motion to dismiss the claims and allegations once that occurs.

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
VITAS has pharmacy services agreements (“Agreements”) with Omnicare, Inc. and its subsidiaries ("OCR") whereby OCR provides specified pharmacy services for VITAS and its hospice patients in geographical areas served by both VITAS and OCR.  Either party may cancel the Agreements at the end of any term by giving 90 days prior written notice.  VITAS made purchases from OCR of $35.6 million, $39.0 million and $40.9 million for the years ended December 31, 2014, 2013 and 2012, respectively. For the years ended December 31, 2014, 2013 and 2012, respectively, purchases from this vendor represent approximately 90% of all pharmacy services used by VITAS.  VITAS’ accounts payable to OCR and its subsidiaries was $3.6 million at December 31, 2014.

20.	Capital Stock Transactions
In February 2014, our Board of Directors authorized an additional $100 million for stock repurchase under the February 2011 repurchase program.    We repurchased the following capital stock:

	For the Years Ended December 31,
	2014	2013	2012
Shares repurchased	1,182,934	1,356,344	932,706
Weighted average price per share	$93.01	$68.50	$64.87

21.	Other Operating Expenses

	For the Years Ended December 31,
	2014	2013	2012
Litigation settlement of VITAS segment	$-	$10,500	$-
Settlements of Roto-Rooter segment	-	15,721	-
Severance and other operating costs related
to closing Roto-Rooter's HVAC business	-	-	1,126
Total other operating expenses	$-	$26,221	$1,126

In August 2012, Roto-Rooter management made the decision to shut down its one remaining heating, ventilation and air conditioning (HVAC) business located in Baltimore, Maryland.  The HVAC business was a portion of a larger business which included plumbing operations.  The plumbing and HVAC businesses shared facilities and administrative functions.  The costs and related cash flows of these shared facilities and administrative functions were not separately tracked or allocated for the HVAC operation.  As a result, the HVAC business does not qualify for discontinued operation treatment under US GAAP.  The operating results of the HVAC operation are reported in continuing operations in the consolidated financial statements for all periods presented.  The pretax costs incurred in conjunction with the shut-down were $1.1 million and are recorded in other operating expenses.  The costs comprise mainly severance and lease termination costs.

UNAUDITED SUMMARY OF QUARTERLY RESULTS

Chemed Corporation and Subsidiary Companies
(in thousands, except per share and footnote data)

	First	Second	Third	Fourth	Total
For the Year Ended December 31, 2014	Quarter	Quarter	Quarter	Quarter	Year
Total service revenues and sales	$358,300	$360,182	$358,389	$379,411	$1,456,282
Gross profit (excluding depreciation)	$100,481	$103,175	$101,944	$116,009	$421,609
Income from operations	$36,652	$41,519	$40,211	$50,037	$168,419
Interest expense	(3,815)	(2,429)	(980)	(962)	(8,186)
Other income/(expense)--net	816	756	705	244	2,521
Income before income taxes	33,653	39,846	39,936	49,319	162,754
Income taxes	(13,079)	(15,483)	(15,351)	(19,524)	(63,437)
Net income (a)	$20,574	$24,363	$24,585	$29,795	$99,317

Earnings Per Share (a)
Net income	$1.17	$1.41	$1.44	$1.77	$5.79
Average number of shares outstanding	17,510	17,236	17,039	16,878	17,165

Diluted Earnings Per Share (a)
Net income	$1.12	$1.36	$1.39	$1.71	$5.57
Average number of shares outstanding	18,305	17,880	17,627	17,469	17,840

(a) The following amounts are included in income during the respective quarter (in thousands):

	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year
Pretax (cost)/benefit:
Stock option expense	$(1,309)	$(1,144)	$(977)	$(1,372)	$(4,802)
Noncash impact of change in accounting for convertible debt	(2,259)	(1,130)	-	-	(3,389)
Long-term incentive compensation	(373)	(613)	(1,002)	(581)	(2,569)
Acquisition expenses	(1)	-	-	(23)	(24)
Recoveries/(expenses) related to litigation settlements	(306)	(32)	234	(16)	(120)
Expenses related to securities litigation	-	(189)	(138)	-	(327)
Expenses related to the Office
of Inspector General investigation	(748)	(410)	(450)	(533)	(2,141)
Total	$(4,996)	$(3,518)	$(2,333)	$(2,525)	$(13,372)
After-tax (cost)/benefit:
Stock option expense	$(822)	$(722)	$(615)	$(863)	$(3,022)
Noncash impact of change in accounting for convertible debt	(1,429)	(714)	-	-	(2,143)
Long-term incentive compensation	(236)	(388)	(634)	(367)	(1,625)
Acquisition expenses	(1)	-	-	(14)	(15)
Recoveries/(expenses) related to litigation settlements	(187)	(20)	143	(10)	(74)
Expenses related to securities litigation	-	(119)	(88)	-	(207)
Expenses related to the Office
of Inspector General investigation	(464)	(254)	(279)	(331)	(1,328)
Total	$(3,139)	$(2,217)	$(1,473)	$(1,585)	$(8,414)

UNAUDITED SUMMARY OF QUARTERLY RESULTS

Chemed Corporation and Subsidiary Companies
(in thousands, except per share and footnote data)

	First	Second	Third	Fourth	Total
For the Year Ended December 31, 2013	Quarter	Quarter	Quarter	Quarter	Year
Total service revenues and sales	$366,641	$357,198	$340,886	$348,604	$1,413,329
Gross profit (excluding depreciation)	$102,334	$101,839	$97,702	$102,646	$404,521
Income from operations	$38,852	$25,892	$29,210	$39,440	$133,394
Interest expense	(4,094)	(3,697)	(3,500)	(3,744)	(15,035)
Other income/(expense)--net	1,706	1,696	(90)	2,158	5,470
Income before income taxes	36,464	23,891	25,620	37,854	123,829
Income taxes	(14,186)	(9,283)	(8,188)	(14,945)	(46,602)
Net income (a)	$22,278	$14,608	$17,432	$22,909	$77,227

Earnings Per Share (a)
Net income	$1.20	$0.79	$0.96	$1.31	$4.24
Average number of shares outstanding	18,522	18,606	18,184	17,492	18,199

Diluted Earnings Per Share (a)
Net income	$1.17	$0.77	$0.94	$1.28	$4.16
Average number of shares outstanding	19,000	18,966	18,522	17,899	18,585

(a) The following amounts are included in income during the respective quarter (in thousands):

	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year
Pretax (cost)/benefit:
Stock option expense	$(1,491)	$(1,612)	$(1,629)	$(1,310)	$(6,042)
Noncash impact of change in accounting for convertible debt	(2,091)	(2,132)	(2,174)	(2,216)	(8,613)
Expenses of severance arrangements	(302)	-	-	-	(302)
Loss on extinguishment of debt	(465)	-	-	-	(465)
Acquisition expenses	(1)	(20)	(21)	(20)	(62)
Litigation Settlement	-	(14,760)	(11,461)	-	(26,221)
Expenses related to litigation settlements	(141)	(567)	(443)	(274)	(1,425)
Expenses related to securities litigation	(2)	(1)	(1)	(105)	(109)
Long-term incentive compensation	(612)	(494)	(55)	(140)	(1,301)
Expenses incurred in connection with the Office
of Inspector General investigation	(1,039)	(996)	591	(705)	(2,149)
Total	$(6,144)	$(20,582)	$(15,193)	$(4,770)	$(46,689)
After-tax (cost)/benefit:
Stock option expense	$(943)	$(1,020)	$(1,030)	$(820)	$(3,813)
Noncash impact of change in accounting for convertible debt	(1,323)	(1,348)	(1,375)	(1,402)	(5,448)
Expenses of severance arrangements	(184)	-	-	-	(184)
Uncertain tax position adjustments	-	-	1,782	-	1,782
Loss on extinguishment of debt	(294)	-	-	-	(294)
Acquisition expenses	-	(13)	(12)	(13)	(38)
Litigation Settlement	-	(8,967)	(7,094)	-	(16,061)
Expenses related to litigation settlements	(86)	(344)	(269)	(166)	(865)
Expenses related to securities litigation	(1)	(1)	(1)	(66)	(69)
Long-term incentive compensation	(387)	(313)	(34)	(88)	(822)
Expenses incurred in connection with the Office
of Inspector General investigation	(644)	(618)	367	(438)	(1,333)
Total	$(3,862)	$(12,624)	$(7,666)	$(2,993)	$(27,145)

SELECTED FINANCIAL DATA

Chemed Corporation and Subsidiary Companies
(in thousands, except per share and footnote data, ratios, percentages and personnel)
	2014	2013	2012	2011	2010
Summary of Operations
Continuing operations (a)
Service revenues and sales	$1,456,282	$1,413,329	$1,430,043	$1,355,970	$1,280,545
Gross profit (excluding depreciation)	421,609	404,521	396,722	385,486	374,529
Depreciation	29,881	27,698	26,009	25,247	24,386
Amortization	3,191	4,690	4,512	4,252	4,657
Income from operations	168,419	133,394	156,419	153,727	143,522
Income from continuing operations (b)	99,317	77,227	89,304	85,979	81,831
Net income (b)	99,317	77,227	89,304	85,979	81,831
Earnings per share
Income from continuing operations	$5.79	$4.24	$4.72	$4.19	$3.62
Net income	5.79	4.24	4.72	4.19	3.62
Average number of shares outstanding	17,165	18,199	18,924	20,523	22,587
Diluted earnings per share
Income from continuing operations	$5.57	$4.16	$4.62	$4.10	$3.55
Net income	5.57	4.16	4.62	4.10	3.55
Average number of shares outstanding	17,840	18,585	19,339	20,945	23,031
Cash dividends per share	$0.84	$0.76	$0.68	$0.60	$0.52
Financial Position--Year-End
Cash and cash equivalents	$14,132	$84,418	$69,531	$38,081	$49,917
Working capital/(deficit)	(990)	(139,330)	40,849	5,353	47,455
Current ratio	0.99	0.62	1.26	1.04	1.32
Properties and equipment, at cost less
accumulated depreciation	$105,336	$92,955	$91,934	$82,951	$79,292
Total assets	859,932	893,701	859,626	795,905	830,161
Long-term debt	141,250	-	174,890	166,784	159,208
Stockholders' equity	451,356	448,890	453,291	413,684	462,049
Other Statistics
Capital expenditures	$43,571	$29,324	$35,252	$29,592	$25,639
Number of employees	14,190	13,952	14,096	13,733	13,058

(a) The following amounts are included in income from continuing operations during the respective year (in thousands):

	2014	2013	2012	2011	2010
After-tax benefit/(cost):
Stock option expense	$(3,022)	$(3,813)	$(5,143)	$(5,298)	$(4,909)
Noncash impact of change in accounting for convertible debt	(2,143)	(5,448)	(5,041)	(4,664)	(4,313)
Long-term incentive compensation	(1,625)	(822)	(228)	(1,880)	(2,957)
Litigation settlements	(74)	(16,061)	-	-	-
Expenses related to litigation settlements	-	(865)	(617)	(1,397)	(1,126)
Expenses incurred in connection with the Office of Inspector
General investigation	(1,328)	(1,333)	(752)	(737)	(627)
Acquisition expense	(15)	(38)	(114)	(75)	(198)
Cost to shut down HVAC operations	-	-	(649)	-	-
Expenses of securities litigation	(207)	(69)	(469)	-	-
Loss on extinguishment of debt	-	(294)	-	-	-
Severance arrangements	-	(184)	-	-	-
Uncertain tax position adjustments	-	1,782	-	-	-
Total	$(8,414)	$(27,145)	$(13,013)	$(14,051)	$(14,130)

CHEMED CORPORATION AND SUBSIDIARY COMPANIES
UNAUDITED CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2014
(in thousands)(unaudited)

		Roto-		Chemed
	VITAS	Rooter	Corporate	Consolidated
2014
Service revenues and sales	$1,064,205	$392,077	$-	$1,456,282
Cost of services provided and goods sold	825,739	208,934	-	1,034,673
Selling, general and administrative expenses	84,597	106,708	28,813	220,118
Depreciation	18,601	10,702	578	29,881
Amortization	1,034	525	1,632	3,191
Total costs and expenses	929,971	326,869	31,023	1,287,863
Income/(loss) from operations	134,234	65,208	(31,023)	168,419
Interest expense	(207)	(363)	(7,616)	(8,186)
Intercompany interest income/(expense)	6,189	2,892	(9,081)	-
Other income/(expense)—net	(753)	146	3,128	2,521
Income/(loss) before income taxes	139,463	67,883	(44,592)	162,754
Income taxes	(53,278)	(25,808)	15,649	(63,437)
Net income/(loss)	$86,185	$42,075	$(28,943)	$99,317

(a) The following amounts are included in income from continuing operations (in thousands):

		Roto-		Chemed
	VITAS	Rooter	Corporate	Consolidated
Pretax benefit/(cost):
Stock option expense	$-	$-	$(4,802)	$(4,802)
Noncash impact of change in accounting for convertible debt	-	-	(3,389)	(3,389)
Long-term incentive compensation	-	-	(2,569)	(2,569)
Securities litigation	-	-	(327)	(327)
Expenses related to litigation settlements	(113)	(7)	-	(120)
Acquisition expense	(1)	(23)	-	(24)
Expenses incurred in connection with the Office of Inspector
General investigation	(2,141)	-	-	(2,141)
Total	$(2,255)	$(30)	$(11,087)	$(13,372)

		Roto-		Chemed
	VITAS	Rooter	Corporate	Consolidated
After-tax benefit/(cost):
Stock option expense	$-	$-	$(3,022)	$(3,022)
Noncash impact of change in accounting for convertible debt	-	-	(2,143)	(2,143)
Long-term incentive compensation	-	-	(1,625)	(1,625)
Securities litigation	-	-	(207)	(207)
Expenses related to litigation settlements	(70)	(4)	-	(74)
Acquisition expense	(1)	(14)	-	(15)
Expenses incurred in connection with the Office of Inspector
General investigation	(1,328)	-	-	(1,328)
Total	$(1,399)	$(18)	$(6,997)	$(8,414)

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

CHEMED CORPORATION AND SUBSIDIARY COMPANIES
UNAUDITED CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2012
(in thousands)(unaudited)

		Roto-		Chemed
	VITAS	Rooter	Corporate	Consolidated
2012
Service revenues and sales	$1,067,037	$363,006	$-	$1,430,043
Cost of services provided and goods sold	831,321	202,000	-	1,033,321
Selling, general and administrative expenses	80,494	102,366	25,796	208,656
Depreciation	17,087	8,397	525	26,009
Amortization	1,956	632	1,924	4,512
Other operating expenses	-	1,126	-	1,126
Total costs and expenses	930,858	314,521	28,245	1,273,624
Income/(loss) from operations	136,179	48,485	(28,245)	156,419
Interest expense	(233)	(433)	(14,057)	(14,723)
Intercompany interest income/(expense)	3,180	1,617	(4,797)	-
Other income/(expense)—net	543	6	3,574	4,123
Income/(loss) before income taxes	139,669	49,675	(43,525)	145,819
Income taxes	(53,092)	(18,770)	15,347	(56,515)
Net income/(loss)	$86,577	$30,905	$(28,178)	$89,304

(a) The following amounts are included in income from continuing operations (in thousands):

		Roto-		Chemed
	VITAS	Rooter	Corporate	Consolidated
Pretax benefit/(cost):
Stock option expense	$-	$-	$(8,130)	$(8,130)
Noncash impact of change in accounting for convertible debt	-	-	(7,971)	(7,971)
Long-term incentive compensation	-	-	(360)	(360)
Expenses related to litigation settlements	-	(1,016)	-	(1,016)
Expenses of securities litigation	-	-	(742)	(742)
Cost to shut down HVAC operations	-	(1,126)	-	(1,126)
Acquisition expense	(15)	(173)	-	(188)
Expenses incurred in connection with the Office of Inspector
General investigation	(1,212)	-	-	(1,212)
Total	$(1,227)	$(2,315)	$(17,203)	$(20,745)

		Roto-		Chemed
	VITAS	Rooter	Corporate	Consolidated
After-tax benefit/(cost):
Stock option expense	$-	$-	$(5,143)	$(5,143)
Noncash impact of change in accounting for convertible debt	-	-	(5,041)	(5,041)
Long-term incentive compensation	-	-	(228)	(228)
Expenses related to litigation settlements	-	(617)	-	(617)
Expenses of securities litigation	-	-	(469)	(469)
Cost to shut down HVAC operations	-	(649)	-	(649)
Acquisition expense	(9)	(105)	-	(114)
Expenses incurred in connection with the Office of Inspector
General investigation	(752)	-	-	(752)
Total	$(761)	$(1,371)	$(10,881)	$(13,013)

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

The following is a summary of the key operating results for the years ended December 31, 2014, 2013 and 2012 (in thousands except percentages and per share amounts):

	2014	2013	2012
Consolidated service revenues and sales	$1,456,282	$1,413,329	$1,430,043
Consolidated net income	$99,317	$77,227	$89,304
Diluted EPS	$5.57	$4.16	$4.62
Adjusted net income	$107,731	$104,372	$102,317
Adjusted diluted EPS	$6.07	$5.62	$5.29
Adjusted EBITDA	$212,562	$206,850	$201,455
Adjusted EBITDA as a % of revenue	14.6%	14.6%	14.1%

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

2014 versus 2013
The increase in consolidated service revenues and sales from 2013 to 2014 was a result of a 6.5% increase at Roto-Rooter and by a 1.8% increase at VITAS.    The increase at Roto-Rooter was driven by a 7.7% increase in price and mix shift offset by a decrease in job count of 1.2%.  The increase in service revenues at VITAS was a result of Medicare reimbursement rates increasing approximately 1.4%, offset by a 2.0% decline due to sequestration (which was effective May 1, 2013), an average daily census (“ADC”) increase of 1.4%, a $1.3 million net Medicare cap charge (compared to a of $7.0 million charge in the same period of 2013) and level of care and geographical mix shift. Consolidated net income increased 28.6% over prior year mainly as a result of increased revenue at VITAS and Roto-Rooter as well as $16.1 million (after tax) in litigation settlements in 2013 that did not repeat in 2014.  Diluted EPS increased mainly as a result of the increase in earnings and by a decrease in the number of shares outstanding.  Adjusted EBITDA as a percent of revenue was essentially flat when compared to 2013.

Roto-Rooter utilizes a universal calendar of four 13 week quarters equating to a 52 week full year reporting period and then accrues for an additional one or two days of operating results in the fourth quarter to equate to a full 365 or 366 day year.  In the fourth quarter of 2014, Roto-Rooter had 14 weeks of operating activity during the quarter.  This additional week of operating activity, net of the accrued operating results from earlier years, resulted in Roto-Rooter recognizing an incremental $2.8 million of revenue, $0.9 million of Adjusted EBITDA and $0.5 million of net income in the fourth quarter of 2014 when compared to the fourth quarter of 2013.

2013 versus 2012
The decrease in consolidated service revenues and sales from 2012 to 2013 was a result of a 1.4% increase at Roto-Rooter offset by a 2.1% decrease at VITAS.    The increase at Roto-Rooter was driven by a 3.5% increase in price and mix shift offset by a decrease in job count of 1.9%.  The decrease in service revenues at VITAS was a result of Medicare reimbursement rates including the effects of sequestration, declining approximately 0.5%, a $7.0 million net Medicare cap charge (compared to a reversal of $1.7 million in the same period of 2012) and level of care mix shift offset by increased ADC of 1.7%.  Consolidated net income decreased 13.5% over prior year mainly as a result of the $16.1 million (after tax) in litigation settlements as well as the lower revenue at VITAS.  Diluted EPS decreased mainly as a result of the decrease in earnings offset by a decrease in the number of shares outstanding.  Adjusted EBITDA as a percent of revenue increased 2.7% from 2012 to 2013 mainly as a result of improved gross margins at Roto-Rooter.

Impact of Current Market Conditions
We expect Roto-Rooter to achieve full-year 2015 revenue growth of 3.0% to 4.0%.  This revenue estimate is based upon increased job pricing of approximately 1.0%.  Adjusted EBITDA margin for 2015 is estimated in the range of 19.0% to 20.0%.

We expect VITAS to achieve full-year 2015 revenue growth, prior to Medicare cap, of 3.0% to 4.0%.  Admissions in 2015 are estimated to increase 4.0%.  We also expect VITAS to have estimated Medicare contractual billing limitations of $5.5 million.  Adjusted EBITDA margin, prior to Medicare cap, for 2015 is estimated to be in the range of 14.0% to 15.0%.

LIQUIDITY AND CAPITAL RESOURCES
Significant factors affecting our cash flows during 2014 and financial position at December 31, 2014, include the following:
●	Our operations generated cash of $110.3 million.
●	We repurchased $110.0 million of our stock in the open market using cash on hand.
●	We spent $43.6 million on capital expenditures.
●	A $36.1 million decrease as a result of a net payment of in long-term debt.
●	A $32.8 million increase in accounts receivable due to the increase in revenues and the timing of payments
●	A $12.4 million increase in properties and equipment due mainly to the purchase of water restoration equipment and the completion of the Dayton facility at Roto-Rooter
●	A $22.5 million decrease in accrued legal due to the payment of litigation settlements.

The ratio of total debt to total capital was 24.6% at December 31, 2014, compared with 29.0% at December 31, 2013. Our current ratio was 0.99 and 0.62 at December 31, 2014 and 2013, respectively. The increase in the current ratio is a primarily a result of the decrease in  current long term debt.

The 2014 Credit Agreement requires us to meet certain restrictive non-financial and financial covenants.  We are in compliance with all non-financial debt covenants as of December 31, 2014.  The restrictive financial covenants are defined in the 2014 Credit Agreement and include maximum leverage ratios, minimum fixed charge coverage and consolidated net worth ratios, limits on operating leases and minimum asset value limits.  We are in compliance with all financial debt covenants as of December 31, 2014, as follows:

Description	Requirement	Chemed

Leverage Ratio (Consolidated Indebtedness/Consolidated Adj. EBITDA)	< 3.50 to 1.00	0.86 to 1.00

Fixed Charge Coverage Ratio (Consolidated Free Cash Flow/Consolidated
Fixed Charges	> 1.50 to 1.00	2.38 to 1.00

Annual Operating Lease Commitment	< $50.0 million	$26.1 million

Our 2014 Credit Agreement replaced the 2013 Credit Agreement in May 2014.  We forecast to be in compliance with all debt covenants through fiscal 2015.

We have issued $36.7 million in standby letters of credit as of December 31, 2014, mainly for insurance purposes.  Issued letters of credit reduce our available credit under the revolving credit agreement.  As of December 31, 2014, we have approximately $263.3 million of unused lines of credit available and eligible to be drawn down under our revolving credit facility. We believe our cash flow from operating activities and our unused eligible lines of credit are sufficient to fund our obligations and operate our business in the near and long term.  We continually evaluate cash utilization alternatives, including share repurchase, debt repurchase, acquisitions, and increased dividends to determine the most beneficial use of available capital resources.

CASH FLOW
Our cash flows for 2014, 2013 and 2012 are summarized as follows (in millions):

	For the Years Ended December 31,
	2014	2013	2012
Net cash provided by operating activities	$110.3	$150.8	$131.8
Capital expenditures	(43.6)	(29.3)	(35.3)
Operating cash after capital expenditures	66.7	121.5	96.5
Purchase of treasury stock in the open market	(110.0)	(92.9)	(60.5)
Net change in long-term debt	(39.5)	-	-
Business combinations	(0.3)	(2.3)	(5.9)
Dividends paid	(14.3)	(14.1)	(13.0)
Proceeds from exercise of stock options	23.9	17.1	12.3
Increase/(decrease) in cash overdraft payable	9.7	(11.4)	1.9
Other--net	(6.5)	(3.0)	0.2
Increase/(decrease) in cash and cash equivalents	$(70.3)	$14.9	$31.5

2014 versus 2013

The net decrease in cash flows generated between 2014 and 2013 of $85.2 million is mainly the result of an increase in the purchase of treasury stock of $17.1 million (resulting in a decrease in cash flow), a $14.3 million increase in capital expenditures, a net payment of $39.5 million of long-term debt and a decrease in cash provided by operating activities of $40.5 million.  These decreases were offset by a $21.1 million increase due to changes in overdrafts payable.

In 2014, we repurchased approximately 1.2 million shares of Chemed capital stock at a weighted average price of $93.01 per share.  In 2013, we repurchased approximately 1.4 million  shares of Chemed stock at a weighted average price of $68.50 per share.  Based on our current operations and our current sources of capital, we believe we have the ability to continue our current share repurchase program in to the foreseeable future.

The change in net cash provided by operating activities is mainly the result of a $66.2 million decrease in cash flows related to accounts payable and other current liabilities offset by an increase in the cash flows related to accounts receivable of $36.9 million.

The decrease in accounts payable and other current liabilities is mainly the result of payment in 2014 of $20.8 million of accrued but unpaid legal settlements as of December 31, 2013 and an increase in our Medicare Cap liability of $2.1 million between years.  The remainder of the increase is the result of the normal timing of payments with respect to accounts payable and accrued compensation.

Significant changes in our accounts receivable balances are driven mainly by the timing of payments received from the Federal government at our VITAS subsidiary.  We typically receive a payment in excess of $35.0 million from the Federal government from hospice services every other Friday.  The timing of year end will have a significant impact on the accounts receivable at VITAS.  These changes generally normalize over a two year period, as cash flow variations in one year are offset in the following year.

The change in overdrafts payable is also a function of the timing of cash payments made and cash receipts near year end.

2013 versus 2012

The net decrease in cash flows generated between 2013 and 2012 of $16.6 million is mainly the result of an increase in the purchase of treasury stock of $32.3 million (resulting in a decrease in cash flow) offset by an increase in cash provided by operating activities of $19.0 million.

In 2013, we repurchased approximately 1.4 million shares of Chemed capital stock at a weighted average price of $68.50 per share.  In 2012, we repurchased approximately 900,000 shares of Chemed stock at a weighted average price of $64.87 per share.  Based on our current operations and our current sources of capital, we believe we have the ability to continue our current share repurchase program in to the foreseeable future.

The change in net cash provided by operating activities is mainly the result of a $35.4 million increase in cash flows related to accounts payable and other current liabilities offset by a decrease in the cash flows related to accounts receivable of $15.4 million.

The increase in accounts payable and other current liabilities is mainly the result of $20.8 million of accrued but unpaid legal settlements as of December 31, 2013 and an increase in our Medicare Cap liability of $7.0 million between years.  The remainder of the increase is the result of the normal timing of payments with respect to accounts payable and accrued compensation.

Significant changes in our accounts receivable balances are driven mainly by the timing of payments received from the Federal government at our VITAS subsidiary.  We typically receive a payment in excess of $35.0 million from the Federal government from hospice services every other Friday.  The timing of year end will have a significant impact on the accounts receivable at VITAS.  These changes generally normalize over a two year period, as cash flow variations in one year are offset in the following year.

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

In June 2011, the U.S. Attorney provided the Company with a partially unsealed qui tam complaint filed under seal in the U.S. District Court for the Western District of Texas,  United States, et al. ex rel. Urick v. VITAS HME Solutions, Inc. et al., 5:08-cv-0663 (“Urick”).  The U.S. Attorney filed a notice in May 2012 stating that it had decided not to intervene in the case at that time but indicating that it continues to investigate the allegations.  In June 2012, the complaint was unsealed.  The complaint asserts violations of the federal False Claims Act and the Texas Medicaid Fraud Prevention Act based on allegations of a conspiracy to submit to Medicare and Medicaid false claims involving hospice services for ineligible patients, unnecessary medical supplies, failing to satisfy certain prerequisites for payment, and altering patient records, including backdating patient revocations.  The suit was brought by Barbara Urick, a then registered nurse in VITAS’s San Antonio program, against VITAS, certain of its affiliates, and several former VITAS employees, including physicians Justo Cisneros and Antonio Cavasos and nurses Sally Schwenk, Diane Anest, and Edith Reed.  In September 2012 and July 2013, the plaintiff dismissed all claims against the individual defendants.  The complaint was served on the VITAS entities on April 12, 2013.

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

On May 2, 2013, the government filed a False Claims Act complaint against the Company and certain of its hospice-related subsidiaries in the U.S. District Court for the Western District of Missouri, United States v. VITAS Hospice Services, LLC, et al., No. 4:13-cv-00449-BCW (the “2013 Action”).  Prior to that date, the Company received various subpoenas from the U.S. Department of Justice and OIG that have been previously disclosed.  The 2013 Action alleges that, since at least 2002, VITAS, and since 2004, the Company, submitted or caused the submission of false claims to the Medicare program by (a) billing Medicare for continuous home care services when the patients were not eligible, the services were not provided, or the medical care was inappropriate, and (b) billing Medicare for patients who were not eligible for the Medicare hospice benefit because they did not have a life expectancy of six months or less if their illnesses ran their normal course.  This complaint seeks treble damages, statutory penalties, and the costs of the action, plus interest.  On August 1, 2013, the government filed its First Amended Complaint in the 2013 Action.  The First Amended Complaint changed and supplemented some of the allegations, but did not otherwise expand the causes of action or the nature of the relief sought against VITAS.  The defendants filed a motion to dismiss on September 24, 2013.  The Court denied the motion, except to the extent that claims were filed before July 24, 2002, on September 30, 2014.

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

On September 25, 2013, the Court granted a joint motion by the government, the relators, and VITAS to consolidate the Spottiswood,  Urick, and  Gonzales complaints with the 2013 Action.  As a result, the First Amended Complaint will govern the consolidated federal claims brought by the United States and the relators for all purposes.  The relators and VITAS have stipulated that certain non-intervened claims will not be pursued by the relators.  The Spottiswood relator filed an action under the Illinois False Claims Act, The State of Illinois ex rel. Laura Spottiswood v. Chemed Corporation, et al., No. 14 L 2786 in the Circuit Court of Cook County, Illinois on March 6, 2014.  The Court granted the parties’ joint motion to place this case on its stay calendar, pending resolution of the 2013 Action.

VITAS has also received document subpoenas in related state matters.  In February 2010, VITAS received a civil investigative demand (“CID”) from the Texas Attorney General seeking documents from January 1, 2002 through the date of the CID, and interrogatory responses in connection with an investigation of possible fraudulent submission of Medicaid claims for non-qualifying patients and fraudulent shifting of costs from VITAS to the State of Texas and the United States.  The CID requested similar information sought by prior Department of Justice subpoenas, including policy and procedure manuals and information concerning Medicare and Medicaid billing, patient statistics and sales and marketing practices, together with information concerning record-keeping and retention practices, and medical records concerning 117 patients.  In September 2010, VITAS received a third CID from the Texas Attorney General seeking additional documents concerning business plans and results, revocation forms for certain patients, and electronic documents of 10 current and former employees.  In July 2012, VITAS received an investigative subpoena from the Florida Attorney General seeking documents previously produced in the course of prior government investigations as well as, for the period January 1, 2007 through the date of production, billing records and procedures; information concerning business results, plans, and strategies; documents concerning patient eligibility for hospice care; and certain information concerning employees and their compensation.

The net costs incurred related to U.S. v. Vitas and related regulatory matters  was $2.1 million, $2.1 million and $1.2 million for 2014, 2013 and 2012 respectively.

In November 2013, two shareholder derivative lawsuits were filed against the Company’s current and former directors, as well as certain of its officers, both of which are covered by the Company’s commercial insurance.  On November 6, 2013, KBC Asset Management NV filed suit in the United States District Court for the District of Delaware, KBC Asset Management NV, derivatively on behalf of Chemed Corp. v. McNamara, et al., No. 13 Civ. 1854 (LPS) (D. Del.).  It sued Kevin McNamara, Joel Gemunder, Patrick Grace, Thomas Hutton, Walter Krebs, Andrea Lindell, Thomas Rice, Donald Saunders, Arthur Tucker, Jr., George Walsh III, Frank Wood, Timothy O’Toole, David Williams and Ernest Mrozek, together with the Company as nominal defendant.  Plaintiff alleges that since at least 2004, Chemed, through VITAS, has submitted or caused the submission of false claims to Medicare.  The suit alleges a claim for breach of fiduciary duty against the individual defendants, and seeks (a) a declaration that the individual defendants breached their fiduciary duties to the Company; (b) an order requiring those defendants to pay compensatory damages, restitution and exemplary damages, in unspecified amounts, to the Company; (c) an order directing the Company to implement new policies and procedures; and (d) costs and disbursements incurred in bringing the action, including attorneys’ fees.

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

On January 29, 2014 defendants in North filed a motion to transfer that case to Delaware under 28 U.S.C § 1404(a). On February 12, 2014, defendants in KBC filed a motion to dismiss that case pursuant to Federal Rules of Civil Procedure 23.1 and 12(b)(6).  On September 19, 2014, the Ohio court granted defendants’ motion to transfer North to Delaware.  Following that decision and in light of that transfer, on September 29, 2014, the Delaware court denied without prejudice defendants’ motion to dismiss KBC, and referred both cases to Magistrate Judge Burke.

On October 15, 2014, Plaintiff KBC filed a motion to consolidate KBC with North.  On February 2, 2015 the court granted the motion for consolidation in full, appointing Plaintiff KBC the sole lead plaintiff and its counsel, the sole lead and liaison counsel.  The court ordered that both cases will proceed under the caption In re Chemed Corp. Shareholder and Derivative Litigation, No. 13 Civ. 1854 (LPS) (CJB) (D. Del.).  The court granted Plaintiff KBC 30 days from the date of the order to file a consolidated complaint or designate one of the pending complaints as the operative complaint in the consolidated proceedings.  Defendants will have 21 days thereafter in which to answer, move to dismiss, or otherwise respond to the operative complaint.  Defendants intend to renew their motion to dismiss the claims and allegations once that occurs.

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

CONTRACTUAL OBLIGATIONS
The table below summarizes our debt and contractual obligations as of December 31, 2014 (in thousands):

		Less than			After
	Total	1 year	1-3 Years	4 -5 Years	5 Years
Long-term debt obligations (a)	$147,500	$6,250	$16,250	$125,000	$-
Interest on long-term debt	8,356	2,049	3,787	2,520	-
Operating lease obligations	73,355	22,535	29,721	11,724	9,375
Purchase obligations (b)	46,849	46,849	-	-	-
Other long-term obligations (c)	59,908	-	5,612	5,612	48,684
Total contractual cash obligations	$335,968	$77,683	$55,370	$144,856	$58,059

(a)	Represents the face value of the obligation.
(b)	Purchase obligations primarily consist of accounts payable at December 31, 2014.
(c)	Other long-term obligations comprise largely excess benefit obligations.

RESULTS OF OPERATIONS
2014 Versus 2013 – Consolidated Results
Set forth below are the year-to-year changes in the components of the statement of operations relating to income for 2014 versus 2013 (in thousands, except percentages):

	Favorable/(Unfavorable)
	Amount	Percent
Service revenues and sales
VITAS	$19,092	2%
Roto-Rooter	23,861	6
Total	42,953	3
Cost of services provided and goods sold	(25,865)	(3)
Selling, general and administrative expenses	(7,600)	(4)
Depreciation	(2,183)	(8)
Amortization	1,499	32
Other operating expenses	26,221	100
Income from operations	35,025	26
Interest expense	6,849	46
Other income - net	(2,949)	(54)
Income before income taxes	38,925	31
Income taxes	(16,835)	(36)
Net income	$22,090	29

The VITAS segment revenue increase is the result of the following (dollars in thousands):

	Amount	Percent
Routine homecare	$18,678	2%
Continuous care	(3,203)	(2)
General inpatient	(2,092)	(2)
Medicare cap	5,709	82
	$19,092	2

The increase in VITAS’ revenue from 2013 to 2014 was a combination of Medicare remimbursement rates increasing approximately 1.4%, partially offset by a 0.5% decline due to sequestration (which was effective April 1, 2013), an  increase in ADC of 1.4% driven by an increase in admissions of 2.0% and geographical and level of care mix shift.  For 2014, VITAS recorded a net Medicare cap charge of $1.3 million related to eliminating the Medicare Cap billing limitation recorded in the fourth quarter of 2013 offset by two programs’ projected Medicare Cap liability.  This compares to $7.0 million in additional Medicare cap liability recorded in 2013.  The ADC increase was driven by a 1.7% increase in routine homecare offset by a decrease of 2.9% in continuous care and a 2.3% decrease in general inpatient.  ADC is a key measure we use to monitor volume growth in our hospice programs.  Changes in total program admissions, discharges and average length of stay for our patients are the main drivers of changes in ADC.

The Roto-Rooter segment revenue increase is the result of the following (dollars in thousands):

	Amount	Percent
Plumbing	$6,051	4%
Sewer and drain cleaning	(205)	-
Contractor operations	3,466	10
Water restoration	15,438	507
Other	(889)	4
	$23,861	6

Plumbing revenues for 2014 increased 3.6% when compared to 2013 due to a 1.5% increase in the number of jobs performed and a 2.1% increase in price and service mix.   Sewer and drain cleaning revenues were essentially flat when compared to 2013 due to a 3.5% decrease in the number of jobs performed offset by a 3.4% increase in price and service mix shift.   Contractor operations revenue increased 10.5% as a result of performance of acquisitions in 2014 and 2013 and higher job count.  Water restoration is a Roto-Rooter new line of business, and is the remediation of water and humidity damage after a flood.

The consolidated gross margin was 29.0% in 2014 versus 28.6% in 2013.  On a segment basis, VITAS’ gross margin was 22.4% in 2014 and 22.2% in 2013.  Roto-Rooter’s gross margin was 46.7% in 2014 and 47.0% in 2013.

Selling, general and administrative expenses (“SG&A”) for 2014 comprise (in thousands):

	2014	2013
SG&A expenses before long-term incentive
compensation, OIG expenses and the impact
of market gains of deferred compensation plans	$212,290	$204,086
Long-term incentive compensation	2,569	1,301
Expenses related to OIG investigation	2,141	2,149
Impact of market value gains on liabilities
held in deferred compensation trusts	3,118	4,982
Total SG&A expenses	$220,118	$212,518

Depreciation expense increased $2.2 million (7.9%) in 2014 mainly due to an increase in capital expenditures in the prior year.

Amortization expense decreased $1.5 million (32.0%) in 2014 due to a decrease in stock award amortization and intangible amortization related to network relationships.

Other operating expenses comprise (in thousands):

	2014	2013

Litigation settlement of VITAS segment	$-	$10,500
Settlements of Roto-Rooter segment	-	15,721
Total other operating expenses	$-	$26,221

Interest expense decreased $6.8 million (45.6%) from 2013 to 2014 primarily as a result of the retirement of our Convertible Notes.

Other income-net for 2014 and 2013 comprise (in thousands):

	2014	2013
Market value gains on assets held in deferred
compensation trusts	$3,118	$4,982
Loss on disposal of property and equipment	(640)	(320)
Interest income/ (expense)	(29)	847
Other	72	(39)
Total other income	$2,521	$5,470

Our effective tax rate was 39.0% in 2014 compared to 37.6% for 2013.  This is a result of a $1.8 million credit recorded in 2013 related to the expiration of tax statutes for uncertain tax positions recorded in prior years that did not repeat in 2014.

Net income for both periods include the following aftertax adjustments that increased/ (reduced) aftertax earnings (in thousands):

	2014	2013
VITAS
Costs associated with the OIG investigation	$(1,328)	$(1,333)
Litigation settlement	-	(6,510)
Litigation settlement costs	(70)	-
Acquisition expense	(1)	(36)
Roto-Rooter
Expenses related to litigation settlements	(4)	(865)
Litigation settlements	-	(9,551)
Acquisition expense	(14)	(2)
Expenses of severance arrangements	-	(184)
Corporate
Long-term incentive compensation	(1,625)	(822)
Noncash impact of change in accounting of convertible debt	(2,143)	(5,448)
Costs related to securities litigation	(207)	(69)
Stock option expense	(3,022)	(3,813)
Uncertain tax position adjustments	-	1,782
Loss on extinguishment of debt	-	(294)
Total	$(8,414)	$(27,145)

2014 Versus 2013 – Segment Results
The change in net income for 2014 versus 2013 is due to (in thousands, except percentages):

	Increase/(Decrease)
	Amount	Percent
VITAS	$10,041	13%
Roto-Rooter	12,832	44
Corporate	(783)	(3)
	$22,090	29

VITAS’ after-tax earnings were positively impacted in 2014 compared to 2014 by a $19.1 million increase in revenue.  This revenue increase is a result of an increase of 1.4% in ADC, driven by a 2.0% increase in admissions and a $5.7 million decrease in the Medicare cap charge when compared to 2013.  After-tax earnings as a percent of revenue in 2014, excluding the impact of litigation settlements in 2013, were 8.1% as compared to 8.0% in 2013.

Roto-Rooter’s after-tax earnings were positively impacted in 2014 compared to 2013 by a $15.4 million revenue increase in Roto-Rooter’s water restoration line of business.  After-tax earnings as a percent of revenue at Roto-Rooter in 2014, excluding the impact of the litigation settlements, were 10.7% as compared to 10.5% in 2013.

After-tax Corporate expenses for 2014 increased 2.8% when compared to 2013 mainly due to the higher cost of liability insurance in 2014.

RESULTS OF OPERATIONS
2013 Versus 2012 – Consolidated Results
Set forth below are the year-to-year changes in the components of the statement of income for 2013 versus 2012 (in thousands, except percentages):

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

Selling, general and administrative expenses (“SG&A”) for 2013 comprise (in thousands):

	2013	2012
SG&A expenses before long-term incentive
compensation, OIG expenses and the impact
of market gains of deferred compensation plans	$204,086	$203,585
Long-term incentive compensation	1,301	360
Expenses related to OIG investigation	2,149	1,212
Impact of market value gains on liabilities	-
held in deferred compensation trusts	4,982	3,499
Total SG&A expenses	$212,518	$208,656

SG&A expenses before long-term incentive compensation, expenses related to OIG investigation and the impact of market gains of deferred compensation plans for 2014 were essentially flat when compared to 2013.

Depreciation expense increased $1.7 million (6.5%) in 2013 mainly due to an increase in capital expenditures in the prior year.

Other operating expenses comprise (in thousands):

	2013	2012

Litigation settlement of VITAS segment	$10,500	$-
Settlements of Roto-Rooter segment	15,721	-
Severance and other operating costs related
to closing Roto-Rooter's HVAC business	-	1,126
Total other operating expenses	$26,221	$1,126

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

VITAS’ after-tax earnings were negatively impacted in 2013 compared to 2012 by a $6.5 million after-tax charge for litigation settlements, combined with a revenue decline of 2.0% due to the effects of the Federal government reimbursement cut due to: sequestration beginning April 1, 2013; mix shift away from high acuity care; and an increase in the Medicare Cap charge of $8.7 million.  After-tax earnings as a percent of revenue at VITAS in 2013, excluding the impact of the litigation settlements, were 8.0% as compared to 8.1% in 2012.  Thus, the decline in revenue between years was essentially matched by operating expense savings, mainly in labor and related fringe benefit costs.

Roto-Rooter’s after-tax earnings were negatively impacted in 2013 compared to 2012 by a $9.6 million after-tax charge for litigation settlements, offset by a revenue increase of 1.0% mainly due to the effect of price increases for services performed.  After-tax earnings as a percent of revenue at Roto-Rooter in 2013, excluding the impact of the litigation settlements, were 10.5% as compared to 8.5% in 2012.  The improvement in after-tax income as a percent of revenue is the result of expense saving initiatives including a targeted reduction in support employees at the field level, as well as changes to the healthcare and casualty insurance programs.

After-tax Corporate expenses were essentially unchanged between years.

CRITICAL ACCOUNTING POLICIES
Revenue Recognition
For both the Roto-Rooter and VITAS segments, service revenues and sales are recognized when the earnings process has been completed.  Generally, this occurs when services are provided or products are delivered. Sales of Roto-Rooter products, including drain cleaning machines and drain cleaning solution, comprise less than 3% of our total service revenues and sales for each of the three years in the period ended December 31, 2014.

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

VITAS is subject to certain limitations on Medicare payments for services.  Specifically, if the number of inpatient care days any hospice program provides to Medicare beneficiaries exceeds 20% of the total days of Medicare hospice care such program provides to all patients for an annual period beginning September 28, the days in excess of the 20% figure may be reimbursed only at the routine homecare rate.  We have never had a program reach the inpatient cap.  The majority of our programs have expected cushion in excess of 75% of the inpatient cap for the 2014 measurement period.  Due to the significant cushion at each program, we do not anticipate it to be reasonably likely that any program will be subject to the inpatient cap in the foreseeable future.

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

During the year ended December 31, 2014, we recorded a net Medicare cap liability of $1.3 million for two programs’ projected 2014 and 2015 measurement period liability offset by the reversal of one program’s 2011 measurement period’s projected Medicare cap liability.  During the year ended December 31, 2013, we reversed Medicare cap liability for amounts recorded in the fourth quarter of 2012 for three programs’ projected 2014 measurement period liability. During 2013 this reversal was offset by the Medicare cap liability for two programs’ projected 2014 measurement period liability.    Shown below is the Medicare cap liability activity for the years end December 31, 2014 and 2013 (in thousands):

	2014	2013
Beginning Balance January 1,	$8,260	$1,261
2015 measurement period	165	-
2014 measurement period	1,451	3,881
2013 measurement period	-	3,181
2011 measurement period	(325)	-
2010 measurement period	-	(63)
Payments	(3,439)	-
Ending Balance December 31,	$6,112	$8,260

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

Our casualty insurance liabilities are recorded gross before any estimated recovery for amounts exceeding our stop loss limits.  Estimated recoveries from insurance carriers are recorded as accounts receivable.  Claims experience adjustments to our casualty and workers’ compensation accrual for the years ended December 31, 2014, 2013 and 2012, were net pretax debits/(credits) of $542,000,  ($1,487,000) and ($790,000) respectively.

As an indication of the sensitivity of the accrued liability to reported claims, our analysis indicates that a 1% across-the-board increase or decrease in the amount of projected losses would increase or decrease the accrued insurance liability at December 31, 2014, by $2.6 million or 6.5%.  While the amount recorded represents our best estimate of the casualty and workers’ compensation insurance liability, we have calculated, based on historical claims experience, the actual loss could reasonably be expected to increase or decrease by approximately $3.1 million as of December 31, 2014.

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

In July 2012, the FASB issued Accounting Standards Update “ASU” No. 2012-02 – Intangibles Goodwill and Other which provides additional guidance related to the impairment testing of indefinite-lived intangible assets.  ASU No. 2012–02 allows an entity to first assess qualitative factors to determine whether it is necessary to perform further impairment testing.  The revised guidance was effective for fiscal years beginning after September 15, 2012, but early adoption was permitted.  Our impairment testing date is October 1 of each year and we adopted the new guidelines in the third quarter of 2012.

We completed our qualitative analysis for impairment of goodwill and our indefinite-lived intangible assets as of October 1, 2014.  We assessed such qualitative factors as macroeconomic conditions, industry and market conditions, cost factors, financial performance and the legislative and regulatory environment.  Based on our assessment, we do not believe that it is more likely than not that our reporting units’ or indefinite-lived assets fair values are less than their carrying values.

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

Consolidating Summary of Adjusted EBITDA
Chemed Corporation and Subsidiary Companies
(in thousands)				Chemed
2014	VITAS	Roto-Rooter	Corporate	Consolidated

Net income/(loss)	$86,185	$42,075	$(28,943)	$99,317
Add/(deduct):
Interest expense	207	363	7,616	8,186
Income taxes	53,278	25,808	(15,649)	63,437
Depreciation	18,601	10,702	578	29,881
Amortization	1,034	525	1,632	3,191
EBITDA	159,305	79,473	(34,766)	204,012
Add/(deduct):
Intercompany interest/(expense)	(6,189)	(2,892)	9,081	-
Interest income	78	(39)	(10)	29
Expenses related to OIG investigation	2,141	-	-	2,141
Acquisition expenses	1	23	-	24
Expenses related to litigation settlements	113	7	-	120
Advertising cost adjustment	-	(1,462)	-	(1,462)
Stock option expense	-	-	4,802	4,802
Long-term incentive compensation	-	-	2,569	2,569
Expenses related to securities litigation	-	-	327	327
Adjusted EBITDA	$155,449	$75,110	$(17,997)	$212,562

				Chemed
2013	VITAS	Roto-Rooter	Corporate	Consolidated

Net income/(loss)	$76,144	$29,243	$(28,160)	$77,227
Add/(deduct):
Interest expense	182	322	14,531	15,035
Income taxes	46,910	17,560	(17,868)	46,602
Depreciation	18,149	9,014	535	27,698
Amortization	2,102	607	1,981	4,690
EBITDA	143,487	56,746	(28,981)	171,252
Add/(deduct):
Intercompany interest/(expense)	(4,288)	(2,055)	6,343	-
Interest income	(750)	(41)	(56)	(847)
Expenses related to OIG investigation	2,149	-	-	2,149
Acquisition expenses	58	4	-	62
Litigation Settlement	10,500	15,721	-	26,221
Expenses related to litigation settlements	-	1,425	-	1,425
Advertising cost adjustment	-	(1,166)	-	(1,166)
Expenses of severance arrangements	-	302	-	302
Stock option expense	-	-	6,042	6,042
Long-term incentive compensation	-	-	1,301	1,301
Expenses related to securities litigation	-	-	109	109
Adjusted EBITDA	$151,156	$70,936	$(15,242)	$206,850

				Chemed
2012	VITAS	Roto-Rooter	Corporate	Consolidated

Net income/(loss)	$86,577	$30,905	$(28,178)	$89,304
Add/(deduct):
Interest expense	233	433	14,057	14,723
Income taxes	53,092	18,770	(15,347)	56,515
Depreciation	17,087	8,397	525	26,009
Amortization	1,956	632	1,924	4,512
EBITDA	158,945	59,137	(27,019)	191,063
Add/(deduct):
Intercompany interest/(expense)	(3,180)	(1,617)	4,797	-
Interest income	(703)	(30)	(76)	(809)
Legal expenses of OIG investigation	1,212	-	-	1,212
Acquisition expenses	15	173	-	188
Expenses of securities litigation	-	-	742	742
Long-term incentive compensation	-	-	360	360
Expenses of class action litigation	-	1,016	-	1,016
Cost to shut down HVAC operations	-	1,126	-	1,126
Stock option expense	-	-	8,130	8,130
Advertising cost adjustment	-	(1,573)	-	(1,573)
Adjusted EBITDA	$156,289	$58,232	$(13,066)	$201,455

CHEMED CORPORATION AND SUBSIDIARY COMPANIES
RECONCILIATION OF ADJUSTED NET INCOME
(in thousands, except per share data)(unaudited)

	For the Years Ended December 31,
	2014		2013	2012
Net income as reported	$99,317		$77,227	$89,304

Add/(deduct) after-tax cost of:
Non-cash expense of change in accounting for convertible	2,143		5,448	5,041
Stock option expense	3,022		3,813	5,143
Expenses related to OIG investigation	1,328		1,333	752
Net expenses related to litigation settlements	74		865	617
Long-term incentive compensation	1,625		822	228
Expenses related to securities litigation	207		69	469
Acquisition expenses	15		38	114
Litigation settlements	-		16,061	-
Uncertain tax position adjustments	-		(1,782)	-
Loss on extinguishment of debt	-		294	-
Expenses of severance arrangements	-		184	-
Expenses to shut down HVAC operations	-		-	649
Adjusted net income	$107,731		$104,372	$102,317

Diluted Earnings Per Share As Reported
Net income	$5.57		$4.16	$4.62
Average number of shares outstanding	17,840		18,585	19,339

Adjusted Diluted Earnings Per Share
Net income	$6.07		$5.62	$5.29
Average number of shares outstanding	17,738	*	18,585	19,339

*For the purpose of computing adjusted diluted earnings per share for 2014, the estimated dilutive impact of the convertible notes prior to the conversion of these notes on May 15, 2014 (impact of 102,000) has been excluded from the computation of diluted average shares outstanding as this impact was entirely offset by the exercise of the the note hedges on May 15, 2014.

The "Footnotes to Financial Statements" are integral parts of this financial information.

CHEMED CORPORATION AND SUBSIDIARY COMPANIES
OPERATING STATISTICS FOR VITAS SEGMENT
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
OPERATING STATISTICS	2014	2013	2014	2013
Net revenue ($000)
Homecare	$209,633	$198,325	$810,413	$791,735
Inpatient	25,839	25,788	102,876	104,968
Continuous care	38,405	35,943	152,206	155,409
Total before Medicare cap allowance	$273,877	$260,056	$1,065,495	$1,052,112
Medicare cap allowance	506	(3,838)	(1,290)	(6,999)
Total	$274,383	$256,218	$1,064,205	$1,045,113
Net revenue as a percent of total before Medicare cap allowance
Homecare	76.6%	76.3%	76.0%	75.2%
Inpatient	9.4	9.9	9.7	10.0
Continuous care	14.0	13.8	14.3	14.8
Total before Medicare cap allowance	100.0	100.0	100.0	100.0
Medicare cap allowance	0.2	(1.5)	(0.1)	(0.7)
Total	100.2%	98.5%	99.9%	99.3%
Average daily census (days)
Homecare	10,850	10,353	10,634	10,449
Nursing home	2,995	2,862	2,954	2,911
Routine homecare	13,845	13,215	13,588	13,360
Inpatient	427	433	428	438
Continuous care	566	537	568	585
Total	14,838	14,185	14,584	14,383
Total Admissions	16,313	15,445	64,090	62,858
Total Discharges	16,333	15,396	63,478	62,999
Average length of stay (days)	82.7	82.6	82.4	81.6
Median length of stay (days)	15.0	15.0	15.0	15.0
ADC by major diagnosis
Neurological	25.4%	38.9%	30.1%	37.7%
Cancer	17.2	17.2	17.3	17.1
Cardio	17.8	14.3	17.0	13.2
Respiratory	7.8	7.8	7.9	7.6
Other	31.8	21.8	27.7	24.4
Total	100.0%	100.0%	100.0%	100.0%
Admissions by major diagnosis
Neurological	13.2%	21.3%	18.6%	20.7%
Cancer	33.1	33.8	33.3	33.2
Cardio	15.2	13.4	14.9	13.1
Respiratory	9.3	8.7	9.4	9.2
Other	29.2	22.8	23.8	23.8
Total	100.0%	100.0%	100.0%	100.0%
Direct patient care margins
Routine homecare	54.9%	53.8%	53.8%	52.6%
Inpatient	7.2	5.0	5.8	5.5
Continuous care	18.2	16.1	17.4	15.9
Homecare margin drivers (dollars per patient day)
Labor costs	$53.06	$53.85	$53.99	$55.17
Drug costs	6.90	7.54	7.01	7.54
Home medical equipment	6.41	6.38	6.61	6.61
Medical supplies	3.10	2.99	3.18	2.97
Inpatient margin drivers (dollars per patient day)
Labor costs	$327.53	$334.50	$339.90	$338.51
Continuous care margin drivers (dollars per patient day)
Labor costs	$582.69	$589.51	$585.61	$591.54
Bad debt expense as a percent of revenues	1.0%	0.9%	1.0%	0.9%
Accounts receivable --
Days of revenue outstanding- excluding unapplied Medicare payments	38.9	36.5	N.A.	N.A.
Days of revenue outstanding- including unapplied Medicare payments	33.6	25.9	N.A.	N.A.

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