Form 10-K, Exhibit 13
period 2015-12-31
CHEMED CORP
filed 2016-02-26
CIK 19584

EXHIBIT 13

Financial Review

Contents
Report of Independent Registered Public Accounting Firm	75
Consolidated Statement of Income	76
Consolidated Balance Sheet	77
Consolidated Statement of Cash Flows	78
Consolidated Statement of Changes in Stockholders’ Equity	79
Notes to Consolidated Financial Statements	80
Unaudited Summary of Quarterly Results	101
Selected Financial Data	103
Unaudited Consolidating Statements of Income	104
Management’s Discussion and Analysis of Financial Conditions and Results of Operations	107

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

The Company’s management, including the President and Chief Executive Officer, Executive Vice President and Chief Financial Officer and Vice President and Controller, has conducted an evaluation of the effectiveness of its internal control over financial reporting as of December 31, 2015, based on the framework established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on this evaluation, management concluded that internal control over financial reporting was effective as of December 31, 2015, based on criteria in Internal Control—Integrated Framework issued by COSO.

PricewaterhouseCoopers LLP, our independent registered public accounting firm, has audited the effectiveness of the Company’s internal control over financial reporting as of December 31, 2015, as stated in their report which appears on page 75.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Chemed Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of Chemed Corporation and its subsidiaries at December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.  Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control over Financial Reporting.  Our responsibility is to express opinions on these financial statements and on the Company's internal control over financial reporting based on our integrated audits.  We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.  Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

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

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Cincinnati, OH
February 26, 2016

CONSOLIDATED STATEMENT OF INCOME

Chemed Corporation and Subsidiary Companies
(in thousands, except per share data)
For the Years Ended December 31,	2015	2014	2013

Service revenues and sales	$1,543,388	$1,456,282	$1,413,329
Cost of services provided and goods sold (excluding depreciation)	1,087,610	1,034,673	1,008,808
Selling, general and administrative expenses	237,821	222,589	215,564
Depreciation	32,369	29,881	27,698
Amortization	1,130	720	1,644
Other operating expenses (Note 21)	-	-	26,221
Total costs and expenses	1,358,930	1,287,863	1,279,935
Income from operations	184,458	168,419	133,394
Interest expense	(3,645)	(8,186)	(15,035)
Other income/(expenses)--net (Note 10)	(687)	2,521	5,470
Income before income taxes	180,126	162,754	123,829
Income taxes (Note 11)	(69,852)	(63,437)	(46,602)
Net Income	$110,274	$99,317	$77,227

Earnings Per Share (Note 15)
Net Income	$6.54	$5.79	$4.24
Average number of shares outstanding	16,870	17,165	18,199
Diluted Earnings Per Share (Note 15)
Net Income	$6.33	$5.57	$4.16
Average number of shares outstanding	17,422	17,840	18,585

The Notes to Consolidated Financial Statements are integral parts of this statement.

CONSOLIDATED BALANCE SHEET

Chemed Corporation and Subsidiary Companies
(in thousands, except shares and per share data)
December 31,	2015	2014
Assets
Current assets
Cash and cash equivalents (Note 9)	$14,727	$14,132
Accounts receivable less allowances of $13,244 (2014 - $14,728)	106,262	124,607
Inventories	6,314	6,168
Current deferred income taxes (Note 11)	-	15,414
Prepaid income taxes	10,653	2,787
Prepaid expenses	12,852	11,456
Total current assets	150,808	174,564
Investments of deferred compensation plans held in trust (Notes 14 and 16)	49,481	49,147
Properties and equipment, at cost, less accumulated depreciation (Note 12)	117,370	105,336
Identifiable intangible assets less accumulated amortization of $32,866 (2014 - $32,772) (Note 6)	55,111	56,027
Goodwill	472,322	466,722
Other assets	7,233	8,136
Total Assets	$852,325	$859,932

Liabilities
Current liabilities
Accounts payable	$43,695	$46,849
Current portion of long-term debt (Note 3)	7,500	6,250
Income taxes (Note 11)	-	5,818
Accrued insurance	43,972	40,814
Accrued compensation	52,817	50,718
Accrued legal	1,233	753
Other current liabilities	22,119	24,352
Total current liabilities	171,336	175,554
Deferred income taxes (Note 11)	21,041	29,945
Long-term debt (Note 3)	83,750	141,250
Deferred compensation liabilities (Note 14)	49,467	48,684
Other liabilities	13,478	13,143
Total Liabilities	339,072	408,576
Commitments and contingencies (Notes 13 and 18)
Stockholders' Equity
Capital stock - authorized 80,000,000 shares $1 par; issued 33,985,316 shares
(2014 - 33,337,297 shares)	33,985	33,337
Paid-in capital	603,006	538,845
Retained earnings	865,845	771,176
Treasury stock - 17,187,540 shares (2014 - 16,446,572 shares), at cost	(991,978)	(894,285)
Deferred compensation payable in Company stock (Note 14)	2,395	2,283
Total Stockholders' Equity	513,253	451,356
Total Liabilities and Stockholders' Equity	$852,325	$859,932

The Notes to Consolidated Financial Statements are integral parts of this statement.

CONSOLIDATED STATEMENT OF CASH FLOWS

Chemed Corporation and Subsidiary Companies
(in thousands)
For the Years Ended December 31,	2015	2014	2013
Cash Flows from Operating Activities
Net income	$110,274	$99,317	$77,227
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	33,499	30,601	29,342
Provision for uncollectible accounts receivable	14,247	13,173	10,907
Noncash portion of long-term incentive compensation	6,644	2,569	1,301
Provision/(benefit) for deferred income taxes (Note 11)	6,325	6,978	(6,988)
Stock option expense	5,445	4,802	6,042
Amortization of restricted stock awards	2,107	2,471	3,046
Directors' stock awards	540	480	480
Amortization of debt issuance costs	523	826	1,751
Amortization of discount on convertible notes	-	3,392	8,674
Changes in operating assets and liabilities, excluding amounts acquired in business combinations:
Decrease/(increase) in accounts receivable	4,132	(45,785)	(9,009)
Decrease/(increase) in inventories	(142)	535	355
Decrease/(increase) in prepaid expenses	(1,290)	6,362	(6,317)
Increase/(decrease) in accounts payable and other current liabilities	476	(26,304)	39,860
Increase/(decrease) in income taxes	344	11,279	(2,461)
Increase in other assets	(47)	(4,769)	(6,507)
Increase in other liabilities	1,320	8,484	6,713
Excess tax benefit on stock-based compensation	(14,042)	(5,172)	(3,982)
Other sources	1,145	1,040	413
Net cash provided by operating activities	171,500	110,279	150,847
Cash Flows from Investing Activities
Capital expenditures	(44,135)	(43,571)	(29,324)
Business combinations, net of cash acquired (Note 7)	(6,614)	(250)	(2,257)
Other sources	432	294	235
Net cash used by investing activities	(50,317)	(43,527)	(31,346)
Cash Flows from Financing Activities
Payments on revolving line of credit	(153,200)	(336,350)	-
Proceeds from revolving line of credit	103,200	386,350	-
Purchases of treasury stock	(59,323)	(110,019)	(92,911)
Capital stock surrendered to pay taxes on stock-based compensation	(15,734)	(7,524)	(5,348)
Dividends paid	(15,605)	(14,255)	(14,148)
Proceeds from exercise of stock options (Note 4)	15,424	23,910	17,122
Excess tax benefit on stock-based compensation	14,042	5,172	3,982
Payments on other long-term debt	(6,250)	(189,456)	-
Increase/(decrease) in cash overdraft payable	(1,177)	9,714	(11,415)
Proceeds from other long-term debt	-	100,000	-
Retirement of warrants	-	(2,648)	-
Debt issuance costs	-	(914)	(1,108)
Other uses	(1,965)	(1,018)	(788)
Net cash used by financing activities	(120,588)	(137,038)	(104,614)
Increase/(decrease) in cash and cash equivalents	595	(70,286)	14,887
Cash and cash equivalents at beginning of year	14,132	84,418	69,531
Cash and cash equivalents at end of year	$14,727	$14,132	$84,418

The Notes to Consolidated Financial Statements are integral parts of this statement.

CONSOLIDATED STATEMENT OF CHANGES
IN STOCKHOLDERS' EQUITY

Chemed Corporation and Subsidiary Companies
(in thousands, except per share data)					Deferred
					Compensation
				Treasury	Payable in
	Capital	Paid-in	Retained	Stock-	Company
	Stock	Capital	Earnings	at Cost	Stock	Total
Balance at December 31, 2012	$31,589	$437,364	$623,035	$(640,732)	$2,035	$453,291
Net income	-	-	77,227	-	-	77,227
Dividends paid ($.76 per share)	-	-	(14,148)	-	-	(14,148)
Stock awards and exercise of stock options (Note 4)	656	44,366	-	(18,851)	-	26,171
Purchases of treasury stock (Note 20)	-	-	-	(92,911)	-	(92,911)
Other	-	(719)	-	(140)	119	(740)
Balance at December 31, 2013	32,245	481,011	686,114	(752,634)	2,154	448,890
Net income	-	-	99,317	-	-	99,317
Dividends paid ($.84 per share)	-	-	(14,255)	-	-	(14,255)
Stock awards and exercise of stock options (Note 4)	809	61,469	-	(31,237)	-	31,041
Purchases of treasury stock (Note 20)	-	-	-	(110,019)	-	(110,019)
Retirement of warrants	-	(2,645)	-	-	-	(2,645)
Other	283	(990)	-	(395)	129	(973)
Balance at December 31, 2014	33,337	538,845	771,176	(894,285)	2,283	451,356
Net income	-	-	110,274	-	-	110,274
Dividends paid ($.92 per share)	-	-	(15,605)	-	-	(15,605)
Stock awards and exercise of stock options (Note 4)	648	66,077	-	(38,257)	-	28,468
Purchases of treasury stock (Note 20)	-	-	-	(59,323)	-	(59,323)
Other	-	(1,916)	-	(113)	112	(1,917)
Balance at December 31, 2015	$33,985	$603,006	$865,845	$(991,978)	$2,395	$513,253

The Notes to Consolidated Financial Statements are integral parts of this statement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies
NATURE OF OPERATIONS
We operate through our two wholly-owned subsidiaries: VITAS Healthcare Corporation (“VITAS”) and Roto-Rooter Group, Inc. (“Roto-Rooter”). VITAS focuses on hospice care that helps make terminally ill patients' final days as comfortable as possible. Through its team of doctors, nurses, home health aides, social workers, clergy and volunteers, VITAS provides direct medical services to patients, as well as spiritual and emotional counseling to both patients and their families. Roto-Rooter provides plumbing, drain cleaning and water restoration services to both residential and commercial customers. Through its network of company-owned branches, independent contractors and franchisees, Roto-Rooter offers plumbing, drain cleaning service and water restoration to approximately 90% of the U.S. population.

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

CONCENTRATION OF RISK
As of December 31, 2015 and 2014, approximately 49% and 61%, respectively, of VITAS’ total accounts receivable balance were due from Medicare and 41% and 31%, respectively, of VITAS’ total accounts receivable balance were due from various state Medicaid programs.  Combined accounts receivable from Medicare and Medicaid represent approximately 80% of the consolidated net accounts receivable in the accompanying consolidated balance sheet as of December 31, 2015.

As further described in Note 19, we have agreements with one vendor to provide specified pharmacy services for VITAS and its hospice patients.  In 2015 and 2014, respectively, purchases made from this vendor represent in excess of 90% of all pharmacy services used by VITAS.

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

The weighted average lives of our property and equipment at December 31, 2015, were:

Buildings and building improvements	10.9	yrs.
Transportation equipment	10.8
Machinery and equipment	5.4
Computer software	4.6
Furniture and fixtures	4.8

GOODWILL AND INTANGIBLE ASSETS
The table below shows a rollforward of Goodwill (in thousands):

	Vitas	Roto- Rooter	Total
Balance at December 31, 2013	$328,450	$138,421	$466,871
Business combinations	-	198	198
Foreign currency adjustments	-	(198)	(198)
Program closing	(149)	-	(149)
Balance at December 31, 2014	$328,301	$138,421	$466,722
Business combinations	-	5,944	5,944
Foreign currency adjustments	-	(344)	(344)
Balance at December 31, 2015	$328,301	$144,021	$472,322

Identifiable, definite-lived intangible assets arise from purchase business combinations and are amortized using either an accelerated method or the straight-line method over the estimated useful lives of the assets.  The selection of an amortization method is based on which method best reflects the economic pattern of usage of the asset.  The weighted average lives of our identifiable, definite-lived intangible assets at December 31, 2015, were:

Covenants not to compete	6.5	yrs.
Reaquired franchise rights	6.1
Referral networks	10.0
Customer lists	13.3

The date of our annual goodwill and indefinite-lived intangible asset impairment analysis is October 1.  The VITAS trade name is considered to have an indefinite life.  We also capitalize the direct costs of obtaining licenses to operate either hospice programs or plumbing operations subject to a minimum capitalization threshold.  These costs are amortized over the life of the license using the straight line method.  Certificates of Need (“CON”), which are required in certain states for hospice operations, are generally granted without expiration and thus, we believe them to be indefinite-lived assets subject to impairment testing.

We consider that Roto-Rooter Corp. (“RRC”), Roto-Rooter Services Co. (“RRSC”) and VITAS are appropriate reporting units for testing goodwill impairment.  We consider RRC and RRSC separate reporting units but one operating segment.  This is appropriate as they each have their own set of general ledger accounts that can be analyzed at “one level below an operating segment” per the definition of a reporting unit in FASB guidance.

We completed our qualitative analysis for impairment of goodwill and our indefinite-lived intangible assets as of October 1, 2015.  Based on our assessment, we do not believe that it is more likely than not that our reporting units or indefinite-lived assets fair values are less than their carrying values.

LONG-LIVED ASSETS
If we believe a triggering event may have occurred that indicates a possible impairment of our long-lived assets, we perform an estimate and valuation of the future benefits of our long-lived assets (other than goodwill, the VITAS trade name and capitalized CON costs) based on key financial indicators. If the projected undiscounted cash flows of a major business unit indicate that properties and equipment or identifiable, definite-lived intangible assets have been impaired, a write-down to fair value is made.

OTHER ASSETS
Debt issuance costs are included in other assets.  Issuance costs related to revolving credit agreements are amortized using the straight line method, over the life of the agreement.  All other issuance costs are amortized using the effective interest method over the life of the debt.

REVENUE RECOGNITION
Both the VITAS segment and Roto-Rooter segment recognize service revenues and sales when the earnings process has been completed.  Generally, this occurs when services are provided or products are delivered.  Sales of Roto-Rooter products, including drain cleaning machines and drain cleaning solution, comprise less than 3% of our total service revenues and sales for each of the three years in the period ended December 31, 2015.

CHARITY CARE
VITAS provides charity care, in certain circumstances, to patients without charge when management of the hospice program determines that the patient does not have the financial wherewithal to make payment.  There is no revenue or associated accounts receivable in the accompanying consolidated financial statements related to charity care.

The cost of providing charity care during the years ended December 31, 2015, 2014 and 2013, was $7.6 million, $7.3 million and $7.5 million, respectively and is included in cost of services provided and goods sold.  The cost of charity care is calculated by taking the ratio of charity care days to total days of care and multiplying by total cost of care.

SALES TAX
The Roto-Rooter segment collects sales tax from customers when required by state and federal laws.  We record the amount of sales tax collected net in the accompanying consolidated statement of income.

GUARANTEES
In the normal course of business, Roto-Rooter enters into various guarantees and indemnifications in our relationships with customers and others.  These arrangements include guarantees of services for periods ranging from one day to one year and product satisfaction guarantees.  At December 31, 2015 and 2014, our accrual for service guarantees and warranty claims was $340,000 and $350,000 respectively.

OPERATING EXPENSES
Cost of services provided and goods sold (excluding depreciation) includes salaries, wages and benefits of service providers and field personnel, material costs, medical supplies and equipment, pharmaceuticals, insurance costs, service vehicle costs and other expenses directly related to providing service revenues or generating sales.  Selling, general and administrative expenses include salaries, wages, stock-based compensation expense and benefits of selling, marketing and administrative employees, advertising expenses, communications and branch telephone expenses, office rent and operating costs, legal, banking and professional fees and other administrative costs.  The cost associated with VITAS sales personnel is included in cost of services provided and goods sold (excluding depreciation).

ADVERTISING
We expense the production costs of advertising the first time the advertising takes place.  The costs of telephone directory listings are expensed when the directories are placed in circulation.  These directories are generally in circulation for approximately one year, at which point they are typically replaced by the publisher with a new directory.  We generally pay for directory placement assuming it is in circulation for one year.  If the directory is in circulation for less than or greater than one year, we receive a credit or additional billing, as necessary.  We do not control the timing of when a new directory is placed in circulation.  We pay for and expense the cost of internet advertising and placement on a “per click” basis.  Advertising expense for the year ended December 31, 2015, was $36.4 million (2014 – $32.8 million; 2013 - $31.0 million).

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

INSURANCE ACCRUALS
For our Roto-Rooter segment and Corporate Office, we initially self-insure for all casualty insurance claims (workers’ compensation, auto liability and general liability).  As a result, we closely monitor and frequently evaluate our historical claims experience to estimate the appropriate level of accrual for self-insured claims.  Our third-party administrator (“TPA”) processes and reviews claims on a monthly basis.  Currently, our exposure on any single claim is capped at $750,000.  In developing our estimates, we accumulate historical claims data for the previous 10 years to calculate loss development factors (“LDF”) by insurance coverage type.  LDFs are applied to known claims to estimate the ultimate potential liability for known and unknown claims for each open policy year.  LDFs are updated annually.  Because this methodology relies heavily on historical claims data, the key risk is whether the historical claims are an accurate predictor of future claims exposure.  The risk also exists that certain claims have been incurred and not reported on a timely basis.  To mitigate these risks, in conjunction with our TPA, we closely monitor claims to ensure timely accumulation of data and compare claims trends with the industry experience of our TPA.

For the VITAS segment, we initially self-insure for workers’ compensation claims.  Currently, VITAS’ exposure on any single claim is capped at $1,000,000. For VITAS’ self-insurance accruals for workers’ compensation, the valuation methods used are similar to those used internally for our other business units.  We are also insured for other risks with respect to professional liability with a deductible of $750,000.

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

In November 2015, the FASB issued ASU No. 2015-17 which simplifies the balance sheet classification required for deferred tax balances.  It allows for a company’s deferred tax assets and liabilities to be netted into a noncurrent account, either asset or liability, by jurisdiction.  The ASU is required to be adopted for annual periods beginning after December 15, 2016 and the interim periods within that annual period.  Early adoption is permitted.  Companies have the choice to adopt prospectively or retrospectively.  In order to simplify our balance sheet classification required for deferred tax balances, we adopted the ASU for our annual balance sheet as of December 31, 2015 on a prospective basis.  Prior periods have not been retrospectively adjusted.  We do not believe that this change results in a material comparability issue between years on our balance sheet

We are subject to income taxes in Canada, U.S. federal and most state jurisdictions.  Significant judgment is required to determine our provision for income taxes.  Our financial statements reflect expected future tax consequences of such uncertain positions assuming the taxing authorities’ full knowledge of the position and all relevant facts.

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

CLASSIFICATION ADJUSTMENTS
In 2015, we classified $2.1 million of non-cash restricted stock award amortization in selling, general and administrative expenses.  We also recorded classifications adjustments of $2.5 million and $3.0 million to decrease amortization and increase selling, general and administrative expenses in our Consolidated Statement of Income for 2014 and 2013, respectively, related to non-cash restricted stock award amortization.  This classification adjustment does not impact income from operations, income before income taxes, net income, earnings per share, net cash provided by operating activities or our Consolidated Balance Sheet.  We believe the impact of the classification adjustments are immaterial to our consolidated financial statements for the current and prior periods.

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

The allowance for doubtful accounts for VITAS comprises the following (in thousands):

	Medicare	Medicaid	Commercial	Other	Total
Beginning Balance January 1, 2013	$3,875	$5,194	$2,204	$22	$11,295
Bad debt provision	1,901	4,902	2,026	1,992	10,821
Write-offs	(1,452)	(4,342)	(2,877)	(1,269)	(9,940)
Other/Contractual adjustments	490	145	684	(445)	874
Ending Balance December 31, 2014	4,814	5,899	2,037	300	13,050
Bad debt provision	286	8,096	2,969	2	11,353
Write-offs	(1,863)	(8,089)	(2,819)	(642)	(13,413)
Other/Contractual adjustments	562	93	687	(174)	1,168
Ending Balance December 31, 2015	$3,799	$5,999	$2,874	$(514)	$12,158

VITAS is subject to certain limitations on Medicare payments for services.  Specifically, if the number of inpatient care days any hospice program provides to Medicare beneficiaries exceeds 20% of the total days of hospice care such program provided to all Medicare patients for an annual period beginning September 28, the days in excess of the 20% figure may be reimbursed only at the routine homecare rate.  None of VITAS’ hospice programs exceeded the payment limits on inpatient services in 2015, 2014 or 2013.

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

During the year ended December 31, 2015 we recorded a $165,000 Medicare cap reversal of amounts recorded in the fourth quarter of 2014 for one program’s projected 2015 measurement period liability.  During the year ended December 31, 2014, we recorded a net  Medicare cap liability of $1.3 million for two programs’ projected 2014 and 2015 measurement period liability offset by the reversal of one program’s 2011 measurement period projected Medicare cap liability.     During the year ended December 31, 2013, we reversed the Medicare cap liability for amounts recorded in the fourth quarter of 2012 for three programs’ projected 2013 measurement period liability.  During 2013 this reversal was offset by the Medicare cap liability for two programs’ projected 2014 measurement period liability. The net pretax expense/(income) was ($165,000),  $1.3 million, and $7.0 million for fiscal years 2015, 2014 and 2013, respectively.

In 2013, the U.S. government implemented automatic budget reductions of 2.0% for all government payees, including hospice benefits paid under the Medicare program.  In 2015, CMS determined that the Medicare cap should be calculated “as if” sequestration did not occur.  As a result of this decision, VITAS has received notification from our third party intermediary that an additional $1.9 million is owed for Medicare cap in two programs arising during the 2013 and 2014 measurement periods.  The amounts are automatically deducted from our semi-monthly PIP payments.  We do not believe that CMS is authorized under the sequestration authority or the statutory methodology for establishing the Medicare cap to the amounts they have withheld and intend to withhold under their current “as if” methodology.  We have not recorded a reserve as of December 31, 2015 for the $1.9 million potential exposure.  We have appealed CMS’s methodology change with the appropriate regulatory appeal board.

Shown below is the Medicare cap liability activity for the years ended December 31, 2015 and 2014, (in thousands):

	2015	2014
Beginning Balance January 1,	$6,112	$8,260
2015 measurement period	(165)	165
2014 measurement period	-	1,451
2011 measurement period	-	(325)
Payments	(4,782)	(3,439)
Ending Balance December 31,	$1,165	$6,112

3.	Long-Term Debt and Lines of Credit
          On May 15, 2014, we retired our Senior Convertible Notes (the “Notes”) outstanding.  We paid the $187.0 million of principal outstanding using a combination of cash on hand and our existing revolving credit facility.  In addition, we issued 249,000 Chemed shares in conjunction with the conversion feature of the Notes.  At the time we issued the Notes, we had entered into a purchased call transaction to offset any potential economic dilution resulting from the conversion feature in the Notes.  As a result, we received 266,000 Chemed shares from the exercise of the purchased call transaction.  The issuance of shares under the conversion feature of the Notes, as well as the receipt of shares from the purchased call transaction were recorded as adjustments to paid-in capital during 2014.

At the time we issued the Notes we also sold warrants for the right to purchase approximately 2,477,000 Chemed shares in the future. During 2014, we settled these warrants with one counterparty representing half of the total warrants issued for $2.6 million in cash. The amount paid was recorded as an adjustment to paid-in capital. During 2014, Chemed’s stock price exceeded the exercise price of the remaining outstanding sold warrants resulting in the Company, on December 8, 2014, issuing 35,166 of common shares to the other counterparty in full settlement of the warrants. Pursuant to authoritative guidance, the settlement of the sold warrants was accounted for as an equity transaction.

On June 30, 2014, we replaced our existing credit agreement with the Third Amended and Restated Credit Agreement (“2014 Credit Agreement”).  Terms of the 2014 Credit Agreement consist of a five-year, $350 million revolving credit facility and a $100 million term loan.  The 2014 Credit Agreement has a floating interest rate that is currently LIBOR plus 113 basis points.

The debt outstanding at December 31, 2015 and 2014 consists of the following (in thousands):

	December 31,
	2015	2014
Revolver	$-	$50,000
Term loan	91,250	97,500
Total	91,250	147,500
Current portion of term loan	(7,500)	(6,250)
Long-term debt	$83,750	$141,250

Scheduled principal payments of the term loan are as follows:

2016	$7,500
2017	8,750
2018	10,000
2019	65,000
$91,250

Capitalized interest was not material for any of the periods shown.  Summarized below are the total amounts of interest paid during the years ended December 31 (in thousands):

2015	$2,988
2014	4,322
2013	4,744

Debt issuance costs associated with the existing credit agreement were not written off as the lenders and their relative percentage participation in the facility did not change. With respect to the 2014 Credit Agreement, deferred financing costs were $0.9 million.  The 2014 Credit Agreement contains the following quarterly financial covenants:

Description	Requirement	Chemed

Leverage Ratio (Consolidated Indebtedness/Consolidated Adj. EBITDA)	< 3.50 to 1.00	0.54 to 1.00

Fixed Charge Coverage Ratio (Consolidated Free Cash Flow/Consolidated
Fixed Charges)	> 1.50 to 1.00	2.18 to 1.00

Annual Operating Lease Commitment	< $50.0 million	$25.5 million

We are in compliance with all debt covenants as of December 31, 2015. We have issued $37.8 million in standby letters of credit as of December 31, 2015 for insurance purposes. Issued letters of credit reduce our available credit under the 2014 Credit Agreement. As of December 31, 2015, we have approximately $312.2 million of unused lines of credit available and eligible to be drawn down under our revolving credit facility.

4.	Stock-Based Compensation Plans
We have three stock incentive plans under which 6.8 million shares can be issued to key employees and directors through a grant of stock options, stock awards and/or performance stock units (“PSUs”).  The Compensation/Incentive Committee (“CIC”) of the Board of Directors administers these plans.

We grant stock options, stock awards and PSUs to our officers, other key employees and directors to better align their long-term interests with those of our shareholders.  We grant stock options at an exercise price equal to the market price of our stock on the date of grant.  Options vest evenly annually over a three-year period.  Those granted in 2015 have a contractual life of 5 years; those granted prior to 2015 have a contractual life of 10 years.  Restricted stock awards granted in 2015 vest ratably annually over a three year period; previous restricted stock awards generally cliff vest over a three- or four-year period.  Unrestricted stock awards generally are granted to our non-employee directors annually at the time of our annual meeting.  PSUs are contingent upon achievement of multi-year earnings targets or market targets.  Upon achievement of targets, PSUs are converted to unrestricted shares of Capital stock.

We recognize the cost of stock options, stock awards and PSUs on a straight-line basis over the service life of the award, generally the vesting period.  We include the cost of all stock-based compensation in selling, general and administrative expense.

In May 2015, the CIC granted 4,437 unrestricted shares of Capital stock to the Company’s outside directors.

PERFORMANCE AWARDS
In November 2013, February 2014 and February 2015, the CIC granted PSUs contingent upon the achievement of certain total stockholder return (“TSR”) targets as compared to the TSR of a group of peer companies for the three-year measurement period, at which date the awards may vest.  We utilize a Monte Carlo simulation approach in a risk-neutral framework with inputs including historical volatility and the risk-free rate of interest to value these TSR awards.  We amortize the total estimated cost over the service period of the award.

In November 2013, February 2014, and February 2015,  the CIC granted PSUs contingent on the achievement of certain earnings per share (“EPS”) targets over the three-year measurement period.  At the end of each reporting period, we estimate the number of shares we believe will ultimately vest and record that expense over the service period of the award.

Comparative data for the PSUs include:

	2015 Awards	2014 Awards	2013 Awards
TSR Awards
Shares granted	10,761	10,340	16,149
Per-share fair value	$142.55	$112.60	$139.51
Volatility	25.2%	30.8%	21.2%
Risk-free interest rate	0.93%	0.33%	0.25%

EPS Awards
Shares granted	10,761	14,061	16,149
Per-share fair value	$113.14	$82.80	$139.51

Common Assumptions
Service period (years)	2.9	2.9	2.2
Three-year measurement period ends December 31,	2017	2016	2015

The following table summarizes total stock option, stock award and PSU activity during 2015:

	Stock Options				Stock Awards		Performance Units (PSUs)
		Weighted Average		Aggregate		Weighted	Number of		Weighted
			Remaining	Intrinsic		Average	Nonvested		Average
	Number of	Exercise	Contractual	Value	Number of	Grant-Date	Target		Grant-Date
	Options	Price	Life (Years)	(thousands)	Awards	Price	Units		Price
Outstanding at January 1, 2014	1,768,174	$73.14			140,510	$67.71	56,699		$81.91
Granted	422,750	157.36			36,987	121.75	21,522		127.85
Exercised/Vested	(611,786)	62.03			(80,011)	68.36	-		-
Canceled/ Forfeited	(15,263)	89.64			(754)	79.50	(1,845)		98.56
Outstanding at December 31, 2015	1,563,875	100.09	6.3	$82,056	96,732	87.75	44,692		110.58

Vested and expected to vest
at December 31, 2015	1,563,875	100.09	6.3	82,056	96,732	87.75	127,061	*	97.68
Exercisable at December 31, 2015	768,261	70.41	6.1	61,756	n.a.	n.a.	n.a.		n.a.
* Amount includes 46,610 share units which vested and were converted to Capital Stock and distributed in the first quarter of 2016. The shares that vested in 2016 had a weighted average grant-date fair value of $71.69 per share and an estimated fair value of $139.51.

We estimate the fair value of stock options using the Black-Scholes valuation model.  We determine expected term, volatility, dividend yield and forfeiture rate based on our historical experience.  We believe that historical experience is the best indicator of these factors.

Comparative data for stock options, stock awards and PSUs include (in thousands, except per-share amounts):

	Years Ended December 31,
	2015	2014	2013
Total compensation cost of stock-based compensation
plans charged against income	$14,737	$10,323	$10,868
Total income tax benefit recognized in income for stock
based compensation plans	5,416	3,794	3,994
Total intrinsic value of stock options exercised	45,600	26,344	16,922
Total intrinsic value of stock awards vested during the period	12,065	4,564	4,298
Per-share weighted averaged grant-date fair value of
stock awards granted	121.75	88.48	77.13

The assumptions we used to value stock option grants are as follows:

	2015	2014	2013

Stock price on date of issuance	$157.36	$106.59	$70.30
Grant date fair value per share	$29.46	$21.58	$14.79
Number of options granted	422,750	410,800	392,274
Expected term (years)	4.0	4.8	4.9
Risk free rate of return	1.57%	1.59%	1.39%
Volatility	22.20%	22.60%	24.90%
Dividend yield	0.6%	0.8%	1.1%
Forfeiture rate	-	-	-

Other data for stock options, stock awards and PSUs for 2015 include (dollar amounts in thousands):

	Stock	Stock
	Options	Awards	PSUs
Total unrecognized compensation related to nonvested options, stock awards
and PSUs at the end of year	$18,421	$3,849	$3,515
Weighted average period over which unrecognized compensation cost of
nonvested options, stock awards and PSUs to be recognized (years)	2.4	2.1	1.7
Actual income tax benefit realized from options exercised or stock awards
and PSUs vested	$16,786	$3,667	$2,397
Aggregate intrinsic value of stock options, stock awards and PSUs vested
and expected to vest	$82,056	$14,586	$19,160

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
Our segments include the VITAS segment and the Roto-Rooter segment.  Relative contributions of each segment to service revenues and sales were 72% and 28%, respectively, in 2015 and 73% and 27%, respectively, in 2014.  The vast majority of our service revenues and sales from continuing operations are generated from business within the United States.

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

●
The Roto-Rooter segment provides repair and maintenance services to residential and commercial accounts using the Roto-Rooter registered service marks. Such services include plumbing, drain cleaning and water restoration. They are delivered through company-owned and operated territories, independent contractor-operated territories and franchised locations. This segment also manufactures and sells products and equipment used to provide such services.

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

Segment data are set forth below (in thousands):

	For the Years Ended December 31,
	2015	2014	2013
Revenues by Type of Service
VITAS
Routine homecare	$865,145	$810,413	$791,735
Continuous care	150,802	152,206	155,409
General inpatient	99,439	102,876	104,968
Medicare cap	165	(1,290)	(6,999)
Total segment	1,115,551	1,064,205	1,045,113
Roto-Rooter
Sewer and drain cleaning	142,562	141,078	141,283
Plumbing repair and maintenance	188,065	174,993	168,942
Independent contractors	37,966	36,496	33,030
Water restoration	38,163	18,480	3,042
Other products and services	21,081	21,030	21,919
Total segment	427,837	392,077	368,216
Total service revenues and sales	$1,543,388	$1,456,282	$1,413,329

Aftertax Segment Earnings/(Loss)
VITAS	$93,346	$86,185	$76,144
Roto-Rooter	48,573	42,075	29,243
Total	141,919	128,260	105,387
Corporate	(31,645)	(28,943)	(28,160)
Net income	$110,274	$99,317	$77,227

Interest Income
VITAS	$7,740	$6,111	$5,038
Roto-Rooter	3,425	2,931	2,096
Total	11,165	9,042	7,134
Corporate	-	10	56
Intercompany eliminations	(10,884)	(9,081)	(6,343)
Total interest income	$281	$(29)	$847

Interest Expense
VITAS	$200	$207	$182
Roto-Rooter	348	363	322
Total	548	570	504
Corporate	3,097	7,616	14,531
Total interest expense	$3,645	$8,186	$15,035

Income Tax Provision
VITAS	$56,675	$53,278	$46,910
Roto-Rooter	29,630	25,808	17,560
Total	86,305	79,086	64,470
Corporate	(16,453)	(15,649)	(17,868)
Total income tax provision	$69,852	$63,437	$46,602

Identifiable Assets
VITAS	$523,717	$546,031	$518,316
Roto-Rooter	255,192	251,407	241,679
Total	778,909	797,438	759,995
Corporate	73,416	62,494	133,706
Total identifiable assets	$852,325	$859,932	$893,701

	For the Years Ended December 31,
	2015	2014	2013
Additions to Long-Lived Assets
VITAS	$23,278	$21,880	$16,219
Roto-Rooter	26,476	21,595	15,202
Total	49,754	43,475	31,421
Corporate	995	346	160
Total additions to long-lived assets	$50,749	$43,821	$31,581
Depreciation and Amortization
VITAS	$19,547	$19,048	$19,534
Roto-Rooter	13,360	10,975	9,273
Total	32,907	30,023	28,807
Corporate	592	578	535
Total depreciation and amortization	$33,499	$30,601	$29,342

6.	Intangible Assets
Amortization of definite-lived intangible assets for the years ended December 31, 2015, 2014, 2013, was $1.1 million, $720,000 and $1.6 million, respectively.  The following is a schedule by year of projected amortization expense for definite-lived intangible assets (in thousands):

2016	$359
2017	169
2018	122
2019	96
2020	66
Thereafter	59

The balance in identifiable intangible assets comprises the following (in thousands):

	Gross	Accumulated	Net Book
	Asset	Amortization	Value
December 31, 2015
Referral networks	$21,729	$(21,473)	$256
Covenants not to compete	9,533	(9,220)	313
Customer lists	1,215	(1,215)	-
Reaquired franchise rights	1,260	(958)	302
Subtotal - definite-lived intangibles	33,737	(32,866)	871
VITAS trade name	51,300	-	51,300
Rapid Rooter trade name	150	-	150
Operating licenses	2,790	-	2,790
Total	$87,977	$(32,866)	$55,111

December 31, 2014
Referral networks	$22,599	$(21,626)	$973
Covenants not to compete	9,575	(9,209)	366
Customer lists	1,219	(1,194)	25
Reaquired franchise rights	1,106	(743)	363
Subtotal - definite-lived intangibles	34,499	(32,772)	1,727
VITAS trade name	51,300	-	51,300
Rapid Rooter trade name	150	-	150
Operating licenses	2,850	-	2,850
Total	$88,799	$(32,772)	$56,027

7.	Business Combinations
During 2015, we completed two business combinations of former franchisees within the Roto-Rooter segment for $6.6 million in cash to increase our market penetration in Pennsylvania and Nebraska.  The purchase price of these acquisitions was allocated as follows (in thousands):

Identifiable intangible assets	$213
Goodwill	5,944
Other assets and liabilities - net	457
$6,614

During 2014, we completed one business combination of a former franchisee within the Roto-Rooter segment for $250,000 in cash to increase our market penetration in Idaho.  The purchase price of this acquisition was allocated as follows (in thousands):

Identifiable intangible assets	$47
Goodwill	198
Other assets and liabilities - net	5
$250

During 2013, we completed one business combination of a former franchisee within the Roto-Rooter segment for $756,000 in cash to increase our market penetration in Colorado. We made one acquisition within the VITAS segment for $1.5 million in cash to increase our market penetration in Houston, Texas during 2013.  The purchase price of these acquisitions was allocated as follows (in thousands):

Identifiable intangible assets	$1,023
Goodwill	1,212
Other assets and liabilities - net	22
$2,257

The unaudited pro forma results of operations, assuming purchase business combinations completed in 2015 and 2014 were completed on January 1, 2014, do not materially impact the accompanying consolidated financial statements.  The results of operations of each of the above business combinations are included in our results of operations from the date of the respective acquisition.

8.	Discontinued Operations
At December 31, 2015 and 2014, the accrual for our estimated liability for potential environmental cleanup and related costs arising from the 1991 sale of DuBois amounted to $1.7 million.  Of the 2015 balance, $826,000 is included in other current liabilities and $901,000 is included in other liabilities (long-term).   The estimated amounts and timing of payments of these liabilities follows (in thousands):

2016	$826
2017	300
Thereafter	601
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
Included in accounts payable are cash overdrafts of $9.3 million and $10.5 million as of December 31, 2015 and 2014, respectively.

From time to time throughout the year, we invest excess cash in money market funds directly with major commercial banks. We closely monitor the creditworthiness of the institutions with which we invest our overnight funds. We had $76,000 in cash equivalents as of December 31, 2015. There was $80,000 in cash equivalents as of December 31, 2014. The weighted average rate of return for our cash equivalents was 0.20% in 2015 and 0.06% in 2014.

10.	Other Income/(expense)—Net
 Other income/(expense)—net from continuing operations comprises the following (in thousands):

	For the Years Ended December 31,
	2015	2014	2013
Market value gains related to deferred
compensation trusts	$148	$3,118	$4,982
Loss on disposal of property and equipment	(698)	(640)	(320)
Interest income/ (expense)	281	(29)	847
Other - net	(418)	72	(39)
Total other income/(expense)	$(687)	$2,521	$5,470

The offset for market value gains or losses of the deferred compensation trust are recorded in selling, general and administrative expenses.

11.	Income Taxes
The provision for income taxes comprises the following (in thousands):

	For the Years Ended December 31,
	2015	2014	2013
Current
U.S. federal	$55,026	$48,577	$45,348
U.S. state and local	8,104	7,285	7,731
Foreign	397	597	511
Deferred
U.S. federal, state and local	6,323	6,970	(6,995)
Foreign	2	8	7
Total	$69,852	$63,437	$46,602

A summary of the temporary differences that give rise to deferred tax assets/ (liabilities) follows (in thousands):

	December 31,
	2015	2014
Accrued liabilities	$39,529	$37,879
Stock compensation expense	8,555	11,591
Allowance for uncollectible accounts receivable	1,729	2,779
State net operating loss carryforwards	1,701	1,603
Other	896	807
Deferred income tax assets	52,410	54,659
Amortization of intangible assets	(50,136)	(47,946)
Accelerated tax depreciation	(18,030)	(15,641)
Currents assets	(1,576)	(1,519)
State income taxes	(1,465)	(698)
Market valuation of investments	(1,375)	(2,346)
Other	(857)	(1,023)
Deferred income tax liabilities	(73,439)	(69,173)
Net deferred income tax liabilities	$(21,029)	$(14,514)

At December 31, 2015 and 2014, state net operating loss carryforwards were $34.0 million and $31.8 million, respectively.  These net operating losses will expire, in varying amounts, between 2022 and 2035.  Based on our history of operating earnings, we have determined that our operating income will, more likely than not, be sufficient to ensure realization of our deferred income tax assets.

A reconciliation of the beginning and ending of year amount of our unrecognized tax benefit is as follows (in thousands):

	2015	2014	2013
Balance at January 1,	$980	$892	$2,646
Unrecognized tax benefits due to positions taken in current year	260	247	219
Decrease due to expiration of statute of limitations	(188)	(159)	(1,973)
Balance at December 31,	$1,052	$980	$892

We file tax returns in the U.S. federal jurisdiction and various states.  The years ended December 31, 2012 and forward remain open for review for federal income tax purposes.  The earliest open year relating to any of our major state jurisdictions is the fiscal year ended December 31, 2010.  During the next twelve months, we do not anticipate a material net change in unrecognized tax benefits.

We classify interest related to our accrual for uncertain tax positions in separate interest accounts.  As of December 31, 2015 and 2014, we have approximately $125,000 and $123,000, respectively, accrued in interest payable related to uncertain tax positions.  These accruals are included in other current liabilities in the accompanying consolidated balance sheet.  Net interest expense related to uncertain tax positions included in interest expense in the accompanying consolidated statement of income is not material.

The difference between the actual income tax provision for continuing operations and the income tax provision calculated at the statutory U.S. federal tax rate is explained as follows (in thousands):

	For the Years Ended December 31,
	2015	2014	2013

Income tax provision calculated using the statutory rate of 35%	$63,044	$56,964	$43,340
State and local income taxes, less federal income tax effect	5,787	5,536	4,323
Uncertain tax position adjustments	-	-	(1,782)
Nondeductible expenses	1,438	1,290	1,250
Other --net	(417)	(353)	(529)
Income tax provision	$69,852	$63,437	$46,602
Effective tax rate	38.8%	39.0%	37.6%

Summarized below are the total amounts of income taxes paid during the years ended December 31 (in thousands):

2015	$62,928
2014	44,921
2013	55,827

Provision has not been made for additional taxes on $35.1 million of undistributed earnings of our domestic subsidiaries.  Should we elect to sell our interest in all of these businesses rather than to effect a tax-free liquidation, additional taxes amounting to approximately $12.9 million would be incurred based on current income tax rates.

12.	Properties and Equipment
A summary of properties and equipment follows (in thousands):

	December 31,
	2015	2014
Land	$5,365	$4,261
Buildings and building improvements	64,440	61,401
Transportation equipment	31,077	26,904
Machinery and equipment	83,293	77,273
Computer software	45,414	51,564
Furniture and fixtures	71,894	66,248
Projects under development	16,981	3,420
Total properties and equipment	318,464	291,071
Less accumulated depreciation	(201,094)	(185,735)
Net properties and equipment	$117,370	$105,336

The net book value of computer software at December 31, 2015 and 2014, was $8.3 million and $10.5 million, respectively.  Depreciation expense for computer software was $3.9 million, $ 4.4 million and $3.9 million for the years ended December 31, 2015, 2014 and 2013, respectively.

13.	Lease Arrangements

We have operating leases that cover our corporate office headquarters, various warehouse and office facilities, office equipment and transportation equipment. The remaining terms of these leases range from monthly to eleven years, and in most cases we expect that these leases will be renewed or replaced by other leases in the normal course of business. We have no significant capital leases as of December 31, 2015 or 2014.

The following is a summary of future minimum rental payments and sublease rentals to be received under operating leases that have initial or remaining noncancelable terms in excess of one year at December 31, 2015 (in thousands):

2016	$21,679
2017	15,815
2018	12,420
2019	8,697
2020	6,189
Thereafter	14,294
Total minimum rental payments	$79,094

Total rental expense incurred under operating leases for continuing operations follows (in thousands):

	For the Years Ended December 31,
	2015	2014	2013

Total rental expense	$40,021	$39,606	$38,992

14.	Retirement Plans
Retirement obligations under various plans cover substantially all full-time employees who meet age and/or service eligibility requirements. All plans providing retirement benefits to our employees are defined contribution plans.  Expenses for our retirement and profit-sharing plans, excess benefit plans and other similar plans are as follows (in thousands):

For the Years Ended December 31,
2015	2014	2013

$11,970	$13,838	$14,511

These expenses include the impact of market gains and losses on assets held in deferred compensation plans.

We have excess benefit plans for key employees whose participation in the qualified plans is limited by U.S. Employee Retirement Income Security Act requirements. Benefits are determined based on theoretical participation in the qualified plans.  Benefits are only invested in mutual funds, and participants are not permitted to diversify accumulated benefits in shares of our capital stock. Trust assets invested in shares of our stock are included in treasury stock, and the corresponding liability is included in a separate component of stockholders’ equity. At December 31, 2015, these trusts held 99,309 shares at historical average cost or $2.4 million of our stock (2014 – 99,231 shares or $2.3 million).

15.	Earnings Per Share
The computation of earnings per share follows (in thousands, except per share data):

	Net Income
For the Years Ended December 31,	Net Income	Shares	Earnings per Share
2015
Earnings	$110,274	16,870	$6.54
Dilutive stock options	-	394
Nonvested stock awards	-	158
Diluted earnings	$110,274	17,422	$6.33

2014
Earnings	$99,317	17,165	$5.79
Dilutive stock options	-	412
Nonvested stock awards	-	149
Conversion of Notes and impact of warrants outstanding	-	114
Diluted earnings	$99,317	17,840	$5.57

2013
Earnings	$77,227	18,199	$4.24
Dilutive stock options	-	278
Nonvested stock awards	-	108
Diluted earnings	$77,227	18,585	$4.16

During 2015, 422,000 stock options were excluded from the computation of diluted earnings per share as their exercise prices were greater than the average market price during most of the year.  During 2014, 411,000 stock options were also excluded.  During 2013, 358,000 stock options were also excluded.

In 2014, diluted earnings per share was impacted by the issuance of 249,000 shares of capital stock under the conversion feature of our 1.875% Senior Convertible Notes (the “Notes”) on May 15, 2014.  The dilutive impact of this conversion feature for 2014 was 102,000 shares.

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

The following shows the carrying value, fair value and the hierarchy for our financial instruments as of December 31, 2015 (in thousands):

		Fair Value Measure
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Investments of deferred compensation plans held in trust	$49,481	$49,481	$-	$-
Long-term debt and current portion of long-term debt	91,250	-	91,250	-

The following shows the carrying value, fair value and the hierarchy for our financial instruments as of December 31, 2014 (in thousands):

		Fair Value Measure
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservabl Inputs (Level 3)

Investments of deferred compensation plans held in trust	$49,147	$49,147	$-	$-
Long-term debt	147,500	-	147,500	-

For cash and cash equivalents, accounts receivable and accounts payable, the carrying amount is a reasonable estimate of fair value because of the liquidity and short-term nature of these instruments.

17.	Loans Receivable from Independent Contractors
At December 31, 2015, we had contractual arrangements with 69 independent contractors to provide plumbing repair, drain cleaning and water restoration services under sublicensing agreements using the Roto-Rooter name in lesser-populated areas of the United States and Canada. The arrangements give the independent contractors the right to conduct a plumbing, drain cleaning and water restoration business using the Roto-Rooter name in a specified territory in exchange for a royalty based on a percentage of labor sales, depending upon type of service this percentage ranges between 27%–32%.  We also pay for certain telephone directory advertising and internet marketing in these areas,  lease certain capital equipment and provide operating manuals to serve as resources for operating a plumbing, drain cleaning and water restoration business.  The contracts are generally cancelable upon 90 days’ written notice (without cause) or upon a few days notice (with cause).  The independent contractors are responsible for running the businesses as they believe best.

Our maximum exposure to loss from arrangements with our independent contractors at December 31, 2015, is approximately $1.8 million (2014 - $1.6 million).  The exposure to loss is mainly the result of loans provided to the independent contractors.  In most cases, these loans are partially secured by receivables and equipment owned by the independent contractor.  The interest rates on the loans range from zero to 7% per annum, and the remaining terms of the loans range from 2.5 months to 5.4 years at December 31, 2015.  We recorded the following from our independent contractors (in thousands):

	For the Years Ended December 31,
	2015	2014	2013

Revenues	$37,966	$36,496	$33,030
Pretax profits	22,176	21,238	17,726

18.	Legal and Regulatory Matters
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

Regulatory Matters and Litigation

On May 2, 2013, the government filed a False Claims Act complaint against the Company and certain of its hospice-related subsidiaries in the U.S. District Court for the Western District of Missouri, United States v. VITAS Hospice Services, LLC, et al., No. 4:13-cv-00449-BCW (the “2013 Action”).  Prior to that date, the Company received various qui tam lawsuits and subpoenas from the U.S. Department of Justice and OIG that have been previously disclosed.  The 2013 Action alleges that, since at least 2002, VITAS, and since 2004, the Company, submitted or caused the submission of false claims to the Medicare program by (a) billing Medicare for continuous home care services when the patients were not eligible, the services were not provided, or the medical care was inappropriate, and (b) billing Medicare for patients who were not eligible for the Medicare hospice benefit because they did not have a life expectancy of six months or less if their illnesses ran their normal course.  This complaint seeks treble damages, statutory penalties, and the costs of the action, plus interest.  The defendants filed a motion to dismiss on September 24, 2013.  On September 30, 2014, the Court denied the motion, except to the extent that claims were filed before July 24, 2002. On November 13, 2014, the government filed a Second Amended Complaint.  The Second Amended Complaint changed and supplemented some of the allegations, but did not otherwise expand the causes of action or the nature of the relief sought against VITAS.  VITAS filed its Answer to the Second Amended Complaint on August 11, 2015.  The Company is not able to reasonably estimate the probability of loss or range of loss at this time.

For additional procedural history of this litigation, please refer to our prior quarterly and annual filings. The net costs incurred related to U.S. v. Vitas and related regulatory matters were $5.0 million, $2.1 million and $2.1 million for 2015, 2014 and 2013 respectively.

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

On November 14, 2013, Mildred A. North filed suit in the United States District Court for the Southern District of Ohio, North, derivatively on behalf of Chemed Corp. v. Kevin McNamara, et al., No. 13 Civ. 833 (MDB) (S.D. Ohio).  She sued Kevin McNamara, David Williams, Timothy O’Toole, Joel Gemunder, Patrick Grace, Walter Krebs, Andrea Lindell, Thomas Rice, Donald Saunders, George Walsh III, Frank Wood and Thomas Hutton, together with the Company as nominal defendant.  Plaintiff alleges that, between February 2010 and the present, the individual defendants breached their fiduciary duties as officers and directors of Chemed by, among other things, (a) allegedly causing VITAS to submit improper and ineligible claims to Medicare and Medicaid; and (b) allegedly misrepresenting the state of Chemed’s internal controls.  The suit alleges claims for breach of fiduciary duty, abuse of control and gross mismanagement against the individual defendants.  The complaint also alleges unjust enrichment and insider trading against Messrs. McNamara, Williams and O’Toole.  Plaintiff seeks (a) a declaration that the individual defendants breached their fiduciary duties to the Company; (b) an order requiring those defendants to pay compensatory damages, restitution and exemplary damages, in unspecified amounts, to the Company; (c) an order directing the Company to implement new policies and procedures; and (d) costs and disbursements incurred in bringing the action, including attorneys’ fees.

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

On October 15, 2014, Plaintiff KBC filed a motion to consolidate KBC with North.  On February 2, 2015 the court granted the motion for consolidation in full, appointing Plaintiff KBC the sole lead plaintiff and its counsel, the sole lead and liaison counsel.  The court ordered that both cases will proceed under the caption In re Chemed Corp. Shareholder and Derivative Litigation, No. 13 Civ. 1854 (LPS) (CJB) (D. Del.).  Plaintiff KBC has designated its pending complaint as the operative complaint in the consolidated proceedings.  Defendants subsequently renewed their motion to dismiss those claims and allegations.  On December 23, 2015, Magistrate Judge Burke issued a Report & Recommendation recommending that (1) defendants’ motion to dismiss be granted; (2) plaintiff be given 14 days from the date of affirmance by the district court to file an amended complaint addressing deficiencies with regard to their duty of loyalty claim; and (3) failure to do so should give rise to dismissal with prejudice.  The Report and Recommendation remains subject to review and affirmance by the district court judge overseeing the matter.  On January 11, 2016, Lead Plaintiff KBC filed Objections to the Report and Recommendations.  Defendants responses to those Objections were filed on January 28, 2016.

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
VITAS has pharmacy services agreements (“Agreements”) with Enclara Pharmacia (previously Hospice Pharmacia) whereby Enclara provides specified pharmacy services for VITAS and its hospice patients in geographical areas served by both VITAS and Enclara.  VITAS made purchases from Enclara of $37.7 million, $35.6 million and $39.0 million for the years ended December 31, 2015, 2014 and 2013, respectively. For the years ended December 31, 2015, 2014 and 2013, respectively, purchases from this vendor represent approximately 90% of all pharmacy services used by VITAS.  VITAS’ accounts payable to Enclara was $3.0 million at December 31, 2015.  At December 31, 2014, VITAS’ accounts payable to Enclara was $3.6 million..

20.	Capital Stock Transactions
In March 2015, our Board of Directors authorized an additional $100 million for stock repurchase under the February 2011 repurchase program. We repurchased the following capital stock:

	For the Years Ended December 31,
	2015	2014	2013
Total cost of repurchased shares (in thousands):	$59,323	$110,019	$92,911
Shares repurchased	460,765	1,182,934	1,356,344
Weighted average price per share	$128.75	$93.01	$68.50

21.	Other Operating Expenses (in thousands):

December 31,
2013
Litigation settlement of VITAS segment	$10,500
Settlements of Roto-Rooter segment	15,721
Total other operating expenses	$26,221

22.	Recent Accounting Statements
In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update “ASU No. 2014-09 – Revenue from Contracts with Customers” which provides additional guidance to clarify the principles for recognizing revenue.  The standard will also be used to develop a common revenue standard for removing inconsistencies and weaknesses, improve comparability, provide more useful information to users through improved disclosure requirements, and simplify the preparation of financial statements.  The guidance is effective for fiscal years beginning after December 15, 2017.  We are currently evaluating the impact of this ASU on our existing revenue recognition policies and disclosures.

In August 2014, the FASB issued Accounting Standards Update No. 2014-15, “ASU No. 2014-15 - Presentation of Financial Statements-Going Concern”.   ASU 2014-15 is intended to define management's responsibility to evaluate whether there is substantial doubt about an organization's ability to continue as a going concern and to provide related footnote disclosures. This guidance is effective for us for the annual period ending December 31, 2016 and interim periods thereafter. We do not expect the adoption of this standard to have a material impact on our consolidated financial position, results of operations or cash flows.

In April 2015, the FASB issued Accounting Standards Update No. 2015-03, “ASU No. 2015-03 – Interest – Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs”.  ASU 2015-03 is intended to simplify the presentation of debt issuance costs.  Under the new guidance, debt issuance costs will be presented as a direct deduction from the carrying value of the associated debt, consistent with the existing presentation of a debt discount.  This guidance is effective for us for the annual period beginning after December 15, 2015.  We do not expect the adoption of this standard to have a material impact on our consolidated financial position, results of operations or cash flows.

In August 2015, the FASB issued Accounting Standards Update No. 2015-15, “ASU No. 2015-15- Interest – Imputation of Interest (Subtopic 835-30): Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line of Credit Arrangements”.  This Accounting Standards Update adds SEC paragraphs pursuant to the SEC Staff Accouncement at the June 18, 2015 Emerging Issues Task Force (EITF) meeting.  Given the absence of authoritative guidance within Update 2015-03 for debt issuance costs related to line-of-credit arrangements, the SEC staff would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement.  We do not expect this interpretation to have a material impact on our consolidated financial position, results of operations or cash flows.

UNAUDITED SUMMARY OF QUARTERLY RESULTS

Chemed Corporation and Subsidiary Companies
(in thousands, except per share and footnote data)

	First	Second	Third	Fourth	Total
For the Year Ended December 31, 2015	Quarter	Quarter	Quarter	Quarter	Year
Total service revenues and sales	$376,652	$381,921	$386,226	$398,589	$1,543,388
Gross profit (excluding depreciation)	$107,767	$111,258	$114,137	$122,616	$455,778
Income from operations	$40,571	$44,600	$50,128	$49,159	$184,458
Interest expense	(969)	(969)	(908)	(799)	(3,645)
Other income/(expense)--net	563	536	(2,355)	569	(687)
Income before income taxes	40,165	44,167	46,865	48,929	180,126
Income taxes	(15,628)	(17,192)	(18,032)	(19,000)	(69,852)
Net income (a)	$24,537	$26,975	$28,833	$29,929	$110,274

Earnings Per Share (a)
Net income	$1.45	$1.60	$1.71	$1.78	$6.54
Average number of shares outstanding	16,914	16,880	16,865	16,819	16,870

Diluted Earnings Per Share (a)
Net income	$1.40	$1.55	$1.65	$1.72	$6.33
Average number of shares outstanding	17,466	17,419	17,422	17,365	17,422

(a) The following amounts are included in income during the respective quarter (in thousands):

	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year
Pretax (cost)/benefit:
Stock option expense	$(1,444)	$(1,343)	$(813)	$(1,845)	$(5,445)
Long-term incentive compensation	(934)	(1,457)	(1,364)	(3,764)	(7,519)
Acquisition expenses	-	(131)	(30)	(11)	(172)
Expenses related to litigation settlements	(5)	-	-	-	(5)
Expenses related to securities litigation	-	(37)	-	-	(37)
Expenses related to the Office
of Inspector General investigation	(1,274)	(1,412)	(1,151)	(1,137)	(4,974)
Total	$(3,657)	$(4,380)	$(3,358)	$(6,757)	$(18,152)
After-tax (cost)/benefit:
Stock option expense	$(910)	$(849)	$(509)	$(1,171)	$(3,439)
Long-term incentive compensation	(591)	(921)	(863)	(2,377)	(4,752)
Acquisition expenses	-	(80)	(18)	(6)	(104)
Expenses related to litigation settlements	(3)	-	-	-	(3)
Expenses related to securities litigation	-	(23)	-	-	(23)
Expenses related to the Office
of Inspector General investigation	(790)	(868)	(711)	(703)	(3,072)
Total	$(2,294)	$(2,741)	$(2,101)	$(4,257)	$(11,393)

UNAUDITED SUMMARY OF QUARTERLY RESULTS

Chemed Corporation and Subsidiary Companies
(in thousands, except per share and footnote data)

	First	Second	Third	Fourth	Total
For the Year Ended December 31, 2014	Quarter	Quarter	Quarter	Quarter	Year
Total service revenues and sales	$358,300	$360,182	$358,389	$379,411	$1,456,282
Gross profit (excluding depreciation)	$100,481	$103,175	$101,944	$116,009	$421,609
Income from operations	$36,652	$41,519	$40,211	$50,037	$168,419
Interest expense	(3,815)	(2,429)	(980)	(962)	(8,186)
Other income/(expense)--net	816	756	705	244	2,521
Income before income taxes	33,653	39,846	39,936	49,319	162,754
Income taxes	(13,079)	(15,483)	(15,351)	(19,524)	(63,437)
Net income (a)	$20,574	$24,363	$24,585	$29,795	$99,317

Earnings Per Share (a)
Net income	$1.17	$1.41	$1.44	$1.77	$5.79
Average number of shares outstanding	17,510	17,236	17,039	16,878	17,165

Diluted Earnings Per Share (a)
Net income	$1.12	$1.36	$1.39	$1.71	$5.57
Average number of shares outstanding	18,305	17,880	17,627	17,469	17,840

(a) The following amounts are included in income during the respective quarter (in thousands):

	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year
Pretax (cost)/benefit:
Stock option expense	$(1,309)	$(1,144)	$(977)	$(1,372)	$(4,802)
Noncash impact of change in accounting for convertible debt	(2,259)	(1,130)	-	-	(3,389)
Long-term incentive compensation	(373)	(613)	(1,002)	(581)	(2,569)
Acquisition expenses	(1)	-	-	(23)	(24)
Recoveries/(expenses) related to litigation settlements	(306)	(32)	234	(16)	(120)
Expenses related to securities litigation	-	(189)	(138)	-	(327)
Expenses incurred in connection with the Office
of Inspector General investigation	(748)	(410)	(450)	(533)	(2,141)
Total	$(4,996)	$(3,518)	$(2,333)	$(2,525)	$(13,372)
After-tax (cost)/benefit:
Stock option expense	$(822)	$(722)	$(615)	$(863)	$(3,022)
Noncash impact of change in accounting for convertible debt	(1,429)	(714)	-	-	(2,143)
Long-term incentive compensation	(236)	(388)	(634)	(367)	(1,625)
Acquisition expenses	(1)	-	-	(14)	(15)
Recoveries/(expenses) related to litigation settlements	(187)	(20)	143	(10)	(74)
Expenses related to securities litigation	-	(119)	(88)	-	(207)
Expenses incurred in connection with the Office
of Inspector General investigation	(464)	(254)	(279)	(331)	(1,328)
Total	$(3,139)	$(2,217)	$(1,473)	$(1,585)	$(8,414)

SELECTED FINANCIAL DATA

Chemed Corporation and Subsidiary Companies
(in thousands, except per share and footnote data, ratios, percentages and personnel)
	2015	2014	2013	2012	2011
Summary of Operations
Continuing operations (a)
Service revenues and sales	$1,543,388	$1,456,282	$1,413,329	$1,430,043	$1,355,970
Gross profit (excluding depreciation)	455,778	421,609	404,521	396,722	385,486
Depreciation	32,369	29,881	27,698	26,009	25,247
Amortization	1,130	720	1,644	1,508	1,467
Income from operations	184,458	168,419	133,394	156,419	153,727
Net income (b)	110,274	99,317	77,227	89,304	85,979
Earnings per share
Net income	$6.54	$5.79	$4.24	$4.72	$4.19
Average number of shares outstanding	16,870	17,165	18,199	18,924	20,523
Diluted earnings per share
Net income	$6.33	$5.57	$4.16	$4.62	$4.10
Average number of shares outstanding	17,422	17,840	18,585	19,339	20,945
Cash dividends per share	$0.92	$0.84	$0.76	$0.68	$0.60
Financial Position--Year-End
Cash and cash equivalents	$14,727	$14,132	$84,418	$69,531	$38,081
Working capital/(deficit)	(20,528)	(990)	(139,330)	40,849	5,353
Current ratio	0.88	0.99	0.62	1.26	1.04
Properties and equipment, at cost less
accumulated depreciation	$117,370	$105,336	$92,955	$91,934	$82,951
Total assets	852,325	859,932	893,701	859,626	795,905
Long-term debt	83,750	141,250	-	174,890	166,784
Stockholders' equity	513,253	451,356	448,890	453,291	413,684
Other Statistics
Capital expenditures	$44,135	$43,571	$29,324	$35,252	$29,592
Number of employees	14,406	14,190	13,952	14,096	13,733

(a) The following amounts are included in income from continuing operations during the respective year (in thousands):

	2015	2014	2013	2012	2011
After-tax benefit/(cost):
Stock option expense	$(3,439)	$(3,022)	$(3,813)	$(5,143)	$(5,298)
Noncash impact of change in accounting for convertible debt	-	(2,143)	(5,448)	(5,041)	(4,664)
Long-term incentive compensation	(4,752)	(1,625)	(822)	(228)	(1,880)
Litigation settlements	(3)	(74)	(16,061)	-	-
Expenses related to litigation settlements	-	-	(865)	(617)	(1,397)
Expenses incurred in connection with the Office of Inspector
General investigation	(3,072)	(1,328)	(1,333)	(752)	(737)
Acquisition expense	(104)	(15)	(38)	(114)	(75)
Cost to shut down HVAC operations	-	-	-	(649)	-
Expenses of securities litigation	(23)	(207)	(69)	(469)	-
Loss on extinguishment of debt	-	-	(294)	-	-
Severance arrangements	-	-	(184)	-	-
Uncertain tax position adjustments	-	-	1,782	-	-
Total	$(11,393)	$(8,414)	$(27,145)	$(13,013)	$(14,051)

CHEMED CORPORATION AND SUBSIDIARY COMPANIES
UNAUDITED CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2015
(in thousands)(unaudited)
		Roto-		Chemed
	VITAS	Rooter	Corporate	Consolidated
2015
Service revenues and sales	$1,115,551	$427,837	$-	$1,543,388
Cost of services provided and goods sold	862,587	225,023	-	1,087,610
Selling, general and administrative expenses	89,879	114,269	33,673	237,821
Depreciation	18,789	12,988	592	32,369
Amortization	758	372	-	1,130
Total costs and expenses	972,013	352,652	34,265	1,358,930
Income/(loss) from operations	143,538	75,185	(34,265)	184,458
Interest expense	(200)	(348)	(3,097)	(3,645)
Intercompany interest income/(expense)	7,499	3,385	(10,884)	-
Other income/(expense)—net	(816)	(19)	148	(687)
Income/(loss) before income taxes	150,021	78,203	(48,098)	180,126
Income taxes	(56,675)	(29,630)	16,453	(69,852)
Net income/(loss)	$93,346	$48,573	$(31,645)	$110,274

(a) The following amounts are included in income from continuing operations (in thousands):
		Roto-		Chemed
	VITAS	Rooter	Corporate	Consolidated
Pretax benefit/(cost):
Stock option expense	$-	$-	$(5,445)	$(5,445)
Long-term incentive compensation	-	-	(7,519)	(7,519)
Securities litigation	-	-	(37)	(37)
Expenses related to litigation settlements	-	(5)	-	(5)
Acquisition expense	-	(172)	-	(172)
Expenses incurred in connection with the Office of Inspector
General investigation	(4,974)	-	-	(4,974)
Total	$(4,974)	$(177)	$(13,001)	$(18,152)

		Roto-		Chemed
	VITAS	Rooter	Corporate	Consolidated
After-tax benefit/(cost):
Stock option expense	$-	$-	$(3,439)	$(3,439)
Long-term incentive compensation	-	-	(4,752)	(4,752)
Securities litigation	-	-	(23)	(23)
Expenses related to litigation settlements	-	(3)	-	(3)
Acquisition expense	-	(104)	-	(104)
Expenses incurred in connection with the Office of Inspector
General investigation	(3,072)	-	-	(3,072)
Total	$(3,072)	$(107)	$(8,214)	$(11,393)

CHEMED CORPORATION AND SUBSIDIARY COMPANIES
UNAUDITED CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2014
(in thousands)(unaudited)

		Roto-		Chemed
	VITAS	Rooter	Corporate	Consolidated
2014
Service revenues and sales	$1,064,205	$392,077	$-	$1,456,282
Cost of services provided and goods sold	825,739	208,934	-	1,034,673
Selling, general and administrative expenses	85,184	106,960	30,445	222,589
Depreciation	18,601	10,702	578	29,881
Amortization	447	273	-	720
Total costs and expenses	929,971	326,869	31,023	1,287,863
Income/(loss) from operations	134,234	65,208	(31,023)	168,419
Interest expense	(207)	(363)	(7,616)	(8,186)
Intercompany interest income/(expense)	6,189	2,892	(9,081)	-
Other income/(expense)—net	(753)	146	3,128	2,521
Income/(loss) before income taxes	139,463	67,883	(44,592)	162,754
Income taxes	(53,278)	(25,808)	15,649	(63,437)
Net income/(loss)	$86,185	$42,075	$(28,943)	$99,317

(a) The following amounts are included in income from continuing operations (in thousands):
		Roto-		Chemed
	VITAS	Rooter	Corporate	Consolidated
Pretax benefit/(cost):
Stock option expense	$-	$-	$(4,802)	$(4,802)
Noncash impact of change in accounting for convertible debt	-	-	(3,389)	(3,389)
Long-term incentive compensation	-	-	(2,569)	(2,569)
Securities litigation	-	-	(327)	(327)
Expenses related to litigation settlements	(113)	(7)	-	(120)
Acquisition expense	(1)	(23)	-	(24)
Expenses incurred in connection with the Office of Inspector
General investigation	(2,141)	-	-	(2,141)
Total	$(2,255)	$(30)	$(11,087)	$(13,372)

		Roto-		Chemed
	VITAS	Rooter	Corporate	Consolidated
After-tax benefit/(cost):
Stock option expense	$-	$-	$(3,022)	$(3,022)
Noncash impact of change in accounting for convertible debt	-	-	(2,143)	(2,143)
Long-term incentive compensation	-	-	(1,625)	(1,625)
Securities litigation	-	-	(207)	(207)
Expenses related to litigation settlements	(70)	(4)	-	(74)
Acquisition expense	(1)	(14)	-	(15)
Expenses incurred in connection with the Office of Inspector
General investigation	(1,328)	-	-	(1,328)
Total	$(1,399)	$(18)	$(6,997)	$(8,414)

CHEMED CORPORATION AND SUBSIDIARY COMPANIES
UNAUDITED CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2013
(in thousands)(unaudited)

		Roto-		Chemed
	VITAS	Rooter	Corporate	Consolidated
2013
Service revenues and sales	$1,045,113	$368,216	$-	$1,413,329
Cost of services provided and goods sold	813,600	195,208	-	1,008,808
Selling, general and administrative expenses	82,969	102,940	29,655	215,564
Depreciation	18,149	9,014	535	27,698
Amortization	1,385	259	-	1,644
Other operating expenses	10,500	15,721	-	26,221
Total costs and expenses	926,603	323,142	30,190	1,279,935
Income/(loss) from operations	118,510	45,074	(30,190)	133,394
Interest expense	(182)	(322)	(14,531)	(15,035)
Intercompany interest income/(expense)	4,288	2,055	(6,343)	-
Other income/(expense)—net	438	(4)	5,036	5,470
Income/(loss) before income taxes	123,054	46,803	(46,028)	123,829
Income taxes	(46,910)	(17,560)	17,868	(46,602)
Net income/(loss)	$76,144	$29,243	$(28,160)	$77,227

(a) The following amounts are included in income from continuing operations (in thousands):
		Roto-		Chemed
	VITAS	Rooter	Corporate	Consolidated
Pretax benefit/(cost):
Stock option expense	$-	$-	$(6,042)	$(6,042)
Noncash impact of change in accounting for convertible debt	-	-	(8,613)	(8,613)
Long-term incentive compensation	-	-	(1,301)	(1,301)
Loss on extinguishment of debt	-	-	(465)	(465)
Securities litigation	-	-	(109)	(109)
Litigation settlement costs	(10,500)	(15,721)	-	(26,221)
Expenses related to litigation settlements	-	(1,425)	-	(1,425)
Severance arrangements	-	(302)	-	(302)
Acquisition expense	(58)	(4)	-	(62)
Expenses incurred in connection with the Office of Inspector
General investigation	(2,149)	-	-	(2,149)
Total	$(12,707)	$(17,452)	$(16,530)	$(46,689)

		Roto-		Chemed
	VITAS	Rooter	Corporate	Consolidated
After-tax benefit/(cost):
Stock option expense	$-	$-	$(3,813)	$(3,813)
Noncash impact of change in accounting for convertible debt	-	-	(5,448)	(5,448)
Long-term incentive compensation	-	-	(822)	(822)
Loss on extinguishment of debt	-	-	(294)	(294)
Securities litigation	-	-	(69)	(69)
Litigation settlement costs	(6,510)	(9,551)	-	(16,061)
Expenses related to litigation settlements	-	(865)	-	(865)
Severance arrangements	-	(184)	-	(184)
Acquisition expense	(36)	(2)	-	(38)
Expenses incurred in connection with the Office of Inspector
General investigation	(1,333)	-	-	(1,333)
Uncertain tax position adjustments	-	-	1,782	1,782
Total	$(7,879)	$(10,602)	$(8,664)	$(27,145)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

EXECUTIVE SUMMARY
We operate through our two wholly owned subsidiaries: VITAS Healthcare Corporation (“VITAS”) and Roto-Rooter Group, Inc. (“Roto-Rooter”). VITAS focuses on hospice care that helps make terminally ill patients' final days as comfortable as possible. Through its team of doctors, nurses, home health aides, social workers, clergy and volunteers, VITAS provides direct medical services to patients, as well as spiritual and emotional counseling to both patients and their families. Roto-Rooter is focused on providing plumbing, drain cleaning, water restoration and other related services to both residential and commercial customers. Through its network of company-owned branches, independent contractors and franchisees, Roto-Rooter offers plumbing and drain cleaning service to approximately 90% of the U.S. population.

The following is a summary of the key operating results for the years ended December 31, 2015, 2014 and 2013 (in thousands except percentages and per share amounts):

	2015	2014	2013
Consolidated service revenues and sales	$1,543,388	$1,456,282	$1,413,329
Consolidated net income	$110,274	$99,317	$77,227
Diluted EPS	$6.33	$5.57	$4.16
Adjusted net income	$121,667	$107,731	$104,372
Adjusted diluted EPS	$6.98	$6.07	$5.62
Adjusted EBITDA	$235,931	$212,562	$206,850
Adjusted EBITDA as a % of revenue	15.3%	14.6%	14.6%

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

2015 versus 2014
The increase in consolidated service revenues and sales from 2014 to 2015 was a result of a 9.1% increase at Roto-Rooter and a 4.8% increase at VITAS.    The increase at Roto-Rooter was driven by increased market penetration of water restoration services.  Roto-Rooter revenue increased 5.0% as a result of this market penetration.  The remaining increase was mainly a result of revenue increases in our plumbing line of business. .  The increase in service revenues at VITAS was a result of Medicare reimbursement rates increasing approximately 1.4%, a 5.5% increase in days of care offset by  level of care and geographical mix shift. Consolidated net income increased 11.0% over prior year mainly as a result of increased revenue at VITAS and Roto-Rooter combined with leveraging our current infrastructure resulting in operating costs growing at a slower rate than revenue.  Diluted EPS increased mainly as a result of the increase in earnings and by a decrease in the number of shares outstanding.  Adjusted EBITDA increased as a percent of revenue increased by 0.7%.

2014 versus 2013
The increase in consolidated service revenues and sales from 2013 to 2014 was a result of a 6.5% increase at Roto-Rooter and a 1.8% increase at VITAS.    The increase at Roto-Rooter was driven by increased market penetration of water restoration services.  Roto-Rooter revenue increased 3.9% as a result of this market penetration.  The remaining increase was mainly a result of revenue increases in our plumbing line of business.  The increase in service revenues at VITAS was a result of Medicare reimbursement rates increasing approximately 1.4%, offset by a 2.0% decline due to sequestration (which was effective May 1, 2013), an average daily census (“ADC”) increase of 1.4%, a $1.3 million net Medicare cap charge (compared to a $7.0 million charge in the same period of 2013) and level of care and geographical mix shift. Consolidated net income increased 28.6% over prior year mainly as a result of increased revenue at VITAS and Roto-Rooter as well as $16.1 million (after tax) in litigation settlements in 2013 that did not repeat in 2014.  Diluted EPS increased mainly as a result of the increase in earnings and by a decrease in the number of shares outstanding.  Adjusted EBITDA as a percent of revenue was essentially flat when compared to 2013.

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

Impact of Current Market Conditions
On January 1, 2016, CMS implemented a revenue neutral rebasing to the Medicare hospice reimbursement per diem.  This rebasing eliminated the single tier per diem for routine home care (RHC) and replaced it with a two-tiered rate, with a higher rate for the first 60 days of a hospice patient’s care, and a lower rate for days 61 and after. In addition, CMS provided for a Service Intensity Add-on (SIA) payment which provides for reimbursement of care provided by a registered nurse or social worker for RHC patients within seven days prior to death. The reimbursement for continuous care, inpatient care and respite care are not impacted by this rebasing.

The two tiered national per diem rate for RHC is $186.84 for the first 60 days and $146.83 for RHC provided to patients in hospice beyond 60 days.  An individual hospice’s actual per diem rate is adjusted for differences in geographic cost of living.  Rebasing in 2016 would be revenue neutral to a hospice if it has 37.6% of total RHC days-of-care being provided to patients in their first 60 days of admission and 62.4% of total RHC days-of-care provided to patients after the 60 days. (Days-of-Care ratio).

Historically, VITAS had a 32/68 aggregate Days-of-Care ratio. High acuity care historically has represented 6% to 7% of VITAS’ total days-of-care.  VITAS high acuity days-of-care provided to patients within the first 60 days of admission represented approximately 15% of days-of-care provided to patients in the first 60 days of admission.  This results in a VITAS RHC Days-of-Care ratio of approximately 29/71.

The impact to VITAS for the 2016 rebasing is estimated to reduce aggregate 2016 revenue by $16 million when compared to the single tier reimbursement model.  Rebasing is estimated to reduce 2016 RHC revenue by approximately $20 million partially offset by $4 million in SIA payments.

The estimated impact from rebasing is similar to the impact of sequestration.  It will have a one year impact relative to revenue and profitability growth when compared to the prior year.  However, similar to sequestration, VITAS anticipates a significant portion of this $16 million reduction in revenue will be offset by increased efficiencies in 2016 and 2017 in the areas of non bedside field operations and general administration.

Including the impact of rebasing, full-year 2016 revenue growth for VITAS, prior to Medicare Cap, is estimated to be in the range of 2.5% to 3.5%. Admissions in 2016 are estimated to increase 3% and full-year Adjusted EBITDA margin, prior to Medicare Cap, is estimated to be 14% to 15%.  This guidance includes $5.0 million for Medicare Cap billing limitations

Roto-Rooter is forecasted to achieve full-year 2016 revenue growth of 3.5% to 4.5%.  This revenue estimate is based upon increased job pricing of approximately 1.0% and continued growth in water restoration.  Adjusted EBITDA margin for 2016 is estimated in the range of 20.0% to 21.0%.

Based upon the above, full-year 2016 adjusted earnings per diluted share, excluding non-cash expense for stock options, costs related to litigation, and other discrete items, is estimated to be in the range of $7.05 to $7.25.  This compares to Chemed’s 2015 reported adjusted earnings per diluted share of $6.98.

The impact of diluted earnings per share from rebasing is approximately $0.56.  Excluding rebasing, 2016 guidance for adjusted earnings per diluted share would have been in the range of $7.61 to $7.81.

LIQUIDITY AND CAPITAL RESOURCES
Significant factors affecting our cash flows during 2015 and financial position at December 31, 2015, include the following:

●	Our operations generated cash of $171.5 million.
●	We repurchased $59.3 million of our stock in the open market using cash on hand.
●	We spent $44.1 million on capital expenditures.
●	A $56.3 million decrease in cash as a result of a net payment of long-term debt.
●	An $18.3 million decrease in accounts receivable due to the timing of payments.
●	A $12.0 million increase in properties and equipment due mainly to the purchase of water restoration equipment and the construction of a stand-alone building for a Roto-Rooter branch location.
●	A $5.6 million increase in goodwill related to the purchase of the Omaha and Scranton locations at Roto-Rooter.

The ratio of total debt to total capital was 15.1% at December 31, 2015, compared with 24.6% at December 31, 2014. Our current ratio was 0.88 and 0.99 at December 31, 2015 and 2014, respectively. The decrease in the current ratio is a primarily a result of the decrease in accounts receivable and current deferred income taxes.

The 2014 Credit Agreement requires us to meet certain restrictive non-financial and financial covenants.  We are in compliance with all non-financial debt covenants as of December 31, 2015.  The restrictive financial covenants are defined in the 2014 Credit Agreement and include maximum leverage ratios, minimum fixed charge coverage and consolidated net worth ratios, limits on operating leases and minimum asset value limits.  We are in compliance with all financial debt covenants as of December 31, 2015, as follows:

Description	Requirement	Chemed

Leverage Ratio (Consolidated Indebtedness/Consolidated Adj. EBITDA)	< 3.50 to 1.00	0.54 to 1.00

Fixed Charge Coverage Ratio (Consolidated Free Cash Flow/Consolidated
Fixed Charges	> 1.50 to 1.00	2.18 to 1.00

Annual Operating Lease Commitment	< $50.0 million	$25.5 million

Our 2014 Credit Agreement replaced the 2013 Credit Agreement in May 2014.  We forecast to be in compliance with all debt covenants through fiscal 2016.

We have issued $37.8 million in standby letters of credit as of December 31, 2015, mainly for insurance purposes.  Issued letters of credit reduce our available credit under the revolving credit agreement.  As of December 31, 2015, we have approximately $312.2 million of unused lines of credit available and eligible to be drawn down under our revolving credit facility.  We believe our cash flow from operating activities and our unused eligible lines of credit are sufficient to fund our obligations and operate our business in the near and long term.  We continually evaluate cash utilization alternatives, including share repurchase, debt repurchase, acquisitions, and increased dividends to determine the most beneficial use of available capital resources.

CASH FLOW
Our cash flows for 2015, 2014 and 2013 are summarized as follows (in millions):

	For the Years Ended December 31,
	2015	2014	2013
Net cash provided by operating activities	$171.5	$110.3	$150.8
Capital expenditures	(44.1)	(43.6)	(29.3)
Operating cash after capital expenditures	127.4	66.7	121.5
Purchase of treasury stock in the open market	(59.3)	(110.0)	(92.9)
Net change in long-term debt	(56.3)	(39.5)	-
Business combinations	(6.6)	(0.3)	(2.3)
Dividends paid	(15.6)	(14.3)	(14.1)
Proceeds from exercise of stock options	15.4	23.9	17.1
Increase/(decrease) in cash overdraft payable	(1.2)	9.7	(11.4)
Other--net	(3.2)	(6.5)	(3.0)
Increase/(decrease) in cash and cash equivalents	$0.6	$(70.3)	$14.9

2015 versus 2014
The net increase in cash flows generated between 2015 and 2014 of $70.9 million is mainly the result of a decrease in the purchase of treasury stock of $50.7 million (resulting in an increase in cash flow), an increase in cash provided by operating activities of $60.7 million offset by a change in the net payment of $16.8 million of long-term debt, a $10.9 million decrease in cash overdrafts payable and an $8.5 million decrease in proceeds from the exercise of stock options.

In 2015, we repurchased approximately 460,765 shares of Chemed capital stock at a weighted average price of $128.75 per share.  In 2014, we repurchased approximately 1.2 million shares of Chemed stock at a weighted average price of $93.01 per share.  Based on our current operations and our current sources of capital, we believe we have the ability to continue our current share repurchase program into the foreseeable future.

The change in net cash provided by operating activities is mainly the result of a $49.9 million increase in cash flows related to accounts receivable and a $26.8 million increase in cash flow related to accounts payable and other current liabilities offset by a $8.9 million decrease in cash flows related to excess tax benefit on stock-based compensation.

The increase in accounts payable and other current liabilities is mainly the result of the normal timing of payments with respect to accounts payable and accrued compensation.

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

In connection with the sale of DuBois Chemicals, Inc. ("DuBois") in 1991, we provided allowances and accruals relating to several long-term costs, including income tax matters, lease commitments and environmental costs.  Additionally, we retained liability for casualty insurance claims for Service America and Patient Care that were incurred prior to the respective disposal dates, 2005 and 2002.  In the aggregate, we believe these allowances and accruals are adequate as of December 31, 2015.  Based on reviews of our environmental-related liabilities under the DuBois sale agreement, we have estimated our remaining liability to be $1.7 million. As of December 31, 2015, we are contingently liable for additional cleanup and related costs up to a maximum of $14.9 million.  We do not believe it is probable that we will be required to make any payment towards this contingent liability. Thus, no provision has been recorded in accordance with the applicable accounting guidance.

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

On May 2, 2013, the government filed a False Claims Act complaint against the Company and certain of its hospice-related subsidiaries in the U.S. District Court for the Western District of Missouri, United States v. VITAS Hospice Services, LLC, et al., No. 4:13-cv-00449-BCW (the “2013 Action”).  Prior to that date, the Company received various qui tam lawsuits and subpoenas from the U.S. Department of Justice and OIG that have been previously disclosed.  The 2013 Action alleges that, since at least 2002, VITAS, and since 2004, the Company, submitted or caused the submission of false claims to the Medicare program by (a) billing Medicare for continuous home care services when the patients were not eligible, the services were not provided, or the medical care was inappropriate, and (b) billing Medicare for patients who were not eligible for the Medicare hospice benefit because they did not have a life expectancy of six months or less if their illnesses ran their normal course.  This complaint seeks treble damages, statutory penalties, and the costs of the action, plus interest.  The defendants filed a motion to dismiss on September 24, 2013.  On September 30, 2014, the Court denied the motion, except to the extent that claims were filed before July 24, 2002. On November 13, 2014, the government filed a Second Amended Complaint.  The Second Amended Complaint changed and supplemented some of the allegations, but did not otherwise expand the causes of action or the nature of the relief sought against VITAS.  VITAS filed its Answer to the Second Amended Complaint on August 11, 2015.  The Company is not able to reasonably estimate the probability of loss or range of loss at this time.

For additional procedural history of this litigation, please refer to our prior quarterly and annual filings. The net costs incurred related to U.S. v. Vitas and related regulatory matters were $5.0 million, $2.1 million and $2.1 million for 2015, 2014 and 2013 respectively.

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

On November 14, 2013, Mildred A. North filed suit in the United States District Court for the Southern District of Ohio, North, derivatively on behalf of Chemed Corp. v. Kevin McNamara, et al., No. 13 Civ. 833 (MDB) (S.D. Ohio).  She sued Kevin McNamara, David Williams, Timothy O’Toole, Joel Gemunder, Patrick Grace, Walter Krebs, Andrea Lindell, Thomas Rice, Donald Saunders, George Walsh III, Frank Wood and Thomas Hutton, together with the Company as nominal defendant.  Plaintiff alleges that, between February 2010 and the present, the individual defendants breached their fiduciary duties as officers and directors of Chemed by, among other things, (a) allegedly causing VITAS to submit improper and ineligible claims to Medicare and Medicaid; and (b) allegedly misrepresenting the state of Chemed’s internal controls.  The suit alleges claims for breach of fiduciary duty, abuse of control and gross mismanagement against the individual defendants.  The complaint also alleges unjust enrichment and insider trading against Messrs. McNamara, Williams and O’Toole.  Plaintiff seeks (a) a declaration that the individual defendants breached their fiduciary duties to the Company; (b) an order requiring those defendants to pay compensatory damages, restitution and exemplary damages, in unspecified amounts, to the Company; (c) an order directing the Company to implement new policies and procedures; and (d) costs and disbursements incurred in bringing the action, including attorneys’ fees.

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

On October 15, 2014, Plaintiff KBC filed a motion to consolidate KBC with North.  On February 2, 2015 the court granted the motion for consolidation in full, appointing Plaintiff KBC the sole lead plaintiff and its counsel, the sole lead and liaison counsel.  The court ordered that both cases will proceed under the caption In re Chemed Corp. Shareholder and Derivative Litigation, No. 13 Civ. 1854 (LPS) (CJB) (D. Del.).  Plaintiff KBC has designated its pending complaint as the operative complaint in the consolidated proceedings.  Defendants subsequently renewed their motion to dismiss those claims and allegations.  On December 23, 2015, Magistrate Judge Burke issued a Report & Recommendation recommending that (1) defendants’ motion to dismiss be granted; (2) plaintiff be given 14 days from the date of affirmance by the district court to file an amended complaint addressing deficiencies with regard to their duty of loyalty claim; and (3) failure to do so should give rise to dismissal with prejudice.  The Report and Recommendation remains subject to review and affirmance by the district court judge overseeing the matter.  On January 11, 2016, Lead Plaintiff KBC filed Objections to the Report and Recommendations.  Defendants responses to those Objections were filed on January 28, 2016.

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

CONTRACTUAL OBLIGATIONS
The table below summarizes our debt and contractual obligations as of December 31, 2015 (in thousands):

		Less than			After
	Total	1 year	1-3 Years	4 -5 Years	5 Years
Long-term debt obligations (a)	$91,250	$7,500	$18,750	$65,000	$-
Interest on long-term debt	3,509	1,140	1,946	423	-
Operating lease obligations	79,094	21,679	28,235	14,886	14,294
Purchase obligations (b)	43,695	43,695	-	-	-
Other long-term obligations (c)	60,873	2,851	5,704	2,851	49,467
Total contractual cash obligations	$278,421	$76,865	$54,635	$83,160	$63,761

(a) Represents the face value of the obligation.
(b) Purchase obligations primarily consist of accounts payable at December 31, 2015.
(c) Other long-term obligations comprise largely excess benefit obligations.

RESULTS OF OPERATIONS
2015 Versus 2014 – Consolidated Results
Set forth below are the year-to-year changes in the components of the statement of operations relating to income for 2015 versus 2014 (in thousands, except percentages):

	Favorable/(Unfavorable)
	Amount	Percent
Service revenues and sales
VITAS	$51,346	5%
Roto-Rooter	35,760	9
Total	87,106	6
Cost of services provided and goods sold	(52,937)	(5)
Selling, general and administrative expenses	(15,232)	(7)
Depreciation	(2,488)	(8)
Amortization	(410)	(57)
Income from operations	16,039	10
Interest expense	4,541	55
Other income - net	(3,208)	127
Income before income taxes	17,372	11
Income taxes	(6,415)	(10)
Net income	$10,957	11

The VITAS segment revenue increase is the result of the following (dollars in thousands):

	Amount	Percent
Routine homecare	$54,732	7%
Continuous care	(1,404)	(1)
General inpatient	(3,437)	(3)
Medicare cap	1,455	113
	$51,346	5

The increase in VITAS’ revenue from 2014 to 2015 was a combination of Medicare reimbursement rates increasing approximately 1.4%, an increase in days of care of 5.5% driven by an increase in admissions of 2.8% and geographical and level of care mix shift.  For 2015, VITAS recorded a Medicare Cap reversal of $165,000 related to eliminating the Medicare Cap billing limitation recorded in the fourth quarter of 2014.

Days of care increased as the result of the following:

	Days of Care		Increase/(Decrease)
	2015	2014	Percent

Routine homecare	5,258,660	4,959,658	6
Continuous Care	206,405	207,207	-
General inpatient	150,424	156,421	(4)
Total days of care	5,615,489	5,323,286	6

The Roto-Rooter segment revenue increase is the result of the following (dollars in thousands):

	Amount	Percent
Plumbing	$13,072	8%
Sewer and drain cleaning	1,484	1
Contractor operations	1,470	4
Water restoration	19,683	107
Other	51	-
	$35,760	9

Plumbing revenues for 2015 increased 7.5% when compared to 2014 due to a 0.4% increase in the number of jobs performed and a 7.1% increase in price and service mix.   Sewer and drain cleaning revenues increased 1.1% when compared to 2014 due to a 4.2% decrease in the number of jobs performed offset by a 5.3% increase in price and service mix shift.   Water restoration increased 106.5% as a result of continued expansion of this service offering into other Roto-Rooter locations.  Water restoration is the remediation or removal of water and humidity after a flood.  Contractor operations revenue increased 4.0% and Other Roto-Rooter revenue was essentially flat.

The consolidated gross margin excluding depreciation was 29.5% in 2015 versus 29.0% in 2014.  On a segment basis, VITAS’ gross margin excluding depreciation was 22.7% in 2015 and 22.4% in 2014.  Roto-Rooter’s gross margin excluding depreciation was 47.4% in 2015 and 46.7% in 2014.

Selling, general and administrative expenses (“SG&A”) for 2015 comprise (in thousands):

	2015	2014
SG&A expenses before long-term incentive
compensation, OIG expenses and the impact
of market gains of deferred compensation plans	$225,180	$214,761
Long-term incentive compensation	7,519	2,569
Expenses related to OIG investigation	4,974	2,141
Impact of market value gains on liabilities
held in deferred compensation trusts	148	3,118
Total SG&A expenses	$237,821	$222,589

SG&A expenses before long-term incentive compensation, OIG expenses and the impact of market gains of deferred compensation plans increased $10.4 million (4.9%) from 2014 to 2015.  This increase was mainly a result of the increase in variable expenses caused by increased revenue, increased cash incentive compensation expense due to better operating performance as well as normal salary increases in 2015.

Depreciation expense increased $2.5 million (8.3%) in 2015 mainly due to an increase in capital expenditures in the current and prior year.

Interest expense decreased $4.5 million (55.5%) from 2014 to 2015 primarily as a result of the retirement of our Convertible Notes in 2014.

Other income/(expense)-net for 2015 and 2014 comprise (in thousands):

	2015	2014
Market value gains on assets held in deferred
compensation trusts	$148	$3,118
Loss on disposal of property and equipment	(698)	(640)
Interest income/ (expense)	281	(29)
Other	(418)	72
Total other income/(expense)	$(687)	$2,521

Our effective tax rate was 38.8% in 2015 compared to 39.0% for 2014.

Net income for both periods include the following aftertax adjustments that increased/ (reduced) aftertax earnings (in thousands):

	2015	2014
VITAS
Costs associated with the OIG investigation	$(3,072)	$(1,328)
Litigation settlement costs	-	(70)
Acquisition expense	-	(1)
Roto-Rooter
Expenses related to litigation settlements	(3)	(4)
Acquisition expense	(104)	(14)
Corporate
Long-term incentive compensation	(4,752)	(1,625)
Noncash impact of change in accounting of convertible debt	-	(2,143)
Costs related to securities litigation	(23)	(207)
Stock option expense	(3,439)	(3,022)
Total	$(11,393)	$(8,414)

2015 Versus 2014 – Segment Results
The change in net income for 2015 versus 2014 is due to (in thousands, except percentages):

	Increase/(Decrease)
	Amount	Percent
VITAS	$7,160	8%
Roto-Rooter	6,498	15
Corporate	(2,701)	(9)
	$10,957	11

VITAS’ after-tax earnings were positively impacted in 2015 compared to 2014 by a $51.3 million increase in revenue.  This revenue increase is a result of an increase of 5.5% in days of care, driven by a 2.8% increase in admissions and a $1.5 million revenue increase due to the Medicare cap when compared to 2014.  After-tax earnings as a percent of revenue in 2015 were 8.4% as compared to 8.1% in 2014.

Roto-Rooter’s after-tax earnings were positively impacted in 2015 compared to 2014 by a $19.7 million revenue increase in Roto-Rooter’s water restoration line of business and a $13.1 million revenue increase in Roto-Rooter’s plumbing line of business..  After-tax earnings as a percent of revenue at Roto-Rooter in 2015 were 11.4% as compared to 10.7% in 2014.

After-tax Corporate expenses for 2015 increased 9.3% when compared to 2014 mainly due to increased LTIP and bonus expense in 2015.

RESULTS OF OPERATIONS
2014 Versus 2013 – Consolidated Results
Set forth below are the year-to-year changes in the components of the statement of operations relating to income for 2014 versus 2013 (in thousands, except percentages):

	Favorable/(Unfavorable)
	Amount	Percent
Service revenues and sales
VITAS	$19,092	2%
Roto-Rooter	23,861	6
Total	42,953	3
Cost of services provided and goods sold	(25,865)	(3)
Selling, general and administrative expenses	(7,025)	(3)
Depreciation	(2,183)	(8)
Amortization	924	56
Other operating expenses	26,221	100
Income from operations	35,025	26
Interest expense	6,849	46
Other income - net	(2,949)	(54)
Income before income taxes	38,925	31
Income taxes	(16,835)	(36)
Net income	$22,090	29

The VITAS segment revenue increase is the result of the following (dollars in thousands):

	Amount	Percent
Routine homecare	$18,678	2%
Continuous care	(3,203)	(2)
General inpatient	(2,092)	(2)
Medicare cap	5,709	82
	$19,092	2

The increase in VITAS’ revenue from 2013 to 2014 was a combination of Medicare reimbursement rates increasing approximately 1.4%, partially offset by a 0.5% decline due to sequestration (which was effective April 1, 2013), an increase in ADC of 1.4% driven by an increase in admissions of 2.0% and geographical and level of care mix shift.  For 2014, VITAS recorded a net Medicare cap charge of $1.3 million related to eliminating the Medicare Cap billing limitation recorded in the fourth quarter of 2013 offset by two programs’ projected Medicare Cap liability.  This compares to $7.0 million in additional Medicare cap liability recorded in 2013.  The ADC increase was driven by a 1.7% increase in routine homecare offset by a decrease of 2.9% in continuous care and a 2.3% decrease in general inpatient.  ADC is a key measure we use to monitor volume growth in our hospice programs.  Changes in total program admissions, discharges and average length of stay for our patients are the main drivers of changes in ADC.

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

The consolidated gross margin excluding depreciation was 29.0% in 2014 versus 28.6% in 2013.  On a segment basis, VITAS’ gross margin excluding depreciation was 22.4% in 2014 and 22.2% in 2013.  Roto-Rooter’s gross margin excluding depreciation was 46.7% in 2014 and 47.0% in 2013.

Selling, general and administrative expenses (“SG&A”) for 2014 comprise (in thousands):

	2014	2013
SG&A expenses before long-term incentive
compensation, OIG expenses and the impact
of market gains of deferred compensation plans	$214,761	$207,131
Long-term incentive compensation	2,569	1,301
Expenses related to OIG investigation	2,141	2,149
Impact of market value gains on liabilities
held in deferred compensation trusts	3,118	4,982
Total SG&A expenses	$222,589	$215,563

Depreciation expense increased $2.2 million (7.9%) in 2014 mainly due to an increase in capital expenditures in the prior year.

Amortization expense decreased $924,000 (56.2%) in 2014 due to a decrease in intangible amortization related to network relationships.

Other operating expenses comprise (in thousands):

	2014	2013

Litigation settlement of VITAS segment	$-	$10,500
Settlements of Roto-Rooter segment	-	15,721
Total other operating expenses	$-	$26,221

Interest expense decreased $6.8 million (45.6%) from 2013 to 2014 primarily as a result of the retirement of our Convertible Notes.

Other income-net for 2014 and 2013 comprise (in thousands):

	2014	2013
Market value gains on assets held in deferred
compensation trusts	$3,118	$4,982
Loss on disposal of property and equipment	(640)	(320)
Interest income/ (expense)	(29)	847
Other	72	(39)
Total other income	$2,521	$5,470

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

During the year ended December 31, 2015 we recorded a $165,000 Medicare cap reversal of amounts recorded in the fourth quarter of 2014 for one program’s projected 2015 measurement period liability.  During the year ended December 31, 2014, we recorded a net  Medicare cap liability of $1.3 million for two programs’ projected 2014 and 2015 measurement period liability offset by the reversal of one program’s 2011 measurement period projected Medicare cap liability.     During the year ended December 31, 2013, we reversed the Medicare cap liability for amounts recorded in the fourth quarter of 2012 for three programs’ projected 2013 measurement period liability.  During 2013 this reversal was offset by the Medicare cap liability for two programs’ projected 2014 measurement period liability.

In 2013, the U.S. government implemented automatic budget reductions of 2.0% for all government payees, including hospice benefits paid under the Medicare program.  In 2015, CMS determined that the Medicare cap should be calculated “as if” sequestration did not occur.  As a result of this decision, VITAS has received notification from our third party intermediary that an additional $1.9 million is owed for Medicare cap in two programs arising during the 2013 and 2014 measurement periods.  The amounts are automatically deducted from our semi-monthly PIP payments.  We do not believe that CMS is authorized under the sequestration authority or the statutory methodology for establishing the Medicare cap to the amounts they have withheld and intend to withhold under their current “as if” methodology.  We have not recorded a reserve as of December 31, 2015 for the $1.9 million potential exposure.  We have appealed CMS’s methodology change with the appropriate regulatory appeal board. Until resolution is reached, to the extent we have a program or programs at or near the Medicare cap limit, we may be exposed to further losses which at this time cannot be reasonably estimated.  Although the Company intends to exhaust its administrative appeal rights and, if necessary, vigorously defend its position through civil action, there can be no assurance that this matter will not have a material adverse affect on the Company.

Shown below is the Medicare cap liability activity for the years end December 31, 2015 and 2014 (in thousands):

	2015	2014
Beginning Balance January 1,	$6,112	$8,260
2015 measurement period	(165)	165
2014 measurement period	-	1,451
2011 measurement period	-	(325)
Payments	(4,782)	(3,439)
Ending Balance December 31,	$1,165	$6,112

Insurance Accruals
For the Roto-Rooter segment and Chemed’s Corporate Office, we initially self-insure for all casualty insurance claims (workers’ compensation, auto liability and general liability).  As a result, we closely monitor and frequently evaluate our historical claims experience to estimate the appropriate level of accrual for self-insured claims.  Our third-party administrator (“TPA”) processes and reviews claims on a monthly basis.  Currently, our exposure on any single claim is capped at $750,000.  In developing our estimates, we accumulate historical claims data for the previous 10 years to calculate loss development factors (“LDF”) by insurance coverage type.  LDFs are applied to known claims to estimate the ultimate potential liability for known and unknown claims for each open policy year.  LDFs are updated annually.  Because this methodology relies heavily on historical claims data, the key risk is whether the historical claims are an accurate predictor of future claims exposure.  The risk also exists that certain claims have been incurred and not reported on a timely basis.  To mitigate these risks, in conjunction with our TPA, we closely monitor claims to ensure timely accumulation of data and compare claims trends with the industry experience of our TPA.

For the VITAS segment, we initially self-insure for workers’ compensation claims.  Currently, VITAS’ exposure on any single claim is capped at $1,000,000.  For VITAS’ self-insurance accruals for workers’ compensation, the valuation methods used are similar to those used internally for our other business units. We are also insured for other risks with respect to professional liability with a deductible of $750.000.

Our casualty insurance liabilities are recorded gross before any estimated recovery for amounts exceeding our stop loss limits.  Estimated recoveries from insurance carriers are recorded as accounts receivable.  Claims experience adjustments to our casualty and workers’ compensation accrual for the years ended December 31, 2015, 2014 and 2013, were net pretax debits/(credits) of ($1,891,000),  $542,000 and ($1,487,000) respectively.

As an indication of the sensitivity of the accrued liability to reported claims, our analysis indicates that a 1% across-the-board increase or decrease in the amount of projected losses would increase or decrease the accrued insurance liability at December 31, 2015, by $2.9 million or 7.0%.  While the amount recorded represents our best estimate of the casualty and workers’ compensation insurance liability, we have calculated, based on historical claims experience, the actual loss could reasonably be expected to increase or decrease by approximately $2.7 million as of December 31, 2015.

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

In November 2015, the FASB issued ASU No. 2015-17 which simplifies the balance sheet classification required for deferred tax balances.  It allows for a company’s deferred tax assets and liabilities to be netted into a noncurrent account, either asset or liability, by jurisdiction.  The ASU is required to be adopted for annual periods beginning after December 15, 2016 and the interim periods within that annual period.  Early adoption is permitted.  Companies have the choice to adopt prospectively or retrospectively.  In order to simplify our balance sheet classification required for deferred tax balances, we adopted the ASU for our annual balance sheet as of December 31, 2015 on a prospective basis.  Prior periods have not been retrospectively adjusted.  We do not believe that this change resulted in a material comparability issue between years on our balance sheet.

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

We completed our qualitative analysis for impairment of goodwill and our indefinite-lived intangible assets as of October 1, 2015.  We assessed such qualitative factors as macroeconomic conditions, industry and market conditions, cost factors, financial performance and the legislative and regulatory environment.  Based on our assessment, we do not believe that it is more likely than not that our reporting units’ or indefinite-lived assets fair values are less than their carrying values.

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

Consolidating Summary of Adjusted EBITDA
Chemed Corporation and Subsidiary Companies
(in thousands)				Chemed
2015	VITAS	Roto-Rooter	Corporate	Consolidated

Net income/(loss)	$93,346	$48,573	$(31,645)	$110,274
Add/(deduct):
Interest expense	200	348	3,097	3,645
Income taxes	56,675	29,630	(16,453)	69,852
Depreciation	18,789	12,988	592	32,369
Amortization	758	372	-	1,130
EBITDA	169,768	91,911	(44,409)	217,270
Add/(deduct):
Intercompany interest/(expense)	(7,499)	(3,385)	10,884	-
Interest income	(241)	(40)	-	(281)
Expenses related to OIG investigation	4,974	-	-	4,974
Acquisition expenses	-	172	-	172
Expenses related to litigation settlements	-	5	-	5
Advertising cost adjustment	-	(1,317)	-	(1,317)
Stock option expense	-	-	5,445	5,445
Stock award expense	496	268	1,343	2,107
Long-term incentive compensation	-	-	7,519	7,519
Expenses related to securities litigation	-	-	37	37
Adjusted EBITDA	$167,498	$87,614	$(19,181)	$235,931
				Chemed
2014	VITAS	Roto-Rooter	Corporate	Consolidated

Net income/(loss)	$86,186	$42,075	$(28,944)	$99,317
Add/(deduct):
Interest expense	207	363	7,616	8,186
Income taxes	53,278	25,808	(15,649)	63,437
Depreciation	18,601	10,702	578	29,881
Amortization	447	273	-	720
EBITDA	158,719	79,221	(36,399)	201,541
Add/(deduct):
Intercompany interest/(expense)	(6,189)	(2,892)	9,081	-
Interest income	78	(39)	(10)	29
Expenses related to OIG investigation	2,141	-	-	2,141
Acquisition expenses	1	23	-	24
Expenses related to litigation settlements	113	7	-	120
Advertising cost adjustment	-	(1,462)	-	(1,462)
Stock option expense	-	-	4,802	4,802
Stock award expense	586	252	1,633	2,471
Long-term incentive compensation	-	-	2,569	2,569
Expenses related to securities litigation	-	-	327	327
Adjusted EBITDA	$155,449	$75,110	$(17,997)	$212,562
				Chemed
2013	VITAS	Roto-Rooter	Corporate	Consolidated

Net income/(loss)	$76,144	$29,243	$(28,160)	$77,227
Add/(deduct):
Interest expense	182	322	14,531	15,035
Income taxes	46,910	17,560	(17,868)	46,602
Depreciation	18,149	9,014	535	27,698
Amortization	1,386	259	-	1,645
EBITDA	142,771	56,398	(30,962)	168,207
Add/(deduct):
Intercompany interest/(expense)	(4,288)	(2,055)	6,343	-
Interest income	(750)	(41)	(56)	(847)
Expenses related to OIG investigation	2,149	-	-	2,149
Acquisition expenses	58	4	-	62
Litigation settlement	10,500	15,721	-	26,221
Expenses of litigation settlements	-	1,425	-	1,425
Advertising cost adjustment	-	(1,166)	-	(1,166)
Expenses of severance arrangements	-	302	-	302
Stock option expense	-	-	6,042	6,042
Stock award expense	716	348	1,981	3,045
Long-term incentive compensation	-	-	1,301	1,301
Expenses related to securities litigation	-	-	109	109
Adjusted EBITDA	$151,156	$70,936	$(15,242)	$206,850

CHEMED CORPORATION AND SUBSIDIARY COMPANIES
RECONCILIATION OF ADJUSTED NET INCOME
(in thousands, except per share data)(unaudited)

	For the Years Ended December 31,
	2015	2014		2013
Net income as reported	$110,274	$99,317		$77,227

Add/(deduct) after-tax cost of:
Non-cash expense of change in accounting for convertible	-	2,143		5,448
Stock option expense	3,439	3,022		3,813
Expenses related to OIG investigation	3,072	1,328		1,333
Net expenses related to litigation settlements	3	74		865
Long-term incentive compensation	4,752	1,625		822
Expenses related to securities litigation	23	207		69
Acquisition expenses	104	15		38
Litigation settlements	-	-		16,061
Uncertain tax position adjustments	-	-		(1,782)
Loss on extinguishment of debt	-	-		294
Expenses of severance arrangements	-	-		184
Adjusted net income	$121,667	$107,731		$104,372

Diluted Earnings Per Share As Reported
Net income	$6.33	$5.57		$4.16
Average number of shares outstanding	17,422	17,840		18,585

Adjusted Diluted Earnings Per Share
Net income	$6.98	$6.07		$5.62
Average number of shares outstanding	17,422	17,738	*	18,585

*For the purpose of computing adjusted diluted earnings per share for 2014, the estimated dilutive impact of the convertible notes prior to the conversion of these notes on May 15, 2014 (impact of 102,000) has been excluded from the computation of diluted average shares outstanding as this impact was entirely offset by the exercise of the note hedges on May 15, 2014.

The "Footnotes to Financial Statements" are integral parts of this financial information.

CHEMED CORPORATION AND SUBSIDIARY COMPANIES
OPERATING STATISTICS FOR VITAS SEGMENT
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
OPERATING STATISTICS	2015	2014	2015	2014
Net revenue ($000)
Homecare	$224,278	$209,633	$865,145	$810,413
Inpatient	22,954	25,839	99,439	102,876
Continuous care	37,238	38,405	150,802	152,206
Total before Medicare cap allowance	$284,470	$273,877	$1,115,386	$1,065,495
Medicare cap allowance	-	506	165	(1,290)
Total	$284,470	$274,383	$1,115,551	$1,064,205
Net revenue as a percent of total before Medicare cap allowance
Homecare	78.8%	76.6%	77.6%	76.0%
Inpatient	8.1	9.4	8.9	9.7
Continuous care	13.1	14.0	13.5	14.3
Total before Medicare cap allowance	100.0	100.0	100.0	100.0
Medicare cap allowance	-	0.2	-	(0.1)
Total	100.0%	100.2%	100.0%	99.9%
Average daily census (days)
Homecare	11,707	10,850	11,372	10,634
Nursing home	3,062	2,995	3,035	2,954
Routine homecare	14,769	13,845	14,407	13,588
Inpatient	377	427	412	428
Continuous care	551	566	566	568
Total	15,697	14,838	15,385	14,584
Total Admissions	15,790	16,313	65,872	64,090
Total Discharges	15,915	16,333	64,900	63,478
Average length of stay (days)	89.8	82.7	81.6	82.4
Median length of stay (days)	17.0	15.0	15.0	15.0
ADC by major diagnosis
Neurological	22.8%	25.4%	23.2%	30.1%
Cancer	15.6	17.2	16.4	17.3
Cardio	17.4	17.8	17.4	17.0
Cerebro	29.9	26.4	29.1	20.6
Respiratory	7.7	7.8	7.8	7.9
Other	6.6	5.4	6.1	7.1
Total	100.0%	100.0%	100.0%	100.0%
Admissions by major diagnosis
Neurological	12.1%	13.2%	12.3%	18.6%
Cancer	31.5	33.1	32.0	33.3
Cardio	15.2	15.2	15.3	14.9
Cerebro	19.7	17.7	19.0	11.5
Respiratory	9.5	9.3	9.9	9.4
Other	12.0	11.5	11.5	12.3
Total	100.0%	100.0%	100.0%	100.0%
Direct patient care margins
Routine homecare	54.7%	54.9%	53.4%	53.8%
Inpatient	1.3	7.2	5.0	5.8
Continuous care	16.1	18.2	16.1	17.4
Homecare margin drivers (dollars per patient day)
Labor costs	$53.96	$53.06	$55.58	$53.99
Drug costs	6.63	6.90	6.68	7.01
Home medical equipment	6.61	6.41	6.57	6.61
Medical supplies	2.84	3.10	2.90	3.18
Inpatient margin drivers (dollars per patient day)
Labor costs	$358.21	$327.53	$350.06	$339.90
Continuous care margin drivers (dollars per patient day)
Labor costs	$596.21	$582.69	$592.48	$585.61
Bad debt expense as a percent of revenues	1.0%	1.0%	1.0%	1.0%
Accounts receivable --
Days of revenue outstanding- excluding unapplied Medicare payments	37.5	38.9	N.A.	N.A.
Days of revenue outstanding- including unapplied Medicare payments	26.7	33.6	N.A.	N.A.

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