Form 10-K, Exhibit 13
period 2016-12-31
CHEMED CORP
filed 2017-02-27
CIK 19584

EXHIBIT 13

Financial Review

Contents

Report of Independent Registered Public Accounting Firm	43
Consolidated Statement of Income	44
Consolidated Balance Sheet	45
Consolidated Statement of Cash Flows	46
Consolidated Statement of Changes in Stockholders’ Equity	47
Notes to Consolidated Financial Statements	48
Unaudited Summary of Quarterly Results	71
Selected Financial Data	73
Unaudited Consolidating Statements of Income	74
Management’s Discussion and Analysis of Financial Conditions and Results of Operations	77

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

The Company’s management, including the President and Chief Executive Officer, Executive Vice President and Chief Financial Officer and Vice President and Controller, has conducted an evaluation of the effectiveness of its internal control over financial reporting as of December 31, 2016, based on the framework established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on this evaluation, management concluded that internal control over financial reporting was effective as of December 31, 2016, based on criteria in Internal Control—Integrated Framework issued by COSO.

PricewaterhouseCoopers LLP, our independent registered public accounting firm, has audited the effectiveness of the Company’s internal control over financial reporting as of December 31, 2016, as stated in their report which appears on page 43.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Chemed Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of Chemed Corporation and its subsidiaries at December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Company's internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

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

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Cincinnati, OH
February 27, 2017

CONSOLIDATED STATEMENT OF INCOME

Chemed Corporation and Subsidiary Companies
(in thousands, except per share data)
For the Years Ended December 31,	2016	2015	2014

Service revenues and sales	$1,576,881	$1,543,388	$1,456,282
Cost of services provided and goods sold (excluding depreciation)	1,115,431	1,087,610	1,034,673
Selling, general and administrative expenses	243,572	237,821	222,589
Depreciation	34,279	32,369	29,881
Amortization	359	1,130	720
Other operating expenses (Note 21)	4,491	-	-
Total costs and expenses	1,398,132	1,358,930	1,287,863
Income from operations	178,749	184,458	168,419
Interest expense	(3,715)	(3,645)	(8,186)
Other income/(expenses)--net (Note 10)	2,020	(687)	2,521
Income before income taxes	177,054	180,126	162,754
Income taxes (Note 11)	(68,311)	(69,852)	(63,437)
Net Income	$108,743	$110,274	$99,317

Earnings Per Share (Note 15)
Net Income	$6.64	$6.54	$5.79
Average number of shares outstanding	16,383	16,870	17,165
Diluted Earnings Per Share (Note 15)
Net Income	$6.48	$6.33	$5.57
Average number of shares outstanding	16,789	17,422	17,840

The Notes to Consolidated Financial Statements are integral parts of this statement.

CONSOLIDATED BALANCE SHEET

Chemed Corporation and Subsidiary Companies
(in thousands, except shares and per share data)
December 31,	2016	2015
Assets
Current assets
Cash and cash equivalents (Note 9)	$15,310	$14,727
Accounts receivable less allowances of $14,236 (2015 - $13,244)	132,021	106,262
Inventories	5,755	6,314
Prepaid income taxes	3,709	10,653
Prepaid expenses	13,105	12,852
Total current assets	169,900	150,808
Investments of deferred compensation plans held in trust (Notes 14 and 16)	54,389	49,481
Properties and equipment, at cost, less accumulated depreciation (Note 12)	121,302	117,370
Identifiable intangible assets less accumulated amortization of $33,225 (2015 - $32,866) (Note 6)	55,065	55,111
Goodwill	472,366	472,322
Other assets	7,037	7,233
Total Assets	$880,059	$852,325

Liabilities
Current liabilities
Accounts payable	$39,586	$43,695
Current portion of long-term debt (Note 3)	8,750	7,500
Accrued insurance	47,960	43,972
Accrued compensation	53,979	52,817
Accrued legal	1,805	1,233
Other current liabilities	19,752	22,119
Total current liabilities	171,832	171,336
Deferred income taxes (Note 11)	14,291	21,041
Long-term debt (Note 3)	100,000	83,750
Deferred compensation liabilities (Note 14)	54,288	49,467
Other liabilities	15,549	13,478
Total Liabilities	355,960	339,072
Commitments and contingencies (Notes 13 and 18)
Stockholders' Equity
Capital stock - authorized 80,000,000 shares $1 par; issued 34,270,104 shares
(2015 - 33,985,316 shares)	34,270	33,985
Paid-in capital	639,703	603,006
Retained earnings	958,149	865,845
Treasury stock - 18,083,527 shares (2015 - 17,187,540 shares), at cost	(1,110,536)	(991,978)
Deferred compensation payable in Company stock (Note 14)	2,513	2,395
Total Stockholders' Equity	524,099	513,253
Total Liabilities and Stockholders' Equity	$880,059	$852,325

The Notes to Consolidated Financial Statements are integral parts of this statement.

CONSOLIDATED STATEMENT OF CASH FLOWS

Chemed Corporation and Subsidiary Companies
(in thousands)
For the Years Ended December 31,	2016	2015	2014
Cash Flows from Operating Activities
Net income	$108,743	$110,274	$99,317
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	34,638	33,499	30,601
Provision for uncollectible accounts receivable	16,319	14,247	13,173
Stock option expense	8,330	5,445	4,802
Provision/(benefit) for deferred income taxes (Note 11)	(6,707)	6,325	6,978
Amortization of restricted stock awards	1,855	2,107	2,471
Noncash early retirement expense	1,747	-	-
Noncash portion of long-term incentive compensation	1,301	6,644	2,569
Noncash directors' compensation	541	540	480
Amortization of debt issuance costs	519	523	826
Amortization of discount on convertible notes	-	-	3,392
Changes in operating assets and liabilities, excluding amounts acquired in business combinations:
Decrease/(increase) in accounts receivable	(42,142)	4,132	(45,785)
Decrease/(increase) in inventories	559	(142)	535
Decrease/(increase) in prepaid expenses	(253)	(1,290)	6,362
Increase/(decrease) in accounts payable and other current liabilities	891	476	(26,304)
Increase in income taxes	13,886	344	11,279
Increase in other assets	(5,224)	(47)	(4,769)
Increase in other liabilities	7,105	1,320	8,484
Excess tax benefit on stock-based compensation	(7,195)	(14,042)	(5,172)
Other sources	480	1,145	1,040
Net cash provided by operating activities	135,393	171,500	110,279
Cash Flows from Investing Activities
Capital expenditures	(39,772)	(44,135)	(43,571)
Business combinations, net of cash acquired (Note 7)	-	(6,614)	(250)
Other sources/(uses)	(90)	432	294
Net cash used by investing activities	(39,862)	(50,317)	(43,527)
Cash Flows from Financing Activities
Proceeds from revolving line of credit	184,550	103,200	386,350
Payments on revolving line of credit	(159,550)	(153,200)	(336,350)
Purchases of treasury stock	(102,313)	(59,323)	(110,019)
Dividends paid	(16,439)	(15,605)	(14,255)
Capital stock surrendered to pay taxes on stock-based compensation	(8,772)	(15,734)	(7,524)
Proceeds from exercise of stock options (Note 4)	8,421	15,424	23,910
Payments on other long-term debt	(7,500)	(6,250)	(189,456)
Excess tax benefit on stock-based compensation	7,195	14,042	5,172
Increase/(decrease) in cash overdraft payable	(736)	(1,177)	9,714
Proceeds from other long-term debt	-	-	100,000
Retirement of warrants	-	-	(2,648)
Debt issuance costs	-	-	(914)
Other (uses)/sources	196	(1,965)	(1,018)
Net cash used by financing activities	(94,948)	(120,588)	(137,038)
Increase/(decrease) in cash and cash equivalents	583	595	(70,286)
Cash and cash equivalents at beginning of year	14,727	14,132	84,418
Cash and cash equivalents at end of year	$15,310	$14,727	$14,132

The Notes to Consolidated Financial Statements are integral parts of this statement.

CONSOLIDATED STATEMENT OF CHANGES
IN STOCKHOLDERS' EQUITY

Chemed Corporation and Subsidiary Companies
(in thousands, except per share data)					Deferred
					Compensation
				Treasury	Payable in
	Capital	Paid-in	Retained	Stock-	Company
	Stock	Capital	Earnings	at Cost	Stock	Total
Balance at December 31, 2013	$32,245	$481,011	$686,114	$(752,634)	$2,154	$448,890
Net income	-	-	99,317	-	-	99,317
Dividends paid ($.84 per share)	-	-	(14,255)	-	-	(14,255)
Stock awards and exercise of stock options (Note 4)	809	61,469	-	(31,237)	-	31,041
Purchases of treasury stock (Note 20)	-	-	-	(110,019)	-	(110,019)
Retirement of warrants	-	(2,645)	-	-	-	(2,645)
Other	283	(990)	-	(395)	129	(973)
Balance at December 31, 2014	33,337	538,845	771,176	(894,285)	2,283	451,356
Net income	-	-	110,274	-	-	110,274
Dividends paid ($.92 per share)	-	-	(15,605)	-	-	(15,605)
Stock awards and exercise of stock options (Note 4)	648	66,077	-	(38,257)	-	28,468
Purchases of treasury stock (Note 20)	-	-	-	(59,323)	-	(59,323)
Other	-	(1,916)	-	(113)	112	(1,917)
Balance at December 31, 2015	33,985	603,006	865,845	(991,978)	2,395	513,253
Net income	-	-	108,743	-	-	108,743
Dividends paid ($1.00 per share)	-	-	(16,439)	-	-	(16,439)
Stock awards and exercise of stock options (Note 4)	285	36,453	-	(16,127)	-	20,611
Purchases of treasury stock (Note 20)	-	-	-	(102,313)	-	(102,313)
Other	-	244	-	(118)	118	244
Balance at December 31, 2016	$34,270	$639,703	$958,149	$(1,110,536)	$2,513	$524,099

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

PRINCIPLES OF ACCOUNTING
The consolidated financial statements have been prepared on a going-concern basis. Management has adopted the evaluation requirements of Accounting Stanadards Update “ASU No. 2014-15 – Presentation of Financial Statements – Going Concern”.

The consolidated financial statements include the accounts of Chemed Corporation and its wholly owned subsidiaries. All intercompany transactions have been eliminated. We have analyzed the provisions of the Financial Accounting Standards Board (“FASB”) authoritative guidance on the consolidation of variable interest entities relative to our contractual relationships with Roto-Rooter’s independent contractors and franchisees. The guidance requires the primary beneficiary of a Variable Interest Entity (“VIE”) to consolidate the accounts of the VIE. Based upon the guidance provided by the FASB, we have concluded that neither the independent contractors nor the franchisees are VIEs.

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

CONCENTRATION OF RISK
As of December 31, 2016 and 2015, approximately 59% and 49%, respectively, of VITAS’ total accounts receivable balance were due from Medicare and 31% and 41%, respectively, of VITAS’ total accounts receivable balance were due from various state Medicaid programs. Combined accounts receivable from Medicare and Medicaid represent approximately 62% of the consolidated net accounts receivable in the accompanying consolidated balance sheet as of December 31, 2016.

As further described in Note 19, we had agreements with two vendors to provide specified pharmacy services for VITAS and its hospice patients. In 2016 and 2015, respectively, purchases made from these vendors represent in excess of 90% of all pharmacy services used by VITAS.

INVENTORIES
Substantially all of the inventories are either general merchandise or finished goods. Inventories are stated at the lower of cost or net realizable value. For determining the value of inventories, cost methods that reasonably approximate the first-in, first-out (“FIFO”) method are used.

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

The weighted average lives of our property and equipment at December 31, 2016, were:

Buildings and building improvements	12.3	yrs.
Transportation equipment	10.3
Machinery and equipment	5.3
Computer software	4.6
Furniture and fixtures	4.8

GOODWILL AND INTANGIBLE ASSETS

The table below shows a rollforward of Goodwill (in thousands):

		Roto-
	Vitas	Rooter	Total
Balance at December 31, 2014	$328,301	$138,421	$466,722
Business combinations	-	5,944	5,944
Foreign currency adjustments	-	(344)	(344)
Balance at December 31, 2015	$328,301	$144,021	$472,322
Foreign currency adjustments	-	44	44
Balance at December 31, 2016	$328,301	$144,065	$472,366

Identifiable, definite-lived intangible assets arise from purchase business combinations and are amortized using either an accelerated method or the straight-line method over the estimated useful lives of the assets. The selection of an amortization method is based on which method best reflects the economic pattern of usage of the asset. The weighted average lives of our identifiable, definite-lived intangible assets at December 31, 2016, were:

Covenants not to compete	6.5	yrs.
Reacquired franchise rights	6.1
Referral networks	10.0
Customer lists	13.3

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

We completed our qualitative analysis for impairment of goodwill and our indefinite-lived intangible assets as of October 1, 2016. Based on our assessment, we do not believe that it is more likely than not that our reporting units or indefinite-lived assets fair values are less than their carrying values.

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

OTHER ASSETS
Debt issuance costs are included in other assets. Issuance costs related to revolving credit agreements are amortized using the straight line method, over the life of the agreement. All other issuance costs are amortized using the effective interest method over the life of the debt. There are no amounts included in other assets that individually exceed 5% of total assets.

REVENUE RECOGNITION
Both the VITAS segment and Roto-Rooter segment recognize service revenues and sales when the earnings process has been completed. Generally, this occurs when services are provided or products are delivered. See Footnote 2 for a more detailed description of revenue related to our VITAS segment. Sales of Roto-Rooter products, including drain cleaning machines and drain cleaning solution, comprise less than 2% of our total service revenues and sales for each of the three years in the period ended December 31, 2016. The VITAS segment does not have product sales.

CHARITY CARE
VITAS provides charity care, in certain circumstances, to patients without charge when management of the hospice program determines that the patient does not have the financial wherewithal to make payment. There is no revenue or associated accounts receivable in the accompanying consolidated financial statements related to charity care.

The cost of providing charity care during the years ended December 31, 2016, 2015 and 2014, was $7.0 million, $7.6 million and $7.3 million, respectively and is included in cost of services provided and goods sold. The cost of charity care is calculated by taking the ratio of charity care days to total days of care and multiplying by total cost of care.

SALES TAX
The Roto-Rooter segment collects sales tax from customers when required by state and federal laws. We record the amount of sales tax collected net in the accompanying consolidated statement of income.

GUARANTEES
In the normal course of business, Roto-Rooter enters into various guarantees and indemnifications in our relationships with customers and others. These arrangements include guarantees of services for periods ranging from one day to one year and product satisfaction guarantees. At December 31, 2016 and 2015, our accrual for service guarantees and warranty claims was $405,000 and $340,000 respectively.

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

ADVERTISING
We expense the production costs of advertising the first time the advertising takes place. The costs of telephone directory listings are expensed when the directories are placed in circulation. These directories are generally in circulation for approximately one year, at which point they are typically replaced by the publisher with a new directory. We generally pay for directory placement assuming it is in circulation for one year. If the directory is in circulation for less than or greater than one year, we receive a credit or additional billing, as necessary. We do not control the timing of when a new directory is placed in circulation. We pay for and expense the cost of internet advertising and placement on a “per click” basis. Advertising expense for the year ended December 31, 2016, was $37.2 million (2015 – $ 36.4 million; 2014 - $32.8 million).

COMPUTATION OF EARNINGS PER SHARE
Earnings per share are computed using the weighted average number of shares of capital stock outstanding. Diluted earnings per share reflect the dilutive impact of our outstanding stock options and nonvested stock awards. Stock options whose exercise price is greater than the average market price of our stock are excluded from the computation of diluted earnings per share. Outstanding performance stock units (“PSUs”) that are vested or projected to vest are included in the computation of diluted earnings per share.

OTHER CURRENT LIABILITIES
There are no amounts included in other current liabilities that individually exceed 5% of total current liabilities.

OTHER LIABILITIES (NON-CURRENT)
There are no amounts included in other liabilities that individually exceed 5% of total liabilities.

STOCK-BASED COMPENSATION PLANS
Stock-based compensation cost is measured at the grant date, based on the fair value of the award and recognized as expense over the employee’s requisite service period on a straight-line basis.

INSURANCE ACCRUALS
For our Roto-Rooter segment and Corporate Office, we initially self-insure for all casualty insurance claims (workers’ compensation, auto liability and general liability). As a result, we closely monitor and frequently evaluate our historical claims experience to estimate the appropriate level of accrual for self-insured claims. Our third-party administrator (“TPA”) processes and reviews claims on a monthly basis. Currently, our exposure on any single claim is capped by stop-loss coverage at $750,000. In developing our estimates, we accumulate historical claims data for the previous 10 years to calculate loss development factors (“LDF”) by insurance coverage type. LDFs are applied to known claims to estimate the ultimate potential liability for known and unknown claims for each open policy year. LDFs are updated annually. Because this methodology relies heavily on historical claims data, the key risk is whether the historical claims are an accurate predictor of future claims exposure. The risk also exists that certain claims have been incurred and not reported on a timely basis. To mitigate these risks, in conjunction with our TPA, we closely monitor claims to ensure timely accumulation of data and compare claims trends with the industry experience of our TPA.

For the VITAS segment, we initially self-insure for workers’ compensation claims. Currently, VITAS’ exposure on any single claim is capped by stop-loss coverage at $1,000,000. For VITAS’ self-insurance accruals for workers’ compensation, the valuation methods used are similar to those used internally for our other business units. We are also insured for other risks with respect to professional liability with a deductible of $750,000.

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

In November 2015, the FASB issued ASU No. 2015-17 which simplifies the balance sheet classification required for deferred tax balances. It allows for a company’s deferred tax assets and liabilities to be netted into a noncurrent account, either asset or liability, by jurisdiction. The ASU is required to be adopted for annual periods beginning after December 15, 2016, and the interim periods within that annual period. Early adoption is permitted. Companies have the choice to adopt prospectively or retrospectively. In order to simplify our balance sheet classification required for deferred tax balances, we adopted the ASU for our annual balance sheet as of December 31, 2015, on a prospective basis.

We are subject to income taxes in Canada, U.S. federal and most state jurisdictions. Significant judgment is required to determine our provision for income taxes. Our financial statements reflect expected future tax consequences of such uncertain positions assuming the taxing authorities’ full knowledge of the position and all relevant facts.

CONTINGENCIES
As discussed in Note 18, we are subject to various lawsuits and claims in the normal course of our business. In addition, we periodically receive communications from governmental and regulatory agencies concerning compliance with Medicare and Medicaid billing requirements at our VITAS subsidiary. We establish reserves for specific, uninsured liabilities in connection with regulatory and legal action that we deem to be probable and reasonably estimable. We record legal fees associated with legal and regulatory actions as the costs are incurred. We disclose material loss contingencies that are probable but not reasonably estimable and those that are at least reasonably possible.

ESTIMATES
The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Disclosures of after-tax expenses and adjustments are based on estimates of the effective income tax rates for the applicable segments.

CLASSIFICATION ADJUSTMENT
In 2016 and 2015, we classified $1.9 million and $2.1 million, respectively, of non-cash restricted stock award amortization in selling, general and administrative expenses. We also recorded a classification adjustment of $2.5 million to decrease amortization and increase selling, general and administrative expenses in our Consolidated Statement of Income for 2014 related to non-cash restricted stock award amortization. This classification adjustment does not impact income from operations, income before income taxes, net income, earnings per share, net cash provided by operating activities or our Consolidated Balance Sheet. We believe the impact of the classification adjustment is immaterial to our consolidated financial statements for the current and prior periods.

2.	Hospice Revenue Recognition
Approximately 97% of our revenue in 2016 was from Medicare and Medicaid. The remaining revenue was from commercial insurance carriers and individual self-payers.

MEDICARE AND MEDICAID REVENUE
Gross revenue is recorded on an accrual basis based on the date of service at amounts equal to the established payment rates. Medicare establishes the payment rates yearly which are consistent among all providers in the hospice industry. The payment rates are daily or hourly rates for each of the four levels of care we provide. The four levels of care are routine home care, general inpatient care, continuous home care and respite care. Routine home care accounts for 78.9%, 77.6% and 76.0% of our total net revenue for the years ending December 31, 2016, 2015 and 2014.

VITAS is subject to certain limitations on Medicare payments for services. Specifically, if the number of inpatient care days any hospice program provides to Medicare beneficiaries exceeds 20% of the total days of hospice care such program provided to all Medicare patients for an annual period beginning September 28, the days in excess of the 20% figure may be reimbursed only at the routine homecare rate. None of VITAS’ hospice programs exceeded the payment limits on inpatient services in 2016, 2015 or 2014.

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

In 2013, the U.S. government implemented automatic budget reductions of 2.0% for all government payees, including hospice benefits paid under the Medicare program. In 2015, CMS determined that the Medicare cap should be calculated “as if” sequestration did not occur. As a result of this decision, VITAS has received notification from our third party intermediary that an additional $2.1 million is owed for Medicare cap in three programs arising during the 2013, 2014 and 2015 measurement periods. The amounts are automatically deducted from our semi-monthly PIP payments. We do not believe that CMS is authorized under the sequestration authority or the statutory methodology for establishing the Medicare cap to the amounts they have withheld and intend to withhold under their current “as if” methodology. We have appealed CMS’s methodology change with the appropriate regulatory appeal board.

During the year ended December 31, 2016, we recorded $228,000 in Medicare cap revenue reduction related to one program’s projected 2015 measurement period liability. This revenue reduction was related to the CMS’s methodology change described above. During the year ended December 31, 2015 we recorded a $165,000 Medicare cap reversal of amounts recorded in the fourth quarter of 2014 for one program’s projected 2015 measurement period liability. During the year ended December 31, 2014, we recorded a net Medicare cap liability of $1.3 million for two programs’ projected 2014 and 2015 measurement period liability offset by the reversal of one program’s 2011 measurement period projected Medicare cap liability. The net pretax expense/(income) was $228,000, ($165,000), and $1.3 million for fiscal years 2016, 2015 and 2014, respectively

Shown below is the Medicare cap liability activity for the years ended December 31, 2016 and 2015, (in thousands):

	2016	2015
Beginning Balance January 1,	$1,165	$6,112
2015 measurement period	228	(165)
Payments	(1,158)	(4,782)
Ending Balance December 31,	$235	$1,165

REVENUE FROM OTHER PAYERS
Gross revenue is recorded on an accrual basis based on the date of service at amounts equal to our established rates with the applicable payer.

ALLOWANCE FOR DOUBTFUL ACCOUNTS
Payers may deny payment for services or require repayment of amounts that we previously received in whole or in part on the basis that such services are not eligible for coverage and do not qualify for reimbursement. We estimate denials each period and make adequate provision in the financial statements. The estimate of denials is based on historical trends and known circumstances and does not vary materially from period to period on an aggregate basis. Accounts are written-off when we believe all reasonable collection efforts have been exhausted.

The allowance for doubtful accounts for VITAS comprises the following (in thousands):

	Medicare	Medicaid	Commercial	Other	Total
Beginning Balance January 1, 2014	$4,814	$5,899	$2,037	$300	$13,050
Bad debt provision	286	8,096	2,969	2	11,353
Write-offs	(1,863)	(8,089)	(2,819)	(642)	(13,413)
Other/Contractual adjustments	562	93	687	(174)	1,168
Ending Balance December 31, 2015	3,799	5,999	2,874	(514)	12,158
Bad debt provision	1,793	7,209	3,938	664	13,604
Write-offs	(3,382)	(6,595)	(4,331)	(209)	(14,517)
Other/Contractual adjustments	752	65	791	(113)	1,495
Ending Balance December 31, 2016	$2,962	$6,678	$3,272	$(172)	$12,740

3.	Long-Term Debt and Lines of Credit
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

On June 30, 2014, we replaced our existing credit agreement with the Third Amended and Restated Credit Agreement (“2014 Credit Agreement”). Terms of the 2014 Credit Agreement consist of a five-year, $350 million revolving credit facility and a $100 million term loan. The 2014 Credit Agreement has a floating interest rate that is generally LIBOR plus a tiered additional rate which varies based on our current leverage ratio. The interest rate is LIBOR plus113 basis points as of December 31, 2016.

The debt outstanding at December 31, 2016 and 2015 consists of the following (in thousands):

	December 31,
	2016	2015
Revolver	$25,000	$-
Term loan	83,750	91,250
Total	108,750	91,250
Current portion of term loan	(8,750)	(7,500)
Long-term debt	$100,000	$83,750

Scheduled principal payments of the term loan are as follows:

2017	$8,750
2018	10,000
2019	65,000
$83,750

Capitalized interest was not material for any of the periods shown. Summarized below are the total amounts of interest paid during the years ended December 31 (in thousands):

2016	$3,047
2015	2,988
2014	4,322

Debt issuance costs associated with the existing credit agreement were not written off as the lenders and their relative percentage participation in the facility did not change. With respect to the 2014 Credit Agreement, deferred financing costs were $0.9 million. The 2014 Credit Agreement contains the following quarterly financial covenants:

Description	Requirement	Chemed

Leverage Ratio (Consolidated Indebtedness/Consolidated Adj. EBITDA)	< 3.50 to 1.00	0.63 to 1.00

Fixed Charge Coverage Ratio (Consolidated Free Cash Flow/Consolidated Fixed Charges)	> 1.50 to 1.00	2.18 to 1.00

Annual Operating Lease Commitment	< $50.0 million	$21.1 million

We are in compliance with all debt covenants as of December 31, 2016. We have issued $38.7 million in standby letters of credit as of December 31, 2016 for insurance purposes. Issued letters of credit reduce our available credit under the 2014 Credit Agreement. As of December 31, 2016, we have approximately $286.6 million of unused lines of credit available and eligible to be drawn down under our revolving credit facility.

4.	Stock-Based Compensation Plans
We have two stock incentive plans under which 3.8 million shares can be issued to key employees and directors through a grant of stock options, stock awards and/or performance stock units (“PSUs”). The Compensation/Incentive Committee (“CIC”) of the Board of Directors administers these plans.

We grant stock options, stock awards and PSUs to our officers, other key employees and directors to better align their long-term interests with those of our shareholders. We grant stock options at an exercise price equal to the market price of our stock on the date of grant. Options vest evenly annually over a three-year period. Those granted in 2016 and 2015 have a contractual life of 5 years; those granted prior to 2015 have a contractual life of 10 years. Restricted stock awards granted in 2015 vest ratably annually over a three year period; previous restricted stock awards generally cliff vest over a three- or four-year period. Unrestricted stock awards generally are granted to our non-employee directors annually at the time of our annual meeting. PSUs are contingent upon achievement of multi-year earnings targets or market targets. Upon achievement of targets, PSUs are converted to unrestricted shares of Capital stock.

We recognize the cost of stock options, stock awards and PSUs on a straight-line basis over the service life of the award, generally the vesting period. We include the cost of all stock-based compensation in selling, general and administrative expense.

In May 2016, the CIC granted 4,275 unrestricted shares of Capital Stock to the Company’s outside directors.

PERFORMANCE AWARDS

In February 2014, 2015 and 2016, the CIC granted PSUs contingent upon the achievement of certain total stockholder return (“TSR”) targets as compared to the TSR of a group of peer companies for the three-year measurement period, at which date the awards may vest. We utilize a Monte Carlo simulation approach in a risk-neutral framework with inputs including historical volatility and the risk-free rate of interest to value these TSR awards. We amortize the total estimated cost over the service period of the award.

In February 2014, 2015 and 2016, the CIC granted PSUs contingent on the achievement of certain earnings per share (“EPS”) targets over the three-year measurement period. At the end of each reporting period, we estimate the number of shares we believe will ultimately vest and record that expense over the service period of the award.

Comparative data for the PSUs include:

	2016 Awards	2015 Awards	2014 Awards
TSR Awards
Shares granted	9,541	10,761	10,340
Per-share fair value	$150.74	$142.55	$112.60
Volatility	26.7%	25.2%	30.8%
Risk-free interest rate	0.89%	0.93%	0.33%

EPS Awards
Shares granted	9,541	10,761	14,061
Per-share fair value	$126.37	$113.14	$82.80

Common Assumptions
Service period (years)	2.9	2.9	2.9
Three-year measurement period ends December 31,	2018	2017	2016

The following table summarizes total stock option, stock award and PSU activity during 2016:

	Stock Options				Stock Awards		Performance Units (PSUs)
		Weighted Average		Aggregate		Weighted			Weighted
			Remaining	Intrinsic		Average	Number of		Average
	Number of	Exercise	Contractual	Value	Number of	Grant-Date	Target		Grant-Date
	Options	Price	Life (Years)	(thousands)	Awards	Price	Units		Price
Outstanding at January 1, 2016	1,563,875	$100.09			96,732	$87.75	76,376		$94.45
Granted	505,775	135.85			4,275	126.53	34,008		109.24
Exercised/Vested	(233,903)	67.45			(55,740)	81.72	(46,610)		71.72
Canceled/ Forfeited	(7,769)	117.34			-	-	-		-
Outstanding at December 31, 2016	1,827,978	114.09	5.3	$82,972	45,267	98.82	63,774		118.95

Vested and expected to vest
at December 31, 2016	1,827,978	114.09	5.3	82,972	45,267	98.82	75,436	*	116.68
Exercisable at December 31, 2016	909,787	89.83	5.6	63,370	n.a.	n.a.	n.a.		n.a.
* Amount includes 36,812 share units which vested and were converted to Capital Stock and distributed in the first quarter of 2017. The shares that vested in 2017 had a weighted average grant-date fair value of $99.50 per share and an estimated fair value of $167 per share.

We estimate the fair value of stock options using the Black-Scholes valuation model. We determine expected term, volatility, and dividend yield and forfeiture rate based on our historical experience. We believe that historical experience is the best indicator of these factors.

Comparative data for stock options, stock awards and PSUs include (in thousands, except per-share amounts):

	Years Ended December 31,
	2016	2015	2014
Total compensation cost of stock-based compensation
plans charged against income	$13,773	$14,737	$10,323
Total income tax benefit recognized in income for stock
based compensation plans	5,062	5,416	3,794
Total intrinsic value of stock options exercised	17,635	45,600	26,344
Total intrinsic value of stock awards vested during the period	7,429	12,065	4,564
Per-share weighted averaged grant-date fair value of
stock awards granted	126.53	121.75	88.48

The assumptions we used to value stock option grants are as follows:

	2016	2015	2014

Stock price on date of issuance	$135.85	$157.36	$106.59
Grant date fair value per share	$22.74	$29.46	$21.58
Number of options granted	505,775	422,750	410,800
Expected term (years)	4.0	4.0	4.8
Risk free rate of return	1.09%	1.57%	1.59%
Volatility	21.10%	22.20%	22.60%
Dividend yield	0.8%	0.6%	0.8%
Forfeiture rate	-	-	-

Other data for stock options, stock awards and PSUs for 2016 include (dollar amounts in thousands):

	Stock	Stock
	Options	Awards	PSUs
Total unrecognized compensation related to nonvested options, stock awards
and PSUs at the end of year	$20,039	$1,805	$2,085
Weighted average period over which unrecognized compensation cost of
nonvested options, stock awards and PSUs to be recognized (years)	2.3	1.3	1.4
Actual income tax benefit realized from options exercised or stock awards
and PSUs vested	$6,491	$2,735	$2,191
Aggregate intrinsic value of stock options, stock awards and PSUs vested
and expected to vest	$82,972	$7,219	$12,030

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
Our segments include the VITAS segment and the Roto-Rooter segment. Relative contributions of each segment to service revenues and sales were 71% and 29%, respectively, in 2016 and 72% and 28%, respectively, in 2015. The vast majority of our service revenues and sales from continuing operations are generated from business within the United States.

The reportable segments have been defined along service lines, which is consistent with the way the businesses are managed. In determining reportable segments, the RRSC and RRC operating units of the Roto-Rooter segment have been aggregated on the basis of possessing similar operating and economic characteristics. The characteristics of these operating segments and the basis for aggregation are reviewed annually. Accordingly, the reportable segments are defined as follows:

•
The VITAS segment provides hospice services for patients with terminal illnesses. This type of care is aimed at making the terminally ill patient’s end of life as comfortable and pain-free as possible. Hospice care is available to patients who have been initially certified or re-certified as terminally ill (i.e., a prognosis of six months or less) by their attending physician, if any, and the hospice physician. VITAS offers all levels of hospice care in a given market, including routine home care, inpatient care and continuous care. Over 95% of VITAS’ revenues are derived through the Medicare and Medicaid reimbursement programs.

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

Segment data are set forth below (in thousands):
	For the Years Ended December 31,
	2016	2015	2014
Revenues by Type of Service
VITAS
Routine homecare	$887,940	$865,145	$810,413
Continuous care	138,025	150,802	152,206
General inpatient	97,580	99,439	102,876
Medicare cap	(228)	165	(1,290)
Total segment	1,123,317	1,115,551	1,064,205
Roto-Rooter
Sewer and drain cleaning	145,699	142,562	141,078
Plumbing repair and maintenance	197,280	188,065	174,993
Independent contractors	40,097	37,966	36,496
Water restoration	50,229	38,163	18,480
Other products and services	20,259	21,081	21,030
Total segment	453,564	427,837	392,077
Total service revenues and sales	$1,576,881	$1,543,388	$1,456,282
Aftertax Segment Earnings/(Loss)
VITAS	$84,961	$93,346	$86,185
Roto-Rooter	52,893	48,573	42,075
Total	137,854	141,919	128,260
Corporate	(29,111)	(31,645)	(28,943)
Net income	$108,743	$110,274	$99,317
Interest Income
VITAS	$8,294	$7,740	$6,111
Roto-Rooter	3,653	3,425	2,931
Total	11,947	11,165	9,042
Corporate	-	-	10
Intercompany eliminations	(11,564)	(10,884)	(9,081)
Total interest income	$383	$281	$(29)
Interest Expense
VITAS	$211	$200	$207
Roto-Rooter	332	348	363
Total	543	548	570
Corporate	3,172	3,097	7,616
Total interest expense	$3,715	$3,645	$8,186
Income Tax Provision
VITAS	$51,910	$56,675	$53,278
Roto-Rooter	32,719	29,630	25,808
Total	84,629	86,305	79,086
Corporate	(16,318)	(16,453)	(15,649)
Total income tax provision	$68,311	$69,852	$63,437
Identifiable Assets
VITAS	$542,142	$523,717	$546,031
Roto-Rooter	261,641	255,192	251,407
Total	803,783	778,909	797,438
Corporate	76,276	73,416	62,494
Total identifiable assets	$880,059	$852,325	$859,932

	For the Years Ended December 31,
	2016	2015	2014
Additions to Long-Lived Assets
VITAS	$22,000	$23,278	$21,880
Roto-Rooter	17,709	26,476	21,595
Total	39,709	49,754	43,475
Corporate	63	995	346
Total additions to long-lived assets	$39,772	$50,749	$43,821
Depreciation and Amortization
VITAS	$19,090	$19,547	$19,048
Roto-Rooter	15,002	13,360	10,975
Total	34,092	32,907	30,023
Corporate	546	592	578
Total depreciation and amortization	$34,638	$33,499	$30,601

6.	Intangible Assets
Amortization of definite-lived intangible assets for the years ended December 31, 2016, 2015, 2014, was $359,000, $1.1 million and $720,000 respectively. The following is a schedule by year of projected amortization expense for definite-lived intangible assets (in thousands):

2017	$162
2018	128
2019	96
2020	66
2021	26
Thereafter	35

The balance in identifiable intangible assets comprises the following (in thousands):

	Gross	Accumulated	Net Book
	Asset	Amortization	Value
December 31, 2016
Referral networks	$21,729	$(21,528)	$201
Covenants not to compete	9,533	(9,295)	238
Customer lists	1,215	(1,215)	-
Reacquired franchise rights	1,261	(1,187)	74
Subtotal - definite-lived intangibles	33,738	(33,225)	513
VITAS trade name	51,300	-	51,300
Rapid Rooter trade name	150	-	150
Operating licenses	3,102	-	3,102
Total	$88,290	$(33,225)	$55,065

December 31, 2015
Referral networks	$21,729	$(21,473)	$256
Covenants not to compete	9,533	(9,220)	313
Customer lists	1,215	(1,215)	-
Reacquired franchise rights	1,260	(958)	302
Subtotal - definite-lived intangibles	33,737	(32,866)	871
VITAS trade name	51,300	-	51,300
Rapid Rooter trade name	150	-	150
Operating licenses	2,790	-	2,790
Total	$87,977	$(32,866)	$55,111

7.	Business Combinations
We did not complete any business combinations during 2016.

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
At December 31, 2016 and 2015, the accrual for our estimated liability for potential environmental cleanup and related costs arising from the 1991 sale of DuBois amounted to $1.7 million. Of the 2016 balance, $826,000 is included in other current liabilities and $901,000 is included in other liabilities (long-term). The estimated amounts and timing of payments of these liabilities follows (in thousands):

2017	$826
2018	300
Thereafter	601
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
Included in accounts payable are cash overdrafts of $8.6 million and $9.3 million as of December 31, 2016 and 2015, respectively.

From time to time throughout the year, we invest excess cash in money market funds directly with major commercial banks. We closely monitor the creditworthiness of the institutions with which we invest our overnight funds. We had $72,000 in cash equivalents as of December 31, 2016. These cash equivalents were invested in noninterest bearing accounts. There was $76,000 in cash equivalents as of December 31, 2015. The weighted average rate of return for these cash equivalents was 0.20%.

10.	Other Income/(expense)—Net
Other income/(expense)—net from continuing operations comprises the following (in thousands):

	For the Years Ended December 31,
	2016	2015	2014
Market value gains related to deferred
compensation trusts	$2,061	$148	$3,118
Loss on disposal of property and equipment	(424)	(698)	(640)
Interest income/ (expense)	383	281	(29)
Other--net	-	(418)	72
Total other income/(expense)	$2,020	$(687)	$2,521

The market value gain relates to gains on the assets in the deferred compensation trust. There is an offsetting expense in selling, general and administrative expense to reflect the corresponding increase in the liability.

11.	Income Taxes
The provision for income taxes comprises the following (in thousands):

	For the Years Ended December 31,
	2016	2015	2014
Current
U.S. federal	$64,698	$55,026	$48,577
U.S. state and local	9,927	8,104	7,285
Foreign	393	397	597
Deferred
U.S. federal, state and local	(6,712)	6,323	6,970
Foreign	5	2	8
Total	$68,311	$69,852	$63,437

A summary of the temporary differences that give rise to deferred tax assets/ (liabilities) follows (in thousands):

	December 31,
	2016	2015
Accrued liabilities	$43,575	$39,529
Stock compensation expense	9,309	8,555
Allowance for uncollectible accounts receivable	1,952	1,729
State net operating loss carryforwards	1,811	1,701
Other	776	896
Deferred income tax assets	57,423	52,410
Amortization of intangible assets	(52,133)	(50,136)
Accelerated tax depreciation	(14,975)	(18,030)
Currents assets	(1,825)	(1,576)
Market valuation of investments	(1,341)	(1,375)
State income taxes	(793)	(1,465)
Other	(639)	(857)
Deferred income tax liabilities	(71,706)	(73,439)
Net deferred income tax liabilities	$(14,283)	$(21,029)

At December 31, 2016 and 2015, state net operating loss carryforwards were $36.0 million and $34.0 million, respectively. These net operating losses will expire, in varying amounts, between 2024 and 2036. Based on our history of operating earnings, we have determined that our operating income will, more likely than not, be sufficient to ensure realization of our deferred income tax assets.

A reconciliation of the beginning and ending of year amount of our unrecognized tax benefit is as follows (in thousands):

	2016	2015	2014
Balance at January 1,	$1,052	$980	$892
Unrecognized tax benefits due to positions taken in current year	218	260	247
Decrease due to expiration of statute of limitations	(201)	(188)	(159)
Balance at December 31,	$1,069	$1,052	$980

We file tax returns in the U.S. federal jurisdiction and various states. The years ended December 31, 2013 and forward remain open for review for federal income tax purposes. The earliest open year relating to any of our major state jurisdictions is the fiscal year ended December 31, 2011. During the next twelve months, we do not anticipate a material net change in unrecognized tax benefits.

We classify interest related to our accrual for uncertain tax positions in separate interest accounts. As of December 31, 2016 and 2015, we have approximately $130,000 and $125,000, respectively, accrued in interest payable related to uncertain tax positions. These accruals are included in other current liabilities in the accompanying consolidated balance sheet. Net interest expense related to uncertain tax positions included in interest expense in the accompanying consolidated statement of income is not material.

The difference between the actual income tax provision for continuing operations and the income tax provision calculated at the statutory U.S. federal tax rate is explained as follows (in thousands):

	For the Years Ended December 31,
	2016	2015	2014

Income tax provision calculated using the statutory rate of 35%	$61,969	$63,044	$56,964
State and local income taxes, less federal income tax effect	6,044	5,787	5,536
Nondeductible expenses	881	1,438	1,290
Other--net	(583)	(417)	(353)
Income tax provision	$68,311	$69,852	$63,437
Effective tax rate	38.6%	38.8%	39.0%

Summarized below are the total amounts of income taxes paid during the years ended December 31 (in thousands):

2016	$60,905
2015	62,928
2014	44,921

Provision has not been made for additional taxes on $35.1 million of undistributed earnings of our domestic subsidiaries. Should we elect to sell our interest in all of these businesses rather than to effect a tax-free liquidation, additional taxes amounting to approximately $12.9 million would be incurred based on current income tax rates.

12.	Properties and Equipment
A summary of properties and equipment follows (in thousands):

	December 31,
	2016	2015
Land	$7,098	$5,365
Buildings and building improvements	79,814	64,440
Transportation equipment	33,895	31,077
Machinery and equipment	89,346	83,293
Computer software	45,079	45,414
Furniture and fixtures	71,781	71,894
Projects under development	5,579	16,981
Total properties and equipment	332,592	318,464
Less accumulated depreciation	(211,290)	(201,094)
Net properties and equipment	$121,302	$117,370

The net book value of computer software at December 31, 2016 and 2015, was $7.9 million and $8.3 million, respectively. Depreciation expense for computer software was $4.0 million, $3.9 million and $4.4 million for the years ended December 31, 2016, 2015 and 2014, respectively.

13.	Lease Arrangements
We have operating leases that cover our corporate office headquarters, various warehouse and office facilities, office equipment and transportation equipment. The remaining terms of these leases range from monthly to eleven years, and in most cases we expect that these leases will be renewed or replaced by other leases in the normal course of business. We have no significant capital leases as of December 31, 2016 or 2015.

The following is a summary of future minimum rental payments and sublease rentals to be received under operating leases that have initial or remaining noncancelable terms in excess of one year at December 31, 2016 (in thousands):

2017	$21,091
2018	17,884
2019	14,423
2020	11,943
2021	7,810
Thereafter	15,891
Total minimum rental payments	$89,042

Total rental expense incurred under operating leases for continuing operations follows (in thousands):

	For the Years Ended December 31,
	2016	2015	2014

Total rental expense	$40,034	$40,021	$39,606

14.	Retirement Plans
Retirement obligations under various plans cover substantially all full-time employees who meet age and/or service eligibility requirements. All plans providing retirement benefits to our employees are defined contribution plans. Expenses for our retirement and profit-sharing plans, excess benefit plans and other similar plans are as follows (in thousands):

For the Years Ended December 31,
2016	2015	2014

$14,467	$11,970	$13,838

These expenses include the impact of market gains and losses on assets held in deferred compensation plans.

We have excess benefit plans for key employees whose participation in the qualified plans is limited by U.S. Employee Retirement Income Security Act requirements. Benefits are determined based on theoretical participation in the qualified plans. Benefits are only invested in mutual funds, and participants are not permitted to diversify accumulated benefits in shares of our capital stock. Trust assets invested in shares of our stock are included in treasury stock, and the corresponding liability is included in a separate component of stockholders’ equity. At December 31, 2016, these trusts held 99,315 shares at historical average cost or $2.5 million of our stock (2015 – 99,309 shares or $2.4 million).

15.	Earnings Per Share
The computation of earnings per share follows (in thousands, except per share data):

	Net Income
For the Years Ended December 31,	Net Income	Shares	Earnings per Share
2016
Earnings	$108,743	16,383	$6.64
Dilutive stock options	-	296
Nonvested stock awards	-	110
Diluted earnings	$108,743	16,789	$6.48

2015
Earnings	$110,274	16,870	$6.54
Dilutive stock options	-	394
Nonvested stock awards	-	158
Diluted earnings	$110,274	17,422	$6.33

2014
Earnings	$99,317	17,165	$5.79
Dilutive stock options	-	412
Nonvested stock awards	-	149
Conversion of Notes and impact of warrants outstanding	-	114
Diluted earnings	$99,317	17,840	$5.57

During 2016, 923,000 stock options were excluded from the computation of diluted earnings per share as their exercise prices were greater than the average market price during most of the year. During 2015, 422,000 stock options were also excluded. During 2014, 411,000 stock options were also excluded.

In 2014, diluted earnings per share was impacted by the issuance of 249,000 shares of capital stock under the conversion feature of our 1.875% Senior Convertible Notes (the “Notes”) on May 15, 2014. The dilutive impact of this conversion feature for 2014 was 102,000 shares.

At the time we issued the Notes, as discussed in Note 3, we also sold warrants for the right to purchase approximately 2,477,000 Chemed shares in the future. During the quarter ended June 30, 2014, we settled these warrants with one counterparty representing half of the total warrants issued for $2.6 million. The amount paid was recorded as an adjustment to paid-in capital. During the third quarter of 2014, Chemed’s stock price exceeded the exercise price of the remaining outstanding sold warrants resulting in the Company, on December 8, 2014, issuing 35,166 of Capital shares to the other counterparty in full settlement of the warrants. Pursuant to authoritative guidance, the settlement of the sold warrants were accounted for as an equity transaction. The dilutive impact of the warrants was 12,000 shares for the year ended December 31, 2014.

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

The following shows the carrying value, fair value and the hierarchy for our financial instruments as of December 31, 2016 (in thousands):

		Fair Value Measure
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Investments of deferred compensation plans held in trust	$54,389	$54,389	$-	$-
Long-term debt and current portion of long-term debt	108,750	-	108,750	-

The following shows the carrying value, fair value and the hierarchy for our financial instruments as of December 31, 2015 (in thousands):

		Fair Value Measure
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Investments of deferred compensation plans held in trust	$49,481	$49,481	$-	$-
Long-term debt	91,250	-	91,250	-

For cash and cash equivalents, accounts receivable and accounts payable, the carrying amount is a reasonable estimate of fair value because of the liquidity and short-term nature of these instruments. As further described in Footnote 3, our outstanding long-term debt and current portion of long-term debt have floating interest rates that are reset at short-term intervals, generally 30 or 60 days. The interest rate we pay also includes an additional amount based on our current leverage ratio. As such, we believe our borrowings reflect significant nonperformance risks, mainly credit risk. Based on these factors, we believe the fair value of our long-term debt and current portion of long-term debt approximate the carrying value.

17.	Loans Receivable from Independent Contractors
At December 31, 2016, we had contractual arrangements with 69 independent contractors to provide plumbing repair, drain cleaning and water restoration services under sublicensing agreements using the Roto-Rooter name in lesser-populated areas of the United States and Canada. The arrangements give the independent contractors the right to conduct a plumbing, drain cleaning and water restoration business using the Roto-Rooter name in a specified territory in exchange for a royalty based on a percentage of labor sales, depending upon type of service this percentage ranges between 27%–32%. We also pay for certain telephone directory advertising and internet marketing in these areas, lease certain capital equipment and provide operating manuals to serve as resources for operating a plumbing, drain cleaning and water restoration business. The contracts are generally cancelable upon 90 days’ written notice (without cause) or upon a few days’ notice (with cause). The independent contractors are responsible for running the businesses as they believe best.

Our maximum exposure to loss from arrangements with our independent contractors at December 31, 2016, is approximately $1.7 million (2015 - $1.8 million). The exposure to loss is mainly the result of loans provided to the independent contractors. In most cases, these loans are partially secured by receivables and equipment owned by the independent contractor. The interest rates on the loans range from zero to 7% per annum, and the remaining terms of the loans range from 2.5 months to 5.4 years at December 31, 2016. We recorded the following from our independent contractors (in thousands):

	For the Years Ended December 31,
	2016	2015	2014

Revenues	$40,097	$37,966	$36,496
Pretax profits	24,477	22,176	21,238

18.	Legal and Regulatory Matters
The VITAS segment of the Company’s business operates in a heavily-regulated industry. As a result, the Company is subjected to inquiries and investigations by various government agencies, as well as to lawsuits, including qui tam actions. The following sections describe the various ongoing material lawsuits and investigations of which the Company is currently aware. It is not possible at this time for us to estimate either the timing or outcome of any of those matters, or whether any potential loss, or range of potential losses, is probable or reasonably estimable.

Regulatory Matters and Litigation

On May 2, 2013, the government filed a False Claims Act complaint against the Company and certain of its hospice-related subsidiaries in the U.S. District Court for the Western District of Missouri, United States v. VITAS Hospice Services, LLC, et al., No. 4:13-cv-00449-BCW (the “2013 Action”). Prior to that date, the Company received various qui tam lawsuits and subpoenas from the U.S. Department of Justice and OIG that have been previously disclosed. The 2013 Action alleges that, since at least 2002, VITAS, and since 2004, the Company, submitted or caused the submission of false claims to the Medicare program by (a) billing Medicare for continuous home care services when the patients were not eligible, the services were not provided, or the medical care was inappropriate, and (b) billing Medicare for patients who were not eligible for the Medicare hospice benefit because they did not have a life expectancy of six months or less if their illnesses ran their normal course. This complaint seeks treble damages, statutory penalties, and the costs of the action, plus interest. The defendants filed a motion to dismiss on September 24, 2013. On September 30, 2014, the Court denied the motion, except to the extent that claims were filed before July 24, 2002. On November 13, 2014, the government filed a Second Amended Complaint. The Second Amended Complaint changed and supplemented some of the allegations, but did not otherwise expand the causes of action or the nature of the relief sought against VITAS. VITAS filed its Answer to the Second Amended Complaint on August 11, 2015. This case is in the discovery phase. The Company is not able to reasonably estimate the probability of loss or range of loss at this time.

For additional procedural history of this litigation, please refer to our prior quarterly and annual filings. The net costs incurred related to U.S. v. Vitas and related regulatory matters were $5.3 million, $5.0 million and $2.1 million for 2016, 2015 and 2014 respectively

In November 2013, two shareholder derivative lawsuits were filed against the Company’s current and former directors, as well as certain of its officers, both of which are covered by the Company’s commercial insurance. On November 6, 2013, KBC Asset Management NV filed suit in the United States District Court for the District of Delaware, KBC Asset Management NV, derivatively on behalf of Chemed Corp. v. McNamara, et al., No. 13 Civ. 1854 (LPS) (D. Del.). On November 14, 2013, Mildred A. North filed suit in the United States District Court for the Southern District of Ohio, North, derivatively on behalf of Chemed Corp. v. Kevin McNamara, et al., No. 13 Civ. 833 (MRB) (S.D. Ohio). Those proceedings were subsequently consolidated in the District of Delaware under the caption In re Chemed Corp. Shareholder and Derivative Litigation, No. 13 Civ. 1854 (LPS) (CJB) (D. Del.), by Order of the United States District Court for the District of Delaware dated February 2, 2015. Also on February 2, 2015, the Court appointed Plaintiff KBC the sole lead plaintiff and its counsel, the sole lead and liaison counsel.

On March 3, 2015, Lead Plaintiff KBC designated its Complaint as the operative complaint in the consolidated proceedings. The consolidated Complaint named Kevin McNamara, Joel Gemunder, Patrick Grace, Thomas Hutton, Walter Krebs, Andrea Lindell, Thomas Rice, Donald Saunders, Arthur Tucker, Jr., George Walsh III, Frank Wood, Timothy O’Toole, David Williams and Ernest Mrozek as individual defendants, together with the Company as nominal defendant. The Complaint alleges a claim for breach of fiduciary duty against the individual defendants, and seeks (a) a declaration that the individual defendants breached their fiduciary duties to the Company; (b) an order requiring those defendants to pay compensatory damages, restitution and exemplary damages, in unspecified amounts, to the Company; (c) an order directing the Company to implement new policies and procedures; and (d) costs and disbursements incurred in bringing the action, including attorneys’ fees. Also on March 3, 2015, defendants renewed their previously-filed motion to dismiss those claims and allegations, which motion the court referred to Magistrate Judge Burke.

On December 23, 2015, Magistrate Judge Burke issued a Report and Recommendation recommending that (1) defendants’ motion to dismiss be granted; (2) plaintiff be given 14 days from the date of affirmance by the district court to file an amended complaint addressing deficiencies with regard to their duty of loyalty claim; and (3) failure to do so should give rise to dismissal with prejudice. On January 11, 2016, Lead Plaintiff KBC filed Objections to the Report and Recommendation. Defendants’ responses to those Objections were filed on January 28, 2016. On May 12, 2016, the court issued a Memorandum Order (1) overruling Lead Plaintiff KBC’s Objections to the Report and Recommendation; (2) adopting the Report and Recommendation; (3) granting Chemed’s motion to dismiss; and (4) dismissing Lead Plaintiff KBC’s Complaint, without prejudice to KBC’s opportunity to file within 30 days of the date of the court’s Order an amended Complaint addressing the deficiencies in its duty of loyalty claim. Lead Plaintiff KBC did not file an amended Complaint within the time specified by the court—i.e., on or before June 13, 2016.

However, on that date (June 13, 2016), counsel for Chemed shareholder Michael Kvint filed a letter with the court requesting a two-week extension (1) to file a motion to substitute Mr. Kvint as Lead Plaintiff, in place of Lead Plaintiff KBC; and (2) in that capacity, to file an amended Complaint. Alternatively, counsel for Mr. Kvint requested that any dismissal of the action be with prejudice to KBC only. On June 14, 2016, Chemed filed a reply letter with the court, reserving its rights to oppose any motion filed by Mr. Kvint and, if warranted, to oppose any other actions taken by Mr. Kvint to proceed with the action (including by filing an untimely amended Complaint). On June 21, 2016, the court entered an Oral Order providing Mr. Kvint until June 30, 2016 to file a Motion to Substitute and Motion for Leave to File an Amended Complaint. On that date, Mr. Kvint filed, under seal, a Motion to Substitute Plaintiff and File Amended Complaint, and attached a Proposed Amended Complaint. Chemed filed an Answering Brief in Opposition to Mr. Kvint’ motion on July 18, 2016. Mr. Kvint filed a Reply Brief in Support of his motion on July 27, 2016. The Court requested further briefing.

Jordan Seper, (“Seper”) a Registered Nurse at VITAS' Inland Empire program from May 12, 2014 to March 21, 2015, filed a lawsuit in San Francisco Superior Court on September 26, 2016. She alleged VITAS Healthcare Corp of CA (“VITAS CA”) (1) failed to provide minimum wage for all hours worked; (2) failed to provide overtime for all hours worked; (3) failed to provide a second meal period; (4) failed to provide rest breaks; (5) failed to indemnify for necessary expenditures; (6) failed to timely pay wages due at time of separation; and (7) engaged in unfair business practices. Seper seeks a state-wide class action of current and former non-exempt employees employed with VITAS in California within the four years preceding the filing of the lawsuit. She seeks court determination that this action may be maintained as a class action for the entire California class and subclasses, designation as class representative, declaratory relief, injunctive relief, damages (including wages for regular or overtime hours allegedly worked but not paid, premium payments for missed meal or rest periods, and unreimbursed expenses), all applicable penalties associated with each claim, pre and post-judgment interest, and attorneys' fees and costs. Seper served VITAS CA with the lawsuit, Jordan A. Seper on behalf of herself and others similarly situated v. VITAS Healthcare Corporation of California, a Delaware corporation; VITAS Healthcare Corp of CA, a business entity unknown; and DOES 1 to 100, inclusive; Los Angeles Superior Court Case Number BC 642857 on October 13, 2016.

On November 14, 2016, the Parties filed a Stipulation to transfer the venue of the lawsuit from San Francisco to Los Angeles. The Los Angeles Superior Court accepted transfer of the case on December 6, 2016. On December 16, 2016, VITAS CA filed its Answer and served written discovery on Seper.

Jiwan Chhina ("Chhina"), hired by VITAS as a Home Health Aide on February 5, 2002, is currently a Licensed Vocational Nurse for VITAS' San Diego program. On September 27, 2016, Chhina filed a lawsuit in San Diego Superior Court, alleging (1) failure to pay minimum wage for all hours worked; (2) failure to provide overtime for all hours worked; (3) failure to pay wages for all hours at the regular rate; (4) failure to provide meal periods; (5) failure to provide rest breaks; (6) failure to provide complete and accurate wage statements; (7) failure to pay for all reimbursement expenses; (8) unfair business practices; and (9) violation of the California Private Attorneys General Act. Chhina seeks to pursue these claims in the form of a state-wide class action of current and former non-exempt employees employed with VITAS in California within the four years preceding the filing of the lawsuit. He seeks court determination that this action may be maintained as a class action for the entire California class and subclasses, designation as class representative, declaratory relief, injunctive relief, damages (including wages for regular or overtime hours allegedly worked but not paid, premium payments for missed meal or rest periods, and unreimbursed expenses), all applicable penalties associated with each claim, pre-judgment interest, and attorneys' fees and costs. Chhina served VITAS CA with the lawsuit, Jiwann Chhina v. VITAS Health Services of California, Inc., a California corporation; VITAS Healthcare Corporation of California, a Delaware corporation; VITAS Healthcare Corporation of California, a Delaware corporation dba VITAS Healthcare, Inc.; and DOES 1 to 100, inclusive; San Diego Superior Court Case Number 37-2015-00033978-CU-OE-CTL on November 3, 2016. On December 1, 2016, VITAS filed its Answer and served written discovery on Plaintiff.

The Company is not able to reasonably estimate the probability of loss or range of loss for either of these lawsuits at this time.

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
During the year VITAS had pharmacy services agreements (“Agreements”) with two service providers to provide specified pharmacy services for VITAS and its hospice patients. VITAS made purchases from these two providers of $35.2 million, $37.7 million and $35.6 million for the years ended December 31, 2016, 2015 and 2014, respectively. For the years ended December 31, 2016, 2015 and 2014, respectively, purchases from these vendors represent approximately 90% of all pharmacy services used by VITAS. VITAS’ accounts payable for pharmacy services was $ 2.5 million at December 31, 2016. At December 31, 2015, VITAS’ accounts payable for pharmacy services was $3.0 million.

20.	Capital Stock Transactions
In March 2016, our Board of Directors authorized an additional $100 million for stock repurchase under the February 2011 repurchase program. We repurchased the following capital stock:

	For the Years Ended December 31,
	2016	2015	2014
Total cost of repurchased shares (in thousands):	$102,313	$59,323	$110,019
Shares repurchased	780,134	460,765	1,182,934
Weighted average price per share	$131.15	$128.75	$93.01

21.	Other Operating Expenses
During 2016, the Company recorded early retirement related costs and accelerated stock-based compensation expense of approximately of $4.5 million pretax and $2.8 million after-tax related to the early retirement of VITAS’ former Chief Executive Officer. The costs were calculated in accordance with the terms of his employment agreement.

22.	Recent Accounting Statements
In May 2014, the FASB issued Accounting Standards Update “ASU No. 2014-09 – Revenue from Contracts with Customers” which provides additional guidance to clarify the principles for recognizing revenue. The standard is intended to develop a common revenue standard for removing inconsistencies and weaknesses, improve comparability, provide more useful information to users through improved disclosure requirements, and simplify the preparation of financial statements. This guidance and subsequent amendments are effective for fiscal years beginning after December 15, 2017. We are in the process of analyzing various contractual arrangements with customers at each subsidiary. We believe that it is likely, as a result of adopting the ASU that certain expenses currently included in bad debt expense will be shown as contractual allowances (i.e. net revenue). We currently do not have an estimate of the magnitude of this potential impact. We anticipate a modified retrospective adoption of the ASU.

In February 2016, the FASB issued Accounting Standards Update “ASU No. 2016-02 – Leases” which introduces a lessee model that brings most leases on to the balance sheets and updates lessor accounting to align with changes in the lessee model and the revenue recognition standard. The guidance is effective for fiscal years beginning after December 15, 2018. We are currently evaluating the impact of this ASU on our financial statements, existing lease recognition policies and disclosures.

In March 2016, the FASB issued Accounting Standards Update “ASU No. 2016-09 - Compensation – Stock Compensation” which is part of the FASB’s Simplification Initiative. The object of this initiative is to identify, evaluate, and improve areas of GAAP. The areas of simplification in this initiative involve several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The guidance is effective for fiscal years beginning after December 15, 2016. The impact of this ASU on our financial statements in 2017 and later years could be material, dependent upon the volatility of our stock price. This price volatility could materially increase or decrease the amount of the income tax benefit related to stock compensation recognized in the income statement and the classification of such benefit in the statement of cash flows. Adoption of this statement will not materially impact our statement of financial position.

In August 2016, the FASB issued Accounting Standards Update “ASU No. 2016-15 – Cash Flow Classification” which amends guidance on the classification of certain cash receipts and payments in the statement of cash flows. The primary purpose of ASU 2016-15 is to reduce diversity in practice related to eight specific cash flow issues. The guidance in this ASU is effective for fiscal years beginning after December 15, 2017. We have analyzed the impact of ASU 2016-15 on our statement of cash flows and do not expect it to have a material effect.

In January 2017, the FASB issued Accounting Standards Update “ASU No. 2017-4 – Intangibles – Goodwill and Other”. To simplify the subsequent measurement of goodwill, the FASB eliminated Step 2 from the goodwill impairment test. The guidance in the ASU is effective for the Company in fiscal years beginning after December 15, 2019. Early adoption is permitted. We anticipate adoption of this standard will have no impact on our consolidated financial statements.

UNAUDITED SUMMARY OF QUARTERLY RESULTS

Chemed Corporation and Subsidiary Companies
(in thousands, except per share and footnote data)

	First	Second	Third	Fourth	Total
For the Year Ended December 31, 2016	Quarter	Quarter	Quarter	Quarter	Year
Total service revenues and sales	$390,389	$390,409	$392,607	$403,476	$1,576,881
Gross profit (excluding depreciation)	$111,954	$114,154	$110,949	$124,393	$461,450
Income from operations	$44,393	$38,363	$42,871	$53,122	$178,749
Interest expense	(842)	(971)	(1,018)	(884)	(3,715)
Other income/(expense)--net	(2,924)	3,217	1,640	87	2,020
Income before income taxes	40,627	40,609	43,493	52,325	177,054
Income taxes	(15,787)	(15,724)	(16,664)	(20,136)	(68,311)
Net income (a)	$24,840	$24,885	$26,829	$32,189	$108,743

Earnings Per Share (a)
Net income	$1.49	$1.51	$1.66	$1.99	$6.64
Average number of shares outstanding	16,720	16,443	16,166	16,206	16,383

Diluted Earnings Per Share (a)
Net income	$1.45	$1.48	$1.62	$1.94	$6.48
Average number of shares outstanding	17,170	16,831	16,559	16,598	16,789

(a) The following amounts are included in income during the respective quarter (in thousands):

	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year
Pretax (cost)/benefit:
Stock option expense	$(2,563)	$(2,277)	$(1,419)	$(2,071)	$(8,330)
Long-term incentive compensation	241	(499)	(643)	(1,029)	(1,930)
Early retirement expenses	-	(4,491)	-	-	(4,491)
Expenses related to litigation settlements	-	(44)	-	(1)	(45)
Expenses related to securities litigation	(3)	3	-	-	-
Medicare cap sequestration adjustment	-	-	(228)	-	(228)
Expenses related to the Office
of Inspector General investigation	(2,336)	(1,170)	(599)	(1,155)	(5,260)
Total	$(4,661)	$(8,478)	$(2,889)	$(4,256)	$(20,284)
After-tax (cost)/benefit:
Stock option expense	$(1,621)	$(1,440)	$(897)	$(1,308)	$(5,266)
Long-term incentive compensation	152	(316)	(406)	(651)	(1,221)
Early retirement expenses	-	(2,840)	-	-	(2,840)
Expenses related to litigation settlements	-	(27)	-	(1)	(28)
Expenses related to securities litigation	(2)	2	-	-	-
Medicare cap sequestration adjustment	-	-	(141)	-	(141)
Expenses related to the Office
of Inspector General investigation	(1,443)	(722)	(370)	(713)	(3,248)
Total	$(2,914)	$(5,343)	$(1,814)	$(2,673)	$(12,744)

UNAUDITED SUMMARY OF QUARTERLY RESULTS

Chemed Corporation and Subsidiary Companies
(in thousands, except per share and footnote data)

	First	Second	Third	Fourth	Total
For the Year Ended December 31, 2015	Quarter	Quarter	Quarter	Quarter	Year
Total service revenues and sales	$376,652	$381,921	$386,226	$398,589	$1,543,388
Gross profit (excluding depreciation)	$107,767	$111,258	$114,137	$122,616	$455,778
Income from operations	$40,571	$44,600	$50,128	$49,159	$184,458
Interest expense	(969)	(969)	(908)	(799)	(3,645)
Other income/(expense)--net	563	536	(2,355)	569	(687)
Income before income taxes	40,165	44,167	46,865	48,929	180,126
Income taxes	(15,628)	(17,192)	(18,032)	(19,000)	(69,852)
Net income (a)	$24,537	$26,975	$28,833	$29,929	$110,274

Earnings Per Share (a)
Net income	$1.45	$1.60	$1.71	$1.78	$6.54
Average number of shares outstanding	16,914	16,880	16,865	16,819	16,870

Diluted Earnings Per Share (a)
Net income	$1.40	$1.55	$1.65	$1.72	$6.33
Average number of shares outstanding	17,466	17,419	17,422	17,365	17,422

(a) The following amounts are included in income during the respective quarter (in thousands):

	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year
Pretax (cost)/benefit:
Stock option expense	$(1,444)	$(1,343)	$(813)	$(1,845)	$(5,445)
Long-term incentive compensation	(934)	(1,457)	(1,364)	(3,764)	(7,519)
Acquisition expenses	-	(131)	(30)	(11)	(172)
Expenses related to litigation settlements	(5)	-	-	-	(5)
Expenses related to securities litigation	-	(37)	-	-	(37)
Expenses incurred in connection with the Office
of Inspector General investigation	(1,274)	(1,412)	(1,151)	(1,137)	(4,974)
Total	$(3,657)	$(4,380)	$(3,358)	$(6,757)	$(18,152)
After-tax (cost)/benefit:
Stock option expense	$(910)	$(849)	$(509)	$(1,171)	$(3,439)
Long-term incentive compensation	(591)	(921)	(863)	(2,377)	(4,752)
Acquisition expenses	-	(80)	(18)	(6)	(104)
Expenses related to litigation settlements	(3)	-	-	-	(3)
Expenses related to securities litigation	-	(23)	-	-	(23)
Expenses incurred in connection with the Office
of Inspector General investigation	(790)	(868)	(711)	(703)	(3,072)
Total	$(2,294)	$(2,741)	$(2,101)	$(4,257)	$(11,393)

SELECTED FINANCIAL DATA

Chemed Corporation and Subsidiary Companies
(in thousands, except per share and footnote data, ratios, percentages and personnel)
	2016	2015	2014	2013	2012
Summary of Operations
Continuing operations (a)
Service revenues and sales	$1,576,881	$1,543,388	$1,456,282	$1,413,329	$1,430,043
Gross profit (excluding depreciation)	461,450	455,778	421,609	404,521	396,722
Depreciation	34,279	32,369	29,881	27,698	26,009
Amortization	359	1,130	720	1,644	1,508
Income from operations	178,749	184,458	168,419	133,394	156,419
Net income (b)	108,743	110,274	99,317	77,227	89,304
Earnings per share
Net income	$6.64	$6.54	$5.79	$4.24	$4.72
Average number of shares outstanding	16,383	16,870	17,165	18,199	18,924
Diluted earnings per share
Net income	$6.48	$6.33	$5.57	$4.16	$4.62
Average number of shares outstanding	16,789	17,422	17,840	18,585	19,339
Cash dividends per share	$1.00	$0.92	$0.84	$0.76	$0.68
Financial Position--Year-End
Cash and cash equivalents	$15,310	$14,727	$14,132	$84,418	$69,531
Working capital/(deficit)	(1,932)	(20,528)	(990)	(139,330)	40,849
Current ratio	0.99	0.88	0.99	0.62	1.26
Properties and equipment, at cost less
accumulated depreciation	$121,302	$117,370	$105,336	$92,955	$91,934
Total assets	880,059	852,325	859,932	893,701	859,626
Long-term debt	100,000	83,750	141,250	-	174,890
Stockholders' equity	524,099	513,253	451,356	448,890	453,291
Other Statistics
Capital expenditures	$39,772	$44,135	$43,571	$29,324	$35,252
Number of employees	14,613	14,406	14,190	13,952	14,096

(a) The following amounts are included in income from continuing operations during the respective year (in thousands):

	2016	2015	2014	2013	2012
After-tax benefit/(cost):
Stock option expense	$(5,266)	$(3,439)	$(3,022)	$(3,813)	$(5,143)
Early retirement expenses	(2,840)	-	-	-	-
Medicare cap sequestration adjustment	(141)	-	-	-	-
Noncash impact of change in accounting for convertible debt	-	-	(2,143)	(5,448)	(5,041)
Long-term incentive compensation	(1,221)	(4,752)	(1,625)	(822)	(228)
Litigation settlements	(28)	(3)	(74)	(16,061)	-
Expenses related to litigation settlements	-	-	-	(865)	(617)
Expenses incurred in connection with the Office of Inspector
General investigation	(3,248)	(3,072)	(1,328)	(1,333)	(752)
Acquisition expense	-	(104)	(15)	(38)	(114)
Cost to shut down HVAC operations	-	-	-	-	(649)
Expenses of securities litigation	-	(23)	(207)	(69)	(469)
Loss on extinguishment of debt	-	-	-	(294)	-
Severance arrangements	-	-	-	(184)	-
Uncertain tax position adjustments	-	-	-	1,782	-
Total	$(12,744)	$(11,393)	$(8,414)	$(27,145)	$(13,013)

CHEMED CORPORATION AND SUBSIDIARY COMPANIES
UNAUDITED CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2016
(in thousands)(unaudited)

		Roto-		Chemed
	VITAS	Rooter	Corporate	Consolidated
2016
Service revenues and sales	$1,123,317	$453,564	$-	$1,576,881
Cost of services provided and goods sold	878,092	237,339	-	1,115,431
Selling, general and administrative expenses	92,550	118,812	32,210	243,572
Depreciation	19,035	14,698	546	34,279
Amortization	55	304	-	359
Other operating expenses	4,491	-	-	4,491
Total costs and expenses	994,223	371,153	32,756	1,398,132
Income/(loss) from operations	129,094	82,411	(32,756)	178,749
Interest expense	(211)	(332)	(3,172)	(3,715)
Intercompany interest income/(expense)	7,969	3,595	(11,564)	-
Other income/(expense)—net	19	(62)	2,063	2,020
Income/(loss) before income taxes	136,871	85,612	(45,429)	177,054
Income taxes	(51,910)	(32,719)	16,318	(68,311)
Net income/(loss)	$84,961	$52,893	$(29,111)	$108,743

(a) The following amounts are included in income from continuing operations (in thousands):

		Roto-		Chemed
	VITAS	Rooter	Corporate	Consolidated
Pretax benefit/(cost):
Stock option expense	$-	$-	$(8,330)	$(8,330)
Long-term incentive compensation	-	-	(1,930)	(1,930)
Early retirement expenses	(4,491)	-	-	(4,491)
Medicare cap sequestration adjustment	(228)	-	-	(228)
Expenses related to litigation settlements	-	(45)	-	(45)
Expenses incurred in connection with the Office of Inspector
General investigation	(5,260)	-	-	(5,260)
Total	$(9,979)	$(45)	$(10,260)	$(20,284)

		Roto-		Chemed
	VITAS	Rooter	Corporate	Consolidated
After-tax benefit/(cost):
Stock option expense	$-	$-	$(5,266)	$(5,266)
Long-term incentive compensation	-	-	(1,221)	(1,221)
Early retirement expenses	(2,840)	-	-	(2,840)
Medicare cap sequestration adjustment	(141)	-	-	(141)
Expenses related to litigation settlements	-	(28)	-	(28)
Expenses incurred in connection with the Office of Inspector
General investigation	(3,248)	-	-	(3,248)
Total	$(6,229)	$(28)	$(6,487)	$(12,744)

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

 The following is a summary of the key operating results for the years ended December 31, 2016, 2015 and 2014 (in thousands except percentages and per share amounts):

	2016	2015	2014
Consolidated service revenues and sales	$1,576,881	$1,543,388	$1,456,282
Consolidated net income	$108,743	$110,274	$99,317
Diluted EPS	$6.48	$6.33	$5.57
Adjusted net income	$121,487	$121,667	$107,731
Adjusted diluted EPS	$7.24	$6.98	$6.07
Adjusted EBITDA	$236,979	$235,931	$212,562
Adjusted EBITDA as a % of revenue	15.0%	15.3%	14.6%

Adjusted net income, adjusted diluted EPS, earnings before interest, taxes and depreciation and amortization (“EBITDA”) and Adjusted EBITDA are not measures derived in accordance with GAAP.  We use Adjusted EPS as a measure of earnings for certain long-term incentive awards.  We use adjusted EBITDA to determine compliance with certain debt covenants.  We provide non-GAAP measures to help readers evaluate our operating results, compare our operating performance with that of similar companies that have different capital structures.  Our non-GAAP measures should not be considered in isolation or as a substitute for comparable measures presented in accordance with GAAP.  Reconciliations of our non-GAAP measures are presented in tables following the Critical Accounting Policies section.

2016 versus 2015
The increase in consolidated service revenues and sales from 2016 to 2015 was a result of a 6.0% increase at Roto-Rooter and a 0.7% increase at VITAS.  The increase at Roto-Rooter was driven by an increase in all major service lines.  The increase in service revenues at VITAS was a result of Medicare reimbursement rates increasing approximately 0.6%, a 4.2% increase in days of care offset by acuity mix shift and changes in Medicare hospice reimbursement which negatively impacted revenue. Consolidated net income decreased 1.4% over the prior year mainly due to the change in the Medicare hospice reimbursement as well as other operating expenses related to the early retirement of VITAS’ Chief Executive Officer.  Diluted EPS increased mainly as a result of the decrease in the number of shares outstanding.  Adjusted EBITDA decreased as a percent of revenue by 0.3%.

2015 versus 2014
The increase in consolidated service revenues and sales from 2014 to 2015 was a result of a 9.1% increase at Roto-Rooter and a 4.8% increase at VITAS.    The increase at Roto-Rooter was driven by increased market penetration of water restoration services.  Roto-Rooter revenue increased 5.0% as a result of this market penetration.  The remaining increase was mainly a result of revenue increases in our plumbing line of business.  The increase in service revenues at VITAS was a result of Medicare reimbursement rates increasing approximately 1.4%, a 5.5% increase in days of care offset by level of care and geographical mix shift. Consolidated net income increased 11.0% over prior year mainly as a result of increased revenue at VITAS and Roto-Rooter combined with leveraging our current infrastructure resulting in operating costs growing at a slower rate than revenue.  Diluted EPS increased mainly as a result of the increase in earnings and by a decrease in the number of shares outstanding.  Adjusted EBITDA increased as a percent of revenue by 0.7%.

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

Impact of Current Market Conditions
On January 1, 2016, CMS implemented a refinement to the Medicare hospice reimbursement per diem.  This refinement eliminated the single-tier per diem for routine home care (RHC) and replaced it with a two-tiered rate, with a higher rate for the first 60 days of a hospice patient’s care, and a lower rate for days 61 and after. In addition, CMS provided for a Service Intensity Add-on (SIA) payment which provides for reimbursement of care provided by a registered nurse or social worker for RHC patients within seven days prior to death. The reimbursement for continuous care, inpatient care and respite care are not impacted by this rebasing.

The current two-tiered national per diem rate for RHC is $190.41 for the first 60 days and $149.68 for RHC provided to patients in hospice beyond 60 days.  An individual hospice’s actual per diem rate is adjusted for differences in geographic cost of living.  Rebasing in 2016 would have been revenue neutral to a hospice if it has 37.6% of total RHC days-of-care being provided to patients in their first 60 days of admission and 62.4% of total RHC days-of-care provided to patients after the 60 days. (Days-of-Care ratio).

For the year ended December 31, 2016, VITAS had a 25/75 RHC Days-of-Care ratio and generated approximately $4.5 million in SIA payments. This resulted in approximately $23.8 million less revenue than under the previous Medicare reimbursement methodology.

Full-year 2017 revenue growth for VITAS, prior to Medicare Cap, is estimated to be in the range of 4.0% to 5.0%. Average Daily Census in 2017 is estimated to increase approximately 3.0% to 4.0% and full-year Adjusted EBITDA margin, prior to Medicare Cap, is estimated to be 14.5% to 15.0%.  This guidance includes $5.0 million for Medicare Cap billing limitations.

Roto-Rooter is forecasted to achieve full-year 2017 revenue growth of 3.0% to 4.0%.  This revenue estimate is based upon increased job pricing of approximately 2.0% and continued growth in water restoration services.  Adjusted EBITDA margin for 2017 is estimated in the range of 21.5% to 22.0%.

Based upon the above, full-year 2017 adjusted earnings per diluted share, excluding non-cash expense for stock options, costs related to litigation, and other discrete items, is estimated to be in the range of $7.80 to $8.00.  This compares to Chemed’s 2016 reported adjusted earnings per diluted share of $7.24.

LIQUIDITY AND CAPITAL RESOURCES

Significant factors affecting our cash flows during 2016 and financial position at December 31, 2016, include the following:

•	Our operations generated cash of $135.4 million.
•	We repurchased $102.3 million of our stock in the open market using cash on hand.
•	We spent $39.8 million on capital expenditures.
•	A $46.3 million decrease in cash as a result of an increase in accounts receivable due to the timing of payments.
•	A $13.0 million decrease in cash as a result of changes in our deferred income taxes.
•	We borrowed a net of $17.5 million on our revolving line of credit mainly to partially fund treasury stock purchases mentioned above.

The ratio of total debt to total capital was 17.2% at December 31, 2016, compared with 15.1% at December 31, 2015. Our current ratio was 0.99 and 0.88 at December 31, 2016 and 2015, respectively. The increase in the current ratio is primarily a result of the increase in accounts receivable.

The 2014 Credit Agreement requires us to meet certain restrictive non-financial and financial covenants.  We are in compliance with all non-financial debt covenants as of December 31, 2016.  The restrictive financial covenants are defined in the 2014 Credit Agreement and include maximum leverage ratios, minimum fixed charge coverage and consolidated net worth ratios, limits on operating leases and minimum asset value limits.  We are in compliance with all financial debt covenants as of December 31, 2016, as follows:

Description	Requirement	Chemed

Leverage Ratio (Consolidated Indebtedness/Consolidated Adj. EBITDA)	< 3.50 to 1.00	0.63 to 1.00

Fixed Charge Coverage Ratio (Consolidated Free Cash Flow/Consolidated Fixed Charges	> 1.50 to 1.00	2.18 to 1.00

Annual Operating Lease Commitment	< $50.0 million	$21.1 million

We forecast to be in compliance with all debt covenants through fiscal 2017.

We have issued $38.7 million in standby letters of credit as of December 31, 2016, mainly for insurance purposes.  Issued letters of credit reduce our available credit under the revolving credit agreement.  As of December 31, 2016, we have approximately $286.6 million of unused lines of credit available and eligible to be drawn down under our revolving credit facility.  We believe our cash flow from operating activities and our unused eligible lines of credit are sufficient to fund our obligations and operate our business in the near and long term.  We continually evaluate cash utilization alternatives, including share repurchase, debt repurchase, acquisitions, and increased dividends to determine the most beneficial use of available capital resources.

CASH FLOW
Our cash flows for 2016, 2015 and 2014 are summarized as follows (in millions):

	For the Years Ended December 31,
	2016	2015	2014
Net cash provided by operating activities	$135.4	$171.5	$110.3
Capital expenditures	(39.8)	(44.1)	(43.6)
Operating cash after capital expenditures	95.6	127.4	66.7
Purchase of treasury stock in the open market	(102.3)	(59.3)	(110.0)
Net increase/(decrease) in long-term debt	17.5	(56.3)	(39.5)
Business combinations	-	(6.6)	(0.3)
Dividends paid	(16.4)	(15.6)	(14.3)
Proceeds from exercise of stock options	8.4	15.4	23.9
Increase/(decrease) in cash overdraft payable	(0.7)	(1.2)	9.7
Other--net	(1.5)	(3.2)	(6.5)
Increase/(decrease) in cash and cash equivalents	$0.6	$0.6	$(70.3)

2016 versus 2015

The change in net cash provided by operating activities is mainly the result of a $46.3 million decrease in cash flows related to accounts receivable offset by a $6.8 million increase in cash flows related to excess tax benefit on stock-based compensation. Significant changes in our accounts receivable balances are driven mainly by the timing of payments received from the Federal government at our VITAS subsidiary.  We typically receive a payment in excess of $35.0 million from the Federal government from hospice services every other Friday.  The timing of year end will have a significant impact on the accounts receivable at VITAS.  These changes generally normalize over a two year period, as cash flow variations in one year are offset in the following year.

In 2016, we repurchased 780,134 shares of Chemed capital stock at a weighted average price of $131.15 per share.  In 2015, we repurchased approximately 460,765 shares of Chemed stock at a weighted average price of $128.75 per share.  We financed a portion of these repurchases through a net borrowing on our line of credit of $25 million.  Based on our current operations and our current sources of capital, we believe we have the ability to continue our current share repurchase program into the foreseeable future.

The change in net cash provided by operating activities is mainly the result of a $46.3 million decrease in cash flows related to accounts receivable offset by a $6.8 million increase in cash flows related to excess tax benefit on stock-based compensation.

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

In connection with the sale of DuBois Chemicals, Inc. ("DuBois") in 1991, we provided allowances and accruals relating to several long-term costs, including income tax matters, lease commitments and environmental costs.  Additionally, we retained liability for casualty insurance claims for Service America and Patient Care that were incurred prior to the respective disposal dates, 2005 and 2002.  In the aggregate, we believe these allowances and accruals are adequate as of December 31, 2016.  Based on reviews of our environmental-related liabilities under the DuBois sale agreement, we have estimated our remaining liability to be $1.7 million. As of December 31, 2016, we are contingently liable for additional cleanup and related costs up to a maximum of $14.9 million.  We do not believe it is probable that we will be required to make any payment towards this contingent liability. Thus, no provision has been recorded in accordance with the applicable accounting guidance.

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

On May 2, 2013, the government filed a False Claims Act complaint against the Company and certain of its hospice-related subsidiaries in the U.S. District Court for the Western District of Missouri, United States v. VITAS Hospice Services, LLC, et al., No. 4:13-cv-00449-BCW (the “2013 Action”).  Prior to that date, the Company received various qui tam lawsuits and subpoenas from the U.S. Department of Justice and OIG that have been previously disclosed.  The 2013 Action alleges that, since at least 2002, VITAS, and since 2004, the Company, submitted or caused the submission of false claims to the Medicare program by (a) billing Medicare for continuous home care services when the patients were not eligible, the services were not provided, or the medical care was inappropriate, and (b) billing Medicare for patients who were not eligible for the Medicare hospice benefit because they did not have a life expectancy of six months or less if their illnesses ran their normal course.  This complaint seeks treble damages, statutory penalties, and the costs of the action, plus interest.  The defendants filed a motion to dismiss on September 24, 2013.  On September 30, 2014, the Court denied the motion, except to the extent that claims were filed before July 24, 2002. On November 13, 2014, the government filed a Second Amended Complaint.  The Second Amended Complaint changed and supplemented some of the allegations, but did not otherwise expand the causes of action or the nature of the relief sought against VITAS.  VITAS filed its Answer to the Second Amended Complaint on August 11, 2015.  The case is in the discovery phase. The Company is not able to reasonably estimate the probability of loss or range of loss at this time.

For additional procedural history of this litigation, please refer to our prior quarterly and annual filings. The net costs incurred related to U.S. v. Vitas and related regulatory matters were $5.3 million, $5.0 million and $2.1 million for 2016, 2015 and 2014 respectively

In November 2013, two shareholder derivative lawsuits were filed against the Company’s current and former directors, as well as certain of its officers, both of which are covered by the Company’s commercial insurance.  On November 6, 2013, KBC Asset Management NV filed suit in the United States District Court for the District of Delaware, KBC Asset Management NV, derivatively on behalf of Chemed Corp. v. McNamara, et al., No. 13 Civ. 1854 (LPS) (D. Del.).  On November 14, 2013, Mildred A. North filed suit in the United States District Court for the Southern District of Ohio, North, derivatively on behalf of Chemed Corp. v. Kevin McNamara, et al., No. 13 Civ. 833 (MRB) (S.D. Ohio).  Those proceedings were subsequently consolidated in the District of Delaware under the caption In re Chemed Corp. Shareholder and Derivative Litigation, No. 13 Civ. 1854 (LPS) (CJB) (D. Del.), by Order of the United States District Court for the District of Delaware dated February 2, 2015.  Also on February 2, 2015, the Court appointed Plaintiff KBC the sole lead plaintiff and its counsel, the sole lead and liaison counsel.

On March 3, 2015, Lead Plaintiff KBC designated its Complaint as the operative complaint in the consolidated proceedings.  The consolidated Complaint named Kevin McNamara, Joel Gemunder, Patrick Grace, Thomas Hutton, Walter Krebs, Andrea Lindell, Thomas Rice, Donald Saunders, Arthur Tucker, Jr., George Walsh III, Frank Wood, Timothy O’Toole, David Williams and Ernest Mrozek as individual defendants, together with the Company as nominal defendant.  The Complaint alleges a claim for breach of fiduciary duty against the individual defendants, and seeks (a) a declaration that the individual defendants breached their fiduciary duties to the Company; (b) an order requiring those defendants to pay compensatory damages, restitution and exemplary damages, in unspecified amounts, to the Company; (c) an order directing the Company to implement new policies and procedures; and (d) costs and disbursements incurred in bringing the action, including attorneys’ fees.  Also on March 3, 2015, defendants renewed their previously-filed motion to dismiss those claims and allegations, which motion the court referred to Magistrate Judge Burke.

On December 23, 2015, Magistrate Judge Burke issued a Report and Recommendation recommending that (1) defendants’ motion to dismiss be granted; (2) plaintiff be given 14 days from the date of affirmance by the district court to file an amended complaint addressing deficiencies with regard to their duty of loyalty claim; and (3) failure to do so should give rise to dismissal with prejudice.  On January 11, 2016, Lead Plaintiff KBC filed Objections to the Report and Recommendation.  Defendants’ responses to those Objections were filed on January 28, 2016. On May 12, 2016, the court issued a Memorandum Order (1) overruling Lead Plaintiff KBC’s Objections to the Report and Recommendation; (2) adopting the Report and Recommendation; (3) granting Chemed’s motion to dismiss; and (4) dismissing Lead Plaintiff KBC’s Complaint, without prejudice to KBC’s opportunity to file within 30 days of the date of the court’s Order an amended Complaint addressing the deficiencies in its duty of loyalty claim.  Lead Plaintiff KBC did not file an amended Complaint within the time specified by the court—i.e., on or before June 13, 2016.

However, on that date (June 13, 2016), counsel for Chemed shareholder Michael Kvint filed a letter with the court requesting a two-week extension (1) to file a motion to substitute Mr. Kvint as Lead Plaintiff, in place of Lead Plaintiff KBC; and (2) in that capacity, to file an amended Complaint.  Alternatively, counsel for Mr. Kvint requested that any dismissal of the action be with prejudice to KBC only.  On June 14, 2016, Chemed filed a reply letter with the court, reserving its rights to oppose any motion filed by Mr. Kvint and, if warranted, to oppose any other actions taken by Mr. Kvint to proceed with the action (including by filing an untimely amended Complaint).  On June 21, 2016, the court entered an Oral Order providing Mr. Kvint until June 30, 2016 to file a Motion to Substitute and Motion for Leave to File an Amended Complaint.  On that date, Mr. Kvint filed, under seal, a Motion to Substitute Plaintiff and File Amended Complaint, and attached a Proposed Amended Complaint.  Chemed filed an Answering Brief in Opposition to Mr. Kvint’s motion on July 18, 2016. Mr. Kvint filed a Reply Brief in Support of his motion on July 27, 2016.  The Court requested further briefing.

Jordan Seper, (“Seper”) a Registered Nurse at VITAS' Inland Empire program from May 12, 2014 to March 21, 2015, filed a lawsuit in San Francisco Superior Court on September 26, 2016.  She alleged VITAS Healthcare Corp of CA (“VITAS CA”) (1) failed to provide minimum wage for all hours worked; (2) failed to provide overtime for all hours worked; (3) failed to provide a second meal period; (4) failed to provide rest breaks; (5) failed to indemnify for necessary expenditures; (6) failed to timely pay wages due at time of separation; and (7) engaged in unfair business practices.  Seper seeks a state-wide class action of current and former non-exempt employees employed with VITAS in California within the four years preceding the filing of the lawsuit.  She seeks court determination that this action may be maintained as a class action for the entire California class and subclasses, designation as class representative, declaratory relief, injunctive relief, damages (including wages for regular or overtime hours allegedly worked but not paid, premium payments for missed meal or rest periods, and unreimbursed expenses), all applicable penalties associated with each claim, pre and post-judgment interest, and attorneys' fees and costs.  Seper served VITAS CA with the lawsuit,  Jordan A. Seper on behalf of herself and others similarly situated v. VITAS Healthcare Corporation of California, a Delaware corporation; VITAS Healthcare Corp of CA, a business entity unknown; and DOES 1 to 100, inclusive; Los Angeles Superior Court Case Number BC 642857 on October 13, 2016.

On November 14, 2016, the Parties filed a Stipulation to transfer the venue of the lawsuit from San Francisco to Los Angeles.  The Los Angeles Superior Court accepted transfer of the case on December 6, 2016.  On December 16, 2016, VITAS CA filed its Answer and served written discovery on Seper.

Jiwan Chhina ("Chhina"), hired by VITAS as a Home Health Aide on February 5, 2002, is currently a Licensed Vocational Nurse for VITAS' San Diego program.  On September 27, 2016, Chhina filed a lawsuit in San Diego Superior Court, alleging (1) failure to pay minimum wage for all hours worked; (2) failure to provide overtime for all hours worked; (3) failure to pay wages for all hours at the regular rate; (4) failure to provide meal periods; (5) failure to provide rest breaks; (6) failure to provide complete and accurate wage statements; (7) failure to pay for all reimbursement expenses; (8) unfair business practices; and (9) violation of the California Private Attorneys General Act.  Chhina seeks to pursue these claims in the form of a state-wide class action of current and former non-exempt employees employed with VITAS in California within the four years preceding the filing of the lawsuit.  He seeks court determination that this action may be maintained as a class action for the entire California class and subclasses, designation as class representative, declaratory relief, injunctive relief, damages (including wages for regular or overtime hours allegedly worked but not paid, premium payments for missed meal or rest periods, and unreimbursed expenses), all applicable penalties associated with each claim, pre-judgment interest, and attorneys' fees and costs.  Chhina served VITAS CA with the lawsuit, Jiwann Chhina v. VITAS Health Services of California, Inc., a California corporation; VITAS Healthcare Corporation of California, a Delaware corporation; VITAS Healthcare Corporation of California, a Delaware corporation dba VITAS Healthcare, Inc.; and DOES 1 to 100, inclusive; San Diego Superior Court Case Number 37-2015-00033978-CU-OE-CTL on November 3, 2016.  On December 1, 2016, VITAS filed its Answer and served written discovery on Plaintiff.

The Company is not able to reasonably estimate the probability of loss or range of loss for either of these lawsuits at this time.

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

CONTRACTUAL OBLIGATIONS
The table below summarizes our debt and contractual obligations as of December 31, 2016 (in thousands):

		Less than			After
	Total	1 year	1-3 Years	4 -5 Years	5 Years
Long-term debt obligations (a)	$108,750	$8,750	$100,000	$-	$-
Interest on long-term debt	2,369	1,034	1,335	-	-
Operating lease obligations	89,041	21,091	32,307	19,753	15,890
Purchase obligations (b)	39,586	39,586	-	-	-
Other long-term obligations (c)	66,491	3,051	6,102	3,050	54,288
Total contractual cash obligations	$306,237	$73,512	$139,744	$22,803	$70,178

(a) Represents the face value of the obligation.
(b) Purchase obligations primarily consist of accounts payable at December 31, 2016.
(c) Other long-term obligations comprise largely excess benefit obligations.

RESULTS OF OPERATIONS
2016 Versus 2015 – Consolidated Results
Set forth below are the year-to-year changes in the components of the statement of operations relating to income for 2016 versus 2015 (in thousands, except percentages):

	Favorable/(Unfavorable)
	Amount	Percent
Service revenues and sales
VITAS	$7,766	1
Roto-Rooter	25,727	6
Total	33,493	2
Cost of services provided and goods sold	(27,821)	(3)
Selling, general and administrative expenses	(5,751)	(2)
Depreciation	(1,910)	(6)
Amortization	771	68
Other operating expenses	(4,491)	-
Income from operations	(5,709)	(3)
Interest expense	(70)	(2)
Other income - net	2,707	394
Income before income taxes	(3,072)	(2)
Income taxes	1,541	2
Net income	$(1,531)	(1)

The VITAS segment revenue increase is the result of the following (dollars in thousands):

	Amount	Percent
Routine homecare	$22,795	3
Continuous care	(12,777)	(8)
General inpatient	(1,859)	(2)
Medicare cap	(393)	(238)
	$7,766	1

The increase in VITAS’ revenue from 2015 to 2016 was a combination of Medicare reimbursement rates increasing approximately 0.6%, an increase in days of care of 4.2% offset by acuity mix shift which negatively impacted revenue and changes in Medicare hospice reimbursement rates which negatively impacted revenue by approximately $23.8 million. For 2016, VITAS recorded a Medicare Cap revenue reduction of $228,000.

Days of care increased as the result of the following:

	Days of Care		Increase/(Decrease)
	2016	2015	Percent

Routine homecare	5,518,002	5,258,660	5
Continuous Care	188,657	206,405	(9)
General inpatient	146,516	150,424	(3)
Total days of care	5,853,175	5,615,489	4

The Roto-Rooter segment revenue increase is the result of the following (dollars in thousands):

	Amount	Percent
Plumbing	$9,215	5
Sewer and drain cleaning	3,138	2
Contractor operations	2,131	6
Water restoration	12,066	32
Other	(823)	(4)
	$25,727	6

Plumbing revenues for 2016 increased 4.9% when compared to 2015 due to a 0.4% increase in the number of jobs performed and a 4.5% increase in price and service mix.   Sewer and drain cleaning revenues increased 2.2% when compared to 2015 due to a 2.8% increase in price and service mix shift offset by a 0.6% decrease in the number of jobs performed.   Water restoration increased 31.6% as a result of continued expansion of this service offering.  There was an increase in water restoration jobs of 29.9% between years. Water restoration is the remediation or removal of water and humidity after a flood.

The consolidated gross margin excluding depreciation was 29.3% in 2016 versus 29.5% in 2015.  On a segment basis, VITAS’ gross margin excluding depreciation was 21.8% in 2016 and 22.7% in 2015.  The decline in VITAS’ gross margin is mainly attributable to the impact of the 2016 rebasing to the Medicare hospice reimbursement per diem. Roto-Rooter’s gross margin excluding depreciation was 47.7% in 2016 and 47.4% in 2015.

Selling, general and administrative expenses (“SG&A”) for 2016 comprise (in thousands):

	2016	2015
SG&A expenses before long-term incentive
compensation, OIG expenses and the impact
of market gains of deferred compensation plans	$234,321	$225,180
Long-term incentive compensation	1,930	7,519
Expenses related to OIG investigation	5,260	4,974
Impact of market value gains on liabilities
held in deferred compensation trusts	2,061	148
Total SG&A expenses	$243,572	$237,821

SG&A expenses before long-term incentive compensation, OIG expenses and the impact of market gains of deferred compensation plans increased $9.1 million (4.1%) from 2015 to 2016.  This increase was mainly a result of the increase in variable expenses caused by increased revenue, increased bad debt expense as well as normal salary increases in 2016.

Depreciation expense increased $1.9 million (5.9%) in 2016 mainly due to an increase in capital expenditures in the prior year.

Other operating expense increased $4.5 million as a result of payment of early retirement expenses during 2016.

 Other income/(expense)-net for 2016 and 2015 comprise (in thousands):

	2016	2015
Market value gains on assets held in deferred
compensation trusts	$2,061	$148
Loss on disposal of property and equipment	(424)	(698)
Interest income	383	281
Other	-	(418)
Total other income/(expense)	$2,020	$(687)

Our effective tax rate was 38.6% in 2016 compared to 38.8% for 2015.

Net income for both periods include the following aftertax adjustments that increased/ (reduced) aftertax earnings (in thousands):

	2016	2015
VITAS
Costs associated with the OIG investigation	$(3,248)	$(3,072)
Early retirement expenses	(2,840)	-
Medicare cap sequestration adjustment	(141)	-
Roto-Rooter
Expenses related to litigation settlements	(28)	(3)
Acquisition expense	-	(104)
Corporate
Long-term incentive compensation	(1,221)	(4,752)
Costs related to securities litigation	-	(23)
Stock option expense	(5,266)	(3,439)
Total	$(12,744)	$(11,393)

2016 Versus 2015 – Segment Results
The change in net income for 2016 versus 2015 is due to (in thousands, except percentages):

	Increase/(Decrease)
	Amount	Percent
VITAS	$(8,385)	(9)
Roto-Rooter	4,320	9
Corporate	2,534	8
	$(1,531)	(1)

VITAS’ after-tax earnings were negatively impacted in 2016 compared to 2015 by a $2.8 million increase other operating expense related to the early retirement of the Chief Executive Officer of Vitas.  Gross margin decreased mainly as a result of the impact of the 2016 rebasing to the Medicare hospice reimbursement per diem.   After-tax earnings as a percent of revenue in 2016 were 7.6% as compared to 8.4% in 2015.

Roto-Rooter’s after-tax earnings were positively impacted in 2016 compared to 2015 by a $12.1 million revenue increase in Roto-Rooter’s water restoration line of business and a $9.2 million revenue increase in Roto-Rooter’s plumbing line of business.  After-tax earnings as a percent of revenue at Roto-Rooter in 2016 were 11.7% as compared to 11.4% in 2015.

After-tax Corporate expenses for 2016 decreased 8.0% when compared to 2015 mainly due to decreased long term incentive compensation expense and cash bonus expense in 2016.

RESULTS OF OPERATIONS
2015 Versus 2014 – Consolidated Results
Set forth below are the year-to-year changes in the components of the statement of operations relating to income for 2015 versus 2014 (in thousands, except percentages):

	Favorable/(Unfavorable)
	Amount	Percent
Service revenues and sales
VITAS	$51,346	5
Roto-Rooter	35,760	9
Total	87,106	6
Cost of services provided and goods sold	(52,937)	(5)
Selling, general and administrative expenses	(15,232)	(7)
Depreciation	(2,488)	(8)
Amortization	(410)	(57)
Income from operations	16,039	10
Interest expense	4,541	55
Other income - net	(3,208)	127
Income before income taxes	17,372	11
Income taxes	(6,415)	(10)
Net income	$10,957	11

The VITAS segment revenue increase is the result of the following (dollars in thousands):

	Amount	Percent
Routine homecare	$54,732	7
Continuous care	(1,404)	(1)
General inpatient	(3,437)	(3)
Medicare cap	1,455	113
	$51,346	5

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

Days of care increased as the result of the following:

	Days of Care		Increase/(Decrease)
	2015	2014	Percent

Routine homecare	5,258,660	4,959,658	6
Continuous Care	206,405	207,207	-
General inpatient	150,424	156,421	(4)
Total days of care	5,615,489	5,323,286	6

 The Roto-Rooter segment revenue increase is the result of the following (dollars in thousands):

	Amount	Percent
Plumbing	$13,072	8
Sewer and drain cleaning	1,484	1
Contractor operations	1,470	4
Water Restoration	19,683	107
Other	51	-
	$35,760	9

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

Depreciation expense increased $2.5 million (8.3%) in 2015 mainly due to an increase in capital expenditures in the current and prior year.

 Interest expense decreased $4.5 million (55.5%) from 2014 to 2015 primarily as a result of the retirement of our Convertible Notes in 2014.

Other income/(expense)-net for 2015 and 2014 comprise (in thousands):
	2015	2014
Market value gains on assets held in deferred
compensation trusts	$148	$3,118
Loss on disposal of property and equipment	(698)	(640)
Interest income	281	(29)
Other	(418)	72
Total other income	$(687)	$2,521

Our effective tax rate was 38.8% in 2015 compared to 39.0% for 2014.

Net income for both periods include the following aftertax adjustments that increased/ (reduced) aftertax earnings (in thousands):

	2015	2014
VITAS
Costs associated with the OIG investigation	$(3,072)	$(1,328)
Litigation settlement costs	-	(70)
Acquisition expense	-	(1)
Roto-Rooter
Expenses related to litigation settlements	(3)	(4)
Acquisition expense	(104)	(14)
Corporate
Long-term incentive compensation	(4,752)	(1,625)
Noncash impact of change in accounting of convertible debt	-	(2,143)
Costs related to securities litigation	(23)	(207)
Stock option expense	(3,439)	(3,022)
Total	$(11,393)	$(8,414)

2015 Versus 2014 – Segment Results
The change in net income for 2015 versus 2014 is due to (in thousands, except percentages):

	Increase/(Decrease)
	Amount	Percent
VITAS	$7,160	8
Roto-Rooter	6,498	15
Corporate	(2,701)	(9)
	$10,957	11

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

Roto-Rooter’s after-tax earnings were positively impacted in 2015 compared to 2014 by a $19.7 million revenue increase in Roto-Rooter’s water restoration line of business and a $13.1 million revenue increase in Roto-Rooter’s plumbing line of business.  After-tax earnings as a percent of revenue at Roto-Rooter in 2015 were 11.4% as compared to 10.7% in 2014.

After-tax Corporate expenses for 2015 increased 9.3% when compared to 2014 mainly due to increased LTIP and bonus expense in 2015.

CRITICAL ACCOUNTING POLICIES
Revenue Recognition
Roto-Rooter
For the Roto-Rooter segment, service revenues and sales are recognized when the earnings process has been completed.  Generally, this occurs when services are provided or products are delivered. Sales of Roto-Rooter products, including drain cleaning machines and drain cleaning solution, comprise less than 2% of our total service revenues and sales for each of the three years in the period ended December 31, 2016.

VITAS
MEDICARE AND MEDICAID REVENUE
Approximately 95% of VITAS’ revenue in 2016 was from Medicare and Medicaid.  The remaining revenue was from commercial insurance carriers and individual self-payers.  Gross revenue is recorded on an accrual basis based on the date of service at amounts equal to the established payment rates.  Medicare establishes the payment rates yearly which are consistent among all providers in the hospice industry.  The payment rates are daily or hourly rates for each of the four levels of care we provide.  The four levels of care are routine home care, general inpatient care, continuous home care and respite care.  Routine home care accounts for 78.9%, 77.6% and 76.0% of our total net revenue for the years ending December 31, 2016, 2015 and 2014.

VITAS is subject to certain limitations on Medicare payments for services.  Specifically, if the number of inpatient care days any hospice program provides to Medicare beneficiaries exceeds 20% of the total days of hospice care such program provided to all Medicare patients for an annual period beginning September 28, the days in excess of the 20% figure may be reimbursed only at the routine homecare rate.  None of VITAS’ hospice programs exceeded the payment limits on inpatient services in 2016, 2015 or 2014.

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

Our estimate of the Medicare cap liability is particularly sensitive to allocations made by our Medicare Administrative Contractors relative to patient transfers between hospices.  We are allocated a percentage of the Medicare cap based on the total days a patient spent in hospice care.  The allocation for patient transfers cannot be determined until a patient dies.  As the number of days a patient spends in hospice is based on a future event, this allocation process may take several years.  If the actual relationship of transfers in and transfers out for a given measurement period proves to be different for any program at or near a billing limitation, our estimate of the liability would increase or decrease on a dollar-for-dollar basis.  While our method has historically been materially accurate, each program can vary during a given measurement period.

During the year ended December 31, 2016, we recorded a $228,000 Medicare cap revenue reduction as a result of the sequestration issue discussed below.  During the year ended December 31, 2015, we recorded a $165,000 Medicare cap reversal of amounts recorded in the fourth quarter of 2014 for one program’s projected 2015 measurement period liability.  During the year ended December 31, 2014, we recorded a net  Medicare cap liability of $1.3 million for two programs’ projected 2014 and 2015 measurement period liability offset by the reversal of one program’s 2011 measurement period projected Medicare cap liability.  During the year ended December 31, 2013, we reversed the Medicare cap liability for amounts recorded in the fourth quarter of 2012 for three programs’ projected 2013 measurement period liability.  During 2013 this reversal was offset by the Medicare cap liability for two programs’ projected 2014 measurement period liability. The net pretax expense/(income) was $228,000, ($165,000), and $1.3 million for fiscal years 2016, 2015 and 2014, respectively.

In 2013, the U.S. government implemented automatic budget reductions of 2.0% for all government payees, including hospice benefits paid under the Medicare program.  In 2015, CMS determined that the Medicare cap should be calculated “as if” sequestration did not occur.  As a result of this decision, VITAS has received notification from our third party intermediary that an additional $2.1 million is owed for Medicare cap in three programs arising during the 2013, 2014 and 2015 measurement periods.  The amounts were automatically deducted from our semi-monthly PIP payments.  We do not believe that CMS is authorized under the sequestration authority or the statutory methodology for establishing the Medicare cap to the amounts they have withheld and intend to withhold under their current “as if” methodology.  We have appealed CMS’s methodology change with the appropriate regulatory appeal board.

Shown below is the Medicare cap liability activity for the years ended December 31, 2016 and 2015, (in thousands):

	2016	2015
Beginning Balance January 1,	$1,165	$6,112
2015 measurement period	228	(165)
Payments	(1,158)	(4,782)
Ending Balance December 31,	$235	$1,165

REVENUE FROM OTHER PAYERS
Gross revenue is recorded on an accrual basis based on the date of service at amounts equal to our established rates with the applicable payer.

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

Our casualty insurance liabilities are recorded gross before any estimated recovery for amounts exceeding our stop loss limits.  Estimated recoveries from insurance carriers are recorded as accounts receivable.  Claims experience adjustments to our casualty and workers’ compensation accrual for the years ended December 31, 2016, 2015 and 2015, were net pretax debits/(credits) of ($3,148,000), ($1,891,000),  and $542,000 respectively.

As an indication of the sensitivity of the accrued liability to reported claims, our analysis indicates that a 1% across-the-board increase or decrease in the amount of projected losses would increase or decrease the accrued insurance liability at December 31, 2016 by $3.1 million or 6.4%.  While the amount recorded represents our best estimate of the casualty and workers’ compensation insurance liability, we have calculated, based on historical claims experience, the actual loss could reasonably be expected to increase or decrease by approximately $2.8 million as of December 31, 2016.

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

We completed our qualitative analysis for impairment of goodwill and our indefinite-lived intangible assets as of October 1, 2016.  We assessed such qualitative factors as macroeconomic conditions, industry and market conditions, cost factors, financial performance and the legislative and regulatory environment.  Based on our assessment, we do not believe that it is more likely than not that our reporting units’ or indefinite-lived assets fair values are less than their carrying values.

In January 2017, the FASB issued Accounting Standards Update “ASU No. 2017-4 – Intangibles – Goodwill and Other”.  To simplify the subsequent measurement of goodwill, the FASB eliminated Step 2 from the goodwill impairment test.  The guidance in the ASU is effective for the Company in fiscal years beginning after December 15, 2019.  Early adoption is permitted.  We anticipate adoption of this standard will have no impact on our consolidated financial statements.

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

Unaudited Consolidating Summary and Reconciliation of Adjusted EBITDA
Chemed Corporation and Subsidiary Companies
(in thousands)				Chemed
2016	VITAS	Roto-Rooter	Corporate	Consolidated

Net income/(loss)	$84,961	$52,893	$(29,111)	$108,743
Add/(deduct):
Interest expense	211	332	3,172	3,715
Income taxes	51,910	32,719	(16,318)	68,311
Depreciation	19,035	14,698	546	34,279
Amortization	55	304	-	359
EBITDA	156,172	100,946	(41,711)	215,407
Add/(deduct):
Intercompany interest/(expense)	(7,969)	(3,595)	11,564	-
Interest income	(325)	(58)	-	(383)
Expenses related to OIG investigation	5,260	-	-	5,260
Retirement expenses	4,491	-	-	4,491
Medicare cap sequestration adjustment	228	-	-	228
Expenses related to litigation settlements	1,149	45	-	1,194
Advertising cost adjustment	-	(1,333)	-	(1,333)
Stock option expense	-	-	8,330	8,330
Stock award expense	387	307	1,161	1,855
Long-term incentive compensation	-	-	1,930	1,930
Expenses related to securities litigation	-	-	-	-
Adjusted EBITDA	$159,393	$96,312	$(18,726)	$236,979
				Chemed
2015	VITAS	Roto-Rooter	Corporate	Consolidated

Net income/(loss)	$93,346	$48,573	$(31,645)	$110,274
Add/(deduct):
Interest expense	200	348	3,097	3,645
Income taxes	56,675	29,630	(16,453)	69,852
Depreciation	18,789	12,988	592	32,369
Amortization	758	372	-	1,130
EBITDA	169,768	91,911	(44,409)	217,270
Add/(deduct):
Intercompany interest/(expense)	(7,499)	(3,385)	10,884	-
Interest income	(241)	(40)	-	(281)
Expenses related to OIG investigation	4,974	-	-	4,974
Acquisition expenses	-	172	-	172
Expenses related to litigation settlements	-	5	-	5
Advertising cost adjustment	-	(1,317)	-	(1,317)
Stock option expense	-	-	5,445	5,445
Stock award expense	496	268	1,343	2,107
Long-term incentive compensation	-	-	7,519	7,519
Expenses related to securities litigation	-	-	37	37
Adjusted EBITDA	$167,498	$87,614	$(19,181)	$235,931
				Chemed
2014	VITAS	Roto-Rooter	Corporate	Consolidated

Net income/(loss)	$86,186	$42,075	$(28,944)	$99,317
Add/(deduct):
Interest expense	207	363	7,616	8,186
Income taxes	53,278	25,808	(15,649)	63,437
Depreciation	18,601	10,702	578	29,881
Amortization	447	273	-	720
EBITDA	158,719	79,221	(36,399)	201,541
Add/(deduct):
Intercompany interest/(expense)	(6,189)	(2,892)	9,081	-
Interest income	78	(39)	(10)	29
Expenses related to OIG investigation	2,141	-	-	2,141
Acquisition expenses	1	23	-	24
Expenses related to litigation settlements	113	7	-	120
Advertising cost adjustment	-	(1,462)	-	(1,462)
Stock option expense	-	-	4,802	4,802
Stock award expense	586	252	1,633	2,471
Long-term incentive compensation	-	-	2,569	2,569
Expenses related to securities litigation	-	-	327	327
Adjusted EBITDA	$155,449	$75,110	$(17,997)	$212,562

CHEMED CORPORATION AND SUBSIDIARY COMPANIES
RECONCILIATION OF ADJUSTED NET INCOME
(in thousands, except per share data)(unaudited)

	For the Years Ended December 31,
	2016	2015	2014
Net income as reported	$108,743	$110,274	$99,317

Add/(deduct) after-tax cost of:
Non-cash expense of change in accounting for convertible	-	-	2,143
Stock option expense	5,266	3,439	3,022
Expenses related to OIG investigation	3,248	3,072	1,328
Early retirement expenses	2,840	-	-
Net expenses related to litigation settlements	28	3	74
Long-term incentive compensation	1,221	4,752	1,625
Medicare cap sequestration adjustment	141	-	-
Expenses related to securities litigation	-	23	207
Acquisition expenses	-	104	15
Adjusted net income	$121,487	$121,667	$107,731

Diluted Earnings Per Share As Reported
Net income	$6.48	$6.33	$5.57
Average number of shares outstanding	16,789	17,422	17,840

Adjusted Diluted Earnings Per Share
Net income	$7.24	$6.98	$6.07
Average number of shares outstanding	16,789	17,422	17,738	*

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

CHEMED CORPORATION AND SUBSIDIARY COMPANIES
OPERATING STATISTICS FOR VITAS SEGMENT
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
OPERATING STATISTICS	2016	2015	2016	2015
Net revenue ($000)
Homecare	$228,463	$224,278	$887,940	$865,145
Inpatient	23,724	22,954	97,580	99,439
Continuous care	31,999	37,238	138,025	150,802
Total before Medicare cap allowance	$284,186	$284,470	$1,123,545	$1,115,386
Medicare cap allowance	-	-	(228)	165
Total	$284,186	$284,470	$1,123,317	$1,115,551
Net revenue as a percent of total before Medicare cap allowance
Homecare	80.4%	78.8%	78.9%	77.6%
Inpatient	8.3	8.1	8.7	8.9
Continuous care	11.3	13.1	12.4	13.5
Total before Medicare cap allowance	100.0	100.0	100.0	100.0
Medicare cap allowance	-	-	-	-
Total	100.0%	100.0%	100.0%	100.0%
Average daily census (days)
Homecare	12,241	11,707	12,040	11,372
Nursing home	3,065	3,062	3,037	3,035
Routine homecare	15,306	14,769	15,077	14,407
Inpatient	383	377	400	412
Continuous care	471	551	515	566
Total	16,160	15,697	15,992	15,385
Total Admissions	15,889	15,790	65,094	65,872
Total Discharges	16,282	15,915	64,689	64,900
Average length of stay (days)	91.4	89.8	86.7	81.6
Median length of stay (days)	16.0	17.0	16.0	15.0
ADC by major diagnosis
Neurological	20.3%	22.8%	21.1%	23.2%
Cancer	15.4	15.6	15.3	16.4
Cardio	16.9	17.4	17.1	17.4
Cerebro	33.4	29.9	32.7	29.1
Respiratory	7.8	7.7	7.8	7.8
Other	6.2	6.6	6.0	6.1
Total	100.0%	100.0%	100.0%	100.0%
Admissions by major diagnosis
Neurological	11.3%	12.1%	11.0%	12.3%
Cancer	32.2	31.5	31.8	32.0
Cardio	16.0	15.2	15.4	15.3
Cerebro	21.6	19.7	21.0	19.0
Respiratory	10.8	9.5	10.2	9.9
Other	8.1	12.0	10.6	11.5
Total	100.0%	100.0%	100.0%	100.0%
Direct patient care margins
Routine homecare	53.1%	54.7%	52.1%	53.4%
Inpatient	1.2	1.3	2.3	5.0
Continuous care	15.8	16.1	14.2	16.1
Homecare margin drivers (dollars per patient day)
Labor costs	$56.11	$53.96	$56.41	$55.58
Combined drug, home medical equipment and
medical supplies cost	14.99	16.08	15.66	16.15
Inpatient margin drivers (dollars per patient day)
Labor costs	$363.06	$358.52	$350.56	$350.06
Continuous care margin drivers (dollars per patient day)
Labor costs	$602.30	$596.21	$607.52	$592.48
Bad debt expense as a percent of revenues	1.2%	1.0%	1.2%	1.0%
Accounts receivable --
Days of revenue outstanding- excluding unapplied Medicare payments	36.5	37.5	N.A.	N.A.
Days of revenue outstanding- including unapplied Medicare payments	32.6	26.7	N.A.	N.A.

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