Form 10-K, Exhibit 13
period 2017-12-31
CHEMED CORP
filed 2018-02-26
CIK 19584

EXHIBIT 13

Financial Review

Contents

Report of Independent Registered Public Accounting Firm	45
Consolidated Statements of Income	47
Consolidated Balance Sheets	48
Consolidated Statements of Cash Flows	49
Consolidated Statements of Changes in Stockholders’ Equity	50
Notes to Consolidated Financial Statements	51
Unaudited Summary of Quarterly Results	76
Selected Financial Data	78
Unaudited Consolidating Statements of Income	79
Management’s Discussion and Analysis of Financial Conditions and Results of Operations	82

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

The Company’s management, including the President and Chief Executive Officer, Executive Vice President and Chief Financial Officer and Vice President and Controller, has conducted an evaluation of the effectiveness of its internal control over financial reporting as of December 31, 2017, based on the framework established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on this evaluation, management concluded that internal control over financial reporting was effective as of December 31, 2017, based on criteria in Internal Control—Integrated Framework issued by COSO.

PricewaterhouseCoopers LLP, our independent registered public accounting firm, has audited the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017, as stated in their report which appears on pages 45 and 46.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Chemed Corporation

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of Chemed Corporation and its subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2017, including the related notes (collectively referred to as the “consolidated financial statements”). We also have audited the Company's internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2017 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO.

Change in Accounting Principle

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for stock based compensation in 2017.

Basis for Opinions

The Company's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company's internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control over Financial Reporting

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

/s/PricewaterhouseCoopersLLP
Cincinnati, Ohio
February 26, 2018

We have served as the Company’s auditor since 1971.

CONSOLIDATED STATEMENTS OF INCOME

Chemed Corporation and Subsidiary Companies
(in thousands, except per share data)
For the Years Ended December 31,	2017	2016	2015

Service revenues and sales	$1,666,724	$1,576,881	$1,543,388
Cost of services provided and goods sold (excluding depreciation)	1,150,532	1,115,431	1,087,610
Selling, general and administrative expenses	276,652	243,572	237,821
Depreciation	35,488	34,279	32,369
Amortization	137	359	1,130
Other operating expenses (Note 21)	90,880	4,491	-
Total costs and expenses	1,553,689	1,398,132	1,358,930
Income from operations	113,035	178,749	184,458
Interest expense	(4,272)	(3,715)	(3,645)
Other income/(expenses)--net (Note 10)	8,154	2,020	(687)
Income before income taxes	116,917	177,054	180,126
Income taxes (Note 11)	(18,740)	(68,311)	(69,852)
Net Income	$98,177	$108,743	$110,274

Earnings Per Share (Note 15)
Net Income	$6.11	$6.64	$6.54
Average number of shares outstanding	16,057	16,383	16,870
Diluted Earnings Per Share (Note 15)
Net Income	$5.86	$6.48	$6.33
Average number of shares outstanding	16,742	16,789	17,422

The Notes to Consolidated Financial Statements are integral parts of these statements.

CONSOLIDATED BALANCE SHEETS

Chemed Corporation and Subsidiary Companies
(in thousands, except shares and per share data)
December 31,	2017	2016
Assets
Current assets
Cash and cash equivalents (Note 9)	$11,121	$15,310
Accounts receivable less allowances of $15,175 (2016 - $14,236)	113,651	132,021
Inventories	5,334	5,755
Prepaid income taxes	29,848	3,709
Prepaid expenses	16,092	13,105
Total current assets	176,046	169,900
Investments of deferred compensation plans held in trust (Notes 14 and 16)	62,067	54,389
Properties and equipment, at cost, less accumulated depreciation (Note 12)	143,034	121,302
Identifiable intangible assets less accumulated amortization of $32,887 (2016 - $33,225) (Note 6)	54,865	55,065
Goodwill	476,887	472,366
Other assets	7,127	7,037
Total Assets	$920,026	$880,059

Liabilities
Current liabilities
Accounts payable	$48,372	$39,586
Current portion of long-term debt (Note 3)	10,000	8,750
Accrued insurance	46,968	47,960
Accrued compensation	62,933	53,979
Accrued legal	1,786	1,805
Other current liabilities	23,463	19,752
Total current liabilities	193,522	171,832
Deferred income taxes (Note 11)	16,640	14,291
Long-term debt (Note 3)	91,200	100,000
Deferred compensation liabilities (Note 14)	61,800	54,288
Other liabilities	16,510	15,549
Total Liabilities	379,672	355,960
Commitments and contingencies (Notes 13 and 18)
Stockholders' Equity
Capital stock - authorized 80,000,000 shares $1 par; issued 34,732,192 shares
(2016 - 34,270,104 shares)	34,732	34,270
Paid-in capital	695,797	639,703
Retained earnings	1,038,955	958,149
Treasury stock - 18,694,047 shares (2016 - 18,083,527 shares), at cost	(1,231,332)	(1,110,536)
Deferred compensation payable in Company stock (Note 14)	2,202	2,513
Total Stockholders' Equity	540,354	524,099
Total Liabilities and Stockholders' Equity	$920,026	$880,059

The Notes to Consolidated Financial Statements are integral parts of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Chemed Corporation and Subsidiary Companies
(in thousands)
For the Years Ended December 31,	2017	2016	2015
Cash Flows from Operating Activities
Net income	$98,177	$108,743	$110,274
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	35,625	34,638	33,499
Provision for uncollectible accounts receivable	17,306	16,319	14,247
Stock option expense	10,485	8,330	5,445
Loss on sale of transportation equipment (Note 21)	5,266	-	-
Noncash portion of long-term incentive compensation	3,774	1,301	6,644
Provision/(benefit) for deferred income taxes (Note 11)	2,407	(6,707)	6,325
Amortization of restricted stock awards	1,231	1,855	2,107
Noncash directors' compensation	766	541	540
Amortization of debt issuance costs	516	519	523
Noncash early retirement expense (Note 21)	-	1,747	-
Changes in operating assets and liabilities, excluding amounts acquired in business combinations:
Decrease/(increase) in accounts receivable	1,072	(42,142)	4,132
Decrease/(increase) in inventories	421	559	(142)
Increase in prepaid expenses	(2,987)	(253)	(1,290)
Increase in accounts payable and other current liabilities	12,890	891	476
(Decrease)/increase in income taxes	(26,104)	13,886	344
Increase in other assets	(8,330)	(5,224)	(47)
Increase in other liabilities	8,561	7,105	1,320
Excess tax benefit on stock-based compensation	-	(7,195)	(14,042)
Other sources	1,419	480	1,145
Net cash provided by operating activities	162,495	135,393	171,500
Cash Flows from Investing Activities
Capital expenditures	(64,300)	(39,772)	(44,135)
Business combinations, net of cash acquired (Note 7)	(4,725)	-	(6,614)
Other sources/(uses)	1,417	(90)	432
Net cash used by investing activities	(67,608)	(39,862)	(50,317)
Cash Flows from Financing Activities
Proceeds from revolving line of credit	261,650	184,550	103,200
Payments on revolving line of credit	(260,450)	(159,550)	(153,200)
Purchases of treasury stock	(94,640)	(102,313)	(59,323)
Proceeds from exercise of stock options (Note 4)	27,092	8,421	15,424
Dividends paid	(17,371)	(16,439)	(15,605)
Capital stock surrendered to pay taxes on stock-based compensation	(14,223)	(8,772)	(15,734)
Payments on other long-term debt	(8,750)	(7,500)	(6,250)
Change in cash overdraft payable	6,700	(736)	(1,177)
Excess tax benefit on stock-based compensation	-	7,195	14,042
Other sources/(uses)	916	196	(1,965)
Net cash used by financing activities	(99,076)	(94,948)	(120,588)
Increase/(decrease) in cash and cash equivalents	(4,189)	583	595
Cash and cash equivalents at beginning of year	15,310	14,727	14,132
Cash and cash equivalents at end of year	$11,121	$15,310	$14,727
The Notes to Consolidated Financial Statements are integral parts of these statements.

CONSOLIDATED STATEMENTS OF CHANGES
IN STOCKHOLDERS' EQUITY
Chemed Corporation and Subsidiary Companies
(in thousands, except per share data)					Deferred
					Compensation
				Treasury	Payable in
	Capital	Paid-in	Retained	Stock-	Company
	Stock	Capital	Earnings	at Cost	Stock	Total
Balance at December 31, 2014	$33,337	$538,845	$771,176	$(894,285)	$2,283	$451,356
Net income	-	-	110,274	-	-	110,274
Dividends paid ($.92 per share)	-	-	(15,605)	-	-	(15,605)
Stock awards and exercise of stock options (Note 4)	648	66,077	-	(38,257)	-	28,468
Purchases of treasury stock (Note 20)	-	-	-	(59,323)	-	(59,323)
Other	-	(1,916)	-	(113)	112	(1,917)
Balance at December 31, 2015	33,985	603,006	865,845	(991,978)	2,395	513,253
Net income	-	-	108,743	-	-	108,743
Dividends paid ($1.00 per share)	-	-	(16,439)	-	-	(16,439)
Stock awards and exercise of stock options (Note 4)	285	36,453	-	(16,127)	-	20,611
Purchases of treasury stock (Note 20)	-	-	-	(102,313)	-	(102,313)
Other	-	244	-	(118)	118	244
Balance at December 31, 2016	34,270	639,703	958,149	(1,110,536)	2,513	524,099
Net income	-	-	98,177	-	-	98,177
Dividends paid ($1.08 per share)	-	-	(17,371)	-	-	(17,371)
Stock awards and exercise of stock options (Note 4)	462	55,264	-	(26,467)	-	29,259
Purchases of treasury stock (Note 20)	-	-	-	(94,640)	-	(94,640)
Other	-	830	-	311	(311)	830
Balance at December 31, 2017	$34,732	$695,797	$1,038,955	$(1,231,332)	$2,202	$540,354

The Notes to Consolidated Financial Statements are integral parts of these statements.

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

CONCENTRATION OF RISK
As of December 31, 2017 and 2016, approximately 59%, of VITAS’ total accounts receivable balance were due from Medicare and 32% and 31%, respectively, of VITAS’ total accounts receivable balance were due from various state Medicaid programs. Combined accounts receivable from Medicare and Medicaid represent approximately 55% of the consolidated net accounts receivable in the accompanying consolidated balance sheets as of December 31, 2017.

As further described in Note 19, we had agreements with a vendor to provide specified pharmacy services for VITAS and its hospice patients. In 2017 and 2016, respectively, purchases made from this vendor represent in excess of 85% of all pharmacy services used by VITAS.

INVENTORIES
Substantially all of the inventories are either general merchandise or finished goods. Inventories are stated at the lower of cost or net realizable value. For determining the value of inventories, cost methods that reasonably approximate the first-in, first-out (“FIFO”) method are used.

DEPRECIATION AND PROPERTIES AND EQUIPMENT
Depreciation of properties and equipment is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the remaining lease terms (excluding option terms) or their useful lives. Expenditures for maintenance, repairs, renewals and betterments that do not materially prolong the useful lives of the assets are expensed as incurred. The cost of property retired or sold and the related accumulated depreciation are removed from the accounts, and the resulting gain or loss is reflected currently in other operating expense or other income, net.

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

The weighted average lives of our property and equipment at December 31, 2017, were:

Buildings and building improvements	12.1	yrs.
Transportation equipment	11.0
Machinery and equipment	5.2
Computer software	4.6
Furniture and fixtures	4.8

GOODWILL AND INTANGIBLE ASSETS

The table below shows a rollforward of Goodwill (in thousands):

		Roto-
	Vitas	Rooter	Total
Balance at December 31, 2015	$328,301	$144,021	$472,322
Foreign currency adjustments	-	44	44
Balance at December 31, 2016	$328,301	$144,065	$472,366
Business combinations	-	4,396	4,396
Foreign currency adjustments	-	125	125
Balance at December 31, 2017	$328,301	$148,586	$476,887

Identifiable, definite-lived intangible assets arise from purchase business combinations and are amortized using either an accelerated method or the straight-line method over the estimated useful lives of the assets. The selection of an amortization method is based on which method best reflects the economic pattern of usage of the asset. The weighted average lives of our identifiable, definite-lived intangible assets at December 31, 2017, were:

Covenants not to compete	6.5	yrs.
Reacquired franchise rights	5.9
Referral networks	10.0
Customer lists	13.3

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

We completed our qualitative analysis for impairment of goodwill and our indefinite-lived intangible assets as of October 1, 2017. Based on our assessment, we do not believe that it is more likely than not that our reporting units or indefinite-lived assets fair values are less than their carrying values.

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

REVENUE RECOGNITION
Both the VITAS segment and Roto-Rooter segment recognize service revenues and sales when the earnings process has been completed. Generally, this occurs when services are provided or products are delivered. See Footnote 2 for a more detailed description of revenue related to our VITAS segment. Sales of Roto-Rooter products, including drain cleaning machines and drain cleaning solution, comprise less than 2% of our total service revenues and sales for each of the three years in the period ended December 31, 2017. The VITAS segment does not have product sales.

CHARITY CARE
VITAS provides charity care, in certain circumstances, to patients without charge when management of the hospice program determines that the patient does not have the financial wherewithal to make payment. There is no revenue or associated accounts receivable in the accompanying consolidated financial statements related to charity care.

The cost of providing charity care during the years ended December 31, 2017, 2016 and 2015, was $7.7 million, $7.0 million and $7.6 million, respectively and is included in cost of services provided and goods sold. The cost of charity care is calculated by taking the ratio of charity care days to total days of care and multiplying by total cost of care.

SALES TAX
The Roto-Rooter segment collects sales tax from customers when required by state and federal laws. We record the amount of sales tax collected net in the accompanying consolidated statements of income.

GUARANTEES
In the normal course of business, Roto-Rooter enters into various guarantees and indemnifications in our relationships with customers and others. These arrangements include guarantees of services for periods ranging from one day to one year and product satisfaction guarantees. At December 31, 2017 and 2016, our accrual for service guarantees and warranty claims was $420,000 and $405,000 respectively.

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

ADVERTISING
We expense the production costs of advertising the first time the advertising takes place. We pay for and expense the cost of internet advertising and placement on a “per click” basis. Similarly, the majority of our telephone directory listings are paid for and expensed on a “cost per call” basis. For those directories that are not on this billing basis, the cost of the directory is expensed when the directories are placed in circulation. Advertising expense for the year ended December 31, 2017, was $40.9 million (2016 – $ 37.2 million; 2015 - $36.4 million).

COMPUTATION OF EARNINGS PER SHARE
In March 2016, the FASB issued Accounting Standards Update “ASU No. 2016-09 - Compensation – Stock Compensation” which is part of the FASB’s Simplification Initiative. The object of this initiative is to identify, evaluate, and improve specific areas of financial reporting. The areas of simplification in this initiative involve several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The guidance was effective for fiscal years beginning after December 15, 2016. We adopted the applicable provisions of ASU 2016-09 on a prospective basis. The impact of this ASU on our financial statements for the year end December 31, 2017 was to decrease our income tax expense by $18.9 million as the result of excess tax benefits on stock based compensation being recorded on the statements of income. This, combined with the required change in diluted share count, resulted in an increase to basic and diluted earnings per share of $1.18 and $1.08, respectively.

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

Our casualty insurance liabilities are recorded gross before any estimated recovery for amounts exceeding our stop loss limits. Estimated recoveries from insurance carriers are recorded as accounts receivable. Claims experience adjustments to our casualty and workers' compensation accrual for the years ended December 31, 2017, 2016 and 2015, were net pretax debits/(credits) of ($5,560,000), ($3,148,000) and ($1,891,000) respectively.

TAXES ON INCOME
On December 22, 2017, the President of the United States signed into law H.R.1, “An Act to Provide for Reconciliation Pursuant to Titles II and V of the Concurrent Resolution on the Budget for Fiscal Year 2018” (the “Act”). The Act amends the Internal Revenue Code to reduce tax rates and modify policies, credits, and deductions for individuals and businesses. For businesses, U.S. generally accepted accounting principles (“GAAP”) require resulting tax effects for the Act, to be recorded in the reporting period of enactment.

However, the U.S. Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 118 (“SAB 118”), which provides guidance on accounting for the Act’s impact. Under SAB 118, it is permissible for an entity to use something similar to the measurement period in a business combination to fully evaluate the impact of the Act, not to exceed one year. For matters that have not been completed, the Company would recognize provisional amounts to the extent that they are reasonably estimable, adjust them over time as more information becomes available, and disclose this information in its financial statements.

Our accounting for the following elements of the Act is incomplete. However, we were able to make reasonable estimates of certain effects and, therefore, record provisional adjustments as follows:

Reduction of US federal corporate tax rate: The Act reduces the federal corporate tax rate to 21 percent, effective January 1, 2018. Consequently, the Company has recorded a net tax benefit adjustment of $8,937,000 to deferred income tax expense, for the year ended December 31, 2017.

Deemed Repatriation Transition Tax: The Act provides for a one-time "deemed repatriation" of accumulated foreign earnings for the year ended December 31, 2017. The Company expects to pay in the current year, U.S. federal and state cash taxes of approximately $529,000 on the deemed repatriation.

Compensation and Shared-Based Payment Awards: The Act modifies the deductibility of covered employees compensation and eliminates the exclusion of performance based compensation under IRC § 162(m). The Company recorded a non-cash tax expense related to this modification of $103,000 due to share-based payment awards as accounted for under ASC 718.

Global Intangible Low-Taxed Income (GILTI) tax rules: Because of the complexity of these new rules, we are continuing to evaluate this provision of the Tax Act and the application of ASC 740. In connection with these rules is the impact (if any) of Foreign Derived Intangible Income (FDII) which we are continuing to evaluate. These provisions are effective January 1, 2018.

Under U.S. GAAP, we are allowed to make an accounting policy choice of either (1) treating taxes due on future U.S. inclusions in taxable income related to GILTI as a current-period expense when incurred (the “period cost method”) or (2) factoring such amounts into a company’s measurement of its deferred taxes (the “deferred method”). Our selection of an accounting policy with respect to the new GILTI tax rules will depend, in part, on analyzing our global income to determine whether we expect to have future U.S. inclusions in taxable income related to GILTI and, if so, what the impact is expected to be. Whether we expect to have future U.S. inclusions in taxable income related to GILTI depends on not only our current structure and estimated future results of global operations but also our intent and ability to modify our structure and/or our business, we are not yet able to reasonably estimate the effect of this provision of the Act. Therefore, we have not made any adjustments related to potential GILTI tax in our financial statements and have not made a policy decision regarding whether to record deferred taxes on GILTI. However, we do not expected to these provision to have a material effect.

Historically, the Company has not provided for deferred taxes on undistributed earnings because such earnings are considered to be indefinitely reinvested outside of the U.S. The Company is still evaluating the full impact of the Act on the future foreign earnings.

Additionally, the Act provides for 100 percent bonus depreciation on personal tangible property expenditures September 27, 2017 through 2022. The bonus depreciation percentage is phased down from 100 percent beginning in 2023 through 2026. The Company expects to take full benefit of the bonus deprecation rules.

The ultimate impact of the Act may differ, due to changes in interpretations and assumptions the Company has made, guidance that may be issued, and actions the Company may take as a result of the Act. The Company will provide updated and additional information regarding impacts of the Act in connection with its future disclosures in accordance with SAB 118.

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
Approximately 97% of VITAS’revenue in 2017 was from Medicare and Medicaid. The remaining revenue was from commercial insurance carriers and individual self-payers.

MEDICARE AND MEDICAID REVENUE
Gross revenue is recorded on an accrual basis based on the date of service at amounts equal to the established payment rates. Medicare establishes the payment rates yearly which are consistent among all providers in the hospice industry. The payment rates are daily or hourly rates for each of the four levels of care we provide. The four levels of care are routine home care, general inpatient care, continuous home care and respite care. Routine home care accounts for 81.2%, 78.9% and 77.6% of our total net revenue for the years ending December 31, 2017, 2016 and 2015.

VITAS is subject to certain limitations on Medicare payments for services. Specifically, if the number of inpatient care days any hospice program provides to Medicare beneficiaries exceeds 20% of the total days of hospice care such program provided to all Medicare patients for an annual period beginning September 28, the days in excess of the 20% figure may be reimbursed only at the routine homecare rate. None of VITAS’ hospice programs exceeded the payment limits on inpatient services in 2017, 2016 or 2015.

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

The “proportional” method compares the total Medicare payments received under a Medicare provider number with respect to services provided to all Medicare hospice care beneficiaries in the program or programs covered by the Medicare provider number between September 28 and September 27 of the following year with the product of the per beneficiary cap amount and a pro-rated number of Medicare beneficiaries receiving hospice services from that program during the same period. The pro-rated number of Medicare beneficiaries is calculated based on the ratio of days the beneficiary received hospice services during the measurement period to the total number of days the beneficiary received hospice services. We have one program as of December 31, 2017 using the “proportional” method.

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

In 2013, the U.S. government implemented automatic budget reductions of 2.0% for all government payees, including hospice benefits paid under the Medicare program. In 2015, CMS determined that the Medicare cap should be calculated “as if” sequestration did not occur. As a result of this decision, VITAS has received notification from our third party intermediary that an additional $2.6 million is owed for Medicare cap in three programs arising during the 2013, 2014 and 2015 measurement periods. The amounts are automatically deducted from our semi-monthly PIP payments. We do not believe that CMS is authorized under the sequestration authority or the statutory methodology for establishing the Medicare cap to the amounts they have withheld and intend to withhold under their current “as if” methodology. We have appealed CMS’s methodology change with the appropriate regulatory appeal board. We have recorded a reserve of $ 2.1 million at December 31, 2017 to cover a portion of the related accounts receivable.

During the year ended December 31, 2017, we recorded $2.4 million in Medicare cap revenue reduction related to two program’s projected 2018 measurement period liability and $247,000 for two programs cap liability for the 2013, 2014 and 2015 measurement period of which $105,000 relates to the sequestration issue described above.

During the year ended December 31, 2016, we recorded $228,000 in Medicare cap revenue reduction related to one program’s projected 2015 measurement period liability. This revenue reduction was related to the CMS’s methodology change described above. During the year ended December 31, 2015 we recorded a $165,000 Medicare cap reversal of amounts recorded in the fourth quarter of 2014 for one program’s projected 2015 measurement period liability The net pretax expense/(income) was $2.7 million, $228,000, and ($165,000) for fiscal years 2017, 2016 and 2015, respectively.

Shown below is the Medicare cap liability activity for the years ended December 31, 2017 and 2016, (in thousands):

	2017	2016
Beginning Balance January 1,	$235	$1,165
2018 measurement period	2,435	-
Prior measurement periods	247	228
Payments	(482)	(1,158)
Ending Balance December 31,	$2,435	$235

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

The allowance for doubtful accounts for VITAS comprises the following (in thousands):

	Medicare	Medicaid	Commercial	Other	Total
Beginning Balance January 1, 2015	$3,799	$5,999	$2,874	$(514)	$12,158
Bad debt provision	1,793	7,209	3,938	664	13,604
Write-offs	(3,382)	(6,595)	(4,331)	(209)	(14,517)
Other/Contractual adjustments	752	65	791	(113)	1,495
Ending Balance December 31, 2016	2,962	6,678	3,272	(172)	12,740
Bad debt provision	3,015	5,618	3,789	686	13,108
Write-offs	(2,431)	(7,031)	(4,202)	-	(13,664)
Other/Contractual adjustments	498	111	740	-	1,349
Ending Balance December 31, 2017	$4,044	$5,376	$3,599	$514	$13,533

3. Long-Term Debt and Lines of Credit
On June 30, 2014, we replaced our existing credit agreement with the Third Amended and Restated Credit Agreement (“2014 Credit Agreement”). Terms of the 2014 Credit Agreement consist of a five-year, $350 million revolving credit facility and a $100 million term loan. The 2014 Credit Agreement has a floating interest rate that is generally LIBOR plus a tiered additional rate which varies based on our current leverage ratio. For December 31, 2017 and 2016, respectively, the interest rate is LIBOR plus113 basis points.

The debt outstanding at December 31, 2017 and 2016 consists of the following (in thousands):

	December 31,
	2017	2016
Revolver	$26,200	$25,000
Term loan	75,000	83,750
Total	101,200	108,750
Current portion of term loan	(10,000)	(8,750)
Long-term debt	$91,200	$100,000

Scheduled principal payments of the term loan are as follows:

2018	$10,000
2019	65,000
$75,000

Capitalized interest was not material for any of the periods shown. Summarized below are the total amounts of interest paid during the years ended December 31 (in thousands):

2017	$3,626
2016	3,047
2015	2,988

The 2014 Credit Agreement contains the following quarterly financial covenants:

Description	Requirement	Chemed

Leverage Ratio (Consolidated Indebtedness/Consolidated Adj. EBITDA)	< 3.50 to 1.00	0.62 to 1.00

Fixed Charge Coverage Ratio (Consolidated Free Cash Flow/Consolidated
Fixed Charges)	> 1.50 to 1.00	2.10 to 1.00

Annual Operating Lease Commitment	< $50.0 million	$23.5 million

We are in compliance with all debt covenants as of December 31, 2017. We have issued $35.8 million in standby letters of credit as of December 31, 2017 for insurance purposes. Issued letters of credit reduce our available credit under the 2014 Credit Agreement. As of December 31, 2017, we have approximately $288.0 million of unused lines of credit available and eligible to be drawn down under our revolving credit facility.

4.	Stock-Based Compensation Plans
We have two stock incentive plans under which a total of 3.8 million shares were able to be issued to key employees and directors through a grant of stock options, stock awards and/or performance stock units (“PSUs”). The Compensation/Incentive Committee (“CIC”) of the Board of Directors administers these plans.

  We grant stock options, stock awards and PSUs to our officers, other key employees and directors to better align their long-term interests with those of our shareholders. We grant stock options at an exercise price equal to the market price of our stock on the date of grant. Options vest ratably annually over a three-year period. Those granted in 2017, 2016 and 2015 have a contractual life of 5 years; those granted prior to 2014 have a contractual life of 10 years. Restricted stock awards granted in 2015 vest ratably annually over a three year period. Unrestricted stock awards generally are granted to our non-employee directors annually at the time of our annual meeting. PSUs are contingent upon achievement of multi-year earnings per share (“EPS”) targets or total shareholder return (“TSR”) targets. Upon achievement of targets, PSUs are converted to unrestricted shares of stock.

We recognize the cost of stock options, stock awards and PSUs on a straight-line basis over the service life of the award, generally the vesting period. We include the cost of all stock-based compensation in selling, general and administrative expense.

In May 2017, the CIC granted 3,762 unrestricted shares of stock to the Company’s outside directors.

PERFORMANCE AWARDS

In February 2015, 2016 and 2017, the CIC granted PSUs contingent upon the achievement of certain TSR targets as compared to the TSR of a group of peer companies for the three-year measurement period, at which date the awards may vest. We utilize a Monte Carlo simulation approach in a risk-neutral framework with inputs including historical volatility and the risk-free rate of interest to value these TSR awards. We amortize the total estimated cost over the service period of the award.

In February 2015, 2016 and 2017, the CIC granted PSUs contingent on the achievement of certain EPS targets over the three-year measurement period. At the end of each reporting period, we estimate the number of shares of stock we believe will ultimately vest and record that expense over the service period of the award.

Comparative data for the PSUs include:

	2017 Awards	2016 Awards	2015 Awards
TSR Awards
Shares of stock granted	7,304	9,541	10,761
Per-share fair value	$226.95	$150.74	$142.55
Volatility	21.8%	26.7%	25.2%
Risk-free interest rate	1.44%	0.89%	0.93%

EPS Awards
Shares of stock granted	7,304	9,541	10,761
Per-share fair value	$172.60	$126.37	$113.14

Common Assumptions
Service period (years)	2.9	2.9	2.9
Three-year measurement period ends December 31,	2019	2018	2017

The following table summarizes total stock option, stock award and PSU activity during 2017:

	Stock Options				Stock Awards		Performance Units (PSUs)
		Weighted Average		Aggregate		Weighted		Weighted
			Remaining	Intrinsic		Average	Number of	Average
	Number of	Exercise	Contractual	Value	Number of	Grant-Date	Target	Grant-Date
	Options	Price	Life (Years)	(thousands)	Awards	Price	Units	Price
Outstanding at January 1, 2017	1,827,978	$114.09			45,267	$98.82	63,774	$118.95
Granted	330,550	231.91			3,762	203.52	27,622	156.04
Exercised/Vested	(422,914)	93.01			(38,273)	102.67	(36,812)	99.50
Canceled/ Forfeited	(37,156)	143.71			(1,050)	121.75	(852)	135.09
Outstanding at December 31, 2017	1,698,458	141.62	4.4	$173,650	9,706	121.75	53,732	151.09

Vested and expected to vest
at December 31, 2017	1,698,458	141.62	4.4	173,650	9,706	121.75	93,170 *	154.65
Exercisable at December 31, 2017	912,889	108.96	4.7	123,146	n.a.	n.a.	n.a.	n.a.
* Amount includes 37,466 share units which vested and were converted to shares of stock and distributed in the first quarter of 2018.

We estimate the fair value of stock options using the Black-Scholes valuation model. We determine expected term, volatility, and dividend yield and forfeiture rate based on our historical experience. We believe that historical experience is the best indicator of these factors.

Comparative data for stock options, stock awards and PSUs include (in thousands, except per-share amounts):

	Years Ended December 31,
	2017	2016	2015
Total compensation expense of stock-based compensation
plans charged against income	$16,256	$13,773	$14,737
Total income tax benefit recognized in income for stock
based compensation expense charged against income	5,690	5,062	5,416
Total intrinsic value of stock options exercised	50,192	17,635	45,600
Total intrinsic value of stock awards vested during the period	6,983	7,429	12,065
Per-share weighted averaged grant-date fair value of
stock awards granted	203.52	126.53	121.75

The assumptions we used to value stock option grants are as follows:

	2017	2016	2015

Stock price on date of issuance	$231.91	$135.85	$157.36
Grant date fair value per share	$46.27	$22.74	$29.46
Number of options granted	330,550	505,775	422,750
Expected term (years)	4.0	4.0	4.0
Risk free rate of return	1.86%	1.09%	1.57%
Volatility	22.80%	21.10%	22.20%
Dividend yield	0.5%	0.8%	0.6%
Forfeiture rate	-	-	-

Other data for stock options, stock awards and PSUs for 2017 include (dollar amounts in thousands):

	Stock	Stock
	Options	Awards	PSUs

Total unrecognized compensation at the end of the year	$23,900	$446	$3,716
Weighted average period over which unrecognized compensation to be recognized (years)	2.3	0.4	1.7
Actual income tax benefit realized	$17,271	$2,403	$3,195
Aggregate intrinsic value vested and expected to vest	$173,650	$2,367	$22,720

EMPLOYEE STOCK PURCHASE PLAN (“ESPP”)
The ESPP allows eligible participants to purchase shares of stock through payroll deductions at current market value. We pay administrative and broker fees associated with the ESPP. Shares of stock purchased for the ESPP are purchased on the open market and credited directly to participants’ accounts. In accordance with the FASB’s guidance, the ESPP is non-compensatory.

5.  Segments and Nature of the Business
Our segments include the VITAS segment and the Roto-Rooter segment. Relative contributions of each segment to service revenues and sales were 69% and 31%, respectively, in 2017 and 71% and 29%, respectively, in 2016. The vast majority of our service revenues and sales from continuing operations are generated from business within the United States.

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

•
The Roto-Rooter segment provides plumbing, drain cleaning and water restoration services to residential and commercial accounts using the Roto-Rooter registered service marks. They are delivered through company-owned and operated territories, independent contractor-operated territories and franchised locations. This segment also manufactures and sells products and equipment used to provide such services.

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

Segment data are set forth below (in thousands):

	For the Years Ended December 31,
	2017	2016	2015
Revenues by Type of Service
VITAS
Routine homecare	$935,913	$887,940	$865,145
Continuous care	124,557	138,025	150,802
General inpatient	90,472	97,580	99,439
Medicare cap	(2,682)	(228)	165
Total segment	1,148,260	1,123,317	1,115,551
Roto-Rooter
Plumbing repair and maintenance	219,516	197,280	188,065
Sewer and drain cleaning	151,667	145,699	142,562
Water restoration	82,272	50,229	38,163
Independent contractors	43,770	40,097	37,966
Other products and services	21,239	20,259	21,081
Total segment	518,464	453,564	427,837
Total service revenues and sales	$1,666,724	$1,576,881	$1,543,388
Aftertax Segment Earnings/(Loss)
VITAS	$57,645	$84,961	$93,346
Roto-Rooter	73,299	52,893	48,573
Total	130,944	137,854	141,919
Corporate	(32,767)	(29,111)	(31,645)
Net income	$98,177	$108,743	$110,274
Interest Income
VITAS	$12,044	$8,294	$7,740
Roto-Rooter	5,635	3,653	3,425
Total	17,679	11,947	11,165
Intercompany eliminations	(17,252)	(11,564)	(10,884)
Total interest income	$427	$383	$281
Interest Expense
VITAS	$188	$211	$200
Roto-Rooter	323	332	348
Total	511	543	548
Corporate	3,761	3,172	3,097
Total interest expense	$4,272	$3,715	$3,645

Income Tax Provision
VITAS	$16,436	$51,910	$56,675
Roto-Rooter	32,782	32,719	29,630
Total	49,218	84,629	86,305
Corporate	(30,478)	(16,318)	(16,453)
Total income tax provision	$18,740	$68,311	$69,852
Identifiable Assets
VITAS	$545,304	$542,142	$523,717
Roto-Rooter	294,663	261,641	255,192
Total	839,967	803,783	778,909
Corporate	80,059	76,276	73,416
Total identifiable assets	$920,026	$880,059	$852,325

	For the Years Ended December 31,
	2017	2016	2015
Additions to Long-Lived Assets
VITAS	$23,469	$22,000	$23,278
Roto-Rooter	45,386	17,709	26,476
Total	68,855	39,709	49,754
Corporate	483	63	995
Total additions to long-lived assets	$69,338	$39,772	$50,749
Depreciation and Amortization
VITAS	$18,630	$19,090	$19,547
Roto-Rooter	16,790	15,002	13,360
Total	35,420	34,092	32,907
Corporate	205	546	592
Total depreciation and amortization	$35,625	$34,638	$33,499

6.  Intangible Assets
Amortization of definite-lived intangible assets for the years ended December 31, 2017, 2016, 2015, was $137,000, $359,000 and $1.1 million respectively. The following is a schedule by year of projected amortization expense for definite-lived intangible assets (in thousands):

2018	$103
2019	47
2020	36
2021	32
2022	23
Thereafter	46

The balance in identifiable intangible assets comprises the following (in thousands):

	Gross	Accumulated	Net Book
	Asset	Amortization	Value
December 31, 2017
Referral networks	$21,140	$(21,140)	$-
Covenants not to compete	9,519	(9,291)	228
Customer lists	1,217	(1,217)	-
Reacquired franchise rights	1,298	(1,239)	59
Subtotal - definite-lived intangibles	33,174	(32,887)	287
VITAS trade name	51,300	-	51,300
Rapid Rooter trade name	150	-	150
Operating licenses	3,128	-	3,128
Total	$87,752	$(32,887)	$54,865

December 31, 2016
Referral networks	$21,729	$(21,528)	$201
Covenants not to compete	9,533	(9,295)	238
Customer lists	1,215	(1,215)	-
Reacquired franchise rights	1,261	(1,187)	74
Subtotal - definite-lived intangibles	33,738	(33,225)	513
VITAS trade name	51,300	-	51,300
Rapid Rooter trade name	150	-	150
Operating licenses	3,102	-	3,102
Total	$88,290	$(33,225)	$55,065

7.  Business Combinations

During 2017, we completed two business combinations of former franchisees within the Roto-Rooter segment for $4.7 million in cash to increase our market penetration. The purchase price of these acquisition was allocated as follows (in thousands):

Identifiable intangible assets	$98
Goodwill	4,396
Other assets and liabilities - net	231
$4,725

We did not complete any business combinations during 2016.

During 2015, we completed two business combinations of former franchisees within the Roto-Rooter segment for $6.6 million in cash to increase our market penetration. The purchase price of these acquisitions was allocated as follows (in thousands):

.
Identifiable intangible assets	$213
Goodwill	5,944
Other assets and liabilities - net	457
$6,614

The unaudited pro forma results of operations, assuming purchase business combinations completed in 2017 and 2016 were completed on January 1, 2015, do not materially impact the accompanying consolidated financial statements. The results of operations of each of the above business combinations are included in our results of operations from the date of the respective acquisition.

8.  Discontinued Operations
At December 31, 2017 and 2016, the accrual for our estimated liability for potential environmental cleanup and related costs arising from the 1991 sale of DuBois amounted to $1.7 million. Of the 2017 balance, $826,000 is included in other current liabilities and $901,000 is included in other liabilities (long-term). The estimated amounts and timing of payments of these liabilities follows (in thousands):

2018	$826
2019	300
Thereafter	601
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

9. Cash Overdrafts and Cash Equivalents
Included in accounts payable are cash overdrafts of $15.3 million and $8.6 million as of December 31, 2017 and 2016, respectively.

From time to time throughout the year, we invest excess cash in money market funds directly with major commercial banks. We closely monitor the creditworthiness of the institutions with which we invest our overnight funds. The amount invested was less than $100,000 for each balance sheet date presented.

10.  Other Income/(expense)—Net
Other income/(expense)—net from continuing operations comprises the following (in thousands):

	For the Years Ended December 31,
	2017	2016	2015
Market value gains related to deferred
compensation trusts	$8,430	$2,061	$148
Loss on disposal of property and equipment	(707)	(424)	(698)
Interest income	427	383	281
Other--net	4	-	(418)
Total other income/(expense)	$8,154	$2,020	$(687)

The market value gain relates to gains on the assets in the deferred compensation trust. There is an offsetting expense in selling, general and administrative expense to reflect the corresponding increase in the liability.

11.  Income Taxes
The provision for income taxes comprises the following (in thousands):

	For the Years Ended December 31,
	2017	2016	2015
Current
U.S. federal	$11,724	$64,698	$55,026
U.S. state and local	4,144	9,927	8,104
Foreign	465	393	397
Deferred
U.S. federal, state and local	2,402	(6,712)	6,323
Foreign	5	5	2
Total	$18,740	$68,311	$69,852

A summary of the temporary differences that give rise to deferred tax assets/ (liabilities) follows (in thousands):

	December 31,
	2017	2016
Accrued liabilities	$30,419	$43,168
Stock compensation expense	6,282	9,716
State net operating loss carryforwards	2,243	1,811
Allowance for uncollectible accounts receivable	291	1,952
Other	565	776
Deferred income tax assets	39,800	57,423
Amortization of intangible assets	(36,882)	(52,133)
Accelerated tax depreciation	(14,057)	(14,975)
Market valuation of investments	(2,277)	(1,341)
State income taxes	(1,722)	(793)
Currents assets	(1,255)	(1,825)
Other	(247)	(647)
Deferred income tax liabilities	(56,440)	(71,714)
Net deferred income tax liabilities	$(16,640)	$(14,291)

At December 31, 2017 and 2016, state net operating loss carryforwards were $36.5 million and $36.0 million, respectively. These net operating losses will expire, in varying amounts, between 2024 and 2037. Based on our history of operating earnings, we have determined that our operating income will, more likely than not, be sufficient to ensure realization of our deferred income tax assets.

A reconciliation of the beginning and ending of year amount of our unrecognized tax benefit is as follows (in thousands):

	2017	2016	2015
Balance at January 1,	$1,069	$1,052	$980
Unrecognized tax benefits due to positions taken in current year	268	218	260
Decrease due to expiration of statute of limitations	(214)	(201)	(188)
Balance at December 31,	$1,123	$1,069	$1,052

We file tax returns in the U.S. federal jurisdiction and various states. The years ended December 31, 2014 and forward remain open for review for federal income tax purposes. The earliest open year relating to any of our major state jurisdictions is the fiscal year ended December 31, 2012. During the next twelve months, we do not anticipate a material net change in unrecognized tax benefits.

We classify interest related to our accrual for uncertain tax positions in separate interest accounts. As of December 31, 2017 and 2016, we have approximately $134,000 and $130,000, respectively, accrued in interest payable related to uncertain tax positions. These accruals are included in other current liabilities in the accompanying consolidated balance sheet. Net interest expense related to uncertain tax positions included in interest expense in the accompanying consolidated statement of income is not material.

The difference between the actual income tax provision for continuing operations and the income tax provision calculated at the statutory U.S. federal tax rate is explained as follows (in thousands):

	For the Years Ended December 31,
	2017	2016	2015

Income tax provision calculated using the statutory rate of 35%	$40,921	$61,969	$63,044
State and local income taxes, less federal income tax effect	4,600	6,044	5,787
Nondeductible expenses	1,041	881	1,438
Stock compensation tax benefits	(18,932)	-	-
Enactment of the tax reform act	(8,305)	-	-
Other--net	(585)	(583)	(417)
Income tax provision	$18,740	$68,311	$69,852
Effective tax rate	16.0%	38.6%	38.8%

Summarized below are the total amounts of income taxes paid during the years ended December 31 (in thousands):

2017	$42,311
2016	60,905
2015	62,928

Provision has not been made for additional taxes on $35.1 million of undistributed earnings of our domestic subsidiaries. Should we elect to sell our interest in all of these businesses rather than to effect a tax-free liquidation, additional taxes amounting to approximately $8.4 million would be incurred based on current income tax rates.

12.  Properties and Equipment
A summary of properties and equipment follows (in thousands):

	December 31,
	2017	2016
Land	$7,108	$7,098
Buildings and building improvements	85,570	79,814
Transportation equipment	47,243	33,895
Machinery and equipment	99,234	89,346
Computer software	47,840	45,079
Furniture and fixtures	74,191	71,781
Projects under development	11,882	5,579
Total properties and equipment	373,068	332,592
Less accumulated depreciation	(230,034)	(211,290)
Net properties and equipment	$143,034	$121,302

The net book value of computer software at December 31, 2017 and 2016, was $7.3 million and $7.9 million, respectively. Depreciation expense for computer software was $4.4 million, $4.0 million and $3.9 million for the years ended December 31, 2017, 2016 and 2015, respectively.

13.	Lease Arrangements
We have operating leases that cover our corporate office headquarters, various warehouse and office facilities, office equipment and transportation equipment. The remaining terms of these leases range from monthly to ten years, and in most cases we expect that these leases will be renewed or replaced by other leases in the normal course of business. We have no significant capital leases as of December 31, 2017 or 2016.

The following is a summary of future minimum rental payments and sublease rentals to be received under operating leases that have initial or remaining noncancelable terms in excess of one year at December 31, 2017 (in thousands):

2018	$23,527
2019	20,448
2020	18,157
2021	14,031
2022	8,346
Thereafter	13,774
Total minimum rental payments	$98,283

Total rental expense incurred under operating leases for continuing operations follows (in thousands):

	For the Years Ended December 31,
	2017	2016	2015

Total rental expense	$41,210	$40,034	$40,021

14. Retirement Plans
Retirement obligations under various plans cover substantially all full-time employees who meet age and/or service eligibility requirements. All plans providing retirement benefits to our employees are defined contribution plans. Expenses for our retirement and profit-sharing plans, excess benefit plans and other similar plans are as follows (in thousands):

For the Years Ended December 31,
2017	2016	2015

$22,025	$14,467	$11,970

These expenses include the impact of market gains and losses on assets held in deferred compensation plans.

We have excess benefit plans for key employees whose participation in the qualified plans is limited by U.S. Employee Retirement Income Security Act requirements. Benefits are determined based on theoretical participation in the qualified plans. Benefits are only invested in mutual funds, and participants are not permitted to diversify accumulated benefits in shares of our capital stock. Trust assets invested in shares of our stock are included in treasury stock, and the corresponding liability is included in a separate component of stockholders’ equity. At December 31, 2017, these trusts held 83,125 shares at historical average cost or $2.2 million of our stock (2016 – 99,315 shares or $2.5 million).

15.	Earnings Per Share
The computation of earnings per share follows (in thousands, except per share data):

	Net Income
For the Years Ended December 31,	Net Income	Shares	Earnings per Share
2017
Earnings	$98,177	16,057	$6.11
Dilutive stock options	-	596
Nonvested stock awards	-	89
Diluted earnings	$98,177	16,742	$5.86

2016
Earnings	$108,743	16,383	$6.64
Dilutive stock options	-	296
Nonvested stock awards	-	110
Diluted earnings	$108,743	16,789	$6.48

2015
Earnings	$110,274	16,870	$6.54
Dilutive stock options	-	394
Conversion of Notes and impact of warrants outstanding	-	158
Diluted earnings	$110,274	17,422	$6.33

During 2017, 328,000 stock options were excluded from the computation of diluted earnings per share as their exercise prices were greater than the average market price during most of the year. During 2016, 923,000 stock options were also excluded. During 2015, 422,000 stock options were also excluded.

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

The following shows the carrying value, fair value and the hierarchy for our financial instruments as of December 31, 2017 (in thousands):

		Fair Value Measure
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Investments of deferred compensation plans held in trust	$62,067	$62,067	$-	$-
Long-term debt and current portion of long-term debt	101,200	-	101,200	-

The following shows the carrying value, fair value and the hierarchy for our financial instruments as of December 31, 2016 (in thousands):

		Fair Value Measure
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Investments of deferred compensation plans held in trust	$54,389	$54,389	$-	$-
Long-term debt and current portion of long-term debt	108,750	-	108,750	-

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

17.  Loans Receivable from Independent Contractors
At December 31, 2017, we had contractual arrangements with 70 independent contractors to provide plumbing repair, drain cleaning and water restoration services under sublicensing agreements using the Roto-Rooter name in lesser-populated areas of the United States and Canada. The arrangements give the independent contractors the right to conduct a plumbing, drain cleaning and water restoration business using the Roto-Rooter name in a specified territory in exchange for a royalty based on a percentage of labor sales, depending upon type of service this percentage ranges between 27%–32%. We also pay for certain telephone directory advertising and internet marketing in these areas, lease certain capital equipment and provide operating manuals to serve as resources for operating a plumbing, drain cleaning and water restoration business. The contracts are generally cancelable upon 90 days’ written notice (without cause) or upon a few days’ notice (with cause). The independent contractors are responsible for running the businesses as they believe best.

Our maximum exposure to loss from arrangements with our independent contractors at December 31, 2017, is approximately $2.1 million (2016 - $1.7 million). The exposure to loss is mainly the result of loans provided to the independent contractors. In most cases, these loans are partially secured by receivables and equipment owned by the independent contractor. The interest rates on the loans range from zero to 7% per annum, and the remaining terms of the loans are 5 years or less at December 31, 2017. We recorded the following from our independent contractors (in thousands):

	For the Years Ended December 31,
	2017	2016	2015

Revenues	$43,770	$40,097	$37,966
Pretax profits	26,586	24,477	22,176

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

Regulatory Matters and Litigation

The Company and certain current and former directors and officers are defendants in a case captioned In re Chemed Corp. Shareholder Derivative Litigation, No. 13 Civ. 1854 (LPS) (CJB) (D. Del.), which was consolidated on February 2, 2015.

On February 2, 2015, the Court appointed KBC Asset Management NV the sole lead plaintiff and its counsel, the sole lead and liaison counsel. On March 3, 2015, Lead Plaintiff KBC designated its Complaint as the operative complaint in the consolidated proceedings and defendants renewed a previously filed motion to dismiss those claims and allegations. The consolidated Complaint named fourteen individual defendants, together with the Company as nominal defendant. The Complaint alleges a claim for breach of fiduciary duty against the individual defendants for allegedly permitting the Company to submit false claims to the U.S. government. The Complaint seeks (a) a declaration that the individual defendants breached their fiduciary duties to the Company; (b) an order requiring those defendants to pay compensatory damages, restitution and exemplary damages, in unspecified amounts, to the Company; (c) an order directing the Company to implement new policies and procedures; and (d) costs and disbursements incurred in bringing the action, including attorneys’ fees. On May 12, 2016, the Court issued a Memorandum Order granting Chemed’s motion to dismiss, and dismissing Lead Plaintiff KBC’s Complaint without prejudice to KBC’s opportunity to file within 30 days of the date of the Court’s Order (i.e., by June 13, 2016) an amended Complaint addressing the deficiencies in its duty of loyalty claim. Lead Plaintiff KBC did not file an amended Complaint within the time specified by the Court.

However, on June 13, 2016, counsel for Chemed shareholder Michael Kvint filed a letter with the Court requesting a two-week extension to file a motion to substitute Mr. Kvint as lead plaintiff, in place of Lead Plaintiff KBC and to file an amended Complaint. Alternatively, counsel for Mr. Kvint requested that any dismissal of the action be with prejudice to KBC only. On June 14, 2016, Chemed filed a reply letter with the Court, reserving its rights to oppose any motion filed by Mr. Kvint and, if warranted, to oppose any other actions taken by Mr. Kvint to proceed with the action (including by filing an untimely amended Complaint). On June 21, 2016, the Court entered an Oral Order providing Mr. Kvint until June 30, 2016 to file a Motion to Substitute and Motion for Leave to File an Amended Complaint. On that date, Mr. Kvint filed, under seal, a Motion to Substitute Plaintiff and File Amended Complaint, and attached a Proposed Amended Complaint. Mr. Kvint’s motion was fully briefed by the parties. On April 25, 2017, Magistrate Judge Burke issued a Report and Recommendation recommending that the Court permit Mr. Kvint to intervene as Lead Plaintiff and grant leave to amend the complaint to replead the duty of loyalty claim only. On May 16, 2017, Chief Judge Stark signed an Order adopting that Report and Recommendation. Plaintiff Kvint filed a Corrected Amended Complaint on May 30, 2017. On September 13, 2017, the Court entered an order dismissing with prejudice the claims against defendants Timothy S. O’Toole and Joel F. Gemunder and permitting Defendants to file a Motion to Dismiss the Corrected Amended Complaint on or before September 29, 2017, with Plaintiff’s Answering Brief to be filed on or before December 1, 2017, and Defendants’ Reply Brief to be filed on or before December 29, 2017. The matter has been fully briefed. As the Company has previously disclosed, the legal fees and costs associated with defending against this lawsuit are presently being paid by insurance. For additional procedural history of this litigation, please refer to our prior quarterly and annual filings.

On October 30, 2017, the Company entered into a Settlement Agreement (the “Settlement Agreement”), to resolve the civil litigation brought by the United States Department of Justice (“DOJ”) on behalf of the OIG and the relators under a lawsuit concerning hospice operations of VITAS, filed in the U.S. District Court for the Western District of Missouri, United States v. VITAS Hospice Services, LLC, et al., No. 4:13-cv-00449-BCW (the “2013 Action”). The court dismissed the 2013 Action on February 2, 2018. The litigation involved patient eligibility for the Routine Home Care and Continuous Home Care levels of hospice services, provided by VITAS from July 24, 2002 through May 2, 2013.

VITAS and certain of its subsidiaries entered into a Corporate Integrity Agreement (“CIA”) with the OIG on October 30, 2017 in connection with the settlement of a False Claims Act Case. The CIA formalizes various aspects of VITAS’ already existing Compliance Program and contains requirements designed to document compliance with federal healthcare program requirements. It has a term of five years during which it imposes monitoring, reporting, certification, oversight, screening and training obligations, certain of which have previously been implemented by VITAS. It also requires VITAS to engage an Independent Review Organization to perform auditing and review functions and to prepare reports regarding compliance with federal healthcare programs. In the event of breach of the CIA, VITAS could become liable for payment of stipulated penalties or could be excluded from participation in federal healthcare programs.

Under the Settlement Agreement, the Company paid $75 million plus interest, plus certain attorney fees and expenses of qui tam relators. The Company made these payments during the fourth quarter of 2017.

The Spottiswood Settlement has also been resolved upon VITAS’s agreement to pay $500,000 to the State of Illinois. This resolution is subject to execution of a final agreement.

The Company previously recorded a $90 million loss reserve ($55.8 million after-tax) related to the Settlement Agreement, Spottiswood Settlement, and associated costs in the second quarter of 2017. As of December 31, 2017, an accrual of $1.1 million remains on the consolidated balance sheet relating to the amount due to the State of Illinois and unpaid legal and administrative fees. During the fourth quarter of 2017, approximately $5.5 million ($3.4 million after-tax) recorded as part of the $90 million was reversed as relator attorney’ fees were less than originally estimated.

Under the Settlement Agreement, the United States agrees to release the Company, VITAS, and its hospice operation subsidiaries from any civil or administrative monetary liability relating to any patients’ disputed terminal medical prognosis of six months or less; a lack of medical necessity for billed Continuous Home Care, General Inpatient Care, or Respite Care levels of hospice care; or that the claims for those levels of hospice care were not eligible for payment for any other reason. The OIG agrees, conditioned on the Company’s full payment and in consideration of VITAS’s obligations under the CIA, to release its permissive exclusion rights and refrain from instituting any administrative action seeking to exclude the Company, VITAS, and its affiliates from participating in Medicare, Medicaid, or other federal healthcare programs in this regard.

The Settlement Agreement and Spottiswood Settlement will also resolve allegations made against the Company by various qui tam relators, who will be required to dismiss their claims with prejudice.

The Settlement Agreement and Spottiswood Settlement both reflect the Company’s disagreement with the United States’ and State of Illinois’ claims and contain no admissions of facts or liability on the part of the Company or any of its subsidiaries.

The costs incurred related to U.S. v. Vitas and related regulatory matters, exclusive of the settlement were $5.2 million, $5.3 million and $5.0 million for 2017, 2016 and 2015 respectively.

Jordan Seper (“Seper”), a Registered Nurse at VITAS’ Inland Empire program from May 12, 2014 to March 21, 2015, filed a lawsuit in San Francisco Superior Court on September 26, 2016. She alleged VITAS Healthcare Corp of CA (“VITAS CA”) (1) failed to provide minimum wage for all hours worked; (2) failed to provide overtime for all hours worked; (3) failed to provide a second meal period; (4) failed to provide rest breaks; (5) failed to indemnify for necessary expenditures; (6) failed to timely pay wages due at time of separation; and (7) engaged in unfair business practices. Seper seeks a state-wide class action of current and former non-exempt employees employed with VITAS in California within the four years preceding the filing of the lawsuit. She seeks court determination that this action may be maintained as a class action for the entire California class and subclasses, designation as class representative, declaratory relief, injunctive relief, damages (including wages for regular or overtime hours allegedly worked but not paid, premium payments for missed meal or rest periods, and unreimbursed expenses), all applicable penalties associated with each claim, pre and post-judgment interest, and attorneys’ fees and costs. Seper served VITAS CA with the lawsuit, Jordan A. Seper on behalf of herself and others similarly situated v. VITAS Healthcare Corporation of California, a Delaware corporation; VITAS Healthcare Corp of CA, a business entity unknown; and DOES 1 to 100, inclusive; Los Angeles Superior Court Case Number BC 642857 on October 13, 2016 (“Jordan Seper case”).

On November 14, 2016, the Parties filed a Stipulation to transfer the venue of the lawsuit from San Francisco to Los Angeles. The Los Angeles Superior Court Complex Division accepted transfer of the case on December 6, 2016 and stayed the case. On December 16, 2016, VITAS CA filed its Answer and served written discovery on Seper.

Jiwann Chhina (“Chhina”), hired by VITAS as a Home Health Aide on February 5, 2002, is currently a Licensed Vocational Nurse for VITAS’ San Diego program. On September 27, 2016, Chhina filed a lawsuit in San Diego Superior Court, alleging (1) failure to pay minimum wage for all hours worked; (2) failure to provide overtime for all hours worked; (3) failure to pay wages for all hours at the regular rate; (4) failure to provide meal periods; (5) failure to provide rest breaks; (6) failure to provide complete and accurate wage statements; (7) failure to pay for all reimbursement expenses; (8) unfair business practices; and (9) violation of the California Private Attorneys General Act. Chhina seeks to pursue these claims in the form of a state-wide class action of current and former non-exempt employees employed with VITAS in California within the four years preceding the filing of the lawsuit. He seeks court determination that this action may be maintained as a class action for the entire California class and subclasses, designation as class representative, declaratory relief, injunctive relief, damages (including wages for regular or overtime hours allegedly worked but not paid, premium payments for missed meal or rest period, and unreimbursed expenses), all applicable penalties associated with each claim, pre-judgment interest, and attorneys’ fees and costs. Chhina served VITAS CA with the lawsuit, Jiwan Chhina v. VITAS Health Services of California, Inc., a California corporation; VITAS Healthcare Corporation of California, a Delaware corporation; VITAS Healthcare Corporation of California, a Delaware corporation dba VITAS Healthcare Inc.; and DOES 1 to 100, inclusive; San Diego Superior Court Case Number 37-2015-00033978-CU-OE-CTL on November 3, 2016 (“Jiwann Chhina case”). On December 1, 2016, VITAS CA filed its Answer and served written discovery on Chhina.

On May 19, 2017, Chere Phillips (a Home Health Aide in Sacramento) and Lady Moore (a former Social Worker in Sacramento) filed a lawsuit against VITAS CA in Sacramento County Superior Court, alleging claims for (1) failure to pay all wages due; (2) failure to authorize and permit rest periods; (3) failure to provide off-duty meal periods; (4) failure to furnish accurate wage statements; (5) unreimbursed business expenses; (6) waiting time penalties; (7) violations of unfair competition law; and (8) violation of the Private Attorneys General Act. The case is captioned: Chere Phillips and Lady Moore v. VITAS Healthcare Corporation of California, Sacramento County Superior Court, Case No. 34-2017-0021-2755. Plaintiffs sought to pursue these claims in the form of a state-wide class action of current and former non-exempt employees employed with VITAS CA in California within the four years preceding the filing of the lawsuit. Plaintiffs served VITAS with the lawsuit on June 5, 2017. VITAS CA timely answered the Complaint generally denying the Plaintiffs’ allegations. The Court has stayed all class discovery in this case pending resolution of mediation in the Jordan Seper and Jiwann Chhina cases.

There are currently three other lawsuits against VITAS pending in the superior courts of other California counties that contain claims and class periods that substantially overlap with Phillips’ and Moore’s claims: the Jordan Seper and Jiwann Chhina cases, and Williams v. VITAS Healthcare Corporation of California, filed on May 22, 2017 in Alameda County Superior Court, RG 17853886.

Jazzina Williams’ (a Home Health Aide in Sacramento) lawsuit alleges claims for (1) failure to pay all wages due; (2) failure to authorize and permit rest periods; (3) failure to provide off-duty meal periods; (4) failure to furnish accurate wage statements; (5) unreimbursed business expenses; (6) waiting time penalties; and (7) violations of the Private Attorneys General Act. Williams seeks to pursue these claims in the form of a state-wide class action of current and former non-exempt employees. Plaintiff served VITAS with the lawsuit on May 31, 2017. VITAS CA timely answered the Complaint generally denying Plaintiff’s allegations. Williams is pursing discovery of her individual claim and has agreed to a stay of class discovery pending mediation in the Jordan Seper and Jiwann Chhina cases. This stay will be reviewed at a case management conference on February 27, 2018. Defendant filed and served each of Plaintiffs Williams, Phillips, and Moore with a Notice of Related Cases on July 19, 2017.

Defendant understands that the Jordan Seper and Jiwann Chhina cases will be effectively consolidated in Los Angeles County Superior court; Chhina will be dismissed as a separate action and joined with Seper through the filing of an amended complaint in Seper in which Chhina is also identified as a named plaintiff.

The Company is not able to reasonably estimate the probability of loss or range of loss for any of these lawsuits at this time.

The Company intends to defend vigorously against the allegations in each of the above lawsuits. Regardless of the outcome of any of the preceding matters, dealing with the various regulatory agencies and opposing parties can adversely affect us through defense costs, potential payments, diversion of management time, and related publicity. Although the Company intends to defend them vigorously, there can be no assurance that those suits will not have a material adverse effect on the Company.

19. Concentration of Risk
During the year VITAS had pharmacy services agreements (“Agreements”) with one service provider to provide specified pharmacy services for VITAS and its hospice patients. VITAS made purchases from this provider of $32.7 million, $35.2 million and $37.7 million for the years ended December 31, 2017, 2016 and 2015, respectively. For the years ended December 31, 2017, 2016 and 2015, respectively, purchases from this vendor represent approximately 85%, 90% and 90%, respectively of all pharmacy services used by VITAS. VITAS’ accounts payable for pharmacy services was $2.0 million at December 31, 2017. At December 31, 2016, VITAS’ accounts payable for pharmacy services was $2.5 million.

20. Capital Stock Transactions
We repurchased the following capital stock:

	For the Years Ended December 31,
	2017	2016	2015
Total cost of repurchased shares (in thousands):	$94,640	$102,313	$59,323
Shares repurchased	500,000	780,134	460,765
Weighted average price per share	$189.28	$131.15	$128.75

  In March 2017, the Board of Directors authorized an additional $100.0 million for stock repurchase under the February 2011 repurchase program. We currently have $55.5 million of authorization remaining under this share purchase plan.

21. Other Operating Expenses

	December 31,
	2017	2016
Litigation settlement	$84,476	$-
Loss on sale of transportation equipment	5,266	-
Program closure expenses	1,138	-
Retirement expenses	-	4,491
Total other operating expenses	$90,880	$4,491

During 2017, the Company recorded $84.5 million related to the Settlement Agreement and Spottiswood Settlement. See footnote 18 for further discussion. The company recorded $5.3 million related to the loss on the sale of transportation equipment. Also during 2017, the Company recorded $1.1 million related to the closure of three Alabama programs at VITAS.

During 2016, the Company recorded early retirement related costs and accelerated stock-based compensation expense of approximately of $4.5 million related to the early retirement of VITAS’ former Chief Executive Officer. The costs were calculated in accordance with the terms of his employment agreement.

22. Recent Accounting Statements

In May 2014, the FASB issued Accounting Standards Update “ASU No. 2014-09 – Revenue from Contracts with Customers” which provides additional guidance to clarify the principles for recognizing revenue. The standard and subsequent amendments are intended to develop a common revenue standard for removing inconsistencies and weaknesses, improve comparability, provide more useful information to users through improved disclosure requirements, and simplify the preparation of financial statements. This guidance and subsequent amendments are effective for fiscal years beginning after December 15, 2017. We will apply a modified retrospective adoption for our fiscal year beginning January 1, 2018. We are in the process of finalizing our assessment, but expect the most significant impacts of adoption to be as follows:

VITAS
•
VITAS’ net room and board expense related to Medicaid patients will be reclassified to a contra-revenue account from its current classification in cost of services provided. The net room and board expense for the year ended December 31, 2017 was approximately $9.0 million. We have also analyzed the cash flow stream related to room and board for Medicaid patients and concluded that “net” reporting in the financial statements continues to be appropriate.

Chemed Consolidated
•
The majority of the Company’s provision for bad debts, currently classified in selling, general and administrative expense in our Statements of Income, will be reclassified to a contra-revenue account as they will be considered implicit price concessions at the time service is performed. The total provision for bad debts for the year ended December 31, 2017 was approximately $-17.4 million.

•	We do not anticipate the cumulative effect of adoption as of January 1, 2018 to be material.
•	We do not anticipate a material impact on the Company’s net income on an on-going basis.

In February 2016, the FASB issued Accounting Standards Update “ASU No. 2016-02 – Leases” which introduces a lessee model that brings most leases on to the balance sheets and updates lessor accounting to align with changes in the lessee model and the revenue recognition standard. The guidance is effective for fiscal years beginning after December 15, 2018. Based on the provisions of the ASU, we anticipate a material increase in both assets and liabilities when our current operating lease contracts are recorded on the balance sheets. We do not currently have a specific dollar estimate of the impact.

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

UNAUDITED SUMMARIES OF QUARTERLY RESULTS

Chemed Corporation and Subsidiary Companies
(in thousands, except per share and footnote data)

	First	Second	Third	Fourth	Total
For the Year Ended December 31, 2017	Quarter	Quarter	Quarter	Quarter	Year
Total service revenues and sales	$405,864	$415,059	$417,444	$428,357	$1,666,724
Gross profit (excluding depreciation)	$120,724	$129,207	$129,397	$136,864	$516,192
Income/(loss) from operations	$41,454	$(38,948)	$53,997	$56,532	$113,035
Interest expense	(995)	(1,121)	(1,048)	(1,108)	(4,272)
Other income--net	2,463	1,653	1,323	2,715	8,154
Income before income taxes	42,922	(38,416)	54,272	58,139	116,917
Income taxes	(13,078)	16,760	(18,835)	(3,587)	(18,740)
Net income/(loss) (a)	$29,844	$(21,656)	$35,437	$54,552	$98,177

Earnings/(Loss) Per Share (a)
Net income/(loss)	$1.84	$(1.35)	$2.22	$3.40	$6.11
Average number of shares outstanding	16,219	16,010	15,976	16,026	16,057

Diluted Earnings/(Loss) Per Share (a)
Net income/(loss)	$1.78	$(1.35)	$2.13	$3.25	$5.86
Average number of shares outstanding	16,801	16,010	16,676	16,776	16,742

(a) The following amounts are included in income during the respective quarter (in thousands):

	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year
Pretax (cost)/benefit:
Stock option expense	$(3,001)	$(3,054)	$(1,683)	$(2,747)	$(10,485)
Long-term incentive compensation	(961)	(956)	(1,104)	(1,973)	(4,994)
Loss on sale of transportation equipment	-	-	-	(5,266)	(5,266)
Expenses related to litigation settlements	-	(90,213)	-	5,524	(84,689)
Program closure expenses	(873)	(636)	371	-	(1,138)
Medicare cap sequestration adjustment	-	(105)	-	(342)	(447)
Expenses related to the Office
of Inspector General investigation	(2,150)	(2,093)	(935)	(16)	(5,194)
Total	$(6,985)	$(97,057)	$(3,351)	$(4,820)	$(112,213)
After-tax (cost)/benefit:
Stock option expense	$(1,897)	$(1,931)	$(1,064)	$(2,000)	$(6,892)
Long-term incentive compensation	(608)	(604)	(699)	(1,332)	(3,243)
Excess tax benefits on stock compensation	3,695	2,643	1,783	10,811	18,932
Impact of tax reform	-	-	-	8,302	8,302
Loss on sale of transportation equipment	-	-	-	(3,314)	(3,314)
Expenses related to litigation settlements	-	(55,929)	-	3,425	(52,504)
Program closure expenses	(513)	(385)	223	-	(675)
Medicare cap sequestration adjustment	-	(65)	-	(211)	(276)
Expenses related to the Office
of Inspector General investigation	(1,328)	(1,292)	(578)	(9)	(3,207)
Total	$(651)	$(57,563)	$(335)	$15,672	$(42,877)

UNAUDITED SUMMARIES OF QUARTERLY RESULTS

Chemed Corporation and Subsidiary Companies
(in thousands, except per share and footnote data)

	First	Second	Third	Fourth	Total
For the Year Ended December 31, 2016	Quarter	Quarter	Quarter	Quarter	Year
Total service revenues and sales	$390,389	$390,409	$392,607	$403,476	$1,576,881
Gross profit (excluding depreciation)	$111,954	$114,154	$110,949	$124,393	$461,450
Income from operations	$44,393	$38,363	$42,871	$53,122	$178,749
Interest expense	(842)	(971)	(1,018)	(884)	(3,715)
Other income/(expense)--net	(2,924)	3,217	1,640	87	2,020
Income before income taxes	40,627	40,609	43,493	52,325	177,054
Income taxes	(15,787)	(15,724)	(16,664)	(20,136)	(68,311)
Net income (a)	$24,840	$24,885	$26,829	$32,189	$108,743

Earnings Per Share (a)
Net income	$1.49	$1.51	$1.66	$1.99	$6.64
Average number of shares outstanding	16,720	16,443	16,166	16,206	16,383

Diluted Earnings Per Share (a)
Net income	$1.45	$1.48	$1.62	$1.94	$6.48
Average number of shares outstanding	17,170	16,831	16,559	16,598	16,789

(a) The following amounts are included in income during the respective quarter (in thousands):

	First	Second	Third	Fourth	Total
Pretax (cost)/benefit:	Quarter	Quarter	Quarter	Quarter	Year

Stock option expense	$(2,563)	$(2,277)	$(1,419)	$(2,071)	$(8,330)
Long-term incentive compensation	241	(499)	(643)	(1,029)	(1,930)
Early retirement expenses	-	(4,491)	-	-	(4,491)
Expenses related to litigation settlements	-	(44)	-	(1)	(45)
Expenses related to securities litigation	(3)	3	-	-	-
Medicare cap sequestration adjustment	-	-	(228)	-	(228)
Expenses incurred in connection with the Office
of Inspector General investigation	(2,336)	(1,170)	(599)	(1,155)	(5,260)
Total	$(4,661)	$(8,478)	$(2,889)	$(4,256)	$(20,284)
After-tax (cost)/benefit:
Stock option expense	$(1,621)	$(1,440)	$(897)	$(1,308)	$(5,266)
Long-term incentive compensation	152	(316)	(406)	(651)	(1,221)
Early retirement expenses	-	(2,840)	-	-	(2,840)
Expenses related to litigation settlements	-	(27)	-	(1)	(28)
Expenses related to securities litigation	(2)	2	-	-	-
Medicare cap sequestration adjustment	-	-	(141)	-	(141)
Expenses incurred in connection with the Office
of Inspector General investigation	(1,443)	(722)	(370)	(713)	(3,248)
Total	$(2,914)	$(5,343)	$(1,814)	$(2,673)	$(12,744)

SELECTED FINANCIAL DATA

Chemed Corporation and Subsidiary Companies
(in thousands, except per share and footnote data, ratios, percentages and personnel)
	2017	2016	2015	2014	2013
Summary of Operations
Continuing operations (a)
Service revenues and sales	$1,666,724	$1,576,881	$1,543,388	$1,456,282	$1,413,329
Gross profit (excluding depreciation)	516,192	461,450	455,778	421,609	404,521
Depreciation	35,488	34,279	32,369	29,881	27,698
Amortization	137	359	1,130	720	1,644
Income from operations	113,035	178,749	184,458	168,419	133,394
Net income	98,177	108,743	110,274	99,317	77,227
Earnings per share
Net income	$6.11	$6.64	$6.54	$5.79	$4.24
Average number of shares outstanding	16,057	16,383	16,870	17,165	18,199
Diluted earnings per share
Net income	$5.86	$6.48	$6.33	$5.57	$4.16
Average number of shares outstanding	16,742	16,789	17,422	17,840	18,585
Cash dividends per share	$1.08	$1.00	$0.92	$0.84	$0.76
Financial Position--Year-End
Cash and cash equivalents	$11,121	$15,310	$14,727	$14,132	$84,418
Working capital/(deficit)	(17,476)	(1,932)	(20,528)	(990)	(139,330)
Current ratio	0.91	0.99	0.88	0.99	0.62
Properties and equipment, at cost less
accumulated depreciation	$143,034	$121,302	$117,370	$105,336	$92,955
Total assets	920,026	880,059	852,325	859,932	893,701
Long-term debt	91,200	100,000	83,750	141,250	-
Stockholders' equity	540,354	524,099	513,253	451,356	448,890
Other Statistics
Capital expenditures	$64,300	$39,772	$44,135	$43,571	$29,324
Number of employees	14,813	14,613	14,406	14,190	13,952

(a) The following amounts are included in income from continuing operations during the respective year (in thousands):

	2017	2016	2015	2014	2013
After-tax benefit/(cost):
Litigation settlements	$(52,504)	$(28)	$(3)	$(74)	$(16,061)
Excess tax benefits on stock compensation	18,932	-	-	-	-
Impact of tax reform	8,302	-	-	-	-
Stock option expense	(6,892)	(5,266)	(3,439)	(3,022)	(3,813)
Loss on sale of transportation equipment	(3,314)	-	-	-	-
Long-term incentive compensation	(3,243)	(1,221)	(4,752)	(1,625)	(822)
Expenses incurred in connection with the Office of Inspector
General investigation	(3,207)	(3,248)	(3,072)	(1,328)	(1,333)
Program closure expenses	(675)	-	-	-	-
Medicare cap sequestration adjustment	(276)	(141)	-	-	-
Early retirement expenses	-	(2,840)	-	-	-
Noncash impact of change in accounting for convertible debt	-	-	-	(2,143)	(5,448)
Expenses related to litigation settlements	-	-	-	-	(865)
Acquisition expense	-	-	(104)	(15)	(38)
Expenses of securities litigation	-	-	(23)	(207)	(69)
Loss on extinguishment of debt	-	-	-	-	(294)
Severance arrangements	-	-	-	-	(184)
Uncertain tax position adjustments	-	-	-	-	1,782
Total	$(42,877)	$(12,744)	$(11,393)	$(8,414)	$(27,145)

CHEMED CORPORATION AND SUBSIDIARY COMPANIES
UNAUDITED CONSOLIDATING STATEMENTS OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2017
(in thousands)(unaudited)
		Roto-		Chemed
	VITAS	Rooter	Corporate	Consolidated
2017
Service revenues and sales	$1,148,260	$518,464	$-	$1,666,724
Cost of services provided and goods sold	886,062	264,470	-	1,150,532
Selling, general and administrative expenses	95,215	136,248	45,189	276,652
Depreciation	18,616	16,667	205	35,488
Amortization	14	123	-	137
Other operating expenses	85,614	-	5,266	90,880
Total costs and expenses	1,085,521	417,508	50,660	1,553,689
Income/(loss) from operations	62,739	100,956	(50,660)	113,035
Interest expense	(188)	(323)	(3,761)	(4,272)
Intercompany interest income/(expense)	11,656	5,596	(17,252)	-
Other income/(expense)—net	(126)	(148)	8,428	8,154
Income/(loss) before income taxes	74,081	106,081	(63,245)	116,917
Income taxes	(16,436)	(32,782)	30,478	(18,740)
Net income/(loss)	$57,645	$73,299	$(32,767)	$98,177

(a) The following amounts are included in income from continuing operations (in thousands):

		Roto-		Chemed
	VITAS	Rooter	Corporate	Consolidated
Pretax benefit/(cost):
Stock option expense	$-	$-	$(10,485)	$(10,485)
Loss on sale of transportation equipment	-	-	(5,266)	(5,266)
Impact of tax reform	-	-	(4,994)	(4,994)
Program closure expenses	(1,138)	-	-	(1,138)
Medicare cap sequestration adjustment	(447)	-	-	(447)
Expenses related to litigation settlements	(84,476)	(213)	-	(84,689)
Expenses incurred in connection with the Office of Inspector
General investigation	(5,194)	-	-	(5,194)
Total	$(91,255)	$(213)	$(20,745)	$(112,213)

		Roto-		Chemed
	VITAS	Rooter	Corporate	Consolidated
After-tax benefit/(cost):
Stock option expense	$-	$-	$(6,892)	$(6,892)
Loss on sale of transportation equipment	-	-	(3,314)	(3,314)
Excess tax benefits on stock compensation	-	-	18,932	18,932
Long-term incentive compensation	-	-	(3,243)	(3,243)
Impact of tax reform	11,057	7,761	(10,516)	8,302
Program closure expenses	(675)	-	-	(675)
Medicare cap sequestration adjustment	(276)	-	-	(276)
Expenses related to litigation settlements	(52,375)	(129)	-	(52,504)
Expenses incurred in connection with the Office of Inspector
General investigation	(3,207)	-	-	(3,207)
Total	$(45,476)	$7,632	$(5,033)	$(42,877)

CHEMED CORPORATION AND SUBSIDIARY COMPANIES
UNAUDITED CONSOLIDATING STATEMENTS OF INCOME
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
UNAUDITED CONSOLIDATING STATEMENTS OF INCOME
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

  The following is a summary of the key operating results for the years ended December 31, 2017, 2016 and 2015 (in thousands except percentages and per share amounts):

	2017	2016	2015
Consolidated service revenues and sales	$1,666,724	$1,576,881	$1,543,388
Consolidated net income	$98,177	$108,743	$110,274
Diluted EPS	$5.86	$6.48	$6.33
Adjusted net income	$141,054	$121,487	$121,667
Adjusted diluted EPS	$8.43	$7.24	$6.98
Adjusted EBITDA	$268,459	$236,979	$235,931
Adjusted EBITDA as a % of revenue	16.1%	15.0%	15.3%

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

2017 versus 2016

The increase in consolidated service revenues and sales from 2016 to 2017 was a result of a 14.3% increase at Roto-Rooter and a 2.2% increase at VITAS. Of Roto-Rooter’s total revenue increase, $32.0 million is related to water restoration and $22.2 million is related to plumbing. The increase in service revenues at VITAS was a result of Medicare reimbursement rates increasing approximately 1.3%, a 3.2% increase in days of care offset by acuity mix shift which negatively impacted revenue when compared to the prior year. Adjusted EBITDA as a percent of revenue increased 110 basis points when compared to the prior year. Net income for 2017 includes $52.4 million of after-tax expense ($84.5 million pre-tax) for the Settlement Agreement and Spottiswood Agreement. See Commitments and Contingencies section for details.

Both VITAS and Roto-Rooter have significant operations in Houston and south Florida. For 2017, we did not experience any material business interruptions or loss of assets related to the hurricanes in Houston or Florida.

2016 versus 2015
The increase in consolidated service revenues and sales from 2015 to 2016 was a result of a 6.0% increase at Roto-Rooter and a 0.7% increase at VITAS. The increase at Roto-Rooter was driven by an increase in all major service lines. The increase in service revenues at VITAS was a result of Medicare reimbursement rates increasing approximately 0.6%, a 4.2% increase in days of care offset by acuity mix shift and changes in Medicare hospice reimbursement which negatively impacted revenue. Consolidated net income decreased 1.4% over the prior year mainly due to the change in the Medicare hospice reimbursement as well as other operating expenses related to the early retirement of VITAS’ Chief Executive Officer. Diluted EPS increased mainly as a result of the decrease in the number of shares outstanding. Adjusted EBITDA decreased as a percent of revenue by 0.3%.

Impact of Current Market Conditions
On December 22, 2017, the President of the United States signed into law H.R.1, “An Act to Provide for Reconciliation Pursuant to Titles II and V of the Concurrent Resolution on the Budget for Fiscal Year 2018” (the “Act”). The Act amends the Internal Revenue Code to reduce tax rates and modify policies, credits, and deductions for individuals and businesses. For businesses, U.S. generally accepted accounting principles (“GAAP”) require resulting tax effects for the Act, to be recorded in the reporting period of enactment.

However, the U.S. Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 118 (“SAB 118”), which provides guidance on accounting for the Act’s impact. Under SAB 118, it is permissible for an entity to use something similar to the measurement period in a business combination to fully evaluate the impact of the Act, not to exceed one year. For matters that have not been completed, the Company would recognize provisional amounts to the extent that they are reasonably estimable, adjust them over time as more information becomes available, and disclose this information in its financial statements.

Our accounting for the following elements of the Act is incomplete. However, we were able to make reasonable estimates of certain effects and, therefore, record provisional adjustments as follows:

Reduction of US federal corporate tax rate: The Act reduces the federal corporate tax rate to 21 percent, effective January 1, 2018. Consequently, the Company has recorded a net tax benefit adjustment of $8,937,000 to deferred income tax expense, for the year ended December 31, 2017.

Deemed Repatriation Transition Tax: The Act provides for a one-time "deemed repatriation" of accumulated foreign earnings for the year ended December 31, 2017. The Company expects to pay in the current year, U.S. federal and state cash taxes of approximately $529,000 on the deemed repatriation.

Compensation and Shared-Based Payment Awards: The Act modifies the deductibility of covered employees compensation and eliminates the exclusion of performance based compensation under IRC § 162(m). The Company recorded a non-cash tax expense related to this modification of $103,000 due to share-based payment awards as accounted for under ASC 718.

Global Intangible Low-Taxed Income (GILTI) tax rules: Because of the complexity of these new rules, we are continuing to evaluate this provision of the Tax Act and the application of ASC 740. In connection with these rules is the impact (if any) of Foreign Derived Intangible Income (FDII) which are continuing to evaluate. These provisions are effective January 1, 2018.

Under U.S. GAAP, we are allowed to make an accounting policy choice of either (1) treating taxes due on future U.S. inclusions in taxable income related to GILTI as a current-period expense when incurred (the “period cost method”) or (2) factoring such amounts into a company’s measurement of its deferred taxes (the “deferred method”). Our selection of an accounting policy with respect to the new GILTI tax rules will depend, in part, on analyzing our global income to determine whether we expect to have future U.S. inclusions in taxable income related to GILTI and, if so, what the impact is expected to be. Whether we expect to have future U.S. inclusions in taxable income related to GILTI depends on not only our current structure and estimated future results of global operations but also our intent and ability to modify our structure and/or our business, we are not yet able to reasonably estimate the effect of this provision of the Act. Therefore, we have not made any adjustments related to potential GILTI tax in our financial statements and have not made a policy decision regarding whether to record deferred taxes on GILTI. However, we do not expected to these provision to have a material effect.

Historically, the Company has not provided for deferred on undistributed earnings because such earnings are considered to be indefinitely reinvested outside of the U.S. The Company is still evaluating the full impact of the Act on the future foreign earnings.

Additionally, the Act provides for 100 percent bonus depreciation on personal tangible property expenditures starting September 27, 2017 through 2022. The bonus depreciation percentage is phased down from 100 percent beginning in 2023 through 2026. The Company expects to take full benefit of the bonus deprecation rules.

The ultimate impact of the Act may differ, due to changes in interpretations and assumptions the Company has made, guidance that may be issued, and actions the Company may take as a result of the Act. The Company will provide updated and additional information regarding impacts of the Act in connection with its future disclosures in accordance to SAB 118.

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

For 2016, the two-tiered national per diem rate for RHC was $190.41 for the first 60 days and $149.68 for RHC provided to patients in hospice beyond 60 days. An individual hospice’s actual per diem rate is adjusted for differences in geographic cost of living. Rebasing in 2016 would have been revenue neutral to a hospice if it has 37.6% of total RHC days-of-care being provided to patients in their first 60 days of admission and 62.4% of total RHC days-of-care provided to patients after the 60 days. (Days-of-Care ratio).

For the year ended December 31, 2016, VITAS had a 25/75 RHC Days-of-Care ratio and generated approximately $4.5 million in SIA payments. This resulted in approximately $23.8 million less revenue than under the previous Medicare reimbursement methodology.

Full-year 2018 revenue growth for VITAS, prior to Medicare Cap, is estimated to be in the range of 2.5% to 3.5%. Admissions and Average Daily Census in 2018 are estimated to expand approximately 3.0% to 4.0% and full-year Adjusted EBITDA margin, prior to Medicare Cap, is estimated to be 15.4%. We are currently estimating $5.0 million for Medicare Cap billing limitations in the 2018 calendar year.

Roto-Rooter is forecasted to achieve full-year 2018 revenue growth of 4.0% to 5.0%. This revenue estimate is based upon increased job pricing of approximately 2.0% and continued growth in water restoration services. Adjusted EBITDA margin for 2018 is estimated at 22.3%.

Based upon the above, full-year 2018 adjusted earnings per diluted share, excluding non-cash expense for stock options, costs related to litigation, and other discrete items, is estimated to be in the range of $10.60 to $10.85. This compares to Chemed’s 2017 reported adjusted earnings per diluted share of $8.43. This guidance assumes an effective corporate tax rate of 25.7%.

LIQUIDITY AND CAPITAL RESOURCES

Significant factors affecting our cash flows during 2017 and financial position at December 31, 2017, include the following:

•	Our operations generated cash of $162.5 million. This includes payments made during the year of $83.4 related to the Settlement and Spottiswood Agreements.
•	We repurchased $94.6 million of our stock.
•	We spent $64.3 million on capital expenditures.
•	We spent $4.7 million on business combinations.
•	We paid $17.4 million in dividends.
•	On a net basis, we repaid $7.6 million of long-term debt.

The ratio of total debt to total capital was 15.7% at December 31, 2017, compared with 17.2% at December 31, 2016. Our current ratio was 0.91 and 0.99 at December 31, 2017 and 2016, respectively. The decrease in the current ratio is primarily a result of the decrease in accounts receivable.

The 2014 Credit Agreement requires us to meet certain restrictive non-financial and financial covenants. We are in compliance with all non-financial debt covenants as of December 31, 2017. The restrictive financial covenants are defined in the 2014 Credit Agreement and include maximum leverage ratios, minimum fixed charge coverage and consolidated net worth ratios, limits on operating leases and minimum asset value limits. We are in compliance with all financial debt covenants as of December 31, 2017, as follows:

Description	Requirement	Chemed

Leverage Ratio (Consolidated Indebtedness/Consolidated Adj. EBITDA)	< 3.50 to 1.00	0.62 to 1.00

Fixed Charge Coverage Ratio (Consolidated Free Cash Flow/Consolidated
Fixed Charges	> 1.50 to 1.00	2.10 to 1.00

Annual Operating Lease Commitment	< $50.0 million	$23.5 million

We forecast to be in compliance with all debt covenants through fiscal 2018.

We have issued $35.8 million in standby letters of credit as of December 31, 2017, mainly for insurance purposes. Issued letters of credit reduce our available credit under the revolving credit agreement. As of December 31, 2017, we have approximately $288.0 million of unused lines of credit available and eligible to be drawn down under our revolving credit facility. We believe our cash flow from operating activities and our unused eligible lines of credit are sufficient to fund our obligations and operate our business in the near and long term. We continually evaluate cash utilization alternatives, including share repurchase, debt repurchase, acquisitions, and increased dividends to determine the most beneficial use of available capital resources.

CASH FLOW
Our cash flows for 2017, 2016 and 2015 are summarized as follows (in millions):

	For the Years Ended December 31,
	2017	2016	2015
Net cash provided by operating activities	$162.5	$135.4	$171.5
Capital expenditures	(64.3)	(39.8)	(44.1)
Operating cash after capital expenditures	98.2	95.6	127.4
Purchase of treasury stock in the open market	(94.6)	(102.3)	(59.3)
Proceeds from exercise of stock options	27.1	8.4	15.4
Dividends paid	(17.4)	(16.4)	(15.6)
Net increase/(decrease) in long-term debt	(7.6)	17.5	(56.3)
Increase/(decrease) in cash overdraft payable	6.7	(0.7)	(1.2)
Business combinations	(4.7)	-	(6.6)
Other--net	(11.9)	(1.5)	(3.2)
Increase/(decrease) in cash and cash equivalents	$(4.2)	$0.6	$0.6

2017 versus 2016

The change in net cash provided by operating activities is mainly the result of a $43.2 million increase in cash flows related to accounts receivable and a $12.0 million increase in accounts payable and other current liabilities offset by a $40.0 million decrease in cash flows related to income tax payments and a $10.6 million decrease in net income. The decrease in net income is the result mainly of a $84.5 million charge for the Settlement and Spottiswood Agreements offset by income increase from normal operations. Significant changes in our accounts receivable balances are driven mainly by the timing of payments received from the Federal government at our VITAS subsidiary. We typically receive a payment in excess of $35.0 million from the Federal government from hospice services every other Friday. The timing of year end will have a significant impact on the accounts receivable at VITAS. These changes generally normalize over a two year period, as cash flow variations in one year are offset in the following year.

In 2017, we repurchased 500,000 shares of Chemed capital stock at a weighted average price of $189.28 per share. In 2016, we repurchased approximately 780,134 shares of Chemed stock at a weighted average price of $131.15 per share. Based on our current operations and our current sources of capital, we believe we have the ability to continue our current share repurchase program into the foreseeable future.

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

The Company and certain current and former directors and officers are defendants in a case captioned In re Chemed Corp. Shareholder Derivative Litigation, No. 13 Civ. 1854 (LPS) (CJB) (D. Del.), which was consolidated on February 2, 2015.

On February 2, 2015, the Court appointed KBC Asset Management NV the sole lead plaintiff and its counsel, the sole lead and liaison counsel. On March 3, 2015, Lead Plaintiff KBC designated its Complaint as the operative complaint in the consolidated proceedings and defendants renewed a previously filed motion to dismiss those claims and allegations. The consolidated Complaint named fourteen individual defendants, together with the Company as nominal defendant. The Complaint alleges a claim for breach of fiduciary duty against the individual defendants for allegedly permitting the Company to submit false claims to the U.S. government. The Complaint seeks (a) a declaration that the individual defendants breached their fiduciary duties to the Company; (b) an order requiring those defendants to pay compensatory damages, restitution and exemplary damages, in unspecified amounts, to the Company; (c) an order directing the Company to implement new policies and procedures; and (d) costs and disbursements incurred in bringing the action, including attorneys’ fees. On May 12, 2016, the Court issued a Memorandum Order granting Chemed’s motion to dismiss, and dismissing Lead Plaintiff KBC’s Complaint without prejudice to KBC’s opportunity to file within 30 days of the date of the Court’s Order (i.e., by June 13, 2016) an amended Complaint addressing the deficiencies in its duty of loyalty claim. Lead Plaintiff KBC did not file an amended Complaint within the time specified by the Court.

However, on June 13, 2016, counsel for Chemed shareholder Michael Kvint filed a letter with the Court requesting a two-week extension to file a motion to substitute Mr. Kvint as lead plaintiff, in place of Lead Plaintiff KBC and to file an amended Complaint. Alternatively, counsel for Mr. Kvint requested that any dismissal of the action be with prejudice to KBC only. On June 14, 2016, Chemed filed a reply letter with the Court, reserving its rights to oppose any motion filed by Mr. Kvint and, if warranted, to oppose any other actions taken by Mr. Kvint to proceed with the action (including by filing an untimely amended Complaint). On June 21, 2016, the Court entered an Oral Order providing Mr. Kvint until June 30, 2016 to file a Motion to Substitute and Motion for Leave to File an Amended Complaint. On that date, Mr. Kvint filed, under seal, a Motion to Substitute Plaintiff and File Amended Complaint, and attached a Proposed Amended Complaint. Mr. Kvint’s motion was fully briefed by the parties. On April 25, 2017, Magistrate Judge Burke issued a Report and Recommendation recommending that the Court permit Mr. Kvint to intervene as Lead Plaintiff and grant leave to amend the complaint to replead the duty of loyalty claim only. On May 16, 2017, Chief Judge Stark signed an Order adopting that Report and Recommendation. Plaintiff Kvint filed a Corrected Amended Complaint on May 30, 2017. On September 13, 2017, the Court entered an order dismissing with prejudice the claims against defendants Timothy S. O’Toole and Joel F. Gemunder and permitting Defendants to file a Motion to Dismiss the Corrected Amended Complaint on or before September 29, 2017, with Plaintiff’s Answering Brief to be filed on or before December 1, 2017, and Defendants’ Reply Brief to be filed on or before December 29, 2017. The matter has been fully briefed. As the Company has previously disclosed, the legal fees and costs associated with defending against this lawsuit are presently being paid by insurance. For additional procedural history of this litigation, please refer to our prior quarterly and annual filings.

On October 30, 2017, the Company entered into the Settlement Agreement, to resolve the civil litigation brought by the DOJ on behalf of the OIG and the relators under the 2013 Action. The court dismissed the 2013 Action on February 2, 2018. The litigation involved patient eligibility for the Routine Home Care and Continuous Home Care levels of hospice services, provided by VITAS from July 24, 2002 through May 2, 2013.

VITAS and certain of its subsidiaries entered into a CIA with the OIG on October 30, 2017 in connection with the settlement of a False Claims Act Case. The CIA formalizes various aspects of VITAS’ already existing Compliance Program and contains requirements designed to document compliance with federal healthcare program requirements. It has a term of five years during which it imposes monitoring, reporting, certification, oversight, screening and training obligations, certain of which have previously been implemented by VITAS. It also requires VITAS to engage an Independent Review Organization to perform auditing and review functions and to prepare reports regarding compliance with federal healthcare programs. In the event of breach of the CIA, VITAS could become liable for payment of stipulated penalties or could be excluded from participation in federal healthcare programs.

Under the Settlement Agreement, the Company paid $75 million plus interest, plus certain attorney fees and expenses of qui tam relators. The Company made these payments during the fourth quarter of 2017.

The Spottiswood Settlement has also been resolved upon VITAS’s agreement to pay $500,000 to the State of Illinois. This resolution is subject to execution of a final agreement.

The Company previously recorded a $90 million loss reserve ($55.8 million after-tax) related to the Settlement Agreement, Spottiswood Settlement, and associated costs in the second quarter of 2017. As of December 31, 2017, an accrual of $1.1 million remains on the consolidated balance sheet relating to the amount due to the State of Illinois and unpaid legal and administrative fees. During the fourth quarter of 2017, approximately $5.5 million ($3.4 million after-tax) recorded as part of the $90 million was reversed as relator attorney’s fees were less than originally estimated.

Under the Settlement Agreement, the United States agrees to release the Company, VITAS, and its hospice operation subsidiaries from any civil or administrative monetary liability relating to any patients’ disputed terminal medical prognosis of six months or less; a lack of medical necessity for billed Continuous Home Care, General Inpatient Care, or Respite Care levels of hospice care; or that the claims for those levels of hospice care were not eligible for payment for any other reason. The OIG agrees, conditioned on the Company’s full payment and in consideration of VITAS’s obligations under the CIA, to release its permissive exclusion rights and refrain from instituting any administrative action seeking to exclude the Company, VITAS, and its affiliates from participating in Medicare, Medicaid, or other federal healthcare programs in this regard.

The Settlement Agreement and Spottiswood Settlement will also resolve allegations made against the Company by various qui tam relators, who will be required to dismiss their claims with prejudice.

The Settlement Agreement and Spottiswood Settlement both reflect the Company’s disagreement with the United States’ and State of Illinois’ claims and contain no admissions of facts or liability on the part of the Company or any of its subsidiaries.

The costs incurred related to U.S. v. Vitas and related regulatory matters, exclusive of the settlement were $5.2 million, $5.3 million and $5.0 million for 2017, 2016 and 2015 respectively.

Jordan Seper (“Seper”), a Registered Nurse at VITAS’ Inland Empire program from May 12, 2014 to March 21, 2015, filed a lawsuit in San Francisco Superior Court on September 26, 2016. She alleged VITAS Healthcare Corp of CA (“VITAS CA”) (1) failed to provide minimum wage for all hours worked; (2) failed to provide overtime for all hours worked; (3) failed to provide a second meal period; (4) failed to provide rest breaks; (5) failed to indemnify for necessary expenditures; (6) failed to timely pay wages due at time of separation; and (7) engaged in unfair business practices. Seper seeks a state-wide class action of current and former non-exempt employees employed with VITAS in California within the four years preceding the filing of the lawsuit. She seeks court determination that this action may be maintained as a class action for the entire California class and subclasses, designation as class representative, declaratory relief, injunctive relief, damages (including wages for regular or overtime hours allegedly worked but not paid, premium payments for missed meal or rest periods, and unreimbursed expenses), all applicable penalties associated with each claim, pre and post-judgment interest, and attorneys’ fees and costs. Seper served VITAS CA with the lawsuit, Jordan A. Seper on behalf of herself and others similarly situated v. VITAS Healthcare Corporation of California, a Delaware corporation; VITAS Healthcare Corp of CA, a business entity unknown; and DOES 1 to 100, inclusive; Los Angeles Superior Court Case Number BC 642857 on October 13, 2016 (“Jordan Seper case”).

On November 14, 2016, the Parties filed a Stipulation to transfer the venue of the lawsuit from San Francisco to Los Angeles. The Los Angeles Superior Court Complex Division accepted transfer of the case on December 6, 2016 and stayed the case. On December 16, 2016, VITAS CA filed its Answer and served written discovery on Seper.

Jiwann Chhina (“Chhina”), hired by VITAS as a Home Health Aide on February 5, 2002, is currently a Licensed Vocational Nurse for VITAS’ San Diego program. On September 27, 2016, Chhina filed a lawsuit in San Diego Superior Court, alleging (1) failure to pay minimum wage for all hours worked; (2) failure to provide overtime for all hours worked; (3) failure to pay wages for all hours at the regular rate; (4) failure to provide meal periods; (5) failure to provide rest breaks; (6) failure to provide complete and accurate wage statements; (7) failure to pay for all reimbursement expenses; (8) unfair business practices; and (9) violation of the California Private Attorneys General Act. Chhina seeks to pursue these claims in the form of a state-wide class action of current and former non-exempt employees employed with VITAS in California within the four years preceding the filing of the lawsuit. He seeks court determination that this action may be maintained as a class action for the entire California class and subclasses, designation as class representative, declaratory relief, injunctive relief, damages (including wages for regular or overtime hours allegedly worked but not paid, premium payments for missed meal or rest period, and unreimbursed expenses), all applicable penalties associated with each claim, pre-judgment interest, and attorneys’ fees and costs. Chhina served VITAS CA with the lawsuit, Jiwan Chhina v. VITAS Health Services of California, Inc., a California corporation; VITAS Healthcare Corporation of California, a Delaware corporation; VITAS Healthcare Corporation of California, a Delaware corporation dba VITAS Healthcare Inc.; and DOES 1 to 100, inclusive; San Diego Superior Court Case Number 37-2015-00033978-CU-OE-CTL on November 3, 2016 (“Jiwann Chhina case”). On December 1, 2016, VITAS CA filed its Answer and served written discovery on Chhina.

On May 19, 2017, Chere Phillips (a Home Health Aide in Sacramento) and Lady Moore (a former Social Worker in Sacramento) filed a lawsuit against VITAS CA in Sacramento County Superior Court, alleging claims for (1) failure to pay all wages due; (2) failure to authorize and permit rest periods; (3) failure to provide off-duty meal periods; (4) failure to furnish accurate wage statements; (5) unreimbursed business expenses; (6) waiting time penalties; (7) violations of unfair competition law; and (8) violation of the Private Attorneys General Act. The case is captioned: Chere Phillips and Lady Moore v. VITAS Healthcare Corporation of California, Sacramento County Superior Court, Case No. 34-2017-0021-2755. Plaintiffs sought to pursue these claims in the form of a state-wide class action of current and former non-exempt employees employed with VITAS CA in California within the four years preceding the filing of the lawsuit. Plaintiffs served VITAS with the lawsuit on June 5, 2017. VITAS CA timely answered the Complaint generally denying the Plaintiffs’ allegations. The Court has stayed all class discovery in this case pending resolution of mediation in the Jordan Seper and Jiwann Chhina cases.

There are currently three other lawsuits against VITAS pending in the superior courts of other California counties that contain claims and class periods that substantially overlap with Phillips’ and Moore’s claims: the Joran Seper and Jiwann Chhina cases, and Williams v. VITAS Healthcare Corporation of California, filed on May 22, 2017 in Alameda County Superior Court, RG 17853886.

Jazzina Williams’ (a Home Health Aide in Sacramento) lawsuit alleges claims for (1) failure to pay all wages due; (2) failure to authorize and permit rest periods; (3) failure to provide off-duty meal periods; (4) failure to furnish accurate wage statements; (5) unreimbursed business expenses; (6) waiting time penalties; and (7) violations of the Private Attorneys General Act. Williams seeks to pursue these claims in the form of a state-wide class action of current and former non-exempt employees. Plaintiff served VITAS with the lawsuit on May 31, 2017. VITAS timely answered the Complaint generally denying Plaintiff’s allegations. Williams is pursing discovery of her individual claim and has agreed to a stay of class discovery pending mediation in the Jordan Seper and Jiwann Chhina cases. This stay will be reviewed at a case management conference on February 27, 2018. Defendant filed and served each of Plaintiffs Williams, Phillips, and Moore with a Notice of Related Cases on July 19, 2017.

Defendant understands that the Jordan Seper and Jiwann Chhina cases will be effectively consolidated in Los Angeles County Superior court; Chhina will be dismissed as a separate action and joined with Seper through the filing of an amended complaint in Seper in which Chhina is also identified as a named plaintiff.

The Company is not able to reasonably estimate the probability of loss or range of loss for any of these lawsuits at this time.

The Company intends to defend vigorously against the allegations in each of the above lawsuits. Regardless of the outcome of any of the preceding matters, dealing with the various regulatory agencies and opposing parties can adversely affect us through defense costs, potential payments, diversion of management time, and related publicity. Although the Company intends to defend them vigorously, there can be no assurance that those suits will not have a material adverse effect on the Company.

CONTRACTUAL OBLIGATIONS
The table below summarizes our debt and contractual obligations as of December 31, 2017 (in thousands):

		Less than			After
	Total	1 year	1-3 Years	4 -5 Years	5 Years
Long-term debt obligations (a)	$101,200	$10,000	$91,200	$-	$-
Interest on long-term debt	2,762	1,886	876	-	-
Operating lease obligations	98,284	23,527	38,606	22,377	13,774
Purchase obligations (b)	48,372	48,372	-	-	-
Other long-term obligations (c)	74,672	3,218	6,436	3,218	61,800
Total contractual cash obligations	$325,290	$87,003	$137,118	$25,595	$75,574

(a) Represents the face value of the obligation.
(b) Purchase obligations consist of accounts payable at December 31, 2017.
(c) Other long-term obligations comprise largely excess benefit obligations.

RESULTS OF OPERATIONS
2017 Versus 2016 – Consolidated Results
Set forth below are the year-to-year changes in the components of the statement of operations relating to income for 2017 versus 2016 (in thousands, except percentages):

	Favorable/(Unfavorable)
	Amount	Percent
Service revenues and sales
VITAS	$24,943	2
Roto-Rooter	64,900	14
Total	89,843	6
Cost of services provided and goods sold	(35,101)	(3)
Selling, general and administrative expenses	(33,080)	(14)
Depreciation	(1,209)	(4)
Amortization	222	62
Other operating expenses	(86,389)	(1,924)
Income from operations	(65,714)	(37)
Interest expense	(557)	(15)
Other income - net	6,134	304
Income before income taxes	(60,137)	(34)
Income taxes	49,571	73
Net income	$(10,566)	(10)

The VITAS segment revenue increase is the result of the following (dollars in thousands):

	Amount	Percent
Routine homecare	$47,973	5
Continuous care	(13,468)	(10)
General inpatient	(7,108)	(7)
Medicare cap	(2,454)	(1,076)
	$24,943	2

Net Medicare reimbursement rates increased 1.3% in 2017 as compared to 2016.

Days of care increased as follows:

	Days of Care		Increase/(Decrease)
	2017	2016	Percent

Routine homecare	5,740,090	5,518,002	4
Continuous care	171,395	188,657	(9)
General inpatient	129,295	146,516	(12)
Total days of care	6,040,780	5,853,175	3

The Roto-Rooter segment revenue increase is the result of the following (dollars in thousands):

	Amount	Percent
Plumbing	$22,236	11
Sewer and drain cleaning	5,968	4
Water restoration	32,043	64
Contractor operations	3,673	9
Other	980	5
	$64,900	14

Plumbing revenues for 2017 increased 11.3% when compared to 2016 due to a 0.5% increase in the number of jobs performed and a 10.8% increase in price and service mix. Sewer and drain cleaning revenues increased 4.1% when compared to 2016 due to a 5.8% increase in price and service mix shift offset by a 1.7% decrease in the number of jobs performed. Water restoration increased 63.8% as a result of continued expansion of this service offering. There was an increase in water restoration jobs of 30.8% between years.

The consolidated gross margin excluding depreciation was 31.0% in 2017 versus 29.3% in 2016. On a segment basis, VITAS’ gross margin excluding depreciation was 22.8% in 2017 and 21.8% in 2016. The increase in VITAS’ gross margin is the result of mix shift to higher margin care, labor and ancillary cost management. Roto-Rooter’s gross margin excluding depreciation was 49.0% in 2017 and 47.7% in 2016. The increase in Roto-Rooter gross margin is the result mainly of higher revenues, particularly in water restoration, with relatively low increases in branch level fixed costs.

Selling, general and administrative expenses (“SG&A”) for 2017 and 2016 comprise (in thousands):

	2017	2016
SG&A expenses before long-term incentive
compensation, OIG expenses and the impact
of market gains of deferred compensation plans	$258,034	$234,321
Long-term incentive compensation	4,994	1,930
Expenses related to OIG investigation	5,194	5,260
Impact of market value gains on liabilities
held in deferred compensation trusts	8,430	2,061
Total SG&A expenses	$276,652	$243,572

SG&A expenses before long-term incentive compensation, OIG expenses and the impact of market gains of deferred compensation plans increased $23.7 million (10.1%) from 2016 to 2017. This increase was mainly a result of the increase in variable expenses caused by increased revenue, increased advertising expense at Roto-Rooter and normal inflationary increases in 2017.

Other operating expense was $90.9 million in 2017. This was due to an $84.5 million litigation settlement, $5.3 million related to the loss on the sale of transportation equipment and $1.1 million related to the closure of the programs in one state at Vitas. This is compared to a $4.5 million payment of early retirement expenses during 2016.

  Other income-net for 2017 and 2016 comprise (in thousands):

	2017	2016
Market value gains on assets held in deferred
compensation trusts	$8,430	$2,061
Loss on disposal of property and equipment	(707)	(424)
Interest income	427	383
Other	4	-
Total other income	$8,154	$2,020

Our effective tax rate reonciliation is as follows:

	2017	2016

Income tax provision calculated using the statutory rate of 35%	$40,921	$61,969
State and local income taxes, less federal income tax effect	4,600	6,044
Nondeductible expenses	1,041	881
Stock compensation tax benefits	(18,932)	-
Enactment of the tax reform act	(8,305)	-
Other--net	(585)	(583)
Income tax provision	$18,740	$68,311
Effective tax rate	16.0%	38.6%

Net income for both periods include the following aftertax adjustments that increased/ (reduced) aftertax earnings (in thousands):

	2017	2016
VITAS
Expenses related to litigation settlements	$(52,375)	$-
Impact of tax reform	11,057	(3,248)
Costs associated with the OIG investigation	(3,207)	-
Program closure expenses	(675)	-
Medicare cap sequestration adjustment	(276)	(141)
Early retirement expenses	-	(2,840)
Roto-Rooter
Impact of tax reform	7,761	-
Expenses related to litigation settlements	(129)	(28)
Corporate
Excess tax benefits on stock compensation	18,932	-
Impact of tax reform	(10,516)	-
Stock option expense	(6,892)	(5,266)
Loss on sale of transportation equipment	(3,314)	-
Long-term incentive compensation	(3,243)	(1,221)
Total	$(42,877)	$(12,744)

2017 Versus 2016 – Segment Results
The change in net income for 2017 versus 2016 is due to (in thousands, except percentages):

	Increase/(Decrease)
	Amount	Percent
VITAS	$(27,316)	(32)
Roto-Rooter	20,406	39
Corporate	(3,656)	(13)
	$(10,566)	(10)

VITAS’ after-tax earnings were negatively impacted in 2017 compared to 2016 by a $52.4 million after-tax litigation settlement as well as $675,000 after-tax related to the closure of programs in one state offset by a $11.1 million dollar decrease in tax provision related to tax reform. After-tax earnings as a percent of revenue in 2017 were 5.0% as compared to 7.6% in 2016.

Roto-Rooter’s after-tax earnings were positively impacted in 2017 compared to 2016 by a $32.0 million revenue increase in Roto-Rooter’s water restoration line of business and a $22.2 million revenue increase in Roto-Rooter’s plumbing line of business as well as a $7.8 million dollar decrease in tax provision related to tax reform. After-tax earnings as a percent of revenue at Roto-Rooter in 2017 were 14.1% as compared to 11.7% in 2016.

After-tax Corporate expenses for 2017 increased 12.6% when compared to 2016 due to increased long term incentive compensation expense, the loss on the sale of transportation equipment and increase cash bonus expense in 2017 as well as a $10.5 million decrease in tax benefit related to tax reform offset by $18.9 million increase due to excess tax benefits on stock compensation which are recorded to the tax provision starting in 2017 in accordance with ASU 2016-09.

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

Depreciation expense increased $1.9 million (5.9%) in 2016 mainly due to an increase in capital expenditures in the prior year.

Other operating expense increased $4.5 million as a result of payment of early retirement expenses during 2016.

  Other income/(expense)-net for 2016 and 2015 comprise (in thousands):

	2016	2015
Market value gains on assets held in deferred
compensation trusts	$2,061	$148
Loss on disposal of property and equipment	(424)	(698)
Interest income	383	281
Other	-	(418)
Total other income	$2,020	$(687)

Our effective tax rate was 38.6% in 2016 compared to 38.8% for 2015.

Net income for both periods include the following aftertax adjustments that increased/ (reduced) aftertax earnings (in thousands):

	2016	2015
VITAS
Costs associated with the OIG investigation	$(3,248)	$(3,072)
Early retirement expenses	(2,840)	-
Medicare cap sequestration adjustment	(141)	-
Roto-Rooter
Expenses related to litigation settlements	(28)	(3)
Acquisition expense	-	(104)
Corporate
Long-term incentive compensation	(1,221)	(4,752)
Costs related to securities litigation	-	(23)
Stock option expense	(5,266)	(3,439)
Total	$(12,744)	$(11,393)

2016 Versus 2015 – Segment Results
The change in net income for 2016 versus 2015 is due to (in thousands, except percentages):

	Increase/(Decrease)
	Amount	Percent
VITAS	$(8,385)	(9)
Roto-Rooter	4,320	9
Corporate	2,534	8
	$(1,531)	(1)

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

CRITICAL ACCOUNTING POLICIES
Revenue Recognition

In May 2014, the FASB issued Accounting Standards Update “ASU No. 2014-09 – Revenue from Contracts with Customers” which provides additional guidance to clarify the principles for recognizing revenue. The standard and subsequent amendments are intended to develop a common revenue standard for removing inconsistencies and weaknesses, improve comparability, provide more useful information to users through improved disclosure requirements, and simplify the preparation of financial statements. This guidance and subsequent amendments are effective for fiscal years beginning after December 15, 2017. We will apply a modified retrospective adoption for our fiscal year beginning January 1, 2018. We are in the process of finalizing our assessment, but expect impacts of adoption to be as follows:

VITAS
•
VITAS’ net room and board expense related to Medicaid patients will be reclassified to a contra-revenue account from its current classification in cost of services provided. The net room and board expense for the year ended December 31, 2017 was approximately $9.0 million. We have also analyzed the cash flow stream related to room and board for Medicaid patients and concluded that “net” reporting in the financial statements continues to be appropriate.

Chemed Consolidated
•
The majority of the Company’s provision for bad debts, currently classified in selling, general and administrative expense in our Statements of Income, will be reclassified to a contra-revenue account as they will be considered implicit price concessions at the time service is performed. The total provision for bad debts for the year ended December 31, 2017 was approximately $-17.4 million.

•	We do not anticipate the cumulative effect of adoption as of January 1, 2018 to be material.
•	We do not anticipate a material impact on the Company’s net income on an on-going basis.

Roto-Rooter
For the Roto-Rooter segment, service revenues and sales are recognized when the earnings process has been completed. Generally, this occurs when services are provided or products are delivered. Sales of Roto-Rooter products, including drain cleaning machines and drain cleaning solution, comprise less than 2% of our total service revenues and sales for each of the three years in the period ended December 31, 2017.

VITAS
MEDICARE AND MEDICAID REVENUE
Approximately 95% of VITAS’ revenue in 2017 was from Medicare and Medicaid. The remaining revenue was from commercial insurance carriers and individual self-payers. Gross revenue is recorded on an accrual basis based on the date of service at amounts equal to the established payment rates. Medicare establishes the payment rates yearly which are consistent among all providers in the hospice industry. The payment rates are daily or hourly rates for each of the four levels of care we provide. The four levels of care are routine home care, general inpatient care, continuous home care and respite care. Routine home care accounts for 81.2%, 78.9% and 77.6% of our total net revenue for the years ending December 31, 2017, 2016 and 2015.

VITAS is subject to certain limitations on Medicare payments for services. Specifically, if the number of inpatient care days any hospice program provides to Medicare beneficiaries exceeds 20% of the total days of hospice care such program provided to all Medicare patients for an annual period beginning September 28, the days in excess of the 20% figure may be reimbursed only at the routine homecare rate. None of VITAS’ hospice programs exceeded the payment limits on inpatient services in 2017, 2016 or 2015.

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

The “proportional” method compares the total Medicare payments received under a Medicare provider number with respect to services provided to all Medicare hospice care beneficiaries in the program or programs covered by the Medicare provider number between September 28 and September 27 of the following year with the product of the per beneficiary cap amount and a pro-rated number of Medicare beneficiaries receiving hospice services from that program during the same period. The pro-rated number of Medicare beneficiaries is calculated based on the ratio of days the beneficiary received hospice services during the measurement period to the total number of days the beneficiary received hospice services. We have one program as of December 31, 2017 using the "proportional" method.

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

In 2013, the U.S. government implemented automatic budget reductions of 2.0% for all government payees, including hospice benefits paid under the Medicare program. In 2015, CMS determined that the Medicare cap should be calculated “as if” sequestration did not occur. As a result of this decision, VITAS has received notification from our third party intermediary that an additional $2.6 million is owed for Medicare cap in three programs arising during the 2013, 2014 and 2015 measurement periods. The amounts are automatically deducted from our semi-monthly PIP payments. We do not believe that CMS is authorized under the sequestration authority or the statutory methodology for establishing the Medicare cap to the amounts they have withheld and intend to withhold under their current “as if” methodology. We have appealed CMS’s methodology change with the appropriate regulatory appeal board. We have recorded a reserve of $ 2.1 million at December 31, 2017 to cover the related accounts receivable.

During the year ended December 31, 2017, we recorded $2.4 million in Medicare cap revenue reduction related to two program’s projected 2018 measurement period liability and $247,000 for two programs cap liability for the 2013, 2014 and 2015 measurement period of which $105,000 relates to the sequestration issue described above.

During the year ended December 31, 2016, we recorded $228,000 in Medicare cap revenue reduction related to one program’s projected 2015 measurement period liability. This revenue reduction was related to the CMS’s methodology change described above. During the year ended December 31, 2015 we recorded a $165,000 Medicare cap reversal of amounts recorded in the fourth quarter of 2014 for one program’s projected 2015 measurement period liability The net pretax expense/(income) was $2.7 million, $228,000, and ($165,000) for fiscal years 2017, 2016 and 2015, respectively.

Shown below is the Medicare cap liability activity for the years ended December 31, 2017 and 2016, (in thousands):

	2017	2016
Beginning Balance January 1,	$235	$1,165
2018 measurement period	2,435	-
Prior measurement periods	247	228
Payments	(482)	(1,158)
Ending Balance December 31,	$2,435	$235

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

Our casualty insurance liabilities are recorded gross before any estimated recovery for amounts exceeding our stop loss limits. Estimated recoveries from insurance carriers are recorded as accounts receivable. Claims experience adjustments to our casualty and workers’ compensation accrual for the years ended December 31, 2017, 2016 and 2015, were net pretax debits/(credits) of ($5,560,000), ($3,148,000), and ($1,891,000) respectively.

As an indication of the sensitivity of the accrued liability to reported claims, our analysis indicates that a 1% across-the-board increase or decrease in the amount of projected losses would increase or decrease the accrued insurance liability at December 31, 2017 by $3.3 million or 7.0%. While the amount recorded represents our best estimate of the casualty and workers’ compensation insurance liability, we have calculated, based on historical claims experience, the actual loss could reasonably be expected to increase or decrease by approximately $3.0 million as of December 31, 2017.

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

We completed our qualitative analysis for impairment of goodwill and our indefinite-lived intangible assets as of October 1, 2017. We assessed such qualitative factors as macroeconomic conditions, industry and market conditions, cost factors, financial performance and the legislative and regulatory environment. Based on our assessment, we do not believe that it is more likely than not that our reporting units’ or indefinite-lived assets fair values are less than their carrying values.

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

Unaudited Consolidating Summaries and Reconciliations of Adjusted EBITDA
Chemed Corporation and Subsidiary Companies
(in thousands)				Chemed
2017	VITAS	Roto-Rooter	Corporate	Consolidated

Net income/(loss)	$57,645	$73,299	$(32,767)	$98,177
Add/(deduct):
Interest expense	188	323	3,761	4,272
Income taxes	16,436	32,782	(30,478)	18,740
Depreciation	18,616	16,667	205	35,488
Amortization	14	123	-	137
EBITDA	92,899	123,194	(59,279)	156,814
Add/(deduct):
Intercompany interest/(expense)	(11,656)	(5,596)	17,252	-
Interest income	(388)	(39)	-	(427)
Loss on sale of transportation equipment	-	-	5,266	5,266
Expenses related to OIG investigation	5,194	-	-	5,194
Program closure expenses	1,138	-	-	1,138
Medicare cap sequestration adjustment	447	-	-	447
Litigation settlements	84,476	213	-	84,689
Advertising cost adjustment	-	(1,371)	-	(1,371)
Stock option expense	-	-	10,485	10,485
Stock award expense	291	269	670	1,230
Long-term incentive compensation	-	-	4,994	4,994
Adjusted EBITDA	$172,401	$116,670	$(20,612)	$268,459
				Chemed
2016	VITAS	Roto-Rooter	Corporate	Consolidated

Net income/(loss)	$84,961	$52,893	$(29,111)	$108,743
Add/(deduct):
Interest expense	211	332	3,172	3,715
Income taxes	51,910	32,719	(16,318)	68,311
Depreciation	19,035	14,698	546	34,279
Amortization	55	304	-	359
EBITDA	156,172	100,946	(41,711)	215,407
Add/(deduct):
Intercompany interest/(expense)	(7,969)	(3,595)	11,564	-
Interest income	(325)	(58)	-	(383)
Expenses related to OIG investigation	5,260	-	-	5,260
Retirement expenses	4,491	-	-	4,491
Medicare cap sequestration adjustment	228	-	-	228
Expenses related to litigation settlements	1,149	45	-	1,194
Advertising cost adjustment	-	(1,333)	-	(1,333)
Stock option expense	-	-	8,330	8,330
Stock award expense	387	307	1,161	1,855
Long-term incentive compensation	-	-	1,930	1,930
Expenses related to securities litigation	-	-	-	-
Adjusted EBITDA	$159,393	$96,312	$(18,726)	$236,979
				Chemed
2015	VITAS	Roto-Rooter	Corporate	Consolidated

Net income/(loss)	$93,346	$48,573	$(31,645)	$110,274
Add/(deduct):
Interest expense	200	348	3,097	3,645
Income taxes	56,675	29,630	(16,453)	69,852
Depreciation	18,789	12,988	592	32,369
Amortization	758	372	-	1,130
EBITDA	169,768	91,911	(44,409)	217,270
Add/(deduct):
Intercompany interest/(expense)	(7,499)	(3,385)	10,884	-
Interest income	(241)	(40)	-	(281)
Expenses related to OIG investigation	4,974	-	-	4,974
Acquisition expenses	-	172	-	172
Expenses related to litigation settlements	-	5	-	5
Advertising cost adjustment	-	(1,317)	-	(1,317)
Stock option expense	-	-	5,445	5,445
Stock award expense	496	268	1,343	2,107
Long-term incentive compensation	-	-	7,519	7,519
Expenses related to securities litigation	-	-	37	37
Adjusted EBITDA	$167,498	$87,614	$(19,181)	$235,931

CHEMED CORPORATION AND SUBSIDIARY COMPANIES
RECONCILIATION OF ADJUSTED NET INCOME
(in thousands, except per share data)(unaudited)

	For the Years Ended December 31,
	2017	2016	2015
Net income as reported	$98,177	$108,743	$110,274

Add/(deduct) after-tax cost of:
Litigation settlements	52,504	-	-
Excess tax benefits on stock compensation	(18,932)	-	-
Impact of tax reform	(8,302)	-	-
Stock option expense	6,892	5,266	3,439
Loss on sale of transportation equipment	3,314	-	-
Long-term incentive compensation	3,243	1,221	4,752
Expenses related to OIG investigation	3,207	3,248	3,072
Program closure expenses	675	-	-
Medicare cap sequestration adjustment	276	141	-
Early retirement expenses	-	2,840	-
Net expenses related to litigation settlements	-	28	3
Expenses related to securities litigation	-	-	23
Acquisition expenses	-	-	104
Adjusted net income	$141,054	$121,487	$121,667

Diluted Earnings Per Share As Reported
Net income	$5.86	$6.48	$6.33
Average number of shares outstanding	16,742	16,789	17,422

Adjusted Diluted Earnings Per Share
Net income	$8.43	$7.24	$6.98
Average number of shares outstanding	16,742	16,789	17,422

The "Footnotes to Financial Statements" are integral parts of this financial information.

CHEMED CORPORATION AND SUBSIDIARY COMPANIES
OPERATING STATISTICS FOR VITAS SEGMENT
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
OPERATING STATISTICS	2017	2016	2017	2016
Net revenue ($000)
Homecare	$242,554	$228,463	$935,913	$887,940
Inpatient	22,033	23,724	90,472	97,580
Continuous care	30,131	31,999	124,557	138,025
Total before Medicare cap allowance	$294,718	$284,186	$1,150,942	$1,123,545
Medicare cap allowance	(2,435)	-	(2,682)	(228)
Total	$292,283	$284,186	$1,148,260	$1,123,317
Net revenue as a percent of total before Medicare cap allowance
Homecare	82.3%	80.4%	81.2%	78.9%
Inpatient	7.5	8.3	7.9	8.7
Continuous care	10.2	11.3	10.9	12.4
Total before Medicare cap allowance	100.0	100.0	100.0	100.0
Medicare cap allowance	(0.8)	-	(0.2)	-
Total	99.2%	100.0%	99.8%	100.0%
Average daily census (days)
Homecare	12,861	12,241	12,549	12,040
Nursing home	3,265	3,065	3,177	3,037
Routine homecare	16,126	15,306	15,726	15,077
Inpatient	342	383	354	400
Continuous care	452	471	470	515
Total	16,920	16,160	16,550	15,992
Total Admissions	16,575	15,889	66,449	65,094
Total Discharges	16,553	16,282	65,637	64,689
Average length of stay (days)	91.4	91.4	88.8	86.7
Median length of stay (days)	16.0	16.0	16.0	16.0
ADC by major diagnosis
Cerebro	36.1%	33.4%	35.5%	32.7%
Neurological	18.5	20.3	19.2	21.1
Cardio	16.4	16.9	16.5	17.1
Cancer	14.1	15.4	14.6	15.3
Respiratory	8.0	7.8	7.9	7.8
Other	6.9	6.2	6.3	6.0
Total	100.0%	100.0%	100.0%	100.0%
Admissions by major diagnosis
Cerebro	22.3%	21.6%	22.0%	21.0%
Neurological	10.7	11.3	10.6	11.0
Cancer	30.0	32.2	30.6	31.8
Cardio	14.9	16.0	15.0	15.4
Respiratory	10.7	10.8	10.8	10.2
Other	11.4	8.1	11.0	10.6
Total	100.0%	100.0%	100.0%	100.0%
Direct patient care margins
Routine homecare	53.9%	53.1%	52.6%	52.1%
Inpatient	8.5	1.2	5.4	2.3
Continuous care	16.8	15.8	16.9	14.2
Homecare margin drivers (dollars per patient day)
Labor costs	$55.65	$56.11	$56.80	$56.41
Combined drug, home medical eqiupment and
medical supplies cost	14.30	14.99	14.65	15.66
Inpatient margin drivers (dollars per patient day)
Labor costs	$355.96	$363.06	$366.41	$350.56
Continuous care margin drivers (dollars per patient day)
Labor costs	$583.45	$602.30	$584.49	$607.52
Bad debt expense as a percent of revenues	1.1%	1.2%	1.1%	1.2%
Accounts receivable --
Days of revenue outstanding- excluding unapplied Medicare payments	33.7	36.5	N.A.	N.A.
Days of revenue outstanding- including unapplied Medicare payments	25.0	32.6	N.A.	N.A.

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