Form 10-K, Exhibit 13
period 2018-12-31
CHEMED CORP
filed 2019-02-27
CIK 19584

EXHIBIT 13

Financial Review

Contents

Report of Independent Registered Public Accounting Firm	61
Consolidated Statements of Income	63
Consolidated Balance Sheets	64
Consolidated Statements of Cash Flows	65
Consolidated Statements of Changes in Stockholders’ Equity	66
Notes to Consolidated Financial Statements	67
Unaudited Summary of Quarterly Results	93
Selected Financial Data	95
Unaudited Consolidating Statements of Income	96
Management’s Discussion and Analysis of Financial Conditions and Results of Operations	99

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

The Company’s management, including the President and Chief Executive Officer, Executive Vice President and Chief Financial Officer and Vice President and Controller, has conducted an evaluation of the effectiveness of its internal control over financial reporting as of December 31, 2018, based on the framework established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on this evaluation, management concluded that internal control over financial reporting was effective as of December 31, 2018, based on criteria in Internal Control—Integrated Framework issued by COSO.

PricewaterhouseCoopers LLP, our independent registered public accounting firm, has audited the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018, as stated in their report which appears on pages 61 and 62.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Chemed Corporation

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of Chemed Corporation and its subsidiaries (the “Company”) as of December 31, 2018 and 2017, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2018, including the related notes (collectively referred to as the “consolidated financial statements”). We also have audited the Company's internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO.

Change in Accounting Principle

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for revenues from contracts with customers in 2018.

Basis for Opinions

The Company's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control over Financial Reporting . Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company's internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

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
February 27, 2019

We have served as the Company’s auditor since 1971.

CONSOLIDATED STATEMENTS OF INCOME

Chemed Corporation and Subsidiary Companies
(in thousands, except per share data)
For the Years Ended December 31,	2018	2017	2016

Service revenues and sales (Note 2)	$1,782,648	$1,666,724	$1,576,881
Cost of services provided and goods sold (excluding depreciation)	1,228,644	1,150,532	1,115,431
Selling, general and administrative expenses	270,209	276,652	243,572
Depreciation	38,464	35,488	34,279
Amortization	399	137	359
Other operating expenses (Note 20)	1,300	90,880	4,491
Total costs and expenses	1,539,016	1,553,689	1,398,132
Income from operations	243,632	113,035	178,749
Interest expense	(4,990)	(4,272)	(3,715)
Other income--net (Note 10)	958	8,154	2,020
Income before income taxes	239,600	116,917	177,054
Income taxes (Note 11)	(34,056)	(18,740)	(68,311)
Net Income	$205,544	$98,177	$108,743

Earnings Per Share (Note 15)
Net Income	$12.80	$6.11	$6.64
Average number of shares outstanding	16,059	16,057	16,383
Diluted Earnings Per Share (Note 15)
Net Income	$12.23	$5.86	$6.48
Average number of shares outstanding	16,803	16,742	16,789

The Notes to Consolidated Financial Statements are integral parts of these statements.

CONSOLIDATED BALANCE SHEETS

Chemed Corporation and Subsidiary Companies
(in thousands, except shares and per share data)
December 31,	2018	2017
Assets
Current assets
Cash and cash equivalents (Note 9)	$4,831	$11,121
Accounts receivable less allowances of $15,175 for 2017	119,504	113,651
Inventories	5,705	5,334
Prepaid income taxes	10,646	29,848
Prepaid expenses	19,154	16,092
Total current assets	159,840	176,046
Investments of deferred compensation plans held in trust (Notes 14 and 16)	65,624	62,067
Properties and equipment, at cost, less accumulated depreciation (Note 12)	162,033	143,034
Identifiable intangible assets less accumulated amortization of $33,283 (2017 - $32,887) (Note 6)	68,253	54,865
Goodwill	510,570	476,887
Other assets	9,209	7,127
Total Assets	$975,529	$920,026

Liabilities
Current liabilities
Accounts payable	$50,150	$48,372
Current portion of long-term debt (Note 3)	-	10,000
Accrued insurance	46,095	46,968
Accrued compensation	63,329	62,933
Accrued legal	1,857	1,786
Other current liabilities	30,239	23,463
Total current liabilities	191,670	193,522
Deferred income taxes (Note 11)	21,598	16,640
Long-term debt (Note 3)	89,200	91,200
Deferred compensation liabilities (Note 14)	64,616	61,800
Other liabilities	17,111	16,510
Total Liabilities	384,195	379,672
Commitments and contingencies (Notes 13 and 17)
Stockholders' Equity
Capital stock - authorized 80,000,000 shares $1 par; issued 35,311,418 shares
(2017 - 34,732,192 shares)	35,311	34,732
Paid-in capital	774,358	695,797
Retained earnings	1,225,617	1,038,955
Treasury stock - 19,438,358 shares (2017 - 18,694,047 shares), at cost	(1,446,296)	(1,231,332)
Deferred compensation payable in Company stock (Note 14)	2,344	2,202
Total Stockholders' Equity	591,334	540,354
Total Liabilities and Stockholders' Equity	$975,529	$920,026

The Notes to Consolidated Financial Statements are integral parts of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Chemed Corporation and Subsidiary Companies
(in thousands)
For the Years Ended December 31,	2018	2017	2016
Cash Flows from Operating Activities
Net income	$205,544	$98,177	$108,743
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	38,863	35,625	34,638
Stock option expense	12,611	10,485	8,330
Noncash portion of long-term incentive compensation	5,405	3,774	1,301
Provision/(benefit) for deferred income taxes (Note 11)	5,187	2,407	(6,707)
Noncash directors' compensation	766	766	541
Amortization of restricted stock awards	446	1,231	1,855
Amortization of debt issuance costs	441	516	519
Provision for uncollectible accounts receivable	-	17,306	16,319
Loss on sale of transportation equipment (Note 20)	-	5,266	-
Noncash early retirement expense (Note 20)	-	-	1,747
Changes in operating assets and liabilities, excluding amounts acquired in business combinations:
Decrease/(increase) in accounts receivable	(5,570)	1,072	(42,142)
Decrease/(increase) in inventories	(351)	421	559
Increase in prepaid expenses	(2,665)	(2,987)	(253)
Increase in accounts payable and other current liabilities	8,935	12,890	891
(Decrease)/increase in income taxes	18,898	(26,104)	13,886
Increase in other assets	(5,544)	(8,330)	(5,224)
Increase in other liabilities	3,451	8,561	7,105
Excess tax benefit on stock-based compensation	-	-	(7,195)
Other sources	721	1,419	480
Net cash provided by operating activities	287,138	162,495	135,393
Cash Flows from Investing Activities
Capital expenditures	(52,872)	(64,300)	(39,772)
Business combinations, net of cash acquired (Note 7)	(53,177)	(4,725)	-
Other sources/(uses)	824	1,417	(90)
Net cash used by investing activities	(105,225)	(67,608)	(39,862)
Cash Flows from Financing Activities
Proceeds from revolving line of credit	469,550	212,350	127,050
Payments on revolving line of credit	(406,550)	(211,150)	(102,050)
Purchases of treasury stock	(158,884)	(94,640)	(102,313)
Payments on other long-term debt	(75,000)	(8,750)	(7,500)
Proceeds from exercise of stock options (Note 4)	32,412	27,092	8,421
Capital stock surrendered to pay taxes on stock-based compensation	(27,548)	(14,223)	(8,772)
Dividends paid	(18,662)	(17,371)	(16,439)
Change in cash overdraft payable	(1,531)	6,700	(736)
Debt issuance costs	(1,052)	-	-
Excess tax benefit on stock-based compensation	-	-	7,195
Other sources/(uses)	(938)	916	196
Net cash used by financing activities	(188,203)	(99,076)	(94,948)
Increase/(decrease) in cash and cash equivalents	(6,290)	(4,189)	583
Cash and cash equivalents at beginning of year	11,121	15,310	14,727
Cash and cash equivalents at end of year	$4,831	$11,121	$15,310

The Notes to Consolidated Financial Statements are integral parts of these statements.

CONSOLIDATED STATEMENTS OF CHANGES
IN STOCKHOLDERS' EQUITY
Chemed Corporation and Subsidiary Companies
(in thousands, except per share data)					Deferred
					Compensation
				Treasury	Payable in
	Capital	Paid-in	Retained	Stock-	Company
	Stock	Capital	Earnings	at Cost	Stock	Total
Balance at December 31, 2015	$33,985	$603,006	$865,845	$(991,978)	$2,395	$513,253
Net income	-	-	108,743	-	-	108,743
Dividends paid ($1.00 per share)	-	-	(16,439)	-	-	(16,439)
Stock awards and exercise of stock options (Note 4)	285	36,453	-	(16,127)	-	20,611
Purchases of treasury stock (Note 19)	-	-	-	(102,313)	-	(102,313)
Other	-	244	-	(118)	118	244
Balance at December 31, 2016	34,270	639,703	958,149	(1,110,536)	2,513	524,099
Net income	-	-	98,177	-	-	98,177
Dividends paid ($1.08 per share)	-	-	(17,371)	-	-	(17,371)
Stock awards and exercise of stock options (Note 4)	462	55,264	-	(26,467)	-	29,259
Purchases of treasury stock (Note 19)	-	-	-	(94,640)	-	(94,640)
Other	-	830	-	311	(311)	830
Balance at December 31, 2017	34,732	695,797	1,038,955	(1,231,332)	2,202	540,354
Net income	-	-	205,544	-	-	205,544
Dividends paid ($1.16 per share)	-	-	(18,662)	-	-	(18,662)
Stock awards and exercise of stock options (Note 4)	579	79,452	-	(55,939)	-	24,092
Purchases of treasury stock (Note 19)	-	-	-	(158,884)	-	(158,884)
Other	-	(891)	(220)	(141)	142	(1,110)
Balance at December 31, 2018	$35,311	$774,358	$1,225,617	$(1,446,296)	$2,344	$591,334

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

Certain reclassifications have been made to prior year financial statements to conform to current presentation.

CASH EQUIVALENTS
Cash equivalents comprise short-term, highly liquid investments, including money market funds that have original maturities of three months or less.

CONCENTRATION OF RISK
As of December 31, 2018 and 2017, approximately 68% and 59%, respectively, of VITAS’ total accounts receivable balance were due from Medicare and 26% and 32%, respectively, of VITAS’ total accounts receivable balance were due from various state Medicaid or managed Medicaid programs.  Combined accounts receivable from Medicare, Medicaid, and managed Medicaid represent approximately 75% of the consolidated net accounts receivable in the accompanying consolidated balance sheets as of December 31, 2018.

As further described in Note 18, we had agreements with a vendor to provide specified pharmacy services for VITAS and its hospice patients.  In 2018 and 2017, respectively, purchases made from this vendor represent 99% and 85%, respectively, of all pharmacy services used by VITAS.

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

The weighted average lives of our property and equipment at December 31, 2018, were:

Buildings and building improvements	32.8	yrs.
Transportation equipment	10.5
Machinery and equipment	5.1
Computer software	4.6
Furniture and fixtures	4.8

GOODWILL AND INTANGIBLE ASSETS

The table below shows a rollforward of Goodwill (in thousands):

		Roto-
	Vitas	Rooter	Total
Balance at December 31, 2016	$328,301	$144,065	$472,366
Business combinations	-	4,396	4,396
Foreign currency adjustments	-	125	125
Balance at December 31, 2017	$328,301	$148,586	$476,887
Business combinations	5,030	28,780	33,810
Foreign currency adjustments	-	(127)	(127)
Balance at December 31, 2018	$333,331	$177,239	$510,570

Identifiable, definite-lived intangible assets arise from purchase business combinations and are amortized using either an accelerated method or the straight-line method over the estimated useful lives of the assets.  The selection of an amortization method is based on which method best reflects the economic pattern of usage of the asset.  Reacquired franchise rights are amortized over the remaining term of the franchise agreement at the time of acquisition.  The weighted average lives of our identifiable, definite-lived intangible assets at December 31, 2018, were:

Covenants not to compete	6.5	yrs.
Reacquired franchise rights	7.9
Referral networks	10.0
Customer lists	12.0

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

We completed our qualitative analysis for impairment of goodwill and our indefinite-lived intangible assets as of October 1, 2018.  Based on our assessment, we do not believe that it is more likely than not that our reporting units or indefinite-lived assets fair values are less than their carrying values.

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

OTHER ASSETS
Debt issuance costs are included in other assets.  Issuance costs related to revolving credit agreements are amortized using the straight-line method, over the life of the agreement.  All other issuance costs are amortized using the effective interest method over the life of the debt.  There are no amounts included in other assets that individually exceed 5% of total assets.

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

ADVERTISING
We expense the production costs of advertising the first time the advertising takes place.  We pay for and expense the cost of internet advertising and placement on a “per click” basis.  Similarly, the majority of our telephone directory listings are paid for and expensed on a “cost per call” basis. For those directories that are not on this billing basis, the cost of the directory is expensed when the directories are placed in circulation.  Advertising expense for the year ended December 31, 2018, was $47.0 million (2017 – $40.9 million; 2016 - $37.2 million).

COMPUTATION OF EARNINGS PER SHARE
In March 2016, the FASB issued Accounting Standards Update “ASU No. 2016-09 - Compensation – Stock Compensation” which is part of the FASB’s Simplification Initiative.  The object of this initiative is to identify, evaluate, and improve specific areas of financial reporting. The areas of simplification in this initiative involve several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows.  The guidance was effective for fiscal years beginning after December 15, 2016.  We adopted the applicable provisions of ASU 2016-09 on a prospective basis.  The impact of this ASU on our financial statements for the year ended December 31, 2018 was to decrease our income tax expense by $22.9 million as the result of excess tax benefits on stock based compensation being recorded on the statements of income. This, combined with the required change in diluted share count, resulted in an increase to basic and diluted earnings per share of $1.42 and $1.27, respectively. The impact of this ASU on our financial statements for the year ended December 31, 2017 was to decrease our income tax expense by $18.9 million as the result of excess tax benefits on stock based compensation being recorded on the statements of income. This, combined with the required change in diluted share count, resulted in an increase to basic and diluted earnings per share of $1.18 and $1.08, respectively.

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

Our casualty insurance liabilities are recorded gross before any estimated recovery for amounts exceeding our stop loss limits.  Estimated recoveries from insurance carriers are recorded as accounts receivable.  Claims experience adjustments to our casualty and workers’ compensation accrual for the years ended December 31, 2018, 2017 and 2016, were net pretax debits/(credits) of ($3,437,000), ($1,800,000), and $1,147,000 respectively.

TAXES ON INCOME
On December 22, 2017, the President of the United States signed into law H.R.1, “An Act to Provide for Reconciliation Pursuant to Titles II and V of the Concurrent Resolution on the Budget for Fiscal Year 2018” (previously known as “The Tax Cuts and Jobs Act”) or (the “Act”). The Act amends the Internal Revenue Code to reduce tax rates and modify policies, credits, and deductions for individuals and businesses. For businesses, U.S. generally accepted accounting principles requires resulting tax effects for the Act, to be recorded in the reporting period of enactment.

The SEC issued SAB 118, which provides guidance on accounting for the Act’s impact. Under SAB 118, an entity would use something similar to the measurement period in a business combination, not to exceed one year. For matters that have not been completed, the Company would recognize provisional amounts to the extent that they are reasonably estimable, adjust them over time as more information becomes available, and disclose this information in its financial statements.

Our accounting for all elements of the Tax Act is complete. The Company did not record any material changes to the provisional amounts previously recorded, net benefit recorded in 2017 of $8.3 million. The Company also determined new rules, such as the Global Intangible Low-Taxed Income (GILTI) and Base Erosion and Anti-Abuse Tax (BEAT), have no material impact to the financial statements.

Historically, the Company has not provided for deferred taxes on undistributed earnings because such earnings are considered to be indefinitely reinvested outside of the U.S. The Company continues this assertion that foreign earnings are permanently reinvested under the Act.

The Act provides for 100 percent bonus depreciation on personal tangible property expenditures starting September 27, 2017 through 2022. The bonus depreciation percentage is phased down from 100 percent beginning in 2023 through 2026. The Company expects to take full benefit of these bonus depreciation rules.

The IRS and other tax authorities are still issuing guidance on the Act, through various regulations some of which are still proposed and not final. The Company will implement any changes related to finalized regulations and other guidance in the period issued.

Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amount of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in our opinion, it is more likely than not that some portion or all of the deferred tax assets will not be realized due to insufficient taxable income within the carryback or carryforward period available under the tax laws. Deferred tax assets and liabilities are adjusted for the effects of changes in law and rates on the date of enactment.

We are subject to income taxes in Canada, U.S. federal and most state jurisdictions. Judgement is required to determine our provision for income taxes. Our financial statements reflect expected future tax consequences of such uncertain positions assuming the taxing authorities’ full knowledge of the position and all relevant facts.

CONTINGENCIES
As discussed in Note 17, we are subject to various lawsuits and claims in the normal course of our business.  In addition, we periodically receive communications from governmental and regulatory agencies concerning compliance with Medicare and Medicaid billing requirements at our VITAS subsidiary.  We establish reserves for specific, uninsured liabilities in connection with regulatory and legal action that we deem to be probable and reasonably estimable.  We record legal fees associated with legal and regulatory actions as the costs are incurred.  We disclose material loss contingencies that are probable but not reasonably estimable and those that are at least reasonably possible.

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

2.    Revenue Recognition

In May 2014, the FASB issued Accounting Standards Update “ASU No. 2014-09 – Revenue from Contracts with Customers.”  The standard and subsequent amendments are theoretically intended to develop a common revenue standard for removing inconsistencies and weaknesses, improve comparability, provide for more useful information to users through improved disclosure requirements and simplify the preparation of financial statements.  The standard is also referred to as Accounting Standards Codification No. 606 (“ASC 606”).  We adopted ASC 606 effective January 1, 2018.  The required disclosures of ASC 606 and impact of adoption are discussed below for each of our operating subsidiaries.

VITAS
Service revenue for VITAS is reported at the amount that reflects the ultimate consideration we expect to receive in exchange for providing patient care.  These amounts are due from third-party payors, primarily commercial health insurers and government programs (Medicare and Medicaid), and includes variable consideration for revenue adjustments due to settlements of audits and reviews, as well as certain hospice-specific revenue capitations.  Amounts are generally billed monthly or subsequent to patient discharge.  Subsequent changes in the transaction price initially recognized are not significant.

Hospice services are provided on a daily basis and the type of service provided is determined based on a physician’s determination of each patient’s specific needs on that given day.  Reimbursement rates for hospice services are on a per diem basis regardless of the type of service provided or the payor.  Reimbursement rates from government programs are established by the appropriate governmental agency and are standard across all hospice providers.  Reimbursement rates from health insurers are negotiated with each payor and generally structured to closely mirror the Medicare reimbursement model.  The types of hospice services provided and associated reimbursement model for each are as follows:

Routine Home Care occurs when a patient receives hospice care in their home, including a nursing home setting.  The routine home care rate is paid for each day that a patient is in a hospice program and is not receiving one of the other categories of hospice care.  For Medicare patients, the routine home care rate reflects a two-tiered rate, with a higher rate for the first 60 days of a hospice patient’s care and a lower rate for days 61 and after.  In addition, there is a Service Intensity Add-on payment which covers direct home care visits conducted by a registered nurse or social worker in the last seven days of a hospice patient’s life, reimbursed up to four hours per day in fifteen minute increments at the continuous home care rate.

General Inpatient Care occurs when a patient requires services in a controlled setting for a short period of time for pain control or symptom management which cannot be managed in other settings.  General inpatient care services must be provided in a Medicare or Medicaid certified hospital or long-term care facility or at a freestanding inpatient hospice facility with the required registered nurse staffing.

Continuous Home Care is provided to patients while at home, including a nursing home setting, during periods of crisis when intensive monitoring and care, primarily nursing care, is required in order to achieve palliation or management of acute medical symptoms.  Continuous home care requires a minimum of 8 hours of care within a 24-hour day, which begins at midnight.  The care must be predominantly nursing care provided by either a registered nurse or licensed nurse practitioner.  While the published Medicare continuous home care rates are daily rates, Medicare pays for continuous home care in fifteen minute increments.  This fifteen minute rate is calculated by dividing the daily rate by 96.

Respite Care permits a hospice patient to receive services on an inpatient basis for a short period of time in order to provide relief for the patient’s family or other caregivers from the demands of caring for the patient.  A hospice can receive payment for respite care for a given patient for up to five consecutive days at a time, after which respite care is reimbursed at the routine home care rate.

Each level of care represents a separate promise under the contract of care and is provided independently for each patient contingent upon the patient’s specific medical needs as determined by a physician.  However, the clinical criteria used to determine a patient’s level of care is consistent across all patients, given that, each patient is subject to the same payor rules and regulations.  As a result, we have concluded that each level of care is capable of being distinct and is distinct in the context of the contract.  Furthermore, we have determined that each level of care represents a stand ready service provided as a series of either days or hours of patient care.  We believe that the performance obligations for each level of care meet criteria to be satisfied over time.  VITAS recognizes revenue based on the service output.  VITAS believes this to be the most faithful depiction of the transfer of control of services as the patient simultaneously receives and consumes the benefits provided by our performance. Revenue is recognized on a daily or hourly basis for each patient in accordance with the reimbursement model for each type of service.  VITAS’ performance obligations relate to contracts with an expected duration of less than one year.  Therefore, VITAS has elected to apply the optional exception provided in ASC 606 and is not required to disclose the aggregate amount of the transaction price allocated to performance obligations that are unsatisfied or partially unsatisfied at the end of the reporting period.  The unsatisfied or partially satisfied performance obligations referred to above relate to bereavement services provided to patients’ families for at least 12 months after discharge.

Care is provided to patients regardless of their ability to pay.  Patients who meet our criteria for charity care are provided care without charge.  There is no revenue or associated accounts receivable in the accompanying consolidated financial statements related to charity care.  The cost of providing charity care during the years ended December 31, 2018, 2017 and 2016, was $8.2 million, $7.7 million and $7.0 million, respectively and is included in cost of services provided and goods sold.  The cost of charity care is calculated by taking the ratio of charity care days to total days of care and multiplying by total cost of care.

Generally, patients who are covered by third-party payors are responsible for related deductibles and coinsurance which vary in amount.  VITAS also provides service to patients without a reimbursement source and may offer those patients discounts from standard charges.  VITAS estimates the transaction price for patients with deductibles and coinsurance, along with those uninsured patients, based on historical experience and current conditions.  The estimate of any contractual adjustments, discounts or implicit price concessions reduces the amount of revenue initially recognized.  Subsequent changes to the estimate of the transaction price are recorded as adjustments to patient service revenue in the period of change.  Subsequent changes that are determined to be the result of an adverse change in the patients’ ability to pay (i.e. change in credit risk) are recorded as bad debt expense.  VITAS has no material adjustments related to subsequent changes in the estimate of the transaction price or subsequent changes as the result of an adverse change in the patient’s ability to pay for any period reported.

Laws and regulations concerning government programs, including Medicare and Medicaid, are complex and subject to varying interpretation.  Compliance with such laws and regulations may be subject to future government review and interpretation.  Additionally, the contracts we have with commercial health insurance payors provide for retroactive audit and review of claims.  Settlement with third party payors for retroactive adjustments due to audits, reviews or investigations are considered variable consideration and are included in the determination of the estimated transaction price for providing patient care.  The variable consideration is estimated based on the terms of the payment agreement, existing correspondence from the payor and our historical settlement activity.  These estimates are adjusted in future periods, as new information becomes available.

We are subject to certain limitations on Medicare payments for services which are considered variable consideration, as follows:

Inpatient Cap.  If the number of inpatient care days any hospice program provides to Medicare beneficiaries exceeds 20% of the total days of hospice care such program provided to all Medicare patients for an annual period beginning September 28, the days in excess of the 20% figure may be reimbursed only at the routine homecare rate. None of VITAS’ hospice programs exceeded the payment limits on inpatient services during the years ended December 31, 2018, 2017 and 2016.

Medicare Cap.  We are also subject to a Medicare annual per-beneficiary cap (“Medicare cap”). Compliance with the Medicare cap is measured in one of two ways based on a provider election. The “streamlined” method compares total Medicare payments received under a Medicare provider number with respect to services provided to all Medicare hospice care beneficiaries in the program or programs covered by that Medicare provider number with the product of the per-beneficiary cap amount and the number of Medicare beneficiaries electing hospice care for the first time from that hospice program or programs from September 28 through September 27 of the following year.  At December 31, 2018, all our programs except one are using the “streamlined” method.

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

We actively monitor each of our hospice programs, by provider number, as to their specific admission, discharge rate and median length of stay data in an attempt to determine whether revenues are likely to exceed the annual per-beneficiary Medicare cap. Should we determine that revenues for a program are likely to exceed the Medicare cap based on projected trends, we attempt to institute corrective actions, which include changes to the patient mix and increased patient admissions. However, should we project our corrective action will not prevent that program from exceeding its Medicare cap, we estimate revenue recognized during the government fiscal year that will require repayment to the Federal government under the Medicare cap and record an adjustment to revenue of an amount equal to a ratable portion of our best estimate for the year.

In 2013, the U.S. government implemented automatic budget reductions of 2.0% for all government payees, including hospice benefits paid under the Medicare program. In 2015, CMS determined that the Medicare cap should be calculated “as if” sequestration did not occur. As a result of this decision, VITAS has received notification from our third-party intermediary that an additional $3.6 million is owed for Medicare cap in three programs arising during the 2013 through 2018 measurement periods. The amounts are automatically deducted from our semi-monthly periodic interim payments (“PIP”). We do not believe that CMS is authorized under the sequestration authority or the statutory methodology for establishing the Medicare cap to the amounts they have withheld and intend to withhold under their current “as if” methodology. We have appealed CMS’s methodology change.

During the years ended December 31, 2018, we recorded $4.1 million in Medicare cap revenue reduction related to two programs’ 2018 measurement period liability and 2 programs’ projected 2019 measurement period liability.

During the year ended December 31, 2017, we recorded $ 2.4 million in Medicare cap revenue reduction related to two programs’ projected 2018 measurement period liability and $247,000 for two programs’ cap liability for prior periods.

During the year ended December 31, 2016, we recorded $228,000 in Medicare cap revenue reduction related to one programs’ projected 2015 measurement period liability.

For VITAS’ patients in the nursing home setting in which Medicaid pays the nursing home room and board, VITAS serves as a pass-through between Medicaid and the nursing home.  We are responsible for paying the nursing home for that patient’s room and board.  Medicaid reimburses us for 95% of the amount we have paid.  This results in a 5% net expense for VITAS related to nursing home room and board.  This transaction creates a performance obligation in that VITAS is facilitating room and board being delivered to our patient.  As a result, the 5% net expense is recognized as a contra-revenue account under ASC 606 in the accompanying financial statements.

The composition of patient care service revenue by payor and level of care for the year ended December 31, 2018 is as follows (in thousands):

	Medicare	Medicaid	Commercial	Total
Routine home care	$939,951	$47,609	$22,958	$1,010,518
Continuous care	110,596	6,126	5,776	122,498
Inpatient care	69,354	8,156	5,167	82,677
	$1,119,901	$61,891	$33,901	$1,215,693

All other revenue - self-pay, respite care, etc.				7,831
Subtotal				$1,223,524
Medicare cap adjustment				(4,123)
Implicit price concessions				(11,785)
Room and board, net				(10,054)
Net revenue				$1,197,562

Roto-Rooter

Roto-Rooter provides plumbing, drain cleaning, water restoration and other related services to both residential and commercial customers primarily in the United States.  Services are provided through a network of company-owned branches, independent contractors and franchisees.  Service revenue for Roto-Rooter is reported at the amount that reflects the ultimate consideration we expect to receive in exchange for providing services.

Roto-Rooter owns and operates branches focusing mainly on large population centers in the United States.  Roto-Rooter’s primary lines of business in company-owned branches consist of plumbing, sewer and drain cleaning, excavation and water restoration.  For purposes of ASC 606 analysis, plumbing, sewer and drain cleaning, and excavation have been combined into one portfolio and are referred to as “short-term core services”.  Water restoration is analyzed as a separate portfolio.  The following describes the key characteristics of these portfolios:

Short-term Core Services are plumbing, drain and sewer cleaning and excavation services.  These services are provided to both commercial and residential customers.  The duration of services provided in this category range from a few hours to a few days.  There are no significant warranty costs or on-going obligations to the customer once a service has been completed.  For residential customers, payment is received at the time of job completion before the Roto-Rooter technician leaves the residence.  Commercial customers may be granted credit subject to internally designated authority limits and credit check guidelines.  If credit is granted, payment terms are 30 days or less.

Each job in this category is a distinct service with a distinct performance obligation to the customer.  Revenue is recognized at the completion of each job.  Variable consideration consists of pre-invoice discounts and post-invoice discounts.  Pre-invoice discounts are given in the form of coupons or price concessions. Post-invoice discounts consist of credit memos generally granted to resolve customer service issues.  Variable consideration is estimated based on historical activity and recorded at the time service is completed.

Water Restoration Services involve the remediation of water and humidity after a flood.   These services are provided to both commercial and residential customers.  The duration of services provided in this category generally ranges from 3 to 5 days.  There are no significant warranties or on-going obligations to the customer once service has been completed.  The majority of these services are paid by the customer’s insurance company.  Variable consideration relates primarily to allowances taken by insurance companies upon payment.  Variable consideration is estimated based on historical activity and recorded at the time service is completed.

For both short-term core services and water restoration services, Roto-Rooter satisfies its performance obligation at a point in time.  The services provided generally involve fixing plumbing, drainage or flood-related issues at the customer’s property.  At the time service is complete, the customer acknowledges its obligation to pay for service and its satisfaction with the service performed.  This provides evidence that the customer has accepted the service and Roto-Rooter is now entitled to payment.  As such, Roto-Rooter recognizes revenue for these services upon completion of the job and receipt of customer acknowledgement.  Roto-Rooter’s performance obligations for short-term core services and water restoration services relate to contracts with an expected duration of less than a year.  Therefore, Roto-Rooter has elected to apply the optional exception provided in ASC 606 and is not required to disclose the aggregate amount of the transaction price allocated to performance obligations that are unsatisfied or partially unsatisfied at the end of the reporting period.  Roto-Rooter does not have significant unsatisfied or partially unsatisfied performance obligations at the time of initial revenue recognition for short-term core or water restoration services.

Roto-Rooter owns the rights to certain territories and contracts with an independent third-party to operate the territory under Roto-Rooter’s registered trademarks.  The contract is for a specified term but cancellable by either party without penalty with 90 days advance notice.  Under the terms of these arrangements, Roto-Rooter provides certain back office support and advertising along with a limited license to use Roto-Rooter’s registered trademarks.  The independent contractor is responsible for all day-to-day management of the business including staffing decisions and pricing of services provided. All performance obligations of Roto-Rooter cease at the termination of the arrangement.

Independent contractors pay Roto-Rooter a standard fee calculated as a percentage of their weekly labor sales.  The primary value for the independent contractors under these arrangements is the right to use Roto-Rooter’s registered trademarks.  Roto-Rooter recognizes revenue from independent contractors over-time (weekly) as the independent contractor’s labor sales are completed.  Payment from independent contractors is also received on a weekly basis.  The use of Roto-Rooter’s registered trademarks and advertising provides immediate value to the independent contractor as a result of Roto-Rooter’s nationally recognized brand.  Therefore, over-time recognition provides the most faithful depiction of the transfer of services as the customer simultaneously receives and consumes the benefits provided. There is no significant variable consideration related to these arrangements.

Roto-Rooter has licensed the rights to operate under Roto-Rooter’s registered trademarks in other territories to franchisees.   The contract is for a 10 year term but cancellable by Roto-Rooter for cause with 60 day advance notice without penalty.  The franchisee may cancel the contract for any reason with 60 days advance notice without penalty.  Under the terms of the contract, Roto-Rooter provides national advertising and consultation on various aspects of operating a Roto-Rooter business along with the right to use Roto-Rooter’s registered trademarks.  The franchisee is responsible for all day- to-day management of the business including staffing decisions, pricing of services provided and local advertising spend and placement. All performance obligations of Roto-Rooter cease at the termination of the arrangement.

Franchisees pay Roto-Rooter a standard monthly fee based on the population within the franchise territory.  The standard fee is revised on a yearly basis based on changes in the Consumer Price Index for All Urban Consumers.  The primary value for the franchisees under this arrangement is the right to use Roto-Rooter’s registered trademarks.  Roto-Rooter recognizes revenue from franchisees over-time (monthly).  Payment from franchisees is also received on a monthly basis.  The use of Roto-Rooter’s registered trademarks and advertising provides immediate value to the franchisees as a result of Roto-Rooter’s nationally recognized brand.  Therefore, over-time recognition provides the most faithful depiction of the transfer of services as the customer simultaneously receives and consumes the benefits provided. There is no significant variable consideration related to these arrangements.

The composition of disaggregated revenue for the year ended December 31, 2018 is as follows (in thousands):

Short-term core service jobs	$421,790
Water restoration	101,784
Contractor revenue	50,093
Franchise fees	6,382
All other	11,958
Subtotal	$592,007
Implicit price concessions and credit memos	(6,921)
Net revenue	$585,086

        Initial Adoption of ASC 606

The Company utilized the modified retrospective method of adoption for all contracts.  Except for the changes discussed below, the Company has consistently applied the accounting policies to all periods presented in the consolidated financial statements.  Sales tax collected from customers at Roto-Rooter is excluded from revenue under ASC 606 and prior revenue standards.

For VITAS, expenses related to payor audits and reviews, as well as variable consideration estimated for patient deductibles and coinsurance, have been historically estimated as revenue was recognized and classified as bad debt expense, included in the consolidated statements of income as selling, general and administrative expense.  Upon adoption of ASC 606, these expenses are classified as contra-revenue.  There is no change in the timing of recognition related to the variable consideration.  The amount of these expenses during the year ended December 31, 2018 was $11.8 million.

Also for VITAS, the 5% net expense related to Medicaid room and board has been historically recorded on a net basis in cost of services provided in the consolidated income statements.  Upon adoption of ASC 606, due to the change in the residual value method required by ASC 606, the expense will be classified as a contra-revenue.  The amount of the change in the classification for these expenses during the year ended December 31, 2018 was $10.1 million.  There has been no change in the evaluation of Medicaid room and board related to net versus gross presentation.

Related to Roto-Rooter, expenses related to post-invoice variable consideration in our short-term core portfolio, and adjustments made subsequent to initial estimates related to allowances taken by insurance companies for water restoration, have been classified as a contra-revenue account in the statements of income.  These amounts were previously classified as bad debt expense in SG&A.  The amount of the change in classification for these expenses during the year ended December 31, 2018 was $6.9 million.  The initial estimate related to allowances taken by insurance companies for water restoration services has historically been classified as contra-revenue and did not change as a result of the transition.

There was no material impact on the consolidated balance sheets related to the initial adoption.  There is no impact to consolidated net income as a result of the initial adoption.  As a result of the change in classification in the statements of income, amounts previously included in the provision for uncollectible accounts in the statements of cash flow have been included in the decrease/(increase) in accounts receivable line item in 2018.  The total impact of the change from prior revenue guidance (ASC 605) to guidance adopted on January 1, 2018 related to classification in the statements of income is as follows (in thousands):

	Impact for the year ended December 31, 2018
	ASC 605	Adjustment	ASC 606
Service revenue and sales	$1,811,408	$(28,760)	$1,782,648
Cost of services provided and goods sold	1,238,698	(10,054)	1,228,644
Selling, general and administrative expenses	288,915	(18,706)	270,209

3.    Long-Term Debt and Lines of Credit
On June 20, 2018, we replaced our existing credit agreement with the Fourth Amended and Restated Credit Agreement (“2018 Credit Agreement”).  Terms of the 2018 Credit Agreement consist of a five-year, $450 million revolving credit facility and a $150 million expansion feature, which may consist of term loans or additional revolving commitments.    The 2018 Credit Agreement has a floating interest rate that is generally LIBOR plus a tiered additional rate which varies based on our current leverage ratio.  For December 31, 2018 and 2017, respectively, the interest rate is LIBOR plus 100 basis points.

The debt outstanding at December 31, 2018 and 2017 consists of the following (in thousands):

	December 31,
	2018	2017
Revolver	$89,200	$26,200
Term loan	-	75,000
Total	89,200	101,200
Current portion of term loan	-	(10,000)
Long-term debt	$89,200	$91,200

Capitalized interest was not material for any of the periods shown.  Summarized below are the total amounts of interest paid during the years ended December 31 (in thousands):

2018	$4,178
2017	3,626
2016	3,047

The 2018 Credit Agreement contains the following quarterly financial covenants:

Description	Requirement	Chemed

Leverage Ratio (Consolidated Indebtedness/Consolidated Adj. EBITDA)	< 3.50 to 1.00	0.41 to 1.00

Fixed Charge Coverage Ratio (Consolidated Free Cash Flow/Consolidated
Fixed Charges)	> 1.50 to 1.00	7.61 to 1.00

We are in compliance with all debt covenants as of December 31, 2018. We have issued $36.4 million in standby letters of credit as of December 31, 2018 for insurance purposes.  Issued letters of credit reduce our available credit under the 2018 Credit Agreement.  As of December 31, 2018, we have approximately $324.4 million of unused lines of credit available and eligible to be drawn down under our revolving credit facility.

4.     Stock-Based Compensation Plans
We have three stock incentive plans under which a total of 5.1 million shares were able to be issued to key employees and directors through a grant of stock options, stock awards and/or performance stock units (“PSUs”).  The Compensation/Incentive Committee (“CIC”) of the Board of Directors administers these plans.

     We grant stock options, stock awards and PSUs to our officers, other key employees and directors to better align their long-term interests with those of our shareholders.  We grant stock options at an exercise price equal to the market price of our stock on the date of grant.  Options vest ratably annually over a three-year period.  Those granted in 2018, 2017, 2016 and 2015 have a contractual life of 5 years; those granted prior to 2014 have a contractual life of 10 years.  Restricted stock awards granted in 2015 vest ratably annually over a three year period.  Unrestricted stock awards generally are granted to our non-employee directors annually at the time of our annual meeting.  PSUs are contingent upon achievement of multi-year earnings per share (“EPS”) targets or total shareholder return (“TSR”) targets.  Upon achievement of targets, PSUs are converted to unrestricted shares of stock.

     We recognize the cost of stock options, stock awards and PSUs on a straight-line basis over the service life of the award, generally the vesting period.  We include the cost of all stock-based compensation in selling, general and administrative expense.

In May 2018, the CIC granted 2,295 unrestricted shares of stock to the Company’s outside directors.

PERFORMANCE AWARDS

In February 2016, 2017 and 2018, the CIC granted PSUs contingent upon the achievement of certain TSR targets as compared to the TSR of a group of peer companies for the three-year measurement period, at which date the awards may vest.  We utilize a Monte Carlo simulation approach in a risk-neutral framework with inputs including historical volatility and the risk-free rate of interest to value these TSR awards.  We amortize the total estimated cost over the service period of the award.

In February 2016, 2017 and 2018, the CIC granted PSUs contingent on the achievement of certain EPS targets over the three-year measurement period.  At the end of each reporting period, we estimate the number of shares of stock we believe will ultimately vest and record that expense over the service period of the award.

Comparative data for the PSUs include:

	2018 Awards	2017 Awards	2016 Awards
TSR Awards
Shares of stock granted	7,523	7,304	9,541
Per-share fair value	$341.20	$226.95	$150.74
Volatility	22.9%	21.8%	26.7%
Risk-free interest rate	2.34%	1.44%	0.89%

EPS Awards
Shares of stock granted	7,523	7,304	9,541
Per-share fair value	$256.29	$172.60	$126.37

Common Assumptions
Service period (years)	2.9	2.9	2.9
Three-year measurement period ends December 31,	2020	2019	2018

The following table summarizes total stock option, stock award and PSU activity during 2018:

	Stock Options				Stock Awards		Performance Units (PSUs)
		Weighted Average		Aggregate		Weighted		Weighted
			Remaining	Intrinsic		Average	Number of	Average
	Number of	Exercise	Contractual	Value	Number of	Grant-Date	Target	Grant-Date
	Options	Price	Life (Years)	(thousands)	Awards	Price	Units	Price
Outstanding at January 1, 2018	1,698,458	$141.62			9,706	$121.75	53,732	$151.09
Granted	246,350	306.70			2,295	333.75	32,255	209.49
Exercised/Vested	(539,104)	112.79			(12,001)	162.29	(37,827)	129.48
Canceled/ Forfeited	(10,670)	153.31			-	-	-	-
Outstanding at December 31, 2018	1,395,034	$181.82	3.6	$144,271	-	$-	48,160	$207.17

Vested and expected to vest
at December 31, 2018	1,395,034	$181.82	3.6	$144,271	-	$-	83,250	202.10
Exercisable at December 31, 2018	770,385	137.48	3.3	110,291	n.a.	n.a.	n.a.	n.a.
* Amount includes 32,134 share units which vested and were converted to shares of stock and distributed in the first quarter of 2019.

We estimate the fair value of stock options using the Black-Scholes valuation model.  We determine expected term, volatility, and dividend yield and forfeiture rate based on our historical experience.  We believe that historical experience is the best indicator of these factors.

Comparative data for stock options, stock awards and PSUs include (in thousands, except per-share amounts):

	Years Ended December 31,
	2018	2017	2016
Total compensation expense of stock-based compensation
plans charged against income	$19,229	$16,256	$13,773
Total income tax benefit recognized in income for stock
based compensation expense charged against income	4,788	5,690	5,062
Total intrinsic value of stock options exercised	102,144	50,192	17,635
Total intrinsic value of stock awards vested during the period	4,003	6,983	7,429
Per-share weighted average grant-date fair value of
stock awards granted	333.75	203.52	126.53

The assumptions we used to value stock option grants are as follows:

	2018	2017	2016
Stock price on date of issuance	$306.70	$231.91	$135.85
Grant date fair value per share	$67.16	$46.27	$22.74
Number of options granted	246,350	330,550	505,775
Expected term (years)	4.0	4.0	4.0
Risk free rate of return	2.99%	1.86%	1.09%
Volatility	22.42%	22.80%	21.10%
Dividend yield	0.4%	0.5%	0.8%
Forfeiture rate	-	-	-

Other data for stock options, stock awards and PSUs for 2018 include (dollar amounts in thousands):

	Stock	Stock
	Options	Awards	PSUs

Total unrecognized compensation at the end of the year	$27,556	$-	$5,925
Weighted average period over which unrecognized compensation to be recognized (years)	2.3	-	1.8
Actual income tax benefit realized	$24,075	$944	$2,086
Aggregate intrinsic value vested and expected to vest	$144,271	$-	$23,363

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

5.       Segments and Nature of the Business
Our segments include the VITAS segment and the Roto-Rooter segment.  Relative contributions of each segment to service revenues and sales were 67% and 33%, respectively, in 2018 and 69% and 31%, respectively, in 2017 and 2016.  The vast majority of our service revenues and sales from continuing operations are generated from business within the United States.

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

Segment data are set forth below (in thousands):

	For the Years Ended December 31,
	2018	2017	2016
Revenues by Type of Service
VITAS
Routine homecare	$1,010,518	$935,913	$887,940
Continuous care	122,498	124,557	138,025
General inpatient	82,677	90,472	97,580
Other	7,831	-	-
Subtotal revenue	1,223,524	1,150,942	1,123,545
Room and board, net	$(10,054)	$-	$-
Implicit price concessions	(11,785)	-	.
Medicare cap adjustment	(4,123)	(2,682)	(228)
Total segment	1,197,562	1,148,260	1,123,317
Roto-Rooter
Short-term core service jobs	421,790	373,579	345,638
Water restoration	101,784	82,272	50,229
Contractor revenue	50,093	43,770	40,097
Franchise fees	6,382	6,130	5,090
Other	11,958	12,713	12,510
Implicit price concessions and credit memos	(6,921)	-	-
Total segment	585,086	518,464	453,564
Total service revenues and sales	$1,782,648	$1,666,724	$1,576,881
After-tax Segment Earnings/(Loss)
VITAS	$138,846	$57,645	$84,961
Roto-Rooter	98,711	73,299	52,893
Total	237,557	130,944	137,854
Corporate	(32,013)	(32,767)	(29,111)
Net income	$205,544	$98,177	$108,743
Interest Income
VITAS	$13,412	$12,044	$8,294
Roto-Rooter	7,000	5,635	3,653
Total	20,412	17,679	11,947
Intercompany eliminations	(19,741)	(17,252)	(11,564)
Total interest income	$671	$427	$383
Interest Expense
VITAS	$175	$188	$211
Roto-Rooter	319	323	332
Total	494	511	543
Corporate	4,496	3,761	3,172
Total interest expense	$4,990	$4,272	$3,715

Income Tax Provision
VITAS	$40,847	$16,436	$51,910
Roto-Rooter	28,850	32,782	32,719
Total	69,697	49,218	84,629
Corporate	(35,641)	(30,478)	(16,318)
Total income tax provision	$34,056	$18,740	$68,311
Identifiable Assets
VITAS	$553,949	$545,304	$542,142
Roto-Rooter	351,030	294,663	261,641
Total	904,979	839,967	803,783
Corporate	70,550	80,059	76,276
Total identifiable assets	$975,529	$920,026	$880,059

	For the Years Ended December 31,
	2018	2017	2016
Additions to Long-Lived Assets
VITAS	$36,969	$23,469	$22,000
Roto-Rooter	68,786	45,386	17,709
Total	105,755	68,855	39,709
Corporate	128	483	63
Total additions to long-lived assets	$105,883	$69,338	$39,772
Depreciation and Amortization
VITAS	$19,700	$18,630	$19,090
Roto-Rooter	19,016	16,790	15,002
Total	38,716	35,420	34,092
Corporate	147	205	546
Total depreciation and amortization	$38,863	$35,625	$34,638

6.      Intangible Assets
Amortization of definite-lived intangible assets for the years ended December 31, 2018, 2017, 2016, was $399,000, $137,000 and $359,000 respectively.  The following is a schedule by year of projected amortization expense for definite-lived intangible assets (in thousands):

2019	$1,628
2020	1,624
2021	1,620
2022	1,611
2023	1,590
Thereafter	8,880

The balance in identifiable intangible assets comprises the following (in thousands):

	Gross	Accumulated	Net Book
	Asset	Amortization	Value
December 31, 2018
Referral networks	$21,850	$(21,152)	$698
Covenants not to compete	9,796	(9,367)	429
Customer lists	2,025	(1,235)	790
Reacquired franchise rights	12,447	(1,529)	10,918
Subtotal - definite-lived intangibles	46,118	(33,283)	12,835
VITAS trade name	51,300	-	51,300
Roto-Rooter trade name	150	-	150
Operating licenses	3,968	-	3,968
Total	$101,536	$(33,283)	$68,253

December 31, 2017
Referral networks	$21,140	$(21,140)	$-
Covenants not to compete	9,519	(9,291)	228
Customer lists	1,217	(1,217)	-
Reacquired franchise rights	1,298	(1,239)	59
Subtotal - definite-lived intangibles	33,174	(32,887)	287
VITAS trade name	51,300	-	51,300
Roto-Rooter trade name	150	-	150
Operating licenses	3,128	-	3,128
Total	$87,752	$(32,887)	$54,865

7.       Business Combinations
During 2018, we completed four business combinations of former franchisees within the Roto-Rooter segment for $42.2 million in cash to increase our market penetration.  The Vitas segment completed one business combination in Florida for $11.0 million to increase our market penetration.  The purchase price of these acquisition was allocated as follows (in thousands):

Reacquired franchise rights	$11,161
All other identifiable intangible assets	2,500
Goodwill	33,828
Other assets and liabilities - net	5,688
$53,177

There was no gain or loss as a result of the settlement of the preexisting relationship with the former franchisees at Roto-Rooter.  Goodwill, substantially all of which is deductible for tax purposes, was determined based on the residual difference between the fair value of consideration transferred and the value assigned to all tangible and intangible assets.  Among factors that contributed to the recognition of goodwill for both Roto-Rooter and VITAS were expected synergies associated with combining operations of the acquiree into our existing operating platforms.

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

The unaudited pro forma results of operations, assuming purchase business combinations completed in 2018 were completed on January 1, 2017 are presented below (in thousands, except per share data):

	For the Years Ended
	December 31,
	2018	2017
Service revenues and sales	$1,811,532	$1,705,747
Net income	$209,891	$103,920
Earnings per share	$13.07	$6.47
Diluted earnings per share	$12.49	$6.21

The pro-forma revenue and net income amounts associated with the acquisitions are based on unaudited historical results of the acquiree.  No material pro-forma adjustments were made to the acquiree’s historical results.

8.        Discontinued Operations
At December 31, 2018 and 2017, the accrual for our estimated liability for potential environmental cleanup and related costs arising from the 1991 sale of DuBois amounted to $1.7 million.  Of the 2018 balance, $826,000 is included in other current liabilities and $901,000 is included in other liabilities (long-term).   The estimated amounts and timing of payments of these liabilities follows (in thousands):

2019	$826
2020	300
Thereafter	601
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

9.     Cash Overdrafts and Cash Equivalents
Included in accounts payable are cash overdrafts of $13.8 million and $15.3 million as of December 31, 2018 and 2017, respectively.

From time to time throughout the year, we invest excess cash in money market funds directly with major commercial banks.  We closely monitor the creditworthiness of the institutions with which we invest our overnight funds. The amount invested was less than $100,000 for each balance sheet date presented.

10.    Other Income -- Net
Other income -- net from continuing operations comprises the following (in thousands):

	For the Years Ended December 31,
	2018	2017	2016

Interest income	$671	$427	$383
Market value gains related to deferred
compensation trusts	287	8,430	2,061
Other--net	-	(703)	(424)
Total other income	$958	$8,154	$2,020

The market value gain relates to gains on the assets in the deferred compensation trust.  There is an offsetting expense in selling, general and administrative expense to reflect the corresponding increase in the liability.

11.    Income Taxes
The provision for income taxes comprises the following (in thousands):

	For the Years Ended December 31,
	2018	2017	2016
Current
U.S. federal	$23,934	$11,724	$64,698
U.S. state and local	4,484	4,144	9,927
Foreign	452	465	393
Deferred
U.S. federal, state and local	5,185	2,402	(6,712)
Foreign	1	5	5
Total	$34,056	$18,740	$68,311

A summary of the temporary differences that give rise to deferred tax assets/ (liabilities) follows (in thousands):

	December 31,
	2018	2017
Accrued liabilities	$30,702	$30,419
Stock compensation expense	5,894	6,282
State net operating loss carryforwards	2,422	2,243
Implicit price concessions	1,171	291
Other	626	565
Deferred income tax assets	40,815	39,800
Amortization of intangible assets	(38,346)	(36,882)
Accelerated tax depreciation	(19,685)	(14,057)
Market valuation of investments	(1,068)	(2,277)
State income taxes	(1,261)	(1,722)
Currents assets	(1,861)	(1,255)
Other	(192)	(247)
Deferred income tax liabilities	(62,413)	(56,440)
Net deferred income tax liabilities	$(21,598)	$(16,640)

At December 31, 2018 and 2017, state net operating loss carryforwards were $39.3 million and $36.5 million, respectively.  These net operating losses will expire, in varying amounts, between 2024 and 2038.  Based on our history of operating earnings, we have determined that our operating income will, more likely than not, be sufficient to ensure realization of our deferred income tax assets.

A reconciliation of the beginning and ending of year amount of our unrecognized tax benefit is as follows (in thousands):

	2018	2017	2016
Balance at January 1,	$1,123	$1,069	$1,052
Unrecognized tax benefits due to positions taken in current year	453	268	218
Decrease due to expiration of statute of limitations	(228)	(214)	(201)
Balance at December 31,	$1,348	$1,123	$1,069

We file tax returns in the U.S. federal jurisdiction and various states.  The years ended December 31, 2015 and forward remain open for review for federal income tax purposes.  The earliest open year relating to any of our major state jurisdictions is the fiscal year ended December 31, 2013.  During the next twelve months, we do not anticipate a material net change in unrecognized tax benefits.

We classify interest related to our accrual for uncertain tax positions in separate interest accounts.  As of December 31, 2018 and 2017, we have approximately $136,000 and $134,000, respectively, accrued in interest payable related to uncertain tax positions.  These accruals are included in other current liabilities in the accompanying consolidated balance sheet.  Net interest expense related to uncertain tax positions included in interest expense in the accompanying consolidated statement of income is not material.

The difference between the actual income tax provision for continuing operations and the income tax provision calculated at the statutory U.S. federal tax rate is explained as follows (in thousands):

	For the Years Ended December 31,
	2018	2017	2016

Income tax provision calculated using the statutory rate of 21%	$50,316	$40,921	$61,969
Stock compensation tax benefits	(22,862)	(18,932)	-
State and local income taxes, less federal income tax effect	7,150	4,600	6,044
Nondeductible expenses	2,280	1,041	881
Enactment of the tax reform act	-	(8,305)	-
Other--net	(2,828)	(585)	(583)
Income tax provision	$34,056	$18,740	$68,311
Effective tax rate	14.2%	16.0%	38.6%

Summarized below are the total amounts of income taxes paid during the years ended December 31 (in thousands):

2018	$9,749
2017	42,311
2016	60,905

Provision has not been made for additional taxes on $35.1 million of undistributed earnings of our domestic subsidiaries.  Should we elect to sell our interest in these businesses rather than to affect a tax-free liquidation, additional taxes amounting to approximately $8.4 million would be incurred based on current income tax rates.

12.    Properties and Equipment
A summary of properties and equipment follows (in thousands):

	December 31,
	2018	2017
Land	$7,964	$7,108
Buildings and building improvements	96,361	85,570
Transportation equipment	51,559	47,243
Machinery and equipment	111,183	99,234
Computer software	49,928	47,840
Furniture and fixtures	72,898	74,191
Projects under development	20,510	11,882
Total properties and equipment	410,403	373,068
Less accumulated depreciation	(248,370)	(230,034)
Net properties and equipment	$162,033	$143,034

The net book value of computer software at December 31, 2018 and 2017, was $6.6 million and $7.3 million, respectively.  Depreciation expense for computer software was $5.4 million, $4.4 million and $4.0 million for the years ended December 31, 2018, 2017 and 2016, respectively.

13.   Lease Arrangements
We have operating leases that cover our corporate office headquarters, various warehouse and office facilities, office equipment and transportation equipment. The remaining terms of these leases range from monthly to nine years, and in most cases we expect that these leases will be renewed or replaced by other leases in the normal course of business. We have no significant capital leases as of December 31, 2018 or 2017.

The following is a summary of future minimum rental payments and sublease rentals to be received under operating leases that have initial or remaining noncancelable terms in excess of one year at December 31, 2018 (in thousands):

2019	$26,791
2020	24,152
2021	19,669
2022	13,851
2023	8,179
Thereafter	10,974
Total minimum rental payments	$103,616

Total rental expense incurred under operating leases for continuing operations follows (in thousands):

	For the Years Ended December 31,
	2018	2017	2016

Total rental expense	$41,685	$41,210	$40,034

14.   Retirement Plans
Retirement obligations under various plans cover substantially all full-time employees who meet age and/or service eligibility requirements. All plans providing retirement benefits to our employees are defined contribution plans.  Expenses for our retirement and profit-sharing plans, excess benefit plans and other similar plans are as follows (in thousands):

For the Years Ended December 31,
2018	2017	2016

$ 16,502	$22,025	$14,467

These expenses include the impact of market gains and losses on assets held in deferred compensation plans.

We have excess benefit plans for key employees whose participation in the qualified plans is limited by U.S. Employee Retirement Income Security Act requirements. Benefits are determined based on theoretical participation in the qualified plans.  Benefits are only invested in mutual funds, and participants are not permitted to diversify accumulated benefits in shares of our capital stock. Trust assets invested in shares of our stock are included in treasury stock, and the corresponding liability is included in a separate component of stockholders’ equity. At December 31, 2018, these trusts held 80,584 shares at historical average cost or $2.3 million of our stock (2017 – 83,125 shares or $2.2 million).

15.   Earnings Per Share
The computation of earnings per share follows (in thousands, except per share data):

	Net Income
For the Years Ended December 31,	Net Income	Shares	Earnings per Share
2018
Earnings	$205,544	16,059	$12.80
Dilutive stock options	-	650
Nonvested stock awards	-	94
Diluted earnings	$205,544	16,803	$12.23

2017
Earnings	$98,177	16,057	$6.11
Dilutive stock options	-	596
Nonvested stock awards	-	89
Diluted earnings	$98,177	16,742	$5.86

2016
Earnings	$108,743	16,383	$6.64
Dilutive stock options	-	296
Nonvested stock awards	-	110
Diluted earnings	$108,743	16,789	$6.48

During 2018, 246,000 stock options were excluded from the computation of diluted earnings per share as their exercise prices were greater than the average market price during most of the year.  During 2017, 328,000 stock options were also excluded.  During 2016, 923,000 stock options were also excluded.

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

The following shows the carrying value, fair value and the hierarchy for our financial instruments as of December 31, 2018 (in thousands):

		Fair Value Measure
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Investments of deferred compensation plans held in trust	$65,624	$65,624	$-	$-
Long-term debt and current portion of long-term debt	89,200	-	89,200	-

The following shows the carrying value, fair value and the hierarchy for our financial instruments as of December 31, 2017 (in thousands):

		Fair Value Measure
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Investments of deferred compensation plans held in trust	$62,067	$62,067	$-	$-
Long-term debt and current portion of long-term debt	101,200	-	101,200	-

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

However, on June 13, 2016, counsel for Chemed shareholder Michael Kvint filed a letter with the Court requesting a two-week extension to file a motion to substitute Mr. Kvint as lead plaintiff, in place of Lead Plaintiff KBC and to file an amended Complaint.  Alternatively, counsel for Mr. Kvint requested that any dismissal of the action be with prejudice to KBC only.  On June 14, 2016, Chemed filed a reply letter with the Court, reserving its rights to oppose any motion filed by Mr. Kvint and, if warranted, to oppose any other actions taken by Mr. Kvint to proceed with the action (including by filing an untimely amended Complaint).  On June 21, 2016, the Court entered an Oral Order providing Mr. Kvint until June 30, 2016 to file a Motion to Substitute and Motion for Leave to File an Amended Complaint.  On that date, Mr. Kvint filed, under seal, a Motion to Substitute Plaintiff and File Amended Complaint, and attached a Proposed Amended Complaint.  Mr. Kvint’s motion was fully briefed by the parties.  On April 25, 2017, Magistrate Judge Burke issued a Report and Recommendation recommending that the Court permit Mr. Kvint to intervene as Lead Plaintiff and grant leave to amend the complaint to replead the duty of loyalty claim only.  On May 16, 2017, Chief Judge Stark signed an Order adopting that Report and Recommendation.  Plaintiff Kvint filed a Corrected Amended Complaint on May 30, 2017.  On September 13, 2017, the Court entered an order dismissing with prejudice the claims against defendants Timothy S. O’Toole and Joel F. Gemunder and permitting Defendants to file a Motion to Dismiss the Corrected Amended Complaint. The matter has been fully briefed and argued. On February 26, 2019, Magistrate Judge Burke issued a Report and Recommendations recommending that Defendants' motion to dismiss the amended complaint be granted. Any objections to that Report are due March 12, 2019, and any responses thereto are due March 26, 2019.  The Court will then decide whether to accept the Report and Recommendations.  As the Company has previously disclosed, the legal fees and costs associated with defending against this lawsuit are presently being paid by insurance.  For additional procedural history of this litigation, please refer to our prior quarterly and annual filings.

On October 30, 2017, the Company entered into a settlement agreement (the “Settlement Agreement”) to resolve civil litigation under the False Claims Act brought by the United States Department of Justice (“DOJ”) on behalf of the OIG and various relators concerning VITAS, filed in the U.S. District Court of the Western District of Missouri (the “2013 Action”).  The Company denied any violation of law and agreed to settlement without admission of wrongdoing.

In connection with the settlement VITAS and certain of its subsidiaries entered into a corporate integrity agreement (“CIA”) on October 30, 2017.  The CIA formalizes various aspects of VITAS’ already existing Compliance Program and contains requirements designed to document compliance with federal healthcare program requirements.  It has a term of five years during which it imposes monitoring, reporting, certification, oversight, screening and training obligations, certain of which had previously been implemented by VITAS.  It also requires VITAS to engage an Independent Review Organization to perform audit and review functions and to prepare reports regarding compliance with federal healthcare programs.  In the event of breach of the CIA, VITAS could become liable for payment of stipulated penalties or could be excluded from participation in federal healthcare programs.

Under the Settlement Agreement, the United States agreed to release the Company, VITAS, and its hospice operation subsidiaries from any civil or administrative monetary liability relating to any patients’ disputed terminal medical prognosis of six months or less; a lack of medical necessity for billed Continuous Home Care, General Inpatient Care, or Respite Care levels of hospice care; or that the claims for those levels of hospice care were not eligible for payment for any other reason.  The OIG agreed, conditioned on the Company’s full payment and in consideration of VITAS’ obligations under the CIA, to release its permissive exclusion rights and refrain from instituting any administrative action seeking to exclude the Company, VITAS, and its affiliates from participating in Medicare, Medicaid, or other federal healthcare programs in this regard.

Under the Settlement Agreement, the Company paid $75 million plus interest, plus certain attorney fees and expenses of qui tam relators.  The Company made these payments during the fourth quarter of 2017.  The Company previously recorded a $90 million loss reserve ($55.8 million after-tax) related to the Settlement Agreement, and associated costs in the second quarter of 2017.  During the fourth quarter of 2017, approximately $5.5 million ($3.4 million after-tax) recorded as part of the $90 million was reversed as relator attorney' fees were less than originally estimated

The costs incurred related to U.S. v. VITAS and related regulatory matters, exclusive of the settlement were $5.2 million and $5.3 million for 2017, and 2016 respectively.

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

Jazzina Williams’ (a Home Health Aide in Sacramento) lawsuit alleges claims for (1) failure to pay all wages due; (2) failure to authorize and permit rest periods; (3) failure to provide off-duty meal periods; (4) failure to furnish accurate wage statements; (5) unreimbursed business expenses; (6) waiting time penalties; and (7) violations of the Private Attorneys General Act (“PAGA”).  Williams seeks to pursue these claims both individually and as a representative action under the PAGA on behalf of current and former California non-exempt employees.  Plaintiff served VITAS with the lawsuit on May 31, 2017.  VITAS CA timely answered the Complaint generally denying Plaintiff’s allegations.  Williams is pursing discovery of her individual claim and has agreed to a stay of class discovery pending possible resolution through ongoing mediation in the Jordan Seper and Jiwann Chhina cases.  Defendant filed and served each of Plaintiffs Williams, Phillips, and Moore with a Notice of Related Cases on July 19, 2017.

The Jordan Seper and Jiwann Chhina cases have been consolidated in Los Angeles County Superior court; Chhina was dismissed as a separate action and joined with Seper through the filing of an amended complaint in Seper in which Chhina is also identified as a named plaintiff, on August 28, 2018.

Alfred Lax (“Lax”), a current employee of Roto-Rooter Services Company (“RRSC”), was hired in the RRSC’s Menlo Park branch in 2007. On November 30, 2018, Lax filed a class action lawsuit in Santa Clara County Superior Court alleging (1) failure to provide or compensate for required rest breaks; (2) failure to properly pay for all hours worked; (3) failure to provide accurate wage statements; (4) failure to reimburse for work-related expenses; and (5) unfair business practices.  Lax has stated these claims as a representative of a class defined as all service technicians employed by RRSC in California during the four years preceding the filing of the complaint.  He seeks a determination that the action may proceed and be maintained as a class action and for compensatory and statutory damages (premium payments for missed rest periods, uncompensated rest periods, wages for time allegedly not paid such as travel time, repair time, and vehicle maintenance time, and unreimbursed expenses), penalties and restitutions, pre- and post-judgement interest and attorneys’ fees and costs.  The lawsuit, Alfred Lax, on behalf of himself and all others similarly situated v. Roto-Rooter Services Company, and Does 1 through 50 inclusive; Santa Clara County Superior Court Case Number 18CV338652, was received by RRSC on December 11, 2018 and RRSC timely filed its answer denying the claims.

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

18.  Concentration of Risk
During the year VITAS had pharmacy services agreements (“Agreements”) with one service provider to provide specified pharmacy services for VITAS and its hospice patients. VITAS made purchases from this provider of $31.4 million, $32.7 million and $35.2 million for the years ended December 31, 2018, 2017 and 2016, respectively. For the years ended December 31, 2018, 2017 and 2016, respectively, purchases from this vendor represent approximately 99%, 85% and 90%, respectively of all pharmacy services used by VITAS.  VITAS’ accounts payable for pharmacy services was $2.6 million at December 31, 2018.  At December 31, 2017, VITAS’ accounts payable for pharmacy services was $2.0 million.

19.  Capital Stock Transactions
We repurchased the following capital stock:

	For the Years Ended December 31,
	2018	2017	2016
Total cost of repurchased shares (in thousands):	$158,884	$94,640	$102,313
Shares repurchased	561,146	500,000	780,134
Weighted average price per share	$283.14	$189.28	$131.15

 In March 2018, the Board of Directors authorized an additional $150.0 million for stock repurchase under the February 2011 repurchase program.  We currently have $46.6 million of authorization remaining under this share purchase plan.

20.  Other Operating Expenses

	December 31,
	2018	2017	2016
Litigation settlement	$796	$84,476	$-
Loss on disposal of property and equipment	504	5,266	-
Program closure expenses	-	1,138	-
Retirement expenses	-	-	4,491
Total other operating expenses	$1,300	$90,880	$4,491

During 2017, the Company recorded $84.5 million related to the Settlement Agreement and a related qui tam case.  See footnote 17 for further discussion.  The company recorded $5.3 million related to the loss on the sale of transportation equipment.  Also during 2017, the Company recorded $1.1 million related to the closure of three Alabama programs at VITAS.

During 2016, the Company recorded early retirement related costs and accelerated stock-based compensation expense of approximately $4.5 million related to the early retirement of VITAS’ former Chief Executive Officer.  The costs were calculated in accordance with the terms of this employment agreement.

21.   Recent Accounting Statements
In February 2016, the FASB issued Accounting Standards Update “ASU No. 2016-02 – Leases” which introduces a lessee model that brings most leases on to the balance sheets and updates lessor accounting to align with changes in the lessee model and the revenue recognition standard.   The guidance is effective for fiscal years beginning after December 15, 2018.   We plan to elect the new transition method approved by the FASB on July 30, 2018, which allows companies to apply the provisions of the new leasing standard as of January 1, 2019, without adjusting comparative periods presented by recognizing a cumulative-effect adjustment to the opening balance of retained earnings.  We do not expect the cumulative-effect adjustment to be material.

 We have contracted with a software vendor for the technology to support compliance with the ASU.  We currently have all real estate and equipment leases identified and populated into the software. We are in the process of completing testing of the data in the software for completeness and accuracy.  We have implemented controls over the implementation and are also in the process of developing and testing controls once the new standard takes effect.

While we continue to evaluate the effect of the standard on our consolidated financial statements, the adoption of the ASU will result in the recognition of a right of use asset and related liability in the range of approximately $105 million to $125 million.   This estimate is developed based partially on our anticipated utilization of the allowable practical expedients, as follows:

•
We will utilize the “package” of practical expedients related to the ASU’s adoption.  As such, we will not re-assess our historical conclusions related to capital versus operating lease classification, the existence of embedded leases in service contracts and indirect initial costs for existing leases.

•
We will combine the lease and non-lease components of our building/space leases for purposes of calculating our right of use asset and related lease liability.  We do not have material non-lease components in our existing equipment leases.

•	We will not capitalize leases with less than a 12-month expiration without a purchase option that is reasonably certain to be exercised.

While we intend to utilize the practical expedients as outlined above, we continue to analyze their impact and the final conclusions may change upon adoption.  Any change to the practical expedients could cause a significant change to the estimated right-of-use asset and associated lease liability.  The remaining practical expedients are either not applicable or are not anticipated to have a significant impact.  We do not anticipate a material impact to overall net income or cash flows as a result of the adoption of the ASU.

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

In June 2018, the FASB issued Accounting Standards Update “ASU No. 2018-07 – Compensation – Stock Compensation”.  The ASU expands the scope of current guidance to include all share-based payment arrangements related to the acquisition of goods and services from both non-employees and employees.  The guidance in the ASU is effective for the Company in all fiscal years beginning after December 15, 2018.  Adoption of this standard will have no material impact on our consolidated financial statements.

In August 2018, the FASB issued Accounting Standards Update “ASU No. 2018-15” to provide guidance on implementation costs incurred in a cloud computing arrangement that is a service contract.  This ASU aligns the accounting for such costs with the guidance on capitalizing costs associated with developing or obtaining internal use software.  The ASU is effective for fiscal years beginning after December 15, 2019 and interim periods thereafter.  Early adoption is permitted.  We are currently evaluating the impact of this standard on our consolidated financial statements.

UNAUDITED SUMMARIES OF QUARTERLY RESULTS

Chemed Corporation and Subsidiary Companies
(in thousands, except per share and footnote data)

	First	Second	Third	Fourth	Total
For the Year Ended December 31, 2018	Quarter	Quarter	Quarter	Quarter	Year
Total service revenues and sales	$439,176	$441,813	$444,151	$457,508	$1,782,648
Gross profit (excluding depreciation)	$134,640	$136,072	$138,839	$144,453	$554,004
Income/(loss) from operations	$56,397	$58,141	$61,713	$67,381	$243,632
Interest expense	(1,207)	(1,524)	(1,082)	(1,177)	(4,990)
Other income--net	1,018	1,038	2,300	(3,398)	958
Income before income taxes	56,208	57,655	62,931	62,806	239,600
Income taxes	(11,212)	(2,684)	(11,682)	(8,478)	(34,056)
Net income/(loss) (a)	$44,996	$54,971	$51,249	$54,328	$205,544

Earnings/(Loss) Per Share (a)
Net income/(loss)	$2.79	$3.43	$3.19	$3.39	$12.80
Average number of shares outstanding	16,100	16,035	16,074	16,026	16,059

Diluted Earnings/(Loss) Per Share (a)
Net income/(loss)	$2.66	$3.27	$3.06	$3.26	$12.23
Average number of shares outstanding	16,887	16,811	16,772	16,670	16,803

(a) The following amounts are included in income during the respective quarter (in thousands):

	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year
Pretax (cost)/benefit:
Stock option expense	$(3,653)	$(3,652)	$(2,055)	$(3,251)	$(12,611)
Long-term incentive compensation	(1,920)	(1,222)	(1,234)	(2,242)	(6,618)
Medicare cap sequestration adjustment	(352)	(185)	(503)	(456)	(1,496)
Expenses related to litigation settlements	-	204	-	(1,000)	(796)
Acquisition expenses	-	-	(354)	(403)	(757)
Total	$(5,925)	$(4,855)	$(4,146)	$(7,352)	$(22,278)
After-tax (cost)/benefit:
Stock option expense	$(2,891)	$(2,900)	$(1,674)	$(2,653)	$(10,118)
Long-term incentive compensation	(1,499)	(1,003)	(1,013)	(1,792)	(5,307)
Medicare cap sequestration adjustment	(263)	(138)	(376)	(337)	(1,114)
Expenses related to litigation settlements	-	152	-	(746)	(594)
Acquisition expenses	-	-	(262)	(297)	(559)
Excess tax benefits on stock compensation	3,798	11,702	3,118	4,244	22,862
Total	$(855)	$7,813	$(207)	$(1,581)	$5,170

UNAUDITED SUMMARIES OF QUARTERLY RESULTS

Chemed Corporation and Subsidiary Companies
(in thousands, except per share and footnote data)

	First	Second	Third	Fourth	Total
For the Year Ended December 31, 2017	Quarter	Quarter	Quarter	Quarter	Year
Total service revenues and sales	$405,864	$415,059	$417,444	$428,357	$1,666,724
Gross profit (excluding depreciation)	$120,724	$129,207	$129,397	$136,864	$516,192
Income from operations	$41,454	$(38,948)	$53,997	$56,532	$113,035
Interest expense	(995)	(1,121)	(1,048)	(1,108)	(4,272)
Other income/(expense)--net	2,463	1,653	1,323	2,715	8,154
Income before income taxes	42,922	(38,416)	54,272	58,139	116,917
Income taxes	(13,078)	16,760	(18,835)	(3,587)	(18,740)
Net income (a)	$29,844	$(21,656)	$35,437	$54,552	$98,177

Earnings Per Share (a)
Net income	$1.84	$(1.35)	$2.22	$3.40	$6.11
Average number of shares outstanding	16,219	16,010	15,976	16,026	16,057

Diluted Earnings Per Share (a)
Net income	$1.78	$(1.35)	$2.13	$3.25	$5.86
Average number of shares outstanding	16,801	16,010	16,676	16,776	16,742

(a) The following amounts are included in income during the respective quarter (in thousands):

	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year
Pretax (cost)/benefit:
Stock option expense	$(3,001)	$(3,054)	$(1,683)	$(2,747)	$(10,485)
Long-term incentive compensation	(961)	(956)	(1,104)	(1,973)	(4,994)
Loss on sale of transportation equipment	-	-	-	(5,266)	(5,266)
Expenses related to litigation settlements	-	(90,213)	-	5,524	(84,689)
Program closure expenses	(873)	(636)	371	-	(1,138)
Medicare cap sequestration adjustment	-	(105)	-	(342)	(447)
Expenses related to the Office
of Inspector General investigation	(2,150)	(2,093)	(935)	(16)	(5,194)
Total	$(6,985)	$(97,057)	$(3,351)	$(4,820)	$(112,213)
After-tax (cost)/benefit:
Stock option expense	$(1,897)	$(1,931)	$(1,064)	$(2,000)	$(6,892)
Long-term incentive compensation	(608)	(604)	(699)	(1,332)	(3,243)
Loss on sale of transportation equipment	-	-	-	(3,314)	(3,314)
Expenses related to litigation settlements	-	(55,929)	-	3,425	(52,504)
Program closure expenses	(513)	(385)	223	-	(675)
Medicare cap sequestration adjustment	-	(65)	-	(211)	(276)
Expenses related to the Office
of Inspector General investigation	(1,328)	(1,292)	(578)	(9)	(3,207)
Impact of tax reform	-	-	-	8,302	8,302
Excess tax benefits on stock compensation	3,695	2,643	1,783	10,811	18,932
Total	$(651)	$(57,563)	$(335)	$15,672	$(42,877)

SELECTED FINANCIAL DATA

Chemed Corporation and Subsidiary Companies
(in thousands, except per share and footnote data, ratios, percentages and personnel)
	2018	2017	2016	2015	2014
Summary of Operations
Continuing operations (a)
Service revenues and sales	$1,782,648	$1,666,724	$1,576,881	$1,543,388	$1,456,282
Gross profit (excluding depreciation)	554,004	516,192	461,450	455,778	421,609
Depreciation	38,464	35,488	34,279	32,369	29,881
Amortization	399	137	359	1,130	720
Income from operations	243,632	113,035	178,749	184,458	168,419
Net income	205,544	98,177	108,743	110,274	99,317
Earnings per share
Net income	$12.80	$6.11	$6.64	$6.54	$5.79
Average number of shares outstanding	16,059	16,057	16,383	16,870	17,165
Diluted earnings per share
Net income	$12.23	$5.86	$6.48	$6.33	$5.57
Average number of shares outstanding	16,803	16,742	16,789	17,422	17,840
Cash dividends per share	$1.16	$1.08	$1.00	$0.92	$0.84
Financial Position--Year-End
Cash and cash equivalents	$4,831	$11,121	$15,310	$14,727	$14,132
Working capital/(deficit)	(31,830)	(17,476)	(1,932)	(20,528)	(990)
Current ratio	0.83	0.91	0.99	0.88	0.99
Properties and equipment, at cost less
accumulated depreciation	$162,033	$143,034	$121,302	$117,370	$105,336
Total assets	975,529	920,026	880,059	852,325	859,932
Long-term debt	89,200	91,200	100,000	83,750	141,250
Stockholders' equity	591,334	540,354	524,099	513,253	451,356
Other Statistics
Capital expenditures	$52,872	$64,300	$39,772	$44,135	$43,571
Number of employees	15,707	14,813	14,613	14,406	14,190

(a) The following amounts are included in income from continuing operations during the respective year (in thousands):

	2018	2017	2016	2015	2014
After-tax benefit/(cost):
Excess tax benefits on stock compensation	$22,862	$18,932	$-	$-	$-
Stock option expense	(10,118)	(6,892)	(5,266)	(3,439)	(3,022)
Long-term incentive compensation	(5,307)	(3,243)	(1,221)	(4,752)	(1,625)
Medicare cap sequestration adjustment	(1,114)	(276)	(141)	-	-
Litigation settlements	(594)	(52,504)	(28)	(3)	(74)
Acquisition expense	(559)	-	-	(104)	(15)
Program closure expenses	-	(675)	-	-	-
Impact of tax reform	-	8,302	-	-	-
Loss on sale of transportation equipment	-	(3,314)	-	-	-
Expenses incurred in connection with the Office of Inspector
General investigation	-	(3,207)	(3,248)	(3,072)	(1,328)
Early retirement expenses	-	-	(2,840)	-	-
Noncash impact of change in accounting for convertible debt	-	-	-	-	(2,143)
Expenses of securities litigation	-	-	-	(23)	(207)
Total	$5,170	$(42,877)	$(12,744)	$(11,393)	$(8,414)

CHEMED CORPORATION AND SUBSIDIARY COMPANIES
UNAUDITED CONSOLIDATING STATEMENTS OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2018
(in thousands)(unaudited)
		Roto-		Chemed
	VITAS	Rooter	Corporate	Consolidated
2018
Service revenues and sales	$1,197,562	$585,086	$-	$1,782,648
Cost of services provided and goods sold	929,306	299,338	-	1,228,644
Selling, general and administrative expenses	80,969	145,683	43,557	270,209
Depreciation	19,688	18,629	147	38,464
Amortization	12	387	-	399
Other operating expenses	1,130	170	-	1,300
Total costs and expenses	1,031,105	464,207	43,704	1,539,016
Income/(loss) from operations	166,457	120,879	(43,704)	243,632
Interest expense	(175)	(319)	(4,496)	(4,990)
Intercompany interest income/(expense)	12,832	6,908	(19,740)	-
Other income/(expense)—net	579	93	286	958
Income/(loss) before income taxes	179,693	127,561	(67,654)	239,600
Income taxes	(40,847)	(28,850)	35,641	(34,056)
Net income/(loss)	$138,846	$98,711	$(32,013)	$205,544

(a) The following amounts are included in income from continuing operations (in thousands):
		Roto-		Chemed
	VITAS	Rooter	Corporate	Consolidated
Pretax benefit/(cost):
Stock option expense	$-	$-	$(12,611)	$(12,611)
Long-term incentive compensation	-	-	(6,618)	(6,618)
Medicare cap sequestration adjustment	(1,496)	-	-	(1,496)
Litigation settlements	(796)	-	-	(796)
Acquisition expenses	(209)	(548)	-	(757)
Total	$(2,501)	$(548)	$(19,229)	$(22,278)

		Roto-		Chemed
	VITAS	Rooter	Corporate	Consolidated
After-tax benefit/(cost):
Excess tax benefits on stock compensation	$-	$-	$22,862	$22,862
Stock option expense	-	-	(10,118)	(10,118)
Long-term incentive compensation	-	-	(5,307)	(5,307)
Medicare cap sequestration adjustment	(1,114)	-	-	(1,114)
Litigation settlements	(594)	-	-	(594)
Acquisition expenses	(156)	(403)	-	(559)
Total	$(1,864)	$(403)	$7,437	$5,170

CHEMED CORPORATION AND SUBSIDIARY COMPANIES
UNAUDITED CONSOLIDATING STATEMENTS OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2017
(in thousands)(unaudited)
		Roto-		Chemed
	VITAS	Rooter	Corporate	Consolidated
2017
Service revenues and sales	$1,148,260	$518,464	$-	$1,666,724
Cost of services provided and goods sold	886,062	264,470	-	1,150,532
Selling, general and administrative expenses	95,215	136,248	45,189	276,652
Depreciation	18,616	16,667	205	35,488
Amortization	14	123	-	137
Other operating expenses	85,614	-	5,266	90,880
Total costs and expenses	1,085,521	417,508	50,660	1,553,689
Income/(loss) from operations	62,739	100,956	(50,660)	113,035
Interest expense	(188)	(323)	(3,761)	(4,272)
Intercompany interest income/(expense)	11,656	5,596	(17,252)	-
Other income/(expense)—net	(126)	(148)	8,428	8,154
Income/(loss) before income taxes	74,081	106,081	(63,245)	116,917
Income taxes	(16,436)	(32,782)	30,478	(18,740)
Net income/(loss)	$57,645	$73,299	$(32,767)	$98,177

(a) The following amounts are included in income from continuing operations (in thousands):
		Roto-		Chemed
	VITAS	Rooter	Corporate	Consolidated
Pretax benefit/(cost):
Stock option expense	$-	$-	$(10,485)	$(10,485)
Loss on sale of transportation equipment	-	-	(5,266)	(5,266)
Long-term incentive compensation	-	-	(4,994)	(4,994)
Program closure expenses	(1,138)	-	-	(1,138)
Medicare cap sequestration adjustment	(447)	-	-	(447)
Expenses related to litigation settlements	(84,476)	(213)	-	(84,689)
Expenses incurred in connection with the Office of Inspector
General investigation	(5,194)	-	-	(5,194)
Total	$(91,255)	$(213)	$(20,745)	$(112,213)

		Roto-		Chemed
	VITAS	Rooter	Corporate	Consolidated
After-tax benefit/(cost):
Stock option expense	$-	$-	$(6,892)	$(6,892)
Loss on sale of transportation equipment	-	-	(3,314)	(3,314)
Excess tax benefits on stock compensation	-	-	18,932	18,932
Long-term incentive compensation	-	-	(3,243)	(3,243)
Impact of tax reform	11,057	7,761	(10,516)	8,302
Program closure expenses	(675)	-	-	(675)
Medicare cap sequestration adjustment	(276)	-	-	(276)
Expenses related to litigation settlements	(52,375)	(129)	-	(52,504)
Expenses incurred in connection with the Office of Inspector
General investigation	(3,207)	-	-	(3,207)
Total	$(45,476)	$7,632	$(5,033)	$(42,877)

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

            The following is a summary of the key operating results for the years ended December 31, 2018, 2017 and 2016 (in thousands except percentages and per share amounts):

	2018	2017	2016
Consolidated service revenues and sales	$1,782,648	$1,666,724	$1,576,881
Consolidated net income	$205,544	$98,177	$108,743
Diluted EPS	$12.23	$5.86	$6.48
Adjusted net income	$200,374	$141,054	$121,487
Adjusted diluted EPS	$11.93	$8.43	$7.24
Adjusted EBITDA	$305,506	$268,459	$236,979
Adjusted EBITDA as a % of revenue	17.1%	16.1%	15.0%

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

2018 versus 2017

The increase in consolidated service revenues and sales from 2017 to 2018 was a result of a 12.8% increase at Roto-Rooter and a 4.3% increase at VITAS.  The increase in service revenues at Roto-Rooter was driven by an increase in all major service lines offset by a $6.9 million decrease related to the adoption of the new revenue recognition standard.  The increase in service revenues at VITAS is comprised primarily of a 1.1% geographically weighted average Medicare reimbursement rate increase, a 7.2% increase in average daily census, offset by $4.1 million in Medicare cap revenue reduction (compared to $2.7 million for 2017), acuity mix shift and a $21.8 million decrease related to the adoption of the new revenue recognition standard.

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

Impact of Current Market Conditions
On December 22, 2017, the President of the United States signed into law H.R.1, “An Act to Provide for Reconciliation Pursuant to Titles II and V of the Concurrent Resolution on the Budget for Fiscal Year 2018” (previously known as “The Tax Cuts and Jobs Act”) or (the “Act”). The Act amends the Internal Revenue Code to reduce tax rates and modify policies, credits, and deductions for individuals and businesses. For businesses, U.S. generally accepted accounting principles requires resulting tax effects for the Act, to be recorded in the reporting period of enactment.

The SEC issued SAB 118, which provides guidance on accounting for the Act’s impact. Under SAB 118, an entity would use something similar to the measurement period in a business combination, not to exceed one year. For matters that have not been completed, the Company would recognize provisional amounts to the extent that they are reasonably estimable, adjust them over time as more information becomes available, and disclose this information in its financial statements.

Our accounting for all elements of the Tax Act is complete.   The Tax Act reduced our statutory Federal tax rate from 35% in 2017 to 21% in 2018.  The Company did not record any material changes to the provisional amounts previously recorded. The Company also determined new rules, such as the Global Intangible Low-Taxed Income (GILTI) and Base Erosion and Anti-Abuse Tax (BEAT), have no material impact to the financial statements.

Historically, the Company has not provided for deferred taxes on undistributed earnings because such earnings are considered to be indefinitely reinvested outside of the U.S. The Company continues this assertion that foreign earnings are permanently reinvested under the Act.

The Act provides for 100 percent bonus depreciation on personal tangible property expenditures starting September 27, 2017 through 2022. The bonus depreciation percentage is phased down from 100 percent beginning in 2023 through 2026. The Company expects to take full benefit of these bonus depreciation rules.

The IRS and other tax authorities are still issuing guidance on the Act, through various regulations some of which are still proposed and not final. The Company will implement any changes related to finalized regulations and other guidance in the period issued.

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

Full-year 2019 revenue growth for VITAS, prior to Medicare Cap, is estimated to be in the range of 5.5% to 6.0%. Admissions are estimated to expand approximately 3.0% to 4.0% and Average Daily Census in 2019 are estimated to expand approximately 4.0% to 5.0% and full-year Adjusted EBITDA margin, prior to Medicare Cap, is estimated to be 15.9%.  We are currently estimating $10.0 million for Medicare Cap billing limitations in the 2019 calendar year.

Roto-Rooter is forecasted to achieve full-year 2019 revenue growth of 9.0% to 10.0%.  This revenue estimate is based upon increased job pricing of approximately 2.0% and continued growth in core plumbing and drain cleaning services as well as continued but slowing revenue growth from water restoration services.  Adjusted EBITDA margin for 2019 is estimated at 23.7%.

Based upon the above, full-year 2019 adjusted earnings per diluted share, excluding non-cash expense for stock options, tax benefits from stock options, costs related to litigation, and other discrete items, is estimated to be in the range of $12.65 to $12.85.  This 2019 guidance assumes an effective corporate tax rate of 25.2%. This compares to Chemed’s 2018 reported adjusted earnings per diluted share of $11.93.

LIQUIDITY AND CAPITAL RESOURCES

Significant factors affecting our cash flows during 2018 and financial position at December 31, 2018, include the following:

•	Our operations generated cash of $287.1 million.
•	We repurchased $158.9 million of our stock.
•	We spent $53.2 million on business combinations.
•	We spent $52.9 million on capital expenditures.
•	We paid $18.7 million in dividends.
•	On a net basis, we repaid $12.0 million of long-term debt.

The ratio of total debt to total capital was 13.1% at December 31, 2018, compared with 15.7% at December 31, 2017. Our current ratio was 0.83 and 0.91 at December 31, 2018 and 2017, respectively. The decrease in the current ratio is primarily a result of the decrease in prepaid income taxes.

On June 20, 2018, we replaced our existing credit agreement with the Fourth Amended and Restated Credit Agreement (“2018 Credit Agreement”).  Terms of the 2018 Credit Agreement consist of a five-year, $450 million revolving credit facility and a $150 million expansion feature, which may consist of term loans or additional revolving commitments.  The interest rate at inception of the agreement is LIBOR plus 100 basis points.  The 2018 Credit Agreement has a floating interest rate that is generally LIBOR plus a tiered additional rate which varies based on our current leverage ratio.  For December 31, 2018 and 2017, respectively, the interest rate is LIBOR plus 100 basis points.  We are in compliance with all financial debt covenants as of December 31, 2018, as follows:

Description	Requirement	Chemed

Leverage Ratio (Consolidated Indebtedness/Consolidated Adj. EBITDA)	< 3.50 to 1.00	0.41 to 1.00

Fixed Charge Coverage Ratio (Consolidated Free Cash Flow/Consolidated
Fixed Charges	> 1.50 to 1.00	7.61 to 1.00

We forecast to be in compliance with all debt covenants through fiscal 2019.

We have issued $36.4 million in standby letters of credit as of December 31, 2018, mainly for insurance purposes.  Issued letters of credit reduce our available credit under the revolving credit agreement.  As of December 31, 2018, we have approximately $324.4 million of unused lines of credit available and eligible to be drawn down under our revolving credit facility.  We believe our cash flow from operating activities and our unused eligible lines of credit are sufficient to fund our obligations and operate our business in the near and long term.  We continually evaluate cash utilization alternatives, including share repurchase, debt repurchase, acquisitions, and increased dividends to determine the most beneficial use of available capital resources.

CASH FLOW
Our cash flows for 2018, 2017 and 2016 are summarized as follows (in millions):

	For the Years Ended December 31,
	2018	2017	2016
Net cash provided by operating activities	$287.1	$162.5	$135.4
Capital expenditures	(52.9)	(64.3)	(39.8)
Operating cash after capital expenditures	234.2	98.2	95.6
Purchase of treasury stock in the open market	(158.9)	(94.6)	(102.3)
Business combinations	(53.2)	(4.7)	-
Proceeds from exercise of stock options	32.4	27.1	8.4
Capital stock surrendered to pay taxes on
on stock-based compensation	(27.5)	(14.2)	(8.8)
Dividends paid	(18.7)	(17.4)	(16.4)
Net increase/(decrease) in long-term debt	(12.0)	(7.6)	17.5
Increase/(decrease) in cash overdraft payable	(1.5)	6.7	(0.7)
Other--net	(1.1)	2.3	7.3
Increase/(decrease) in cash and cash equivalents	$(6.3)	$(4.2)	$0.6

2018 versus 2017

The change in net cash provided by operating activities is mainly the result of a $107.4 million increase in net income.   Significant changes in our accounts receivable balances are driven mainly by the timing of payments received from the Federal government at our VITAS subsidiary.  We typically receive a payment in excess of $35.0 million from the Federal government from hospice services every other Friday.  The timing of year end will have a significant impact on the accounts receivable at VITAS.  These changes generally normalize over a two year period, as cash flow variations in one year are offset in the following year.

In 2018, we repurchased 561,146 shares of Chemed capital stock at a weighted average price of $283.14 per share.  In 2017, we repurchased approximately 500,000 shares of Chemed stock at a weighted average price of $189.28 per share.  Based on our current operations and our current sources of capital, we believe we have the ability to continue our current share repurchase program into the foreseeable future.

We made two significant acquisitions in 2018.  We acquired five Roto-Rooter franchises in northern California and assets of a non-profit hospice in Florida to increase market penetration.

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

COMMITMENTS AND CONTINGENCIES
We are subject to various lawsuits and claims in the normal course of our business.  In addition, we periodically receives communications from governmental and regulatory agencies concerning compliance with Medicare and Medicaid billing requirements at our VITAS subsidiary.  We establish reserves for specific, uninsured liabilities in connection with regulatory and legal action that we deem to be probable and estimable.  We disclose the existence of regulatory and legal actions when we believe it is reasonably possible that a loss could occur in connection with the specific action.  In most instances, we are unable to make a reasonable estimate of any reasonably possible liability due to the uncertainty of the outcome and stage of litigation.  We record legal fees associated with legal and regulatory actions as the costs are incurred.

In connection with the sale of DuBois Chemicals, Inc. ("DuBois") in 1991, we provided allowances and accruals relating to several long-term costs, including income tax matters, lease commitments and environmental costs.  Additionally, we retained liability for casualty insurance claims for Service America and Patient Care that were incurred prior to the respective disposal dates, 2005 and 2002.  In the aggregate, we believe these allowances and accruals are adequate as of                December 31, 2018.  Based on reviews of our environmental-related liabilities under the DuBois sale agreement, we have estimated our remaining liability to be $1.7 million. As of December 31, 2018, we are contingently liable for additional cleanup and related costs up to a maximum of $14.9 million.  We do not believe it is probable that we will be required to make any payment towards this contingent liability. Thus, no provision has been recorded in accordance with the applicable accounting guidance.

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

However, on June 13, 2016, counsel for Chemed shareholder Michael Kvint filed a letter with the Court requesting a two-week extension to file a motion to substitute Mr. Kvint as lead plaintiff, in place of Lead Plaintiff KBC and to file an amended Complaint.  Alternatively, counsel for Mr. Kvint requested that any dismissal of the action be with prejudice to KBC only.  On June 14, 2016, Chemed filed a reply letter with the Court, reserving its rights to oppose any motion filed by Mr. Kvint and, if warranted, to oppose any other actions taken by Mr. Kvint to proceed with the action (including by filing an untimely amended Complaint).  On June 21, 2016, the Court entered an Oral Order providing Mr. Kvint until June 30, 2016 to file a Motion to Substitute and Motion for Leave to File an Amended Complaint.  On that date, Mr. Kvint filed, under seal, a Motion to Substitute Plaintiff and File Amended Complaint, and attached a Proposed Amended Complaint.  Mr. Kvint’s motion was fully briefed by the parties.  On April 25, 2017, Magistrate Judge Burke issued a Report and Recommendation recommending that the Court permit Mr. Kvint to intervene as Lead Plaintiff and grant leave to amend the complaint to replead the duty of loyalty claim only.  On May 16, 2017, Chief Judge Stark signed an Order adopting that Report and Recommendation.  Plaintiff Kvint filed a Corrected Amended Complaint on May 30, 2017.  On September 13, 2017, the Court entered an order dismissing with prejudice the claims against defendants Timothy S. O’Toole and Joel F. Gemunder and permitting Defendants to file a Motion to Dismiss the Corrected Amended Complaint. The matter has been fully briefed and argued. On February 26, 2019, Magistrate Judge Burke issued a Report and Recommendations recommending that Defendants' motion to dismiss the amended complaint be granted. Any objections to that Report are due March 12, 2019, and any responses thereto are due March 26, 2019.  The Court will then decide whether to accept the Report and Recommendations.  As the Company has previously disclosed, the legal fees and costs associated with defending against this lawsuit are presently being paid by insurance. For additional procedural history of this litigation, please refer to our prior quarterly and annual filings.

On October 30, 2017, the Company entered into a settlement agreement (the “Settlement Agreement”) to resolve civil litigation under the False Claims Act brought by the United States Department of Justice (“DOJ”) on behalf of the OIG and various relators concerning VITAS, filed in the U.S. District Court of the Western District of Missouri (the “2013 Action”).  The Company denied any violation of law and agreed to settlement without admission of wrongdoing.

In connection with the settlement VITAS and certain of its subsidiaries entered into a corporate integrity agreement (“CIA”) on October 30, 2017.  The CIA formalizes various aspects of VITAS’ already existing Compliance Program and contains requirements designed to document compliance with federal healthcare program requirements.  It has a term of five years during which it imposes monitoring, reporting, certification, oversight, screening and training obligations, certain of which had previously been implemented by VITAS.  It also requires VITAS to engage an Independent Review Organization to perform audit and review functions and to prepare reports regarding compliance with federal healthcare programs.  In the event of breach of the CIA, VITAS could become liable for payment of stipulated penalties or could be excluded from participation in federal healthcare programs.

Under the Settlement Agreement, the United States agreed to release the Company, VITAS, and its hospice operation subsidiaries from any civil or administrative monetary liability relating to any patients’ disputed terminal medical prognosis of six months or less; a lack of medical necessity for billed Continuous Home Care, General Inpatient Care, or Respite Care levels of hospice care; or that the claims for those levels of hospice care were not eligible for payment for any other reason.  The OIG agreed, conditioned on the Company’s full payment and in consideration of VITAS’ obligations under the CIA, to release its permissive exclusion rights and refrain from instituting any administrative action seeking to exclude the Company, VITAS, and its affiliates from participating in Medicare, Medicaid, or other federal healthcare programs in this regard.

Under the Settlement Agreement, the Company paid $75 million plus interest, plus certain attorney fees and expenses of qui tam relators.  The Company made these payments during the fourth quarter of 2017.  The Company previously recorded a $90 million loss reserve ($55.8 million after-tax) related to the Settlement Agreement, and associated costs in the second quarter of 2017.  During the fourth quarter of 2017, approximately $5.5 million ($3.4 million after-tax) recorded as part of the $90 million was reversed as relator attorney' fees were less than originally estimated.

The costs incurred related to U.S. v. VITAS and related regulatory matters, exclusive of the settlement were $5.2 million and $5.3 million for 2017, and 2016 respectively.

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

Jazzina Williams’ (a Home Health Aide in Sacramento) lawsuit alleges claims for (1) failure to pay all wages due; (2) failure to authorize and permit rest periods; (3) failure to provide off-duty meal periods; (4) failure to furnish accurate wage statements; (5) unreimbursed business expenses; (6) waiting time penalties; and (7) violations of the Private Attorneys General Act (“PAGA”).  Williams seeks to pursue these claims both individually and as a representative action under the PAGA on behalf of current and former California non-exempt employees.  Plaintiff served VITAS with the lawsuit on May 31, 2017.  VITAS CA timely answered the Complaint generally denying Plaintiff’s allegations.  Williams is pursing discovery of her individual claim and has agreed to a stay of class discovery pending possible resolution through ongoing mediation in the Jordan Seper and Jiwann Chhina cases.  Defendant filed and served each of Plaintiffs Williams, Phillips, and Moore with a Notice of Related Cases on July 19, 2017.

The Jordan Seper and Jiwann Chhina cases have been consolidated in Los Angeles County Superior court; Chhina was dismissed as a separate action and joined with Seper through the filing of an amended complaint in Seper in which Chhina is also identified as a named plaintiff, on August 28, 2018.

Alfred Lax (“Lax”), a current employee of Roto-Rooter Services Company (“RRSC”), was hired in the RRSC’s Menlo Park branch in 2007. On November 30, 2018, Lax filed a class action lawsuit in Santa Clara County Superior Court alleging (1) failure to provide or compensate for required rest breaks; (2) failure to properly pay for all hours worked; (3) failure to provide accurate wage statements; (4) failure to reimburse for work-related expenses; and (5) unfair business practices.  Lax has stated these claims as a representative of a class defined as all service technicians employed by RRSC in California during the four years preceding the filing of the complaint.  He seeks a determination that the action may proceed and be maintained as a class action and for compensatory and statutory damages (premium payments for missed rest periods, uncompensated rest periods, wages for time allegedly not paid such as travel time, repair time, and vehicle maintenance time, and unreimbursed expenses), penalties and restitutions, pre- and post-judgement interest and attorneys’ fees and costs.  The lawsuit, Alfred Lax, on behalf of himself and all others similarly situated v. Roto-Rooter Services Company, and Does 1 through 50 inclusive; Santa Clara County Superior Court Case Number 18CV338652, was received by RRSC on December 11, 2018 and RRSC timely filed its answer denying the claims.

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

CONTRACTUAL OBLIGATIONS
The table below summarizes our debt and contractual obligations as of December 31, 2018 (in thousands):

		Less than			After
	Total	1 year	1-3 Years	4 -5 Years	5 Years
Long-term debt obligations (a)	$89,200	$-	$-	$89,200	$-
Interest on long-term debt	13,929	3,095	6,190	4,644	-
Operating lease obligations	103,616	26,791	43,821	22,030	10,974
Purchase obligations (b)	50,150	50,150	-	-	-
Other long-term obligations (c)	77,704	-	9,816	3,272	64,616
Total contractual cash obligations	$334,599	$80,036	$59,827	$119,146	$75,590

(a) Represents the face value of the obligation.
(b) Purchase obligations consist of accounts payable at December 31, 2018.
(c) Other long-term obligations comprise largely excess benefit obligations.

RESULTS OF OPERATIONS
2018 Versus 2017 – Consolidated Results
Set forth below are the year-to-year changes in the components of the statement of operations relating to income for 2018 versus 2017 (in thousands, except percentages):

	Favorable/(Unfavorable)
	Amount	Percent
Service revenues and sales
VITAS	$49,302	4
Roto-Rooter	66,622	13
Total	115,924	7
Cost of services provided and goods sold	(78,112)	(7)
Selling, general and administrative expenses	6,443	2
Depreciation	(2,976)	(8)
Amortization	(262)	(191)
Other operating expenses	89,580	99
Income from operations	130,597	116
Interest expense	(718)	(17)
Other income - net	(7,196)	(88)
Income before income taxes	122,683	105
Income taxes	(15,316)	(82)
Net income	$107,367	109

The VITAS segment revenue increase is the result of the following (dollars in thousands):

	2018	2017
Routine homecare	$1,010,518	$935,913
Continuous care	122,498	124,557
Inpatient care	82,677	90,472
Other	7,831	-
Medicare cap adjustment	(4,123)	(2,682)
Implicit price concessions	(11,785)	-
Room and board, net	(10,054)	-
Net revenue	$1,197,562	$1,148,260

Days of care changed as follows:

	Days of Care		Increase/(Decrease)
	2018	2017	Percent

Routine homecare	6,192,858	5,743,414	8
Continuous care	169,828	171,395	(1)
General inpatient	113,453	125,971	(10)
Total days of care	6,476,139	6,040,780	7

The remaining increase in VITAS’ revenues for 2018 versus 2017 was primarily comprised of a geographically weighted average Medicare reimbursement rate increase of approximately 1.1%, offset by $4.1 million in Medicare cap liability compared to $2.7 million contra-revenue in the same period of 2017 and $21.8 million change in classification of implicit price concessions and room and board, net related to the adoption of the new revenue recognition standard.

The Roto-Rooter segment revenue increase is the result of the following (dollars in thousands):

	2018	2017

Short-term core service jobs	$421,790	$373,579
Water restoration	101,784	82,272
Contractor revenue	50,093	43,770
Franchise Fees	6,382	6,130
All other	11,958	12,713
Implicit price concessions and credit memos	(6,921)	-
	$585,086	$518,464

Short-term core service revenue increased 12.9% as a result of an 8.8% increase in price and service mix shift as well as a 4.1% increase in the number of jobs performed. Water restoration revenue increased 23.3% as a result of a 16.3% increase in the number of jobs performed and a 7.0% increase in price and service mix shift.  Contractor operations increased 14.4% due mainly to their continued expansion into water restoration.  Revenue was negatively impacted by the change in the classification of implicit price concessions and credit memos from selling, general and administrative expenses of $6.9 million due to the adoption of the new revenue recognition standard.

The consolidated gross margin excluding depreciation was 31.1% in 2018 versus 31.0% in 2017.  On a segment basis, VITAS’ gross margin excluding depreciation was 22.4% in 2018 and 22.8% in 2017. Roto-Rooter’s gross margin excluding depreciation was 48.8% in 2018 and 49.0% in 2017.

Selling, general and administrative expenses (“SG&A”) for 2018 and 2017 comprise (in thousands):

	2018	2017
SG&A expenses before long-term incentive
compensation, OIG expenses and the impact
of market gains of deferred compensation plans	$263,304	$258,034
Long-term incentive compensation	6,618	4,994
Impact of market value gains on liabilities
held in deferred compensation trusts	287	8,430
Expenses related to OIG investigation	-	5,194
Total SG&A expenses	$270,209	$276,652

SG&A expenses before long-term incentive compensation, expenses related to OIG investigation and the impact of market value adjustments related to deferred compensation trusts for 2018 were up 2.0% when compared to 2017.  This increase was mainly a result of the increase in variable selling expenses caused by increased revenue and increased advertising expense at Roto-Rooter offset by $18.7 million of implicit price concessions being classified in revenue versus selling, general and administrative expenses due to the new revenue recognition standard.

Other operating expense for 2018 and 2017 comprise (in thousands):

	2018	2017

Litigation settlements	$796	$84,476
Loss on disposal of property and equipment	504	5,266
Program closure expenses	-	1,138
Total other operating expenses	$1,300	$90,880

During 2017, the Company recorded $84.5 million related to the Settlement Agreement and a related qui tam case. See footnote 17 for further discussion.  The Company recorded $5.3 million related to the loss on the sale of transportation equipment.  Also during 2017, the Company recorded $1.1 million related to the closure of three Alabama programs at VITAS.

 Other income-net for 2018 and 2017 comprise (in thousands):

	2018	2017

Interest income	$671	$427
Market value gains on assets held in deferred
compensation trusts	287	8,430
Other	-	(703)
Total other income	$958	$8,154

Our effective tax rate reconciliation is as follows:

	2018	2017

Income tax provision calculated using the statutory rate	$50,316	$40,921
Stock compensation tax benefits	(22,862)	(18,932)
State and local income taxes, less federal income tax effect	7,150	4,600
Nondeductible expenses	2,280	1,041
Enactment of the tax reform act	-	(8,305)
Other--net	(2,828)	(585)
Income tax provision	$34,056	$18,740
Effective tax rate	14.2%	16.0%

Net income for both periods include the following aftertax adjustments that increased/ (reduced) aftertax earnings (in thousands):

	2018	2017
VITAS
Medicare cap sequestration adjustment	$(1,114)	$(276)
Expenses related to litigation settlements	(594)	(52,375)
Acquisition expenses	(156)	-
Impact of tax reform	-	11,057
Costs associated with the OIG investigation	-	(3,207)
Program closure expenses	-	(675)
Roto-Rooter
Acquisition expenses	(403)	-
Impact of tax reform	-	7,761
Expenses related to litigation settlements	-	(129)
Corporate
Excess tax benefits on stock compensation	22,862	18,932
Stock option expense	(10,118)	(6,892)
Long-term incentive compensation	(5,307)	(3,243)
Impact of tax reform	-	(10,516)
Loss on sale of transportation equipment	-	(3,314)
Total	$5,170	$(42,877)

2018 Versus 2017 – Segment Results
Net income/(loss) for 2018 versus 2017 (in thousand):

	2018	2017
VITAS	$138,846	$57,645
Roto-Rooter	98,711	73,299
Corporate	(32,013)	(32,767)
	$205,544	$98,177

VITAS’ after-tax earnings were increased as the result the result of higher revenues and a lower effective tax rate.  Additionally, VITAS settled a lawsuit in 2017 for $55.8 million (after-tax) which did not recur in 2018.

Roto-Rooter’s net income was positively impacted in 2018 compared to 2017 primarily by an increase in revenue as well as a reduced effective tax rate.

After-tax Corporate expenses for 2018 decreased by 2.3% when compared to 2017 by a $3.9 million increase in tax benefit related to the adoption of ASU No. 2016-09 offset by increased stock compensation expense, and a lower effective tax rate (results in a lower tax benefit).

2017 Versus 2016 – Consolidated Results
Set forth below are the year-to-year changes in the components of the statement of operations relating to income for 2017 versus 2016 (in thousands, except percentages):

	Favorable/(Unfavorable)
	Amount	Percent
Service revenues and sales
VITAS	$24,943	2
Roto-Rooter	64,900	14
Total	89,843	6
Cost of services provided and goods sold	(35,101)	(3)
Selling, general and administrative expenses	(33,080)	(14)
Depreciation	(1,209)	(4)
Amortization	222	62
Other operating expenses	(86,389)	(1,924)
Income from operations	(65,714)	(37)
Interest expense	(557)	(15)
Other income - net	6,134	304
Income before income taxes	(60,137)	(34)
Income taxes	49,571	73
Net income	$(10,566)	(10)

The VITAS segment revenue increase is the result of the following (dollars in thousands):

	2017	2016
Routine homecare	$935,913	$887,940
Continuous care	124,557	138,025
Inpatient care	90,472	97,580
Medicare cap adjustment	(2,682)	(228)
Net revenue	$1,148,260	$1,123,317

Net Medicare reimbursement rates increased 1.3% in 2017 as compared to 2016.

Days of care change as follows:

	Days of Care		Increase/(Decrease)
	2017	2016	Percent

Routine homecare	5,743,414	5,518,002	4
Continuous care	171,395	188,657	(9)
General inpatient	125,971	146,516	(14)
Total days of care	6,040,780	5,853,175	3

 The Roto-Rooter segment revenue increase is the result of the following (dollars in thousands):

	2017	2016

Short-term core service jobs	$373,579	$345,638
Water restoration	82,272	50,229
Contractor revenue	43,770	40,097
Franchise Fees	6,130	5,090
All other	12,713	12,510
	$518,464	$453,564

Short-term core service jobs increased 9.0% due to price and service mix shift offset by a 0.9% decrease in job count.  Water restoration increased 63.8% as a result of continued expansion of this service offering.  There was an increase in water restoration jobs of 30.8% between years.

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

Other income-net for 2017 and 2016 comprise (in thousands):

	2017	2016
Market value gains on assets held in deferred
compensation trusts	$8,430	$2,061
Loss on disposal of property and equipment	(707)	(424)
Interest income	427	383
Other	4	-
Total other income	$8,154	$2,020

Our effective tax rate reconciliation is as follows:

	2017	2016

Income tax provision calculated using the statutory rate of 35%	$40,921	$61,969
State and local income taxes, less federal income tax effect	4,600	6,044
Nondeductible expenses	1,041	881
Stock compensation tax benefits	(18,932)	-
Enactment of the tax reform act	(8,305)	-
Other--net	(585)	(583)
Income tax provision	$18,740	$68,311
Effective tax rate	16.0%	38.6%

Net income for both periods include the following aftertax adjustments that increased/ (reduced) aftertax earnings (in thousands):

	2017	2016
VITAS
Expenses related to litigation settlements	$(52,375)	$-
Impact of tax reform	11,057	(3,248)
Costs associated with the OIG investigation	(3,207)	-
Program closure expenses	(675)	-
Medicare cap sequestration adjustment	(276)	(141)
Early retirement expenses	-	(2,840)
Roto-Rooter
Impact of tax reform	7,761	-
Expenses related to litigation settlements	(129)	(28)
Corporate
Excess tax benefits on stock compensation	18,932	-
Impact of tax reform	(10,516)	-
Stock option expense	(6,892)	(5,266)
Loss on sale of transportation equipment	(3,314)	-
Long-term incentive compensation	(3,243)	(1,221)
Total	$(42,877)	$(12,744)

2017 Versus 2016 – Segment Results
Net income/(loss) for 2017 versus 2016 (in thousands):

	2017	2016
VITAS	$57,645	$84,961
Roto-Rooter	73,299	52,893
Corporate	(32,767)	(29,111)
	$98,177	$108,743

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

CRITICAL ACCOUNTING POLICIES
Revenue Recognition

In May 2014, the FASB issued Accounting Standards Update “ASU No. 2014-09 – Revenue from Contracts with Customers.”  The standard and subsequent amendments are theoretically intended to develop a common revenue standard for removing inconsistencies and weaknesses, improve comparability, provide for more useful information to users through improved disclosure requirements and simplify the preparation of financial statements.  The standard is also referred to as Accounting Standards Codification No. 606 (“ASC606”).  We adopted ASC 606 effective January 1, 2018.  The required disclosures of ASC 606 and impact of adoption are discussed below for each of our operating subsidiaries.

VITAS
Service revenue for VITAS is reported at the amount that reflects the ultimate consideration we expect to receive in exchange for providing patient care.  These amounts are due from third-party payors, primarily commercial health insurers and government programs (Medicare and Medicaid), and includes variable consideration for revenue adjustments due to settlements of audits and reviews, as well as certain hospice-specific revenue capitations.  Amounts are generally billed monthly or subsequent to patient discharge.  Subsequent changes in the transaction price initially recognized are not significant.

Hospice services are provided on a daily basis and the type of service provided is determined based on a physician’s determination of each patient’s specific needs on that given day.  Reimbursement rates for hospice services are on a per diem basis regardless of the type of service provided or the payor.  Reimbursement rates from government programs are established by the appropriate governmental agency and are standard across all hospice providers.  Reimbursement rates from health insurers are negotiated with each payor and generally structured to closely mirror the Medicare reimbursement model.  The types of hospice services provided and associated reimbursement model for each are as follows:

Routine Home Care occurs when a patient receives hospice care in their home, including a nursing home setting.  The routine home care rate is paid for each day that a patient is in a hospice program and is not receiving one of the other categories of hospice care.  For Medicare patients, the routine home care rate reflects a two-tiered rate, with a higher rate for the first 60 days of a hospice patient’s care and a lower rate for days 61 and after.  In addition, there is a Service Intensity Add-on payment which covers direct home care visits conducted by a registered nurse or social worker in the last seven days of a hospice patient’s life, reimbursed up to four hours per day in fifteen minute increments at the continuous home care rate.

General Inpatient Care occurs when a patient requires services in a controlled setting for a short period of time for pain control or symptom management which cannot be managed in other settings.  General inpatient care services must be provided in a Medicare or Medicaid certified hospital or long-term care facility or at a freestanding inpatient hospice facility with the required registered nurse staffing.

Continuous Home Care is provided to patients while at home, including a nursing home setting, during periods of crisis when intensive monitoring and care, primarily nursing care, is required in order to achieve palliation or management of acute medical symptoms.  Continuous home care requires a minimum of 8 hours of care within a 24-hour day, which begins at midnight.  The care must be predominantly nursing care provided by either a registered nurse or licensed nurse practitioner.  While the published Medicare continuous home care rates are daily rates, Medicare pays for continuous home care in fifteen minute increments.  This fifteen minute rate is calculated by dividing the daily rate by 96.

Respite Care permits a hospice patient to receive services on an inpatient basis for a short period of time in order to provide relief for the patient’s family or other caregivers from the demands of caring for the patient.  A hospice can receive payment for respite care for a given patient for up to five consecutive days at a time, after which respite care is reimbursed at the routine home care rate.

Each level of care represents a separate promise under the contract of care and is provided independently for each patient contingent upon the patient’s specific medical needs as determined by a physician.  However, the clinical criteria used to determine a patient’s level of care is consistent across all patients, given that, each patient is subject to the same payor rules and regulations.  As a result, we have concluded that each level of care is capable of being distinct and is distinct in the context of the contract.  Furthermore, we have determined that each level of care represents a stand ready service provided as a series of either days or hours of patient care.  We believe that the performance obligations for each level of care meet criteria to be satisfied over time.  VITAS recognizes revenue based on the service output.  VITAS believes this to be the most faithful depiction of the transfer of control of services as the patient simultaneously receives and consumes the benefits provided by our performance. Revenue is recognized on a daily or hourly basis for each patient in accordance with the reimbursement model for each type of service.  VITAS’ performance obligations relate to contracts with an expected duration of less than one year.  Therefore, VITAS has elected to apply the optional exception provided in ASC 606 and is not required to disclose the aggregate amount of the transaction price allocated to performance obligations that are unsatisfied or partially unsatisfied at the end of the reporting period.  The unsatisfied or partially satisfied performance obligations referred to above relate to bereavement services provided to patients’ families for at least 12 months after discharge.

Care is provided to patients regardless of their ability to pay.  Patients who meet our criteria for charity care are provided care without charge.  There is no revenue or associated accounts receivable in the accompanying consolidated financial statements related to charity care.  The cost of providing charity care during the years ended December 31, 2018, 2017 and 2016, was $8.2 million, $7.7 million and $7.0 million, respectively and is included in cost of services provided and goods sold.  The cost of charity care is calculated by taking the ratio of charity care days to total days of care and multiplying by total cost of care.

Generally, patients who are covered by third-party payors are responsible for related deductibles and coinsurance which vary in amount.  VITAS also provides service to patients without a reimbursement source and may offer those patients discounts from standard charges.  VITAS estimates the transaction price for patients with deductibles and coinsurance, along with those uninsured patients, based on historical experience and current conditions.  The estimate of any contractual adjustments, discounts or implicit price concessions reduces the amount of revenue initially recognized.  Subsequent changes to the estimate of the transaction price are recorded as adjustments to patient service revenue in the period of change.  Subsequent changes that are determined to be the result of an adverse change in the patients’ ability to pay (i.e. change in credit risk) are recorded as bad debt expense.  VITAS has no material adjustments related to subsequent changes in the estimate of the transaction price or subsequent changes as the result of an adverse change in the patient’s ability to pay for any period reported.

Laws and regulations concerning government programs, including Medicare and Medicaid, are complex and subject to varying interpretation.  Compliance with such laws and regulations may be subject to future government review and interpretation.  Additionally, the contracts we have with commercial health insurance payors provide for retroactive audit and review of claims.  Settlement with third party payors for retroactive adjustments due to audits, reviews or investigations are considered variable consideration and are included in the determination of the estimated transaction price for providing patient care.  The variable consideration is estimated based on the terms of the payment agreement, existing correspondence from the payor and our historical settlement activity.  These estimates are adjusted in future periods, as new information becomes available.

We are subject to certain limitations on Medicare payments for services which are considered variable consideration, as follows:

Inpatient Cap.  If the number of inpatient care days any hospice program provides to Medicare beneficiaries exceeds 20% of the total days of hospice care such program provided to all Medicare patients for an annual period beginning September 28, the days in excess of the 20% figure may be reimbursed only at the routine homecare rate. None of VITAS’ hospice programs exceeded the payment limits on inpatient services during the years ended December 31, 2018, 2017, and 2016.

Medicare Cap.  We are also subject to a Medicare annual per-beneficiary cap (“Medicare cap”). Compliance with the Medicare cap is measured in one of two ways based on a provider election. The “streamlined” method compares total Medicare payments received under a Medicare provider number with respect to services provided to all Medicare hospice care beneficiaries in the program or programs covered by that Medicare provider number with the product of the per-beneficiary cap amount and the number of Medicare beneficiaries electing hospice care for the first time from that hospice program or programs from September 28 through September 27 of the following year.  At December 31, 2018 all our programs except one are using the “streamlined” method.

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

We actively monitor each of our hospice programs, by provider number, as to their specific admission, discharge rate and median length of stay data in an attempt to determine whether revenues are likely to exceed the annual per-beneficiary Medicare cap. Should we determine that revenues for a program are likely to exceed the Medicare cap based on projected trends, we attempt to institute corrective actions, which include changes to the patient mix and increased patient admissions. However, should we project our corrective action will not prevent that program from exceeding its Medicare cap, we estimate revenue recognized during the government fiscal year that will require repayment to the Federal government under the Medicare cap and record an adjustment to revenue of an amount equal to a ratable portion of our best estimate for the year.

In 2013, the U.S. government implemented automatic budget reductions of 2.0% for all government payees, including hospice benefits paid under the Medicare program. In 2015, CMS determined that the Medicare cap should be calculated “as if” sequestration did not occur. As a result of this decision, VITAS has received notification from our third-party intermediary that an additional $3.6 million is owed for Medicare cap in three programs arising during the 2013 through 2018 measurement periods. The amounts are automatically deducted from our semi-monthly PIP payments. We do not believe that CMS is authorized under the sequestration authority or the statutory methodology for establishing the Medicare cap to the amounts they have withheld and intend to withhold under their current “as if” methodology. We have appealed CMS’s methodology change.

During the year ended December 31, 2018, we recorded $4.1 million in Medicare cap revenue reduction related to two programs’ 2018 measurement period liability and 2 programs’ projected 2019 measurement period liability.

During the year ended December 31, 2017, we recorded $2.4 million in Medicare cap revenue reduction related to two programs’ projected 2018 measurement period liability and $247,000 for two programs’ cap liability for prior periods.

During the year ended December 31, 2016, we recorded $228,000 in Medicare cap revenue reduction related to one programs’ projected 2015 measurement period liability.

For VITAS’ patients in the nursing home setting in which Medicaid pays the nursing home room and board, VITAS serves as a pass-through between Medicaid and the nursing home.  We are responsible for paying the nursing home for that patient’s room and board.  Medicaid reimburses us for 95% of the amount we have paid.  This results in a 5% net expense for VITAS related to nursing home room and board.  This transaction creates a performance obligation in that VITAS is facilitating room and board being delivered to our patient.  As a result, the 5% net expense is recognized as a contra-revenue account under ASC 606 in the accompanying financial statements.

The composition of patient care service revenue by payor and level of care for the year ended December 31, 2018 is as follows (in thousands):

	Medicare	Medicaid	Commercial	Total
Routine home care	$939,951	$47,609	$22,958	$1,010,518
Continuous care	110,596	6,126	5,776	122,498
Inpatient care	69,354	8,156	5,167	82,677
	$1,119,901	$61,891	$33,901	$1,215,693

All other revenue - self-pay, respite care, etc.				7,831
Subtotal				$1,223,524
Medicare cap adjustment				(4,123)
Implicit price concessions				(11,785)
Room and board, net				(10,054)
Net revenue				$1,197,562

Roto-Rooter
Roto-Rooter provides plumbing, drain cleaning, water restoration and other related services to both residential and commercial customers primarily in the United States.  Services are provided through a network of company-owned branches, independent contractors and franchisees.  Service revenue for Roto-Rooter is reported at the amount that reflects the ultimate consideration we expect to receive in exchange for providing services.

Roto-Rooter owns and operates branches focusing mainly on large population centers in the United States.  Roto-Rooter’s primary lines of business in company-owned branches consist of plumbing, sewer and drain cleaning, excavation and water restoration.  For purposes of ASC 606 analysis, plumbing, sewer and drain cleaning, and excavation have been combined into one portfolio and are referred to as “short-term core services”.  Water restoration is analyzed as a separate portfolio.  The following describes the key characteristics of these portfolios:

Short-term Core Services are plumbing, drain and sewer cleaning and excavation services.  These services are provided to both commercial and residential customers.  The duration of services provided in this category range from a few hours to a few days.  There are no significant warranty costs or on-going obligations to the customer once a service has been completed.  For residential customers, payment is received at the time of job completion before the Roto-Rooter technician leaves the residence.  Commercial customers may be granted credit subject to internally designated authority limits and credit check guidelines.  If credit is granted, payment terms are 30 days or less.

Each job in this category is a distinct service with a distinct performance obligation to the customer.  Revenue is recognized at the completion of each job.  Variable consideration consists of pre-invoice discounts and post-invoice discounts.  Pre-invoice discounts are given in the form of coupons or price concessions. Post-invoice discounts consist of credit memos generally granted to resolve customer service issues.  Variable consideration is estimated based on historical activity and recorded at the time service is completed.

Water Restoration Services involve the remediation of water and humidity after a flood.   These services are provided to both commercial and residential customers.  The duration of services provided in this category generally ranges from 3 to 5 days.  There are no significant warranties or on-going obligations to the customer once service has been completed.  The majority of these services are paid by the customer’s insurance company.  Variable consideration relates primarily to allowances taken by insurance companies upon payment.  Variable consideration is estimated based on historical activity and recorded at the time service is completed.

For both short-term core services and water restoration services, Roto-Rooter satisfies its performance obligation at a point in time.  The services provided generally involve fixing plumbing, drainage or flood-related issues at the customer’s property.  At the time service is complete, the customer acknowledges its obligation to pay for service and its satisfaction with the service performed.  This provides evidence that the customer has accepted the service and Roto-Rooter is now entitled to payment.  As such, Roto-Rooter recognizes revenue for these services upon completion of the job and receipt of customer acknowledgement.  Roto-Rooter’s performance obligations for short-term core services and water restoration services relate to contracts with an expected duration of less than a year.  Therefore, Roto-Rooter has elected to apply the optional exception provided in ASC 606 and is not required to disclose the aggregate amount of the transaction price allocated to performance obligations that are unsatisfied or partially unsatisfied at the end of the reporting period.  Roto-Rooter does not have significant unsatisfied or partially unsatisfied performance obligations at the time of initial revenue recognition for short-term core or water restoration services.

Roto-Rooter owns the rights to certain territories and contracts with an independent third-party to operate the territory under Roto-Rooter’s registered trademarks.  The contract is for a specified term but cancellable by either party without penalty with 90 days advance notice.  Under the terms of these arrangements, Roto-Rooter provides certain back office support and advertising along with a limited license to use Roto-Rooter’s registered trademarks.  The independent contractor is responsible for all day-to-day management of the business including staffing decisions and pricing of services provided. All performance obligations of Roto-Rooter cease at the termination of the arrangement.

Independent contractors pay Roto-Rooter a standard fee calculated as a percentage of their weekly labor sales.  The primary value for the independent contractors under these arrangements is the right to use Roto-Rooter’s registered trademarks.  Roto-Rooter recognizes revenue from independent contractors over-time (weekly) as the independent contractor’s labor sales are completed.  Payment from independent contractors is also received on a weekly basis.  The use of Roto-Rooter’s registered trademarks and advertising provides immediate value to the independent contractor as a result of Roto-Rooter’s nationally recognized brand.  Therefore, over-time recognition provides the most faithful depiction of the transfer of services as the customer simultaneously receives and consumes the benefits provided. There is no significant variable consideration related to these arrangements.

Roto-Rooter has licensed the rights to operate under Roto-Rooter’s registered trademarks in other territories to franchisees.   The contract is for a 10 year term but cancellable by Roto-Rooter for cause with 60 day advance notice without penalty.  The franchisee may cancel the contract for any reason with 60 days advance notice without penalty.  Under the terms of the contract, Roto-Rooter provides national advertising and consultation on various aspects of operating a Roto-Rooter business along with the right to use Roto-Rooter’s registered trademarks.  The franchisee is responsible for all day- to-day management of the business including staffing decisions, pricing of services provided and local advertising spend and placement. All performance obligations of Roto-Rooter cease at the termination of the arrangement.

Franchisees pay Roto-Rooter a standard monthly fee based on the population within the franchise territory.  The standard fee is revised on a yearly basis based on changes in the Consumer Price Index for All Urban Consumers.  The primary value for the franchisees under this arrangement is the right to use Roto-Rooter’s registered trademarks.  Roto-Rooter recognizes revenue from franchisees over-time (monthly).  Payment from franchisees is also received on a monthly basis.  The use of Roto-Rooter’s registered trademarks and advertising provides immediate value to the franchisees as a result of Roto-Rooter’s nationally recognized brand.  Therefore, over-time recognition provides the most faithful depiction of the transfer of services as the customer simultaneously receives and consumes the benefits provided. There is no significant variable consideration related to these arrangements.

The composition of disaggregated revenue for the year ended 31, 2018 is as follows (in thousands):

Short-term core service jobs	$421,790
Water restoration	101,784
Contractor revenue	50,093
Franchise fees	6,382
All other	11,958
Subtotal	$592,007
Implicit price concessions and credit memos	(6,921)
Net revenue	$585,086

        Initial Adoption of ASC 606

The Company utilized the modified retrospective method of adoption for all contracts.  Except for the changes discussed below, the Company has consistently applied the accounting policies to all periods presented in the consolidated financial statements.  Sales tax collected from customers at Roto-Rooter is excluded from revenue under ASC 606 and prior revenue standards.

For VITAS, expenses related to payor audits and reviews, as well as variable consideration estimated for patient deductibles and coinsurance, have been historically estimated as revenue was recognized and classified as bad debt expense, included in the consolidated statements of income as selling, general and administrative expense.  Upon adoption of ASC 606, these expenses are classified as contra-revenue.  There is no change in the timing of recognition related to the variable consideration.  The amount of these expenses during the year ended December 31, 2018 was $11.8 million.

Also for VITAS, the 5% net expense related to Medicaid room and board has been historically recorded on a net basis in cost of services provided in the consolidated income statements.  Upon adoption of ASC 606, due to the change in the residual value method required by ASC 606, the expense will be classified as a contra-revenue.  The amount of the change in the classification for these expenses during the year ended December 31, 2018 was $10.1 million.  There has been no change in the evaluation of Medicaid room and board related to net versus gross presentation.

Related to Roto-Rooter, expenses related to post-invoice variable consideration in our short-term core portfolio, and adjustments made subsequent to initial estimates related to allowances taken by insurance companies for water restoration, have been classified as a contra-revenue account in the statements of income.  These amounts were previously classified as bad debt expense in SG&A.  The amount of the change in classification for these expenses during the year ended December 31, 2018 was $6.9 million.  The initial estimate related to allowances taken by insurance companies for water restoration services have historically been classified as contra-revenue and did not change as a result of the transition.

There was no material impact on the consolidated balance sheets related to the initial adoption.  There is no impact to consolidated net income as a result of the initial adoption.  As a result of the change in classification in the statements of income, amounts previously included in the provision for uncollectible accounts in the statements of cash flow have been included in the decrease/(increase) in accounts receivable line item in 2018.  The total impact of the change from prior revenue guidance (ASC 605) to guidance adopted on January 1, 2018 related to classification in the statements of income is as follows (in thousands):

	Impact for the year ended December 31, 2018
	ASC 605	Adjustment	ASC 606
Service revenue and sales	$1,811,408	$(28,760)	$1,782,648
Cost of services provided and goods sold	1,238,698	(10,054)	1,228,644
Selling, general and administrative expenses	288,915	(18,706)	270,209

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

Our casualty insurance liabilities are recorded gross before any estimated recovery for amounts exceeding our stop loss limits.  Estimated recoveries from insurance carriers are recorded as accounts receivable.  Claims experience adjustments to our casualty and workers’ compensation accrual for the years ended December 31, 2018, 2017 and 2016, were net pretax debits/(credits) of ($3,437,000), ($1,800,000), and $1,147,000 respectively.

As an indication of the sensitivity of the accrued liability to reported claims, our analysis indicates that a 1% across-the-board increase or decrease in the amount of projected losses would increase or decrease the accrued insurance liability at December 31, 2018 by $3.3 million or 7.0%.  While the amount recorded represents our best estimate of the casualty and workers’ compensation insurance liability, we have calculated, based on historical claims experience, the actual loss could reasonably be expected to increase or decrease by approximately $3.0 million as of December 31, 2018.

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

We completed our qualitative analysis for impairment of goodwill and our indefinite-lived intangible assets as of October 1, 2018.  We assessed such qualitative factors as macroeconomic conditions, industry and market conditions, cost factors, financial performance and the legislative and regulatory environment.  Based on our assessment, we do not believe that it is more likely than not that our reporting units’ or indefinite-lived assets fair values are less than their carrying values.

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

Unaudited Consolidating Summaries and Reconciliations of Adjusted EBITDA
Chemed Corporation and Subsidiary Companies
(in thousands)				Chemed
2018	VITAS	Roto-Rooter	Corporate	Consolidated

Net income/(loss)	$138,846	$98,711	$(32,013)	$205,544
Add/(deduct):
Interest expense	175	319	4,496	4,990
Income taxes	40,847	28,850	(35,641)	34,056
Depreciation	19,688	18,629	147	38,464
Amortization	12	387	-	399
EBITDA	199,568	146,896	(63,011)	283,453
Add/(deduct):
Intercompany interest/(expense)	(12,832)	(6,908)	19,740	-
Medicare cap sequestration adjustment	1,496	-	-	1,496
Litigation settlements	796	-	-	796
Interest income	(580)	(92)	1	(671)
Acquisition expense	209	548	-	757
Stock option expense	-	-	12,611	12,611
Stock award expense	107	100	239	446
Long-term incentive compensation	-	-	6,618	6,618
Adjusted EBITDA	$188,764	$140,544	$(23,802)	$305,506
				Chemed
2017	VITAS	Roto-Rooter	Corporate	Consolidated

Net income/(loss)	$57,645	$73,299	$(32,767)	$98,177
Add/(deduct):
Interest expense	188	323	3,761	4,272
Income taxes	16,436	32,782	(30,478)	18,740
Depreciation	18,616	16,667	205	35,488
Amortization	14	123	-	137
EBITDA	92,899	123,194	(59,279)	156,814
Add/(deduct):
Intercompany interest/(expense)	(11,656)	(5,596)	17,252	-
Interest income	(388)	(39)	-	(427)
Loss on sale of transportation equipment	-	-	5,266	5,266
Expenses related to OIG investigation	5,194	-	-	5,194
Program closure expenses	1,138	-	-	1,138
Medicare cap sequestration adjustment	447	-	-	447
Litigation settlements	84,476	213	-	84,689
Advertising cost adjustment	-	(1,371)	-	(1,371)
Stock option expense	-	-	10,485	10,485
Stock award expense	291	269	670	1,230
Long-term incentive compensation	-	-	4,994	4,994
Adjusted EBITDA	$172,401	$116,670	$(20,612)	$268,459
				Chemed
2016	VITAS	Roto-Rooter	Corporate	Consolidated

Net income/(loss)	$84,961	$52,893	$(29,111)	$108,743
Add/(deduct):
Interest expense	211	332	3,172	3,715
Income taxes	51,910	32,719	(16,318)	68,311
Depreciation	19,035	14,698	546	34,279
Amortization	55	304	-	359
EBITDA	156,172	100,946	(41,711)	215,407
Add/(deduct):
Intercompany interest/(expense)	(7,969)	(3,595)	11,564	-
Interest income	(325)	(58)	-	(383)
Expenses related to OIG investigation	5,260	-	-	5,260
Retirement expenses	4,491	-	-	4,491
Medicare cap sequestration adjustment	228	-	-	228
Expenses related to litigation settlements	1,149	45	-	1,194
Advertising cost adjustment	-	(1,333)	-	(1,333)
Stock option expense	-	-	8,330	8,330
Stock award expense	387	307	1,161	1,855
Long-term incentive compensation	-	-	1,930	1,930
Expenses related to securities litigation	-	-	-	-
Adjusted EBITDA	$159,393	$96,312	$(18,726)	$236,979

CHEMED CORPORATION AND SUBSIDIARY COMPANIES
RECONCILIATION OF ADJUSTED NET INCOME
(in thousands, except per share data)(unaudited)

	For the Years Ended December 31,
	2018	2017	2016
Net income as reported	$205,544	$98,177	$108,743

Add/(deduct) pre-tax cost of:
Stock option expense	12,611	10,485	8,330
Long-term incentive compensation	6,618	4,994	1,930
Medicare cap sequestration adjustment	1,496	447	228
Litigation settlements	796	84,476	-
Acquisition expenses	757	-	-
Loss on sale of transportation equipment	-	5,266	-
Expenses related to OIG investigation	-	5,194	5,260
Program closure expenses	-	1,138	-
Early retirement expenses	-	-	4,491
Net expenses related to litigation settlements	-	213	45
Add/(deduct) tax impacts:
Tax impact of the above pre-tax adjustments (1)	(4,586)	(42,102)	(7,540)
Impact of tax reform	-	(8,302)	-
Excess tax benefits on stock compensation	(22,862)	(18,932)	-
Adjusted net income	$200,374	$141,054	$121,487

Diluted Earnings Per Share As Reported
Net income	$12.23	$5.86	$6.48
Average number of shares outstanding	16,803	16,742	16,789

Adjusted Diluted Earnings Per Share
Net income	$11.93	$8.43	$7.24
Average number of shares outstanding	16,803	16,742	16,789

(1) The tax impact of pre-tax adjustments was calculated using the effective tax rate of the operating unit for which each adjustment is associated.

The "Footnotes to Financial Statements" are integral parts of this financial information.

CHEMED CORPORATION AND SUBSIDIARY COMPANIES
OPERATING STATISTICS FOR VITAS SEGMENT
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
OPERATING STATISTICS	2018	2017	2018	2017
Net revenue ($000)
Homecare	$261,972	$242,554	$1,010,518	$935,913
Inpatient	20,874	22,033	82,677	90,472
Continuous care	30,834	30,131	122,498	124,557
Other	1,986	-	7,831	-
Subtotal	$315,666	$294,718	$1,223,524	$1,150,942
Room and board, net	(2,191)	-	(10,054)	-
Contractual allowances	(3,036)	-	(11,785)	-
Medicare cap allowance	(3,454)	(2,435)	(4,123)	(2,682)
Total	$306,985	$292,283	$1,197,562	$1,148,260
Net revenue as a percent of total before Medicare cap allowance
Homecare	83.0%	82.3%	82.6%	81.2%
Inpatient	6.6	7.5	6.8	7.9
Continuous care	9.8	10.2	10.0	10.9
Other	0.6	-	0.6	-
Subtotal	100.0	100.0	100.0	100.0
Room and board, net	(0.7)	-	(0.8)	-
Contractual allowances	(1.0)	-	(1.1)	-
Medicare cap allowance	(1.1)	(0.8)	(0.2)	(0.2)
Total	97.2%	99.2%	97.9%	99.8%
Average daily census (days)
Homecare	14,062	12,861	13,652	12,549
Nursing home	3,297	3,265	3,298	3,177
Routine homecare	17,359	16,126	16,950	15,726
Inpatient	326	342	327	354
Continuous care	464	452	465	470
Total	18,149	16,920	17,742	16,550
Total Admissions	16,579	16,575	68,119	66,449
Total Discharges	16,623	16,553	66,868	65,637
Average length of stay (days)	92.6	91.4	89.9	88.8
Median length of stay (days)	17.0	16.0	17.0	16.0
ADC by major diagnosis
Cerebro	35.8%	36.1%	36.3%	35.5%
Neurological	18.6	18.5	19.0	19.2
Cardio	16.3	16.4	16.4	16.5
Cancer	13.7	14.1	13.7	14.6
Respiratory	8.0	8.0	8.2	7.9
Other	7.6	6.9	6.4	6.3
Total	100.0%	100.0%	100.0%	100.0%
Admissions by major diagnosis
Cerebro	20.9%	22.3%	21.8%	22.0%
Neurological	11.5	10.7	11.4	10.6
Cancer	31.1	30.0	30.2	30.6
Cardio	14.6	14.9	15.4	15.0
Respiratory	10.1	10.7	10.9	10.8
Other	11.8	11.4	10.3	11.0
Total	100.0%	100.0%	100.0%	100.0%
Direct patient care margins
Routine homecare	53.9%	53.9%	53.0%	52.6%
Inpatient	3.9	8.5	4.7	5.4
Continuous care	18.4	16.8	17.7	16.9
Homecare margin drivers (dollars per patient day)
Labor costs	$56.82	$55.65	$57.59	$56.80
Combined drug, home medical equipment and medical supplies cost	$13.58	$14.30	$14.06	$14.65
Inpatient margin drivers (dollars per patient day) - Labor costs	$379.17	$355.96	$376.53	$366.41
Continuous care margin drivers (dollars per patient day) - Labor costs	$571.18	$583.45	$575.36	$584.49
Bad debt expense as a percent of revenues	1.0%	1.1%	1.0%	1.1%
Accounts receivable --
Days of revenue outstanding- excluding unapplied Medicare payments	35.0	33.7	N.A.	N.A.
Days of revenue outstanding- including unapplied Medicare payments	24.6	25.0	N.A.	N.A.

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